Form 10-K405, Exhibit 13
period 1994-12-31
CORTLAND BANCORP INC
filed 1995-03-22
CIK 774569

                                                                      EXHIBIT 13
- --------------------------------------------------------------------------------
                                                         CONTENTS
                                                    Chairman's Message

                                  ----------------------------------------------
                                                             1

                                             Brief Description of the Business

                                  ----------------------------------------------
                                                             3

                                              Report of Independent Auditors

                                  ----------------------------------------------
                                                             4

                                             Consolidated Statements of Income

                                  ----------------------------------------------
                                                             5

                                                Consolidated Balance Sheets

                                  ----------------------------------------------
                                                             6

                                                Consolidated Statements of
                                                   Shareholders' Equity

                                  ----------------------------------------------
                                                             7

                                           Consolidated Statements of Cash Flows

                                  ----------------------------------------------
                                                             8

                                            Notes to the Consolidated Financial
                                                        Statements

                                  ----------------------------------------------
                                                             9

                                                  Selected Financial Data

                                  ----------------------------------------------
                                                            24

                                                    Three Year Summary
                                            Average Balances, Yields and Rates

                                  ----------------------------------------------
                                                            25

                                           Management's Discussion and Analysis

                                  ----------------------------------------------
                                                            27

                                            Information as to Stock Prices and
                                                         Dividends

                                  ----------------------------------------------
                                                            40

                                                     Cortland Bancorp
                                                  Directors and Officers

                                  ----------------------------------------------
                                                            41

                                                Cortland Savings & Banking
                                                  Directors and Officers

                                  ----------------------------------------------
                                                            42

                                                   Offices and Locations

                                  ----------------------------------------------
                                                            43
- --------------------------------------------------------------------------------

CHAIRMAN'S MESSAGE TO OUR SHAREHOLDERS:

- --------------------------------------------------------------------------------

Bankers all across America are reporting record profits. The results at Cortland Bancorp are no less impressive. We have just concluded our best year ever in the 102 year history of Cortland Banks, eclipsing by 12% our previous best effort. Net income for 1994 registered $3.083 million, a 37% improvement over last year. Earnings per share increased to $3.16 from the $2.34 earned a year ago. Our leverage capital ratio climbed to 9% while our risk-based capital ratio topped 20%. These solid financial results enabled us to undertake several initiatives for the benefit of shareholders, employees and customers.

The performance achieved in 1994 is a reflection of the dedication and commitment of all the Company's employees. In recognition, the Board of Directors awarded the first profit sharing distribution since 1987. All employees, full time and part time alike, participated. The remarkable progress achieved over the past several years testifies to the talented and hard-working nature of our employees. The very positive trends now in place indicate that everyone is pulling together to make Cortland Banks one of the best community banks anywhere.

For shareholders, the benefits of an enhanced earnings stream and an improved capital base were just as tangible. With capital ratios now at levels widely recognized as among the best in the business, and with a return on equity in excess of that needed to support current growth rates, the Board of Directors voted to increase the regular cash dividends by more than 28%. Then, in a type of profit sharing for shareholders, a special one-time cash dividend was awarded as well. When combined, the regular and special dividends represented a 70% increase over 1993.

For our customers, we were very busy behind the scenes. Capital expenditures totalled nearly $2 million as we made extensive improvements to our infrastructure to enhance customer service. The conversion of both our hardware and software mainframe computer systems represented the culmination of many months of research, training and testing. Accomplished with a minimum number of problems and complications, we continue to move up the "learning curve," convinced that these new systems enable us to better serve customers while upgrading our internal management capabilities.

In addition, we implemented an automated telephone system to improve current communications while providing for potential new customer services down-the-road. We continued to expand our network of personal computers, adding new loan and deposit platform systems that facilitate compliance with bank policy, laws and regulations. We also planned our switch to the MAC ATM Network which promises to provide customers with more flexible service and capabilities than were previously available.

Also during 1994, we applied for and received regulatory approval to add an eleventh branch location. This branch will be located in the community of Niles, Ohio and is expected to open by the middle of 1995. This new office will feature changes in our small business and commercial lending areas intended to provide customers with even greater access and responsiveness.

The many changes we had previously put in place in our commercial lending area enabled us to take advantage of the improved economic conditions in 1994 affecting the small business community. Indeed, our portfolio of commercial loans increased by nearly 10%, and now represents 35% of our total loan portfolio. This important segment of the market had been long ignored by the nation's largest banks, super regional and money center banks. Only recently have they posed any serious competitive threat for the small business market. Nevertheless, confident in our philosophy and approach, we will continue to be successful by demonstrating to small business owners the many unique advantages of dealing with Cortland Banks.

Consumer loan demand also evidenced solid strength, as this sector of the loan portfolio increased by better than 18%. Installment loans were the primary focus, as we targeted a select network of preferred dealerships through which to increase our market penetration. Yet, despite strong growth

- --------------------------------------------------------------------------------

                                                                         1   ---

- --------------------------------------------------------------------------------

in both the consumer and commercial loan sectors, overall loan growth for the year was a modest 3.3%. Home Equity and residential mortgage loans, sources of strength the past several years, suffered sharp setbacks when the Federal Reserve reversed its policy directives on interest rates. Indeed, residential mortgage loan originations declined by 35% compared to the prior year, as second half 1994 volume shrunk to less than 50% of the first half's production. Meanwhile, a series of hikes in the prime lending rate encouraged consumers to pay down home equity lines rather than take down new draws.

Despite the modest overall loan growth, we have no plans to relax our stringent quality standards for the sake of encouraging more rapid loan growth. Over the past five years we have worked very hard to reduce our problem assets. As a result of these efforts, underperforming assets have been reduced by more than 65%. As of December 31, 1994, underperforming assets represented only 8.6% of our total capital compared to 35.3% five years ago. Net loan charge-offs declined from 1.81% of loans in 1989 to a negligible 0.04% in 1994. Having wrestled with the expenses associated with problem assets -- some obvious, but many, much more subtle and pervasive throughout the cost structure -- our preference is for a steady and gradual improvement in our loan-to-deposit ratio rather than a more aggressive strategy that would risk dilution of asset quality.

The economy in 1994 grew at its quickest pace in ten years. Despite repeated warnings by economists that the best news on inflation was behind us, inflation continued to ease, as solid productivity gains and global competition held price increases in check. With real investment up, inflation down, and productivity on the increase, the economy began to create new jobs, resulting in an impressive drop in the unemployment rate. Yet against the backdrop of all this good news, the outlook for 1995 remains cloudy. What happened?

Fearful of "too much of a good thing" and mindful of the long lags between changes in monetary policy and their eventual effect on the economy, the Federal Reserve implemented new directives designed to slow the rate of economic expansion to a sustainable pace. The result has been seven interest rate hikes and a significant slowing in the growth of the money supply aggregates. Capital investment, housing and retail sales are all now slowing, while inventories, unemployment and loan delinquencies are all beginning to climb.

So what lies ahead -- boom, bust, stagflation or sustainable growth? Our view is that we are at or near a turning point. In pursuit of continued success, we have constructed a defensive yet opportunistic position. The emphasis we have placed on asset quality cushions us against the worst in the event of a serious economic downturn; while our strong capital base confers upon us sufficient leverage potential to exploit attractive growth opportunities.

We look forward to our continued success, and to sharing the fruits of that success with shareholders, employees and customers, alike. Together may we continue to provide our communities with some of the finest banking services anywhere.

Sincerely,

/s/ Rodger W. Platt

Rodger W. Platt
Chairman and President

- --------------------------------------------------------------------------------

                                                                         2   ---

BRIEF DESCRIPTION OF THE BUSINESS

- --------------------------------------------------------------------------------

CORTLAND BANCORP

Cortland Bancorp (the "Company") was incorporated under the laws of the State of Ohio in 1984. The Company is a one bank holding company registered under the Bank Holding Company Act of 1956, as amended. The principal activity of the Company is to own, manage and supervise the Cortland Savings and Banking Company ("Cortland Banks" or the "Bank"). The Company presently owns all of the outstanding shares of the Bank. The Company provides managerial resources to, and coordinates and evaluates the activities of, the Bank.

The Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the Bank Holding Company Act of 1956, as amended. Generally, this Act limits the business of bank holding companies to owning or controlling banks and engaging in such other activities as the Federal Reserve Board may determine to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

The Company conducts no other business activities except for investments in securities as permitted under the Bank Holding Company Act. The business of the Company and the Bank is not seasonal to any significant extent and is not dependent on any single customer or group of customers.

THE CORTLAND SAVINGS
AND BANKING COMPANY

The Cortland Savings and Banking Company is a full service state bank engaged in commercial and retail banking and trust services. The Bank's services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, leasing, night depository, automated teller services, safe deposit boxes, money order services, traveler's checks, utility bill payments and other miscellaneous services normally offered by commercial banks. In addition, Cortland Banks participates in bank charge card plans and discount brokerage services with correspondent banks. The Bank's trust department offers a broad range of fiduciary services, including the administration of decedent and trust estates and other personal and corporate fiduciary services.

Business is conducted at a total of ten offices, six of which are located in Trumbull County, Ohio. Three offices are located in the communities of Hiram, Windham and Mantua, all in Portage County, Ohio while one office is located in the community of Williamsfield, Ashtabula County, Ohio.

The Bank, as a state chartered banking organization and member of the Federal Reserve System, is subject to periodic examination and regulation by both the Federal Reserve Bank of Cleveland and the State of Ohio Division of Banks. These examinations, which include such areas as capital, liquidity, asset quality, management practices and other aspects of the Bank's operations, are primarily for the protection of the Bank's depositors and not for its stockholders. In addition to these regular examinations, the Bank must furnish periodic reports to the regulatory authorities containing a full and accurate statement of its affairs. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to the statutory limit of $100,000 per customer.

COMPETITION

Cortland Banks actively competes with state and national banks located in Northeast Ohio and Western Pennsylvania. It also competes for deposits, loans and other service business with a large number of other financial institutions, such as savings and loan associations, credit unions, insurance companies, consumer finance companies and commercial finance and leasing companies. Also, money market mutual funds, brokerage houses and similar institutions provide in a relatively unregulated environment many of the financial services offered by banks. In the opinion of management, the principal methods of competition are the rates of interest charged on loans, the rates of interest paid on deposit funds, the fees charged for services, and the convenience, availability, timeliness and quality of the customer services offered.

EMPLOYEES

As of December 31, 1994 the Company through its subsidiary, the Bank, employed 158 full-time and 52 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.

- --------------------------------------------------------------------------------

                                                                         3   ---

REPORT OF PACKER, THOMAS & CO.,
INDEPENDENT AUDITORS

- --------------------------------------------------------------------------------

SHAREHOLDERS AND BOARD OF DIRECTORS
Cortland Bancorp
Cortland, Ohio

We have audited the accompanying consolidated balance sheet of Cortland Bancorp and subsidiaries as of December 31, 1994, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Cortland Bancorp and subsidiaries as of and for the years ended December 31, 1993 and 1992 were audited by other auditors whose report dated February 4, 1994 expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Cortland Bancorp and subsidiaries at December 31, 1994, and the consolidated results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 2 to the consolidated financial statements, the Company changed its method of accounting for investments in 1994.


                                          /s/ Packer, Thomas & Co.

                                          Packer, Thomas & Co.

Youngstown, Ohio
February 8, 1995

- --------------------------------------------------------------------------------

                                                                         4   ---

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------
                  (Amounts in thousands except per share data)

                                                             1994          1993          1992
                                                           --------      --------      --------
INTEREST INCOME
  Interest and fees on loans.............................. $ 13,079      $ 13,554      $ 16,539
  Interest and dividends on investment securities:
     Taxable..............................................    4,502         3,713         3,495
     Nontaxable...........................................      670           474           271
     Dividends............................................      135           199           219
  Interest on mortgage-backed securities..................    4,039         4,839         5,307
  Interest on trading account securities..................       26            32            14
  Other interest income...................................      113           256           306
                                                           --------      --------      --------
          Total interest income...........................   22,564        23,067        26,151
                                                           --------      --------      --------
INTEREST EXPENSE
  Deposits................................................    9,372        10,028        12,972
  Short-term borrowings...................................      126            99           107
                                                           --------      --------      --------
          Total interest expense..........................    9,498        10,127        13,079
                                                           --------      --------      --------
             Net interest income..........................   13,066        12,940        13,072
             Provision for loan losses (Note 4)...........                                1,450
                                                           --------      --------      --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.......   13,066        12,940        11,622
                                                           --------      --------      --------
OTHER INCOME
  Fees for other customer services........................      999           977           976
  Trading securities gains (losses).......................        4           (18)            6
  Investment securities gains (losses) - net..............       20           (17)          196
  Gain (loss) on sale of loans - net......................      (47)          170            54
  Gain (loss) on sale of other real estate - net..........       21          (341)         (106)
  Other operating income..................................      175           114           111
                                                           --------      --------      --------
          Total other income..............................    1,172           885         1,237
                                                           --------      --------      --------
OTHER EXPENSES
  Salaries and employee benefits..........................    4,956         4,567         4,353
  Net occupancy expense...................................      584           604           585
  Equipment expense.......................................      922           752           737
  State and local taxes...................................      398           365           325
  FDIC assessment.........................................      647           681           645
  Office supplies.........................................      435           427           406
  Marketing expense.......................................      229           251           239
  Collection, repossession and foreclosure................      118           176           338
  Legal and litigation expense............................      294         1,704           216
  Other operating expenses................................    1,251         1,161         1,004
                                                           --------      --------      --------
          Total Other expenses............................    9,834        10,688         8,848
                                                           --------      --------      --------
INCOME BEFORE FEDERAL INCOME TAXES........................    4,404         3,137         4,011
Federal income taxes (Note 11)............................    1,321           887         1,251
                                                           --------      --------      --------
NET INCOME................................................ $  3,083      $  2,250      $  2,760
                                                           ========      ========      ========
EARNINGS PER COMMON SHARE (Note 1)........................ $   3.16      $   2.34      $   2.91
                                                           ========      ========      ========
- --------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements

                                                                         5   ---

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 1994 and 1993

- --------------------------------------------------------------------------------
                  (Amounts in thousands except per share data)

                                                                      1994             1993
                                                                   ----------       ----------
ASSETS
Cash and due from banks........................................... $   11,567       $    8,972
Federal funds sold................................................                       4,075
                                                                   ----------       ----------
          Total cash and cash equivalents.........................     11,567           13,047
                                                                   ----------       ----------
Interest-bearing deposits in other banks..........................                         100
Trading account securities........................................                       1,015
Investment securities (approximate market value of $156,619)
  (Note 2)........................................................                     153,787
Investment securities available for sale (Note 2).................     69,573
Investment securities held to maturity (approximate
  market value of $74,806) (Note 2)...............................     79,403
Total loans (Note 3)..............................................    150,680          145,827
  Less allowance for loan losses (Note 4)                              (3,081)          (3,139)
                                                                   ----------       ----------
  Net loans.......................................................    147,599          142,688
                                                                   ----------       ----------
Premises and equipment (Note 5)...................................      6,475            5,282
Other assets......................................................      5,744            5,350
                                                                   ----------       ----------
          TOTAL ASSETS............................................ $  320,361       $  321,269
                                                                   ==========       ==========

LIABILITIES
Noninterest-bearing deposits...................................... $   34,358       $   27,793
Interest-bearing deposits (Note 7)................................    250,317          259,699
                                                                   ----------       ----------
  Total deposits..................................................    284,675          287,492
                                                                   ----------       ----------
Short-term borrowings (Note 8)....................................      7,091            4,230
Other liabilities.................................................      1,074            3,016
                                                                   ----------       ----------
          TOTAL LIABILITIES.......................................    292,840          294,738
                                                                   ----------       ----------

Commitments and contingent liabilities (Notes 9 and 16)

SHAREHOLDERS' EQUITY
Common stock - $5.00 stated value - authorized
  5,000,000 shares; issued 977,971 shares in 1994 and
  936,990 in 1993.................................................      4,890            4,685
Additional paid-in capital........................................      8,028            7,132
Retained earnings.................................................     16,292           14,840
Net unrealized loss on available for sale debt and
  marketable equity securities (Note 2)...........................     (1,689)            (126)
                                                                   ----------       ----------
       TOTAL SHAREHOLDERS' EQUITY (Note 15).......................     27,521           26,531
                                                                   ----------       ----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............. $  320,361       $  321,269
                                                                   ==========       ==========

- --------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

                                                                         6   ---

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------
                  (Amounts in thousands except per share data)

                                                                                            Net Un-        Total
                                                 Additional                                 realized       Share-
                                     Common       Paid-In       Retained      Treasury      Loss on       holders'
                                     Stock        Capital       Earnings       Stock       Securities      Equity
                                    --------     ----------     ---------     --------     ----------     --------
BALANCE AT JANUARY 1, 1992......... $ 4,293       $  5,712      $ 12,056      $     (4)     $   (311)     $ 21,746
  Net income.......................                                2,760                                     2,760
  Shares sold......................      66            163                                                     229
  Treasury shares sold.............                                                  4                           4
  Cash dividends declared
     ($.44 per share)..............                                 (408)                                     (408)
  3% stock dividend................     127            509          (636)
  Cash paid in lieu of
     fractional shares.............                                  (18)                                      (18)
  Net change in unrealized loss on
     marketable equity securities..                                                               (42)         (42)
                                    --------     ----------     ---------     --------     ----------     --------

BALANCE AT DECEMBER 31, 1992.......   4,486          6,384        13,754             0          (353)       24,271
                                    --------     ----------     ---------     --------     ----------     --------
  Net income.......................                                2,250                                     2,250
  Shares sold......................      65            210                                                     275
  Cash dividends declared
     ($.50 per share)..............                                 (481)                                     (481)
  3% stock dividend................     134            538          (672)
  Cash paid in lieu of
     fractional shares.............                                  (11)                                      (11)
  Net change in unrealized loss on
     marketable equity securities..                                                               227           227
                                    --------     ----------     ---------     --------     ----------     --------

BALANCE AT DECEMBER 31, 1993.......   4,685          7,132        14,840             0          (126)       26,531
                                    --------     ----------     ---------     --------     ----------     --------
  Net income.......................                                3,083                                     3,083
  Shares sold......................      65            250                                                     315
  Treasury shares purchased........                                                 (7)                         (7)
  Treasury shares sold.............                      1                           7                           8
  Cash dividends declared
     ($.64 per share)..............                                 (625)                                     (625)
  Special cash dividend
     ($.21 per share)..............                                 (209)                                     (209)
  3% stock dividend................     140            645          (785)
  Cash paid in lieu of
     fractional shares.............                                  (12)                                      (12)
  Net change in unrealized loss on
     available for sale debt
     securities and marketable
     equity securities.............                                                            (1,563)      (1,563)
                                    --------     ----------     ---------     --------     ----------     --------

BALANCES AT DECEMBER 31, 1994...... $ 4,890       $  8,028      $ 16,292      $      0      $ (1,689)     $ 27,521
                                    ========     ==========     =========     ========     =========      ========

- --------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

                                                                         7   ---

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------
                             (Amounts in thousands)

                                                             1994          1993          1992
                                                           --------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.............................................. $  3,083      $  2,250      $  2,760
  Adjustments to reconcile net income to
     net cash from operating activities:
       Depreciation, amortization and accretion...........    1,668         1,290           865
       Provision for loan losses..........................                                1,450
       Deferred tax expense (benefit).....................      718          (488)         (309)
       Investment securities (gains) losses...............      (20)           17          (196)
       Other real estate (gains) losses...................      (21)          341           107
       Losses (gains) on sales of loans...................       47          (170)          (54)
       Loans originated for sale..........................     (909)       (8,477)       (3,793)
       Proceeds from sale of loans originated for sale....      878         7,659         2,958
       Gain on sale of fixed assets.......................      (23)
       Trading account securities sales, maturities
          and purchases...................................       (4)        2,055
       Changes in:
             Interest and fees receivable.................     (215)           46            76
             Interest payable.............................       41           (59)         (367)
             Other assets and liabilities.................   (2,421)        1,652            14
                                                           --------      --------      --------
               Net cash from operating activities.........    2,822         6,116         3,511
                                                           --------      --------      --------
CASH FLOW FROM INVESTING ACTIVITIES
  Purchases of securities.................................                (67,203)      (65,750)
  Purchases of securities held to maturity................  (18,633)
  Proceeds from sales of securities.......................                  1,755         2,828
  Purchases of securities available for sale..............  (22,386)
  Proceeds from sales of securities available for sale....    4,019
  Proceeds from call, maturity and principal
     payments on securities...............................   39,458        45,073        40,211
  Net (increase) decrease in loans made to customers......   (6,381)        5,589        20,869
  Proceeds from disposition of other real estate..........      739         1,715           586
  Proceeds from sale of loans.............................    1,148           501           726
  Proceeds from sale of fixed assets......................       65
  Net decrease in deposits in other banks.................      100                         500
  Purchases of premises and equipment.....................   (1,945)         (349)         (235)
                                                           --------      --------      --------
               Net cash from investing activities.........   (3,816)      (12,919)         (265)
                                                           --------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (decrease) increase in deposit accounts.............   (2,817)        4,074           817
  Net increase (decrease) in short-term borrowings........    2,861          (193)        2,328
  Dividends paid..........................................     (846)         (492)         (426)
  Purchases of treasury stock.............................       (7)
  Proceeds from sale of treasury stock....................        8                           4
  Proceeds from sale of common stock......................      315           275           229
                                                           --------      --------      --------
               Net cash from financing activities.........     (486)        3,664         2,952
                                                           --------      --------      --------
  NET CHANGE IN CASH AND CASH EQUIVALENTS.................   (1,480)       (3,139)        6,198
                                                           --------      --------      --------
CASH AND CASH EQUIVALENTS
  Beginning of year.......................................   13,047        16,186         9,988
                                                           --------      --------      --------
  End of year............................................. $ 11,567      $ 13,047      $ 16,186
                                                           ========      ========      ========

- --------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

                                                                         8   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Cortland Bancorp (the Company) and its wholly-owned subsidiaries, Cortland Savings and Banking Company (the Bank) and New Resource Leasing Co. All significant intercompany balances and transactions have been eliminated.

Industry Segment Information: The Company and its subsidiaries operate in the domestic banking industry which accounts for substantially all of the Company's assets, revenues and operating income.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. The Company reports net cash flows for customer loan transactions, deposit transactions and deposits made with other financial institutions.

The Company paid interest of $9,457,000, $10,186,000, and $13,447,000 in 1994,
1993 and 1992, respectively. Cash paid for income taxes was $1,024,000 in 1994, $1,253,000 in 1993 and $1,620,000 in 1992. Transfers of loans to other real estate were $306,000, $518,000 and $2,343,000 in 1994, 1993 and 1992,
respectively.

Investment Securities: Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments in debt and equity securities be classified as held to maturity, trading or available for sale. In accordance with the statement, prior period financial statements have not been restated to reflect the change in accounting principle.

Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Securities classified as available for sale are those that could be sold for liquidity, investment management, or similar reasons, even though management has no present intentions to do so. Trading securities are principally held with the intention of selling in the near term.

Prior to 1994, the Company recorded investment securities, other than trading securities, at amortized cost. With the adoption of SFAS No. 115, securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts, with such amortization or accretion included in interest income. Securities available for sale are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders' equity, net of tax effects. Changes in fair values of trading securities are reported in the consolidated statements of income. Realized gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

New Accounting Standards: The Company will adopt SFAS No. 114, "Accounting by Creditors for Impairment of Loans," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," effective January 1, 1995. As a result of applying new rules, certain impaired loans will be reported at the present value of expected future cash flows using the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company does not expect the adoption of the standard to have a material impact on the Company's financial position or results of operations.

- --------------------------------------------------------------------------------
                                  (Continued)

                                                                         9   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Loans Held for Sale: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. In addition, the Company periodically identifies other loans which will be sold. These loans are classified as loans held for sale and carried at the lower of cost or estimated market value in the aggregate. To mitigate interest rate risk, the Company may obtain fixed commitments at the time loans are originated or identified as being held for sale. No such commitments existed as of December 31, 1994.

Revenue Recognition: Interest on loans and securities is accrued and credited to operations based on the principal balance outstanding.

Whenever serious doubt arises as to the collectibility of interest or principal on a loan or security, the accrual of interest is discontinued and previously accrued interest which is not in the process of collection is reversed by a charge to operations.

The Company defers loan origination fees and certain direct loan origination costs. The amounts deferred are reported in the balance sheet as a part of loans and are recognized into interest income over the term of the loan using the level yield method.

Concentrations of Credit Risk: The Company, through its subsidiary bank, grants residential, consumer, and commercial loans to customers located primarily in the Northeastern Ohio area.

The following represents the composition of the loan portfolio at December 31, 1994 and 1993:

                                        % of Total
                                           Loans
                                       -------------
                                       1994     1993
                                       ----     ----
1 - 4 family residential mortgage..... 43.9%    46.7%
Commercial mortgage loans............. 24.9     24.0
Consumer loans........................ 11.5     10.0
Commercial loans...................... 10.0      8.8
Home equity loans.....................  8.5      9.2
1-4 family residential mortgage
  loans held for sale.................  1.2      1.3

Approximately 2.18% of total loans are unsecured at December 31, 1994, compared to 2.63% at December 31, 1993.

Allowance for Loan Losses: Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem situations, the entire allowance is available for any charge-offs that occur. A

- --------------------------------------------------------------------------------
                                  (Continued)

                                                                        10   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) loan is charged off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method over the estimated useful lives of the various assets. Maintenance and repairs are expensed and major improvements are capitalized.

Other Real Estate: Real estate acquired through foreclosure, deed-in-lieu of foreclosure, or in-substance foreclosure is included in other assets. Such real estate is carried at the lower of cost or fair value less estimated costs to sell. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair market value is reflected as a valuation allowance through a charge to income.

Income taxes: A deferred tax liability or asset is determined at each balance sheet date. It is measured by applying enacted tax laws to future amounts that will result from differences in the financial statement and tax basis of assets and liabilities.

Per Share Amounts: The board of directors declared 3% common stock dividends payable as of January 1, 1995, 1994 and 1993. The 3% common stock dividend issued on January 1, 1995 resulted in the issuance of 28,051 shares of common stock, which have been included in the 977,971 shares reported as issued at December 31, 1994.

Earnings per share are based on weighted average shares outstanding. Weighted average shares outstanding were 974,556 for 1994, 960,342 for 1993 and 946,827 for 1992. Average shares outstanding, per share amounts and references to number of shares in the consolidated financial statements have been restated to give retroactive effect to the stock dividends declared.

Reclassifications: Certain items in the 1993 and 1992 consolidated financial statements have been reclassified to conform with the current year presentation.

- --------------------------------------------------------------------------------
                                  (Continued)

                                                                        11   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES

Following is a summary of investment securities:

                             (Amounts in thousands)

                                                     Gross          Gross        Estimated
                                     Amortized     Unrealized     Unrealized        Fair
                                       Cost          Gains          Losses         Value
                                     ---------     ----------     ----------     ----------
DECEMBER 31, 1994
INVESTMENT SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities..........   $ 17,338        $   17         $  341        $ 17,014
U.S. Government agencies
  and corporations................     11,816            15            189          11,642
Mortgage-backed and
  related securities..............     39,824            83          1,314          38,593
Corporate securities..............        250                                          250
Other debt securities.............        226                                          226
                                      -------       -------        -------         -------
          Total...................     69,454           115          1,844          67,725
Marketable equity securities......      2,170             7            329           1,848
                                      -------       -------        -------         -------
          Total available for
             sale.................   $ 71,624        $  122         $2,173        $ 69,573
                                     ========      ========       ========        ========
INVESTMENT SECURITIES HELD TO MATURITY
U.S. Treasury securities..........   $ 12,519        $              $  563        $ 11,956
U.S. Government agencies
  and corporations................     24,602                        1,346          23,256
Obligations of states
  and political subdivisions......     15,285            24            834          14,475
Mortgage-backed and
  related securities..............     26,997             1          1,879          25,119
                                      -------       -------        -------         -------
          Total held to
             maturity.............   $ 79,403        $   25         $4,622        $ 74,806
                                     ========      ========       ========        ========
DECEMBER 31, 1993
INVESTMENT SECURITIES
U.S. Treasury securities..........   $ 24,566        $1,112         $    4        $ 25,674
U.S. Government agencies
  and corporations................     34,441           598             52          34,987
Mortgage-backed and
  related securities..............     77,768         1,303            325          78,746
Obligations of states
  and political subdivisions......     14,488           299             99          14,688
Corporate securities..............        250                                          250
Other debt securities.............        226                                          226
                                      -------       -------        -------         -------
          Total...................    151,739         3,312            480         154,571
Marketable equity securities......      2,048                                        2,048
                                      -------       -------        -------         -------
Total investment, mortgage-backed
  and related securities..........   $153,787        $3,312         $  480        $156,619
                                     ========      ========       ========        ========

The amortized cost and estimated market value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

- --------------------------------------------------------------------------------
                                  (Continued)

                                                                        12   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES (Continued)
                             (Amounts in thousands)

                                                     December 31, 1994
                                                  -----------------------
                                                  Amortized    Estimated
                                                    Cost       Fair Value
                                                  --------     ----------
INVESTMENT SECURITIES AVAILABLE FOR SALE
Due in one year or less........................   $  3,976      $  3,978
Due after one year through five years..........     19,250        18,877
Due after five years through ten years.........      4,483         4,360
Due after ten years............................      1,921         1,917
                                                  --------     ---------
          Subtotal.............................     29,630        29,132
Mortgage-backed securities.....................     39,824        38,593
                                                  --------     ---------
          Total................................   $ 69,454      $ 67,725
                                                  ========     =========
INVESTMENT SECURITIES HELD TO MATURITY
Due in one year or less........................   $  1,036      $  1,041
Due after one year through five years..........     15,657        15,007
Due after five years through ten years.........     34,614        32,677
Due after ten years............................        975           872
                                                  --------     ---------
          Subtotal.............................     52,282        49,597
Mortgage-backed securities.....................     26,997        25,119
Securities in default..........................        124            90
                                                  --------     ---------
          Total................................   $ 79,403      $ 74,806
                                                  ========     =========

The following is a summary of sales of investment securities for the years ended December 31,

                             (Amounts in thousands)

                                                    1994        1993        1992
                                                   -------     -------     -------
          Sale proceeds.........................   $ 4,019     $ 1,755     $ 2,828
          Gross realized gains..................        27         160         234
          Gross realized losses.................        (7)       (177)        (38)

During 1993, LTV Corporation reached an agreement with its creditors and emerged from Chapter XI Bankruptcy proceedings. As a result of the settlement, the Company realized a gain of $106,000 on LTV related securities in its investment portfolio. These securities, which had an original par value of $500,000, had previously been reduced by the company to a carrying value of $74,000.

The Company also realized a loss of $173,000 in 1993 on the redemption of all its shares in a mutual fund that had failed to meet the Company's performance objectives. The balance of the gains and losses in 1993 resulted primarily from bonds and notes that were called by the issuer prior to maturity.

On February 15, 1994 a pre-refunded, escrowed municipal bond with a par value of $100,000 and a current book value of $124,000, issued by Northeast Randolph County, Alabama, was placed on nonaccrual status by the Bank. These bonds were pre-refunded with U.S. Treasury securities financed by a subsequent bond issue of Northeast Randolph County, Alabama, which has since defaulted. Holders of this previous issue

- --------------------------------------------------------------------------------
                                  (Continued)

                                                                        13   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES (Continued) have filed suit, seeking to have the escrow unwound with proceeds distributed to the claimants. The bond trustee has suspended interest payments pending a ruling from the court on this matter. The probability of an unfavorable outcome regarding this litigation cannot be ascertained at this time; management is unable to determine if any write-down of the bond will be required.

Investment securities with a carrying value of approximately $24,117,000 at December 31, 1994 and $27,029,000 at December 31, 1993 were pledged to secure deposits and for other purposes.

NOTE 3 - LOANS RECEIVABLE

Following is a summary of loans:
                             (Amounts in thousands)

                                                                           December 31,
                                                                     -------------------------
                                                                        1994           1993
                                                                     ----------     ----------
1-4 family residential mortgage loans.............................   $   66,069     $   68,096
Commercial mortgage loans.........................................       37,554         35,014
Consumer loans....................................................       17,247         14,539
Commercial loans..................................................       15,101         12,898
Home equity loans.................................................       12,854         13,403
1-4 family residential mortgage loans held for sale...............        1,855          1,877
                                                                     ----------     ----------
          Total loans.............................................   $  150,680     $  145,827
                                                                     ==========     ==========

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $1,909,000, $1,652,000, and $1,979,000 at December 31, 1994, 1993, and 1992, respectively.
Interest income on these loans, if accrued, would have been approximately $107,000, $97,000, and $52,000 for 1994, 1993, and 1992, respectively.

Renegotiated loans for which interest has been reduced and that are still accruing interest totalled approximately $205,000, $573,000 and $1,222,000 at December 31, 1994, 1993 and 1992, respectively. Interest income recognized on these loans was $23,000, $47,000 and $103,000 for 1994, 1993 and 1992,
respectively. Interest income that would have been recognized under the original terms was $28,000, $81,000 and $139,000 for 1994, 1993 and 1992, respectively.

- --------------------------------------------------------------------------------
                                  (Continued)

                                                                        14   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Following is an analysis of changes in the allowance for loan losses:

                             (Amounts in thousands)

                                                           December 31,
                                                  -------------------------------
                                                   1994        1993        1992
                                                  -------     -------     -------
Balance at beginning of year...................   $ 3,139     $ 3,415     $ 3,203
Loan charge-offs...............................      (288)       (615)     (1,596)
Recoveries.....................................       230         339         358
                                                  -------     -------     -------
  Net loan charge-offs.........................       (58)       (276)     (1,238)
Provision charged to operations................                             1,450
                                                  -------     -------     -------
Balance at end of year.........................   $ 3,081     $ 3,139     $ 3,415
                                                  =======     =======     =======

NOTE 5 - PREMISES AND EQUIPMENT

Following is a summary of premises and equipment:

                             (Amounts in thousands)

                                                      December 31,
                                                  ---------------------
                                                    1994         1993
                                                  --------     --------
Land...........................................   $    605     $    605
Premises.......................................      4,791        4,790
Equipment......................................      5,263        4,231
Leasehold improvements.........................        138          138
                                                  --------     --------
                                                    10,797        9,764
Less accumulated depreciation..................      4,322        4,482
                                                  --------     --------
          Net book value.......................   $  6,475     $  5,282
                                                  ========     ========

Depreciation expense was $710,000 for 1994, $472,000 for 1993, and $496,000 for 1992.

NOTE 6 - OTHER REAL ESTATE

Following is a summary of other real estate:

                             (Amounts in thousands)

                                                          December 31,
                                                     -----------------------
                                                       1994           1993
                                                     --------       --------
Other real estate................................... $    423       $    937
Less allowance for losses...........................      (40)          (142)
                                                     --------       --------
                                                     $    383       $    795
                                                     ========       ========

- --------------------------------------------------------------------------------
                                  (Continued)

                                                                        15   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------

NOTE 6 - OTHER REAL ESTATE (Continued)

Activity in the allowance for losses on other real estate is as follows:
                             (Amounts in thousands)

                                                          December 31,
                                                     -----------------------
                                                       1994           1993
                                                     --------       --------
Balance at beginning of year........................ $    142       $    313
Charge-offs.........................................     (125)          (499)
Provisions charged to operations....................       23            328
                                                     --------       --------
Balance at end of year.............................. $     40       $    142
                                                     ========       ========

NOTE 7 - DEPOSITS

Following is a summary of interest-bearing deposits:

                             (Amounts in thousands)

                                                          December 31,
                                                     -----------------------
                                                       1994           1993
                                                     --------       --------
Demand.............................................. $ 47,637       $ 50,961
Savings.............................................   90,814         94,874
Time:
  In denominations under $100,000...................   91,025         94,108
  In denominations of $100,000 or more..............   20,841         19,756
                                                     --------       --------
          Total interest-bearing deposits........... $250,317       $259,699
                                                     ========       ========

Following is a summary of certificates of deposit of $100,000 or more by remaining maturities:

                             (Amounts in thousands)

                                                          December 31,
                                                     -----------------------
                                                       1994           1993
                                                     --------       --------
Three months or less................................ $  7,571       $  6,034
Three to twelve months..............................    8,267          8,567
One through five years..............................    3,664          3,412
Over five years.....................................    1,339          1,743
                                                     --------       --------
          Totals.................................... $ 20,841       $ 19,756
                                                     ========       ========

- --------------------------------------------------------------------------------
                                  (Continued)

                                                                        16   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------

NOTE 8 - SHORT-TERM BORROWINGS

Following is a summary of short-term borrowings:

                             (Amounts in thousands)
                                                          December 31,
                                                     -----------------------
                                                       1994           1993
                                                     --------       --------
Securities sold under repurchase agreements......... $  2,417       $  2,657
U.S. Treasury interest-bearing demand note..........      645          1,542
Federal funds purchased.............................    4,000
Other borrowings....................................       29             31
                                                     --------       --------
          Totals.................................... $  7,091       $  4,230
                                                     ========       ========

NOTE 9 - COMMITMENTS

The Bank occupies office facilities under operating leases extending to 2007. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of these facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Rental expenses were $161,000 for 1994, $145,000 for 1993, and $136,000 for 1992. Following is a summary of remaining future minimum lease payments under current operating leases for office facilities:

                             (Amounts in thousands)

Year ending -
  December 31, 1995................... $ 90
  December 31, 1996...................   90
  December 31, 1997...................   56
  December 31, 1998...................   35
  December 31, 1999...................   35
Later years...........................  253
                                       ----
     Total............................ $559
                                       ====

The Bank is required to maintain aggregate cash reserves amounting to $1,446,000 at December 31, 1994 to satisfy federal regulatory requirements. These amounts do not earn interest.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. The Bank's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the balance sheet.

- --------------------------------------------------------------------------------
                                  (Continued)

                                                                        17   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------

NOTE 9 - COMMITMENTS (Continued)

Following is a summary of such contract commitments:

                             (Amounts in thousands)

                                                          December 31,
                                                     -----------------------
                                                       1994           1993
                                                     --------       --------
Financial instruments whose contract
  amounts represent credit risk:
     Commitments to extend credit
       Fixed rate................................... $  4,806       $  9,280
       Variable rate................................   18,471         13,207
     Standby letters of credit......................      392            263

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

NOTE 10 - EMPLOYEE BENEFITS

The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $130,000 for 1994, $127,000 for 1993, and $119,000 for 1992. The Bank is
obligated to contribute 2% of the gross pay of each eligible participant. In addition, the Bank matches participants' voluntary contributions up to 2% of gross pay. Participants may make voluntary contributions to the plan up to 10% of gross wages. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.

NOTE 11 - FEDERAL INCOME TAXES

The composition of income tax expense is as follows:

                                           December 31,
                              --------------------------------------
                                1994           1993           1992
                              --------       --------       --------
Current...................... $    603       $  1,375       $  1,560
Deferred.....................      718           (488)          (309)
                              --------       --------       --------
     Totals.................. $  1,321       $    887       $  1,251
                              ========       ========       ========

The Company adopted SFAS No. 109, "Accounting for Income Taxes" on January 1, 1993. The cumulative effect of this change in accounting method was not material.

- --------------------------------------------------------------------------------
                                  (Continued)

                                                                        18   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------

NOTE 11 - FEDERAL INCOME TAXES (Continued)
The impact on the comparability between periods presented on the consolidated statements of income was also not material.

The following is a summary of the net deferred tax asset included in other assets:

                             (Amounts in thousands)

                                                          December 31,
                                                     -----------------------
                                                       1994           1993
                                                     --------       --------
Gross deferred tax assets:
  Unrealized loss on available for sale
     securities..................................... $    870       $
  Provision for loan and other real estate losses...      648            724
  Losses on litigation..............................                     612
  Loan fees.........................................       57            115
  Other.............................................        5             16
Gross deferred tax liabilities:
  Depreciation......................................     (326)          (331)
  Other.............................................      (60)           (94)
                                                     --------       --------
          Net deferred tax asset.................... $  1,194       $  1,042
                                                     ========       ========

The Company has adequate recoverable taxes paid in prior years to warrant recording the full deferred tax asset without a valuation allowance.

Prior to the change in accounting method discussed above, deferred taxes (credit) resulted from timing differences in recognition of certain income or expenses for financial reporting and income tax purposes. The source of differences for the year ended December 31, 1992 is as follows:

                             (Amounts in thousands)

Provision for loan and other real estate losses..... $   (169)
Other than temporary decline in value of
  securities........................................       (9)
Other...............................................     (131)
                                                     --------
          Totals.................................... $   (309)
                                                     ========

Following is a reconciliation between tax expense using the statutory tax rate of 34% and actual taxes:

                             (Amounts in thousands)

                                                         December 31,
                                            --------------------------------------
                                              1994           1993           1992
                                            --------       --------       --------
Statutory tax.............................. $  1,497       $  1,067       $  1,364
Effect of non-taxable interest and
  dividends................................     (176)          (180)          (113)
                                            --------       --------       --------
          Total income taxes............... $  1,321       $    887       $  1,251
                                            ========       ========       ========

The related income tax expense (benefit) on investment securities gains and losses amounted to $7,000 for 1994, $(6,000) for 1993, and $67,000 for 1992, and
is included in the total federal income tax provision.

- --------------------------------------------------------------------------------
                                  (Continued)

                                                                        19   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company's financial instruments is as follows:

                                               DECEMBER 31, 1994             December 31, 1993
                                           -------------------------     -------------------------
                                            Carrying      Estimated       Carrying      Estimated
                                             Amount       Fair Value       Amount       Fair Value
                                           ----------     ----------     ----------     ----------
Cash and cash equivalents................. $  11,567      $  11,567      $  13,047      $  13,047
Interest-bearing deposits.................                                     100            100
Trading securities........................                                   1,015          1,015
Investment securities.....................   148,976        144,379        153,787        156,619
Loans, net of allowance for loan losses...   147,599        146,165        142,688        144,422
Demand and savings deposits...............  (172,809)      (172,809)      (173,628)      (173,628)
Time deposits.............................  (111,866)      (111,505)      (113,864)      (117,055)
Short-term borrowings.....................    (7,091)        (7,091)        (4,230)        (4,230)

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1994 and 1993. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities when specific quoted prices are not available. Carrying value is considered to approximate fair value for loans that contractually reprice at intervals less than six months, for short-term borrowings and for deposit liabilities subject to immediate withdrawal. The fair values of fixed rate loans, loans that reprice less frequently than every six months, and time deposits are approximated by a discount rate valuation technique utilizing estimated market interest rates as of December 31, 1994 and 1993. The fair value of unrecorded commitments at December 31, 1994 and 1993, is not material.

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposits accounts, the earnings potential of loan servicing rights, the earnings potential of the Bank's trust department, the trained work force, customer goodwill, and similar items. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

NOTE 13 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated were loan customers during 1994. Following is an analysis of such loans:

                             (Amounts in thousands)

Total loans at December 31, 1993.................... $  1,375
New loans...........................................       67
Repayments..........................................      (65)
Other changes.......................................      (70)
                                                     --------
          Total loans at December 31, 1994.......... $  1,307
                                                     ========

Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period.

- --------------------------------------------------------------------------------
                                  (Continued)

                                                                        20   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------

NOTE 14 - CONDENSED FINANCIAL INFORMATION

Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the parent's investment in subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition.

                             (Amounts in thousands)

                                 BALANCE SHEETS
                                 --------------
                                                                        December 31,
                                                                   -----------------------
                                                                     1994           1993
                                                                   --------       --------
ASSETS:
  Cash............................................................ $     23       $    165
  Investment securities...........................................      118             25
  Investment in bank subsidiary...................................   27,345         26,286
  Investment in non-bank subsidiary...............................       15             15
  Other assets....................................................       21             41
                                                                   --------       --------
                                                                   $ 27,522       $ 26,532
                                                                   ========       ========
LIABILITIES:
  Other liabilities............................................... $      1       $      1
SHAREHOLDERS' EQUITY:
  Common Stock....................................................    4,890          4,685
  Additional paid-in capital......................................    8,028          7,132
  Retained earnings...............................................   16,292         14,840
  Net unrealized loss on available for sale
     debt and marketable equity securities........................   (1,689)          (126)
                                                                   --------       --------
          TOTAL SHAREHOLDERS' EQUITY..............................   27,521         26,531
                                                                   --------       --------
                                                                   $ 27,522       $ 26,532
                                                                   ========       ========

                             (Amounts in thousands)

                              STATEMENTS OF INCOME
                              --------------------

                                                                 Years ended December 31,
                                                           ------------------------------------
                                                             1994          1993          1992
                                                           --------      --------      --------
Dividends from bank subsidiary............................ $    500      $    400      $    150
Interest and dividend income..............................                                    4
Investment securities (losses)............................       (3)
Other expenses............................................      (31)          (64)          (21)
                                                           --------      --------      --------
  Income before equity in
     undistributed earnings of subsidiaries...............      466           336           133
Equity in undistributed net income of subsidiaries........    2,617         1,914         2,627
                                                           --------      --------      --------
          NET INCOME...................................... $  3,083      $  2,250      $  2,760
                                                           ========      ========      ========

- --------------------------------------------------------------------------------
                                  (Continued)

                                                                        21   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------

NOTE 14 - CONDENSED FINANCIAL INFORMATION (Continued)

                             (Amounts in thousands)

                            STATEMENTS OF CASH FLOWS
                            ------------------------
                                                                 Years ended December 31,
                                                           ------------------------------------
                                                             1994          1993          1992
                                                           --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net income.............................................. $  3,083      $  2,250      $  2,760
  Add (deduct) items not affecting cash:
     Equity in undistributed net income of subsidiaries...   (2,617)       (1,914)       (2,627)
     Investment securities losses.........................        3
     Accretion on securities..............................                                   (4)
     Change in other assets and liabilities...............       24           (32)          (12)
                                                           --------      --------      --------
          Net cash from operating activities..............      493           304           117
                                                           --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale and maturity of investment
     securities...........................................                                  330
  Purchase of investment securities.......................     (105)                       (230)
                                                           --------      --------      --------
          Net cash from investing activities..............     (105)            0           100
                                                           --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid..........................................     (846)         (492)         (426)
  Proceeds from sale of common stock......................      315           275           229
  Proceeds from sale of treasury stock....................        8                           4
  Purchase of treasury stock..............................       (7)
                                                           --------      --------      --------
          Net cash from financing activities..............     (530)         (217)         (193)
                                                           --------      --------      --------
          Net change in cash..............................     (142)           87            24

CASH
  Beginning of year.......................................      165            78            54
                                                           --------      --------      --------
  End of year............................................. $     23      $    165      $     78
                                                           ========      ========      ========

- --------------------------------------------------------------------------------
                                  (Continued)

                                                                        22   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1994, 1993 and 1992

- --------------------------------------------------------------------------------

NOTE 15 - DIVIDEND RESTRICTIONS

The Company is generally dependent on the receipt of cash dividends from the Bank in order to pay cash dividends to shareholders. The Bank is subject to regulations of the Ohio Division of Banks which restrict dividends to retained earnings (as defined) of the current and prior two years. Under this restriction at December 31, 1994 approximately $7,066,000 is available for the payment of dividends by the Bank. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines.

NOTE 16 - LITIGATION

The subsidiary Bank was a defendant in a consumer class action lawsuit filed on June 8, 1990 in the Court of Common Pleas of Fayette County, Pennsylvania involving the demise of a campground real estate development known as Alpine Valley Resorts, Inc. While the Bank denied liability, it negotiated a settlement agreement dated February 2, 1994. Payment on the settlement, which was fully provided for as of December 31, 1993, was fully disbursed during the quarter ended June 30, 1994.

The Bank is also involved in other legal actions arising in the ordinary course of business. In the opinion of management, the outcome of these matters is not expected to have a material effect on the Company.

- --------------------------------------------------------------------------------

                                                                        23   ---

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

- --------------------------------------------------------------------------------

            (In thousands of dollars, except for per share amounts)

SUMMARY OF OPERATIONS                                  Years ended December 31,
- ---------------------                ------------------------------------------------------------
                                       1994         1993         1992         1991         1990
                                     --------     --------     --------     --------     --------
Total Interest Income............... $ 22.564     $ 23,067     $ 26,151     $ 28,340     $ 28,880
Total Interest Expense..............   (9,498)     (10,127)     (13,079)     (17,023)     (18,475)
                                     --------     --------     --------     --------     --------
NET INTEREST INCOME.................   13,066       12,940       13,072       11,317       10,405
Provision for Loan Losses...........                             (1,450)      (1,180)      (3,169)
Total Other Income..................    1,172          885        1,237          477          802
Total Other Expenses................   (9,834)     (10,688)      (8,848)      (8,163)      (8,010)
                                     --------     --------     --------     --------     --------
INCOME BEFORE TAX...................    4,404        3,137        4,011        2,451           28
Federal Income Tax (Credit).........    1,321          887        1,251          718         (107)
                                     --------     --------     --------     --------     --------
NET INCOME.......................... $  3,083     $  2,250     $  2,760     $  1,733     $    135
                                     ========     ========     ========     ========     ========

BALANCE SHEET DATA AT YEAR END
- ------------------------------
Total Assets........................ $320,361     $321,269     $313,362     $308,085     $302,448
Net Loans...........................  147,599      142,688      148,308      172,616      183,934
Deposits............................  284,675      287,492      283,418      282,601      276,074
Shareholders' Equity................   27,521       26,531       24,271       21,746       19,977

PER COMMON SHARE DATA (1)
- -------------------------
Net Income.......................... $   3.16     $   2.34     $   2.91     $   1.86     $   0.16
Cash Dividends Declared.............     0.85         0.50         0.44         0.33         0.25
Book Value..........................    28.14        27.52        25.53        23.22        21.60

ASSET QUALITY RATIOS
- --------------------
Underperforming Assets as a
  Percentage of:
Total Assets........................     0.82%        1.05%        1.85%        1.79%        2.16%
Equity plus Allowance for Loan Loss.     8.61        11.37        20.98        22.16        28.50

FINANCIAL RATIOS
- ----------------
Equity to Asset Ratio...............     8.59%        8.26%        7.75%        7.06%        6.61%
Return on Average Assets............     0.95         0.71         0.88         0.56         0.04
Return on Average Equity............    11.00         8.83        11.98         8.34         0.68
Net Interest Margin Ratio...........     4.37         4.35         4.39         3.92         3.65

(1) Net income per common share is based on weighted average shares outstanding adjusted retroactively for stock dividends. Cash dividends per common share are based on actual cash dividends declared, adjusted retroactively for the stock dividends. Book value per common share is based on shares outstanding at each period, adjusted retroactively for the stock dividends.

- --------------------------------------------------------------------------------

                                                                        24   ---

THREE YEAR SUMMARY
AVERAGE BALANCES, YIELDS AND RATES

- --------------------------------------------------------------------------------
            (Fully taxable equivalent basis in thousands of dollars)

                                                                  1994
                                                 --------------------------------------
                                                   Average       Interest
                                                   Balance        Earned      Yield or
                                                 Outstanding     Or Paid        Rate
                                                 -----------     --------     ---------
Interest-earning assets:
  Interest-bearing deposits in other banks...     $     658      $    18         2.7%
  Federal funds sold.........................         2,489           95         3.8%
  Trading account securities.................           337           26         7.7%
  Investment securities:
     U.S. Treasury and other U.S.
       Government agencies and
       corporations..........................        66,804        4,427         6.6%
     U.S. Government mortgage-backed
       pass through certificates.............        70,833        4,037         5.7%
     States of the U.S. and political
       subdivisions (Note 1, 2, 3)...........        15,362        1,026         6.7%
     Other Securities........................         2,414          147         6.1%
                                                  ---------    ---------
TOTAL INVESTMENT SECURITIES..................       155,413        9,637         6.2%
LOANS (Note 2, 3, 4).........................       148,288       13,147         8.9%
                                                  ---------    ---------
TOTAL INTEREST-EARNING ASSETS................     $ 307,185      $22,923         7.5%
                                                  =========    =========
Interest-bearing liabilities:
  Deposits:
     Interest-bearing demand deposits........     $  51,392      $ 1,237         2.4%
     Savings.................................        95,096        2,586         2.7%
     Time....................................       113,101        5,549         4.9%
                                                  ---------    ---------
TOTAL INTEREST-BEARING DEPOSITS..............       259,589        9,372         3.6%
                                                  ---------    ---------
Short-term borrowings:
  U.S. Treasury interest-bearing demand
     note....................................           623           24         3.9%
  Federal funds purchased....................           440           22         5.0%
  Securities sold under agreement to
     repurchase..............................         2,354           80         3.4%
                                                  ---------    ---------
TOTAL SHORT-TERM BORROWINGS..................         3,417          126         3.7%
                                                  ---------    ---------
TOTAL INTEREST-BEARING LIABILITIES...........     $ 263,006      $ 9,498         3.6%
                                                  =========    =========
Net interest margin..........................                    $13,425         4.4%
                                                               =========     ========

Note 1 - Includes both taxable and tax exempt securities.

Note 2 - The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 1994, 1993 and 1992, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets.

- --------------------------------------------------------------------------------

                                                                        25   ---




- --------------------------------------------------------------------------------
            (Fully taxable equivalent basis in thousands of dollars)

                        1993                                       1992
       --------------------------------------     --------------------------------------
         Average       Interest                     Average       Interest
         Balance        Earned      Yield or        Balance        Earned      Yield or
       Outstanding     Or Paid        Rate        Outstanding     Or Paid        Rate
       -----------     --------     ---------     -----------     --------     ---------

        $     100      $    12         12.0%       $     434      $    34          7.8%
            8,075          244          3.0%           7,654          272          3.6%
              544           32          5.9%             186           14          7.5%



           54,751        3,616          6.6%          47,507        3,386          7.1%

           79,548        4,839          6.1%          72,026        5,307          7.4%

           10,778          768          7.1%           5,310          453          8.5%
            3,166          220          6.9%           3,587          280          7.8%
       ----------    ---------                    ----------    ---------
          148,243        9,443          6.4%         128,430        9,426          7.3%
          147,263       13,631          9.3%         165,480       16,585         10.0%
       ----------    ---------                    ----------    ---------
        $ 304,225      $23,362          7.7%       $ 302,184      $26,331          8.7%
       ==========    =========                    ==========    =========


        $  53,452      $ 1,485          2.8%       $  51,089      $ 1,918          3.8%
           91,308        2,778          3.0%          81,636        3,211          3.9%
          115,785        5,765          5.0%         130,862        7,843          6.0%
       ----------    ---------                    ----------    ---------
          260,545       10,028          3.8%         263,587       12,972          4.9%
       ----------    ---------                    ----------    ---------


              692           20          2.9%             608           18          3.0%
                0            0            0%               0            0            0%

            2,458           79          3.2%           2,381           89          3.7%
       ----------    ---------                    ----------    ---------
            3,150           99          3.1%           2,989          107          3.6%
       ----------    ---------                    ----------    ---------
        $ 263,695      $10,127          3.8%       $ 266,576      $13,079          4.9%
       ==========    =========                    ==========    =========
                       $13,235          4.4%                      $13,252          4.4%
                     =========      ========                    =========      ========

Note 3 - Average balance outstanding includes the average amount outstanding for all nonaccrual investment securities and loans.

Note 4 - Interest earned on loans includes loan fees of $333 in 1994, $368 in 1993 and $334 in 1992.

- --------------------------------------------------------------------------------

                                                                        26   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

- --------------------------------------------------------------------------------

OVERVIEW

Net income for 1994 of $3,083 was the best in the Company's 102 year history, and constituted an increase of $833 from the $2,250 earned in 1993. Earnings per share of $3.16 represented an improvement of $0.82 from the $2.34 per share realized in 1993.

Capital ratios continued to grow even stronger facilitating a 70% increase in dividends per share over 1993. As of December 31, 1994, the ratio of equity capital to total assets was 8.59%, up from 8.26% a year ago, while risk-based capital measured 20.86% compared to 19.89% at December 31, 1993. All capital ratios were well in excess of required regulatory minimums.

During 1994, management continued its emphasis on asset quality. Total assets remained relatively stable, decreasing by $908 to $320 million, representing a modest decrease of 0.3%. Emphasis continued to be placed on reinvesting cash flows into loans meeting strict underwriting standards and conservative investment products with little or no credit risk. Higher cost volatile liabilities, which have been replaced over the past several years with more stable and lower cost core deposits, represented a moderate 8.72% and 7.47% of total assets at year end 1994 and 1993, respectively.

Management's insistence that quality and profitability not be sacrificed for the sake of volume has resulted in very modest growth over the past several years. Average assets, which have been adjusted by adding back the allowance for loan loss, provide a more meaningful picture of the underlying trend.

                                AVERAGE ASSETS
                           (In Millions of Dollars)

1990                                      309
1991                                      310
1992                                      319
1993                                      322
1994                                      326

ASSET QUALITY

Management closely monitors and evaluates trends and developments in asset quality. Internal loan review systems require detailed monthly analysis of delinquencies, non-performing assets and other sensitive credits. Generally, all mortgage, commercial and consumer loans are moved to nonaccrual status once they reach 90 days past due or when analysis of a borrower's creditworthiness indicates the collection of interest and principal is in doubt.

In addition to nonperforming loans, total nonperforming assets include nonperforming investment securities and real estate acquired in satisfaction of debts previously contracted. Total underperforming assets add to this amount loans which have been restructured to provide for a reduction of interest or principal because of a deterioration in the financial condition of the borrower. Also included as underperforming assets are loans which are more than 89 days past due that continue to accrue interest income. The following provides a comparison of nonperforming and underperforming assets by category for the past three years:

                                    1994     1993     1992
                                   ------   ------   ------
 Nonaccrual loans:
   1-4 residential mortgage        $  553   $  627   $1,168
   Commercial mortgage              1,327      942      652
   Other commercial loans               0       45       58
   Consumer loans                       8       14       62
   Home Equity Loans                   21       24       39
 ----------------------------------------------------------
 TOTAL NONACCRUAL LOANS             1,909    1,652    1,979
 Investment securities                124        0       74
 Other real estate owned              383      795    2,333
 ----------------------------------------------------------
 TOTAL NONPERFORMING ASSETS         2,416    2,447    4,386
 Loans ninety days past due
   and still accruing interest         14      353      201
 Restructured loans                   205      573    1,222
 ----------------------------------------------------------
 TOTAL UNDERPERFORMING ASSETS      $2,635   $3,373   $5,809













The table below provides a number of key control ratios based on the data presented above. Overall, asset quality continued to improve during 1994.

                                 1994     1993     1992
                                ------   ------   ------
 Nonperforming loans as a
   percentage of total loans     1.27%    1.13%    1.30%
 Nonperforming assets as a
   percentage of total assets    0.75%    0.76%    1.40%
 Underperforming assets as a
   percentage of total assets    0.82%    1.05%    1.85%
 Underperforming assets as a
   percentage of equity
   capital plus allowance for
   loan losses                   8.61%   11.37%   20.98%

- --------------------------------------------------------------------------------

                                                                        27   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

- --------------------------------------------------------------------------------

LOAN LOSS EXPERIENCE

For each of the loan periods presented below, the provision for loan losses charged to operations is based on management's judgment after taking into consideration all known factors connected with the collectibility of the existing portfolio. Management evaluates the portfolio in light of economic conditions, changes in the nature and volume of the portfolio, industry standards and other relevant factors. Specific factors considered by management in determining the amounts charged to operations include previous loan loss experience, the status of past due interest and principal payments, the quality of financial information supplied by the customers and the general economic condition of the communities in which loans have been made.

The following provides an analysis of the allowance for loan losses for the periods indicated:

                                                 1994       1993       1992       1991       1990
                                                -------    -------    -------    -------    -------
  Balance at beginning of year                  $ 3,139    $ 3,415    $ 3,203    $ 2,987    $ 1,865
  Loan losses:
       1-4 family residential mortgages......       (72)      (172)      (108)      (160)      (216)
       Commercial mortgages..................       (27)       (42)      (834)      (195)      (456)
       Consumer loans........................      (141)      (271)      (438)      (792)    (1,375)
       Commercial loans......................       (48)      (123)      (198)      (187)      (633)
       Home equity loans.....................         0         (7)       (18)       -0-        -0-
                                                -------    -------    -------    -------    -------
                                                   (288)      (615)    (1,596)    (1,334)    (2,680)
                                                -------    -------    -------    -------    -------
  Recoveries on previous loan losses:
       1-4 family residential mortgages......         4         26         55         17         24
       Commercial mortgages..................         6         28          6
       Consumer loans........................       156        202        273        321        582
       Commercial loans......................        64         83         24         32         27
                                                -------    -------    -------    -------    -------
                                                    230        339        358        370        633
                                                -------    -------    -------    -------    -------
  Net loan losses............................       (58)      (276)    (1,238)      (964)    (2,047)
                                                -------    -------    -------    -------    -------
  Provision charged to operations............       -0-        -0-      1,450      1,180      3,169
                                                -------    -------    -------    -------    -------
  Balance at end of year.....................   $ 3,081    $ 3,139    $ 3,415    $ 3,203    $ 2,987
                                                =======    =======    =======    =======    =======
  Ratio of net loan losses to
    average net loans outstanding............     0.04%      0.19%      0.75%      0.53%      1.07%
                                                =======    =======    =======    =======    =======
  Ratio of loan loss allowance to total loans.    2.04%      2.15%      2.25%      1.82%      1.60%
                                                =======    =======    =======    =======    =======

The improvement in asset quality engineered over the past several years is now reflected in a significantly reduced ratio of net loan losses to average net loans. With the allowance for loan loss at 161% of nonperforming loans and 145% of all underperforming loans, management determined the allowance to be adequate, requiring no further provision in the current year.

- --------------------------------------------------------------------------------

                                                                        28   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

- --------------------------------------------------------------------------------

The following is an allocation of the allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

                                              1994       1993       1992       1991       1990
                                             ------     ------     ------     ------     ------
TYPES OF LOANS
1-4 family residential mortgages..........   $  385     $  405     $  437     $  419     $  216
Commercial mortgages......................    1,223      1,029      1,157        997        681
Consumer loans............................      407        424        591      1,019      1,028
Commercial loans..........................      207        192        210        235        178
Home equity loans.........................       63         67         62         52         20
Unallocated portion.......................      796      1,022        958        481        864
                                             ------     ------     ------     ------     ------
                                             $3,081     $3,139     $3,415     $3,203     $2,987
                                             ======     ======     ======     ======     ======

The allocations of the allowance as shown in the table above should not be interpreted as an indication that loan losses in 1995 will occur in the same proportions or that the allocations indicate future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is applicable to the entire portfolio.

LOAN PORTFOLIO

The pickup in the level of general economic activity that began in the fourth quarter of 1993 continued throughout 1994. The Company realized an increase of $4,853 in the loan portfolio, from the level of $145,827 recorded at December 31, 1993.

The composition of the portfolio changed slightly during 1994 with 1-4 family residential mortgages decreasing from 48.0% to 45.1% as new originations and refinancing activity slowed as expected in response to significantly higher mortgage rates. The portion of the loan portfolio represented by commercial loans (including commercial real estate) increased from 32.8% to 34.9%. Consumer loans (including home equity loans) increased from 19.2% to 20.0%.

The following indicates changes that have occurred in the composition of the loan portfolio over the past five years. Residential lending, excluding home equity loans, now comprises 45.1% of the portfolio very similar to its 44.6% share in 1989, despite the advent of secondary mortgage operations in 1992. Meanwhile, home equity loans have grown from a 3.9% share in 1989 to 8.5% in 1994, partially offsetting the decline in traditional consumer installment lending.

                          LOAN PORTFOLIO COMPOSITION
                               (In Percentages)

                                1994             1989
                                ----             ----
1-4 Family Mortgages            45.1             44.6
Commercial                      34.9             31.3
Consumer                        11.5             20.2
Home Equity                      8.5              3.9

During 1994, approximately $14 million in mortgage loans were originated by the Company. As anticipated, this level of production was down considerably from 1993's record levels. As 1994 progressed and interest rates rose, mortgage originations declined, with the first six months of 1994 far outperforming the second half of the year: $9.4 million, as compared to $4.6 million, respectively.

Management intends to continue to sell a portion of both newly originated and refinanced fixed rate residential mortgage loans to the Federal Home Loan Mortgage Corporation (FHLMC), while re-

- --------------------------------------------------------------------------------

                                                                        29   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

- --------------------------------------------------------------------------------

taining servicing rights. Management elected to hold the majority of new originations during 1994. Management anticipates a return to the selling strategies of 1992 and 1993 during 1995.

Management plans to continue this activity as a means of expanding the Company's share of the local mortgage market, yet limiting interest rate risk, while building service fee income. Annualized service fee income derived from the portfolio is now approximately $28. During 1995 management intends to increase the Company's penetration of the residential mortgage market by affiliating with the Federal Home Loan Bank, the Federal National Mortgage Corporation and other purchasers of mortgage loans. These affiliations will allow the Company to provide customers with an even wider range of product choices for mortgage loans, particularly in more rural markets.

During the past year, management continued its pursuit of community based small business lending. The Company added new business banking products at competitive prices, and further strengthened technical capabilities of support staff. Also during 1994, the Company converted to a new mainframe system, which will allow the Company to develop and expand customer products and services. The Company believes that it remains well positioned to take advantage of opportunities in the small business community despite growing competition from money center and super regional banks for this segment of the market.

As the economy begins to level out and lose momentum, consumer loan demand will begin to flatten as well. Accordingly, management expects little growth in its Home Equity products. Management plans to continue to sharpen its focus in the area of installment lending in order to improve market penetration and counteract softening economic conditions.

Additional information regarding the loan portfolio can be found in the Notes to the Consolidated Financial Statements (NOTES 1, 3, 9, 12, 13).

INVESTMENT SECURITIES

Effective January 1, 1994 the Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." This statement significantly alters the manner in which financial institutions account for securities. The Statement segregates investments into three separate portfolios, Held-to-Maturity, Available-for-Sale and Trading, each with its own method of accounting.

Held-to-Maturity securities are recorded at historical cost, adjusted for amortization of premiums and accretion of discounts. Under the new rules, the Company must have both the intent and the ability to hold such securities to maturity, as these securities are not to be sold prior to maturity except under the rarest of circumstances, which are strictly defined. Trading Securities continue to be marked-to-market, with any gain or loss reflected in the determination of income. Securities designated as Available-for-Sale are similarly carried at their fair market value. However, any gain or loss (net of tax) is to be recorded as an adjustment to shareholders' equity.

One effect of SFAS 115 is to expose shareholders' equity to a significant new source of additional potential volatility. (The potential adverse impact of this volatility, however, was mitigated when bank regulatory agencies announced during the fourth quarter of 1994 that they intend to continue to measure capital adequacy for regulatory purposes without regard to the effects of SFAS 115.) At December 31, 1994, a net unrealized loss of $1.7 million, net of tax, was included in shareholders' equity, as compared to a net unrealized gain of $1.8 million, net of tax, as of January 1, 1994 when the SFAS statement was adopted. This $3.5 million swing (net of tax) reflects the significant decline in the market value of debt securities as interest rates climbed throughout the year and illustrates the volatile nature of this new component of shareholders' equity.

- --------------------------------------------------------------------------------

                                                                        30   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

- --------------------------------------------------------------------------------

Securities designated by the Company as Held-to-Maturity, tend to be higher yielding but less liquid either due to maturity, size or other characteristics of the issue.

Securities the Company has designated as Available-for-Sale may be sold prior to maturity in order to fund loan demand, to adjust for interest rate sensitivity, to reallocate bank resources, or to reposition the portfolio to reflect the shifting economic conditions and relative values. These securities tend to be more liquid investments and generally exhibit less price volatility to interest rate fluctuations.

As of December 31, 1994, the carrying value of all investment securities, both Available-for-Sale and Held-to-Maturity, tallied $148,976, a decrease of $4,811 or 3.1% from the prior year. The allocation between single maturity investment securities and mortgage-backed securities, which had been at parity, shifted as single maturity securities increased to 56% of the total portfolio. Mortgage-backed securities declined by $12,178 or 15.7% as funds were shifted to meet increased loan demand and to increase holdings of single maturity investments by $7,567.

The Company's holdings of obligations of states and political subdivisions increased by $797. The primary focus here remained in the area of pre-refunded municipals that are fully escrowed in U.S. Government obligations.

The Company increased its holdings of U.S. Treasury securities by approximately $5 million, or 20.2%, while investments in U.S. government agencies and sponsored corporations increased by $1.8 million, or 5.2%. Holdings of corporate securities and other debt securities remained negligible, totalling a modest $0.5 million.

The mix of mortgage-backed securities remained weighted in favor of floating rate and adjustable rate products. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates.

The portfolio mix of fixed rate and floating rate or adjustable rate mortgage-backed securities for both 1994 and 1993 is graphically depicted below.

                          MORTGEGE-BACKED SECURITIES
                                PORTFOLIO MIX

                               (In Percentages)

                                1994            1993
                                ----            ----
Variable & Adjustable           60              62
Fixed Rate                      40              38

Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $17,114 and $21,942 at December 31, 1994 and 1993, respectively. These investments are monitored and subjected to regulatory prescribed stress tests. At December 31, 1994, none of these investments were considered "high risk" under regulatory definitions. The Company has no investments in structured notes, inverse floaters or other high risk derivative products.

Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1-2).

DEPOSITS

The Company's deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end decreased a modest 1.0% to $284,675 at December 31, 1994 as compared to $287,492 at December 31, 1993. During the course of the year deposit growth was relatively flat, with deposits averaging $289,372 compared to $286,472 the prior year, an increase of 1.0%.

The Company's deposit base consists of demand deposits, savings and money market accounts and other time deposits. Average non interest-bearing deposits increased 14.9% during 1994, while average interest-bearing deposits decreased by 0.4%.

- --------------------------------------------------------------------------------

                                                                        31   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

- --------------------------------------------------------------------------------

During 1994 non interest-bearing deposits averaged $29,783 or 10.3% of total average deposits as compared to $25,927 or 9.1% in 1993. Core deposits averaged $272,820 for the year ended December 31, 1994, an increase of $6,048 or 2.3% from the average level of 1993. During 1993, core deposits had averaged $266,772, a decrease of 0.4% over the preceding year.

Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Although the types of accounts have changed as a result of deregulation, the Company has been able to retain its customers' loyalty by providing products responsive to changing market conditions while emphasizing convenient and quality service in meeting customers' needs.

Over the past five years, the Company has sought to decrease its reliance on large denomination certificates of deposit (Jumbo CD's) while simultaneously seeking to increase checking and savings account balances. The following depicts how the deposit mix has shifted during this time frame.

                             AVERAGE DEPOSIT MIX
                               (In Percentages)

                1994            1989
                ----            ----
Savings         32.9            20.4
Other CD's      33.4            42.0
Jumbo CD's       5.7            14.1
Checking        10.3             7.8
NOW              7.1             5.1
Money Market    10.6            10.6

Additional information regarding interest bearing deposits is presented in the Notes to the Consolidated Financial Statements (NOTE 7).

RESULTS OF OPERATIONS

Common comparative ratios for results of operations are the return on average equity and the return on average assets. The return on average equity amounted to 11.0%, 8.8% and 12.0% for 1994, 1993, and 1992, respectively, while the return on average assets amounted to 1.0%, 0.7% and 0.9% for those same years.

Net interest income, the principal source of the Company's earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and purchased funds. For 1994 net interest income on a fully taxable equivalent basis, registered 4.4%, the same as both 1992 and 1993.

                          NET INTEREST MARGIN RATIO
                               (In Percentages)

1990                                      3.7
1991                                      3.9
1992                                      4.4
1993                                      4.4
1994                                      4.4

(NOTE: Net Interest Margin is the difference between total interest earned on fully taxable equivalent basis and total interest expensed. The Net Interest Margin Ratio expresses this difference as a percentage of average earning assets.)

Interest-earning assets averaged $307,185 during 1994 representing a 1.0% increase over 1993. 1993 earning assets had averaged $304,225 for a 0.7% increase over 1992. The yield on interest-earning assets was 7.5%, 7.7% and 8.7% in 1994, 1993, and 1992, respectively. The average rate incurred on interest-bearing liabilities was 3.6%, 3.8% and 4.9% for those same years. Interest-bearing liabilities averaged $263,006 for 1994, declining by 0.3% from 1993 levels which averaged $263,695.

- --------------------------------------------------------------------------------

                                                                        32   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

- --------------------------------------------------------------------------------

The following table provides a more detailed analysis of changes in net interest income, identifying that portion of the change that is due to a change in the volume of average assets and liabilities outstanding versus that portion which is due to a change in the average yields on earning assets and average rates on interest-bearing liabilities. As the Company has been pursuing a policy of slow, controlled growth, changes in net interest income have been principally due to changes in interest rate levels and the mix of assets and liabilities. Changes due to both rate and volume which cannot be segregated have been allocated in proportion to the changes due to rate and volume.

       ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)

                                                1994 Compared to 1993          1993 Compared to 1992
                                             ---------------------------    ----------------------------
                                             Volume      Rate     Total     Volume      Rate       Total
                                             -----------------------------------------------------------
  Increase (Decrease) in Interest Income
     Interest-bearing deposits in other
       banks...............................  $   21    $  (15)   $    6    $   (34)   $   12    $    (22)
     Federal funds sold....................    (201)       52      (149)        14       (42)        (28)
     Trading account securities............     (14)        8        (6)        22        (4)         18
     Investment Securities
       U.S. Treasury and other U.S.
          Government agencies and
          corporations.....................     799        12       811        491      (261)        230
       U.S. Government mortgage-backed
          pass-through certificates........    (509)     (293)     (802)       518      (986)       (468)
       States of the U.S. and political
          subdivisions.....................     309       (51)      258        400       (85)        315
       Other Securities....................     (48)      (25)      (73)       (31)      (29)        (60)
     Loans.................................      94      (578)     (484)    (1,743)   (1,211)     (2,954)
                                             -----------------------------------------------------------
  Total Interest Income Change.............     451      (890)     (439)      (363)   (2,606)     (2,969)
                                             -----------------------------------------------------------
  Increase (Decrease) in Interest Expense
     Interest-bearing demand deposits......     (55)     (193)     (248)        86      (519)       (433)
     Savings deposits......................     112      (304)     (192)       351      (784)       (433)
     Time deposits.........................    (133)      (83)     (216)      (842)   (1,236)     (2,078)
     U.S. Treasury interest-bearing demand
       note................................      (2)        6         4          2         0           2
     Federal funds purchased...............      22         0        22          0         0           0
     Securities sold under agreements to
       repurchase..........................      (3)        4         1          3       (13)        (10)
                                             -----------------------------------------------------------
  Total Interest Expense Change............     (59)     (570)     (629)      (400)   (2,552)     (2,952)
                                             -----------------------------------------------------------
  INCREASE (DECREASE) IN NET INTEREST
     INCOME ON A TAXABLE EQUIVALENT BASIS..  $  510    $ (320)   $  190    $    37    $  (54)   $    (17)
                                             -----------------------------------------------------------

- --------------------------------------------------------------------------------

                                                                        33   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

- --------------------------------------------------------------------------------

Total other income for 1994 increased $287, or 32.4% compared to a decrease of $352 or 28.5% in 1993. Fees for customer services remained relatively stable. A net gain of $21 was recorded on the disposition of other real estate in 1994 compared to net losses of $341 and $106 in 1993 and 1992, respectively. Secondary market operations suffered the effects of rapidly escalating mortgage loan rates, sustaining a net loss of $47 in 1994 compared to gains of $170 and $54 in 1993 and 1992, respectively. Other operating income benefited from the sale of data processing equipment which was replaced with more current technology. Activity in trading securities and the sale of investment securities resulted in modest gains during 1994 as compared to modest losses in 1993.

                                 OTHER INCOME
                                 ------------

                              1994        1993        1992
                             ------      ------      ------
Fees for other customer
  services                   $  999      $  977      $  976
Gain (loss) on sale of
  loans                         (47)        170          54
Gain (loss) on sale of
  other real estate              21        (341)       (106)
Other operating income          175         114         111
                             -------------------------------
                              1,148         920       1,035
Trading securities net
  gains (losses)                  4         (18)          6
Investment securities net
  gains (losses)                 20         (17)        196
                             -------------------------------
Total other income           $1,172      $  885      $1,237

Total other expenses decreased by 8.0%, or $854 in 1994 compared to an increase of $1,840, or 20.8% in 1993. This improvement was due to a decrease in litigation expense (see NOTE 16). Expenditures for salaries and employee benefits increased by 8.5%, while all other categories of non-interest expense increased by 3.8% in the aggregate.


                             NON-INTEREST EXPENSE
                             --------------------

                              1994        1993       1992
                             ------      ------     ------
Salaries and employee
  benefits                   $4,956     $ 4,567     $4,353
Net occupancy expense           584         604        585
Equipment expense               922         752        737
State and local taxes           398         365        325
FDIC assessment                 647         681        645
Office supplies                 435         427        406
Marketing expense               229         251        239
Collection, repossession
  and foreclosure expense       118         176        338
Legal and litigation
  expense                       294       1,704        216
Other operating expense       1,251       1,161      1,004
                             ------     -------     ------
Total other expenses         $9,834     $10,688     $8,848






















Salaries and employee benefits represented 50.4% of all non-interest expenses in 1994. Exclusive of legal and litigation expense, salaries and employee benefits share of non-interest expense was 51.9%, 50.8%, and 50.4% in 1994, 1993 and 1992, respectively. Salaries and employee benefits increased by $389 in 1994 following an increase of $214 in 1993. The following details components of these increases:


                  ANALYSIS OF CHANGES IN SALARIES & BENEFITS
                  ------------------------------------------

                          Dollars                    Percent
                   --------------------------------------------------
                   1994     1993     1992     1994     1993      1992
                   --------------------------------------------------
Salaries           $182     $204     $326      5.0%     5.9%     10.4%
Benefits             25       14       90      2.2      1.2       8.7
Profit Sharing      181
                   ----------------------
                    388      218      416      8.0      4.7       9.9
Def'd Loan
  Origination         1       (4)      89      0.4      1.6      26.3
                   ----------------------
                   $389     $214     $505      8.5%     4.9%     13.1%

Factors influencing the 1994 increase in salaries include an average wage increase of 5% effective March of 1994 and profit sharing expense of $181. The profit sharing payout was the first since the fiscal year ended December 31, 1987.

- --------------------------------------------------------------------------------

                                                                        34   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

- --------------------------------------------------------------------------------

The Company is self-insured for employee medical and dental benefits. The Plan limits the Company's exposure to risk by employing stop loss coverage both on an individual and aggregate claim basis. During 1994 and 1993, the Company experienced a favorable variance in medical claims. Medical and dental claims increased by only 0.5% in 1994 helping to contain the increase in total benefits to only 2.2%.

Full-time equivalent employment averaged 192 employees in 1994 and 193 in 1993. Wage and salary expense per employee averaged $20,086 in 1994, $19,069 in 1993 and $17,989 in 1992, exclusive of profit sharing, which averaged $945 per employee in 1994. Productivity ratios which measure employee efficiency improved slightly. Average earning assets per employee measured $1,600 in 1994, $1,578 in 1993, and $1,566 in 1992.

FOURTH QUARTER 1994 AS
COMPARED TO FOURTH QUARTER 1993

During the fourth quarter of 1994, net interest income increased by $136 as compared to fourth quarter 1993. The yield on earning assets increased by 19 basis points compared to a year ago, resulting in an increase in total interest income of $185 from that recorded during the fourth quarter 1993. The rate paid on interest-bearing liabilities increased by 11 basis points compared to a year ago, resulting in an increase in total interest expense of $49 from that recorded during the same period of 1993. The net interest margin for the quarter increased to 4.4% from the 4.2% attained a year ago.

Loan charge-offs during the quarter were $42 in 1994 and $106 in 1993, while the recovery of previously charged-off loans amounted to $63 during the fourth quarter of 1994 compared to $86 in the same period of 1993.

Other income, excluding gains and losses on trading and investment securities, decreased by $89 from the same period a year ago. This decrease of 25.6% was primarily due to losses on 1-4 residential mortgage loans held for sale in the secondary market resulting from increasing interest rates, and from losses recognized on the sale of other real estate.

Total other non-interest expenses in the fourth quarter were $2,635 in 1994 compared to $2,298 in 1993, an increase of $337 or 14.7%. Salaries and benefits constituted 72% of the increase, of which profit sharing represented $181 of the increase. Meanwhile, the new computer systems helped push equipment expense up $53 over the same quarter a year ago. Other operating expenses increased by $58. This was due primarily to a $27 increase in consultant fees and a $28 increase in telephone expenses.

Income before income tax during the fourth quarter amounted to $954 in 1994 compared to $1,150 in 1993. Income tax expense for the fourth quarter of 1994 was $321 as compared to $334 in 1993. Fourth quarter net income was $663 in 1994 compared to $816 in 1993, a decline of $183. The profit sharing awarded to employees was fully expensed in the fourth quarter, reducing net income $120 net of the tax effect.

Earnings per share for the fourth quarter, adjusted for the 3% stock dividend paid January 1, 1995, amounted to $0.65 in 1994 and $0.85 in 1993. After tax losses on investment and trading securities were $0.06 per share in the fourth quarter of 1993 versus gains of $0.01 per share in the fourth quarter of 1994.

ASSET-LIABILITY MANAGEMENT

The Company's Asset/Liability Committee, comprised of members of both senior management and the Board of Directors, meets periodically to review the Company's balance sheet structure and liquidity needs. The Company has defined a set of key control parameters which provide various measures of the balance sheet's exposure to changes in interest rates. Although the Company does not match each of its assets with specific liabilities, it does monitor all of its assets and liabilities to determine the overall interest rate sensitivity to varying conditions. The Company's goal is to produce a net interest margin that is less vulnerable to

- --------------------------------------------------------------------------------

                                                                        35   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

- --------------------------------------------------------------------------------

interest rate volatility while maintaining earnings at an acceptable level of profitability.

Included among the various measurement techniques used by the Company to identify and manage exposure to changing interest rates is the use of computer based simulation models. Computerized simulation techniques enable the Company to explore and measure net interest income volatility under alternative interest rate environments, various product offerings and changing growth patterns.

                                   GAP TABLE
                               December 31, 1994

                                                       Maturity of Repricing Interval
                                        ------------------------------------------------------------
                                                                               Non Rate
                                                                               Sensitive
                                        3 months     3 to 12       1 to 5       or >5
                                        or less       months       years        Years        Total
                                        --------     --------     --------     --------     --------
Interest-Earning Assets
  Investments.......................    $37,350      $ 23,468     $ 46,827     $41,331      $148,976
  Loans & Leases....................     47,401        38,993       45,655      18,631       150,680
                                        -------      --------     --------     -------      --------
Total Earning Assets................     84,751        62,461       92,482      59,962       299,656
Other Assets........................                                            20,705        20,705
                                        -------      --------     --------     -------      --------
Total Assets........................    $84,751      $ 62,461     $ 92,482     $80,667      $320,361
                                       ========      ========     ========     =======      ========
Interest-Bearing Liabilities
  NOW & Supernow Accounts...........    $19,861                                             $ 19,861
  Money Market Accounts.............     27,776                                               27,776
  Passbook Savings..................     90,814                                               90,814
  Time Deposits <100,000............     24,818        31,088       24,170      10,949        91,025
  Time Deposits >=100,000...........      7,571         8,267        3,664       1,339        20,841
  Federal Funds Purchased...........      6,417                                                6,417
  U.S. Treasury Demand..............        645                                                  645
  Other Borrowings..................                                    29                        29
                                        -------      --------     --------     -------      --------
Total Interest-Bearing
  Liabilities.......................    177,902        39,355       27,863      12,288       257,408
  Demand Deposits...................                                            34,358        34,358
  Other Liabilities.................                                             1,074         1,074
  Shareholder's Equity..............                                            27,521        27,521
                                        -------      --------     --------     -------      --------
Total Liabilities & Equity..........   $177,902      $ 39,355     $ 27,863     $75,241      $320,361
                                       ========      ========     ========     =======      ========
Rate Sensitivity Gap................   $(93,151)     $ 23,106     $ 64,619     $47,674
Cumulative Gap......................    (93,151)      (70,045)      (5,426)     42,248
Cumulative Gap to Total Assets......      (29.1)%       (21.9)%       (1.7)%      13.2 %

The Gap Table shown above presents an analysis of the Company's earliest repricing opportunity for each of its interest-earning assets and interest-bearing liabilities. Assets are distributed according to the earlier of interest rate repricing opportunity or expected cash flows. Time deposits and liabilities with defined maturities are distributed according to the earlier of the repricing interval or

- --------------------------------------------------------------------------------

                                                                        36   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

- --------------------------------------------------------------------------------

contractual maturity. Other core deposit accounts (NOW, Supernow, Money Market and Savings accounts) are shown as being available for repricing in the earliest time frame. However, management can exert considerable influence over the timing and manner of repricing these core deposits. Therefore, these accounts may reprice in later time intervals and reflect smaller incremental changes than other interest earning assets and interest bearing liabilities. Since management may reprice these accounts at its discretion, the impact of changing rates on net interest income is likely to be less severe than inferred by this table.

During 1994, the effective maturities of earning assets lengthened, as rising interest rates caused repayments on loans and mortgage-backed securities to slow while certain callable investment securities moved "out of the money." Meanwhile, the impact of rising interest rates on the maturity distribution of interest-bearing liabilities in 1994 was much less pronounced, as the primary change reflected the replacement of $6.5 million of interest-bearing funds with an equal increase in noninterest-bearing demand deposit accounts.

While the preceding analysis is a general indicator of the potential effect that changing interest rates may have on the net interest income, it does not by itself present a complete picture of interest rate sensitivity. Because the repricing of the various categories of assets and liabilities is subject to competitive pressure, customer preferences and other factors, such assets and liabilities may in fact reprice in different time periods and in different increments than assumed.

The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company's interest-sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company's net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. In fact, the Company's net interest margin has remained stable at 4.4% the past three years, despite a significant shift in the direction and level of interest rates.

LIQUIDITY

The central role of the Company's liquidity management is to (1) ensure sufficient liquid funds to meet the normal transaction requirements of its customers, (2) take advantage of market opportunities requiring flexibility and speed, and (3) provide a cushion against unforeseen liquidity needs.

Principle sources of liquidity for the Company include assets considered relatively liquid, such as interest-bearing deposits in other banks, federal funds sold, and cash and due from banks, as well as cash flows from maturities and repayments of loans, investment securities and mortgage-backed securities.

Cash and due from banks, including federal funds sold, decreased $1,480 compared to year end 1993. Investment securities maturing, repricing or expected to be called in one year or less amounted to $59,525 at December 31, 1994, representing 39.4% of the total combined portfolio, as compared to $84,380 and 54.9% a year ago.

Along with its liquid assets, the Company has other sources of liquidity available to it which help to ensure that adequate funds are available as needed. These other sources include, but are not limited to, the ability to obtain deposits through the adjustment of interest rates, the purchasing of federal funds, and access to the Federal Reserve Discount Window. The Company is also in the process of establishing membership in the Federal Home Loan Bank system.

Operating activities provided cash of $2.8 million, $6.1 million and $3.5 million in 1994, 1993, and 1992, respectively. Refer to the Consolidated Statement of Cash Flows for a summary of the sources and uses of cash in 1994, 1993, and 1992.

CAPITAL RESOURCES

Regulatory standards for measuring capital adequacy require banks and bank holding companies to maintain capital based on "risk-adjusted" assets

- --------------------------------------------------------------------------------

                                                                        37   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

- --------------------------------------------------------------------------------
so that categories of assets of potentially higher credit risk require more capital backing than assets with lower risk. In addition, banks and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as standby letters of credit and interest rate swaps.

The following graph, which is not "risk-adjusted", indicates that Tier 1 capital as a percentage of total average assets has increased significantly over the past several years. This measure of capital adequacy is known as the "leverage ratio".

                                LEVERAGE RATIO
                               (In Percentages)
1990                                     6.55
1991                                     7.08
1992                                     7.69
1993                                     8.33
1994                                     8.97

This increase in equity capital is important as the risk-based standards classify capital into two tiers. Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative perpetual preferred stock, and minority interests less goodwill. Tier 2 capital consists of a limited amount of the allowance for loan and lease losses, perpetual preferred stock (not included in Tier 1), hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required banking regulatory agencies to revise risk-based capital standards by June 19, 1993 to ensure that they take adequate account of the following additional risks:

  - interest rate
  - concentration of credit
  - nontraditional activities

Implementation of these new regulations has been delayed until 1995.

The following table illustrates the Company's risk weighted capital ratios at December 31, 1994 and 1993. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and Tier 2 capital well in excess of these required regulatory minimum ratios.

                 RISK-BASED CAPITAL
  -------------------------------------------------
                     DECEMBER 31,     December 31,
                         1994             1993
                    --------------   --------------
  Tier 1 Capital          $ 29,005         $ 26,531
  Tier 2 Capital             1,865            1,797
                    --------------   --------------
  QUALIFYING
    CAPITAL               $ 30,870         $ 28,328
                    ==============   ==============
  Risk Adjusted
    Total
    Assets(*)             $148,020         $142,447
                    ==============   ==============
  Tier 1
    Risk-Based
    Capital Ratio            19.60%           18.63%
  Total Risk-Based
    Capital Ratio            20.86%           19.89%
  Total Leverage
    Capital Ratio             8.97%            8.33%

                    (*) Includes off-balance sheet exposures

FASB Statement 115, "Accounting for Certain Investments in Debt and Equity Securities," effective for fiscal years beginning after December 15, 1993, requires that investments designated as available for sale be marked-to-market with corresponding entries to the deferred tax account and shareholders' equity. Regulatory agencies decided during the fourth quarter of 1994 to exclude these adjustments in computing risk-based capital, as their inclusion would tend to potentially increase the volatility of this important measure of capital adequacy.











IMPACT OF INFLATION

Consolidated financial data included herein have been prepared in accordance with generally ac-

- --------------------------------------------------------------------------------
                                                                        38   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

- --------------------------------------------------------------------------------

cepted accounting principles (GAAP). Presently, GAAP requires the Company to measure financial position and operating results in terms of historical dollars. Changes in the relative value of money due to inflation are generally not considered.

The effects of price changes vary considerably between a financial institution and an industrial organization. Changes in the price of goods and services are the primary determinant of an industrial company's profit, whereas changes in interest rates have a major impact on a financial institution's profitability. Inflation affects the growth of total assets, but it is difficult to assess its impact because neither the timing nor the magnitude of the changes in the consumer price index directly coincides with changes in interest rates.

- --------------------------------------------------------------------------------

                                                                        39   ---

INFORMATION AS TO STOCK PRICES AND DIVIDENDS OF CORTLAND BANCORP

- --------------------------------------------------------------------------------

OTHER INFORMATION

The Company files quarterly reports (Forms 10-Q) as well as an annual report (Form 10-K) with the Securities and Exchange Commission. The quarterly reports are filed within 45 days of the end of each quarter, while the annual report is filed before March 31st of each year. Any individual requesting copies of such reports may obtain these by writing to:

Deborah L. Eazor
Cortland Bancorp
194 West Main Street, Cortland, Ohio 44410

The market for the common stock of the Company is not highly active and trading has historically been limited. The following brokerage firms are known to be relatively active in trading the Company's stock:

Butler, Wick & Co Inc.
Youngstown, Ohio
Contact: Ellen Watson
Telephone: (216) 744-4351
Outside Ohio: 1-800-541-1643

Community Banc Investments, Inc.
Columbus, Ohio
Contact: Greig A. McDonald
Telephone: 1-800-224-1013

Smith Barney Inc.
Youngstown, Ohio
Contact: Diane L. Drissen-Hideg
Telephone: 1-800-535-0017

The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 3% stock dividends declared as of January 1, 1995, 1994 and 1993.

The Company currently has approximately 1,355 holders of its only class of common stock.

                                                            Price Per Share
                                                       -------------------------        Cash
                                                                                     Dividends
                                                          High           Low         Per Share
                                                       ----------     ----------     ----------
1994
FOURTH QUARTER......................................       29 1/8         26 3/4       $ 0.53
THIRD QUARTER.......................................       28 5/8         24 1/4         0.00
SECOND QUARTER......................................       26 1/4         23 3/4         0.32
FIRST QUARTER.......................................       25 1/4         22 3/8         0.00

1993
Fourth Quarter......................................       23 1/2         21 3/4       $ 0.26
Third Quarter.......................................       22 3/8         19 1/2         0.00
Second Quarter......................................       22 1/4         20 3/4         0.24
First Quarter.......................................       20 3/4         18 1/2         0.00

1992
Fourth Quarter......................................       20 5/8         18           $ 0.22
Third Quarter.......................................       20 5/8         17 1/4         0.00
Second Quarter......................................       20 5/8         15 1/2         0.22
First Quarter.......................................       17 1/2         14 1/2         0.00

For the convenience of stockholders, the Company has established a plan whereby stockholders may have their dividends automatically reinvested in the common stock of Cortland Bancorp. In addition, shareholders may elect to supplement their dividends with cash contributions to fund additional purchases.

Participation in the plan is completely voluntary and shareholders may withdraw at any time.

For more information on the dividend reinvestment plan, you may contact Deborah
L. Eazor at the following telephone number: (216) 637-8040.

- --------------------------------------------------------------------------------

                                                                        40   ---

                                CORTLAND BANCORP

                               BOARD OF DIRECTORS

                                RODGER W. PLATT
                                    Chairman

                               P. BENNETT BOWERS

                                 DAVID C. COLE

                               GEORGE E. GESSNER

                               WILLIAM A. HAGOOD

                              JAMES E. HOFFMAN III

                               RICHARD L. HOOVER

                               DENNIS E. LINVILLE

                                  K. RAY MAHAN

                               TIMOTHY K. WOOFTER

                                    OFFICERS

                                RODGER W. PLATT
                                   President

                               DENNIS E. LINVILLE
                            Executive Vice President
                            and Corporate Secretary

                             LAWRENCE A. FANTAUZZI
                            Treasurer and Controller

                                                                        41   ---

                    THE CORTLAND SAVINGS AND BANKING COMPANY

                               BOARD OF DIRECTORS

                               P. BENNETT BOWERS
                            Bowers Insurance Agency

                                 DAVID C. COLE
                                General Manager
                           Cole Valley Motor Company

                               GEORGE E. GESSNER
                                    Attorney

                               WILLIAM A. HAGOOD
                     President, Tri-City Mobile Homes, Inc.

                              JAMES E. HOFFMAN III
                                    Attorney

                               RICHARD L. HOOVER
                                   Consultant

                               DENNIS E. LINVILLE
                            Executive Vice President

                                  K. RAY MAHAN
                          President, Mahan Packing Co.

                                RODGER W. PLATT
                             President and Chairman

                               TIMOTHY K. WOOFTER
                           Executive Vice President,
                            Stan-Wade Metal Products

                                 PAUL C. BOWERS
                               Director Emeritus

                                  R. B. KNIGHT
                               Director Emeritus

                                JOHN F. GESSNER
                               Director Emeritus

                                 JAMES A. PURDY
                               Director Emeritus

                               STANLEY L. WOOFTER
                               Director Emeritus
                                 *  *  *  *  *

                                    OFFICERS

                                RODGER W. PLATT
                             President and Chairman

                               DENNIS E. LINVILLE
                Executive Vice President and Corporate Secretary

                             LAWRENCE A. FANTAUZZI
                       Controller and Corporate Treasurer

                                JAMES M. GASIOR
                  Vice President and Chief Operations Officer

                               CHARLES J. COMMONS
                                 Vice President

                               GERALD L. THOMPSON
                                 Vice President

                                 MARLENE LENIO
                                 Vice President

                                EMMA JEAN WOLLAM
                                 Vice President

                                  TED BANGERT
                                 Vice President

                               ROBERT J. HORVATH
                                 Vice President

                               T. WILLIAM ELLIOTT
                                 Vice President

                                 DANNY L. WHITE
                            Assistant Vice President

                                 GERARD F. KANE
                            Assistant Vice President

                                 MARK GOVERNOR
                            Assistant Vice President

                                MARCEL P. ARNAL
                            Assistant Vice President

                                  JAMES A. REA
                            Assistant Vice President

                             STEPHEN A. TELEGO, SR.
                            Assistant Vice President

                                  JUDY RUSSELL
                            Assistant Vice President

                                 GRACE J. BACOT
                            Assistant Vice President

                                   JAMES DUFF
                            Assistant Vice President

                                BEVERLY KOSTOFF
                            Assistant Vice President

                                 PIETRO PASCALE
                            Assistant Vice President

                                  KEITH MROZEK
                            Assistant Vice President

                                CARLO A. CICCONE
                                Internal Auditor

                               JOYCE P. RATCLIFF
                                 Trust Officer

                                 ROSE A. STROUD
                         Assistant Secretary-Treasurer

                                JANET K. HOUSER
                         Assistant Secretary-Treasurer

                                 MARY A. FISHER
                              Assistant Treasurer

                               RUSSELL E. TAYLOR
                              Assistant Treasurer

                                 CRAIG PHYTHYON
                              Assistant Treasurer

                                DEBORAH L. EAZOR
                              Assistant Treasurer

                                 KEVIN CORDNER
                              Assistant Secretary

                                                                        42   ---

                             OFFICES AND LOCATIONS

                   Ten Offices Serving These Fine Communities

                                    BRISTOL
                              6090 State Route 45
                            Bristolville, Ohio 44402

                                   BROOKFIELD
                            7325 Warren-Sharon Road
                             Brookfield, Ohio 44403

                                    CORTLAND
                              194 West Main Street
                              Cortland, Ohio 44410

                                     HIRAM
                              6821 Wakefield Road
                               Hiram, Ohio 44234

                                    HUBBARD
                            890 West Liberty Street
                              Hubbard, Ohio 44425

                                     MANTUA
                               10521 Main Street
                               Mantua, Ohio 44255

                                     VIENNA
                            4434 Warren-Sharon Road
                               Vienna, Ohio 44473

                                     WARREN
                                 2935 Elm Road
                               Warren, Ohio 44483

                                 WILLIAMSFIELD
                              5917 U.S. Route 322
                           Williamsfield, Ohio 44093

                                    WINDHAM
                            9690 East Center Street
                              Windham, Ohio 44288

                                     Member
                             Federal Reserve System
                                      and
                     Federal Deposit Insurance Corporation

                                                                        43   ---

                                                                  Exhibit 13


                                 CROWE CHIZEK [LOGO]

                        REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Cortland Bancorp
Cortland, Ohio

We have audited the accompanying consolidated balance sheet of Cortland Bancorp as of December 31, 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Cortland Bancorp as of December 31, 1993, and the results of operations and its cash flows for each of the two years in the period ended Deember 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Notes 11 and 12 to the financial statements, the Company changed its methods of accounting for postretirement benefits and income taxes in 1993 to conform to new accounting guidance.





                                                      CROWE, CHIZEK AND COMPANY

Columbus, Ohio
February 4, 1994