Form 10-K405, Exhibit 13
period 1995-12-31
CORTLAND BANCORP INC
filed 1996-03-28
CIK 774569

                                                Exhibit 13




                        REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Cortland Bancorp
Cortland, Ohio


We have audited the consolidated balance sheet of Cortland Bancorp as of December 31, 1993, which is not separately presented herein, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Cortland Bancorp as of December 31, 1993, and the results of operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Notes 11 and 12 to the financial statements, the Company changed its methods of accounting for postretirement benefits and income taxes in 1993 to conform to new accounting guidance.




                                        Crowe, Chizek and Company


Columbus, Ohio
February 4, 1994

                                                                      Exhibit 13


                                                         CONTENTS

                                                    Chairman's Message
                                                             1

                                             Brief Description of the Business
                                                             3

                                              Report of Independent Auditors
                                                             4

                                             Consolidated Statements of Income
                                                             5

                                                Consolidated Balance Sheets
                                                             6

                                                Consolidated Statements of
                                                   Shareholders' Equity
                                                             7

                                           Consolidated Statements of Cash Flows
                                                             8

                                            Notes to the Consolidated Financial
                                                        Statements
                                                             9

                                                  Selected Financial Data
                                                            24

                                                    Three Year Summary
                                            Average Balances, Yields and Rates
                                                            25

                                           Management's Discussion and Analysis
                                                            27

                                            Information as to Stock Prices and
                                                         Dividends
                                                            40

                                                     Cortland Bancorp
                                                  Directors and Officers
                                                            41

                                                Cortland Savings & Banking
                                                  Directors and Officers
                                                            42

                                                   Offices and Locations
                                                            43

CHAIRMAN'S MESSAGE


TO OUR SHAREHOLDERS:

All things considered, 1995 was a pretty good year. After 41 years of "just wait 'til next year" the Tribe was finally back in the World Series. Almost as rare, the Federal Reserve may have actually guided the economy to the ever elusive "soft landing" although the jury is still out on that one. Meanwhile, the FDIC took the banking system's pulse one more time, found it to be in robust health, slashed insurance premiums and issued refunds. Bank stocks, which at midyear had begun to fall out of favor with savvy Wall Street investors as net interest margins narrowed, suddenly were in vogue again, with many financial institutions announcing record profits one more time. Life was no different in Cortland, Ohio. Life was good.

Net income in 1995 of $3.289 million represented a 6.7% improvement over the prior year, and the best year in the Company's history. Earnings per share improved to $3.22 from the $3.07 earned last year. The leverage capital ratio climbed from 9.0% to 9.5%, while the risk-based capital ratio topped 21%. With both capital measures well in excess of the regulatory minimums, dividends were again increased, this time by better than 20% to $0.99 per share. The year ended on the upbeat, with fourth quarter net income of $853,000 gaining 35% from the comparable quarter of 1994. All of this was reflected in the demand for the Company's stock, which climbed in price throughout the year, closing out on a high note.

You may recall that last year I wrote to you about plans to expand our market coverage by opening an eleventh full service banking office. This new office, located in Niles, Ohio, was to be highly focused on meeting the needs of small business. Opened as planned during the month of August, this office has been highly successful in identifying and attracting the commercial customers we seek.

Also last year, I noted that "our strong capital base confers upon us sufficient leverage potential to exploit attractive growth opportunities" should they arise. Indeed, such an opportunity did arise quite unexpectedly. As a result of our positioning, we were able to respond quickly and effectively, capitalizing on an opportunity to expand market share in northern Trumbull County by acquiring the office of another banking competitor. Thus, only two weeks after opening our eleventh office in Niles, we were able to celebrate the addition of our twelfth office, situated in the rural community of North Bloomfield, Ohio.

Early in the second quarter of 1995, we were accepted as a member of the Federal Home Loan Bank (FHLB). Membership in the FHLB provides us with another source of liquidity, enabling us to access an additional credit line of $16 million. As a consequence of having this additional line available to us, we were able to more aggressively compete for large certificates of deposit (Jumbos). We were successful in this endeavor, as our Jumbos increased by better than $10 million during the year.

All of these items -- the two new Community Bank offices, the borrowings afforded by our FHLB membership and our increased success in competing for the larger deposit -- helped fuel our growth in 1995, as we increased our total assets by 12% to $358.7 million, a new record. However, as most of this growth occurred in the second half of 1995, average assets grew by only 3.8%, so the full impact of the growth won't be realized until 1996.



--------------------------------------------------------------------------------

                                                                         1   ---

--------------------------------------------------------------------------------

With interest rates beginning to decline in the second half of 1995, we began to see signs of an increasing demand for credit. Although loan balances increased a modest 3.7% over year-end 1994 levels, off balance sheet commitments surged late in the year, finishing more than 50% above last year's mark. This foreshadows more robust loan production early in 1996, which should continue throughout the year barring any significant downturn in the economy.

Also during 1995, I appointed a Growth & Development Committee to provide greater access to the Company's talent pool. With committee members representing all areas of the organization, the Committee sought ways to re-engineer the Bank that would enhance non-interest income and reduce non-interest expense while maintaining the Company's commitment to affordable, quality customer service. A number of the Committee's recommendations have already begun to be implemented and will have a positive impact on the Company's 1996 performance.

Over the past several years, the Company has enjoyed considerable cost savings by administering a self-insured group medical plan. However, late in 1995, management identified a premium based preferred provider plan that increases plan benefits while truncating and limiting the risk associated with administering a self-insured plan. This new plan is scheduled for adoption and implementation during the first quarter of 1996.

During the course of 1995, asset quality continued to remain a major strength of the Company. Under-performing assets declined another 19.7% from 1994 levels and now stand at only 0.59% of total assets. As a percentage of our total capital, these potentially problematic assets represent only 5.9%, down from 8.6% last year and 11.4% two years ago. Net loan charge-offs continue to be negligible, with the ratio of net loan losses to average net outstanding loans registering only 0.05%.

The wave of bank mergers that began in 1991 continues to roll on with new mega-banks being formed as U.S. banking giants combine in an effort to better compete with Asian and European competitors, while bolstering market share here at home as well. Some forecast that at least one half of the existing 55,000 U.S. bank branches will disappear by the end of the 20th century, a scant five years away.

Our perception is that there will always be a need for the smaller community bank to meet the customer service and credit needs of those market niches that cannot be adequately or economically serviced by the global reaching mega-giants. Accordingly, we remain committed to ensuring that our customers and communities continue to enjoy the finest banking services available anywhere. In an era of unparalleled industry-wide consolidation, we remain fiercely dedicated to the twin ideals of community and independence.

Just wait 'til next year.

Sincerely,

Rodger W. Platt
Chairman and President

--------------------------------------------------------------------------------

                                                                         2   ---

BRIEF DESCRIPTION OF THE BUSINESS

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

THE CORTLAND SAVINGS
AND BANKING COMPANY

The Cortland Savings and Banking Company is a full service state bank engaged in commercial and retail banking and trust services. The Bank's services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, leasing, credit card services, night depository, automated teller services, safe deposit boxes, money order services, traveler's checks, utility bill payments and other miscellaneous services normally offered by commercial banks. Cortland Banks also offers discount brokerage services, while the Bank's trust department offers a broad range of fiduciary services, including the administration of decedent and trust estates and other personal and corporate fiduciary services.

Business is conducted at a total of twelve offices, eight of which are located in Trumbull County, Ohio. Three offices are located in the communities of Hiram, Windham and Mantua, all in Portage County, Ohio while one office is located in the community of Williamsfield, Ashtabula County, Ohio.

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

EMPLOYEES

As of December 31, 1995 the Company through its subsidiary, the Bank, employed 158 full-time and 61 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.


--------------------------------------------------------------------------------

                                                                         3   ---

REPORT OF PACKER, THOMAS & CO.,
INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS
Cortland Bancorp

We have audited the accompanying consolidated balance sheets of Cortland Bancorp and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Cortland Bancorp and subsidiaries as of and for the year ended December 31, 1993 were audited by other auditors whose report dated February 4, 1994 expressed an unqualified opinion on those financial statements.

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

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Cortland Bancorp and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 2 to the consolidated financial statements, the Company changed its method of accounting for investments in 1994.

                                          Packer, Thomas & Co.

Youngstown, Ohio
February 15, 1996

--------------------------------------------------------------------------------

                                                                         4   ---

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 1995, 1994 and 1993
--------------------------------------------------------------------------------

                  (Amounts in thousands except per share data)

                                                             1995          1994          1993
                                                           --------      --------      --------
INTEREST INCOME
  Interest and fees on loans.............................. $ 14,117      $ 13,079      $ 13,554
  Interest and dividends on investment securities:
     Taxable..............................................    5,112         4,502         3,713
     Nontaxable...........................................      684           670           474
     Dividends............................................      175           135           199
  Interest on mortgage-backed securities..................    4,571         4,039         4,839
  Interest on trading account securities..................                     26            32
  Other interest income...................................      146           113           256
                                                           --------      --------      --------
          Total interest income...........................   24,805        22,564        23,067
                                                           --------      --------      --------
INTEREST EXPENSE
  Deposits................................................   11,035         9,372        10,028
  Borrowed funds..........................................      386           126            99
                                                           --------      --------      --------
          Total interest expense..........................   11,421         9,498        10,127
                                                           --------      --------      --------
             Net interest income..........................   13,384        13,066        12,940
             Provision for loan losses (Note 4)...........
                                                           --------      --------      --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.......   13,384        13,066        12,940
                                                           --------      --------      --------
OTHER INCOME
  Fees for other customer services........................      973           977           977
  Trading securities gains (losses).......................                      4           (18)
  Investment securities gains (losses) - net..............        5            20           (17)
  Gain (loss) on sale of loans - net......................       93           (47)          170
  Gain (loss) on sale of other real estate - net..........      (32)           21          (341)
  Other non-interest income...............................      272           175           114
                                                           --------      --------      --------
          Total other income..............................    1,311         1,150           885
                                                           --------      --------      --------
OTHER EXPENSES
  Salaries and employee benefits..........................    5,262         4,956         4,567
  Net occupancy expense...................................      611           584           604
  Equipment expense.......................................    1,004           922           752
  State and local taxes...................................      414           398           365
  FDIC assessment.........................................      334           647           681
  Office supplies.........................................      473           435           427
  Marketing expense.......................................      255           229           251
  Collection, repossession and foreclosure................       94           118           176
  Legal and litigation expense............................      263           294         1,704
  Other operating expenses................................    1,351         1,229         1,161
                                                           --------      --------      --------
          Total other expenses............................   10,061         9,812        10,688
                                                           --------      --------      --------
INCOME BEFORE FEDERAL INCOME TAXES........................    4,634         4,404         3,137
Federal income taxes (Note 11)............................    1,345         1,321           887
                                                           --------      --------      --------
NET INCOME................................................ $  3,289      $  3,083      $  2,250
                                                           ========      ========      ========
EARNINGS PER COMMON SHARE (Note 1)........................ $   3.22      $   3.07      $   2.28
                                                           ========      ========      ========




--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements

                                                                         5   ---

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 1995 and 1994
--------------------------------------------------------------------------------

                  (Amounts in thousands except per share data)

                                                                      1995             1994
                                                                   ----------       ----------
ASSETS
Cash and due from banks........................................... $   12,439       $   11,567
Investment securities available for sale (Note 2).................    117,689           69,573
Investment securities held to maturity (approximate
  market value of $64,873 in 1995 and $74,806 in 1994) (Note 2)...     64,021           79,403
Total loans (Note 3)..............................................    156,208          150,680
  Less allowance for loan losses (Note 4).........................     (3,011)          (3,081)
                                                                   ----------       ----------
  Net loans.......................................................    153,197          147,599
                                                                   ----------       ----------
Premises and equipment (Note 5)...................................      6,537            6,475
Other assets......................................................      4,849            5,744
                                                                   ----------       ----------
          TOTAL ASSETS............................................ $  358,732       $  320,361
                                                                   ==========       ==========
LIABILITIES
Noninterest-bearing deposits...................................... $   39,255       $   34,358
Interest-bearing deposits (Note 7)................................    276,674          250,317
                                                                   ----------       ----------
  Total deposits..................................................    315,929          284,675
                                                                   ----------       ----------
Short-term borrowings under one year (Note 8).....................      3,191            7,062
Other borrowings over one year (Note 8)...........................      5,026               29
Other liabilities.................................................      1,970            1,074
                                                                   ----------       ----------
          TOTAL LIABILITIES.......................................    326,116          292,840
                                                                   ----------       ----------
Commitments and contingent liabilities (Notes 9 and 16)

SHAREHOLDERS' EQUITY
Common stock - $5.00 stated value - authorized
  5,000,000 shares; issued 1,026,707 shares in 1995 and
  977,971 in 1994.................................................      5,134            4,890
Additional paid-in capital........................................      9,171            8,028
Retained earnings.................................................     17,693           16,292
Net unrealized gain (loss) on available for sale debt and
  marketable equity securities (Note 2)...........................        643           (1,689)
Treasury stock, at cost, 854 shares...............................        (25)
                                                                   ----------       ----------
       TOTAL SHAREHOLDERS' EQUITY (Note 15).......................     32,616           27,521
                                                                   ----------       ----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............. $  358,732       $  320,361
                                                                   ==========       ==========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

                                                                         6   ---

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years ended December 31, 1995, 1994 and 1993
--------------------------------------------------------------------------------

                  (Amounts in thousands except per share data)

                                                                                             Net Un-
                                                                                             realized       Total
                                                  Additional                                   Gain         Share-
                                      Common       Paid-In       Retained      Treasury     (Loss) on      holders'
                                      Stock        Capital       Earnings       Stock       Securities      Equity
                                     --------     ----------     ---------     --------     ----------     --------
BALANCE AT JANUARY 1, 1993.......... $ 4,486       $  6,384      $ 13,754      $      0      $   (353)     $ 24,271
  Net income........................                                2,250                                     2,250
  Shares sold.......................      65            210                                                     275
  Cash dividends declared
     ($.49 per share)...............                                 (481)                                     (481)
  3% stock dividend.................     134            538          (672)
  Cash paid in lieu of
     fractional shares..............                                  (11)                                      (11)
  Net change in unrealized loss on
     marketable equity securities...                                                              227           227
                                     --------     ----------     ---------     --------     ----------     --------
BALANCE AT DECEMBER 31, 1993........   4,685          7,132        14,840             0          (126)       26,531
                                     --------     ----------     ---------     --------     ----------     --------
  Net income........................                                3,083                                     3,083
  Shares sold.......................      65            250                                                     315
  Treasury shares purchased.........                                                 (7)                         (7)
  Treasury shares sold..............                      1                           7                           8
  Cash dividends declared
     ($.62 per share)...............                                 (625)                                     (625)
  Special cash dividend
     ($.20 per share)...............                                 (209)                                     (209)
  3% stock dividend.................     140            645          (785)
  Cash paid in lieu of
     fractional shares..............                                  (12)                                      (12)
  Net change in unrealized loss on
     available for sale debt
     securities and marketable
     equity securities..............                                                           (1,563)       (1,563)
                                     --------     ----------     ---------     --------     ----------     --------
BALANCE AT DECEMBER 31, 1994........   4,890          8,028        16,292             0        (1,689)       27,521
                                     --------     ----------     ---------     --------     ----------     --------
  Net income........................                                3,289                                     3,289
  Shares sold.......................      97            428                                                     525
  Treasury shares purchased.........                                                (25)                        (25)
  Treasury shares sold..............
  Cash dividends declared
     ($.78 per share)...............                                 (794)                                     (794)
  Special cash dividend
     ($.21 per share)...............                                 (219)                                     (219)
  3% stock dividend.................     147            715          (862)
  Cash paid in lieu of
     fractional shares..............                                  (13)                                      (13)
  Net change in unrealized gain
     (loss) on available for sale
     debt securities and marketable
     equity securities..............                                                            2,332         2,332
                                     --------     ----------     ---------     --------     ----------     --------
BALANCE AT DECEMBER 31, 1995........ $ 5,134       $  9,171      $ 17,693      $    (25)     $    643      $ 32,616
                                     ========     ==========     =========     ========     =========      ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

                                                                         7   ---

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1995, 1994 and 1993
--------------------------------------------------------------------------------

                             (Amounts in thousands)

                                                             1995          1994          1993
                                                           --------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.............................................. $  3,289      $  3,083      $  2,250
  Adjustments to reconcile net income to
     net cash from operating activities:
       Depreciation, amortization and accretion...........    1,552         1,668         1,290
       Deferred tax (benefit) expense.....................      (22)          718          (488)
       Investment securities (gains) losses...............       (5)          (20)           17
       Other real estate (gains) losses...................       32           (21)          341
       (Gains) losses on sales of loans...................      (93)           47          (170)
       Loans originated for sale..........................    1,473          (909)       (8,477)
       Proceeds from sale of loans originated for sale....                    878         7,659
       Gain on sale of fixed assets.......................                    (23)
       Trading account securities sales, maturities
          and purchases...................................                     (4)        2,055
       Changes in:
             Interest and fees receivable.................     (396)         (215)           46
             Interest payable.............................      330            41           (59)
             Other assets and liabilities.................      509        (2,421)        1,652
                                                           --------      --------      --------
               Net cash from operating activities.........    6,669         2,822         6,116
                                                           --------      --------      --------
CASH FLOW FROM INVESTING ACTIVITIES
  Purchases of securities.................................                              (67,203)
  Purchases of securities held to maturity................  (30,225)      (18,633)
  Proceeds from sales of securities.......................                                1,755
  Purchases of securities available for sale..............  (32,352)      (22,386)
  Proceeds from sales of securities available for sale....                  4,019
  Proceeds from call, maturity and principal
     payments on securities...............................   32,629        39,458        45,073
  Net (increase) decrease in loans made to customers......   (7,366)       (6,381)        5,589
  Net proceeds from the acquisition of deposits...........   10,605
  Proceeds from disposition of other real estate..........      194           739         1,715
  Proceeds from sale of loans.............................      330         1,148           501
  Proceeds from sale of fixed assets......................                     65
  Net decrease in deposits in other banks.................                    100
  Purchases of premises and equipment.....................     (861)       (1,945)         (349)
                                                           --------      --------      --------
               Net cash from investing activities.........  (27,046)       (3,816)      (12,919)
                                                           --------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposit accounts.............   20,649        (2,817)        4,074
  Net increase (decrease) in borrowings...................    1,126         2,861          (193)
  Dividends paid..........................................   (1,026)         (846)         (492)
  Purchases of treasury stock.............................      (25)           (7)
  Proceeds from sale of treasury stock....................                      8
  Proceeds from sale of common stock......................      525           315           275
                                                           --------      --------      --------
               Net cash from financing activities.........   21,249          (486)        3,664
                                                           --------      --------      --------
  NET CHANGE IN CASH AND CASH EQUIVALENTS.................      872        (1,480)       (3,139)
                                                           --------      --------      --------
CASH AND CASH EQUIVALENTS
  Beginning of year.......................................   11,567        13,047        16,186
                                                           --------      --------      --------
  End of year............................................. $ 12,439      $ 11,567      $ 13,047
                                                           ========      ========      ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

                                                                         8   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Cortland Bancorp (the Company) and its wholly-owned subsidiaries, Cortland Savings and Banking Company (the Bank) and New Resources Leasing Co. All significant intercompany balances and transactions have been eliminated.

Industry Segment Information: The Company and its subsidiaries operate in the domestic banking industry which accounts for substantially all of the Company's assets, revenues and operating income.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. The Company reports net cash flows for customer loan transactions, deposit transactions and deposits made with other financial institutions.

The Company paid interest of $11,091,000, $9,457,000 and $10,186,000 in 1995,
1994 and 1993, respectively. Cash paid for income taxes was $936,000 in 1995, $1,024,000 in 1994 and $1,253,00 in 1993. Transfers of loans to other real estate were $58,000, $306,000 and $518,000 in 1995, 1994 and 1993, respectively.

Investment Securities: Statement of Financial Accounting Standards No. 115 (SFAS
115), "Accounting for Certain Investments in Debt and Equity Securities," requires that investments in debt and equity securities be classified as held to maturity, trading or available for sale. Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Securities classified as available for sale are those that could be sold for liquidity, investment management, or similar reasons, even though management has no present intentions to do so. Trading securities are principally held with the intention of selling in the near term.

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

New Accounting Standards: Effective January 1, 1995 the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of Loans," as amended by SFAS No. 188, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." As a result of applying new rules, certain impaired loans have been reported at the present value of expected future cash flows using the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Adoption of the standard did not have a material impact on the Company's financial position or results of operations.

--------------------------------------------------------------------------------
                                  (Continued)

                                                                         9   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Management plans to adopt this standard on January 1, 1996 and does not expect such adoption to have a material impact on the Company's financial position or results of operations.

In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights -- an amendment of FASB Statement No. 65." The Company is required to adopt the provisions of this standard on January 1, 1996. Management does not expect this pronouncement to have a material impact on the Company.

Loans Held for Sale: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. In addition, the Company periodically identifies other loans which will be sold. These loans are classified as loans held for sale and carried at the lower of cost or estimated market value in the aggregate. To mitigate interest rate risk, the Company may obtain fixed commitments at the time loans are originated or identified as being held for sale. No such commitments existed as of December 31, 1995.

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

Concentrations of Credit Risk: The Company, through its subsidiary bank, grants residential, consumer, and commercial loans and also offers a variety of saving plans to customers located primarily in the Northeastern Ohio area. The following represents the composition of the loan portfolio at December 31, 1995 and 1994:

                                        % of Total
                                           Loans
                                       -------------
                                       1995     1994
                                       ----     ----
1 - 4 family residential mortgage..... 43.0%    43.9%
Commercial mortgage loans............. 24.6     24.9
Consumer loans........................ 13.6     11.5
Commercial loans...................... 10.6     10.0
Home equity loans.....................  7.9      8.5
1-4 family residential mortgage
  loans held for sale.................  0.3      1.2

Approximately 3.05% of total loans are unsecured at December 31, 1995, compared to 2.28% at December 31, 1994.

--------------------------------------------------------------------------------
                                  (Continued)

                                                                        10   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem situations, the entire allowance is available for any charge-offs that occur. A loan is charged off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method over the estimated useful lives of the various assets. Maintenance and repairs are expensed and major improvements are capitalized.

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the lower of cost or fair value less estimated costs to sell. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair market value is reflected as a valuation allowance through a charge to income.

Intangible Asset: In 1995, the Company acquired a branch office from another financial institution receiving cash and other assets in an amount less than the book value of the deposits recorded. The Company recorded the difference between the proceeds received and the deposits acquired as an intangible asset which is being amortized over a 15 year period. As of December 31, 1995, the intangible asset net of accumulated amortization was $538,000 and is included in other assets.

Income Taxes: A deferred tax liability or asset is determined at each balance sheet date. It is measured by applying enacted tax laws to future amounts that will result from differences in the financial statement and tax basis of assets and liabilities.

Per Share Amounts: The board of directors declared 3% common stock dividends payable as of January 1, 1996, 1995 and 1994. The 3% common stock dividend issued on January 1, 1996 resulted in the issuance of 29,471 shares of common stock, which have been included in the 1,026,707 shares reported as issued at December 31, 1995.

Earnings per share are based on weighted average shares outstanding. Weighted average shares outstanding were 1,022,138 for 1995, 1,003,356 for 1994 and 988,722 for 1993. Average shares outstanding, per share amounts and references to number of shares in the consolidated financial statements have been restated to give retroactive effect to the stock dividends declared.

Reclassifications: Certain items in the 1994 and 1993 consolidated financial statements have been reclassified to conform with the current year presentation.

--------------------------------------------------------------------------------
                                  (Continued)

                                                                        11   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES

The following is a summary of investment securities:

                             (Amounts in thousands)

                                                             Gross          Gross        Estimated
                                             Amortized     Unrealized     Unrealized        Fair
                                               Cost          Gains          Losses         Value
                                             ---------     ----------     ----------     ----------
DECEMBER 31, 1995
INVESTMENT SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities...................  $ 29,727        $  405         $   12        $ 30,120
U.S. Government agencies and
  corporations.............................    15,966           229              2          16,193
Obligations of states and political
  subdivisions.............................     7,034            62             44           7,052
Mortgage-backed and related securities.....    59,950           846             94          60,702
                                             ---------     ----------     ----------     ----------
          Total............................   112,677         1,542            152         114,067
Marketable equity securities...............     2,171            34            158           2,047
Other securities...........................     1,575                                        1,575
                                             ---------     ----------     ----------     ----------
          Total available for sale.........  $116,423        $1,576         $  310        $117,689
                                             =========     =========      ==========     ==========
INVESTMENT SECURITIES HELD TO MATURITY
U.S. Government agencies and
  corporations.............................  $ 35,407        $  660         $   15        $ 36,052
Obligations of states and political
  subdivisions.............................     9,759           170             74           9,855
Mortgage-backed and related securities.....    18,855           178             67          18,966
                                             ---------     ----------     ----------     ----------
          Total held to maturity...........  $ 64,021        $1,008         $  156        $ 64,873
                                             =========     =========      ==========     ==========
DECEMBER 31, 1994
INVESTMENT SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities....................  $ 17,338        $   17         $  341        $ 17,014
U.S. Government agencies and corporations...    11,816            15            189          11,642
Mortgage-backed and related securities......    39,824            83          1,314          38,593
Corporate securities........................       250                                          250
                                              ---------     ----------     ----------     ----------
          Total.............................    69,228           115          1,844          67,499
Marketable equity securities................     2,170             7            329           1,848
Other securities............................       226                                          226
                                              ---------     ----------     ----------     ----------
          Total available for sale..........  $ 71,624        $  122         $2,173        $ 69,573
                                              =========     =========      =========      =========
INVESTMENT SECURITIES HELD TO MATURITY
U.S. Treasury securities....................  $ 12,519        $              $  563        $ 11,956
U.S. Government agencies and corporations...    24,602                        1,346          23,256
Obligations of states and political
  subdivisions..............................    15,285            24            834          14,475
Mortgage-backed and related securities......    26,997             1          1,879          25,119
                                              ---------     ----------     ----------     ----------
          Total held to maturity............  $ 79,403        $   25         $4,622        $ 74,806
                                              =========     =========      =========      =========

On November 15, 1995, the FASB issued a special report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities" (Guide). The Guide provided a one-time opportunity for management to reassess the classification of securities under SFAS No. 115. On December 29, 1995, in accordance with the provisions of the Guide, management reclassified securities with an amortized cost of $29,082,000 and an unrealized net gain of $454,000 from held to maturity to available for sale.

--------------------------------------------------------------------------------
                                  (Continued)

                                                                        12   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES (Continued)

The amortized cost and estimated market value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                             (Amounts in thousands)

                                                     December 31, 1995
                                                  -----------------------
                                                  Amortized    Estimated
                                                    Cost       Fair Value
                                                  --------     ----------
INVESTMENT SECURITIES AVAILABLE FOR SALE
Due in one year or less........................   $ 10,666      $ 10,702
Due after one year through five years..........     30,353        30,675
Due after five years through ten years.........     10,300        10,576
Due after ten years............................      1,408         1,412
                                                  --------     ----------
          Subtotal.............................     52,727        53,365
Mortgage-backed securities.....................     59,950        60,702
                                                  --------     ----------
          Total................................   $112,677      $114,067
                                                  ========     ==========
INVESTMENT SECURITIES HELD TO MATURITY
Due in one year or less........................   $  1,924      $  1,929
Due after one year through five years..........      4,712         4,752
Due after five years through ten years.........     30,740        31,284
Due after ten years............................      7,790         7,942
                                                  --------     ----------
          Subtotal.............................     45,166        45,907
Mortgage-backed securities.....................     18,855        18,966
                                                  --------     ----------
          Total................................   $ 64,021      $ 64,873
                                                  ========     ==========

The following are realized gains and losses on securities sold or called for the years ended December 31,

                             (Amounts in thousands)

                                                   1995       1994       1993
                                                  ------     ------     ------
Proceeds.......................................   $2,146     $4,019     $1,755
Gross realized gains...........................       12         27        160
Gross realized losses..........................        7          7        177

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

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES (Continued)

On February 15, 1994, a pre-refunded escrowed municipal bond with a par value of $100,000 and a current book value of $124,000, issued by Northeast Randolph County, Alabama, was placed on non-accrual status by the Bank. These bonds were pre-refunded with U.S. Treasury securities financed by a subsequent bond issue of Northeast Randolph County, Alabama, which later defaulted. Holders of this refunding issue filed suit, seeking to have the escrow unwound with proceeds distributed to the claimants. The bond trustee had suspended interest payments pending a ruling from the court on this matter. On January 11, 1996, the United States District Court for the Northeastern District of Alabama ordered that the holders of the pre-refunded issue were to immediately receive the proceeds of the escrow fund in full satisfaction of the principal and accrued interest due on the bond, resulting in the bond's early retirement. The Company expects to receive amounts due on these bonds in the first quarter of 1996.

Investment securities with a carrying value of approximately $38,689,000 at December 31, 1995 and $24,117,000 at December 31, 1994 were pledged to secure deposits and for other purposes.

NOTE 3 - LOANS RECEIVABLE

The following is a summary of loans:
                             (Amounts in thousands)

                                                                             December 31,
                                                                        ----------------------
                                                                          1995          1994
                                                                        --------      --------
1-4 family residential mortgage loans................................   $ 67,099      $ 66,069
Commercial mortgage loans............................................     38,371        37,554
Consumer loans.......................................................     21,254        17,247
Commercial loans.....................................................     16,658        15,101
Home equity loans....................................................     12,353        12,854
1-4 family residential mortgage loans held for sale..................        473         1,855
                                                                        --------      --------
          Total loans................................................   $156,208      $150,680
                                                                        ========      ========

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $1,597,000, $1,909,000, and $1,652,000 at December 31, 1995, 1994 and 1993, respectively.
Interest income on these loans, if accrued, would have been approximately $63,000, $107,000 and $97,000 for 1995, 1994 and 1993, respectively.

Renegotiated loans for which interest has been reduced and that are still accruing interest totaled approximately $191,000, $205,000 and $573,000 at December 31, 1995, 1994 and 1993, respectively. Interest income recognized on these loans was $20,000, $23,000 and $47,000 for 1995, 1994 and 1993,
respectively. Interest income that would have been recognized under the original terms was $25,000, $28,000 and $81,000 for 1995, 1994 and 1993, respectively.

--------------------------------------------------------------------------------
                                  (Continued)

                                                                        14   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following is an analysis of changes in the allowance for loan losses:

                             (Amounts in thousands)

                                                                      December 31,
                                                             ------------------------------
                                                              1995        1994        1993
                                                             ------      ------      ------
     Balance at beginning of year.........................   $3,081      $3,139      $3,415
     Loan charge-offs.....................................     (367)       (288)       (615)
     Recoveries...........................................      297         230         339
                                                             ------      ------      ------
       Net loan charge-offs...............................      (70)        (58)       (276)
     Provision charged to operations......................        0           0           0
                                                             ------      ------      ------
     Balance at end of year...............................   $3,011      $3,081      $3,139
                                                             ======      ======      ======

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

                             (Amounts in thousands)

                                                                December 31,
                                                             ------------------
                                                              1995        1994
                                                             ------      ------
     Land.................................................   $  613      $  605
     Premises.............................................    4,985       4,791
     Equipment............................................    5,871       5,263
     Leasehold improvements...............................      189         138
                                                             ------      ------
                                                             11,658      10,797
     Less accumulated depreciation........................    5,121       4,322
                                                             ------      ------
               Net book value.............................   $6,537      $6,475
                                                             ======      ======

Depreciation expense was $799,000 for 1995, $710,000 for 1994 and $472,000 for 1993.

--------------------------------------------------------------------------------
                                  (Continued)

                                                                        15   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 6 - OTHER REAL ESTATE

The following is a summary of other real estate:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1995          1994
                                                --------      --------
Other real estate............................   $    219      $    423
Less allowance for losses....................         (4)          (40)
                                                --------      --------
                                                $    215      $    383
                                                ========      ========

Activity in the allowance for losses on other real estate is as follows:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1995          1994
                                                --------      --------
Balance at beginning of year.................   $     40      $    142
Charge-offs..................................        (50)         (125)
Provisions charged to operations.............         14            23
                                                --------      --------
Balance at end of year.......................   $      4      $     40
                                                ========      ========

NOTE 7 - DEPOSITS

The following is a summary of interest-bearing deposits:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1995          1994
                                                --------      --------
Demand.......................................   $ 47,571      $ 47,637
Savings......................................     86,855        90,814
Time:
  In denominations under $100,000............    111,038        91,025
  In denominations of $100,000 or more.......     31,210        20,841
                                                --------      --------
          Total interest-bearing deposits....   $276,674      $250,317
                                                ========      ========

--------------------------------------------------------------------------------
                                  (Continued)

                                                                        16   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 7 - DEPOSITS (Continued)

The following is a summary of certificates of deposit of $100,000 or more by remaining maturities:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1995          1994
                                                --------      --------
Three months or less.........................   $ 11,032      $  7,571
Three to twelve months.......................     13,254         8,267
One through five years.......................      5,752         3,664
Over five years..............................      1,172         1,339
                                                --------      --------
          Total..............................   $ 31,210      $ 20,841
                                                ========      ========

NOTE 8 - SHORT-TERM AND OTHER BORROWINGS

The following is a summary of short-term borrowings:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1995          1994
                                                --------      --------
Securities sold under repurchase
  agreements.................................   $  2,511      $  2,417
U.S. Treasury interest-bearing demand note...        480           645
Federal funds purchased......................        200         4,000
                                                --------      --------
          Total..............................   $  3,191      $  7,062
                                                ========      ========

The following is a summary of other borrowings over one year:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1995          1994
                                                --------      --------
Federal Home Loan Bank borrowings............   $  5,000      $
Other........................................         26            29
                                                --------      --------
          Total..............................   $  5,026      $     29
                                                ========      ========

The Federal Home Loan Bank (FHLB) borrowings mature June 23, 2000 and carry a variable interest rate of 5.75% as of December 31, 1995. The FHLB advance is collateralized by the FHLB stock owned by the Bank, with a carrying amount of $1,350,000 at December 31, 1995, and a blanket lien against the Bank's qualified mortgage loan portfolio. Maximum borrowing capacity from the FHLB totaled $16,234,000 at December 31, 1995 and is based on the amount of FHLB stock owned and the amount of qualifying mortgage loans and the amount of qualified mortgage-backed securities in the Bank's portfolio.

--------------------------------------------------------------------------------
                                  (Continued)

                                                                        17   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 9 - COMMITMENTS

The Bank occupies office facilities under operating leases extending to 2007. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of these facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Rental expenses were $181,000 for 1995, $161,000 for 1994 and $145,000 for 1993. Following is a summary of remaining future minimum lease payments under current operating leases for office facilities:

                             (Amounts in thousands)

Year ending -
  December 31, 1996................... $114
  December 31, 1997...................   80
  December 31, 1998...................   59
  December 31, 1999...................   59
  December 31, 2000...................   41
Later years...........................  219
                                       ----
     Total............................ $572
                                       ====

The Bank is required to maintain aggregate cash reserves amounting to $1,635,000 at December 31, 1995 to satisfy federal regulatory requirements. These amounts do not earn interest.

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

The following is a summary of such contract commitments:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1995          1994
                                                --------      --------
Financial instruments whose contract
  amounts represent credit risk:
     Commitments to extend credit
       Fixed rate............................   $  6,462      $  4,806
       Variable rate.........................     29,353        18,471
     Standby letters of credit...............      1,252           392

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

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 9 - COMMITMENTS (Continued)

case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

NOTE 10 - EMPLOYEE BENEFIT PLAN

The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $141,000 for 1995, $130,000 for 1994 and $127,000 for 1993. The Bank is
obligated to contribute 2% of the gross pay of each eligible participant. In addition, the Bank matches participants' voluntary contributions up to 2% of gross pay. Participants may make voluntary contributions to the plan up to 10% of gross wages. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.

NOTE 11 - FEDERAL INCOME TAXES

The composition of income tax expense is as follows:

                             (Amounts in thousands)

                                                            December 31,
                                                ------------------------------------
                                                  1995          1994          1993
                                                --------      --------      --------
Current......................................   $  1,367      $    603      $  1,375
Deferred.....................................        (22)          718          (488)
                                                --------      --------      --------
     Total...................................   $  1,345      $  1,321      $    887
                                                ========      ========      ========

The following is a summary of the net deferred tax asset included in other assets:

                             (Amounts in thousands)

                                                            December 31,
                                                ------------------------------------
                                                  1995          1994          1993
                                                --------      --------      --------
Gross deferred tax assets:
  Unrealized loss on available for sale
     securities..............................   $             $    870      $
  Provision for loan and other real estate
     losses..................................        636           648           724
  Losses on litigation.......................                                    612
  Loan fees..................................        118            57           115
  Other......................................         44             5            16
Gross deferred tax liabilities:
  Unrealized gain on available for sale
     securities..............................       (331)
  Depreciation...............................       (385)         (326)         (331)
  Other......................................        (67)          (60)          (94)
                                                --------      --------      --------
          Net deferred tax asset.............   $     15      $  1,194      $  1,042
                                                ========      ========      ========

The Company has adequate recoverable taxes paid in prior years to warrant recording the full deferred tax asset without a valuation allowance.

--------------------------------------------------------------------------------
                                  (Continued)

                                                                        19   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 11 - FEDERAL INCOME TAXES (Continued)

The following is a reconciliation between tax expense using the statutory tax rate of 34% and actual taxes:

                             (Amounts in thousands)

                                                            December 31,
                                                ------------------------------------
                                                  1995          1994          1993
                                                --------      --------      --------
Statutory tax................................   $  1,576      $  1,497      $  1,067
Effect of non-taxable interest and
  dividends..................................       (231)         (176)         (180)
                                                --------      --------      --------
          Total income taxes.................   $  1,345      $  1,321      $    887
                                                ========      ========      ========

The related income tax expense (benefit) on investment securities gains and losses amounted to $2,000 for 1995, $7,000 for 1994 and $(6,000) for 1993, and
is included in the total federal income tax provision.

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                             (Amounts in thousands)

                                               December 31, 1995             December 31, 1994
                                           -------------------------     -------------------------
                                            Carrying      Estimated       Carrying      Estimated
                                             Amount       Fair Value       Amount       Fair Value
                                           ----------     ----------     ----------     ----------
ASSETS:
Cash and cash equivalents................. $  12,439      $  12,439      $  11,567      $  11,567
Investment securities.....................   181,710        182,562        148,976        144,379
Loans, net of allowance for loan losses...   153,197        153,312        147,599        146,165
LIABILITIES:
Demand and savings deposits............... $ 173,681      $ 173,681      $ 172,809      $ 172,809
Time deposits.............................   142,248        144,274        111,866        111,505
Short-term borrowings.....................     3,191          3,191          7,062          7,062
Other borrowings..........................     5,026          5,026             29             29

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1995 and 1994. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities when specific quoted prices are not available. Carrying value is considered to approximate fair value for loans that contractually reprice at intervals less than six months, for short-term and other borrowings and for deposit liabilities subject to immediate withdrawal. The fair values of fixed rate loans, loans that reprice less frequently than every six months, and time deposits are approximated by a discount rate valuation technique utilizing estimated market interest rates as of December 31, 1995 and 1994. The fair value of unrecorded commitments at December 31, 1995 and 1994, is not material.

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the earnings potential of the Bank's trust department, the trained work force, customer goodwill, and similar

--------------------------------------------------------------------------------
                                  (Continued)

                                                                        20   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

items. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

NOTE 13 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated were loan customers during 1995. Following is an analysis of such loans:

                             (Amounts in thousands)

Total loans at December 31, 1994.................... $  1,307
New loans...........................................      291
Repayments..........................................     (106)
                                                     --------
          Total loans at December 31, 1995.......... $  1,492
                                                     ========

NOTE 14 - CONDENSED FINANCIAL INFORMATION

Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the parent's investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries since inception.

                                 BALANCE SHEETS
                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1995          1994
                                                --------      --------
ASSETS:
  Cash.......................................   $    557      $     23
  Investment securities......................        136           118
  Investment in bank subsidiary..............     31,880        27,345
  Investment in non-bank subsidiary..........         15            15
  Other assets...............................         29            21
                                                --------      --------
                                                $ 32,617      $ 27,522
                                                ========      ========
LIABILITIES:
  Other liabilities..........................   $      1      $      1

SHAREHOLDERS' EQUITY:
  Common stock...............................      5,134         4,890
  Additional paid-in capital.................      9,171         8,028
  Retained earnings..........................     17,693        16,292
  Net unrealized gain (loss) on available for
     sale debt and marketable equity
     securities..............................        643        (1,689)
  Treasury stock, at cost....................        (25)
                                                --------      --------
          TOTAL SHAREHOLDERS' EQUITY.........     32,616        27,521
                                                --------      --------
                                                $ 32,617      $ 27,522
                                                ========      ========

--------------------------------------------------------------------------------
                                  (Continued)

                                                                        21   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 14 - CONDENSED FINANCIAL INFORMATION (Continued)

                              STATEMENTS OF INCOME
                             (Amounts in thousands)

                                                                  Years ended December 31,
                                                            ------------------------------------
                                                              1995          1994          1993
                                                            --------      --------      --------
Dividends from bank subsidiary...........................   $  1,100      $    500      $    400
Interest and dividend income.............................          1
Investment securities losses.............................                       (3)
Other expenses...........................................        (26)          (31)          (64)
                                                            --------      --------      --------
  Income before equity in undistributed earnings of
     subsidiaries........................................      1,075           466           336
     Equity in undistributed net income of
       subsidiaries......................................      2,214         2,617         1,914
                                                            --------      --------      --------
          NET INCOME.....................................   $  3,289      $  3,083      $  2,250
                                                            ========      ========      ========

                            STATEMENTS OF CASH FLOWS

                             (Amounts in thousands)

                                                                  Years ended December 31,
                                                            ------------------------------------
                                                              1995          1994          1993
                                                            --------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.............................................   $  3,289      $  3,083      $  2,250
  Add (deduct) items not affecting cash:
     Equity in undistributed net income of
       subsidiaries......................................     (2,214)       (2,617)       (1,914)
     Investment securities losses........................                        3
     Change in other assets and liabilities..............        (14)           24           (32)
                                                            --------      --------      --------
          Net cash from operating activities.............      1,061           493           304
                                                            --------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of investment securities.....................         (1)         (105)
                                                            --------      --------      --------
          Net cash from investing activities.............         (1)         (105)            0
                                                            --------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid.........................................     (1,026)         (846)         (492)
  Proceeds from sale of common stock.....................        525           315           275
  Proceeds from sale of treasury stock...................                        8
  Purchases of treasury stock............................        (25)           (7)
                                                            --------      --------      --------
          Net cash from financing activities.............       (526)         (530)         (217)
                                                            --------      --------      --------
  Net change in cash.....................................        534          (142)           87

CASH
  Beginning of year......................................         23           165            78
                                                            --------      --------      --------
  End of year............................................   $    557      $     23      $    165
                                                            ========      ========      ========

--------------------------------------------------------------------------------
                                  (Continued)

                                                                        22   ---

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 15 - DIVIDEND RESTRICTIONS

The Company is generally dependent on the receipt of cash dividends from the Bank in order to pay cash dividends to shareholders. The Bank is subject to regulations of the Ohio Division of Banks which restrict dividends to retained earnings (as defined) of the current and prior two years. Under this restriction, at December 31, 1995 approximately $6,371,000 is available for the payment of dividends by the Bank. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines.

NOTE 16 - LITIGATION

On July 10, 1995, the United States District Court, Northern District of Ohio, Eastern Division, certified Frank Slentz, et al. v. Cortland Savings and Banking Company as a class action suit against the Company's subsidiary bank (Cortland).

Plaintiffs purchased interests in two campgrounds, Ponderosa Park Resorts ("Ponderosa") and The Landing at Clay's Park ("The Landing"). Plaintiffs signed promissory notes furnished by these campgrounds. Some of these notes were subsequently sold to Cortland. Plaintiffs allege that the campgrounds were never developed as promised. Instead, the campgrounds lapsed into insolvency and were placed in bankruptcy.

Each plaintiff seeks recovery of amounts invested. Cortland collected aggregate payments approximating $2.0 million and $2.3 million for principal, interest, late charges and other settlement charges relating to plaintiffs' promissory notes purchased from The Landing and Ponderosa, respectively.

Cortland vigorously objects to plaintiffs' allegations and will aggressively pursue all defenses available. The probability of an unfavorable outcome is not known. As the ultimate outcome of this litigation cannot presently be determined, no provision for any liability that may result from resolution of this lawsuit has been made in the accompanying consolidated financial statements.

The Bank is also involved in other legal actions arising in the ordinary course of business. In the opinion of management, the outcome of these matters is not expected to have a material effect on the Company.

--------------------------------------------------------------------------------

                                                                        23   ---

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

            (In thousands of dollars, except for per share amounts)

                                                         Years ended December 31,
SUMMARY OF OPERATIONS                    1995         1994         1993         1992         1991
                                       --------     --------     --------     --------     --------
Total Interest Income................. $ 24,805     $ 22,564     $ 23,067     $ 26,151     $ 28,340
Total Interest Expense................   11,421        9,498       10,127       13,079       17,023
                                       --------     --------     --------     --------     --------
NET INTEREST INCOME...................   13,384       13,066       12,940       13,072       11,317
Provision for Loan Losses.............                                           1,450        1,180
Total Other Income....................    1,311        1,150          885        1,237          477
Total Other Expenses..................   10,061        9,812       10,688        8,848        8,163
                                       --------     --------     --------     --------     --------
INCOME BEFORE TAX.....................    4,634        4,404        3,137        4,011        2,451
Federal Income Tax....................    1,345        1,321          887        1,251          718
                                       --------     --------     --------     --------     --------
NET INCOME............................ $  3,289     $  3,083     $  2,250     $  2,760     $  1,733
                                       ========     ========     ========     ========     ========
BALANCE SHEET DATA
Total Assets.......................... $358,732     $320,361     $321,269     $313,362     $308,085
Net Loans.............................  153,197      147,599      142,688      148,308      172,616
Deposits..............................  315,929      284,675      287,492      283,418      282,601
Shareholders' Equity..................   32,616       27,521       26,531       24,271       21,746

PER COMMON SHARE DATA (1)
Net Income............................ $   3.22     $   3.07     $   2.28     $   2.83     $   1.81
Cash Dividends Declared...............      .99         0.82         0.49         0.43         0.32
Book Value............................    31.79        27.33        26.73        24.80        22.55

ASSET QUALITY RATIOS
Underperforming Assets as a
  Percentage of:
     Total Assets.....................     0.59%        0.82%        1.05%        1.85%        1.79%
     Equity plus Allowance for Loan
       Loss...........................     5.94         8.61        11.37        20.98        22.16

FINANCIAL RATIOS
Equity to Asset Ratio.................     9.09%        8.59%        8.26%        7.75%        7.06%
Return on Average Assets..............     0.98         0.95         0.71         0.88         0.56
Return on Average Equity..............    10.80        11.00         8.83        11.98         8.34
Net Interest Margin Ratio.............     4.30         4.37         4.35         4.39         3.92

(1) Net income per common share is based on weighted average shares outstanding adjusted retroactively for stock dividends. Cash dividends per common share are based on actual cash dividends declared, adjusted retroactively for the stock dividends. Book value per common share is based on shares outstanding at each period, adjusted retroactively for the stock dividends.

--------------------------------------------------------------------------------

                                                                        24   ---

THREE YEAR SUMMARY
AVERAGE BALANCES, YIELDS AND RATES
--------------------------------------------------------------------------------

            (Fully taxable equivalent basis in thousands of dollars)

                                                                  1995
                                                 --------------------------------------
                                                   Average       Interest
                                                   Balance        Earned      Yield or
                                                 Outstanding     Or Paid        Rate
                                                 -----------     --------     ---------
Interest-earning assets:
  Interest-bearing deposits in other banks...     $       0      $     0
  Federal funds sold.........................         2,485          146         5.9%
  Trading account securities.................             0            0
  Investment securities:
     U.S. Treasury and other U.S.
       Government agencies and
       corporations..........................        74,447        5,051         6.8%
     U.S. Government mortgage-backed
       pass through certificates.............        70,471        4,571         6.5%
     States of the U.S. and political
       subdivisions (Note 1, 2, 3)...........        15,436        1,024         6.6%
     Other securities........................         2,965          187         6.3%
                                                 -----------     --------
TOTAL INVESTMENT SECURITIES..................       163,319       10,833         6.6%
LOANS (Note 2, 3, 4).........................       153,702       14,175         9.2%
                                                 -----------     --------
TOTAL INTEREST-EARNING ASSETS................     $ 319,506      $25,154         7.9%
                                                 ===========     ========
Interest-bearing liabilities:
  Deposits:
     Interest-bearing demand deposits........     $  45,864      $ 1,177         2.6%
     Savings.................................        87,072        2,406         2.8%
     Time....................................       129,320        7,452         5.8%
                                                 -----------     --------
TOTAL INTEREST-BEARING DEPOSITS..............       262,256       11,035         4.2%
                                                 -----------     --------
Borrowings:
  U.S. Treasury interest-bearing demand
     note....................................           756           41         5.4%
  Federal funds purchased....................         1,276           78         6.1%
  Securities sold under agreement to
     repurchase..............................         2,390          110         4.6%
  Borrowings over one year...................         2,657          157         5.9%
                                                 -----------     --------
TOTAL BORROWINGS.............................         7,079          386         5.5%
                                                 -----------     --------
TOTAL INTEREST-BEARING LIABILITIES...........     $ 269,335      $11,421         4.2%
                                                 ===========     ========
Net interest margin..........................                    $13,733         4.3%
                                                                 ========     ========

Note 1 - Includes both taxable and tax exempt securities.

Note 2 - The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 1995, 1994 and 1993, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets.

--------------------------------------------------------------------------------

                                                                        25   ---

--------------------------------------------------------------------------------


            (Fully taxable equivalent basis in thousands of dollars)


                        1994                                       1993
       --------------------------------------     --------------------------------------
         Average       Interest                     Average       Interest
         Balance        Earned      Yield or        Balance        Earned      Yield or
       Outstanding     Or Paid        Rate        Outstanding     Or Paid        Rate
       -----------     --------     ---------     -----------     --------     ---------

        $     658      $    18         2.7%        $     100      $    12        12.0%
            2,489           95         3.8%            8,075          244         3.0%
              337           26         7.7%              544           32         5.9%



           66,804        4,427         6.6%           54,751        3,616         6.6%

           70,833        4,037         5.7%           79,548        4,839         6.1%

           15,362        1,026         6.7%           10,778          768         7.1%
            2,414          147         6.1%            3,166          220         6.9%
       -----------     --------                   -----------     --------
          155,413        9,637         6.2%          148,243        9,443         6.4%
          148,288       13,147         8.9%          147,263       13,631         9.3%
       -----------     --------                   -----------     --------
        $ 307,185      $22,923         7.5%        $ 304,225      $23,362         7.7%
       ===========     ========                   ===========     ========


        $  51,392      $ 1,237         2.4%        $  53,452      $ 1,485         2.8%
           94,753        2,576         2.7%           90,981        2,767         3.0%
          113,444        5,559         4.9%          116,112        5,776         5.0%
       -----------     --------                   -----------     --------
          259,589        9,372         3.6%          260,545       10,028         3.8%
       -----------     --------                   -----------     --------


              623           24         3.9%              692           20         2.9%
              440           22         5.0%                0            0

            2,324           79         3.4%            2,426           78         3.2%
               30            1         3.3%               32            1         3.1%
       -----------     --------                   -----------     --------
            3,417          126         3.7%            3,150           99         3.1%
       -----------     --------                   -----------     --------
        $ 263,006      $ 9,498         3.6%        $ 263,695      $10,127         3.8%
       ===========     ========                   ===========     ========
                       $13,425         4.4%                       $13,235         4.4%
                       ========       ======                      ========       ======

Note 3 - Average balance outstanding includes the average amount outstanding for all nonaccrual investment securities and loans.

Note 4 - Interest earned on loans includes net loan fees of $72 in 1995, $333 in 1994 and $368 in 1993.

--------------------------------------------------------------------------------

                                                                        26   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)
--------------------------------------------------------------------------------

OVERVIEW

Net income for 1995 of $3,289 was the best in the Company's history and constituted an increase of $206 from the $3,083 earned in 1994. Earnings per share of $3.22 represented an improvement of $0.15 from the $3.07 per share realized in 1994.

Capital ratios continued to strengthen further, facilitating a 21% increase in dividends per share. As of December 31, 1995, the ratio of equity capital to total assets was 9.09%, up from 8.59% a year ago; while risk-based capital measured 21.07% compared to 20.86% at December 31, 1994. All capital ratios were well in excess of required regulatory minimums.

During 1995, management sought to capitalize on the Company's strong asset quality and equity capital positions by emphasizing growth. Accordingly, the Company expanded its market presence by opening an office, de novo, in Niles and by acquiring the North Bloomfield office of a competitor. Both offices are located in Trumbull County, Ohio, and both events occurred in August, 1995.

To further facilitate management's growth objectives, the Company's bank subsidiary became a member of the Federal Home Loan Bank (FHLB) of Cincinnati, thereby establishing access to a credit line of $16.2 million, enabling the subsidiary bank to more aggressively pursue large certificates of deposit in excess of $100,000.

The result was that assets increased by $38 million, representing a rate of growth of 12%. Asset deployment continued to emphasize loans that meet strict underwriting standards and conservative investment products with little or no credit risk. Loans increased by $5.5 million, representing a modest year-to-year increase of 3.7%. Investments grew by $32.7 million, an increase of 22% over prior year end. As a result, the loan to deposit ratio declined from 52.9% to 49.4% contributing to a slight narrowing in the net interest margin from 4.37% to 4.30%.

ASSET QUALITY

Management closely monitors and evaluates trends and developments in asset quality. Internal loan review systems require detailed monthly analysis of delinquencies, nonperforming assets and other sensitive credits. Generally, all mortgage, commercial and consumer loans are moved to nonaccrual status once they reach 90 days past due or when analysis of a borrower's creditworthiness indicates the collection of interest and principal is in doubt.

In addition to nonperforming loans, total nonperforming assets include nonperforming investment securities and real estate acquired in satisfaction of debts previously contracted. Total underperforming assets add to this amount loans which have been restructured to provide for a reduction of interest or principal because of a deterioration in the financial condition of the borrower. Also included as underperforming assets are loans which are more than 89 days past due that continue to accrue interest income. The following table depicts the trend in these potentially problematic asset categories.

                                    1995     1994     1993
                                   ------   ------   ------
 Nonaccrual loans:
   1-4 residential mortgage        $  553   $  553   $  627
   Commercial mortgage                777    1,327      942
   Secured by farmland                261        0        0
   Other commercial loans               0        0       45
   Consumer loans                       6        8       14
   Home equity loans                    0       21       24
 -----------------------------------------------------------
 TOTAL NONACCRUAL LOANS             1,597    1,909    1,652
 Investment securities                106      124        0
 Other real estate owned              215      383      795
 -----------------------------------------------------------
 TOTAL NONPERFORMING ASSETS         1,918    2,416    2,447
 Loans ninety days past due
   and still accruing interest          7       14      353
 Restructured loans                   191      205      573
 -----------------------------------------------------------
 TOTAL UNDERPERFORMING ASSETS      $2,116   $2,635   $3,373

The table below provides a number of key control ratios based on the data presented above. Overall, asset quality continued to improve during 1995.

                                 1995     1994     1993
                                ------   ------   ------
 Nonperforming loans as a
   percentage of total loans     1.02%    1.27%    1.13%
 Nonperforming assets as a
   percentage of total assets    0.53%    0.75%    0.76%
 Underperforming assets as a
   percentage of total assets    0.59%    0.82%    1.05%
 Underperforming assets as a
   percentage of equity
   capital plus allowance for
   loan losses                   5.94%    8.61%   11.37%

--------------------------------------------------------------------------------

                                                                        27   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

LOAN LOSS EXPERIENCE

For each year presented below, the provision for loan losses charged to operations is based on management's judgment after taking into consideration all known factors connected with the collectibility of the existing portfolio. Management evaluates the portfolio in light of economic conditions, changes in the nature and volume of the portfolio, industry standards and other relevant factors. Specific factors considered by management in determining the amounts charged to operations include previous loan loss experience, the status of past due interest and principal payments, the quality of financial information supplied by customers and the general economic condition of the communities in which credit has been extended.

The following provides an analysis of the allowance for loan losses for the periods indicated:

                                                 1995       1994       1993       1992       1991
                                                -------    -------    -------    -------    -------
  Balance at beginning of year...............   $ 3,081    $ 3,139    $ 3,415    $ 3,203    $ 2,987
  Loan losses:
       1-4 family residential mortgages......       (69)       (72)      (172)      (108)      (160)
       Commercial mortgages..................         0        (27)       (42)      (834)      (195)
       Consumer loans........................      (220)      (141)      (271)      (438)      (792)
       Commercial loans......................       (78)       (48)      (123)      (198)      (187)
       Home equity loans.....................         0          0         (7)       (18)         0
                                                -------    -------    -------    -------    -------
                                                   (367)      (288)      (615)    (1,596)    (1,334)
                                                -------    -------    -------    -------    -------
  Recoveries on previous loan losses:
       1-4 family residential mortgages......         4          4         26         55         17
       Commercial mortgages..................        78          6         28          6          0
       Consumer loans........................       152        156        202        273        321
       Commercial loans......................        63         64         83         24         32
                                                -------    -------    -------    -------    -------
                                                    297        230        339        358        370
                                                -------    -------    -------    -------    -------
  Net loan losses............................       (70)       (58)      (276)    (1,238)      (964)
                                                -------    -------    -------    -------    -------
  Provision charged to operations............         0          0          0      1,450      1,180
                                                -------    -------    -------    -------    -------
  Balance at end of year.....................   $ 3,011    $ 3,081    $ 3,139    $ 3,415    $ 3,203
                                                =======    =======    =======    =======    =======
  Ratio of net loan losses to
    average net loans outstanding............     0.05%      0.04%      0.19%      0.75%      0.53%
                                                =======    =======    =======    =======    =======
  Ratio of loan loss allowance to total
    loans....................................     1.93%      2.04%      2.15%      2.25%      1.82%
                                                =======    =======    =======    =======    =======

The improved level of asset quality achieved over the past several years has resulted in a sharp decline in the ratio of net loan losses to average net loans. The allowance for loan loss at 189% of nonperforming loans and 168% of all underperforming loans continues to provide ample coverage. Management has determined the allowance to be adequate, requiring no further provision in the current year.

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

The following is an allocation of the allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

                                              1995       1994       1993       1992       1991
                                             ------     ------     ------     ------     ------
TYPES OF LOANS
1-4 family residential mortgages..........   $  351     $  385     $  405     $  437     $  419
Commercial mortgages......................    1,118      1,223      1,029      1,157        997
Consumer loans............................      416        407        424        591      1,019
Commercial loans..........................      239        207        192        210        235
Home equity loans.........................       61         63         67         62         52
Unallocated portion.......................      826        796      1,022        958        481
                                             ------     ------     ------     ------     ------
                                             $3,011     $3,081     $3,139     $3,415     $3,203
                                             ======     ======     ======     ======     ======

The allocations of the allowance as shown in the table above should not be interpreted as an indication that future loan losses will occur in the same proportions or that the allocations indicate future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is applicable to the entire portfolio.

--------------------------------------------------------------------------------

LOAN PORTFOLIO

The level of general economic activity remained firm throughout 1995. The Company realized an increase of $5,528 in the loan portfolio from the level of $150,680 recorded at December 31, 1994.

The composition of the portfolio changed slightly during 1995 with 1-4 family residential mortgages declining from 45.1% to 43.3% of total loans. The portion of the loan portfolio represented by commercial loans (including commercial real estate) increased from 34.9% to 35.2%. Consumer loans (including home equity loans) increased from 20% to 21.5%.

The following chart indicates changes that have occurred in the composition of the loan portfolio over the past five years. Residential lending, excluding home equity loans, now comprises 43.3% of the portfolio, a decrease from its 47.7% share in 1990. Meanwhile, home equity loans have grown from a 6.1% share in 1990 to 7.9% in 1995, offsetting the decline in traditional consumer installment lending. The portfolio share claimed by commercial loans climbed to 35.2%, up from 31.4% five years ago.

                           LOAN PORTFOLIO COMPOSITION
                                 (In Percentages)
                              1995           1990
                              ----           ----
1-4 Family Mortages           43.3           47.7
Commercial                    35.2           31.4
Consumer                      13.6           14.8
Home Equity                    7.9            6.1

During 1995, approximately $5.6 million in mortgage loans were originated by the Company. As anticipated, this level of production was down considerably from previous years, reflecting the impact of the higher interest rates orchestrated by the Federal Reserve from early 1994 through mid 1995. Although no residential mortgage loans were

--------------------------------------------------------------------------------

                                                                        29   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

sold in 1995, management intends to continue to sell a portion of both newly originated and refinanced fixed rate residential mortgage loans to the Federal Home Loan Mortgage Corporation (FHLMC), while retaining servicing rights.

With interest rates up and production levels down, management elected to hold all mortgages originated in 1995. Management anticipates a more balanced approach in the coming year, with some mortgages being sold during 1996. Annualized service fee income derived from the portfolio is now approximately $22.

During the past year, management continued its pursuit of community based small business lending. The Company expanded its offering of business banking products, recruited additional experienced lending officers, and further strengthened the skills and capabilities of support staff. Management believes that the Company remains well positioned to take advantage of opportunities in the small business community despite growing competition from money center and super regional banks for this segment of the market.

As the economy continues to weaken and lose momentum, consumer loan demand will begin to flatten as well. Accordingly, management expects little growth in its home equity products. Management remains alert to new opportunities in the area of installment lending that would improve market penetration and counteract any softening of economic conditions.

Additional information regarding the loan portfolio can be found in the Notes to the Consolidated Financial Statements (NOTES 1, 3, 9, 12, 13).

INVESTMENT SECURITIES

Since January 1, 1994 when the Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities," investment securities have been segregated into three separate portfolios: held to maturity, available for sale and trading, each with its own method of accounting.

Held to maturity securities are recorded at historical cost, adjusted for amortization of premiums and accretion of discounts. The Company must have both the intent and the ability to hold such securities to maturity. Trading securities are marked-to-market, with any gain or loss reflected in the determination of income. Securities designated as available for sale are similarly carried at their fair market value. However, any gain or loss (net of tax) is recorded as an adjustment to shareholders' equity.

One effect of SFAS 115 is to expose shareholders' equity to a significant new source of volatility. The potential adverse impact of this volatility, however, was mitigated when bank regulatory agencies announced during the fourth quarter of 1994 their intent to measure capital adequacy for regulatory purposes without regard to the effects of SFAS 115.

On November 15, 1995, the FASB issued a special report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities" (Guide). The Guide provided a one-time opportunity for management to reassess the classification of securities under SFAS No. 115. On December 29, 1995, in accordance with the provisions of the Guide, management reclassified securities with an amortized cost of $29,082 and an unrealized net gain of $454 from held to maturity to available for sale.

At December 31, 1995, a net unrealized gain of $643, net of tax, was included in shareholders' equity, as compared to a net unrealized loss of $1.7 million, net of tax, as of December 31, 1994. This $2.3 million swing (net of tax) primarily reflects the increase in the market value of debt securities as interest rates declined throughout much of the year, and illustrates the volatile nature of this component of shareholders' equity.

--------------------------------------------------------------------------------

                                                                        30   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

Securities designated by the Company as held to maturity tend to be higher yielding but less liquid either due to maturity, size or other characteristics of the issue.

Securities the Company has designated as available for sale may be sold prior to maturity in order to fund loan demand, to adjust for interest rate sensitivity, to reallocate bank resources, or to reposition the portfolio to reflect changing economic conditions and shifts in the relative values of market sectors. Available for sale securities tend to be more liquid investments and generally exhibit less price volatility as interest rates fluctuate.

As of December 31, 1995, the carrying value of all investment securities, both available for sale and held to maturity, tallied $181,710, an increase of $32,734 or 22.0% from the prior year. The allocation between single maturity investment securities and mortgage-backed securities remained at the same 56/44 split as the previous year. Mortgage-backed securities increased by $13,967 or 21.3%. Holdings of single maturity investments showed an increase of $17,219 or 21.2%.

The Company's holdings of obligations of states and political subdivisions increased by $1.5 million. The primary focus here remained in the area of pre-refunded municipals that are fully escrowed in U.S. Government obligations.

The Company increased its holdings of U.S. Treasury securities by approximately $0.6 million, or 2.0%. Investments in U.S. government agencies and sponsored corporations increased by $15.4 million, or 42.4%, primarily in high yielding callable issues. Holdings of other securities increased by $1.349 million as the Bank purchased stock in the Federal Home Loan Bank of Cincinnati as part of its membership requirements.

The mix of mortgage-backed securities remained weighted in favor of floating rate and adjustable rate products. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates.

The portfolio mix of fixed rate and floating rate or adjustable rate mortgage-backed securities for both 1995 and 1994 is graphically depicted below.

                               MORTGAGE-BACKED SECURITIES
                                     PORTFOLIO MIX

                                  (In Percentages)

                                1995         1994
                                ----         ----
Variable & Adjustable           58           60
Fixed Rate                      42           40

Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $16,259 and $17,114 at December 31, 1995 and 1994, respectively. These investments are monitored and subjected to regulatory prescribed stress tests. At December 31, 1995, none of these investments were considered "high risk" under regulatory definitions. The Company has no investments in structured notes, inverse floaters or other high risk derivative products.

Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1-2).

DEPOSITS

The Company's deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end increased 11% to $315,929 at December 31, 1995 as compared to $284,675 at December 31, 1994. Approximately 40% of this growth was due to the branch acquired in North Bloomfield and the office opened, de novo, in Niles, Ohio.

The Company's deposit base consists of demand deposits, savings, money market and time deposit accounts. Average non interest-bearing deposits increased 13.2% during 1995, while average interest-bearing deposits increased by only 1.0%.

--------------------------------------------------------------------------------

                                                                        31   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

During 1995, non interest-bearing deposits averaged $33,716 or 11.4% of total average deposits as compared to $29,783 or 10.3% in 1994. Core deposits averaged $267,711 for the year ended December 31, 1995, a decrease of $5,109 or 1.9% from the average level of 1994. During 1994, core deposits had averaged $272,820, an increase of 2.3% over the preceding year.

Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 90.5% of average total deposits in 1995 compared to 94.3% in 1994 and 93.1% in 1993. The decline in core deposits during 1995 reflects the cumulative impact of higher interest rates orchestrated by the Federal Reserve from early 1994 until mid 1995. Money which customers had "parked" in low yielding savings and money market accounts during the low interest rate environment of 1992 - 1993 began to migrate toward U.S. Treasuries, mutual funds and high yielding CD "specials" offered by competitors. These funds were replaced with higher cost Jumbo CD's and borrowed funds.

Nevertheless, over the past five years, the Company has reduced its reliance on large denomination certificates of deposit (Jumbo CD's) while simultaneously increasing checking and savings account balances. The following depicts how the deposit mix has shifted during this time frame.

                                    AVERAGE DEPOSIT MIX
                                     (In Percentages)

                         1995            1990
                         ----            ----
Savings                 29.4            21.3
Other CD's              34.1            44.6
Jumbo CD's               9.5            11.2
Checking                11.4             8.0
NOW                      7.2             5.3
Money Market             8.4             9.6

Additional information regarding interest-bearing deposits is presented in the Notes to the Consolidated Financial Statements (Note 7).

RESULTS OF OPERATIONS

Common comparative ratios for results of operations are the return on average equity and the return on average assets. The return on average equity amounted to 10.8%, 11.0% and 8.8% for 1995, 1994 and 1993, respectively, while the return on average assets amounted to 1.0%, 1.0% and 0.7% for those same years.

Net interest income, the principal source of the Company's earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and purchased funds. For 1995, net interest income on a fully taxable equivalent basis registered 4.3%, compared to 4.4% for both 1994 and 1993.

                 NEW INTEREST MARGIN RATIO
                       (In Percentages)

1991                        3.9
1992                        4.4
1993                        4.4
1994                        4.4
1995                        4.3

(Note: Net Interest Margin is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The Net Interest Margin Ratio expresses this difference as a percentage of average earning assets.)

Interest-earning assets averaged $319,506 during 1995, representing a 4.0% increase over 1994. 1994 earning assets had averaged $307,185 for a 1.0% increase over 1993. The yield on interest-earning assets was 7.9%, 7.5% and 7.7% in 1995, 1994 and 1993, respectively. The average rate incurred on interest-bearing liabilities was 4.2%, 3.6% and 3.8% for those same years. Interest-bearing liabilities averaged $269,335 for 1995, increasing by 2.4% from 1994 levels which averaged $263,006.

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

       ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)


                                               1995 Compared to 1994           1994 Compared to 1993
                                             --------------------------     ---------------------------
                                             Volume      Rate     Total     Volume      Rate      Total
                                             ----------------------------------------------------------
  Increase (Decrease) in Interest Income
     Interest-bearing deposits in other
       banks...............................  $  (18)   $    0    $  (18)    $   21    $  (15)    $    6
     Federal funds sold....................       0        51        51       (201)       52       (149)
     Trading account securities............     (26)        0       (26)       (14)        8         (6)
     Investment Securities
       U.S. Treasury and other U.S.
          Government agencies and
          corporations.....................     516       108       624        799        12        811
       U.S. Government mortgage-backed
          pass-through certificates........     (21)      555       534       (509)     (293)      (802)
       States of the U.S. and political
          subdivisions.....................       5        (7)       (2)       309       (51)       258
       Other securities....................      34         6        40        (48)      (25)       (73)
     Loans.................................     489       539     1,028         94      (578)      (484)
                                             -----------------------------------------------------------
  Total Interest Income Change.............     979     1,252     2,231        451      (890)      (439)
                                             -----------------------------------------------------------
  Increase (Decrease) in Interest Expense
     Interest-bearing demand deposits......    (139)       79       (60)       (55)     (193)      (248)
     Savings deposits......................    (212)       42      (170)       113      (304)      (191)
     Time deposits.........................     838     1,055     1,893       (134)      (83)      (217)
     U.S. Treasury interest-bearing
       demand note.........................       6        11        17         (2)        6          4
     Federal funds purchased...............      51         5        56         22         0         22
     Securities sold under agreements to
       repurchase..........................       2        29        31         (3)        4          1
     Other borrowings......................     155         1       156          0         0          0
                                             -----------------------------------------------------------
  Total Interest Expense Change............     701     1,222     1,923        (59)     (570)      (629)
                                             ------------------------------------------------------------
  INCREASE (DECREASE) IN NET INTEREST
     INCOME ON A TAXABLE EQUIVALENT BASIS..  $  278    $   30    $  308     $  510    $ (320)    $  190
                                             ============================================================



                                                                        33   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

Total other income for 1995 increased $161, or 14.0% compared to an increase of $265, or 30.0% in 1994. Fees for customer services remained stable. A net loss of $32 was recorded on the disposition of other real estate in 1995 compared to a net gain of $21 in 1994 and a net loss of $341 in 1993. Secondary market operations showed gains of $93 and $170 in 1995 and 1993 while sustaining a loss of $47 in 1994. Activity in trading securities and the sale of investment securities resulted in modest gains during 1995 and 1994, as compared to modest losses in 1993.

Other non-interest income increased by $97 during 1995, following a $61 increase in 1994. The increases for both years were primarily the result of nonrecurring income items. Non-interest income in 1995 benefited from a $69 refund on the Alpine class action settlement and $21 in one-time vendor refunds and rebates.

OTHER INCOME
                               1995        1994        1993
                             ------      ------      ------
Fees for other customer
  services                   $  973      $  977      $  977
Gain (loss) on sale of
  loans                          93         (47)        170
Gain (loss) on sale of
  other real estate             (32)         21        (341)
Other operating income          272         175         114
                             -------------------------------
                              1,306       1,126         920
Trading securities net
  gains (losses)                  0           4         (18)
Investment securities net
  gains (losses)                  5          20         (17)
                             -------------------------------
Total other income           $1,311      $1,150      $  885

Total other expenses increased by 2.5%, or $249 in 1995. This compares to a decrease of $876, or 8.2% in 1994, which resulted from a decrease in litigation expense. Expenditures for salaries and employee benefits increased by 6.2%, reflecting, in good part, the staffing requirements of the Company's two newest branch offices. Excluding these two new offices, the increase in salaries and benefits was 3.6%.

The FDIC dramatically reduced premium rates retroactive to May 1995, reflecting the improved condition of the banking system as FDIC reserves reached their targeted funding level. As a result, the Bank experienced a year over year decline in FDIC assessment expense of $313. All other categories of non-interest expense increased by $256, or 6.1% in the aggregate.

Occupancy and equipment expense increased by 7.2%, or $109. The new office openings accounted for 50% of this increase. The 11.4% increase in marketing expense was entirely due to promotional efforts on behalf of the newly opened offices. The increase in office supplies reflects the cost of stocking the new offices and the increased cost of paper products. Other operating expense increased 9.9% due to a provision for estimated expenses related to pending IRS assessments.

NON-INTEREST EXPENSE
                                1995       1994        1993
                             -------     ------     -------
Salaries and benefits        $ 5,262     $4,956     $ 4,567
Net occupancy expense            611        584         604
Equipment expense              1,004        922         752
State and local taxes            414        398         365
FDIC assessment                  334        647         681
Office supplies                  473        435         427
Marketing expense                255        229         251
Collection, repossession
  and foreclosure expense         94        118         176
Legal and litigation
  expense                        263        294       1,704
Other operating expense        1,351      1,229       1,161
                             -------     ------     -------
Total other expenses         $10,061     $9,812     $10,688

Salaries and employee benefits represented 52.3% of all non-interest expenses in 1995. Exclusive of FDIC, legal and litigation expenses, salaries and employee benefits share of non-interest expense was 55.6%, 55.9% and 55.0% in 1995, 1994 and 1993, respectively. Salaries and employee benefits increased by $306 in 1995 following an increase of

--------------------------------------------------------------------------------

                                                                        34   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

$389 in 1994. The following details components of these increases:

ANALYSIS OF CHANGES IN SALARIES & BENEFITS
                           Amounts                   Percent
                   --------------------------------------------------
                   1995     1994     1993     1995     1994      1993
                   --------------------------------------------------
Salaries           $197     $182     $204      5.1%     5.0%      5.9%
Benefits             61       25       14      5.2      2.2       1.2
Profit Sharing       15      181               8.3
                   ----------------------
                    273      388      218      5.3      8.0       4.7
Def'd Loan
  Origination        33        1       (4)    13.1      0.4       1.6
                   ----------------------
                   $306     $389     $214      6.2%     8.5%      4.9%

During the period 1993 through 1995 the Company was self-insured for employee medical and dental benefits. The Plan limited the Company's exposure to risk by employing stop loss coverage both on an individual and aggregate claim basis. While the Company generally experienced a favorable variance in medical claims when compared to traditional premium based plans, management has identified a premium based Preferred Provider Plan that offers additional savings and benefits. This new plan will be adopted by the Company effective February 1, 1996.

Full-time equivalent employment averaged 194 employees in 1995, 192 in 1994 and 193 in 1993. Wage and salary expense per employee averaged $20,897 in 1995, $20,086 in 1994 and $19,069 in 1993, exclusive of profit sharing, which averaged $1,014 per employee in 1995 and $943 in 1994. Productivity ratios which measure employee efficiency improved slightly. Average earning assets per employee measured $1,647 in 1995, $1,600 in 1994 and $1,578 in 1993.

FOURTH QUARTER 1995 AS
COMPARED TO FOURTH QUARTER 1994

During the fourth quarter of 1995, net interest income increased by $155 as compared to fourth quarter 1994. The yield on earning assets increased by 33 basis points while fourth quarter average earning assets increased by $30 million when compared to a year ago, resulting in an increase in total interest income of $812. The rate paid on interest-bearing liabilities increased by 61 basis points while fourth quarter average interest-bearing liabilities increased by $23 million when compared to a year ago, resulting in an increase in total interest expense of $657. The net interest margin for the quarter declined to 4.2% from the 4.4% attained a year ago.

Loan charge-offs during the quarter were $53 in 1995 and $42 in 1994, while the recovery of previously charged-off loans amounted to $52 during the fourth quarter of 1995 compared to $63 in the same period of 1994.

Other income increased by $114 from the same period a year ago. This increase of 42.7% was primarily due to the following: a $43 loss in 1994 on the sale of OREO with no gain or loss in 1995; a $14 gain on sale of loans in 1995 compared to a $14 loss in the same period of 1994; and, a $69 refund on the Alpine class action settlement.

Total other non-interest expenses in the fourth quarter were $2,797 in 1995 compared to $2,635 in 1994, an increase of $162, or 6.1%. Salaries and benefits constituted $159 of the increase, with the newly opened offices in Niles and North Bloomfield accounting for $74 of the increase. FDIC assessments declined by $134 as premiums were lowered significantly for most banks. Other operating expenses increased by $110 primarily due to a provision for expenses related to IRS assessments.

Income before income tax during the fourth quarter amounted to $1,061 in 1995 compared to $954 in 1994. Income tax expense for the fourth quarter of 1995 was $208 (after a $101 reduction of excess tax provision related to the IRS assessment) as compared to $321 in 1994. Fourth quarter net income was $853 in 1995 compared to $633 in 1994, representing an increase of $220, or 35%.

Earnings per share for the fourth quarter, adjusted for the 3% stock dividend paid January 1, 1996, amounted to $0.84 in 1995 and $0.63 in 1994. After tax gains per share on investment securities in the fourth quarter of 1995 and 1994 were negligible.

--------------------------------------------------------------------------------

                                                                        35   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

ASSET-LIABILITY MANAGEMENT

The Company's Asset/Liability Committee, comprised of members of both senior management and the Board of Directors, meets periodically to review the Company's Balance Sheet structure and liquidity needs. The Company has defined a set of key control parameters which provide various measures of the Balance Sheet's exposure to changes in interest rates. The Company's goal is to produce a net interest margin that is relatively stable despite interest rate volatility while maintaining earnings at an acceptable level of profitability.

Included among the various measurement techniques used by the Company to identify and manage exposure to changing interest rates is the use of computer based simulation models. Computerized simulation techniques enable the Company to explore and measure net interest income volatility under alternative interest rate environments, various product offerings and changing growth patterns.




                                                               GAP TABLE
                                                            December 31, 1995

                                                       Maturity of Repricing Interval
                                        ------------------------------------------------------------
                                                                               Non Rate
                                                                               Sensitive
                                                                               or greater
                                        3 Months     3 to 12       1 to 5       than 5
                                        or Less       Months       Years        Years        Total
                                        --------     --------     --------     --------     --------
Interest-Earning Assets
  Investments.......................   $ 51,808      $ 37,694     $ 66,240     $25,968      $181,710
  Loans & Leases....................     47,712        38,976       48,402      21,118       156,208
                                        -------       -------      -------      ------       -------
Total Earning Assets................     99,520        76,670      114,642      47,086       337,918
Other Assets........................                                            20,814        20,814
                                        -------      --------     --------     -------      --------
Total Assets........................   $ 99,520      $ 76,670     $114,642     $67,900      $358,732
                                        =======      ========     ========     =======      ========
Interest-Bearing Liabilities
  NOW & Supernow Accounts...........   $ 21,828      $            $            $            $ 21,828
  Money Market Accounts.............     25,743                                               25,743
  Passbook Savings..................     86,855                                               86,855
  Time Deposits less than 100,000...     28,580        40,639       29,650      12,169       111,038
  Time Deposits greater than or
   equal to 100,000.................     11,032        13,254        5,752       1,172        31,210
  Federal Funds Purchased...........      2,711                                                2,711
  U.S. Treasury Demand..............        480                                                  480
  Other Borrowings..................      5,000                         26                     5,026
                                        -------      --------      -------      -------      -------
Total Interest-Bearing
  Liabilities.......................    182,229        53,893       35,428      13,341       284,891
Demand Deposits.....................                                            39,255        39,255
Other Liabilities...................                                             1,970         1,970
Shareholders' Equity................                                            32,616        32,616
                                       --------      --------     --------     -------      --------
Total Liabilities & Equity..........   $182,229      $ 53,893     $ 35,428     $87,182      $358,732
                                       ========      ========     ========     =======      ========
Rate Sensitivity Gap................   $(82,709)     $ 22,777     $ 79,214     $33,745
Cumulative Gap......................   $(82,709)     $(59,932)    $ 19,282     $53,027
Cumulative Gap to Total Assets......      (23.1)%       (16.7)%        5.4%       14.8%

--------------------------------------------------------------------------------

                                                                        36   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

The preceding Gap Table presents an analysis of the Company's earliest repricing opportunity for each of its interest-earning assets and interest-bearing liabilities. Assets are distributed according to the earlier of interest rate repricing opportunity or expected cash flows. Time deposits and liabilities with defined maturities are distributed according to the earlier of the repricing interval or contractual maturity. Other core deposit accounts (NOW, Supernow, Money Market and Savings accounts) are shown as being available for repricing in the earliest time frame. However, management can exert considerable influence over the timing and manner of repricing these core deposits. Therefore, these accounts may reprice in later time intervals and reflect smaller incremental changes than other interest-earning assets and interest-bearing liabilities. Since management may reprice these accounts at its discretion, the impact of changing rates on net interest income is likely to be less severe than inferred by this table.

During 1995, the effective maturities of earning assets began to shorten as interest rates peaked and began to decline, causing repayments on loans and mortgage-backed securities to accelerate while heightening the probability that certain callable investment securities would indeed be called. Meanwhile, the impact on the maturity distribution of interest-bearing liabilities in 1995 was reflected in the replacement of $6 million of low cost savings and money market funds with more expensive certificates of deposit and borrowed funds.

While the preceding Gap Table provides a general indication of the potential effect that changing interest rates may have on net interest income, it does not by itself present a complete picture of interest rate sensitivity. Because the repricing of the various categories of assets and liabilities is subject to competitive pressures, customer preferences and other factors, such assets and liabilities may in fact reprice in different time periods and in different increments than assumed.

The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company's interest sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company's net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. In fact, the Company's net interest margin has remained relatively stable in the range of 4.2% to 4.4% over the past four years, despite significant shifts in the mix of earning assets and the direction and level of interest rates.

LIQUIDITY

The central role of the Company's liquidity management is to (1) ensure sufficient liquid funds to meet the normal transaction requirements of its customers, (2) take advantage of market opportunities requiring flexibility and speed, and (3) provide a cushion against unforeseen liquidity needs.

Principal sources of liquidity for the Company include assets considered relatively liquid, such as interest-bearing deposits in other banks, federal funds sold, cash and due from banks, as well as cash flows from maturities and repayments of loans, investment securities and mortgage-backed securities.

Cash and due from banks increased $872 compared to year end 1994. Investment securities maturing, repricing or expected to be called in one year or less amounted to $83,403 at December 31, 1995, representing 45.9% of the total combined portfolio, as compared to $59,525 and 38.4% a year ago.

Along with its liquid assets, the Company has other sources of liquidity available to it which help to ensure that adequate funds are available as needed. These other sources include, but are not limited to, the ability to obtain deposits through the adjustment of interest rates, the purchasing of federal funds, and access to the Federal Reserve Discount Window. During the second quarter of 1995, the Company became a member of the Federal Home Loan Bank of Cincinnati, which provides yet another source of liquidity.

--------------------------------------------------------------------------------

                                                                        37   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)
--------------------------------------------------------------------------------

Operating activities provided cash of $6.7 million, $2.8 million and $6.1 million in 1995, 1994 and 1993, respectively. Refer to the Consolidated Statement of Cash Flows for a summary of the sources and uses of cash in 1995, 1994 and 1993.

CAPITAL RESOURCES

Regulatory standards for measuring capital adequacy require banks and bank holding companies to maintain capital based on "risk-adjusted" assets so that categories of assets of potentially higher credit risk require more capital backing than assets with lower risk. In addition, banks and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as standby letters of credit and interest rate swaps.

The risk based standards classify capital into two tiers. Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative perpetual preferred stock, and minority interests less goodwill. Tier 2 capital consists of a limited amount of the allowance for loan and lease losses, perpetual preferred stock (not included in Tier 1), hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock.

The following graph, which is not "risk-adjusted," indicates that Tier I capital as a percentage of total average assets has increased significantly over the past several years. This measure of capital adequacy is known as the "leverage ratio."

                         LEVERAGE RATIO
                        (In Percentages)

1991                     7.08
1992                     7.69
1993                     8.33
1994                     8.97
1995                     9.54

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required banking regulatory agencies to revise risk-based capital standards to ensure that they take adequate account of the following additional risks: interest rate, concentration of credit and nontraditional activities. A new standard regarding interest rate risk (IRR) was issued during the quarter ended September 30, 1995. While the standard establishes no specific benchmark for IRR at this time, regulators will subjectively consider an institution's "exposure to declines in the economic value of its capital due to changes in interest rates" in evaluating capital adequacy. The new rule is effective September 1, 1995.

The following table illustrates the Company's risk weighted capital ratios at December 31, 1995 and 1994. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and total risk-based capital well in excess of the required regulatory minimum ratios.

                 RISK-BASED CAPITAL
  -------------------------------------------------
                     DECEMBER 31,     December 31,
                         1995             1994
                    --------------   --------------
  Tier 1 Capital       $ 31,996         $ 29,005
  Tier 2 Capital          2,031            1,865
                    --------------   --------------
  QUALIFYING
    CAPITAL            $ 34,027         $ 30,870
                    ===============  ===============
  Risk-Adjusted
    Total
    Assets(*)          $161,503         $148,020
                    ===============  ===============
  Tier 1 Risk-Based
    Capital Ratio        19.81%           19.60%
  Total Risk-Based
    Capital Ratio        21.07%           20.86%
  Total Leverage
    Capital Ratio         9.54%            8.97%

                    (*) Includes off-balance sheet exposures

SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," effective for fiscal

--------------------------------------------------------------------------------
                                                                        38   ---

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

years beginning after December 15, 1993, requires that investments designated as available for sale be marked-to-market with corresponding entries to the deferred tax account and shareholders' equity. Regulatory agencies decided during the fourth quarter of 1994 to exclude these adjustments in computing risk based capital, as their inclusion would tend to potentially increase the volatility of this important measure of capital adequacy.

IMPACT OF INFLATION

Consolidated financial information included herein has been prepared in accordance with generally accepted accounting principles (GAAP). Presently, GAAP requires the Company to measure financial position and operating results in terms of historical dollars. Changes in the relative value of money due to inflation are generally not considered.

The effects of price changes vary considerably between a financial institution and an industrial organization. Changes in the price of goods and services are the primary determinant of an industrial company's profit, whereas changes in interest rates have a major impact on a financial institution's profitability. Inflation affects the growth of total assets, but it is difficult to assess its impact because neither the timing nor the magnitude of the changes in the consumer price index directly coincide with changes in interest rates.

--------------------------------------------------------------------------------

                                                                        39   ---

INFORMATION AS TO STOCK PRICES AND DIVIDENDS OF CORTLAND BANCORP
--------------------------------------------------------------------------------

OTHER INFORMATION

The Company files quarterly reports (Forms 10-Q) as well as an annual report (Form 10-K) with the Securities and Exchange Commission. The quarterly reports are filed within 45 days of the end of each quarter, while the annual report is filed within 90 days of the end of each year. Any individual requesting copies of such reports may obtain these by writing to:

Deborah L. Eazor
Cortland Bancorp
194 West Main Street, Cortland, Ohio 44410

The market for the common stock of the Company is not highly active and trading has historically been limited. The following brokerage firms are known to be relatively active in trading the Company's stock:

Butler, Wick & Co., Inc.
Youngstown, Ohio
Contact: Ellen Watson
Telephone: (330) 744-4351
Outside Ohio: 1-800-541-1643

Community Banc Investments, Inc.
Columbus, Ohio
Contact: Greig A. McDonald
Telephone: 1-800-224-1013

Smith Barney Inc.
Youngstown, Ohio
Contact: Diane L. Shamrock
Telephone: 1-800-535-0017

The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 3% stock dividend paid as of January 1, 1996, 1995 and 1994. The Company currently has approximately 1,348 shareholders.

                                                            Price Per Share
                                                       -------------------------        Cash
                                                                                     Dividends
                                                          High           Low         Per Share
                                                       ----------     ----------     ----------
1995
FOURTH QUARTER......................................       34             27           $ 0.60
THIRD QUARTER.......................................       29             26 3/4         0.00
SECOND QUARTER......................................       29 1/8         26 1/2         0.39
FIRST QUARTER.......................................       28 5/8         25             0.00

1994
Fourth Quarter......................................       28 1/4         26           $ 0.51
Third Quarter.......................................       27 3/4         23 1/2         0.00
Second Quarter......................................       25 1/2         23             0.31
First Quarter.......................................       24 1/2         21 3/4         0.00

1993
Fourth Quarter......................................       22 3/4         21 1/8       $ 0.25
Third Quarter.......................................       21 3/4         19             0.00
Second Quarter......................................       21 5/8         20 1/8         0.24
First Quarter.......................................       20 1/8         18             0.00

For the convenience of shareholders, the Company has established a plan whereby shareholders may have their dividends automatically reinvested in the common stock of Cortland Bancorp. In addition, shareholders may elect to supplement their dividends with cash contributions to fund additional purchases. Participation in the plan is completely voluntary and shareholders may withdraw at any time.

For more information on the dividend reinvestment plan, you may contact Deborah
L. Eazor at the following telephone number: (330) 637-8040.


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




                                    OFFICERS

                                RODGER W. PLATT
                                   President

                               DENNIS E. LINVILLE
                            Executive Vice President
                            and Corporate Secretary

                             LAWRENCE A. FANTAUZZI
                            Treasurer and Controller

                                JAMES M. GASIOR
                            Vice President and Chief
                               Operations Officer

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

                              JAMES E. HOFFMAN III
                                    Attorney

                               RICHARD L. HOOVER
                                   Consultant

                               DENNIS E. LINVILLE
                            Executive Vice President

                                  K. RAY MAHAN
                          President, Mahan Packing Co.

                                RODGER W. PLATT
                             President and Chairman

                               TIMOTHY K. WOOFTER
                      President, Stan-Wade Metal Products

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

                                 *  *  *  *  *

                                    OFFICERS

                                RODGER W. PLATT
                             President and Chairman

                               DENNIS E. LINVILLE
                Executive Vice President and Corporate Secretary

                             LAWRENCE A. FANTAUZZI
               Controller, Treasurer and Chief Financial Officer

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

                                   JAMES DUFF
                            Assistant Vice President

                                BEVERLY KOSTOFF
                            Assistant Vice President

                                 PIETRO PASCALE
                            Assistant Vice President

                                  KEITH MROZEK
                            Assistant Vice President

                                FRANK R. SEDALL
                            Assistant Vice President

                                MARK J. MEDIATE
                            Assistant Vice President

                                CARLO A. CICCONE
                                Internal Auditor

                               JOYCE P. RATCLIFF
                                 Trust Officer

                                 ROSE A. STROUD
                         Assistant Secretary-Treasurer

                                JANET K. HOUSER
                         Assistant Secretary-Treasurer

                               RUSSELL E. TAYLOR
                              Assistant Treasurer

                                 CRAIG PHYTHYON
                              Assistant Treasurer

                                DEBORAH L. EAZOR
                              Assistant Treasurer

                               JOSEPH G. JOHNSON
                              Assistant Secretary

                                CAROLYN L. ROCK
                              Assistant Secretary

                                 STEVE J. MACK
                              Assistant Secretary

                                                                        42   ---

                             OFFICES AND LOCATIONS

                 Twelve Offices Serving These Fine Communities

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

                                    CORTLAND
                              194 West Main Street
                              Cortland, Ohio 44410

                                     HIRAM
                              6821 Wakefield Road
                               Hiram, Ohio 44234

                                    HUBBARD
                            890 West Liberty Street
                              Hubbard, Ohio 44425

                                     MANTUA
                               10521 Main Street
                               Mantua, Ohio 44255

                                     NILES
                          6050 Youngstown-Warren Road
                               Niles, Ohio 44446

                                NORTH BLOOMFIELD
                              8837 State Route 45
                          North Bloomfield, Ohio 44450

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