Form 10-K405, Exhibit 13
period 1996-12-31
CORTLAND BANCORP INC
filed 1997-03-27
CIK 774569

                                                                      Exhibit 13

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------
                  (Amounts in thousands except per share data)

                                                             1996          1995          1994
                                                           --------      --------      --------
INTEREST INCOME
  Interest and fees on loans.............................. $ 14,745      $ 14,117      $ 13,079
  Interest and dividends on investment securities:
     Taxable interest.....................................    6,118         5,112         4,502
     Nontaxable interest..................................      772           684           670
     Dividends............................................      233           175           135
  Interest on mortgage-backed securities..................    5,160         4,571         4,039
  Interest on trading account securities..................        3                          26
  Other interest income...................................       45           146           113
                                                           --------      --------      --------
          Total interest income...........................   27,076        24,805        22,564
                                                           --------      --------      --------
INTEREST EXPENSE
  Deposits................................................   11,973        11,035         9,372
  Borrowed funds..........................................      768           386           126
                                                           --------      --------      --------
          Total interest expense..........................   12,741        11,421         9,498
                                                           --------      --------      --------
             Net interest income..........................   14,335        13,384        13,066
             Provision for loan losses (Note 4)...........
                                                           --------      --------      --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.......   14,335        13,384        13,066
                                                           --------      --------      --------
OTHER INCOME
  Fees for other customer services........................    1,219           973           977
  Trading securities gains - net..........................       12                           4
  Investment securities gains - net.......................      102             5            20
  Gain (loss) on sale of loans - net......................       15            93           (47)
  Gain (loss) on sale of other real estate - net..........       27           (32)           21
  Other non-interest income...............................      223           272           175
                                                           --------      --------      --------
          Total other income..............................    1,598         1,311         1,150
                                                           --------      --------      --------
OTHER EXPENSES
  Salaries and employee benefits..........................    5,549         5,262         4,956
  Net occupancy expense...................................      666           611           584
  Equipment expense.......................................    1,048         1,004           922
  State and local taxes...................................      473           414           398
  FDIC assessment.........................................        2           334           647
  Office supplies.........................................      488           473           435
  Marketing expense.......................................      265           255           229
  Collection, repossession and foreclosure................       52            94           118
  Legal and litigation expense............................      277           263           294
  Other operating expenses................................    1,177         1,351         1,229
                                                           --------      --------      --------
          Total other expenses............................    9,997        10,061         9,812
                                                           --------      --------      --------
INCOME BEFORE FEDERAL INCOME TAXES........................    5,936         4,634         4,404
Federal income taxes (Note 11)............................    1,826         1,345         1,321
                                                           --------      --------      --------
NET INCOME................................................ $  4,110      $  3,289      $  3,083
                                                           ========      ========      ========
EARNINGS PER COMMON SHARE (Note 1)........................ $   3.82      $   3.13      $   2.98
                                                           ========      ========      ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 1996 and 1995

--------------------------------------------------------------------------------

                  (Amounts in thousands except per share data)

                                                                      1996             1995
                                                                   ----------       ----------
ASSETS
Cash and due from banks........................................... $   10,083       $   12,439
Investment securities available for sale (Note 2).................    119,088          117,689
Investment securities held to maturity (approximate
  market value of $75,461 in 1996 and $64,873 in 1995) (Note 2)...     75,286           64,021
Total loans (Note 3)..............................................    166,109          156,208
  Less allowance for loan losses (Note 4).........................     (2,966)          (3,011)
                                                                   ----------       ----------
  Net loans.......................................................    163,143          153,197
                                                                   ----------       ----------
Premises and equipment (Note 5)...................................      6,024            6,537
Other assets......................................................      4,886            4,849
                                                                   ----------       ----------
          TOTAL ASSETS............................................ $  378,510       $  358,732
                                                                   ==========       ==========

LIABILITIES
Noninterest-bearing deposits...................................... $   42,130       $   39,255
Interest-bearing deposits (Note 7)................................    277,900          276,674
                                                                   ----------       ----------
  Total deposits..................................................    320,030          315,929
                                                                   ----------       ----------
Short-term borrowings under one year (Note 8).....................      7,648            3,191
Other borrowings over one year (Note 8)...........................     13,523            5,026
Other liabilities.................................................      1,389            1,970
                                                                   ----------       ----------
          TOTAL LIABILITIES.......................................    342,590          326,116
                                                                   ----------       ----------

Commitments and contingent liabilities (Notes 9 and 17)

SHAREHOLDERS' EQUITY
Common stock - $5.00 stated value - authorized
  5,000,000 shares; issued 1,081,817 shares in 1996 and
  1,026,707 in 1995...............................................      5,409            5,134
Additional paid-in capital........................................     10,938            9,171
Retained earnings.................................................     19,287           17,693
Net unrealized gain on available for sale debt and
  marketable equity securities (Note 2)...........................        286              643
Treasury stock, at cost, 854 shares in 1995.......................          0              (25)
                                                                   ----------       ----------
       TOTAL SHAREHOLDERS' EQUITY (Note 16).......................     35,920           32,616
                                                                   ----------       ----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............. $  378,510       $  358,732
                                                                   ==========       ==========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements
                                                                          6

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

                  (Amounts in thousands except per share data)

                                                                                               Net Un-
                                                                                               realized       Total
                                                    Additional                                   Gain         Share-
                                        Common       Paid-In       Retained      Treasury     (Loss) on      holders'
                                        Stock        Capital       Earnings       Stock       Securities      Equity
                                       --------     ----------     ---------     --------     ----------     --------

BALANCE AT JANUARY 1, 1994............ $ 4,685       $  7,132      $ 14,840      $      0      $   (126)     $ 26,531
  Net income..........................                                3,083                                     3,083
  Shares sold.........................      65            250                                                     315
  Treasury shares purchased...........                                                 (7)                         (7)
  Treasury shares sold................                      1                           7                           8
  Cash dividends declared ($.60 per
     share)...........................                                 (625)                                     (625)
  Special cash dividend ($.19 per
     share)...........................                                 (209)                                     (209)
  3% stock dividend...................     140            645          (785)
  Cash paid in lieu of fractional
     shares...........................                                  (12)                                      (12)
  Net change in unrealized loss on
     available for sale debt and
     marketable equity securities.....                                                           (1,563)       (1,563)
                                       --------      --------      --------      --------      --------      --------
BALANCE AT DECEMBER 31, 1994..........   4,890          8,028        16,292             0        (1,689)       27,521
                                       --------      --------      --------      --------      --------      --------
  Net income..........................                                3,289                                     3,289
  Shares sold.........................      97            428                                                     525
  Treasury shares purchased...........                                                (25)                        (25)
  Treasury shares sold................
  Cash dividends declared ($.76 per
     share)...........................                                 (794)                                     (794)
  Special cash dividend ($.20 per
     share)...........................                                 (219)                                     (219)
  3% stock dividend...................     147            715          (862)
  Cash paid in lieu of fractional
     shares...........................                                  (13)                                      (13)
  Net change in unrealized gain (loss)
     on available for sale debt and
     marketable equity securities.....                                                            2,332         2,332
                                       --------      --------      --------      --------      --------      --------
BALANCE AT DECEMBER 31, 1995..........   5,134          9,171        17,693           (25)          643        32,616
                                       --------      --------      --------      --------      --------      --------
  Net income..........................                                4,110                                     4,110
  Shares sold.........................     120            680                                                     800
  Treasury shares sold................                                                 25                          25
  Cash dividends declared ($.87 per
     share)...........................                                 (941)                                     (941)
  Special cash dividend ($.29 per
     share)...........................                                 (315)                                     (315)
  3% stock dividend...................     155          1,087        (1,242)
  Cash paid in lieu of fractional
     shares...........................                                  (18)                                      (18)
  Net change in unrealized gain on
     available for sale debt and
     marketable equity securities.....                                                             (357)         (357)
                                       --------      --------      --------      --------      --------      --------
BALANCE AT DECEMBER 31, 1996.......... $ 5,409       $ 10,938      $ 19,287      $      0      $    286      $ 35,920
                                       ========      ========      ========      ========      ========      ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

                             (Amounts in thousands)

                                                             1996          1995          1994
                                                           --------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.............................................. $  4,110      $  3,289      $  3,083
  Adjustments to reconcile net income to net cash flows
     from operating activities:
       Depreciation, amortization and accretion...........    1,463         1,552         1,668
       Deferred tax expense (benefit).....................       69           (22)          718
       Investment securities gains........................     (102)           (5)          (20)
       Other real estate (gains) losses...................      (27)           32           (21)
       (Gains) losses on sales of loans...................      (15)          (93)           47
       Loans originated for sale..........................   (1,421)        1,473          (909)
       Proceeds from sale of loans originated for sale....      539                         878
       Gain on sale of fixed assets.......................                                  (23)
       Trading account securities sales, maturities and
          purchases.......................................                                   (4)
       Changes in:
             Interest and fees receivable.................     (123)         (396)         (215)
             Interest payable.............................      (62)          330            41
             Other assets and liabilities.................     (505)          509        (2,421)
                                                           --------      --------      --------
               Net cash flows from operating activities...    3,926         6,669         2,822
                                                           --------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of securities available for sale..............  (37,738)      (32,352)      (22,386)
  Purchases of securities held to maturity................  (20,696)      (30,225)      (18,633)
  Proceeds from sales of securities available for sale....   12,997                       4,019
  Proceeds from call, maturity and principal payments on
     securities...........................................   31,703        32,629        39,458
  Net increase in loans made to customers.................  (10,149)       (7,366)       (6,381)
  Net proceeds from the acquisition of deposits...........                 10,605
  Proceeds from disposition of other real estate..........      225           194           739
  Proceeds from sale of loans.............................    1,089           330         1,148
  Proceeds from sale of fixed assets......................                                   65
  Net decrease in deposits in other banks.................                                  100
  Purchases of premises and equipment.....................     (319)         (861)       (1,945)
                                                           --------      --------      --------
               Net cash flows from investing activities...  (22,888)      (27,046)       (3,816)
                                                           --------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposit accounts.............    4,101        20,649        (2,817)
  Net increase in borrowings..............................   12,954         1,126         2,861
  Dividends paid..........................................   (1,274)       (1,026)         (846)
  Purchases of treasury stock.............................                    (25)           (7)
  Proceeds from sale of treasury stock....................       25                           8
  Proceeds from sale of common stock......................      800           525           315
                                                           --------      --------      --------
               Net cash flows from financing activities...   16,606        21,249          (486)
                                                           --------      --------      --------
  NET CHANGE IN CASH AND CASH EQUIVALENTS.................   (2,356)          872        (1,480)
                                                           --------      --------      --------
CASH AND CASH EQUIVALENTS
  Beginning of year.......................................   12,439        11,567        13,047
                                                           --------      --------      --------
  End of year............................................. $ 10,083      $ 12,439      $ 11,567
                                                           ========      ========      ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements
                                                                          8

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

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

INDUSTRY SEGMENT INFORMATION: The Company and its subsidiaries operate in the domestic banking industry which accounts for substantially all of the Company's assets, revenues and operating income. The Company, through its subsidiary bank, grants residential, consumer, and commercial loans and offers a variety of saving plans to customers located primarily in the Northeastern Ohio area.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH FLOW: Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. The Company reports net cash flows for customer loan transactions, deposit transactions and deposits made with other financial institutions.

The Company paid interest of $12,803,000, $11,091,000 and $9,457,000 in 1996,
1995 and 1994, respectively. Cash paid for income taxes was $1,571,000 in 1996, $936,000 in 1995 and $1,024,000 in 1994. Transfers of loans to other real estate were $11,000, $58,000 and $306,000 in 1996, 1995 and 1994, respectively.

INVESTMENT SECURITIES: Investments in debt and equity securities are classified as held to maturity, trading or available for sale. Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Securities classified as available for sale are those that could be sold for liquidity, investment management, or similar reasons, even though management has no present intentions to do so. Trading securities are principally held with the intention of selling in the near term.

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

NEW ACCOUNTING STANDARDS: Effective January 1, 1996 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and SFAS No. 122, "Accounting for Mortgage Servicing Rights" -- an amendment to SFAS No. 65. Adoption of these standards did not have a material impact on the Company's financial position or results of operations.

The Financial Accounting Standards Board" (FASB) also issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires an entity to

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

recognize the financial and servicing assets it controls and the liabilities it has incurred and to eliminate financial assets when control has been surrendered in accordance with the criteria provided in the standard. This standard will supercede SFAS No. 122 discussed previously. The Company will apply the new rules prospectively to transactions beginning in the first quarter of 1997. Based on current circumstances, management anticipates the application of the new rules will not have a material impact on the Company's financial position or results of operations.

LOANS HELD FOR SALE: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. In addition, the Company periodically identifies other loans which will be sold. These loans are classified as loans held for sale and carried at the lower of cost or estimated market value in the aggregate. To mitigate interest rate risk, the Company may obtain fixed commitments at the time loans are originated or identified as being held for sale. No such commitments existed as of December 31, 1996.

CONCENTRATIONS OF CREDIT RISK: The following table represents the composition of the loan portfolio as of December 31, 1996 and 1995:

                                        % of Total
                                           Loans
                                       -------------
                                       1996     1995
                                       ----     ----
1 - 4 family residential mortgage..... 42.5%    43.0%
Commercial mortgage loans............. 25.5     24.6
Consumer loans........................ 12.8     13.6
Commercial loans...................... 11.7     10.6
Home equity loans.....................  6.7      7.9
1-4 family residential mortgage
  loans held for sale.................  0.8      0.3

Approximately 3.16% of total loans are unsecured at December 31, 1996, compared to 3.05% at December 31, 1995.

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

Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." These standards require an allowance to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

contractual terms of the loan will not be collected and the recorded investment in the loan exceeds the fair value. Fair value is measured using either the present value of expected future cash flows based on the initial effective interest rate on the loan, the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. The adoption of these standards did not have a material impact on the overall allowance for loan losses and did not affect the Company's charge-off or income recognition policies.

REVENUE RECOGNITION: Interest on loans and securities is accrued and credited to operations based on the principal balance outstanding.

Whenever serious doubt arises as to the collectibility of interest or principal on a loan or security, the accrual of interest is discontinued and previously accrued interest which is not in the process of collection is reversed by a charge to operations. Subsequent receipts on nonaccrual loans, including those considered impaired under the provisions of SFAS No. 114, as amended by SFAS No. 118, are recorded as a reduction of principal, and interest income is recorded once principal recovery is reasonably assured.

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

INTANGIBLE ASSET: In 1995, the Company acquired a branch office from another financial institution. The Company recorded the difference between the proceeds received and the deposits acquired as an intangible asset which is being amortized over a 15 year period. The intangible asset net of accumulated amortization which is included in other assets, was $501,000 and $538,000 at December 31, 1996 and 1995, respectively.

INCOME TAXES: A deferred tax liability or asset is determined at each balance sheet date. It is measured by applying enacted tax laws to future amounts that will result from differences in the financial statement and tax basis of assets and liabilities.

PER SHARE AMOUNTS: The board of directors declared 3% common stock dividends payable as of January 1, 1997, 1996 and 1995. The 3% common stock dividend issued on January 1, 1997 resulted in the issuance of 31,073 shares of common stock, which have been included in the 1,081,817 shares reported as issued at December 31, 1996.

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings per share are based on weighted average shares outstanding. Weighted average shares outstanding were 1,075,621 for 1996, 1,052,366 for 1995 and 1,033,028 for 1994. Average shares outstanding, per share amounts and references to number of shares in the consolidated financial statements have been restated to give retroactive effect to the stock dividends declared.

NOTE 2 - INVESTMENT SECURITIES

The following is a summary of investment securities:

                             (Amounts in thousands)

                                                              Gross          Gross        Estimated
                                              Amortized     Unrealized     Unrealized        Fair
                                                Cost          Gains          Losses         Value
                                              ---------     ----------     ----------     ----------
DECEMBER 31, 1996
INVESTMENT SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities....................  $ 39,813        $  265         $   68        $ 40,010
U.S. Government agencies and corporations...    11,740           119              5          11,854
Obligations of states and political
  subdivisions..............................     7,471            45             10           7,506
Mortgage-backed and related securities......    55,530           610            161          55,979
                                              --------        ------         ------        --------
          Total.............................   114,554         1,039            244         115,349
Marketable equity securities................     2,170            63            255           1,978
Other securities............................     1,761                                        1,761
                                              --------        ------         ------        --------
          Total available for sale..........  $118,485        $1,102         $  499        $119,088
                                              ========        ======         ======        ========
INVESTMENT SECURITIES HELD TO MATURITY
U.S. Government agencies and corporations...  $ 46,674        $  298         $  232        $ 46,740
Obligations of states and political
  subdivisions..............................     9,722           100             52           9,770
Mortgage-backed and related securities......    18,890           171            110          18,951
                                              --------        ------         ------        --------
          Total held to maturity............  $ 75,286        $  569         $  394        $ 75,461
                                              ========        ======         ======        ========
DECEMBER 31, 1995
INVESTMENT SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities....................  $ 29,727        $  405         $   12        $ 30,120
U.S. Government agencies and corporations...    15,966           229              2          16,193
Obligations of states and political
  subdivisions..............................     7,034            62             44           7,052
Mortgage-backed and related securities......    59,950           846             94          60,702
                                              --------        ------         ------        --------
          Total.............................   112,677         1,542            152         114,067
Marketable equity securities................     2,171            34            158           2,047
Other securities............................     1,575                                        1,575
                                              --------        ------         ------        --------
          Total available for sale..........  $116,423        $1,576         $  310        $117,689
                                              ========        ======         ======        ========
INVESTMENT SECURITIES HELD TO MATURITY
U.S. Government agencies and corporations...  $ 35,407        $  660         $   15        $ 36,052
Obligations of states and political
  subdivisions..............................     9,759           170             74           9,855
Mortgage-backed and related securities......    18,855           178             67          18,966
                                              --------        ------         ------        --------
          Total held to maturity............  $ 64,021        $1,008         $  156        $ 64,873
                                              ========        ======         ======        ========

At December 31, 1996 and 1995, other securities consisted of $1,535,000 and $1,349,000 in Federal Home Loan Bank (FHLB) Stock, respectively, and $226,000 in Federal Reserve Board (FED) Stock. Each

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES (Continued)

investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.

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

The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                             (Amounts in thousands)

                                                     December 31, 1996
                                                  ------------------------
                                                  Amortized     Estimated
                                                    Cost        Fair Value
                                                  ---------     ----------
INVESTMENT SECURITIES AVAILABLE FOR SALE
Due in one year or less........................   $ 11,765       $ 11,795
Due after one year through five years..........     36,959         37,178
Due after five years through ten years.........      8,427          8,519
Due after ten years............................      1,873          1,878
                                                  --------       --------
          Subtotal.............................     59,024         59,370
Mortgage-backed securities.....................     55,530         55,979
                                                  --------       --------
          Total................................   $114,554       $115,349
                                                  ========       ========
INVESTMENT SECURITIES HELD TO MATURITY
Due in one year or less........................   $  1,543       $  1,543
Due after one year through five years..........      9,321          9,282
Due after five years through ten years.........     37,684         37,809
Due after ten years............................      7,848          7,876
                                                  --------       --------
          Subtotal.............................     56,396         56,510
Mortgage-backed securities.....................     18,890         18,951
                                                  --------       --------
          Total................................   $ 75,286       $ 75,461
                                                  ========       ========

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:

                             (Amounts in thousands)

                                                   1996        1995       1994
                                                  -------     ------     ------
Proceeds.......................................   $16,479     $2,146     $4,019
Gross realized gains...........................       131         12         27
Gross realized losses..........................        29          7          7

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES (Continued)

Investment securities with a carrying value of approximately $40,645,000 at December 31, 1996 and $38,689,000 at December 31, 1995 were pledged to secure deposits and for other purposes.

NOTE 3 - LOANS RECEIVABLE

The following is a summary of loans:

                             (Amounts in thousands)

                                                                        December 31,
                                                                   ----------------------
                                                                     1996          1995
                                                                   --------      --------
     1-4 family residential mortgage loans......................   $ 70,590      $ 67,099
     Commercial mortgage loans..................................     42,367        38,371
     Consumer loans.............................................     21,300        21,254
     Commercial loans...........................................     19,355        16,658
     Home equity loans..........................................     11,136        12,353
     1-4 family residential mortgage loans held for sale........      1,361           473
                                                                   --------      --------
               Total loans......................................   $166,109      $156,208
                                                                   ========      ========

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $1,450,000, $1,597,000, and $1,909,000 at December 31, 1996, 1995 and 1994, respectively.
Interest income on these loans, if accrued, would have been approximately $29,000, $63,000 and $107,000 for 1996, 1995 and 1994, respectively.

Renegotiated loans for which interest has been reduced and that are still accruing interest totaled approximately $182,000, $191,000 and $205,000 at December 31, 1996, 1995 and 1994, respectively. Interest income recognized on these loans was $21,000, $20,000 and $23,000 for 1996, 1995 and 1994,
respectively. Interest income that would have been recognized under the original terms was $25,000, $25,000 and $28,000 for 1996, 1995 and 1994, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following is an analysis of changes in the allowance for loan losses:

                             (Amounts in thousands)

                                                                      December 31,
                                                             ------------------------------
                                                              1996        1995        1994
                                                             ------      ------      ------
     Balance at beginning of year.........................   $3,011      $3,081      $3,139
     Loan charge-offs.....................................     (176)       (367)       (288)
     Recoveries...........................................      131         297         230
                                                             ------      ------      ------
       Net loan charge-offs...............................      (45)        (70)        (58)
     Provision charged to operations......................        0           0           0
                                                             ------      ------      ------
     Balance at end of year...............................   $2,966      $3,011      $3,081
                                                             ======      ======      ======

Impaired loans are generally included in nonaccrual loans. Management does not individually evaluate certain smaller balance loans for impairment as such loans are evaluated on an aggregate basis. Loans deemed impaired were evaluated using the fair value of collateral as the measurement method. At

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 1996 and 1995, the recorded investment in impaired loans was $1,162,000 and $231,000 while the related portion of the allowance for loan losses was $291,000 and $57,000, respectively.

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1996          1995
                                                --------      --------
Land.........................................   $    638      $    613
Premises.....................................      5,010         4,985
Equipment....................................      6,125         5,871
Leasehold improvements.......................        191           189
                                                --------      --------
                                                  11,964        11,658
Less accumulated depreciation................      5,940         5,121
                                                --------      --------
          Net book value.....................   $  6,024      $  6,537
                                                ========      ========

Depreciation expense was $832,000 for 1996, $799,000 for 1995 and $710,000 for 1994.

NOTE 6 - OTHER REAL ESTATE

The following is a summary of other real estate:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1996          1995
                                                --------      --------
Other real estate............................   $     28      $    219
Less allowance for losses....................                       (4)
                                                --------      --------
Net other real estate........................   $     28      $    215
                                                ========      ========

Activity in the allowance for losses on other real estate is as follows:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1996          1995
                                                --------      --------
Balance at beginning of year.................   $      4      $     40
Charge-offs..................................         (4)          (50)
Provisions charged to operations.............                       14
                                                --------      --------
Balance at end of year.......................   $      0      $      4
                                                ========      ========

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 7 - DEPOSITS

The following is a summary of interest-bearing deposits:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1996          1995
                                                --------      --------
Demand.......................................   $ 45,943      $ 47,571
Savings......................................     85,289        86,855

Time:
  In denominations under $100,000............    111,635       111,038
  In denominations of $100,000 or more.......     35,033        31,210
                                                --------      --------
          Total interest-bearing deposits....   $277,900      $276,674
                                                ========      ========

The following is a summary of certificates of deposit of $100,000 or more by remaining maturities:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1996          1995
                                                --------      --------
Three months or less.........................   $ 13,275      $ 11,032
Three to twelve months.......................     15,122        13,254
One through five years.......................      5,675         5,752
Over five years..............................        961         1,172
                                                --------      --------
          Total..............................   $ 35,033      $ 31,210
                                                ========      ========

NOTE 8 - SHORT-TERM AND OTHER BORROWINGS

The following is a summary of short-term borrowings:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1996          1995
                                                --------      --------
Securities sold under repurchase
  agreements.................................   $  2,394      $  2,511
U.S. Treasury interest-bearing demand note...      1,204           480
Federal funds purchased......................      4,050           200
                                                --------      --------
          Total..............................   $  7,648      $  3,191
                                                ========      ========

--------------------------------------------------------------------------------
                                  (Continued)
                                                                         16

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 8 - SHORT-TERM AND OTHER BORROWINGS (Continued)

The following is a summary of other borrowings over one year:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1996          1995
                                                --------      --------
Federal Home Loan Bank borrowings............   $ 13,500      $  5,000
Other........................................         23            26
                                                --------      --------
          Total..............................   $ 13,523      $  5,026
                                                ========      ========

Long-term advances from the Federal Home Loan Bank (FHLB) are at adjustable and fixed rates ranging from 5.66% to 5.95% at December 31, 1996. FHLB advances of $7,000,000, $1,500,000 and $5,000,000 mature in the years ending December 31,
1998, 1999 and 2000, respectively. The FHLB advances are collateralized by the FHLB stock owned by the Bank, with a carrying amount of $1,535,000 at December 31, 1996, and a blanket lien against the Bank's qualified mortgage loan portfolio. Maximum borrowing capacity from the FHLB totaled $18,980,000 at December 31, 1996 and is based on the amount of FHLB stock owned and the amount of qualifying mortgage loans and the amount of qualified mortgage-backed securities in the Bank's portfolio.

NOTE 9 - COMMITMENTS

The Bank occupies office facilities under operating leases extending to 2007. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of these facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Rental expenses were $199,000 for 1996, $181,000 for 1995 and $161,000 for 1994. The following is a summary of remaining future minimum lease payments under current operating leases for office facilities:

                             (Amounts in thousands)

Year ending -
  December 31, 1997................... $ 80
  December 31, 1998...................   59
  December 31, 1999...................   59
  December 31, 2000...................   41
  December 31, 2001...................   34
Later years...........................  187
                                       ----
     Total............................ $460
                                       ====

The Bank is required to maintain aggregate cash reserves amounting to $2,167,000 at December 31, 1996 to satisfy federal regulatory requirements. These amounts do not earn interest.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. The Bank's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 9 - COMMITMENTS (Continued)

of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the Balance Sheet.

The following is a summary of such contract commitments:

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1996          1995
                                                --------      --------
Financial instruments whose contract
  amounts represent credit risk:
     Commitments to extend credit
       Fixed rate............................   $  7,168      $  6,462
       Variable rate.........................     28,061        29,353
     Standby letters of credit...............        295         1,252

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

NOTE 10 - EMPLOYEE BENEFIT PLAN

The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $156,000 for 1996, $141,000 for 1995 and $130,000 for 1994. The Bank is
obligated to contribute 2% of the gross pay of each eligible participant. In addition, the Bank matches participants' voluntary contributions up to 2% of gross pay. Participants may make voluntary contributions to the plan up to a maximum of 10% of gross wages or $9,500, whichever is less. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.

NOTE 11 - FEDERAL INCOME TAXES

The composition of income tax expense is as follows:

                             (Amounts in thousands)

                                                            December 31,
                                                ------------------------------------
                                                  1996          1995          1994
                                                --------      --------      --------
Current......................................   $  1,757      $  1,367      $    603
Deferred.....................................         69           (22)          718
                                                --------      --------      --------
     Total...................................   $  1,826      $  1,345      $  1,321
                                                ========      ========      ========

--------------------------------------------------------------------------------
                                  (Continued)
                                                                         18

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 11 - FEDERAL INCOME TAXES (Continued)

The following is a summary of the net deferred tax asset included in other assets:

                             (Amounts in thousands)

                                                            December 31,
                                                ------------------------------------
                                                  1996          1995          1994
                                                --------      --------      --------
Gross deferred tax assets:
  Provision for loan and other real estate
     losses..................................   $    634      $    636      $    648
  Unrealized loss on available for sale
     securities..............................                                    870
  Loan origination fees......................         94           118            57
  Other items................................         62            44             5
Gross deferred tax liabilities:
  Unrealized gain on available for sale
     securities..............................       (147)         (331)
  Depreciation...............................       (404)         (385)         (326)
  Other items................................       (109)          (67)          (60)
                                                --------      --------      --------
          Net deferred tax asset.............   $    130      $     15      $  1,194
                                                ========      ========      ========

The Company has adequate recoverable taxes paid in prior years to warrant recording the full deferred tax asset without a valuation allowance.

The following is a reconciliation between tax expense using the statutory tax rate of 34% and actual taxes:

                             (Amounts in thousands)

                                                            December 31,
                                                ------------------------------------
                                                  1996          1995          1994
                                                --------      --------      --------
Statutory tax................................   $  2,018      $  1,576      $  1,497
Effect of non-taxable interest and
  dividends..................................       (192)         (231)         (176)
                                                --------      --------      --------
          Total income taxes.................   $  1,826      $  1,345      $  1,321
                                                ========      ========      ========

The related income tax expense on investment and trading securities gains and losses amounted to $39,000 for 1996, $2,000 for 1995 and $7,000 for 1994, and is included in the total federal income tax provision.

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                             (Amounts in thousands)

                                               December 31, 1996             December 31, 1995
                                           -------------------------     -------------------------
                                            Carrying      Estimated       Carrying      Estimated
                                             Amount       Fair Value       Amount       Fair Value
                                           ----------     ----------     ----------     ----------
ASSETS:
Cash and cash equivalents................. $  10,083      $  10,083      $  12,439      $  12,439
Investment securities.....................   194,374        194,549        181,710        182,562
Loans, net of allowance for loan losses...   163,143        163,088        153,197        153,312

LIABILITIES:
Demand and savings deposits............... $ 173,362      $ 173,362      $ 173,681      $ 173,681
Time deposits.............................   146,668        147,747        142,248        144,274
Short-term borrowings.....................     7,648          7,648          3,191          3,191
Other borrowings..........................    13,523         13,503          5,026          5,026

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1996 and 1995. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities when specific quoted prices are not available. Carrying value is considered to approximate fair value for loans that contractually reprice at intervals less than six months, for short-term and other borrowings and for deposit liabilities subject to immediate withdrawal. The fair values of fixed rate loans, loans that reprice less frequently than every six months, and time deposits are approximated by a discount rate valuation technique utilizing estimated market interest rates as of December 31, 1996 and 1995. The fair value of unrecorded commitments at December 31, 1996 and 1995, is not material.

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

NOTE 13 - REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 13 - REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain a minimum ratio of 4% both for total Tier I risk-based capital to risk weighted assets and for Tier I risk-based capital to average assets; and a minimum ratio of 8% for total risk-based capital to risk weighted assets.

Under the regulatory framework for prompt corrective action, the Company is categorized as well capitalized. As well capitalized, a financial institution must maintain minimum ratios of 10% for total risk-based capital to risk weighted assets; 6% for Tier I risk-based capital to risk weighted assets; and 5% for Tier I risk-based capital to average assets (the leverage ratio).

                                                          (Amounts in thousands)
                                                December 31, 1996       December 31, 1995
                                                ------------------      ------------------
                                                Amount       Ratio      Amount       Ratio
                                                -------      -----      -------      -----
       Total Risk-Based Capital..............   $37,118                 $34,027
         Ratio to Risk Weighted Assets.......                22.08%                  21.07%
       Tier I Risk-Based Capital.............   $35,006                 $31,996
         Ratio to Risk Weighted Assets.......                20.82%                  19.81%
         Ratio to Average Assets.............                 9.51%                   9.53%

Tier I capital is shareholders' equity less intangibles and the unrealized market value adjustment of investment securities available for sale. Total risk-based capital is Tier I capital plus the qualifying portion of the allowance for loan losses. Assets and certain off balance sheet items adjusted in accordance with risk classification comprise risk weighted assets of $168,097,000 and $161,503,000 as of December 31, 1996 and 1995, respectively.
Assets less intangibles and the net unrealized market value adjustment of investment securities available for sale averaged $368,015,000 and $335,723,000 for the years ended December 31, 1996 and 1995, respectively.

NOTE 14 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated were loan customers during 1996. The following is an analysis of such loans:



                  (Amounts in thousands)
Total loans at December 31, 1995.................... $  1,492
New loans...........................................       93
Repayments..........................................      (77)
                                                     --------
          Total loans at December 31, 1996.......... $  1,508
                                                     ========

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 15 - CONDENSED FINANCIAL INFORMATION

Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the parent's investment in subsidiaries is stated at cost, including equity in the undistributed earnings of the subsidiaries since inception, adjusted for any unrealized gains or losses on available for sale securities.

                                 BALANCE SHEETS

                             (Amounts in thousands)

                                                     December 31,
                                                ----------------------
                                                  1996          1995
                                                --------      --------
ASSETS:
  Cash.......................................   $    107      $    557
  Investment securities......................      1,399           136
  Investment in bank subsidiary..............     34,366        31,880
  Investment in non-bank subsidiary..........         15            15
  Other assets...............................         34            29
                                                --------      --------
                                                $ 35,921      $ 32,617
                                                ========      ========
LIABILITIES:
  Other liabilities..........................   $      1      $      1

SHAREHOLDERS' EQUITY:
  Common stock...............................      5,409         5,134
  Additional paid-in capital.................     10,938         9,171
  Retained earnings..........................     19,287        17,693
  Net unrealized gain on available for sale
     debt and marketable equity securities...        286           643
  Treasury stock, at cost....................          0           (25)
                                                --------      --------
          TOTAL SHAREHOLDERS' EQUITY.........     35,920        32,616
                                                --------      --------
                                                $ 35,921      $ 32,617
                                                ========      ========

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 15 - CONDENSED FINANCIAL INFORMATION (Continued)

                              STATEMENTS OF INCOME

                             (Amounts in thousands)

                                                                  Years ended December 31,
                                                            ------------------------------------
                                                              1996          1995          1994
                                                            --------      --------      --------
Dividends from bank subsidiary...........................   $  1,275      $  1,100      $    500
Interest and dividend income.............................         17             1
Investment securities losses.............................                                     (3)
Other expenses...........................................        (32)          (26)          (31)
                                                            --------      --------      --------
  Income before equity in undistributed earnings of
     subsidiaries........................................      1,260         1,075           466
     Equity in undistributed net income of
       subsidiaries......................................      2,850         2,214         2,617
                                                            --------      --------      --------
          NET INCOME.....................................   $  4,110      $  3,289      $  3,083
                                                            ========      ========      ========

                            STATEMENTS OF CASH FLOWS

                             (Amounts in thousands)

                                                                  Years ended December 31,
                                                            ------------------------------------
                                                              1996          1995          1994
                                                            --------      --------      --------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.............................................   $  4,110      $  3,289      $  3,083
  Adjustments to reconcile net income to net cash flows
     from operating activities:
     Equity in undistributed net income of
       subsidiaries......................................     (2,850)       (2,214)       (2,617)
     Investment securities losses........................                                      3
     Change in other assets and liabilities..............         (9)          (14)           24
                                                            --------      --------      --------
          Net cash flows from operating activities.......      1,251         1,061           493
                                                            --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of investment securities.....................     (1,252)           (1)         (105)
                                                            --------      --------      --------
          Net cash flows from investing activities.......     (1,252)           (1)         (105)
                                                            --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid.........................................     (1,274)       (1,026)         (846)
  Proceeds from sale of common stock.....................        800           525           315
  Proceeds from sale of treasury stock...................         25                           8
  Purchases of treasury stock............................          0           (25)           (7)
                                                            --------      --------      --------
          Net cash flows from financing activities.......       (449)         (526)         (530)
                                                            --------      --------      --------
  Net change in cash.....................................       (450)          534          (142)

CASH
  Beginning of year......................................        557            23           165
                                                            --------      --------      --------
  End of year............................................   $    107      $    557      $     23
                                                            ========      ========      ========

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 16 - DIVIDEND RESTRICTIONS

The Company is generally dependent on the receipt of cash dividends from the Bank in order to pay cash dividends to shareholders. The Bank is subject to regulations of the Ohio Division of Banks which restrict dividends to retained earnings (as defined) of the current and prior two years. Under this restriction, at December 31, 1996 approximately $7,538,000 is available for the payment of dividends by the Bank. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines.

NOTE 17 - LITIGATION

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

Cortland vigorously objects to the plaintiffs' allegations and will aggressively pursue all defenses available. The probability of an unfavorable outcome is not known. As the ultimate outcome of this litigation cannot presently be determined, no provision for any liability that may result from resolution of this lawsuit has been made in the accompanying consolidated financial statements.

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

--------------------------------------------------------------------------------

THREE YEAR SUMMARY
AVERAGE BALANCES, YIELDS AND RATES

--------------------------------------------------------------------------------
            (Fully taxable equivalent basis in thousands of dollars)

                                                                  1996
                                                 --------------------------------------
                                                   Average       Interest
                                                   Balance        Earned      Yield or
                                                 Outstanding     Or Paid        Rate
                                                 -----------     --------     ---------
Interest-earning assets:
  Federal funds sold.........................     $     843      $    45         5.4%
  Interest-bearing deposits in other banks...             0            0
  Trading account securities.................            57            3         5.9%
  Investment securities:
     U.S. Treasury and other U.S.
       Government agencies and
       corporations..........................        92,281        6,075         6.6%
     U.S. Government mortgage-backed
       pass through certificates.............        77,246        5,160         6.7%
     States of the U.S. and political
       subdivisions (Note 1, 2, 3)...........        16,995        1,145         6.7%
     Other securities........................         3,651          234         6.4%
                                                  ---------      -------
TOTAL INVESTMENT SECURITIES..................       190,173       12,614         6.6%
LOANS (Note 2, 3, 4).........................       160,657       14,809         9.2%
                                                  ---------      -------
TOTAL INTEREST-EARNING ASSETS................     $ 351,730      $27,471         7.8%
                                                  =========      =======
Interest-bearing liabilities:
  Deposits:
     Interest-bearing demand deposits........     $  46,945      $ 1,259         2.7%
     Savings.................................        86,468        2,319         2.7%
     Time....................................       146,628        8,395         5.7%
                                                  ---------      -------
TOTAL INTEREST-BEARING DEPOSITS..............       280,041       11,973         4.3%
                                                  ---------      -------
Borrowings:
  U.S. Treasury interest-bearing demand
     note....................................           681           35         5.1%
  Federal funds purchased....................         1,918          108         5.6%
  Securities sold under agreement to
     repurchase..............................         2,747          120         4.4%
  Borrowings over one year...................         9,157          505         5.5%
                                                  ---------      -------
TOTAL BORROWINGS.............................        14,503          768         5.3%
                                                  ---------      -------
TOTAL INTEREST-BEARING LIABILITIES...........     $ 294,544      $12,741         4.3%
                                                  =========      =======
Net interest margin..........................                    $14,730         4.2%
                                                                 =======         ====

Note 1 - Includes both taxable and tax exempt securities.

Note 2 - The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 1996, 1995 and 1994, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets.

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

--------------------------------------------------------------------------------

            (Fully taxable equivalent basis in thousands of dollars)

                        1995                                       1994
       --------------------------------------     --------------------------------------
         Average       Interest                     Average       Interest
         Balance        Earned      Yield or        Balance        Earned      Yield or
       Outstanding     Or Paid        Rate        Outstanding     Or Paid        Rate
       -----------     --------     ---------     -----------     --------     ---------
        $   2,485      $   146         5.9%        $   2,489      $    95         3.8%
                0            0                           658           18         2.7%
                0            0                           337           26         7.7%

           74,447        5,051         6.8%           66,804        4,427         6.6%

           70,471        4,571         6.5%           70,833        4,037         5.7%

           15,436        1,024         6.6%           15,362        1,026         6.7%
            2,965          187         6.3%            2,414          147         6.1%
        ---------      -------                     ---------      -------
          163,319       10,833         6.6%          155,413        9,637         6.2%
          153,702       14,175         9.2%          148,288       13,147         8.9%
        ---------      -------                     ---------      -------
        $ 319,506      $25,154         7.9%        $ 307,185      $22,923         7.5%
        =========      =======                     =========      =======

        $  45,864      $ 1,177         2.6%        $  51,392      $ 1,237         2.4%
           87,072        2,406         2.8%           94,753        2,576         2.7%
          129,320        7,452         5.8%          113,444        5,559         4.9%
        ---------      -------                     ---------      -------
          262,256       11,035         4.2%          259,589        9,372         3.6%
        ---------      -------                     ---------      -------

              756           41         5.4%              623           24         3.9%
            1,276           78         6.1%              440           22         5.0%
            2,390          110         4.6%            2,324           79         3.4%
            2,657          157         5.9%               30            1         3.3%
        ---------      -------                     ---------      -------
            7,079          386         5.5%            3,417          126         3.7%
        ---------      -------                     ---------      -------
        $ 269,335      $11,421         4.2%        $ 263,006      $ 9,498         3.6%
        =========      =======                     =========      =======
                       $13,733         4.3%                       $13,425         4.4%
                       =======         ====                       =======         ====

Note 3 - Average balance outstanding includes the average amount outstanding for all nonaccrual investment securities and loans.

Note 4 - Interest earned on loans includes net loan fees of $89 in 1996, $72 in 1995 and $333 in 1994.

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------

            (In thousands of dollars, except for per share amounts)

                                                            Years ended December 31,
                                          ------------------------------------------------------------
SUMMARY OF OPERATIONS                       1996         1995         1994         1993         1992
                                          --------     --------     --------     --------     --------
Total Interest Income.................... $ 27,076     $ 24,805     $ 22,564     $ 23,067     $ 26,151
Total Interest Expense...................   12,741       11,421        9,498       10,127       13,079
                                          --------     --------     --------     --------     --------
NET INTEREST INCOME......................   14,335       13,384       13,066       12,940       13,072
Provision for Loan Losses................                                                        1,450
Total Other Income.......................    1,598        1,311        1,150          885        1,237
Total Other Expenses.....................    9,997       10,061        9,812       10,688        8,848
                                          --------     --------     --------     --------     --------
INCOME BEFORE TAX........................    5,936        4,634        4,404        3,137        4,011
Federal Income Tax.......................    1,826        1,345        1,321          887        1,251
                                          --------     --------     --------     --------     --------
NET INCOME............................... $  4,110     $  3,289     $  3,083     $  2,250     $  2,760
                                          ========     ========     ========     ========     ========

BALANCE SHEET DATA

Total Assets............................. $378,510     $358,732     $320,361     $321,269     $313,362
Investments..............................  194,374      181,710      148,976      153,787      137,090
Net Loans................................  163,143      153,197      147,599      142,688      148,308
Deposits.................................  320,030      315,929      284,675      287,492      283,418
Borrowings...............................   21,171        8,217        7,055        4,230        4,423
Shareholders' Equity.....................   35,920       32,616       27,521       26,531       24,271

PER COMMON SHARE DATA (1)

Net Income............................... $   3.82     $   3.13     $   2.98     $   2.21     $   2.75
Cash Dividends Declared..................     1.16         0.96         0.79         0.48         0.42
Book Value...............................    33.20        30.88        26.55        25.96        24.09

ASSET QUALITY RATIOS

Underperforming Assets as a
  Percentage of:
     Total Assets........................     0.44%        0.59%        0.82%        1.05%        1.85%
     Equity plus Allowance for Loan
       Losses............................     4.32         5.94         8.61        11.37        20.98
     Tier I Capital......................     4.79         6.61         9.08        12.72        23.93

FINANCIAL RATIOS

Return on Average Equity.................    12.00%       10.80%       11.00%        8.83%       11.98%
Return on Average Assets.................     1.11         0.98         0.95         0.71         0.88
Average Equity to Average Total Assets...     9.29         9.06         8.67         8.01         7.30
Equity to Asset Ratio....................     9.50         9.09         8.59         8.26         7.75
Tangible Equity to Tangible Asset
  Ratio..................................     9.37         8.96         8.59         8.26         7.75
Cash Dividend Payout Ratio...............     30.4         30.7         26.5         21.7         15.3
Net Interest Margin Ratio................     4.19         4.30         4.37         4.35         4.39

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

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

OVERVIEW AND OUTLOOK

Net income for 1996 of $4,110 was the best in the Company's history and constituted an increase of $821 from the $3,289 earned in 1995. Earnings per share of $3.82 represented an improvement of $0.69 from the $3.13 per share realized in 1995.

Capital ratios continued to strengthen, facilitating a 21% increase in dividends per share. As of December 31, 1996, the ratio of equity capital to total assets was 9.50%, up from 9.09% a year ago; while risk-based capital measured 22.08% compared to 21.07% at December 31, 1995. All capital ratios were well in excess of required regulatory minimums.

The year began with the Company introducing its new MAC ATM card, which offers customers increased functionality while favorably impacting the Company's cost structure. Similar mutual benefits led the Company to promote its new overdraft protection product to qualified customers throughout the year. The year concluded with the Company introducing its new VISA Checkcard product to facilitate point-of-sale transactions.

During the coming year, the Company will add a new ATM location at the Warren-Youngstown Regional Airport, while also updating most other existing ATM machines to increase customer functionality while lowering the Company's operating and maintenance costs.

The Company plans to open a new banking office in southern Mahoning County during 1997, while also relocating its Mantua branch to a new facility at Mantua Corners.

Management expects the economy in 1997 to exhibit moderate sustainable growth with continued low inflation. Interest rates are expected to remain relatively stable, but with continued volatility in the credit markets.

The Company remains firmly committed to new ideas, new products, and emerging technologies that can enhance internal operating efficiencies and increase customer satisfaction, strengthening franchise value.

Return on equity in 1996 rose to 12.0% while the return on assets climbed to 1.1%. Book value per share increased to $33.20. The price of the Company's common stock increased during the year, trading in a range between a first quarter low of $30 5/8 and a fourth quarter high of $42 3/4.

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

                                    1996     1995     1994
                                    ----     ----     ----
 Nonaccrual loans:
   1-4 residential mortgage        $  622   $  553   $  553
   Commercial mortgage                754      777    1,327
   Secured by farmland                  0      261        0
   Consumer loans                      17        6        8
   Home equity loans                   57        0       21
 ----------------------------------------------------------
 TOTAL NONACCRUAL LOANS             1,450    1,597    1,909
 Investment securities                  0      106      124
 Other real estate owned               28      215      383
 ----------------------------------------------------------
 TOTAL NONPERFORMING ASSETS         1,478    1,918    2,416
 Loans ninety days past due
   and still accruing interest         18        7       14
 Restructured loans                   182      191      205
 ----------------------------------------------------------
 TOTAL UNDERPERFORMING ASSETS      $1,678   $2,116   $2,635

The table below provides a number of asset quality ratios based on the data presented above. Overall, asset quality continued to improve during 1996.

                                 1996     1995     1994
                                 ----     ----     ----
 Nonperforming loans as a
   percentage of total loans     0.87%    1.02%    1.27%
 Nonperforming assets as a
   percentage of total assets    0.39%    0.53%    0.75%
 Underperforming assets as a
   percentage of total assets    0.44%    0.59%    0.82%
 Underperforming assets as a
   percentage of equity
   capital plus allowance for
   loan losses                   4.32%    5.94%    8.61%

--------------------------------------------------------------------------------

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

The following provides an analysis of the allowance for loan losses for the periods indicated:

                                                 1996       1995       1994       1993       1992
                                                -------    -------    -------    -------    -------
  Balance at beginning of year...............   $ 3,011    $ 3,081    $ 3,139    $ 3,415    $ 3,203
  Loan losses:
       1-4 family residential mortgages......        (5)       (69)       (72)      (172)      (108)
       Commercial mortgages..................         0          0        (27)       (42)      (834)
       Consumer loans........................      (167)      (220)      (141)      (271)      (438)
       Commercial loans......................        (4)       (78)       (48)      (123)      (198)
       Home equity loans.....................         0          0          0         (7)       (18)
                                                -------    -------    -------    -------    -------
                                                   (176)      (367)      (288)      (615)    (1,596)
                                                -------    -------    -------    -------    -------
  Recoveries on previous loan losses:
       1-4 family residential mortgages......         3          4          4         26         55
       Commercial mortgages..................         0         78          6         28          6
       Consumer loans........................        72        152        156        202        273
       Commercial loans......................        56         63         64         83         24
                                                -------    -------    -------    -------    -------
                                                    131        297        230        339        358
                                                -------    -------    -------    -------    -------
  Net loan losses............................       (45)       (70)       (58)      (276)    (1,238)
                                                -------    -------    -------    -------    -------
  Provision charged to operations............         0          0          0          0      1,450
                                                -------    -------    -------    -------    -------
  Balance at end of year.....................   $ 2,966    $ 3,011    $ 3,081    $ 3,139    $ 3,415
                                                =======    =======    =======    =======    =======
  Ratio of net loan losses to
    average net loans outstanding............     0.03%      0.05%      0.04%      0.19%      0.75%
                                                =======    =======    =======    =======    =======
  Ratio of loan loss allowance to total
    loans....................................     1.78%      1.93%      2.04%      2.15%      2.25%
                                                =======    =======    =======    =======    =======

The improved level of asset quality achieved over the past several years has resulted in a sharp decline in the ratio of net loan losses to average net loans. The allowance for loan loss at 205% of nonperforming loans and 180% of all underperforming loans continues to provide ample coverage. Management has determined the allowance to be adequate, requiring no further provision in the current year.

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

The following is an allocation of the allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

                                              1996       1995       1994       1993       1992
                                             ------     ------     ------     ------     ------
TYPES OF LOANS
1-4 family residential mortgages..........   $  387     $  351     $  385     $  405     $  437
Commercial mortgages......................    1,179      1,118      1,223      1,029      1,157
Consumer loans............................      410        416        407        424        591
Commercial loans..........................      325        239        207        192        210
Home equity loans.........................       55         61         63         67         62
Unallocated portion.......................      610        826        796      1,022        958
                                             ------     ------     ------     ------     ------
                                             $2,966     $3,011     $3,081     $3,139     $3,415
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

--------------------------------------------------------------------------------

LOAN PORTFOLIO

The level of general economic activity remained firm throughout 1996. The Company realized an increase of $9,901 in the loan portfolio from the level of $156,208 recorded at December 31, 1995.

Residential lending's share of the portfolio remained the same during 1996 with 1-4 family residential mortgages representing 43.3% of total loans. The portion of the loan portfolio represented by commercial loans (including commercial real estate) increased from 35.2% to 37.2%. Consumer loans (including home equity loans) decreased from 21.5% to 19.5%.

The following chart indicates changes that have occurred in the composition of the loan portfolio over the past five years. Residential lending, excluding home equity loans, now comprises 43.3% of the portfolio, a decrease from its 47.7% share in 1991. Meanwhile, home equity loans have grown from a 6.1% share in 1991 to 6.7% in 1996, partially offsetting the decline in traditional consumer installment lending. The portfolio share claimed by commercial loans (including commercial real estate) climbed to 37.2%, up from 31.4% five years ago.

                           LOAN PORTFOLIO COMPOSITION
                                (In Percentages)

                               1996     1991
1-4 Family Mortgages           43.3     47.7
Commercial                     37.2     31.4
Consumer                       12.8     14.8
Home Equity                     6.7      6.1

During 1996, approximately $9.6 million in new mortgage loans were originated by the Company, an increase of $4.0 million from the prior year. Despite the improvement, production was impacted by volatile mortgage rates throughout much of the year as the credit markets anticipated a shift

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

in interest rate policy on the part of the Federal Reserve that failed to materialize.

With the yield and quality of mortgage loans favorable and production levels still relatively moderate, management elected to hold most mortgages originated in 1996. Management intends to continue to sell a portion of both newly originated and refinanced fixed rate residential mortgage loans to the Federal Home Loan Mortgage Corporation (FHLMC), while retaining servicing rights. Annualized service fee income derived from the portfolio is now approximately $26.

Management seeks to further stimulate production of residential mortgage loans in 1997. An experienced mortgage banker will be hired to help further develop and expand our market coverage. Renewed emphasis will also be placed on a realtor call program. Management also intends to pursue additional outlets for jumbo mortgage products (in the range of $250,000 and up) and other non standard mortgage offerings. Management anticipates that a larger portion of originated mortgages will be sold during the coming year.

Management also remains committed to expanding the Company's presence in the small business sector. Over the past several years, management has expanded its offering of business banking products, assembled a cadre of experienced commercial loan officers, developed and strengthened the skills and capabilities of support staff, and energetically gone about the business of building small business market share. Despite increased competitive pressure from money center and super-regional banks, loans to businesses continue to show steady growth. In addition to increasing penetration within existing markets, management plans to aggressively enter new markets, particularly southern Mahoning County.

Consumer lending is anticipated to remain flat. Increasingly consumers are opting to lease rather than purchase personal vehicles. Management has been reasonably successful in marketing fixed rate amortizing mortgage products that consumers utilize for home improvements; the purchase of consumer goods of all types; education, travel, and other personal expenditures; and the consolidation of credit card and other existing debt into term payout. However, as this consumer activity is collateralized by residential real estate, it is included with 1-4 residential mortgage lending.

Additional information regarding the loan portfolio can be found in the Notes to the Consolidated Financial Statements (NOTES 1, 3, 9, 12 and 14).

INVESTMENT SECURITIES

Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities," requires that investment securities be segregated into three separate portfolios: held to maturity, available for sale and trading, each with its own method of accounting.

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

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

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

As of December 31, 1996, the carrying value of all investment securities, both available for sale and held to maturity, tallied $194,374, an increase of $12,664 or 6.97% from the prior year. The allocation between single maturity investment securities and mortgage-backed securities increased to a 61/39 split versus the 56/44 division of the previous year. Mortgage-backed securities decreased by $4,688 or 5.9%. Meanwhile, holdings of single maturity investments, primarily U.S. Treasurys and Agencies, showed an increase of $17,235 or 17.5%.

The Company's holdings of obligations of states and political subdivisions showed a net increase of just $417. The primary focus here remains in the area of pre-refunded municipals that are fully escrowed in U.S. Government obligations.

The Company increased its holdings of U.S. Treasury securities by approximately $9.9 million, or 32.8%. Emphasis was placed on developing a three year maturity ladder, further enhancing liquidity and facilitating pledging requirements. Investments in U.S. government agencies and sponsored corporations increased by $6.9 million, or 13.4%, primarily in high yielding callable issues.

Holdings of other securities increased by $186 as the Bank both purchased stock in, and received stock dividends from, the Federal Home Loan Bank of Cincinnati as part of its membership requirements.

The mix of mortgage-backed securities remained weighted in favor of floating rate and adjustable rate products, although increased emphasis was placed on the fixed rate sector. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed rate securities perform better in periods of stable to slightly declining interest rates.

The portfolio mix of fixed rate and floating rate or adjustable rate mortgage-backed securities for both 1996 and 1995 is graphically depicted below.

                    MORTGAGE-BACKED SECURITIES PORTFOLIO MIX
                                (In Percentages)

                                 1996     1995
Variable & Adjustable             54       58
Fixed Rate                        46       42

Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $12,632 and $16,259 at December 31, 1996 and 1995, respectively. These investments are monitored and subjected to regulatory prescribed stress tests. At December 31, 1996, none of these investments were considered "high risk" under regulatory definitions. The Company has no investments in structured notes, inverse floaters or other high risk derivative products.

At December 31, 1996, a net unrealized gain of $286, net of tax, was included in shareholders' equity, as compared to a net unrealized gain of $643 net of tax, as of December 31, 1995. This $357 swing (net of tax) primarily reflects the decrease in the market value of debt securities as

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

interest rates increased throughout much of the year, ending the year higher than where they started. Higher interest rates generally translate into lower market prices for debt securities; conversely falling interest rates generally result in an appreciation in the market value of debt securities.

Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).

DEPOSITS

The Company's deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited a very modest increase of 1.3% to $320,030 at December 31, 1996 as compared to $315,929 at December 31, 1995.

The Company's deposit base consists of demand deposits, savings, money market and time deposit accounts. Average non interest-bearing deposits increased 12.7% during 1996, while average interest-bearing deposits increased by 6.8%.

During 1996, non interest-bearing deposits averaged $37,999 or 11.9% of total average deposits as compared to $33,716 or 11.4% in 1995. Core deposits averaged $283,622 for the year ended December 31, 1996, an increase of $15,911 or 5.9% from the average level of 1995. During 1995, core deposits had averaged $267,711, a decrease of 1.9% from the preceding year.

Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 89.2% of average total deposits in 1996 compared to 90.5% in 1995 and 94.3% in 1994. The decline in core deposits' share in 1996 and 1995 reflects the Company's more aggressive use of large denomination certificates of deposit (Jumbo CD's) as a funding source. The Company had reduced its reliance on Jumbo CD's during the 1990-1994 period as management restricted growth in order to strengthen asset quality and capital ratios.

Over the past five years, the Company has successfully increased the share of deposits represented by lower cost checking, NOW and savings account balances. The following depicts how the deposit mix has shifted during this time frame.

                              AVERAGE DEPOSIT MIX
                                (In Percentages)

                             1996     1991
Checking                     11.9      7.9
NOW                           7.3      5.7
Money Market                  7.5      9.1
Savings                      27.2     22.9
Jumbo CDs                    10.8      9.3
Other CDs                    35.3     45.1

Additional information regarding interest-bearing deposits is presented in the Notes to the Consolidated Financial Statements (Note 7).

RESULTS OF OPERATIONS

Common comparative ratios for results of operations are the return on average equity and the return on average assets. The return on average equity amounted to 12.0%, 10.8% and 11.0% for 1996, 1995 and 1994, respectively, while the return on average assets amounted to 1.1% in 1996 and 1.0% for both 1995 and 1994.

Net interest income, the principal source of the Company's earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. For 1996, the net interest margin ratio registered 4.2%, compared to 4.3% for 1995 and 4.4% for 1994.

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

The following table provides a detailed analysis of changes in net interest income, identifying that portion of the change that is due to a change in the volume of average assets and liabilities outstanding versus that portion which is due to a change in the average yields on earning assets and average rates on interest-bearing liabilities. Changes due to both rate and volume which cannot be segregated have been allocated in proportion to the changes due to rate and volume.

       ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)

--------------------------------------------------------------------------------------------------------
                                                   1996 Compared to 1995           1995 Compared to 1994
                                             -----------------------------------------------------------
                                             Volume      Rate     Total     Volume      Rate      Total
--------------------------------------------------------------------------------------------------------
  Increase (Decrease) in Interest Income
     Federal funds sold....................  $  (88)   $  (13)   $ (101)    $    0    $   51     $   51
     Interest-bearing deposits in other
       banks...............................       0         0         0        (18)        0        (18)
     Trading account securities............       3         0         3        (26)        0        (26)
     Investment Securities
       U.S. Treasury and other U.S.
          Government agencies and
          corporations.....................   1,178      (154)    1,024        516       108        624
       U.S. Government mortgage-backed
          pass-through certificates........     449       140       589        (21)      555        534
       States of the U.S. and political
          subdivisions.....................     105        16       121          5        (7)        (2)
       Other securities....................      44         3        47         34         6         40
     Loans.................................     641        (7)      634        489       539      1,028
--------------------------------------------------------------------------------------------------------
  Total Interest Income Change.............   2,332       (15)    2,317        979     1,252      2,231
--------------------------------------------------------------------------------------------------------
  Increase (Decrease) in Interest Expense
     Interest-bearing demand deposits......      28        54        82       (139)       79        (60)
     Savings deposits......................     (17)      (70)      (87)      (212)       42       (170)
     Time deposits.........................     991       (48)      943        838     1,055      1,893
     U.S. Treasury interest-bearing
       demand note.........................      (4)       (2)       (6)         6        11         17
     Federal funds purchased...............      36        (6)       30         51         5         56
     Securities sold under agreements to
       repurchase..........................      16        (6)       10          2        29         31
     Other borrowings......................     359       (11)      348        155         1        156
--------------------------------------------------------------------------------------------------------
  Total Interest Expense Change............   1,409       (89)    1,320        701     1,222      1,923
--------------------------------------------------------------------------------------------------------
  INCREASE (DECREASE) IN NET INTEREST
     INCOME
     ON A TAXABLE EQUIVALENT BASIS.........  $  923    $   74    $  997     $  278    $   30     $  308
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

Total other income for 1996 increased $287, or 21.9% compared to an increase of $161, or 14.0% in 1995. Fees for customer services increased by $246 or 25.3%. The increase reflects growth in deposits and services at the subsidiary bank's two newest branches brought on-stream during the second half of 1995, combined with a change in the fee structure for all deposit customers implemented during the first quarter of 1996. The net loss of $32 recorded on the disposition of other real estate in 1995 was replaced with a net gain of $27 in 1996 similar to the net gain of $21 recorded in 1994. Loans held for sale in the secondary market showed gains of $15 and $93 in 1996 and 1995 with a loss of $47 sustained in 1994. Activity in trading securities, the early call of held to maturity securities, and transactions involving available for sale securities combined to produce net gains for 1996 of $114, as compared to more modest gains of $5 and $24 in 1995 and 1994, respectively.

Other non-interest income decreased by $49 during 1996, following a $97 increase in 1995. This income category is subject to fluctuation due to nonrecurring items, with non-interest income for 1995 having benefited from a $69 refund on the Alpine class action settlement.

OTHER INCOME
                               1996        1995        1994
Fees for other customer
  services                   $1,219      $  973      $  977
Gain (loss) on sale of
  loans                          15          93         (47)
Gain (loss) on sale of
  other real estate              27         (32)         21
Other operating income          223         272         175
                             -------------------------------
                              1,484       1,306       1,126
Trading securities net
  gains (losses)                 12           0           4
Investment securities net
  gains (losses)                102           5          20
                             -------------------------------
Total other income           $1,598      $1,311      $1,150

Total other non-interest expenses decreased by 0.6%, or $64 in 1996. This compares to an increase of $249, or 2.5% in 1995. Expenditures for salaries and employee benefits increased by 5.5%, reflecting, in part, the staffing requirements of the Company's two newest branch offices opened in the second half of 1995.

The FDIC dramatically reduced premium rates effective May 1995, reflecting the improved condition of the banking system as FDIC reserves reached their targeted funding level. As a result, the Bank experienced a year over year decline in FDIC assessment expense of $332 and $313 in 1996 and 1995, respectively.

Occupancy and equipment expense increased by a combined 6.1%, or $99, reflecting a full year of operation for the two newest offices. All other categories of non-interest expense decreased by $118, or 4.1% in the aggregate, as the Company continued to emphasize expense control while realizing the benefits of improved asset quality.

NON-INTEREST EXPENSE
                                1996        1995        1994
Salaries and benefits        $ 5,549     $ 5,262     $ 4,956
Net occupancy expense            666         611         584
Equipment expense              1,048       1,004         922
State and local taxes            473         414         398
FDIC assessment                    2         334         647
Office supplies                  488         473         435
Marketing expense                265         255         229
Collection, repossession
  and foreclosure expense         52          94         118
Legal and litigation
  expense                        277         263         294
Other operating expense        1,177       1,351       1,229
                             -------     -------     -------
Total other expenses         $ 9,997     $10,061     $ 9,812

Salaries and employee benefits represented 55.5% of all non-interest expenses in 1996. Exclusive of FDIC, legal and litigation expenses, salaries and employee benefits share of non-interest expense was 57.1%, 55.6% and 55.9% in 1996, 1995 and 1994, respectively. Salaries and employee benefits increased by $287 in 1996 following an increase of

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

$306 in 1995. The following details components of these increases:

ANALYSIS OF CHANGES IN SALARIES & BENEFITS

                           Amounts                   Percent
                   --------------------------------------------------
                   1996     1995     1994     1996     1995      1994
                   --------------------------------------------------
Salaries           $295     $197     $182      7.3%     5.1%      5.0%
Benefits             16       61       25      1.3      5.2       2.2
Profit Sharing       42       15      181     21.4      8.3
                   ----------------------
                    353      273      388      6.4      5.3       8.0
Def'd Loan
  Origination       (66)      33        1     30.0     13.1       0.4
                   ----------------------
                   $287     $306     $389      5.5%     6.2%      8.5%

During 1994 and 1995 the Company was self-insured for employee medical and dental benefits. The Plan limited the Company's exposure to risk by employing stop loss coverage both on an individual and aggregate claim basis. The Company generally experienced a favorable variance in medical claims when compared to traditional premium based plans. However, in late 1995 management identified a premium based Preferred Provider Plan that offered additional savings while increasing benefits. This new plan was adopted by the Company effective February 1, 1996.

Full-time equivalent employment averaged 195 employees in 1996, 194 in 1995 and 192 in 1994. Wage and salary expense per employee averaged $22,306 in 1996, $20,897 in 1995 and $20,086 in 1994, exclusive of profit sharing, which averaged $1,144 per employee in 1996, $1,014 in 1995 and $943 in 1994. Productivity ratios which measure employee efficiency continued to improve. Average earning assets per employee measured $1,804 in 1996, $1,647 in 1995 and $1,600 in 1994.

FOURTH QUARTER 1996 AS
COMPARED TO FOURTH QUARTER 1995

During the fourth quarter of 1996, net interest income increased by $154 as compared to fourth quarter 1995. The yield on earning assets declined by 10 basis points while fourth quarter average earning assets increased by $19 million when compared to a year ago, resulting in an increase in total interest income of $280. The rate paid on interest-bearing liabilities declined by 2 basis points while fourth quarter average interest-bearing liabilities increased by $13 million when compared to a year ago, resulting in an increase in total interest expense of $126. The net interest margin for the quarter registered 4.2%, the same as that attained a year ago.

Loan charge-offs during the quarter were $38 in 1996 and $53 in 1995, while the recovery of previously charged-off loans amounted to $36 during the fourth quarter of 1996 compared to $52 in the same period of 1995.

Other income increased by $34 from the same period a year ago. The increase was primarily due to the following: a $24 gain on sale of loans in 1996 compared to a $10 gain in the same period of 1995, a $60 increase in fees for customer services due to a change in the fee structure for all deposit customers implemented during the first quarter of 1996, and a $35 decrease in other non-interest income as 1995 benefited from a $69 refund on the Alpine class action settlement.

Total other non-interest expenses in the fourth quarter were $2,684 in 1996 compared to $2,797 in 1995, a decrease of $113, or 4.0%. Salaries and benefits constituted an $87 increase. FDIC assessments declined by $28 as premiums were lowered significantly for most banks. Other operating expenses decreased by $172 primarily due to a provision for expenses related to IRS assessments recorded in 1995.

Income before income tax during the fourth quarter amounted to $1,362 in 1996 compared to $1,061 in 1995. Income tax expense for the fourth quarter of 1996 was $415 as compared to $208 in 1995 (after a $101 reduction of excess tax provision related to the IRS assessment). Fourth quarter net income was $947 in 1996 compared to $853 in 1995, representing an increase of $94, or 11%.

Earnings per share for the fourth quarter, adjusted for the 3% stock dividend paid January 1, 1997, amounted to $0.88 in 1996 and $0.81 in 1995. There were no gains or losses on investment securities in the fourth quarter of 1996, while after tax

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

gains per share on investment securities in the fourth quarter of 1995 were negligible.

ASSET-LIABILITY MANAGEMENT

The Company's Asset/Liability Committee, comprised of members of both senior management and the Board of Directors, meets periodically to review the Company's balance sheet structure and liquidity needs. The Company has defined a set of key control parameters which provide various measures of the balance sheet's exposure to changes in interest rates. The Company's goal is to produce a net interest margin that is relatively stable despite interest rate volatility while maintaining an acceptable level of earnings.

Included among the various measurement techniques used by the Company to identify and manage exposure to changing interest rates is the use of computer based simulation models. Computerized simulation techniques enable the Company to explore and measure net interest income volatility under alternative asset deployment strategies, different interest rate environments, various product offerings and changing growth patterns.

                                   GAP TABLE
                               December 31, 1996

                                                       Maturity of Repricing Interval
                                        ------------------------------------------------------------
                                                                               Non Rate
                                                                               Sensitive
                                        3 Months     3 to 12       1 to 5       or .5
                                        or Less       Months       Years        Years        Total
                                        --------     --------     --------     --------     --------
Interest-Earning Assets
  Investments.......................    $40,878      $ 35,400     $ 79,960     $38,136      $194,374
  Loans & Leases....................     53,399        38,443       55,815      18,452       166,109
                                        --------     --------     --------     -------      --------
Total Earning Assets................     94,277        73,843      135,775      56,588       360,483
Other Assets........................          0             0            0      18,027        18,027
                                        --------     --------     --------     -------      --------
Total Assets........................    $94,277      $ 73,843     $135,775     $74,615      $378,510
                                        ========     ========     ========     =======      ========
Interest-Bearing Liabilities
  NOW & Supernow Accounts...........    $22,571      $      0     $      0     $     0      $ 22,571
  Money Market Accounts.............     23,372             0            0           0        23,372
  Passbook Savings..................     85,289             0            0           0        85,289
  Time Deposits , 100,000...........     30,305        38,276       30,188      12,866       111,635
  Time Deposits $ 100,000...........     13,275        15,122        5,675         961        35,033
  Federal Funds Purchased...........      6,444             0            0           0         6,444
  U.S. Treasury Demand..............      1,204             0            0           0         1,204
  Other Borrowings..................     10,000             0        3,523           0        13,523
                                        --------     --------     --------     -------      --------
Total Interest-Bearing
  Liabilities.......................    192,460        53,398       39,386      13,827       299,071
Demand Deposits.....................          0             0            0      42,130        42,130
Other Liabilities...................          0             0            0       1,389         1,389
Shareholders' Equity................          0             0            0      35,920        35,920
                                        --------     --------     --------     -------      --------
Total Liabilities & Equity..........    $192,460     $ 53,398     $ 39,386     $93,266      $378,510
                                        ========     ========     ========     =======      ========
Rate Sensitivity Gap................    $(98,183)    $ 20,445     $ 96,389     $42,761
Cumulative Gap......................    $(98,183)    $(77,738)    $ 18,651     $61,412
Cumulative Gap to Total Assets......      (25.9)%       (20.5)%        4.9%       16.2%

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

The preceding Gap Table presents an analysis of the Company's earliest repricing opportunity for each of its interest-earning assets and interest-bearing liabilities. Assets are distributed according to the earlier of interest rate repricing opportunity or expected cash flows. Time deposits and liabilities with defined maturities are distributed according to the earlier of the repricing interval or contractual maturity. Other core deposit accounts (NOW, Supernow, Money Market and Savings accounts) are shown as being available for repricing in the earliest time frame, although management can exert considerable influence over the timing and manner of repricing these core deposits. Therefore, these accounts may reprice in later time intervals and reflect smaller incremental changes than other interest-earning assets and interest-bearing liabilities. Since management may reprice these accounts at its discretion, the impact of changing rates on net interest income is likely to be considerably less severe than inferred by this table.

During 1996, the effective maturities of earning assets lengthened somewhat as management sought to take advantage of the spike in interest rates that occurred between mid February and October, as investors in the capital markets grew concerned that the economy would overheat, reigniting inflation. While these fears abated by year-end, the resultant run-up in interest rates caused prepayments on loans and mortgage-backed securities to slow while also diminishing the probability that certain callable investment securities would indeed be called. The escalation of interest rates also impacted the maturity distribution of interest-bearing liabilities as some $3 million of low cost savings and money market funds were replaced with more expensive certificates of deposit and borrowed funds.

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

Cash and due from banks decreased $2,356 compared to year end 1995. Investment securities maturing, repricing or expected to be called in one year or less amounted to $72,370 at December 31, 1996, representing 37.2% of the total combined portfolio, as compared to $83,403 and 45.9% a year ago.

Along with its liquid assets, the Company has other sources of liquidity available to it which help to ensure that adequate funds are available as needed. These other sources include, but are not limited to, the ability to obtain deposits through the adjustment of interest rates, the purchasing of federal funds, and access to the Federal Reserve Discount Window. The Company is a member of

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

the Federal Home Loan Bank of Cincinnati, which provides yet another source of liquidity.

Operating activities provided cash of $3.9 million, $6.7 million and $2.8 million in 1996, 1995 and 1994, respectively. Refer to the Consolidated Statement of Cash Flows for a summary of the sources and uses of cash in 1996, 1995 and 1994.

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

The risk based standards classify capital into two tiers. Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative perpetual preferred stock, and minority interests less goodwill. Tier 2 capital consists of a limited amount of the allowance for loan and lease losses, perpetual preferred stock (not included in Tier 1), hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock.
The following graph, which is not "risk-adjusted," indicates that Tier 1 capital as a percentage of total average assets has strengthened significantly over the past several years. This measure of capital adequacy is known as the "leverage ratio."

                                LEVERAGE RATIO
                               (In Percentages)

1992             7.69
1993             8.33
1994             8.97
1995             9.53
1996             9.51

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required banking regulatory agencies to revise risk-based capital standards to ensure that they take adequate account of interest rate risk. Accordingly, regulators will subjectively consider an institution's exposure to declines in the economic value of its capital due to changes in interest rates in evaluating capital adequacy.

The following table illustrates the Company's risk weighted capital ratios at December 31, 1996 and 1995. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and total risk-based capital well in excess of the required regulatory minimum ratios.

                           RISK-BASED CAPITAL
-------------------------------------------------------------------------
                                           DECEMBER 31,     December 31,
                                               1996             1995
                                          --------------   --------------
Tier 1 Capital                               $ 35,006         $ 31,996
Tier 2 Capital                                  2,112            2,031
                                             --------         --------
QUALIFYING CAPITAL                           $ 37,118         $ 34,027
                                             ========         ========
Risk-Adjusted Total Assets(*)                $168,097         $161,503
                                             ========         ========
Tier 1 Risk-Based Capital Ratio                20.82%           19.81%
Total Risk-Based Capital Ratio                 22.08%           21.07%
Total Leverage Capital Ratio                    9.51%            9.53%

                    (*) Includes off-balance sheet exposures

SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that investments designated as available for sale be marked-to-market with corresponding entries to the deferred tax account and shareholders' equity. Regulatory agencies, however, have decided to exclude these adjustments in computing risk based capital, as their inclusion would tend to potentially increase the volatility of this important measure of capital adequacy. Additional information regarding regulatory matters can be found in the Notes to the Consolidated Financial Statements (NOTE 13.)

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

NET INTEREST MARGIN

Net Interest Margin is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The Net Interest Margin Ratio expresses this difference as a percentage of average earning assets.

Interest-earning assets averaged $351,730 during 1996, representing a 10.4% increase over 1995. 1995 earning assets had averaged $319,506 for a 4.0% increase over 1994. The yield on interest-earning assets was 7.8%, 7.9% and 7.5% in 1996, 1995 and 1994, respectively. The average rate incurred on interest-bearing liabilities was 4.3%, 4.2% and 3.6% for those same years. Interest-bearing liabilities averaged $294,544 for 1996, increasing by 11.2% from 1995 levels which averaged $269,335.

                          NET INTEREST MARGIN RATIO
                               (In Percentages)

1992              4.4
1993              4.4
1994              4.4
1995              4.3
1996              4.2

The decline in the Net Interest Margin Ratio reflects the Company's renewed emphasis on growth without sacrificing credit quality. As a result, a larger share of earning assets are represented by investments which provide a smaller gross margin than loans which entail greater credit risk and require more underwriting and servicing expense. Investments in 1996 comprised 54.3% of average earning assets, up from 38.1% five years ago.

Growth objectives for 1995 and 1996 required management to increase its utilization of more expensive funding sources. Large denomination certificates of deposit and borrowed funds represented 14.4% of average earning assets in 1996 compared to 9.6% two years ago, contributing to the narrowing of the Net Interest Margin.

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

                             OFFICES AND LOCATIONS

                 Twelve Offices Serving These Fine Communities

              BRISTOL                                  NILES
        6090 State Route 45                 6050 Youngstown-Warren Road
     Bristolville, Ohio 44402                    Niles, Ohio 44446

            BROOKFIELD                           NORTH BLOOMFIELD
      7325 Warren-Sharon Road                   8837 State Route 45
      Brookfield, Ohio 44403               North Bloomfield, Ohio 44450

             CORTLAND                                 VIENNA
       194 West Main Street                   4434 Warren-Sharon Road
       Cortland, Ohio 44410                     Vienna, Ohio 44473

               HIRAM                                  WARREN
        6821 Wakefield Road                        2935 Elm Road
         Hiram, Ohio 44234                      Warren, Ohio 44483

              HUBBARD                              WILLIAMSFIELD
      890 West Liberty Street                   5917 U.S. Route 322
        Hubbard, Ohio 44425                  Williamsfield, Ohio 44093

              MANTUA                                  WINDHAM
         10521 Main Street                    9690 East Center Street
        Mantua, Ohio 44255                      Windham, Ohio 44288

                                     Member
                             Federal Reserve System
                                      and
                     Federal Deposit Insurance Corporation
--------------------------------------------------------------------------------

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

Community Banc Investments, Inc.
Columbus, Ohio
Contact: Greig A. McDonald
Telephone: 1-800-224-1013

Everen Securities, Inc.
201 E. Commerce Street
Youngstown, Ohio
Contact: Joseph E. Campana
Telephone: 1-800-541-5348

Smith Barney Inc.
Youngstown, Ohio
Telephone: 1-800-535-0017

The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 3% stock dividend paid as of January 1, 1997, 1996 and 1995. The Company currently has approximately 1,394 shareholders.

                                                            Price Per Share
                                                       -------------------------        Cash
                                                                                     Dividends
                                                          High           Low         Per Share
                                                       ----------     ----------     ----------
1996
FOURTH QUARTER......................................       42 3/4         38 5/8       $ 0.73
THIRD QUARTER.......................................       39 1/2         36 5/8         0.00
SECOND QUARTER......................................       38 3/8         35 7/8         0.43
FIRST QUARTER.......................................       38 1/8         30 5/8         0.00

1995
Fourth Quarter......................................       33             26 1/4       $ 0.58
Third Quarter.......................................       28 1/8         26             0.00
Second Quarter......................................       28 1/4         25 3/4         0.38
First Quarter.......................................       27 3/4         24 1/4         0.00

1994
Fourth Quarter......................................       27 3/8         25 1/4       $ 0.49
Third Quarter.......................................       27             22 3/4         0.00
Second Quarter......................................       24 3/4         22 1/4         0.30
First Quarter.......................................       23 3/4         21             0.00

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