Form 10-K405/A, Exhibit 13
period 1996-12-31
CORTLAND BANCORP INC
filed 1997-10-07
CIK 774569

                                                                      Exhibit 13

                                                         [CORTLAND BANCORP LOGO]

REPORT OF PACKER, THOMAS & CO.,
INDEPENDENT AUDITORS


SHAREHOLDERS AND BOARD OF
DIRECTORS
Cortland Bancorp

We have audited the accompanying consolidated balance sheets of Cortland Bancorp and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Cortland Bancorp and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



Youngstown, Ohio                             /s/ Packer, Thomas & Co.
February 14, 1997                            Packer, Thomas & Co.

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