Form 10-K405, Exhibit 13
period 1997-12-31
CORTLAND BANCORP INC
filed 1998-03-31
CIK 774569

                                                                     Exhibit 13
                            [CORTLAND BANCORP LOGO]

                               1997 Annual Report

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

                                                    Three Year Summary
                                            Average Balances, Yields and Rates

                                  ----------------------------------------------
                                                            25

                                                  Selected Financial Data

                                  ----------------------------------------------
                                                            27

                                           Management's Discussion and Analysis

                                  ----------------------------------------------
                                                            28

                                            Information as to Stock Prices and
                                                         Dividends

                                  ----------------------------------------------
                                                            41

                                                     Cortland Bancorp
                                                  Directors and Officers

                                  ----------------------------------------------
                                                            42

                                                Cortland Savings & Banking
                                                  Directors and Officers

                                  ----------------------------------------------
                                                            43

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CHAIRMAN'S MESSAGE

--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS:

As we approach the end of the second millennium all seems right with the world. We find ourselves in the seventh year of the current economic expansion, making it one of the longest on record. Typically, at this stage of the economic cycle, activity begins to wane as imbalances develop that eventually precipitate recession.

Instead, 1997 was another year of plentiful surprises. Economic growth accelerated to a rate well above trend. Unemployment fell to rates well below trend. Productivity registered gains much more typical of the earlier rather than latter stages of the business cycle. Already low inflation rates continued to decline even further, despite dire warnings to the contrary (some statistical nonsense about too many people working causing inflation).

As 1997 began to wind down, the federal government rang up the current month's receipts and expenditures only to find the budget in balance years ahead of schedule. Stock markets soared, interest rates sagged, and the Tribe took a one run lead into the ninth inning of game seven of the 1997 World Series. Folks, can it get much better than this?

But then the Tribe dropped game seven in eleven. The Dow lopped off a record
554.26 points the very next day. (A most severe response, even for Tribe fans. Who would have thought that there were that many Tribe fans? Who would have thought that they owned so much stock?) Economic storm clouds gathered on the Pacific rim pounding Asian economies to the depths of depression. (El Nino?) Scandal surfaced along the Potomac. (La Nina?) Saddam balked. The Air Force scrambled. Perhaps we're not quite ready for nirvana?

It may not have been nirvana, but 1997 was pretty darn good. Net income for 1997 of $4.454 million topped last year's $4.11 million by 8.4%, and marked the fourth consecutive year that the Company established record earnings. Moderate growth of 4.3% in average earning assets (loans, investments and federal funds) coupled with a modest 2.4% increase in net non-interest expenses (total other expenses less total other income) were the keys to the improvement.

Earnings per share climbed to $3.93 from the $3.71 recorded in 1996. The return on average assets rose to 1.16% from last year's 1.11%. Return on equity of 11.6% slipped a notch from the 12.0% reached last year, but still stood above the 10.9% average of the preceding five years.

Capital ratios remained strong, as the leverage capital ratio climbed above 10% while the risk-based capital ratio remained above 22%. Our exceptional strength, here, is a source of considerable strategic flexibility at a time of rapid regulatory, competitive and technological change.

This combination of moderate asset growth, solid earnings growth and abundant capital allowed us to boost the percentage of earnings paid out as dividends to our shareholders to 37% from the previous 30%. Cash dividends in 1997 totaled $1.46 per share compared to $1.12 in 1996 (both figures have been adjusted for the 3% stock dividend). Despite the more generous payout, book value per share climbed to $35.33 from last year's $32.25, an increase of 9.6%.

All of these factors helped push the price for Cortland Bancorp stock to $59 per share by yearend. The total return (price appreciation plus dividends) for Cortland Bancorp investors in 1997 was a very healthy 50%. That easily outdistanced the 33% return registered by the S&P 500 Index, but fell short of the 70% return for SNL's Index of banks with assets under $500 million (SNL Index). With the banking industry continuing to consolidate, bank stocks in 1997 remained "hot-hot-hot." Over the past five years, the annual compound rate of return for both the stock of Cortland Bancorp and the SNL Index has been 33%, overshadowing a very respectable showing of 20% on the part of the S&P 500 Index.

Profitable growth is the keystone to realizing that kind of performance. Frequently, that means tapping new markets, and that's just what we did in 1997. During the third quarter we celebrated the opening of our thirteenth office, located along the Boardman-Poland border in southern Mahoning County, a particularly vibrant economic market. Open less than six months, this office has quickly established a presence in the community, with more than $5 million in loans already under management by yearend.

Overall, loans in 1997 increased by $18.4 million, representing an annual growth rate of 11%. Residential mortgage originations nearly doubled, with the bulk of the increased activity occurring in the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

latter half of 1997. This acceleration in activity reflects the addition of an experienced mortgage banker, expanded product offerings, new investor outlets, improved realtor relations and more favorable economic, tax and interest rate environments.

Our emphasis on developing strategic relationships in the medium-to-small business sector continues to find strong support in the communities we serve. Despite considerable competitive pressure from the super-regional banks, we are finding that lots of folks prefer our personal, hometown style of banking. Commercial lending's share of the loan portfolio, which was just 31.9% five years ago, climbed to 41.2%, up from 37.2% last year. Despite strong growth, adherence to strict underwriting standards has enabled us to maintain a high level of asset quality with credit losses held to a minimum.

As we head into 1998, we simply want more. We want more and we will have more. Tapping new markets such as the Boardman-Poland corridor is only part of the answer. We must also improve our penetration and coverage of existing markets to better leverage our resources. To accomplish this, we will realign our branch lending and operations structure in 1998. This realignment will not only enhance our business development opportunities, but also extend access of our particular brand of community banking to a greater number of potential customers. We not only expect to significantly increase loan volume, but to also create a more highly focused and productive customer service environment. One that stimulates innovation, leverages our investment in technology, and thrives on customer satisfaction. One that seeks not only new customers, but new opportunities to leverage existing customer relationships.

Over the past several years, deposits in the banking industry have been particularly hard to come by. Market share has been eroded by fierce competition from brokerage firms, insurance companies and mutual funds. The long bull run in equities begun in 1982 means that an entire generation has yet to experience the downside risk of a protracted contraction in stock market values. Unless the threat of such downside risk is perceived as real, the intrinsic value of federal deposit insurance is diminished.

Cortland Banks has been fortunate over the years as we have not experienced this erosion to our deposit base. The year-over-year decrease in our deposits this year reflects a $10 million reduction in the amount of volatile public funds. When this component is excluded, deposits exhibit a year-over-year increase of 3.2%. We are particularly pleased that average non-interest bearing checking balances increased by 11.1% last year. These important core accounts represented only 8.1% of the deposit mix five years ago. Today, they represent 13.2% of average total deposits, providing us with much better balance in the mix of our funds.

During 1997 we upgraded and expanded our ATM network. We also introduced customers to our new debit card. Both products provide customers with increased convenience. Both products will contribute significantly to increased fee income in the future. During 1998, we will be conducting a thorough review of our deposit products to ensure that the products we offer are competitive and meeting customers' needs. Look for us to roll out some new offerings as a result.

We remain as committed as ever to community banking, but recognize that the nature of community is shifting. The boundaries are beginning to blur. Technology is shrinking the world. Our sense of community is rapidly evolving to a virtual one. Yet we remain the same. Dedicated to helping others make their particular dream a reality by providing the finest, friendliest banking services anywhere on the globe.

We couldn't do any of it without you, our shareholders. Thanks for all of your support.

Sincerely,

/s/ Rodger W. Platt

Rodger W. Platt
Chairman and President

--------------------------------------------------------------------------------
                                                                          2
                                                        [CORTLAND BANCORP LOGO]

BRIEF DESCRIPTION OF THE BUSINESS

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

Business is conducted at a total of thirteen offices, eight of which are located in Trumbull County, Ohio. Three offices are located in the communities of Hiram, Windham and Mantua, all in Portage County, Ohio while one office is located in the community of Williamsfield, Ashtabula County, Ohio. The newest office is located in the community of Boardman, Mahoning County, Ohio.

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

EMPLOYEES

As of December 31, 1997 the Company through its subsidiary, the Bank, employed 159 full-time and 51 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.

--------------------------------------------------------------------------------

REPORT OF PACKER, THOMAS & CO.,
INDEPENDENT AUDITORS

--------------------------------------------------------------------------------

SHAREHOLDERS AND BOARD OF DIRECTORS
Cortland Bancorp

We have audited the accompanying consolidated balance sheets of Cortland Bancorp and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Cortland Bancorp and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Packer, Thomas & Co.
                                          Packer, Thomas & Co.
Youngstown, Ohio
February 13, 1998

--------------------------------------------------------------------------------

                                                                          4
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------
                  (Amounts in thousands except per share data)

                                                              1997        1996        1995
                                                            --------    --------    --------
INTEREST INCOME
  Interest and fees on loans..............................  $ 15,981    $ 14,745    $ 14,117
  Interest and dividends on investment securities:
     Taxable interest.....................................     6,201       6,118       5,112
     Nontaxable interest..................................       783         772         684
     Dividends............................................       245         233         175
  Interest on mortgage-backed securities..................     4,982       5,160       4,571
  Interest on trading account securities..................         7           3
  Other interest income...................................       178          45         146
                                                            --------    --------    --------
          Total interest income...........................    28,377      27,076      24,805
                                                            --------    --------    --------
INTEREST EXPENSE
  Deposits................................................    12,081      11,973      11,035
  Borrowed funds..........................................     1,266         768         386
                                                            --------    --------    --------
          Total interest expense..........................    13,347      12,741      11,421
                                                            --------    --------    --------
             Net interest income..........................    15,030      14,335      13,384
             Provision for loan losses (Note 4)...........
                                                            --------    --------    --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.......    15,030      14,335      13,384
                                                            --------    --------    --------
OTHER INCOME
  Fees for other customer services........................     1,319       1,219         973
  Trading securities gains - net..........................        13          12
  Investment securities gains - net.......................        94         102           5
  Gain on sale of loans - net.............................        76          15          93
  Gain (loss) on sale of other real estate - net..........                    27         (32)
  Other non-interest income...............................       191         223         272
                                                            --------    --------    --------
          Total other income..............................     1,693       1,598       1,311
                                                            --------    --------    --------
OTHER EXPENSES
  Salaries and employee benefits..........................     5,830       5,549       5,262
  Net occupancy expense...................................       684         666         611
  Equipment expense.......................................     1,082       1,048       1,004
  State and local taxes...................................       521         473         414
  FDIC assessment.........................................        39           2         334
  Office supplies.........................................       480         488         473
  Marketing expense.......................................       256         265         255
  Legal and litigation expense............................       182         277         263
  Other operating expenses................................     1,221       1,229       1,445
                                                            --------    --------    --------
          Total other expenses............................    10,295       9,997      10,061
                                                            --------    --------    --------
INCOME BEFORE FEDERAL INCOME TAXES........................     6,428       5,936       4,634
Federal income taxes (Note 11)............................     1,974       1,826       1,345
                                                            --------    --------    --------
NET INCOME................................................  $  4,454    $  4,110    $  3,289
                                                            ========    ========    ========
EARNINGS PER COMMON SHARE (Note 1)........................  $   3.93    $   3.71    $   3.04
                                                            ========    ========    ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 1997 and 1996

--------------------------------------------------------------------------------

                  (Amounts in thousands except per share data)

                                                                 1997           1996
                                                              ----------     ----------
ASSETS
Cash and due from banks.....................................  $    9,509     $   10,083
Federal Funds sold..........................................       3,100
                                                              ----------     ----------
  Total cash and cash equivalents...........................      12,609         10,083
                                                              ----------     ----------
Investment securities available for sale (Note 2)...........     115,413        119,088
Investment securities held to maturity (approximate market
  value of $73,684 in 1997 and $75,461 in 1996) (Note 2)....      73,183         75,286
Total loans (Note 3)........................................     184,491        166,109
  Less allowance for loan losses (Note 4)...................      (2,817)        (2,966)
                                                              ----------     ----------
  Net loans.................................................     181,674        163,143
                                                              ----------     ----------
Premises and equipment (Note 5).............................       5,744          6,024
Other assets................................................       4,139          4,886
                                                              ----------     ----------
          TOTAL ASSETS......................................  $  392,762     $  378,510
                                                              ==========     ==========

LIABILITIES
Noninterest-bearing deposits................................  $   45,652     $   42,130
Interest-bearing deposits (Note 7)..........................     274,086        277,900
                                                              ----------     ----------
  Total deposits............................................     319,738        320,030
                                                              ----------     ----------
Federal Home Loan Bank advances and other borrowings
  (Note 8)..................................................      30,814         21,171
Other liabilities...........................................       2,001          1,389
                                                              ----------     ----------
          TOTAL LIABILITIES.................................     352,553        342,590
                                                              ----------     ----------

Commitments and contingent liabilities (Notes 9 and 17)

SHAREHOLDERS' EQUITY
Common stock - $5.00 stated value - authorized
  5,000,000 shares; issued and outstanding 1,138,237 shares
  in 1997 and 1,081,817 in 1996.............................       5,691          5,409
Additional paid-in capital..................................      13,310         10,938
Retained earnings...........................................      20,429         19,287
Net unrealized gain on available for sale debt and
  marketable equity securities (Note 2).....................         779            286
                                                              ----------     ----------
       TOTAL SHAREHOLDERS' EQUITY (Note 16).................      40,209         35,920
                                                              ----------     ----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $  392,762     $  378,510
                                                              ==========     ==========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements
                                                                          6
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

                  (Amounts in thousands except per share data)

                                                                                               Net Un-
                                                                                               realized
                                                                                                 Gain       Total
                                                          Additional                            (Loss)      Share-
                                                Common     Paid-In     Retained    Treasury       on       holders'
                                                Stock      Capital     Earnings     Stock     Securities    Equity
                                                ------    ----------   --------    --------   ----------   --------

BALANCE AT JANUARY 1, 1995...................  $ 4,890     $  8,028    $ 16,292    $      0    $ (1,689)   $ 27,521
  Net income.................................                             3,289                               3,289
  Shares sold................................       97          428                                             525
  Treasury shares purchased..................                                           (25)                    (25)
  Treasury shares sold.......................
  Cash dividends declared ($.74 per share)...                              (794)                               (794)
  Special cash dividend ($.19 per share).....                              (219)                               (219)
  3% stock dividend..........................      147          715        (862)
  Cash paid in lieu of fractional shares.....                               (13)                                (13)
  Net change in unrealized gain (loss) on
     available for sale debt and
     marketable equity securities............                                                     2,332       2,332
                                               --------    --------    --------    --------    --------    --------
BALANCE AT DECEMBER 31, 1995.................    5,134        9,171      17,693         (25)        643      32,616
                                               --------    --------    --------    --------    --------    --------
  Net income.................................                             4,110                               4,110
  Shares sold................................      120          680                                             800
  Treasury shares sold.......................                                            25                      25
  Cash dividends declared ($.84 per share)...                              (941)                               (941)
  Special cash dividend ($.28 per share).....                              (315)                               (315)
  3% stock dividend..........................      155        1,087      (1,242)
  Cash paid in lieu of fractional shares.....                               (18)                                (18)
  Net change in unrealized gain on available
     for sale debt and marketable equity
     securities..............................                                                      (357)       (357)
                                               --------    --------    --------    --------    --------    --------
BALANCE AT DECEMBER 31, 1996.................    5,409       10,938      19,287           0         286      35,920
                                               --------    --------    --------    --------    --------    --------
  Net income.................................                             4,454                               4,454
  Shares sold................................      118          899                                           1,017
  Cash dividends declared ($.97 per share)...                            (1,101)                             (1,101)
  Special cash dividend ($.49 per share).....                              (553)                               (553)
  3% stock dividend..........................      164        1,473      (1,637)
  Cash paid in lieu of fractional shares.....                               (21)                                (21)
  Net change in unrealized gain on available
     for sale debt and marketable equity
     securities..............................                                                       493         493
                                               --------    --------    --------    --------    --------    --------
BALANCE AT DECEMBER 31, 1997.................  $ 5,691     $ 13,310    $ 20,429    $      0    $    779    $ 40,209
                                               ========    ========    ========    ========    ========    ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

                             (Amounts in thousands)

                                                              1997        1996        1995
                                                            --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..............................................  $  4,454    $  4,110    $  3,289
  Adjustments to reconcile net income to net cash flows
     from operating activities:
       Depreciation, amortization and accretion...........     1,382       1,463       1,552
       Deferred tax expense (benefit).....................        64          69         (22)
       Investment securities gains........................       (94)       (102)         (5)
       Other real estate (gains) losses...................                   (27)         32
       Gains on sales of loans............................       (76)        (15)        (93)
       Loans originated for sale..........................    (3,930)     (1,421)      1,473
       Proceeds from sale of loans originated for sale....     3,611         539
       Changes in:
             Interest and fees receivable.................       102        (123)       (396)
             Interest payable.............................        61         (62)        330
             Other assets and liabilities.................       850        (505)        509
                                                            --------    --------    --------
               Net cash flows from operating activities...     6,424       3,926       6,669
                                                            --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of securities available for sale..............   (31,408)    (37,738)    (32,352)
  Purchases of securities held to maturity................   (20,498)    (20,696)    (30,225)
  Proceeds from sales of securities available for sale....    19,630      12,997
  Proceeds from call, maturity and principal payments on
     securities...........................................    38,364      31,703      32,629
  Net increase in loans made to customers.................   (18,136)    (10,149)     (7,366)
  Net proceeds from the acquisition of deposits...........                            10,605
  Proceeds from disposition of other real estate..........        28         225         194
  Proceeds from sale of loans.............................                 1,089         330
  Purchases of premises and equipment.....................      (571)       (319)       (861)
                                                            --------    --------    --------
               Net cash flows from investing activities...   (12,591)    (22,888)    (27,046)
                                                            --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposit accounts.............      (292)      4,101      20,649
  Net increase in borrowings..............................     9,643      12,954       1,126
  Dividends paid..........................................    (1,675)     (1,274)     (1,026)
  Purchases of treasury stock.............................                               (25)
  Proceeds from sale of treasury stock....................                    25
  Proceeds from sale of common stock......................     1,017         800         525
                                                            --------    --------    --------
               Net cash flows from financing activities...     8,693      16,606      21,249
                                                            --------    --------    --------
  NET CHANGE IN CASH AND CASH EQUIVALENTS.................     2,526      (2,356)        872
                                                            --------    --------    --------
CASH AND CASH EQUIVALENTS
  Beginning of year.......................................    10,083      12,439      11,567
                                                            --------    --------    --------
  End of year.............................................  $ 12,609    $ 10,083    $ 12,439
                                                            ========    ========    ========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements
                                                                          8
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

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

The Company paid interest of $13,286,000, $12,803,000 and $11,091,000 in 1997,
1996 and 1995, respectively. Cash paid for income taxes was $1,824,000 in 1997, $1,571,000 in 1996 and $936,000 in 1995. Transfers of loans to other real estate were $0, $11,000 and $58,000 in 1997, 1996 and 1995, respectively.

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

NEW ACCOUNTING STANDARDS: Effective January 1, 1997 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to eliminate financial assets when control has been surrendered in accordance with the criteria provided in the standard. This standard supersedes SFAS No. 122, "Accounting for Mortgage Servicing Rights" an amendment to SFAS No. 65. Application of the new rules did not have a material impact on the Company's financial position or results of operations.

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In addition, effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share" and SFAS No. 129, "Disclosure of Information about Capital Structure." Adoption of these standards did not have a material impact on the Company's financial position or results of operations.

LOANS: Loans are stated at the principal amount outstanding net of the unamortized balance of deferred loan origination fees and costs. The Company amortizes deferred loan fees and costs over the lives of the related loans as an adjustment to interest income using the level yield method.

LOANS HELD FOR SALE: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. In addition, the Company periodically identifies other loans which will be sold. These loans are classified as loans held for sale, and carried, in the aggregate, at the lower of cost or estimated market value based on secondary market prices. To mitigate interest rate risk, the Company may obtain fixed commitments at the time loans are originated or identified as being held for sale. No such commitments existed as of December 31, 1997.

CONCENTRATIONS OF CREDIT RISK: The following table represents the composition of the loan portfolio as of December 31, 1997 and 1996:

                                                  % of Total Loans
                                                  -----------------
                                                   1997      1996
                                                  -------   -------
1-4 family residential mortgage.................    42.1%     42.5%
Commercial mortgage loans.......................    27.1      25.5
Consumer loans..................................    10.3      12.8
Commercial loans................................    14.1      11.7
Home equity loans...............................     5.4       6.7
1-4 family residential mortgage
  loans held for sale...........................     1.0       0.8

Approximately 4.27% of total loans are unsecured at December 31, 1997, compared to 3.16% at December 31, 1996.

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

--------------------------------------------------------------------------------

                                  (Continued)
                                                                         10
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

REVENUE RECOGNITION: Interest on loans and securities is accrued and credited to operations based on the principal balance outstanding.

Whenever serious doubt arises as to the collectibility of interest or principal on a loan or security, the accrual of interest is discontinued and previously accrued interest which is not in the process of collection is reversed by a charge to operations. Subsequent receipts on nonaccrual loans, including those considered impaired, are recorded as a reduction of principal, and interest income is recorded once principal recovery is reasonably assured.

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

INTANGIBLE ASSET: An intangible asset resulting from a branch acquisition is being amortized over a 15 year period. The intangible asset, net of accumulated amortization, was $465,000 and $501,000 at December 31, 1997 and 1996, respectively, and is included in other assets.

ADVERTISING: The Company expenses advertising costs as incurred.

INCOME TAXES: A deferred tax liability or asset is determined at each balance sheet date. It is measured by applying enacted tax laws to future amounts that will result from differences in the financial statement and tax basis of assets and liabilities.

PER SHARE AMOUNTS: The board of directors declared 3% common stock dividends payable as of January 1, 1998, 1997 and 1996. The 3% common stock dividend issued on January 1, 1998 resulted in the issuance of 32,743 shares of common stock, which have been included in the 1,138,237 shares reported as issued at December 31, 1997.

Basic earnings per share are based on weighted average shares outstanding. Weighted average shares outstanding were 1,132,869 for 1997, 1,107,480 for 1996 and 1,083,535 for 1995. Average shares outstanding, per share amounts and references to number of shares in the consolidated financial statements have been restated to give retroactive effect to the stock dividends declared.

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES

The following is a summary of investment securities:

                             (Amounts in thousands)

                                                            Gross         Gross       Estimated
                                             Amortized    Unrealized    Unrealized       Fair
                                               Cost         Gains         Losses        Value
                                             ---------    ----------    ----------    ----------
DECEMBER 31, 1997
INVESTMENT SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities...................  $ 29,855       $  299        $   20       $ 30,134
U.S. Government agencies and
  corporations.............................    18,867          212             1         19,078
Obligations of states and political
  subdivisions.............................     7,103           70             1          7,172
Mortgage-backed and related securities.....    54,241          873            82         55,032
                                             --------       ------        ------       --------
          Total............................   110,066        1,454           104        111,416
Marketable equity securities...............     2,171          166           214          2,123
Other securities...........................     1,874                                     1,874
                                             --------       ------        ------       --------
          Total available for sale.........  $114,111       $1,620        $  318       $115,413
                                             ========       ======        ======       ========
INVESTMENT SECURITIES HELD TO MATURITY
U.S. Government agencies and
  corporations.............................  $ 39,448       $  246        $   83       $ 39,611
Obligations of states and political
  subdivisions.............................    13,867          193            34         14,026
Mortgage-backed and related securities.....    19,868          200            21         20,047
                                             --------       ------        ------       --------
          Total held to maturity...........  $ 73,183       $  639        $  138       $ 73,684
                                             ========       ======        ======       ========

DECEMBER 31, 1996
INVESTMENT SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities...................  $ 39,813       $  265        $   68       $ 40,010
U.S. Government agencies and
  corporations.............................    11,740          119             5         11,854
Obligations of states and political
  subdivisions.............................     7,471           45            10          7,506
Mortgage-backed and related securities.....    55,530          610           161         55,979
                                             --------       ------        ------       --------
          Total............................   114,554        1,039           244        115,349
Marketable equity securities...............     2,170           63           255          1,978
Other securities...........................     1,761                                     1,761
                                             --------       ------        ------       --------
          Total available for sale.........  $118,485       $1,102        $  499       $119,088
                                             ========       ======        ======       ========
INVESTMENT SECURITIES HELD TO MATURITY
U.S. Government agencies and
  corporations.............................  $ 46,674       $  298        $  232       $ 46,740
Obligations of states and political
  subdivisions.............................     9,722          100            52          9,770
Mortgage-backed and related securities.....    18,890          171           110         18,951
                                             --------       ------        ------       --------
          Total held to maturity...........  $ 75,286       $  569        $  394       $ 75,461
                                             ========       ======        ======       ========

At December 31, 1997 and 1996, other securities consisted of $1,648,000 and $1,535,000 in Federal Home Loan Bank (FHLB) stock, respectively, and $226,000 in Federal Reserve Board (FED) stock. Each investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.

--------------------------------------------------------------------------------

                                  (Continued)
                                                                         12
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES (Continued)
The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                             (Amounts in thousands)

                                                               December 31, 1997
                                                             ----------------------
                                                             Amortized   Estimated
                                                               Cost      Fair Value
                                                             ---------   ----------
INVESTMENT SECURITIES AVAILABLE FOR SALE
Due in one year or less....................................  $  9,130     $  9,144
Due after one year through five years......................    30,869       31,196
Due after five years through ten years.....................    14,999       15,209
Due after ten years........................................       827          835
                                                             --------     --------
          Subtotal.........................................    55,825       56,384
Mortgage-backed securities.................................    54,241       55,032
                                                             --------     --------
          Total............................................  $110,066     $111,416
                                                             ========     ========
INVESTMENT SECURITIES HELD TO MATURITY
Due in one year or less....................................  $  5,645     $  5,659
Due after one year through five years......................    10,241       10,295
Due after five years through ten years.....................    29,596       29,827
Due after ten years........................................     7,833        7,856
                                                             --------     --------
          Subtotal.........................................    53,315       53,637
Mortgage-backed securities.................................    19,868       20,047
                                                             --------     --------
          Total............................................  $ 73,183     $ 73,684
                                                             ========     ========

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:

                             (Amounts in thousands)

                                                              1997      1996      1995
                                                             -------   -------   ------
Proceeds...................................................  $30,180   $16,479   $2,146
Gross realized gains.......................................      107       131       12
Gross realized losses......................................       13        29        7

Investment securities with a carrying value of approximately $33,191,000 at December 31, 1997 and $40,645,000 at December 31, 1996 were pledged to secure deposits and for other purposes.

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 3 - LOANS RECEIVABLE

The following is a summary of loans:
                             (Amounts in thousands)

                                                                 December 31,
                                                             --------------------
                                                               1997        1996
                                                             --------    --------
1-4 family residential mortgage loans......................  $ 77,644    $ 70,590
Commercial mortgage loans..................................    50,015      42,367
Consumer loans.............................................    18,990      21,300
Commercial loans...........................................    26,022      19,355
Home equity loans..........................................    10,064      11,136
1-4 family residential mortgage loans held for sale........     1,756       1,361
                                                             --------    --------
          Total loans......................................  $184,491    $166,109
                                                             ========    ========

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $1,653,000, $1,450,000, and $1,597,000 at December 31, 1997, 1996 and 1995, respectively.
Interest income on these loans, if accrued, would have been approximately $35,000, $29,000 and $63,000 for 1997, 1996 and 1995, respectively.

Renegotiated loans for which interest has been reduced and that are still accruing interest totaled approximately $173,000, $182,000 and $191,000 at December 31, 1997, 1996 and 1995, respectively. Interest income recognized on these loans was $20,000, $21,000 and $20,000 for 1997, 1996 and 1995,
respectively. Interest income that would have been recognized under the original terms was $25,000 for 1997, 1996 and 1995.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following is an analysis of changes in the allowance for loan losses:

                             (Amounts in thousands)

                                                              December 31,
                                                       --------------------------
                                                        1997      1996      1995
                                                       ------    ------    ------
Balance at beginning of year.........................  $2,966    $3,011    $3,081
Loan charge-offs.....................................    (252)     (176)     (367)
Recoveries...........................................     103       131       297
                                                       ------    ------    ------
  Net loan charge-offs...............................    (149)      (45)      (70)
Provision charged to operations......................       0         0         0
                                                       ------    ------    ------
Balance at end of year...............................  $2,817    $2,966    $3,011
                                                       ======    ======    ======

Impaired loans are generally included in nonaccrual loans. Management does not individually evaluate certain smaller balance loans for impairment as such loans are evaluated on an aggregate basis. These loans generally include 1 - 4 family, consumer and home equity loans. Impaired loans were evaluated using the fair value of collateral as the measurement method. At December 31, 1997, 1996, and 1995, the recorded investment in impaired loans was $1,365,000, $1,162,000 and $231,000 while the allocated portion of the allowance for loan losses for such loans was $213,000, $291,000 and $57,000, respectively. Interest Income recognized on impaired loans using the cash basis was $116,000, $92,000 and $18,000, respectively.

--------------------------------------------------------------------------------

                                  (Continued)
                                                                         14
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

                             (Amounts in thousands)

                                                              December 31,
                                                          --------------------
                                                            1997        1996
                                                          --------    --------
Land....................................................  $    638    $    638
Premises................................................     5,021       5,010
Equipment...............................................     6,482       6,125
Leasehold improvements..................................       208         191
                                                          --------    --------
                                                            12,349      11,964
Less accumulated depreciation...........................     6,605       5,940
                                                          --------    --------
          Net book value................................  $  5,744    $  6,024
                                                          ========    ========

Depreciation expense was $851,000 for 1997, $832,000 for 1996 and $799,000 for 1995.

NOTE 6 - OTHER REAL ESTATE

The following is a summary of other real estate:

                             (Amounts in thousands)

                                                              December 31,
                                                          --------------------
                                                            1997        1996
                                                          --------    --------
Other real estate.......................................  $      0    $     28
Less allowance for losses...............................
                                                          --------    --------
Net other real estate...................................  $      0    $     28
                                                          ========    ========

Activity in the allowance for losses on other real estate is as follows:

                             (Amounts in thousands)

                                                              December 31,
                                                          --------------------
                                                            1997        1996
                                                          --------    --------
Balance at beginning of year............................  $      0    $      4
Charge-offs.............................................                    (4)
                                                          --------    --------
Balance at end of year..................................  $      0    $      0
                                                          ========    ========

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 7 - DEPOSITS

The following is a summary of interest-bearing deposits:

                             (Amounts in thousands)

                                                              December 31,
                                                          --------------------
                                                            1997        1996
                                                          --------    --------
Demand..................................................  $ 45,958    $ 45,943
Savings.................................................    82,236      85,289
Time:
  In denominations under $100,000.......................   116,255     111,635
  In denominations of $100,000 or more..................    29,637      35,033
                                                          --------    --------
          Total interest-bearing deposits...............  $274,086    $277,900
                                                          ========    ========

The following is a summary of certificates of deposit of $100,000 or more by remaining maturities:

                             (Amounts in thousands)

                                                              December 31,
                                                          --------------------
                                                            1997        1996
                                                          --------    --------
Three months or less....................................  $  8,869    $ 13,275
Three to twelve months..................................    10,786      15,122
One through five years..................................     8,909       5,675
Over five years.........................................     1,073         961
                                                          --------    --------
          Total.........................................  $ 29,637    $ 35,033
                                                          ========    ========

--------------------------------------------------------------------------------

                                  (Continued)
                                                                         16
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The following is a summary of total Federal Home Loan Bank advances and other borrowings:

                             (Amounts in thousands)

                                                          CURRENT        December 31,
                                                          INTEREST    ------------------
                                                            RATE       1997       1996
                                                          --------    -------    -------
FEDERAL HOME LOAN BANK ADVANCES
Variable rate LIBOR based Federal Home Loan Bank
  advances, with monthly interest payments:
     Due in 1998........................................    5.97%     $ 5,000    $ 5,000
     Due in 2000........................................    5.97        5,000      5,000
     Due in 2004........................................    5.65        3,000
Fixed rate Federal Home Loan Bank advances, with monthly
  interest payments:
     Due in 1998........................................    5.86        5,000      2,000
     Due in 1999........................................    6.15        3,000      1,500
     Due in 2000........................................    6.50        1,000
     Due in 2002........................................    6.49        2,000
     Due in 2007........................................    6.37        1,000
                                                                      -------    -------
       Total Federal Home Loan Bank advances............               25,000     13,500
OTHER BORROWINGS
Securities sold under repurchase agreements.............    4.72        3,472      2,394
U.S. Treasury interest-bearing demand note..............    5.25        2,321      1,204
Federal funds purchased.................................                           4,050
Other...................................................    3.00           21         23
                                                                      -------    -------
       Total other borrowings...........................                5,814      7,671
                                                                      -------    -------
          Total Federal Home Loan Bank advances and
             other borrowings...........................              $30,814    $21,171
                                                                      =======    =======

Federal Home Loan Bank (FHLB) advances are collateralized by the FHLB stock owned by the Bank, with a carrying amount of $1,648,000 at December 31, 1997 and a blanket lien against the Bank's qualified mortgage loan portfolio. Maximum borrowing capacity from the FHLB totaled $32,960,000 at December 31, 1997.

NOTE 9 - COMMITMENTS

The Bank occupies office facilities under operating leases extending to 2007. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of these facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Rental expenses were

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 9 - COMMITMENTS (Continued)
$209,000 for 1997, $199,000 for 1996 and $181,000 for 1995. The following is a summary of remaining future minimum lease payments under current noncancelable operating leases for office facilities:

                             (Amounts in thousands)

Year ending -
  December 31, 1998.............................  $142
  December 31, 1999.............................   142
  December 31, 2000.............................   124
  December 31, 2001.............................   117
  December 31, 2002.............................   105
Later years.....................................   353
                                                  ----
     Total......................................  $983
                                                  ====

The Bank is required to maintain aggregate cash reserves amounting to $2,882,000 at December 31, 1997 to satisfy federal regulatory requirements. These amounts do not earn interest.

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

The following is a summary of such contract commitments:

                             (Amounts in thousands)

                                                              December 31,
                                                          --------------------
                                                            1997        1996
                                                          --------    --------
Financial instruments whose contract
  amounts represent credit risk:
     Commitments to extend credit
       Fixed rate.......................................  $  6,241    $  7,168
       Variable rate....................................    36,774      28,061
     Standby letters of credit..........................       361         295

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

--------------------------------------------------------------------------------

                                  (Continued)
                                                                         18
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 10 - EMPLOYEE BENEFIT PLAN

The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $164,000 for 1997, $156,000 for 1996 and $141,000 for 1995. The Bank is
obligated to contribute 2% of the gross pay of each eligible participant. In addition, the Bank matches participants' voluntary contributions up to 2% of gross pay. Participants may make voluntary contributions to the plan up to a maximum of 10% of gross wages or $9,500, whichever is less. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.

NOTE 11 - FEDERAL INCOME TAXES

The composition of income tax expense is as follows:

                             (Amounts in thousands)

                                                                     Year Ended
                                                                    December 31,
                                                          --------------------------------
                                                            1997        1996        1995
                                                          --------    --------    --------
Current.................................................  $  1,910    $  1,757    $  1,367
Deferred................................................        64          69         (22)
                                                          --------    --------    --------
     Total..............................................  $  1,974    $  1,826    $  1,345
                                                          ========    ========    ========

The following is a summary of net deferred taxes included in other liabilities in 1997 and in other assets in 1996 and 1995:

                             (Amounts in thousands)

                                                                    December 31,
                                                          --------------------------------
                                                            1997        1996        1995
                                                          --------    --------    --------
Gross deferred tax assets:
  Provision for loan and other real estate losses.......  $    634    $    634    $    636
  Loan origination fees.................................        37          94         118
  Other items...........................................        89          62          44
Gross deferred tax liabilities:
  Unrealized gain on available for sale securities......      (401)       (147)       (331)
  Depreciation..........................................      (388)       (404)       (385)
  Other items...........................................      (159)       (109)        (67)
                                                          --------    --------    --------
          Net deferred tax asset (liability)............  $   (188)   $    130    $     15
                                                          ========    ========    ========

The Company has adequate recoverable taxes paid in prior years to warrant recording the full amount of deferred tax assets without a valuation allowance.

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 11 - FEDERAL INCOME TAXES (Continued)
The following is a reconciliation between tax expense using the statutory tax rate of 34% and actual taxes:

                             (Amounts in thousands)

                                                                     Year Ended
                                                                    December 31,
                                                          --------------------------------
                                                            1997        1996        1995
                                                          --------    --------    --------
Statutory tax...........................................  $  2,186    $  2,018    $  1,576
Effect of non-taxable interest and dividends............      (212)       (192)       (231)
                                                          --------    --------    --------
          Total income taxes............................  $  1,974    $  1,826    $  1,345
                                                          ========    ========    ========

The related income tax expense on investment and trading securities gains and losses amounted to $36,000 for 1997, $39,000 for 1996 and $2,000 for 1995, and
is included in the total federal income tax provision.

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                             (Amounts in thousands)

                                                   December 31, 1997                 December 31, 1996
                                            -------------------------------   -------------------------------
                                               Carrying        Estimated         Carrying        Estimated
                                                Amount         Fair Value         Amount         Fair Value
                                            --------------   --------------   --------------   --------------
ASSETS:
Cash and cash equivalents.................    $  12,609        $  12,609        $  10,083        $  10,083
Investment securities.....................      188,596          189,097          194,374          194,549
Loans, net of allowance for loan losses...      181,674          181,986          163,143          163,088
LIABILITIES:
Demand and savings deposits...............    $ 173,846        $ 173,846        $ 173,362        $ 173,362
Time deposits.............................      145,892          146,867          146,668          147,747
FHLB advances.............................       25,000           25,026           13,500           13,480
Other borrowings..........................        5,814            5,814            7,671            7,671

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1997 and 1996. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities when specific quoted prices are not available. Carrying value is considered to approximate fair value for loans, FHLB advances and other borrowings that reprice frequently and for deposit liabilities subject to immediate withdrawal. The fair values of loans, FHLB advances and other borrowings and time deposits that reprice less frequently are approximated by a discount rate valuation technique utilizing estimated market interest rates as of December 31, 1997 and 1996. The fair value of unrecorded commitments at December 31, 1997 and 1996, is not material.

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically

--------------------------------------------------------------------------------

                                  (Continued)
                                                                         20
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued) not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the earnings potential of the Bank's trust department, the trained work force, customer goodwill, and similar items. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

NOTE 13 - REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain a minimum ratio of 4% both for total Tier I risk-based capital to risk weighted assets and for Tier I risk-based capital to average assets and a minimum ratio of 8% for total risk-based capital to risk weighted assets.

Under the regulatory framework for prompt corrective action, the Company is categorized as well capitalized. As well capitalized, a financial institution must maintain minimum ratios of 10% for total risk-based capital to risk weighted assets; 6% for Tier I risk-based capital to risk weighted assets; and 5% for Tier I risk-based capital to average assets (the leverage ratio). There are no conditions or events since the most recent communication from regulators that management believes has changed the Company's category.

                                               (Amounts in thousands)
                                          December 31,        December 31,
                                              1997                1996
                                        ----------------    ----------------
                                        Amount     Ratio    Amount     Ratio
                                        ------     -----    ------     -----
Total Risk-Based Capital..............  $41,259             $37,118
  Ratio to Risk Weighted Assets.......             22.23%              22.08%
Tier I Risk-Based Capital.............  $38,933             $35,006
  Ratio to Risk Weighted Assets.......             20.98%              20.82%
  Ratio to Average Assets.............             10.17%               9.51%

Tier I capital is shareholders' equity less intangibles and the unrealized market value adjustment of investment securities available for sale. Total risk-based capital is Tier I capital plus the qualifying portion of the allowance for loan losses. Assets and certain off balance sheet items adjusted in accordance with risk classification comprise risk weighted assets of $185,571,000 and $168,097,000 as of December 31, 1997 and 1996, respectively.
Assets less intangibles and the net unrealized market value adjustment of investment

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 13 - REGULATORY MATTERS (Continued) securities available for sale averaged $382,785,000 and $368,015,000 for the years ended December 31, 1997 and 1996, respectively.

NOTE 14 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated were loan customers during 1997. The following is an analysis of such loans:

                             (Amounts in thousands)

Total loans at December 31, 1996............................  $  1,508
New loans...................................................     3,043
Repayments..................................................      (414)
                                                              --------
          Total loans at December 31, 1997..................  $  4,137
                                                              ========

NOTE 15 - CONDENSED FINANCIAL INFORMATION

Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the parent's investment in subsidiaries is stated at cost, including equity in the undistributed earnings of the subsidiaries since inception, adjusted for any unrealized gains or losses on available for sale securities.

                                 BALANCE SHEETS

                             (Amounts in thousands)

                                                              December 31,
                                                          --------------------
                                                            1997        1996
                                                          --------    --------
ASSETS:
  Cash..................................................  $    200    $    107
  Investment securities available for sale..............     3,086       1,399
  Investment in bank subsidiary.........................    36,967      34,366
  Investment in non-bank subsidiary.....................        15          15
  Other assets..........................................        30          34
                                                          --------    --------
                                                          $ 40,298    $ 35,921
                                                          ========    ========
LIABILITIES:
  Other liabilities.....................................  $     89    $      1
SHAREHOLDERS' EQUITY:
  Common stock..........................................     5,691       5,409
  Additional paid-in capital............................    13,310      10,938
  Retained earnings.....................................    20,429      19,287
  Net unrealized gain on available for sale
     debt and marketable equity securities..............       779         286
                                                          --------    --------
          TOTAL SHAREHOLDERS' EQUITY....................    40,209      35,920
                                                          --------    --------
                                                          $ 40,298    $ 35,921
                                                          ========    ========

--------------------------------------------------------------------------------

                                  (Continued)
                                                                         22
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 15 - CONDENSED FINANCIAL INFORMATION (Continued)
                              STATEMENTS OF INCOME

                             (Amounts in thousands)

                                                               Year ended December 31,
                                                           --------------------------------
                                                             1997        1996        1995
                                                           --------    --------    --------
Dividends from bank subsidiary...........................  $  2,200    $  1,275    $  1,100
Interest and dividend income.............................       147          17           1
Investment securities gains..............................         1
Other expenses...........................................       (46)        (40)        (39)
                                                           --------    --------    --------
  Income before income tax and equity in undistributed
     earnings of subsidiaries............................     2,302       1,252       1,062
     Income tax (expense) benefit........................       (34)          8          13
     Equity in undistributed net income of
       subsidiaries......................................     2,186       2,850       2,214
                                                           --------    --------    --------
          NET INCOME.....................................  $  4,454    $  4,110    $  3,289
                                                           ========    ========    ========

                            STATEMENTS OF CASH FLOWS

                             (Amounts in thousands)

                                                               Year ended December 31,
                                                           --------------------------------
                                                             1997        1996        1995
                                                           --------    --------    --------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.............................................  $  4,454    $  4,110    $  3,289
  Adjustments to reconcile net income to net cash flows
     from operating activities:
     Equity in undistributed net income of
       subsidiaries......................................    (2,186)     (2,850)     (2,214)
     Investment securities gains.........................        (1)
     Change in other assets and liabilities..............        51          (9)        (14)
                                                           --------    --------    --------
          Net cash flows from operating activities.......     2,318       1,251       1,061
                                                           --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of investment securities.....................    (2,820)     (1,252)         (1)
  Proceeds from sales of securities available for sale...     1,003
  Proceeds from call, maturity and principal payments on
     securities available for sale.......................       250
                                                           --------    --------    --------
          Net cash flows from investing activities.......    (1,567)     (1,252)         (1)
                                                           --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid.........................................    (1,675)     (1,274)     (1,026)
  Proceeds from sale of common stock.....................     1,017         800         525
  Proceeds from sale of treasury stock...................                    25
  Purchases of treasury stock............................                               (25)
                                                           --------    --------    --------
          Net cash flows from financing activities.......      (658)       (449)       (526)
                                                           --------    --------    --------
  Net change in cash.....................................        93        (450)        534

CASH
  Beginning of year......................................       107         557          23
                                                           --------    --------    --------
  End of year............................................  $    200    $    107    $    557
                                                           ========    ========    ========

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

NOTE 16 - DIVIDEND RESTRICTIONS

The Company is generally dependent on the receipt of cash dividends from the Bank in order to pay cash dividends to shareholders. The Bank is subject to regulations of the Ohio Division of Banks which restrict dividends to retained earnings (as defined) of the current and prior two years. Under this restriction, at December 31, 1997 approximately $7,250,000 is available for the payment of dividends by the Bank. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines.

NOTE 17 - LITIGATION

The Company's subsidiary bank was a defendant in a class action lawsuit Frank Slentz, Et Al. V. Cortland Savings and Banking Company, involving purchased interests in two campgrounds.

On October 20, 1997 the judge presiding over this case filed a judgment entry dismissing all claims against the Bank without prejudice. The judgment was appealed by the plaintiffs. The ultimate outcome of this litigation presently cannot be determined, and therefore no provision for any liability relative to such litigation has been made in the accompanying consolidated financial statements.

The Bank is also involved in other legal actions arising in the ordinary course of business. In the opinion of management, the outcome of these matters is not expected to have a material effect on the Company.

--------------------------------------------------------------------------------

                                                                         24
                                                         [CORTLAND BANCORP LOGO]

THREE YEAR SUMMARY
AVERAGE BALANCES, YIELDS AND RATES

--------------------------------------------------------------------------------
            (Fully taxable equivalent basis in thousands of dollars)

                                                                         1997
                                                          ----------------------------------
                                                            Average     Interest
                                                            Balance      Earned    Yield or
                                                          Outstanding   Or Paid      Rate
                                                          -----------   --------   --------
Interest-earning assets:
  Federal funds sold....................................   $  3,196     $   178      5.6%
  Trading account securities............................        116           7      6.4%
  Investment securities:
     U.S. Treasury and other U.S.
       Government agencies and corporations.............     92,366       6,162      6.7%
     U.S. Government mortgage-backed
       pass through certificates........................     74,491       4,982      6.7%
     States of the U.S. and political
       subdivisions (Note 1, 2, 3)......................     17,503       1,152      6.6%
     Other securities...................................      3,822         245      6.4%
                                                           --------     -------
TOTAL INVESTMENT SECURITIES.............................    188,182      12,541      6.7%
LOANS (Note 2, 3, 4)....................................    175,515      16,057      9.1%
                                                           --------     -------
TOTAL INTEREST-EARNING ASSETS...........................   $367,009     $28,783      7.8%
                                                           ========     =======
Interest-bearing liabilities:
  Deposits:
     Interest-bearing demand deposits...................   $ 47,544     $ 1,386      2.9%
     Savings............................................     84,291       2,255      2.7%
     Time...............................................    146,263       8,440      5.8%
                                                           --------     -------
TOTAL INTEREST-BEARING DEPOSITS.........................    278,098      12,081      4.3%
                                                           --------     -------
Borrowings:
  U.S. Treasury interest-bearing demand note............        819          42      5.1%
  Federal funds purchased...............................        618          35      5.7%
  Securities sold under agreement to repurchase.........      3,726         177      4.8%
  Other borrowings under one year.......................      4,800         277      5.8%
  Other borrowings over one year........................     12,572         735      5.8%
                                                           --------     -------
TOTAL BORROWINGS........................................     22,535       1,266      5.6%
                                                           --------     -------
TOTAL INTEREST-BEARING LIABILITIES......................   $300,633     $13,347      4.4%
                                                           ========     =======
Net interest margin.....................................                $15,436      4.2%
                                                                        =======      ====

Note 1 - Includes both taxable and tax exempt securities.

Note 2 - The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 1997, 1996 and 1995, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

            (Fully taxable equivalent basis in thousands of dollars)

                    1996                                 1995
     ----------------------------------   ----------------------------------
       Average     Interest                 Average     Interest
       Balance      Earned    Yield or      Balance      Earned    Yield or
     Outstanding   Or Paid      Rate      Outstanding   Or Paid      Rate
     -----------   --------   --------    -----------   --------   --------
      $    843     $    45      5.4%       $  2,485     $   146       5.9%
            57           3      5.9%
        92,281       6,075      6.6%         74,447       5,051       6.8%
        77,246       5,160      6.7%         70,471       4,571       6.5%
        16,995       1,145      6.7%         15,436       1,024       6.6%
         3,651         234      6.4%          2,965         187       6.3%
      --------     -------                 --------     -------
       190,173      12,614      6.6%        163,319      10,833       6.6%
       160,657      14,809      9.2%        153,702      14,175       9.2%
      --------     -------                 --------     -------
      $351,730     $27,471      7.8%       $319,506     $25,154       7.9%
      ========     =======                 ========     =======
      $ 46,945     $ 1,259      2.7%       $ 45,864     $ 1,177       2.6%
        86,468       2,319      2.7%         87,072       2,406       2.8%
       146,628       8,395      5.7%        129,320       7,452       5.8%
      --------     -------                 --------     -------
       280,041      11,973      4.3%        262,256      11,035       4.2%
      --------     -------                 --------     -------
           681          35      5.1%            756          41       5.4%
         1,918         108      5.6%          1,276          78       6.1%
         2,747         120      4.4%          2,390         110       4.6%
         9,157         505      5.5%          2,657         157       5.9%
      --------     -------                 --------     -------
        14,503         768      5.3%          7,079         386       5.5%
      --------     -------                 --------     -------
      $294,544     $12,741      4.3%       $269,335     $11,421       4.2%
      ========     =======                 ========     =======
                   $14,730      4.2%                    $13,733       4.3%
                   =======      ====                    =======      =====

Note 3 - Average balance outstanding includes the average amount outstanding for all nonaccrual investment securities and loans.

Note 4 - Interest earned on loans includes net loan fees of $44 in 1997, $89 in 1996 and $72 in 1995.

--------------------------------------------------------------------------------

                                                                         26
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------

            (In thousands of dollars, except for per share amounts)

                                                                Years ended December 31,
SUMMARY OF OPERATIONS                               1997       1996       1995       1994       1993
                                                  --------   --------   --------   --------   --------
Total Interest Income...........................  $ 28,377   $ 27,076   $ 24,805   $ 22,564   $ 23,067
Total Interest Expense..........................    13,347     12,741     11,421      9,498     10,127
                                                  --------   --------   --------   --------   --------
NET INTEREST INCOME.............................    15,030     14,335     13,384     13,066     12,940
Provision for Loan Losses.......................
Total Other Income..............................     1,693      1,598      1,311      1,150        885
Total Other Expenses............................    10,295      9,997     10,061      9,812     10,688
                                                  --------   --------   --------   --------   --------
INCOME BEFORE TAX...............................     6,428      5,936      4,634      4,404      3,137
Federal Income Tax..............................     1,974      1,826      1,345      1,321        887
                                                  --------   --------   --------   --------   --------
NET INCOME......................................  $  4,454   $  4,110   $  3,289   $  3,083   $  2,250
                                                  ========   ========   ========   ========   ========

BALANCE SHEET DATA

Total Assets....................................  $392,762   $378,510   $358,732   $320,361   $321,269
Investments.....................................   188,596    194,374    181,710    148,976    153,787
Net Loans.......................................   181,674    163,143    153,197    147,599    142,688
Deposits........................................   319,738    320,030    315,929    284,675    287,492
Borrowings......................................    30,814     21,171      8,217      7,055      4,230
Shareholders' Equity............................    40,209     35,920     32,616     27,521     26,531

PER COMMON SHARE DATA (1)

Net Income......................................  $   3.93   $   3.71   $   3.04   $   2.89   $   2.14
Cash Dividends Declared.........................      1.46       1.12       0.93       0.77       0.47
Book Value......................................     35.33      32.25      29.99      25.79      25.21

ASSET QUALITY RATIOS

Underperforming Assets as a
  Percentage of:
     Total Assets...............................      0.47%      0.44%      0.59%      0.82%      1.05%
     Equity plus Allowance for Loan Losses......      4.27       4.32       5.94       8.61      11.37
     Tier I Capital.............................      4.72       4.79       6.61       9.08      12.72

FINANCIAL RATIOS

Return on Average Equity........................     11.62%     12.00%     10.80%     11.00%      8.83%
Return on Average Assets........................      1.16       1.11       0.98       0.95       0.71
Average Equity to Average Total Assets..........      9.99       9.29       9.06       8.67       8.01
Equity to Asset Ratio...........................     10.24       9.50       9.09       8.59       8.26
Tangible Equity to Tangible Asset Ratio.........     10.13       9.37       8.96       8.59       8.26
Cash Dividend Payout Ratio......................      37.2       30.2       30.6       26.6       22.0
Net Interest Margin Ratio.......................      4.21       4.19       4.30       4.37       4.35

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

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

OVERVIEW AND OUTLOOK

Net income for 1997 increased by 8.4% to $4,454, best in the Company's history, and constituted an increase of $344 from the $4,110 earned in 1996. Earnings per share of $3.93 represented an improvement of $0.22 from the $3.71 per share realized in 1996.

Capital ratios continued to strengthen, facilitating a 30% increase in dividends per share. As of December 31, 1997, the ratio of equity capital to total assets was 10.24%, up from 9.50% a year ago; while risk-based capital measured 22.23% compared to 22.08% at December 31, 1996. All capital ratios were well in excess of required regulatory minimums.

During the year, the Company added a new ATM location at the Warren-Youngstown Regional Airport, while also updating most other existing ATM machines to increase customer functionality while lowering the Company's operating and maintenance costs. During the fourth quarter of 1997, the Company began assessing surcharges for ATM transactions. These charges are expected to contribute an additional $50-$75 of service fee income in 1998.

The Company opened its newest banking office in southern Mahoning County during August of 1997, while the relocation of the Mantua branch to a new facility at Mantua Corners has been indefinitely delayed pending resolution of EPA issues.

Management expects the economy in 1998 to exhibit a slower rate of growth than in 1997 with continued low inflation. Interest rates are expected to remain relatively stable over the first half of 1998 before declining in the second half as the economy slows due to fiscal and monetary restraint and economic problems in Asia.

The Company remains firmly committed to new ideas, new products, and emerging technologies that can enhance internal operating efficiencies and increase customer satisfaction, strengthening franchise value. To further facilitate customer service and innovation while enhancing productivity, the Company will realign its retail lending and branch operations during 1998.

Return on average equity in 1997 declined slightly to 11.62% while the return on average assets climbed to 1.16%. Book value per share increased 9.6% to $35.33. The price of the Company's common stock increased during the year, trading in a range between a first quarter low of $40 and a fourth quarter high of $59. The percentage of earnings per share paid out in dividends was increased to 37% from the 30% previously paid out.

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

                                     1997     1996     1995
 Nonaccrual loans:
   1-4 residential mortgage         $  565   $  622   $  553
   Commercial mortgage                 986      754      777
   Commercial loans                     27        0        0
   Secured by farmland                   0        0      261
   Consumer loans                       57       17        6
   Home equity loans                    18       57        0
 -----------------------------------------------------------
 TOTAL NONACCRUAL LOANS              1,653    1,450    1,597
 Investment securities                   0        0      106
 Other real estate owned                 0       28      215
 -----------------------------------------------------------
 TOTAL NONPERFORMING ASSETS          1,653    1,478    1,918
 Loans ninety days past due
   and still accruing interest          10       18        7
 Restructured loans                    173      182      191
 -----------------------------------------------------------
 TOTAL UNDERPERFORMING ASSETS       $1,836   $1,678   $2,116

The table below provides a number of asset quality ratios based on the data presented above. Overall, asset quality remained reasonably stable during 1997.

                                1997     1996     1995

Nonperforming loans as a
  percentage of total loans     0.90%    0.87%    1.02%
Nonperforming assets as a
  percentage of total assets    0.42%    0.39%    0.53%
Underperforming assets as a
  percentage of total assets    0.47%    0.44%    0.59%
Underperforming assets as a
  percentage of equity
  capital plus allowance for
  loan losses                   4.27%    4.32%    5.94%

--------------------------------------------------------------------------------

                                                                         28
                                                         [CORTLAND BANCORP LOGO]

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

The following provides an analysis of the allowance for loan losses for the periods indicated:

                                              1997      1996      1995      1994      1993
                                              ----      ----      ----      ----      ----
Balance at beginning of year...............  $ 2,966   $ 3,011   $ 3,081   $ 3,139   $ 3,415
Loan losses:
     1-4 family residential mortgages......      (21)       (5)      (69)      (72)     (172)
     Commercial mortgages..................      (16)        0         0       (27)      (42)
     Consumer loans........................     (202)     (167)     (220)     (141)     (271)
     Commercial loans......................        0        (4)      (78)      (48)     (123)
     Home equity loans.....................      (13)        0         0         0        (7)
                                             -------   -------   -------   -------   -------
                                                (252)     (176)     (367)     (288)     (615)
                                             -------   -------   -------   -------   -------
Recoveries on previous loan losses:
     1-4 family residential mortgages......        2         3         4         4        26
     Commercial mortgages..................        0         0        78         6        28
     Consumer loans........................       85        72       152       156       202
     Commercial loans......................       11        56        63        64        83
     Home equity loans.....................        5         0         0         0         0
                                             -------   -------   -------   -------   -------
                                                 103       131       297       230       339
                                             -------   -------   -------   -------   -------
Net loan losses............................     (149)      (45)      (70)      (58)     (276)
                                             -------   -------   -------   -------   -------
Provision charged to operations............        0         0         0         0         0
                                             -------   -------   -------   -------   -------
Balance at end of year.....................  $ 2,817   $ 2,966   $ 3,011   $ 3,081   $ 3,139
                                             =======   =======   =======   =======   =======
Ratio of net loan losses to
  average net loans outstanding............    0.09%     0.03%     0.05%     0.04%     0.19%
                                             =======   =======   =======   =======   =======
Ratio of loan loss allowance to total
  loans....................................    1.53%     1.78%     1.93%     2.04%     2.15%
                                             =======   =======   =======   =======   =======

The improvement in asset quality achieved over the past several years has resulted in a low ratio of net loan losses to average net loans. The allowance for loan loss at 170% of nonperforming loans and 153% of all underperforming loans continues to provide ample coverage. Management has determined the allowance to be adequate, requiring no further provision in the current year.

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

The following is an allocation of the allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

                                                      1997     1996     1995     1994     1993
                                                     ------   ------   ------   ------   ------
TYPES OF LOANS
1-4 family residential mortgages...................  $  427   $  387   $  351   $  385   $  405
Commercial mortgages...............................   1,378    1,179    1,118    1,223    1,029
Consumer loans.....................................     278      410      416      407      424
Commercial loans...................................     283      325      239      207      192
Home equity loans..................................      25       55       61       63       67
Unallocated portion................................     426      610      826      796    1,022
                                                     ------   ------   ------   ------   ------
                                                     $2,817   $2,966   $3,011   $3,081   $3,139
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

--------------------------------------------------------------------------------

LOAN PORTFOLIO

The level of general economic activity quickened during 1997. The Company realized an increase of $18,382 in the loan portfolio from the level of $166,109 recorded at December 31, 1996.

Residential lending's share of the portfolio remained steady during 1997 with 1-4 family residential mortgages representing 43.1% of total loans compared to 43.3% in 1996. The portion of the loan portfolio represented by commercial loans (including commercial real estate) increased from 37.2% to 41.2%. Consumer loans (including home equity loans) decreased from 19.5% to 15.7%.

The following chart indicates changes that have occurred in the composition of the loan portfolio over the past five years. Residential lending, excluding home equity loans, now comprises 43.1% of the portfolio, a decrease from its 47.4% share in 1992. Home equity loans have also decreased from an 8.2% portfolio share in 1992 to 5.4% in 1997. During that same time frame, traditional consumer installment lending saw its share of the portfolio decline from 12.5% to 10.3%. Meanwhile, the portfolio share claimed by commercial loans (including commercial real estate) climbed to 41.2%, up from 31.9% five years ago, as the Company aggressively pursued medium-to-small business relationships.

                 LOAN PORTFOLIO COMPOSITION
                      (In Percentages)
1-4 Family Mortgages 43.1         1-4 Family Mortgages    47.4
Home Equity           5.4         Home Equity              8.2
Consumer             10.3         Consumer                12.5
Commercial           41.2         Commercial              31.9
         1997                                1992

During 1997, approximately $17.9 million in new mortgage loans were originated by the Company, an increase of $8.3 million from the prior year. The

--------------------------------------------------------------------------------

                                                                         30
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

Company added an experienced mortgage banker in the second quarter of 1997. Approximately 75% of all residential mortgage production occurred in the last half of 1997.

With the yield and quality of mortgage loans favorable and production levels still relatively moderate, management elected to hold approximately 80% of mortgages originated in 1997. Management intends to continue to sell a portion of both newly originated and refinanced fixed rate residential mortgage loans to the Federal Home Loan Mortgage Corporation (FHLMC), while retaining servicing rights. Annualized service fee income derived from the portfolio is now approximately $25. A portion of mortgage loans are also sold to other investors with servicing rights released.

Management seeks to further stimulate production of residential mortgage loans in 1998. The new mortgage banker hired in 1997 will help further develop and expand our market coverage. Emphasis continues to be placed on realtor call programs. Management continues to pursue additional outlets for jumbo mortgage products (in the range of $226,000 and up) and other non-standard mortgage offerings. Management anticipates that mortgage production will increase by 40-50% in 1998, with a significant number of mortgage originations sold to FHLMC and other investors.

Management remains committed to continuing its expansion into the medium-to-small business sector. Management's expansion of business product offerings, delivered by experienced commercial lenders, has paid off by significantly increasing net commercial loans outstanding while building medium-to-small business market share. Despite competitive pressures from super-regional banks, the Company's focused marketing efforts towards this sector is proving a successful competitive strategy. In addition to increasing penetration within existing markets, management seeks to identify and enter new markets as well. During 1997, the Company entered the southern Mahoning County market and has experienced strong acceptance by area businesses.

Consumer lending is anticipated to remain flat. Increasingly consumers are opting to lease rather than purchase personal vehicles. The Company has been reasonably successful in marketing fixed rate amortizing mortgage products that consumers utilize for home improvements; the purchase of consumer goods of all types; education, travel, and other personal expenditures; and the consolidation of credit card and other existing debt into term payout. However, as this consumer activity is collateralized by residential real estate, it is included with 1-4 residential mortgage lending.

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

One effect of SFAS 115 is to expose shareholders' equity to fluctuations resulting from market volatility. The potential adverse impact of this volatility, however, was mitigated when bank regulatory agencies decided to measure capital adequacy for regulatory purposes without regard to the effects of SFAS 115.

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

As of December 31, 1997, the carrying value of all investment securities, both available for sale and held to maturity, tallied $188,596, a decrease of $5,778 or 3.0% from the prior year. The allocation between single maturity investment securities and mortgage-backed securities shifted slightly to a 59/41 split versus the 61/39 division of the previous year. Mortgage-backed securities were virtually unchanged, increasing by just $31.

Holdings of obligations of states and political subdivisions showed a net increase of $3,811 as the Company sought to extend call dates as protection against falling interest rates. The primary focus here was pre-refunded municipals that are fully escrowed in U.S. Government obligations and high grade callable municipals issued by Ohio communities.

The Company decreased its holdings of U.S. Treasury securities by approximately $9.9 million, or 24.7% as securities were sold during the year to accommodate liquidity needs and to reflect declining pledging requirements.

Investments in U.S. government agencies and sponsored corporations remained virtually unchanged as purchases in high yielding callable issues were offset by securities that were called during the year.

Marketable equity securities appreciated by $145 during 1997, while holdings of other securities increased by $113 on stock dividends received from the Federal Home Loan Bank of Cincinnati.

The mix of mortgage-backed securities reversed from a 54/46 weighting in favor of floating rate and adjustable rate products in 1996 to a 55/45 weighting in favor of fixed rate securities in 1997. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed rate securities perform better in periods of stable to slightly declining interest rates.

The portfolio mix of fixed rate and floating rate or adjustable rate mortgage-backed securities for both 1997 and 1996 is graphically depicted below.

            MORTGAGE-BACKED SECURITIES
                 PORTFOLIO MIX

                (In Percentage)
Fixed Rate             55    Fixed Rate            46
Variable & Adjustable  45    Variable & Adjustable 54
      1997                          1996

Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $13,869 and $12,632 at December 31, 1997 and 1996, respectively. These investments are monitored and subjected to regulatory prescribed stress tests. At both December 31, 1997 and 1996, none of these investments were considered "high risk" under regulatory definitions. The Company has no investments in structured notes, inverse floaters or other high risk derivative products.

At December 31, 1997, a net unrealized gain of $779, net of tax, was included in shareholders' equity, as compared to a net unrealized gain of $286, net of tax, as of December 31, 1996. This $493 increase primarily reflects the enhanced market value of debt securities in general as interest rates declined throughout much of the fourth quarter, reversing the trend toward higher rates established earlier in the year. Higher interest rates generally translate into lower market prices for

--------------------------------------------------------------------------------

                                                                         32
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

debt securities; conversely falling interest rates generally result in an appreciation in the market value of debt securities.

Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).

DEPOSITS

The Company's deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited a very modest decrease of 0.09% to $319,738 at December 31, 1997 as compared to $320,030 at December 31, 1996.

The Company's deposit base consists of demand deposits, savings, money market and time deposit accounts. Average noninterest-bearing deposits increased 11.1% during 1997, while average interest-bearing deposits decreased by 0.7%.

During 1997, noninterest-bearing deposits averaged $42,199 or 13.2% of total average deposits as compared to $37,999 or 11.9% in 1996. Core deposits averaged $287,661 for the year ended December 31, 1997, an increase of $4,039 or 1.4% from the average level of 1996. During 1996, core deposits had averaged $283,622, an increase of 5.9% from the preceding year.

Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 89.8% of average total deposits in 1997 compared to 89.2% in 1996 and 90.5% in 1995.

Over the past five years, the Company has successfully increased the share of deposits represented by noninterest-bearing and NOW checking accounts. These products now comprise 20.4% of total deposits compared to only 14.4% five years ago. The following depicts how the deposit mix has shifted during this time frame.

              AVERAGE DEPOSIT MIX
                (In Percentages)

Jumbo CD's    10.2        Jumbo CD's     6.6
Other CD's    35.5        Other CD's    39.0
Checking      13.2        Checking       8.1
NOW            7.2        NOW            6.3
Money Market   7.6        Money Market  11.5
Savings       26.3        Savings       28.5
      1997                      1992

Additional information regarding interest-bearing deposits is presented in the Notes to the Consolidated Financial Statements (NOTE 7).

RESULTS OF OPERATIONS

Common comparative ratios for results of operations are the return on average equity and the return on average assets. The return on average equity amounted to 11.6%, 12.0% and 10.8% for 1997, 1996 and 1995, respectively, while the return on average assets amounted to 1.2% in 1997, 1.1% in 1996 and 1.0% in 1995.

Net interest income, the principal source of the Company's earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. The net interest margin ratio registered 4.2%, both in 1997 and 1996 and 4.3% in 1995.

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

       ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)

--------------------------------------------------------------------------------------------------------------------
                                                   1997 Compared to 1996               1996 Compared to 1995
                                             -----------------------------------------------------------------------
                                              Volume        Rate       Total      Volume        Rate       Total
--------------------------------------------------------------------------------------------------------------------
  Increase (Decrease) in Interest Income
     Federal funds sold....................    $ 131      $    2      $  133       $ (88)      $ (13)      $(101)
     Trading account securities............        3           1           4           3           0           3
     Investment Securities
       U.S. Treasury and other U.S.
          Government agencies and
          corporations.....................        6          81          87       1,178        (154)      1,024
       U.S. Government mortgage-backed
          pass-through certificates........     (184)          6        (178)        449         140         589
       States of the U.S. and political
          subdivisions.....................       34         (27)          7         105          16         121
       Other securities....................       11           0          11          44           3          47
     Loans.................................    1,360        (112)      1,248         641          (7)        634
--------------------------------------------------------------------------------------------------------------------
  Total Interest Income Change.............    1,361         (49)      1,312       2,332         (15)      2,317
--------------------------------------------------------------------------------------------------------------------
  Increase (Decrease) in Interest Expense
     Interest-bearing demand deposits......       16         111         127          28          54          82
     Savings deposits......................      (58)         (6)        (64)        (17)        (70)        (87)
     Time deposits.........................      (21)         66          45         991         (48)        943
     U.S. Treasury interest-bearing
       demand note.........................        7           0           7          (4)         (2)         (6)
     Federal funds purchased...............      (74)          1         (73)         36          (6)         30
     Securities sold under agreements to
       repurchase..........................       46          11          57          16          (6)         10
     Other borrowings under one year.......      277           0         277           0           0           0
     Other borrowings over one year........      198          32         230         359         (11)        348
--------------------------------------------------------------------------------------------------------------------
  Total Interest Expense Change............      391         215         606       1,409         (89)      1,320
--------------------------------------------------------------------------------------------------------------------
  INCREASE (DECREASE) IN NET INTEREST
     INCOME ON A TAXABLE EQUIVALENT BASIS..    $ 970      $ (264)     $  706       $ 923       $  74       $ 997
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                         34
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

Total other income for 1997 increased $95, or 5.9% compared to an increase of $287, or 21.9% in 1996. Fees for customer services increased by $100 or 8.2%. The increase reflects changes in the fee structure for debit card and ATM transactions during 1997 and the effect of changes in the fees charged checking account customers implemented during 1996. The Company experienced no net gain or loss on the disposition of other real estate in 1997 compared to a net gain of $27 in 1996 and a net loss of $32 recorded in 1995. Loans held for sale in the secondary market showed gains of $76, $15 and $93 in 1997, 1996 and 1995, respectively. Activity in trading securities, the early call of held to maturity securities, and transactions involving available for sale securities combined to produce net gains of $107 and $114 in 1997 and 1996, respectively, as compared to more modest gains of $5 in 1995.

Other operating income decreased by $32 during 1997, following a $49 decrease in 1996. This income category is subject to fluctuation due to nonrecurring items, with other operating income for 1995 having benefited from a $69 refund on the Alpine class action settlement.

OTHER INCOME
                                 1997        1996        1995
Fees for other customer
  services                     $1,319      $1,219      $  973
Gain on sale of loans              76          15          93
Gain (loss) on sale of other
  real estate                       0          27         (32)
Other operating income            191         223         272
                              ---------------------------------
                                1,586       1,484       1,306
Trading securities net
  gains                            13          12           0
Investment securities net
  gains                            94         102           5
                              ---------------------------------
Total other income             $1,693      $1,598      $1,311

Total other non-interest expenses increased by 3.0%, or $298 in 1997. This compares to a decrease of $64, or 0.6% in 1996. Expenditures for salaries and employee benefits increased by 5.1%, reflecting, in part, the staffing requirements of the Company's newest branch office opened in the second half of 1997.

The FDIC dramatically reduced premium rates effective May 1995, reflecting the improved condition of the banking system as FDIC reserves reached their targeted funding level. As a result, the Bank experienced a year over year decline in FDIC assessment expense of $332 in 1996 and an increase of $37 in 1997.

Occupancy and equipment expense increased by a combined 3.0%, or $52, reflecting a partial year of operation for the Company's newest office. All other categories of non-interest expense decreased by $72, or 2.6% in the aggregate, as the Company continued to emphasize expense control while realizing the benefits of maintaining high standards of asset quality.

NON-INTEREST EXPENSE
                                 1997      1996      1995
Salaries and benefits         $ 5,830   $ 5,549   $ 5,262
Net occupancy expense             684       666       611
Equipment expense               1,082     1,048     1,004
State and local taxes             521       473       414
FDIC assessment                    39         2       334
Office supplies                   480       488       473
Marketing expense                 256       265       255
Legal and litigation expense      182       277       263
Other operating expense         1,221     1,229     1,445
                              -------   -------   -------
Total other expenses          $10,295   $ 9,997   $10,061

Salaries and employee benefits represented 56.6% of all non-interest expenses in 1997. Exclusive of FDIC, legal and litigation expenses, salaries and employee benefits share of non-interest expense was 57.9%, 57.1% and 55.6% in 1997, 1996 and 1995, respectively. Salaries and employee benefits increased by $281 in 1997 following an increase of

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

$287 in 1996. The following details components of these increases:

      ANALYSIS OF CHANGES IN SALARIES & BENEFITS
                       Amounts            Percent
                ----------------------------------------
                1997   1996   1995   1997   1996    1995
                ----------------------------------------
Salaries        $248   $295   $197    5.7%   7.3%    5.1%
Benefits          20     16     61    1.6    1.3     5.2
Profit Sharing    25     42     15   11.2   21.4     8.3
                ------------------
                 293    353    273    5.0    6.4     5.3
Def'd Loan
  Origination    (12)   (66)    33    4.2   30.0    13.1
                ------------------
                $281   $287   $306    5.1%   5.5%    6.2%

During 1995 the Company was self-insured for employee medical and dental benefits. The Plan limited the Company's exposure to risk by employing stop loss coverage both on an individual and aggregate claim basis. The Company generally experienced a favorable variance in medical claims when compared to traditional premium based plans. However, in late 1995 management identified a premium based Preferred Provider Plan that offered additional savings while increasing benefits. This new plan was adopted by the Company effective February 1, 1996.

Full-time equivalent employment averaged 196 employees in 1997, 195 in 1996 and 194 in 1995. Wage and salary expense per employee averaged $23,455 in 1997, $22,306 in 1996 and $20,897 in 1995, exclusive of profit sharing, which averaged $1,263 per employee in 1997, $1,144 in 1996 and $1,014 in 1995. Productivity ratios which measure employee efficiency continued to improve. Average earning assets per employee measured $1,872 in 1997, $1,804 in 1996 and $1,647 in 1995.

FOURTH QUARTER 1997 AS
COMPARED TO FOURTH QUARTER 1996

During the fourth quarter of 1997, tax equivalent net interest income increased by $195, a 5.2% increase over fourth quarter 1996. The yield on earning assets increased by 6 basis points while fourth quarter average earning assets increased by $14 million when compared to a year ago, resulting in an increase in tax equivalent interest income of $341. The rate paid on interest-bearing liabilities increased by 13 basis points while fourth quarter average interest-bearing liabilities increased by $4 million when compared to a year ago, resulting in an increase in total interest expense of $146. The net interest margin for the quarter registered 4.2%, the same as that attained a year ago.

Loan charge-offs during the quarter were $101 in 1997 and $38 in 1996, while the recovery of previously charged-off loans amounted to $30 during the fourth quarter of 1997 compared to $36 in the same period of 1996.

Despite a $26 decline in other operating income from a year ago, total other income increased by $80. The increase was primarily due to the following: a $36 gain on sale of loans in 1997 compared to a $24 gain in the same period of 1996; a $49 increase in fees for customer services, 40% of which came from ATM fees enacted this quarter; and a $48 gain on investment securities.

Total other non-interest expenses in the fourth quarter were $2,807 in 1997 compared to $2,684 in 1996, an increase of $123 or 4.6%. Salaries and benefits constituted a $53 increase, or 3.3%. Occupancy and equipment, office supplies and marketing expenses increased by $43, or 6.8%, primarily due to the opening of a new branch office in mid third quarter. State and local taxes and FDIC assessments increased by $28, or 25.5%.

Income before income tax during the fourth quarter amounted to $1,504 in 1997 compared to $1,362 in 1996. Income tax expense for the fourth quarter of 1997 was $450 as compared to $415 in 1996. Fourth quarter net income was $1,054 in 1997 compared to $947 in 1996, representing an increase of $107, or 11%.

Earnings per share for the fourth quarter, adjusted for the 3% stock dividend paid January 1, 1998, amounted to $0.93 in 1997 and $0.85 in 1996. There were no gains or losses on investment securities in the fourth quarter of 1996, while 1997 fourth quarter earnings per share include after tax gains on investment securities of $0.03 per share.

--------------------------------------------------------------------------------

                                                                         36
                                                         [CORTLAND BANCORP LOGO]

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

                                   GAP TABLE
                               December 31, 1997

                                                          Maturity or Repricing Interval
                                               -----------------------------------------------------
                                                                                Non Rate
                                                                                Sensitive
                                                                               or greater
                                               3 Months   3 to 12     1 to 5      than 5
                                               or Less     Months     Years       Years      Total
                                               --------   -------     ------    ---------    -----
Interest-Earning Assets
  Federal Funds Sold.........................  $ 3,100    $      0   $      0    $     0    $  3,100
  Investments................................   43,062      41,511     77,263     26,760     188,596
  Loans & Leases.............................   58,646      40,361     67,571     17,913     184,491
                                               --------   --------   --------    -------    --------
Total Earning Assets.........................  104,808      81,872    144,834     44,673     376,187
Other Assets.................................        0           0          0     16,575      16,575
                                               --------   --------   --------    -------    --------
Total Assets.................................  $104,808   $ 81,872   $144,834    $61,248    $392,762
                                               ========   ========   ========    =======    ========
Interest-Bearing Liabilities
  NOW & Supernow Accounts....................  $23,365    $      0   $      0    $     0    $ 23,365
  Money Market Accounts......................   22,593           0          0          0      22,593
  Passbook Savings...........................   82,236           0          0          0      82,236
  Time Deposits less than 100,000............   32,014      45,372     29,557      9,312     116,255
  Time Deposits greater than or
    equal to 100,000.........................    9,136      10,786      8,642      1,073      29,637
  Repurchase Agreements......................    3,472           0          0          0       3,472
  U.S. Treasury Demand.......................    2,321           0          0          0       2,321
  Other Borrowings...........................   13,500       4,500      6,000      1,021      25,021
                                               --------   --------   --------    -------    --------
Total Interest-Bearing Liabilities...........  188,637      60,658     44,199     11,406     304,900
Demand Deposits..............................        0           0          0     45,652      45,652
Other Liabilities............................        0           0          0      2,001       2,001
Shareholders' Equity.........................        0           0          0     40,209      40,209
                                               --------   --------   --------    -------    --------
Total Liabilities & Equity...................  $188,637   $ 60,658   $ 44,199    $99,268    $392,762
                                               ========   ========   ========    =======    ========
Rate Sensitivity Gap.........................  $(83,829)  $ 21,214   $100,635    $33,267
Cumulative Gap...............................  $(83,829)  $(62,615)  $ 38,020    $71,287
Cumulative Gap to Total Assets...............     (21.3)%    (15.9)%      9.7%      18.2%

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

During much of 1997, the effective maturities of earning assets lengthened as management sought to take advantage of the increase in interest rates that occurred between March and September, as the Federal Reserve and certain investors in the capital markets grew concerned that the economy would overheat, reigniting inflation. These fears failed to materialize and by year-end focus had shifted to the crises in the Asian economies and their potential deflationary impact on the U.S. economy. As the yield curve flattened rapidly in response, the likelihood that certain callable investments would indeed be called heightened and the prospects for accelerating prepayments on loans and mortgage backed securities increased similarly. The impact of these market developments will most likely be to shorten the effective maturities of the Company's earning assets.

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

The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company's interest sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company's net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. In fact, the Company's net interest margin has remained relatively stable in the range of 4.2% to 4.4% over the past five years, despite significant shifts in the mix of earning assets and the direction and level of interest rates.

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

Cash and cash equivalents, which includes federal funds sold, increased $2,526 compared to year-end 1996. Investment securities maturing, repricing or expected to be called in one year or less amounted to $78,170 at December 31, 1997, representing 41.4% of the total combined portfolio, as compared to $72,370 and 37.2% a year ago.

Along with its liquid assets, the Company has other sources of liquidity available to it which help to ensure that adequate funds are available as needed. These other sources include, but are not limited to, the ability to obtain deposits through the adjustment of interest rates, the purchasing of federal funds, and access to the Federal Reserve

--------------------------------------------------------------------------------

                                                                         38
                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

Discount Window. The Company is a member of the Federal Home Loan Bank of Cincinnati, which provides yet another source of liquidity.

Operating activities provided cash of $6.4 million, $3.9 million and $6.7 million in 1997, 1996 and 1995, respectively. Refer to the Consolidated Statements of Cash Flows for a summary of the sources and uses of cash in 1997, 1996 and 1995.

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

   LEVERAGE RATIO
   (In Percentage)
1993               8.33
1994               8.97
1995               9.53
1996               9.51
1997              10.17

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

The following table illustrates the Company's risk weighted capital ratios at December 31, 1997 and 1996. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and total risk-based capital well in excess of the required regulatory minimum ratios.

                           RISK-BASED CAPITAL
                           ------------------
                                           December 31,     December 31,
                                               1997             1996
                                           ------------     ------------
Tier 1 Capital                               $ 38,933         $ 35,006
Tier 2 Capital                                  2,326            2,112
                                             --------         --------
QUALIFYING CAPITAL                           $ 41,259         $ 37,118
                                             ========         ========
Risk-Adjusted Total Assets(*)                $185,571         $168,097
                                             ========         ========
Tier 1 Risk-Based Capital Ratio                20.98%           20.82%
Total Risk-Based Capital Ratio                 22.23%           22.08%
Total Leverage Capital Ratio                   10.17%            9.51%

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

Interest-earning assets averaged $367,009 during 1997, representing a 4.3% increase over 1996. 1996 earning assets had averaged $351,730 for a 10.1% increase over 1995. The yield on interest-earning assets was 7.8%, 7.8% and 7.9% in 1997, 1996 and 1995, respectively. The average rate incurred on interest-bearing liabilities was 4.4%, 4.3% and 4.2% for those same years. Interest-bearing liabilities averaged $300,633 for 1997, increasing by 2.1% from 1996 levels which averaged $294,544.

 NET INTEREST MARGIN RATIO
     (In Percentages)
   1993           4.4
   1994           4.4
   1995           4.3
   1996           4.2
   1997           4.2

The decline in the Net Interest Margin Ratio reflects the Company's renewed emphasis on growth without sacrificing credit quality. As a result, a larger share of earning assets are represented by investments which provide a smaller gross margin than loans which entail greater credit risk and require more underwriting and servicing expense. Investments in 1997 comprised 51.3% of average earning assets, up from 42.5% five years ago, but down from 54.1% in 1996.

Growth objectives have required management to increase its utilization of more expensive funding sources. Borrowed funds represented 6.1% of average earning assets in 1997 compared to 4.1% in 1996 and 2.2% in 1995, contributing to the narrowing of the Net Interest Margin.

IMPACT OF INFLATION

Consolidated financial information included herein has been prepared in accordance with generally accepted accounting principles which require the Company to measure financial position and operating results in terms of historical dollars. Changes in the relative value of money due to inflation are generally not considered. Neither the price, timing nor the magnitude of changes directly coincide with changes in interest rates.

YEAR 2000

The Company has established a "Year 2000 (Y2K) project management team" to provide a structured format for thoroughly addressing the Y2K problem. The project team seeks to ensure that operational and financial systems are not adversely affected by Y2K software or hardware failures due to calculations using the year 2000 date. The Company expects to incur Y2K program costs over the next three years of approximately $100,000 to $500,000 to replace, or repair, computer applications and equipment to make them "Year 2000 compliant." These cost estimates are not expected to represent significant amounts of incremental costs, but rather a reallocation and resequencing of existing and planned technology resources.

Management is requiring vendors and providers of computer equipment to represent that all products provided are, or will be, Year 2000 compliant. The Y2K project team has also planned a program of testing for compliance. Subsidiary bank personnel are also actively educating and alerting customers to the potential Y2K issues, including inquiries as to the readiness and preparedness of key loan customers.

Ultimate success is dependent upon the cooperation and ability of vendors, customers and all levels of government and governmental agencies (including the Federal Reserve) to meet the Y2K challenge. The problem is truly global in nature, and its successful resolution depends upon everyone, everywhere, doing their part. It is recognized that the failure of any of these parties to achieve Year 2000 compliance could result in additional expense to the Company.

--------------------------------------------------------------------------------

                                                                         40
                                                         [CORTLAND BANCORP LOGO]

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

Community Banc Investments, Inc.
Columbus, Ohio
Contact: Greig A. McDonald
Telephone: 1-800-224-1013

Everen Securities, Inc.
201 E. Commerce Street
Youngstown, Ohio
Contact: Joseph E. Campana
Telephone: 1-800-541-5348

McDonald & Company Securities, Inc.
International Towers Building
25 Market Street
Youngstown, Ohio 44503
Telephone: 1-330-746-2993

Smith Barney Inc.
Youngstown, Ohio
Telephone: 1-800-535-0017

The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 3% stock dividend paid as of January 1, 1998, 1997 and 1996. The Company currently has approximately 1,437 shareholders.

                                                           Price Per Share           Cash
                                                      -------------------------    Dividends
                                                         High           Low        Per Share
                                                      -----------       ---        ---------
1997
FOURTH QUARTER......................................      59            48           $0.97
THIRD QUARTER.......................................      50            45 1/4        0.00
SECOND QUARTER......................................      47            42            0.49
FIRST QUARTER.......................................      45 1/8        40            0.00

1996
Fourth Quarter......................................      41 1/2        37 1/2       $0.71
Third Quarter.......................................      38 3/8        35 1/2        0.00
Second Quarter......................................      37 1/4        34 3/4        0.41
First Quarter.......................................      37            29 3/4        0.00

1995
Fourth Quarter......................................      32            25 1/2       $0.56
Third Quarter.......................................      27 1/4        25 1/4        0.00
Second Quarter......................................      27 1/2        25            0.37
First Quarter.......................................      27            23 1/2        0.00

For the convenience of shareholders, the Company has established a plan whereby shareholders may have their dividends automatically reinvested in the common stock of Cortland Bancorp. In addition, shareholders may elect to supplement their dividends with cash contributions to fund additional purchases. Participation in the plan is completely voluntary and shareholders may withdraw at any time.

For current stock prices you may access our home page at www.cortland-banks.com.

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

                               DENNIS E. LINVILLE

                                  K. RAY MAHAN

                               TIMOTHY K. WOOFTER



                                    OFFICERS

                                RODGER W. PLATT
                             CHAIRMAN AND PRESIDENT

                               DENNIS E. LINVILLE
                            EXECUTIVE VICE PRESIDENT
                            AND CORPORATE SECRETARY

                             LAWRENCE A. FANTAUZZI
                            TREASURER AND CONTROLLER

                                JAMES M. GASIOR
                            VICE PRESIDENT AND CHIEF
                               OPERATIONS OFFICER



                      CORTLAND BANKS OFFICES AND LOCATIONS

                Thirteen Offices Serving These Fine Communities

                                    BOARDMAN
                               8580 South Avenue
                             Youngstown, Ohio 44514
                                  330-758-5884

                                    BRISTOL
                              6090 State Route 45
                            Bristolville, Ohio 44402
                                  330-889-3062

                                   BROOKFIELD
                            7325 Warren-Sharon Road
                             Brookfield, Ohio 44403
                                  330-448-6814

                                    CORTLAND
                              194 West Main Street
                              Cortland, Ohio 44410
                                  330-637-8040

                                     HIRAM
                              6821 Wakefield Road
                               Hiram, Ohio 44234
                                  330-569-3237

                                    HUBBARD
                            890 West Liberty Street
                              Hubbard, Ohio 44425
                                  330-534-2265

                                     MANTUA
                               10521 Main Street
                               Mantua, Ohio 44255
                                  330-274-3111

                                     NILES
                          6050 Youngstown-Warren Road
                               Niles, Ohio 44446
                                  330-544-3333

                                NORTH BLOOMFIELD
                              8837 State Route 45
                          North Bloomfield, Ohio 44450
                                  440-685-4731

                                     VIENNA
                            4434 Warren-Sharon Road
                               Vienna, Ohio 44473
                                  330-394-1438

                                     WARREN
                                 2935 Elm Road
                               Warren, Ohio 44483
                                  330-372-1520

                                 WILLIAMSFIELD
                              5917 U.S. Route 322
                           Williamsfield, Ohio 44093
                                  440-293-7502

                                    WINDHAM
                            9690 East Center Street
                              Windham, Ohio 44288
                                  330-326-2340

                                     Member
                             Federal Reserve System
                                      and
                     Federal Deposit Insurance Corporation

               Visit us at our home page on the world wide web at
                             www.cortland-banks.com
                    or Email us at cbinfo@cortland-banks.com

                                                                         42
                                                         [CORTLAND BANCORP LOGO]

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

                                 *  *  *  *  *

                                    OFFICERS



                                RODGER W. PLATT
                             President and Chairman

                               DENNIS E. LINVILLE
                Executive Vice President and Corporate Secretary

                             LAWRENCE A. FANTAUZZI
                  Senior Vice President, Controller, Treasurer
                          and Chief Financial Officer

                                JAMES M. GASIOR
               Senior Vice President and Chief Operations Officer

                               CHARLES J. COMMONS
                                 Vice President

                               GERALD L. THOMPSON
                                 Vice President

                                 MARLENE LENIO
                                 Vice President

                                EMMA JEAN WOLLAM
                                 Vice President

                                  TED BANGERT
                                 Vice President

                               ROBERT J. HORVATH
                                 Vice President

                               T. WILLIAM ELLIOTT
                                 Vice President

                             STEPHEN A. TELEGO, SR.
                 Vice President and Director of Human Resources

                                CARLO A. CICCONE
                     Vice President and Chief Audit Officer

                                 DANNY L. WHITE
                            Assistant Vice President

                                 GERARD F. KANE
                            Assistant Vice President

                                 MARK GOVERNOR
                            Assistant Vice President

                                MARCEL P. ARNAL
                            Assistant Vice President

                                  JAMES A. REA
                            Assistant Vice President

                                  JUDY RUSSELL
                            Assistant Vice President

                                 GRACE J. BACOT
                            Assistant Vice President

                                   JAMES DUFF
                            Assistant Vice President

                                BEVERLY KOSTOFF
                            Assistant Vice President

                                 PIETRO PASCALE
                            Assistant Vice President

                                  KEITH MROZEK
                            Assistant Vice President

                                FRANK R. SEDALL
                            Assistant Vice President

                                MARK J. MEDIATE
                            Assistant Vice President

                                SHIRLEY F. ROOT
                            Assistant Vice President

                               JOYCE P. RATCLIFF
                   Assistant Vice President and Trust Officer

                                 CRAIG PHYTHYON
                            Assistant Vice President

                                 TIMOTHY CARNEY
                            Assistant Vice President

                                  DOUGLAS BLAY
                            Assistant Vice President

                                 ROSE A. STROUD
                         Assistant Secretary-Treasurer

                                JANET K. HOUSER
                         Assistant Secretary-Treasurer

                                DEBORAH L. EAZOR
                         Assistant Secretary-Treasurer

                               RUSSELL E. TAYLOR
                              Assistant Treasurer

                                 STEVE J. MACK
                              Assistant Secretary

                                   SUE FABIAN
                              Assistant Secretary

                                  DAVID IKLODI
                              Assistant Secretary

                                  DARLENE MACK
                              Assistant Secretary

                                                                         43