Form 10-K405, Exhibit 13
period 1998-12-31
CORTLAND BANCORP INC
filed 1999-04-01
CIK 774569

                            [CORTLAND BANCORP LOGO]

                               1998 Annual Report

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

                                                  Selected Financial Data

                                  ----------------------------------------------
                                                            26

                                                    Three Year Summary
                                            Average Balance Sheets, Yields and
                                                           Rates

                                  ----------------------------------------------
                                                            27

                                           Management's Discussion and Analysis

                                  ----------------------------------------------
                                                            29

                                            Information as to Stock Prices and
                                                         Dividends

                                  ----------------------------------------------
                                                            45

                                                     Cortland Bancorp
                                                  Directors and Officers

                                  ----------------------------------------------
                                                            46

                                                Cortland Savings & Banking
                                                  Directors and Officers

                                  ----------------------------------------------
                                                            47

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CHAIRMAN'S MESSAGE

--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS:

It may just be my age, but it seems to me that time is flying by ever quicker. Perhaps it is simply that we live in an age where we are "change challenged." A wide array of technological advances provide us with a steady stream of innovative opportunities to increase productivity, flexibility and efficiency, facilitating more rapid, sustainable economic growth while dampening inflation by promoting competition on an ever growing scale. With profitability enhanced, more and more funds are made available for investment, triggering wave after wave of technological change. So it goes, ever faster.

The result has been a vigorous domestic economy. It is now the longest peacetime economic expansion in U.S. history. Instead of the economic imbalances and bottlenecks expected at this point in the expansion, we find the lowest inflation and unemployment rates in nearly thirty years. Many claim that we have now crossed the threshold to a golden New Era of opportunity and prosperity. At its core the seemingly limitless potential of emerging technologies spawn an ever growing web of information and communication networks that continue to shrink the globe and "level the playing field." If you listen closely, you may actually hear the mantra of the New Era: "Evolve or die!"

Today, we find ourselves at the doorstep of the "Mother of All Technological Challenges," the Year 2000 (Y2K) problem. Prognosticators of doom would have us believe that economic and technological collapse await us at the dawn of the third millennium. It seems that we have been deficient in our instructions to our marvelous computing machines as to the true meaning of time and, as every banker knows, "time is money." That's all anyone really needs to know in order to realize that bankers everywhere are earnestly working to resolve the Y2K problem, and that the problem will be solved. Evolve we will!

At Cortland Banks, we have been very focused on the Y2K issue. We have committed a significant amount of time, energy and resources to identifying, evaluating and testing our mission critical systems. As of December 31, 1998, we had spent $383,000 on the Y2K issue, and estimate that we will spend an additional $267,000 this year to ensure readiness. The majority of these expenditures represent normal lifecycle replacements and upgrades to our information and telecommunication systems. They are simply occurring under the purview of Y2K project management to ensure compliance.

As we implement the final pieces of our Y2K solution, we will also be testing key elements of our contingency plans in 1999. Despite all of our planning and testing, problems may still arise. Perhaps there will be power enough for the conduct of commerce, but at levels insufficient to power the safe operation of key electronic systems. We have plans for such an event. Also in 1999, we will be following up with key customers to ensure that they have done all that they can to prepare for the millennium date change. We will also continue to educate the public on the issues. We continue to believe that the safest place for your money is in the bank. Especially Cortland Banks.

Against the backdrop of all this Y2K activity, I am pleased to report record earnings for the fifth consecutive year. Net income in 1998 topped $4.8 million, representing an 8.1% increase over the $4.454 million earned in 1997. Moderate growth of 3.4% in average earning assets combined with a modest improvement in the net interest margin ratio to provide more than enough funds to cover a 3.75% rise in non interest expense and a $450,000 increase in the loan loss provision necessitated by increased loan volume and concerns related to certain commercial credits. Meanwhile, strong gains from the sale of mortgage loans and called investment securities (securities retired prior to maturity by the issuer) contributed to a 25% increase in non-interest income.

Earnings per share grew from $1.27 in 1997 to $1.35 in 1998. The return on average assets, a key measure of profitability among financial institutions, climbed to 1.22% from 1.16% a year ago. Return on average equity measured 11.24%, down from last year's 11.62%, but still ahead of the 10.85% averaged over the preceding five years.

Strong capital ratios remain one of our defining characteristics. The ratio of average equity capital to average assets rose to 10.81% in 1998 from 9.99% in 1997. Capital measured as a ratio against assets adjusted for risk remained above 22%, well above regulatory minimum requirements. A strong capital position cushions the blow from any sudden unforeseen shocks, and provides considerable strategic flexibility in an era of rapid competitive, regulatory and technological change.

The combination of moderate asset growth, solid earnings growth and abundant capital once again

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

allowed us to boost the portion of earnings paid out to our shareholders as dividends. The Board of Directors increased the cash dividend to $0.68 per share from $0.47 per share last year, hiking the payout ratio from 37% to 50% in the process. That means 50% of earnings were distributed to shareholders as dividends.

On April 14, 1998, the Board of Directors voted to split the Company's common stock. Where shareholders previously held one share of stock, on May 15, 1998 they would now own three shares. Our reasoning was that the additional shares would increase market liquidity, encourage more shares to trade, and enable the market place to more efficiently ascertain the true value of Cortland Bancorp's stock. The market's response was most enthusiastic. The total return (price appreciation plus dividends) for Cortland Bancorp investors in 1998 was a very healthy 57%, approximately twice the total return registered by the S&P 500 Index. SNL's Index of banks with assets under $500 million (SNL Index) struggled to find favor with investors in 1998, falling 8.7%. Over the past five years, the annual compound rate of return for Cortland Bancorp has measured 38.8%, while the S&P 500 and the SNL Index both reflect an annual compound rate of return of 24.1%.

Profitable growth is essential to enhancing shareholder value. Not only must we seek out new markets to tap, we must also evaluate the effectiveness and efficiency with which we are servicing existing customers. For sometime now, we have sought to improve the convenience and efficiency of the services we deliver to our Portage County customers. In 1998, we were finally able to successfully resolve certain environmental issues that had long delayed construction of a new facility, and a new office at Mantua Corners was opened in mid-November. This office is strategically located to service both the Mantua and Hiram communities, and the existing Hiram office is scheduled to close during the second quarter of 1999. At about the same time, we plan to open a new office in Trumbull County that is well situated to service the communities of Niles, Girard and Howland.

The residential mortgage growth plan we initiated in 1997 accelerated in 1998. Our efforts to expand product offerings, establish new investor outlets, cultivate realtor relations, and expand market coverage were particularly well received. Approximately $44.5 million in new mortgage loans were originated in 1998, up from $17.9 million last year, with 37% of new originations sold off to investors as we sought to satisfy customer needs while curtailing interest rate risk. We look to further build upon this success in 1999 and beyond.

Overall our loan portfolio grew by $16 million, or 8.7%. The commercial sector continues to strengthen, and now represents 45% of the portfolio, up from 33% five years ago. Our success, here, is also reflected in a more favorable deposit mix, with non interest-bearing checking now representing nearly 15% of all deposits, up from 9% five years ago. Overall, the competition for deposits remains fierce. Core deposits increased by 1.8% in 1998, a modest improvement from 1997 when core deposits grew by 1.4%. The public's apprehension over the Y2K issue is expected to put pressure on deposits throughout 1999.

As we prepare for the new millennium, we reaffirm our commitment to community banking. We have done it well in the past, but plan to do it even better in the future. We are presently conducting a thorough review of our approach to community banking, looking for even better ways to combine and blend our diverse talent, technology and infrastructure capabilities. Our goal is to forge a commitment to excellence, up and down the organization, that will not be denied in its pursuit of community and customer service, enhancing value for the shareholder every step of the way...

All Stars at every position. Y2K ready as we can be{ in every way.

Sincerely,
/s/ Rodger W. Platt

Rodger W. Platt
Chairman and President

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

BRIEF DESCRIPTION OF THE BUSINESS

--------------------------------------------------------------------------------

CORTLAND BANCORP

Cortland Bancorp (the "Company") was incorporated under the laws of the State of Ohio in 1984. The Company is a one bank holding company registered under the Bank Holding Company Act of 1956, as amended. The principal activity of the Company is to own, manage and supervise the Cortland Savings and Banking Company ("Cortland Banks" or the "Bank"). The Company presently owns all of the outstanding shares of the Bank. The Company provides the Bank with direction and leadership, coordinating and evaluating the activities and efforts of the Bank's management personnel.

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

Business is conducted at a total of thirteen offices, eight of which are located in Trumbull County, Ohio. Three offices are located in the communities of Hiram, Windham and Mantua, all in Portage County, Ohio. One office is located in the community of Williamsfield, Ashtabula County, Ohio, while another is located in the community of Boardman, Mahoning County, Ohio.

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

EMPLOYEES

As of December 31, 1998 the Company through its subsidiary bank, employed 153 full-time and 45 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.

--------------------------------------------------------------------------------

REPORT OF PACKER, THOMAS & CO.,
INDEPENDENT AUDITORS

--------------------------------------------------------------------------------

SHAREHOLDERS AND BOARD OF DIRECTORS
Cortland Bancorp

We have audited the accompanying consolidated balance sheets of Cortland Bancorp and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Cortland Bancorp and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Packer, Thomas & Co.
                                          Packer, Thomas & Co.
Youngstown, Ohio
February 15, 1999

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------
                  (Amounts in thousands except per share data)

                                                                1998       1997       1996
                                                              --------    -------    -------
INTEREST INCOME
  Interest and fees on loans................................  $ 17,277    $15,981    $14,745
  Interest and dividends on investment securities:
     Taxable interest.......................................     4,615      6,201      6,118
     Nontaxable interest....................................     1,291        783        772
     Dividends..............................................       255        245        233
  Interest on mortgage-backed securities....................     5,011      4,982      5,160
  Interest on trading account securities....................                    7          3
  Other interest income.....................................       266        178         45
                                                              --------    -------    -------
          Total interest income.............................    28,715     28,377     27,076
                                                              --------    -------    -------
INTEREST EXPENSE
  Deposits..................................................    11,311     12,081     11,973
  Borrowed funds............................................     1,730      1,266        768
                                                              --------    -------    -------
          Total interest expense............................    13,041     13,347     12,741
                                                              --------    -------    -------
             Net interest income............................    15,674     15,030     14,335
             Provision for loan losses (Note 4).............       450
                                                              --------    -------    -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........    15,224     15,030     14,335
                                                              --------    -------    -------
OTHER INCOME
  Fees for other customer services..........................     1,396      1,319      1,219
  Trading securities gains - net............................                   13         12
  Investment securities gains - net.........................       324         94        102
  Gain on sale of loans - net...............................       178         76         15
  Gain on sale of other real estate - net...................                              27
  Other non-interest income.................................       220        191        223
                                                              --------    -------    -------
          Total other income................................     2,118      1,693      1,598
                                                              --------    -------    -------
OTHER EXPENSES
  Salaries and employee benefits............................     5,842      5,830      5,549
  Net occupancy expense.....................................       744        684        666
  Equipment expense.........................................     1,161      1,082      1,048
  State and local taxes.....................................       566        521        473
  Office supplies...........................................       472        480        488
  Marketing expense.........................................       282        256        265
  Legal and litigation expense..............................       189        182        277
  Other operating expenses..................................     1,425      1,260      1,231
                                                              --------    -------    -------
          Total other expenses..............................    10,681     10,295      9,997
                                                              --------    -------    -------
INCOME BEFORE FEDERAL INCOME TAXES..........................     6,661      6,428      5,936
Federal income taxes (Note 10)..............................     1,845      1,974      1,826
                                                              --------    -------    -------
NET INCOME..................................................  $  4,816    $ 4,454    $ 4,110
                                                              ========    =======    =======
NET INCOME PER SHARE, BOTH BASIC AND DILUTED (Note 1).......  $   1.35    $  1.27    $  1.20
                                                              ========    =======    =======

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 1998 and 1997

--------------------------------------------------------------------------------

                  (Amounts in thousands except per share data)

                                                                1998         1997
                                                              --------     --------
ASSETS
Cash and due from banks.....................................  $ 10,870     $  9,509
Federal funds sold..........................................     4,150        3,100
                                                              --------     --------
  Total cash and cash equivalents...........................    15,020       12,609
                                                              --------     --------
Investment securities available for sale (Note 2)...........   119,575      115,413
Investment securities held to maturity (approximate
  market value of $56,526 in 1998 and $73,684 in 1997) (Note
  2)........................................................    55,935       73,183
Total loans (Note 3)........................................   200,478      184,491
  Less allowance for loan losses (Note 4)...................    (3,055)      (2,817)
                                                              --------     --------
  Net loans.................................................   197,423      181,674
                                                              --------     --------
Premises and equipment (Note 5).............................     6,190        5,744
Other assets................................................     3,789        4,139
                                                              --------     --------
          TOTAL ASSETS......................................  $397,932     $392,762
                                                              ========     ========

LIABILITIES
Noninterest-bearing deposits................................  $ 50,230     $ 45,652
Interest-bearing deposits (Note 6)..........................   270,870      274,086
                                                              --------     --------
  Total deposits............................................   321,100      319,738
                                                              --------     --------
Federal Home Loan Bank advances and other borrowings (Note
  7)........................................................    29,971       30,814
Other liabilities...........................................     3,321        2,001
                                                              --------     --------
          TOTAL LIABILITIES.................................   354,392      352,553
                                                              --------     --------

Commitments and contingent liabilities (Notes 8 and 16)

SHAREHOLDERS' EQUITY
Common stock - $5.00 stated value - authorized 5,000,000
  shares;
  issued 3,570,827 shares in 1998 and 1,138,237 in 1997
  (Note 1)..................................................    17,854        5,691
Additional paid-in capital (Note 1).........................     4,920       13,310
Retained earnings...........................................    20,015       20,429
Accumulated other comprehensive income (Note 1).............       849          779
Treasury stock, at cost, 4,761 shares.......................       (98)
                                                              --------     --------
       TOTAL SHAREHOLDERS' EQUITY (Note 15).................    43,540       40,209
                                                              --------     --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $397,932     $392,762
                                                              ========     ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements
                                                                          6

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

                  (Amounts in thousands except per share data)

                                                                                   Accumulated                Total
                                                         Additional                   Other                  Share-
                                               Common     Paid-In     Retained    Comprehensive   Treasury   holders
                                                Stock     Capital     Earnings       Income        Stock     Equity
                                               ------    ----------   --------    -------------   --------   -------
BALANCE AT JANUARY 1, 1996...................  $5,134     $  9,171     $17,693       $  643        $  (25)   $32,616
COMPREHENSIVE INCOME:
  Net income.................................                            4,110                                 4,110
  Other comprehensive income, net of tax:
    Unrealized losses on available for sale
      securities, net of reclassification
      adjustment.............................                                          (357)                    (357)
                                                                                                             -------
Total comprehensive income...................                                                                  3,753
                                                                                                             -------
COMMON STOCK TRANSACTIONS:
  Shares sold................................     120          680                                               800
  Treasury shares sold.......................                                                          25         25
  Cash dividends declared ($.27 per share)...                             (941)                                 (941)
  Special cash dividend ($.09 per share).....                             (315)                                 (315)
  3% stock dividend..........................     155        1,087      (1,242)
  Cash paid in lieu of fractional shares.....                              (18)                                  (18)
                                               -------    --------     -------       ------        ------    -------
BALANCE AT DECEMBER 31, 1996.................   5,409       10,938      19,287          286             0     35,920
                                               -------    --------     -------       ------        ------    -------
COMPREHENSIVE INCOME:
  Net income.................................                            4,454                                 4,454
  Other comprehensive income, net of tax:
    Unrealized gains on available for sale
      securities, net of reclassification
      adjustment.............................                                           493                      493
                                                                                                             -------
Total comprehensive income...................                                                                  4,947
                                                                                                             -------
COMMON STOCK TRANSACTIONS
  Shares sold................................     118          899                                             1,017
  Cash dividends declared ($.31 per share)...                           (1,101)                               (1,101)
  Special cash dividend ($.16 per share).....                             (553)                                 (553)
  3% stock dividend..........................     164        1,473      (1,637)
  Cash paid in lieu of fractional shares.....                              (21)                                  (21)
                                               -------    --------     -------       ------        ------    -------
BALANCE AT DECEMBER 31, 1997.................   5,691       13,310      20,429          779             0     40,209
                                               -------    --------     -------       ------        ------    -------
COMPREHENSIVE INCOME:
  Net income.................................                            4,816                                 4,816
  Other comprehensive income, net of tax:
    Unrealized gains on available for sale
      securities, net of reclassification
      adjustment.............................                                            70                       70
                                                                                                             -------
Total comprehensive income...................                                                                  4,886
                                                                                                             -------
COMMON STOCK TRANSACTIONS
  Shares sold................................     263          713                                               976
  Treasury shares purchased..................                                                         (98)       (98)
  Cash dividends declared ($.39 per share)...                           (1,382)                               (1,382)
  Special cash dividend ($.29 per share).....                           (1,039)                               (1,039)
  3% stock dividend..........................     518        2,279      (2,797)
  Cash paid in lieu of fractional shares.....                              (12)                                  (12)
  Adjustment for the effect of 3 for 1 common
    stock split (Note 1).....................  11,382      (11,382)
                                               -------    --------     -------       ------        ------    -------
BALANCE AT DECEMBER 31, 1998.................  $17,854    $  4,920     $20,015       $  849        $  (98)   $43,540
                                               =======    ========     =======       ======        ======    =======

DISCLOSURE OF RECLASSIFICATION FOR AVAILABLE
FOR SALE SECURITY GAINS AND LOSSES:

                                                              1998    1997    1996
                                                              ----    ----    ----
Unrealized holding gains (losses) on available for sale
  securities
  arising during the period, net of tax.....................  $284    $555    $(290)
Less: Reclassification adjustment for gains realized in net
  income, net of tax........................................   214      62       67
                                                              ----    ----    -----
Net unrealized gains (losses) on available for sale
  securities, net of tax....................................  $ 70    $493    $(357)
                                                              ====    ====    =====

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

                             (Amounts in thousands)

                                                             1998        1997        1996
                                                           --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.............................................  $  4,816    $  4,454    $  4,110
  Adjustments to reconcile net income to net cash flows
     from operating activities:
       Depreciation, amortization and accretion..........     1,402       1,382       1,463
       Provision for loan loss...........................       450
       Deferred tax expense (benefit)....................      (220)         64          69
       Investment securities gains.......................      (324)        (94)       (102)
       Other real estate gains...........................                               (27)
       Gains on sales of loans...........................      (178)        (76)        (15)
       Loans originated for sale.........................   (19,222)     (3,930)     (1,421)
       Proceeds from sale of loans originated for sale...    16,820       3,611         539
       Gain on sale of fixed assets......................       (28)
       Changes in:
             Interest and fees receivable................       359         102        (123)
             Interest payable............................      (112)         61         (62)
             Other assets and liabilities................     1,607         850        (505)
                                                           --------    --------    --------
               Net cash flows from operating
                  activities.............................     5,370       6,424       3,926
                                                           --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of securities available for sale.............   (40,767)    (31,408)    (37,738)
  Purchases of securities held to maturity...............   (22,930)    (20,498)    (20,696)
  Proceeds from sales of securities available for sale...     4,947      19,630      12,997
  Proceeds from call, maturity and principal payments on
     securities..........................................    71,718      38,364      31,703
  Net increase in loans made to customers................   (14,257)    (18,136)    (10,149)
  Proceeds from disposition of other real estate.........                    28         225
  Proceeds from sale of loans............................       638                   1,089
  Proceeds from sale of fixed assets.....................        35
  Purchases of premises and equipment....................    (1,307)       (571)       (319)
                                                           --------    --------    --------
               Net cash flows from investing
                  activities.............................    (1,923)    (12,591)    (22,888)
                                                           --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposit accounts............     1,362        (292)      4,101
  Net (decrease) increase in borrowings..................      (843)      9,643      12,954
  Dividends paid.........................................    (2,433)     (1,675)     (1,274)
  Purchases of treasury stock............................       (98)
  Proceeds from sale of treasury stock...................                                25
  Proceeds from sale of common stock.....................       976       1,017         800
                                                           --------    --------    --------
               Net cash flows from financing
                  activities.............................    (1,036)      8,693      16,606
                                                           --------    --------    --------
  NET CHANGE IN CASH AND CASH EQUIVALENTS................     2,411       2,526      (2,356)
                                                           --------    --------    --------
CASH AND CASH EQUIVALENTS
  Beginning of year......................................    12,609      10,083      12,439
                                                           --------    --------    --------
  End of year............................................  $ 15,020    $ 12,609    $ 10,083
                                                           ========    ========    ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements
                                                                          8

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

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

The Company paid interest of $13,153,000, $13,286,000 and $12,803,000 in 1998,
1997 and 1996, respectively. Cash paid for income taxes was $2,043,500 in 1998, $1,824,000 in 1997 and $1,571,000 in 1996. Transfers of loans to other real estate were $0, $0 and $11,000 in 1998, 1997 and 1996, respectively.

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

Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts, with such amortization or accretion included in interest income. Securities available for sale are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders' equity, net of tax effects. Changes in fair values of trading securities are reported in the consolidated statements of income. Realized gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method. Interest on securities is accrued and credited to operations based on the principal balance outstanding, adjusted for amortization of premiums and accretion of discounts.

Loans: Loans are stated at the principal amount outstanding net of the unamortized balance of deferred loan origination fees and costs. Deferred loan origination fees and costs are amortized as an adjustment to the related loan yield over the contractual life using the level yield method. Interest income on loans is accrued over the term of the loans based on the amount of principal outstanding. The accrual of interest is discontinued on a loan when management believes that the collection of interest is doubtful. Generally a loan is placed on nonaccrual status once the borrower is 90 days past due on payments. Interest income accrued up to the date a loan is placed on nonaccrual is reversed through interest income. Cash payments

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) received while a loan is classified as nonaccrual are recorded as a reduction to principal or reported as interest income according to management's judgement as to collectibility of principal.

Loans Held for Sale: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. For the majority of loan sales, the Company concurrently sells the rights to service the related loans. In addition, the Company may periodically identify other loans which may be sold. These loans are classified as loans held for sale, and carried, in the aggregate, at the lower of cost or estimated market value based on secondary market prices. To mitigate interest rate risk, the Company may obtain fixed commitments at the time loans are originated or identified as being held for sale. No such commitments existed as of December 31, 1998.

Allowance for Loan Losses: Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance consist of provisions for loan losses charged to expense and recoveries of previously charged-off loans. Reductions to the allowance result from the charge-off of loans deemed uncollectible by management. After a loan is charged-off, collection efforts continue and future recoveries may occur.

A loan is considered impaired when it appears probable that all principal and interest amounts will not be collected according to the loan contract. Allowances for loan losses on impaired loans are determined using the estimated future cash flows of the loan, discounted to their present value using the loan's effective interest rate. Allowances for loan losses for impaired loans that are collateral dependent are generally determined based on the estimated fair value of the underlying collateral. Smaller balance homogeneous loans are evaluated for impairment in the aggregate. Such loans include one-to-four family residential, home equity and consumer loans. Commercial loans and commercial mortgage loans are evaluated individually for impairment. Impaired loans are generally classified as nonaccrual loans.

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

Intangible Asset: An intangible asset resulting from a branch acquisition is being amortized over a 15 year period. The intangible asset, net of accumulated amortization, was $428,000 and $465,000 at December 31, 1998 and 1997, respectively, and is included in other assets.

--------------------------------------------------------------------------------
                                  (Continued)
                                                                         10

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Advertising: The Company expenses advertising costs as incurred.

Income Taxes: A deferred tax liability or asset is determined at each balance sheet date. It is measured by applying currently enacted tax laws to future amounts that result from differences in the financial statement and tax bases of assets and liabilities.

Comprehensive Income: Accumulated other comprehensive income for the Company is comprised solely of unrealized holding gains (losses) on available for sale securities, net of tax.

Per Share Amounts: The Board of Directors declared 3% common stock dividends payable as of January 1, 1999, 1998 and 1997. The 3% common stock dividend issued on January 1, 1999 resulted in the issuance of 103,600 shares of common stock, which have been included in the 3,570,827 shares reported as issued at December 31, 1998.

On April 14, 1998, the Company's Board of Directors approved a three-for-one common stock split, which was paid May 15, 1998 to shareholders of record as of April 25, 1998. To reflect the split, common stock was increased and additional paid-in capital was decreased by $11,382,000, maintaining the stated value at $5.00 per share.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." This statement requires the presentation of basic and diluted earnings per share. The Company adopted SFAS No. 128 effective December 31, 1997. In addition, the Company adopted SFAS No. 129, "Disclosure of Information about Capital Structure", which was also effective December 31, 1997.

Basic and diluted earnings per share are based on weighted average shares outstanding. Average shares outstanding and per share amounts have been restated to give retroactive effect to both the 3% common stock dividend of January 1, 1999 and the three-for-one stock split of May 15, 1998.

The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                            1998         1997         1996
                                                          ---------    ---------    ---------
Net income ($000 omitted)...............................  $   4,816    $   4,454    $   4,110
Weighted average common shares outstanding..............  3,558,645    3,500,157    3,421,713
Basic earnings per share................................  $    1.35    $    1.27    $    1.20
Diluted earnings per share..............................  $    1.35    $    1.27    $    1.20

New Accounting Standards: Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of shareholders' equity and bypass net income. Adoption of this standard did not have a

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) material impact on the Company's financial position or results of operations. As required, prior period financial statements have been reclassified to reflect the adoption of this statement.

On January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires that a public enterprise report financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Information required to be disclosed includes segment profit or loss, certain specific revenue and expense items, segment assets and certain other information. Management has determined that adoption of SFAS No. 131 will not result in increased reporting and disclosure requirements.

In June 1998 the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". This standard is effective for all fiscal years beginning after June 15, 1999. Management does not anticipate that adoption of this standard will have a material impact on the Company's financial position or results of operation.

Reclassifications: Certain items in the financial statements for 1997 and 1996 have been reclassified to conform to the 1998 presentation.

--------------------------------------------------------------------------------
                                  (Continued)
                                                                         12

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES

The following is a summary of investment securities:

                             (Amounts in thousands)

                                                            Gross         Gross       Estimated
                                             Amortized    Unrealized    Unrealized       Fair
                                               Cost         Gains         Losses        Value
                                             ---------    ----------    ----------    ----------
DECEMBER 31, 1998
INVESTMENT SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities...................  $ 22,828       $  375        $            $ 23,203
U.S. Government agencies and
  corporations.............................    14,855          118            17         14,956
Obligations of states and political
  subdivisions.............................    11,353          134            72         11,415
Mortgage-backed and related securities.....    65,043          919            48         65,914
                                             --------       ------        ------       --------
          Total debt securities............   114,079        1,546           137        115,488
Marketable equity securities...............     2,171          127           206          2,092
Other securities...........................     1,995                                     1,995
                                             --------       ------        ------       --------
          Total available for sale.........  $118,245       $1,673        $  343       $119,575
                                             ========       ======        ======       ========
INVESTMENT SECURITIES HELD TO MATURITY
U.S. Government agencies and
  corporations.............................  $ 14,934       $  108        $   10       $ 15,032
Obligations of states and political
  subdivisions.............................    22,379          462            99         22,742
Mortgage-backed and related securities.....    18,622          158            28         18,752
                                             --------       ------        ------       --------
          Total held to maturity...........  $ 55,935       $  728        $  137       $ 56,526
                                             ========       ======        ======       ========

DECEMBER 31, 1997
INVESTMENT SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities....................  $ 29,855       $  299        $   20       $ 30,134
U.S. Government agencies and corporations...    18,867          212             1         19,078
Obligations of states and political
  subdivisions..............................     7,103           70             1          7,172
Mortgage-backed and related securities......    54,241          873            82         55,032
                                              --------       ------        ------       --------
          Total debt securities.............   110,066        1,454           104        111,416
Marketable equity securities................     2,171          166           214          2,123
Other securities............................     1,874                                     1,874
                                              --------       ------        ------       --------
          Total available for sale..........  $114,111       $1,620        $  318       $115,413
                                              ========       ======        ======       ========
INVESTMENT SECURITIES HELD TO MATURITY
U.S. Government agencies and corporations...  $ 39,448       $  246        $   83       $ 39,611
Obligations of states and political
  subdivisions..............................    13,867          193            34         14,026
Mortgage-backed and related securities......    19,868          200            21         20,047
                                              --------       ------        ------       --------
          Total held to maturity............  $ 73,183       $  639        $  138       $ 73,684
                                              ========       ======        ======       ========

At December 31, 1998 and 1997, other securities consisted of $1,769,000 and $1,648,000 in Federal Home Loan Bank (FHLB) stock, respectively, and $226,000 in Federal Reserve Board (FED) stock. Each investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES (Continued)
The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                             (Amounts in thousands)

                                                               December 31, 1998
                                                             ----------------------
                                                             Amortized   Estimated
                                                               Cost      Fair Value
                                                             ---------   ----------
INVESTMENT SECURITIES AVAILABLE FOR SALE
Due in one year or less....................................  $ 15,346     $ 15,462
Due after one year through five years......................    20,178       20,514
Due after five years through ten years.....................     6,347        6,458
Due after ten years........................................     7,165        7,140
                                                             --------     --------
          Subtotal.........................................    49,036       49,574
Mortgage-backed securities.................................    65,043       65,914
                                                             --------     --------
          Total............................................  $114,079     $115,488
                                                             ========     ========
INVESTMENT SECURITIES HELD TO MATURITY
Due in one year or less....................................  $  1,084     $  1,090
Due after one year through five years......................     9,114        9,289
Due after five years through ten years.....................    13,010       13,222
Due after ten years........................................    14,105       14,173
                                                             --------     --------
          Subtotal.........................................    37,313       37,774
Mortgage-backed securities.................................    18,622       18,752
                                                             --------     --------
          Total............................................  $ 55,935     $ 56,526
                                                             ========     ========

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:

                             (Amounts in thousands)

                                                              1998      1997      1996
                                                             -------   -------   ------
Proceeds...................................................  $28,063   $30,180   $16,479
Gross realized gains.......................................      325       107      131
Gross realized losses......................................        1        13       29

Investment securities with a carrying value of approximately $29,840,000 at December 31, 1998 and $33,191,000 at December 31, 1997 were pledged to secure deposits and for other purposes.

--------------------------------------------------------------------------------
                                  (Continued)
                                                                         14

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 3 - LOANS RECEIVABLE

The following is a summary of loans:
                             (Amounts in thousands)

                                                                 December 31,
                                                             --------------------
                                                               1998        1997
                                                             --------    --------
1-4 family residential mortgage loans......................  $ 79,125    $ 77,644
Commercial mortgage loans..................................    61,149      50,015
Consumer loans.............................................    17,623      18,990
Commercial loans...........................................    29,576      26,022
Home equity loans..........................................     8,669      10,064
1-4 family residential mortgage loans held for sale........     4,336       1,756
                                                             --------    --------
          Total loans......................................  $200,478    $184,491
                                                             ========    ========

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following is an analysis of changes in the allowance for loan losses:

                             (Amounts in thousands)

                                                              December 31,
                                                       --------------------------
                                                        1998      1997      1996
                                                       ------    ------    ------
Balance at beginning of year.........................  $2,817    $2,966    $3,011
Loan charge-offs.....................................    (294)     (252)     (176)
Recoveries...........................................      82       103       131
                                                       ------    ------    ------
  Net loan charge-offs...............................    (212)     (149)      (45)
Provision charged to operations......................     450
                                                       ------    ------    ------
Balance at end of year...............................  $3,055    $2,817    $2,966
                                                       ======    ======    ======

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $2,741,000, $1,653,000 and $1,450,000 at December 31, 1998, 1997 and 1996, respectively.
Interest income on these loans, if accrued, would have increased pretax income by approximately $219,000, $35,000 and $29,000 for 1998, 1997 and 1996,
respectively.

Impaired loans were evaluated using the fair value of collateral as the measurement method. At December 31, 1998, 1997 and 1996, the recorded investment in impaired loans was $719,000, $1,365,000 and $1,162,000 while the allocated portion of the allowance for loan losses for such loans was $98,000, $213,000 and $291,000, respectively. Interest income recognized on impaired loans using the cash basis was $9,000, $116,000 and $92,000, respectively.

The remaining principal balance of renegotiated loans for which interest has been reduced and that are still accruing interest totaled $162,000, $173,000 and $182,000 at December 31, 1998, 1997 and 1996, respectively. Interest income recognized on these loans was $20,000, $20,000 and $21,000 for 1998, 1997 and 1996, respectively. Interest income that would have been recognized under the original terms was $25,000 for 1998, 1997 and 1996.

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)
As of December 31, 1998, 1997 and 1996, there were $828,000, $676,000 and
$97,000 in loans that were neither classified as nonaccrual nor considered impaired, but which can be considered potential problem loans. Management does not currently anticipate any loss as a result of these potential problem loans.

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

                             (Amounts in thousands)

                                                             December 31,
                                                          ------------------
                                                           1998       1997
                                                          -------    -------
Land....................................................  $   733    $   638
Premises................................................    5,500      5,021
Equipment...............................................    7,035      6,482
Leasehold improvements..................................      206        208
                                                          -------    -------
                                                           13,474     12,349
Less accumulated depreciation...........................    7,284      6,605
                                                          -------    -------
          Net book value................................  $ 6,190    $ 5,744
                                                          =======    =======

Depreciation expense was $854,000 for 1998, $851,000 for 1997 and $832,000 for 1996.

NOTE 6 - DEPOSITS

The following is a summary of interest-bearing deposits:

                             (Amounts in thousands)

                                                              December 31,
                                                          --------------------
                                                            1998        1997
                                                          --------    --------
Demand..................................................  $ 50,349    $ 45,958
Savings.................................................    83,435      82,236
Time:
  In denominations under $100,000.......................   111,125     116,255
  In denominations of $100,000 or more..................    25,961      29,637
                                                          --------    --------
          Total.........................................  $270,870    $274,086
                                                          ========    ========

--------------------------------------------------------------------------------
                                  (Continued)
                                                                         16

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 6 - DEPOSITS (Continued)
The following is a summary of time deposits of $100,000 or more by remaining maturities:

                             (Amounts in thousands)

                                                           DECEMBER 31,
                            --------------------------------------------------------------------------
                                            1998                                  1997
                            ------------------------------------   -----------------------------------
                            Certificates   Other Time              Certificates   Other Time
                             of Deposit     Deposits      Total     of Deposit     Deposits     Total
                            ------------   -----------   -------   ------------   ----------   -------
Three months or less......    $ 7,099        $  495      $ 7,594     $ 8,464        $  405     $ 8,869
Three to six months.......      4,273           268        4,541       4,793                     4,793
Six to twelve months......      5,604                      5,604       5,668           325       5,993
One through five years....      4,420         3,000        7,420       6,251         2,658       8,909
Over five years...........        203           599          802         303           770       1,073
                              -------        ------      -------     -------        ------     -------
          Total...........    $21,599        $4,362      $25,961     $25,479        $4,158     $29,637
                              =======        ======      =======     =======        ======     =======

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The following is a summary of total Federal Home Loan Bank advances and other borrowings:

                             (Amounts in thousands)

                                                          CURRENT        December 31,
                                                          INTEREST    ------------------
                                                            RATE       1998       1997
                                                          --------    -------    -------
FEDERAL HOME LOAN BANK ADVANCES
Variable rate LIBOR based Federal Home Loan Bank
  advances, with monthly interest payments:
     Due in 1998........................................              $          $ 5,000
     Due in 2000........................................                           5,000
     Due in 2004........................................   5.1194%      3,000      3,000
Fixed rate and convertible fixed rate Federal Home Loan
  Bank advances, with monthly interest payments:
     Due in 1998........................................                           5,000
     Due in 1999........................................   6.1533%      3,000      3,000
     Due in 2000........................................   6.5000%      1,000      1,000
     Due in 2002........................................   6.4900%      2,000      2,000
     Due in 2003........................................   5.1664%      5,500
     Due in 2007........................................   6.3700%      1,000      1,000
     Due in 2008........................................   5.3811%      9,500
                                                                      -------    -------
       Total Federal Home Loan Bank advances............               25,000     25,000
OTHER BORROWINGS
Securities sold under repurchase agreements.............   3.9524%      4,376      3,472
U.S. Treasury interest-bearing demand note..............   4.1080%        577      2,321
Other...................................................   3.0000%         18         21
                                                                      -------    -------
       Total other borrowings...........................                4,971      5,814
                                                                      -------    -------
          Total Federal Home Loan Bank advances and
             other borrowings...........................              $29,971    $30,814
                                                                      =======    =======

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (Continued) Federal Home Loan Bank (FHLB) advances are collateralized by the FHLB stock owned by the Bank, which had a carrying value of $1,769,500 at December 31, 1998, and a blanket lien against the Bank's qualified mortgage loan portfolio. Maximum borrowing capacity from the FHLB totaled $35,390,000 at December 31, 1998.

As of December 31, 1998, $11 million of the FHLB fixed rate advances are convertible to quarterly LIBOR floating rate advances on or after certain specified dates at the option of the FHLB. Should the FHLB elect to convert, the Company acquires the right to prepay any or all of the borrowing at the time of conversion and on any interest payment due date thereafter. The Company had no convertible fixed rate advances as of December 31, 1997.

NOTE 8 - COMMITMENTS

The Bank occupies office facilities under operating leases extending to 2007. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of these facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Rental expense was $229,000 for 1998, $209,000 for 1997 and $199,000 for 1996. The following is a summary of remaining future minimum lease payments under current noncancelable operating leases for office facilities:

                             (Amounts in thousands)

Years ending -
  December 31, 1999.............................  $142
  December 31, 2000.............................   124
  December 31, 2001.............................   117
  December 31, 2002.............................   105
  December 31, 2003.............................    81
Later years.....................................   272
                                                  ----
     Total......................................  $841
                                                  ====

At December 31, 1998, the Bank was required to maintain aggregate cash reserves amounting to $3,451,000 in order to satisfy federal regulatory requirements. These amounts do not earn interest.

The Bank grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers in Northeast Ohio and Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions. Approximately 3.99% of total loans are unsecured at December 31, 1998, compared to 4.27% at December 31, 1997.

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

--------------------------------------------------------------------------------
                                  (Continued)
                                                                         18

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 8 - COMMITMENTS (Continued)
The following is a summary of such contract commitments:

                             (Amounts in thousands)

                                                             December 31,
                                                          ------------------
                                                           1998       1997
                                                          -------    -------
Financial instruments whose contract
  amounts represent credit risk:
     Commitments to extend credit
       Fixed rate.......................................  $ 2,136    $ 6,241
       Variable rate....................................   18,210     36,774
     Standby letters of credit..........................      328        361

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

NOTE 9 - EMPLOYEE BENEFIT PLAN

The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $170,000 for 1998, $164,000 for 1997 and $156,000 for 1996. The Bank is
obligated to contribute 2% of the gross pay of each eligible participant. In addition, the Bank matches participants' voluntary contributions up to 2% of gross pay. Participants may make voluntary contributions to the plan up to a maximum of 10% of gross wages or $10,000, whichever is less. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.

NOTE 10 - FEDERAL INCOME TAXES

The composition of income tax expense is as follows:

                             (Amounts in thousands)

                                                                 Years Ended
                                                                 December 31,
                                                          --------------------------
                                                           1998      1997      1996
                                                          ------    ------    ------
Current.................................................  $1,625    $1,910    $1,757
Deferred................................................     220        64        69
                                                          ------    ------    ------
     Total..............................................  $1,845    $1,974    $1,826
                                                          ======    ======    ======

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 10 - FEDERAL INCOME TAXES (Continued)
The following is a summary of net deferred taxes included in other liabilities in 1998 and 1997, and included in other assets in 1996:

                             (Amounts in thousands)

                                                               December 31,
                                                          -----------------------
                                                          1998     1997     1996
                                                          -----    -----    -----
Gross deferred tax assets:
  Provision for loan and other real estate losses.......  $ 787    $ 634    $ 634
  Loan origination fees.................................     22       37       94
  Other items...........................................    163       89       62
Gross deferred tax liabilities:
  Unrealized gain on available for sale securities......   (437)    (401)    (147)
  Depreciation..........................................   (387)    (388)    (404)
  Other items...........................................   (153)    (159)    (109)
                                                          -----    -----    -----
          Net deferred tax asset (liability)............  $  (5)   $(188)   $ 130
                                                          =====    =====    =====

The following is a reconciliation between tax expense using the statutory tax rate of 34% and actual taxes:

                             (Amounts in thousands)

                                                                 Years Ended
                                                                 December 31,
                                                          --------------------------
                                                           1998      1997      1996
                                                          ------    ------    ------
Statutory tax...........................................  $2,265    $2,186    $2,018
Effect of non-taxable interest and dividends............    (420)     (212)     (192)
                                                          ------    ------    ------
          Total income taxes............................  $1,845    $1,974    $1,826
                                                          ======    ======    ======

The related income tax expense on investment and trading securities gains and losses amounted to $110,000 for 1998, $36,000 for 1997 and $39,000 for 1996, and
is included in the total federal income tax provision.

--------------------------------------------------------------------------------
                                  (Continued)
                                                                         20

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                             (Amounts in thousands)

                                                   December 31, 1998                 December 31, 1997
                                            -------------------------------   -------------------------------
                                               Carrying        Estimated         Carrying        Estimated
                                                Amount         Fair Value         Amount         Fair Value
                                            --------------   --------------   --------------   --------------
ASSETS:
Cash and cash equivalents.................    $  15,020        $  15,020         $ 12,609         $ 12,609
Investment securities.....................      175,510          176,101          188,596          189,097
Loans, net of allowance for loan losses...      197,423          197,292          181,674          181,986
LIABILITIES:
Demand and savings deposits...............    $ 184,014        $ 184,014         $173,846         $173,846
Time deposits.............................      137,086          139,340          145,892          146,867
FHLB advances.............................       25,000           25,211           25,000           25,026
Other borrowings..........................        4,971            4,971            5,814            5,814

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1998 and 1997. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities when specific quoted prices are not available. Carrying value is considered to approximate fair value for loans, FHLB advances and other borrowings that reprice frequently and for deposit liabilities subject to immediate withdrawal. The fair values of loans, FHLB advances and other borrowings and time deposits that reprice less frequently are approximated by a discount rate valuation technique utilizing estimated market interest rates as of December 31, 1998 and 1997. The fair value of unrecorded commitments at December 31, 1998 and 1997, is not material.

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

NOTE 12 - REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 12 - REGULATORY MATTERS (Continued)
Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain a minimum ratio of 4% both for total Tier I risk-based capital to risk-weighted assets and for Tier I risk-based capital to average assets and a minimum ratio of 8% for total risk-based capital to risk-weighted assets.

Under the regulatory framework for prompt corrective action, the Company is categorized as well capitalized, requiring minimum capital ratios of 10% for total risk-based capital to risk-weighted assets, 6% for Tier I risk-based capital to risk-weighted assets, and 5% for Tier I risk-based capital to average assets (the leverage ratio). There are no conditions or events since the most recent communication from regulators that management believes would change the Company's category.

                                               (Amounts in thousands)
                                          December 31,        December 31,
                                              1998                1997
                                        ----------------    ----------------
                                        Amount     Ratio    Amount     Ratio
                                        ------     -----    ------     -----
Total Risk-Based Capital..............  $44,684             $41,259
  Ratio to Risk-Weighted Assets.......             22.65%              22.23%
Tier I Risk-Based Capital.............  $42,211             $38,933
  Ratio to Risk-Weighted Assets.......             21.40%              20.98%
  Ratio to Average Assets.............             10.68%              10.17%

Tier I capital is shareholders' equity less intangibles and the unrealized market value adjustment of investment securities available for sale. Total risk-based capital is Tier I capital plus the qualifying portion of the allowance for loan losses. Assets and certain off balance sheet items adjusted in accordance with risk classification comprise risk-weighted assets of $197,276,000 and $185,571,000 as of December 31, 1998 and 1997, respectively.
Assets less intangibles and the net unrealized market value adjustment of investment securities available for sale averaged $395,076,000 and $382,785,000 for the years ended December 31, 1998 and 1997, respectively.

NOTE 13 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated were loan customers during 1998. The following is an analysis of such loans:

                             (Amounts in thousands)

Total loans at December 31, 1997............................  $4,137
New loans...................................................     626
Repayments..................................................     843
                                                              ------
          Total loans at December 31, 1998..................  $3,920
                                                              ======

--------------------------------------------------------------------------------
                                  (Continued)
                                                                         22

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

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

                                 BALANCE SHEETS

                             (Amounts in thousands)

                                                              December 31,
                                                          --------------------
                                                            1998        1997
                                                          --------    --------
ASSETS:
  Cash..................................................  $    198    $    200
  Investment securities available for sale..............     4,063       3,086
  Investment securities held to maturity................       488
  Investment in bank subsidiary.........................    38,780      36,967
  Investment in non-bank subsidiary.....................        15          15
  Other assets..........................................        61          30
                                                          --------    --------
                                                          $ 43,605    $ 40,298
                                                          ========    ========

LIABILITIES:
  Other liabilities.....................................  $     65    $     89

SHAREHOLDERS' EQUITY:
  Common stock (Note 1).................................    17,854       5,691
  Additional paid-in capital (Note 1)...................     4,920      13,310
  Retained earnings.....................................    20,015      20,429
  Accumulated other comprehensive income................       849         779
  Treasury stock........................................       (98)
                                                          --------    --------
          TOTAL SHAREHOLDERS' EQUITY....................    43,540      40,209
                                                          --------    --------
                                                          $ 43,605    $ 40,298
                                                          ========    ========

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 14 - CONDENSED FINANCIAL INFORMATION (Continued)
                              STATEMENTS OF INCOME

                             (Amounts in thousands)

                                                               Years ended December 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              ------    ------    ------
Dividends from bank subsidiary..............................  $3,000    $2,200    $1,275
Interest and dividend income................................     236       147        17
Investment securities gains.................................      21         1
Other expenses..............................................     (87)      (46)      (40)
                                                              ------    ------    ------
  Income before income tax and equity in
     undistributed net income of subsidiaries...............   3,170     2,302     1,252
     Income tax (expense) benefit...........................     (57)      (34)        8
     Equity in undistributed net income of subsidiaries.....   1,703     2,186     2,850
                                                              ------    ------    ------
          NET INCOME........................................  $4,816    $4,454    $4,110
                                                              ======    ======    ======

                            STATEMENTS OF CASH FLOWS

                             (Amounts in thousands)

                                                               Years ended December 31,
                                                             -----------------------------
                                                              1998       1997       1996
                                                             -------    -------    -------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income...............................................  $ 4,816    $ 4,454    $ 4,110
  Adjustments to reconcile net income to net cash flows
     from operating activities:
     Equity in undistributed net income of subsidiaries....   (1,703)    (2,186)    (2,850)
     Investment securities gains...........................      (21)        (1)
     Change in other assets and liabilities................      (34)        51         (9)
                                                             -------    -------    -------
          Net cash flows from operating activities.........    3,058      2,318      1,251
                                                             -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of investment securities.......................   (4,540)    (2,820)    (1,252)
  Proceeds from sales of securities available for sale.....    1,000      1,003
  Proceeds from call, maturity and principal payments
     on securities available for sale......................    2,035        250
                                                             -------    -------    -------
          Net cash flows from investing activities.........   (1,505)    (1,567)    (1,252)
                                                             -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid...........................................   (2,433)    (1,675)    (1,274)
  Proceeds from sale of common stock.......................      976      1,017        800
  Proceeds from sale of treasury stock.....................                             25
  Purchases of treasury stock..............................      (98)
                                                             -------    -------    -------
          Net cash flows from financing activities.........   (1,555)      (658)      (449)
                                                             -------    -------    -------
  Net change in cash.......................................       (2)        93       (450)

CASH
  Beginning of year........................................      200        107        557
                                                             -------    -------    -------
  End of year..............................................  $   198    $   200    $   107
                                                             =======    =======    =======

--------------------------------------------------------------------------------
                                  (Continued)
                                                                         24

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 15 - DIVIDEND RESTRICTIONS

The Company is generally dependent on the receipt of cash dividends from the Bank in order to pay cash dividends to shareholders. The Bank is subject to regulations of the Ohio Division of Banks which restrict dividends to retained earnings (as defined) of the current and prior two years. Under this restriction, at December 31, 1998 approximately $6,739,000 is available for the payment of dividends by the Bank. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines.

NOTE 16 - LITIGATION

The Company's subsidiary bank was a defendant in a class action lawsuit Frank Slentz, Et Al. V. Cortland Savings and Banking Company, involving purchased interests in two campgrounds.

On October 20, 1997 the judge presiding over this case filed a judgment entry dismissing all claims against the Bank without prejudice. The judgment was appealed by the plaintiffs. Subsequent to year end, the United States Court of Appeals for the Sixth Circuit affirmed the decision of the district court to grant summary judgment in favor of the defendant Bank. The plaintiffs have the right to appeal to the United States Supreme Court. Plaintiffs have also filed a similar suit in the Common Pleas Court of Trumbull County which is currently scheduled for May 2000. Accordingly, the ultimate outcome of this litigation presently cannot be determined, and therefore no provision for any liability relative to such litigation has been made in the accompanying consolidated financial statements.

The Bank is also involved in other legal actions arising in the ordinary course of business. In the opinion of management, the outcome of these matters is not expected to have a material effect on the Company.

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------

       (In thousands of dollars, except for ratios and per share amounts)

                                                                Years ended December 31,
             SUMMARY OF OPERATIONS                  1998       1997       1996       1995       1994
                                                  --------   --------   --------   --------   --------
Total Interest Income...........................  $ 28,715   $ 28,377   $ 27,076   $ 24,805   $ 22,564
Total Interest Expense..........................    13,041     13,347     12,741     11,421      9,498
                                                  --------   --------   --------   --------   --------
NET INTEREST INCOME.............................    15,674     15,030     14,335     13,384     13,066
Provision for Loan Losses.......................       450
Total Other Income..............................     2,118      1,693      1,598      1,311      1,150
Total Other Expenses............................    10,681     10,295      9,997     10,061      9,812
                                                  --------   --------   --------   --------   --------
INCOME BEFORE TAX...............................     6,661      6,428      5,936      4,634      4,404
Federal Income Tax..............................     1,845      1,974      1,826      1,345      1,321
                                                  --------   --------   --------   --------   --------
NET INCOME......................................  $  4,816   $  4,454   $  4,110   $  3,289   $  3,083
                                                  ========   ========   ========   ========   ========

BALANCE SHEET DATA
Assets..........................................  $397,932   $392,762   $378,510   $358,732   $320,361
Investments.....................................   175,510    188,596    194,374    181,710    148,976
Net Loans.......................................   197,423    181,674    163,143    153,197    147,599
Deposits........................................   321,100    319,738    320,030    315,929    284,675
Borrowings......................................    29,971     30,814     21,171      8,217      7,055
Shareholders' Equity............................    43,540     40,209     35,920     32,616     27,521

AVERAGE BALANCES
Assets..........................................  $396,364   $383,585   $368,645   $335,602   $323,335
Investments.....................................   179,954    188,182    190,173    163,319    155,413
Net Loans.......................................   194,621    175,515    160,657    153,702    148,288
Deposits........................................   319,740    320,297    318,040    295,972    289,372
Borrowings......................................    30,832     22,535     14,503      7,079      3,417
Shareholders' Equity............................    42,842     38,317     34,242     30,412     28,044

PER COMMON SHARE DATA (1)
Net Income, both Basic and Diluted..............  $   1.35   $   1.27   $   1.20   $   0.98   $   0.93
Cash Dividends Declared.........................      0.68       0.47       0.36       0.30       0.25
Book Value......................................     12.21      11.43      10.44       9.71       8.35

ASSET QUALITY RATIOS
Underperforming Assets as a
  Percentage of:
    Total Assets................................      0.74%      0.47%      0.44%      0.59%      0.82%
    Equity plus Allowance for Loan Losses.......      6.32       4.27       4.32       5.94       8.61
    Tier I Capital..............................      7.00       4.72       4.79       6.61       9.08

FINANCIAL RATIOS
Return on Average Equity........................     11.24%     11.62%     12.00%     10.80%     11.00%
Return on Average Assets........................      1.22       1.16       1.11       0.98       0.95
Average Equity to Average Assets................     10.81       9.99       9.29       9.06       8.67
Equity to Asset Ratio...........................     10.94      10.24       9.50       9.09       8.59
Tangible Equity to Tangible Asset Ratio.........     10.83      10.13       9.37       8.96       8.59
Cash Dividend Payout Ratio......................     50.40      37.00      30.00      30.60      26.90
Net Interest Margin Ratio.......................      4.30       4.21       4.19       4.30       4.37

(1) Basic and diluted earnings per common share are based on weighted average shares outstanding adjusted retroactively for stock dividends and the three-for-one stock split of May 15, 1998. Cash dividends per common share are based on actual cash dividends declared, adjusted retroactively for the stock dividends and the three-for-one stock split. Book value per common share is based on shares outstanding at each period, adjusted retroactively for the stock dividends and the three-for-one stock split.

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

THREE YEAR SUMMARY
AVERAGE BALANCE SHEET, YIELDS AND RATES

--------------------------------------------------------------------------------
            (Fully taxable equivalent basis in thousands of dollars)

The following schedules show average balances of interest-earning and non interest-earning assets and liabilities, and Shareholders' equity for the years indicated. Also shown are the related amounts of interest earned or paid and the related average yields or interest rates paid for the years indicated. The averages are based on daily balances.

                                                                             1998
                                                              ----------------------------------
                                                                Average     Interest
                                                                Balance      Earned    Yield or
                                                              Outstanding   or Paid      Rate
                                                              -----------   --------   --------
Interest-earning assets:
  Federal funds sold........................................   $  4,952     $   266      5.4%
  Trading account securities................................
  Investment securities:
    U.S. Treasury and other U.S.
      Government agencies and corporations..................     71,164       4,606      6.5%
    U.S. Government mortgage-backed
      pass through certificates.............................     77,205       5,011      6.5%
    States of the U.S. and political
      subdivisions (Note 1, 2, 3)...........................     27,539       1,858      6.7%
    Other securities........................................      4,046         255      6.3%
                                                               --------     -------
TOTAL INVESTMENT SECURITIES.................................    179,954      11,730      6.5%
LOANS (Note 2, 3, 4)........................................    194,621      17,376      8.9%
                                                               --------     -------
TOTAL INTEREST-EARNING ASSETS...............................    379,527     $29,372      7.7%
                                                                            =======
Non interest-earning assets:
  Cash and dues from banks..................................      8,999
  Premises and equipment....................................      5,688
  Other.....................................................      2,150
                                                               --------
TOTAL ASSETS................................................   $396,364
                                                               ========
Interest-bearing liabilities:
  Deposits:
    Interest-bearing demand deposits........................   $ 48,531     $ 1,258      2.6%
    Savings.................................................     82,537       2,098      2.5%
    Time....................................................    141,613       7,955      5.6%
                                                               --------     -------
TOTAL INTEREST-BEARING DEPOSITS.............................    272,681      11,311      4.1%
                                                               --------     -------
Borrowings:
  U.S. Treasury interest-bearing demand note................        751          40      5.3%
  Federal funds purchased...................................         20           1      5.0%
  Securities sold under agreement to repurchase.............      3,237         147      4.5%
  Other borrowings under one year...........................      4,501         268      6.0%
  Other borrowings over one year............................     22,323       1,274      5.7%
                                                               --------     -------
TOTAL BORROWINGS............................................     30,832       1,730      5.6%
                                                               --------     -------
TOTAL INTEREST-BEARING LIABILITIES..........................    303,513     $13,041      4.3%
                                                                            =======
Non interest-bearing liabilities:
  Demand deposits...........................................     47,059
  Other liabilities.........................................      2,950
  Shareholders equity.......................................     42,842
                                                               --------
TOTAL LIABILITIES AND SHAREHOLDERS EQUITY...................   $396,364
                                                               ========
Net interest income.........................................                $16,331
                                                                            =======
Net interest rate spread (Note 5)...........................                             3.4%
                                                                                         ====
Net interest margin (Note 6)................................                             4.3%
                                                                                         ====

Note 1 - Includes both taxable and tax exempt securities.

Note 2 - The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 1998, 1997 and 1996, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets. Tax-free income from states of the U.S. and political subdivisions, other securities and loans amounted to $1,263, $1 and $276 respectively, for 1998; $755, $1 and $239 respectively, for 1997; and $743, $1 and $211 respectively, for 1996.

Note 3 - Average balance outstanding includes the average amount outstanding of all nonaccrual investment securities and loans. States and political subdivisions consist of average total principal adjusted for amortization of premium and accretion of discount less average allowance for estimated losses, and include both taxable and tax exempt securities. Loans consist of average total loans less average unearned income.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

            (Fully taxable equivalent basis in thousands of dollars)




                    1997                                                      1996
     ----------------------------------                        ----------------------------------
       Average     Interest                                      Average     Interest
       Balance      Earned    Yield or                           Balance      Earned    Yield or
     Outstanding   or Paid      Rate                           Outstanding   or Paid      Rate
     -----------   --------   --------                         -----------   --------   --------
      $  3,196     $   178      5.6%                            $    843     $    45      5.4%
           116           7      6.4%                                  57           3      5.9%
        92,366       6,162      6.7%                              92,281       6,075      6.6%
        74,491       4,982      6.7%                              77,246       5,160      6.7%
        17,503       1,152      6.6%                              16,995       1,145      6.7%
         3,822         245      6.4%                               3,651         234      6.4%
      --------     -------                                      --------     -------
       188,182      12,541      6.7%                             190,173      12,614      6.6%
       175,515      16,057      9.1%                             160,657      14,809      9.2%
      --------     -------                                      --------     -------
       367,009     $28,783      7.8%                             351,730     $27,471      7.8%
                   =======                                                   =======
         8,671                                                     8,679
         5,919                                                     6,287
         1,986                                                     1,949
      --------                                                  --------
      $383,585                                                  $368,645
      ========                                                  ========
      $ 47,544     $ 1,386      2.9%                            $ 46,945     $ 1,259      2.7%
        84,291       2,255      2.7%                              86,468       2,319      2.7%
       146,263       8,440      5.8%                             146,628       8,395      5.7%
      --------     -------                                      --------     -------
       278,098      12,081      4.3%                             280,041      11,973      4.3%
      --------     -------                                      --------     -------
           819          42      5.1%                                 681          35      5.1%
           618          35      5.7%                               1,918         108      5.6%
         3,726         177      4.8%                               2,747         120      4.4%
         4,800         277      5.8%
        12,572         735      5.8%                               9,157         505      5.5%
      --------     -------                                      --------     -------
        22,535       1,266      5.6%                              14,503         768      5.3%
      --------     -------                                      --------     -------
       300,633     $13,347      4.4%                             294,544     $12,741      4.3%
                   =======                                                   =======
        42,199                                                    37,999
         2,436                                                     1,860
        38,317                                                    34,242
      --------                                                  --------
      $383,585                                                  $368,645
      ========                                                  ========
                   $15,436                                                   $14,730
                   =======                                                   =======
                                3.4%                                                      3.5%
                                ====                                                      ====
                                4.2%                                                      4.2%
                                ====                                                      ====

Note 4 - Interest earned on loans includes net loan fees of $144 in 1998, $44 in 1997 and $89 in 1996.

Note 5 - Net interest rate spread represents the difference between the yield on earning assets and the cost of funds.

Note 6 - Net interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

The following is management's discussion and analysis of the financial condition and results of operations of Cortland Bancorp (the "Company"). The discussion should be read in conjunction with the Consolidated Financial Statements and related notes and summary financial information included elsewhere in this annual report.
NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information contained herein, the following discussion may contain forward-looking statements that involve risks and uncertainties. Economic circumstances, the Company's operations and actual results could differ significantly from those discussed in any forward-looking statements. Some of the factors that could cause or contribute to such differences are changes in the economy and interest rates either nationally or in the Company's market area; increased competitive pressures or changes in either the nature or composition of competitors; changes in the legal and regulatory environment; changes in factors influencing liquidity such as expectations regarding the rate of inflation or deflation, currency exchange rates and other factors influencing market volatility; unforeseen risks associated with the Year 2000 issue and other global economic and financial factors.
OVERVIEW AND OUTLOOK

Net income for 1998 was up 8.13% to $4,816, best in the Company's history, and constituted an increase of $362 from the $4,454 earned in 1997. Earnings per share of $1.35 represented an improvement of $0.08 from the $1.27 per share realized in 1997.

Capital ratios remained strong, facilitating a 45% increase in dividends per share. As of December 31, 1998, the ratio of equity capital to total assets was 10.94%, up from 10.24% a year ago. Risk-based capital measured 22.65% compared to 22.23% at December 31, 1997. All capital ratios continue to register well in excess of required regulatory minimums.

Return on average equity in 1998 declined to 11.24% while the return on average assets climbed to 1.22%. Book value per share increased 6.8% to $12.21. The price of the Company's common stock increased during the year, trading in a range between a first quarter low of $16 7/8 and a third quarter high of $31 1/8. The percentage of earnings per share paid out as dividends was increased to 50% from the 37% paid last year.

Management expects the economy in 1999 to slow moderately from the robust rate of growth achieved both in 1997 and 1998, with inflation and unemployment rates remaining low. Interest rates are expected to remain relatively stable over the first half of 1999 as the economy slows due to fiscal restraint and continued economic problems in Asia and South America. Interest rates could rise during the latter half of 1999 due to liquidity pressures associated with the Year 2000
(Y2K) problem. However, these pressures are likely to be mitigated by a slowing economy and an accommodative Federal Reserve.

The Company remains firmly committed to new ideas, new products, and emerging technologies that can enhance internal operating efficiencies and increase customer satisfaction, strengthening franchise value. To further facilitate customer service and innovation while enhancing productivity, the Company will continue to focus on refining its retail lending and branch operations during 1999.

During the fourth quarter of 1998, the Company relocated its Mantua office to a newly constructed facility to better serve Portage County customers, especially those from both the Mantua and Hiram communities. In the second quarter of 1999, the Company expects to close the existing Hiram branch office and to open an additional banking office in Trumbull County to better service the communities of Girard, Niles and Howland.

YEAR 2000

In 1997, Cortland Bancorp established a "Year 2000 (Y2K) project management team" to provide a structured format for thoroughly addressing the Year 2000 problem. The project team's mission is to ensure that the Company's operation is not adversely impacted by systemic errors arising from calculations using the year 2000 date. At this time the Company expects to expend $650 on its Year 2000 program. It is anticipated that approximately 65% of these costs comprise capital expenditures for normal lifecycle replacement/upgrades for the Company's information systems, 20% represent capital expenditures directly associated with Year 2000, and the remaining 15% embrace consulting, testing and other miscellaneous Year 2000 expenses. The company does not separately track the internal costs incurred for the Y2K project, such as payroll costs for its project management team, as these costs are considered immaterial. The Y2K project team has

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

been entirely staffed with existing personnel. It is anticipated that costs associated with the Year 2000 project will not have a material adverse impact on net income. As of December 31, 1998, the Company had spent approximately $383 on it's Year 2000 project. The Company expects to expend an additional $267 by December 31, 1999 to ensure Y2K readiness.

In conjunction with the Federal Financial Institutions Examination Council Interagency Statements, the Company has outlined key phases, and important aspects, essential for effective Year 2000 project management. An overview of these phases and their completion status are as follows:

AWARENESS (100% COMPLETE): Outline the Year 2000 problem, gaining executive level support for the resources to perform compliance work. Establish a Year 2000 project team and develop an overall plan to perform Y2K compliance work that encompasses vendors, customers, suppliers, correspondent banks, service bureaus, The Federal Reserve, insurance providers, manufacturers and distributors of information systems and related equipment.

ASSESSMENT (100% COMPLETE): Assess the size and complexity of the problem and detail the magnitude of the effort necessary to address Year 2000 issues. Identify all hardware, software, networks, ATM's, and other various platforms, as well as customer and vendor interdependencies affected by the Year 2000 date change. The assessment includes environmental systems that are dependent on embedded microchips, such as security equipment, elevators, voice/data telecommunications and vaults.

RENOVATION (80% COMPLETE): This phase includes hardware and software upgrades, system replacements, vendor certification, and other associated changes deemed necessary to assure Y2K compliance. The renovation stage is expected to be completed by March 31, 1999.

VALIDATION (80% COMPLETE): This stage includes the testing of incremental changes to hardware and software components. In addition to testing upgraded components, connections with other systems are verified and system performance evaluated utilizing a variety of key sensitive dates. The Company has completed the development of test and validation methodologies, and tested some subsystems. The validation stage is expected to be essentially complete by March 31, 1999.

IMPLEMENTATION (80% COMPLETE): Mission critical systems must be certified as Year 2000 compliant and accepted by the Company. Any noncompliant mission critical system will be brought to the attention of executive management immediately for resolution. The Company has formulated contingency plans in the event that critical applications are determined to be inoperable on or near the year 2000. These contingency plans are labor intensive and would result in additional payroll expense until the functionality of the mission critical applications are restored. For any system failing certification, the business effect will be assessed and the organization's Year 2000 contingency plans activated. The implementation stage is expected to be essentially complete by March 31, 1999.

The Company's personnel are also actively educating and alerting customers to potential Y2K issues and problems. Loan review personnel have conducted surveys and made inquiries of key loan customers as to their Y2K readiness to determine whether any additional provisions to the allowance for loan loss are required. As of December 31, 1998, no additional provisions were required.

Due to the scope and magnitude of the Year 2000 project, the Company has designed an extensive monitoring process to oversee the completion of the Year 2000 project with results presented to the Board of Directors on a quarterly basis. The Company and its bank subsidiary are also regulated by the Federal Reserve and the State of Ohio, who periodically review the Company's Y2K readiness, and who have the power and authority to issue sanctions to enforce Y2K compliance.

Ultimate success is dependent upon the cooperation and ability of vendors, customers and all levels of government and governmental agencies to meet the Y2K challenge. The problem is truly global in nature, and its successful resolution depends upon everyone, everywhere, doing their part. It is recognized that the failure of any of these parties to achieve Year 2000 compliance could result in

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

material additional expense to the Company, including possible litigation. The Company currently believes that the reasonably "worst case" Y2K scenario involves the failure of utilities and governments to achieve Y2K compliance, causing a general disruption of commerce resulting in a material increase in nonperforming loans and credit losses, accompanied by a lack of liquidity due to financial market dysfunctions. The Company's net income would be adversely impacted by increased operating costs, additional collection and foreclosure expense, and the effects of a compressed net interest margin. The Company maintains capital levels significantly in excess of regulatory minimum guidelines as additional protection in the event of such "worst case" scenarios.

(If you would like more information on Cortland Banks Year 2000 efforts, please e-mail Timothy Carney at www.cbinfo@cortland-banks.com.)

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

                                     1998     1997     1996
 Nonaccrual loans:
   1-4 residential mortgages        $  330   $  565   $  622
   Commercial mortgages              2,089      986      754
   Commercial loans                    262       27        0
   Consumer loans                       60       57       17
   Home equity loans                     0       18       57
 -----------------------------------------------------------
 TOTAL NONACCRUAL LOANS              2,741    1,653    1,450
 Other real estate owned                 0        0       28
 -----------------------------------------------------------
 TOTAL NONPERFORMING ASSETS          2,741    1,653    1,478
 Loans ninety days past due
   and still accruing interest          41       10       18
 Restructured loans                    162      173      182
 -----------------------------------------------------------
 TOTAL UNDERPERFORMING ASSETS       $2,944   $1,836   $1,678

The table below provides a number of asset quality ratios based on the data presented above. Overall, asset quality remained at acceptable levels during 1998. Asset quality ratios were, however, adversely impacted by several commercial credits which were placed on non-accrual status during 1998.

                                1998     1997     1996

Nonperforming loans as a
  percentage of total loans     1.37%    0.90%    0.87%
Nonperforming assets as a
  percentage of total assets    0.69%    0.42%    0.39%
Underperforming assets as a
  percentage of total assets    0.74%    0.47%    0.44%
Underperforming assets as a
  percentage of equity
  capital plus allowance for
  loan losses                   6.32%    4.27%    4.32%

RESULTS OF OPERATIONS

Common comparative ratios for results of operations are the return on average equity and the return on average assets. The return on average equity amounted to 11.2%, 11.6% and 12.0% for 1998, 1997 and 1996, respectively, while the return on average assets amounted to 1.2% in 1998, 1.2% in 1997 and 1.1% in 1996.

Net interest income, the principal source of the Company's earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. The net interest margin ratio, which registered 4.2% both in 1997 and 1996, measured 4.3% in 1998.

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

The following table provides a detailed analysis of changes in net interest income, identifying that portion of the change that is due to a change in the volume of average assets and liabilities outstanding versus that portion which is due to a change in the average yields on earning assets and average rates on interest-bearing liabilities. Changes in interest due to both rate and volume which cannot be segregated have been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

       ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)

------------------------------------------
                                                        1998 Compared to 1997                 1997 Compared to 1996
                                             --------------------------------
                                             Volume        Rate       Total      Volume        Rate        Total
------------------------------------------
  Increase (Decrease) in Interest Income
     Federal funds sold...................   $   95      $   (7)     $   88      $  131      $    2       $  133
     Trading account securities...........       (7)          0          (7)          3           1            4
     Investment Securities
       U.S. Treasury and other U.S.
          Government agencies and
          corporations....................   (1,377)       (179)     (1,556)          6          81           87
       U.S. Government mortgage-backed
          pass-through certificates.......      178        (149)         29        (184)          6         (178)
       States of the U.S. and political
          subdivisions....................      676          30         706          34         (27)           7
       Other securities...................       14          (4)         10          11           0           11
     Loans................................    1,713        (394)      1,319       1,360        (112)       1,248
------------------------------------------
  Total Interest Income Change............    1,292        (703)        589       1,361         (49)       1,312
------------------------------------------
  Increase (Decrease) in Interest Expense
     Interest-bearing demand deposits.....       28        (156)       (128)         16         111          127
     Savings deposits.....................      (46)       (111)       (157)        (58)         (6)         (64)
     Time deposits........................     (264)       (221)       (485)        (21)         66           45
     U.S. Treasury interest-bearing
       demand note........................       (3)          1          (2)          7           0            7
     Federal funds purchased..............      (29)         (5)        (34)        (74)          1          (73)
     Securities sold under agreements to
       repurchase.........................      (22)         (8)        (30)         46          11           57
     Other borrowings under one year......      (17)          8          (9)        277           0          277
     Other borrowings over one year.......      557         (18)        539         198          32          230
------------------------------------------
  Total Interest Expense Change...........      204        (510)       (306)        391         215          606
------------------------------------------
  INCREASE (DECREASE) IN NET INTEREST
     INCOME
     ON A TAXABLE EQUIVALENT BASIS........   $1,088      $ (193)     $  895      $  970      $ (264)      $  706
------------------------------------------

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

Total other income for 1998 increased $425, or 25.1% compared to an increase of $95, or 5.9% in 1997. Fees for customer services increased by $77 or 5.8%. The increase reflects changes in the fee structure for debit card and ATM transactions implemented during 1997. The Company experienced no net gain or loss on the disposition of other real estate in 1998 and 1997 compared to a net gain of $27 in 1996. Loans held for sale in the secondary market showed gains of $178, $76 and $15 in 1998, 1997 and 1996, respectively. Activity in trading securities, the early call of held to maturity securities, and transactions involving available for sale securities combined to produce net gains of $324 in 1998, $107 in 1997 and $114 in 1996, respectively.

Other operating income increased by $29 during 1998, following a $32 decrease in 1997. This income category is subject to fluctuation due to nonrecurring items.

OTHER INCOME
                                 1998        1997        1996
Fees for other customer
  services                     $1,396      $1,319      $1,219
Gain on sale of loans             178          76          15
Gain on sale of other real
  estate                            0           0          27
Other operating income            220         191         223
                              ---------------------------------
                                1,794       1,586       1,484
Trading securities net
  gains                             0          13          12
Investment securities net
  gains                           324          94         102
                              ---------------------------------
Total other income             $2,118      $1,693      $1,598

Total other non-interest expenses increased by 3.7%, or $386 in 1998. This compares to an increase of $298, or 3.0% in 1997. Expenditures for salaries and employee benefits increased by only 0.2%, due partly to the outsourcing of the internal audit function, in the second quarter of 1998.

Occupancy and equipment expense increased by a combined 7.9%, or $139, reflecting a partial year of operation for the Company's newest office, the first full year of operation for an office opened in 1997, and nonrecurring Y2K expense. All other categories of non-interest expense increased by $235, or 8.7% in the aggregate. This increase primarily reflects the first full year operating expenses for the branch office opened late in the third quarter of 1997; costs related to the outsourcing of the internal audit function; nonrecurring costs associated with the three-for-one common stock split; and nonrecurring marketing costs related to the development and introduction of a new deposit product.

NON-INTEREST EXPENSE
                                 1998      1997      1996
Salaries and benefits         $ 5,842   $ 5,830   $ 5,549
Net occupancy expense             744       684       666
Equipment expense               1,161     1,082     1,048
State and local taxes             566       521       473
Office supplies                   472       480       488
Marketing expense                 282       256       265
Legal and litigation expense      189       182       277
Other operating expense         1,425     1,260     1,231
                              -------   -------   -------
Total other expenses          $10,681   $10,295   $ 9,997

Salaries and employee benefits represented 54.7% of all non-interest expenses in 1998. Exclusive of legal and litigation expenses, salaries and employee benefits share of non-interest expense was 55.7%, 57.6% and 57.1% in 1998, 1997 and 1996, respectively. Salaries and employee benefits increased by only $12 in 1998 following an increase of $281 in 1997. The following details components of these increases:

ANALYSIS OF CHANGES IN SALARIES & BENEFITS
                      Amounts              Percent
                ----------------------------------------
                1998   1997   1996   1998   1997    1996
                ----------------------------------------
Salaries        $ 33   $248   $295    0.7%   5.7%    7.3%
Benefits          (1)    20     16   (0.1)   1.6     1.3
Profit Sharing    42     25     42   16.9   11.2    21.4
                ------------------
                  74    293    353    1.2    5.0     6.4
Def'd Loan
  Origination    (62)   (12)   (66)  25.0    4.2    30.0
                ------------------
                $ 12   $281   $287    0.2%   5.1%    5.5%

Full-time equivalent employment averaged 184 employees in 1998, 196 in 1997 and 195 in 1996. Wage and salary expense per employee averaged $25,163 in 1998, $23,455 in 1997 and $22,306 in 1996, exclusive of profit sharing, which averaged $1,576 per employee in 1998, $1,263 in 1997 and $1,144 in 1996. Productivity ratios which measure employee efficiency continued to improve. Average earning assets per employee measured $2,063 in 1998, $1,872 in 1997 and $1,804 in 1996.

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

LOAN LOSS EXPERIENCE

For each year presented below, the provision for loan losses charged to operations is based on management's judgment after taking into consideration all known factors connected with the collectibility of the existing portfolio. Management evaluates the portfolio in light of economic conditions, changes in the nature and volume of the portfolio, industry standards and other relevant factors. Specific factors considered by management in determining the amounts charged to operations include previous loan loss experience, the status of past due interest and principal payments, the anticipated impact of Year 2000 problems on certain commercial customers, the quality of financial information supplied by customers and the general economic condition of the communities in which credit has been extended.

The following provides an analysis of the allowance for loan losses for the periods indicated:

                                              1998      1997      1996      1995      1994
                                              ----      ----      ----      ----      ----
Balance at beginning of year...............  $ 2,817   $ 2,966   $ 3,011   $ 3,081   $ 3,139
Loan losses:
     1-4 family residential mortgages......       (4)      (21)       (5)      (69)      (72)
     Commercial mortgages..................        0       (16)        0         0       (27)
     Consumer loans........................     (190)     (202)     (167)     (220)     (141)
     Commercial loans......................      (98)        0        (4)      (78)      (48)
     Home equity loans.....................       (2)      (13)        0         0         0
                                             -------   -------   -------   -------   -------
                                                (294)     (252)     (176)     (367)     (288)
                                             -------   -------   -------   -------   -------
Recoveries on previous loan losses:
     1-4 family residential mortgages......        0         2         3         4         4
     Commercial mortgages..................        0         0         0        78         6
     Consumer loans........................       72        85        72       152       156
     Commercial loans......................        9        11        56        63        64
     Home equity loans.....................        1         5         0         0         0
                                             -------   -------   -------   -------   -------
                                                  82       103       131       297       230
                                             -------   -------   -------   -------   -------
Net loan losses............................     (212)     (149)      (45)      (70)      (58)
                                             -------   -------   -------   -------   -------
Provision charged to operations............      450         0         0         0         0
                                             -------   -------   -------   -------   -------
Balance at end of year.....................  $ 3,055   $ 2,817   $ 2,966   $ 3,011   $ 3,081
                                             =======   =======   =======   =======   =======
Ratio of net loan losses to
  average net loans outstanding............    0.11%     0.09%     0.03%     0.05%     0.04%
                                             =======   =======   =======   =======   =======
Ratio of loan loss allowance to total
  loans....................................    1.52%     1.53%     1.78%     1.93%     2.04%
                                             =======   =======   =======   =======   =======

A provision for loan losses of $450 was charged to operations in 1998 compared to no provision in 1994 through 1997. The provision was booked due to increased loan volume and concerns related to certain specific commercial credits.

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

With the allowance for loan loss at 111% of nonperforming loans and 104% of all underperforming loans, management has determined the allowance to be adequate.

The following is an allocation of the allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

                                                      1998     1997     1996     1995     1994
                                                     ------   ------   ------   ------   ------
TYPES OF LOANS
1-4 family residential mortgages...................  $  498   $  427   $  387   $  351   $  385
Commercial mortgages...............................   1,441    1,378    1,179    1,118    1,223
Consumer loans.....................................     222      278      410      416      407
Commercial loans...................................     505      283      325      239      207
Home equity loans..................................      21       25       55       61       63
Unallocated portion................................     368      426      610      826      796
                                                     ------   ------   ------   ------   ------
                                                     $3,055   $2,817   $2,966   $3,011   $3,081
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

The following table represents the composition of the loan portfolio as of December 31, for the years indicated:

                                                     1998   1997   1996   1995   1994
                                                     ----   ----   ----   ----   ----
                                                             % OF TOTAL LOANS
                                                     --------------------------------
1-4 family residential mortgages...................  39.5%  42.1%  42.5%  43.0%  43.9%
Commercial mortgages...............................  30.5   27.1   25.5   24.6   24.9
Consumer loans.....................................  8.8    10.3   12.8   13.6   11.5
Commercial loans...................................  14.7   14.1   11.7   10.6   10.0
Home equity loans..................................  4.3    5.4    6.7    7.9     8.5
1-4 family residential mortgage loans held for
  sale.............................................  2.2    1.0    0.8    0.3     1.2

--------------------------------------------------------------------------------

LOAN PORTFOLIO

The level of general economic activity remained brisk during 1998. The Company realized an increase of $15,987 in the loan portfolio from the level of $184,491 recorded at December 31, 1997.

Residential lending's share of the portfolio decreased slightly during 1998 with 1-4 family residential mortgages representing 41.7% of total loans compared to 43.1% in 1997. The portion of the

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

loan portfolio represented by commercial loans (including commercial real estate) increased from 41.2% to 45.2%. Consumer loans (including home equity loans) decreased from 15.7% to 13.1%. This was due partly to the sale of our credit card portfolio which occurred in the fourth quarter of 1998.

The following chart indicates changes that have occurred in the composition of the loan portfolio over the past five years. Residential lending, excluding home equity loans, now comprises 41.7% of the portfolio, a decrease from its 48.0% share in 1993. Home equity loans have also decreased from a 9.2% portfolio share in 1993 to 4.3% in 1998. During that same time frame, traditional consumer installment lending saw its share of the portfolio decline from 10.0% to 8.8%. Meanwhile, the portfolio share claimed by commercial loans (including commercial real estate) climbed to 45.2%, up from 32.8% five years ago, as the Company aggressively pursued medium-to-small business relationships.

                           LOAN PORTFOLIO COMPOSITION
                                (In Percentages)

                              1998      1993
                             ------    ------
     1-4 Family Mortgages     41.7      48.0
     Commercial               45.2      32.8
     Home Equity               4.3       9.2
     Consumer                  8.8      10.0

During 1998, approximately $44.5 million in new mortgage loans were originated by the Company, an increase of $26.6 million over 1997, and $34.9 million over 1996. This increase was primarily attributable to improvements in product offerings, including a service release sales program, which permitted the Company to offer significantly lower interest rates.

With the yield and quality of mortgage loans remaining favorable during the year, management elected to hold a large percentage of the year's production. The following shows the approximate disposition of mortgage loans originated during 1998 (in millions):

Retained in Portfolio:................  $28.1
Loans Sold to Freddie Mac,
Servicing Rights Retained:............  $ 2.0
Loans Sold to Other Investors with
Servicing Rights Released:............  $14.4

Management intends to continue to sell loans on both a Service Retained basis to the Federal Home Loan Mortgage Corporation (FHLMC or "Freddie Mac"), and on a Service Released basis to FHLMC and other investors. Management does not anticipate that the composition of loans sold and loans retained in 1999 will deviate significantly from the levels shown above.

Management plans to further penetrate the local residential mortgage market in 1999. Management anticipates hiring additional experienced mortgage originators in 1999, as well as continuing development of aggressive realtor call programs. Management also remains committed to finding new avenues to offer our mortgage clientele the most diversified choices possible. Management is actively evaluating additional hardware and software products to improve customer service. Management anticipates a 10% - 15% increase in mortgage originations during 1999.

Management's expansion of business product offerings made available through competitive interest rates has enabled commercial lending personnel to establish new business relationships while enhancing existing customer relationships. Commercial loan personnel have aggressively pursued business opportunities with a wide array of medium to small businesses. Enterprises serviced through the Bank's commercial lending function include automobile dealerships, trucking companies, physicians and medical groups, general contractors, service contractors, restaurants, hotels/motels, retailers, wholesalers, as well as county and political subdivisions.

Consumer lending, as in prior years, is anticipated to remain on a declining trend. Consumers are increasingly moving toward lease financing as an

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

alternative to traditional purchase financing, as is the current trend in automobile financing. The Company has been reasonably successful in marketing fixed rate amortizing mortgage products that consumers utilize for home improvements; the purchase of consumer goods of all types; education, travel and other personal expenditures; and the consolidation of credit card and other existing debt into term payout. However, since this consumer activity is collateralized by residential real estate, it is included with 1-4 residential mortgage lending.

Additional information regarding the loan portfolio can be found in the Notes to the Consolidated Financial Statements (NOTES 1, 3, 8, 11 and 13).

INVESTMENT SECURITIES

Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities," requires that investment securities be segregated into three separate portfolios: held to maturity, available for sale and trading, each with its own method of accounting.

Held to maturity securities are recorded at historical cost, adjusted for amortization of premiums and accretion of discounts. Trading securities are marked-to-market, with any gain or loss reflected in the determination of income. Securities designated as available for sale are similarly carried at their fair market value. However, any gain or loss (net of tax) is recorded as an adjustment to shareholders' equity as a component of Comprehensive Income.

One effect of SFAS 115 is to expose shareholders' equity to fluctuations resulting from market volatility. The potential adverse impact of this volatility is somewhat mitigated as bank regulatory agencies measure capital adequacy for regulatory purposes without regard to the effects of SFAS 115.

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

As of December 31, 1998, the carrying value of all investment securities, both available for sale and held to maturity, tallied $175,510, a decrease of $13,086 or 6.9% from the prior year. The allocation between single maturity investment securities and mortgage-backed securities shifted to a 51/49 split versus the 59/41 division of the previous year. Mortgage-backed securities rose $9,636 or 12.9%.

Holdings of obligations of states and political subdivisions showed a net increase of $12,755 as the Company sought to extend call dates as protection against a protracted low interest rate environment. The primary focus here was on high grade callable municipals issued by Ohio communities.

The Company decreased its holdings of U.S. Treasury securities by approximately $6.9 million, or 23.0% reflecting reduced pledging requirements. During the latter half of 1998, the low yields available on U.S. Treasury securities made reinvestment unattractive as well.

Investments in U.S. government agencies and sponsored corporations decreased by approximately $28.6 million or 48.9% as sharply falling interest rates caused securities to be called during the year. These securities were not fully replaced due to the low yields available and the flat shape of the yield curve.

Marketable equity securities depreciated by $31 during 1998, while holdings of other securities increased by $121 reflecting stock dividends received from the Federal Home Loan Bank of Cincinnati.

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

The mix of mortgage-backed securities remained weighted in favor of fixed rate securities in 1998. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed rate securities perform better in periods of stable to slightly declining interest rates. The portion of the mortgage-backed portfolio allocated to fixed rate securities remained steady at 55% both in 1998 and 1997.

Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $12,798 and $13,869 at December 31, 1998 and 1997, respectively. These investments are monitored and subjected to periodic stress tests. At both December 31, 1998 and 1997, none of these investments were considered "high risk". The Company has no investments in structured notes, inverse floaters or other high risk derivative products.

At December 31, 1998, a net unrealized gain of $849, net of tax, was included in shareholders' equity as a component of Comprehensive Income, as compared to a net unrealized gain of $779, net of tax, as of December 31, 1997. This $70 increase primarily reflects the enhanced market value of debt securities in general as interest rates declined throughout much of the second half of the year, reversing the apprehension of higher rates carried over from last year. Higher interest rates generally translate into lower market prices for debt securities; conversely falling interest rates generally result in an appreciation in the market value of debt securities.

Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).

DEPOSITS

The Company's deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited a slight increase of 0.43% to $321,100 at December 31, 1998 as compared to $319,738 at December 31, 1997.

The Company's deposit base consists of demand deposits, savings, money market and time deposit accounts. Average noninterest-bearing deposits increased 11.5% during 1998, while average interest-bearing deposits decreased by 1.9%.

During 1998, noninterest-bearing deposits averaged $47,059 or 14.7% of total average deposits as compared to $42,199 or 13.2% in 1997. Core deposits averaged $292,897 for the year ended December 31, 1998, an increase of $5,236 or 1.8% from the average level of 1997. During 1997, core deposits had averaged $287,661, an increase of 1.4% from the preceding year.

Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 91.6% of average total deposits in 1998 compared to 89.8% in 1997 and 89.2% in 1996.

Over the past five years, the Company has successfully increased the share of deposits represented by noninterest-bearing and NOW checking accounts. These products now comprise 22.4% of total deposits compared to only 15.8% five years ago. The following depicts how the deposit mix has shifted during this time frame.

                              AVERAGE DEPOSIT MIX
                                (In Percentages)

                                   1998      1993
                                  ------    ------
     Other CD's                    35.9      33.7
     Jumbo CD's                     8.4       6.9
     Savings                       25.8      31.7
     Money Market                   7.5      11.9
     NOW                            7.7       6.7
     Checking                      14.7       9.1


Additional information regarding interest-bearing deposits is presented in the Notes to the Consolidated Financial Statements (NOTE 6).

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

FOURTH QUARTER 1998 AS
COMPARED TO FOURTH QUARTER 1997

The Federal Open Market Committee (FOMC) of the Federal Reserve lowered both the targeted federal funds rate and the discount rate by 25 basis points each on October 15, 1998 and November 17, 1998. The interest rate moves followed a similar reduction in the federal funds rate on September 29, 1998. The FOMC noted that the rate cuts would cushion the effects on prospective U.S. economic growth of increasing weakness in foreign economies and of less accommodative conditions in domestic financial markets. The federal funds rate establishes the cost of overnight interbank borrowings and influences the determination of other interest rates, such as banks' prime lending rate.

Tax equivalent net interest income for the Company during the fourth quarter of 1998, increased by $160, a 4.1% increase over fourth quarter 1997. The yield on earning assets declined by 32 basis points while fourth quarter average earning assets increased by 3.6%, or $13.5 million, when compared to a year ago. The result was a decrease in tax equivalent interest income of $27. The rate paid on interest-bearing liabilities decreased by 31 basis points while fourth quarter average interest-bearing liabilities increased by $5 million when compared to a year ago, resulting in a decrease in total interest expense of $187. The net interest margin for the quarter registered 4.2%, the same as that attained a year ago.

Loan charge-offs during the quarter were $114 in 1998 and $101 in 1997, while the recovery of previously charged-off loans amounted to $15 during the fourth quarter of 1998 compared to $30 in the same period of 1997.

Total other income increased by $149 from a year ago. The increase was primarily due to the following: an $85 gain on sale of loans in 1998 compared to a $36 gain in the same period of 1997, a $3 increase in fees for customer services, and a $132 gain on investment securities in 1998 compared to $48 in 1997.

Total other non-interest expenses in the fourth quarter were $2,934 in 1998 compared to $2,807 in 1997, an increase of $127 or 4.5%. Salaries and benefits constituted a $35 increase, or 2.1%. Occupancy and equipment, office supplies and marketing expenses increased by $24, or 3.6%. State and local tax assessments increased by $14, or 10.9%, while legal and other expenses increased by $54 due primarily to consulting and maintenance expenses associated with the Year 2000.

Income before income tax during the fourth quarter amounted to $1,475 in 1998 compared to $1,504 in 1997. Income tax expense for the fourth quarter of 1998 was $374 as compared to $450 in 1997, reflecting a 75% increase in the tax advantaged municipal bond portfolio. Fourth quarter net income was $1,101 in 1998 compared to $1,054 in 1997, representing an increase of $47, or 4.5%.

Earnings per share for the fourth quarter, adjusted for the 3% stock dividend paid January 1, 1999, and the May 15, 1998 three-for-one stock split amounted to $0.31 in 1998 and $0.30 in 1997. After tax gains on investment securities in the fourth quarter of 1998 contributed $0.02 per share compared to $0.01 per share in 1997.

Realized gains or losses on securities are based on net proceeds and the adjusted carrying amount of the securities, using the specific identification method. The table below sets forth the proceeds, gains and losses realized on securities sold or called for the period ended:

                            THREE          TWELVE
                            MONTHS         MONTHS
                         DECEMBER 31,   DECEMBER 31,
                             1998           1998
                         ------------   ------------
Proceeds on securities
  sold.................     $1,000        $ 4,947
Gross realized gains...          0             32
Gross realized
  losses...............          0              0
Proceeds on securities
  called...............     $9,275        $23,116
Gross realized gains...        132            293
Gross realized
  losses...............          1              1

During the fourth quarter, the Company sold its portfolio of credit card receivables at their book value, realizing no gain or loss on the transaction. The Company has no plans to re-enter this highly competitive, volume driven business. Also in the fourth quarter the Company opened its newly constructed facility at Mantua Corners in Portage County. Plans to consolidate the existing Mantua and Hiram offices into the new facility should be completed by May 1999.

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

ASSET-LIABILITY MANAGEMENT

The Company's senior management and Board of Directors routinely review the Company's balance sheet structure for stability, liquidity, and capital adequacy. The Company has defined a set of key control parameters which provide various measures of the Company's exposure to changes in interest rates. The Company's asset-liability management goal is to produce a net interest margin that is relatively stable despite interest rate volatility while maintaining an acceptable level of earnings. Net Interest Margin is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The Net Interest Margin Ratio expresses this difference as a percentage of average earning assets. In each of the past five years, the Company has reported record earnings, while the net interest margin ratio has averaged 4.27%, ranging between 4.19% and 4.37%.

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

                                   GAP TABLE
                               December 31, 1998

                                                          Maturity or Repricing Interval
                                               -----------------------------------------------------
                                                                                 Non Rate
                                                                                 Sensitive
                                               3 Months   3 to 12     1 to 5  or greater than 5
                                               or Less     Months     Years        Years           Total
                                               --------   -------     ------  ---------------      -----
Interest-Earning Assets
  Federal Funds Sold.........................  $ 4,150    $      0   $      0     $      0         $  4,150
  Investments................................   39,006      43,726     57,659       35,119          175,510
  Loans & Leases.............................   57,241      36,320     84,316       22,601          200,478
                                               --------   --------   --------     --------         --------
Total Earning Assets.........................  100,397      80,046    141,975       57,720          380,138
Other Assets.................................        0           0          0       17,794           17,794
                                               --------   --------   --------     --------         --------
Total Assets.................................  $100,397   $ 80,046   $141,975     $ 75,514         $397,932
                                               ========   ========   ========     ========         ========
Interest-Bearing Liabilities
  NOW & Supernow Accounts....................  $26,950    $      0   $      0     $      0         $ 26,950
  Money Market Accounts......................   23,399           0          0            0           23,399
  Passbook Savings...........................   83,435           0          0            0           83,435
  Time Deposits less than 100,000............   27,032      43,846     32,925        7,322          111,125
  Time Deposits greater than or equal to
    100,000..................................    8,358      10,145      6,656          802           25,961
  Repurchase Agreements......................    4,376           0          0            0            4,376
  U.S. Treasury Demand.......................      577           0          0            0              577
  Other Borrowings...........................    4,000       2,000      8,500       10,518           25,018
                                               --------   --------   --------     --------         --------
Total Interest-Bearing Liabilities...........  178,127      55,991     48,081       18,642          300,841
Demand Deposits..............................        0           0          0       50,230           50,230
Other Liabilities............................        0           0          0        3,321            3,321
Shareholders' Equity.........................        0           0          0       43,540           43,540
                                               --------   --------   --------     --------         --------
Total Liabilities & Equity...................  $178,127   $ 55,991   $ 48,081     $115,733         $397,932
                                               ========   ========   ========     ========         ========
Rate Sensitivity Gap.........................  $(77,730)  $ 24,055   $ 93,894     $ 39,078
Cumulative Gap...............................  $(77,730)  $(53,675)  $ 40,219     $ 79,297
Cumulative Gap to Total Assets...............    (19.5)%     (13.5)%    10.1%        19.9%

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

During 1998, the effective maturities of earning assets shortened as interest rates declined, primarily during the second half of the year, as the Federal Reserve reduced short-term interest rates by 75 basis points to combat financial market turmoil resulting from the Russian debt default and deflationary pressures emerging from Asia. As interest rates fell and the yield curve flattened, the number of investments eligible to be called expanded significantly, while prepayments on loans and mortgage-backed securities accelerated, causing the effective maturities of earning assets to shorten.

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

The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company's interest sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company's net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. In fact, as previously noted, the Company's net interest margin has remained relatively stable in the range of 4.19% to 4.37% over the past five years, despite significant shifts in the mix of earning assets and the direction and level of interest rates.

                          NET INTEREST MARGIN RATIO
                               (In Percentages)

          1994      1995      1996     1997    1998
          ----      ----      ----     ----    ----
          4.37      4.30      4.19     4.21    4.30


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

Cash and cash equivalents, which includes federal funds sold, increased by $2,411 compared to year-end 1997. Anticipated principal repayments on mortgage-backed securities along with investment securities maturing, repricing, or expected to be called in one year or less amounted to $82,732 at December 31, 1998, representing 47.1% of the total

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

combined portfolio, as compared to $84,573 or 44.8% of the portfolio a year ago.

Along with its liquid assets, the Company has other sources of liquidity available to it which help to ensure that adequate funds are available as needed. These other sources include, but are not limited to, the ability to obtain deposits through the adjustment of interest rates, the purchasing of federal funds, and access to the Federal Reserve Discount Window. The Company is also a member of the Federal Home Loan Bank of Cincinnati, which provides yet another source of liquidity.

Operating activities provided cash of $5.4 million, $6.4 million and $3.9 million in 1998, 1997 and 1996, respectively. Refer to the Consolidated Statements of Cash Flows for a summary of the sources and uses of cash in 1998, 1997 and 1996.

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

The following graph, which is not "risk-adjusted," indicates that Tier 1 capital as a percentage of total average assets has strengthened significantly over the past several years. This measure of capital adequacy is known as the "leverage ratios."
                    LEVERAGE RATIO
                   (In Percentages)

          1994      1995      1996    1997     1998
          8.97      9.53      9.51    10.17    10.68



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

The following table illustrates the Company's risk-weighted capital ratios at December 31, 1998 and 1997. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and total risk-based capital well in excess of the required regulatory minimum ratios.

                           RISK-BASED CAPITAL
                           ------------------
                                           December 31,     December 31,
                                               1998             1997
                                           ------------     ------------
Tier 1 Capital                               $ 42,211         $ 38,933
Tier 2 Capital                                  2,473            2,326
                                             --------         --------
QUALIFYING CAPITAL                           $ 44,684         $ 41,259
                                             ========         ========
Risk-Adjusted Total Assets(*)                $197,276         $185,571
                                             ========         ========
Tier 1 Risk-Based Capital Ratio                21.40%           20.98%
Total Risk-Based Capital Ratio                 22.65%           22.23%
Total Leverage Capital Ratio                   10.68%           10.17%

                    (*) Includes off-balance sheet exposures

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that investments designated as available for sale be marked-to-market with corresponding entries to the deferred tax account and shareholders' equity. Regulatory agencies, however, have decided to exclude these adjustments in computing risk-based capital, as their inclusion would tend to potentially increase the volatility of this important measure of capital adequacy. Additional information regarding regulatory matters can be found in the Notes to the Consolidated Financial Statements (NOTE 12.)

MARKET RISK

Management considers interest rate risk to be the Company's principal source of market risk. Interest rate risk is measured as the impact of interest rate changes on the Company's net interest income. Components of interest rate risk comprise repricing risk, basis risk and yield curve risk. Repricing risk arises due to timing differences in the repricing of assets and liabilities as interest rate changes occur. Basis risk occurs when repricing assets and liabilities reference different key rates. Yield curve risk arises when a shift occurs in the relationship among key rates across the maturity spectrum.

The effective management of interest rate risk seeks to limit the adverse impact of interest rate changes on the Company's net interest margin, providing the Company with the best opportunity for maintaining consistent earnings growth. Toward this end, management uses computer simulation to model the Company's financial performance under varying interest rate scenarios. These scenarios may reflect changes in the level of interest rates, changes in the shape of the yield curve, and changes in interest rate relationships.

The simulation model allows management to test and evaluate alternative responses to a changing interest rate environment. Typically when confronted with a heightened risk of rising interest rates, the Company will evaluate strategies that shorten investment and loan repricing intervals and maturities, emphasize the acquisition of floating rate over fixed rate assets, and lengthen the maturities of liability funding sources. When the risk of falling rates is perceived, management will consider strategies that shorten the maturities of funding sources, lengthen the repricing intervals and maturities of investments and loans, and emphasize the acquisition of fixed rate assets over floating rate assets.

The most significant assumptions used in the simulation relate to the cash flows and repricing characteristics of the Company's balance sheet. Repricing and runoff rate assumptions are based upon specific product parameters modified by historical trends and internal projections. These assumptions are periodically reviewed and benchmarked against historical results. Actual results may differ from simulated results not only due to the timing, magnitude and frequency of interest rate changes, but also due to changes in general economic conditions, changes in customer preferences and behavior, and changes in strategies by both existing and potential competitors.

The table on the following page shows the Company's current estimate of interest rate sensitivity based on the composition of its balance sheet at December 31, 1998. For purposes of this analysis, short term interest rates as measured by the federal funds rate and the prime lending rate are assumed to increase (decrease) gradually over the next twelve months reaching a level 300 basis points higher (lower) than the rates in effect at December 31, 1998. Under both the rising rate scenario and the falling rate scenario, the yield curve is assumed to exhibit a parallel shift.

One measure of the yield curve's shape is the difference between the yield on the ten year Treasury and the three month Treasury. At December 31, 1998 this difference was approximately 15 basis points, indicating a flat yield curve. Under both the rising and falling rate scenario, this difference remains at a positive 15 basis points.

The base case against which interest rate sensitivity is measured assumes no change in short term rates. The base case also assumes no growth in assets and liabilities and no change in asset or liability mix. Under these simulated conditions, the

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

base case projects net interest income of $16,494 for the year ending December 31, 1999.

                  SIMULATED NET INTEREST INCOME SENSITIVITY
                FOR THE TWELVE MONTHS ENDING DECEMBER 31, 1999

                           NET INTEREST
 CHANGE IN INTEREST RATES     INCOME      $ CHANGE   % CHANGE
 ------------------------  ------------   --------   --------

 Graduated increase of
   +300 basis points         $16,027       $(467)      (2.8)%
 Short term rates
   unchanged (base case)      16,494
 Graduated decrease of
   -300 basis points          16,234        (260)      (1.6)%

The level of interest rate risk indicated is within limits that management considers acceptable. However, given that interest rate movements can be sudden and unanticipated, and are increasingly influenced by global events and circumstances beyond the purview of the Federal Reserve, no assurances can be made that interest rate movements will not impact key assumptions and parameters in a manner not presently embodied by the model.

It is management's opinion that hedging instruments currently available are not a cost effective means of controlling interest rate risk for the Company. Accordingly, the Company does not currently use financial derivatives, such as interest rate options, swaps, caps, floors or other similar instruments.

IMPACT OF INFLATION

Consolidated financial information included herein has been prepared in accordance with generally accepted accounting principles, which require the Company to measure financial position and operating results in terms of historical dollars. Changes in the relative value of money due to inflation are generally not considered. Neither the price, timing nor the magnitude of changes directly coincide with changes in interest rates.

--------------------------------------------------------------------------------

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

Deborah L. Eazor
Cortland Bancorp
194 West Main Street, Cortland, Ohio 44410

The Company's stock trades on the NASDAQ OTC market. The following brokerage firms are known to be relatively active in trading the Company's stock:

Community Banc Investments, Inc.
Columbus, Ohio
Contact: Greig A. McDonald
Telephone: 1-800-224-1013

Everen Securities, Inc.
201 E. Commerce Street
Youngstown, Ohio
Contact: Joseph E. Campana
Telephone: 1-800-541-5348
McDonald & Company Securities, Inc.
International Towers Building
25 Market Street
Youngstown, Ohio 44503
Telephone: 1-330-746-2993

Smith Barney, Inc.
Youngstown, Ohio
Telephone: 1-800-535-0017

The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 3% stock dividend paid as of January 1, 1999, 1998 and 1997 and the three-for-one stock split of May 15, 1998. The Company currently has approximately 1,749 shareholders.

                                                           Price Per Share           Cash
                                                      -------------------------    Dividends
                                                         High           Low        Per Share
                                                      -----------       ---        ---------
1998
FOURTH QUARTER......................................      28 3/8        26 3/8       $0.48
THIRD QUARTER.......................................      31 1/8        24 3/8        0.00
SECOND QUARTER......................................      25            18 3/8        0.20
FIRST QUARTER.......................................      18 3/8        16 7/8        0.00

1997
Fourth Quarter......................................      19 1/8        15 1/2       $0.31
Third Quarter.......................................      16 1/8        14 5/8        0.00
Second Quarter......................................      15 1/4        13 5/8        0.16
First Quarter.......................................      14 5/8        13            0.00

1996
Fourth Quarter......................................      13 3/8        12 1/8       $0.23
Third Quarter.......................................      12 3/8        11 1/2        0.00
Second Quarter......................................      12            11 1/4        0.13
First Quarter.......................................      12             9 5/8        0.00

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

--------------------------------------------------------------------------------

                                CORTLAND BANCORP

                               BOARD OF DIRECTORS

                                RODGER W. PLATT
                                    CHAIRMAN

                                 DAVID C. COLE

                             LAWRENCE A. FANTAUZZI

                               GEORGE E. GESSNER

                               WILLIAM A. HAGOOD

                              JAMES E. HOFFMAN III

                               RICHARD L. HOOVER

                                  K. RAY MAHAN

                               TIMOTHY K. WOOFTER

                                    OFFICERS

                                RODGER W. PLATT
                             CHAIRMAN AND PRESIDENT

                             LAWRENCE A. FANTAUZZI
                            CHIEF FINANCIAL OFFICER
                            AND SECRETARY-TREASURER

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

                                   BROOKFIELD
                            7325 Warren-Sharon Road
                             Brookfield, Ohio 44403
                                  330-448-6814

                                    CORTLAND
                              194 West Main Street
                              Cortland, Ohio 44410
                                  330-637-8040

                                     HIRAM
                              6821 Wakefield Road
                               Hiram, Ohio 44234
                                  330-569-3237

                                    HUBBARD
                            890 West Liberty Street
                              Hubbard, Ohio 44425
                                  330-534-2265

                                     MANTUA
                              11661 State Route 44
                               Mantua, Ohio 44255
                                  330-274-3111

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

                                     WARREN
                                 2935 Elm Road
                               Warren, Ohio 44483
                                  330-372-1520

                                 WILLIAMSFIELD
                              5917 U.S. Route 322
                           Williamsfield, Ohio 44093
                                  440-293-7502

                                    WINDHAM
                            9690 East Center Street
                              Windham, Ohio 44288
                                  330-326-2340

                                     Member
                             Federal Reserve System
                                      and
                     Federal Deposit Insurance Corporation

               Visit us at our home page on the world wide web at
                             www.cortland-banks.com
                   or e-mail us at cbinfo@cortland-banks.com

                                                         [CORTLAND BANCORP LOGO]

                    THE CORTLAND SAVINGS AND BANKING COMPANY

                               BOARD OF DIRECTORS

                                 DAVID C. COLE
                                General Manager
                           Cole Valley Motor Company

                             LAWRENCE A. FANTAUZZI
                             Senior Vice President

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

                               RICHARD L. HOOVER
                                   Consultant

                                  K. RAY MAHAN
                          President, Mahan Packing Co.

                                RODGER W. PLATT
                             President and Chairman

                               TIMOTHY K. WOOFTER
                      President, Stan-Wade Metal Products

                                 PAUL C. BOWERS
                               Director Emeritus

                                  R. B. KNIGHT
                               Director Emeritus

                                JOHN F. GESSNER
                               Director Emeritus

                               STANLEY L. WOOFTER
                               Director Emeritus

                                 *  *  *  *  *

                                    OFFICERS

                                RODGER W. PLATT
                             President and Chairman

                             LAWRENCE A. FANTAUZZI
             Senior Vice President, Controller, Secretary-Treasurer
                          and Chief Financial Officer

                                JAMES M. GASIOR
               Senior Vice President and Chief Operations Officer

                             STEPHEN A. TELEGO, SR.
      Senior Vice President and Director of Human Resources and Corporate
                                 Administration

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

                                 MARLENE LENIO
                                 Vice President

                                EMMA JEAN WOLLAM
                                 Vice President

                               ROBERT J. HORVATH
                                 Vice President

                               T. WILLIAM ELLIOTT
                                 Vice President

                                 DANNY L. WHITE
                                 Vice President

                                  JUDY RUSSELL
                                 Vice President

                                   JAMES DUFF
                                 Vice President

                                FRANK R. SEDALL
                                 Vice President

                                MARK J. MEDIATE
                                 Vice President

                                 TIMOTHY CARNEY
                                 Vice President

                                  DOUGLAS BLAY
                                 Vice President

                                 GERARD F. KANE
                            Assistant Vice President

                                 MARK GOVERNOR
                            Assistant Vice President

                                MARCEL P. ARNAL
                            Assistant Vice President

                                  JAMES A. REA
                            Assistant Vice President

                                 GRACE J. BACOT
                            Assistant Vice President

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

                                JANET K. HOUSER
                         Assistant Secretary-Treasurer

                                DEBORAH L. EAZOR
                         Assistant Secretary-Treasurer

                               RUSSELL E. TAYLOR
                              Assistant Treasurer

                                 STEVE J. MACK
                              Assistant Secretary

                                  DARLENE MACK
                              Assistant Secretary

                                  KAREN RUDGE
                              Assistant Secretary

                              BARBARA R. SANDROCK
                              Assistant Secretary

                                KIMBERLY S. VOGT
                              Assistant Secretary

                                                                         47