Form 10-K405, Exhibit 13
period 1999-12-31
CORTLAND BANCORP INC
filed 2000-03-28
CIK 774569

                                                                   Exhibit 13






                            [CORTLAND BANCORP LOGO]

                               1999 Annual Report

                                                         [CORTLAND BANCORP LOGO]

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

                                                    Three Year Summary
                                            Average Balance Sheets, Yields and
                                                           Rates

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

                                  ----------------------------------------------
                                                            27

                                           Management's Discussion and Analysis

                                  ----------------------------------------------
                                                            28

                                            Information as to Stock Prices and
                                                         Dividends

                                  ----------------------------------------------
                                                            44

                                                     Cortland Bancorp
                                                  Directors and Officers

                                  ----------------------------------------------
                                                            45

                                                Cortland Savings & Banking
                                                  Directors and Officers

                                  ----------------------------------------------
                                                            46

                                                   Offices and Locations

                                  ----------------------------------------------
                                                            47

--------------------------------------------------------------------------------

CHAIRMAN'S MESSAGE

--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS:

Tulipomania. Just imagine. Tulips were once the source of a speculative bubble of legendary proportions. One particular tulip sold for more than six times the average annual income. The year was 1623, settlers were just beginning to discover America and the New World. Prices would climb much higher yet. Another decade would pass before the speculative bubble would finally burst in 1637. But burst it would, as all speculative bubbles must, and never again would tulips command such lofty valuations.

Obviously, much has changed since the 17th Century. But has basic human nature really changed that much? History shows us that, as a species, we have a particular penchant for repeating certain behavior patterns. Today, we see it in the total market capitalization of newly formed public companies (IPO's). These are companies which typically have no earnings, and little prospect for earnings anytime soon, if ever. Yet investor appetite for such securities seems nearly insatiable. The IPO's are quickly rewarded as investors bid up their price, pushing their market capitalization to levels that frequently exceed that of long established, highly profitable, "blue chip" companies. Meanwhile, the proven mainline companies continue to turn in commendable, if not record, performances, only to see the market price of their stock languish, or worse yet, plunge in value.

Such phenomena are not uncharacteristic of the latter stages of a long running, highly prosperous economic expansion. But is that really the case today? We find ourselves living at a particularly unique period in history. A revolution in technology is rapidly shrinking the globe, reshaping communication and redefining relationships on all levels, facilitating the longest expansion in U.S. history. After nearly nine years, economic growth shows no signs of abating. The economy's performance in 1999 continued to be more typical of the early stages of an economic expansion, as evidenced by strong gains in productivity and low levels of inflation and capacity utilization. In fact, unit labor costs during the fourth quarter of 1999 actually declined by 2.5%, even as the Federal Reserve fretted about the low level of unemployment and the inflationary potential of an ever shrinking pool of available workers. But in this "new world," the potential pool of available workers is not constrained by geographic borders. The potential pool is global.

While the benefits of such strong economic growth are many -- improved standards of living, lower welfare burdens, increased tax revenues, budgetary surpluses, and the freedom afforded by growing wealth -- the inherent risk of such protracted prosperity is that we begin to believe that the "good times" are destined to last forever, and we get careless in our decision making. We no longer see our strong financial and economic conditions as either extraordinary or exceptional, but rather as our normal state of affairs. Our thought processes become clouded by overly rosy scenarios. We begin to overlook important risk elements which must be contained if our economic success is to continue.

In successfully deferring the contraction phase of the business cycle, we have commendably avoided the pain and dislocation associated with rising unemployment, declining profits, shrinking tax revenues and expanding welfare rolls. However, we have also foregone the therapeutic benefits of wringing out the valuation and speculative excesses that invariably develop during a particularly vibrant and extended economic expansion. If prosperity is to be sustained, we must find ways to compensate for skipping this "dark side" of the cycle, or the valuation excesses will continue to accumulate, increasing the potential risk that matters will culminate in a particularly spectacular, but especially painful, economic blow-off.

It is imperative, then, that we maintain our vigilance, and work to become more keenly aware of the more subtle risks that may endanger our continued prosperity. As both individual investors and bankers, we need to guard against growing lax in our approach to valuation, ensuring that we demand the appropriate premium for the risks we undertake; and that we do not overestimate future values by assuming overly optimistic, uninterrupted, exponential growth patterns. Additionally as bankers, we need to ensure that we have not grown too venturous, compromising our policies and relaxing our underwriting standards to unsafe levels in pursuit of a more rapid growth path in assets and earnings. For while we now live in an exciting "new world," we must remain vigilant to the more traditional causes of banking problems, such as fraud, credit concentration and too rapid an expansion into new and unfamiliar business lines and activities.

Over the past ten years, the management of Cortland Banks has placed particular emphasis on monitoring and controlling such risks. While such

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]
--------------------------------------------------------------------------------

risks can never be eliminated entirely, one works to minimize the probability of such an event, and to limit the potential impact on the Company should one occur. To this end we continue to maintain capital ratios well in excess of regulatory minimums. Our risk-weighted assets comprise only 48% of our total assets. Our loan loss reserves remain quite strong in comparison to our charge-off experience of the past several years. Asset quality ratios remain stable and within ranges considered acceptable.

Despite maintaining one of the lowest risk profiles in the industry, I am pleased to report that we continue to achieve earnings on par with our peers. Net income this year of $4.862 million represents the sixth consecutive year that we have reported record profits. Earnings per share amounted to $1.31 duplicating last year's performance. Our core earnings (earnings before any gains arising from loans or investment securities that may have been sold) were $4.753 million, up 6% from the $4.485 million achieved in 1998. Core earnings represented $1.28 per share in 1999 compared to $1.22 in 1998.

The financial results are particularly gratifying as 1999 was essentially a year of transition for the Company. Like so many other firms, we expended considerable managerial and monetary resources in preparing for the century date change (Y2k). Over the course of the past two years, approximately $666,000 was spent in planning, testing and upgrading equipment and systems in preparation for Y2k. In consolidating our Hiram and Mantua branch facilities, while opening a new office in the Niles Park Plaza, we incurred additional one-time expense. Also during 1999, we restructured our senior management team, increased our resources in the residential mortgage sector, and realigned our field operations. All of this should yield dividends through enhanced productivity and operating efficiencies going forward.

During 1999 assets increased by $25 million, or 6.4%, with much of the growth once again occurring in the latter half of the year. Capital ratios remain strong, with equity capital continuing to represent more than 10% of assets. Our return on average equity measured 10.84%, while our return on average assets stood at 1.19%. Our book value of $11.88 per share at December 31, 1999 represented a modest increase from the prior year's $11.86 per share.

Despite record profits, our stock price performed poorly during 1999. Between Y2k fears, the spectre of rising interest rates, and the lure of the tech sector, investors seemingly deserted the bank sector, driving down equity values despite the fact that banking profits continued to climb. As our stock in 1998 had outperformed both the SNL bank index and the S&P 500 index, we had further to fall than most, and did. We think that the Company's fundamentals remain strong, and that Cortland Bancorp remains an excellent investment. Accordingly, on January 26, 2000, the Board of Directors authorized the repurchase of up to 185,000 shares, or 4.9%, of the Company's stock over the next twelve months.

The directorate has also authorized management during 2000 to invest approximately $1 million in new equipment and technology applications that will enable us to expand customer product offerings, enhance existing customer service, and provide additional operational efficiencies. While we believe that most customers living in small Midwest towns and cities continue to prefer the down-home, face-to-face style of community banking, there are folks whose lifestyle and schedule simply do not match up with "banker's hours." Recent technological advances will allow us to bring the bank to them, dramatically extending the market reach of our small town community bank.

The Gramm-Leach-Bliley Act of 1999 substantially reforms the entire financial services sector. The Company plans during 2000 to explore and evaluate the new opportunities under the Act, and will convert to a financial holding company during the first quarter of 2000.

On behalf of the customers, employees and directors of Cortland Banks, let me once again thank you for your continued support. Thanks.

Sincerely,

/s/ Rodger W. Platt

Rodger W. Platt
Chairman and President

--------------------------------------------------------------------------------

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

THE CORTLAND SAVINGS
AND BANKING COMPANY

The Cortland Savings and Banking Company is a full service state bank engaged in commercial and retail banking and trust services. The Bank's services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, leasing, night depository, automated teller services, safe deposit boxes, money order services, traveler's checks, utility bill payments and other miscellaneous services normally offered by commercial banks. Cortland Banks also offers discount brokerage services, while the Bank's trust department provides access to a broad range of fiduciary services, including the administration of decedent and trust estates and other personal and corporate fiduciary services.

Business is conducted at a total of thirteen offices, nine of which are located in Trumbull County, Ohio. Two offices are located in the communities of Windham and Mantua, in Portage County, Ohio. One office is located in the community of Williamsfield, Ashtabula County, Ohio, while another is located in the community of Boardman, Mahoning County, Ohio.

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

EMPLOYEES

As of December 31, 1999 the Company through its subsidiary bank, employed 148 full-time and 46 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

REPORT OF PACKER THOMAS
INDEPENDENT AUDITORS

--------------------------------------------------------------------------------

SHAREHOLDERS AND BOARD OF DIRECTORS
Cortland Bancorp

We have audited the accompanying consolidated balance sheets of Cortland Bancorp and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Cortland Bancorp and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Packer Thomas
                                          Packer Thomas
Youngstown, Ohio
January 31, 2000

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------
                  (Amounts in thousands except per share data)

                                                               1999       1998       1997
                                                              -------    -------    -------
INTEREST INCOME
  Interest and fees on loans................................  $16,704    $17,277    $15,981
  Interest and dividends on investment securities:
     Taxable interest.......................................    4,069      4,615      6,201
     Nontaxable interest....................................    1,701      1,291        783
     Dividends..............................................      267        255        245
  Interest on mortgage-backed securities....................    5,439      5,011      4,982
  Interest on trading account securities....................                              7
  Other interest income.....................................      191        266        178
                                                              -------    -------    -------
          Total interest income.............................   28,371     28,715     28,377
                                                              -------    -------    -------
INTEREST EXPENSE
  Deposits..................................................   10,353     11,311     12,081
  Borrowed funds............................................    2,039      1,730      1,266
                                                              -------    -------    -------
          Total interest expense............................   12,392     13,041     13,347
                                                              -------    -------    -------
             Net interest income............................   15,979     15,674     15,030
             Provision for loan losses (Note 4).............      200        450
                                                              -------    -------    -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........   15,779     15,224     15,030
                                                              -------    -------    -------
OTHER INCOME
  Fees for other customer services..........................    1,302      1,396      1,319
  Trading securities gains - net............................                             13
  Investment securities gains - net.........................        9        324         94
  Gain on sale of loans - net...............................      156        178         76
  Other non-interest income.................................      157        220        191
                                                              -------    -------    -------
          Total other income................................    1,624      2,118      1,693
                                                              -------    -------    -------
OTHER EXPENSES
  Salaries and employee benefits............................    6,047      5,842      5,830
  Net occupancy expense.....................................      801        744        684
  Equipment expense.........................................    1,145      1,161      1,082
  State and local taxes.....................................      581        566        521
  Office supplies...........................................      461        472        480
  Marketing expense.........................................      249        282        256
  Other operating expenses..................................    1,600      1,614      1,442
                                                              -------    -------    -------
          Total other expenses..............................   10,884     10,681     10,295
                                                              -------    -------    -------
INCOME BEFORE FEDERAL INCOME TAXES..........................    6,519      6,661      6,428
Federal income taxes (Note 10)..............................    1,657      1,845      1,974
                                                              -------    -------    -------
NET INCOME..................................................  $ 4,862    $ 4,816    $ 4,454
                                                              =======    =======    =======
NET INCOME PER SHARE, BOTH BASIC AND DILUTED (Note 1).......  $  1.31    $  1.31    $  1.24
                                                              =======    =======    =======

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 1999 and 1998

--------------------------------------------------------------------------------

                  (Amounts in thousands except per share data)

                                                                1999         1998
                                                              --------     --------
ASSETS
Cash and due from banks.....................................  $ 16,568     $ 10,870
Federal funds sold..........................................                  4,150
                                                              --------     --------
  Total cash and cash equivalents...........................    16,568       15,020
                                                              --------     --------
Investment securities available for sale (Note 2)...........   113,804      119,575
Investment securities held to maturity (approximate
  market value of $84,169 in 1999 and $56,526 in 1998) (Note
  2)........................................................    88,053       55,935
Total loans (Note 3)........................................   196,060      200,478
  Less allowance for loan losses (Note 4)...................    (2,956)      (3,055)
                                                              --------     --------
  Net loans.................................................   193,104      197,423
                                                              --------     --------
Premises and equipment (Note 5).............................     5,839        6,190
Other assets................................................     5,834        3,789
                                                              --------     --------
          TOTAL ASSETS......................................  $423,202     $397,932
                                                              ========     ========

LIABILITIES
Noninterest-bearing deposits................................  $ 50,857     $ 50,230
Interest-bearing deposits (Note 6)..........................   269,546      270,870
                                                              --------     --------
  Total deposits............................................   320,403      321,100
                                                              --------     --------
Federal Home Loan Bank advances and other borrowings (Note
  7)........................................................    55,285       29,971
Other liabilities...........................................     3,289        3,321
                                                              --------     --------
          TOTAL LIABILITIES.................................   378,977      354,392
                                                              --------     --------

Commitments and contingent liabilities (Notes 8 and 16)

SHAREHOLDERS' EQUITY
Common stock - $5.00 stated value - authorized 5,000,000
  shares; issued 3,731,373 shares in 1999 and 3,570,827
  in 1998 (Note 1)..........................................    18,657       17,854
Additional paid-in capital (Note 1).........................     7,373        4,920
Retained earnings...........................................    20,251       20,015
Accumulated other comprehensive income (Note 1).............    (1,834)         849
Treasury stock, at cost, 9,894 shares in 1999 and 4,761
  shares in 1998............................................      (222)         (98)
                                                              --------     --------
       TOTAL SHAREHOLDERS' EQUITY (Notes 15 and 17).........    44,225       43,540
                                                              --------     --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $423,202     $397,932
                                                              ========     ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

                  (Amounts in thousands except per share data)

                                                                                   Accumulated                Total
                                                         Additional                   Other                  Share-
                                               Common     Paid-In     Retained    Comprehensive   Treasury   holders
                                                Stock     Capital     Earnings       Income        Stock     Equity
                                               ------    ----------   --------    -------------   --------   -------
BALANCE AT DECEMBER 31, 1996.................  $5,409     $ 10,938     $19,287       $   286       $    0    $35,920
COMPREHENSIVE INCOME:
  Net income.................................                            4,454                                 4,454
  Other comprehensive income, net of tax:
    Unrealized gains on available for sale
      securities, net of reclassification
      adjustment.............................                                            493                     493
                                                                                                             -------
Total comprehensive income...................                                                                  4,947
                                                                                                             -------
COMMON STOCK TRANSACTIONS
  Shares sold................................     118          899                                             1,017
  Cash dividends declared ($.30 per share)...                           (1,101)                               (1,101)
  Special cash dividend ($.16 per share).....                             (553)                                 (553)
  3% stock dividend..........................     164        1,473      (1,637)
  Cash paid in lieu of fractional shares.....                              (21)                                  (21)
                                               -------    --------     -------       -------       ------    -------
BALANCE AT DECEMBER 31, 1997.................   5,691       13,310      20,429           779            0     40,209
                                               -------    --------     -------       -------       ------    -------
COMPREHENSIVE INCOME:
  Net income.................................                            4,816                                 4,816
  Other comprehensive income, net of tax:
    Unrealized gains on available for sale
      securities, net of reclassification
      adjustment.............................                                             70                      70
                                                                                                             -------
Total comprehensive income...................                                                                  4,886
                                                                                                             -------
COMMON STOCK TRANSACTIONS
  Shares sold................................     263          713                                               976
  Treasury shares purchased..................                                                         (98)       (98)
  Cash dividends declared ($.38 per share)...                           (1,382)                               (1,382)
  Special cash dividend ($.28 per share).....                           (1,039)                               (1,039)
  3% stock dividend..........................     518        2,279      (2,797)
  Cash paid in lieu of fractional shares.....                              (12)                                  (12)
  Adjustment for the effect of 3 for 1 common
    stock split (Note 1).....................  11,382      (11,382)
                                               -------    --------     -------       -------       ------    -------
BALANCE AT DECEMBER 31, 1998.................  17,854        4,920      20,015           849          (98)    43,540
                                               -------    --------     -------       -------       ------    -------
Comprehensive Income:
  Net income.................................                            4,862                                 4,862
  Other comprehensive income, net of tax:
    Unrealized losses on available for sale
      securities, net of reclassification
      adjustment.............................                                         (2,683)                 (2,683)
                                                                                                             -------
TOTAL COMPREHENSIVE INCOME...................                                                                  2,179
                                                                                                             -------
COMMON STOCK TRANSACTIONS:
  Shares sold................................     262        1,046                                             1,308
  Treasury shares purchased..................                                                        (124)      (124)
  Cash dividends declared ($.43 per share)...                           (1,586)                               (1,586)
  Special cash dividend ($.29 per share).....                           (1,084)                               (1,084)
  3% stock dividend..........................     541        1,407      (1,948)
  Cash paid in lieu of fractional shares.....                               (8)                                   (8)
                                               -------    --------     -------       -------       ------    -------
BALANCE AT DECEMBER 31, 1999.................  $18,657    $  7,373     $20,251       $(1,834)      $ (222)   $44,225
                                               =======    ========     =======       =======       ======    =======

DISCLOSURE OF RECLASSIFICATION FOR AVAILABLE
FOR SALE SECURITY GAINS AND LOSSES:

                                                               1999      1998    1997
                                                               ----      ----    ----
Unrealized holding gains (losses) on available for sale
  securities arising during
  the period, net of tax expense (benefit) of $(1,739),
  $146, and $286............................................  $(2,677)   $284    $ 555
Less: Reclassification adjustment for gains realized in net
  income,
  net of tax benefit of $3, $10, and $32....................        6     214       62
                                                              -------    ----    -----
Net unrealized gains (losses) on available for sale
  securities, net of tax....................................  $(2,683)   $ 70    $ 493
                                                              =======    ====    =====

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

                             (Amounts in thousands)

                                                             1999        1998        1997
                                                           --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.............................................  $  4,862    $  4,816    $  4,454
  Adjustments to reconcile net income to net cash flows
     from operating activities:
       Depreciation, amortization and accretion..........     1,460       1,402       1,382
       Provision for loan loss...........................       200         450
       Deferred tax expense (benefit)....................       140        (220)         64
       Investment securities gains.......................        (9)       (324)        (94)
       Gains on sales of loans...........................      (156)       (178)        (76)
       Loans originated for sale.........................    (7,565)    (19,222)     (3,930)
       Proceeds from sale of loans originated for sale...    12,057      16,820       3,611
       Loss (gain) on sale of fixed assets...............         6         (28)
       Changes in:
             Interest and fees receivable................      (459)        359         102
             Interest payable............................       (23)       (112)         61
             Other assets and liabilities................       (69)      1,607         850
                                                           --------    --------    --------
               Net cash flows from operating
                  activities.............................    10,444       5,370       6,424
                                                           --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of securities available for sale.............   (39,889)    (40,767)    (31,408)
  Purchases of securities held to maturity...............   (41,789)    (22,930)    (20,498)
  Proceeds from sales of securities available for sale...                 4,947      19,630
  Proceeds from call, maturity and principal payments on
     securities..........................................    50,627      71,718      38,364
  Net increase in loans made to customers................      (502)    (14,257)    (18,136)
  Proceeds from disposition of other real estate.........                                28
  Proceeds from sale of loans............................                   638
  Proceeds from sale of fixed assets.....................                    35
  Purchases of premises and equipment....................      (466)     (1,307)       (571)
                                                           --------    --------    --------
               Net cash flows from investing
                  activities.............................   (32,019)     (1,923)    (12,591)
                                                           --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (decrease) increase in deposit accounts............      (697)      1,362        (292)
  Net increase (decrease) in borrowings..................    25,314        (843)      9,643
  Dividends paid.........................................    (2,678)     (2,433)     (1,675)
  Purchases of treasury stock............................      (124)        (98)
  Proceeds from sale of common stock.....................     1,308         976       1,017
                                                           --------    --------    --------
               Net cash flows from financing
                  activities.............................    23,123      (1,036)      8,693
                                                           --------    --------    --------
  NET CHANGE IN CASH AND CASH EQUIVALENTS................     1,548       2,411       2,526
                                                           --------    --------    --------
CASH AND CASH EQUIVALENTS
  Beginning of year......................................    15,020      12,609      10,083
                                                           --------    --------    --------
  End of year............................................  $ 16,568    $ 15,020    $ 12,609
                                                           ========    ========    ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

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

INDUSTRY SEGMENT INFORMATION: The Company and its subsidiaries operate in the domestic banking industry which accounts for substantially all of the Company's assets, revenues and operating income. The Company, through its subsidiary bank, grants residential, consumer, and commercial loans and offers a variety of saving plans to customers located primarily in the Northeastern Ohio and Western Pennsylvania area.

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

The Company paid interest of $12,415,000, $13,153,000 and $13,286,000 in 1999,
1998 and 1997, respectively. Cash paid for income taxes was $1,494,000 in 1999, $2,043,500 in 1998 and $1,824,000 in 1997. Transfers of loans to other real estate were $285,000, $0 and $0 in 1999, 1998 and 1997, respectively.

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

LOANS: Loans are stated at the principal amount outstanding net of the unamortized balance of deferred loan origination fees and costs. Deferred loan origination fees and costs are amortized as an adjustment to the related loan yield over the contractual life using the level yield method. Interest income on loans is accrued over the term of the loans based on the amount of principal outstanding. The accrual of interest is discontinued on a loan when management believes that the collection of interest is doubtful. Generally a loan is placed on nonaccrual status once the borrower is 90 days past due on payments. Interest income accrued up to the date a loan is placed on nonaccrual is reversed through interest income. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction to principal or reported as interest income according to management's judgement as to collectibility of principal.

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

LOANS HELD FOR SALE: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. For the majority of loan sales, the Company concurrently sells the rights to service the related loans. In addition, the Company may periodically identify other loans which may be sold. These loans are classified as loans held for sale, and carried, in the aggregate, at the lower of cost or estimated market value based on secondary market prices. To mitigate interest rate risk, the Company may obtain fixed commitments at the time loans are originated or identified as being held for sale. No such commitments existed as of December 31, 1999.

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

INTANGIBLE ASSET: An intangible asset resulting from a branch acquisition is being amortized over a 15 year period. The intangible asset, net of accumulated amortization, was $392,000 and $428,000 at December 31, 1999 and 1998, respectively, and is included in other assets.

ADVERTISING: The Company expenses advertising costs as incurred.

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INCOME TAXES: A deferred tax liability or asset is determined at each balance sheet date. It is measured by applying currently enacted tax laws to future amounts that result from differences in the financial statement and tax bases of assets and liabilities.

OTHER COMPREHENSIVE INCOME: Accumulated other comprehensive income for the Company is comprised solely of unrealized holding gains (losses) on available for sale securities, net of tax.

PER SHARE AMOUNTS: The Board of Directors declared 3% common stock dividends payable as of January 1, 2000, 1999 and 1998. The 3% common stock dividend issued on January 1, 2000 resulted in the issuance of 108,240 shares of common stock, which have been included in the 3,731,373 shares reported as issued at December 31, 1999.

On April 14, 1998, the Company's Board of Directors approved a three-for-one common stock split, which was paid May 15, 1998 to shareholders of record as of April 25, 1998. To reflect the split, common stock was increased and additional paid-in capital was decreased by $11,382,000, maintaining the stated value at $5.00 per share.

Basic and diluted earnings per share are based on weighted average shares outstanding. Average shares outstanding and per share amounts have been restated to give retroactive effect to the 3% common stock dividend of January 1, 2000.

The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                            1999         1998         1997
                                                          ---------    ---------    ---------
Net income ($000 omitted)...............................  $   4,862    $   4,816    $   4,454
Weighted average common shares outstanding..............  3,713,203    3,664,957    3,604,722
Basic earnings per share................................  $    1.31    $    1.31    $    1.24
Diluted earnings per share..............................  $    1.31    $    1.31    $    1.24

NEW ACCOUNTING STANDARDS: In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". This standard has been delayed by SFAS No. 137. The standard is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management does not anticipate that adoption of this standard will have a material impact on the Company's financial position or results of operation.

RECLASSIFICATIONS: Certain items in the financial statements for 1998 and 1997 have been reclassified to conform to the 1999 presentation.

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES

The following is a summary of investment securities:

                             (Amounts in thousands)

                                                            Gross         Gross       Estimated
                                             Amortized    Unrealized    Unrealized       Fair
                                               Cost         Gains         Losses        Value
                                             ---------    ----------    ----------    ----------
DECEMBER 31, 1999
INVESTMENT SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities...................  $ 12,286       $   46        $   25       $ 12,307
U.S. Government agencies and
  corporations.............................    17,580            3           615         16,968
Obligations of states and political
  subdivisions.............................    10,137            8           465          9,680
Mortgage-backed and related securities.....    71,841           74         1,479         70,436
                                             --------       ------        ------       --------
          Total debt securities............   111,844          131         2,584        109,391
Marketable equity securities...............     2,171          102           396          1,877
Other securities...........................     2,536                                     2,536
                                             --------       ------        ------       --------
          Total available for sale.........  $116,551       $  233        $2,980       $113,804
                                             ========       ======        ======       ========
INVESTMENT SECURITIES HELD TO MATURITY
U.S. Treasury securities...................  $  5,659       $             $  125       $  5,534
U.S. Government agencies and
  corporations.............................    39,549                      1,784         37,765
Obligations of states and political
  subdivisions.............................    26,932           65         1,636         25,361
Mortgage-backed and related securities.....    15,913           40           444         15,509
                                             --------       ------        ------       --------
          Total held to maturity...........  $ 88,053       $  105        $3,989       $ 84,169
                                             ========       ======        ======       ========

DECEMBER 31, 1998
INVESTMENT SECURITIES AVAILABLE FOR SALE
U.S. Treasury securities....................  $ 22,828       $  375        $            $ 23,203
U.S. Government agencies and corporations...    14,855          118            17         14,956
Obligations of states and political
  subdivisions..............................    11,353          134            72         11,415
Mortgage-backed and related securities......    65,043          919            48         65,914
                                              --------       ------        ------       --------
          Total debt securities.............   114,079        1,546           137        115,488
Marketable equity securities................     2,171          127           206          2,092
Other securities............................     1,995                                     1,995
                                              --------       ------        ------       --------
          Total available for sale..........  $118,245       $1,673        $  343       $119,575
                                              ========       ======        ======       ========
INVESTMENT SECURITIES HELD TO MATURITY
U.S. Government agencies and corporations...  $ 14,934       $  108        $   10       $ 15,032
Obligations of states and political
  subdivisions..............................    22,379          462            99         22,742
Mortgage-backed and related securities......    18,622          158            28         18,752
                                              --------       ------        ------       --------
          Total held to maturity............  $ 55,935       $  728        $  137       $ 56,526
                                              ========       ======        ======       ========

At December 31, 1999 and 1998, other securities consisted of $2,310,000 and $1,769,000 in Federal Home Loan Bank (FHLB) stock, respectively, and $226,000 in Federal Reserve Board (FED) stock. Each investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES (Continued)

The amortized cost and estimated market value of debt securities at December 31, 1999, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                             (Amounts in thousands)

                                                               December 31, 1999
                                                             ----------------------
                                                             Amortized   Estimated
                                                               Cost      Fair Value
                                                             ---------   ----------
INVESTMENT SECURITIES AVAILABLE FOR SALE
Due in one year or less....................................  $ 11,301     $ 11,324
Due after one year through five years......................     7,470        7,334
Due after five years through ten years.....................    14,070       13,653
Due after ten years........................................     7,162        6,644
                                                             --------     --------
          Subtotal.........................................    40,003       38,955
Mortgage-backed securities.................................    71,841       70,436
                                                             --------     --------
          Total............................................  $111,844     $109,391
                                                             ========     ========
INVESTMENT SECURITIES HELD TO MATURITY
Due in one year or less....................................  $     84     $     82
Due after one year through five years......................    10,025        9,925
Due after five years through ten years.....................    29,032       27,651
Due after ten years........................................    32,999       31,002
                                                             --------     --------
          Subtotal.........................................    72,140       68,660
Mortgage-backed securities.................................    15,913       15,509
                                                             --------     --------
          Total............................................  $ 88,053     $ 84,169
                                                             ========     ========

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:

                             (Amounts in thousands)

                                                              1999      1998      1997
                                                             -------   -------   -------
Proceeds...................................................  $ 5,614   $28,063   $30,180
Gross realized gains.......................................       10       325       107
Gross realized losses......................................        1         1        13

Investment securities with a carrying value of approximately $96,527,000 at December 31, 1999 and $29,840,000 at December 31, 1998 were pledged to secure deposits and for other purposes. The increase primarily reflects securities pledged to facilitate a line of credit with the Federal Reserve to accomodate liquidity needs that may arise as a result of the century date change. The line is effective from November 1, 1999 through April 7, 2000, with approximately $53 million available to the Company's bank subsidiary.

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 3 - LOANS RECEIVABLE

The following is a summary of loans:
                             (Amounts in thousands)

                                                                 December 31,
                                                             --------------------
                                                               1999        1998
                                                             --------    --------
1-4 family residential mortgage loans......................  $ 82,679    $ 79,125
Commercial mortgage loans..................................    65,036      61,149
Consumer loans.............................................    16,129      17,623
Commercial loans...........................................    24,087      29,576
Home equity loans..........................................     8,129       8,669
1-4 family residential mortgage loans held for sale........                 4,336
                                                             --------    --------
          Total loans......................................  $196,060    $200,478
                                                             ========    ========

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following is an analysis of changes in the allowance for loan losses:

                             (Amounts in thousands)

                                                              December 31,
                                                       --------------------------
                                                        1999      1998      1997
                                                       ------    ------    ------
Balance at beginning of year.........................  $3,055    $2,817    $2,966
Loan charge-offs.....................................    (387)     (294)     (252)
Recoveries...........................................      88        82       103
                                                       ------    ------    ------
  Net loan charge-offs...............................    (299)     (212)     (149)
Provision charged to operations......................     200       450
                                                       ------    ------    ------
Balance at end of year...............................  $2,956    $3,055    $2,817
                                                       ======    ======    ======

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $2,277,000, $2,741,000 and $1,653,000 at December 31, 1999, 1998 and 1997, respectively.
Interest income on these loans, if accrued, would have increased pretax income by approximately $185,000, $219,000 and $35,000 for 1999, 1998 and 1997,
respectively.

Impaired loans were evaluated using the fair value of collateral as the measurement method. At December 31, 1999, 1998 and 1997, the recorded investment in impaired loans was $517,000, $719,000 and $1,365,000 while the allocated portion of the allowance for loan losses for such loans was $52,000, $98,000 and $213,000, respectively. Interest income recognized on impaired loans using the cash basis was $4,000, $9,000 and $116,000, respectively.

The remaining principal balance of renegotiated loans for which interest has been reduced and that are still accruing interest totaled $484,000, $162,000 and $173,000 at December 31, 1999, 1998 and 1997, respectively. Interest income recognized on these loans was $49,000 for 1999, and $20,000 for 1998 and 1997. Interest income that would have been recognized under the original terms was $54,000 for 1999, and $25,000 for 1998 and 1997.

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

As of December 31, 1999, 1998 and 1997, there were $1,462,000, $828,000 and
$676,000 in loans that were neither classified as nonaccrual nor considered impaired, but which can be considered potential problem loans. Management does not currently anticipate any loss as a result of these potential problem loans.

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

                             (Amounts in thousands)

                                                             December 31,
                                                          ------------------
                                                           1999       1998
                                                          -------    -------
Land....................................................  $   733    $   733
Premises................................................    5,525      5,500
Equipment...............................................    7,062      7,035
Leasehold improvements..................................      235        206
                                                          -------    -------
                                                           13,555     13,474
Less accumulated depreciation...........................    7,716      7,284
                                                          -------    -------
          Net book value................................  $ 5,839    $ 6,190
                                                          =======    =======

Depreciation expense was $811,000 for 1999, $854,000 for 1998 and $851,000 for 1997.

NOTE 6 - DEPOSITS

The following is a summary of interest-bearing deposits:

                             (Amounts in thousands)

                                                              December 31,
                                                          --------------------
                                                            1999        1998
                                                          --------    --------
Demand..................................................  $ 50,750    $ 50,349
Savings.................................................    82,246      83,435
Time:
  In denominations under $100,000.......................   113,804     111,125
  In denominations of $100,000 or more..................    22,746      25,961
                                                          --------    --------
          Total.........................................  $269,546    $270,870
                                                          ========    ========

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]
CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

NOTE 6 - DEPOSITS (Continued)

The following is a summary of time deposits of $100,000 or more by remaining maturities:

                             (Amounts in thousands)

                                                           DECEMBER 31,
                            --------------------------------------------------------------------------
                                            1999                                  1998
                            ------------------------------------   -----------------------------------
                            Certificates   Other Time              Certificates   Other Time
                             of Deposit     Deposits      Total     of Deposit     Deposits     Total
                            ------------   -----------   -------   ------------   ----------   -------
Three months or less......    $ 6,359        $  102      $ 6,461     $ 7,099        $  495     $ 7,594
Three to six months.......      4,658           820        5,478       4,273           268       4,541
Six to twelve months......      3,869           101        3,970       5,604                     5,604
One through five years....      3,746         2,027        5,773       4,420         3,000       7,420
Over five years...........        203           861        1,064         203           599         802
                              -------        ------      -------     -------        ------     -------
          Total...........    $18,835        $3,911      $22,746     $21,599        $4,362     $25,961
                              =======        ======      =======     =======        ======     =======

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The following is a summary of total Federal Home Loan Bank advances and other borrowings:

                             (Amounts in thousands)

                                                          CURRENT        December 31,
                                                          INTEREST    ------------------
                                                            RATE       1999       1998
                                                          --------    -------    -------
FEDERAL HOME LOAN BANK ADVANCES
Variable rate LIBOR based Federal Home Loan Bank
  advances, with monthly interest payments:
     Due in 2004........................................   6.1050%    $ 3,000    $ 3,000
     Daily variable rate Federal Home Loan Bank Cash
       Management Advance, with monthly interest
       payments.........................................   6.0000%     10,000
Fixed rate and convertible fixed rate Federal Home Loan
  Bank advances, with monthly interest payments:
     Due in 1999........................................                           3,000
     Due in 2000........................................   5.9660%      2,500      1,000
     Due in 2002........................................   6.4900%      2,000      2,000
     Due in 2003........................................   5.1664%      5,500      5,500
     Due in 2007........................................   6.3700%      1,000      1,000
     Due in 2008........................................   5.6340%      5,000      9,500
     Due in 2009........................................   5.1400%     16,000
                                                                      -------    -------
       Total Federal Home Loan Bank advances............               45,000     25,000
OTHER BORROWINGS
Securities sold under repurchase agreements.............   4.5720%      3,911      4,376
Federal Funds Purchased.................................   5.6667%      4,500
U.S. Treasury interest-bearing demand note..............   4.5240%      1,874        577
Other...................................................                              18
                                                                      -------    -------
       Total other borrowings...........................               10,285      4,971
                                                                      -------    -------
          Total Federal Home Loan Bank advances and
             other borrowings...........................              $55,285    $29,971
                                                                      =======    =======

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (Continued)

Federal Home Loan Bank (FHLB) advances are collateralized by the FHLB stock owned by the Bank, which had a carrying value of $2,310,000 at December 31, 1999, and a blanket lien against the Bank's qualified mortgage loan portfolio. Maximum borrowing capacity from the FHLB totaled $46,194,000 at December 31, 1999.

As of December 31, 1999 and 1998, $22,500,000 and $11,000,000, respectively, of the FHLB fixed rate advances are convertible to quarterly LIBOR floating rate advances on or after certain specified dates at the option of the FHLB. Should the FHLB elect to convert, the Company acquires the right to prepay any or all of the borrowing at the time of conversion and on any interest payment due date thereafter.

NOTE 8 - COMMITMENTS

The Bank occupies office facilities under operating leases extending to 2008. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of these facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Rental expense was $244,000 for 1999, $221,000 for 1998 and $209,000 for 1997. The following is a summary of remaining future minimum lease payments under current noncancelable operating leases for office facilities:

                             (Amounts in thousands)

Years ending -
  December 31, 2000.............................  $148
  December 31, 2001.............................   141
  December 31, 2002.............................   129
  December 31, 2003.............................   105
  December 31, 2004.............................   105
Later years.....................................   287
                                                  ----
     Total......................................  $915
                                                  ====

At December 31, 1999, the Bank was required to maintain aggregate cash reserves amounting to $4,284,000 in order to satisfy federal regulatory requirements. These amounts do not earn interest.

The Bank grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers in Northeast Ohio and Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions. Approximately 3.63% of total loans are unsecured at December 31, 1999, compared to 3.99% at December 31, 1998.

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

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 8 - COMMITMENTS (Continued)

The following is a summary of such contract commitments:

                             (Amounts in thousands)

                                                             December 31,
                                                          ------------------
                                                           1999       1998
                                                          -------    -------
Financial instruments whose contract
  amounts represent credit risk:
     Commitments to extend credit
       Fixed rate.......................................  $ 2,049    $ 2,136
       Variable rate....................................   28,152     18,210
     Standby letters of credit..........................      268        328

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

NOTE 9 - EMPLOYEE BENEFIT PLAN

The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $172,000 for 1999, $170,000 for 1998 and $164,000 for 1997. The Bank is
obligated to contribute 2% of the gross pay of each eligible participant. In addition, the Bank matches participants' voluntary contributions up to 2% of gross pay. Participants may make voluntary contributions to the plan up to a maximum of 10% of gross wages or $10,000, whichever is less. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.

NOTE 10 - FEDERAL INCOME TAXES

The composition of income tax expense is as follows:

                             (Amounts in thousands)

                                                                 Years Ended
                                                                 December 31,
                                                          --------------------------
                                                           1999      1998      1997
                                                          ------    ------    ------
Current.................................................  $1,517    $2,065    $1,910
Deferred................................................     140      (220)       64
                                                          ------    ------    ------
     Total..............................................  $1,657    $1,845    $1,974
                                                          ======    ======    ======

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 10 - FEDERAL INCOME TAXES (Continued)

The following is a summary of net deferred taxes included in other assets in 1999 and included in other liabilities in 1998 and 1997:

                             (Amounts in thousands)

                                                                December 31,
                                                          ------------------------
                                                           1999     1998     1997
                                                          ------    -----    -----
Gross deferred tax assets:
  Provision for loan and other real estate losses.......  $  681    $ 787    $ 634
  Unrealized loss on available for sale securities......     945
  Loan origination fees.................................      19       22       37
  Other items...........................................     195      163       89
Gross deferred tax liabilities:
  Unrealized gain on available for sale securities......             (437)    (401)
  Depreciation..........................................    (411)    (387)    (388)
  Other items...........................................    (192)    (153)    (159)
                                                          ------    -----    -----
          Net deferred tax asset (liability)............  $1,237    $  (5)   $(188)
                                                          ======    =====    =====

The following is a reconciliation between tax expense using the statutory tax rate of 34% and actual taxes:

                             (Amounts in thousands)

                                                                 Years Ended
                                                                 December 31,
                                                          --------------------------
                                                           1999      1998      1997
                                                          ------    ------    ------
Statutory tax...........................................  $2,216    $2,265    $2,186
Effect of non-taxable interest and dividends............    (559)     (420)     (212)
                                                          ------    ------    ------
          Total income taxes............................  $1,657    $1,845    $1,974
                                                          ======    ======    ======

The related income tax expense on investment and trading securities gains and losses amounted to $3,000 for 1999, $110,000 for 1998 and $36,000 for 1997, and
is included in the total federal income tax provision.

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------
NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                             (Amounts in thousands)

                                                   December 31, 1999                 December 31, 1998
                                            -------------------------------   -------------------------------
                                               Carrying        Estimated         Carrying        Estimated
                                                Amount         Fair Value         Amount         Fair Value
                                            --------------   --------------   --------------   --------------
ASSETS:
Cash and cash equivalents.................     $ 16,568         $ 16,568         $ 15,020         $ 15,020
Investment securities.....................      201,857          197,973          175,510          176,101
Loans, net of allowance for loan losses...      193,104          191,655          197,423          197,292
LIABILITIES:
Demand and savings deposits...............     $183,853         $183,853         $184,014         $184,014
Time deposits.............................      136,550          136,368          137,086          139,340
FHLB advances.............................       45,000           44,358           25,000           25,211
Other borrowings..........................       10,285           10,285            4,971            4,971

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1999 and 1998. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities when specific quoted prices are not available. Carrying value is considered to approximate fair value for loans, FHLB advances and other borrowings that reprice frequently and for deposit liabilities subject to immediate withdrawal. The fair values of loans, FHLB advances and other borrowings and time deposits that reprice less frequently are approximated by a discount rate valuation technique utilizing estimated market interest rates as of December 31, 1999 and 1998. The fair value of unrecorded commitments at December 31, 1999 and 1998, is not material.

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

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

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

                                               (Amounts in thousands)
                                          December 31,        December 31,
                                              1999                1998
                                        ----------------    ----------------
                                        Amount     Ratio    Amount     Ratio
                                        ------     -----    ------     -----
Total Risk-Based Capital..............  $48,239             $44,684
  Ratio to Risk-Weighted Assets.......             23.75%              22.65%
Tier I Risk-Based Capital.............  $45,695             $42,211
  Ratio to Risk-Weighted Assets.......             22.50%              21.40%
  Ratio to Average Assets.............             11.21%              10.68%

Tier I capital is shareholders' equity less intangibles and the unrealized market value adjustment of investment securities available for sale. Total risk-based capital is Tier I capital plus the qualifying portion of the allowance for loan losses. Assets and certain off balance sheet items adjusted in accordance with risk classification comprise risk-weighted assets of $203,090,000 and $197,276,000 as of December 31, 1999 and 1998, respectively.
Assets less intangibles and the net unrealized market value adjustment of investment securities available for sale averaged $407,637,000 and $395,076,000 for the years ended December 31, 1999 and 1998, respectively.

NOTE 13 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated were loan customers during 1999. The following is an analysis of such loans:

                             (Amounts in thousands)

Total loans at December 31, 1998............................  $3,920
New loans...................................................     314
Repayments or other.........................................   1,887
                                                              ------
          Total loans at December 31, 1999..................  $2,347
                                                              ======

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

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

                                 BALANCE SHEETS
                                 --------------

                             (Amounts in thousands)

                                                              December 31,
                                                          --------------------
                                                            1999        1998
                                                          --------    --------
ASSETS:
  Cash..................................................  $  2,554    $    198
  Investment securities available for sale..............     3,808       4,063
  Investment securities held to maturity................       488         488
  Investment in bank subsidiary.........................    37,262      38,780
  Investment in non-bank subsidiary.....................        15          15
  Other assets..........................................       126          61
                                                          --------    --------
                                                          $ 44,253    $ 43,605
                                                          ========    ========

LIABILITIES:
  Other liabilities.....................................  $     28    $     65

SHAREHOLDERS' EQUITY:
  Common stock (Note 1).................................    18,657      17,854
  Additional paid-in capital (Note 1)...................     7,373       4,920
  Retained earnings.....................................    20,251      20,015
  Accumulated other comprehensive income................    (1,834)        849
  Treasury stock........................................      (222)        (98)
                                                          --------    --------
          TOTAL SHAREHOLDERS' EQUITY....................    44,225      43,540
                                                          --------    --------
                                                          $ 44,253    $ 43,605
                                                          ========    ========

--------------------------------------------------------------------------------
                                  (Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 14 - CONDENSED FINANCIAL INFORMATION (Continued)

                              STATEMENTS OF INCOME
                              --------------------

                             (Amounts in thousands)

                                                               Years ended December 31,
                                                              --------------------------
                                                               1999      1998      1997
                                                              ------    ------    ------
Dividends from bank subsidiary..............................  $3,700    $3,000    $2,200
Interest and dividend income................................     294       236       147
Investment securities gains.................................       1        21         1
Other expenses..............................................     (93)      (87)      (46)
                                                              ------    ------    ------
  Income before income tax and equity in
     undistributed net income of subsidiaries...............   3,902     3,170     2,302
     Income tax expense.....................................     (67)      (57)      (34)
     Equity in undistributed net income of subsidiaries.....   1,027     1,703     2,186
                                                              ------    ------    ------
          NET INCOME........................................  $4,862    $4,816    $4,454
                                                              ======    ======    ======

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                             (Amounts in thousands)

                                                               Years ended December 31,
                                                             -----------------------------
                                                              1999       1998       1997
                                                             -------    -------    -------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income...............................................  $ 4,862    $ 4,816    $ 4,454
  Adjustments to reconcile net income to net cash flows
     from operating activities:
     Equity in undistributed net income of subsidiaries....   (1,027)    (1,703)    (2,186)
     Investment securities gains...........................       (1)       (21)        (1)
     Accretion on securities...............................      (35)
     Change in other assets and liabilities................      (32)       (34)        51
                                                             -------    -------    -------
          Net cash flows from operating activities.........    3,767      3,058      2,318
                                                             -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of investment securities.......................   (1,717)    (4,540)    (2,820)
  Proceeds from sales of securities available for sale.....               1,000      1,003
  Proceeds from call, maturity and principal payments
     on securities available for sale......................    1,800      2,035        250
                                                             -------    -------    -------
          Net cash flows from investing activities.........       83     (1,505)    (1,567)
                                                             -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid...........................................   (2,678)    (2,433)    (1,675)
  Proceeds from sale of common stock.......................    1,308        976      1,017
  Purchases of treasury stock..............................     (124)       (98)
                                                             -------    -------    -------
          Net cash flows from financing activities.........   (1,494)    (1,555)      (658)
                                                             -------    -------    -------
  Net change in cash.......................................    2,356         (2)        93

CASH
  Beginning of year........................................      198        200        107
                                                             -------    -------    -------
  End of year..............................................  $ 2,554    $   198    $   200
                                                             =======    =======    =======

--------------------------------------------------------------------------------
                                  (Continued)

                                                         [CORTLAND BANCORP LOGO]
CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 15 - DIVIDEND RESTRICTIONS

The Company is generally dependent on the receipt of cash dividends from the Bank in order to pay cash dividends to shareholders. The Bank is subject to regulations of the Ohio Division of Banks which restrict dividends to retained earnings (as defined) of the current and prior two years. Under this restriction, at December 31, 1999 approximately $4,916,000 is available for the payment of dividends by the Bank. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines.

NOTE 16 - LITIGATION

The Company's subsidiary bank was a defendant in a class action lawsuit Frank Slentz, Et Al. V. Cortland Savings and Banking Company, involving purchased interests in two campgrounds.

On October 20, 1997 the judge presiding over this case filed a judgment entry dismissing all claims against the Bank without prejudice. The judgment was appealed by the plaintiffs. On March 2, 1999, the United States Court of Appeals for the Sixth Circuit affirmed the decision of the district court to grant summary judgment in favor of the defendant Bank. The plaintiffs have the right to appeal to the United States Supreme Court. Plaintiffs have also filed a similar suit in the Common Pleas Court of Trumbull County. Accordingly, the ultimate outcome of this litigation presently cannot be determined, and therefore no provision for any liability relative to such litigation has been made in the accompanying consolidated financial statements.

The Bank is also involved in other legal actions arising in the ordinary course of business. In the opinion of management, the outcome of these matters is not expected to have a material effect on the Company.

NOTE 17 - STOCK REPURCHASE PROGRAM

On January 26, 2000, the Company's Board of Directors approved a Stock Repurchase Program (the "Program") under which the Company may repurchase up to 185,000 shares (or approximately 4.9% of the 3,764,759 shares outstanding as of January 26, 2000) of the Company's outstanding common stock. The Program will expire on February 3, 2001, and results will depend on marketing conditions. Accordingly, there is no guaranty as to the exact number of shares to be repurchased. The repurchased shares will become treasury shares available for general corporate purposes, including possible use in connection with acquisitions or other distributions of such as stock dividends or stock splits. Any repurchase would be effected through open market purchases or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. Based on the value of the Company's stock on January 26, 2000, the commitment to repurchase the stock over the next year was approximately $2,636,000.

--------------------------------------------------------------------------------

THREE YEAR SUMMARY
AVERAGE BALANCE SHEET, YIELDS AND RATES

--------------------------------------------------------------------------------

The following schedules show average balances of interest-earning and non interest-earning assets and liabilities, and Shareholders' equity for the years indicated. Also shown are the related amounts of interest earned or paid and the related average yields or interest rates paid for the years indicated. The averages are based on daily balances.

            (Fully taxable equivalent basis in thousands of dollars)

                                                                             1999
                                                              ----------------------------------
                                                                Average     Interest
                                                                Balance      Earned    Yield or
                                                              Outstanding   or Paid      Rate
                                                              -----------   --------   --------
Interest-earning assets:
  Federal funds sold........................................   $  3,835     $   191      5.0%
  Trading account securities................................
  Investment securities:
    U.S. Treasury and other U.S.
      Government agencies and corporations..................     64,254       4,067      6.3%
    U.S. Government mortgage-backed
      pass through certificates.............................     87,572       5,439      6.2%
    States of the U.S. and political
      subdivisions (Note 1, 2, 3)...........................     35,883       2,468      6.9%
    Other securities........................................      4,063         266      6.5%
                                                               --------     -------
TOTAL INVESTMENT SECURITIES.................................    191,772      12,240      6.4%
LOANS (Note 2, 3, 4)........................................    195,503      16,799      8.6%
                                                               --------     -------
TOTAL INTEREST-EARNING ASSETS...............................    391,110     $29,230      7.5%
                                                                            =======
Non interest-earning assets:
  Cash and due from banks...................................      9,651
  Premises and equipment....................................      6,006
  Other.....................................................        986
                                                               --------
TOTAL ASSETS................................................   $407,753
                                                               ========
Interest-bearing liabilities:
  Deposits:
    Interest-bearing demand deposits........................   $ 50,880     $ 1,188      2.3%
    Savings.................................................     84,073       1,951      2.3%
    Time....................................................    137,743       7,214      5.2%
                                                               --------     -------
TOTAL INTEREST-BEARING DEPOSITS.............................    272,696      10,353      3.8%
                                                               --------     -------
Borrowings:
  Federal funds purchased...................................        398          22      5.5%
  Securities sold under agreement to repurchase.............      4,321         179      4.1%
  Other borrowings under one year...........................      5,055         286      5.7%
  Other borrowings over one year............................     29,238       1,552      5.3%
                                                               --------     -------
TOTAL BORROWINGS............................................     39,012       2,039      5.2%
                                                               --------     -------
TOTAL INTEREST-BEARING LIABILITIES..........................    311,708     $12,392      4.0%
                                                                            =======
Non interest-bearing liabilities:
  Demand deposits...........................................     47,740
  Other liabilities.........................................      3,465
  Shareholders equity.......................................     44,840
                                                               --------
TOTAL LIABILITIES AND SHAREHOLDERS EQUITY...................   $407,753
                                                               ========
Net interest income.........................................                $16,838
                                                                            =======
Net interest rate spread (Note 5)...........................                             3.5%
                                                                                         ====
Net interest margin (Note 6)................................                             4.3%
                                                                                         ====

Note 1 - Includes both taxable and tax exempt securities.

Note 2 - The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 1999, 1998 and 1997, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets. Tax-free income from states of the U.S. and political subdivisions, other securities and loans amounted to $1,696, $1 and $257 respectively, for 1999; $1,263, $1 and $276 respectively, for 1998; and $755, $1 and $239 respectively, for 1997.

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

--------------------------------------------------------------------------------

                            [COURTLAND BANCORP LOGO]

--------------------------------------------------------------------------------

            (Fully taxable equivalent basis in thousands of dollars)

                                                                     1998                                       1997
                                                      ----------------------------------          ---------------------------------
                                                        Average     Interest                        Average     Interest    Yield
                                                        Balance      Earned    Yield or             Balance      Earned       or
                                                      Outstanding   or Paid      Rate             Outstanding   or Paid      Rate
                                                      -----------   --------   --------           -----------   --------    -----
Interest-earning assets:
  Federal funds sold.............................        $  4,952     $   266      5.4%           $  3,196     $   178      5.6%
  Trading account securities.....................                                                      116           7      6.4%
  Investment securities:
    U.S. Treasury and other U.S.
      Government agencies and corporations.......          71,164       4,606      6.5%             92,366       6,162      6.7%
    U.S. Government mortgage-backed
      pass through certificates..................          77,205       5,011      6.5%             74,491       4,982      6.7%
    States of the U.S. and political
      subdivisions (Note 1, 2, 3)................          27,539       1,858      6.7%             17,503       1,152      6.6%
    Other securities.............................           4,046         255      6.3%              3,822         245      6.4%
                                                         --------     -------                     --------     -------
TOTAL INVESTMENT SECURITIES......................         179,954      11,730      6.5%            188,182      12,541      6.7%
LOANS (Note 2, 3, 4).............................         194,621      17,376      8.9%            175,515      16,057      9.1%
                                                         --------     -------                     --------     -------
TOTAL INTEREST-EARNING ASSETS....................         379,527     $29,372      7.7%            367,009     $28,783      7.8%
                                                                      =======                                  =======
Non interest-earning assets:
  Cash and due from banks........................           8,999                                    8,671
  Premises and equipment.........................           5,688                                    5,919
  Other..........................................           2,150                                    1,986
                                                         --------                                 --------
TOTAL ASSETS.....................................        $396,364                                 $383,585
                                                         ========                                 ========
Interest-bearing liabilities:
  Deposits:
    Interest-bearing demand deposits.............        $ 48,531     $ 1,258      2.6%           $ 47,544     $ 1,386      2.9%
    Savings......................................          82,537       2,098      2.5%             84,291       2,255      2.7%
    Time.........................................         141,613       7,955      5.6%            146,263       8,440      5.8%
                                                         --------     -------                     --------     -------
TOTAL INTEREST-BEARING DEPOSITS..................         272,681      11,311      4.1%            278,098      12,081      4.3%
                                                         --------     -------                     --------     -------
Borrowings:
  Federal funds purchased........................              20           1      5.0%                618          35      5.7%
  Securities sold under agreement to repurchase..           3,237         147      4.5%              3,726         177      4.8%
  Other borrowings under one year................           5,252         308      5.9%              5,619         319      5.7%
  Other borrowings over one year.................          22,323       1,274      5.7%             12,572         735      5.8%
                                                         --------     -------                     --------     -------
TOTAL BORROWINGS.................................          30,832       1,730      5.6%             22,535       1,266      5.6%
                                                         --------     -------                     --------     -------
TOTAL INTEREST-BEARING LIABILITIES...............         303,513     $13,041      4.3%            300,633     $13,347      4.4%
                                                                      =======                                  =======
Non interest-bearing liabilities:
  Demand deposits................................          47,059                                   42,199
  Other liabilities..............................           2,950                                    2,436
  Shareholders equity............................          42,842                                   38,317
                                                         --------                                   ------
TOTAL LIABILITIES AND SHAREHOLDERS EQUITY........        $396,364                                 $383,585
                                                         ========                                 ========
Net interest income..............................                     $16,331                                  $15,436
                                                                      =======                                  =======
Net interest rate spread (Note 5)................                                  3.4%                                     3.4%
                                                                                  ====                                     ====
Net interest margin (Note 6).....................                                  4.3%                                    4.28%
                                                                                  ====                                     ====







Note 4 - Interest earned on loans includes net loan fees of $178 in 1999, $144 in 1998 and $44 in 1997.

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

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------

       (In thousands of dollars, except for ratios and per share amounts)

                                                                Years ended December 31,
SUMMARY OF OPERATIONS                               1999       1998       1997       1996       1995
---------------------                             --------   --------   --------   --------   --------
Total Interest Income...........................  $ 28,371   $ 28,715   $ 28,377   $ 27,076   $ 24,805
Total Interest Expense..........................    12,392     13,041     13,347     12,741     11,421
                                                  --------   --------   --------   --------   --------
NET INTEREST INCOME.............................    15,979     15,674     15,030     14,335     13,384
Provision for Loan Losses.......................       200        450
Total Other Income..............................     1,624      2,118      1,693      1,598      1,311
Total Other Expenses............................    10,884     10,681     10,295      9,997     10,061
                                                  --------   --------   --------   --------   --------
INCOME BEFORE TAX...............................     6,519      6,661      6,428      5,936      4,634
Federal Income Tax..............................     1,657      1,845      1,974      1,826      1,345
                                                  --------   --------   --------   --------   --------
NET INCOME......................................  $  4,862   $  4,816   $  4,454   $  4,110   $  3,289
                                                  ========   ========   ========   ========   ========

BALANCE SHEET DATA
------------------
Assets..........................................  $423,202   $397,932   $392,762   $378,510   $358,732
Investments.....................................   201,857    175,510    188,596    194,374    181,710
Net Loans.......................................   193,104    197,423    181,674    163,143    153,197
Deposits........................................   320,403    321,100    319,738    320,030    315,929
Borrowings......................................    55,285     29,971     30,814     21,171      8,217
Shareholders' Equity............................    44,225     43,540     40,209     35,920     32,616

AVERAGE BALANCES
----------------
Assets..........................................  $407,753   $396,364   $383,585   $368,645   $335,602
Investments.....................................   191,772    179,954    188,182    190,173    163,319
Net Loans.......................................   195,503    194,621    175,515    160,657    153,702
Deposits........................................   320,436    319,740    320,297    318,040    295,972
Borrowings......................................    39,012     30,832     22,535     14,503      7,079
Shareholders' Equity............................    44,840     42,842     38,317     34,242     30,412

PER COMMON SHARE DATA (1)
---------------------
Net Income, both Basic and Diluted..............  $   1.31   $   1.31   $   1.24   $   1.17   $   0.95
Cash Dividends Declared.........................      0.72       0.66       0.46       0.35       0.29
Book Value......................................     11.88      11.86      11.10      10.14       9.43

ASSET QUALITY RATIOS
--------------------
Underperforming Assets as a
  Percentage of:
    Total Assets................................      0.72%      0.74%      0.47%      0.44%      0.59%
    Equity plus Allowance for Loan Losses.......      6.46       6.32       4.27       4.32       5.94
    Tier I Capital..............................      6.70       7.00       4.72       4.79       6.61

FINANCIAL RATIOS
----------------
Return on Average Equity........................     10.84%     11.24%     11.62%     12.00%     10.80%
Return on Average Assets........................      1.19       1.22       1.16       1.11       0.98
Average Equity to Average Assets................     11.00      10.81       9.99       9.29       9.06
Equity to Asset Ratio...........................     10.45      10.94      10.24       9.50       9.09
Tangible Equity to Tangible Asset Ratio.........     10.37      10.85      10.13       9.37       8.96
Cash Dividend Payout Ratio......................     54.96      50.40      37.00      30.00      30.60
Net Interest Margin Ratio.......................      4.31       4.30       4.21       4.19       4.30

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

NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information contained herein, the following discussion may contain forward-looking statements that involve risks and uncertainties. Economic circumstances, the Company's operations and actual results could differ significantly from those discussed in any forward-looking statements. Some of the factors that could cause or contribute to such differences are changes in the economy and interest rates either nationally or in the Company's market area; increased competitive pressures or changes in either the nature or composition of competitors; changes in the legal and regulatory environment; changes in factors influencing liquidity such as expectations regarding the rate of inflation or deflation, currency exchange rates and other factors influencing market volatility; unforeseen risks associated with global economic and financial factors.

OVERVIEW AND OUTLOOK

Net income for 1999 was up 1.0% to $4,862, best in the Company's history, and constituted an increase of $46 from the $4,816 earned in 1998. Earnings per share of $1.31 matched results for 1998 and were up $0.07 from 1997.

Core earnings, which exclude the net gains on loans sold and investment securities either sold or called, were $4.753 million in 1999, up 6% from the $4.485 million earned in 1998. Core earnings per share were $1.28 in 1999 compared to $1.22 in 1998.

Capital ratios remained strong, facilitating a 9% increase in dividends per share. As of December 31, 1999, the ratio of equity capital to total assets was 10.45%, down from 10.94% a year ago. Risk-based capital measured 23.75% compared to 22.65% at December 31, 1998. All capital ratios continue to register well in excess of required regulatory minimums.

Return on average equity in 1999 declined to 10.84% while the return on average assets declined to 1.19%. Book value per share increased by $0.02 to $11.88. The price of the Company's common stock declined during the year, trading in a range between a first quarter high of $28 3/8 and a fourth quarter low of $15 1/2. The percentage of earnings per share paid out as dividends was increased to 55% from the 50% paid last year.

On January 26, 2000, the Company's Board of Directors approved a Stock Repurchase Program (the "Program") under which the Company may repurchase up to 185,000 shares (or approximately 4.9% of the 3,764,759 shares outstanding as of January 26, 2000) of the Company's outstanding common stock. The Program will expire February 3, 2001 and results will depend on market conditions. Accordingly, there is no guaranty as to the exact number of shares to be repurchased.

Management expects the economy in 2000 to slow moderately from the robust rate of growth achieved both in 1998 and 1999, with inflation and unemployment rates remaining low. Interest rates are expected to increase over the first half of 2000 as the Federal Reserve seeks to slow the economy. Interest rates should stabilize during the latter half of 2000 as the economic stimulus associated with the Year 2000 (Y2K) problem dissipates. Home mortgage refinancing activity, a major source of economic strength in 1999, has already slowed dramatically due to higher interest rates. The sharp run-up in oil prices, if sustained, will also act to slow the pace of economic activity in 2000.

To further facilitate customer service and innovation while enhancing productivity, the Company will continue to focus on refining its retail lending and branch operations during 2000. During the second quarter of 1999, the Company consolidated its existing Hiram branch office with its new Mantua facility, and opened an additional banking office in Trumbull County to better service the communities of Girard, Niles and Howland. During the second quarter of 2000, the Company plans

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

to merge its two offices in the Niles market, lowering the cost of delivering services while maintaining quality standards and overall responsiveness to customer needs.

The Company remains firmly committed to new ideas, new products, and emerging technologies that can enhance internal operating efficiencies and increase customer satisfaction, strengthening franchise value. During 2000, the Company plans to invest approximately $1 million on new technology applications to expand customer product offerings, and to enhance existing customer services while improving operational efficiency and productivity.

The Company also plans to convert during the first quarter of 2000 to a financial holding company under the provisions of the Gramm-Leach-Bliley Act of 1999 which substantially reforms the financial services sector. The Company plans to explore and evaluate its opportunities to expand its financial service offerings under the Act.

YEAR 2000

In 1997, the Company established a "Year 2000 project team" to provide a structured format for thoroughly addressing the Year 2000 problem and to develop contingency plans to address potential risks in the event of Year 2000 failures. To date, the project team's mission and efforts have successfully managed the transition.

Through 1999, the cost of the Year 2000 project totaled $665,990 with approximately 66% of these costs comprising normal lifecycle replacement/upgrades, 26% representing capital expendi-tures directly associated with Year 2000, and 8% comprising consulting, testing and other miscellaneous Year 2000 expenses.

Success continues to be dependent upon vendors, customers and all levels of government and governmental agencies achieving and maintaining Year 2000 compliance. It is recognized that the failure of any of these parties to achieve and maintain Year 2000 compliance could result in material additional expense to the Company, including possible litigation. The Company currently believes that the reasonably "worst case" Y2K scenario involves the occurrence of a low probability event wherein a Y2K related failure causes a general disruption of commerce resulting in a material increase in nonperforming loans and credit losses, accompanied by a lack of liquidity due to financial market dysfunctions. The Company's net income would be adversely impacted by increased operating costs, additional collection and foreclosure expense, and the effects of a compressed net interest margin. The Company maintains capital levels significantly in excess of regulatory minimum guidelines as additional protection in the event of such "worst case" scenarios.

Special lines of credit with both the Federal Reserve and the Federal Home Loan Bank of Cincinnati were established to facilitate liquidity needs that might arise in conjunction with the century date change. The Company's bank subsidiary has approximately $53 million available on the line with the Federal Reserve and $10 million guaranteed with the Federal Home Loan Bank of Cincinnati. Vault cash at December 31, 1999 also reflected a special Y2K buffer of approximately $6 million.

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

                                     1999     1998     1997
                                    -----    -----    -----
 Nonaccrual loans:
   1-4 residential mortgages        $  131   $  330   $  565
   Commercial mortgages              1,920    2,089      986
   Commercial loans                    198      262       27
   Consumer loans                       12       60       57
   Home equity loans                    16        0       18
 -----------------------------------------------------------
 TOTAL NONACCRUAL LOANS              2,277    2,741    1,653
 Other real estate owned               285        0        0
 -----------------------------------------------------------
 TOTAL NONPERFORMING ASSETS          2,562    2,741    1,653
 Loans ninety days past due
   and still accruing interest           0       41       10
 Restructured loans                    484      162      173
 -----------------------------------------------------------
 TOTAL UNDERPERFORMING ASSETS       $3,046   $2,944   $1,836

The table below provides a number of asset quality ratios based on the data presented above. Overall, asset quality remained at acceptable levels during 1999.

                                  1999    1998    1997
                                 -----   -----   -----

Nonperforming loans as a
  percentage of total loans       1.16%   1.37%   0.90%
Nonperforming assets as a
  percentage of total assets      0.61%   0.69%   0.42%
Underperforming assets as a
  percentage of total assets      0.72%   0.74%   0.47%
Underperforming assets as a
  percentage of equity capital
  plus allowance for loan losses  6.46%   6.32%   4.27%

RESULTS OF OPERATIONS

Common comparative ratios for results of operations are the return on average equity and the return on average assets. The return on average equity amounted to 10.8%, 11.2% and 11.6% for 1999, 1998 and 1997, respectively, while the return on average assets amounted to 1.2% in 1999, 1998 and 1997.

Net interest income, the principal source of the Company's earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. The net interest margin ratio registered 4.3% both in 1999 and 1998, and 4.2% in 1997.

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

       ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)

----------------------------------------------------------------------------------------------------------------------
                                                        1999 Compared to 1998                 1998 Compared to 1997
                                            --------------------------------------------------------------------------
                                          Volume        Rate        Total        Volume        Rate        Total
----------------------------------------------------------------------------------------------------------------------
  Increase (Decrease) in Interest Income
     Federal funds sold.................    $(57)       $(18)        $(75)       $   95       $  (7)      $   88
     Trading account securities.........       0           0            0            (7)          0           (7)
     Investment Securities
       U.S. Treasury and other U.S.
          Government agencies and
          corporations..................    (439)       (100)        (539)       (1,377)       (179)      (1,556)
       U.S. Government mortgage-backed
          pass-through certificates.....     651        (223)         428           178        (149)          29
       States of the U.S. and political
          subdivisions..................     573          37          610           676          30          706
       Other securities.................       1          10           11            14          (4)          10
     Loans..............................      78        (655)        (577)        1,713        (394)       1,319
----------------------------------------------------------------------------------------------------------------------
  Total Interest Income Change..........     807        (949)        (142)        1,292        (703)         589
----------------------------------------------------------------------------------------------------------------------
  Increase (Decrease) in Interest
  Expense
     Interest-bearing demand deposits...      59        (129)         (70)           28        (156)        (128)
     Savings deposits...................      38        (185)        (147)          (46)       (111)        (157)
     Time deposits......................    (213)       (528)        (741)         (264)       (221)        (485)
     Federal funds purchased............      21           0           21           (29)         (5)         (34)
     Securities sold under agreements to
       repurchase.......................      46         (14)          32           (22)         (8)         (30)
     Other borrowings under one year....     (12)        (10)         (22)          (20)          9          (11)
     Other borrowings over one year.....     372         (94)         278           557         (18)         539
----------------------------------------------------------------------------------------------------------------------
  Total Interest Expense Change.........     311        (960)        (649)          204        (510)        (306)
----------------------------------------------------------------------------------------------------------------------
  INCREASE (DECREASE) IN NET INTEREST
     INCOME
     ON A TAXABLE EQUIVALENT BASIS......    $496        $ 11         $507        $1,088       $(193)      $  895
----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

Total other income for 1999 decreased $494, or 23.3% compared to an increase of $425, or 25.1% in 1998. Fees for customer services decreased by $94 or 6.7%. This is primarily due to the sale of the Company's portfolio of credit cards, during the fourth quarter of 1998, which reduced 1999 fee income by $106. The Company also outsourced the majority of its trust services during the second half of 1999. Loans held for sale in the secondary market showed gains of $156, $178 and $76 in 1999, 1998 and 1997, respectively. Activity in trading securities, the early call of held to maturity securities, and transactions involving available for sale securities combined to produce net gains of $324 in 1998, and $107 in 1997 while 1999 had little activity producing only a gain of $9.

Other operating income decreased by $63 during 1999, following a $29 increase in 1998. This income category is subject to fluctuation due to nonrecurring items.

                             OTHER INCOME
                                 1999        1998        1997
                                 ----        ----        ----
Fees for other customer
  services                     $1,302      $1,396      $1,319
Gain on sale of loans             156         178          76
Other operating income            157         220         191
                               ------      ------      ------
                                1,615       1,794       1,586
Trading securities net
  gains                             0           0          13
Investment securities net
  gains                             9         324          94
                               ------      ------      ------
Total other income             $1,624      $2,118      $1,693

Total other non-interest expenses increased by $203 or 1.9% in 1999. This compares to an increase of $386, or 3.7% in 1998. Expenditures for salaries and employee benefits increased by $205 or 3.5%.

Occupancy and equipment expense increased by a combined $41, or 2.2%, reflecting a partial year of operation for the Company's newest office, and nonrecurring Y2K expense. All other categories of non-interest expense decreased by $43, or 1.5% in the aggregate.

                           NON-INTEREST EXPENSE
                                1999     1998      1997
                                ----     -----     -----
Salaries and benefits         $ 6,047   $ 5,842   $ 5,830
Net occupancy expense             801       744       684
Equipment expense               1,145     1,161     1,082
State and local taxes             581       566       521
Office supplies                   461       472       480
Marketing expense                 249       282       256
Other operating expense         1,600     1,614     1,442
                              -------   -------   -------
Total other expenses          $10,884   $10,681   $10,295

Salaries and employee benefits represented 55.6% of all non-interest expenses in 1999. Salaries and employee benefits increased by $205 in 1999 following an increase of only $12 in 1998. The following details components of these increases:

                ANALYSIS OF CHANGES IN SALARIES & BENEFITS
                                Amounts         Percent
                ---------------------------------------
                1999   1998  1997    1999   1998   1997
                ---------------------------------------
Salaries        $181   $33   $248     3.9%   0.7%   5.7%
Benefits         (45)   (1)    20    (3.5)  (0.1)   1.6
Profit Sharing    (3)   42     25    (1.0)  16.9   11.2
                ----   ---   ----
                 133    74    293     2.1    1.2    5.0
Def'd Loan
  Origination     72   (62)   (12)  (20.0)  25.0    4.2
                ----   ---   ----
                $205   $12   $281     3.5%   0.2%   5.1%

Full-time equivalent employment averaged 180 employees in 1999, 184 in 1998 and 196 in 1997. Wage and salary expense per employee averaged $26,728 in 1999, $25,163 in 1998 and $23,455 in 1997, exclusive of profit sharing, which averaged $1,594 per employee in 1999, $1,576 in 1998 and $1,263 in 1997. Productivity ratios which measure employee efficiency continued to improve. Average earning assets per employee measured $2,173 in 1999, $2,063 in 1998 and $1,872 in 1997.

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

The following provides an analysis of the allowance for loan losses for the periods indicated:

                                              1999      1998      1997      1996      1995
                                              ----      ----      ----      ----      ----
Balance at beginning of year...............  $ 3,055   $ 2,817   $ 2,966   $ 3,011   $ 3,081
Loan losses:
     1-4 family residential mortgages......      (19)       (4)      (21)       (5)      (69)
     Commercial mortgages..................      (99)        0       (16)        0         0
     Consumer loans........................     (144)     (190)     (202)     (167)     (220)
     Commercial loans......................     (118)      (98)        0        (4)      (78)
     Home equity loans.....................       (7)       (2)      (13)        0         0
                                             -------   -------   -------   -------   -------
                                                (387)     (294)     (252)     (176)     (367)
                                             -------   -------   -------   -------   -------
Recoveries on previous loan losses:
     1-4 family residential mortgages......        6         0         2         3         4
     Commercial mortgages..................        0         0         0         0        78
     Consumer loans........................       46        72        85        72       152
     Commercial loans......................       35         9        11        56        63
     Home equity loans.....................        1         1         5         0         0
                                             -------   -------   -------   -------   -------
                                                  88        82       103       131       297
                                             -------   -------   -------   -------   -------
Net loan losses............................     (299)     (212)     (149)      (45)      (70)
                                             -------   -------   -------   -------   -------
Provision charged to operations............      200       450         0         0         0
                                             -------   -------   -------   -------   -------
Balance at end of year.....................  $ 2,956   $ 3,055   $ 2,817   $ 2,966   $ 3,011
                                             =======   =======   =======   =======   =======
Ratio of net loan losses to
  average net loans outstanding............    0.15%     0.11%     0.09%     0.03%     0.05%
                                             =======   =======   =======   =======   =======
Ratio of loan loss allowance to total
  loans....................................    1.51%     1.52%     1.53%     1.78%     1.93%
                                             =======   =======   =======   =======   =======

A provision for loan losses of $200 was charged to operations in 1999 compared to $450 in 1998. No provision was required during the years 1995 through 1997. The current year's provision was booked due to increased net loan losses and concerns related to certain specific commercial credits.

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

With the allowance for loan loss at 130% of nonperforming loans and 97% of all underperforming loans, management has determined the allowance to be adequate.

The following is an allocation of the allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

                                                      1999     1998     1997     1996     1995
                                                     ------   ------   ------   ------   ------
TYPES OF LOANS
--------------
1-4 family residential mortgages...................  $  456   $  498   $  427   $  387   $  351
Commercial mortgages...............................   1,588    1,441    1,378    1,179    1,118
Consumer loans.....................................     205      222      278      410      416
Commercial loans...................................     273      505      283      325      239
Home equity loans..................................      20       21       25       55       61
Unallocated portion................................     414      368      426      610      826
                                                     ------   ------   ------   ------   ------
                                                     $2,956   $3,055   $2,817   $2,966   $3,011
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

The following table represents the composition of the loan portfolio as of December 31, for the years indicated:

                                                      1999      1998      1997      1996      1995
                                                     -------   -------   -------   -------   -------
TYPES OF LOANS
--------------
1-4 family residential mortgages...................  $82,679   $79,125   $77,644   $70,590   $67,099
                                                        42.2%     39.5%     42.1%     42.5%     43.0%
Commercial mortgages...............................  $65,036   $61,149   $50,015   $42,367   $38,371
                                                        33.2%     30.5%     27.1%     25.5%     24.6%
Consumer loans.....................................  $16,129   $17,623   $18,990   $21,300   $21,254
                                                         8.2%      8.8%     10.3%     12.8%     13.6%
Commercial loans...................................  $24,087   $29,576   $26,022   $19,355   $16,658
                                                        12.3%     14.7%     14.1%     11.7%     10.6%
Home equity loans..................................  $ 8,129   $ 8,669   $10,064   $11,136   $12,353
                                                         4.1%      4.3%      5.4%      6.7%      7.9%
1-4 family residential mortgage loans
  held for sale....................................  $     0   $ 4,336   $ 1,756   $ 1,361   $   473
                                                         0.0%      2.2%      1.0%      0.8%      0.3%

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

LOAN PORTFOLIO

The Company recorded a slight decrease of $4,418 in the loan portfolio from the level of $200,478 recorded at December 31, 1998, primarily reflecting the early payoff of loan participations originated by other financial institutions.

Residential lending's share of the portfolio increased slightly during 1999 with 1-4 family residential mortgages representing 42.2% of total loans compared to 41.7% in 1998. The portion of the loan portfolio represented by commercial loans (including commercial real estate) increased modestly from 45.2% to 45.5%. Consumer loans decreased from 13.1% to 12.3% due in part to a reduction in home equity lending.

Residential loans, excluding home equity loans, and commercial loans comprised the largest share of the Company's loan portfolio. At the end of 1999, residential loans comprised 42.2% of the portfolio and commercial loans comprised 45.5% of the portfolio. Comparable portfolio share was 45.1% for residential loans and 34.9% for commercial loans at year-end 1994. Home equity loans at 4.1% and consumer installment at 8.2% comprise the remainder of the portfolio in 1999. In 1994, home equity loans comprised 8.5% of the overall loan portfolio, while consumer installment loans comprised 11.5%.

                                  [PIE CHART]
                           LOAN PORTFOLIO COMPOSITION
                                (In Percentages)

               1-4 FAMILY MORTGAGES          COMMERCIAL              CONSUMER             HOME EQUITY
               --------------------          ----------              --------             -----------
1999                          42.20             45.50                  8.20                    4.10
1994                          45.10             34.90                 11.50                    8.50

During 1999, approximately $28.9 million in new mortgage loans were originated by the Company, a decrease of $15.6 million from 1998 reflecting a reversal of interest rate trends, but an increase of $11.0 million over 1997. Our product offerings continued to include a service release sales program, which permits the Company to offer very competitive fixed interest rates without incurring additional interest rate risk.

With the yield and quality of mortgage loans remaining favorable during the year, management elected to hold a significant percentage of the year's production. The following shows the approximate disposition of mortgage loans originated during 1999 (in millions):

Retained in Portfolio:................  $17.0
Loans Sold to Freddie Mac,
Servicing Rights Retained:............  $ 0.4
Loans Sold to Other Investors with
Servicing Rights Released:............  $11.5

Management intends to continue to sell loans on both a Service Retained basis to the Federal Home Loan Mortgage Corporation (FHLMC or "Freddie Mac"), and on a Service Released basis to FHLMC and other investors. Management does not anticipate that the composition of loans sold and loans retained in 2000 will deviate significantly from the levels shown above.

As a result of increased penetration of the local residential mortgage market in 1998 through the early part of 1999, management hired additional experienced mortgage originators in 1999. Management also remains committed to finding new avenues to offer our mortgage clientele the most diversified choices possible. Management is actively evaluating additional loan platform and automated underwriting products to improve customer service.

Management's expansion of business product offerings made available through competitive interest rates has enabled commercial lending personnel to establish new business relationships while enhancing existing customer relationships. Commercial loan personnel have aggressively pursued business opportunities with a wide array of medium to small businesses. The Bank's commercial lending function provides service to automobile

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

dealerships, trucking companies, physicians and medical groups, general contractors, service contractors, restaurants, hotels/motels, retailers, wholesalers, as well as county and political subdivisions. During 1999 the Company initiated a new program of lease financing for those businesses electing to finance business assets through a lease instrument.

In the consumer lending area, the Company has been reasonably successful in marketing fixed rate amortizing mortgage products that consumers utilize for home improvements; the purchase of consumer goods of all types; education, travel and other personal expenditures; and the consolidation of credit card and other existing debt into term payout.

Additional information regarding the loan portfolio can be found in the Notes to the Consolidated Financial Statements (NOTES 1, 3, 8, 11 and 13).

INVESTMENT SECURITIES

In accordance with Statement of Financial Accounting Standards No. 115 (SFAS
115), "Accounting for Certain Investments in Debt and Equity Securities," investment securities are segregated into three separate portfolios: held to maturity, available for sale and trading, each with its own method of accounting.

Held to maturity securities are recorded at historical cost, adjusted for amortization of premiums and accretion of discounts. Trading securities are marked-to-market, with any gain or loss reflected in the determination of income. Securities designated as available for sale are similarly carried at their fair market value. However, any gain or loss (net of tax) is recorded as an adjustment to shareholders' equity as a component of Other Comprehensive Income.

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

As of December 31, 1999, the carrying value of all investment securities, both available for sale and held to maturity, tallied $201,857, an increase of $26,347 or 15.0% from the prior year. The allocation between single maturity investment securities and mortgage-backed securities shifted to a 56/44 split versus the 51/49 division of the previous year. Mortgage-backed securities rose $1,813 or 2.1%.

Holdings of obligations of states and political subdivisions showed a net increase of $2,818. The primary focus here was on high grade callable municipals issued by Ohio communities.

The Company decreased its holdings of U.S. Treasury securities by approximately $5.2 million, or 22.6%, reflecting greater liquidity needs associated with year-end Y2K concerns and improved investment opportunities in other sectors.

Investments in U.S. government agencies and sponsored corporations increased by approximately $26.6 million or 89.1%, as purchases were made in high yielding callable issues. Yields in this sector improved significantly following the Federal Reserve's mid year decision to ratchet up interest rates.

Marketable equity securities depreciated by $215 during 1999, while holdings of other securities increased by $541 reflecting stock dividends received from the Federal Home Loan Bank of

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

Cincinnati, and additional stock purchases required to facilitate increased borrowings.

The mix of mortgage-backed securities remained weighted in favor of fixed rate securities in 1999. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed rate securities perform better in periods of stable to slightly declining interest rates. The portion of the mortgage-backed portfolio allocated to fixed rate securities rose to 67% in 1999 versus 55% in 1998. Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $11,160 and $12,798 at December 31, 1999 and 1998, respectively.

At December 31, 1999, a net unrealized loss of $1,834, net of tax, was included in shareholders' equity as a component of Other Comprehensive Income, as compared to a net unrealized gain of $849, net of tax, as of December 31, 1998. This $2,683 decrease primarily reflects the reduced market value of debt securities in general as interest rates increased throughout the year, reversing the prior trend toward lower rates. Higher interest rates generally translate into lower market prices for debt securities; conversely falling interest rates generally result in an appreciation in the market value of debt securities.

The Company has no investments in structured notes, inverse floaters or other derivative products.

Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).

DEPOSITS

The Company's deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited a slight decrease of 0.22% to $320,403 at December 31, 1999 as compared to $321,100 at December 31, 1998.

The Company's deposit base consists of demand deposits, savings, money market and time deposit accounts. Average noninterest-bearing deposits increased 1.4% during 1999, while average interest-bearing deposits were essentially unchanged.

During 1999, noninterest-bearing deposits averaged $47,740 or 14.9% of total average deposits as compared to $47,059 or 14.7% in 1998. Core deposits averaged $295,874 for the year ended December 31, 1999, an increase of $2,977 or 1.0% from the average level of 1998. During 1998, core deposits had averaged $292,897, an increase of 1.8% from the preceding year.

Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 92.3% of average total deposits in 1999 compared to 91.6% in 1998 and 89.8% in 1997.

Over the past five years, the Company has successfully increased the share of deposits represented by noninterest-bearing and NOW checking accounts. These products now comprise 23.2% of total deposits compared to only 17.4% five years ago. The following depicts how the deposit mix has shifted during this time frame.
               [AVERAGE DEPOSIT MIX PIE CHART (In Percentages)]

                                                  Money                     Jumbo      Other
                         Checking      Now        Market      Savings        CD's       CD'S
                         --------     ------      ------      -------       -----       -----
1999                       14.9         8.3        7.6          26.2         7.7         35.3
1994                       10.3         7.1       10.6          32.9         5.7         33.4

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

--------------------------------------------------------------------------------

                                                         [CORTLAND BANCORP LOGO]

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

FOURTH QUARTER 1999 AS
COMPARED TO FOURTH QUARTER 1998

The Federal Open Market Committee (FOMC) of the Federal Reserve increased both the targeted federal funds rate and the discount rate by 25 basis points each, on November 16, 1999. The action restored interest rates to the levels in effect prior to the Fed easing initiated on September 29, 1998. The FOMC noted that the rate hikes were needed to curb excess demand in order to sustain noninflationary U.S. economic growth. The federal funds rate establishes the cost of overnight interbank borrowings and influences the determination of other interest rates, such as banks' prime lending rate.

Tax equivalent net interest income for the Company during the fourth quarter of 1999, increased by $293, a 7.2% increase over fourth quarter 1998. The yield on earning assets increased by 3 basis points while fourth quarter average earning assets increased by 4.0%, or $15.5 million, when compared to a year ago. The result was an increase in tax equivalent interest income of $315. The rate paid on interest-bearing liabilities decreased by 15 basis points while fourth quarter average interest-bearing liabilities increased by $13.5 million when compared to a year ago, resulting in an increase in total interest expense of $22. The net interest margin for the quarter registered 4.36%, up 13 basis points from the same quarter a year ago.

Loan charge-offs during the quarter were $67 in 1999 and $114 in 1998, while the recovery of previously charged-off loans amounted to $8 during the fourth quarter of 1999 compared to $15 in the same period of 1998.

Total other income decreased by $224 from a year ago. The decrease was primarily due to the following: an $85 gain on sale of loans in 1998 compared to a $30 gain in the same period of 1999, and a $132 gain on investment securities in 1998 compared to no gain or loss in 1999.

Total other non-interest expenses in the fourth quarter were $2,951 in 1999 compared to $2,934 in 1998, an increase of only $17 or 0.6%. Salaries and benefits constituted an $81 increase, or 4.8%. Occupancy and equipment, office supplies and marketing expenses decreased by $37, or 5.3%. State and local tax assessments increased by $13, or 9.2%, other expenses decreased by $40.

Income before income tax during the fourth quarter amounted to $1,574 in 1999 compared to $1,475 in 1998. Income tax expense for the fourth quarter of 1999 was $385 as compared to $374 in 1998, reflecting an increase in the tax advantaged municipal bond portfolio. Fourth quarter net income was $1,189 in 1999 compared to $1,101 in 1998, representing an increase of $88, or 8.0%.

Earnings per share for the fourth quarter, adjusted for the 3% stock dividend paid January 1, 2000, were $0.32 in 1999 and $0.30 in 1998. Core earnings (earnings before gains on loans sold and investment securities sold or called) increased by 22% in the fourth quarter of 1999 compared to 1998. Core earnings for the fourth quarter of 1999 were $1.169 million compared to last year's $958,000. Core earnings per share were $0.31 in 1999 compared to $0.26 in 1998.

Realized gains or losses on securities are based on net proceeds and the adjusted carrying amount of the securities, using the specific identification method. The table below sets forth the proceeds, gains and losses realized on securities sold or called for the period ended:

                            THREE          TWELVE
                            MONTHS         MONTHS
                         DECEMBER 31,   DECEMBER 31,
                             1999           1999
                         ------------   ------------
Proceeds on securities
  called...............      $50           $5,614
Gross realized gains...        1               10
Gross realized
  losses...............        0                1

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

ASSET-LIABILITY MANAGEMENT

The Company's executive management and Board of Directors routinely review the Company's balance sheet structure for stability, liquidity, and capital adequacy. The Company has defined a set of key control parameters which provide various measures of the Company's exposure to changes in interest rates. The Company's asset-liability management goal is to produce a net interest margin that is relatively stable despite interest rate volatility while maintaining an acceptable level of earnings. Net Interest Margin is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The Net Interest Margin Ratio expresses this difference as a percentage of average earning assets. In each of the past five years, the Company has reported record earnings, while the net interest margin ratio has averaged 4.26%, ranging between 4.19% and 4.31%.

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

                                   GAP TABLE
                               December 31, 1999

                                                           Maturity or Repricing Interval
                                               ------------------------------------------------------
                                                                                 Non Rate
                                                                                 Sensitive
                                               3 Months    3 to 12     1 to 5   or greater
                                                or Less     Months     Years   than 5 Years      Total
                                               --------    -------     ------  ------------  -----
Interest-Earning Assets
  Investments................................  $  31,572   $ 31,343   $ 61,713   $ 77,229    $201,857
  Loans & Leases.............................     46,444     36,142     90,353     23,121     196,060
                                               ---------   --------   --------   --------    --------
Total Earning Assets.........................     78,016     67,485    152,066    100,350     397,917
Other Assets.................................          0          0          0     25,285      25,285
                                               ---------   --------   --------   --------    --------
Total Assets.................................  $  78,016   $ 67,485   $152,066   $125,635    $423,202
                                               =========   ========   ========   ========    ========
Interest-Bearing Liabilities
  NOW & Supernow Accounts....................  $  27,843   $      0   $      0   $      0    $ 27,843
  Money Market Accounts......................     22,907          0          0          0      22,907
  Passbook Savings...........................     82,246          0          0          0      82,246
  Time Deposits less than $100,000...........     26,480     42,686     37,271      7,367     113,804
  Time Deposits greater than or equal
    to $100,000..............................      7,073      9,448      5,262        963      22,746
  Federal Funds Purchased....................      4,500          0          0          0       4,500
  Repurchase Agreements......................      3,911          0          0          0       3,911
  U.S. Treasury Demand.......................      1,874          0          0          0       1,874
  Other Borrowings...........................     15,500          0      7,500     22,000      45,000
                                               ---------   --------   --------   --------    --------
Total Interest-Bearing Liabilities...........    192,334     52,134     50,033     30,330     324,831
Demand Deposits..............................          0          0          0     50,857      50,857
Other Liabilities............................          0          0          0      3,289       3,289
Shareholders' Equity.........................          0          0          0     44,225      44,225
                                               ---------   --------   --------   --------    --------
Total Liabilities & Equity...................  $ 192,334   $ 52,134   $ 50,033   $128,701    $423,202
                                               =========   ========   ========   ========    ========
Rate Sensitivity Gap.........................  $(114,318)  $ 15,351   $102,033   $ 70,020
Cumulative Gap...............................  $(114,318)  $(98,967)  $  3,066   $ 73,086
Cumulative Gap to Total Assets...............      (27.0)%    (23.4)%     0.7%      17.3%

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

During 1999, the effective maturities of earning assets lengthened as interest rates rose during the year. The Federal Reserve reversed policy at mid-year, increasing short-term interest rates by 75 basis points over the final six months in order to reduce the threat of higher inflation in a rapidly growing U.S. economy. As interest rates rose and the yield curve flattened, the number of investments eligible to be called decreased significantly, while prepayments on loans and mortgage-backed securities slowed markedly, causing the effective maturities of earning assets to lengthen.

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

The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company's interest sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company's net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. In fact, as previously noted, the Company's net interest margin has remained relatively stable in the range of 4.19% to 4.31% over the past five years, despite significant shifts in the mix of earning assets and the direction and level of interest rates.

              [Net Interest Margin Ratio Graph (In Percentages)]

1995                               4.30
1996                               4.19
1997                               4.21
1998                               4.30
1999                               4.31

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

Cash and cash equivalents, which includes federal funds sold, increased by $1,548 compared to year-end 1998. Anticipated principal repayments on mortgage-backed securities along with investment securities maturing, repricing, or expected to be called in one year or less amounted to $62,915 at December 31, 1999, representing 31.2% of the total combined portfolio, as compared to $82,732 or

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

47.1% of the portfolio a year ago and reflected Y2K liquidity concerns.

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

Operating activities provided cash of $10.4 million, $5.4 million and $6.4 million in 1999, 1998 and 1997, respectively. Refer to the Consolidated Statements of Cash Flows for a summary of the sources and uses of cash in 1999, 1998 and 1997.

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

The following graph, which is not "risk-adjusted," indicates that Tier 1 capital as a percentage of total average assets has strengthened significantly over the past several years. This measure of capital adequacy is known as the "leverage ratio."
      [LEVERAGE RATIO GRAPH](In Percentages)

1995                                        9.53
1996                                        9.51
1997                                       10.17
1998                                       10.68
1999                                       11.21

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

The following table illustrates the Company's risk-weighted capital ratios at December 31, 1999 and 1998. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and total risk-based capital well in excess of the required regulatory minimum ratios.

                           RISK-BASED CAPITAL
                           ------------------
                                           DECEMBER 31,     December 31,
                                               1999             1998
                                           ------------     ------------
Tier 1 Capital                               $ 45,695         $ 42,211
Tier 2 Capital                                  2,544            2,473
                                             --------         --------
QUALIFYING CAPITAL                           $ 48,239         $ 44,684
                                             ========         ========
Risk-Adjusted Total Assets(*)                $203,090         $197,276
                                             ========         ========
Tier 1 Risk-Based Capital Ratio                22.50%           21.40%
Total Risk-Based Capital Ratio                 23.75%           22.65%
Total Leverage Capital Ratio                   11.21%           10.68%

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

The table on the following page shows the Company's current estimate of interest rate sensitivity based on the composition of its balance sheet at December 31, 1999. For purposes of this analysis, short term interest rates as measured by the federal funds rate and the prime lending rate are assumed to increase (decrease) gradually over the next twelve months reaching a level 300 basis points higher (lower) than the rates in effect at December 31, 1999. Under both the rising rate scenario and the falling rate scenario, the yield curve is assumed to exhibit a parallel shift. Over the past twelve months, interest rates on U.S. Treasurys rose between 85 to 182 basis points depending on maturity. During that same time frame, the Federal Reserve increased its target rate for overnight federal funds by 75 basis points.

One measure of the yield curve's shape is the difference between the yield on the ten year Treasury and the three month Treasury. At December 31, 1999 this difference was approximately 112 basis points, compared to only 15 basis points a year ago. Under both the rising and falling rate scenario, this difference remains at a positive 112 basis points over the next twelve months.

--------------------------------------------------------------------------------

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

--------------------------------------------------------------------------------

The base case against which interest rate sensitivity is measured assumes no change in short term rates. The base case also assumes no growth in assets and liabilities and no change in asset or liability mix. Under these simulated conditions, the base case projects net interest income of $17,165 for the year ending December 31, 2000.

 SIMULATED NET INTEREST INCOME SENSITIVITY
 FOR THE TWELVE MONTHS ENDING DECEMBER 31, 2000

                           NET INTEREST
 CHANGE IN INTEREST RATES     INCOME      $ CHANGE   % CHANGE
-------------------------  -----------    --------   --------
 Graduated increase of
   +300 basis points         $16,249       $(916)      (5.3)%
 Short term rates
   unchanged (base case)      17,165
 Graduated decrease of
   -300 basis points          16,990        (175)      (1.0)%

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

Deborah L. Eazor
Cortland Bancorp
194 West Main Street, Cortland, Ohio 44410

The Company's stock trades on the NASDAQ OTC market. The following brokerage firms are known to be relatively active in trading the Company's stock:

Community Banc Investments, Inc.
Columbus, Ohio
Contact: Greig A. McDonald
Telephone: 1-800-224-1013

McDonald & Company Securities, Inc.
6575 Seville Drive
2nd Floor
P.O. Box 119
Canfield, Ohio 44406
Telephone: 1-330-746-2993

Salomon Smith Barney, Inc.
5048 Belmont Ave.
Youngstown, Ohio 44505
Telephone: 1-800-535-0017

The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 3% stock dividend paid as of January 1, 2000, 1999 and 1998 and the three-for-one stock split of May 15, 1998. The Company currently has approximately 1,830 shareholders.

                                                           Price Per Share           Cash
                                                      -------------------------    Dividends
                                                         High           Low        Per Share
                                                      -----------       ---        ---------
1999
FOURTH QUARTER......................................      22 3/8        15 1/2       $0.51
THIRD QUARTER.......................................      23 1/4        19 3/8        0.00
SECOND QUARTER......................................      24 1/4        19 5/8        0.21
FIRST QUARTER.......................................      28 3/8        24            0.00

1998
Fourth Quarter......................................      27 1/2        25 5/8       $0.47
Third Quarter.......................................      30 1/4        23 5/8        0.00
Second Quarter......................................      24 1/4        17 7/8        0.19
First Quarter.......................................      17 7/8        16 3/8        0.00

1997
Fourth Quarter......................................      18 5/8        15           $0.30
Third Quarter.......................................      15 5/8        14 1/4        0.00
Second Quarter......................................      14 3/4        13 1/4        0.16
First Quarter.......................................      14 1/4        12 5/8        0.00

For the convenience of shareholders, the Company has established a plan whereby shareholders may have their dividends automatically reinvested in the common stock of Cortland Bancorp. Participation in the plan is completely voluntary and shareholders may withdraw at any time.

For current stock prices you may access our home page at www.cortland-banks.com.

For more information on the dividend reinvestment plan, you may contact Deborah
L. Eazor at the following telephone number: (330) 637-8040 or E-mail address DEAZOR@cortland-banks.com.

--------------------------------------------------------------------------------

                                CORTLAND BANCORP

                               BOARD OF DIRECTORS

                                RODGER W. PLATT
                                    CHAIRMAN

                                 DAVID C. COLE

                             LAWRENCE A. FANTAUZZI

                               GEORGE E. GESSNER

                               WILLIAM A. HAGOOD

                              JAMES E. HOFFMAN III

                               RICHARD L. HOOVER

                                  K. RAY MAHAN

                               TIMOTHY K. WOOFTER

                                    OFFICERS

                                RODGER W. PLATT
                             CHAIRMAN AND PRESIDENT

                             LAWRENCE A. FANTAUZZI
                             SENIOR VICE PRESIDENT
                                   CONTROLLER
                            CHIEF FINANCIAL OFFICER
                            AND SECRETARY-TREASURER

                                JAMES M. GASIOR
                             SENIOR VICE PRESIDENT
                      CHIEF OF ADMINISTRATION AND LENDING

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

                               STANLEY L. WOOFTER
                               Director Emeritus
                                 *  *  *  *  *

                                    OFFICERS

                                RODGER W. PLATT
                             President and Chairman

                             LAWRENCE A. FANTAUZZI
             Senior Vice President, Controller, Secretary-Treasurer
                          and Chief Financial Officer

                                JAMES M. GASIOR
                Senior Vice President and Chief Lending Officer

                             STEPHEN A. TELEGO, SR.
      Senior Vice President and Director of Human Resources and Corporate
                                 Administration

                                 TIMOTHY CARNEY
                Senior Vice President & Chief Operations Officer

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

                                  JUDY RUSSELL
                                 Vice President

                                   JAMES DUFF
                                 Vice President

                                FRANK R. SEDALL
                                 Vice President

                                MARK J. MEDIATE
                                 Vice President

                                  DOUGLAS BLAY
                                 Vice President

                                   JOHN LEEK
                                 Vice President

                                  KEITH MROZEK
                                 Vice President

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

                                BEVERLY KOSTOFF
                            Assistant Vice President

                                 PIETRO PASCALE
                            Assistant Vice President

                                SHIRLEY F. ROOT
                            Assistant Vice President

                               JOYCE P. RATCLIFF
                   Assistant Vice President and Trust Officer

                                 CRAIG PHYTHYON
                            Assistant Vice President

                                  DARLENE MACK
                            Assistant Vice President

                                  KAREN RUDGE
                            Assistant Vice President

                              BARBARA R. SANDROCK
                            Assistant Vice President

                                KIMBERLY S. VOGT
                            Assistant Vice President

                                JANET K. HOUSER
                         Assistant Secretary-Treasurer

                                DEBORAH L. EAZOR
                         Assistant Secretary-Treasurer

                               RUSSELL E. TAYLOR
                         Assistant Secretary-Treasurer

                                 STEVE J. MACK
                         Assistant Secretary-Treasurer

                                   LANA MUIR
                         Assistant Secretary-Treasurer

                                   DAVID MAY
                         Assistant Secretary-Treasurer

                                  JAMES HUGHES
                         Assistant Secretary-Treasurer

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

                                   BROOKFIELD
                            7325 Warren-Sharon Road
                             Brookfield, Ohio 44403
                                  330-448-6814

                                    CORTLAND
                              194 West Main Street
                              Cortland, Ohio 44410
                                  330-637-8040

                                    HUBBARD
                            890 West Liberty Street
                              Hubbard, Ohio 44425
                                  330-534-2265

                                     MANTUA
                              11661 State Route 44
                               Mantua, Ohio 44255
                                  330-274-3111

                                NILES PARK PLAZA
                           815 Youngstown-Warren Road
                                    -Suite 1
                               Niles, Ohio 44446
                                  330-652-8700

                                 NILES VILLAGE
                          6050 Youngstown-Warren Road
                               Niles, Ohio 44446
                                  330-544-3333

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

                                                                         47