Form 10-K405, Exhibit 13
period 2000-12-31
CORTLAND BANCORP INC
filed 2001-03-28
CIK 774569

2000 Annual Report

CONTENTS

Chairman’s Message

1

Brief Description of the Business

3

Report of Independent Auditors

4

Consolidated Statements of Income

5

Consolidated Balance Sheets

6

Consolidated Statements of
Shareholders’ Equity

7

Consolidated Statements of Cash Flows

8

Notes to the Consolidated Financial Statements

9

Selected Financial Data

26

Three Year Summary
Average Balance Sheets, Yields and Rates

27

Management’s Discussion and Analysis

29

Information as to Stock Prices and Dividends

48

Cortland Bancorp
Directors and Officers

49

Cortland Savings & Banking
Directors and Officers

50

Offices and Locations

51

CHAIRMAN’S MESSAGE

TO OUR SHAREHOLDERS:

Last year I wrote to you about Tulipomania, a speculative bubble of legendary proportions that prevailed between 1623 and 1637. Once that bubble burst, tulips were never again worth as much. Human nature being what it is, such valuation manias periodically arise. During the 1980’s, we saw such bubbles develop in Japanese real estate and Japanese stocks. Investors and regulators failed to quickly pierce these bubbles, undermining the strength of Japanese financial institutions and ultimately weakening a once vibrant economy. Despite interest rates of nearly zero, the Japanese economy continues to struggle in its efforts to mount a recovery.

In the U.S. there was growing concern of a similar fate, as a bubble had developed in certain sectors of our own stock market. Over the past several years, start-up companies with no profitability or track record have commanded higher valuations than old-line, highly profitable “blue-chip” companies. Fortunately, in this new era of high tech information, the “correction” phase has been a little quicker than the Japanese experience; and a whole lot quicker than the fourteen years it took 17th Century Europe to re-price tulips. In fact, with the NASDAQ now off nearly 60% from its peak, we might ask, “Where have all the flowers gone?” Or as another pundit put it, “Never before have so many been worth so much for so little time.” What a difference a year makes!

Indeed, the year 2000 was heralded to be quite different, although the real Y2k issues were not exactly as advertised. For the most part, computers sailed through the century date change with nary a blip. But there waiting across the threshold of the new millennium was the Fed. The Fed, which had done such an outstanding job ensuring that the financial system was prepared for every possible Y2k contingency, just could not get comfortable with the idea that the economy could grow at annual rates of 5-6-7% without rekindling that old nemesis, inflation. With unemployment about to dip below 4%, the Fed couldn’t let go of an old 20th century notion that “too many people working causes inflation.” So the Fed launched a “preemptive strike” against a presumed inflationary threat, driving up short term interest rates by 100 basis points in just four months time. The goal was to find a sustainable growth path, one without any inflationary pressures. And the economy slowed.

Complicating the Fed’s mission of guiding the economy to a slower more sustainable growth path, was a Y2k problem that probably wasn’t on the Fed’s radar screen, a resurgent OPEC. In a new spirit of cooperation and unity, OPEC successfully engineered a near quadrupling of oil prices from the cyclical lows of 1998. The run up in oil prices began to spill over to other energy substitutes. Natural gas prices soared. California found itself with a much cleaner environment but with insufficient power to fuel its own economy. Consumers and businesses, alike, dug deeper into their pockets to pay the tab, leaving less money for the purchase of other goods and services, and reducing the funds available for personal savings and investment. And the economy slowed.

A more pleasant Y2k surprise surfaced in Washington. The economy’s rapid growth during the past several years had created burgeoning tax receipts. Instead of the crippling deficits previously forecast for 2000, the government found its coffers awash with surplus cash, and initiated the first buybacks of government debt in 70 years. So successful was this program that the National Debt Clock near Times Square was switched off. Suddenly, it was not unreasonable to talk of retiring, within the next ten years, all of the government debt available to be retired. That seemed like a good thing. Yet, by running budgetary surpluses, the government was taking more money out of the economy than it really needed, creating a deflationary, rather than inflationary, influence. And the economy slowed.

With the presidential race a virtual dead heat, another Y2k problem materialized when Florida not only had problems in counting the vote but in defining what legally constituted a vote. The matter wasn’t settled until many, many weeks after the election, and only after a reluctant Supreme Court stopped the voting ...er-r the counting. (Actually the counting in Florida goes on yet today. With the 10,000 previously uncounted votes of Dade County now tallied, President George W. Bush remains the frontrunner.) The acrimony and uncertainty surrounding the election outcome was at best a distraction and at worst a divisive deterrent to planning. The public’s perception of economic conditions and job security, and their confidence in future plans and prospects, plunged to levels not seen since the last recession ten years ago. And the economy slowed.

The final Y2k problem complicating the Fed’s efforts to guide the economy to a “soft landing” was the weather. Without the influence of either El Nino or La Nina operative this year, winter arrived early and stayed late. The increased utilization of heating fuels combined with higher prices further crimped budgets. Harsh weather conditions impeded both travel and commerce. And the economy slowed.

As 2001 arrived, the record setting economic expansion of the past ten years was at risk of ending. Although the economy registered 5.0% GDP growth for the full-year (the strongest growth in 16 years),

the economy decelerated dramatically throughout the second half of 2000. By the Fed’s own reckoning, economic growth has now slowed to effectively zero, with economic risks tilted toward weakness. The manufacturing sector is signaling recession like conditions with job layoffs now spreading. Wheeling-Pittsburgh Steel, LTV and CSC all recently filed for bankruptcy, bringing to ten the number of steel companies seeking court protection since the Asian crisis of 1998 spawned unfair foreign trading practices. Holiday sales disappointed retailers. Equity prices receded as corporations repeatedly warned of slower growth and lower earnings ahead. Treasury yields fell as money increasingly sought a safe haven. With consumer demand slowing and confidence sinking, business leaders saw diminished need for expanding plant and equipment, and capital spending plans were scaled back. All of the prerequisites for a full fledged recession were falling into place.

Against this backdrop, the Fed moved aggressively in January of 2001 to slash the overnight federal funds rate by 100 basis points. We expect further cuts. Meanwhile Congress has quickly taken up debate on the President’s tax cut proposal, and it has already moved from the House to the Senate. Government officials have begun “talking up” the economy in an effort to restore sagging confidence. Sufficient time is needed for the interest rate cuts and proposed tax changes to take effect.

Our sense is that we are at a turning point, and there is not much visibility beyond the first few months of 2001. At Cortland Banks we have noticed a slowing of loan demand and a recent narrowing of our net interest margin (the difference between what we earn on loans and investments and the interest we pay for the use of the funds). We have not, however, noticed any deterioration in our asset quality, and typically there is a marked uptick in problem assets with the onset of a recession. This we have not seen. In fact, our underperforming assets as a percentage of total assets actually declined from 0.72% in 1999 to 0.42% in 2000.

While the outlook for 2001 is murky and uncertain, I am pleased to inform you that we have achieved record profits for the seventh consecutive year. Net income during 2000 topped $5 million, up 5.1% from 1999 to $5.11 million. Average assets grew by 3.7% and registered a return of 1.2%. Earnings per share increased by 5.5% from last year’s $1.27 to reach $1.34 per share, aided in part by the stock repurchase program that we launched in February of 2000. That program has recently concluded, and we were able to repurchase 3.6% of our outstanding shares at an average price of $16.51. We recently announced adoption of a similar program for 2001.

In addition to repurchasing shares of our common stock, we were able to increase our dividends to shareholders by 39%, boosting the portion of our earnings paid out to 72% from last year’s 55%. Nevertheless, our capital ratios remain strong as equity capital increased by 7.9%, benefiting in part from a sharp reversal in the credit markets. As of year end, equity capital represented more than 11% of total assets, while the return on average equity measured 11.3%, up from 10.8% a year ago. Our book value climbed 9% from last year’s $11.54 to $12.59 per share. Our stock price performance also improved, rallying from a low of $13.125 in May to a high of $17.375 in December. Our stock also outperformed both the S&P 500 Index and the SNL Bank Index for the year.

During 2000 we were able to improve operating efficiency by consolidating our two Niles’ locations into a single office. Efficiency and productivity were further enhanced by investing in new hardware and software that enabled us to offer check imaging and internet banking products that also expanded customer choice and convenience. We were also able to finally settle a long-standing class action suit in Pennsylvania; although we remain defendants in an Ohio class action suit in which we had previously prevailed in federal court.

As the year came to a close, we approved new benefit plans to enable us to better recruit, retain and reward directors and management personnel. To fund these plans $6.5 million was shifted from the investment portfolio to insurance products owned by the Company. There should be little or no adverse impact on the Company’s bottom-line as a result of implementing these plans.

On behalf of the customers, employees and directors of Cortland Banks, I would like to once again thank you for your loyalty and continued support. Thank you.

Sincerely,

Rodger W. Platt

Chairman and President

BRIEF DESCRIPTION OF THE BUSINESS

CORTLAND BANCORP

Cortland Bancorp (the “Company”) was incorporated under the laws of the State of Ohio in 1984, as a one bank holding company registered under the Bank Holding Company Act of 1956, as amended. On March 13, 2000, the Board of Governors of the Federal Reserve system approved the Company’s application to become a financial holding company as authorized by the Gramm-Leach-Bliley Act of 1999. The principal activity of the Company is to own, manage and supervise the Cortland Savings and Banking Company (“Cortland Banks” or the “Bank”). The Company owns all of the outstanding shares of the Bank.

The Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2000, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and well managed, in management’s opinion.

The business of the Company and the Bank is not seasonal to any significant extent and is not dependent on any single customer or group of customers.

THE CORTLAND SAVINGS

AND BANKING COMPANY

The Cortland Savings and Banking Company is a full service state bank engaged in commercial and retail banking and trust services. The Bank’s services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, leasing, night depository, automated teller services, safe deposit boxes and other miscellaneous services normally offered by commercial banks. Cortland Banks also offers a variety of Internet Banking products as well as discount brokerage services.

Business is conducted at a total of twelve offices, eight of which are located in Trumbull County, Ohio. Two offices are located in the communities of Windham and Mantua, in Portage County, Ohio. One office is located in the community of Williamsfield, Ashtabula County, Ohio, while another is located in the community of Boardman, Mahoning County, Ohio.

The Bank, as a state chartered banking organization and member of the Federal Reserve System, is subject to periodic examination and regulation by both the Federal Reserve Bank of Cleveland and the State of Ohio Division of Banks. These examinations, which include such areas as capital, liquidity, asset quality, management practices and other aspects of the Bank’s operations, are primarily for the protection of the Bank’s depositors. In addition to these regular examinations, the Bank must furnish periodic reports to regulatory authorities containing a full and accurate statement of its affairs. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to the statutory limit of $100,000 per customer.

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

EMPLOYEES

As of December 31, 2000 the Company through its subsidiary bank, employed 143 full-time and 43 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.

REPORT OF PACKER THOMAS
INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS

Cortland Bancorp

We have audited the accompanying consolidated balance sheets of Cortland Bancorp and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Cortland Bancorp and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

Packer Thomas

Youngstown, Ohio
January 31, 2001

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2000, 1999 and 1998

(Amounts in thousands except per share data)

	2000	1999	1998

Interest income

Interest and fees on loans	$17,767	$16,704	$17,277

Interest and dividends on investment securities:

Taxable interest	5,267	4,069	4,615

Nontaxable interest	1,761	1,701	1,291

Dividends	310	267	255

Interest on mortgage-backed securities	5,571	5,439	5,011

Other interest income	110	191	266

Total interest income	30,786	28,371	28,715

Interest expense

Deposits	11,344	10,353	11,311

Borrowed funds	2,793	2,039	1,730

Total interest expense	14,137	12,392	13,041

Net interest income	16,649	15,979	15,674

Provision for loan losses (Note 4)	325	200	450

Net interest income after provision for loan losses	16,324	15,779	15,224

Other income

Fees for other customer services	1,480	1,302	1,396

Investment securities (losses) gains - net	(16)	9	324

Gain on sale of loans - net	116	156	178

Other non-interest income	365	157	220

Total other income	1,945	1,624	2,118

Other expenses

Salaries and employee benefits	6,088	6,047	5,842

Net occupancy expense	820	801	744

Equipment expense	1,098	1,145	1,161

State and local taxes	572	581	566

Office supplies	462	461	472

Legal and litigation expense (Note 16)	414	94	189

Marketing expense	314	249	282

Other operating expenses	1,584	1,506	1,425

Total other expenses	11,352	10,884	10,681

Income before federal income taxes	6,917	6,519	6,661

Federal income taxes (Note 10)	1,807	1,657	1,845

Net income	$5,110	$4,862	$4,816

Net income per share, both basic and diluted (Note 1)	$1.34	$1.27	$1.27

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2000 and 1999

(Amounts in thousands except per share data)

	2000	1999

ASSETS

Cash and due from banks	$13,437	$16,568

Federal funds sold	1,450

Total cash and cash equivalents	14,887	16,568

Investment securities available for sale (Note 2)	132,906	113,804

Investment securities held to maturity (approximate market value of $62,958 in 2000 and $84,169 in 1999) (Note 2)	63,058	88,053

Total loans (Note 3)	204,968	196,060

Less allowance for loan losses (Note 4)	(2,974)	(2,956)

Net loans	201,994	193,104

Premises and equipment (Note 5)	6,002	5,839

Other assets	10,619	5,834

Total assets	$429,466	$423,202

LIABILITIES

Noninterest-bearing deposits	$50,079	$50,857

Interest-bearing deposits (Note 6)	279,870	269,546

Total deposits	329,949	320,403

Federal Home Loan Bank advances and other borrowings (Note 7)	49,468	55,285

Other liabilities	2,313	3,289

Total liabilities	381,730	378,977

Commitments and contingent liabilities (Notes 8 and 16)

SHAREHOLDERS’ EQUITY

Common stock - $5.00 stated value - authorized 20,000,000 shares; issued 3,887,484 shares in 2000 and 3,731,373 shares in 1999 (Note 1)	19,437	18,657

Additional paid-in capital (Note 1)	9,271	7,373

Retained earnings	19,789	20,251

Accumulated other comprehensive income (loss) (Note 1)	896	(1,834)

Treasury stock, at cost, 95,573 shares in 2000 and 9,894 shares in 1999	(1,657)	(222)

Total shareholders’ equity (Notes 15 and 17)	47,736	44,225

Total liabilities and shareholders’ equity	$429,466	$423,202

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended December 31, 2000, 1999 and 1998

(Amounts in thousands except per share data)

				Accumulated		Total
		Additional		Other		Share-
	Common	Paid-In	Retained	Comprehensive	Treasury	holders
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity

Balance at December 31, 1997	$5,691	$13,310	$20,429	$779	$0	$40,209

Comprehensive Income:

Net income			4,816			4,816

Other comprehensive income, net of tax:

Unrealized gains on available for sale securities, net of reclassification adjustment				70		70

Total comprehensive income						4,886

Common Stock Transactions

Shares sold	263	713				976

Treasury shares purchased					(98)	(98)

Cash dividends declared ($.37 per share)			(1,382)			(1,382)

Special cash dividend ($.27 per share)			(1,039)			(1,039)

3% stock dividend	518	2,279	(2,797)

Cash paid in lieu of fractional shares			(12)			(12)

Adjustment for the effect of 3 for 1 common stock split (Note 1)	11,382	(11,382)

Balance at December 31, 1998	17,854	4,920	20,015	849	(98)	43,540

Comprehensive Income:

Net income			4,862			4,862

Other comprehensive losses, net of tax:

Unrealized losses on available for sale securities, net of reclassification adjustment				(2,683)		(2,683)

Total comprehensive income						2,179

Common Stock Transactions:

Shares sold	262	1,046				1,308

Treasury shares purchased					(124)	(124)

Cash dividends declared ($.42 per share)			(1,586)			(1,586)

Special cash dividend ($.28 per share)			(1,084)			(1,084)

3% stock dividend	541	1,407	(1,948)

Cash paid in lieu of fractional shares			(8)			(8)

Balance at December 31, 1999	18,657	7,373	20,251	(1,834)	(222)	44,225

Comprehensive Income:

Net income			5,110			5,110

Other comprehensive income, net of tax:

Unrealized gains on available for sale securities, net of reclassification adjustment				2,730		2,730

Total comprehensive income						7,840

Common Stock Transactions:

Shares sold	216	601				817

Treasury shares purchased					(1,435)	(1,435)

Cash dividends declared ($.74 per share)			(2,820)			(2,820)

Special cash dividend ($.23 per share)			(884)			(884)

3% stock dividend	564	1,297	(1,861)

Cash paid in lieu of fractional shares			(7)			(7)

Balance at December 31, 2000	$19,437	$9,271	$19,789	$896	$(1,657)	$47,736

DISCLOSURE OF RECLASSIFICATION FOR AVAILABLE

FOR SALE SECURITY GAINS AND LOSSES:

	2000	1999	1998

Unrealized holding gains (losses) on available for sale securities arising during the period, net of tax of $1,401, $(1,379), and $146	$2,719	$(2,677)	$284

Less: Reclassification adjustment for (losses) gains realized in net income, net of tax of $(5), $3, and $110	(11)	6	214

Net unrealized gains (losses) on available for sale securities, net of tax	$2,730	$(2,683)	$70

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2000, 1999 and 1998

(Amounts in thousands)

	2000	1999	1998

Cash flows from operating activities

Net income	$5,110	$4,862	$4,816

Adjustments to reconcile net income to net cash flows from operating activities:

Depreciation, amortization and accretion	1,160	1,460	1,402

Provision for loan loss	325	200	450

Deferred tax expense (benefit)	163	140	(220)

Investment securities (gains) losses	16	(9)	(324)

Gains on sales of loans	(116)	(156)	(178)

Other real estate losses	46

Loans originated for sale	(6,753)	(7,565)	(19,222)

Proceeds from sale of loans originated for sale	6,869	12,057	16,820

Loss (gain) on sale of fixed assets	46	6	(28)

Changes in:

Interest and fees receivable	(113)	(459)	359

Interest payable	147	(23)	(112)

Other assets and liabilities	(7,650)	(69)	1,607

Net cash flows from operating activities	(750)	10,444	5,370

Cash flows from investing activities

Purchases of securities available for sale	(29,080)	(39,889)	(40,767)

Purchases of securities held to maturity	(5,882)	(41,789)	(22,930)

Proceeds from sales of securities available for sale	9,035		4,947

Proceeds from call, maturity and principal payments on securities	35,560	50,627	71,718

Net increase in loans made to customers	(9,559)	(502)	(14,257)

Proceeds from disposition of other real estate	583

Proceeds from sale of loans			638

Proceeds from sale of fixed assets	31		35

Purchases of premises and equipment	(1,019)	(466)	(1,307)

Net cash flows from investing activities	(331)	(32,019)	(1,923)

Cash flows from financing activities

Net (decrease) increase in deposit accounts	9,546	(697)	1,362

Net increase (decrease) in borrowings	(5,817)	25,314	(843)

Dividends paid	(3,711)	(2,678)	(2,433)

Purchases of treasury stock	(1,435)	(124)	(98)

Proceeds from sale of common stock	817	1,308	976

Net cash flows from financing activities	(600)	23,123	(1,036)

Net change in cash and cash equivalents	(1,681)	1,548	2,411

Cash and cash equivalents

Beginning of year	16,568	15,020	12,609

End of year	$14,887	$16,568	$15,020

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:  The consolidated financial statements include the accounts of Cortland Bancorp (the Company) and its wholly-owned subsidiaries, Cortland Savings and Banking Company (the Bank) and New Resources Leasing Co. All significant intercompany balances and transactions have been eliminated.

Industry Segment Information:  The Company and its subsidiaries operate in the domestic banking industry which accounts for substantially all of the Company’s assets, revenues and operating income. The Company, through its subsidiary bank, grants residential, consumer, and commercial loans and offers a variety of saving plans to customers located primarily in the Northeastern Ohio and Western Pennsylvania area.

Use of Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash Flow:  Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. The Company reports net cash flows for customer loan transactions, deposit transactions and deposits made with other financial institutions.

The Company paid interest of $13,990,000, $12,415,000 and $13,153,000 in 2000, 1999 and 1998, respectively. Cash paid for income taxes was $1,715,000 in 2000, $1,494,000 in 1999 and $2,043,500 in 1998. Transfers of loans to other real estate were $344,000, $285,000 and $0 in 2000, 1999 and 1998, respectively.

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

Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts, with such amortization or accretion included in interest income. Securities available for sale are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders’ equity, net of tax effects. Changes in fair values of trading securities are reported in the consolidated statements of income. Realized gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method. Interest on securities is accrued and credited to operations based on the principal balance outstanding, adjusted for amortization of premiums and accretion of discounts.

Loans:  Loans are stated at the principal amount outstanding net of the unamortized balance of deferred loan origination fees and costs. Deferred loan origination fees and costs are amortized as an adjustment to the related loan yield over the contractual life using the level yield method. Interest income on loans is accrued over the term of the loans based on the amount of principal outstanding. The accrual of interest is discontinued on a loan when management determines that the collection of interest is doubtful. Generally a loan is placed on nonaccrual status once the borrower is 90 days past due on payments, or whenever sufficient information is received to question the collectibility of the loan or any time legal proceedings are initiated involving a loan. Interest income accrued up to the date a loan is placed on nonaccrual is reversed through interest income. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction to principal or reported as interest income according to management’s judgement as to the collectibility of principal. When a loan is charged-off, any interest accrued but not collected on the loan is charged against earnings.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Held for Sale:  The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. For the majority of loan sales, the Company concurrently sells the rights to service the related loans. In addition, the Company may periodically identify other loans which may be sold. These loans are classified as loans held for sale, and carried, in the aggregate, at the lower of cost or estimated market value based on secondary market prices. To mitigate interest rate risk, the Company may obtain fixed commitments at the time loans are originated or identified as being held for sale. No such commitments existed as of December 31, 2000.

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

A loan is considered impaired when it appears probable that all principal and interest amounts will not be collected according to the loan contract. Allowances for loan losses on impaired loans are determined using the estimated future cash flows of the loan, discounted to their present value using the loan’s effective interest rate. Allowances for loan losses for impaired loans that are collateral dependent are generally determined based on the estimated fair value of the underlying collateral. Smaller balance homogeneous loans are evaluated for impairment in the aggregate. Such loans include one-to-four family residential, home equity and consumer loans. Commercial loans and commercial mortgage loans are evaluated individually for impairment. Impaired loans are generally classified as nonaccrual loans.

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

Intangible Asset:  An intangible asset resulting from a branch acquisition is being amortized over a 15 year period. The intangible asset, net of accumulated amortization, was $355,000 and $392,000 at December 31, 2000 and 1999, respectively, and is included in other assets.

Advertising:  The Company expenses advertising costs as incurred.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

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

Per Share Amounts:  The Board of Directors declared 3% common stock dividends payable as of January 1, 2001, 2000 and 1999. The 3% common stock dividend issued on January 1, 2001 resulted in the issuance of 112,830 shares of common stock, which have been included in the 3,887,484 shares reported as issued at December 31, 2000.

On April 14, 1998, the Company’s Board of Directors approved a three-for-one common stock split, which was paid May 15, 1998 to shareholders of record as of April 25, 1998. To reflect the split, common stock was increased and additional paid-in capital was decreased by $11,382,000, maintaining the stated value at $5.00 per share.

Basic and diluted earnings per share are based on weighted average shares outstanding. Average shares outstanding and per share amounts have been restated to give retroactive effect to the 3% common stock dividend of January 1, 2001.

The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

	Years Ended December 31,

	2000	1999	1998

Net income ($000 omitted)	$5,110	$4,862	$4,816

Weighted average common shares outstanding	3,825,024	3,824,188	3,774,501

Basic earnings per share	$1.34	$1.27	$1.27

Diluted earnings per share	$1.34	$1.27	$1.27

New Accounting Standards:  In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This standard was delayed by SFAS No. 137 and additionally amended by SFAS No. 138. The Company adopted the standard effective for the fiscal quarter beginning October 1, 2000. Adoption resulted in the reclassification of certain securities from Held-to-Maturity to Available-for-Sale. These securities, representing a book value of $24,421,000, with a market value of $24,608,000, resulted in a $123,000 addition to other comprehensive income. Adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

Reclassifications:  Certain items in the financial statements for 1999 and 1998 have been reclassified to conform to the 2000 presentation.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 2 - INVESTMENT SECURITIES

The following is a summary of investment securities:

(Amounts in thousands)

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2000 Investment securities available for sale

U.S. Treasury securities	$8,413	$689	$1	$9,101

U.S. Government agencies and corporations	28,656	611	67	29,200

Obligations of states and political subdivisions	16,638	138	80	16,696

Mortgage-backed and related securities	73,029	521	274	73,276

Total debt securities	126,736	1,959	422	128,273

Marketable equity securities	2,111	91	279	1,923

Other securities	2,710			2,710

Total available for sale	$131,557	$2,050	$701	$132,906

Investment securities held to maturity

U.S. Government agencies and corporations	$34,429	$150	$198	$34,381

Obligations of states and political subdivisions	19,848	184	219	19,813

Mortgage-backed and related securities	8,781	104	121	8,764

Total held to maturity	$63,058	$438	$538	$62,958

December 31, 1999 Investment securities available for sale

U.S. Treasury securities	$12,286		$46	$25	$12,307

U.S. Government agencies and corporations	17,580		3	615	16,968

Obligations of states and political subdivisions	10,137		8	465	9,680

Mortgage-backed and related securities	71,841		74	1,479	70,436

Total debt securities	111,844		131	2,584	109,391

Marketable equity securities	2,171		102	396	1,877

Other securities	2,536				2,536

Total available for sale	$116,551		$233	$2,980	$113,804

Investment securities held to maturity

U.S. Treasury securities	$5,659	$		$125	$5,534

U.S. Government agencies and corporations	39,549			1,784	37,765

Obligations of states and political subdivisions	26,932		65	1,636	25,361

Mortgage-backed and related securities	15,913		40	444	15,509

Total held to maturity	$88,053		$105	$3,989	$84,169

At December 31, 2000 and 1999, other securities consisted of $2,484,000 and $2,310,000 in Federal Home Loan Bank (FHLB) stock, respectively, and $226,000 in Federal Reserve Board (FED) stock. Each investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 2 - INVESTMENT SECURITIES (Continued)

The amortized cost and estimated market value of debt securities at December 31, 2000, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Amounts in thousands)

	December 31, 2000

	Amortized	Estimated
	Cost	Fair Value

Investment securities available for sale

Due in one year or less	$6,445	$6,446

Due after one year through five years	11,336	11,382

Due after five years through ten years	19,190	19,711

Due after ten years	16,736	17,458

Subtotal	53,707	54,997

Mortgage-backed securities	73,029	73,276

Total	$126,736	$128,273

Investment securities held to maturity

Due in one year or less	$92	$92

Due after one year through five years	354	357

Due after five years through ten years	23,695	23,559

Due after ten years	30,136	30,186

Subtotal	54,277	54,194

Mortgage-backed securities	8,781	8,764

Total	$63,058	$62,958

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:

(Amounts in thousands)

	2000	1999	1998

Proceeds	$10,155	$5,614	$28,063

Gross realized gains	53	10	325

Gross realized losses	69	1	1

Investment securities with a carrying value of approximately $52,670,000 at December 31, 2000 and $96,527,000 at December 31, 1999 were pledged to secure deposits and for other purposes. The balance in 1999 includes securities pledged to facilitate a line of credit with the Federal Reserve to accomodate liquidity needs that could have arisen as a result of the century date change. The line was effective from November 1, 1999 through April 7, 2000, with approximately $53 million available to the Company’s bank subsidiary.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 3 - LOANS RECEIVABLE

The following is a summary of loans:

(Amounts in thousands)

	December 31,

	2000	1999

1-4 family residential mortgage loans	$84,367	$82,679

Commercial mortgage loans	71,544	65,036

Consumer loans	17,824	16,129

Commercial loans	23,811	24,087

Home equity loans	7,422	8,129

Total loans	$204,968	$196,060

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following is an analysis of changes in the allowance for loan losses:

(Amounts in thousands)

	December 31,

	2000	1999	1998

Balance at beginning of year	$2,956	$3,055	$2,817

Loan charge-offs	(452)	(387)	(294)

Recoveries	145	88	82

Net loan charge-offs	(307)	(299)	(212)

Provision charged to operations	325	200	450

Balance at end of year	$2,974	$2,956	$3,055

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $1,648,000, $2,277,000 and $2,741,000 at December 31, 2000, 1999 and 1998, respectively. Interest income on these loans, if accrued, would have increased pretax income by approximately $44,000, $185,000 and $219,000 for 2000, 1999 and 1998, respectively.

Impaired loans are generally included in nonaccrual loans. Management does not individually evaluate certain smaller balance loans for impairment as such loans are evaluated on an aggregate basis. These loans generally include 1-4 family, consumer and home equity loans. Impaired loans are generally evaluated using the fair value of collateral as the measurement method. At December 31, 2000, 1999 and 1998, the recorded investment in impaired loans was $290,000, $517,000 and $719,000 while the allocated portion of the allowance for loan losses for such loans was $8,000, $52,000 and $98,000, respectively. Interest income recognized on impaired loans using the cash basis was $4,000, $4,000 and $9,000, respectively.

The remaining principal balance of renegotiated loans for which interest has been reduced and that are still accruing interest totaled $143,000, $484,000 and $162,000 at December 31, 2000, 1999 and 1998, respectively. Interest income recognized on these loans was $21,000 for 2000, $49,000 for 1999 and $20,000 for 1998. Interest income that would have been recognized under the original terms was $26,000 for 2000, $54,000 for 1999 and $25,000 for 1998.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

As of December 31, 2000, 1999 and 1998, there were $1,519,000, $1,462,000 and $828,000 in loans that were neither classified as nonaccrual nor considered impaired, but which can be considered potential problem loans.

Any loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

(Amounts in thousands)

	December 31,

	2000	1999

Land	$704	$733

Premises	5,541	5,525

Equipment	8,003	7,062

Leasehold improvements	185	235

	14,433	13,555

Less accumulated depreciation	8,431	7,716

Net book value	$6,002	$5,839

Depreciation expense was $779,000 for 2000, $811,000 for 1999 and $854,000 for 1998.

NOTE 6 - DEPOSITS

The following is a summary of interest-bearing deposits:

(Amounts in thousands)

	December 31,

	2000	1999

Demand	$48,924	$50,750

Savings	77,808	82,246

Time:

In denominations under $100,000	124,013	113,804

In denominations of $100,000 or more	29,125	22,746

Total	$279,870	$269,546

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 6 - DEPOSITS (Continued)

The following is a summary of time deposits of $100,000 or more by remaining maturities:

(Amounts in thousands)

	December 31,

	2000			1999

	Certificates	Other Time		Certificates	Other Time
	of Deposit	Deposits	Total	of Deposit	Deposits	Total

Three months or less	$7,311	$875	$8,186	$6,359	$102	$6,461

Three to six months	5,607		5,607	4,658	820	5,478

Six to twelve months	8,128	376	8,504	3,869	101	3,970

One through five years	4,304	1,527	5,831	3,746	2,027	5,773

Over five years	102	895	997	203	861	1,064

Total	$25,452	$3,673	$29,125	$18,835	$3,911	$22,746

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The following is a summary of total Federal Home Loan Bank advances and other borrowings:

(Amounts in thousands)

	Current	December 31,
	Interest
	Rate	2000	1999

Federal Home Loan Bank advances

Variable rate LIBOR based Federal Home Loan Bank advances, with monthly interest payments:

Due in 2004	6.6588%	$3,000	$3,000

Due in 2009	6.7600%	2,500

Daily variable rate Federal Home Loan Bank Cash Management Advance, with monthly interest payments	6.7500%	4,000	10,000

Fixed rate and convertible fixed rate Federal Home Loan Bank advances, with monthly interest payments:

Due in 2000			2,500

Due in 2002	6.4900%	2,000	2,000

Due in 2003	5.0263%	4,000	5,500

Due in 2007	6.3700%	1,000	1,000

Due in 2008	5.6340%	5,000	5,000

Due in 2009	5.1575%	10,000	16,000

Due in 2010	5.9293%	13,500

Total Federal Home Loan Bank advances		45,000	45,000

Other borrowings

Securities sold under repurchase agreements	5.4079%	3,700	3,911

Federal Funds Purchased			4,500

U.S. Treasury interest-bearing demand note	5.7200%	768	1,874

Total other borrowings		4,468	10,285

Total Federal Home Loan Bank advances and other borrowings		$49,468	$55,285

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (Continued)

Securities sold under repurchase agreements represents arrangements that the Bank has entered into with certain deposit customers within its local market areas. These borrowings are collateralized with securities owned by the Bank and held in safekeeping accounts at independent correspondent banks.

Federal Home Loan Bank (FHLB) advances are collateralized by the FHLB stock owned by the Bank, which had a carrying value of $2,484,000 at December 31, 2000, and a blanket lien against the Bank’s qualified mortgage loan portfolio. Maximum borrowing capacity from the FHLB totaled $49,676,000 at December 31, 2000.

As of December 31, 2000 and 1999, $28,500,000 and $22,500,000, respectively, of the FHLB fixed rate advances are convertible to quarterly LIBOR floating rate advances on or after certain specified dates at the option of the FHLB. Should the FHLB elect to convert, the Company acquires the right to prepay any or all of the borrowing at the time of conversion and on any interest payment due date thereafter.

NOTE 8 - COMMITMENTS

The Bank occupies office facilities under operating leases extending to 2008. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of these facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Rental expense was $256,000 for 2000, $244,000 for 1999 and $221,000 for 1998. The following is a summary of remaining future minimum lease payments under current noncancelable operating leases for office facilities:

(Amounts in thousands)

Years ending -

December 31, 2001	$142

December 31, 2002	129

December 31, 2003	105

December 31, 2004	105

December 31, 2005	105

Later years	182

Total	$768

At December 31, 2000, the Bank was required to maintain aggregate cash reserves amounting to $4,102,000 in order to satisfy federal regulatory requirements. These amounts do not earn interest.

The Bank grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers in Northeast Ohio and Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions. Approximately 3.83% of total loans are unsecured at December 31, 2000, compared to 3.63% at December 31, 1999.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. The Bank’s exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 8 - COMMITMENTS (Continued)

of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the Balance Sheet.

The following is a summary of such contract commitments:

(Amounts in thousands)

	December 31,

	2000	1999

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit

Fixed rate	$1,280	$2,049

Variable rate	30,221	28,152

Standby letters of credit	237	268

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

NOTE 9 - EMPLOYEE BENEFIT PLANS

The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $195,000 for 2000, $172,000 for 1999 and $170,000 for 1998. The Bank matches participants’ voluntary contributions up to 5% of gross pay. Participants may make voluntary contributions to the plan up to a maximum of 15% of gross wages or $10,500, whichever is less. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.

At the end of 2000, the Bank implemented a supplemental post-retirement benefit plan for the benefit of certain officers. The plan is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years after retirement. The amount of each officer’s benefit will depend on their salary at retirement as well as their other sources of retirement income. The Bank accrues the cost of these post-retirement benefits during the working careers of the officers.

The Bank has purchased insurance contracts on the lives of the participants in the supplemental post-retirement benefit plan and has named the Bank as the beneficiary. While no direct connection exists between the supplemental post-retirement benefit plan and the life insurance contracts, it is management’s current intent that the revenue from the insurance contracts be used as a funding source for the plan.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 10 - FEDERAL INCOME TAXES

The composition of income tax expense is as follows:

(Amounts in thousands)

	Years Ended
	December 31,

	2000	1999	1998

Current	$1,644	$1,517	$2,065

Deferred	163	140	(220)

Total	$1,807	$1,657	$1,845

The following is a summary of net deferred taxes included in other liabilities in 2000 and 1998, and included in other assets in 1999:

(Amounts in thousands)

	December 31,

	2000	1999	1998

Gross deferred tax assets:

Provision for loan and other real estate losses	$688	$681	$787

Unrealized loss on available for sale securities		945

Loan origination fees	20	19	22

Other items	92	195	163

Gross deferred tax liabilities:

Unrealized gain on available for sale securities	(462)		(437)

Depreciation	(400)	(411)	(387)

Other items	(271)	(192)	(153)

Net deferred tax asset (liability)	$(333)	$1,237	$(5)

The following is a reconciliation between tax expense using the statutory tax rate of 34% and actual taxes:

(Amounts in thousands)

	Years Ended
	December 31,

	2000	1999	1998

Statutory tax	$2,352	$2,216	$2,265

Effect of non-taxable interest and dividends	(545)	(559)	(420)

Total income taxes	$1,807	$1,657	$1,845

The related income tax (benefit) expense on investment and trading securities gains and losses amounted to $(5,000) for 2000, $3,000 for 1999 and $110,000 for 1998, and is included in the total federal income tax provision.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

(Amounts in thousands)

	December 31, 2000		December 31, 1999

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

ASSETS:

Cash and cash equivalents	$13,437	$13,437	$16,568	$16,568

Federal Funds sold	1,450	1,450

Investment securities	195,964	195,864	201,857	197,973

Loans, net of allowance for loan losses	201,994	201,192	193,104	191,655

LIABILITIES:

Demand and savings deposits	$176,811	$176,811	$183,853	$183,853

Time deposits	153,138	153,424	136,550	136,368

FHLB advances	45,000	44,666	45,000	44,358

Other borrowings	4,468	4,468	10,285	10,285

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2000 and 1999. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities when specific quoted prices are not available. Carrying value is considered to approximate fair value for loans, FHLB advances and other borrowings that reprice frequently and for deposit liabilities subject to immediate withdrawal. The fair values of loans, FHLB advances and other borrowings and time deposits that reprice less frequently are approximated by a discount rate valuation technique utilizing estimated market interest rates as of December 31, 2000 and 1999. The fair value of unrecorded commitments at December 31, 2000 and 1999, is not material.

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the trained work force, customer goodwill, and similar items. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

NOTE 12 - REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 12 - REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain a minimum ratio of 4% both for total Tier I risk-based capital to risk-weighted assets and for Tier I risk-based capital to average assets and a minimum ratio of 8% for total risk-based capital to risk-weighted assets.

Under the regulatory framework for prompt corrective action, the Company is categorized as well capitalized, requiring minimum capital ratios of 10% for total risk-based capital to risk-weighted assets, 6% for Tier I risk-based capital to risk-weighted assets, and 5% for Tier I risk-based capital to average assets (the leverage ratio). There are no conditions or events since the most recent communication from regulators that management believes would change the Company’s category.

	(Amounts in thousands)

	December 31,		December 31,
	2000		1999

	Amount	Ratio	Amount	Ratio

Total Risk-Based Capital	$49,117		$48,239

Ratio to Risk-Weighted Assets		22.30%		23.75%

Tier I Risk-Based Capital	$46,361		$45,695

Ratio to Risk-Weighted Assets		21.05%		22.50%

Ratio to Average Assets		10.94%		11.21%

Tier I capital is shareholders’ equity less intangibles and the unrealized market value adjustment of investment securities available for sale. Total risk-based capital is Tier I capital plus the qualifying portion of the allowance for loan losses. Assets and certain off balance sheet items adjusted in accordance with risk classification comprise risk-weighted assets of $220,263,000 and $203,090,000 as of December 31, 2000 and 1999, respectively. Assets less intangibles and the net unrealized market value adjustment of investment securities available for sale averaged $423,933,000 and $407,637,000 for the years ended December 31, 2000 and 1999, respectively.

NOTE 13 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2000. The following is an analysis of such loans:

(Amounts in thousands)

Total loans at December 31, 1999	$2,347

New loans	694

Repayments or other	442

Total loans at December 31, 2000	$2,599

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 14 - CONDENSED FINANCIAL INFORMATION

Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the parent’s investment in subsidiaries is stated at cost, including equity in the undistributed earnings of the subsidiaries since inception, adjusted for any unrealized gains or losses on available for sale securities.

BALANCE SHEETS

(Amounts in thousands)

	December 31,

	2000	1999

Assets:

Cash	$228	$2,554

Investment securities available for sale	5,142	3,808

Investment securities held to maturity		488

Investment in bank subsidiary	40,919	37,262

Investment in non-bank subsidiary	15	15

Other assets	1,476	126

	$47,780	$44,253

Liabilities:

Other liabilities	$44	$28

Shareholders’ equity:

Common stock (Note 1)	19,437	18,657

Additional paid-in capital (Note 1)	9,271	7,373

Retained earnings	19,789	20,251

Accumulated other comprehensive income	896	(1,834)

Treasury stock	(1,657)	(222)

Total shareholders’ equity	47,736	44,225

	$47,780	$44,253

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 14 - CONDENSED FINANCIAL INFORMATION (Continued)

STATEMENTS OF INCOME

(Amounts in thousands)

	Years ended December 31,

	2000	1999	1998

Dividends from bank subsidiary	$3,950	$3,700	$3,000

Interest and dividend income	297	294	236

Investment securities (losses) gains	(62)	1	21

Other expenses	(102)	(93)	(87)

Income before income tax and equity in undistributed net income of subsidiaries	4,083	3,902	3,170

Income tax expense	(43)	(67)	(57)

Equity in undistributed net income of subsidiaries	1,070	1,027	1,703

Net income	$5,110	$4,862	$4,816

STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Years ended December 31,

	2000	1999	1998

Cash flows from operating activities

Net income	$5,110	$4,862	$4,816

Adjustments to reconcile net income to net cash flows from operating activities:

Equity in undistributed net income of subsidiaries	(1,070)	(1,027)	(1,703)

Investment securities gains	62	(1)	(21)

Accretion on securities	1	(35)

Change in other assets and liabilities	(1,409)	(32)	(34)

Net cash flows from operating activities	2,694	3,767	3,058

Cash flows from investing activities

Purchases of investment securities	(1,675)	(1,717)	(4,540)

Proceeds from sales of securities available for sale	984		1,000

Proceeds from call, maturity and principal payments on securities available for sale		1,800	2,035

Net cash flows from investing activities	(691)	83	(1,505)

Cash flows from financing activities

Dividends paid	(3,711)	(2,678)	(2,433)

Proceeds from sale of common stock	817	1,308	976

Purchases of treasury stock	(1,435)	(124)	(98)

Net cash flows from financing activities	(4,329)	(1,494)	(1,555)

Net change in cash	(2,326)	2,356	(2)

Cash

Beginning of year	2,554	198	200

End of year	$228	$2,554	$198

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 15 - DIVIDEND RESTRICTIONS

The Company is generally dependent on the receipt of cash dividends from the Bank in order to pay cash dividends to shareholders. The Bank is subject to regulations of the Ohio Division of Banks which restrict dividends to retained earnings (as defined) of the current and prior two years. Under this restriction, at December 31, 2000 approximately $3,800,000 is available for the payment of dividends by the Bank. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines.

NOTE 16 - LITIGATION

The Company’s subsidiary bank was a defendant in a class action lawsuit Frank Slentz, Et Al. V. Cortland Savings and Banking Company, involving purchased interests in two campgrounds.

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

In a case filed in 1990 regarding campground loans in Pennsylvania, the subsidiary bank’s board of directors has agreed to accept a settlement offer proposed by plaintiffs’ attorney during the second quarter of 2000 as it does not materially exceed the anticipated cost of continuing to defend against the complainant. The Bank recorded an additional expense provision of $240,000 during 2000, bringing the litigation accrual to the settlement amount of $375,000.

The Bank is also involved in other legal actions arising in the ordinary course of business. In the opinion of management, the outcome of these matters is not expected to have a material effect on the Company.

NOTE 17 - STOCK REPURCHASE PROGRAM

On January 26, 2000, the Company’s Board of Directors approved a Stock Repurchase Program (the “Program”) which allowed the Company to repurchase up to 185,000 shares (or approximately 4.9% of the 3,764,759 shares outstanding as of January 26, 2000) of the Company’s outstanding common stock. The Program expired on February 3, 2001. On January 23, 2001 the Company’s Board of Directors approved a new Program which allows the Company to repurchase up to 187,000 shares (or approximately 4.9% of the 3,815,125 shares outstanding as of January 31, 2001) of the Company’s outstanding common stock. This program will expire not later than February 6, 2002, and results will depend on market conditions. Accordingly, there is no guarantee as to the exact number of shares to be repurchased. The repurchased shares will become treasury shares available for general corporate purposes, including possible use in connection with the Company’s dividend reinvestment program, employee benefit plans, acquisitions or other distributions.

Any repurchase would be effected through open market purchases or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. Under the 2000 program based on the value of the Company’s stock on January 26, 2000, the commitment to repurchase the stock over the next year was approximately $2,636,000. At December 31, 2000 the remaining commitment to repurchase the stock was approximately $921,000. As of December 31, 2000, the Company

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2000, 1999 and 1998

NOTE 17 - STOCK REPURCHASE PROGRAM (Continued)

had repurchased 130,815 shares. The Company also reissued 46,127 shares to existing shareholders under its dividend reinvestment program, and another 1,752 shares to employees under the subsidiary bank’s 401-k retirement benefit program. The 3% common stock dividend of January 1, 2001 also increased treasury shares by 2,743 shares. Under the 2001 program, based on the value of the Company’s stock on January 31, 2001, the commitment to repurchase the stock over the next year was $3,179,000.

Prior to adopting the stock repurchase program in the first quarter of 2000, the Company issued 43,280 shares of common stock which resulted in proceeds of $817,000. Of the 43,280 shares issued 37,391 shares were issued through the Company’s dividend reinvestment plan. The remaining 5,889 shares were issued through the subsidiary bank’s 401K plan, which offers employees the opportunity to invest in the common stock of the Company as one of several participant directed investment alternatives.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

	Years ended December 31,

	2000	1999	1998	1997	1996
SUMMARY OF OPERATIONS
Total Interest Income	$30,786	$28,371	$28,715	$28,377	$27,076

Total Interest Expense	14,137	12,392	13,041	13,347	12,741

NET INTEREST INCOME	16,649	15,979	15,674	15,030	14,335

Provision for Loan Losses	325	200	450

Total Other Income	1,945	1,624	2,118	1,693	1,598

Total Other Expenses	11,352	10,884	10,681	10,295	9,997

INCOME BEFORE TAX	6,917	6,519	6,661	6,428	5,936

Federal Income Tax	1,807	1,657	1,845	1,974	1,826

NET INCOME	$5,110	$4,862	$4,816	$4,454	$4,110

BALANCE SHEET DATA

Assets	$429,466	$423,202	$397,932	$392,762	$378,510

Investments	195,964	201,857	175,510	188,596	194,374

Net Loans	201,994	193,104	197,423	181,674	163,143

Deposits	329,949	320,403	321,100	319,738	320,030

Borrowings	49,468	55,285	29,971	30,814	21,171

Shareholders’ Equity	47,736	44,225	43,540	40,209	35,920

AVERAGE BALANCES

Assets	$422,832	$407,753	$396,364	$383,585	$368,645

Investments	203,463	191,772	179,954	188,182	190,173

Net Loans	201,995	195,503	194,621	175,515	160,657

Deposits	326,238	320,436	319,740	320,297	318,040

Borrowings	48,315	39,012	30,832	22,535	14,503

Shareholders’ Equity	45,395	44,840	42,842	38,317	34,242

PER COMMON SHARE DATA (1)

Net Income, both Basic and Diluted	$1.34	$1.27	$1.27	$1.20	$1.14

Cash Dividends Declared	0.97	0.70	0.64	0.45	0.34

Book Value	12.59	11.54	11.52	10.78	9.85

ASSET QUALITY RATIOS

Underperforming Assets as a Percentage of:

Total Assets	0.42%	0.72%	0.74%	0.47%	0.44%

Equity plus Allowance for Loan Losses	3.55	6.46	6.32	4.27	4.32

Tier I Capital	3.88	6.70	7.00	4.72	4.79

FINANCIAL RATIOS

Return on Average Equity	11.26%	10.84%	11.24%	11.62%	12.00%

Return on Average Assets	1.21	1.19	1.22	1.16	1.11

Average Equity to Average Assets	10.74	11.00	10.81	9.99	9.29

Equity to Asset Ratio	11.12	10.45	10.94	10.24	9.50

Tangible Equity to Tangible Asset Ratio	11.04	10.37	10.85	10.13	9.37

Cash Dividend Payout Ratio	72.39	54.96	50.40	37.00	30.00

Net Interest Margin Ratio	4.30	4.31	4.30	4.21	4.19

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

THREE YEAR SUMMARY
AVERAGE BALANCE SHEET, YIELDS AND RATES

The following schedules show average balances of interest-earning and non interest-earning assets and liabilities, and Shareholders’ equity for the years indicated. Also shown are the related amounts of interest earned or paid and the related average yields or interest rates paid for the years indicated. The averages are based on daily balances.

(Fully taxable equivalent basis in thousands of dollars)

	2000

	Average	Interest
	Balance	Earned	Yield or
	Outstanding	or Paid	Rate

Interest-earning assets:

Federal funds sold	$1,692	$110	6.5%

Other Cash Management Funds	107	6	5.6%

Investment securities:

U.S. Treasury and other U.S. Government agencies and corporations	77,336	5,267	6.8%

U.S. Government mortgage-backed pass through certificates	85,160	5,571	6.5%

States of the U.S. and political subdivisions (Note 1, 2, 3)	36,507	2,543	7.0%

Other securities	4,460	304	6.8%

TOTAL INVESTMENT SECURITIES	203,463	13,685	6.7%

LOANS (Note 2, 3, 4)	201,995	17,837	8.8%

TOTAL INTEREST-EARNING ASSETS	407,257	$31,638	7.8%

Non interest-earning assets:

Cash and due from banks	9,590

Premises and equipment	5,899

Other	86

TOTAL ASSETS	$422,832

Interest-bearing liabilities:

Deposits:

Interest-bearing demand deposits	$50,353	$1,186	2.4%

Savings	80,685	1,834	2.3%

Time	145,320	8,324	5.7%

TOTAL INTEREST-BEARING DEPOSITS	276,358	11,344	4.1%

Borrowings:

Federal funds purchased	932	60	6.4%

Securities sold under agreement to repurchase	4,172	219	5.2%

Other borrowings under one year	7,427	479	6.4%

Other borrowings over one year	35,784	2,035	5.7%

TOTAL BORROWINGS	48,315	2,793	5.8%

TOTAL INTEREST-BEARING LIABILITIES	324,673	$14,137	4.4%

Non interest-bearing liabilities:

Demand deposits	49,880

Other liabilities	2,884

Shareholders equity	45,395

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$422,832

Net interest income		$17,501

Net interest rate spread (Note 5)			3.4%

Net interest margin (Note 6)			4.3%

Note 1 – Includes both taxable and tax exempt securities.

Note 2 –	The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 2000, 1999 and 1998, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets. Tax-free income from states of the U.S. and political subdivisions, and loans amounted to $1,755, and $167 respectively, for 2000; $1,696, and $257 respectively, for 1999; and $1,263, and $276 respectively, for 1998.

Note 3 –	Average balance outstanding includes the average amount outstanding of all nonaccrual investment securities and loans. States and political subdivisions consist of average total principal adjusted for amortization of premium and accretion of discount less average allowance for estimated losses, and include both taxable and tax exempt securities. Loans consist of average total loans less average unearned income.

(Fully taxable equivalent basis in thousands of dollars)

	1999			1998

	Average	Interest	Yield	Average	Interest	Yield
	Balance	Earned	or	Balance	Earned	or
	Outstanding	or Paid	Rate	Outstanding	or Paid	Rate

Interest-earning assets:

Federal funds sold	$3,835	$191	5.0%	$4,952	$266	5.4%

Other Cash Management Funds

Investment securities:
U.S. Treasury and other U.S
Government agencies and corporations	64,254	4,067	6.3%	71,164	4,606	6.5%
U.S. Government mortgage-backed pass through certificates	87,572	5,439	6.2%	77,205	5,011	6.5%

States of the U.S. and political subdivisions (Note 1, 2, 3)	35,883	2,468	6.9%	27,539	1,858	6.7%

Other securities	4,063	266	6.5%	4,046	255	6.3%

TOTAL INVESTMENT SECURITIES	191,772	12,240	6.4%	179,954	11,730	6.5%

LOANS (Note 2, 3, 4)	195,503	16,799	8.6%	194,621	17,376	8.9%

TOTAL INTEREST-EARNING ASSETS	391,110	$29,230	7.5%	379,527	$29,372	7.7%

Non interest-earning assets:

Cash and due from banks	9,651			8,999

Premises and equipment	6,006			5,688

Other	986			2,150

TOTAL ASSETS	$407,753			$396,364

Interest-bearing liabilities:

Deposits:

Interest-bearing demand deposits	$50,880	$1,188	2.3%	$48,531	$1,258	2.6%

Savings	84,073	1,951	2.3%	82,537	2,098	2.5%

Time	137,743	7,214	5.2%	141,613	7,955	5.6%

TOTAL INTEREST-BEARING DEPOSITS	272,696	10,353	3.8%	272,681	11,311	4.1%

Borrowings:

Federal funds purchased	398	22	5.5%	20	1	5.0%

Securities sold under agreement to repurchase	4,321	179	4.1%	3,237	147	4.5%

Other borrowings under one year	5,055	286	5.7%	5,252	308	5.9%

Other borrowings over one year	29,238	1,552	5.3%	22,323	1,274	5.7%

TOTAL BORROWINGS	39,012	2,039	5.2%	30,832	1,730	5.6%

TOTAL INTEREST-BEARING LIABILITIES	311,708	$12,392	4.0%	303,513	$13,041	4.3%

Non interest-bearing liabilities:

Demand deposits	47,740			47,059

Other liabilities	3,465			2,950

Shareholders equity	44,840			42,842

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$407,753			$396,364

Net interest income		$16,838			$16,331

Net interest rate spread (Note 5)			3.5%			3.4%

Net interest margin (Note 6)			4.3%			4.3%

Note 4 –	Interest earned on loans includes net loan fees of $120 in 2000, $178 in 1999 and $144 in 1998.

Note 5 –	Net interest rate spread represents the difference between the yield on earning assets and the cost of funds.

Note 6 –	Net interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

CORTLAND BANCORP AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following is management’s discussion and analysis of the financial condition and results of operations of Cortland Bancorp (the “Company”). The discussion should be read in conjunction with the Consolidated Financial Statements and related notes and summary financial information included elsewhere in this annual report.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information contained herein, the following discussion may contain forward-looking statements that involve risks and uncertainties. Economic circumstances, the Company’s operations and actual results could differ significantly from those discussed in any forward-looking statements. Some of the factors that could cause or contribute to such differences are changes in the economy and interest rates either nationally or in the Company’s market area; increased competitive pressures or changes in either the nature or composition of competitors; changes in the legal and regulatory environment; changes in factors influencing liquidity such as expectations regarding the rate of inflation or deflation, currency exchange rates and other factors influencing market volatility; unforeseen risks associated with global economic and financial factors.

OVERVIEW and OUTLOOK

Net income for 2000 was up 5.1% to $5,110, best in the Company’s history, and marking the seventh consecutive year of record profits. The performance represented an increase of $248 from the $4,862 earned in 1999. Earnings per share increased to $1.34, up 5.5% from both 1999 and 1998.

Core earnings, which exclude the net gains on loans sold and investment securities either sold or called, and certain other non recurring items were $5.112 million in 2000, up 7.5% from the $4.753 million earned in 1999. Core earnings per share were $1.34 in 2000 compared to $1.24 in 1999.

Capital ratios remained strong, facilitating a 39% increase in dividends per share. During 2000, the Company adopted a policy of quarterly dividend payments in contrast to its previous policy of semi-annual dividend payments. As of December 31, 2000, the ratio of equity capital to total assets was 11.12%, up from 10.45% a year ago. Risk-based capital measured 22.30% compared to 23.75% at December 31, 1999. All capital ratios continue to register well in excess of required regulatory minimums.

Return on average equity in 2000 increased to 11.26% while the return on average assets increased to 1.21%. Book value per share increased by $1.05 to $12.59. The price of the Company’s common stock increased during the year, trading in a range between a second quarter low of $13  1/8 and a fourth quarter high of $17  3/8. The percentage of earnings per share paid out as dividends was increased to 72% from the 55% paid last year.

On January 26, 2000, the Company’s Board of Directors approved a Stock Repurchase Program enabling the Company to repurchase up to 185,000 shares (or approximately 4.9% of the 3,764,759 shares outstanding as of January 26, 2000) of the Company’s outstanding common stock. As of December 31, 2000, the Company had repurchased 130,815 shares, or approximately 3.5%. On January 23, 2001, the Board of Directors adopted a similar program for 2001.

Management expects the economy in 2001 to slow further from the robust rates of growth achieved both in 1999 and 2000. Inflation and unemployment rates are both expected to increase from their recent low levels. Interest rates are expected to decline during the first half of 2001 as the Federal Reserve seeks to keep the economy out of recession. Interest rates should stabilize during the latter half of 2001 as the economy begins to respond to the monetary stimulus. Home mortgage refinancing activity, a potential major source of economic stimulus, is expected to increase significantly due to lower interest rates. However, the sharp run-up in energy prices, if sustained, will act

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

to limit the strength of any economic recovery in 2001.

To further facilitate customer service and innovation while enhancing productivity, the Company introduced Internet Banking products during the fourth quarter of 2000. The Company will continue to focus on refining its approach to retail lending and branch operations during 2001. During the second quarter of 2000, the Company combined its two offices in the Niles market, lowering the cost of delivering services while maintaining responsiveness to customer needs.

The Company remains firmly committed to new ideas, new products, and emerging technologies that can enhance internal operating efficiencies and increase customer satisfaction, strengthening franchise value. During 2000, the Company invested approximately $1 million on new technology applications, expanding customer product offerings and customer service while improving operational efficiency and productivity.

The Company’s new product, NetTeller, a collection of electronic banking products (internet banking, online bill payment, cash management and check imaging) opened a new delivery channel by which the Bank can reach and service its customers.

The service is available to any customer with Internet access. Customers can review account balances, transfer money between accounts, make loan payments, review statements and cancelled checks. The product allows small-business customers to offer payroll direct deposit and wire transfers. One of the Banks priorities is its strategic relations with small-to medium-sized businesses.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

ASSET QUALITY

A slowing economy heightens concerns regarding the quality of a bank’s assets. The Company’s management closely monitors and evaluates trends and developments in asset quality. Internal loan review systems require detailed monthly analysis of delinquencies, nonperforming assets and other sensitive credits. Generally, all mortgage, commercial and consumer loans are moved to nonaccrual status once they reach 90 days past due or when analysis of a borrower’s creditworthiness indicates the collection of interest and principal is in doubt.

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

	2000	1999	1998	1997	1996

Nonaccrual loans:

1-4 residential mortgages	$42	$131	$330	$565	$622
Commercial mortgages	1,445	1,920	2,089	986	754
Commercial loans	135	198	262	27	0
Consumer loans	15	12	60	57	17
Home equity loans	11	16	0	18	57

Total Nonaccrual Loans	1,648	2,277	2,741	1,653	1,450
Other real estate owned	0	285	0	0	28

Total Nonperforming Assets	1,648	2,562	2,741	1,653	1,478
Loans ninety days past due and still accruing interest	9	0	41	10	18
Restructured loans	143	484	162	173	182

Total Underperforming Assets	$1,800	$3,046	$2,944	$1,836	$1,678

The table below provides a number of asset quality ratios based on the data presented above. Overall, asset quality continued to improve during 2000, remaining at acceptable levels.

	2000	1999	1998	1997	1996

Nonperforming loans as a percentage of total loans	0.80%	1.16%	1.37%	0.90%	0.87%
Nonperforming assets as a percentage of total assets	0.38%	0.61%	0.69%	0.42%	0.39%
Underperforming assets as a percentage of total assets	0.42%	0.72%	0.74%	0.47%	0.44%
Underperforming assets as a percentage of equity capital plus allowance for loan losses	3.55%	6.46%	6.32%	4.27%	4.32%

Gross income that would have been recorded in 2000 on these loans had they been in compliance with their original terms was $221,000. Interest income that actually was included in income on these loans amounted to $173,000.

RESULTS OF OPERATIONS

Common comparative ratios for results of operations are the return on average equity and the return on average assets. The return on average equity amounted to 11.3%, 10.8% and 11.2% for 2000, 1999 and 1998, respectively, while the return on average assets amounted to 1.2% in 2000, 1999 and 1998.

Net interest income, the principal source of the Company’s earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. The net interest margin ratio registered 4.3% in 2000, 1999 and 1998.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

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

Analysis of Net Interest Income Changes (Taxable Equivalent Basis)

	2000 Compared to 1999			1999 Compared to 1998
	Volume	Rate	Total	Volume	Rate	Total

Increase (Decrease) in Interest Income

Federal funds sold	$(128)	$47	$(81)	$(57)	$(18)	$(75)

Other cash management funds	6		6	0	0	0
Investment Securities

U.S. Treasury and other U.S. Government agencies and corporations	874	326	1,200	(439)	(100)	(539)

U.S. Government mortgage-backed pass-through certificates	(153)	285	132	651	(223)	428

States of the U.S. and political subdivisions	43	32	75	573	37	610

Other securities	27	11	38	1	10	11
Loans

	566	472	1,038	78	(655)	(577)

Total Interest Income Change	1,235	1,173	2,408	807	(949)	(142)
Increase (Decrease) in Interest Expense

Interest-bearing demand deposits	(12)	10	(2)	59	(129)	(70)

Savings deposits	(78)	(39)	(117)	38	(185)	(147)

Time deposits	411	699	1,110	(213)	(528)	(741)

Federal funds purchased	34	4	38	21	0	21

Securities sold under agreements to repurchase	(6)	46	40	46	(14)	32

Other borrowings under one year	149	44	193	(12)	(10)	(22)

Other borrowings over one year	366	117	483	372	(94)	278

Total Interest Expense Change	864	881	1,745	311	(960)	(649)

Increase (Decrease) in Net Interest Income on a Taxable Equivalent Basis	$371	$292	$663	$496	$11	$507

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Total other income for 2000 increased $321, or 19.8% compared to a decrease of $494, or 23.3% in 1999. Fees for customer services increased by $178 or 13.7% compared to a decline of $94 in the prior year. Loans originated for sale in the secondary market showed gains of $116, $156 and $178 in 2000, 1999 and 1998, respectively. The early call of held to maturity securities, and transactions involving available for sale securities, combined to produce net (losses) gains of $(16) in 2000, $9 in 1999 and $324 in 1998.

Other operating income increased by $208 during 2000, following a $63 decrease in 1999. This income category is subject to fluctuation due to nonrecurring items. In 2000 the increase was primarily due to the termination of a non qualified benefit plan for executive management in conjunction with the adoption of new benefit plans.

Other Income
	2000	1999	1998

Fees for other customer services	$1,480	$1,302	$1,396
Gain on sale of loans	116	156	178
Other operating income	365	157	220

	1,961	1,615	1,794
Investment securities net (losses) gains	(16)	9	324

Total other income	$1,945	$1,624	$2,118

Total other non-interest expenses increased by $468 or 4.3% in 2000. This compares to an increase of $203, or 1.9% in 1999. Expenditures for salaries and employee benefits increased by $41 or 0.7%.

Occupancy and equipment expense decreased by a combined $28, or 1.4%. Legal and litigation expense increased by $320 compared to a decrease of $95 in 1999. This is due primarily to the settlement of a long standing class action lawsuit filed in Pennsylvania in June of 1990. All other categories of non-interest expense increased by $135, or 4.8% in the aggregate, due mostly to costs associated with the introduction of Internet Banking products and a revamped marketing program.

Non-Interest Expense
	2000	1999	1998

Salaries and benefits	$6,088	$6,047	$5,842
Net occupancy expense	820	801	744
Equipment expense	1,098	1,145	1,161
State and local taxes	572	581	566
Office supplies	462	461	472
Marketing expense	314	249	282
Legal and litigation	414	94	189
Other operating expense	1,584	1,506	1,425

Total other expenses	$11,352	$10,884	$10,681

Salaries and employee benefits represented 53.6% of all non-interest expenses in 2000. Salaries and employee benefits increased by only $41 in 2000 following an increase of $205 in 1999. The following details components of these increases:

Analysis of Changes in Salaries & Benefits
	Amounts			Percent

	2000	1999	1998	2000	1999	1998

Salaries	$(33)	$181	$33	(6.9)%	3.9%	0.7%
Benefits	33	(45)	(1)	2.7	(3.5)	(0.1)
Profit Sharing	(1)	(3)	42	0.3	(1.0)	16.9

	(1)	133	74		2.1	1.2
Def’d Loan Origination	42	72	(62)	(14.6)	(20.0)	25.0

	$41	$205	$12	0.7%	3.5%	0.2%

Wage and salary expense per employee averaged $28,100 in 2000, $26,728 in 1999 and $25,163 in 1998, exclusive of profit sharing, which averaged $1,688 per employee in 2000, $1,594 in 1999 and $1,576 in 1998. Productivity ratios which measure employee efficiency continued to improve. Full-time equivalent employment averaged 170 employees in 2000, 180 in 1999 and 184 in 1998. Average earning assets per employee measured $2,396 in 2000, $2,173 in 1999 and $2,063 in 1998.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

LOAN LOSS EXPERIENCE

For each year presented below, the provision for loan losses charged to operations is based on management’s judgment after taking into consideration all known factors connected with the collectibility of the existing portfolio. Management evaluates the portfolio in light of economic conditions, changes in the nature and volume of the portfolio, industry standards and other relevant factors. Specific factors considered by management in determining the amounts charged to operations include previous loan loss experience, the status of past due interest and principal payments, the quality of financial information supplied by customers and the general economic condition of the communities in which credit has been extended.

The following provides an analysis of the allowance for loan losses for the periods indicated:

	2000	1999	1998	1997	1996

Balance at beginning of year	$2,956	$3,055	$2,817	$2,966	$3,011

Loan losses:

1-4 family residential mortgages	0	(19)	(4)	(21)	(5)

Commercial mortgages	(199)	(99)	0	(16)	0

Consumer loans	(199)	(144)	(190)	(202)	(167)

Commercial loans	(46)	(118)	(98)	0	(4)

Home equity loans	(8)	(7)	(2)	(13)	0

	(452)	(387)	(294)	(252)	(176)

Recoveries on previous loan losses:

1-4 family residential mortgages	0	6	0	2	3

Commercial mortgages	44	0	0	0	0

Consumer loans	82	46	72	85	72

Commercial loans	18	35	9	11	56

Home equity loans	1	1	1	5	0

	145	88	82	103	131

Net loan losses	(307)	(299)	(212)	(149)	(45)

Provision charged to operations	325	200	450	0	0

Balance at end of year	$2,974	$2,956	$3,055	$2,817	$2,966

Ratio of net loan losses to average net loans outstanding	0.15%	0.15%	0.11%	0.09%	0.03%

Ratio of loan loss allowance to total loans	1.45%	1.51%	1.52%	1.53%	1.78%

A provision for loan losses of $325 was charged to operations in 2000 compared to $200 in 1999 and $450 in 1998. No provision was required during 1996 and 1997. The current year’s provision was booked due to increased net loan losses and concerns related to certain specific commercial credits.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

With the allowance for loan loss at 180% of nonperforming loans and 165% of all underperforming loans, management has determined the allowance to be adequate.

The following is an allocation of the allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

	2000	1999	1998	1997	1996

Types of Loans

1-4 family residential mortgages	$443	$456	$498	$427	$387

Commercial mortgages	1,675	1,588	1,441	1,378	1,179

Consumer loans	209	205	222	278	410

Commercial loans	251	273	505	283	325

Home equity loans	18	20	21	25	55

Unallocated portion	378	414	368	426	610

	$2,974	$2,956	$3,055	$2,817	$2,966

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

LOAN PORTFOLIO

The following table represents the composition of the loan portfolio as of December 31, for the years indicated:

	2000	1999	1998	1997	1996

Types of Loans

1-4 family residential mortgages	$84,367	$82,679	$79,125	$77,644	$70,590
	41.2%	42.2%	39.5%	42.1%	42.5%

Commercial mortgages	$71,544	$65,036	$61,149	$50,015	$42,367
	34.9%	33.2%	30.5%	27.1%	25.5%

Consumer loans	$17,824	$16,129	$17,623	$18,990	$21,300
	8.7%	8.2%	8.8%	10.3%	12.8%

Commercial loans	$23,811	$24,087	$29,576	$26,022	$19,355
	11.6%	12.3%	14.7%	14.1%	11.7%

Home equity loans	$7,422	$8,129	$8,669	$10,064	$11,136
	3.6%	4.1%	4.3%	5.4%	6.7%

1-4 family residential mortgage loans held for sale	$0	$0	$4,336	$1,756	$1,361
	0.0%	0.0%	2.2%	1.0%	0.8%

The following schedule sets forth maturities based on remaining scheduled repayments of principal or next repricing opportunity for loans (excluding mortgage and consumer loans) as of December 31, 2000:

	1 Year	1 to	Over
	or Less	5 Years	5 Years	Total

Types of Loans

Commercial loans	$10,723	$7,519	$5,569	$23,811

Home Equity	7,422			7,422

Total loans (excluding mortgage and consumer loans)	$18,145	$7,519	$5,569	$31,233

The following schedule sets forth loans as of December 31, 2000 based on next repricing opportunity for floating and adjustable interest rate products, and by remaining scheduled principal payments for loan product with fixed rates of interest. Mortgage and consumer loans have again been excluded.

	1 Year	Over
	or Less	1 Year	Total

Types of Loans

Floating or adjustable rates of interest	$19,003	$1,451	$20,454

Fixed rates of interest	763	10,016	10,779

Total loans	$19,766	$11,467	$31,233

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company recorded an increase of $8,908 in the loan portfolio from the level of $196,060 recorded at December 31, 1999.

Residential lending’s share of the portfolio decreased slightly during 2000 with 1-4 family residential mortgages representing 41.2% of total loans compared to 42.2% in 1999. The portion of the loan portfolio represented by commercial loans (including commercial real estate) increased modestly from 45.5% to 46.5%. Consumer loans remained steady at 12.3%.

Residential loans, excluding home equity loans, and commercial loans continue to comprise the largest share of the Company’s loan portfolio. At the end of 2000, residential loans comprised 41.2% of the portfolio and commercial loans comprised 46.5% of the portfolio. Over the past five years, the Company has increased the portion of the portfolio allocated to Commercial Loans. Comparable portfolio share was 35.2% for commercial loans and 43.3% for residential loans at year-end 1995. Home equity loans at 3.6% and consumer installment at 8.7% comprise the remainder of the portfolio in 2000. In 1995, home equity loans comprised 7.9% of the overall loan portfolio, while consumer installment loans comprised 13.6%.

[LOAN PORTFOLIO COMPOSITION]

	1-4 Family Mortgages	Commercial	Consumer	Home Equity

2000	41.2	46.5	8.7	3.6
	1-4 Family Mortgages	Commercial	Consumer	Home Equity
1995	43.3	35.2	13.6	7.9

During 2000, approximately $18.2 million in new mortgage loans were originated by the Company, a decrease of $10.7 million from 1999 reflecting a downward trend in residential real estate purchases brought on by rising interest rates. Product offerings continued to include a service release sales program, which permits the Company to offer very competitive fixed interest rates without incurring additional interest rate risk.

With the yield and quality of mortgage loans remaining favorable during the year, management elected to hold a significant percentage of the year’s production. The following shows the approximate disposition of mortgage loans originated during 2000 (in millions):

Retained in Portfolio:	$13.0
Loans Sold to Other Investors with

Servicing Rights Released:	$5.2

Management intends to increase the level of loans sold to other investors as mortgage rates have declined significantly and are expected to remain at relatively low levels throughout much of 2001. Management anticipates that a renewed focus on secondary market origination will mean that fewer loans will be retained in portfolios in 2001.

Management’s expansion of business product offerings made available through competitive interest rates has enabled commercial lending personnel to establish new business relationships while enhancing existing customer relationships. Commercial loan personnel have aggressively pursued business opportunities with a wide array of medium to small businesses. The Bank’s commercial lending function provides service to automobile dealerships, trucking companies, physicians and medical groups, general contractors, service contractors, restaurants, hotels/motels, retailers, wholesalers, as well as county and political subdivisions. For those businesses electing to finance business assets through a lease instrument the Bank offers lease financing.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table provides an overview of Commercial Loans by various business sectors reflecting the areas of largest concentration:

		% of
Sector	Balances	Portfolio
New/Used Car Dealers	$6,293	6.6%
Hotels/Motels	5,738	6.0%
Eating Places	4,607	4.9%
Medical Doctors	4,378	4.6%
Nursing & Personal Care	3,864	4.1%
Funeral Services	3,026	3.2%

The single largest customer balance in the portfolio had a balance of $3.5 million which is approximately 3.7% of the total portfolio.

It should be noted that these are open balances and do not reflect existing commitments that may be currently outstanding.

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

INVESTMENT SECURITIES

In accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115), “Accounting for Certain Investments in Debt and Equity Securities,” investment securities are segre-

gated into three separate portfolios: held to maturity, available for sale and trading, each with its own method of accounting.

Held to maturity securities are recorded at historical cost, adjusted for amortization of premiums and accretion of discounts. Trading securities are marked-to-market, with any gain or loss reflected in the determination of income. Securities designated as available for sale are similarly carried at their fair market value. However, any gain or loss (net of tax) is recorded as an adjustment to shareholders’ equity as a component of Other Comprehensive Income.

One effect of SFAS 115 is to expose shareholders’ equity to fluctuations resulting from market volatility related to the available for sale portfolio. The potential adverse impact of this volatility is somewhat mitigated as bank regulatory agencies measure capital adequacy for regulatory purposes without regard to the effects of SFAS 115.

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table shows the book value of investment securities by type of obligation at the dates indicated:

	December 31,

	2000	1999	1998

U.S. Treasury and other U.S. Government agencies and corporation	$72,730	$74,483	$53,093

U.S. Government mortgage-backed pass-through certificates	82,057	86,349	84,536

States of the U.S. and political subdivisions	36,544	36,612	33,794

Other securities	4,633	4,413	4,087

	$195,964	$201,857	$175,510

A summary of securities held at December 31, 2000, classified according to the earlier of next repricing or the maturity date and the weighted average yield for each range of maturities, is set forth below. Fixed rate mortgage-backed securities are classified by their estimated contractual cash flow, adjusted for current prepayment assumptions. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2000

	Book	Weighted
Type and Maturity Grouping	Value	Average Yield(1)

U.S. Treasury and other U.S. Government agencies and corporations:

Maturing within one year	$3,309	6.519%

Maturing after one year but within five years	6,934	6.092

Maturing after five years but within ten years	41,873	6.855

Maturing after ten years	20,614	7.534

Total U.S. Treasury and other U.S. Government agencies and corporations	$72,730	6.959%

U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s:

Maturing within one year	$32,969	6.857%

Maturing after one year but within five years	25,741	6.709

Maturing after five years but within ten years	17,359	6.705

Maturing after ten years	5,988	6.754

Total U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s	$82,057	6.779%

States of the U.S. and political subdivisions:

Maturing within one year	$4,296	6.808%

Maturing after one year but within five years	4,153	7.392

Maturing after five years but within ten years	1,478	8.004

Maturing after ten years	26,617	7.817

Total States of the U.S. and political subdivisions	$36,544	7.658%

Other securities:

Maturing within one year	$1,805	5.819%

Maturing after one year but within five years	0

Maturing after five years but within ten years	0

Maturing after ten years	2,828	7.150

Total other securities	$4,633	6.632%

(1)	The weighted average yield has been computed by dividing the total interest income adjusted for amortization of premium or accretion of discount over the life of the security by the amortized cost of the securities outstanding. The weighted average yield of tax-exempt obligations of states of the U.S. and political subdivisions has been calculated on a fully taxable equivalent basis. The amounts of adjustments to interest which are based on the statutory tax rate of 34% were $99, $104, $40 and $707 for the four ranges of maturities.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

As of December 31, 2000, there were $12,485 in callable U.S. Government Agencies that given current and expected interest rate environments, are likely to be called within the one year time horizon. These securities are categorized according to their contractual maturities, with $5,489 maturing after five years but within ten years, and $6,996 maturing after 10 years.

As of December 31, 2000, there were $15,764 in callable U.S. Government Agencies and $1,631 in callable U.S. Treasury Securities that, given current and expected interest rate environments, are likely to be called within the time frame defined as after one year but within five years. These securities are categorized according to their contractual maturities, with $10,176 maturing after five years but within ten years, and $7,219 maturing after 10 years.

As of December 31, 2000, the carrying value of all investment securities, both available for sale and held to maturity, tallied $195,964, a decrease of $5,893 or 2.9% from the prior year. The decline in investment securities reflects the acquisition of $6,464 in cash surrender value of single premium life insurance in conjunction with benefit programs adopted in late 2000. The allocation between single maturity investment securities and mortgage-backed securities shifted slightly to a 57/43 split versus the 56/44 division of the previous year, with mortgage-backed securities declining $4,292 or 5.0%.

Holdings of obligations of states and political subdivisions showed a minor decrease of $68. The focus on new purchases was on high grade callable municipals primarily issued by Ohio communities.

The Company decreased its holdings of U.S. Treasury securities by approximately $8.9 million, or 49.3%, reflecting improved investment opportunities in other sectors.

Investments in U.S. government agencies and sponsored corporations increased by approximately $7.1 million or 12.6%, as purchases were made in high yielding callable issues. Yields in this sector remained attractive as the Federal Reserve continued to ratchet interest rates upward during the first half of 2000.

Marketable equity securities appreciated by $46 during 2000, while holdings of other securities increased by $174 primarily reflecting stock dividends received from the Federal Home Loan Bank of Cincinnati, and additional stock purchases required to facilitate increased borrowings.

The mix of mortgage-backed securities remained weighted in favor of fixed rate securities in 2000. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed rate securities perform better in periods of stable to slightly declining interest rates. The portion of the mortgage-backed portfolio allocated to fixed rate securities rose to 70% in 2000 versus 67% in 1999. Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $8,355 and $11,160 at December 31, 2000 and 1999, respectively.

The Company adopted new accounting standards for derivative instruments and hedging activities (SFAS No. 133 and No. 138), effective with the fiscal quarter beginning October 1, 2000. Adoption resulted in the reclassification of certain securities from the held to maturity portfolio to the available for sale portfolio. These securities had a book value of $24,421 and a market value of $24,608 at the time of transfer. Adoption of the new standards did not have a material impact on the Company’s financial position or results of operations.

At December 31, 2000, a net unrealized gain of $896, net of tax, was included in shareholders’ equity as a component of Other Comprehensive Income, as compared to a net unrealized loss of $1,834, net of tax, as of December 31, 1999. This $2,730 increase primarily reflects the increased market value of debt securities in general as interest rates decreased throughout much of the second half of the year, reversing the prior trend toward higher rates. Lower interest rates generally translate into higher/rising market prices for debt securities; conversely rising interest rates generally

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

result in a depreciation in the market value of debt securities.

The Company has no investments in structured notes, inverse floaters or other derivative products.

Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).

DEPOSITS

The Company’s deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited an increase of 3.0% to $329,949 at December 31, 2000 as compared to $320,403 at December 31, 1999.

The Company’s deposit base consists of demand deposits, savings, money market and time deposit accounts. Average noninterest-bearing deposits increased 4.5% during 2000, while average interest-bearing deposits increased by 1.3%.

During 2000, noninterest-bearing deposits averaged $49,880 or 15.3% of total average deposits as compared to $47,740 or 14.9% in 1999. Core deposits averaged $300,451 for the year ended December 31, 2000, an increase of $4,577 or 1.5% from the average level of 1999. During 1999, core deposits had averaged $295,874, an increase of 1.0% from the preceding year.

Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 92.1% of average total deposits in 2000 compared to 92.3% in 1999 and 91.6% in 1998.

Over the past five years, the Company has successfully increased the share of deposits represented by noninterest-bearing and NOW checking accounts. These products now comprise 23.4% of total deposits compared to only 18.6% five years ago. The following depicts how the deposit mix has shifted during this time frame.

Additional information regarding interest-bearing deposits is presented in the Notes to the Consolidated Financial Statements (NOTE 6).

FOURTH QUARTER 2000 AS

COMPARED TO FOURTH QUARTER 1999

By the fourth quarter of 2000 the Federal Open Market Committee (FOMC) of the Federal Reserve had increased the targeted federal funds rate by 100 basis points from the start of 2000. The action was taken to curb excess demand in order to sustain noninflationary U.S. economic growth. (The federal funds rate establishes the cost of overnight interbank borrowings and influences the determination of other interest rates, such as banks’ prime lending rate.)

With the Federal Reserve holding short term interest rates well above intermediate and longer term credit market rates (a phenomenon known as inversion), the Company’s net interest margin came under pressure and experienced some compression during the fourth quarter.

Tax equivalent net interest income for the Company during the fourth quarter of 2000 decreased by $49, a 1.1% decrease from the fourth quarter of 1999. The yield on earning assets increased by 30 basis points while fourth quarter average earning assets increased by 2.6%, or $10.5 million, when compared to a year ago. The result was an increase in tax equivalent interest income of $495. The rate paid on interest-bearing liabilities increased by 56 basis points while fourth quarter average interest-bearing liabilities increased by $8.6 million when

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

compared to a year ago, resulting in an increase in total interest expense of $544. The net interest margin for the quarter registered 4.21%, down 15 basis points from the same quarter a year ago.

Loan charge-offs during the quarter were $74 in 2000 and $67 in 1999, while the recovery of previously charged-off loans amounted to $28 during the fourth quarter of 2000 compared to $8 in the same period of 1999.

Total other income increased by $233 from a year ago. The increase was primarily due to the termination of a non qualified benefit plan in conjunction with the adoption of new benefit plans as approved by the Board of Directors.

Total other non-interest expenses in the fourth quarter were $2,948 in 2000 compared to $2,951 in 1999, a decrease of $3 or 0.1%. Salaries and benefits constituted a $58 decrease, or 3.3%. Occupancy and equipment, office supplies and marketing expenses increased by $14, or 2.1%. State and local tax assessments decreased by $10, or 6.5%. Other expenses increased by $51 as the Company launched its Internet Banking offerings.

Income before income tax during the fourth quarter amounted to $1,755 in 2000 compared to $1,574 in 1999. Income tax expense for the fourth quarter of 2000 was $466 as compared to $385 in 1999. Fourth quarter net income was $1,289 in 2000 compared to $1,189 in 1999, representing an increase of $100, or 8.4%.

Earnings per share for the fourth quarter, adjusted for the 3% stock dividend paid January 1, 2001, were $0.34 in 2000 and $0.31 in 1999. Core earnings (earnings before gains on loans sold, investment securities sold or called and certain other non recurring items) decreased by 5.7% in the fourth quarter of 2000 compared to 1999. Core earnings for the fourth quarter of 2000 were $1.102 million compared to last year’s $1.169 million. Core earnings per share were $0.29 in 2000 compared to $0.30 in 1999.

Realized gains or losses on securities are based on net proceeds and the adjusted carrying amount of the securities, using the specific identification method. The table below sets forth the proceeds, gains and losses realized on securities sold or called for the period ended:

	Three	Twelve
	Months	Months
	December 31,	December 31,
	2000	2000

Proceeds on securities sold or called	$5,889	$10,155

Gross realized gains	47	53

Gross realized losses	69	69

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

ASSET-LIABILITY MANAGEMENT

The Company’s executive management and Board of Directors routinely review the Company’s balance sheet structure for stability, liquidity, and capital adequacy. The Company has defined a set of key control parameters which provide various measures of the Company’s exposure to changes in interest rates. The Company’s asset-liability management goal is to produce a net interest margin that is relatively stable despite interest rate volatility while maintaining an acceptable level of earnings. Net Interest Margin is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The Net Interest Margin Ratio expresses this difference as a percentage of average earning assets. In each of the past five years, the Company has reported record earnings, while the net interest margin ratio has averaged 4.26%, ranging between 4.19% and 4.31%.

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

GAP TABLE

December 31, 2000

	Maturity or Repricing Interval

						Non Rate
						Sensitive
	3 Months	3 to 12		1 to 5		or >5
	or Less	Months		Years		Years	Total

Interest-Earning Assets

Federal Funds Sold	$1,450	$		$		$	$1,450

Investments	28,078		26,786		54,223	86,877	195,964

Loans & Leases	44,813		36,005		103,074	21,076	204,968

Total Earning Assets	74,341		62,791		157,297	107,953	402,382

Other Assets						27,084	27,084

Total Assets	$74,341		$62,791		$157,297	$135,037	$429,466

Interest-Bearing Liabilities

NOW & Supernow Accounts	$27,558	$		$		$	$27,558

Money Market Accounts	21,366						21,366

Passbook Savings	77,808						77,808

Time Deposits <100,000	25,634		55,294		37,503	5,582	124,013

Time Deposits $100,000	8,187		14,111		5,830	997	29,125

Repurchase Agreements	3,700						3,700

U.S. Treasury Demand	768						768

Other Borrowings	9,500				6,000	29,500	45,000

Total Interest-Bearing Liabilities	174,521		69,405		49,333	36,079	329,338

Demand Deposits						50,079	50,079

Other Liabilities						2,313	2,313

Shareholders’ Equity						47,736	47,736

Total Liabilities & Equity	$174,521		$69,405		$49,333	$136,207	$429,466

Rate Sensitivity Gap	$(100,180)		$(6,614)		$107,964	$71,874

Cumulative Gap	$(100,180)		$(106,794)		$1,170	$73,044

Cumulative Gap to Total Assets	(23.3)%		(24.9)%		0.3%	17.0%

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The preceding Gap Table presents an analysis of the Company’s earliest repricing opportunity for each of its interest-earning assets and interest-bearing liabilities. Assets are distributed according to the earlier of interest rate repricing opportunity or expected cash flows. Time deposits and liabilities with defined maturities are distributed according to the earlier of the repricing interval or contractual maturity. Other core deposit accounts (NOW, Supernow, Money Market and Savings accounts) are shown as being available for repricing in the earliest time frame, although management can exert considerable influence over the timing and manner of repricing these core deposits. Therefore, these accounts may reprice in later time intervals and reflect smaller incremental changes than other interest-earning assets and interest-bearing liabilities. Since management may reprice these accounts at its discretion, the impact of changing rates on net interest income is likely to be considerably less severe than inferred by this table.

During 2000, the effective maturities of earning assets shortened as interest rates in the credit markets fell during the second half of the year. Federal Reserve policy, however, continued to maintain short-term interest rates at 6.50% during that period in order to reduce the threat of higher inflation in a rapidly growing U.S. economy. However, by late in the fourth quarter, the Federal Reserve’s position shifted, determining that the risks were now weighted mainly toward conditions that would generate weakness in the foreseeable future. With the market anticipating future rate cuts from the Federal Reserve, credit market rates declined and the number of investments eligible to be called increased, while prepayments on loans and mortgage-backed securities increased, causing the effective maturities of earning assets to shorten.

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

The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company’s interest sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company’s net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. In fact, as previously noted, the Company’s net interest margin has remained relatively stable in the range of 4.19% to 4.31% over the past five years, despite significant shifts in the mix of earning assets and the direction and level of interest rates.

NET INTEREST MARGIN RATIO

1996	4.19
1997	4.21
1998	4.3
1999	4.31
2000	4.3

LIQUIDITY

The central role of the Company’s liquidity management is to (1) ensure sufficient liquid funds to meet the normal transaction requirements of its customers, (2) take advantage of market opportunities requiring flexibility and speed, and (3) provide a cushion against unforeseen liquidity needs.

Principal sources of liquidity for the Company include assets considered relatively liquid, such as interest-bearing deposits in other banks, federal funds sold, cash and due from banks, as well as cash flows from maturities and repayments of loans, investment securities and mortgage-backed securities.

Cash and cash equivalents, which includes federal funds sold, decreased by $1,681 compared to year-end 1999. Anticipated principal repayments on mortgage-backed securities along with investment securities maturing, repricing, or expected to be called in one year or less amounted to $54,864 at December 31, 2000, representing 28.0% of the total combined portfolio, as compared to $62,915 or

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

31.2% of the portfolio a year ago when Y2K liquidity concerns were paramount.

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

Operating activities used cash of $750 in 2000, but provided cash of $10,400 and $5,400 in 1999 and 1998, respectively. Refer to the Consolidated Statements of Cash Flows for a summary of the sources and uses of cash in 2000, 1999 and 1998.

CAPITAL RESOURCES

Regulatory standards for measuring capital adequacy require banks and bank holding companies to maintain capital based on “risk-adjusted” assets so that categories of assets of potentially higher credit risk require more capital backing than assets with lower risk. In addition, banks and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as standby letters of credit and interest rate swaps.

The risk-based standards classify capital into two tiers. Tier 1 capital consists of common shareholders’ equity, noncumulative and cumulative perpetual preferred stock, and minority interests less goodwill. Tier 2 capital consists of a limited amount of the allowance for loan and lease losses, perpetual preferred stock (not included in Tier 1), hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock.

The following graph, which is not “risk-adjusted,” depicts Tier 1 capital as a percentage of total average assets over the past several years. This measure of capital adequacy is known as the “leverage ratio.” The ratio declined from 11.21% to 10.94% as the Company initiated a stock repurchase program and increased the dividend payout ratio to limit capital growth.

LEVERAGE RATIO

1996	9.51
1997	10.17
1998	10.68
1999	11.21
2000	10.94
The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required banking regulatory agencies to revise risk-based capital standards to ensure that they take adequate account of interest rate risk. Accordingly, regulators will subjectively consider an institution’s exposure to declines in the economic value of its capital due to changes in interest rates in evaluating capital adequacy.

The following table illustrates the Company’s risk-weighted capital ratios at December 31, 2000 and 1999. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and total risk-based capital well in excess of the required regulatory minimum ratios.

Risk-Based Capital

	December 31,	December 31,
	2000	1999

Tier 1 Capital	$46,361	$45,695
Tier 2 Capital	2,756	2,544

QUALIFYING CAPITAL	$49,117	$48,239

Risk-Adjusted Total Assets(*)	$220,263	$203,090

Tier 1 Risk-Based Capital Ratio	21.05%	22.50%
Total Risk-Based Capital Ratio	22.30%	23.75%
Total Leverage Capital Ratio	10.94%	11.21%
(*) Includes off-balance sheet exposures

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” requires that investments designated as available for sale be marked-to-market with corresponding entries to the deferred tax account and shareholders’ equity. Regulatory agencies, however, exclude these adjustments in computing risk-based capital, as their inclusion would tend to increase the volatility of this important measure of capital adequacy. Additional information regarding regulatory matters can be found in the Notes to the Consolidated Financial Statements (NOTE 12.)

REGULATORY MATTERS

On March 13, 2000, the Board of Governors of the Federal Reserve System approved the Company’s application to become a financial holding company. As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2000, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and well managed, in management’s opinion.

MARKET RISK

Management considers interest rate risk to be the Company’s principal source of market risk. Interest rate risk is measured as the impact of interest rate changes on the Company’s net interest income. Components of interest rate risk comprise repricing risk, basis risk and yield curve risk. Repricing risk arises due to timing differences in the repricing of assets and liabilities as interest rate changes occur. Basis risk occurs when repricing assets and liabilities reference different key rates. Yield curve risk arises when a shift occurs in the relationship among key rates across the maturity spectrum.

The effective management of interest rate risk seeks to limit the adverse impact of interest rate changes on the Company’s net interest margin, providing the Company with the best opportunity for maintaining consistent earnings growth. Toward this end, management uses computer simulation to model the Company’s financial performance under varying interest rate scenarios. These scenarios may reflect changes in the level of interest rates, changes in the shape of the yield curve, and changes in interest rate relationships.

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

The most significant assumptions used in the simulation relate to the cash flows and repricing characteristics of the Company’s balance sheet. Repricing and runoff rate assumptions are based upon specific product parameters modified by historical trends and internal projections. These assumptions are periodically reviewed and benchmarked against historical results. Actual results may differ from simulated results not only due to the timing, magnitude and frequency of interest rate changes, but also due to changes in general economic condi-

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

tions, changes in customer preferences and behavior, and changes in strategies by both existing and potential competitors.

The following table shows the Company’s current estimate of interest rate sensitivity based on the composition of its balance sheet at December 31, 2000. For purposes of this analysis, short term interest rates as measured by the federal funds rate and the prime lending rate are assumed to increase (decrease) gradually over the next twelve months reaching a level 300 basis points higher (lower) than the rates in effect at December 31, 2000. Under both the rising rate scenario and the falling rate scenario, the yield curve is assumed to exhibit a parallel shift. Over the past twelve months, interest rates on U.S. Treasuries with maturities six months or greater fell between 2 to 136 basis points depending on maturity. During that same time frame, the Federal Reserve increased its target rate for overnight federal funds by 100 basis points. The result was an inverted yield curve, with yields falling as maturities lengthened.

One measure of the yield curve’s shape is the difference between the yield on the ten year Treasury and the three month Treasury. At December 31, 2000, the curve was inverted, as the ten year Treasury yielded 70 basis points less than the yield on the three month Treasury. This represented a sharp reversal from the positive spread of 112 basis points that existed at December 31, 1999. Under both the rising and falling rate scenarios, this difference between the 10 year and 3 month Treasury is assumed to remain at a negative 70 basis points over the next twelve months.

The base case against which interest rate sensitivity is measured assumes no change in short term rates. The base case also assumes no growth in assets and liabilities and no change in asset or liability mix. Under these simulated conditions, the base case projects net interest income of $17,516 for the year ending December 31, 2001.

Simulated Net Interest Income Sensitivity For the Twelve Months Ending December 31, 2001

	Net Interest
Change in Interest Rates	Income	$ Change	% Change

Graduated increase of +300 basis points	$16,580	$(936)	(5.3)%
Short term rates unchanged (base case)	17,516
Graduated decrease of -300 basis points	17,293	(223)	(1.3)%

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

It is management’s opinion that hedging instruments currently available are not a cost effective means of controlling interest rate risk for the Company. Accordingly, the Company does not currently use financial derivatives, such as interest rate options, swaps, caps, floors or other similar instruments.

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

INFORMATION AS TO STOCK PRICES AND DIVIDENDS OF CORTLAND BANCORP

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

Deborah L. Eazor

Cortland Bancorp
194 West Main Street, Cortland, Ohio 44410

The Company’s stock trades on the NASDAQ OTC market. The following brokerage firms are known to be relatively active in trading the Company’s stock:

Community Banc Investments, Inc.

Columbus, Ohio
Contact: Greig A. McDonald
Telephone: 1-800-224-1013

McDonald & Company Securities, Inc.

6575 Seville Drive
2nd Floor
P.O. Box 119
Canfield, Ohio 44406
Telephone: 1-330-746-2993

Salomon Smith Barney, Inc.

5048 Belmont Ave.
Youngstown, Ohio 44505
Telephone: 1-800-535-0017

The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 3% stock dividend paid as of January 1, 2001, 2000 and 1999 and the three-for-one stock split of May 15, 1998. The Company currently has approximately 1,806 shareholders.

			Cash
	Price Per Share

			Dividends
	High	Low	Per Share

2000

Fourth Quarter	17 3/8	15 5/8	$0.46

Third Quarter	16 5/8	15 1/8	0.17

Second Quarter	15 3/4	13 1/8	0.17

First Quarter	16 3/4	13 5/8	0.17

1999

Fourth Quarter	21 3/4	15	$0.50

Third Quarter	22 1/2	18 3/4	0.00

Second Quarter	23 1/2	19	0.20

First Quarter	27 1/2	23 1/4	0.00

1998

Fourth Quarter	26 3/4	24 7/8	$0.46

Third Quarter	29 3/8	23	0.00

Second Quarter	23 1/2	17 3/8	0.18

First Quarter	17 3/8	15 7/8	0.00

For the convenience of shareholders, the Company has established a plan whereby shareholders may have their dividends automatically reinvested in the common stock of Cortland Bancorp. Participation in the plan is completely voluntary and shareholders may withdraw at any time.

For current stock prices you may access our home page at www.cortland-banks.com.

For more information on the dividend reinvestment plan, you may contact Deborah L. Eazor at the following telephone number: (330) 637-8040 Ext. 132 or E-mail address DEAZOR@cortland-banks.com.

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
In Memoriam

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

KEITH MROZEK

Vice President

CRAIG PHYTHYON

Vice President

GERARD F. KANE

Assistant Vice President

MARK GOVERNOR

Assistant Vice President

MARCEL P. ARNAL

Assistant Vice President

GRACE J. BACOT

Assistant Vice President

BEVERLY KOSTOFF

Assistant Vice President

PIETRO PASCALE

Assistant Vice President

SHIRLEY F. ROOT

Assistant Vice President

JOYCE P. RATCLIFF

Assistant Vice President and Trust Officer

DARLENE MACK

Assistant Vice President

KAREN RUDGE

Assistant Vice President

BARBARA R. SANDROCK

Assistant Vice President

KIMBERLY S. VOGT

Assistant Vice President

JANET K. HOUSER

Assistant Vice President

RUSSELL E. TAYLOR

Assistant Vice President

DEBORAH L. EAZOR

Assistant Secretary-Treasurer

STEVE J. MACK

Assistant Secretary-Treasurer

LANA MUIR

Assistant Secretary-Treasurer

DAVID MAY

Assistant Secretary-Treasurer

JAMES HUGHES

Assistant Secretary-Treasurer

CORTLAND BANKS OFFICES AND LOCATIONS

Twelve Offices Serving These Fine Communities

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
Suite 1
Niles, Ohio 44446
330-652-8700

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

