Form 10-K405, Exhibit 13
period 2001-12-31
CORTLAND BANCORP INC
filed 2002-03-27
CIK 774569

Exhibit 13

2001 Annual Report

CONTENTS

Chairman’s Message

2

Brief Description of the Business

4

Report of Independent Auditors

5

Consolidated Statements of Income

6

Consolidated Balance Sheets

7

Consolidated Statements of
Shareholders’ Equity

8

Consolidated Statements of Cash Flows

9

Notes to the Consolidated Financial Statements

10

Selected Financial Data

27

Three Year Summary
Average Balance Sheet, Yields and Rates

28

Management’s Discussion and Analysis

30

Information as to Stock Prices and Dividends

49

Cortland Bancorp
Directors and Officers

50

Cortland Savings & Banking
Directors and Officers

51

Offices and Locations

52

CHAIRMAN’S MESSAGE

TO OUR SHAREHOLDERS:

Last year we noted that the record setting economic expansion of the past ten years was at risk of coming to an end. How could that be many asked? Had the economy not just turned in its strongest performance in 16 years, registering a 5.0% growth rate for all of 2000? Yes, but beneath those headline numbers the economy had been decelerating dramatically throughout the second half of 2000. By the Fed’s own reckoning, economic growth had slowed to effectively zero, with economic risks strongly tilted toward further weakness. The industrial sector was already six months into recession with layoffs spreading. One-by-one America’s steel companies marched off to bankruptcy court seeking relief and protection. Other hard hit industries would soon follow. And with the demand for goods and services slowing, and confidence waning, business leaders saw little need for expanding plant and equipment, and capital spending plans were cut back. Equity prices trended lower as companies repeatedly warned of slower growth and lower earnings ahead. All of the prerequisites for a full-fledged recession seemed to be falling into place.

Against this backdrop, the Fed moved aggressively in January of 2001, slashing the overnight federal funds rate by 100 basis points. In all, the Fed would cut rates 11 times during 2001, driving the overnight federal funds rate down from 6.50% to 1.75%, the lowest rate in some 40 years. As the economy began to weaken, Congress moved to push through the President’s tax cut proposals, giving the country the prospect of significant tax relief over ten years and the promise of tax rebates by late summer. But would there be sufficient time for these fiscal and monetary initiatives to make a difference? Could a recession still be avoided?

Our sense was that we were nearing a turning point in August of 2001. New and existing home sales, and consumer spending in general, had held up very well. If the recession in the industrial sector could be kept from spreading, the monetary and fiscal stimulus already in place might just put the economy back on the path to growth. But then came the tragic and horrific events of 9/11, as we were all made witness to the full extent of the evil that resides in the dark-side of Man. An evil so perverted that it can distort sacred scripture and basic human instincts so as to justify the cowardly slaughter of thousands of unsuspecting innocents. These acts of evil sought to wreck our financial system, cripple our government and destroy the American way of life. Instead it engendered an outpouring of love, compassion, generosity, heroism and strong-willed determination to strengthen and protect our way of life, as America demonstrated the full extent of the goodness that also resides in the nature of Man.

While these acts of terrorism clearly failed to achieve their objective, their very nature disrupted the flow of commerce and adversely impacted confidence in the near term. These despicable acts, however, could only delay, not negate, the effects of the considerable economic stimulus already in the pipeline. While third quarter economic activity was clearly depressed by the tragic events of 9/11, the economy bounced back much stronger than expected in the fourth quarter of 2001. The mild winter weather helped constrain energy costs, while allowing businesses normally subject to seasonal disruptions to continue unabated. The high degree of economic uncertainty spawned by 9/11 caused many projects to be delayed. This pent up demand may well be a source of strength as the economy regains momentum in 2002.

At Cortland Banks we experienced an abrupt shift in loan demand following 9/11. Growing at a 7% rate prior to 9/11, the loan portfolio reversed direction in the weeks following 9/11, with balances stabilizing near their 2001 opening levels.

On November 26th, a recession was officially designated as having begun in March of 2001. Typically, there is a marked up-tick in problem assets with the onset of a recession. This we have not seen. In fact, underperforming assets as a percentage of total assets actually declined from 0.42% in 2000 to 0.26% in 2001, and now stand at the lowest level in five years. However, this can change in a hurry if economic conditions deteriorate and unemployment rises, and can directly impact our profitability by diluting the yield of our loan portfolio and requiring an increase in loan loss provision and collection expense. Consequently, we monitor such trends closely as part of our loan review process.

Against this backdrop, it is my pleasure to once again inform you that we have achieved record profits. This marks the eighth consecutive year that we have done so. For the year 2001, net income registered $5.546 million, an increase of 8.5% from the $5.110 million earned in 2000. With average assets growing by 2.8%, the Company attained a return on average assets of nearly 1.3%, up from 1.2% the past several years. Earnings per share of $ 1.41 also were up by 8.5% from last year’s $1.30 per share. Year-over-year equity capital increased by 5.8%, as capital remained strong.

We recently concluded our 2001 stock repurchase program in which we were able to buyback 1.2% of our outstanding shares. The Board of Directors has approved a similar program for 2002. These programs support the Company’s popular dividend reinvestment program, and assure shareholders of a ready market should they desire or need to sell.

We were also able to increase by 6.4% our dividends to shareholders, keeping the portion of our earnings paid out as dividends in excess of 70%. Capital ratios remain strong. Equity capital represents 11.5% of assets, with the return on average equity measuring 11.1%, similar to last year’s 11.3%. Book value of $12.88 climbed 5.4% from last year’s $ 12.22 per share. After a low of $16.50 in the first quarter, the Company’s stock climbed to a year-end close of $ 21, once again outperforming the S&P 500 Index, while paralleling the SNL Bank Index for the year.

During 2001 we continued with our campaign to improve operating efficiencies, productivity and customer convenience through investments in technology. Late in 2000 we introduced check imaging and internet banking products to our customers. Over a thousand customers each month are now availing themselves of these services. In 2001 we added an Integrated Voice Response system to the mix, which is proving to be as equally popular. We also introduced a new teller product to enhance customer service and productivity. We also completed a significant upgrade of our telecommunications infrastructure, enabling us to streamline voice and data communications while adding to our capabilities. Technology continues to be a core ingredient of our success, extending banking services to customers well beyond traditional geographical boundaries, providing flexible, robust solutions unconstrained by “bankers’ hours.”

We also completed a redesign of our deposit products, rolling out new offerings late in the fourth quarter. We think that this realignment of our deposit product line will better position us to compete for new customers while providing better value for our existing customers. The near term effect may very well be a reduction in service charge income, which we will closely monitor and balance against our long term goal of increased market penetration.

Bankers were particularly challenged during 2001 in their efforts to maintain their traditional net interest margin, the difference between what a bank earns on its assets and the interest it pays for its deposits and borrowings. During the eighteen months prior to 2001, the Federal Reserve had engaged in a policy of tightening monetary policy by gradually increasing interest rates. These higher rates worked their way into the Bank’s cost structure, impacting what the Bank would pay on its certificates of deposit and borrowings for many months to come. The Fed then abruptly switched direction in 2001. By rapidly driving interest rates lower, the yields on loans and investments dropped precipitously. The Fed’s actions set in motion a significant acceleration of prepayment and refinancing activity of existing loans and investments, further exacerbating portfolio yields.

As a result, we saw our net interest margin contract to its lowest level in years, falling to 4.0% during the first half of 2001 in contrast to the 4.3% to which we had grown accustomed. As the year wore on, more and more of the high priced liabilities rolled off, and we began to close the gap. The third quarter net interest margin rebounded to 4.2%; while the fourth quarter margin was back at 4.3%. The shortfall sustained in our net interest margin was offset by the gains we were able to realize on the sale of mortgages to investors and gains we realized on investment securities that were called by the issuer prior to their maturity date.

As the year came to a close, we prepared for the launch of our second office in the southern Mahoning County market. Located in the newly constructed Victor Hills Plaza in Boardman, Ohio, this office was planned to open early in the first quarter of 2002. In general, we expect good things in 2002. We believe that the economy is well positioned for a recovery that will accelerate as the year moves along. We believe that the recent uncertainty has resulted in a lot of pent up demand.

However, there are risks to these expectations. Unemployment could rise, adversely impacting consumer spending; energy costs could rebound, adversely impacting the industrial recovery; and additional acts of terrorism could disrupt economic activity and undermine confidence. Internally, there are several key risk areas we need to watch. As previously discussed, any degradation in asset quality or net interest margin can quickly dilute income. Another key risk element is litigation. We remain defendants in an Ohio class action suit. Having prevailed in federal court, we are hopeful of a similar outcome in Common Pleas Court.

Thanks for your loyalty and continued support. May you find peace and comfort in these challenging times.

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

The Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2001, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and well managed, in management’s opinion. Cortland Bancorp owns no property. Operations are conducted at 194 West Main Street, Cortland, Ohio.

The business of the Company and the Bank is not seasonal to any significant extent and is not dependent on any single customer or group of customers.

NEW RESOURCES LEASING COMPANY

New Resources Leasing Company was formed in December 1988 as a separate entity to handle the function of commercial and consumer lending. The wholly owned subsidiary has been inactive since incorporation.

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

Cortland Bank’s main office (as described in its charter) is located at 194 West Main Street, Cortland, Ohio. Administrative offices are located at the main office. The Brookfield, Windham, Hubbard, Boardman and Niles Park Plaza offices are leased, while all of the other offices are owned by Cortland Banks.

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

EMPLOYEES

As of December 31, 2001 the Company through its subsidiary bank, employed 145 full-time and 39 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.

REPORT OF PACKER THOMAS
INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS

Cortland Bancorp

We have audited the accompanying consolidated balance sheets of Cortland Bancorp and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cortland Bancorp and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Packer Thomas

Youngstown, Ohio
January 31, 2002

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2001, 2000 and 1999

(Amounts in thousands except per share data)

	2001	2000	1999

Interest income
Interest and fees on loans	$17,689	$17,767	$16,704
Interest and dividends on investment securities:
Taxable interest	3,733	5,267	4,069
Nontaxable interest	2,032	1,761	1,701
Dividends	269	310	267
Interest on mortgage-backed securities	5,708	5,571	5,439
Other interest income	368	110	191

Total interest income	29,799	30,786	28,371

Interest expense
Deposits	11,176	11,344	10,353
Borrowed funds	2,647	2,793	2,039

Total interest expense	13,823	14,137	12,392

Net interest income	15,976	16,649	15,979
Provision for loan losses (Note 4)	220	325	200

Net interest income after provision for loan losses	15,756	16,324	15,779

Other income
Fees for other customer services	1,537	1,480	1,302
Investment securities (losses) gains - net	386	(16)	9
Gain on sale of loans - net	269	116	156
Other non-interest income	531	365	157

Total other income	2,723	1,945	1,624

Other expenses
Salaries and employee benefits	6,283	6,088	6,047
Net occupancy expense	826	820	801
Equipment expense	1,283	1,098	1,145
State and local taxes	605	572	581
Office supplies	411	462	461
Legal and litigation expense (Note 16)	143	414	94
Marketing expense	160	314	249
Other operating expenses	1,494	1,584	1,506

Total other expenses	11,205	11,352	10,884

Income before federal income taxes	7,274	6,917	6,519
Federal income taxes (Note 10)	1,728	1,807	1,657

Net income	$5,546	$5,110	$4,862

Net income per share, both basic and diluted (Note 1)	$1.41	$1.30	$1.23

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2001 and 2000

(Amounts in thousands except per share data)

	2001	2000

ASSETS
Cash and due from banks	$11,970	$13,437
Federal funds sold	14,750	1,450

Total cash and cash equivalents	26,720	14,887

Investment securities available for sale (Note 2)	121,430	132,906
Investment securities held to maturity (approximate market value of $72,155 in 2001 and $62,958 in 2000) (Note 2)	71,994	63,058
Total loans (Note 3)	206,255	204,968
Less allowance for loan losses (Note 4)	(2,998)	(2,974)

Net loans	203,257	201,994

Premises and equipment (Note 5)	5,710	6,002
Other assets	10,810	10,619

Total assets	$439,921	$429,466

LIABILITIES
Noninterest-bearing deposits	$53,229	$50,079
Interest-bearing deposits (Note 6)	284,432	279,870

Total deposits	337,661	329,949

Federal Home Loan Bank advances and other borrowings (Note 7)	49,362	49,468
Other liabilities	2,374	2,313

Total liabilities	389,397	381,730

Commitments and contingent liabilities (Notes 8 and 16)

SHAREHOLDERS’ EQUITY
Common stock - $5.00 stated value - authorized 20,000,000 shares; issued 4,003,702 shares in 2001 and 3,887,484 shares in 2000 (Note 1)	20,020	19,437
Additional paid-in capital (Note 1)	10,945	9,271
Retained earnings	19,172	19,789
Accumulated other comprehensive income (loss) (Note 1)	1,834	896
Treasury stock, at cost, 81,626 shares in 2001 and 95,573 shares in 2000	(1,447)	(1,657)

Total shareholders’ equity (Notes 15 and 17)	50,524	47,736

Total liabilities and shareholders’ equity	$439,921	$429,466

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended December 31, 2001, 2000 and 1999

(Amounts in thousands except per share data)

				Accumulated		Total
		Additional		Other		Share-
	Common	Paid-In	Retained	Comprehensive	Treasury	holders
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity

Balance at December 31, 1998	$17,854	$4,920	$20,015	$849	$(98)	$43,540
Comprehensive Income:
Net income			4,862			4,862
Other comprehensive losses, net of tax:
Unrealized losses on available for sale securities, net of reclassification adjustment				(2,683)		(2,683)

Total comprehensive income						2,179

Common Stock Transactions:
Shares sold	262	1,046				1,308
Treasury shares purchased					(124)	(124)
Cash dividends declared ($.41 per share)			(1,586)			(1,586)
Special cash dividend ($.27 per share)			(1,084)			(1,084)
3% stock dividend	541	1,407	(1,948)
Cash paid in lieu of fractional shares			(8)			(8)

Balance at December 31, 1999	18,657	7,373	20,251	(1,834)	(222)	44,225

Comprehensive Income:
Net income			5,110			5,110
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				2,730		2,730

Total comprehensive income						7,840

Common Stock Transactions:
Shares sold	216	601				817
Treasury shares purchased					(1,435)	(1,435)
Cash dividends declared ($.72 per share)			(2,820)			(2,820)
Special cash dividend ($.22 per share)			(884)			(884)
3% stock dividend	564	1,297	(1,861)
Cash paid in lieu of fractional shares			(7)			(7)

Balance at December 31, 2000	19,437	9,271	19,789	896	(1,657)	47,736

Comprehensive Income:
Net income			5,546			5,546
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				938		938

Total comprehensive income						6,484

Common Stock Transactions:
Shares sold
Treasury shares reissued net of shares repurchased		30			210	240
Cash dividends declared ($.85 per share)			(3,355)			(3,355)
Special cash dividend ($.15 per share)			(573)			(573)
3% stock dividend	583	1,644	(2,227)
Cash paid in lieu of fractional shares			(8)			(8)

Balance at December 31, 2001	$20,020	$10,945	$19,172	$1,834	$(1,447)	$50,524

DISCLOSURE OF RECLASSIFICATION FOR AVAILABLE

FOR SALE SECURITY GAINS AND LOSSES:

	2001	2000	1999

Unrealized holding gains (losses) on available for sale securities arising during the period, net of tax of $615, $1,401, and$(1,379)	$1,193	$2,719	$(2,677)
Less: Reclassification adjustment for gains (losses) realized in net income, net of tax of $131, $(5), and $3	255	(11)	6

Net unrealized gains (losses) on available for sale securities, net of tax	$938	$2,730	$(2,683)

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2001, 2000 and 1999

(Amounts in thousands)

	2001	2000	1999

Cash flows from operating activities
Net income	$5,546	$5,110	$4,862
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and accretion	1,269	1,160	1,460
Provision for loan loss	220	325	200
Deferred tax (benefit) expense	(2)	163	140
Investment securities (gains) losses	(386)	16	(9)
Gains on sales of loans	(269)	(116)	(156)
Other real estate losses	17	46
Loans originated for sale	(17,000)	(6,753)	(7,565)
Proceeds from sale of loans originated for sale	17,269	6,869	12,057
(Gain) loss on sale of fixed assets	(45)	46	6
Changes in:
Interest and fees receivable	393	(113)	(459)
Interest payable	(158)	147	(23)
Other assets and liabilities	(676)	(7,650)	(69)

Net cash flows from operating activities	6,178	(750)	10,444

Cash flows from investing activities
Purchases of securities available for sale	(34,805)	(29,080)	(39,889)
Purchases of securities held to maturity	(35,615)	(5,882)	(41,789)
Proceeds from sales of securities available for sale	3,998	9,035
Proceeds from call, maturity and principal payments on securities	70,434	35,560	50,627
Net increase in loans made to customers	(1,672)	(9,559)	(502)
Proceeds from disposition of other real estate	2	583
Proceeds from sale of fixed assets	78	31
Purchases of premises and equipment	(675)	(1,019)	(466)

Net cash flows from investing activities	1,745	(331)	(32,019)

Cash flows from financing activities
Net increase (decrease) in deposit accounts	7,712	9,546	(697)
Net (decrease) increase in borrowings	(106)	(5,817)	25,314
Dividends paid	(3,936)	(3,711)	(2,678)
Purchases of treasury stock	240	(1,435)	(124)
Proceeds from sale of common stock		817	1,308

Net cash flows from financing activities	3,910	(600)	23,123

Net change in cash and cash equivalents	11,833	(1,681)	1,548

Cash and cash equivalents
Beginning of year	14,887	16,568	15,020

End of year	$26,720	$14,887	$16,568

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

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

The Company paid interest of $13,981,000, $13,990,000 and $12,415,000 in 2001, 2000 and 1999, respectively. Cash paid for income taxes was $1,695,000 in 2001, $1,715,000 in 2000 and $1,494,000 in 1999. Transfers of loans to other real estate were $204,000, $344,000 and $285,000 in 2001, 2000 and 1999, respectively.

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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

collectibility of principal. When a loan is charged-off, any interest accrued but not collected on the loan is charged against earnings.

Loans Held for Sale: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. For the majority of loan sales, the Company concurrently sells the rights to service the related loans. In addition, the Company may periodically identify other loans which may be sold. These loans are classified as loans held for sale, and carried, in the aggregate, at the lower of cost or estimated market value based on secondary market prices. To mitigate interest rate risk, the Company may obtain fixed commitments at the time loans are originated or identified as being held for sale. No such commitments existed as of December 31, 2001.

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

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the lower of cost or fair value less estimated costs to sell. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair market value is reflected as a valuation allowance through a charge to income. Costs of significant property improvements are capitalized, whereas costs relating to holding and maintaining the property are charged to expense.

Intangible Asset: A core deposit intangible asset resulting from a branch acquisition is being amortized over a 15 year period. The intangible asset, net of accumulated amortization, was $318,000 and $355,000 at December 31, 2001 and 2000, respectively, and is included in other assets.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

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

Per Share Amounts: The Board of Directors declared 3% common stock dividends payable as of January 1, 2002, 2001 and 2000. The 3% common stock dividend issued on January 1, 2002 resulted in the issuance of 116,218 shares of common stock, which have been included in the 4,003,702 shares reported as issued at December 31, 2001.

Basic and diluted earnings per share are based on weighted average shares outstanding. Average shares outstanding and per share amounts have been restated to give retroactive effect to the 3% common stock dividend of January 1, 2002.

The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

	Years Ended December 31,

	2001	2000	1999

Net income ($000 omitted)	$5,546	$5,110	$4,862
Weighted average common shares outstanding	3,928,355	3,939,725	3,938,864
Basic earnings per share	$1.41	$1.30	$1.23
Diluted earnings per share	$1.41	$1.30	$1.23

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

Also in June 2001, FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which addresses the accounting and reporting for acquired goodwill and other intangible assets. Under the provisions for SFAS 142, goodwill and certain other intangible assets, which do not possess finite useful lives, will no longer be amortized into net income over an estimated life, but rather will be tested at least annually for impairment based on specific guidance provided in the new standard. Such impairment will be recognized as a reduction to earnings in the period identified. Intangible assets determined to have finite lives, such as core deposits, will continue to be amortized over their estimated useful lives. The Company adopted the

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

standards as required effective January 1, 2002. Adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

Reclassifications: Certain items in the financial statements for 2000 and 1999 have been reclassified to conform to the 2001 presentation.

NOTE 2 - INVESTMENT SECURITIES

The following is a summary of investment securities:

(Amounts in thousands)

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2001 Investment securities available for sale
U.S. Treasury securities	$5,790	$445	$	$6,235
U.S. Government agencies and corporations	13,107	722	3	13,826
Obligations of states and political subdivisions	21,791	228	290	21,729
Mortgage-backed and related securities	74,376	1,676	14	76,038

Total debt securities	115,064	3,071	307	117,828
Marketable equity securities	714	116	109	721
Other securities	2,881			2,881

Total available for sale	$118,659	$3,187	$416	$121,430

Investment securities held to maturity
U.S. Government agencies and corporations	$25,204	$489	$41	$25,652
Obligations of states and political subdivisions	26,222	189	466	25,945
Mortgage-backed and related securities	20,568	127	137	20,558

Total held to maturity	$71,994	$805	$644	$72,155

December 31, 2000 Investment securities available for sale
U.S. Treasury securities	$8,413	$689	$1	$9,101
U.S. Government agencies and corporations	28,656	611	67	29,200
Obligations of states and political subdivisions	16,638	138	80	16,696
Mortgage-backed and related securities	73,029	521	274	73,276

Total debt securities	126,736	1,959	422	128,273
Marketable equity securities	2,111	91	279	1,923
Other securities	2,710			2,710

Total available for sale	$131,557	$2,050	$701	$132,906

Investment securities held to maturity
U.S. Government agencies and corporations	$34,429	$150	$198	$34,381
Obligations of states and political subdivisions	19,848	184	219	19,813
Mortgage-backed and related securities	8,781	104	121	8,764

Total held to maturity	$63,058	$438	$538	$62,958

At December 31, 2001 and 2000, other securities consisted of $2,655,000 and $2,484,000 in Federal Home Loan Bank (FHLB) stock, respectively, and $226,000 in Federal Reserve Board (FED) stock. Each

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

NOTE 2 - INVESTMENT SECURITIES (Continued)

investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.

The amortized cost and estimated market value of debt securities at December 31, 2001, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Amounts in thousands)

	December 31, 2001

	Amortized	Estimated
	Cost	Fair Value

Investment securities available for sale
Due in one year or less	$2,992	$3,091
Due after one year through five years	4,204	4,392
Due after five years through ten years	11,100	11,643
Due after ten years	22,392	22,664

Subtotal	40,688	41,790
Mortgage-backed securities	74,376	76,038

Total	$115,064	$117,828

Investment securities held to maturity
Due in one year or less	$4,082	$4,119
Due after one year through five years	292	297
Due after five years through ten years	15,959	16,303
Due after ten years	31,093	30,878

Subtotal	51,426	51,597
Mortgage-backed securities	20,568	20,558

Total	$71,994	$72,155

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:

(Amounts in thousands)

	2001	2000	1999

Proceeds	$23,919	$10,155	$5,614
Gross realized gains	541	53	10
Gross realized losses	155	69	1

Investment securities with a carrying value of approximately $41,739,000 at December 31, 2001 and $52,670,000 at December 31, 2000 were pledged to secure deposits and for other purposes.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

NOTE 3 - LOANS RECEIVABLE

The following is a summary of loans:

(Amounts in thousands)

	December 31,

	2001	2000

1-4 family residential mortgage loans	$77,478	$84,367
Commercial mortgage loans	83,753	71,544
Consumer loans	14,850	17,824
Commercial loans	22,230	23,811
Home equity loans	7,944	7,422

Total loans	$206,255	$204,968

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following is an analysis of changes in the allowance for loan losses:

(Amounts in thousands)

	December 31,

	2001	2000	1999

Balance at beginning of year	$2,974	$2,956	$3,055
Loan charge-offs	(275)	(452)	(387)
Recoveries	79	145	88

Net loan charge-offs	(196)	(307)	(299)
Provision charged to operations	220	325	200

Balance at end of year	$2,998	$2,974	$2,956

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $829,000, $1,648,000 and $2,277,000 at December 31, 2001, 2000 and 1999, respectively. Interest income on these loans, if accrued, would have increased pretax income by approximately $52,000, $44,000 and $185,000 for 2001, 2000 and 1999, respectively.

Impaired loans are generally included in nonaccrual loans. Management does not individually evaluate certain smaller balance loans for impairment as such loans are evaluated on an aggregate basis. These loans generally include 1-4 family, consumer and home equity loans. Impaired loans are generally evaluated using the fair value of collateral as the measurement method. At December 31, 2001, there were no loans considered impaired. At December 31, 2000 and 1999, the recorded investment in impaired loans was $290,000 and $517,000 while the allocated portion of the allowance for loan losses for such loans was $8,000 and $52,000 respectively. Interest income recognized on impaired loans using the cash basis was $4,000 for both 2000 and 1999.

The remaining principal balance of renegotiated loans for which interest has been reduced and that are still accruing interest totaled $134,000, $143,000 and $484,000 at December 31, 2001, 2000 and 1999, respectively. Interest income recognized on these loans was $22,000 for 2001, $21,000 for 2000 and $49,000 for 1999. Interest income that would have been recognized under the original terms was $27,000 for 2001, $26,000 for 2000 and $54,000 for 1999.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

As of December 31, 2001, 2000 and 1999, there were $1,504,000, $1,519,000 and $1,462,000 in loans that were neither classified as nonaccrual nor considered impaired, but which can be considered potential problem loans.

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

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

(Amounts in thousands)

	December 31,

	2001	2000

Land	$692	$704
Premises	5,504	5,541
Equipment	8,535	8,003
Leasehold improvements	189	185

	14,920	14,433
Less accumulated depreciation	9,210	8,431

Net book value	$5,710	$6,002

Depreciation expense was $934,000 for 2001, $779,000 for 2000 and $811,000 for 1999.

NOTE 6 - DEPOSITS

The following is a summary of interest-bearing deposits:

(Amounts in thousands)

	December 31,

	2001	2000

Demand	$55,363	$48,924
Savings	82,264	77,808
Time:
In denominations under $100,000	114,698	124,013
In denominations of $100,000 or more	32,107	29,125

Total	$284,432	$279,870

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

NOTE 6 - DEPOSITS (Continued)

The following is a summary of time deposits of $100,000 or more by remaining maturities:

(Amounts in thousands)

	December 31,

	2001			2000

	Certificates	Other Time		Certificates	Other Time
	of Deposit	Deposits	Total	of Deposit	Deposits	Total

Three months or less	$10,564	$385	$10,949	$7,311	$875	$8,186
Three to six months	5,353	611	5,964	5,607		5,607
Six to twelve months	7,402	1,043	8,445	8,128	376	8,504
One through five years	4,058	1,492	5,550	4,304	1,527	5,831
Over five years	461	738	1,199	102	895	997

Total	$27,838	$4,269	$32,107	$25,452	$3,673	$29,125

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The following is a summary of total Federal Home Loan Bank advances and other borrowings:

(Amounts in thousands)

	Current	December 31,
	Interest
	Rate	2001		2000

Federal Home Loan Bank advances
Variable rate LIBOR based Federal Home Loan Bank advances, with monthly interest payments:
Due in 2004		$		$3,000
Due in 2009				2,500
Daily variable rate Federal Home Loan Bank Cash Management Advance, with monthly interest payments				4,000
Fixed rate and convertible fixed rate Federal Home Loan Bank advances, with monthly interest payments:
Due in 2002	6.4900%		2,000	2,000
Due in 2003	5.0263%		4,000	4,000
Due in 2007	6.3700%		1,000	1,000
Due in 2008	5.6340%		5,000	5,000
Due in 2009	5.1600%		10,000	10,000
Due in 2010	5.9293%		13,500	13,500
Due in 2011	4.9553%		9,500

Total Federal Home Loan Bank advances	5.4744%		45,000	45,000
Other borrowings
Securities sold under repurchase agreements	1.6732%		3,842	3,700
U.S. Treasury interest-bearing demand note	1.4040%		520	768

Total other borrowings	1.6411%		4,362	4,468

Total Federal Home Loan Bank advances and other borrowings	5.1356%		$49,362	$49,468

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (Continued)

Securities sold under repurchase agreements represent arrangements that the Bank has entered into with certain deposit customers within its local market areas. These borrowings are collateralized with securities owned by the Bank and held in safekeeping accounts at independent correspondent banks.

Federal Home Loan Bank (FHLB) advances are collateralized by the FHLB stock owned by the Bank, which had a carrying value of $2,656,000 at December 31, 2001, and a blanket lien against the Bank’s qualified mortgage loan portfolio. Maximum borrowing capacity from the FHLB totaled $53,110,000 at December 31, 2001.

As of December 31, 2001 and 2000, $38,000,000 and $28,500,000, respectively, of the FHLB fixed rate advances are convertible to quarterly LIBOR floating rate advances on or after certain specified dates at the option of the FHLB. Should the FHLB elect to convert, the Company acquires the right to prepay any or all of the borrowing at the time of conversion and on any interest payment due date thereafter.

NOTE 8 - COMMITMENTS

The Bank occupies office facilities under operating leases extending to 2008. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Rental expense was $251,000 for 2001, $256,000 for 2000 and $244,000 for 1999. The following is a summary of remaining future minimum lease payments under current noncancelable operating leases for office facilities:

(Amounts in thousands)

Years ending -
December 31, 2002	$174
December 31, 2003	150
December 31, 2004	150
December 31, 2005	150
December 31, 2006	145
Later years	77

Total	$846

At December 31, 2001, the Bank was required to maintain aggregate cash reserves amounting to $5,050,000 in order to satisfy federal regulatory requirements. These amounts do not earn interest.

The Bank grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers in Northeast Ohio and Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions. Approximately 3.01% of total loans are unsecured at December 31, 2001, compared to 3.83% at December 31, 2000.

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
Years ended December 31, 2001, 2000 and 1999

NOTE 8 - COMMITMENTS (Continued)

of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the Balance Sheet.

The following is a summary of such contract commitments:

(Amounts in thousands)

	December 31,

	2001	2000

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit
Fixed rate	$2,321	$1,280
Variable rate	35,242	30,221
Standby letters of credit	485	237

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

NOTE 9 - BENEFIT PLANS

The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $205,000 for 2001, $195,000 for 2000 and $172,000 for 1999. The Bank matches participants’ voluntary contributions up to 5% of gross pay. Participants may make voluntary contributions to the plan up to a maximum of 15% of gross wages or $10,500, whichever is less. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.

At the end of 2000, the Bank and Bancorp implemented supplemental post-retirement benefit plans for the benefit of certain officers and non officer directors. The plan for officers is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years after retirement. The amount of each officer’s benefit will depend on their salary at retirement as well as their other sources of retirement income. Director Retirement Agreements provide for a benefit of $10,000 annually on or after the director reaches normal retirement age, which is based on a combination of age and years of service. Director retirement benefits are paid over a period of 10 years following retirement. The Bank and Bancorp accrue the cost of these post-retirement benefits during the working careers of the officers and directors. At December 31, 2001, the expense accrued for these benefits was a total of $172,000, $121,000 for the officers plan and $51,000 for the directors plan.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

NOTE 9 - BENEFIT PLANS (Continued)

The Bank has purchased insurance contracts on the lives of the participants in the supplemental post-retirement benefit plan and has named the Bank as the beneficiary. Similarly, the Bancorp has purchased insurance contracts on the lives of the directors with the Bancorp as beneficiary. While no direct linkage exists between the supplemental post-retirement benefit plan and the life insurance contracts, it is management’s current intent that the revenue from the insurance contracts be used as a funding source for the plan.

NOTE 10 - FEDERAL INCOME TAXES

The composition of income tax expense is as follows:

(Amounts in thousands)

	Years Ended
	December 31,

	2001	2000	1999

Current	$1,730	$1,644	$1,517
Deferred	(2)	163	140

Total	$1,728	$1,807	$1,657

The following is a summary of net deferred taxes included in other liabilities in 2001 and 2000, and included in other assets in 1999:

(Amounts in thousands)

	December 31,

	2001	2000	1999

Gross deferred tax assets:
Provision for loan and other real estate losses	$696	$688	$681
Unrealized loss on available for sale securities			945
Loan origination fees	(3)	20	19
Other items	121	92	195
Gross deferred tax liabilities:
Unrealized gain on available for sale securities	(945)	(462)
Depreciation	(355)	(400)	(411)
Other items	(328)	(271)	(192)

Net deferred tax asset (liability)	$(814)	$(333)	$1,237

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

NOTE 10 - FEDERAL INCOME TAXES (Continued)

The following is a reconciliation between tax expense using the statutory tax rate of 34% and actual taxes:

(Amounts in thousands)

	Years Ended
	December 31,

	2001	2000	1999

Statutory tax	$2,473	$2,352	$2,216
Effect of non-taxable interest and dividends	(745)	(545)	(559)

Total income taxes	$1,728	$1,807	$1,657

The related income tax (benefit) expense on investment and trading securities gains and losses amounted to $131,000 for 2001, $(5,000) for 2000 and $3,000 for 1999, and is included in the total federal income tax provision.

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

(Amounts in thousands)

	December 31, 2001		December 31, 2000

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

ASSETS:
Cash and cash equivalents	$11,970	$11,970	$13,437	$13,437
Federal Funds sold	14,750	14,750	1,450	1,450
Investment securities	193,424	193,585	195,964	195,864
Loans, net of allowance for loan losses	203,257	203,609	201,994	201,192
LIABILITIES:
Demand and savings deposits	$190,856	$190,856	$176,811	$176,811
Time deposits	146,805	149,373	153,138	153,424
FHLB advances	45,000	46,396	45,000	44,666
Other borrowings	4,362	4,362	4,468	4,468

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2001 and 2000. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities when specific quoted prices are not available. Carrying value is considered to approximate fair value for loans, FHLB advances and other borrowings that reprice frequently and for deposit liabilities subject to immediate withdrawal. The fair values of loans, FHLB advances and other borrowings and time deposits that reprice less frequently are approximated by a discount rate valuation technique utilizing estimated market interest rates as of December 31, 2001 and 2000. The fair value of unrecorded commitments at December 31, 2001 and 2000, is not material.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

	(Amounts in thousands)

	December 31,		December 31,
	2001		2000

	Amount	Ratio	Amount	Ratio

Total Risk-Based Capital	$51,225		$49,117
Ratio to Risk-Weighted Assets		22.48%		22.30%
Tier I Risk-Based Capital	$48,372		$46,361
Ratio to Risk-Weighted Assets		21.23%		21.05%
Ratio to Average Assets		11.18%		10.94%

Tier I capital is shareholders’ equity less intangibles and the unrealized market value adjustment of investment securities available for sale. Total risk-based capital is Tier I capital plus the qualifying portion of the allowance for loan losses. Assets and certain off balance sheet items adjusted in accordance with risk classification comprise risk-weighted assets of $227,829,000 and $220,263,000 as of December 31, 2001 and 2000, respectively. Assets less intangibles and the net unrealized market value adjustment of investment

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

NOTE 12 - REGULATORY MATTERS (Continued)

securities available for sale averaged $432,696,000 and $423,933,000 for the years ended December 31, 2001 and 2000, respectively.

NOTE 13 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2001. The following is an analysis of such loans:

(Amounts in thousands)

Total loans at December 31, 2000	$2,599
New loans	3
Repayments or other	533

Total loans at December 31, 2001	$2,069

NOTE 14 - CONDENSED FINANCIAL INFORMATION

Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the parent’s investment in subsidiaries is stated at cost, including equity in the undistributed earnings of the subsidiaries since inception, adjusted for any unrealized gains or losses on available for sale securities.

BALANCE SHEETS

(Amounts in thousands)

	December 31,

	2001	2000

Assets:
Cash	$7,048	$228
Investment securities available for sale	1,837	5,142
Investment in bank subsidiary	40,236	40,919
Investment in non-bank subsidiary	15	15
Other assets	1,500	1,476

	$50,636	$47,780

Liabilities:
Other liabilities	$112	$44

Shareholders’ equity:
Common stock (Note 1)	20,020	19,437
Additional paid-in capital (Note 1)	10,945	9,271
Retained earnings	19,172	19,789
Accumulated other comprehensive income	1,834	896
Treasury stock	(1,447)	(1,657)

Total shareholders’ equity	50,524	47,736

	$50,636	$47,780

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

NOTE 14 - CONDENSED FINANCIAL INFORMATION (Continued)

STATEMENTS OF INCOME

(Amounts in thousands)

	Years ended December 31,

	2001	2000	1999

Dividends from bank subsidiary	$7,000	$3,950	$3,700
Interest and dividend income	185	297	294
Investment securities gains (losses)	33	(62)	1
Other income	87
Other expenses	(176)	(102)	(93)

Income before income tax and equity in undistributed net income of subsidiaries	7,129	4,083	3,902
Income tax expense	(13)	(43)	(67)
Equity in undistributed net income of subsidiaries	(1,570)	1,070	1,027

Net income	$5,546	$5,110	$4,862

STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Years ended December 31,

	2001	2000	1999

Cash flows from operating activities
Net income	$5,546	$5,110	$4,862
Adjustments to reconcile net income to net cash flows from operating activities:
Equity in undistributed net income of subsidiaries	1,570	(1,070)	(1,027)
Investment securities (gains) losses	(33)	62	(1)
Accretion on securities	3	1	(35)
Deferred tax benefit	(17)
Change in other assets and liabilities	36	(1,409)	(32)

Net cash flows from operating activities	7,105	2,694	3,767

Cash flows from investing activities
Purchases of investment securities	(356)	(1,675)	(1,717)
Proceeds from sales of securities available for sale		984
Proceeds from call, maturity and principal payments on securities available for sale	3,767		1,800

Net cash flows from investing activities	3,411	(691)	83

Cash flows from financing activities
Dividends paid	(3,936)	(3,711)	(2,678)
Proceeds from sale of common stock		817	1,308
Treasury shares reissued net of shares repurchased	240	(1,435)	(124)

Net cash flows from financing activities	(3,696)	(4,329)	(1,494)

Net change in cash	6,820	(2,326)	2,356
Cash
Beginning of year	228	2,554	198

End of year	$7,048	$228	$2,554

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

NOTE 15 - DIVIDEND RESTRICTIONS

The Bank is subject to regulations of the Ohio Division of Banks which restrict dividends to retained earnings (as defined) of the current and prior two years. Under this restriction, at December 31, 2001 approximately $527,000 is available for the payment of dividends by the Bank. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines.

NOTE 16 - LITIGATION

The Company’s subsidiary bank was a defendant in a class action lawsuit, Frank Slentz, Et Al. V. Cortland Savings and Banking Company, involving purchased interests in two campgrounds.

On October 20, 1997 the judge presiding over this case filed a judgment entry dismissing all claims against the Bank without prejudice. The judgment was appealed by the plaintiffs. On March 2, 1999, the United States Court of Appeals for the Sixth Circuit affirmed the decision of the district court to grant summary judgment in favor of the defendant Bank. Plaintiffs have refiled a similar suit in the Common Pleas Court of Trumbull County seeking damages of approximately $4.3 million. Based on the decision of the United States Court of Appeals and the facts of the case, management believes that a reasonable probability exists that the Bank can prevail in Common Pleas Court. While it is not feasible to predict the ultimate resolution of this case, an outcome unfavorable to the Company’s bank subsidiary could have a material effect on the Company’s quarterly and annual operating results for that period.

In a case filed in 1990 regarding campground loans in Pennsylvania, the subsidiary bank’s board of directors agreed to accept a settlement offer proposed by plaintiffs’ attorney during the second quarter of 2000 as it did not materially exceed the anticipated cost of continuing to defend against the complainant. The Bank recorded an additional expense provision of $240,000 during 2000, bringing the litigation accrual to the settlement amount of $375,000.

The Bank is also involved in other legal actions arising in the ordinary course of business. In the opinion of management, the outcome of these matters is not expected to have a material effect on the Company.

NOTE 17 - STOCK REPURCHASE PROGRAM

On January 26, 2000, the Company’s Board of Directors approved a Stock Repurchase Program (the “2000 Program”) which allowed the Company to repurchase up to 185,000 shares (or approximately 4.9% of the 3,764,759 shares outstanding as of January 26, 2000) of the Company’s outstanding common stock. The Program expired on February 3, 2001. On January 23, 2001 the Company’s Board of Directors approved a new Program (the “2001 Program”) which allowed the Company to repurchase up to 187,000 shares (or approximately 4.9% of the 3,815,125 shares outstanding as of January 31, 2001) of the Company’s outstanding common stock. This program was to expire not later than February 6, 2002, with results depending on market conditions. Repurchased shares are designated as treasury shares, available for general corporate purposes, including possible use in connection with the Company’s dividend reinvestment program, employee benefit plans, acquisitions or other distributions.

Repurchase amounts are effected through open market transactions or in privately negotiated agreements in accordance with applicable regulations of the Securities and Exchange Commission. Under the 2000 program based on the value of the Company’s stock on January 26, 2000, the commitment to repurchase the stock over the next year was approximately $2,636,000. The Company repurchased 7,529 shares between January 1 and February 3, 2001, bringing the total repurchased shares to 138,218 under the 2000

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2001, 2000 and 1999

NOTE 17 - STOCK REPURCHASE PROGRAM (Continued)

Program. The Company also reissued 30,742 shares to existing shareholders through its dividend reinvestment program in January 2001.

Under the 2001 Program, based on the value of the Company’s stock on January 31, 2001, the commitment to repurchase the stock over the next year was $3,179,000. At December 31, 2001, the remaining commitment to repurchase the stock was approximately $2,967,000. As of December 31, 2001, the Company had repurchased 45,734 shares under the 2001 Program. The Company also reissued 38,499 shares to existing shareholders under its 2001 dividend reinvestment program, bringing the total number of shares reissued during 2001 to 69,241. The 3% common stock dividend of January 1, 2002 also increased treasury shares by 2,031.

On January 22, 2002, the Company’s Board of Directors once again approved a new program (the “2002 Program”) which allows the Company to repurchase up to 193,000 shares (or approximately 4.9% of the 3,943,151 shares outstanding as of January 31, 2002) of the Company’s outstanding common stock. This program will expire not later than February 6, 2003. As of January 31, 2002, the Company’s commitment to repurchase stock under the 2002 Program was $4,053,000.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

	Years ended December
	31,
	2001	2000	1999	1998	1997
SUMMARY OF OPERATIONS
Total Interest Income	$29,799	$30,786	$28,371	$28,715	$28,377
Total Interest Expense	13,823	14,137	12,392	13,041	13,347

NET INTEREST INCOME	15,976	16,649	15,979	15,674	15,030
Provision for Loan Losses	220	325	200	450
Total Other Income	2,723	1,945	1,624	2,118	1,693
Total Other Expenses	11,205	11,352	10,884	10,681	10,295

INCOME BEFORE TAX	7,274	6,917	6,519	6,661	6,428
Federal Income Tax	1,728	1,807	1,657	1,845	1,974

NET INCOME	$5,546	$5,110	$4,862	$4,816	$4,454

BALANCE SHEET DATA
Assets	$439,921	$429,466	$423,202	$397,932	$392,762
Investments	193,424	195,964	201,857	175,510	188,596
Net Loans	203,257	201,994	193,104	197,423	181,674
Deposits	337,661	329,949	320,403	321,100	319,738
Borrowings	49,362	49,468	55,285	29,971	30,814
Shareholders’ Equity	50,524	47,736	44,225	43,540	40,209

AVERAGE BALANCES
Assets	$434,830	$422,832	$407,753	$396,364	$383,585
Investments	189,672	203,463	191,772	179,954	188,182
Net Loans	205,585	201,995	195,503	194,621	175,515
Deposits	331,449	326,238	320,436	319,740	320,297
Borrowings	49,646	48,315	39,012	30,832	22,535
Shareholders’ Equity	50,000	45,395	44,840	42,842	38,317

PER COMMON SHARE DATA (1)
Net Income, both Basic and Diluted	$1.41	$1.30	$1.23	$1.23	$1.17
Cash Dividends Declared	1.00	0.94	0.68	0.62	0.44
Book Value	12.88	12.22	11.20	11.18	10.47

ASSET QUALITY RATIOS
Underperforming Assets as a Percentage of:
Total Assets	0.26%	0.42%	0.72%	0.74%	0.47%
Equity plus Allowance for Loan Losses	2.12	3.55	6.46	6.32	4.27
Tier I Capital	2.34	3.88	6.70	7.00	4.72

FINANCIAL RATIOS
Return on Average Equity	11.09%	11.26%	10.84%	11.24%	11.62%
Return on Average Assets	1.28	1.21	1.19	1.22	1.16
Average Equity to Average Assets	11.50	10.74	11.00	10.81	9.99
Equity to Asset Ratio	11.48	11.12	10.45	10.94	10.24
Tangible Equity to Tangible Asset Ratio	11.42	11.04	10.37	10.85	10.13
Cash Dividend Payout Ratio	70.92	72.39	54.96	50.40	37.00
Net Interest Margin Ratio	4.14	4.30	4.31	4.30	4.21

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

(Fully taxable equivalent basis in thousands of dollars)

	2001

	Average	Interest	Yield
	Balance	Earned	or
	Outstanding	or Paid	Rate

Interest-earning assets:
Federal funds sold	$10,907	$368	3.4%
Other Cash Management Funds	44	2	4.5%
Investment securities:
U.S. Treasury and other U.S. Government agencies and corporations	54,468	3,733	6.9%
U.S. Government mortgage-backed pass through certificates	89,254	5,708	6.4%
States of the U.S. and political subdivisions (Note 1, 2, 3)	41,779	2,942	7.0%
Other securities	4,171	267	6.4%

TOTAL INVESTMENT SECURITIES	189,672	12,650	6.7%
LOANS (Note 2, 3, 4)	208,614	17,749	8.5%

TOTAL INTEREST-EARNING ASSETS	409,237	$30,769	7.5%

Non interest-earning assets:
Cash and due from banks	9,643
Premises and equipment	5,962
Other	9,988

TOTAL ASSETS	$434,830

Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$52,252	$1,071	2.0%
Savings	78,915	1,684	2.1%
Time	150,807	8,421	5.6%

TOTAL INTEREST-BEARING DEPOSITS	281,974	11,176	4.0%

Borrowings:
Federal funds purchased	71	4	5.6%
Securities sold under agreement to repurchase	3,688	138	3.7%
Other borrowings under one year	1,441	70	4.9%
Other borrowings over one year	44,446	2,435	5.5%

TOTAL BORROWINGS	49,646	2,647	5.3%

TOTAL INTEREST-BEARING LIABILITIES	331,620	$13,823	4.2%

Non interest-bearing liabilities:
Demand deposits	49,475
Other liabilities	3,735
Shareholders equity	50,000

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$434,830

Net interest income		$16,946

Net interest rate spread (Note 5)			3.3%

Net interest margin (Note 6)			4.1%

Note 1 – Includes both taxable and tax exempt securities.

Note 2 –	The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 2001, 2000 and 1999, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets. Tax-free income from states of the U.S. and political subdivisions, and loans amounted to $2,026 and $132 for 2001, $1,755, and $167 respectively, for 2000 and $1,696, and $257 respectively, for 1999.

Note 3 –	Average balance outstanding includes the average amount outstanding of all nonaccrual investment securities and loans. States and political subdivisions consist of average total principal adjusted for amortization of premium and accretion of discount less average allowance for estimated losses, and include both taxable and tax exempt securities. Loans consist of average total loans less average unearned income.

(Fully taxable equivalent basis in thousands of dollars)

	2000			1999

	Average	Interest	Yield	Average	Interest	Yield
	Balance	Earned	or	Balance	Earned	or
	Outstanding	or Paid	Rate	Outstanding	or Paid	Rate

Interest-earning assets:
Federal funds sold	$1,692	$110	6.5%	$3,835	$191	5.0%
Other Cash Management Funds	107	6	5.6%
Investment securities:
U.S. Treasury and other U.S
Government agencies and corporations	77,336	5,267	6.8%	64,254	4,067	6.3%
U.S. Government mortgage-backed pass through certificates	85,160	5,571	6.5%	87,572	5,439	6.2%
States of the U.S. and political subdivisions (Note 1, 2, 3)	36,507	2,543	7.0%	35,883	2,468	6.9%
Other securities	4,460	304	6.8%	4,063	266	6.5%

TOTAL INVESTMENT SECURITIES	203,463	13,685	6.7%	191,772	12,240	6.4%
LOANS (Note 2, 3, 4)	201,995	17,837	8.8%	195,503	16,799	8.6%

TOTAL INTEREST-EARNING ASSETS	407,257	$31,638	7.8%	391,110	$29,230	7.5%

Non interest-earning assets:
Cash and due from banks	9,590			9,651
Premises and equipment	5,899			6,006
Other	86			986

TOTAL ASSETS	$422,832			$407,753

Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$50,353	$1,186	2.4%	$50,880	$1,188	2.3%
Savings	80,685	1,834	2.3%	84,073	1,951	2.3%
Time	145,320	8,324	5.7%	137,743	7,214	5.2%

TOTAL INTEREST-BEARING DEPOSITS	276,358	11,344	4.1%	272,696	10,353	3.8%

Borrowings:
Federal funds purchased	932	60	6.4%	398	22	5.5%
Securities sold under agreement to repurchase	4,172	219	5.2%	4,321	179	4.1%
Other borrowings under one year	7,427	479	6.4%	5,055	286	5.7%
Other borrowings over one year	35,784	2,035	5.7%	29,238	1,552	5.3%

TOTAL BORROWINGS	48,315	2,793	5.8%	39,012	2,039	5.2%

TOTAL INTEREST-BEARING LIABILITIES	324,673	$14,137	4.4%	311,708	$12,392	4.0%

Non interest-bearing liabilities:
Demand deposits	49,880			47,740
Other liabilities	2,884			3,465
Shareholders equity	45,395			44,840

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$422,832			$407,753

Net interest income		$17,501			$16,838

Net interest rate spread (Note 5)			3.4%			3.5%

Net interest margin (Note 6)			4.3%			4.3%

Note 4 –	Interest earned on loans includes net loan fees of $180 in 2001, $120 in 2000 and $178 in 1999.

Note 5 –	Net interest rate spread represents the difference between the yield on earning assets and the cost of funds.

Note 6 –	Net interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

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

NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information contained herein, the following discussion may contain forward-looking statements that involve risks and uncertainties. Economic circumstances, the Company’s operations and actual results could differ significantly from those discussed in any forward-looking statements. Some of the factors that could cause or contribute to such differences are changes in the economy and interest rates either nationally or in the Company’s market area; increased competitive pressures or changes in either the nature or composition of competitors; changes in the legal and regulatory environment; changes in factors influencing liquidity such as expectations regarding the rate of inflation or deflation, currency exchange rates and other factors influencing market volatility; unforeseen risks associated with global political, economic and financial factors, including acts of domestic and international terrorism.

OVERVIEW and OUTLOOK

Net income for 2001 was up 8.5% to $5,546, best in the Company’s history, and marking the eighth consecutive year of record profits. The performance represented an increase of $436 from the $5,110 earned in 2000. Earnings per share increased to $1.41, also up 8.5% from 2000.

Core earnings, which exclude the net gains on loans sold and investment securities either sold or called, and certain other non recurring items were $5.114 million in 2001, essentially unchanged from the $5.112 million earned in 2000. Core earnings per share were $1.30 in both 2001 and 2000.

The dramatic and rapid decline in interest rates during 2001 resulted in a significant increase in refinancing activity, pressuring the Company’s net interest margin as liabilities were slower to reprice. The Company was able to offset this effect through a combined increase of $555 in the net gains on loans sold and investment securities either sold or called during 2001.

Capital ratios remained strong, facilitating a 6.4% increase in dividends per share. During 2000, the Company had adopted a policy of quarterly dividend payments in contrast to its previous policy of semi-annual dividend payments. As of December 31, 2001, the ratio of equity capital to total assets was 11.48%, up from 11.12% a year ago. Risk-based capital measured 22.48% compared to 22.30% at December 31, 2000. All capital ratios continue to register well in excess of required regulatory minimums.

Return on average equity in 2001 decreased slightly to 11.09% while the return on average assets increased to 1.28%. Book value per share increased by $0.66 to $12.88. The price of the Company’s common stock increased during the year, trading in a range between a first quarter low of $16 1/2 and a second quarter high of $21 3/8, closing the year at $21 per share. The percentage of earnings per share paid out as dividends was 71%, comparable to the 72% paid last year.

On January 23, 2001, the Company’s Board of Directors approved a Stock Repurchase Program enabling the Company to repurchase up to 187,000 shares (or approximately 4.9% of the 3,815,125 shares outstanding as of January 31, 2001) of the Company’s outstanding common stock. As of December 31, 2001, the Company had repurchased 45,734 shares, or approximately 1.2%. On January 22, 2002, the Board of Directors adopted a similar program for 2002.

The Company plans to open a new banking office in southern Mahoning County during the first quarter of 2002, to bolster its penetration of the local retail and light commercial markets. In general, management expects the economy to bottom

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

in early 2002 and gradually accelerate as economic activity responds to the monetary stimulus put in place during 2001. However, as housing and consumption have remained strong during this recession, their contribution to the recovery will be limited and less robust than in past economic recoveries. The key to this recovery will be an acceleration in productivity, bolstering corporate profitability and stimulating an increase in capital investment. Weak capital spending helped plunge the industrial sector into recession more than six quarters ago, with capacity utilization and industrial production registering their lowest readings in more than a decade. Economic indicators suggest that the resultant substantial inventory liquidation is now abating, setting up conditions conducive to an increase in industrial production. As this recovery emerges, the Federal Reserve is expected to remove by year-end 2002 the monetary stimulus put in place following the events of September 11th. Major risks to these expectations are that a soft labor market and rising unemployment cause the consumer sector to weaken; rising energy costs cause the recovery in the industrial sector to abort; and additional acts of terrorism disrupt economic activity and undermine confidence.

The Company’s commitment to emerging technologies remains firm. Its efforts to pursue and strengthen its strategic alliance with consumers and small-to-medium-sized businesses was evident in 2001 with the introduction of an Integrated Voice Response system, providing customers with remote access to banking services; implementation of a new teller product to enhance productivity and customer service; a significant upgrade of the telecommunications infrastructure, streamlining the Company’s voice and data communications capabilities; and the deployment of check and document-imaging products, further capitalizing on the Company’s Internet banking cash management initiative. Technology continues to be a core ingredient for the Company, enabling it to extend services to customers while increasing employee productivity. These flexible and robust product solutions also offer customers capabilities which enable them to streamline their operations around the clock.

The Company’s Internet based banking solution, NetTeller, delivers interactive information by providing customers the following capabilities: access to account information, statement information and check imaging; on-line bill payment and electronic loan payments; and the ability to remotely transfer money between accounts and initiate wire transfers and ACH transactions. Consumers, retail and commercial customers, alike, are offered such services 24 hours a day, 365 days a year with a high level of functionality, security and ease of operation.

2001 FINANCIAL RESULTS BY QUARTER

	For the Quarter Ended

	Dec. 31st	Sept. 30th	June 30th	March 31st

Interest Income	$7,215	$7,503	$7,523	$7,558
Interest Expense	3,044	3,439	3,636	3,704

Net Interest Income	$4,171	$4,064	$3,887	$3,854
Provision for Loan Loss	45	75	25	75
Other Income	728	708	641	646
Other Expenses (1)	3,096	2,683	2,680	2,746

Income Before Tax	$1,758	$2,014	$1,823	$1,679
Federal Income Tax	390	498	434	406

Net Income	$1,368	$1,516	$1,389	$1,273
Net Income Per Share	$0.35	$0.39	$0.35	$0.32

(1)	Includes profit sharing awards of $326 in the quarter ended December 31st.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

ASSET QUALITY

A weak economy with rising rates of unemployment heightens concerns regarding asset quality. The Company’s management regularly monitors and evaluates trends and developments in asset quality. Loan review systems require detailed monthly analysis of delinquencies, nonperforming assets and other sensitive credits. Mortgage, commercial and consumer loans are moved to nonaccrual status once they reach 90 days past due or when analysis of a borrower’s creditworthiness indicates the collection of interest and principal is in doubt.

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

	2001	2000	1999	1998	1997

Nonaccrual loans:

1-4 residential mortgages	$293	$42	$131	$330	$565
Commercial mortgages	368	1,445	1,920	2,089	986
Commercial loans	129	135	198	262	27
Consumer loans	32	15	12	60	57
Home equity loans	7	11	16	0	18

Total Nonaccrual Loans	829	1,648	2,277	2,741	1,653
Other real estate owned	170	0	285	0	0

Total Nonperforming Assets	999	1,648	2,562	2,741	1,653
Loans ninety days past due and still accruing interest	0	9	0	41	10
Restructured loans	134	143	484	162	173

Total Underperforming Assets	$1,133	$1,800	$3,046	$2,944	$1,836

The table below provides a number of asset quality ratios based on this data. Overall, asset quality continued to improve during 2001, remaining at acceptable levels.

	2001	2000	1999	1998	1997

Nonperforming loans as a percentage of total loans	0.40%	0.80%	1.16%	1.37%	0.90%
Nonperforming assets as a percentage of total assets	0.23%	0.38%	0.61%	0.69%	0.42%
Underperforming assets as a percentage of total assets	0.26%	0.42%	0.72%	0.74%	0.47%
Underperforming assets as a percentage of equity capital plus allowance for loan losses	2.12%	3.55%	6.46%	6.32%	4.27%

Gross income that would have been recorded in 2001 on these loans had they been in compliance with their original terms was $156,000. Interest income that actually was included in income on these loans amounted to $99,000.

RESULTS OF OPERATIONS

Common comparative ratios for results of operations are the return on average equity and the return on average assets. The return on average equity amounted to 11.1%, 11.3% and 10.8% for 2001, 2000 and 1999, respectively. The return on average assets amounted to 1.3% in 2001 and 1.2% in 2000 and 1999.

Net interest income, the principal source of the Company’s earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. The net interest margin ratio registered 4.1% in 2001 and 4.3% in 2000 and 1999.

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

Analysis of Net Interest Income Changes (Taxable Equivalent Basis)

	2001 Compared to 2000			2000 Compared to 1999
	Volume	Rate	Total	Volume	Rate	Total

Increase (Decrease) in Interest Income
Federal funds sold	$334	$(76)	$258	$(128)	$47	$(81)
Other cash management funds	(4)		(4)	6		6
Investment Securities
U.S. Treasury and other U.S. Government agencies and corporations	(1,567)	33	(1,534)	874	326	1,200
U.S. Government mortgage-backed pass-through certificates	264	(127)	137	(153)	285	132
States of the U.S. and political subdivisions	371	28	399	43	32	75
Other securities	(19)	(18)	(37)	27	11	38
Loans	692	(780)	(88)	566	472	1,038

Total Interest Income Change	71	(940)	(869)	1,235	1,173	2,408
Increase (Decrease) in Interest Expense
Interest-bearing demand deposits	43	(158)	(115)	(12)	10	(2)
Savings deposits	(40)	(110)	(150)	(78)	(39)	(117)
Time deposits	308	(211)	97	411	699	1,110
Federal funds purchased	(50)	(6)	(56)	34	4	38
Securities sold under agreements to repurchase	(23)	(58)	(81)	(6)	46	40
Other borrowings under one year	(313)	(96)	(409)	149	44	193
Other borrowings over one year	477	(77)	400	366	117	483

Total Interest Expense Change	402	(716)	(314)	864	881	1,745
Increase (Decrease) in Net Interest Income on a Taxable Equivalent Basis	$(331)	$(224)	$(555)	$371	$292	$663

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Total other income for 2001 increased $778, or 40.0% compared to an increase of $321, or 19.8% in 2000. Fees for customer services increased by $57 or 3.9% compared to an increase of $178 in the prior year. Loans originated for sale in the secondary market benefited from the decline in interest rates, and showed gains of $269 in 2001, compared to $116 and $156 in 2000 and 1999, respectively. The early call of held to maturity securities, and transactions involving available for sale securities, combined to produce net gains (losses) of $386 in 2001, $(16) in 2000 and $9 in 1999.

Other operating income increased by $166 during 2001, following a $208 increase in 2000. This income category is subject to fluctuation due to nonrecurring items. In 2001, the increase was primarily due to an increase in the cash surrender value of life insurance purchased at the end of 2000 upon the adoption of new benefit plans. In 2000 the increase was primarily due to the termination of a non qualified benefit plan for executive management in conjunction with the adoption of the new benefit plans.

Other Income
	2001	2000	1999

Fees for other customer services	$1,537	$1,480	$1,302
Gain on sale of loans	269	116	156
Other operating income	531	365	157

	2,337	1,961	1,615
Investment securities net gains (losses)	386	(16)	9

Total other income	$2,723	$1,945	$1,624

Total other non-interest expenses decreased by $147 or 1.3% in 2001. This compares to an increase of $468, or 4.3% in 2000. During 2001, expenditures for salaries and employee benefits increased by $195 or 3.2%, while occupancy and equipment expense increased by a combined $191, or 10.0%, reflecting increased depreciation charges relating to the Company’s capital investment in new technologies.

Legal and litigation expense in 2001 decreased by $271 compared to an increase of $320 in 2000. This is due primarily to the settlement in 2000 of a long standing class action lawsuit filed in Pennsylvania in June of 1990. All other categories of non-interest expense decreased by $262 in 2001, or 8.9% in the aggregate, due mostly to costs associated with the introduction of Internet Banking products and a revamped marketing program in 2000.

Non-Interest Expense
	2001	2000	1999

Salaries and benefits	$6,283	$6,088	$6,047
Net occupancy expense	826	820	801
Equipment expense	1,283	1,098	1,145
State and local taxes	605	572	581
Office supplies	411	462	461
Marketing expense	160	314	249
Legal and litigation	143	414	94
Other operating expense	1,494	1,584	1,506

Total other expenses	$11,205	$11,352	$10,884

Salaries and employee benefits represented 56.1% of all non-interest expenses in 2001. Salaries and employee benefits increased by $195 in 2001 following an increase of $41 in 2000. The following details components of these increases:

	Analysis of Changes in Salaries & Benefits
	Amounts			Percent

	2001	2000	1999	2001	2000	1999

Salaries	$112	$(33)	$181	2.3%	(6.9)%	3.9%
Benefits	56	33	(45)	4.5	2.7	(3.5)
Profit Sharing	21	(1)	(3)	6.9	0.3	(1.0)

	189	(1)	133	2.4		2.1
Def’d Loan Origination	6	42	72	(2.4)	(14.6)	(20.0)

	$195	$41	$205	3.2%	0.7%	3.5%

Wage and salary expense per employee averaged $29,452 in 2001, $28,100 in 2000 and $26,728 in 1999 exclusive of profit sharing, which averaged $1,837 per employee in 2001, $1,688 in 2000 and $1,594 in 1999. Productivity ratios which measure employee efficiency continued to improve. Full-time equivalent employment averaged 166 employees in 2001, 170 in 2000 and 180 in 1999. Average earning assets per employee measured $2,459 in 2001, $2,396 in 2000 and $2,173 in 1999.

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

The following provides an analysis of the allowance for loan losses for the periods indicated:

	2001	2000	1999	1998	1997

Balance at beginning of year	$2,974	$2,956	$3,055	$2,817	$2,966
Loan losses:
1-4 family residential mortgages	(10)	0	(19)	(4)	(21)
Commercial mortgages	0	(199)	(99)	0	(16)
Consumer loans	(168)	(199)	(144)	(190)	(202)
Commercial loans	(94)	(46)	(118)	(98)	0
Home equity loans	(3)	(8)	(7)	(2)	(13)

	(275)	(452)	(387)	(294)	(252)

Recoveries on previous loan losses:
1-4 family residential mortgages	5	0	6	0	2
Commercial mortgages	0	44	0	0	0
Consumer loans	69	82	46	72	85
Commercial loans	3	18	35	9	11
Home equity loans	2	1	1	1	5

	79	145	88	82	103

Net loan losses	(196)	(307)	(299)	(212)	(149)

Provision charged to operations	220	325	200	450	0

Balance at end of year	$2,998	$2,974	$2,956	$3,055	$2,817

Ratio of net loan losses to average net loans outstanding	0.10%	0.15%	0.15%	0.11%	0.09%

Ratio of loan loss allowance to total loans	1.45%	1.45%	1.51%	1.52%	1.53%

A provision for loan losses of $220 was charged to operations in 2001 compared to $325 in 2000, $200 in 1999 and $450 in 1998. No provision was required during 1997. The current year’s provision was booked due to increased net loan losses and concerns related to certain specific commercial credits.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

With the allowance for loan loss at 362% of nonperforming loans and 265% of all underperforming loans, management has determined the allowance to be adequate.

The following is an allocation of the allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

	2001	2000	1999	1998	1997

Types of Loans
1-4 family residential mortgages	$407	$443	$456	$498	$427
Commercial mortgages	1,927	1,675	1,588	1,441	1,378
Consumer loans	162	209	205	222	278
Commercial loans	312	251	273	505	283
Home equity loans	20	18	20	21	25
Unallocated portion	170	378	414	368	426

	$2,998	$2,974	$2,956	$3,055	$2,817

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

LOAN PORTFOLIO

The following table represents the composition of the loan portfolio as of December 31, for the years indicated:

	2001	2000	1999	1998	1997

Types of Loans
1-4 family residential mortgages	$77,478	$84,367	$82,679	$79,125	$77,644
	37.6%	41.2%	42.2%	39.5%	42.1%
Commercial mortgages	$83,753	$71,544	$65,036	$61,149	$50,015
	40.6%	34.9%	33.2%	30.5%	27.1%
Consumer loans	$14,850	$17,824	$16,129	$17,623	$18,990
	7.2%	8.7%	8.2%	8.8%	10.3%
Commercial loans	$22,230	$23,811	$24,087	$29,576	$26,022
	10.8%	11.6%	12.3%	14.7%	14.1%
Home equity loans	$7,944	$7,422	$8,129	$8,669	$10,064
	3.8%	3.6%	4.1%	4.3%	5.4%
1-4 family residential mortgage loans held for sale	$0	$0	$0	$4,336	$1,756
	0.0%	0.0%	0.0%	2.2%	1.0%

The following schedule sets forth maturities based on remaining scheduled repayments of principal or next repricing opportunity for loans (excluding mortgage and consumer loans) as of December 31, 2001:

	1 Year	1 to	Over
	or Less	5 Years	5 Years	Total

Types of Loans
Commercial loans	$12,496	$5,489	$4,245	$22,230
Home Equity	7,944	—	—	7,944

Total loans (excluding mortgage and consumer loans)	$20,440	$5,489	$4,245	$30,174

The following schedule sets forth loans as of December 31, 2001 based on next repricing opportunity for floating and adjustable interest rate products, and by remaining scheduled principal payments for loan product with fixed rates of interest. Mortgage and consumer loans have again been excluded.

	1 Year	Over
	or Less	1 Year	Total

Types of Loans
Floating or adjustable rates of interest	$19,699	$1,127	$20,826
Fixed rates of interest	741	8,607	9,348

Total loans	$20,440	$9,734	$30,174

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company recorded an increase of $1,287 in the loan portfolio from the level of $204,968 recorded at December 31, 2000.

Residential lending’s share of the portfolio decreased during 2001 with 1-4 family residential mortgages representing 37.6% of total loans compared to 41.2% in 2000. The portion of the loan portfolio represented by commercial loans (including commercial real estate) increased from 46.5% to 51.4%. Consumer loans (including home equity loans) declined from 12.3% to 11.0%.

Residential loans, excluding home equity loans, and commercial loans continue to comprise the largest share of the Company’s loan portfolio. At the end of 2001, residential loans and commercial loans comprised a combined 89.0% of the portfolio, compared to 80.5% five years ago. Home equity loans at 3.8% and consumer installment at 7.2% comprise the remainder of the portfolio in 2001. Five years ago in 1996, home equity loans comprised 6.7% of the overall loan portfolio, while consumer installment loans comprised 12.8%.

	1-4 Family Mortgages	Commercial	Consumer	Home Equity

2001	37.6	51.4	7.2	3.8
1996	43.3	37.2	12.8	6.7

During 2001, approximately $26.6 million in new mortgage loans were originated by the Company, an increase of $8.4 million from 2000, resulting primarily from consumer refinancing at interest rates which declined throughout the year, approaching levels not available since 1998 when the “Asian Crisis” depressed global interest rates. The Company’s product offerings continue to include a service release sales program, which permits the Company to offer competitive fixed interest rates without incurring additional credit or interest rate risk.

The following shows the disposition of mortgage loans originated during 2001 (in millions):

Retained in Portfolio:	$9.9
Loans Sold to Investors with
Servicing Rights Released:	$16.7

As anticipated, during 2001, management increased the level of loans sold to other investors as mortgage rates fell to comparatively low levels throughout much of 2001. Management anticipates that the focus on secondary market origination will continue to correlate to fewer loans being retained in-portfolio in 2002.

Management’s expansion of business product offerings made available through competitive interest rates has enabled lending personnel to establish new business relationships while enhancing existing customer relationships. Loan personnel have aggressively pursued both commercial and small business opportunities with a wide array of medium to small businesses. The Bank’s lending function provides service to automobile dealerships, trucking companies, physicians and medical groups, general contractors, service contractors, restaurants, hotels/motels, retailers, wholesalers, as well as county and political subdivisions. For those businesses electing to finance business assets through a lease instrument the Bank offers lease financing.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table provides an overview of Commercial Loans by various business sectors reflecting the areas of largest concentration. It should be noted that these are open balances and do not reflect existing commitments that may be currently outstanding.

Commercial Loan Concentrations

	2001		2000

		% of		% of
Sector	Balances	Portfolio	Balances	Portfolio

Hotels/Motels	$9,707	9.7%	$5,738	5.4%
Steel Related Industries	8,515	8.5%	7,333	6.9%
Eating Places	5,296	5.3%	4,607	4.3%
Medical Doctors	4,410	4.4%	4,378	4.1%
New/Used Car Dealers	4,019	4.0%	6,293	5.9%
Nursing Home & Personal Care	3,643	3.6%	3,864	3.6%
Funeral Services	2,887	2.9%	3,026	2.8%

The single largest customer balance at year end had a balance of $4.0 million in 2001 and $3.5 million in 2000, both of which were approximately 3.7% of the total portfolio.

In the consumer lending area, the Company provides financing for a variety of consumer purchases: fixed rate amortizing mortgage products that consumers utilize for home improvements; the purchase of consumer goods of all types; education, travel and other personal expenditures. The consolidation of credit card and other existing debt into term payout continues to remain popular financing options among consumers.

Management intends to develop a small business division under the consumer lending area in 2002 to more effectively pursue business lending in the commodity bank markets.

Additional information regarding the loan portfolio can be found in the Notes to the Consolidated Financial Statements (NOTES 1, 3, 8, 11 and 13).

INVESTMENT SECURITIES

In accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115), “Accounting for Certain Investments in Debt and Equity Securities,” investment securities are segregated into three separate portfolios: held to maturity, available for sale and trading, each with its own method of accounting.

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table shows the book value of investment securities by type of obligation at the dates indicated:

	December 31,

	2001	2000	1999

U.S. Treasury and other U.S. Government agencies and corporation	$45,265	$72,730	$74,483
U.S. Government mortgage-backed pass-through certificates	96,606	82,057	86,349
States of the U.S. and political subdivisions	47,951	36,544	36,612
Other securities	3,602	4,633	4,413

	$193,424	$195,964	$201,857

A summary of securities held at December 31, 2001, classified according to the earlier of next repricing or the maturity date and the weighted average yield for each range of maturities, is set forth below. Fixed rate mortgage-backed securities are classified by their estimated contractual cash flow, adjusted for current prepayment assumptions. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2001

	Book	Weighted
Type and Maturity Grouping	Value	Average Yield(1)

U.S. Treasury and other U.S. Government agencies and corporations:
Maturing within one year	$5,710	7.236%
Maturing after one year but within five years	1,929	6.981
Maturing after five years but within ten years	26,084	6.758
Maturing after ten years	11,542	7.142

Total U.S. Treasury and other U.S. Government agencies and corporations	$45,265	6.925%

U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s:
Maturing within one year	$46,865	5.850%
Maturing after one year but within five years	32,774	6.577
Maturing after five years but within ten years	12,392	6.564
Maturing after ten years	4,575	6.621

Total U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s	$96,606	6.225%

States of the U.S. and political subdivisions:
Maturing within one year	$2,140	6.597%
Maturing after one year but within five years	2,273	7.765
Maturing after five years but within ten years	1,461	7.518
Maturing after ten years	42,077	7.318
Total States of the U.S. and political subdivisions	$47,951	7.313%

Other securities:
Maturing within one year	$577	6.731%
Maturing after one year but within five years	0
Maturing after five years but within ten years	0
Maturing after ten years	3,025	6.548

Total other securities	$3,602	6.577%

(1)	The weighted average yield has been computed by dividing the total interest income adjusted for amortization of premium or accretion of discount over the life of the security by the amortized cost of the securities outstanding. The weighted average yield of tax-exempt obligations of states of the U.S. and political subdivisions has been calculated on a fully taxable equivalent basis. The amounts of adjustments to interest which are based on the statutory tax rate of 34% were $44, $55, $34 and $921 for the four ranges of maturities.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

As of December 31, 2001, there were $16,589 in callable U.S. Government Agencies and $521 in callable obligations of states and political subdivisions that given current and expected interest rate environments, are likely to be called within the one year time horizon. These securities are categorized according to their contractual maturities, with $12,016 classified as maturing after five years but within ten years, and $5,094 classified as maturing after 10 years.

Additionally, as of December 31, 2001, there were $14,663 in callable U.S. Government Agencies, $1,653 in callable U.S. Treasury Securities and $7,575 in callable obligations of states and political subdivisions that given current and expected interest rate environments are likely to be called within the time frame defined as after one year but within five years. These securities are categorized according to their contractual maturities, with $12,722 maturing after five years but within ten years, and $11,169 maturing after 10 years.

As of December 31, 2001, the carrying value of all investment securities, both available for sale and held to maturity, tallied $193,424, a decrease of $2,540 or 1.3% from the prior year. The allocation between single maturity investment securities and mortgage-backed securities shifted to a 49/51 split versus the 57/43 division of the previous year, with mortgage-backed securities increasing $14,549 or 17.7%.

Holdings of obligations of states and political subdivisions showed an increase of $11,407, or 31.2%. The focus on new purchases was on high grade callable municipals primarily issued by Ohio communities.

The Company decreased its holdings of U.S. Treasury securities by approximately $2.9 million, or 31.5%. Investments in U.S. government agencies and sponsored corporations decreased by approximately $24.6 million or 38.7%, as sharply falling interest rates caused a significant volume of securities to be called during the year. These securities were not fully replaced in the U.S. Government sector due to the low yields available and more attractive investment opportunities in other sectors.

Marketable equity securities declined by $1,202 during 2001, as the Company reduced its holdings in mutual funds during the year. Holdings of other securities increased by $171 primarily reflecting stock dividends received from the Federal Home Loan Bank of Cincinnati, and additional stock purchases required to facilitate increased borrowings.

The mix of mortgage-backed securities remained weighted in favor of fixed rate securities in 2001. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed rate securities perform better in periods of stable to slightly declining interest rates. The portion of the mortgage-backed portfolio allocated to fixed rate securities rose to 71% in 2001 versus 70% in 2000. Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $30,695 and $8,355 at December 31, 2001 and 2000, respectively.

At December 31, 2001, a net unrealized gain of $1,834, net of tax, was included in shareholders’ equity as a component of Other Comprehensive Income, as compared to a net unrealized gain of $896, net of tax, as of December 31, 2000. This $938 increase primarily reflects the increased market value of debt securities resulting from the decline in interest rates throughout much of the year. Lower interest rates generally translate into more favorable market prices for debt securities; conversely rising interest rates generally result in a depreciation in the market value of debt securities.

The Company has no investments in structured notes, inverse floaters or other derivative products.

Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

DEPOSITS

The Company’s deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited an increase of 2.3% to $337,661 at December 31, 2001 as compared to $329,949 at December 31, 2000.

The Company’s deposit base consists of demand deposits, savings, money market and time deposit accounts. Average noninterest-bearing deposits decreased 0.8% during 2001, while average interest-bearing deposits increased by 2.0%.

During 2001, noninterest-bearing deposits averaged $49,475 or 14.9% of total average deposits as compared to $49,880 or 15.3% in 2000. Core deposits averaged $302,900 for the year ended December 31, 2001, an increase of $2,449 or 0.8% from the average level of 2000. During 2000, core deposits had averaged $300,451, an increase of 1.5% from the preceding year.

Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 91.4% of average total deposits in 2001 compared to 92.1% in 2000 and 92.3% in 1999.

Over the past five years, the Company has successfully increased the share of deposits represented by noninterest-bearing and NOW checking accounts. These products now comprise 23.1% of total deposits compared to only 19.2% five years ago. The following depicts how the deposit mix has shifted during this time frame.

	Savings	Jumbo CD’s	Other CD’s	Checking	NOW	Money Market

2001	23.8	8.6	36.9	14.9	8.2	7.6
1996	27.2	10.8	35.3	11.9	7.3	7.5

Additional information regarding interest-bearing deposits is presented in the Notes to the Consolidated Financial Statements (NOTE 6).

FOURTH QUARTER 2001 AS

COMPARED TO FOURTH QUARTER 2000

During 2001 the Federal Open Market Committee (FOMC) of the Federal Reserve decreased the targeted federal funds rate by 475 basis points. The action was taken to cushion the effects of a significant economic slowdown in the industrial sector. (The federal funds rate establishes the cost of overnight interbank borrowings and influences the determination of other interest rates, such as banks’ prime lending rate.)

With the Federal Reserve moving to rapidly reduce short term interest rates, a sharp reversal of its previous policy, the Company’s net interest margin came under pressure and experienced compression during the first half of 2001 as refinancing activity caused the repricing of assets to outpace the Company’s ability to reprice liabilities. By the fourth quarter of 2001, the Company’s net interest margin had rebounded as the repricing of liabilities accelerated, closing the gap.

Tax equivalent net interest income for the Company during the fourth quarter of 2001 increased by $117, a 2.9% increase from the fourth quarter of 2000. The yield on earning assets decreased by 64 basis points while fourth quarter average earning assets increased by 1.0%, or $2.1 million, when compared to a year ago. The result was a decrease in tax equivalent interest income of $620. The rate paid on interest-bearing liabilities decreased by 95 basis points while fourth quarter average interest-bearing liabilities decreased by $5.1 million when compared to a year ago, resulting in a decrease in total interest expense of $739. The net interest margin for the quarter registered 4.30%, up 9 basis points from the same quarter a year ago.

Loan charge-offs during the quarter were $123 in 2001 and $74 in 2000, while the recovery of previously charged-off loans amounted to $22 during

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

the fourth quarter of 2001 compared to $28 in the same period of 2000.

Total other income increased by $75 from a year ago. Fees for customer services remained stable with an increase of only $2. Investment securities gains of $130 were realized in 2001 due to issuers calling securities prior to maturity, while a $22 loss was realized in the fourth quarter of 2000. The net gain on loans sold during the quarter amounted to $130 compared to $12 a year ago, reflecting the increased level of refinancing spawned by lower interest rates. Other non-interest income decreased by $154 from last year when the Company terminated a non qualified benefit plan.

Total other non-interest expenses in the fourth quarter were $3,096 in 2001 compared to $2,948 in 2000, an increase of $148 or 5.0%. Salaries and benefits constituted a $136 increase, or 8.0%. Occupancy and equipment, office supplies and marketing expenses increased by $6, or 0.9%. State and local tax assessments decreased by $6, or 4.2%. Other expenses increased by $12 or 2.8%.

Income before income tax during the fourth quarter amounted to $1,758 in 2001 compared to $1,755 in 2000. Income tax expense for the fourth quarter of 2001 was $390 as compared to $466 in 2000, reflecting the Company’s increased holdings of tax advantaged investments. Fourth quarter net income was $1,368 in 2001 compared to $1,289 in 2000, representing an increase of $79, or 6.1%.

Earnings per share for the fourth quarter, adjusted for the 3% stock dividend paid January 1, 2002, were $0.35 in 2001 and $0.33 in 2000. Core earnings (earnings before gains on loans sold, investment securities sold or called and certain other non recurring items) increased by 11.2% in the fourth quarter of 2001 compared to 2000. Core earnings for the fourth quarter of 2001 were $1.225 million compared to last year’s $1.102 million. Core earnings per share were $0.31 in 2001 compared to $0.28 in 2000.

Realized gains or losses on securities are based on net proceeds and the adjusted carrying amount of the securities, using the specific identification method. The table below sets forth the proceeds, gains and losses realized on securities sold or called for the period ended:

	Three	Twelve
	Months	Months
	December 31,	December 31,
	2001	2001

Proceeds on securities sold or called	$5,095	$23,919
Gross realized gains	87	541
Gross realized losses	0	155

Fourth Quarter of 2001 Compared to 2000

	Three Months
	Ended Dec. 31,

	2001	2000

Interest Income	$7,215	$7,908
Interest Expense	3,044	3,783

Net Interest Income	4,171	4,125
Provision for Loan Losses	45	75
Other Income	728	653
Other Expense (1)	3,096	2,948

Income Before Tax	1,758	1,755
Federal Income Taxes	390	466

Net Income	$1,368	$1,289

Earnings per Share	$0.35	$0.33

(1)	Includes profit sharing awards of $326 in 2001 and $305 in 2000.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

ASSET-LIABILITY MANAGEMENT

The Company’s executive management and Board of Directors routinely review the Company’s balance sheet structure for stability, liquidity, and capital adequacy. The Company has defined a set of key control parameters which provide various measures of the Company’s exposure to changes in interest rates. The Company’s asset-liability management goal is to produce a net interest margin that is relatively stable despite interest rate volatility while maintaining an acceptable level of earnings. Net Interest Margin is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The Net Interest Margin Ratio expresses this difference as a percentage of average earning assets. In each of the past five years, the Company has reported record earnings, while the net interest margin ratio has averaged 4.25%, ranging between 4.14% and 4.31%.

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

GAP TABLE

December 31, 2001

	Maturity or Repricing Interval

						Non Rate
						Sensitive
	3 Months	3 to 12		1 to 5		or >5
	or Less	Months		Years		Years	Total

Interest-Earning Assets
Federal Funds Sold	$14,750	$		$		$	$14,750
Investments	37,828		34,574		60,867	60,155	193,424
Loans & Leases	51,574		36,622		94,334	23,725	206,255

Total Earning Assets	104,152		71,196		155,201	83,880	414,429
Other Assets						25,492	25,492

Total Assets	$104,152		$71,196		$155,201	$109,372	$439,921

Interest-Bearing Liabilities
Interest-bearing Checking	$29,600	$		$		$	$29,600
Money Market Accounts	25,763						25,763
Passbook Savings	82,264						82,264
Time Deposits< 100,000	30,767		46,752		30,761	6,418	114,698
Time Deposits≥ 100,000	10,949		14,409		5,550	1,199	32,107
Repurchase Agreements	3,842						3,842
U.S. Treasury Demand	520						520
Other Borrowings			2,000		4,000	39,000	45,000

Total Interest-Bearing Liabilities	183,705		63,161		40,311	46,617	333,794
Demand Deposits						53,229	53,229
Other Liabilities						2,374	2,374
Shareholders’ Equity						50,524	50,524

Total Liabilities & Equity	$183,705		$63,161		$40,311	$152,744	$439,921

Rate Sensitivity Gap	$(79,553)		$8,035		$114,890	$37,263
Cumulative Gap	$(79,553)		$(71,518)		$43,372	$80,635
Cumulative Gap to Total Assets	(18.1)%		(16.3)%		9.9%	18.3%

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The preceding Gap Table presents an analysis of the Company’s earliest repricing opportunity for each of its interest-earning assets and interest-bearing liabilities. Assets are distributed according to the earlier of interest rate repricing opportunity or expected cash flows. Time deposits and liabilities with defined maturities are distributed according to the earlier of the repricing interval or contractual maturity. Other core deposit accounts (Interest-bearing checking, Money Market and Savings accounts) are shown as being available for repricing in the earliest time frame, although management can exert considerable influence over the timing and manner of repricing such core deposits. Therefore, these accounts may reprice in later time intervals and reflect smaller incremental changes than other interest-earning assets and interest-bearing liabilities. Since management may reprice these accounts at its discretion, the impact of changing rates on net interest income is likely to be considerably less severe than inferred by this table.

During 2001, the effective maturities of earning assets shortened as interest rates in the credit markets fell during much of the year. Federal Reserve policy makers lowered short-term interest rates 11 times during the year, from 6.50% to 1.75%, in an attempt to ward off the threat of a recession led by a rapidly declining industrial sector. With credit market rates declining throughout the year, the volume of investment securities eligible to be called increased significantly while prepayments on loans and mortgage-backed securities similarly increased, causing the effective maturities of earning assets to shorten.

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

The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company’s interest sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company’s net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. In fact, as previously noted, the Company’s net interest margin has remained relatively stable in the range of 4.14% to 4.31% over the past five years, despite significant shifts in the mix of earning assets and the direction and level of interest rates.

[LEVERAGE RATIO]

1997	4.21
1998	4.3
1999	4.31
2000	4.3
2001	4.14

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

Cash and cash equivalents, which includes federal funds sold, increased by $11,833 compared to year-end 2000. Anticipated principal repayments on mortgage-backed securities along with investment securities maturing, repricing, or expected to be called in one year or less amounted to $72,402 at December 31, 2001, representing 37.4% of the total combined portfolio, as compared to $54,864 or 28.0% of the portfolio a year ago.

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

Operating activities provided cash of $6,178 in 2001 and $10,444 in 1999, but used cash of $750 in 2000. Refer to the Consolidated Statements of Cash Flows for a summary of the sources and uses of cash in 2001, 2000 and 1999.

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

The following graph, which is not “risk-adjusted,” depicts Tier 1 capital as a percentage of total average assets over the past several years. This measure of capital adequacy is known as the “leverage ratio.” The ratio increased from 10.94% in 2000 to 11.18% in 2001, despite the Company’s stock repurchase program and increased dividend payout designed to constrain capital growth.

[NET INTEREST MARGIN RATIO]

1997	10.17
1998	10.68
1999	11.21
2000	10.94
2001	11.18
The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required banking regulatory agencies to revise risk-based capital standards to ensure that they take adequate account of interest rate risk. Accordingly, regulators subjectively consider an institution’s exposure to declines in the economic value of its capital due to changes in interest rates in evaluating capital adequacy.

The following table illustrates the Company’s risk-weighted capital ratios at December 31, 2001 and 2000. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and total risk-based capital well in excess of the required regulatory minimum ratios.

Risk-Based Capital

	December 31,	December 31,
	2001	2000

Tier 1 Capital	$48,372	$46,361
Tier 2 Capital	2,853	2,756

QUALIFYING CAPITAL	$51,225	$49,117

Risk-Adjusted Total Assets(*)	$227,829	$220,263

Tier 1 Risk-Based Capital Ratio	21.23%	21.05%
Total Risk-Based Capital Ratio	22.48%	22.30%
Total Leverage Capital Ratio	11.18%	10.94%
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

REGULATORY MATTERS

On March 13, 2000, the Board of Governors of the Federal Reserve System approved the Company’s application to become a financial holding company. As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2001, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and well managed, in management’s opinion.

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

The following table shows the Company’s current estimate of interest rate sensitivity based on the composition of its balance sheet at December 31, 2001. For purposes of this analysis, short term interest rates as measured by the federal funds rate and the prime lending rate are assumed to increase (decrease) gradually over the next twelve months reaching a level 300 basis points higher (lower) than the rates in effect at December 31, 2001. Under both the rising rate scenario and the falling rate scenario, the yield curve is assumed to exhibit a parallel shift. During 2001, the Federal Reserve decreased its target rate for overnight federal funds by 475 points. At year end December 31, 2001, the difference between the yield on the ten year Treasury and the three month Treasury increased to a positive 333 basis points from the negative 70 basis points that existed at December 31, 2000. The yield curve is no longer inverted as it was at the end of 2000, as interest rates now increase with a lengthening of maturities, with rates peaking at the long-end of the Treasury curve.

The base case against which interest rate sensitivity is measured assumes no change in short term rates. The base case also assumes no growth in assets and liabilities and no change in asset or liability mix. Under these simulated conditions, the base case projects net interest income of $17,672 for the year ending December 31, 2002.

Simulated Net Interest Income Sensitivity For the Twelve Months Ending December 31, 2002
	Net Interest
Change in Interest Rates	Income	$ Change	% Change
Graduated increase of +300 basis points	$16,848	$(824)	(4.7)%
Short term rates unchanged (base case)	17,672
Graduated decrease of -300 basis points	17,266	(406)	(2.3)%

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
194 West Main Street
Cortland, Ohio 44410

The Company’s stock trades on the NASDAQ OTC market. The following brokerage firms are known to be relatively active in trading the Company’s stock:

Community Banc Investments, Inc.

Columbus, Ohio
Contact: Greig A. McDonald
Telephone: 1-800-224-1013

McDonald & Company Securities, Inc.

6575 Seville Drive
2nd Floor
P.O. Box 119
Canfield, Ohio 44406
Telephone: 1-330-746-2993

Salomon Smith Barney, Inc.

5048 Belmont Ave.
Youngstown, Ohio 44505
Telephone: 1-800-535-0017

The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 3% stock dividend paid as of January 1, 2002, 2001 and 2000. The Company currently has approximately 1,783 shareholders.

	Price Per Share

			Cash
			Dividends
	High	Low	Per Share

2001
Fourth Quarter	21	17 3/4	$0.37
Third Quarter	21 1/8	17 1/2	0.21
Second Quarter	21 3/8	16 3/4	0.21
First Quarter	17 1/2	16 1/2	0.21

2000
Fourth Quarter	16 7/8	15 1/8	$0.43
Third Quarter	16 1/8	14 5/8	0.17
Second Quarter	15 1/4	12 3/4	0.17
First Quarter	16 1/4	13 1/4	0.17

1999
Fourth Quarter	21 1/8	14 5/8	$0.49
Third Quarter	21 7/8	18 1/4	0.00
Second Quarter	22 7/8	18 1/2	0.19
First Quarter	26 3/4	22 5/8	0.00

For the convenience of shareholders, the Company has established a plan whereby shareholders may have their dividends automatically reinvested in the common stock of Cortland Bancorp. Participation in the plan is completely voluntary and shareholders may withdraw at any time.

For current stock prices you may access our home page at www.cortland-banks.com.

For more information on the dividend reinvestment plan, you may contact Deborah L. Eazor at the following telephone number: (330) 637-8040 Ext. 130 or E-mail address DEAZOR@cortland-banks.com.

CORTLAND BANCORP

BOARD OF DIRECTORS

RODGER W. PLATT

Chairman

DAVID C. COLE

LAWRENCE A. FANTAUZZI

GEORGE E. GESSNER

WILLIAM A. HAGOOD

JAMES E. HOFFMAN III

K. RAY MAHAN

RICHARD B. THOMPSON

TIMOTHY K. WOOFTER

OFFICERS

RODGER W. PLATT

Chairman and President

LAWRENCE A. FANTAUZZI

Senior Vice President
Controller
Chief Financial Officer
and Secretary-Treasurer

JAMES M. GASIOR

Senior Vice President
Chief of Administration and Lending

THE CORTLAND SAVINGS AND BANKING COMPANY

BOARD OF DIRECTORS

DAVID C. COLE

General Manager
Cole Valley Motor Company

LAWRENCE A. FANTAUZZI

Senior Vice President

GEORGE E. GESSNER

Attorney

WILLIAM A. HAGOOD

President, Tri-City Mobile Homes, Inc.

JAMES E. HOFFMAN III

Attorney

K. RAY MAHAN

President, Mahan Packing Co.

RODGER W. PLATT

President and Chairman

RICHARD B. THOMPSON

Executive, Therm-O-Link, Inc.

TIMOTHY K. WOOFTER

President, Stan-Wade Metal Products

RICHARD L. HOOVER

Director, in Memoriam

PAUL C. BOWERS

Director Emeritus

R. B. KNIGHT

Director Emeritus

JOHN F. GESSNER

Director Emeritus
In Memoriam

*  *  *  *  *

OFFICERS

RODGER W. PLATT

President, Chairman and Chief Executive Officer

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

JOAN M. FRANGIAMORE

Assistant Vice President

JUDY A. LARSON

Assistant Vice President

DEBORAH L. EAZOR

Assistant Secretary-Treasurer

STEVE J. MACK

Assistant Secretary-Treasurer

LANA MUIR

Assistant Secretary-Treasurer

DAVID MAY

Assistant Secretary-Treasurer

JAMES HUGHES

Assistant Secretary-Treasurer

WILLIAM J. HOLLAND

Assistant Secretary

VALERIE A. WOODS

Assistant Secretary

CORTLAND BANKS OFFICES AND LOCATIONS

Thirteen Offices Serving These Fine Communities

BOARDMAN

8580 South Avenue
Youngstown, Ohio 44514
330-758-5884

BOARDMAN

Victor Hills Plaza
6538 South Avenue
Boardman, Ohio 44512
330-629-9151

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

