Form 10-K, Exhibit 13
period 2002-12-31
CORTLAND BANCORP INC
filed 2003-03-28
CIK 774569

EXHIBIT 13

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

49

Cortland Bancorp
Directors and Officers

50

Cortland Savings & Banking
Directors and Officers

51

Offices and Locations

52

CHAIRMAN’S MESSAGE

TO OUR SHAREHOLDERS:

It was only two years ago that the economy turned in one of its better performances, registering a 5.0% growth rate for all of 2000. Although such growth was well above the long term-trend line, inflation remained well under control. Unusually strong productivity gains were enabling the economy to grow at an amazing pace without any apparent danger of an acceleration of inflation. The unemployment rate was at levels previously not thought possible. Some employers were actually having difficulty finding enough available workers to fill their needs. With so many folks working, tax receipts mushroomed. Instead of chronic deficits, surpluses suddenly appeared. Surpluses in such wonderful abundance that soon the national debt would be paid-in-full and retired-for-good. America had most certainly ushered in a new era of wealth. So what the heck happened? That’s a question that must be much on the mind of President George Bush, the younger.

By the time young George took the oath of office, unbeknownst to many, the country was already in the grips of recession. Beneath those headline growth numbers, the economy had been decelerating for months, responding to interest rate hikes engineered by the Fed. Thoughtful analyses, coupled with persistent warnings by economic models of an imminent inflationary threat, had convinced the Fed by mid 1999 that the economy was simply “too hot.” As there was not yet any visible re-acceleration of inflation evident, it seemed reasonable to policymakers that by taking action now to slow the economy to a more sustainable growth path, the emerging risk of a renewed inflationary breakout could be avoided or, at least, minimized. By re-directing policy at such an early stage, surely the more disruptive and destructive forces of economic recession could be avoided. It was not to be.

By the time George, the younger, delivered his Inaugural Address, economic growth had slowed to effectively zero, with economic risks strongly tilted toward further weakness. Saddled not only with high interest rates but also the burden of a strong dollar and high energy costs (courtesy of a resurgent OPEC), the industrial sector was already six months into recession. Layoffs and bankruptcies were on the increase. With the demand for goods and services slowing, and confidence waning, business leaders saw little need to expand plant and equipment. Furthermore, normal replacement cycles had been disrupted by capital expenditures accelerated by Y2k requirements. Capital spending plans were slashed.

To its credit, the Fed moved aggressively to reverse its policy. In all, the Fed would cut rates 11 times in 2001 and once more in 2002, driving the overnight federal funds rate down from 6.5% to just 1.25%. Congress moved quickly to push through the President’s 2001 tax cut proposals, providing tax relief and tax rebates that prevented the recession from cutting even deeper. But these traditional policy prescriptions primarily rely on stimulating the economy by stimulating the consumer. But the consumer was not the problem. The consumer was not ailing. The consumer had not “rolled over.” Weak consumption was not the cause of this recession.

The post Y2k collapse of capital spending not only cost the economy many good paying jobs, but also helped burst the valuation bubble in technology stocks. The “New Economy” imploded as trillions of dollars of newly found wealth simply evaporated. Meanwhile, the continuation of a strong dollar policy further exacerbated the burgeoning imbalance with our trading partners, as U.S. manufacturers found themselves increasingly at a competitive disadvantage. Coupled with expensive and rising energy costs, the industrial and manufacturing sectors could find little or no traction. Fiscal and monetary policy initiatives had failed to address the critical problems that were at the root of our economic malaise.

Never-the-less, the economy seemed to be slowly responding to the medicine offered. Then life as we knew it changed, and things seemed to get a whole lot more complicated quickly. The vicious attacks of 9/11 brought terrorism home to American soil. Suddenly security issues were paramount, and would demand a larger share of our economic resources. New laws such as the Patriot Act spawned new regulations that increased the cost of compliance and government reporting. Homeland security requirements do not contribute anything to improving efficiency or productivity, and may very well impede it. Yet our need for security is essential to our functioning, if not our very survival.

Just as the economy was beginning to recover from the shock waves of 9/11, a new form of terror appeared. Enron, one of the largest, most successful and most admired corporations in America, suddenly collapsed. Investors were stunned to learn the level of greed, manipulation and insider dealings involved. Employees not only lost their jobs but their savings as well. Financial losses were pervasive, affecting pensions, persons and institutions across the land. The crisis even took down one of the country’s largest and oldest accounting firms, Arthur Andersen.

Investors were still reeling from Enron when stunned by new revelations of fraud and corporate malfeasance. New shock waves rippled through the financial community as the misdeeds of Worldcom, Adelphia, Tyco and others were made known. Even Martha Stewart could not escape allegations of wrong-doing. The accounting profession was put under the microscope. Financial statements were re-examined, re-stated and re-issued. Investor confidence was badly shaken by what appeared to be a pervasive lack of integrity but certainly no lack of greed. The public trust had been severely violated, and would need to be repaired.

With that in mind, Congress commenced its fact finding mission. What emerged was the Sarbanes-Oxley Act of 2002. It established tough new standards and regulations regarding corporate responsibility and governance, accounting, auditing, independence, disclosures, certification and financial reporting. It broadened and strengthened S.E.C. powers and established the new Public Company Accounting Oversight Board. It increased standards of accountability, and increased civil and criminal penalties for fraud and other “white collar” crimes. It mandated the forfeiture of certain bonuses and profits in the case of financial restatement and misconduct. It required the adoption of rules that prohibit any undue influences, pressures or compensation arrangements that may compromise the objectivity of stock securities analysts and their reports. In short, it took just about every step imaginable to ensure that integrity, independence and objectivity were restored to corporate governance and financial reporting. Investors needed to have confidence in the public reporting process, and Sarbanes-Oxley sought to restore it.

As investors and the markets began to adjust to these important changes, geopolitical concerns suddenly went “critical.” Of course there was the on-going war in Afghanistan and the global war on terrorism. But suddenly Iraq and its weapons of mass destruction moved to the “front burner.” As oil prices began to build-in a risk premium for the possibility of war, Venezuela (an important supplier to the U.S.) was hit with a general strike that stopped its oil from flowing. Oil prices climbed to their highest level in a dozen years. And as we know, rising energy costs act like a tax, diverting funds from alternative uses, including investment. Consumer confidence plunged.

With so much dark news, it is amazing that the economy was able to grow at all. But like the American Spirit, the economy is extremely resilient. Despite the many upsets and challenges, the economy expanded at a 2.4% clip in 2002. Growth was uneven during the year, with the first and third quarters strong and the second and fourth quarters weak. Job creation was also weak as strong productivity growth of 3.8% led to continued excess capacity. But inflation remained well contained, the housing sector continued to impress, and manufacturing gradually improved. Business investment in new equipment also began to pick up, surging at a 6.6% annual rate in the fourth quarter. Absent the Iraqi crisis and level Orange terror alerts, the economic fundamentals are quite healthy.

Cortland Banks also proved itself to be quite resilient during these challenging times. Net income for 2002 of $ 5.742 million was up 3.5%, marking the ninth consecutive year that the Company has achieved record profits. Earnings per share, assisted by the stock repurchase plan, grew more quickly, up 4.4% to $ 1.43 per share. Core earnings, which exclude certain non recurring items along with the gains on loans and investment securities, increased by 4.6% to $ 5.456 million. This was accomplished on growth of 1.1% in average assets and 1.6% in average deposits.

Capital ratios remain strong and continue to be well in excess of required regulatory minimums. With capital strong, the directorate was able to increase dividends per share by 10.3%, paying out 74.8% of 2002 net income. Return on average equity in 2002 matched the 11.1% achieved last year, while the return on average assets topped 1.3%. Book value climbed $ 0.53 to $ 13.04 per share. The Company’s common stock traded in a range between a first quarter low of $ 19.42 and a third quarter high of $ 26.70, closing the year at $ 25.35. The 28.9% total return on our stock for the year closely paralleled the 28.1% return of the SNL Bank Index. Both easily outdistanced the S&P Index which for the third year finished in the “red.”

We believe that the economy is positioned to do better, but much will depend on the resolution of key geopolitical uncertainties such as Iraq. These issues continue to cloud the outlook and weigh on business and the markets. At Cortland Banks we will be shooting for our 10th consecutive year of record profits. But with interest rates approaching zero, this one is going to be particularly tough.

Thanks for your loyalty and continued support.

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

The Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2002, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and well managed, in management’s opinion. Cortland Bancorp owns no property. Operations are conducted at 194 West Main Street, Cortland, Ohio.

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

Business is conducted at a total of thirteen offices, eight of which are located in Trumbull County, Ohio. Two offices are located in the communities of Windham and Mantua, in Portage County, Ohio. One office is located in the community of Williamsfield, Ashtabula County, Ohio, while two are located in the community of Boardman, Mahoning County, Ohio.

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

EMPLOYEES

As of December 31, 2002 the Company through its subsidiary bank, employed 148 full-time and 36 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.

REPORT OF PACKER THOMAS
INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS

Cortland Bancorp

We have audited the accompanying consolidated balance sheets of Cortland Bancorp and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cortland Bancorp and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Packer Thomas

Youngstown, Ohio
January 31, 2003

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2002, 2001 and 2000

(Amounts in thousands except per share data)

	2002	2001	2000

Interest income
Interest and fees on loans	$15,434	$17,689	$17,767
Interest and dividends on investment securities:
Taxable interest	3,272	3,733	5,267
Nontaxable interest	2,487	2,032	1,761
Dividends	170	269	310
Interest on mortgage-backed securities	5,322	5,708	5,571
Other interest income	226	368	110

Total interest income	26,911	29,799	30,786

Interest expense
Deposits	7,534	11,176	11,344
Borrowed funds	2,470	2,647	2,793

Total interest expense	10,004	13,823	14,137

Net interest income	16,907	15,976	16,649
Provision for loan losses (Note 4)	460	220	325

Net interest income after provision for loan losses	16,447	15,756	16,324

Other income
Fees for other customer services	1,362	1,537	1,480
Investment securities gains (losses) - net	215	386	(16)
Gain on sale of loans - net	318	269	116
Other non-interest income	805	531	365

Total other income	2,700	2,723	1,945

Other expenses
Salaries and employee benefits	6,798	6,283	6,088
Net occupancy and equipment expense	2,077	2,109	1,918
State and local taxes	505	605	572
Office supplies	363	411	462
Legal and litigation expense (Note 16)	138	143	414
Marketing expense	161	160	314
Other operating expenses	1,784	1,494	1,584

Total other expenses	11,826	11,205	11,352

Income before federal income taxes	7,321	7,274	6,917
Federal income taxes (Note 10)	1,579	1,728	1,807

Net income	$5,742	$5,546	$5,110

Net income per share, both basic and diluted (Note 1)	$1.43	$1.37	$1.26

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2002 and 2001

(Amounts in thousands except per share data)

	2002	2001

ASSETS
Cash and due from banks	$12,571	$11,970
Federal funds sold	20,000	14,750

Total cash and cash equivalents	32,571	26,720

Investment securities available for sale (Note 2)	115,795	121,430
Investment securities held to maturity (approximate market value of $85,957 in 2002 and $72,155 in 2001) (Note 2)	84,108	71,994
Total loans (Note 3)	191,477	206,255
Less allowance for loan losses (Note 4)	(3,134)	(2,998)

Net loans	188,343	203,257

Premises and equipment (Note 5)	5,277	5,710
Other assets	11,504	10,810

Total assets	$437,598	$439,921

LIABILITIES
Noninterest-bearing deposits	$55,745	$53,229
Interest-bearing deposits (Note 6)	280,013	284,432

Total deposits	335,758	337,661

Federal Home Loan Bank advances and other borrowings (Note 7)	46,669	49,362
Other liabilities	3,132	2,374

Total liabilities	385,559	389,397

Commitments and contingent liabilities (Notes 8 and 16)

SHAREHOLDERS’ EQUITY
Common stock - $5.00 stated value - authorized 20,000,000 shares; issued 4,123,437 shares in 2002 and 4,003,702 shares in 2001 (Note 1)	20,617	20,020
Additional paid-in capital (Note 1)	13,323	10,945
Retained earnings	17,810	19,172
Accumulated other comprehensive income (loss) (Note 1)	3,165	1,834
Treasury stock, at cost, 131,544 shares in 2002 and 81,626 shares in 2001	(2,876)	(1,447)

Total shareholders’ equity (Notes 15 and 17)	52,039	50,524

Total liabilities and shareholders’ equity	$437,598	$439,921

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended December 31, 2002, 2001 and 2000

(Amounts in thousands except per share data)

				Accumulated		Total
		Additional		Other		Share-
	Common	Paid-In	Retained	Comprehensive	Treasury	holders
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity

Balance at December 31, 1999	$18,657	$7,373	$20,251	$(1,834)	$(222)	$44,225
Comprehensive Income:
Net income			5,110			5,110
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				2,730		2,730

Total comprehensive income						7,840

Common Stock Transactions:
Shares sold	216	601				817
Treasury shares purchased					(1,435)	(1,435)
Cash dividends declared ($.70 per share)			(2,820)			(2,820)
Special cash dividend ($.21 per share)			(884)			(884)
3% stock dividend	564	1,297	(1,861)
Cash paid in lieu of fractional shares			(7)			(7)

Balance at December 31, 2000	19,437	9,271	19,789	896	(1,657)	47,736

Comprehensive Income:
Net income			5,546			5,546
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				938		938

Total comprehensive income						6,484

Common Stock Transactions:
Shares sold
Treasury shares reissued net of shares repurchased		30			210	240
Cash dividends declared ($.83 per share)			(3,355)			(3,355)
Special cash dividend ($.14 per share)			(573)			(573)
3% stock dividend	583	1,644	(2,227)
Cash paid in lieu of fractional shares			(8)			(8)

Balance at December 31, 2001	20,020	10,945	19,172	1,834	(1,447)	50,524
Comprehensive Income:
Net income			5,742			5,742
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				1,331		1,331

Total comprehensive income						7,073

Common Stock Transactions:
Shares sold
Treasury shares repurchased net of shares reissued		165			(1,429)	(1,264)
Cash dividends declared ($.85 per share)			(3,430)			(3,430)
Special cash dividend ($.22 per share)			(855)			(855)
3% stock dividend	597	2,213	(2,810)
Cash paid in lieu of fractional shares			(9)			(9)

Balance at December 31, 2002	$20,617	$13,323	$17,810	$3,165	$(2,876)	$52,039

DISCLOSURE OF RECLASSIFICATION FOR AVAILABLE

FOR SALE SECURITY GAINS AND LOSSES:

	2002	2001	2000

Unrealized holding gains on available for sale securities arising during the period net of tax of $758, $615, and $1,401	$1,472	$1,193	$2,719
Less: Reclassification adjustment for gains (losses) realized in net income, net of tax of $74, $131, and $(5)	141	255	(11)

Net unrealized gains on available for sale securities, net of tax	$1,331	$938	$2,730

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2002, 2001 and 2000

(Amounts in thousands)

	2002	2001	2000

Cash flows from operating activities
Net income	$5,742	$5,546	$5,110
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and accretion	1,345	1,269	1,160
Provision for loan loss	460	220	325
Deferred tax (benefit) expense	(151)	(2)	163
Investment securities (gains) losses	(215)	(386)	16
Gains on sales of loans	(318)	(269)	(116)
Other real estate losses	9	17	46
Loans originated for sale	(21,612)	(17,000)	(6,753)
Proceeds from sale of loans originated for sale	19,908	17,269	6,869
(Gain) loss on sale of fixed assets		(45)	46
Changes in:
Interest and fees receivable	218	393	(113)
Interest payable	(57)	(158)	147
Other assets and liabilities	9	(676)	(7,650)

Net cash flows from operating activities	5,338	6,178	(750)

Cash flows from investing activities
Purchases of securities available for sale	(32,144)	(34,805)	(29,080)
Purchases of securities held to maturity	(56,080)	(35,615)	(5,882)
Proceeds from sales of securities available for sale	1,305	3,998	9,035
Proceeds from call, maturity and principal payments on securities	82,185	70,434	35,560
Net decrease (increase) in loans made to customers	15,656	(1,672)	(9,559)
Proceeds from disposition of other real estate	170	2	583
Proceeds from sale of fixed assets		78	31
Purchases of premises and equipment	(425)	(675)	(1,019)

Net cash flows from investing activities	10,667	1,745	(331)

Cash flows from financing activities
Net (decrease) increase in deposit accounts	(1,903)	7,712	9,546
Net decrease in borrowings	(2,693)	(106)	(5,817)
Dividends paid	(4,294)	(3,936)	(3,711)
Purchases of treasury stock	(2,460)	(999)	(2,055)
Treasury shares reissued	1,196	1,239	620
Proceeds from sale of common stock			817

Net cash flows from financing activities	(10,154)	3,910	(600)

Net change in cash and cash equivalents	5,851	11,833	(1,681)

Cash and cash equivalents
Beginning of year	26,720	14,887	16,568

End of year	$32,571	$26,720	$14,887

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

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

The Company paid interest of $10,061,000, $13,981,000 and $13,990,000 in 2002, 2001 and 2000, respectively. Cash paid for income taxes was $1,722,000 in 2002, $1,695,000 in 2001 and $1,715,000 in 2000. Transfers of loans to other real estate were $820,000, $204,000 and $344,000 in 2002, 2001 and 2000, respectively.

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

Loans: Loans are stated at the principal amount outstanding net of the unamortized balance of deferred loan origination fees and costs. Deferred loan origination fees and costs are amortized as an adjustment to the related loan yield over the contractual life using the level yield method. Interest income on loans is accrued over the term of the loans based on the amount of principal outstanding. The accrual of interest is discontinued on a loan when management determines that the collection of interest is doubtful. Generally a loan is placed on nonaccrual status once the borrower is 90 days past due on payments, or whenever sufficient information is received to question the collectibility of the loan or any time legal proceedings are initiated involving a loan. Interest income accrued up to the date a loan is placed on nonaccrual is reversed through interest income. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction to principal or reported as interest income according to management’s judgement as to the collectibility of principal. A loan is returned to accrual status when either all of the principal and interest

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amounts contractually due are brought current and future payments are, in management’s judgment, collectable, or when it otherwise becomes well secured and in the process of collection. When a loan is charged-off, any interest accrued but not collected on the loan is charged against earnings.

Loans Held for Sale: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. For the majority of loan sales, the Company concurrently sells the rights to service the related loans. In addition, the Company may periodically identify other loans which may be sold. These loans are classified as loans held for sale, and carried, in the aggregate, at the lower of cost or estimated market value based on secondary market prices. To mitigate interest rate risk, the Company may obtain fixed commitments to sell such loans at the time loans are originated or identified as being held for sale. No such commitments existed as of December 31, 2002.

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

Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available for any charge-offs that occur.

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

Intangible Asset: A core deposit intangible asset resulting from a branch acquisition is being amortized over a 15 year period. The intangible asset, net of accumulated amortization, was $281,000 and $318,000 at

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

December 31, 2002 and 2001, respectively, and is included in other assets. The aggregate amortization expense was $37,000 at December 31, 2002 and 2001. The estimated aggregate amortization expense for the next five years is $37,000 per year.

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

Per Share Amounts: The Board of Directors declared 3% common stock dividends payable as of January 1, 2003, 2002 and 2001. The 3% common stock dividend issued on January 1, 2003 resulted in the issuance of 119,734 shares of common stock, which have been included in the 4,123,437 shares reported as issued at December 31, 2002.

Basic and diluted earnings per share are based on weighted average shares outstanding. Average shares outstanding and per share amounts have been restated to give retroactive effect to the 3% common stock dividend of January 1, 2003.

The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

	Years Ended December 31,

	2002	2001	2000

Net income ($000 omitted)	$5,742	$5,546	$5,110
Weighted average common shares outstanding	4,026,434	4,046,127	4,057,838
Basic earnings per share	$1.43	$1.37	$1.26
Diluted earnings per share	$1.43	$1.37	$1.26

Reclassifications: Certain items in the financial statements for 2001 and 2000 have been reclassified to conform to the 2002 presentation.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 2 - INVESTMENT SECURITIES

The following is a summary of investment securities:

(Amounts in thousands)

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2002 Investment securities available for sale
U.S. Treasury securities	$5,093	$592	$	$5,685
U.S. Government agencies and corporations	25,585	1,150	1	26,734
Obligations of states and political subdivisions	22,032	723	17	22,738
Mortgage-backed and related securities	55,261	2,256	26	57,491

Total debt securities	107,971	4,721	44	112,648
Marketable equity securities	28	113		141
Other securities	3,006			3,006

Total available for sale	$111,005	$4,834	$44	$115,795

Investment securities held to maturity
U.S. Government agencies and corporations	$22,190	$645	$	$22,835
Obligations of states and political subdivisions	31,517	1,078	81	32,514
Mortgage-backed and related securities	30,401	237	30	30,608

Total held to maturity	$84,108	$1,960	$111	$85,957

December 31, 2001 Investment securities available for sale
U.S. Treasury securities	$5,790	$445	$		$6,235
U.S. Government agencies and corporations	13,107	722		3	13,826
Obligations of states and political subdivisions	21,791	228		290	21,729
Mortgage-backed and related securities	74,376	1,676		14	76,038

Total debt securities	115,064	3,071		307	117,828
Marketable equity securities	714	116		109	721
Other securities	2,881				2,881

Total available for sale	$118,659	$3,187		$416	$121,430

Investment securities held to maturity
U.S. Government agencies and corporations	$25,204	$489		$41	$25,652
Obligations of states and political subdivisions	26,222	189		466	25,945
Mortgage-backed and related securities	20,568	127		137	20,558

Total held to maturity	$71,994	$805		$644	$72,155

At December 31, 2002 and 2001, other securities consisted of $2,780,000 and $2,655,000 in Federal Home Loan Bank (FHLB) stock, respectively, and $226,000 in Federal Reserve Board (FED) stock. Each investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 2 - INVESTMENT SECURITIES (Continued)

The amortized cost and estimated market value of debt securities at December 31, 2002, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Amounts in thousands)

	December 31, 2002

	Amortized	Estimated
	Cost	Fair Value

Investment securities available for sale
Due in one year or less	$4,979	$5,083
Due after one year through five years	4,596	4,961
Due after five years through ten years	21,142	21,968
Due after ten years	21,993	23,145

Subtotal	52,710	55,157
Mortgage-backed securities	55,261	57,491

Total	$107,971	$112,648

Investment securities held to maturity
Due in one year or less	$6,158	$6,201
Due after one year through five years	231	242
Due after five years through ten years	14,125	14,629
Due after ten years	33,193	34,277

Subtotal	53,707	55,349
Mortgage-backed securities	30,401	30,608

Total	$84,108	$85,957

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:

(Amounts in thousands)

	2002	2001	2000

Proceeds	$17,085	$23,919	$10,155
Gross realized gains	329	541	53
Gross realized losses	114	155	69

Investment securities with a carrying value of approximately $38,126,000 at December 31, 2002 and $41,739,000 at December 31, 2001 were pledged to secure deposits and for other purposes.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 3 - LOANS RECEIVABLE

The following is a summary of loans:

(Amounts in thousands)

	December 31,

	2002	2001

1-4 family residential mortgage loans	$62,365	$77,478
Commercial mortgage loans	86,929	83,753
Consumer loans	9,792	14,850
Commercial loans	22,016	22,230
Home equity loans	8,353	7,944
1-4 family residential mortgage loans held for sale	2,022

Total loans	$191,477	$206,255

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following is an analysis of changes in the allowance for loan losses for the year ended:

(Amounts in thousands)

	December 31,

	2002	2001	2000

Balance at beginning of year	$2,998	$2,974	$2,956
Loan charge-offs	(441)	(275)	(452)
Recoveries	117	79	145

Net loan charge-offs	(324)	(196)	(307)
Provision charged to operations	460	220	325

Balance at end of year	$3,134	$2,998	$2,974

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $1,406,000, $829,000 and $1,648,000 at December 31, 2002, 2001 and 2000, respectively. Interest income on these loans, if accrued, would have increased pretax income by approximately $69,000, $52,000 and $44,000 for 2002, 2001 and 2000, respectively.

Impaired loans are generally included in nonaccrual loans. Management does not individually evaluate certain smaller balance loans for impairment as such loans are evaluated on an aggregate basis. These loans generally include 1-4 family, consumer and home equity loans. Impaired loans are generally evaluated using the fair value of collateral as the measurement method. At December 31, 2002 and 2001, there were no loans considered impaired. At December 31, 2000, the recorded investment in impaired loans was $290,000 while the allocated portion of the allowance for loan losses for such loans was $8,000. Interest income recognized on impaired loans using the cash basis was $4,000 for 2000.

The remaining principal balance of renegotiated loans for which interest has been reduced and that are still accruing interest totaled $26,000, $134,000 and $143,000 at December 31, 2002, 2001 and 2000, respectively. Interest income recognized on these loans was $18,000 for 2002, $22,000 for 2001 and $21,000 for 2000. Interest income that would have been recognized under the original terms was $23,000 for 2002, $27,000 for 2001 and $26,000 for 2000.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

As of December 31, 2002, 2001 and 2000, there were $2,058,000, $1,504,000 and $1,519,000 in loans that were neither classified as nonaccrual nor considered impaired, but which can be considered potential problem loans.

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

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

(Amounts in thousands)

	December 31,

	2002	2001

Land	$692	$692
Premises	5,518	5,504
Equipment	8,838	8,535
Leasehold improvements	279	189

	15,327	14,920
Less accumulated depreciation	10,050	9,210

Net book value	$5,277	$5,710

Depreciation expense was $858,000 for 2002, $934,000 for 2001 and $779,000 for 2000.

NOTE 6 - DEPOSITS

The following is a summary of interest-bearing deposits:

(Amounts in thousands)

	December 31,

	2002	2001

Demand	$31,816	$29,600
Money Market	23,715	25,763
Savings	87,676	82,264
Time:
In denominations under $100,000	111,113	114,698
In denominations of $100,000 or more	25,693	32,107

Total	$280,013	$284,432

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 6 - DEPOSITS (Continued)

The following is a summary of time deposits of $100,000 or more by remaining maturities:

(Amounts in thousands)

	December 31,

	2002			2001

	Certificates	Other Time		Certificates	Other Time
	of Deposit	Deposits	Total	of Deposit	Deposits	Total

Three months or less	$6,233	$540	$6,773	$10,564	$385	$10,949
Three to six months	3,469	500	3,969	5,353	611	5,964
Six to twelve months	3,213	122	3,335	7,402	1,043	8,445
One through five years	6,176	1,601	7,777	4,058	1,492	5,550
Over five years	742	3,097	3,839	461	738	1,199

Total	$19,833	$5,860	$25,693	$27,838	$4,269	$32,107

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The following is a summary of total Federal Home Loan Bank advances and other borrowings:

(Amounts in thousands)

	Weighted
	Average	December 31,
	Interest
	Rate	2002		2001

Federal Home Loan Bank advances
Fixed rate and convertible fixed rate Federal Home Loan Bank advances, with monthly interest payments:
Due in 2002		$		$2,000
Due in 2003	5.0263%		4,000	4,000
Due in 2007	6.3700%		1,000	1,000
Due in 2008	5.6340%		5,000	5,000
Due in 2009	5.1600%		10,000	10,000
Due in 2010	5.9293%		13,500	13,500
Due in 2011	4.9553%		9,500	9,500

Total Federal Home Loan Bank advances	5.4271%		43,000	45,000
Other borrowings
Securities sold under repurchase agreements	0.9439%		1,680	3,842
U.S. Treasury interest-bearing demand note	0.9880%		1,989	520

Total other borrowings	0.9678%		3,669	4,362

Total Federal Home Loan Bank advances and other borrowings	5.0765%		$46,669	$49,362

Securities sold under repurchase agreements represent arrangements that the Bank has entered into with certain deposit customers within its local market areas. These borrowings are collateralized with securities. There are $6.262 million in securities, allocated for this purpose, owned by the Bank and held in safekeeping accounts at independent correspondent banks.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (Continued)

Federal Home Loan Bank (FHLB) advances are collateralized by the FHLB stock owned by the Bank, which had a carrying value of $2,780,200 at December 31, 2002, and a blanket lien against the Bank’s qualified mortgage loan portfolio. Maximum borrowing capacity from the FHLB totaled $55,604,000 at December 31, 2002.

As of both December 31, 2002 and 2001, $38,000,000, of the FHLB fixed rate advances are convertible to quarterly LIBOR floating rate advances on or after certain specified dates at the option of the FHLB. Should the FHLB elect to convert, the Company acquires the right to prepay any or all of the borrowing at the time of conversion and on any interest payment due date thereafter.

NOTE 8 - COMMITMENTS

The Bank occupies office facilities under operating leases extending to 2008. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Rental expense was $295,000 for 2002, $251,000 for 2001 and $256,000 for 2000. The following is a summary of remaining future minimum lease payments under current noncancelable operating leases for office facilities:

(Amounts in thousands)

Years ending -
December 31, 2003	$188
December 31, 2004	188
December 31, 2005	188
December 31, 2006	185
December 31, 2007	80
Later years	24

Total	$853

At December 31, 2002, the Bank was required to maintain aggregate cash reserves amounting to $5,211,000 in order to satisfy federal regulatory requirements. These amounts do not earn interest.

The Bank grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers in Northeast Ohio and Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions. Approximately 3.10% of total loans are unsecured at December 31, 2002, compared to 3.01% at December 31, 2001.

The Company currently does not enter into derivative financial instruments including futures, forwards, interest rate risk swaps, option contracts, or other financial instruments with similar characteristics. The Company also does not participate in any partnerships or other special purpose entities that might give rise to off-balance sheet liabilities.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Such instruments involve, to varying degrees

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 8 - COMMITMENTS (Continued)

elements of credit risk in excess of the amount recognized on the balance sheet. The Bank’s exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the Balance Sheet. The amount and nature of collateral obtained, if any, is based on management’s credit evaluation.

The following is a summary of such contract commitments:

(Amounts in thousands)

	December 31,

	2002	2001

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit
Fixed rate	$859	$2,321
Variable rate	36,890	35,242
Standby letters of credit	615	485

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

NOTE 9 - BENEFIT PLANS

The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $219,000 for 2002, $205,000 for 2001 and $195,000 for 2000. The Bank matches participants’ voluntary contributions up to 5% of gross pay. Participants may make voluntary contributions to the plan up to a maximum of 15% of gross wages or $11,000, whichever is less. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.

At the end of 2000, the Bank and Bancorp implemented supplemental post-retirement benefit plans for the benefit of certain officers and non officer directors. The plan for officers is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years after retirement. The amount of each officer’s benefit will depend on their salary at retirement as well as their other sources of retirement income. Director Retirement Agreements provide for a benefit of $10,000 annually on or after the director reaches normal retirement age, which is based on a combination of age and years of service. Director retirement benefits are paid over a period of 10 years following retirement. The Bank and Bancorp accrue the cost of these post-

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 9 - BENEFIT PLANS (Continued)

retirement benefits during the working careers of the officers and directors. At December 31, 2002, the expense accrued for these benefits was a total of $394,000, with $276,000 accrued for the officers’ plan and $118,000 for the directors’ plan.

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

NOTE 10 - FEDERAL INCOME TAXES

The composition of income tax expense is as follows:

(Amounts in thousands)

	Years Ended
	December 31,

	2002	2001	2000

Current	$1,730	$1,730	$1,644
Deferred	(151)	(2)	163

Total	$1,579	$1,728	$1,807

The following is a summary of net deferred taxes included in other liabilities:

(Amounts in thousands)

	December 31,

	2002	2001	2000

Gross deferred tax assets:
Provision for loan and other real estate losses	$742	$696	$688
Loan origination fees	6	(3)	20
Other items	240	121	92
Gross deferred tax liabilities:
Unrealized gain on available for sale securities	(1,631)	(945)	(462)
Depreciation	(339)	(355)	(400)
Other items	(367)	(328)	(271)

Net deferred tax asset (liability)	$(1,349)	$(814)	$(333)

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 10 - FEDERAL INCOME TAXES (Continued)

The following is a reconciliation between tax expense using the statutory tax rate of 34% and the income tax provision:

(Amounts in thousands)

	Years Ended
	December 31,

	2002	2001	2000

Statutory tax	$2,489	$2,473	$2,352
Effect of non-taxable interest and dividends	(910)	(745)	(545)

Total income taxes	$1,579	$1,728	$1,807

The related income tax (benefit) expense on investment and trading securities gains and losses amounted to $73,000 for 2002, $131,000 for 2001 and $(5,000) for 2000, and is included in the total federal income tax provision.

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

(Amounts in thousands)

	December 31, 2002		December 31, 2001

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

ASSETS:
Cash and cash equivalents	$12,571	$12,571	$11,970	$11,970
Federal Funds sold	20,000	20,000	14,750	14,750
Investment securities	199,903	201,752	193,424	193,585
Loans, net of allowance for loan losses	188,343	188,306	203,257	203,609
LIABILITIES:
Demand and savings deposits	$198,952	$198,952	$190,856	$190,856
Time deposits	136,806	139,158	146,805	149,373
FHLB advances	43,000	44,128	45,000	46,396
Other borrowings	3,669	3,669	4,362	4,362

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2002 and 2001. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities when specific quoted prices are not available. Carrying value is considered to approximate fair value for loans, FHLB advances and other borrowings that reprice frequently and for deposit liabilities subject to immediate withdrawal. The fair values of loans, FHLB advances and other borrowings and time deposits that reprice less frequently are approximated by a discount rate

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

valuation technique utilizing estimated market interest rates as of December 31, 2002 and 2001. The fair value of unrecorded commitments at December 31, 2002 and 2001, is not material.

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

	(Amounts in thousands)

	December 31,		December 31,
	2002		2001

	Amount	Ratio	Amount	Ratio

Total Risk-Based Capital	$51,415		$51,225
Ratio to Risk-Weighted Assets		23.23%		22.48%
Tier I Risk-Based Capital	$48,593		$48,372
Ratio to Risk-Weighted Assets		21.95%		21.23%
Ratio to Average Assets		11.12%		11.18%

Tier I capital is shareholders’ equity less intangibles and the unrealized market value adjustment of investment securities available for sale. Total risk-based capital is Tier I capital plus the qualifying portion of the allowance for loan losses. Assets and certain off balance sheet items adjusted in accordance with risk

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 12 - REGULATORY MATTERS (Continued)

classification comprise risk-weighted assets of $221,332,000 and $227,829,000 as of December 31, 2002 and 2001, respectively. Assets less intangibles and the net unrealized market value adjustment of investment securities available for sale averaged $437,149,000 and $432,696,000 for the years ended December 31, 2002 and 2001, respectively.

NOTE 13 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2002. The following is an analysis of such loans:

(Amounts in thousands)

Total loans at December 31, 2001	$2,069
New loans	741
Repayments or other	1,313

Total loans at December 31, 2002	$1,497

NOTE 14 - CONDENSED FINANCIAL INFORMATION

Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the parent’s investment in subsidiaries is stated at cost, including equity in the undistributed earnings of the subsidiaries since inception, adjusted for any unrealized gains or losses on available for sale securities.

BALANCE SHEETS

(Amounts in thousands)

	December 31,

	2002	2001

Assets:
Cash	$5,235	$7,048
Investment securities available for sale	1,307	1,837
Investment securities held to maturity	1,305
Investment in bank subsidiary	42,770	40,236
Investment in non-bank subsidiary	15	15
Other assets	1,597	1,500

	$52,229	$50,636

Liabilities:
Other liabilities	$190	$112

Shareholders’ equity:
Common stock (Note 1)	20,617	20,020
Additional paid-in capital (Note 1)	13,323	10,945
Retained earnings	17,810	19,172
Accumulated other comprehensive income	3,165	1,834
Treasury stock	(2,876)	(1,447)

Total shareholders’ equity	52,039	50,524

	$52,229	$50,636

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 14 - CONDENSED FINANCIAL INFORMATION (Continued)

STATEMENTS OF INCOME

(Amounts in thousands)

	Years ended December 31,

	2002	2001	2000

Dividends from bank subsidiary	$4,400	$7,000	$3,950
Interest and dividend income	202	185	297
Investment securities gains (losses)	21	33	(62)
Other income	76	87
Other expenses	(149)	(176)	(102)

Income before income tax and equity in undistributed net income of subsidiaries	4,550	7,129	4,083
Income tax expense	(24)	(13)	(43)
Equity in undistributed net income of subsidiaries	1,216	(1,570)	1,070

Net income	$5,742	$5,546	$5,110

STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Years ended December 31,

	2002	2001	2000

Cash flows from operating activities
Net income	$5,742	$5,546	$5,110
Adjustments to reconcile net income to net cash flows from operating activities:
Equity in undistributed net income of subsidiaries	(1,216)	1,570	(1,070)
Investment securities (gains) losses	(21)	(33)	62
Accretion on securities	8	3	1
Deferred tax benefit	(23)	(17)
Change in other assets and liabilities	(3)	36	(1,409)

Net cash flows from operating activities	4,487	7,105	2,694

Cash flows from investing activities
Purchases of investment securities available for sale	(250)	(356)	(1,675)
Purchases of investment securities held to maturity	(2,042)
Proceeds from sales of securities available for sale			984
Proceeds from call, maturity and principal payments on securities	1,550	3,767

Net cash flows from investing activities	(742)	3,411	(691)

Cash flows from financing activities
Dividends paid	(4,294)	(3,936)	(3,711)
Proceeds from sale of common stock			817
Net treasury shares reissued (repurchased)	(1,264)	240	(1,435)

Net cash flows from financing activities	(5,558)	(3,696)	(4,329)

Net change in cash	(1,813)	6,820	(2,326)
Cash
Beginning of year	7,048	228	2,554

End of year	$5,235	$7,048	$228

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 15 - DIVIDEND RESTRICTIONS

The Bank is subject to regulations of the Ohio Division of Banks which restrict dividends to retained earnings (as defined) of the current and prior two years. Under this restriction, at December 31, 2002 approximately $716,000 is available for the payment of dividends by the Bank without seeking prior regulatory approval. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines.

NOTE 16 - LITIGATION

Since 1993 the Company’s subsidiary bank has been a defendant in a class action lawsuit, Frank Slentz, et al. v. Cortland Savings and Banking Company, involving purchased interests in two campgrounds.

On September 30, 2002 the registrant received notice that The Court of Common Pleas in Trumbull County, Ohio had ordered the dismissal of all Plaintiffs’ claims in Slentz, et al (Plaintiffs) versus Cortland Savings and Banking Company (Defendant), and a related case, McDonagh, et al (Plaintiffs) versus Cortland Savings and Banking Company (Defendant), and granted registrant’s subsidiary bank, Cortland Savings and Banking Company, Summary Judgment on all counts of Plaintiffs’ Complaint in both cases.

These two class action cases originated in 1993 with filings in the Northern District of Ohio Eastern Division of the Federal Court system. In addition to their alleged Federal claims, Plaintiffs had alleged State law claims which were included as pendent causes of action. On October 20, 1997 the federal judge presiding over these cases filed a judgment entry dismissing all federal claims against the registrant’s subsidiary bank without prejudice. The judgment of the district court was appealed by Plaintiffs. On March 2, 1999 the United States Court of Appeals for the Sixth Circuit affirmed the decision of the district court to grant summary judgment in favor of the defendant bank and dismissing all of Plaintiffs’ Federal Claims. While awaiting the ruling of the Sixth Circuit Court of Appeals, the Plaintiffs asserted their alleged State law claims by filing suit in the Common Pleas Court of Trumbull County seeking damages of approximately $4.3 million.

Plaintiffs have filed notice that they will appeal the judgment rendered by the Common Pleas Court of Trumbull County. While it is not feasible to predict the ultimate resolution of this matter, an outcome unfavorable to the Company’s bank subsidiary could have a material effect on the Company’s quarterly and annual operating results for that period in which such a judgment might be rendered. It remains the Company’s intent to vigorously defend these actions.

The Bank is also involved in other legal actions arising in the ordinary course of business. In the opinion of management, the outcome of these matters is not expected to have material effect on the Company.

NOTE 17 - STOCK REPURCHASE PROGRAM

On January 23, 2001, the Company’s Board of Directors approved a Stock Repurchase Program (the “2001 Program”) which allowed the Company to repurchase up to 187,000 shares (or approximately 4.9% of the 3,815,125 shares outstanding as of January 31, 2001) of the Company’s outstanding common stock. The Program expired on February 6, 2002. On January 22, 2002 the Company’s Board of Directors approved a new Program (the “2002 Program”) which allows the Company to repurchase up to 193,000 shares (or approximately 4.9% of the 3,943,151 shares outstanding as of January 31, 2002) of the Company’s outstanding common stock. This program will expire not later than February 6, 2003, with results depending on market conditions. Repurchased shares are designated as treasury shares, available for general corporate

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2002, 2001 and 2000

NOTE 17 - STOCK REPURCHASE PROGRAM (Continued)

purposes, including possible use in connection with the Company’s dividend reinvestment program, employee benefit plans, acquisitions or other distributions.

Repurchase amounts are effected through open market transactions or in privately negotiated agreements in accordance with applicable regulations of the Securities and Exchange Commission. Under the 2001 program based on the value of the Company’s stock on January 31, 2001, the commitment to repurchase the stock over the next year was approximately $3,179,000. The Company repurchased 5,587 shares between January 1 and February 6, 2002, bringing the total repurchased shares to 51,321 under the 2001 Program. The Company also reissued 21,484 shares to existing shareholders through its dividend reinvestment program in January 2002.

Under the 2002 Program, based on the value of the Company’s stock on January 31, 2002, the commitment to repurchase the stock over the next year was $4,053,000. At December 31, 2002, the remaining commitment to repurchase the stock was approximately $2,521,000. As of December 31, 2002, the Company had repurchased 94,328 shares under the 2002 Program. The Company also reissued 32,055 shares to existing shareholders under its 2002 dividend reinvestment program, bringing the total number of shares reissued during 2002 to 53,539. The 3% common stock dividend paid January 1, 2003 increased treasury shares by an additional 3,542 shares.

On January 28, 2003, the Company’s Board of Directors once again approved a new program (the “2003 Program”) which allows the Company to repurchase up to 196,000 shares (or approximately 4.9% of the 3,998,191 shares outstanding as of January 28, 2003) of the Company’s outstanding common stock. This program will expire not later than February 6, 2004. As of January 31, 2003, the Company’s commitment to repurchase stock under the 2003 Program was $5,037,000.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

	Years ended December 31,

	2002	2001	2000	1999	1998
SUMMARY OF OPERATIONS
Total Interest Income	$26,911	$29,799	$30,786	$28,371	$28,715
Total Interest Expense	10,004	13,823	14,137	12,392	13,041

NET INTEREST INCOME (NII)	16,907	15,976	16,649	15,979	15,674
Provision for Loan Losses	460	220	325	200	450

NII After Loss Provision	16,447	15,756	16,324	15,779	15,224
Security gains (losses)	215	386	(16)	9	324
Gain on sale of loans	318	269	116	156	178
Total Other Income	2,167	2,068	1,845	1,459	1,616

INCOME BEFORE EXPENSE	19,147	18,479	18,269	17,403	17,342
Total Other Expenses	11,826	11,205	11,352	10,884	10,681

INCOME BEFORE TAX	7,321	7,274	6,917	6,519	6,661
Federal Income Tax	1,579	1,728	1,807	1,657	1,845

NET INCOME	$5,742	$5,546	$5,110	$4,862	$4,816

BALANCE SHEET DATA
Assets	$437,598	$439,921	$429,466	$423,202	$397,932
Investments	199,903	193,424	195,964	201,857	175,510
Net Loans	188,343	203,257	201,994	193,104	197,423
Deposits	335,758	337,661	329,949	320,403	321,100
Borrowings	46,669	49,362	49,468	55,285	29,971
Shareholders’ Equity	52,039	50,524	47,736	44,225	43,540

AVERAGE BALANCES
Assets	$439,730	$434,830	$422,832	$407,753	$396,364
Investments	197,679	189,672	203,463	191,772	179,954
Net Loans	198,049	205,585	201,995	195,503	194,621
Deposits	336,792	331,449	326,238	320,436	319,740
Borrowings	47,518	49,646	48,315	39,012	30,832
Shareholders’ Equity	51,797	50,000	45,395	44,840	42,842

PER COMMON SHARE DATA (1)
Net Income, both Basic and Diluted	$1.43	$1.37	$1.26	$1.19	$1.19
Cash Dividends Declared	1.07	0.97	0.91	0.66	0.60
Book Value	13.04	12.51	11.86	10.87	10.85

ASSET QUALITY RATIOS
Underperforming Assets as a Percentage of:
Total Assets	0.51%	0.26%	0.42%	0.72%	0.74%
Equity plus Allowance for Loan Losses	4.07	2.12	3.55	6.46	6.32
Tier I Capital	4.62	2.34	3.88	6.70	7.00

FINANCIAL RATIOS
Return on Average Equity	11.09%	11.09%	11.26%	10.84%	11.24%
Return on Average Assets	1.31	1.28	1.21	1.19	1.22
Effective Tax Rate	21.56	23.76	26.12	25.41	27.70
Average Equity to Average Assets	11.78	11.50	10.74	11.00	10.81
Equity to Asset Ratio	11.89	11.48	11.12	10.45	10.94
Tangible Equity to Tangible Asset Ratio	11.84	11.42	11.04	10.37	10.85
Cash Dividend Payout Ratio	74.83	70.92	72.39	54.96	50.40
Net Interest Margin Ratio	4.39	4.14	4.30	4.31	4.30

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

(Fully taxable equivalent basis in thousands of dollars)

	2002

	Average	Interest	Yield
	Balance	Earned	or
	Outstanding	or Paid	Rate

Interest-earning assets:
Federal funds sold	$14,184	$226	1.6%
Other Cash Management Funds	115	2	1.7%
Investment securities:
U.S. Treasury and other U.S. Government agencies and corporations	51,630	3,272	6.3%
U.S. Government mortgage-backed pass through certificates	91,536	5,322	5.8%
States of the U.S. and political subdivisions (Note 1, 2, 3)	51,052	3,647	7.1%
Other securities	3,461	168	4.9%

TOTAL INVESTMENT SECURITIES	197,679	12,409	6.3%
LOANS (Note 2, 3, 4)	201,106	15,518	7.7%

TOTAL INTEREST-EARNING ASSETS	413,084	$28,155	6.8%

Non interest-earning assets:
Cash and due from banks	10,172
Premises and equipment	5,614
Other	10,860

TOTAL ASSETS	$439,730

Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$55,586	$557	1.0%
Savings	85,712	1,050	1.2%
Time	142,199	5,927	4.2%

TOTAL INTEREST-BEARING DEPOSITS	283,497	7,534	2.7%

Borrowings:
Federal funds purchased
Securities sold under agreement to repurchase	2,222	30	1.4%
Other borrowings under one year	2,393	152	6.4%
Other borrowings over one year	42,903	2,288	5.3%

TOTAL BORROWINGS	47,518	2,470	5.2%

TOTAL INTEREST-BEARING LIABILITIES	331,015	$10,004	3.0%

Non interest-bearing liabilities:
Demand deposits	53,295
Other liabilities	3,623
Shareholders equity	51,797

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$439,730

Net interest income		$18,151

Net interest rate spread (Note 5)			3.8%

Net interest margin (Note 6)			4.4%

Note 1 –   Includes both taxable and tax exempt securities.

Note 2 –	The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 2002, 2001 and 2000, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets. Tax-free income from states of the U.S. and political subdivisions, and loans amounted to $2,480 and $178 for 2002, $2,026 and $132 for 2001 and $1,755, and $167 for 2000, respectively.

Note 3 –	Average balance outstanding includes the average amount outstanding of all nonaccrual investment securities and loans. States and political subdivisions consist of average total principal adjusted for amortization of premium and accretion of discount less average allowance for estimated losses, and include both taxable and tax exempt securities. Loans consist of average total loans less average unearned income.

(Fully taxable equivalent basis in thousands of dollars)

	2001			2000

	Average	Interest	Yield	Average	Interest	Yield
	Balance	Earned	or	Balance	Earned	or
	Outstanding	or Paid	Rate	Outstanding	or Paid	Rate

Interest-earning assets:
Federal funds sold	$10,907	$368	3.4%	$1,692	$110	6.5%
Other Cash Management Funds	44	2	4.5%	107	6	5.6%
Investment securities:
U.S. Treasury and other U.S.
Government agencies and corporations	54,468	3,733	6.9%	77,336	5,267	6.8%
U.S. Government mortgage-backed pass through certificates	89,254	5,708	6.4%	85,160	5,571	6.5%
States of the U.S. and political subdivisions (Note 1, 2, 3)	41,779	2,942	7.0%	36,507	2,543	7.0%
Other securities	4,171	267	6.4%	4,460	304	6.8%

TOTAL INVESTMENT SECURITIES	189,672	12,650	6.7%	203,463	13,685	6.7%
LOANS (Note 2, 3, 4)	208,614	17,749	8.5%	201,995	17,837	8.8%

TOTAL INTEREST-EARNING ASSETS	409,237	$30,769	7.5%	407,257	$31,638	7.8%

Non interest-earning assets:
Cash and due from banks	9,643			9,590
Premises and equipment	5,962			5,899
Other	9,988			86

TOTAL ASSETS	$434,830			$422,832

Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$52,252	$1,071	2.0%	$50,353	$1,186	2.4%
Savings	78,915	1,684	2.1%	80,685	1,834	2.3%
Time	150,807	8,421	5.6%	145,320	8,324	5.7%

TOTAL INTEREST-BEARING DEPOSITS	281,974	11,176	4.0%	276,358	11,344	4.1%

Borrowings:
Federal funds purchased	71	4	5.6%	932	60	6.4%
Securities sold under agreement to repurchase	3,688	138	3.7%	4,172	219	5.2%
Other borrowings under one year	1,441	70	4.9%	7,427	479	6.4%
Other borrowings over one year	44,446	2,435	5.5%	35,784	2,035	5.7%

TOTAL BORROWINGS	49,646	2,647	5.3%	48,315	2,793	5.8%

TOTAL INTEREST-BEARING LIABILITIES	331,620	$13,823	4.2%	324,673	$14,137	4.4%

Non interest-bearing liabilities:
Demand deposits	49,475			49,880
Other liabilities	3,735			2,884
Shareholders equity	50,000			45,395

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$434,830			$422,832

Net interest income		$16,946			$17,501

Net interest rate spread (Note 5)			3.3%			3.4%

Net interest margin (Note 6)			4.1%			4.3%

Note 4 –	Interest earned on loans includes net loan fees of $277 in 2002, $180 in 2001 and $120 in 2000.

Note 5 –	Net interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

Note 6 –	Net interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

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

NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information contained herein, the following discussion may contain forward-looking statements that involve risks and uncertainties. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or similar terminology identify forward-looking statements. These statements reflect management’s beliefs and assumptions, and are based on information currently available to management.

Economic circumstances, the Company’s operations and actual results could differ significantly from those discussed in any forward-looking statements. Some of the factors that could cause or contribute to such differences are changes in the economy and interest rates either nationally or in the Company’s market area; changes in customer preferences and consumer behavior; increased competitive pressures or changes in either the nature or composition of competitors; changes in the legal and regulatory environment; changes in factors influencing liquidity such as expectations regarding the rate of inflation or deflation, currency exchange rates, and other factors influencing market volatility; unforeseen risks associated with other global economic, political and financial factors.

While actual results may differ significantly from the results discussed in the forward-looking statements, the Company undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available.

OVERVIEW and OUTLOOK

Net income for 2002 was up 3.5% to $5,742, best in the Company’s history, and marking the ninth consecutive year of record profits. The performance represented an increase of $196 from the $5,546 earned in 2001. Earnings per share grew more quickly to $1.43, up 4.4% from 2001.

Core earnings, which exclude the net gains on loans sold and investment securities either sold or called, and certain other non recurring items such as the discretionary award of profit sharing, were $5.456 million in 2002, compared to the $5.216 million earned in 2001. Core earnings per share were $1.36 in 2002 and $1.29 in 2001.

The dramatic and rapid decline in interest rates over the past couple of years has resulted in a significant increase in refinancing activity. Increasingly, the Company’s net interest margin will come under pressure as liabilities are limited in their ability to reprice as rates approach zero. The Company is able to offset this effect to some extent through the net gains on loans sold and investment securities either sold or called, as well as the pricing of other customer services and general expense controls.

Capital ratios remained strong, facilitating a 10.3% increase in dividends per share. As of December 31, 2002, the ratio of equity capital to total assets was 11.89%, up from 11.48% a year ago. Risk-based capital measured 23.23% compared to 22.48% at December 31, 2001. All capital ratios continue to register well in excess of required regulatory minimums.

Return on average equity of 11.09% was identical in 2002 and 2001, while the return on average assets increased from 1.28% to 1.31%. Book value per share increased by $0.53 to $13.04. The price of the Company’s common stock increased during the year, trading in a range between a first quarter low of $19.42 and a third quarter high of $26.70, closing the year at $25.35 per share. The percentage of earnings per share paid out as dividends was 75%, up from the 71% paid last year.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

On January 22, 2002, the Company’s Board of Directors approved a Stock Repurchase Program enabling the Company to repurchase up to 193,000 shares (or approximately 4.9% of the 3,943,151 shares outstanding as of January 31, 2002) of the Company’s outstanding common stock. As of December 31, 2002, the Company had repurchased 94,328 shares, or approximately 2.4%. On January 28, 2003, the Board of Directors adopted a similar program for 2003, authorizing the repurchase of up to 196,000 shares (or approximately 4.9% of the 3,998,191 shares outstanding).

The Company opened a new banking office in southern Mahoning County during the first quarter of 2002, bolstering its penetration in one of the more vibrant retail and light commercial markets.

Prior to 2002, nearly all small business loans were originated through the Commercial Loan area of the Company. During the second quarter of 2002, the retail loan area of the Bank was realigned to enable lending personnel in the community branch offices to service small businesses more directly. Management believes that this strategic realignment will enable the Company to more effectively meet the financial needs of small business enterprises located in or near the communities in which the Company’s branches are located.

With interest rates at their lowest level in more than 40 years it is expected that the economic recovery will continue to gain traction and that Federal Reserve will gradually push short-term interest rates higher during the latter half of 2003. Economic stimulus and tax reform packages designed to bolster consumer confidence and encourage investment are expected to be adopted by Congress and prove to be instrumental in accelerating recovery. The positive effects of any such economic stimulus and tax reform may be stalled by uncertainties relating to international turmoil that may lead to the United States taking military action abroad. As these geo-political uncertainties are resolved, consumer and investor confidence is expected to return, unless terrorist threats escalate or energy costs remain unusually high.

The Company continues to upgrade its infrastructure in order to provide consumers and small-to-medium-sized business owners with the leading edge financial products and services that technology affords. The Company’s integrated approach to technology includes Internet banking services; an Integrated Voice Response system that provides customers with remote access to banking services; a new teller product which enhances both productivity and customer service; and check and document-imaging products, which further capitalize on the Company’s Internet banking cash management initiative. Technology is a core ingredient for the Company, enabling it to extend services to customers while increasing employee productivity. These flexible and robust product solutions also offer customers capabilities which enable them to streamline their operations and bank around the clock.

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

	2002	2001	2000	1999	1998

Nonaccrual loans:

1-4 residential mortgages	$474	$293	$42	$131	$330
Commercial mortgages	600	368	1,445	1,920	2,089
Commercial loans	327	129	135	198	262
Consumer loans	5	32	15	12	60
Home equity loans	0	7	11	16	0

Total Nonaccrual Loans	1,406	829	1,648	2,277	2,741
Other real estate owned	811	170	0	285	0

Nonperforming Assets	2,217	999	1,648	2,562	2,741
Loans ninety days past due and still accruing interest	0	0	9	0	41
Restructured loans	26	134	143	484	162

Underperforming Assets	$2,243	$1,133	$1,800	$3,046	$2,944

The table below provides a number of asset quality ratios based on this data. Overall, asset quality reflected the general economic weakness evidenced during 2002, but remained at acceptable levels.

	2002	2001	2000	1999	1998

Nonperforming loans as a percentage of total loans	0.73%	0.40%	0.80%	1.16%	1.37%
Nonperforming assets as a percentage of total assets	0.51%	0.23%	0.38%	0.61%	0.69%
Underperforming assets as a percentage of total assets	0.51%	0.26%	0.42%	0.72%	0.74%
Underperforming assets as a percentage of equity capital plus allowance for loan losses	4.07%	2.12%	3.55%	6.46%	6.32%

Gross income that would have been recorded in 2002 on these loans had they been in compliance with their original terms was $212,000. Interest income that actually was included in income on these loans amounted to $138,000.

RESULTS OF OPERATIONS

Common comparative ratios for results of operations are the return on average equity and the return on average assets. The return on average equity amounted to 11.1%, 11.1% and 11.3% for 2002, 2001 and 2000, respectively. The return on average assets amounted to 1.3% in 2002 and 2001 and 1.2% in 2000.

Net interest income, the principal source of the Company’s earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. The net interest margin ratio registered 4.4% in 2002, 4.1% in 2001 and 4.3% in 2000.

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

Analysis of Net Interest Income Changes (Taxable Equivalent Basis)

	2002 Compared to 2001			2001 Compared to 2000

	Volume	Rate	Total	Volume	Rate	Total

Increase (Decrease) in Interest Income:
Federal funds sold	$89	$(231)	$(142)	$334	$(76)	$258
Other cash management funds	3	(3)		(4)		(4)
Investment Securities
U.S. Treasury and other U.S. Government agencies and corporations	(189)	(272)	(461)	(1,567)	33	(1,534)
U.S. Government mortgage-backed pass-through certificates	143	(529)	(386)	264	(127)	137
States of the U.S. and political subdivisions	662	43	705	371	28	399
Other securities	(40)	(59)	(99)	(19)	(18)	(37)
Loans	(622)	(1,609)	(2,231)	692	(780)	(88)

Total Interest Income Change	46	(2,660)	(2,614)	71	(940)	(869)

Increase (Decrease) in Interest Expense:
Interest-bearing demand deposits	64	(578)	(514)	43	(158)	(115)
Savings deposits	134	(768)	(634)	(40)	(110)	(150)
Time deposits	(459)	(2,035)	(2,494)	308	(211)	97
Federal funds purchased	(4)		(4)	(50)	(6)	(56)
Securities sold under agreements to repurchase	(42)	(66)	(108)	(23)	(58)	(81)
Other borrowings under one year	56	26	82	(313)	(96)	(409)
Other borrowings over one year	(83)	(64)	(147)	477	(77)	400

Total Interest Expense Change	(334)	(3,485)	(3,819)	402	(716)	(314)

Increase (Decrease) in Net Interest Income on a Taxable Equivalent Basis	$380	$825	$1,205	$(331)	$(224)	$(555)

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Total other income for 2002 decreased $23, or 0.8% compared to an increase of $778, or 40.0% in 2001. Fees for customer services decreased by $175 or 11.4% compared to an increase of $57 in the prior year resulting from a competitive realignment of deposit products to better serve customers. Loans originated for sale in the secondary market benefited from the decline in interest rates, and showed gains of $318 in 2002, compared to $269 and $116 in 2001 and 2000, respectively. The early call of held to maturity securities, and transactions involving available for sale securities, combined to produce net gains (losses) of $215 in 2002, $386 in 2001 and $(16) in 2000.

Other operating income increased by $274 during 2002, following a $166 increase in 2001. This income category is subject to fluctuation due to nonrecurring items. In 2002, the increase was primarily due to a one time refund of Ohio Franchise taxes of approximately $241. In 2001, the increase was primarily due to an increase in the cash surrender value of life insurance purchased at the end of 2000 upon the adoption of new benefit plans.

Other Income
	2002	2001	2000

Fees for other customer services	$1,362	$1,537	$1,480
Gain on sale of loans	318	269	116
Other operating income	805	531	365

	2,485	2,337	1,961
Investment securities net gains (losses)	215	386	(16)

Total other income	$2,700	$2,723	$1,945

Total other non-interest expenses increased by $621 or 5.5% in 2002. This compares to a decrease of $147, or 1.3% in 2001. Full time equivalent employment averaged 168 employees in 2002, a 1.2% increase from the 166 employed in the same period of 2001, as the Company expanded its branch network by one office. During 2002, expenditures for salaries and employee benefits increased by $515 or 8.2% primarily due to the increased cost of benefits and the opening of the aforementioned new branch in the first quarter of 2002. Excluding the new office total personnel expenses were up 5.9%. Occupancy and equipment expense decreased by $32, or 1.5%.

Legal and litigation expense in 2002 decreased by only $5 compared to a decrease of $271 in 2001. This is due primarily to the settlement in 2000 of a long standing class action lawsuit filed in Pennsylvania in June of 1990. State and local taxes decreased $100 or 16.5%, effecting a change in the State’s interpretation and application of the franchise tax law. All other categories of non-interest expense increased by $243 in 2002, or 11.8% in the aggregate, with the opening of the new office and certain other non-recurring items, including losses sustained in the robbery of one of the branch banking offices accounting for the bulk of the increase.

Non-Interest Expense
	2002	2001	2000

Salaries and benefits	$6,798	$6,283	$6,088
Net occupancy and equipment expense	2,077	2,109	1,918
State and local taxes	505	605	572
Office supplies	363	411	462
Marketing expense	161	160	314
Legal and litigation	138	143	414
Other operating expense	1,784	1,494	1,584

Total other expenses	$11,826	$11,205	$11,352

Salaries and employee benefits represented 57.5% of all non-interest expenses in 2002. Salaries and employee benefits increased by $515 in 2002 following an increase of $195 in 2001. The following details components of these increases:

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

	Analysis of Changes in Salaries & Benefits

	Amounts			Percent

	2002	2001	2000	2002	2001	2000

Salaries	$308	$112	$(33)	6.4%	2.3%	(6.9)%

Benefits	161	56	33	11.8	4.5	2.7

Profit Sharing	10	21	(1)	3.1	6.9	0.3

	479	189	(1)	7.3	2.4	0.0

Def’d Loan Origination	36	6	42	(13.0)	(2.4)	(14.6)

	$515	$195	$41	8.2%	3.2%	0.7%

Wage and salary expense per employee averaged $30,607 in 2002, $29,452 in 2001 and $28,100 in 2000 exclusive of profit sharing, which averaged $1,855 per employee in 2002, $1,837 per employee in 2001 and $1,688 in 2000. Full-time equivalent employment averaged 168 employees in 2002, 166 in 2001 and 170 in 2000. Average earning assets per employee measured $2,459 in both 2002 and 2001 and $2,396 in 2000.

The following table shows financial results by quarter for the years ending December 31, 2002 and 2001:

FINANCIAL RESULTS BY QUARTER

	2002				2001

	For the Quarter Ended				For the Quarter Ended

	Dec. 31st	Sept. 30th	June 30th	March 31st	Dec. 31st	Sept. 30th	June 30th	March 31st

Interest Income	$6,405	$6,735	$6,901	$6,870	$7,215	$7,503	$7,523	$7,558
Interest Expense	2,294	2,461	2,600	2,649	3,044	3,439	3,636	3,704

Net Interest Income	4,111	4,274	4,301	4,221	4,171	4,064	3,887	3,854
Loan Loss Provision	(125)	(160)	(60)	(115)	(45)	(75)	(25)	(75)
Net security gains	1	40	63	111	87	125	48	126
Net gain on loans	174	70	24	50	130	47	82	10
Other Income	461	736	518	452	511	536	511	510
Other Expenses (1)	(3,278)	(2,837)	(2,857)	(2,854)	(3,096)	(2,683)	(2,680)	(2,746)

Income Before Tax	1,344	2,123	1,989	1,865	1,758	2,014	1,823	1,679
Federal Income Tax	215	491	450	423	390	498	434	406

Net Income	$1,129	$1,632	$1,539	$1,442	$1,368	$1,516	$1,389	$1,273
Net Income Per Share	$0.28	$0.41	$0.38	$0.36	$0.34	$0.38	$0.34	$0.31

(1)	Includes profit sharing awards of $336 in the quarter ended December 31st, 2002 and $326 in the quarter ended December 31st, 2001.

LOAN LOSS EXPERIENCE

For each year presented in the table on the following page, the provision for loan losses charged to operations is based on management’s judgment after taking into consideration all known factors connected with the collectibility of the existing portfolio. Management evaluates the portfolio in light of economic conditions, changes in the nature and volume of the portfolio, industry standards and other relevant factors. Specific factors considered by management in determining the amounts charged to operations include previous loan loss experience, the status of past due interest and principal payments, the quality of financial information supplied by customers and the general economic condition in the lending area of the Company’s bank subsidiary.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following provides an analysis of the allowance for loan losses for the periods indicated:

	2002	2001	2000	1999	1998

Balance at beginning of year	$2,998	$2,974	$2,956	$3,055	$2,817

Loan losses:
1-4 family residential mortgages	(97)	(10)	0	(19)	(4)
Commercial mortgages	0	0	(199)	(99)	0
Consumer loans	(157)	(168)	(199)	(144)	(190)
Commercial loans	(187)	(94)	(46)	(118)	(98)
Home equity loans	0	(3)	(8)	(7)	(2)

	(441)	(275)	(452)	(387)	(294)

Recoveries on previous loan losses:
1-4 family residential mortgages	0	5	0	6	0
Commercial mortgages	0	0	44	0	0
Consumer loans	93	69	82	46	72
Commercial loans	24	3	18	35	9
Home equity loans	0	2	1	1	1

	117	79	145	88	82

Net loan losses	(324)	(196)	(307)	(299)	(212)

Provision charged to operations	460	220	325	200	450

Balance at end of year	$3,134	$2,998	$2,974	$2,956	$3,055

Ratio of net loan losses to average net loans outstanding	0.16%	0.10%	0.15%	0.15%	0.11%

Ratio of loan loss allowance to total loans	1.64%	1.45%	1.45%	1.51%	1.52%

A provision for loan losses of $460 was charged to operations in 2002 compared to $220 in 2001, $325 in 2000, $200 in 1999 and $450 in 1998. The current year’s provision was booked due to increased net loan losses and concerns related to certain specific commercial credits.

With the allowance for loan loss at 223% of nonperforming loans and 140% of all underperforming assets, management has determined the allowance to be adequate.

The following is an allocation of the allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

	2002	2001	2000	1999	1998

Types of Loans
1-4 family residential mortgages	$338	$407	$443	$456	$498
Commercial mortgages	2,047	1,927	1,675	1,588	1,441
Consumer loans	100	162	209	205	222
Commercial loans	359	312	251	273	505
Home equity loans	21	20	18	20	21
Unallocated portion	269	170	378	414	368

	$3,134	$2,998	$2,974	$2,956	$3,055

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

LOAN PORTFOLIO

The following table represents the composition of the loan portfolio as of December 31, for the years indicated:

	2002		2001		2000		1999		1998

	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Types of Loans
1-4 family residential mortgages	$62,365	32.6	$77,478	37.6	$84,367	41.2	$82,679	42.2	$79,125	39.5
Commercial mortgages	86,929	45.4	83,753	40.6	71,544	34.9	65,036	33.2	61,149	30.5
Consumer loans	9,792	5.1	14,850	7.2	17,824	8.7	16,129	8.2	17,623	8.8
Commercial loans	22,016	11.5	22,230	10.8	23,811	11.6	24,087	12.3	29,576	14.7
Home equity loans	8,353	4.4	7,944	3.8	7,422	3.6	8,129	4.1	8,669	4.3
1-4 family residential loans held for sale	2,022	1.0							4,336	2.2

Total loans	$191,477		$206,255		$204,968		$196,060		$200,478

The following schedule sets forth maturities based on remaining scheduled repayments of principal or next repricing opportunity for loans (excluding mortgage and consumer loans) as of December 31, 2002:

	1 Year	1 to	Over
	or Less	5 Years	5 Years	Total

Types of Loans
Commercial loans	$13,116	$4,562	$4,338	$22,016
Home Equity	8,353	—	—	8,353

Total loans (excluding mortgage and consumer loans)	$21,469	$4,562	$4,338	$30,369

The following schedule sets forth loans as of December 31, 2002 based on next repricing opportunity for floating and adjustable interest rate products, and by remaining scheduled principal payments for loan product with fixed rates of interest. Mortgage and consumer loans have again been excluded.

	1 Year	Over
	or Less	1 Year	Total

Types of Loans
Floating or adjustable rates of interest	$21,023	$762	$21,785
Fixed rates of interest	446	8,138	8,584

Total loans	$21,469	$8,900	$30,369

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company recorded a decrease of $14,778 in the loan portfolio from the level of $206,255 recorded at December 31, 2001.

Residential lending’s share of the portfolio decreased during 2002 with 1-4 family residential mortgages representing 33.6% of total loans compared to 37.6% in 2001. The portion of the loan portfolio represented by commercial loans (including commercial real estate) increased from 51.4% to 56.9%. Consumer loans (including home equity loans) declined from 11.0% to 9.5%.

Residential loans, excluding home equity loans, and commercial loans continue to comprise the largest share of the Company’s loan portfolio. At the end of 2002, residential loans and commercial loans comprised a combined 90.5% of the portfolio, compared to 84.3% five years ago. Home equity loans at 4.4% and consumer installment at 5.1% comprise the remainder of the portfolio in 2002. Five years ago in 1997, home equity loans comprised 5.4% of the overall loan portfolio, while consumer installment loans comprised 10.3%.

	1-4 Family Mortgages	Commercial	Consumer	Home Equity

2002	33.6	56.9	5.1	4.4
1997	43.1	41.2	10.3	5.4

During 2002, approximately $31.1 million in new mortgage loans were originated by the Company, an increase of $4.5 million from 2001, resulting primarily from consumers refinancing at interest rates which continued to decline throughout the year. The Company’s product offerings continue to include a service release sales program, which permits the Company to offer competitive fixed interest rates without incurring additional credit or interest rate risk.

The following shows the disposition of mortgage loans originated during 2002 (in millions):

Retained in Portfolio	$11.8
Loans Sold to Investors with
Servicing Rights Released	$19.3

Following the direction set in 2001, management continued to increase the level of loans sold to other investors as mortgage rates fell throughout much of 2002. Management anticipates that the focus on secondary market origination will continue to correlate to fewer loans being retained in-portfolio through 2003. In order to improve customer retention and provide better overall balance, management plans to revamp and reposition the Company’s In-Portfolio product offerings during the first quarter of 2003.

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

Commercial Loan Concentrations

	2002		2001

		% of		% of
Sector	Balances	Portfolio	Balances	Portfolio

Hotels/Motels	$10,817	10.0%	$9,707	9.7%
Steel Related Industries	8,367	7.7%	8,515	8.5%
Eating Places	6,593	6.1%	5,296	5.3%
Medical Doctors	4,507	4.2%	4,410	4.4%
Nursing Home & Personal Care	3,963	3.7%	3,643	3.6%
New/Used Car Dealers	3,073	2.8%	4,019	4.0%
Funeral Services	2,747	2.5%	2,887	2.9%

The single largest customer balance at year end had a balance of $4.6 million in 2002 compared to $4.0 million in 2001. This balance represented approximately 4.2% of the total commercial portfolio, compared to 3.7% in 2001.

In the consumer lending area, the Company provides financing for a variety of consumer purchases: fixed rate amortizing mortgage products that consumers utilize for home improvements; the purchase of consumer goods of all types; education, travel and other personal expenditures. The consolidation of credit card and other existing debt into term payout continues to remain popular financing options among consumers. A small business division was established under the consumer lending area in 2002 to more effectively pursue business lending in the commodity bank markets.

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table shows the book value of investment securities by type of obligation at the dates indicated:

	December 31,

	2002	2001	2000

U.S. Treasury and other U.S. Government agencies and corporation	$54,609	$45,265	$72,730
U.S. Government mortgage-backed pass-through certificates	87,892	96,606	82,057
States of the U.S. and political subdivisions	54,255	47,951	36,544
Other securities	3,147	3,602	4,633

	$199,903	$193,424	$195,964

A summary of securities held at December 31, 2002, classified according to the earlier of next repricing or the maturity date and the weighted average yield for each range of maturities, is set forth below. Fixed rate mortgage-backed securities are classified by their estimated contractual cash flow, adjusted for current prepayment assumptions. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2002

	Book	Weighted
Type and Maturity Grouping	Value	Average Yield(1)

U.S. Treasury and other U.S. Government agencies and corporations:
Maturing within one year	$10,286	6.942%
Maturing after one year but within five years	2,581	5.133
Maturing after five years but within ten years	34,699	6.185
Maturing after ten years	7,043	6.896

Total U.S. Treasury and other U.S. Government agencies and corporations	$54,609	6.369%

U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s:
Maturing within one year	$52,123	5.347%
Maturing after one year but within five years	29,667	5.906
Maturing after five years but within ten years	4,841	6.134
Maturing after ten years	1,261	6.362

Total U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s	$87,892	5.594%

States of the U.S. and political subdivisions:
Maturing within one year	$1,491	7.456%
Maturing after one year but within five years	2,250	7.515
Maturing after five years but within ten years	1,348	7.558
Maturing after ten years	49,166	7.285

Total States of the U.S. and political subdivisions	$54,255	7.306%

Other securities:
Maturing within one year	$
Maturing after one year but within five years
Maturing after five years but within ten years
Maturing after ten years	3,147	4.678

Total other securities	$3,147	4.678%

(1)	The weighted average yield has been computed by dividing the total interest income adjusted for amortization of premium or accretion of discount over the life of the security by the amortized cost of the securities outstanding. The weighted average yield of tax-exempt obligations of states of the U.S. and political subdivisions has been calculated on a fully taxable equivalent basis. The amounts of adjustments to interest which are based on the statutory tax rate of 34% were $38, $52, $31 and $1,074 for the four ranges of maturities.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

As of December 31, 2002, there were $1,594 in callable U.S. Treasury Securities, $11,786 in callable U.S. Government Agencies and $2,173 in callable obligations of states and political subdivisions that given current and expected interest rate environments are likely to be called within the one year time horizon. These securities are categorized according to their contractual maturities, with $11,521 classified as maturing after five years but within ten years, and $4,032 classified as maturing after 10 years.

Additionally, as of December 31, 2002, there were $23,906 in callable U.S. Government Agencies and $17,417 in callable obligations of states and political subdivisions that given current and expected interest rate environments are likely to be called within the time frame defined as after one year but within five years. These securities are categorized according to their contractual maturities, with $22,626 maturing after five years but within ten years and $18,697 maturing after 10 years.

As of December 31, 2002, the carrying value of all investment securities, both available for sale and held to maturity, tallied $199,903, an increase of $6,479 or 3.3% from the prior year. The allocation between single maturity investment securities and mortgage-backed securities shifted to a 55/45 split versus the 49/51 division of the previous year, with mortgage-backed securities decreasing $8,714 or 9.0%.

Holdings of obligations of states and political subdivisions showed an increase of $6,304, or 13.1%. The focus on new purchases was on high grade callable municipals.

The Company decreased its holdings of U.S. Treasury securities by approximately $550 or 8.8%. Investments in U.S. government agencies and sponsored corporations increased by approximately $9,894 or 25.3%.

Marketable equity securities declined by $580 during 2002, as the Company sold its final holding in mutual funds during the year. Holdings of other securities increased by $125 primarily reflecting stock dividends received from the Federal Home Loan Bank of Cincinnati.

The mix of mortgage-backed securities remained weighted in favor of fixed rate securities in 2002. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed rate securities perform better in periods of stable to slightly declining interest rates. The portion of the mortgage-backed portfolio allocated to fixed rate securities rose to 81% in 2002 versus 71% in 2001. Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $36,942 and $30,695 at December 31, 2002 and 2001, respectively.

At December 31, 2002, a net unrealized gain of $3,165, net of tax, was included in shareholders’ equity as a component of Other Comprehensive Income, as compared to a net unrealized gain of $1,834, net of tax, as of December 31, 2001. This $1,331 increase primarily reflects the increased market value of debt securities resulting from the decline in interest rates throughout much of the year. Lower interest rates generally translate into more favorable market prices for debt securities; conversely rising interest rates generally result in a depreciation in the market value of debt securities.

The Company has no investments in structured notes, inverse floaters or other derivative products.

Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).

DEPOSITS

The Company’s deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited a decrease of 0.6% to $335,758 at December 31, 2002, as compared to $337,661 at December 31, 2001.

The Company’s deposit base consists of demand deposits, savings, money market and time deposit accounts. Average noninterest-bearing deposits in-

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

creased 7.7% during 2002, while average interest-bearing deposits increased by 0.5%.

During 2002, noninterest-bearing deposits averaged $53,295 or 15.8% of total average deposits as compared to $49,475 or 14.9% in 2001. Core deposits averaged $308,378 for the year ended December 31, 2002, an increase of $5,478 or 1.8% from the average level of 2001. During 2001, core deposits had averaged $302,900, an increase of 0.8% from the preceding year.

Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 91.6% of average total deposits in 2002 compared to 91.4% in 2001 and 92.1% in 2000.

Over the past five years, the Company has successfully increased the share of deposits represented by noninterest-bearing and NOW checking accounts. These products now comprise 24.6% of total deposits compared to only 20.4% five years ago. The following depicts how the deposit mix has shifted during this time frame.

	Savings	Jumbo CD’s	Other CD’s	Checking	NOW	Money Market

2002	25.5	8.4	33.8	15.8	8.8	7.7
1997	26.3	10.2	35.5	13.2	7.2	7.6

Additional information regarding interest-bearing deposits is presented in the Notes to the Consolidated Financial Statements (NOTE 6).

FOURTH QUARTER 2002 AS

COMPARED TO FOURTH QUARTER 2001

During 2002 the Federal Open Market Committee (FOMC) of the Federal Reserve held interest rates steady for most of the year, decreasing the targeted federal funds rate by 50 basis points in the fourth quarter. The action was taken to cushion the effects of heightened geopolitical risks and its inhibiting effect on spending, production and employment. The federal funds rate establishes the cost of overnight interbank borrowings and influences the determination of other interest rates, such as banks’ prime lending rate.

During 2001 the Federal Reserve moved aggressively to reduce short term interest rates, a sharp reversal of its previous policy. The Company’s net interest margin came under pressure and experienced compression during the first half of 2001 as refinancing activity caused the repricing of assets to accelerate, outpacing the Company’s ability to reprice liabilities. By the fourth quarter of 2001, the Company’s net interest margin had rebounded as the repricing of liabilities accumulated, closing the gap.

Tax equivalent net interest income for the Company during the fourth quarter of 2002 decreased by only $6, a 0.14% decrease from the fourth quarter of 2001. The yield on earning assets decreased by 71 basis points while fourth quarter average earning assets increased by 0.6%, or $2.7 million, when compared to a year ago. The result was a decrease in tax equivalent interest income of $758. The rate paid on interest-bearing liabilities decreased by 140 basis points while fourth quarter average interest-bearing liabilities decreased by $6.7 million when compared to a year ago, resulting in a decrease in total interest expense of $752. The net interest margin for the quarter registered 4.31%, up 1 basis point from the same quarter a year ago.

Reflecting soft economic conditions, loan charge-offs during the quarter were $140 in 2002 and $123 in 2001, while the recovery of previously charged-off loans amounted to $32 during the fourth quarter of 2002 compared to $22 in the same period of 2001. The Company’s provision for loan losses during the quarter was increased to $125 from $45 a year ago.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Total other income decreased by $92 from a year ago. Fees for customer services decreased by $57, primarily due to the restructuring of deposit product offerings earlier in the year. Investment securities gains of $87 were realized in 2001 due to issuers calling securities prior to maturity, while only a $1 gain was realized in the fourth quarter of 2002. The net gain on loans sold during the quarter amounted to $174 compared to $130 a year ago, reflecting the increased level of refinancing spawned by lower interest rates. Other non-interest income increased by $7 from last year.

Total other non-interest expenses in the fourth quarter were $3,278 in 2002 compared to $3,096 in 2001, an increase of $182 or 5.9%. Salaries and benefits constituted a $115 increase, or 6.3%, reflecting the impact of an earlier 21% increase in the cost of providing group medical coverage and payroll costs associated with staffing the Company’s newest office. Occupancy and equipment, office supplies and marketing expenses decreased by $48, or 7.1%. State and local tax assessments decreased by $23, or 16.5%. Other expenses increased by $138 or 31.5% primarily due to the opening of a new office in early 2002, and certain non recurring items including losses sustained in the robbery of one of the Company’s branch banking offices.

Income before income tax during the fourth quarter amounted to $1,344 in 2002 compared to $1,758 in 2001. Income tax expense for the fourth quarter of 2002 was $215 as compared to $390 in 2001, reflecting the Company’s increased holdings of tax advantaged investments. Fourth quarter net income was $1,129 in 2002 compared to $1,368 in 2001, representing a decrease of $239, or 17.5%.

Earnings per share for the fourth quarter, adjusted for the 3% stock dividend paid January 1, 2003, were $0.28 in 2002 and $0.34 in 2001. Core earnings (earnings before gains on loans sold, investment securities sold or called and certain other non recurring items such as the discretionary award of profit sharing) decreased by 1.6% in the fourth quarter of 2002 compared to 2001. Core earnings for the fourth quarter of 2002 were $1.306 million compared to last year’s $1.327 million. Core earnings per share were $0.33 in both 2002 and 2001.

Realized gains or losses on securities are based on net proceeds and the adjusted carrying amount of the securities, using the specific identification method. The table below sets forth the proceeds, gains and losses realized on securities sold or called for the period ended:

	Three	Twelve
	Months	Months
	December 31,	December 31,
	2002	2002

Proceeds on securities sold or called	$1,050	$17,085
Gross realized gains	1	329
Gross realized losses		114

Fourth Quarter of 2002 Compared to 2001

	Three Months
	Ended Dec. 31,

	2002	2001

Interest Income	$6,405	$7,215
Interest Expense	2,294	3,044

Net Interest Income	4,111	4,171
Loan Loss Provision	(125)	(45)
Net Security Gains	1	87
Net Gain on Loans	174	130
Other Income	461	511
Other Expense (1)	(3,278)	(3,096)

Income Before Tax	1,344	1,758
Federal Income Taxes	215	390

Net Income	$1,129	$1,368

Net Income Per Share	$0.28	$0.34

(1)	Includes profit sharing awards of $336 in 2002 and $326 in 2001.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

ASSET-LIABILITY MANAGEMENT

The Company’s executive management and Board of Directors routinely review the Company’s balance sheet structure for stability, liquidity, and capital adequacy. The Company has defined a set of key control parameters which provide various measures of the Company’s exposure to changes in interest rates. The Company’s asset-liability management goal is to produce a net interest margin that is relatively stable despite interest rate volatility while maintaining an acceptable level of earnings. Net Interest Margin is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The Net Interest Margin Ratio expresses this difference as a percentage of average earning assets. In each of the past five years, the Company has reported record earnings, while the net interest margin ratio has averaged 4.29%, ranging between 4.14% and 4.39%.

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

GAP TABLE

December 31, 2002

	Maturity or Repricing Interval

						Non Rate
						Sensitive
	3 Months	3 to 12		1 to 5		or > 5
	or Less	Months		Years		Years	Total

Interest-Earning Assets
Federal Funds Sold	$20,000	$		$		$	$20,000
Investments	33,755		45,698		75,821	44,629	199,903
Loans & Leases	62,537		45,538		66,262	17,140	191,477

Total Earning Assets	116,292		91,236		142,083	61,769	411,380
Other Assets						26,218	26,218

Total Assets	$116,292		$91,236		$142,083	$87,987	$437,598

Interest-Bearing Liabilities
Interest-bearing Checking	$31,816	$		$		$	$31,816
Money Market Accounts	23,715						23,715
Passbook Savings	87,676						87,676
Time Deposits< 100,000	28,434		38,528		33,316	10,835	111,113
Time Deposits≥ 100,000	7,828		7,962		6,063	3,840	25,693
Repurchase Agreements	1,680						1,680
U.S. Treasury Demand	1,989						1,989
Other Borrowings			4,000		1,000	38,000	43,000

Total Interest-Bearing Liabilities	183,138		50,490		40,379	52,675	326,682
Demand Deposits						55,745	55,745
Other Liabilities						3,132	3,132
Shareholders’ Equity						52,039	52,039

Total Liabilities & Equity	$183,138		$50,490		$40,379	$163,591	$437,598

Rate Sensitivity Gap	$(66,846)		$40,746		$101,704	$9,094
Cumulative Gap	$(66,846)		$(26,100)		$75,604	$84,698
Cumulative Gap to Total Assets	(15.3)%		(6.0)%		17.3%	19.4%

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

During 2002, the effective maturities of earning assets shortened as interest rates in the credit markets fell during much of the year. Federal Reserve policy makers lowered short-term interest rates one time during the year, from 1.75% to 1.25%, in an attempt to ward off the threat posed by emerging economic weakness, including a declining industrial sector. With credit market rates declining throughout the year, the volume of investment securities eligible to be called remained high while prepayments on loans and mortgage-backed securities similarly increased, causing the effective maturities of earning assets to shorten.

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

The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company’s interest sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company’s net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. In fact, as previously noted, the Company’s net interest margin has remained relatively stable in the range of 4.14% to 4.39% over the past five years, despite significant shifts in the mix of earning assets and the direction and level of interest rates.

[LEVERAGE RATIO]

2002	4.39
2001	4.14
2000	4.3
1999	4.31
1998	4.3

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

Cash and cash equivalents, which includes federal funds sold, increased by $5,851 compared to year-end 2001. Anticipated principal repayments on mortgage-backed securities along with investment securities maturing, repricing, or expected to be called in one year or less amounted to $79,453 at December 31, 2002, representing 39.7% of the total combined portfolio, as compared to $72,402 or 37.4% of the portfolio a year ago.

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

Operating activities provided cash of $5,338 in 2002 and $6,178 in 2001, but used cash of $750 in 2000. Refer to the Consolidated Statements of Cash Flows for a summary of the sources and uses of cash in 2002, 2001 and 2000.

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

The following graph, which is not “risk-adjusted,” depicts Tier 1 capital as a percentage of total average assets over the past several years. This measure of capital adequacy is known as the “leverage ratio.” The ratio decreased from 11.18% in 2001 to 11.12% in 2002.

[NET INTEREST MARGIN RATIO]

2002	11.12
2001	11.18
2000	10.94
1999	11.21
1998	10.68

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

The following table illustrates the Company’s risk-weighted capital ratios at December 31, 2002 and 2001. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and total risk-based capital well in excess of the required regulatory minimum ratios.

Risk-Based Capital

	December 31,	December 31,
	2002	2001

Tier 1 Capital	$48,593	$48,372
Tier 2 Capital	2,822	2,853

QUALIFYING CAPITAL	$51,415	$51,225

Risk-Adjusted Total Assets(*)	$221,332	$227,829

Tier 1 Risk-Based Capital Ratio	21.95%	21.23%
Total Risk-Based Capital Ratio	23.23%	22.48%
Total Leverage Capital Ratio	11.12%	11.18%
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

REGULATORY MATTERS

On March 13, 2000, the Board of Governors of the Federal Reserve System approved the Company’s application to become a financial holding company. As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2002, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and well managed, in management’s opinion.

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

The most significant assumptions used in the simulation relate to the cash flows and repricing characteristics of the Company’s balance sheet. Repricing and runoff rate assumptions are based upon specific product parameters modified by historical trends and internal projections. These assumptions are periodically reviewed and benchmarked against historical results. Actual results may differ from simulated results not only due to the timing, mag-

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

nitude and frequency of interest rate changes, but also due to changes in general economic conditions, changes in customer preferences and behavior, and changes in strategies by both existing and potential competitors.

The following table shows the Company’s current estimate of interest rate sensitivity based on the composition of its balance sheet at December 31, 2002. For purposes of this analysis, short term interest rates as measured by the federal funds rate and the prime lending rate are assumed to increase (decrease) gradually over the next twelve months reaching a level 300 basis points higher (lower) than the rates in effect at December 31, 2002. Under both the rising rate scenario and the falling rate scenario, the yield curve is assumed to exhibit a parallel shift.

During 2002, the Federal Reserve decreased its target rate for overnight federal funds by 50 points. At year end December 31, 2002, the difference between the yield on the ten year Treasury and the three month Treasury decreased to a positive 261 basis points from the positive 333 basis points that existed at December 31, 2001. The yield curve is positively sloping, as interest rates now increase with a lengthening of maturities, with rates peaking at the long-end of the Treasury curve.

The base case against which interest rate sensitivity is measured assumes no change in short term rates. The base case also assumes no growth in assets and liabilities and no change in asset or liability mix. Under these simulated conditions, the base case projects net interest income of $16,516 for the year ending December 31, 2003.

Simulated Net Interest Income Sensitivity For the Twelve Months Ending December 31, 2003
	Net Interest
Change in Interest Rates	Income	$ Change	% Change

Graduated increase of +300 basis points	$16,111	$405	(2.5)%
Short term rates unchanged (base case)	16,516
Graduated decrease of -300 basis points	16,117	399	(2.4)%

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

INFORMATION AS TO STOCK PRICES AND DIVIDENDS OF CORTLAND BANCORP

OTHER INFORMATION

The Company files quarterly reports, (Forms 10-Q, an annual report (Form 10-K), current reports on Form 8-K and all amendments to those reports with the Securities and Exchange Commission (SEC). The quarterly reports are filed within 45 days of the end of each quarter, while the annual report is filed within 90 days of the end of each year. Any individual requesting copies of such reports may obtain these free of charge, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC by visiting our web site at www.cortland-banks.com or by writing to:

Deborah L. Eazor

Cortland Bancorp
194 West Main Street
Cortland, Ohio 44410

The Company’s stock trades on the NASDAQ OTC market. The following brokerage firms are known to be relatively active in trading the Company’s stock:

Community Banc Investments, Inc.

Columbus, Ohio
Contact: Greig A. McDonald
Telephone: 1-800-224-1013

McDonald & Company Securities, Inc.

6575 Seville Drive
2nd Floor
P.O. Box 119
Canfield, Ohio 44406
Telephone: 1-330-746-2993

Salomon Smith Barney, Inc.

5048 Belmont Ave.
Youngstown, Ohio 44505
Telephone: 1-800-535-0017

The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 3% stock dividend paid as of January 1, 2003, 2002 and 2001. The Company currently has approximately 1,757 shareholders.

			Cash
	Price Per Share

			Dividends
	High	Low	Per Share

2002
Fourth Quarter	$25.49	$23.46	$0.44
Third Quarter	26.70	24.03	0.21
Second Quarter	26.46	20.87	0.21
First Quarter	21.60	19.42	0.21

2001
Fourth Quarter	$20.39	$17.23	$0.37
Third Quarter	20.51	16.99	0.20
Second Quarter	20.75	16.26	0.20
First Quarter	17.00	16.02	0.20

2000
Fourth Quarter	$16.38	$14.69	$0.43
Third Quarter	15.66	14.20	0.16
Second Quarter	14.81	12.38	0.16
First Quarter	15.78	12.86	0.16

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

LAWRENCE A. FANTAUZZI

Senior Vice President, Secretary-Treasurer
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

DEBORAH L. EAZOR

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

KAREN CLOWER

Assistant Vice President

BARBARA R. SANDROCK

Assistant Vice President

KIMBERLY S. VOGT

Assistant Vice President

JANET K. HOUSER

Assistant Vice President

RUSSELL E. TAYLOR

Assistant Vice President

JOAN M. FRANGIAMORE

Assistant Vice President

JUDY A. LARSON

Assistant Vice President

DAVID MAY

Assistant Vice President

BARBARA McKENZIE

Assistant Vice President

STEVE J. MACK

Assistant Secretary-Treasurer

LANA MUIR

Assistant Secretary-Treasurer

JAMES HUGHES

Assistant Secretary-Treasurer

WILLIAM J. HOLLAND

Assistant Secretary

VALERIE A. WOODS

Assistant Secretary

KAREN MILLER

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

