Form 10-K, Exhibit 13
period 2003-12-31
CORTLAND BANCORP INC
filed 2004-03-15
CIK 774569

Here Today.
Here Tomorrow.

CORTLAND BANCORP

2003 ANNUAL REPORT

CONTENTS

Chairman’s Message

2

Brief Description of the Business

4

Report of Independent Auditors

5

Consolidated Statements of Income

6

Consolidated Balance Sheets

7

Consolidated Statements of
Shareholders’ Equity

8

Consolidated Statements of Cash Flows

9

Notes to the Consolidated Financial Statements

10

Three Year Summary
Average Balance Sheet, Yields and Rates

28

Selected Financial Data

30

Management’s Discussion and Analysis

31

Information as to Stock Prices and Dividends

52

Cortland Bancorp
Directors and Officers

53

Cortland Savings & Banking
Directors and Officers

54

Offices and Locations

55

CHAIRMAN’S MESSAGE

TO OUR SHAREHOLDERS:

Martha Stewart was recently convicted of insider trading in the sale of her Imclone stock, right? Wrong. The fact is that the government was unable to bring a case of insider trading against Ms. Stewart. The law and the facts of the case simply would not support the charge. So they charged Martha with lying to the government, obstructing justice, conspiracy and some other trumped up charges that the judge found so creative that she tossed them right out of court.

Investigators discovered that their initial suspicion—that Martha had been “tipped” by Samuel Waksal, a close personal friend and Imclone’s founder—simply was not true. Undaunted, they chose to indict her for lying about a crime, even though one had not actually been committed. This made a prophet of Justice Ruth Bader Ginsburg who wrote in a 1996 Supreme Court case that “The prospect remains that an overzealous prosecutor or investigator— aware that a person has committed some suspicious acts, but unable to make a criminal case—will create a crime by surprising the subject, asking about those acts, and receiving a false denial.” This appears to be exactly what has happened to Martha. There was no underlying crime. Had Martha said nothing at all when confronted by federal investigators, she would not now be facing the prospect of jail.

Ironically, the one charge on which the jury failed to convict was that Martha’s broker had altered evidence by notating after the fact that there was an agreement to sell Martha’s Imclone holdings if the stock’s price fell to $60 or $61. On this point the jury found that they had reasonable doubt. Yet this was the very cornerstone of the government’s case. If the jury had reasonable doubt on this critical point, they should have had reasonable doubt regarding the rest of the government’s case. Unfortunately for Martha the jury never made this leap in logic, and Martha was found guilty.

Perhaps the U.S. Attorney and the jurors considered this a victory for the “little guy.” But try explaining that to all of the “little guys” who were either employees or shareholders of Martha Stewart Living Omnimedia or K-Mart (a major distribution channel and marketing outlet for Martha’s products). For those folks, this was a very expensive “victory,” disrupting their lives, undermining their financial security and threatening their very livelihood. Whereas before there had been no victim for there was no crime, now there were plenty of real suffering victims, all in the name of justice.

Perhaps the U.S. Attorney and the jurors considered this a victory to protect the integrity of our judicial system? It would “send a message,” encouraging future suspects to tell the truth. More likely, as suggested by Justice Ginsburg’s 1996 opinion, it calls into question the very integrity of a system that would put so many innocent lives at-risk in the absence of any underlying crime. Instead of encouraging “truth-telling,” the case reaffirms the old adage that “silence is golden.” Even if one has the best legal representation that money can buy, one may not be able to avoid trouble. Nearly every point on which Martha Stewart was convicted arose from actions that she took after having consulted with some of the finest legal minds in the land.

Such is the state of our judicial system, for all of its many strengths it is extraordinarily complex, fraught with the risk of wrongful accusation, entrapment and self-incrimination. Although ours is a system where the accused is assumed innocent until proven guilty, the judge and jury are still human. The verdict may hinge on whether the defendant has disproved the accusations or whether the defendant is perceived as a member of a special, privileged class. Post-verdict comments by jurors suggest that this may have indeed occurred in Martha’s case, and that issues of class distinction may have played a role in the deliberations.

Perhaps we are particularly sensitive to Martha’s plight as we have been to court more than a few times ourselves. While we haven’t yet had anyone trick us quite as badly as what Martha experienced, we’ve had a few folks try. It’s not that hard. The real beauty of the American jurisprudence system is that, if you have the filing fee, just about anybody can sue anyone else over just about anything for any amount they choose.

Since 1993, the Company’s bank subsidiary has been a defendant in a class action lawsuit involving purchased interests in two Ohio campgrounds. We knew that we hadn’t done anything wrong, yet we stood accused. In fact, we had joined with other financial institutions to help these campgrounds work through a difficult bankruptcy reorganization. As a result, the campgrounds remained open both during and after the bankruptcy, enabling the campers to enjoy without interruption the full benefit of their membership. Yet we found ourselves accused of all sorts of vile and dastardly deeds, from racketeering to running a corrupt organization. None of it was true, of course. All of it was contrived to “raise the stakes,” reduce our risk tolerance, and drive us to quickly settle. We were supposed to run (not walk) to the vault, withdraw a tidy sum, and lay a large lump of money on plaintiffs’ attorneys. Problem was, they had picked on the wrong folks this time.

If settling was the “smart” thing to do, then we were just way too stupid. Our roots are firmly planted way back in the 19th Century. We believe in old-fashion values like truth, hard work, honor, loyalty and integrity. We find that some things are just worth fighting about. So when someone dares besmirch our character and reputation, it’s time to “call them out.” So we did. We fought them in the Northern District of Ohio Eastern Division of the Federal Court, and we won. We fought them in United States Court of Appeals for the Sixth Circuit, and we won. We

fought them in the Common Pleas Court of Trumbull County, and we won. We fought them in the 11th District Court of Appeals, and on March 4, 2004 we were notified that we had won again. It’s been a long, tough fight, but so far truth and justice have won out. And for that we are grateful.

The Sarbanes-Oxley Act, enacted in 2002 in response to numerous corporate scandals and corporate governance failures, is a meritorious attempt on the part of our government to restore honesty, integrity and ethical behavior in the corporate world. It established tough new standards and regulations regarding corporate responsibility, and increased civil and criminal penalties, in an effort to restore public and investor confidence. We have already implemented many of the provisions of Sarbanes-Oxley. We will be spending considerably more time, energy and money in 2004 to further phase-in additional provisions of the Act to ensure investors of the effectiveness of our internal controls and procedures. While we salute the lofty goals of Sarbanes-Oxley, we can’t help but wonder if Justice Ginsburg’s 1996 warning won’t find new applicability in the legal plight of some future CEO or CFO?

What if our government officials were also held to the same high standards as Sarbanes-Oxley or Martha Stewart, that lying to the American public was a criminal act? What if it were a criminal act to make false campaign promises? What if a candidate were held personally liable for factual misrepresentations or making false accusations against a political opponent? What a different world that would be!

The campaign political rhetoric has already started, and it is having an effect on the American public. Measures of consumer confidence had rallied quite strongly during the second half of 2003. Now with the advent of the presidential primaries consumer confidence has notably weakened. This dip in confidence has much more to do with the constant bashing of the economy by presidential contenders than any real weakness in business activity. Perhaps you may recall that when young George’s father was running for re-election, the challengers’ battle cry was “It’s the Worst Economy in 50 Years!” or the more insulting “It’s the Economy, Stupid!” Turns out it was a lie. The economy was growing at a very rapid pace, but that wouldn’t be known for sure until after the election. And unlike Martha, no one was threatened with jail time for lying.

Fact is, the economy is beginning to do rather nicely. Congress and the Administration finally got it right last year with legislation that focused tax incentives on capital spending and investment. The dollar was also finally allowed to decline against the Euro and the Yen, improving the competitiveness of manufacturers and exporters. The Fed remained accommodative as interest rates held at or near their 45-year lows. Fiscal policy joined in, helping to prime-the-pump by replacing the economic drag of a large surplus with the stimulus of a deficit. There are still some hurdles remaining: the high cost of energy, jobs and the threat of terrorism and international turmoil.

U.S. crude oil prices during 2003 averaged $31 per barrel, the highest yearly average in more than 20 years. The high cost of “black gold” helped push the price of real gold back over $400 an ounce, near its 14-year peak. Energy costs are unlikely to fall until more capacity is brought on-stream or when alternative fuels are developed. The longer energy costs remain at such lofty levels, the more exploration and research are encouraged. Meanwhile, gasoline prices in the U.S. are expected to top $2 per gallon, and will likely dampen growth in consumer spending.

New jobs will be created once the economy begins to consistently grow faster than the rate of productivity, which has been simply phenomenal. Indeed economic growth did finally overtake productivity growth in the 4th quarter of 2003. Recently we have begun to see a steady decline in initial unemployment claims. New jobs will follow as capacity utilization increases to meet the demands of a growing economy. Remember, until recently the economy had been considered to be at full employment when the unemployment rate was at 6.0%. The current unemployment rate is 5.6%.

The outlook for 2004 is basically positive. However, interest rates are likely to remain at or near their 45-year lows for much if not all of the year. This will continue to keep the pressure on the Company’s net interest margin, the difference between what it earns on its loans and investments and what it pays for its deposits and borrowings. With interest rates hovering just above zero, it is difficult to reduce further the cost of funds. The Company will attempt to offset this effect by increasing non interest income and controlling non interest expense.

Indeed our net interest margin did narrow during 2003 to below recent historical norms. While the Company was unable to achieve a 10th consecutive year of record profits, net income of $5.484 million was the third best in the Company’s long history. Earnings per share of $1.34 checked in as the second best in history. At this time, I would also like to recognize Neil J. Kaback, a partner in the CPA firm of Cohen & Company, who recently joined our Board. I would also like to extend a very special thanks to William A. Hagood for his 32 years of service. Bill will be retiring from the Board as his term expires this April.

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

The Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2003, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and, in management’s opinion, well managed. Cortland Bancorp owns no property. Operations are conducted at 194 West Main Street, Cortland, Ohio.

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

EMPLOYEES

As of December 31, 2003 the Company through its subsidiary bank, employed 144 full-time and 39 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.

REPORT OF PACKER THOMAS
INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS

Cortland Bancorp

We have audited the accompanying consolidated balance sheets of Cortland Bancorp and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cortland Bancorp and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Packer Thomas

Youngstown, Ohio
January 30, 2004,
Except for Note 16,
as to which the date
is March 04, 2004

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2003, 2002 and 2001

(Amounts in thousands except per share data)

	2003	2002	2001

Interest income
Interest and fees on loans	$13,039	$15,434	$17,689
Interest and dividends on investment securities:
Taxable interest	3,068	3,272	3,733
Nontaxable interest	2,473	2,487	2,032
Dividends	132	170	269
Interest on mortgage-backed securities	4,009	5,322	5,708
Interest on trading account securities	69
Other interest income	117	226	368

Total interest income	22,907	26,911	29,799

Interest expense
Deposits	5,819	7,534	11,176
Borrowed funds	2,313	2,470	2,647

Total interest expense	8,132	10,004	13,823

Net interest income	14,775	16,907	15,976
Provision for loan losses (Note 4)	240	460	220

Net interest income after provision for loan losses	14,535	16,447	15,756

Other income
Fees for other customer services	1,636	1,362	1,537
Investment securities gains - net	946	215	386
Trading securities gains - net	265
Gain on sale of loans - net	470	318	269
Other non-interest income	532	805	531

Total other income	3,849	2,700	2,723

Other expenses
Salaries and employee benefits	6,586	6,798	6,283
Net occupancy and equipment expense	1,963	2,077	2,109
State and local taxes	524	505	605
Office supplies	347	363	411
Legal and litigation expense (Note 16)	152	138	143
Marketing expense	177	161	160
Other operating expenses	1,780	1,784	1,494

Total other expenses	11,529	11,826	11,205

Income before federal income taxes	6,855	7,321	7,274
Federal income taxes (Note 10)	1,371	1,579	1,728

Net income	$5,484	$5,742	$5,546

Net income per share, both basic and diluted (Note 1)	$1.34	$1.38	$1.33

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2003 and 2002

(Amounts in thousands except per share data)

	2003	2002

ASSETS
Cash and due from banks	$9,747	$12,571
Federal funds sold		20,000

Total cash and cash equivalents	9,747	32,571

Investment securities available for sale (Note 2)	125,841	115,795
Investment securities held to maturity (approximate market value of $98,451 in 2003 and $85,957 in 2002) (Note 2)	96,934	84,108
Total loans (Note 3)	189,262	191,477
Less allowance for loan losses (Note 4)	(2,408)	(3,134)

Net loans	186,854	188,343

Premises and equipment (Note 5)	4,872	5,277
Other assets	14,144	11,504

Total assets	$438,392	$437,598

LIABILITIES
Noninterest-bearing deposits	$57,632	$55,745
Interest-bearing deposits (Note 6)	279,924	280,013

Total deposits	337,556	335,758

Federal Home Loan Bank advances and other borrowings (Note 7)	47,886	46,669
Other liabilities	3,069	3,132

Total liabilities	388,511	385,559

Commitments and contingent liabilities (Notes 8 and 16)

SHAREHOLDERS’ EQUITY
Common stock - $5.00 stated value - authorized 20,000,000 shares; issued 4,246,747 shares in 2003 and 4,123,437 shares in 2002 (Note 1)	21,234	20,617
Additional paid-in capital (Note 1)	16,469	13,323
Retained earnings	15,401	17,810
Accumulated other comprehensive income (Note 1)	2,203	3,165
Treasury stock, at cost, 212,838 shares in 2003 and 131,544 shares in 2002	(5,426)	(2,876)

Total shareholders’ equity (Notes 15 and 17)	49,881	52,039

Total liabilities and shareholders’ equity	$438,392	$437,598

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended December 31, 2003, 2002 and 2001

(Amounts in thousands except per share data)

				Accumulated		Total
		Additional		Other		Share-
	Common	Paid-In	Retained	Comprehensive	Treasury	holders
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity

Balance at December 31, 2000	$19,437	$9,271	$19,789	$896	$(1,657)	$47,736
Comprehensive Income:
Net income			5,546			5,546
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				938		938

Total comprehensive income						6,484

Common Stock Transactions:
Treasury shares reissued net of shares repurchased		30			210	240
Cash dividends declared ($.81 per share)			(3,355)			(3,355)
Special cash dividend ($.13 per share)			(573)			(573)
3% stock dividend	583	1,644	(2,227)
Cash paid in lieu of fractional shares			(8)			(8)

Balance at December 31, 2001	20,020	10,945	19,172	1,834	(1,447)	50,524
Comprehensive Income:
Net income			5,742			5,742
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				1,331		1,331

Total comprehensive income						7,073

Common Stock Transactions:
Treasury shares repurchased net of shares reissued		165			(1,429)	(1,264)
Cash dividends declared ($.83 per share)			(3,430)			(3,430)
Special cash dividend ($.21 per share)			(855)			(855)
3% stock dividend	597	2,213	(2,810)
Cash paid in lieu of fractional shares			(9)			(9)

Balance at December 31, 2002	20,617	13,323	17,810	3,165	(2,876)	52,039
Comprehensive Income:
Net income			5,484			5,484
Other comprehensive income, net of tax:
Unrealized losses on available for sale securities, net of reclassification adjustment				(962)		(962)

Total comprehensive income						4,522

Common Stock Transactions:
Treasury shares repurchased net of shares reissued		230			(2,550)	(2,320)
Cash dividends declared ($.85 per share)			(3,485)			(3,485)
Special cash dividend ($.22 per share)			(864)			(864)
3% stock dividend	617	2,916	(3,533)
Cash paid in lieu of fractional shares			(11)			(11)

Balance at December 31, 2003	$21,234	$16,469	$15,401	$2,203	$(5,426)	$49,881

DISCLOSURE OF RECLASSIFICATION FOR AVAILABLE

FOR SALE SECURITY GAINS AND LOSSES:

	2003	2002	2001

Unrealized holding (losses) or gains on available for sale securities arising during the period net of tax of $(174), $758 and $615	$(338)	$1,472	$1,193
Less: Reclassification adjustment for gains realized in net income, net of tax of $322, $74 and $131	624	141	255

Net unrealized (losses) or gains on available for sale securities, net of tax	$(962)	$1,331	$938

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2003, 2002 and 2001

(Amounts in thousands)

	2003	2002	2001

Cash flows from operating activities
Net income	$5,484	$5,742	$5,546
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and accretion	2,382	1,345	1,269
Provision for loan loss	240	460	220
Deferred tax expense (benefit)	135	(151)	(2)
Investment securities gains	(946)	(215)	(386)
Gains on sales of loans	(470)	(318)	(269)
Other real estate losses		9	17
Loans originated for sale	(25,757)	(21,612)	(17,000)
Proceeds from sale of loans originated for sale	28,146	19,908	17,269
Gain on sale of fixed assets			(45)
Changes in:
Interest and fees receivable	131	218	393
Interest payable	49	(57)	(158)
Other assets and liabilities	(2,346)	9	(676)

Net cash flows from operating activities	7,048	5,338	6,178

Cash flows from investing activities
Purchases of securities available for sale	(64,960)	(32,144)	(34,805)
Purchases of securities held to maturity	(62,165)	(56,080)	(35,615)
Proceeds from sales of securities available for sale	8,114	1,305	3,998
Proceeds from call, maturity and principal payments on securities	93,982	82,185	70,434
Net (increase) decrease in loans made to customers	(866)	15,656	(1,672)
Proceeds from disposition of other real estate	21	170	2
Proceeds from sale of fixed assets			78
Purchases of premises and equipment	(333)	(425)	(675)

Net cash flows from investing activities	(26,207)	10,667	1,745

Cash flows from financing activities
Net increase (decrease) in deposit accounts	1,798	(1,903)	7,712
Net increase (decrease) in borrowings	1,217	(2,693)	(106)
Dividends paid	(4,360)	(4,294)	(3,936)
Purchases of treasury stock	(3,641)	(2,460)	(999)
Treasury shares reissued	1,321	1,196	1,239

Net cash flows from financing activities	(3,665)	(10,154)	3,910

Net change in cash and cash equivalents	(22,824)	5,851	11,833

Cash and cash equivalents
Beginning of year	32,571	26,720	14,887

End of year	$9,747	$32,571	$26,720

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

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

The Company paid interest of $8,083,000, $10,061,000 and $13,981,000 in 2003, 2002 and 2001, respectively. Cash paid for income taxes was $1,320,000 in 2003, $1,722,000 in 2002 and $1,695,000 in 2001. Transfers of loans to other real estate were $196,000, $820,000 and $204,000 in 2003, 2002 and 2001, respectively.

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

Unrealized losses on corporate bonds have not been recognized into income because the issuer’s bonds are of investment grade quality. Management has the intent and ability to hold these securities for the foreseeable future. The fair value is expected to recover as the bonds approach their maturity date and/or market conditions become more favorable to the bonds’ intrinsic value.

Trading Securities: Trading securities are principally held with the intention of selling in the near term and are carried at market value. Realized and unrealized gains and losses on trading account securities are recognized in the Statement of Income as they occur. The Company did not hold any trading securities at December 31, 2003 or 2002. During 2003, trading activity produced purchases of $23,680,000 and sales of $23,945,000, resulting in a net gain of $265,000. There was no trading activity in 2002.

Loans: Loans are stated at the principal amount outstanding net of the unamortized balance of deferred loan origination fees and costs. Deferred loan origination fees and costs are amortized as an adjustment to the related loan yield over the contractual life using the level yield method. Interest income on loans is accrued over the term of the loans based on the amount of principal outstanding. The accrual of interest is

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

discontinued on a loan when management determines that the collection of interest is doubtful. Generally a loan is placed on nonaccrual status once the borrower is 90 days past due on payments, or whenever sufficient information is received to question the collectability of the loan or any time legal proceedings are initiated involving a loan. Interest income accrued up to the date a loan is placed on nonaccrual is reversed through interest income. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction to principal or reported as interest income according to management’s judgment as to the collectibility of principal. A loan is returned to accrual status when either all of the principal and interest amounts contractually due are brought current and future payments are, in management’s judgment, collectable, or when it otherwise becomes well secured and in the process of collection. When a loan is charged-off, any interest accrued but not collected on the loan is charged against earnings.

Loans Held for Sale: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. For the majority of loan sales, the Company concurrently sells the rights to service the related loans. In addition, the Company may periodically identify other loans which may be sold. These loans are classified as loans held for sale, and carried, in the aggregate, at the lower of cost or estimated market value based on secondary market prices. To mitigate interest rate risk, the Company may obtain fixed commitments to sell such loans at the time loans are originated or identified as being held for sale. No such commitments existed as of December 31, 2003.

Allowance for Loan Losses: Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance consist of provisions for loan losses charged to expense and recoveries of previously charged-off loans. Reductions to the allowance result from the charge-off of loans deemed uncollectable by management. After a loan is charged-off, collection efforts continue and future recoveries may occur.

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

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at the lower of cost or fair value less estimated costs to sell. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair market value is reflected as a valuation allowance through a

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

charge to income. Costs of significant property improvements are capitalized, whereas costs relating to holding and maintaining the property are charged to expense.

Intangible Asset: A core deposit intangible asset resulting from a branch acquisition is being amortized over a 15 year period. The intangible asset, net of accumulated amortization, was $244,000 and $281,000 at December 31, 2003 and 2002, respectively, and is included in other assets. The aggregate amortization expense was $37,000 at December 31, 2003 and 2002. The estimated aggregate amortization expense for the next five years is $37,000 per year.

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

Per Share Amounts: The Board of Directors declared 3% common stock dividends payable as of January 1, 2004, 2003 and 2002. The 3% common stock dividend issued on January 1, 2004 resulted in the issuance of 123,310 shares of common stock, which have been included in the 4,246,747 shares reported as issued at December 31, 2003.

Basic and diluted earnings per share are based on weighted average shares outstanding. Average shares outstanding and per share amounts have been restated to give retroactive effect to the 3% common stock dividend of January 1, 2004. Average shares outstanding and per share amounts similarly reflect the impact of the Company’s stock repurchase program (see Note 17).

The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

	Years Ended December 31,

	2003	2002	2001

Net income ($000 omitted)	$5,484	$5,742	$5,546
Weighted average common shares outstanding	4,089,237	4,147,036	4,167,318
Basic earnings per share	$1.34	$1.38	$1.33
Diluted earnings per share	$1.34	$1.38	$1.33

Reclassifications: Certain items in the financial statements for 2002 and 2001 have been reclassified to conform to the 2003 presentation.

New Accounting Standards: On December 11, 2003, the SEC staff announced its intention to release a Staff Accounting Bulletin that would require all registrants to account for mortgage loan interest rate lock commitments related to loans held for sale as written options, effective no later than for commitments entered into after March 31, 2004. This guidance, if issued, would require the Company to recognize a liability on its balance sheet equal to the fair value of the commitment at the time the loan commitment is issued. As a result, this guidance would delay the recognition of any revenue related to these commitments until such time as the loan is sold. However, the new accounting standard would have no effect on the ultimate amount of revenue or the cash flows recognized over time. The adoption of this pending guidance is not expected to have a material impact on the Company’s financial position or results of operation.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 2 - INVESTMENT SECURITIES

The following is a summary of investment securities:

(Amounts in thousands)

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2003 Investment securities available for sale
U.S. Treasury securities	$4,635	$336	$	$4,971
U.S. Government agencies and corporations	31,843	621	43	32,421
Obligations of states and political subdivisions	19,727	1,062	16	20,773
Mortgage-backed and related securities	52,396	1,174	143	53,427
Corporate securities	10,786	397	53	11,130

Total debt securities	119,387	3,590	255	122,722
Other securities	3,119			3,119

Total available for sale	$122,506	$3,590	$255	$125,841

Investment securities held to maturity
U.S. Treasury securities	$156	$4	$	$160
U.S. Government agencies and corporations	24,976	230	62	25,144
Obligations of states and political subdivisions	32,730	1,653	47	34,336
Mortgage-backed and related securities	39,072	62	323	38,811

Total held to maturity	$96,934	$1,949	$432	$98,451

December 31, 2002 Investment securities available for sale
U.S. Treasury securities	$5,093	$592	$		$5,685
U.S. Government agencies and corporations	25,585	1,150		1	26,734
Obligations of states and political subdivisions	22,032	723		17	22,738
Mortgage-backed and related securities	55,261	2,256		26	57,491

Total debt securities	107,971	4,721		44	112,648
Marketable equity securities	28	113			141
Other securities	3,006				3,006

Total available for sale	$111,005	$4,834		$44	$115,795

Investment securities held to maturity
U.S. Government agencies and corporations	$22,190	$645	$		$22,835
Obligations of states and political subdivisions	31,517	1,078		81	32,514
Mortgage-backed and related securities	30,401	237		30	30,608

Total held to maturity	$84,108	$1,960		$111	$85,957

At December 31, 2003 and 2002, other securities consisted of $2,893,000 and $2,780,000 in Federal Home Loan Bank (FHLB) stock, respectively, and $226,000 in Federal Reserve Board (FED) stock. Each investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 2 - INVESTMENT SECURITIES (Continued)

The amortized cost and estimated market value of debt securities at December 31, 2003, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Amounts in thousands)

	December 31, 2003

	Amortized	Estimated
	Cost	Fair Value

Investment securities available for sale
Due in one year or less	$1,506	$1,514
Due after one year through five years	7,605	8,103
Due after five years through ten years	23,936	24,525
Due after ten years	33,944	35,153

Subtotal	66,991	69,295
Mortgage-backed securities	52,396	53,427

Total	$119,387	$122,722

Investment securities held to maturity
Due in one year or less	$2,088	$2,093
Due after one year through five years	197	210
Due after five years through ten years	12,081	12,230
Due after ten years	43,496	45,107

Subtotal	57,862	59,640
Mortgage-backed securities	39,072	38,811

Total	$96,934	$98,451

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:

(Amounts in thousands)

	2003	2002	2001

Proceeds	$20,115	$17,085	$23,919
Gross realized gains	948	329	541
Gross realized losses	2	114	155

Investment securities with a carrying value of approximately $43,909,000 at December 31, 2003 and $38,126,000 at December 31, 2002 were pledged to secure deposits and for other purposes.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 2 - INVESTMENT SECURITIES (Continued)

The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2003:

(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies and corporations	$9,221	$105	$	$	$9,221	$105
Obligations of states and political subdivisions	3,498	48	1,713	15	5,211	63
Mortgage-backed and related securities	42,036	452	2,208	14	44,244	466
Corporate securities	2,528	53			2,528	53

	$57,283	$658	$3,921	$29	$61,204	$687

The above table represents 66 investment securities where the current value is less than the related amortized cost. The unrealized losses do not reflect any deterioration of the credit worthiness of the issuing entities. No security has a current rating that is below investment grade, and 61 of the securities are rated “AAA”. The lowest rated security is rated A-. The unrealized losses on these securities are a result of changes in interest rates for fixed-rate securities where the interest rate received is less than the current rate available for new offerings of similar securities, changes in market spreads as a result of shifts in supply and demand, and changes in the level of prepayment activity for mortgage related securities.

NOTE 3 - LOANS RECEIVABLE

The following is a summary of loans:

(Amounts in thousands)

	December 31,

	2003	2002

1-4 family residential mortgage loans	$57,854	$62,365
Commercial mortgage loans	92,822	86,929
Consumer loans	7,231	9,792
Commercial loans	21,711	22,016
Home equity loans	9,541	8,353
1-4 family residential mortgage loans held for sale	103	2,022

Total loans	$189,262	$191,477

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following is an analysis of changes in the allowance for loan losses for the year ended:

(Amounts in thousands)

	December 31,

	2003	2002	2001

Balance at beginning of year	$3,134	$2,998	$2,974
Loan charge-offs	(1,120)	(441)	(275)
Recoveries	154	117	79

Net loan charge-offs	(966)	(324)	(196)
Provision charged to operations	240	460	220

Balance at end of year	$2,408	$3,134	$2,998

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $2,067,000, $1,406,000 and $829,000 at December 31, 2003, 2002 and 2001, respectively. Interest income on these loans, if accrued, would have increased pretax income by approximately $135,000, $69,000 and $52,000 for 2003, 2002 and 2001, respectively.

Impaired loans are generally included in nonaccrual loans. Management does not individually evaluate certain smaller balance loans for impairment as such loans are evaluated on an aggregate basis. These loans generally include 1-4 family, consumer and home equity loans. Impaired loans are generally evaluated using the fair value of collateral as the measurement method. At December 31, 2002 and 2001, there were no loans considered impaired. At December 31, 2003, the recorded investment in impaired loans was $871,000 while the allocated portion of the allowance for loan losses for such loans was $177,000. Interest income recognized on impaired loans using the cash basis was $42,000 for 2003.

The remaining principal balance of renegotiated loans for which interest has been reduced and that are still accruing interest totaled $26,000 and $134,000 at December 31, 2002 and 2001, respectively, and none at December 31, 2003. Interest income recognized on these loans was $18,000 for 2002 and $22,000 for 2001. Interest income that would have been recognized under the original terms was $23,000 for 2002 and $27,000 for 2001.

As of December 31, 2003, 2002 and 2001, there were $2,113,000, $2,058,000 and $1,504,000 in loans that were neither classified as nonaccrual nor considered impaired, but which can be considered potential problem loans.

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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

(Amounts in thousands)

	December 31,

	2003	2002

Land	$692	$692
Premises	5,527	5,518
Equipment	9,161	8,838
Leasehold improvements	279	279

	15,659	15,327
Less accumulated depreciation	10,787	10,050

Net book value	$4,872	$5,277

Depreciation expense was $737,000 for 2003, $858,000 for 2002 and $934,000 for 2001.

NOTE 6 - DEPOSITS

The following is a summary of interest-bearing deposits:

(Amounts in thousands)

	December 31,

	2003	2002

Demand	$29,153	$31,816
Money Market	17,376	23,715
Savings	89,830	87,676
Time:
In denominations under $100,000	114,485	111,113
In denominations of $100,000 or more	29,080	25,693

Total	$279,924	$280,013

The following is a summary of time deposits of $100,000 or more by remaining maturities:

(Amounts in thousands)

	December 31,

	2003			2002

	Certificates	Other Time		Certificates	Other Time
	of Deposit	Deposits	Total	of Deposit	Deposits	Total

Three months or less	$3,936	$409	$4,345	$6,233	$540	$6,773
Three to six months	4,999		4,999	3,469	500	3,969
Six to twelve months	4,020		4,020	3,213	122	3,335
One through five years	8,631	1,749	10,380	6,176	1,601	7,777
Over five years	1,132	4,204	5,336	742	3,097	3,839

Total	$22,718	$6,362	$29,080	$19,833	$5,860	$25,693

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The following is a summary of total Federal Home Loan Bank advances and other borrowings:

(Amounts in thousands)

	Weighted
	Average	December 31,
	Interest
	Rate	2003	2002

Federal Home Loan Bank advances
Variable rate LIBOR based Federal Home Loan Bank advances, with monthly interest payments:
Due in 2005	1.310%	$5,000	$
Fixed rate and convertible fixed rate Federal Home Loan Bank advances, with monthly interest payments:
Due in 2003				4,000
Due in 2007	6.3700%	1,000		1,000
Due in 2008	5.6340%	5,000		5,000
Due in 2009	5.1600%	10,000		10,000
Due in 2010	5.9293%	13,500		13,500
Due in 2011	4.9553%	9,500		9,500

Total Federal Home Loan Bank advances	4.9957%	44,000		43,000
Other borrowings
Securities sold under repurchase agreements	0.7978%	2,243		1,680
U.S. Treasury interest-bearing demand note	0.7280%	643		1,989
Federal Funds Purchased	1.1875%	1,000

Total other borrowings	0.8865%	3,886		3,669

Total Federal Home Loan Bank advances and other borrowings	4.6622%	$47,886		$46,669

Securities sold under repurchase agreements represent arrangements that the Bank has entered into with certain deposit customers within its local market areas. These borrowings are collateralized with securities. There are $6.5 million in securities, allocated for this purpose, owned by the Bank and held in safekeeping accounts at independent correspondent banks.

Federal Home Loan Bank (FHLB) advances are collateralized by the FHLB stock owned by the Bank, which had a carrying value of $2,893,000 at December 31, 2003, and a blanket lien against the Bank’s qualified mortgage loan portfolio and $10,836,000 in collateralized mortgage obligations. Maximum borrowing capacity from the FHLB totaled $50,180,000 at December 31, 2003.

As of both December 31, 2003 and 2002, $38,000,000 of the FHLB fixed rate advances are convertible to quarterly LIBOR floating rate advances on or after certain specified dates at the option of the FHLB. Should the FHLB elect to convert, the Company acquires the right to prepay any or all of the borrowing at the time of conversion and on any interest payment due date, thereafter, without penalty.

NOTE 8 - COMMITMENTS

The Bank occupies office facilities under operating leases extending to 2008. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Rental expense was $286,000 for

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 8 - COMMITMENTS (Continued)

2003, $295,000 for 2002 and $251,000 for 2001. The following is a summary of remaining future minimum lease payments under current noncancelable operating leases for office facilities:

(Amounts in thousands)

Years ending:
December 31, 2004	$191
December 31, 2005	191
December 31, 2006	187
December 31, 2007	82
December 31, 2008	27

Total	$678

At December 31, 2003, the Bank was required to maintain aggregate cash reserves amounting to $5,006,000 in order to satisfy federal regulatory requirements. These amounts do not earn interest.

The Bank grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers in Northeast Ohio and Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions. Approximately 2.60% of total loans are unsecured at December 31, 2003, compared to 3.10% at December 31, 2002.

The Company currently does not enter into derivative financial instruments including futures, forwards, interest rate risk swaps, option contracts, or other financial instruments with similar characteristics. The Company also does not participate in any partnerships or other special purpose entities that might give rise to off-balance sheet liabilities.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Such instruments involve, to varying degrees elements of credit risk in excess of the amount recognized on the balance sheet. The Bank’s exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the balance sheet. The amount and nature of collateral obtained, if any, is based on management’s credit evaluation.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 8 - COMMITMENTS (Continued)

The following is a summary of such contractual commitments:

(Amounts in thousands)

	December 31,

	2003	2002

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit
Fixed rate	$96	$859
Variable rate	29,411	36,890
Standby letters of credit	761	615

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

NOTE 9 - BENEFIT PLANS

The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $211,000 for 2003, $219,000 for 2002 and $205,000 for 2001. The Bank matches participants’ voluntary contributions up to 5% of gross pay. Participants may make voluntary contributions to the plan up to a maximum of 15% of gross wages or $12,000, whichever is less. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.

The Bank and Bancorp provide supplemental retirement benefit plans for the benefit of certain officers and non officer directors. The plan for officers is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years after retirement. The amount of each officer’s benefit is determined by their salary at retirement as well as their other sources of retirement income. Director Retirement Agreements provide for a benefit of $10,000 annually on or after the director reaches normal retirement age, which is based on a combination of age and years of service. Director retirement benefits are paid over a period of 10 years following retirement. The Bank and Bancorp accrue the cost of these post-retirement benefits during the working careers of the officers and directors. At December 31, 2003, the cumulative expense accrued for these benefits totaled $677,000, with $487,000 accrued for the officers’ plan and $190,000 for the directors’ plan.

The Bank has purchased insurance contracts on the lives of the participants in the supplemental retirement benefit plan and has named the Bank as the beneficiary. Similarly, the Bancorp has purchased insurance

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 9 - BENEFIT PLANS (Continued)

contracts on the lives of the directors with the Bancorp as beneficiary. While no direct linkage exists between the supplemental retirement benefit plan and the life insurance contracts, it is management’s current intent that the revenue from the insurance contracts be used as a funding source for the plan. At December 31, 2003, the cumulative income accrued on these contracts totaled $936,000 on a tax equivalent basis, with $613,000 accrued on the officers’ contracts and $323,000 on the directors’ contracts.

NOTE 10 - FEDERAL INCOME TAXES

The composition of income tax expense is as follows:

(Amounts in thousands)

	Years Ended
	December 31,

	2003	2002	2001

Current	$1,236	$1,730	$1,730
Deferred	135	(151)	(2)

Total	$1,371	$1,579	$1,728

The following is a summary of net deferred taxes included in other liabilities:

(Amounts in thousands)

	December 31,

	2003	2002	2001

Gross deferred tax assets:
Provision for loan and other real estate losses	$495	$742	$696
Other items	386	240	121
Gross deferred tax liabilities:
Unrealized gain on available for sale securities	(1,135)	(1,631)	(945)
Depreciation	(343)	(339)	(355)
Loan origination cost - net	(2)	6	(3)
Other items	(389)	(367)	(328)

Net deferred tax liability	$(988)	$(1,349)	$(814)

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 10 - FEDERAL INCOME TAXES (Continued)

The following is a reconciliation between tax expense using the statutory tax rate of 34% and the income tax provision:

(Amounts in thousands)

	Years Ended
	December 31,

	2003	2002	2001

Statutory tax	$2,331	$2,489	$2,473
Effect of non-taxable interest and dividends	(960)	(910)	(745)

Total income taxes	$1,371	$1,579	$1,728

The related income tax expense on investment securities gains and losses amounted to $321,000 for 2003, $73,000 for 2002 and $131,000 for 2001, and is included in the total federal income tax provision.

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

(Amounts in thousands)

	December 31, 2003		December 31, 2002

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

ASSETS:
Cash and cash equivalents	$9,747	$9,747	$12,571	$12,571
Federal Funds sold			20,000	20,000
Investment securities	222,775	224,292	199,903	201,752
Loans, net of allowance for loan losses	186,854	186,869	188,343	188,306
LIABILITIES:
Demand and savings deposits	$193,991	$193,991	$198,952	$198,952
Time deposits	143,565	145,407	136,806	139,158
FHLB advances	44,000	44,632	43,000	44,128
Other borrowings	3,886	3,886	3,669	3,669

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2003 and 2002. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities when specific quoted prices are not available. Carrying value is considered to approximate fair value for loans, FHLB advances and other borrowings that reprice frequently and for deposit liabilities subject to immediate withdrawal. The fair values of loans, FHLB advances and other borrowings and time deposits that reprice less frequently are approximated by a discount rate valuation technique utilizing estimated market interest rates as of December 31, 2003 and 2002. The fair value of unrecorded commitments at December 31, 2003 and 2002, is not material.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the trained work force, customer goodwill and similar items. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain: (1) a minimum ratio of 4% both for total Tier I risk-based capital to risk-weighted assets and for Tier I risk-based capital to average assets, and (2) a minimum ratio of 8% for total risk-based capital to risk-weighted assets.

Under the regulatory framework for prompt corrective action, the Company is categorized as well capitalized, which requires minimum capital ratios of 10% for total risk-based capital to risk-weighted assets, 6% for Tier I risk-based capital to risk-weighted assets, and 5% for Tier I risk-based capital to average assets (also known as the leverage ratio). There are no conditions or events since the most recent communication from regulators that management believes would change the Company’s category.

	(Amounts in thousands)

	December 31,		December 31,
	2003		2002

	Amount	Ratio	Amount	Ratio

Total Risk-Based Capital	$49,841		$51,415
Ratio to Risk-Weighted Assets		21.57%		23.23%
Tier I Risk-Based Capital	$47,433		$48,593
Ratio to Risk-Weighted Assets		20.53%		21.95%
Ratio to Average Assets		10.94%		11.12%

Tier I capital is shareholders’ equity less intangibles and the unrealized market value adjustment of investment securities available for sale. Total risk-based capital is Tier I capital plus the qualifying portion of the allowance for loan losses. Assets and certain off balance sheet items adjusted in accordance with risk classification comprise risk-weighted assets of $231,034,000 and $221,332,000 as of December 31, 2003 and 2002, respectively. Assets less intangibles and the net unrealized market value adjustment of investment

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 12 - REGULATORY MATTERS (Continued)

securities available for sale averaged $433,513,000 and $437,149,000 for the years ended December 31, 2003 and 2002, respectively.

NOTE 13 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2003. The following is an analysis of such loans:

(Amounts in thousands)

Total loans at December 31, 2002	$1,497
New loans	193
Repayments or other	393

Total loans at December 31, 2003	$1,297

NOTE 14 - CONDENSED FINANCIAL INFORMATION

Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the parent’s investment in subsidiaries is stated at cost, including equity in the undistributed earnings of the subsidiaries since inception, adjusted for any unrealized gains or losses on available for sale securities.

BALANCE SHEETS

(Amounts in thousands)

	December 31,

	2003	2002

Assets:
Cash	$2,169	$5,235
Investment securities available for sale	3,218	1,307
Investment securities held to maturity		1,305
Investment in bank subsidiary	43,125	42,770
Investment in non-bank subsidiary	15	15
Other assets	1,668	1,597

	$50,195	$52,229

Liabilities:
Other liabilities	$314	$190

Shareholders’ equity:
Common stock (Note 1)	21,234	20,617
Additional paid-in capital (Note 1)	16,469	13,323
Retained earnings	15,401	17,810
Accumulated other comprehensive income	2,203	3,165
Treasury stock	(5,426)	(2,876)

Total shareholders’ equity	49,881	52,039

	$50,195	$52,229

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 14 - CONDENSED FINANCIAL INFORMATION (Continued)

STATEMENTS OF INCOME

(Amounts in thousands)

	Years ended December 31,

	2003	2002	2001

Dividends from bank subsidiary	$4,000	$4,400	$7,000
Interest and dividend income	180	202	185
Investment securities gains	192	21	33
Other income	77	76	87
Other expenses	(184)	(149)	(176)

Income before income tax and equity in undistributed net income of subsidiaries	4,265	4,550	7,129
Income tax expense	(63)	(24)	(13)
Equity in undistributed net income of subsidiaries	1,282	1,216	(1,570)

Net income	$5,484	$5,742	$5,546

STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Years ended December 31,

	2003	2002	2001

Cash flows from operating activities
Net income	$5,484	$5,742	$5,546
Adjustments to reconcile net income to net cash flows from operating activities:
Equity in undistributed net income of subsidiaries	(1,282)	(1,216)	1,570
Investment securities gains	(192)	(21)	(33)
Accretion on securities	31	8	3
Deferred tax benefit	(24)	(23)	(17)
Change in other assets and liabilities	95	(3)	36

Net cash flows from operating activities	4,112	4,487	7,105

Cash flows from investing activities
Purchases of investment securities available for sale	(3,007)	(250)	(356)
Purchases of investment securities held to maturity		(2,042)
Proceeds from sales of securities available for sale	1,204
Proceeds from call, maturity and principal payments on securities	1,305	1,550	3,767

Net cash flows from investing activities	(498)	(742)	3,411

Cash flows from financing activities
Dividends paid	(4,360)	(4,294)	(3,936)
Net treasury shares (repurchased) reissued	(2,320)	(1,264)	240

Net cash flows from financing activities	(6,680)	(5,558)	(3,696)

Net change in cash	(3,066)	(1,813)	6,820
Cash
Beginning of year	5,235	7,048	228

End of year	$2,169	$5,235	$7,048

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 15 - DIVIDEND RESTRICTIONS

The Bank is subject to regulations of the Ohio Division of Banks which restrict dividends to retained earnings (as defined by statute) of the current and prior two years. Under this restriction, at December 31, 2003, approximately $928,000 is available for the payment of dividends by the Bank without seeking prior regulatory approval. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines.

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

Plaintiffs appealed the judgment rendered by the Common Pleas Court of Trumbull County. The Company and Plaintiffs filed all permitted briefs with the 11th District Court of Appeals and oral arguments were made before the Court of Appeals on October 20, 2003. On March 4, 2004, the Company received notice that the 11th District Court of Appeals had upheld the decision of the Court of Common Pleas in Trumbull County, Ohio, in favor of the registrant and its subsidiary bank. Plaintiffs have the right to appeal the 11th District Court’s decision to the Ohio Supreme Court. While it is not feasible to predict the ultimate resolution of this matter, an outcome unfavorable to the Company’s bank subsidiary could have a material effect on the Company’s quarterly and annual operating results for that period in which such a judgment might be rendered. It remains the Company’s intent to vigorously defend these actions.

The Bank is also involved in other legal actions arising in the ordinary course of business. In the opinion of management, the outcome of these matters is not expected to have material effect on the Company.

NOTE 17 - STOCK REPURCHASE PROGRAM

On January 23, 2001, the Company’s Board of Directors approved a Stock Repurchase Program (the “2001 Program”), which allowed the Company to repurchase up to 187,000 shares (or approximately 4.9% of the 3,815,125 shares outstanding as of January 31, 2001) of the Company’s outstanding common stock. The Program expired on February 6, 2002. On January 22, 2002 the Company’s Board of Directors approved a new Program (the “2002 Program”), which allowed the Company to repurchase up to 193,000 shares (or approximately 4.9% of the 3,943,151 shares outstanding as of January 31, 2002) of the Company’s outstanding common stock. This program expired on February 6, 2003. On January 28, 2003, the

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2003, 2002 and 2001

NOTE 17 - STOCK REPURCHASE PROGRAM (Continued)

Company’s Board of Directors once again approved a new program (the “2003 Program”) which allows the Company to repurchase up to 196,000 shares (or approximately 4.9% of the 3,998,191 shares outstanding as of January 28, 2003) of the Company’s outstanding common stock. This program will expire on February 6, 2004. Repurchased shares are designated as treasury shares, available for general corporate purposes, including possible use in connection with the Company’s dividend reinvestment program, employee benefit plans, acquisitions or other distributions.

Repurchase amounts are effected through open market transactions or in privately negotiated agreements in accordance with applicable regulations of the Securities and Exchange Commission. Under the 2001 program based on the value of the Company’s stock on January 31, 2001, the commitment to repurchase the stock over the next year was approximately $3,179,000. The Company repurchased 51,321 shares under the 2001 Program.

Under the 2002 Program, based on the value of the Company’s stock on January 31, 2002, the commitment to repurchase the stock over the next year was $4,053,000. The Company repurchased 19,745 shares between January 1 and February 6, 2003, bringing the total repurchased shares to 114,073 under the 2002 Program. The Company also reissued 20,592 shares to existing shareholders through its dividend reinvestment program in January 2003, bringing the total number of shares reissued during the 2002 Program to 52,647.

Under the 2003 Program, based on the value of the Company’s stock on January 28, 2003, the commitment to repurchase the stock over the next twelve months was $5,037,000. As of December 31, 2003, the Company has repurchased 103,264 shares under the 2003 Program. The Company also reissued 27,121 shares to existing shareholders through its dividend reinvestment program. The 3% common stock dividend paid January 1, 2004 increased treasury shares by an additional 5,998 shares. Based on the price of the Company’s stock at December 31, 2003, the remaining commitment to repurchase the stock was approximately $2,689,000.

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

(Fully taxable equivalent basis in thousands of dollars)

	2003

	Average	Interest	Yield
	Balance	Earned	or
	Outstanding	or Paid	Rate

Interest-earning assets:
Federal funds sold	$10,201	$117	1.1%
Other Cash Management Funds	137	1	0.7%
Investment securities:
U.S. Treasury and other U.S. Government agencies and corporations	52,587	2,640	5.0%
U.S. Government mortgage-backed pass through certificates	89,652	4,009	4.5%
States of the U.S. and political subdivisions (Note 1, 2, 3)	51,363	3,649	7.1%
Other securities	10,997	559	5.1%

TOTAL INVESTMENT SECURITIES	204,599	10,857	5.3%
Loans (Note 2, 3, 4)	191,392	13,141	6.9%
Trading Account Securities	1,190	68	5.7%

TOTAL INTEREST-EARNING ASSETS	407,519	$24,184	5.9%

Non interest-earning assets:
Cash and due from banks	10,140
Premises and equipment	5,119
Other	13,461

TOTAL ASSETS	$436,239

Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$50,714	$249	0.5%
Savings	88,953	540	0.6%
Time	139,568	5,030	3.6%

TOTAL INTEREST-BEARING DEPOSITS	279,235	5,819	2.1%

Borrowings:
Federal funds purchased	57	1	1.8%
Securities sold under agreement to repurchase	1,999	17	0.9%
Other borrowings under one year	3,671	160	4.4%
Other borrowings over one year	39,178	2,135	5.4%

TOTAL BORROWINGS	44,905	2,313	5.2%

TOTAL INTEREST-BEARING LIABILITIES	324,140	$8,132	2.5%

Non interest-bearing liabilities:
Demand deposits	55,898
Other liabilities	4,394
Shareholders equity	51,807

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$436,239

Net interest income		$16,052

Net interest rate spread (Note 5)			3.4%

Net interest margin (Note 6)			3.9%

Note 1 – Includes both taxable and tax exempt securities.

Note 2 –	The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 2003, 2002 and 2001, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets. Tax-free income from states of the U.S. and political subdivisions, and loans amounted to $2,466 and $214 for 2003, $2,480 and $178 for 2002 and $2,026 and $132 for 2001, respectively.

Note 3 –	Average balance outstanding includes the average amount outstanding of all nonaccrual investment securities and loans. States and political subdivisions consist of average total principal adjusted for amortization of premium and accretion of discount less average allowance for estimated losses, and include both taxable and tax exempt securities. Loans consist of average total loans less average unearned income.

(Fully taxable equivalent basis in thousands of dollars)

2002			2001

Average	Interest	Yield	Average	Interest	Yield
Balance	Earned	or	Balance	Earned	or
Outstanding	or Paid	Rate	Outstanding	or Paid	Rate

$14,184	$226	1.6%	$10,907	$368	3.4%
115	2	1.7%	44	2	4.5%
51,630	3,272	6.3%	54,468	3,733	6.9%
91,536	5,322	5.8%	89,254	5,708	6.4%
51,052	3,647	7.1%	41,779	2,942	7.0%
3,461	168	4.9%	4,171	267	6.4%

197,679	12,409	6.3%	189,672	12,650	6.7%
201,106	15,518	7.7%	208,614	17,749	8.5%

413,084	$28,155	6.8%	409,237	$30,769	7.5%

10,172			9,643
5,614			5,962
10,860			9,988

$439,730			$434,830

$55,586	$557	1.0%	$52,252	$1,071	2.0%
85,712	1,050	1.2%	78,915	1,684	2.1%
142,199	5,927	4.2%	150,807	8,421	5.6%

283,497	7,534	2.7%	281,974	11,176	4.0%

			71	4	5.6%
2,222	30	1.4%	3,688	138	3.7%
2,393	152	6.4%	1,441	70	4.9%
42,903	2,288	5.3%	44,446	2,435	5.5%

47,518	2,470	5.2%	49,646	2,647	5.3%

331,015	$10,004	3.0%	331,620	$13,823	4.2%

53,295			49,475
3,623			3,735
51,797			50,000

$439,730			$434,830

	$18,151			$16,946

		3.8%			3.3%

		4.4%			4.1%

Note 4 –	Interest earned on loans includes net loan fees of $241 in 2003, $277 in 2002 and $180 in 2001.

Note 5 –	Net interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

Note 6 –	Net interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

	Years ended December
	31,
	2003	2002	2001	2000	1999
SUMMARY OF OPERATIONS
Total Interest Income	$22,907	$26,911	$29,799	$30,786	$28,371
Total Interest Expense	8,132	10,004	13,823	14,137	12,392

NET INTEREST INCOME (NII)	14,775	16,907	15,976	16,649	15,979
Provision for Loan Losses	240	460	220	325	200

NII After Loss Provision	14,535	16,447	15,756	16,324	15,779
Security gains (losses)	946	215	386	(16)	9
Gain on sale of loans	470	318	269	116	156
Total Other Income	2,433	2,167	2,068	1,845	1,459

INCOME BEFORE EXPENSE	18,384	19,147	18,479	18,269	17,403
Total Other Expenses	11,529	11,826	11,205	11,352	10,884

INCOME BEFORE TAX	6,855	7,321	7,274	6,917	6,519
Federal Income Tax	1,371	1,579	1,728	1,807	1,657

NET INCOME	$5,484	$5,742	$5,546	$5,110	$4,862

BALANCE SHEET DATA
Assets	$438,392	$437,598	$439,921	$429,466	$423,202
Investments	222,775	199,903	193,424	195,964	201,857
Net Loans	186,854	188,343	203,257	201,994	193,104
Deposits	337,556	335,758	337,661	329,949	320,403
Borrowings	47,886	46,669	49,362	49,468	55,285
Shareholders’ Equity	49,881	52,039	50,524	47,736	44,225

AVERAGE BALANCES
Assets	$436,239	$439,730	$434,830	$422,832	$407,753
Investments	204,599	197,679	189,672	203,463	191,772
Net Loans	188,360	198,049	205,585	201,995	195,503
Deposits	335,133	336,792	331,449	326,238	320,436
Borrowings	44,905	47,518	49,646	48,315	39,012
Shareholders’ Equity	51,807	51,797	50,000	45,395	44,840

PER COMMON SHARE DATA (1)
Net Income, both Basic and Diluted	$1.34	$1.38	$1.33	$1.22	$1.16
Cash Dividends Declared	1.07	1.04	0.94	0.88	0.64
Book Value	12.37	12.66	12.15	11.52	10.55

ASSET QUALITY RATIOS
Underperforming Assets as a Percentage of:
Total Assets	0.70%	0.51%	0.26%	0.42%	0.72%
Equity plus Allowance for Loan Losses	5.84	4.07	2.12	3.55	6.46
Tier I Capital	6.44	4.62	2.34	3.88	6.70

FINANCIAL RATIOS
Return on Average Equity	10.59%	11.09%	11.09%	11.26%	10.84%
Return on Average Assets	1.26	1.31	1.28	1.21	1.19
Effective Tax Rate	20.00	21.56	23.76	26.12	25.41
Average Equity to Average Assets	11.88	11.78	11.50	10.74	11.00
Equity to Asset Ratio	11.38	11.89	11.48	11.12	10.45
Tangible Equity to Tangible Asset Ratio	11.33	11.84	11.42	11.04	10.37
Cash Dividend Payout Ratio	79.85	74.83	70.92	72.39	54.96
Net Interest Margin Ratio	3.94	4.39	4.14	4.30	4.31

(1) Basic and diluted earnings per common share are based on weighted average shares outstanding adjusted retroactively for stock dividends. Cash dividends per common share are based on actual cash dividends declared, adjusted retroactively for the stock dividends and the three-for-one stock split. Book value per common share is based on shares outstanding at each period, adjusted retroactively for the stock dividends and the three-for-one stock split.

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

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. In addition to historical information, certain information included in this discussion and other material filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company) may contain forward-looking statements that involve risks and uncertainties. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or similar terminology identify forward-looking statements. These statements reflect management’s beliefs and assumptions, and are based on information currently available to management.

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

OVERVIEW and OUTLOOK

Net income for 2003 was $5,484, the third best in the Company’s 112 year history. The performance represented a decrease of $258 from the $5,742 earned in 2002. Earnings per share measured $1.34, down $0.04 or 2.9% from $1.38 in 2002, and represented the second best performance ever.

Core earnings, which exclude the net gains on loans sold and investment securities either sold or called, and certain other non recurring items such as the discretionary award of profit sharing, were $4.578 million in 2003, compared to the $5.456 million earned in 2002. Core earnings per share were $1.12 in 2003 and $1.32 in 2002.

The dramatic and rapid decline in interest rates over the past several years resulted in a significant increase in refinancing activity. Accordingly, the rate at which the Company’s assets repriced, accelerated considerably. This put pressure on the Company’s net interest margin, as liabilities are more limited in their ability to reprice as rates approach zero. The Company was able to offset this effect to some extent through the net gains on loans sold and investment securities either sold or called, trading activities, the pricing of other customer services and general expense controls.

As of December 31, 2003, the ratio of equity capital to total assets remained well above regulatory minimums at 11.38%, but down from 11.89% a year ago. Risk-based capital measured 21.57% compared to 23.23% at December 31, 2002. All capital ratios continue to register well in excess of required regulatory minimums.

Return on average equity was 10.59% compared to 11.09% in 2002, while the return on average assets decreased from 1.31% to 1.26%. Book value per share decreased by $0.29 to $12.37. The price of the Company’s common stock increased during the year, trading in a range between a first quarter low of $24.61 and a third quarter high of $32.53, closing the year at $29.00 per share. The Company continued its aggressive cash dividend policy, paying out 79.9% of 2003 earnings in cash dividends, compared to 74.8% in the prior year. Dividends per share increased by 2.9%, reflecting the effect of the annual stock dividend.

On January 28, 2003, the Company’s Board of Directors approved a Stock Repurchase Program enabling the Company to repurchase up to 196,000 shares (or approximately 4.9% of the

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

3,998,191 shares outstanding as of January 28, 2003), of the Company’s outstanding common stock. As of December 31, 2003, the Company had repurchased 103,264 shares, or approximately 2.6%. This program expired on February 6, 2004.

The Company is committed to investing in technology such that its infrastructure effectively delivers to consumers and small-to-medium-sized business owners leading edge financial products and services. The Company’s integrated approach to technology includes internet banking services; an Integrated Voice Response system that provides customers with remote access to banking services; platform products that enhance both productivity and customer service; and check and document-imaging products, which further capitalize on the Company’s Internet banking cash management initiative. Technology is a core ingredient for the Company, enabling it to extend services to customers beyond geographic boundaries, while increasing employee productivity. These flexible and robust product solutions also offer customers capabilities which enable them to streamline their own operations and to bank around the clock.

The Company’s Internet based banking solution, NetTeller, delivers interactive information by providing customers the following capabilities: access to account information, statement information and check imaging; on-line bill payment and electronic loan payments; and the ability to remotely transfer money between accounts and to initiate wire transfers and ACH transactions. Consumers, retail and commercial customers, alike, are offered such services 24 hours a day, 365 days a year with a high level of functionality, security and ease of operation.

With interest rates at or near their lowest level in more than 45 years, it is expected that the economic recovery will continue to gain traction and accelerate. Eventually the Federal Reserve will push short-term interest rates higher, although exactly when that will occur remains highly uncertain, as job creation has so far lagged more than usual during this recovery due to extraordinarily strong productivity gains and the growing use of global out-sourcing. Economic stimulus and tax reform packages designed to bolster consumer confidence and encourage investment were passed by Congress in 2003 and have proven instrumental in accelerating the recovery. The positive effects of this economic stimulus and tax reform may be stalled by uncertainties relating to continued international turmoil, persistently high energy prices, and vitriolic political rhetoric in the race for the U.S. presidency.

Given this outlook, it is likely that interest rates will remain at or near their 45-year lows throughout much if not all of 2004. If so, this will continue to compress the Company’s net interest margin, holding this key determinant of income below its historical norms. Under such a scenario, the return on average assets would tend to decline from the more recent range of 1.2% - 1.3% to a range of 1.0% - 1.1%, with earnings per share tending toward a range of $1.10 to $1.20.

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

	2003	2002	2001	2000	1999

Nonaccrual loans:

1-4 residential mortgages	$529	$474	$293	$42	$131
Commercial mortgages	1,538	600	368	1,445	1,920
Commercial loans	0	327	129	135	198
Consumer loans	0	5	32	15	12
Home equity loans	0	0	7	11	16

Total Nonaccrual Loans	2,067	1,406	829	1,648	2,277
Other real estate owned	986	811	170	0	285

Nonperforming Assets	3,053	2,217	999	1,648	2,562
Loans ninety days past due and still accruing interest	0	0	0	9	0
Restructured loans	0	26	134	143	484

Underperforming Assets	$3,053	$2,243	$1,133	$1,800	$3,046

The following table provides a number of asset quality ratios based on this data. Overall, asset quality reflected the cumulative effects of general economic weakness evidenced since mid-2000 and 2002, but remained within acceptable levels.

	2003	2002	2001	2000	1999

Nonperforming loans as a percentage of total loans	1.09%	0.73%	0.40%	0.80%	1.16%
Nonperforming assets as a percentage of total assets	0.70%	0.51%	0.23%	0.38%	0.61%
Underperforming assets as a percentage of total assets	0.70%	0.51%	0.26%	0.42%	0.72%
Underperforming assets as a percentage of equity capital plus allowance for loan losses	5.84%	4.07%	2.12%	3.55%	6.46%

Gross income that would have been recorded in 2003 on these loans, had they been in compliance with their original terms, was $219,000. Interest income that actually was included in income on these loans amounted to $84,000.

RESULTS OF OPERATIONS

Common comparative ratios for results of operations are the return on average equity and the return on average assets. The return on average equity amounted to 10.6%, 11.1% and 11.1% for 2003, 2002 and 2001, respectively. The return on average assets amounted to 1.3% in 2003, 2002 and 2001.

Net interest income, the principal source of the Company’s earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. The net interest margin ratio registered 3.9% in 2003, 4.4% in 2002 and 4.1% in 2001.

Compression in the Company’s net interest margin during 2003 resulted from the increased levels of nonperforming assets which has occurred over the past two years and the cumulative impact of the dramatic and rapid decline in interest rates over the past several years. The significant increase in refinancing activity has considerably accelerated the rate at which the Company’s earning assets reprice. Meanwhile, interest bearing liabilities have begun to bump up against a natural limit in their ability to reprice as short term rates approach zero.

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

Analysis of Net Interest Income Changes (Taxable Equivalent Basis)

	2003 Compared to 2002			2002 Compared to 2001
	Volume	Rate	Total	Volume	Rate	Total
Increase (Decrease) in Interest Income:
Federal funds sold	$(54)	$(55)	$(109)	$89	$(231)	$(142)
Other cash management funds		(1)	(1)	3	(3)
Investment Securities
U.S. Treasury and other U.S. Government agencies and corporations	60	(692)	(632)	(189)	(272)	(461)
U.S. Government mortgage-backed pass-through certificates	(108)	(1,205)	(1,313)	143	(529)	(386)
States of the U.S. and political subdivisions	22	(20)	2	662	43	705
Other securities	383	8	391	(40)	(59)	(99)
Trading account securities	68		68
Loans	(725)	(1,652)	(2,377)	(622)	(1,609)	(2,231)
Total Interest Income Change	(354)	(3,617)	(3,971)	46	(2,660)	(2,614)
Increase (Decrease) in Interest Expense:
Interest-bearing demand deposits	(45)	(263)	(308)	64	(578)	(514)
Savings deposits	38	(548)	(510)	134	(768)	(634)
Time deposits	(108)	(789)	(897)	(459)	(2,035)	(2,494)
Federal funds purchased	1		1	(4)		(4)
Securities sold under agreements to repurchase	(3)	(10)	(13)	(42)	(66)	(108)
Other borrowings under one year	65	(57)	8	56	26	82
Other borrowings over one year	(202)	49	(153)	(83)	(64)	(147)
Total Interest Expense Change	(254)	(1,618)	(1,872)	(334)	(3,485)	(3,819)
Increase (Decrease) in Net Interest Income on a Taxable Equivalent Basis	$(100)	$(1,999)	$(2,099)	$380	$825	$1,205

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Total other income for 2003 increased $1,149, or 42.6% compared to a decrease of $23, or 0.8% in 2002. Fees for customer services increased by $274 or 20.1% compared to a decrease of $175 in the prior year. Loans originated for sale in the secondary market benefited from the decline in interest rates, and showed gains of $470 in 2003, compared to $318 and $269 in 2002 and 2001, respectively. In 2003 gains on the sale of trading securities amounted to $265, with no activity in 2002 or 2001. The early call of held to maturity securities, and transactions involving available for sale securities, combined to produce net gains of $946 in 2003, $215 in 2002 and $386 in 2001.

Other non-interest income decreased by $273 during 2003, following a $274 increase in 2002. This income category is subject to fluctuation due to nonrecurring items. In 2002, the increase was primarily due to a one time refund of Ohio Franchise taxes of approximately $241.

Other Income
	2003	2002	2001
Fees for other customer services	$1,636	$1,362	$1,537
Gain on sale of loans	470	318	269
Gain on sale of trading securities	265
Other operating income	532	805	531

	2,903	2,485	2,337
Investment securities net gains	946	215	386

Total other income	$3,849	$2,700	$2,723

Total other expenses decreased by $297 or 2.5% in 2003. This compares to an increase of $621, or 5.5% in 2002. Full time equivalent employment averaged 167 employees in 2003, a 0.6% decrease from the 168 employed in 2002. During 2003, expenditures for salaries and employee benefits decreased by $212, or 3.2%, primarily due to profit sharing awards of $336 in 2002 but none in 2003. Excluding profit sharing awards total personnel expenses were up 1.9%, or $124. Occupancy and equipment expense decreased by $114, or 5.5%, during 2003.

Legal and litigation expense in 2003 increased by $14 compared to a decrease of $5 in 2002. State and local taxes increased $19 or 3.8%. All other categories of non-interest expense decreased by $4 in 2003, or 0.2% in the aggregate.

Non-Interest Expense
	2003	2002	2001
Salaries and benefits	$6,586	$6,798	$6,283
Net occupancy and equipment expense	1,963	2,077	2,109
State and local taxes	524	505	605
Office supplies	347	363	411
Marketing expense	177	161	160
Legal and litigation	152	138	143
Other operating expense	1,780	1,784	1,494

Total other expenses	$11,529	$11,826	$11,205

Salaries and employee benefits represented 57.1% of all non-interest expenses in 2003. Salaries and employee benefits decreased by $212 in 2003 following an increase of $515 in 2002. The following details components of these increases:

	Analysis of Changes in Salaries &
					Ben	efits
	Amounts Percent

	2003	2002	2001	2003	2002	2001

Salaries	$67	$308	$112	1.3%	6.4%	2.3%
Benefits	112	161	56	7.3	11.8	4.5
Profit Sharing	(336)	10	21	(100.0)	3.1	6.9

	(157)	479	189	(2.2)	7.3	2.4
Def’d Loan Origination	(55)	36	6	27.0	(13.0)	(2.4)

	$(212)	$515	$195	(3.1%)	8.2%	3.2%

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Wage and salary expense per employee averaged $31,192 in 2003, $30,607 in 2002 and $29,452 in 2001 exclusive of profit sharing, which averaged $1,855 per employee in 2002 and $1,837 per employee in 2001. Full-time equivalent employment averaged 167 employees in 2003, 168 employees in 2002 and 166 in 2001. Average earning assets per employee measured $2,440 in 2003 and $2,459 in both 2002 and 2001.

The following table shows financial results by quarter for the years ending December 31, 2003 and 2002:

FINANCIAL RESULTS BY QUARTER

	2003				2002

	For the Quarter Ended				For the Quarter Ended

	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31

Interest Income	$5,609	$5,602	$5,758	$5,938	$6,405	$6,735	$6,901	$6,870
Interest Expense	1,977	2,017	2,041	2,097	2,294	2,461	2,600	2,649

Net Interest Income	3,632	3,585	3,717	3,841	4,111	4,274	4,301	4,221
Loan Loss Provision	(80)	(60)	(25)	(75)	(125)	(160)	(60)	(115)
Net security gains	259	203	216	268	1	40	63	111
Trading securities gain	92	48	5	120
Net gain on loans	21	147	166	136	174	70	24	50
Other Income	676	552	494	446	461	736	518	452
Other Expenses (1)	(2,940)	(2.835)	(2,860)	(2,894)	(3,278)	(2,837)	(2,857)	(2,854)

Income Before Tax	1,660	1,640	1,713	1,842	1,344	2,123	1,989	1,865
Federal Income Tax	320	323	348	380	215	491	450	423

Net Income	$1,340	$1,317	$1,365	$1,462	$1,129	$1,632	$1,539	$1,442
Net Income Per Share	$0.33	$0.32	$0.33	$0.36	$0.27	$0.39	$0.37	$0.35

(1)	Includes profit sharing awards totaling $336 in the quarter ended December 31, 2002.

LOAN LOSS EXPERIENCE

For each year presented in the table on the following page, the provision for loan losses charged to operations is based on management’s judgment after taking into consideration all known factors connected with the collectability of the existing portfolio. Management evaluates the portfolio in light of economic conditions, changes in the nature and volume of the portfolio, industry standards and other relevant factors. Specific factors considered by management in determining the amounts charged to operations include previous loan loss experience; the status of past due interest and principal payments; the quality of financial information supplied by customers; the cashflow coverage and trends evidenced by financial information supplied by customers; the nature and estimated value of any collateral supporting specific loan credits; risk classifications determined by the Company’s loan review systems or as the result of the regulatory examination process; and general economic conditions in the lending area of the Company’s bank subsidiary.

During 2003, management revised its loan loss methodology to provide for greater transparency and more direct linkage with its credit risk classification system. Key risk factors and assumptions are dynamically updated to reflect actual experience and changing circumstances. Federal and state banking authorities have subsequently reviewed the methodology and found it to be consistent with regulatory requirements for determining an adequate allowance for loan and lease losses.

Certain asset-specific loans are evaluated individually for impairment, based on management’s best estimate of discounted cash repayments and the anticipated proceeds from liquidating collateral. The actual timing and amount of repayments and the ultimate realizable value of the collateral may differ from management’s estimates.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The expected loss for certain other commercial credits utilizes internal risk ratings. These loss estimates are sensitive to changes in the customer’s risk profile, the realizable value of collateral, other risk factors and the related loss experience of other credits of similar risk. Consumer credits generally employ statistical loss factors, adjusted for other risk indicators, applied to pools of similar loans stratified by asset type. These loss estimates are sensitive to changes in delinquency status and shifts in the aggregate risk profile.

	2003	2002	2001	2000	1999

Balance at beginning of year	$3,134	$2,998	$2,974	$2,956	$3,055
Loan losses:
1-4 family residential mortgages	(101)	(97)	(10)	0	(19)
Commercial mortgages	(589)	0	0	(199)	(99)
Consumer loans	(160)	(157)	(168)	(199)	(144)
Commercial loans	(270)	(187)	(94)	(46)	(118)
Home equity loans	0	0	(3)	(8)	(7)

	(1,120)	(441)	(275)	(452)	(387)

Recoveries on previous loan losses:
1-4 family residential mortgages	0	0	5	0	6
Commercial mortgages	40	0	0	44	0
Consumer loans	108	93	69	82	46
Commercial loans	6	24	3	18	35
Home equity loans	0	0	2	1	1

	154	117	79	145	88

Net loan losses	(966)	(324)	(196)	(307)	(299)

Provision charged to operations	240	460	220	325	200

Balance at end of year	$2,408	$3,134	$2,998	$2,974	$2,956

Ratio of net loan losses to average net loans outstanding	0.51%	0.16%	0.10%	0.15%	0.15%

Ratio of loan loss allowance to total loans	1.27%	1.64%	1.45%	1.45%	1.51%

The increase in charge-offs in 2003 primarily reflects impaired commercial loan credits for which specific loss reserves had previously been established. Based on its analysis and review of all known factors, management has determined the current level of the allowance to be adequate.

The following is an allocation of the allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

	2003	2002	2001	2000	1999

Types of Loans

1-4 family residential mortgages	$217	$338	$407	$443	$456
Commercial mortgages	1,740	2,047	1,927	1,675	1,588
Consumer loans	48	100	162	209	205
Commercial loans	144	359	312	251	273
Home equity loans	1	21	20	18	20
Unallocated portion	258	269	170	378	414

	$2,408	$3,134	$2,998	$2,974	$2,956

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

LOAN PORTFOLIO

The following table represents the composition of the loan portfolio as of December 31, for the years indicated:

	2003		2002		2001		2000		1999

	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Types of Loans
1-4 family residential mortgages	$57,854	30.6	$62,365	32.6	$77,478	37.6	$84,367	41.2	$82,679	42.2
Commercial mortgages	92,822	49.0	86,929	45.4	83,753	40.6	71,544	34.9	65,036	33.2
Consumer loans	7,231	3.8	9,792	5.1	14,850	7.2	17,824	8.7	16,129	8.2
Commercial loans	21,711	11.5	22,016	11.5	22,230	10.8	23,811	11.6	24,087	12.3
Home equity loans	9,541	5.0	8,353	4.4	7,944	3.8	7,422	3.6	8,129	4.1
1-4 family residential loans held for sale	103	0.1	2,022	1.0

Total loans	$189,262		$191,477		$206,255		$204,968		$196,060

The following schedule sets forth maturities based on remaining scheduled repayments of principal or next repricing opportunity for loans (excluding mortgage and consumer loans) as of December 31, 2003:

	1 Year	1 to	Over
	or Less	5 Years	5 Years	Total

Types of Loans
Commercial loans	$13,826	$4,831	$3,054	$21,711
Home Equity	9,541	—	—	9,541

Total loans (excluding mortgage and consumer loans)	$23,367	$4,831	$3,054	$31,252

The following schedule sets forth loans as of December 31, 2003 based on next repricing opportunity for floating and adjustable interest rate products, and by remaining scheduled principal payments for loan products with fixed rates of interest. Mortgage and consumer loans have again been excluded.

	1 Year	Over
	or Less	1 Year	Total

Types of Loans
Floating or adjustable rates of interest	$23,082	$996	$24,078
Fixed rates of interest	285	6,889	7,174

Total loans	$23,367	$7,885	$31,252

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company recorded a decrease of $2,215 in the loan portfolio from the level of $191,477 recorded at December 31, 2002.

Residential lending’s share of the portfolio decreased during 2003 with 1-4 family residential mortgages representing 30.7% of total loans compared to 33.6% in 2002. The portion of the loan portfolio represented by commercial loans (including commercial real estate) increased from 56.9% to 60.5%. Consumer loans (including home equity loans) declined from 9.5% to 8.8%.

Residential loans, excluding home equity loans, and commercial loans continue to comprise the largest share of the Company’s loan portfolio. At the end of 2003, residential loans and commercial loans comprised a combined 91.2% of the portfolio, compared to 86.9% five years ago. Home equity loans at 5.0% and consumer installment at 3.8% comprise the remainder of the portfolio in 2003. Five years ago in 1998, home equity loans comprised 4.3% of the overall loan portfolio, while consumer installment loans comprised 8.8%.

During 2003, approximately $38.9 million in new mortgage loans were originated by the Company, an increase of $7.8 million from 2002, resulting primarily from consumers refinancing at interest rates which continued to decline throughout much of the year. The Company’s product offerings continue to include a service release sales program, which permits the Company to offer competitive long-term fixed interest rates without incurring additional credit or interest rate risk.

The following shows the disposition of mortgage loans originated during 2003 and 2002 (in millions):

	2003	2002

Retained in Portfolio	$11.6	$11.8
Loans Sold to Investors with Servicing Rights Released	$27.3	$19.3

During 2003, the Company continued to originate residential mortgage loans primarily for sale in the secondary market. Although management anticipates that secondary market originations will continue as an important aspect of loan administration, loans which are retained by the Bank portfolio will become more predominant as portfolio lending strategies are developed to enhance overall customer relationships.

The Bank is also active in home equity financing. Home Equity term loans and credit lines have become increasingly popular with consumers wishing to finance home improvements, educational costs, vacations and consumer good purchases at favorable interest rates.

In order to improve customer retention and provide better overall balance, management also will continue to revamp and reposition the Company’s In-Portfolio product offerings during 2004.

Management’s expansion of business product offerings made available through competitive interest rates has enabled lending personnel to establish new business relationships while enhancing existing customer relationships. Loan personnel have aggressively pursued both commercial and small business opportunities with a wide array of medium to small businesses. The Bank’s lending function provides service to automobile dealerships, trucking companies, physicians and medical groups, general contractors, service contractors, restaurants, hotels/motels, retailers, wholesalers, as well as county and political subdivisions. For those businesses electing to finance business assets through a lease instrument the Bank also offers lease financing.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table provides an overview of Commercial Loans by various business sectors reflecting the areas of largest concentration. It should be noted that these are open balances and do not reflect existing commitments that may be currently outstanding.

Commercial Loan Concentrations

	2003		2002

		% of		% of
Sector	Balances	Portfolio	Balances	Portfolio

Hotels/Motels	$14,442	12.7%	$10,817	10.0%
Steel Related Industries	6,449	5.7%	8,367	7.7%
Eating Places	6,329	5.5%	6,593	6.1%
Medical Doctors	4,120	3.6%	4,507	4.2%
Nursing Home & Personal Care	3,804	3.3%	3,963	3.7%
Funeral Services	2,799	2.5%	2,747	2.5%
New/Used Car Dealers	2,590	2.2%	3,073	2.8%

The single largest customer balance at year end had a balance of $5.4 million in 2003 compared to $4.6 million in 2002. This balance represented approximately 4.8% of the total commercial portfolio, compared to 4.2% in 2002.

In the consumer lending area, the Company provides financing for a variety of consumer purchases: fixed rate amortizing mortgage products that consumers utilize for home improvements; the purchase of consumer goods of all types; education, travel and other personal expenditures. The consolidation of credit card and other existing debt into term payout continues to remain popular financing options among consumers. A small business division was established under the consumer lending area in 2003 to more effectively pursue business lending in the community bank markets.

Additional information regarding the loan portfolio can be found in the Notes to the Consolidated Financial Statements (NOTES 1, 3, 8, 11 and 13).

INVESTMENT SECURITIES

In accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115), “Accounting for Certain Investments in Debt and Equity Securities,” investment securities are segregated into three separate portfolios: held to maturity, available for sale, and trading. Each portfolio type has its own method of accounting.

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table shows the book value of investment securities by type of obligation at the dates indicated:

	December 31,

	2003	2002	2001

U.S. Treasury and other U.S. Government agencies and corporations	$62,524	$54,609	$45,265
U.S. Government mortgage-backed pass-through certificates	92,499	87,892	96,606
States of the U.S. and political subdivisions	53,503	54,255	47,951
Other securities	14,249	3,147	3,602

	$222,775	$199,903	$193,424

A summary of securities held at December 31, 2003, classified according to the earlier of next repricing or the maturity date and the weighted average yield for each range of maturities, is set forth below. Fixed rate mortgage-backed securities are classified by their estimated contractual cash flow, adjusted for current prepayment assumptions. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2003

	Book	Weighted
Type and Maturity Grouping	Value	Average Yield(1)

U.S. Treasury and other U.S. Government agencies and corporations:
Maturing within one year	$8,351	4.041%
Maturing after one year but within five years	6,952	4.646
Maturing after five years but within ten years	28,067	5.678
Maturing after ten years	19,154	5.883

Total U.S. Treasury and other U.S. Government agencies and corporations	$62,524	5.407%

U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s:
Maturing within one year	$34,195	4.356%
Maturing after one year but within five years	48,879	4.447
Maturing after five years but within ten years	7,947	4.805
Maturing after ten years	1,478	5.417

Total U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s	$92,499	4.459%

States of the U.S. and political subdivisions:
Maturing within one year	$601	7.068%
Maturing after one year but within five years	984	7.834
Maturing after five years but within ten years	1,528	7.670
Maturing after ten years	50,390	7.248

Total States of the U.S. and political subdivisions	$53,503	7.269%

Other securities:
Maturing within one year	$2,005	2.782%
Maturing after one year but within five years	3,150	5.590
Maturing after five years but within ten years	5,975	6.721
Maturing after ten years	3,119	4.144

Total other securities	$14,249	5.353%

(1)	The weighted average yield has been computed by dividing the total interest income adjusted for amortization of premium or accretion of discount over the life of the security by the amortized cost of the securities outstanding. The weighted average yield of tax-exempt obligations of states of the U.S. and political subdivisions has been calculated on a fully taxable equivalent basis. The amounts of adjustments to interest which are based on the statutory tax rate of 34% were $14, $24, $37 and $1,121 for the four ranges of maturities.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

As of December 31, 2003, there were $13,634 in callable U.S. Government Agencies, $692 in callable obligations of states and political subdivisions and $1,055 in other securities that given current and expected interest rate environments are likely to be called within the one year time horizon. These securities are categorized according to their contractual maturities, with $14,689 classified as maturing after five years but within ten years, and $692 classified as maturing after 10 years.

Additionally, as of December 31, 2003, there were $27,468 in callable U.S. Government Agencies and $21,682 in callable obligations of states and political subdivisions that given current and expected interest rate environments are likely to be called within the time frame defined as after one year but within five years. These securities are categorized according to their contractual maturities, with $14,635 maturing after five years but within ten years and $34,515 maturing after 10 years.

As of December 31, 2003, the carrying value of all investment securities, both available for sale and held to maturity, tallied $222,775, an increase of $22,872 or 11.4% from the prior year. The allocation between single maturity investment securities and mortgage-backed securities shifted to a 58/42 split versus the 55/45 division of the previous year, even as mortgage-backed securities increased by $4,607, or 5.2%.

Holdings of obligations of states and political subdivisions showed a decrease of $752 or 1.4%.

The Company decreased its holdings of U.S. Treasury securities by approximately $558, or 9.8%. Investments in U.S. government agencies and sponsored corporations increased by approximately $8,473, or 17.3%. The Company also purchased $11,130 in corporate debt securities during 2003 to take advantage of the higher yields that some of these securities offered, and the floating rate repricing characteristics of others.

Marketable equity securities declined by $141 during 2003, as the Company sold its final holding of corporate common stock during the year. Holdings of other securities increased by $113 primarily reflecting stock dividends received from the Federal Home Loan Bank of Cincinnati.

The mix of mortgage-backed securities remained weighted in favor of fixed rate securities in 2003. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed rate securities perform better in periods of stable to slightly declining interest rates. The portion of the mortgage-backed portfolio allocated to fixed rate securities rose to 87% in 2003 versus 81% in 2002. Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $39,992 and $36,942 at December 31, 2003 and 2002, respectively.

At December 31, 2003, a net unrealized gain of $2,203, net of tax, was included in shareholders’ equity as a component of Other Comprehensive Income, as compared to a net unrealized gain of $3,165, net of tax, as of December 31, 2002. This $962 decrease reflects the decreased market value of debt securities resulting from rising intermediate and long term interest rates over the second half of the year, as well as the effect of gains realized during the year as a result of the early call of certain securities and the gains realized from other securities sold to reposition the portfolio. Lower interest rates generally translate into more favorable market prices for debt securities; conversely rising interest rates generally result in a depreciation in the market value of debt securities.

The Company had $7,988 in investments in structured notes as of December 31, 2003. The Company had no investments in inverse floating rate securities or other derivative products.

Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).

DEPOSITS

The Company’s deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited an increase of 0.5% to $337,556 at December 31,

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

2003, as compared to $335,758 at December 31, 2002.

The Company’s deposit base consists of demand deposits, savings, money market and time deposit accounts. Average noninterest-bearing deposits increased 4.9% during 2003, while average interest-bearing deposits decreased by 1.5%.

During 2003, noninterest-bearing deposits averaged $55,898 or 16.6% of total average deposits as compared to $53,295 or 15.8% of total deposits in 2002. Core deposits averaged $308,272 for the year ended December 31, 2003, a decrease of $106 from the average level of 2002. During 2002, core deposits had averaged $308,378, an increase of 1.8% from the preceding year.

Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 92.0% of average total deposits in 2003 compared to 91.6% in 2002 and 91.4% in 2001.

Over the past five years, the Company has successfully increased the share of deposits represented by noninterest-bearing and NOW checking accounts. These products now comprise 25.4% of total deposits compared to only 22.4% five years ago. The following depicts how the deposit mix has shifted during this time frame.

Additional information regarding interest-bearing deposits is presented in the Notes to the Consolidated Financial Statements (NOTE 6).

FOURTH QUARTER 2003 AS

COMPARED TO FOURTH QUARTER 2002

Tax equivalent net interest income for the Company during the fourth quarter of 2003 decreased by $489, an 11.0% decrease from the fourth quarter of 2002. The yield on earning assets decreased by 72 basis points while fourth quarter average earning assets decreased by 0.9%, or $3.9 million, when compared to a year ago. The result was a decrease in tax equivalent interest income of $805. The rate paid on interest-bearing liabilities decreased by 36 basis points while fourth quarter average interest-bearing liabilities decreased by $2.7 million when compared to a year ago, resulting in a decrease in total interest expense of $316. The net interest margin for the quarter registered 3.87%, down 44 basis points from the same quarter a year ago. On a sequential basis, the net interest margin for the fourth quarter of 2003 represented a 5 basis point improvement from the 3.82% registered in the third quarter of 2003.

Reflecting the residual effects of the protracted recent economic weakness, loan charge-offs during the quarter were $667 in 2003 compared to $140 in 2002, while the recovery of previously charged-off loans amounted to $19 during the fourth quarter of 2003 compared to $32 in the same period of 2002. The Company’s provision for loan losses during the quarter was $80 compared to $125 a year ago. The increase in charge-offs in the fourth quarter of 2003 primarily reflects an impaired commercial loan credit for which a specific loss reserve had previously been established.

The troubled credit had struggled for years to survive in the besieged steel industry, but in the end was unable to successfully reorganize under the protection of the bankruptcy court. The Company charged-off $569 in the fourth quarter of 2003 as it began to liquidate collateral to satisfy the debtor’s obligation.

Total other income increased by $215 from a year ago, as fees for customer services increased by $187, primarily due to the introduction of a new deposit product first offered to customers late in the third quarter of 2003. Investment securities gains of $259 were realized in 2003, while only a $1 gain was realized in the fourth quarter of 2002. The net gain on loans sold during the quarter amounted to $21, compared to $174 a year ago, as refinancing activity slowed as mortgage rates rose. Gains on

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

trading account securities were $92 in the fourth quarter of 2003 with no activity recorded in 2002. Other non-interest income increased by $28 from the same period last year.

Total other non-interest expenses in the fourth quarter were $2,940 in 2003 compared to $3,278 in 2002, a decrease of $338 or 10.3%. Salaries and benefits constituted a $275 decrease, or 14.1%. This decrease was due to a $336 profit sharing award granted in 2002. Without the award salaries and benefits increased by $61 year-over-year, or 3.8%. Occupancy and equipment, office supplies and marketing expenses decreased by $6 or 1.0%. State and local tax assessments increased by $10 or 8.6%. Other expenses decreased by $67 or 11.6%, primarily due to certain non recurring items including losses sustained in the robbery of one of the Company’s branch banking offices in 2002.

Income before income tax during the fourth quarter amounted to $1,660 in 2003 compared to $1,344 in 2002. Income tax expense for the fourth quarter of 2003 was $320 as compared to $215 in 2002. Fourth quarter net income was $1,340 in 2003 compared to $1,129 in 2002, representing an increase of $211, or 18.7%.

Earnings per share for the fourth quarter, adjusted for the 3% stock dividend paid January 1, 2004, were $0.33 in 2003 and $0.27 in 2002.

Core earnings (earnings before gains on loans sold, investment securities sold or called and certain other non recurring items such as the discretionary award of profit sharing) decreased by 16.2% in the fourth quarter of 2003 compared to 2002. Core earnings for the fourth quarter of 2003 were $1.094 million compared to last year’s $1.306 million. Core earnings per share were $0.27 in 2003 and $0.32 in 2002.

Realized gains or losses on securities are based on net proceeds and the adjusted carrying amount of the securities, using the specific identification method. The table below sets forth the proceeds, gains and losses realized on securities sold or called for the period ended:

	Three	Twelve
	Months	Months
	December 31,	December 31,
	2003	2003

Proceeds on securities sold or called	$4,314	$20,115
Gross realized gains	261	948
Gross realized losses	2	2

Fourth Quarter of 2003 Compared to 2002

	Three Months
	Ended Dec. 31,

	2003	2002

Interest Income	$5,609	$6,405
Interest Expense	1,977	2,294

Net Interest Income	3,632	4,111
Loan Loss Provision	(80)	(125)
Net security gains	259	1
Net gain on loans	21	174
Trading securities gains	92
Other Income	676	461
Other Expenses (1)	(2,940)	(3,278)

Income Before Tax	1,660	1,344
Federal Income Tax	320	215

Net Income	$1,340	$1,129

Net Income Per Share	$0.33	$0.27

(1)	Includes profit sharing award of $336 in 2002.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

ASSET-LIABILITY MANAGEMENT

The Company’s executive management and Board of Directors routinely review the Company’s balance sheet structure for stability, liquidity, and capital adequacy. The Company has defined a set of key control parameters which provide various measures of the Company’s exposure to changes in interest rates. The Company’s asset-liability management goal is to produce a net interest margin that is relatively stable despite interest rate volatility while maintaining an acceptable level of earnings. Net Interest Margin is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The Net Interest Margin Ratio expresses this difference as a percentage of average earning assets. In the past five years, the net interest margin ratio has averaged 4.22% ranging between 3.94% and 4.39%.

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

GAP TABLE

December 31, 2003

	Maturity or Repricing Interval

				Non Rate
				Sensitive
	3 Months	3 to 12	1 to 5	or .5
	or Less	Months	Years	Years	Total

Interest-Earning Assets
Investments	$29,049	$31,484	$109,115	$53,127	$222,775
Loans & Leases	67,138	38,601	69,091	14,432	189,262

Total Earning Assets	96,187	70,085	178,206	67,559	412,037
Other Assets				26,355	26,355

Total Assets	$96,187	$70,085	$178,206	$93,914	$438,392

Interest-Bearing Liabilities
Interest-bearing Checking	$29,153	$	$	$	$29,153
Money Market Accounts	17,376				17,376
Passbook Savings	89,830				89,830
Time Deposits< 100,000	25,705	37,221	35,280	16,279	114,485
Time Deposits≥ 100,000	5,439	9,700	8,606	5,335	29,080
Repurchase Agreements	2,243				2,243
U.S. Treasury Demand	643				643
Federal Funds Purchase	1,000				1,000
Other Borrowings	5,000		6,000	33,000	44,000

Total Interest-Bearing Liabilities	176,389	46,921	49,886	54,614	327,810
Demand Deposits				57,632	57,632
Other Liabilities				3,069	3,069
Shareholders’ Equity				49,881	49,881

Total Liabilities & Equity	$176,389	$46,921	$49,886	$165,196	$438,392

Rate Sensitivity Gap	$(80,202)	$23,164	$128,320	$12,945
Cumulative Gap	$(80,202)	$(57,038)	$71,282	$84,227
Cumulative Gap to Total Assets	(18.3)%	(13.0)%	16.3%	19.2%

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The preceding Gap Table presents an analysis of the Company’s earliest repricing opportunity for each of its interest-earning assets and interest-bearing liabilities. Assets are distributed according to the earlier of interest rate repricing opportunity or expected cash flows. Time deposits and liabilities with defined maturities are distributed according to the earlier of the repricing interval or contractual maturity. Other core deposit accounts (Interest-bearing checking, Money Market and Savings accounts) are shown as being available for repricing in the earliest time frame, although management can exert considerable influence over the timing and manner of repricing such core deposits. Therefore, these accounts may reprice in later time intervals and reflect smaller incremental changes than other interest-earning assets and interest-bearing liabilities. Since management may reprice these accounts at its discretion, the impact of changing rates on net interest income is likely to be considerably different than inferred by this table.

During 2003, the effective maturities of earning assets tended to shorten as interest rates in the credit markets stayed low during the year. Federal Reserve policy makers reduced short-term interest rates one time during the year, from 1.25% to 1.00% in an attempt to avoid an unwelcome substantial fall in inflation. The Federal Reserve also encouraged investors to increase their interest rate risk by repeatedly reassuring investors that interest rates could remain low for “a considerable period.” With credit market rates remaining low throughout the year, the volume of investment securities eligible to be called remained high, while prepayments on loans and mortgage-backed securities similarly increased, causing the effective maturities of existing earning assets to shorten. Accordingly, management sought to extend duration by investing excess overnight funds (federal funds sold balances) and by extending the maturity and increasing the convexity of reinvested funds.

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

The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company’s interest sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company’s net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. In fact, as previously noted, the Company’s net interest margin has remained relatively stable in the range of 3.94% to 4.39% over the past five years, despite significant shifts in the mix of earning assets and the direction and level of interest rates.

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Cash and cash equivalents, which includes federal funds sold decreased by $22,824 compared to year-end 2002. Anticipated principal repayments on mortgage-backed securities along with investment securities maturing, repricing, or expected to be called in one year or less amounted to $60,533 at December 31, 2003, representing 27.2% of the total combined portfolio, as compared to $79,453 or 34.7% of the portfolio a year ago.

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

Operating activities provided cash of $7,048 in 2003, $5,338 in 2002 and $6,178 in 2001. Key differences stem mainly from 1) loans held for sale at December 31, 2003 totaled $103, as compared to $2,022 at December 31, 2002 and none at December 31, 2001 which favorably impacts the proceeds and gains on loans realized in 2003; 2) the purchase of an additional $2.5 million insurance contracts on the lives of the participants in the supplemental post retirement benefit plan in 2003; 3) $946 gains on the sale of investments as compared to $215 in 2002 and $386 in 2001; and 4) the increase in amortization on securities of $1,644 in 2003 compared to $487 in 2002 and $335 in 2001. Refer to the Consolidated Statements of Cash Flows for a summary of the sources and uses of cash in 2003, 2002 and 2001.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The Corporation has various obligations, including contractual obligations and commitments that may require future cash payments.

Contractual Obligations: The following table presents, as of December 31, 2003, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

		Payments Due in

		One	One to	Three	Over
	See	Year	Three	to Five	Five
	Note	or Less	Years	Years	Years	Total

Non-interest bearing deposits		$57,632	$	$	$	$57,632
Interest bearing deposits(a)	6	136,359				136,359
Avg. Rate(b)		0.41%				0.41%
Certificates of deposit(a)	6	61,045	44,362	15,935	22,223	143,565
Avg. Rate(b)		2.45%	4.71%	4.50%	5.01%	3.46%
Federal funds purchased and security repurchase agreements(a)	7	3,243				3,243
Avg. Rate(b)		0.92%				0.92%
U.S. Treasury interest-bearing demand note(a)	7	643				643
Avg. Rate(b)		0.73%				0.73%
Federal Home Loan Bank advances(a)	7		5,000	6,000	33,000	44,000
Avg. Rate(b)			1.31%	5.76%	5.42%	5.00%
Operating leases	8	191	378	109		678

(a)	Excludes present and future accrued interest.

(b)	Variable rate obligations reflect interest rates in effect at December 31, 2003.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Corporation’s operating lease obligations represent short and long-term lease and rental payments for the subsidiary bank’s branch facilities.

The Corporation also has obligations under its supplemental retirement plans as described in Note 9 to the consolidated financial statements. The postretirement benefit payments represent actuarially determined future benefit payments to eligible plan participants. The Corporation does not have any commitments or obligations to the defined contribution retirement plan (401(k) plan) at December 31, 2003 due to the funded status of the plan. See further discussion in Note 9.

Commitments: The table on the following page details the amounts and expected maturities of significant commitments as of December 31, 2003. Further discussion of these commitments is included in Note 8 to the consolidated financial statements.

	One	One to	Three	Over
	Year	Three	to Five	Five
	or Less	Years	Years	Years	Total

Commitments to extend credit:
Commercial	$18,469	$858	$	$1,018	$20,345
Residential real estate
Revolving home equity	8,452				8,452
Other	710				710
Standby letters of credit	761				761

Commitments to extend credit, including loan commitments, standby letters of credit, and commercial letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

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

The following graph, which is not “risk-adjusted,” depicts Tier 1 capital as a percentage of total average assets over the past several years. This measure of capital adequacy is known as the “leverage ratio.” The ratio decreased from 11.12% in 2002 to 10.94% in 2003, but remains well above regulatory minimums.

[NET INTEREST MARGIN RATIO]

2003	10.94
2002	11.12
2001	11.18
2000	10.94
1999	11.21

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

The table on the following page illustrates the Company’s risk-weighted capital ratios at December 31, 2003 and 2002. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and total risk-based capital well

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

in excess of the required regulatory minimum ratios.

Risk-Based Capital

	December 31,	December 31,
	2003	2002

Tier 1 Capital	$47,433	$48,593
Tier 2 Capital	2,408	2,822

QUALIFYING CAPITAL	$49,841	$51,415

Risk-Adjusted Total Assets(*)	$231,034	$221,332

Tier 1 Risk-Based Capital Ratio	20.53%	21.95%
Total Risk-Based Capital Ratio	21.57%	23.23%
Total Leverage Capital Ratio	10.94%	11.12%
(*) Includes off-balance sheet exposures

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

REGULATORY MATTERS

On March 13, 2000, the Board of Governors of the Federal Reserve System approved the Company’s application to become a financial holding company. As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2003, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and well managed, in management’s opinion.

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

The following table shows the Company’s current estimate of interest rate sensitivity based on the composition of its balance sheet at December 31, 2003. For purposes of this analysis, short term interest rates as measured by the federal funds rate and the prime lending rate are assumed to increase (decrease) gradually over the next twelve months reaching a level 300 basis points higher (lower) than the rates in effect at December 31, 2003. Under both the rising rate scenario and the falling rate scenario, the yield curve is assumed to exhibit a parallel shift.

During 2003, the Federal Reserve decreased its target rate for overnight federal funds by 25 points. At year end December 31, 2003, the difference between the yield on the ten year Treasury and the three month Treasury had increased to a positive 332 basis points from the positive 261 basis points that existed at December 31, 2002. The yield curve is positively sloping, as interest rates now increase with a lengthening of maturities, with rates peaking at the long-end of the Treasury curve.

The base case against which interest rate sensitivity is measured assumes no change in short term rates. The base case also assumes no growth in assets and liabilities and no change in asset or liability mix. Under these simulated conditions, the base case projects net interest income of $15,363 for the year ending December 31, 2004.

Simulated Net Interest Income Sensitivity
For the Twelve Months Ending December 31, 2004

	Net Interest
Change in Interest Rates	Income	$ Change	% Change

Graduated increase of +300 basis points	$14,955	$(408)	(2.7)%
Short term rates unchanged (base case)	15,363
Graduated decrease of -300 basis points	14,700	(663)	(4.3)%

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. The most significant accounting policies followed by the Company are presented in “Notes to Consolidated Financial Statements — Summary of Significant Accounting Policies.” Application of these principles requires management

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. Some of these policies and related methodologies are more critical than others. The Company has identified its policy on the allowance for loan losses as being critical because it requires management to make particularly difficult, subjective and/or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or by using different assumptions.

The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of subjective measurements including management’s assessment of the internal risk classifications of loans, changes in the nature of the loan portfolio, industry concentrations and the impact of current local, regional and national economic factors on the quality of the loan portfolio. Changes in these estimates and assumptions are reasonably possible and may have a material impact on the Company’s consolidated financial statements, results of operations or liquidity.

Accordingly, the Company has developed and maintains a comprehensive, systematic and consistently applied process to determine the appropriate amounts of the allowance for loan losses, and resultant provision for loan losses, necessary to absorb estimated credit losses inherent in the loan portfolio. The allowance for loan losses represents management’s best estimate from within an acceptable range of estimated losses that it considers appropriate and prudent, but not excessive.

While management’s evaluation of the allowance for loan losses as of December 31, 2003 has determined the allowance to be adequate, under adversely different conditions or assumptions, the Company would most likely need to increase the allowance. The assumptions and estimates used by the Company in its internal review of non-performing loans and potential problem loans, as well as the associated evaluation of the related collateral coverage for these loans, can have a significant impact on the overall assessment of the adequacy of the allowance for loan losses. While management has concluded that the current valuation of loan collateral is reasonable under present circumstances, if collateral valuations were significantly reduced due to either new information or other changing circumstances, additional provisions to the allowance for loan losses would most likely be necessary.

All accounting policies are important and the reader of these financial statements is encouraged to review the summary of significant accounting policies described in Note 1 of the Consolidated Financial Statements, in order to gain a better understanding of how the Company’s financial performance is reported.

For additional information regarding the allowance for loan losses, its relation to the provision for loan losses and risk related to asset quality, see sections of the “Notes to the Consolidated Financial Statements” and “Management Discussion and Analysis” related to the allowance for loan losses.

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

INFORMATION AS TO STOCK PRICES AND DIVIDENDS OF CORTLAND BANCORP

OTHER INFORMATION

The Company files quarterly reports, (Forms 10-Q, an annual report (Form 10-K), current reports on Form 8-K and all amendments to those reports with the Securities and Exchange Commission (SEC) pursuant to section 13(a) or (15)d of the Exchange Act. In 2004 the quarterly reports will be filed within 40 days of the end of each quarter, while the annual report is filed within 75 days of the end of the year. Any individual requesting copies of such reports may obtain these free of charge, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC by visiting our web site at www.cortland-banks.com or by writing to:

Deborah L. Eazor

Cortland Bancorp
194 West Main Street
Cortland, Ohio 44410

The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

The Company’s stock trades on the NASDAQ OTC market under the symbol CLDB. The following brokerage firms are known to be relatively active in trading the Company’s stock:

Community Banc Investments, Inc.

Columbus, Ohio
Contact: Greig A. McDonald
Telephone: 1-800-224-1013

McDonald & Company Securities, Inc.

6575 Seville Drive
2nd Floor
P.O. Box 119
Canfield, Ohio 44406
Telephone: 1-330-746-2993

Salomon Smith Barney, Inc.

5048 Belmont Ave.
Youngstown, Ohio 44505
Telephone: 1-800-535-0017

UBS Financial Services

3701 Boardman Canfield Rd
P.O. Box 100
Canfield, Ohio 44406
Telephone: 330-533-7191

The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 3% stock dividend paid as of January 1, 2004, 2003 and 2002. The Company currently has approximately 1,748 shareholders.

	Price Per Share
			Cash
			Dividends
	High	Low	Per Share

2003
Fourth Quarter	$30.58	$29.00	$0.44
Third Quarter	32.53	29.37	0.21
Second Quarter	31.80	26.22	0.21
First Quarter	26.46	24.61	0.21

2002
Fourth Quarter	$24.75	$22.78	$0.44
Third Quarter	25.92	23.33	0.20
Second Quarter	25.69	20.26	0.20
First Quarter	20.97	18.86	0.20

2001
Fourth Quarter	$19.80	$16.73	$0.37
Third Quarter	19.91	16.50	0.19
Second Quarter	20.15	15.79	0.19
First Quarter	16.51	15.55	0.19

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

NEIL J. KABACK

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

NEIL J. KABACK

Partner, Cohen & Company

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

DARLENE MACK

Assistant Vice President
and Trust Officer

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

KAREN MILLER

Assistant Secretary

MATTHEW LAUTHER

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

