Form 10-K, Exhibit 13
period 2004-12-31
CORTLAND BANCORP INC
filed 2005-03-16
CIK 774569

Exhibit 13

ANNUAL REPORT

2004

CONTENTS

Chairman’s Message

2

A Brief Chronological History

5

Brief Description of the Business

6

Report on Management’s Assessment of
Internal Control Over Financial Reporting

7

Report of Packer Thomas Independent
Registered Public Accounting Firm

8

Consolidated Statements of Income

9

Consolidated Balance Sheets

10

Consolidated Statements of
Shareholders’ Equity

11

Consolidated Statements of Cash Flows

12

Notes to the Consolidated Financial Statements

13

Three Year Summary
Average Balance Sheet, Yields and Rates

32

Selected Financial Data

34

Management’s Discussion and Analysis

35

Information as to Stock Prices and Dividends of
Cortland Bancorp

61

Cortland Bancorp
Directors and Officers

62

Cortland Savings & Banking
Directors and Officers

63

Offices and Locations

64

CHAIRMAN’S MESSAGE

TO OUR SHAREHOLDERS:
The Yankees’ pitching ace had just crafted a nifty two-hitter in the final game of the World Series. Just another World Championship for the most successful sports franchise ever, right? Nope. The Yankees had just been swept four games to none by their long-time rivals, the Dodgers. The year was 1963. The Yankees would make it back to the Series in 1964 but they would lose once again, and would not make another Series appearance for twelve years, when in 1976 they would once again lose four-straight, this time to Cincinnati’s “Big Red Machine.”
All my life, I have had a passion for baseball, both as a player and a fan. While I have great respect for the many fine ballplayers who have worn Yankee pinstripes, and the many remarkable accomplishments of the storied Yankee organization, a Yankee fan I have never been. To my reckoning, anytime the Yankees are swept four-games-to-none in the Fall Classic, it has to be a pretty good year. I simply had no idea just how good.
Just weeks after the Dodgers swept in ’63, I showed up for my first day of work at The Cortland Savings and Banking Company. At that time, the Company had just opened its very first branch office, in Brookfield. The Bank had first opened way back in 1892, but the banking world moved at a much slower pace in those days. After 71 years of operation, the Bank’s assets had only reached a little more than $12 million. After all, there had been the Spanish-American War, two World Wars, the Korean War and a ten-year depression to work through. And remember, there were no computers. The closest thing we had to a computer was Emma Jean Wollam, who started a couple of weeks after me in November of 1963. For the next 42 years, I would know Emma Jean as one person that I could always count on no matter what the situation. Thanks Emma Jean.
When the Yankees returned to the Series in 1976 only to lose in four again, it marked another special year. By then the Bank had opened branch offices in Vienna and Bristol. Total assets were still well under the $100 million mark, but picking up speed, and now measured $67 million. The country was celebrating its bi-centennial. A Washington-outsider named Jimmy Carter would win the U.S. Presidency that year. I would be named President of The Cortland Savings and Banking Company. After 84 years of moving at a measured pace, the rate of change in banking was about to explode. Regulation Q, which governed what banks could pay on deposits, would soon be gone. Oil prices would soar, and interest rates, unemployment and inflation would all be well into double-digits. The “M’s” no longer meant Mantle and Maris of the “60’s” Yankees, but rather the various measures of Money Supply that were routinely scrutinized by the Credit Markets and the Fed’s Open Market Committee.
As I look back across my 29 years as Cortland Banks’ President, it was the worst of times and the best of times...it was the time of my life. During those years we acquired four branch offices and opened seven new offices. Three years into my presidency, we finally reached $100 million in assets. We doubled that by 1986, and doubled again by 1998. We undertook two major expansions to our main office facilities in Cortland. We established Cortland Bancorp. We raised capital through a shareholder rights offering, and introduced a dividend reinvestment plan. We improved liquidity in our stock through stock splits, the annual stock dividend, and stock repurchase plans. We installed Automatic Teller Machines at many of our branch facilities to provide 24/7 banking service. We introduced customers to the convenience of debit cards, banking by phone and on-line internet banking, complete with bill paying and remote cash management capabilities. We sustained record profits for nine consecutive years. And in an industry where a wave of consolidation has swallowed up many of our former competitors, we remain staunchly independent with assets approaching $500 million.
Over the past 29 years, I have also learned a lot about the workings of our legal system, up close and personal. You may recall that last year I wrote to you about Martha Stewart’s legal travails as well as our own. Well, Martha is once again free and so are we. After a long journey that commenced with a class action suit filed in 1993, we have prevailed at all stages of federal and State court. This past summer the Ohio Supreme Court chose not to hear plaintiff’s appeal, and plaintiffs failed to file for reconsideration.

After eleven years (a span equaling nearly 40% of my 29-year presidency) this matter had finally reached a conclusion, in favor of the Company’s bank subsidiary.
As for earnings, in the year ended December 31, 2004, Cortland Bancorp earned $4.843 million, 11.7% less than the $5.484 million that the Company earned in 2003. Earnings per share amounted to $1.17, or 10% less than the $1.30 per share earned for the fiscal year ended December 31, 2003. For the quarter ended December 31, 2004, Cortland Bancorp earned $1.305 million compared to $1.340 million a year ago, representing a decline of 2.6%. Earnings per share for the fourth quarter of 2004 were down a penny to $0.31 compared to the prior year’s $0.32 per share. Total assets, year-over-year, exhibited moderate growth, increasing 1.8% to $446.4 million compared to $438.4 million a year ago.
Despite the year-over-year decline in our earnings, the Company’s performance in 2004 represented one of the best in its long history. It was a good, solid performance in a challenging operating environment. Unemployment remains stubbornly high in our part of Ohio, while operating margins continue to be under pressure. Never-the-less, we were able to earn more than 1.0% on average assets, a level that historically has been considered good by community bankers.
Several factors kept 2004 from being a great year. Asset quality continued to show the adverse effects of the last recession. Marginal credits that had begun to struggle in the second half of 2002, continued that trend throughout 2003 and 2004. At year-end 2004, loans 30 days or more beyond their contractual due date represented 2.5% of total loans compared to 1.8% a year ago. Total under-performing assets (a measure that includes restructured loans, loans past due 90 days or more, and real estate acquired in foreclosure) increased to 0.76% of total assets from 0.70% a year ago, and up from 0.26% at the end of the 2001 recession year. This trend in problem credits should stabilize as the local economy improves, but economic recovery has been slow in coming to northeastern Ohio.
To address these credit quality concerns, steps were taken during 2004 to strengthen the allowance for loan losses to provide for a probable increase in loss experience in the months ahead. The allowance now stands at 1.37% of total loans, up from 1.27% last year. This action required an increase in our provision for probable loan losses to $415,000 compared to $240,000 the prior year. Combined with a $171,000 loss on foreclosed real estate, this represented 35.6% of the earnings decline.
Another factor limiting performance was the continued pressure on our net interest margin. Income lost on the aforementioned problem credits and the effects of the unusually low interest rate environment of the past few years combined to narrow our net interest margin, the difference between what we pay for deposits and borrowings and what we are able to earn on loans and investments. With short-term interest rates hovering just above zero for much of the past couple of years, we have had little opportunity to further reduce the cost of funds, while yields on loans and investments continue to decline as assets mature and re-price. With the Federal Reserve now in the process of gradually removing excess monetary accommodation, short-term interest rates have once again begun to increase and more typical interest rate spreads are returning. Still, the decline in our net interest income accounted for 48.5% of our 2004 earnings shortfall.
A dramatic slowdown in mortgage originations and refinancing activity in 2004 from the tidal wave pace of the past few years was the other major factor impacting us this year. This slowdown impacted our ability to originate loans to sell into the secondary mortgage market. As a result, gains on the sale of mortgage loans declined from $470,000 in 2003 to just $54,000 in 2004. This decline represented 42.9% of the decrease in 2004 earnings.
Together, those three areas — credit quality, net interest margin, and weak mortgage loan originations — represented 127% of the change in our net income. On the other hand, fees earned from other customer services increased by 42.2% year-over-year, primarily due to a new deposit product we introduced late in 2003. Meanwhile, non-interest operating expenses remained well controlled, increasing by 2.9% year-over-year. Approximately 50% of the 2004 expense increase was due to new compliance requirements mandated by the Sarbanes-Oxley Act, passed by Congress in the wake of numerous corporate scandals to assure integrity in financial reporting and restore investor confidence. Other than the additional costs associated with Sarbanes-Oxley, operating expenses have been well contained the past several years, and are up less than 0.5% since 2002.
A healthy balance sheet, characterized by a strong capital position, has long been one of the keys to our strategy. Capital levels are kept strong to cushion the effects of any adverse trends or events that might occur. As a result, the Company’s capital ratios remain well above regulatory minimums, with equity capital representing more than 11% of assets. With loans representing just 55.6% of customer deposit balances, assets when weighted for risk present a very modest risk profile, resulting in a risk-based capital ratio in excess of 22%. Despite such conservatism, we continue to generate a respectable return on average equity, which measured 9.7% in 2004 and 10.6% in 2003. This has allowed us to continue a generous cash dividend policy, paying out 91.5% of 2004 earnings compared to 79.9% last year. Dividends per share increased by 2.9% as a result of the continuing annual stock dividend.
As my 70th birthday rapidly approaches, my time with the Bank grows short. Soon it will be time to move onto the next phase of my life. I look forward to spending more time with my grandchildren; more time on the golf course; more time at the ballgame; more time hunting, fishing and camping; more time enjoying the harvest of my efforts. But before I go, rest assured that I have been hard at work with my management team and the board of directors planning for the succession of leadership at Cortland Banks. To that end, we added a tenth director this past August, Jerry Carleton. Jerry is a life-long resident of Trumbull County, an educator and an entrepreneur. His wide-ranging interests and many contacts should prove a real asset to the Bank in the years ahead. Jerry joins a board with more than 100 years of experience, even if you exclude my own 30 years as a director. Similarly, the six-man executive team that I will be leaving in charge of day-to-day banking operations has a wealth of experience, also representing more than 100 years with the Company. Leaving that kind of experience behind me is a comfort, knowing that the Bank’s future is in good hands and that my dividend checks are as secure as they can possibly be.
In reflecting on Cortland Banks’ growth and success during my 42 years at the Bank, I am convinced that much of it can be attributed to our personalized customer service, a hallmark of small town community banks. While we have obviously undergone tremendous changes since our humble beginnings in 1892, we have tried to remain true to the guiding philosophy and principles that gave rise to our success in the first place. In this era of consolidation, characterized by mega mergers, we still strive to serve all of our customers in that very personal way so typical of hometown community bankers. And while we try to preserve the “best of the old ways,” we also try to provide our customers with the “best of the new ways,” offering customers internet banking services, remote cash management and bill paying capabilities, ATM and debit card services along with a wide array of loan and deposit products. We like to think of it as “hometown banking with all the modern conveniences.”
Finally, I would like to thank the many shareholders, directors, employees, customers and just plain friends that I have met along the way. Without your confidence, cooperation and loyal support, we would not have been able to accomplish all that we have. Know that you have enriched my life in so many ways, and brought to it a fullness beyond even my boldest dreams and expectations. I am humbled, and ever so grateful. Thank you.
Sincerely,
Rodger W. Platt
Chairman, President and C.E.O.

CORTLAND BANKS
A BRIEF CHRONOLOGICAL HISTORY

1892	The First National Bank of Cortland receives its Charter and opens for business in April, with Mr. William Wartman as the Bank’s first President.
1893	Mr. Nelson A. Cowdery elected President of the Bank.
1911	The First National Bank of Cortland drops its national charter and switches to a state chartered bank adopting the name of The Cortland Savings and Banking Company.
1941	Mr. Walter Scott hired to manage the Bank. Mr. Lynn Morey hired as his assistant.
1946	Mr. Lynn Morey named to manage the Bank upon Mr. Scott’s retirement.
1948	New addition constructed to Bank building.
1963	The Bank opens its first branch office in Brookfield, Ohio. Rodger Platt joins the Bank.
1968	New addition constructed to Cortland office.
1971	Mr. Lynn Morey retires. Mr. Donald J. Althouse elected President.
1972	The bank opens its branch office in Vienna, Ohio, bringing the Bank’s total offices to three.
1974	Rodger Platt named to the board of directors. Computerization begins.
1975	The bank opens a branch office in Bristolville, Ohio, bringing the Bank’s total offices to four.
1976	Mr. Donald Althouse retires and Mr. Rodger W. Platt elected President.
1979	The Bank merges with the Western Reserve Bank of Portage County thereby acquiring banking offices in Hiram and Windham. The Bank also opens a branch office in Ashtabula County at Williamsfield, Ohio. These represent our fifth, sixth and seventh banking offices. Total assets reach the $100 million mark. Main office facility undergoes a major expansion.
1982	Cortland Savings and Banking Company splits its stock, 5 shares for each one owned.
1983	The Bank forms a new department offering full Trust Services.
1984	Cortland Bancorp established to serve as a one bank holding company for The Cortland Savings and Banking Company. Discount brokerage services launched as a new customer service.
1985	The Bank opens its eighth office on Elm Road in Warren, Ohio. This office quickly becomes our third largest office.
1986	Total assets reach the $200 million mark.
1987	The Bank purchases the Mantua, Portage County office of First Nationwide. Office opened on East Liberty Street in Hubbard, Ohio bringing our total number of banking offices to ten. A 13,000 square-foot expansion of the Cortland main office facility is completed. Rodger W. Platt named Chairman of the Board. Cortland Bancorp declares a 50% stock dividend.
1988	Capital increased by $2.6 million through Shareholder Rights Offering. Dividend Reinvestment Program initiated. Total assets top $300 million.
1989	Bancorp initiates 3% stock dividend program.
1992	Bank commemorates its 100th Anniversary with a year long celebration of service.
1995	Bank purchases North Bloomfield office from Bank One. Niles Village office opens denovo.
1997	Boardman office opens making it a “baker’s dozen”. First office in Mahoning County.
1998	Mantua office relocated to newly constructed facility at Mantua Corners. Total assets reach $400 million.
1999	Niles Park office opens. Hiram office consolidated into Mantua Office.
2000	Niles Village office consolidated into Niles Park office. Cortland Bancorp among the first approved as a financial holding company by the Board of Governors of the Federal Reserve.
2002	Victor Hills office opens in Boardman. Ninth consecutive year of record profits.
2004	Fourth consecutive year of stock repurchase programs completed. The four programs result in the repurchase of 441,481 shares at a total cost of $10.3 million. Eleven-year old class action suit concluded in favor of the Bank.

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
The Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2004, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and, in management’s opinion, well managed. Cortland Bancorp owns no property. Operations are conducted at 194 West Main Street, Cortland, Ohio.
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
Cortland Bank’s main office (as described in its charter) is located at 194 West Main Street, Cortland, Ohio. Administrative offices are located at the main office. The Brookfield, Windham, Hubbard, Niles Park Plaza and both Boardman offices are leased, while all of the other offices are owned by Cortland Banks.
The Bank, as a state chartered banking organization and member of the Federal Reserve System, is subject to periodic examination and regulation by both the Federal Reserve Bank of Cleveland and the State of Ohio Division of Financial Institutions. These examinations, which include such areas as capital, liquidity, asset quality, management practices and other aspects of the Bank’s operations, are primarily for the protection of the Bank’s depositors. In addition to these regular examinations, the Bank must furnish periodic reports to regulatory authorities containing a full and accurate statement of its affairs. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to the statutory limit of $100,000 per customer.
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
EMPLOYEES
As of December 31, 2004 the Company through its subsidiary bank, employed 144 full-time and 32 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.

REPORT ON MANAGEMENT’S ASSESSMENT OF
INTERNAL CONTROL OVER FINANCIAL REPORTING

Cortland Bancorp is responsible for the preparation, integrity, and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements and notes included in this annual report have been prepared in conformity with United States generally accepted accounting principles and necessarily include some amounts that are based on management’s best estimates and judgments.
We, as management of Cortland Bancorp, are responsible for establishing and maintaining effective internal control over financial reporting that is designed to produce reliable financial statements in conformity with United States generally accepted accounting principles. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.
The Audit Committee, consisting entirely of independent directors, meets regularly with management, internal auditors and the independent registered public accounting firm, and reviews audit plans and results, as well as management’s actions taken in discharging responsibilities for accounting, financial reporting, and internal control. Packer Thomas, independent registered public accounting firm, and the internal auditors have direct and confidential access to the Audit Committee at all times to discuss the results of their examinations.
Management assessed the Company’s system of internal control over financial reporting as of December 31, 2004, in relation to criteria for effective internal control over financial reporting as described in “Internal Control-Integrated Framework,” issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2004, its system of internal control over financial reporting is effective and meets the criteria of the “Internal Control-Integrated Framework.” Packer Thomas, independent registered public accounting firm, has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting.

Rodger W. Platt Chairman and Chief Executive Officer	Lawrence A. Fantauzzi Secretary/Treasurer Chief Financial Officer

Cortland, Ohio February 3, 2005

REPORT OF PACKER THOMAS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SHAREHOLDERS AND BOARD OF DIRECTORS
Cortland Bancorp
We have audited the accompanying consolidated balance sheets of Cortland Bancorp and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. We also have audited management’s assessment, included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting, that Cortland Bancorp and subsidiaries maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Cortland Bancorp’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cortland Bancorp and subsidiaries as of December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, management’s assessment that Cortland Bancorp and subsidiaries maintained effective internal control over financial reporting as of December 31, 2004 is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, Cortland Bancorp and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Packer Thomas
Youngstown, Ohio
February 3, 2005

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2004, 2003 and 2002

(Amounts in thousands except per share data)

	2004	2003	2002

Interest income
Interest and fees on loans	$12,383	$13,039	$15,434
Interest and dividends on investment securities:
Taxable interest	3,501	3,068	3,272
Nontaxable interest	2,553	2,473	2,487
Dividends	135	132	170
Interest on mortgage-backed securities	3,633	4,009	5,322
Interest on trading account securities		69
Other interest income	83	117	226

Total interest income	22,288	22,907	26,911

Interest expense
Deposits	5,787	5,819	7,534
Borrowed funds	2,223	2,313	2,470

Total interest expense	8,010	8,132	10,004

Net interest income	14,278	14,775	16,907
Provision for loan losses (Note 4)	415	240	460

Net interest income after provision for loan losses	13,863	14,535	16,447

Other income
Fees for other customer services	2,327	1,636	1,362
Investment securities gains - net	1,052	946	215
Trading securities gains - net		265
Gain on sale of loans - net	54	470	318
Other real estate losses - net	(171)		(9)
Other non-interest income	569	532	805

Total other income	3,831	3,849	2,691

Other expenses
Salaries and employee benefits	6,722	6,586	6,798
Net occupancy and equipment expense	1,853	1,963	2,077
State and local taxes	544	524	505
Office supplies	346	347	363
Legal and litigation expense (Note 16)	103	152	138
Bank exam and audit expense	515	349	335
Marketing expense	182	177	161
Other operating expenses	1,596	1,431	1,440

Total other expenses	11,861	11,529	11,817

Income before federal income taxes	5,833	6,855	7,321
Federal income taxes (Note 10)	990	1,371	1,579

Net income	$4,843	$5,484	$5,742

Net income per share, both basic and diluted (Note 1)	$1.17	$1.30	$1.34

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2004 and 2003

(Amounts in thousands except per share data)

	2004	2003

ASSETS
Cash and due from banks	$9,397	$9,747
Federal funds sold	3,500

Total cash and cash equivalents	12,897	9,747

Investment securities available for sale (Note 2)	121,348	125,841
Investment securities held to maturity (approximate market value of $106,210 in 2004 and $98,451 in 2003) (Note 2)	104,493	96,934
Total loans (Note 3)	191,777	189,262
Less allowance for loan losses (Note 4)	(2,629)	(2,408)

Net loans	189,148	186,854

Premises and equipment (Note 5)	4,369	4,872
Other assets	14,138	14,144

Total assets	$446,393	$438,392

LIABILITIES
Noninterest-bearing deposits	$58,394	$57,632
Interest-bearing deposits (Note 6)	286,525	279,924

Total deposits	344,919	337,556

Federal Home Loan Bank advances and other borrowings (Note 7)	47,889	47,886
Other liabilities	4,187	3,069

Total liabilities	396,995	388,511

Commitments and contingent liabilities (Notes 8 and 16)

SHAREHOLDERS’ EQUITY
Common stock - $5.00 stated value - authorized 20,000,000 shares; issued 4,373,735 shares in 2004 and 4,246,747 shares in 2003 (Note 1)	21,869	21,234
Additional paid-in capital (Note 1)	18,531	16,469
Retained earnings	13,131	15,401
Accumulated other comprehensive income (Note 1)	1,061	2,203
Treasury stock, at cost, 204,635 shares in 2004 and 212,838 shares in 2003	(5,194)	(5,426)

Total shareholders’ equity (Notes 15 and 17)	49,398	49,881

Total liabilities and shareholders’ equity	$446,393	$438,392

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended December 31, 2004, 2003 and 2002

(Amounts in thousands except per share data)

				Accumulated		Total
		Additional		Other		Share-
	Common	Paid-In	Retained	Comprehensive	Treasury	holders
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity

Balance at December 31, 2001	$20,020	$10,945	$19,172	$1,834	$(1,447)	$50,524
Comprehensive Income:
Net income			5,742			5,742
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				1,331		1,331

Total comprehensive income						7,073

Common Stock Transactions:
Treasury shares repurchased net of shares reissued		165			(1,429)	(1,264)
Cash dividends declared ($.81 per share)			(3,430)			(3,430)
Special cash dividend ($.20 per share)			(855)			(855)
3% stock dividend	597	2,213	(2,810)
Cash paid in lieu of fractional shares			(9)			(9)

Balance at December 31, 2002	20,617	13,323	17,810	3,165	(2,876)	52,039
Comprehensive Income:
Net income			5,484			5,484
Other comprehensive income, net of tax:
Unrealized losses on available for sale securities, net of reclassification adjustment				(962)		(962)

Total comprehensive income						4,522

Common Stock Transactions:
Treasury shares repurchased net of shares reissued		230			(2,550)	(2,320)
Cash dividends declared ($.83 per share)			(3,485)			(3,485)
Special cash dividend ($.21 per share)			(864)			(864)
3% stock dividend	617	2,916	(3,533)
Cash paid in lieu of fractional shares			(11)			(11)

Balance at December 31, 2003	21,234	16,469	15,401	2,203	(5,426)	49,881
Comprehensive Income:
Net income			4,843			4,843
Other comprehensive income, net of tax:
Unrealized losses on available for sale securities, net of reclassification adjustment				(1,142)		(1,142)

Total comprehensive income						3,701

Common Stock Transactions:
Treasury shares repurchased net of shares reissued		30			232	262
Cash dividends declared ($.85 per share)			(3,547)			(3,547)
Special cash dividend ($.22 per share)			(890)			(890)
3% stock dividend	635	2,032	(2,667)
Cash paid in lieu of fractional shares			(9)			(9)

Balance at December 31, 2004	$21,869	$18,531	$13,131	$1,061	$(5,194)	$49,398

DISCLOSURE OF RECLASSIFICATION FOR AVAILABLE
FOR SALE SECURITY GAINS AND LOSSES:

	2004	2003	2002

Unrealized holding (losses) or gains on available for sale securities arising during the period net of tax of $(231), $(174), and $758	$(448)	$(338)	$1,472
Less: Reclassification adjustment for gains realized in net income, net of tax of $358, $322, and $74	694	624	141

Net unrealized (losses) or gains on available for sale securities, net of tax	$(1,142)	$(962)	$1,331

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2004, 2003 and 2002

(Amounts in thousands)

	2004	2003	2002

Cash flows from operating activities
Net income	$4,843	$5,484	$5,742
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and accretion	2,176	2,382	1,345
Provision for loan loss	415	240	460
Deferred tax (benefit) expense	(129)	135	(151)
Investment securities gains	(1,052)	(946)	(215)
Gains on sales of loans	(54)	(470)	(318)
Other real estate losses	171		9
Loans originated for sale	(3,993)	(25,757)	(21,612)
Proceeds from sale of loans originated for sale	4,150	28,146	19,908
Changes in:
Interest and fees receivable	148	131	218
Interest payable	(111)	49	(57)
Other assets and liabilities	818	(2,346)	9

Net cash flows from operating activities	7,382	7,048	5,338

Cash flows from investing activities
Purchases of securities available for sale	(68,146)	(64,960)	(32,144)
Purchases of securities held to maturity	(43,601)	(62,165)	(56,080)
Proceeds from sales of securities available for sale	32,523	8,114	1,305
Proceeds from call, maturity and principal payments on securities	73,934	93,982	82,185
Net (increase) decrease in loans made to customers	(2,812)	(866)	15,656
Proceeds from disposition of other real estate	815	21	170
Purchases of premises and equipment	(127)	(333)	(425)

Net cash flows from investing activities	(7,414)	(26,207)	10,667

Cash flows from financing activities
Net increase (decrease) in deposit accounts	7,363	1,798	(1,903)
Net increase (decrease) in borrowings	3	1,217	(2,693)
Dividends paid	(4,446)	(4,360)	(4,294)
Purchases of treasury stock	(1,032)	(3,641)	(2,460)
Treasury shares reissued	1,294	1,321	1,196

Net cash flows from financing activities	3,182	(3,665)	(10,154)

Net change in cash and cash equivalents	3,150	(22,824)	5,851

Cash and cash equivalents
Beginning of year	9,747	32,571	26,720

End of year	$12,897	$9,747	$32,571

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

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
The Company paid interest of $8,121,000, $8,083,000 and $10,061,000 in 2004, 2003 and 2002, respectively. Cash paid for income taxes was $1,005,000 in 2004, $1,320,000 in 2003 and $1,722,000 in 2002. Transfers of loans to other real estate were, $196,000 and $820,000 in 2003 and 2002 and none in 2004.
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
Trading Securities: Trading securities are principally held with the intention of selling in the near term and are carried at market value. Realized and unrealized gains and losses on trading account securities are recognized in the Statement of Income as they occur. The Company did not hold any trading securities at December 31, 2004 or 2003. During 2003, trading activity produced purchases of $23,680,000 and sales of $23,945,000, resulting in a net gain of $265,000. There was no trading activity in 2004 or 2002.
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
Years ended December 31, 2004, 2003 and 2002

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
Loans Held for Sale: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. For the majority of loan sales, the Company concurrently sells the rights to service the related loans. In addition, the Company may periodically identify other loans which may be sold. These loans are classified as loans held for sale, and carried, in the aggregate, at the lower of cost or estimated market value based on secondary market prices. To mitigate interest rate risk, the Company may obtain fixed commitments to sell such loans at the time loans are originated or identified as being held for sale. Such a commitment would be referred to as a derivative loan commitment if the loan that will result from exercise of the commitment will be held for sale upon funding under Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities, as amended by Statement of Financial Accounting Standards No. 149 (“SFAS 149”), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. No such commitments existed as of December 31, 2004.
Allowance for Loan Losses and Allowance for Losses on Lending Related Commitments: Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance consist of provisions for loan losses charged to expense and recoveries of previously charged-off loans. Reductions to the allowance result from the charge-off of loans deemed uncollectable by management. After a loan is charged-off, collection efforts continue and future recoveries may occur.
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
The Company maintains an allowance for losses on unfunded commercial lending commitments to provide for the risk of loss inherent in these arrangements. The allowance is computed using a methodology similar

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
to that used to determine the allowance for loan losses. This allowance is reported as a liability on the balance sheet within accrued expenses and other liabilities, while the corresponding provision for these losses is recorded as a component of other expense.
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
Intangible Asset: A core deposit intangible asset resulting from a branch acquisition is being amortized over a 15 year period. The intangible asset, net of accumulated amortization, was $208,000 and $244,000 at December 31, 2004 and 2003, respectively, and is included in other assets. The annual expense was $37,000 at December 31, 2004, 2003 and 2002. The estimated aggregate amortization expense for the next five years is $37,000 per year.
Cash Surrender Value of Life Insurance: Bank-owned life insurance (“BOLI”) represents life insurance on the lives of certain Company employees, officers and directors who have provided positive consent allowing the Company to be the co-beneficiary of such policies. Since the Company is the owner of the insurance policies, increases in the cash value of the policies, as well as its share of insurance proceeds received, are recorded in other noninterest income, and are not subject to income taxes. The cash value of the policies is included in other assets. The Company reviews the financial strength of the insurance carriers prior to the purchase of BOLI and quarterly thereafter. The amount of BOLI with any individual carrier is limited to 15% of Tier I Capital. The Company has purchased BOLI to provide a long-term asset to offset long-term benefit liabilities, while generating competitive investment yields.
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
Per Share Amounts: The Board of Directors declared 3% common stock dividends payable as of January 1, 2005, 2004 and 2003. The 3% common stock dividend issued on January 1, 2005 resulted in the issuance of 126,989 shares of common stock, which have been included in the 4,373,735 shares reported as issued at December 31, 2004.
Basic and diluted earnings per share are based on weighted average shares outstanding. Average shares outstanding and per share amounts have been restated to give retroactive effect to the 3% common stock dividend of January 1, 2005. Average shares outstanding and per share amounts similarly reflect the impact of the Company’s stock repurchase program (see Note 17).

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

	Years Ended December 31,

	2004	2003	2002

Net income ($000 omitted)	$4,843	$5,484	$5,742
Weighted average common shares outstanding	4,154,361	4,211,495	4,271,623
Basic earnings per share	$1.17	$1.30	$1.34
Diluted earnings per share	$1.17	$1.30	$1.34
Off Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Reclassifications: Certain items in the financial statements for 2003 and 2002 have been reclassified to conform to the 2004 presentation.
New Accounting Standards: On March 9, 2004, the SEC staff released Staff Accounting Bulletin No. 105—Application of Accounting Principles to Loan Commitments. This bulletin requires all registrants to account for mortgage loan interest rate lock commitments related to loans held for sale as written options, effective no later than for commitments entered into after March 31, 2004. This guidance requires the Company to recognize a liability on its balance sheet equal to fair value of the commitment at the time the loan commitment is issued. As a result, this guidance delays the recognition of any revenue related to these commitments until such time as the loan is sold. However, the new accounting standard has no effect on the ultimate amount of revenue or the cash flows recognized over time. Adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.
Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-1”), provides application guidance to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and whether recognition of an impairment loss is required. The guidance also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. In September 2004, the FASB staff issued FASB Staff Position (FSP) EITF No. 03-1-1, which delayed full implementation of the accounting requirements of EITF 03-1, with the exception of certain disclosure requirements. The Company does not believe that EITF No. 03-1 will have a material impact on its financial position and results of operation.
In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-03, “Accounting for Certain Loans and Debt Securities Acquired in a Transfer”. SOP 03-03 addresses the accounting for loans acquired through a transfer, such as a business combination, that show evidence of having deteriorated in terms of credit quality since their origination (i.e. impaired loans). This SOP does not apply to loans originated by the Company. SOP 03-03 requires acquired loans to be recorded at their fair value defined as the present value of future cash flows. SOP 03-03 prohibits the carryover of an allowance for loan loss on certain acquired loans as credit losses are considered in the future cash flows assessment. SOP 03-03 is effective for loans that are

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
acquired in fiscal years beginning after December 15, 2004. The Company will evaluate the applicability of this SOP for all prospective loans acquired in fiscal years beginning after December 15, 2004. The Company does not anticipate this Statement will have a material effect on its consolidated financial statements.
NOTE 2 - INVESTMENT SECURITIES
The following is a summary of investment securities:
(Amounts in thousands)

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2004 Investment securities available for sale
U.S. Treasury securities	$1,192	$254	$	$1,446
U.S. Government agencies and corporations	21,687	215	40	21,862
Obligations of states and political subdivisions	10,900	741		11,641
Mortgage-backed and related securities	66,643	802	302	67,143
Corporate securities	16,081	22	87	16,016

Total debt securities	116,503	2,034	429	118,108
Other securities	3,240			3,240

Total available for sale	$119,743	$2,034	$429	$121,348

Investment securities held to maturity
U.S. Treasury securities	$152	$5	$	$157
U.S. Government agencies and corporations	46,210	172	192	46,190
Obligations of states and political subdivisions	34,048	1,870	21	35,897
Mortgage-backed and related securities	24,083	103	220	23,966

Total held to maturity	$104,493	$2,150	$433	$106,210

December 31, 2003 Investment securities available for sale
U.S. Treasury securities	$4,635	$336	$		$4,971
U.S. Government agencies and corporations	31,843	621		43	32,421
Obligations of states and political subdivisions	19,727	1,062		16	20,773
Mortgage-backed and related securities	52,396	1,174		143	53,427
Corporate securities	10,786	397		53	11,130

Total debt securities	119,387	3,590		255	122,722
Other securities	3,119				3,119

Total available for sale	$122,506	$3,590		$255	$125,841

Investment securities held to maturity
U.S. Treasury securities	$156	$4	$		$160
U.S. Government agencies and corporations	24,976	230		62	25,144
Obligations of states and political subdivisions	32,730	1,653		47	34,336
Mortgage-backed and related securities	39,072	62		323	38,811

Total held to maturity	$96,934	$1,949		$432	$98,451

At December 31, 2004 and 2003, other securities consisted of $3,014,000 and $2,893,000 in Federal Home Loan Bank (FHLB) stock, respectively, and $226,000 in Federal Reserve Board (FED) stock. Each

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 2 - INVESTMENT SECURITIES (Continued)
investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.
The amortized cost and estimated market value of debt securities at December 31, 2004, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
(Amounts in thousands)

	December 31, 2004

	Amortized	Estimated
	Cost	Fair Value

Investment securities available for sale
Due in one year or less	$2,102	$2,102
Due after one year through five years	9,063	9,265
Due after five years through ten years	8,640	8,698
Due after ten years	30,055	30,900

Subtotal	49,860	50,965
Mortgage-backed securities	66,643	67,143

Total	$116,503	$118,108

Investment securities held to maturity
Due in one year or less	$3,045	$3,050
Due after one year through five years	208	223
Due after five years through ten years	20,631	20,778
Due after ten years	56,526	58,193

Subtotal	80,410	82,244
Mortgage-backed securities	24,083	23,966

Total	$104,493	$106,210

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:
(Amounts in thousands)

	2004	2003	2002

Proceeds	$43,339	$20,115	$17,085
Gross realized gains	1,074	948	329
Gross realized losses	22	2	114
Investment securities with a carrying value of approximately $48,114,000 at December 31, 2004 and $43,909,000 at December 31, 2003 were pledged to secure deposits and for other purposes.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 2 - INVESTMENT SECURITIES (Continued)
The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2004:
(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies and corporations	$14,692	$135	$8,099	$97	$22,791	$232
Obligations of states and political subdivisions			859	21	859	21
Mortgage-backed and related securities	27,317	247	19,591	275	46,908	522
Corporate securities	7,004	61	2,000	26	9,004	87

	$49,013	$443	$30,549	$419	$79,562	$862

The above table represents 90 investment securities where the current value is less than the related amortized cost. The unrealized losses do not reflect any deterioration of the credit worthiness of the issuing entities. No security has a current rating that is below investment grade, and 81 of the securities are rated “AAA”. The lowest rated security is rated A-. The unrealized losses on these securities are a result of changes in interest rates for fixed-rate securities where the interest rate received is less than the current rate available for new offerings of similar securities, changes in market spreads as a result of shifts in supply and demand, and changes in the level of prepayment activity for mortgage related securities.
NOTE 3 - LOANS RECEIVABLE
The following is a summary of loans:
(Amounts in thousands)

	December 31,

	2004	2003

1-4 family residential mortgage loans	$61,238	$57,854
Commercial mortgage loans	94,019	92,822
Consumer loans	6,087	7,231
Commercial loans	19,188	21,711
Home equity loans	11,245	9,541
1-4 family residential mortgage loans held for sale		103

Total loans	$191,777	$189,262

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 4 - ALLOWANCE FOR LOAN LOSSES
The following is an analysis of changes in the allowance for loan losses for the year ended:
(Amounts in thousands)

	December 31,

	2004	2003	2002

Balance at beginning of year	$2,408	$3,134	$2,998
Loan charge-offs	(264)	(1,120)	(441)
Recoveries	70	154	117

Net loan charge-offs	(194)	(966)	(324)
Provision charged to operations	415	240	460

Balance at end of year	$2,629	$2,408	$3,134

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $3,395,000, $2,067,000 and $1,406,000 at December 31, 2004, 2003 and 2002, respectively. Interest income on these loans, if accrued, would have increased pretax income by approximately $195,000, $135,000 and $69,000 for 2004, 2003 and 2002, respectively.
Impaired loans are generally included in nonaccrual loans. Management does not individually evaluate certain smaller balance loans for impairment as such loans are evaluated on an aggregate basis. These loans generally include 1-4 family, consumer and home equity loans. Impaired loans are generally evaluated using the fair value of collateral as the measurement method. At December 31, 2002 there were no loans considered impaired. At December 31, 2004 and December 31, 2003, the recorded investment in impaired loans was $2,985,000 and $871,000 while the allocated portion of the allowance for loan losses for such loans was $1,355,000 and $177,000, respectively. Interest income recognized on impaired loans using the cash basis was $100,000 for 2004 and $42,000 for 2003.
The remaining principal balance of renegotiated loans for which interest has been reduced and that are still accruing interest totaled $26,000 at December 31, 2002 and none at December 31, 2004 and December 31, 2003. Interest income recognized on these loans was $18,000 for 2002. Interest income that would have been recognized under the original terms was $23,000 for 2002.
As of December 31, 2004, 2003 and 2002, there were $5,622,000, $2,113,000 and $2,058,000 in loans that were neither classified as nonaccrual nor considered impaired, but which can be considered potential problem loans.
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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 5 - PREMISES AND EQUIPMENT
The following is a summary of premises and equipment:
(Amounts in thousands)

	December 31,

	2004	2003

Land	$692	$692
Premises	5,550	5,527
Equipment	9,263	9,161
Leasehold improvements	281	279

	15,786	15,659
Less accumulated depreciation	11,417	10,787

Net book value	$4,369	$4,872

Depreciation expense was $630,000 for 2004, $737,000 for 2003 and $858,000 for 2002.
NOTE 6 - DEPOSITS
The following is a summary of interest-bearing deposits:
(Amounts in thousands)

	December 31,

	2004	2003

Demand	$28,723	$29,153
Money Market	18,971	17,376
Savings	90,432	89,830
Time:
In denominations under $100,000	113,522	114,485
In denominations of $100,000 or more	34,877	29,080

Total	$286,525	$279,924

The following is a summary of time deposits of $100,000 or more by remaining maturities:
(Amounts in thousands)

	December 31,

	2004			2003

	Certificates	Other Time		Certificates	Other Time
	of Deposit	Deposits	Total	of Deposit	Deposits	Total

Three months or less	$7,480	$805	$8,285	$3,936	$409	$4,345
Three to six months	4,397	263	4,660	4,999		4,999
Six to twelve months	4,490	100	4,590	4,020		4,020
One through five years	9,250	1,523	10,773	8,631	1,749	10,380
Over five years	1,899	4,670	6,569	1,132	4,204	5,336

Total	$27,516	$7,361	$34,877	$22,718	$6,362	$29,080

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS
The following is a summary of total Federal Home Loan Bank advances and other borrowings:
(Amounts in thousands)

	Weighted
	Average	December 31,
	Interest
	Rate	2004		2003

Federal Home Loan Bank advances
Variable rate LIBOR based Federal Home Loan Bank advances, with monthly interest payments:
Due in 2005		$		$5,000
Fixed rate and convertible fixed rate Federal Home Loan Bank advances, with monthly interest payments:
Due in 2007	4.0367%		6,000	1,000
Due in 2008	5.6340%		5,000	5,000
Due in 2009	5.1600%		10,000	10,000
Due in 2010	5.9293%		13,500	13,500
Due in 2011	4.9553%		9,500	9,500

Total Federal Home Loan Bank advances	5.2525%		44,000	44,000
Other borrowings
Securities sold under repurchase agreements	1.5393%		2,675	2,243
U.S. Treasury interest-bearing demand note	1.8720%		1,214	643
Federal Funds Purchased				1,000

Total other borrowings	1.6432%		3,889	3,886

Total Federal Home Loan Bank advances and other borrowings	4.9594%		$47,889	$47,886

Securities sold under repurchase agreements represent arrangements that the Bank has entered into with certain deposit customers within its local market areas. These borrowings are collateralized with securities. There are $6.5 million in securities, allocated for this purpose, owned by the Bank and held in safekeeping accounts at independent correspondent banks.
Federal Home Loan Bank (FHLB) advances are collateralized by the FHLB stock owned by the Bank, which had a carrying value of $3,014,000 at December 31, 2004, and a blanket lien against the Bank’s qualified mortgage loan portfolio and $14,631,000 in collateralized mortgage obligations. Maximum borrowing capacity from the FHLB totaled $53,774,000 at December 31, 2004.
As of both December 31, 2004 and 2003, $38,000,000 of the FHLB fixed rate advances are convertible to quarterly LIBOR floating rate advances on or after certain specified dates at the option of the FHLB. Should the FHLB elect to convert, the Company acquires the right to prepay any or all of the borrowing at the time of conversion and on any interest payment due date, thereafter, without penalty.
NOTE 8 - COMMITMENTS
The Bank occupies office facilities under operating leases extending to 2008. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Rental expense was $287,000 for

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 8 - COMMITMENTS (Continued)
2004, $286,000 for 2003 and $295,000 for 2002. The following is a summary of remaining future minimum lease payments under current noncancelable operating leases for office facilities:
(Amounts in thousands)

Years ending:
December 31, 2005	$192
December 31, 2006	188
December 31, 2007	83
December 31, 2008	27

Total	$490

At December 31, 2004, the Bank was required to maintain aggregate cash reserves amounting to $5,083,000 in order to satisfy federal regulatory requirements. These amounts do not earn interest.
The Bank grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers in Northeast Ohio and Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions. Approximately 2.84% of total loans are unsecured at December 31, 2004, compared to 2.60% at December 31, 2003.
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
The following is a summary of such contractual commitments:
(Amounts in thousands)

	December 31,

	2004	2003

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit
Fixed rate	$1,506	$96
Variable rate	30,400	29,411
Standby letters of credit	1,455	761

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 8 - COMMITMENTS (Continued)
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
NOTE 9 - BENEFIT PLANS
The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $215,000 for 2004, $211,000 for 2003 and $219,000 for 2002. The Bank matches participants’ voluntary contributions up to 5% of gross pay. Participants may make voluntary contributions to the plan up to a maximum of 15% of gross wages or $13,000, whichever is less. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.
The Bank and Bancorp provide supplemental retirement benefit plans for the benefit of certain officers and non officer directors. The plan for officers is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years after retirement. The amount of each officer’s benefit is determined by their salary at retirement as well as their other sources of retirement income. Director Retirement Agreements provide for a benefit of $10,000 annually on or after the director reaches normal retirement age, which is based on a combination of age and years of service. Director retirement benefits are paid over a period of 10 years following retirement. The Bank and Bancorp accrue the cost of these post-retirement benefits during the working careers of the officers and directors. At December 31, 2004, the cumulative expense accrued for these benefits totaled $996,000, with $788,000 accrued for the officers’ plan and $208,000 for the directors’ plan.
The Bank has purchased insurance contracts on the lives of the participants in the supplemental retirement benefit plan and has named the Bank as the beneficiary. Similarly, the Bancorp has purchased insurance contracts on the lives of the directors with the Bancorp as beneficiary. While no direct linkage exists between the supplemental retirement benefit plan and the life insurance contracts, it is management’s current intent that the revenue from the insurance contracts be used as a funding source for the plan. At December 31, 2004, the cumulative income accrued on these contracts totaled $1,356,000 on a tax equivalent basis, with $932,000 accrued on the officers’ contracts and $424,000 on the directors’ contracts.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 10 - FEDERAL INCOME TAXES
The composition of income tax expense is as follows:
(Amounts in thousands)

	Years Ended
	December 31,

	2004	2003	2002

Current	$1,119	$1,236	$1,730
Deferred	(129)	135	(151)

Total	$990	$1,371	$1,579

The following is a summary of net deferred taxes included in other liabilities:
(Amounts in thousands)

	December 31,

	2004	2003	2002

Gross deferred tax assets:
Provision for loan and other real estate losses	$570	$495	$742
AMT credit	29
Other items	494	386	240
Loan origination cost - net	6	(2)	6
Gross deferred tax liabilities:
Unrealized gain on available for sale securities	(547)	(1,135)	(1,631)
Depreciation	(389)	(343)	(339)
Other items	(434)	(389)	(367)

Net deferred tax liability	$(271)	$(988)	$(1,349)

The Company has an alternative minimum tax credit which can be carried forward indefinitely.
The following is a reconciliation between tax expense using the statutory tax rate of 34% and the income tax provision:
(Amounts in thousands)

	Years Ended
	December 31,

	2004	2003	2002

Statutory tax	$1,983	$2,331	$2,489
Effect of non-taxable income	(1,084)	(1,052)	(1,019)
Effect of non-deductible expense	91	92	109

Total income taxes	$990	$1,371	$1,579

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 10 - FEDERAL INCOME TAXES (Continued)
The related income tax expense on investment securities gains and losses amounted to $358,000 for 2004, $321,000 for 2003, and $73,000 for 2002, and is included in the total federal income tax provision.
NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:
(Amounts in thousands)

	December 31, 2004		December 31, 2003

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

ASSETS:
Cash and cash equivalents	$9,397	$9,397	$9,747	$9,747
Federal Funds sold	3,500	3,500
Investment securities	225,841	227,558	222,775	224,292
Loans, net of allowance for loan losses	189,148	188,508	186,854	186,869
LIABILITIES:
Demand and savings deposits	196,520	$196,520	$193,991	$193,991
Time deposits	148,399	150,362	143,565	145,407
FHLB advances	44,000	44,305	44,000	44,632
Other borrowings	3,889	3,889	3,886	3,886
For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2004 and 2003. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities when specific quoted prices are not available. Carrying value is considered to approximate fair value for loans, FHLB advances and other borrowings that reprice frequently and for deposit liabilities subject to immediate withdrawal. The fair values of loans, FHLB advances and other borrowings and time deposits that reprice less frequently are approximated by a discount rate valuation technique utilizing estimated market interest rates as of December 31, 2004 and 2003. The fair value of unrecorded commitments at December 31, 2004 and 2003, is not material.
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
NOTE 12 - REGULATORY MATTERS
The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 12 - REGULATORY MATTERS (Continued)
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

	(Amounts in thousands)
	December 31,		December 31,
	2004		2003

	Amount	Ratio	Amount	Ratio

Total Risk-Based Capital	$50,793		$49,841
Ratio to Risk-Weighted Assets		22.07%		21.57%
Tier I Risk-Based Capital	$48,129		$47,433
Ratio to Risk-Weighted Assets		20.91%		20.53%
Ratio to Average Assets		10.88%		10.94%
Tier I capital is shareholders’ equity less intangibles and the unrealized market value adjustment of investment securities available for sale. Total risk-based capital is Tier I capital plus the qualifying portion of the allowance for loan losses. Assets and certain off balance sheet items adjusted in accordance with risk classification comprise risk-weighted assets of $230,133,000 and $231,034,000 as of December 31, 2004 and 2003, respectively. Assets less intangibles and the net unrealized market value adjustment of investment securities available for sale averaged $442,428,000 and $433,513,000 for the years ended December 31, 2004 and 2003, respectively.
NOTE 13 - RELATED PARTY TRANSACTIONS
Certain directors, executive officers and companies with which they are affiliated were loan customers during 2004. The following is an analysis of such loans:
(Amounts in thousands)

Total loans at December 31, 2003	$1,297
New loans	100
Repayments or other	(767)

Total loans at December 31, 2004	$630

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 14 - CONDENSED FINANCIAL INFORMATION
Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the parent’s investment in subsidiaries is stated at cost, including equity in the undistributed earnings of the subsidiaries since inception, adjusted for any unrealized gains or losses on available for sale securities.
BALANCE SHEETS
(Amounts in thousands)

	December 31,

	2004	2003

Assets:
Cash	$3,201	$2,169
Investment securities available for sale	836	3,218
Investment in bank subsidiary	43,368	43,125
Investment in non-bank subsidiary	15	15
Other assets	2,336	1,668

	$49,756	$50,195

Liabilities:
Other liabilities	$358	$314

Shareholders’ equity:
Common stock (Note 1)	21,869	21,234
Additional paid-in capital (Note 1)	18,531	16,469
Retained earnings	13,131	15,401
Accumulated other comprehensive income	1,061	2,203
Treasury stock	(5,194)	(5,426)

Total shareholders’ equity	49,398	49,881

	$49,756	$50,195

STATEMENTS OF INCOME
(Amounts in thousands)

	Years ended December 31,

	2004	2003	2002

Dividends from bank subsidiary	$3,500	$4,000	$4,400
Interest and dividend income	166	180	202
Investment securities gains	88	192	21
Other income	81	77	76
Other expenses	(299)	(184)	(149)

Income before income tax and equity in undistributed net income of subsidiaries	3,536	4,265	4,550
Income tax benefit (expense)	12	(63)	(24)
Equity in undistributed net income of subsidiaries	1,295	1,282	1,216

Net income	$4,843	$5,484	$5,742

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 14 - CONDENSED FINANCIAL INFORMATION (Continued)
STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years ended December 31,

	2004	2003	2002

Cash flows from operating activities
Net income	$4,843	$5,484	$5,742
Adjustments to reconcile net income to net cash flows from operating activities:
Equity in undistributed net income of subsidiaries	(1,295)	(1,282)	(1,216)
Investment securities gains	(88)	(192)	(21)
Accretion on securities	38	31	8
Deferred tax benefit	(7)	(24)	(23)
Change in other assets and liabilities	(570)	95	(3)

Net cash flows from operating activities	2,921	4,112	4,487

Cash flows from investing activities
Purchases of investment securities available for sale		(3,007)	(250)
Purchases of investment securities held to maturity			(2,042)
Proceeds from sales of securities available for sale	2,295	1,204
Proceeds from call, maturity and principal payments on securities		1,305	1,550

Net cash flows from investing activities	2,295	(498)	(742)

Cash flows from financing activities
Dividends paid	(4,446)	(4,360)	(4,294)
Net treasury shares (repurchased) reissued	262	(2,320)	(1,264)

Net cash flows from financing activities	(4,184)	(6,680)	(5,558)

Net change in cash	1,032	(3,066)	(1,813)
Cash
Beginning of year	2,169	5,235	7,048

End of year	$3,201	$2,169	$5,235

NOTE 15 - DIVIDEND RESTRICTIONS
The Bank is subject to regulations of the Ohio Division of Banks which restrict dividends to retained earnings (as defined by statute) of the current and prior two years. Under this restriction, at December 31, 2004, approximately $3,792,000 is available for the payment of dividends by the Bank without seeking prior regulatory approval. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 16 - LITIGATION
In 1993 the Company’s subsidiary bank was named as a defendant in class action lawsuits involving purchased interests in two Ohio campgrounds, Slentz, et al (Plaintiffs) versus Cortland Savings and Banking Company (Defendant) and McDonagh, et al (Plaintiffs), versus Cortland Savings and Banking Company (Defendant).
These class action cases originated with filings in the Northern District of Ohio Eastern Division of the Federal Court system. In addition to their alleged Federal claims, Plaintiffs alleged State law claims which were included as pendent causes of action. On October 20, 1997 the federal judge presiding over these cases filed a judgment entry dismissing all federal claims against the registrant’s subsidiary bank without prejudice. The judgment of the district court was appealed by Plaintiffs. On March 2, 1999 the United States Court of Appeals for the Sixth Circuit affirmed the decision of the district federal court to grant summary judgment in favor of the defendant bank and to dismiss all of Plaintiffs’ Federal Claims. While awaiting the ruling of the Sixth Circuit Court of Appeals, the Plaintiffs asserted their alleged State law claims by filing suit in the Common Pleas Court of Trumbull County seeking damages of approximately $4.3 million.
On September 30, 2002 the registrant received notice that The Court of Common Pleas in Trumbull County, Ohio had ordered the dismissal of all Plaintiffs’ claims in Slentz, et al (Plaintiffs) versus Cortland Savings and Banking Company (Defendant), and McDonagh, et al (Plaintiffs) versus Cortland Savings and Banking Company (Defendant), and granted registrant’s subsidiary bank, Cortland Savings and Banking Company, Summary Judgment on all counts of Plaintiffs’ Complaint in both cases.
Plaintiffs appealed the judgment rendered by the Common Pleas Court of Trumbull County. The Company and the Plaintiffs filed all permitted briefs with the 11th District Court of Appeals and oral arguments were made before the Court of Appeals on October 20, 2003. On March 4, 2004, the Company received notice that the 11th District Court of Appeals had upheld the decision of the Court of Common Pleas in Trumbull County, Ohio in favor of the registrant and its subsidiary bank.
On April 15, 2004 the Plaintiffs appealed the 11th District Court’s decision to the Ohio Supreme Court. On July 14, 2004 the Ohio Supreme Court ruled that it would not accept the Plaintiffs’ cases for review and for briefing on the merits. Plaintiffs failed to file a motion for reconsideration with the Ohio Supreme Court by the July 26, 2004 deadline. This brings to a conclusion this lengthy legal process with no adverse impact on the Company.
The Bank is involved in other legal actions arising in the ordinary course of business. In the opinion of management, the outcomes from these other matters, either individually or in the aggregate, are not expected to have any material effect on the Company.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2003 and 2002

NOTE 17 - STOCK REPURCHASE PROGRAM
On February 6, 2004, the Company concluded the fourth consecutive year of stock repurchase programs. These programs were approved and authorized each year by the Company’s Board of Directors. The following table shows the results of these programs.

					Weighted
					Average
			Number of	Cost of	Price
	Date Board	Date	Shares	Shares	Per
Program	Authorized	Expired	Repurchased	Repurchased	Share

“2000 Program”	January 26, 2000	February 3, 2001	138,218	$2,284	$16.51

“2001 Program”	January 23, 2001	February 6, 2002	51,321	987	19.32

“2002 Program”	January 22, 2002	February 6, 2003	114,073	2,848	25.02

“2003 Program”	January 28, 2003	February 6, 2004	137,869	4,170	30.24

Total			441,481	$10,289	$23.31

Currently, there is no stock repurchase program in effect.

(Continued)

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
(Fully taxable equivalent basis in thousands of dollars)

	2004

	Average	Interest	Yield
	Balance	Earned	or
	Outstanding	or Paid	Rate

Interest-earning assets:
Federal funds sold and other money markets	$5,623	$83	1.5%
Investment securities:
U.S. Treasury and other U.S. Government agencies and corporations	62,418	2,920	4.7%
U.S. Government mortgage-backed pass through certificates	85,357	3,634	4.3%
States of the U.S. and political subdivisions (Note 1, 2, 3)	53,832	3,764	7.0%
Other securities	14,953	716	4.8%

TOTAL INVESTMENT SECURITIES	216,560	11,034	5.1%
Loans (Note 2, 3, 4)	193,927	12,474	6.4%
Trading Account Securities

TOTAL INTEREST-EARNING ASSETS	416,110	$23,591	5.7%

Non interest-earning assets:
Cash and due from banks	9,276
Premises and equipment	4,637
Other	14,252

TOTAL ASSETS	$444,275

Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$48,945	$263	0.5%
Savings	90,584	501	0.6%
Time	147,662	5,023	3.4%

TOTAL INTEREST-BEARING DEPOSITS	287,191	5,787	2.0%

Borrowings:
Federal funds purchased	289	4	1.4%
Securities sold under agreement to repurchase	2,698	26	1.0%
Other borrowings under one year	2,781	37	1.3%
Other borrowings over one year	40,325	2,156	5.3%

TOTAL BORROWINGS	46,093	2,223	4.8%

TOTAL INTEREST-BEARING LIABILITIES	333,284	$8,010	2.4%

Non interest-bearing liabilities:
Demand deposits	56,778
Other liabilities	4,385
Shareholders equity	49,828

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$444,275

Net interest income		$15,581

Net interest rate spread (Note 5)			3.3%

Net interest margin (Note 6)			3.7%

Note 1 –	Includes both taxable and tax exempt securities.

Note 2 –	The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 2004, 2003 and 2002, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets. Tax-free income from states of the U.S. and political subdivisions, and loans amounted to $2,545 and $193 for 2004, $2,466 and $214 for 2003 and $2,480 and $178 for 2002, respectively.

Note 3 –	Average balance outstanding includes the average amount outstanding of all nonaccrual investment securities and loans. States and political subdivisions consist of average total principal adjusted for amortization of premium and accretion of discount less average allowance for estimated losses, and include both taxable and tax exempt securities. Loans consist of average total loans less average unearned income.

(Fully taxable equivalent basis in thousands of dollars)

2003			2002

Average	Interest	Yield	Average	Interest	Yield
Balance	Earned	or	Balance	Earned	or
Outstanding	or Paid	Rate	Outstanding	or Paid	Rate

$10,338	$118	1.1%	$14,299	$228	1.6%
52,587	2,640	5.0%	51,630	3,272	6.3%
89,652	4,009	4.5%	91,536	5,322	5.8%
51,363	3,649	7.1%	51,052	3,647	7.1%
10,997	559	5.1%	3,461	168	4.9%

204,599	10,857	5.3%	197,679	12,409	6.3%
191,392	13,141	6.9%	201,106	15,518	7.7%
1,190	68	5.7%

407,519	$24,184	5.9%	413,084	$28,155	6.8%

10,140			10,172
5,119			5,614
13,461			10,860

$436,239			$439,730

$50,714	$249	0.5%	$55,586	$557	1.0%
88,953	540	0.6%	85,712	1,050	1.2%
139,568	5,030	3.6%	142,199	5,927	4.2%

279,235	5,819	2.1%	283,497	7,534	2.7%

57	1	1.8%
1,999	17	0.9%	2,222	30	1.4%
3,671	160	4.4%	2,393	152	6.4%
39,178	2,135	5.4%	42,903	2,288	5.3%

44,905	2,313	5.2%	47,518	2,470	5.2%

324,140	$8,132	2.5%	331,015	$10,004	3.0%

55,898			53,295
4,394			3,623
51,807			51,797

$436,239			$439,730

	$16,052			$18,151

		3.4%			3.8%

		3.9%			4.4%

Note 4 –	Interest earned on loans includes net loan fees of $203 in 2004, $241 in 2003 and $277 in 2002.

Note 5 –	Net interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

Note 6 –	Net interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

	Years Ended December 31,
	2004	2003	2002	2001	2000
SUMMARY OF OPERATIONS
Total Interest Income	$22,288	$22,907	$26,911	$29,799	$30,786
Total Interest Expense	8,010	8,132	10,004	13,823	14,137

NET INTEREST INCOME (NII)	14,278	14,775	16,907	15,976	16,649
Provision for Loan Losses	415	240	460	220	325

NII After Loss Provision	13,863	14,535	16,447	15,756	16,324
Security gains (losses)	1,052	946	215	386	(16)
Gain on sale of loans	54	470	318	269	116
Total Other Income	2,725	2,433	2,167	2,068	1,845

INCOME BEFORE EXPENSE	17,694	18,384	19,147	18,479	18,269
Total Other Expenses	11,861	11,529	11,826	11,205	11,352

INCOME BEFORE TAX	5,833	6,855	7,321	7,274	6,917
Federal Income Tax	990	1,371	1,579	1,728	1,807

NET INCOME	$4,843	$5,484	$5,742	$5,546	$5,110

BALANCE SHEET DATA
Assets	$446,393	$438,392	$437,598	$439,921	$429,466
Investments	225,841	222,775	199,903	193,424	195,964
Net Loans	189,148	186,854	188,343	203,257	201,994
Deposits	344,919	337,556	335,758	337,661	329,949
Borrowings	47,889	47,886	46,669	49,362	49,468
Shareholders’ Equity	49,398	49,881	52,039	50,524	47,736

AVERAGE BALANCES
Assets	$444,275	$436,239	$439,730	$434,830	$422,832
Investments	216,560	204,599	197,679	189,672	203,463
Net Loans	191,428	188,360	198,049	205,585	201,995
Deposits	343,969	335,133	336,792	331,449	326,238
Borrowings	46,093	44,905	47,518	49,646	48,315
Shareholders’ Equity	49,828	51,807	51,797	50,000	45,395

PER COMMON SHARE DATA (1)
Net Income, both Basic and Diluted	$1.17	$1.30	$1.34	$1.29	$1.18
Cash Dividends Declared	1.07	1.04	1.01	0.91	0.85
Book Value	11.85	12.01	12.29	11.80	11.19

ASSET QUALITY RATIOS
Underperforming Assets as a Percentage of:
Total Assets	0.76%	0.70%	0.51%	0.26%	0.42%
Equity plus Allowance for Loan Losses	6.52	5.84	4.07	2.12	3.55
Tier I Capital	7.05	6.44	4.62	2.34	3.88

FINANCIAL RATIOS
Return on Average Equity	9.72%	10.59%	11.09%	11.09%	11.26%
Return on Average Assets	1.09	1.26	1.31	1.28	1.21
Effective Tax Rate	16.97	20.00	21.56	23.76	26.12
Average Equity to Average Assets	11.22	11.88	11.78	11.50	10.74
Equity to Asset Ratio	11.07	11.38	11.89	11.48	11.12
Tangible Equity to Tangible Asset Ratio	11.02	11.33	11.84	11.42	11.04
Cash Dividend Payout Ratio	91.45	79.85	74.83	70.92	72.39
Net Interest Margin Ratio	3.74	3.94	4.39	4.14	4.30
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
OVERVIEW and OUTLOOK
Net income for 2004 was $4,843. The performance represented a decrease of $641 from the $5,484 earned in 2003. Earnings per share measured $1.17, down $0.13 or 10.0% from $1.30 in 2003.
Core earnings, which exclude the net gains on loans sold and investment securities either sold or called, loss on other real estate, and certain other non recurring items, were $4.238 million in 2004, compared to the $4.578 million earned in 2003. Core earnings per share were $1.02 in 2004 and $1.09 in 2003, down $0.07 or 6.5%.
The following is a reconciliation between core earnings and earnings under generally accepted accounting principles in the United States (GAAP earnings):

	Years Ended
	December 31,

	2004	2003

GAAP earnings	$4,843	$5,484
Investment security gains	(1,052)	(946)
Gain on sale of loans	(54)	(470)
Other real estate loss	171
Other non recurring items	19	43
Tax effect of adjustments	311	467

Core earnings	$4,238	$4,578

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
As of December 31, 2004, the ratio of equity capital to total assets remained well above regulatory minimums at 11.07%, but down from 11.38% a year ago, primarily due to a decline in the amount of the unrealized gain in available-for-sale securities. Risk-based capital measured 22.07% compared to 21.57% at December 31, 2003. All capital ratios continue to register well in excess of required regulatory minimums.
Return on average equity was 9.72% compared to 10.59% in 2003, while the return on average assets decreased from 1.26% to 1.09%. Book value per share decreased by $0.16 to $11.85. The price of the Company’s common stock decreased during the year, trading in a range between a third quarter low of $20.54 and a first quarter high of $29.62, closing the year at $22.78 per share. The Company continued its aggressive cash dividend policy, paying out 91.5% of 2004 earnings in cash dividends, compared to 79.9% in the prior year. Dividends per share increased by 2.9%, reflecting the effect of the annual stock dividend.
On January 28, 2003, the Company’s Board of Directors approved the fourth in a series of Stock Repurchase Programs, enabling the Company to repurchase up to 196,000 shares (or approximately 4.9% of the 3,998,191 shares outstanding as of January 28, 2003), of the Company’s outstanding common stock. The Company repurchased 137,869 shares, or approximately 3.4%. This program expired on February 6, 2004.
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
The Check Clearing for the 21st Century Act, or “Check 21” as it is commonly known, became effective October 28, 2004. Check 21 facilitates check collection by creating a new negotiable instrument called a “substitute check,” which permits, but does not require, banks to replace original checks with substitute checks or information from the original check and process check information electronically. Banks that do use substitute checks must comply with certain notice and recredit rights. Check 21 is expected to cut the time and cost involved in physically transporting paper items and reduce float, i.e., the time between the deposit of a check in a bank and its actual payment, in those cases where items are not already being delivered same-day or overnight. The Company intends to utilize the Check 21 authority and expects to incur additional costs for technology necessary to process check information electronically.
During the first half of 2004 interest rates remained near their lowest levels in more than 45 years, enabling the economic recovery to gain traction and accelerate. At mid-year, the Federal Reserve began to push short-term interest rates

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

higher, removing excess monetary accommodation at a measured pace as inflation remained well contained by extraordinarily strong productivity gains and slack global resources. Economic stimulus and tax reform packages designed to bolster consumer confidence and encourage investment, passed by Congress in 2003, have proven instrumental in accelerating the recovery. The positive effects of economic stimulus and tax reform were dampened by uncertainties relating to continued international turmoil, persistently high energy prices, and vitriolic political rhetoric in the race for the U.S. presidency. The effect of these factors mitigated the need for more aggressive action on the part of the Federal Reserve.
It is likely that interest rates will continue their gradual ascent throughout much if not all of 2005. If rates along the yield curve move in a parallel manner, this should gradually lead to the restoration of the Company’s net interest margin. Thus far, however, the yield curve has been flattening, as long-term rates have declined even as short term rates have risen significantly. This is likely to hold the Company’s net interest margin, a key determinant of income, below its historical norms. Under such a scenario, the return on average assets would tend to decline from the more recent range of 1.1% - 1.3% to a range of 0.9% - 1.1%, with earnings per share tending toward a range of $0.95 to $1.05.
BALANCE SHEET COMPOSITION
The following table illustrates, during the years presented, the mix of the Company’s funding sources and the assets in which those funds are invested as a percentage of the Company’s average total assets for the period indicated. Average assets totaled $444,275 in 2004 compared to $436,239 in 2003 and $439,730 in 2002.

	2004	2003	2002

Sources of Funds:
Deposits:
Non-interest-bearing	12.8%	12.8%	12.1%
Interest-bearing	64.6	64.0	64.5
Federal funds purchased and repurchase agreements	0.7	0.5	0.5
Long-term debt and other borrowings	9.7	9.8	10.3
Other non-interest-bearing liabilities	1.0	1.0	0.8
Equity capital	11.2	11.9	11.8

Total	100.0%	100.0%	100.0%

Uses of Funds:
Loans	43.7%	43.9%	45.7%
Securities	48.7	47.1	45.0
Federal funds sold, and other money market instruments	1.3	2.4	3.3
Bank owned life insurance	2.3	1.9	1.6
Other non-interest-earning assets	4.0	4.7	4.4

Total	100.0%	100.0%	100.0%
Deposits continue to be the Company’s primary source of funding. During 2004, the relative mix of deposits has remained steady with interest-bearing being the main source. However, the Company has been able to increase its non-interest bearing demand deposits from 2002 levels. Non-interest bearing deposits totaled 16.5% of total average deposits in 2004 compared to 16.7% in 2003 and 15.8% in 2002. (Also see section captioned “Deposits” included elsewhere in this discussion).
The Company primarily invests funds in loans and securities. Securities have been the largest component of the Company’s mix of invested assets since 2003. During 2004 average securities increased by $11,961 or 5.8%, while average loans increased by $2,535 or 1.3%.
The Company has also purchased bank owned life insurance policies on the lives of directors, certain employees and key members of management in conjunction with the Company’s benefit plans. The average balance increased from $6,952 in 2002 to $10,336 in 2004, reflecting the purchase of additional policies and the buildup of cash surrender value. (See additional information regarding the Company’s loan and securities portfolio in the sections captioned “Loan Portfolio” and “Investment Securities” included elsewhere in this discussion.)

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

	2004	2003	2002	2001	2000

Nonaccrual loans:

1-4 residential mortgages	$661	$529	$474	$293	$42
Commercial mortgages	2,734	1,538	600	368	1,445
Commercial loans			327	129	135
Consumer loans			5	32	15
Home equity loans				7	11

Total Nonaccrual Loans	3,395	2,067	1,406	829	1,648
Other real estate owned		986	811	170

Nonperforming Assets	3,395	3,053	2,217	999	1,648
Loans ninety days past due and still accruing interest					9
Restructured loans			26	134	143

Underperforming Assets	$3,395	$3,053	$2,243	$1,133	$1,800
The following table provides a number of asset quality ratios based on this data. Overall, asset quality reflected the cumulative effects of general economic weakness evidenced since 2001 in the local area markets where the Company operates, but remained within limits that management considers acceptable.

	2004	2003	2002	2001	2000

Nonperforming loans as a percentage of total loans	1.77%	1.09%	0.73%	0.40%	0.80%
Nonperforming assets as a percentage of total assets	0.76%	0.70%	0.51%	0.23%	0.38%
Underperforming assets as a percentage of total assets	0.76%	0.70%	0.51%	0.26%	0.42%
Underperforming assets as a percentage of equity capital plus allowance for loan losses	6.52%	5.84%	4.07%	2.12%	3.55%
Gross income that would have been recorded in 2004 on these loans, had they been in compliance with their original terms, was $264,000. Interest income that actually was included in income on these loans amounted to $69,000.
Additionally, as part of the Company’s loan review process, management seeks to identify loans which, although not classified as either nonperforming or underperforming assets, contain inherent weaknesses that suggest that they can be considered potential problem loans. The amount of such loans totalled $5,622 as of December 31, 2004 compared to $2,113 as of December 31, 2003.
RESULTS OF OPERATIONS
Common comparative ratios for results of operations are the return on average equity and the return on average assets. The return on average equity amounted to 9.7%, 10.6%, and 11.1% for 2004, 2003 and 2002, respectively. The return on average assets amounted to 1.1% in 2004, and 1.3% in 2003 and 2002.
Net interest income, the principal source of the Company’s earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. The net interest margin ratio registered 3.7% in 2004, 3.9% in 2003, and 4.4% in 2002.
Compression in the Company’s net interest margin during 2004 resulted from the increased levels of

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

nonperforming assets which has occurred over the past two years and the cumulative impact of the dramatic and rapid decline in interest rates over the past several years. The significant increase in refinancing activity considerably accelerated the rate at which the Company’s earning assets repriced. Meanwhile, interest bearing liabilities bumped up against a natural limit in their ability to reprice as short term rates approached zero.

	NET INTEREST MARGIN FOR YEAR ENDED

	December 31, 2004			December 31, 2003

	Average		Average	Average		Average
	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate

INTEREST-EARNING ASSETS
Federal funds sold and other money market funds	$5,623	$83	1.5%	$10,338	$117	1.1%
Investment securities(1)(2)	216,560	11,034	5.1%	204,599	10,857	5.3%
Loans(2)(3)	193,927	12,474	6.4%	191,392	13,141	6.9%
Trading account securities				1,190	69	5.7%

Total interest-earning assets	$416,110	$23,591	5.7%	$407,519	$24,184	5.9%

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits	$48,945	$263	0.5%	$50,714	$249	0.5%
Savings	90,584	501	0.6%	88,953	540	0.6%
Time	147,662	5,023	3.4%	139,568	5,030	3.6%

Total interest-bearing deposits	287,191	5,787	2.0%	279,235	5,819	2.1%
Federal funds purchased	289	4	1.4%	57	1	1.8%
Other borrowings	45,804	2,219	4.8%	44,848	2,312	5.2%

Total interest-bearing liabilities	$333,284	$8,010	2.4%	$324,140	$8,132	2.5%

Net interest income		$15,581			$16,052

Net interest rate spread(4)			3.3%			3.4%

Net interest margin(5)			3.7%			3.9%

(1)	Includes both taxable and tax exempt securities.

(2)	Tax exempt interest is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

(3)	Includes loan origination and commitment fees.

(4)	Interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

(5)	Interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The decline in net interest income was the product of a 2.1% year-over-year increase in average earning assets and the resultant compression in the Company’s net interest margin ratio as short-term interest rates trended toward zero.
The average rate paid on interest sensitive liabilities decreased by 11 basis points year-over-year. The average balance of interest sensitive liabilities increased by $9,144 or 2.8%. Compared to last year, average borrowings increased by $1,188 while the average rate paid on borrowings decreased by 33 basis points.
Average interest-bearing demand deposits and money market accounts decreased by $1,769, while savings increased by $1,631. The average rate paid on these products decreased by 1 basis point in the aggregate. The average balance on time deposit products increased by $8,094, as the average rate paid decreased by 20 basis points, from 3.6% to 3.4%.
Interest and dividend income on securities registered an increase of $140, or 1.4%, during the year ended December 31, 2004 when compared to 2003. On a fully tax equivalent basis, income on investment securities increased by $177, or 1.6%. The average invested balances increased by $11,961 from the levels of a year ago. The increase in the average balance of investment securities was accompanied by a 21 basis point decline in the tax equivalent yield of the portfolio.
Interest and fees on loans decreased by $667 on a fully tax equivalent basis, or 5.1%, for the twelve months of 2004 compared to 2003. A $2,535 increase in the average balance of the loan portfolio, or 1.3%, was accompanied by a 44 basis point decline in the portfolio’s tax equivalent yield.
Interest on trading account securities measured $69 as of December 31, 2003. There was no trading account activity in 2004. Other interest income decreased by $34 from the same period a year ago. The average balance of Federal Funds sold and other money market funds decreased by $4,715, or 45.6%. The yield on federal funds increased by 34 basis points during 2004 compared to 2003.

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
Analysis of Net Interest Income Changes (Taxable Equivalent Basis)

	2004 Compared to 2003			2003 Compared to 2002
	Volume	Rate	Total	Volume	Rate	Total
Increase (Decrease) in Interest Income:
Federal funds sold and other money markets	$(64)	$29	$(35)	$(54)	$(56)	$(110)
Investment Securities
U.S. Treasury and other U.S. Government agencies and corporations	469	(189)	280	60	(692)	(632)
U.S. Government mortgage-backed pass-through certificates	(188)	(187)	(375)	(108)	(1,205)	(1,313)
States of the U.S. and political subdivisions	173	(58)	115	22	(20)	2
Other securities	191	(34)	157	383	8	391
Trading account securities	(68)		(68)	68		68
Loans	172	(839)	(667)	(725)	(1,652)	(2,377)

Total Interest Income Change	685	(1,278)	(593)	(354)	(3,617)	(3,971)

Increase (Decrease) in Interest Expense:
Interest-bearing demand deposits	(9)	23	14	(45)	(263)	(308)
Savings deposits	10	(49)	(39)	38	(548)	(510)
Time deposits	283	(290)	(7)	(108)	(789)	(897)
Federal funds purchased	3		3	1		1
Securities sold under agreements to repurchase	7	2	9	(3)	(10)	(13)
Other borrowings under one year	(32)	(91)	(123)	65	(57)	8
Other borrowings over one year	62	(41)	21	(202)	49	(153)

Total Interest Expense Change	324	(446)	(122)	(254)	(1,618)	(1,872)

Increase (Decrease) in Net Interest Income on a Taxable Equivalent Basis	$361	$(832)	$(471)	$(100)	$(1,999)	$(2,099)

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Total other income for 2004 decreased $18, or 3.7% compared to an increase of $1,149, or 42.6% in 2003. Fees for customer services increased by $691 or 42.2% compared to an increase of $274 in the prior year, primarily due to the introduction of a new deposit product first offered to customers late in the third quarter of 2003.
Loans originated for sale in the secondary market showed gains of $54 in 2004, compared to $470 and $318 in 2003 and 2002, respectively. In 2003 gains on the sale of trading securities amounted to $265, with no activity in 2004 or 2002. The early call of held to maturity securities, and transactions involving available for sale securities, combined to produce net gains of $1,052 in 2004, $946 in 2003, and $215 in 2002.
Other real estate losses amounted to $171 in 2004, $9 in 2002 with no losses on other real estate recorded in 2003. Other non-interest income increased by $37 during 2004, following a $273 decrease in 2003. This income category is subject to fluctuation due to nonrecurring items. In 2003, the decrease was primarily due to a one time refund of Ohio Franchise taxes of approximately $241 recorded in 2002.

Other Income
	2004	2003	2002

Fees for other customer services	$2,327	$1,636	$1,362
Gain on sale of loans	54	470	318
Gain on sale of trading securities		265
Other real estate losses	(171)		(9)
Other operating income	569	532	805

	2,779	2,903	2,476
Investment securities net gains	1,052	946	215

Total other income	$3,831	$3,849	$2,691
Total other expenses increased by $332 or 2.9% in 2004. This compares to a decrease of $288, or 2.4% in 2003. Full time equivalent employment averaged 162 employees in 2004, a 3.0% decrease from the 167 employed in 2003. During 2004, expenditures for salaries and employee benefits increased by $136, or 2.1%. Occupancy and equipment expense decreased by $110, or 5.6%, during 2004.
Legal and litigation expense in 2004 decreased by $49 compared to an increase of $14 in 2003. State and local taxes increased $20 or 3.8%. Bank exam and audit expense increased by $166, or 47.6% primarily due to expenses associated with the review and implementation of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. All other categories of non-interest expense increased by $169 in 2004, or 9.2% in the aggregate. This increase was mainly due to costs associated with the company’s new deposit product, and a provision for credit losses on off-balance sheet loan commitments.

Non-Interest Expense
	2004	2003	2002

Salaries and benefits	$6,722	$6,586	$6,798
Net occupancy and equipment expense	1,853	1,963	2,077
State and local taxes	544	524	505
Office supplies	346	347	363
Marketing expense	182	177	161
Legal and litigation	103	152	138
Bank exam and audit	515	349	335
Other operating expense	1,596	1,431	1,440

Total other expenses	$11,861	$11,529	$11,817
Salaries and employee benefits represented 56.7% of all non-interest expenses in 2004. Salaries and employee benefits increased by $136 in 2004 following a decrease of $212 in 2003. The following details components of these increases:

	Analysis of Changes in Salaries & Benefits
	Amounts			Percent
	2004	2003	2002	2004	2003	2002

Salaries	$(28)	$67	$308	(1.14)%	1.3%	6.4%
Benefits	85	112	161	5.2	7.3	11.8
Profit Sharing		(336)	10		(100.0)	3.1

	57	(157)	479	0.8	(2.2)	7.3
Def’d Loan Origination	79	(55)	36	30.5	27.0	(13.0)

	$136	$(212)	$515	2.1%	(3.1%)	8.2%
42

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Wage and salary expense per employee averaged $31,981 in 2004, $31,192 in 2003 and $30,607 in 2002 exclusive of profit sharing, which averaged $1,855 per employee in 2002. There were no profit sharing awards in either 2003 or 2004. Full-time equivalent employment averaged 162 employees in 2004, 167 employees in 2003 and 168 employees in 2002. Average earning assets per employee measured $2,569 in 2004, $2,440 in 2003 and $2,459 in 2002.
Income before income tax expense amounted to $5,833 for the year ended 2004 compared to $6,855 and $7,321 for the similar periods of 2003 and 2002 respectively. The effective tax rate was 17.0% in 2004 compared to 20.0% and 21.6% in 2003 and 2002 respectively, resulting in income tax expenses of $990, $1,371 and $1,579, respectively. The decline in the effective tax rate reflects a decline in taxable income, while income exempt from taxation from all sources increased slightly. The provision for income taxes differs from the amount of income tax determined applying the applicable U.S. statutory federal income tax rate to pre-tax income as a result of the following differences:

	December 31,

	2004	2003	2002

Provision at statutory rate	$1,983	$2,331	$2,489
Add (Deduct):
Tax effect of non-taxable income	(1,084)	(1,052)	(1,019)
Tax effect of non-deductible expense	91	92	109

Federal income taxes	$990	$1,371	$1,579
Net income registered $4,843 in 2004 compared to $5,484 in 2003 and $5,742 in 2002, representing per share amounts of $1.17 in 2004, $1.30 in 2003 and $1.34 in 2002. Dividends declared per share were $1.07 in 2004 and $1.04 in 2003 and $1.01 in 2002. Per share amounts have been restated to give retroactive effect to the 3% common stock dividends of January 1, 2005.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table shows financial results by quarter for the years ending December 31, 2004 and 2003:
FINANCIAL RESULTS BY QUARTER
(Unaudited)

	2004				2003

	For the Quarter Ended				For the Quarter Ended

	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31

Interest Income	$5,660	$5,649	$5,439	$5,540	$5,609	$5,602	$5,758	$5,938
Interest Expense	2,046	2,024	1,974	1,966	1,977	2,017	2,041	2,097

Net Interest Income	3,614	3,625	3,465	3,574	3,632	3,585	3,717	3,841
Loan Loss Provision	(140)	(175)	(25)	(75)	(80)	(60)	(25)	(75)
Net Security Gains	378	366	76	232	259	203	216	268
Trading Securities Gain					92	48	5	120
Net Gain on Loans	13	18	12	11	21	147	166	136
Other real estate losses		(3)	(52)	(116)
Other Income	739	762	704	691	676	552	494	446
Other Expenses (1)	(2,999)	(2,986)	(2,919)	(2,957)	(2,940)	(2.835)	(2,860)	(2,894)

Income Before Tax	1,605	1,607	1,261	1,360	1,660	1,640	1,713	1,842
Federal Income Tax	300	292	179	219	320	323	348	380

Net Income	$1,305	$1,315	$1,082	$1,141	$1,340	$1,317	$1,365	$1,462
Net Income Per Share	$0.31	$0.32	$0.26	$0.28	$0.32	$0.31	$0.32	$0.35
Net Interest Income (tax equivalent basis)	$3,936	$3,960	$3,793	$3,892	$3,952	$3,890	$4,033	$4,177
Net Interest Rate Spread	3.3%	3.3%	3.2%	3.3%	3.4%	3.5%	3.5%	3.6%
Net Interest Margin	3.7%	3.8%	3.6%	3.8%	3.9%	3.8%	4.0%	4.1%
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
The Company maintains an allowance for losses on unfunded commercial lending commitments to provide for the risk of loss inherent in these arrangements. The allowance is computed using a methodology similar to that used to determine the allowance for loan losses. This allowance is reported as a liability on the balance sheet within accrued expenses and other liabilities, while the corresponding provision for these losses is recorded as a component of other expense.
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

	2004	2003	2002	2001	2000

Balance at beginning of year	$2,408	$3,134	$2,998	$2,974	$2,956
Loan losses:
1-4 family residential mortgages	(80)	(101)	(97)	(10)
Commercial mortgages	(108)	(589)			(199)
Consumer loans	(66)	(160)	(157)	(168)	(199)
Commercial loans	(10)	(270)	(187)	(94)	(46)
Home equity loans				(3)	(8)

	(264)	(1,120)	(441)	(275)	(452)

Recoveries on previous loan losses:
1-4 family residential mortgages				5
Commercial mortgages		40			44
Consumer loans	65	108	93	69	82
Commercial loans	5	6	24	3	18
Home equity loans				2	1

	70	154	117	79	145

Net loan losses	(194)	(966)	(324)	(196)	(307)

Provision charged to operations	415	240	460	220	325

Balance at end of year	$2,629	$2,408	$3,134	$2,998	$2,974

Ratio of net loan losses to average net loans outstanding	0.10%	0.51%	0.16%	0.10%	0.15%

Ratio of loan loss allowance to total loans	1.37%	1.27%	1.64%	1.45%	1.45%

The spike in charge-offs during 2003 primarily reflected certain impaired commercial loan credits for which specific loss reserves had previously been established. Based on its analysis and review of all known factors, management has determined the current level of the allowance to be adequate.
The following is an allocation of the allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

	2004	2003	2002	2001	2000

Types of Loans

1-4 family residential mortgages	$238	$217	$338	$407	$443
Commercial mortgages	1,623	1,740	2,047	1,927	1,675
Consumer loans	42	48	100	162	209
Commercial loans	475	144	359	312	251
Home equity loans	1	1	21	20	18
Unallocated portion	250	258	269	170	378

	$2,629	$2,408	$3,134	$2,998	$2,974

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

LOAN PORTFOLIO
The following table represents the composition of the loan portfolio as of December 31, for the years indicated:

	2004		2003		2002		2001		2000

	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Types of Loans
1-4 family residential mortgages	$61,238	31.9	$57,854	30.6	$62,365	32.6	$77,478	37.6	$84,367	41.2
Commercial mortgages	94,019	49.0	92,822	49.0	86,929	45.4	83,753	40.6	71,544	34.9
Consumer loans	6,087	3.2	7,231	3.8	9,792	5.1	14,850	7.2	17,824	8.7
Commercial loans	19,188	10.0	21,711	11.5	22,016	11.5	22,230	10.8	23,811	11.6
Home equity loans	11,245	5.9	9,541	5.0	8,353	4.4	7,944	3.8	7,422	3.6
1-4 family residential loans held for sale			103	0.1	2,022	1.0

Total loans	$191,777		$189,262		$191,477		$206,255		$204,968

The following schedule sets forth maturities based on remaining scheduled repayments of principal or next repricing opportunity for loans (excluding mortgage and consumer loans) as of December 31, 2004:

	1 Year	1 to	Over
	or Less	5 Years	5 Years	Total

Types of Loans
Commercial loans	$12,206	$5,117	$1,865	$19,188
Home Equity	11,245			11,245

Total loans (excluding mortgage and consumer loans)	$23,451	$5,117	$1,865	$30,433

The following schedule sets forth loans as of December 31, 2004 based on next repricing opportunity for floating and adjustable interest rate products, and by remaining scheduled principal payments for loan products with fixed rates of interest. Mortgage and consumer loans have again been excluded.

	1 Year	Over
	or Less	1 Year	Total

Types of Loans
Floating or adjustable rates of interest	$22,246	$960	$23,206
Fixed rates of interest	371	6,856	7,227

Total loans	$22,617	$7,816	$30,433

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company recorded an increase of $2,515 in the loan portfolio from the level of $189,262 recorded at December 31, 2003.
Residential lending’s share of the portfolio increased during 2004 with 1-4 family residential mortgages representing 31.9% of total loans compared to 30.6% in 2003. This result reflects the effect of a $5.9 million dollar purchase of residential mortgage loans in the first half of 2004. The portion of the loan portfolio represented by commercial loans (including commercial real estate) decreased from 60.5% to 59.0%. Consumer loans (including home equity loans) increased from 8.8% to 9.1%.
Residential loans, excluding home equity loans, and commercial loans continue to comprise the largest share of the Company’s loan portfolio. At the end of 2004, residential loans and commercial loans comprised a combined 90.9% of the portfolio, compared to 87.7% five years ago. Home equity loans at 5.9% and consumer installment at 3.2% comprise the remainder of the portfolio in 2004. Five years ago in 1999, home equity loans comprised 4.1% of the overall loan portfolio, while consumer installment loans comprised 8.2%.
During 2004, approximately $12.0 million in new mortgage loans were originated by the Company, a decrease of $26.9 million from 2003. This was a result of the large number of consumers who refinanced in 2003. The Company’s product offerings continue to include a service release sales program, which permits the Company to offer competitive long-term fixed interest rates without incurring additional credit or interest rate risk.
The following shows the disposition of mortgage loans originated during 2004 and 2003 (in millions):

	2004	2003

Retained in Portfolio	$8.0	$11.6
Loans Sold to Investors with Servicing Rights Released	$4.0	$27.3
During 2004, the Company originated and retained in portfolio a larger percentage of residential mortgage loans than it sold in the secondary market. These retained loans met the Company’s asset quality criteria. Although management anticipates that secondary market originations will continue as an important aspect of loan administration, loans which are retained by the Bank portfolio will become more predominant as portfolio lending strategies are developed to enhance overall customer relationships.
The Bank is also active in home equity financing. Home Equity term loans and credit lines have become increasingly popular with consumers wishing to finance home improvements, educational costs, vacations and consumer good purchases at favorable interest rates.
In order to improve customer retention and provide better overall balance, management also will continue to revamp and reposition the Company’s In-Portfolio product offerings during 2005.
The balance of the Commercial Loan Portfolio as of December 31, 2004 was $113,207, a decrease of $1,326 from the balance of $114,533 recorded at December 31, 2003. This decline was experienced in short term, asset based, Commercial Loans that included Lines of Credit which decreased by $2,523. Commercial Real Estate Loans increased by $1,197 during the same period. The competitive interest rate environment had a direct effect on short term Commercial Loan financing products.
Management is expanding Commercial Real Estate product offerings in an effort to establish new business relationships and capture more of the market share. Loan personnel will continue to aggressively pursue both Commercial and Small Business opportunities supported by aggressive advertising and marketing efforts. The Bank’s lending

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

function continues to provide business services to a wide array of medium and small businesses, including but not limited to automobile dealers, manufacturers, trucking companies, nursing homes, physicians and medical groups, funeral homes, general contractors, service contractors, restaurants, hotels/motels, retailers, wholesalers, as well as area educational institutions and other political subdivisions. For those businesses electing to finance business assets through a lease instrument the Bank also offers lease financing through a third party vendor.
Small Business Loans are originated by loan personnel assigned to the Community Bank offices. These loans are processed through the Commercial Loan Department in accordance with established business loan underwriting standards and practices.
The following table provides an overview of Commercial Loans by various business sectors reflecting the areas of largest concentration. It should be noted that these are open balances and do not reflect existing commitments that may be currently outstanding but unfunded.
Commercial Loan Concentrations

	2004		2003

		% of		% of
Sector	Balances	Portfolio	Balances	Portfolio

Hotels/Motels	$16,043	14.2%	$14,442	12.7%
Steel Related Industries	7,183	6.3%	6,449	5.7%
Eating Places	5,818	5.1%	6,329	5.5%
Nursing Home & Personal Care	4,370	3.9%	3,804	3.3%
Medical Doctors	3,699	3.3%	4,120	3.6%
Funeral Services	2,623	2.3%	2,799	2.5%
New/Used Car Dealers	1,898	1.7%	2,590	2.2%
The single largest customer balance at year end had a balance of $4.7 million in 2004 compared to $5.4 million in 2003. This balance represented approximately 4.2% of the total commercial portfolio, compared to 4.8% in 2003.
In the consumer lending area, the Company provides financing for a variety of consumer purchases: fixed rate amortizing mortgage products that consumers utilize for home improvements; the purchase of consumer goods of all types; education, travel and other personal expenditures. The consolidation of credit card and other existing debt into term payout continues to remain a popular financing option among consumers.
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
Held to maturity securities are recorded at historical cost, adjusted for amortization of premiums and accretion of discounts. Trading securities are marked-to-market, with any gain or loss reflected in the determination of income. Securities designated as available for sale are similarly carried at their fair market value. However, any unrealized gain or loss (net of tax) is recorded as an adjustment to shareholders’ equity as a component of Other Comprehensive Income.
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
The following table shows the book value of investment securities by type of obligation at the dates indicated:

	December 31,

	2004	2003	2002

U.S. Treasury and other U.S. Government agencies and corporations	$69,670	$62,524	$54,609
U.S. Government mortgage-backed pass-through certificates	91,226	92,499	87,892
States of the U.S. and political subdivisions	45,689	53,503	54,255
Other securities	19,256	14,249	3,147

	$225,841	$222,775	$199,903

A summary of securities held at December 31, 2004, classified according to the earlier of next repricing or the maturity date and the weighted average yield for each range of maturities, is set forth below. Fixed rate mortgage-backed securities are classified by their estimated contractual cash flow, adjusted for current prepayment assumptions. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2004

	Book	Weighted
Type and Maturity Grouping	Value	Average Yield(1)

U.S. Treasury and other U.S. Government agencies and corporations:
Maturing within one year	$8,204	5.620%
Maturing after one year but within five years	8,514	4.643
Maturing after five years but within ten years	26,582	5.203
Maturing after ten years	26,370	5.962

Total U.S. Treasury and other U.S. Government agencies and corporations	$69,670	5.471%

U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s:
Maturing within one year	$51,490	4.402%
Maturing after one year but within five years	34,472	4.605
Maturing after five years but within ten years	4,801	3.989
Maturing after ten years	463	3.287

Total U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s	$91,226	4.451%

States of the U.S. and political subdivisions:
Maturing within one year	$46	8.188%
Maturing after one year but within five years	959	7.840
Maturing after five years but within ten years	2,631	7.389
Maturing after ten years	42,053	7.272

Total States of the U.S. and political subdivisions	$45,689	7.292%

Other securities:
Maturing within one year	$8,022	3.863%
Maturing after one year but within five years	7,994	5.126
Maturing after five years but within ten years
Maturing after ten years	3,240	4.394

Total other securities	$19,256	4.477%

(1)	The weighted average yield has been computed by dividing the total interest income adjusted for amortization of premium or accretion of discount over the life of the security by the amortized cost of the securities outstanding. The weighted average yield of tax-exempt obligations of states of the U.S. and political subdivisions has been calculated on a fully taxable equivalent basis. The amounts of adjustments to interest which are based on the statutory tax rate of 34% were $1, $24, $61 and $938 for the four ranges of maturities.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

As of December 31, 2004, there were $26,645 in callable U.S. Government Agencies, $2,064 in callable obligations of states and political subdivisions that given current and expected interest rate environments are likely to be called within the one year time horizon. These securities are categorized according to their contractual maturities, with $3,024 classified as maturing after one year but within five years, $15,485 classified as maturing after five years but within ten years, and $10,200 classified as maturing after 10 years.
Additionally, as of December 31, 2004, there were $23,706 in callable U.S. Government Agencies and $23,612 in callable obligations of states and political subdivisions that given current and expected interest rate environments are likely to be called within the time frame defined as after one year but within five years. These securities are categorized according to their contractual maturities, with $9,119 maturing after five years but within ten years and $38,199 maturing after 10 years.
As of December 31, 2004, the carrying value of all investment securities, both available for sale and held to maturity, tallied $225,841, an increase of $3,066 or 1.38% from the prior year. The allocation between single maturity investment securities and mortgage-backed securities shifted to a 59/41 split versus the 58/42 division of the previous year, as mortgage-backed securities decreased by $1,273, or 1.4%.
Holdings of obligations of states and political subdivisions showed a decrease of $7,814 or 14.6%, as bonds were sold during the year to reduce maturity extension risk in response to shifting monetary policy, improve the municipal portfolio yield and to reduce the alternative minimum tax risk in light of declining taxable income. The proceeds on these sales totaled $12,384.
The Company decreased its holdings of U.S. Treasury securities by approximately $3,529, or 68.8%, as U.S. Treasury Securities were sold during the year to reduce the portfolio’s duration in response to shifting monetary policy. The proceeds on these sales totaled $7,191. Investments in U.S. government agencies and sponsored corporations increased by approximately $10,675, or 18.6%. The Company also purchased $13,063 in corporate debt securities during 2004 to take advantage of the floating rate repricing characteristics of the securities. The purchases were partially offset by the sale or call during the year of corporate bonds whose proceeds totaled $8,100. The net result was an increase in the corporate portfolio of $4,886.
Holdings of other securities increased by $121 primarily reflecting stock dividends received from the Federal Home Loan Bank of Cincinnati.
The mix of mortgage-backed securities remained weighted in favor of fixed rate securities in 2004, although at a reduced level. The portion of the mortgage-backed portfolio allocated to fixed rate securities fell to 69% in 2004 versus 87% in 2003. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed rate securities perform better in periods of stable to slightly declining interest rates. Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $22,963 and $39,992 at December 31, 2004 and 2003, respectively. No collateralized mortgage obligations were sold in 2004.
At December 31, 2004, a net unrealized gain of $1,061, net of tax, was included in shareholders’ equity as a component of Other Comprehensive Income, as compared to a net unrealized gain of $2,203, net of tax, as of December 31, 2003. This $1,142 decrease reflects the decreased market value of debt securities resulting from rising short and intermediate term interest rates over the second half of the year, as well as the effect of gains realized during the year as a result of the early call of certain securities and the gains realized from other securities sold to reposition the portfolio. Lower interest rates generally translate into more favorable market prices for debt securities; conversely rising interest rates generally result in a depreciation in the market value of debt securities.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company had $7,926 in investments considered to be structured notes as of December 31, 2004. The Company had no investments in inverse floating rate securities or other derivative products.
Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).
DEPOSITS
The Company’s deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited an increase of 2.2% to $344,919 at December 31, 2004, as compared to $337,556 at December 31, 2003.
The Company’s deposit base consists of demand deposits, savings, money market and time deposit accounts. Average noninterest-bearing deposits increased 1.6% during 2004, while average interest-bearing deposits increased by 2.8%.
During 2004, noninterest-bearing deposits averaged $56,778 or 16.5% of total average deposits as compared to $55,898 or 16.7% of total deposits in 2003. Core deposits averaged $311,300 for the year ended December 31, 2004, an increase of $3,028 from the average level of 2003. During 2003, core deposits had averaged $308,272, a decrease of $106 from the preceding year.
Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 90.5% of average total deposits in 2004 compared to 92.0% in 2003 and 91.6% in 2002.
Over the past five years, the Company has successfully increased the share of deposits represented by noninterest-bearing and NOW checking accounts. These products now comprise 24.9% of total deposits compared to 23.2% five years ago. The following depicts how the deposit mix has shifted during this five-year time frame.
Additional information regarding interest-bearing deposits is presented in the Notes to the Consolidated Financial Statements (NOTE 6).
FOURTH QUARTER 2004 AS
COMPARED TO FOURTH QUARTER 2003
Tax equivalent net interest income for the Company during the fourth quarter of 2004 decreased by $16, a 0.4% decrease from the fourth quarter of 2003. The yield on earning assets decreased by 13 basis points while fourth quarter average earning assets increased by 3.3%, or $13.6 million, when compared to a year ago. The result was an increase in tax equivalent interest income of $53. The rate paid on interest-bearing liabilities stayed the same while fourth quarter average interest-bearing liabilities increased by $11.5 million when compared to a year ago, resulting in an increase in total interest expense of $69. The net interest margin for the quarter registered 3.74%, down 13 basis points from the same quarter a year ago.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

	NET INTEREST MARGIN FOR QUARTER ENDED

	December 31, 2004			December 31, 2003

	Average		Average	Average		Average
	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate
unaudited
INTEREST-EARNING ASSETS
Federal funds sold and other money market funds	$10,159	$48	1.9%	$2,619	$6	1.0%
Investment securities(1)(2)	218,495	2,805	5.2%	215,671	2,764	5.1%
Loans(2)(3)	192,851	3,129	6.4%	188,975	3,148	6.6%
Trading account securities				669	11	6.3%

Total interest-earning assets	$421,505	$5,982	5.7%	$407,934	$5,929	5.8%

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits	$51,625	$84	0.6%	$49,591	$55	0.4%
Savings	91,001	127	0.6%	89,436	121	0.5%
Time	149,395	1,274	3.4%	142,184	1,249	3.5%

Total interest-bearing deposits	292,021	1,485	2.0%	281,211	1,425	2.0%

Federal funds purchased				182		1.2%
Other borrowings	44,419	561	5.0%	43,555	552	5.0%

Total interest-bearing liabilities	$336,440	$2,046	2.4%	$324,948	$1,977	2.4%

Net interest income		$3,936			$3,952

Net interest rate spread(4)			3.3%			3.5%

Net interest margin(5)			3.7%			3.9%

(1)	Includes both taxable and tax exempt securities.

(2)	Tax exempt interest is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

(3)	Includes loan origination and commitment fees.

(4)	Interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

(5)	Interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.
Loan charge-offs during the quarter were $135 in 2004 compared to $667 in 2003, while the recovery of previously charged-off loans amounted to $16 during the fourth quarter of 2004 compared to $19 in the same period of 2003. The Company’s provision for loan losses during the quarter was $140 compared to $80 a year ago. The increase in charge-offs in the fourth quarter of 2003 primarily reflected an impaired commercial loan credit for which a specific loss reserve had previously been established.
The troubled credit had struggled for years to survive in the besieged steel industry, but in the end was unable to successfully reorganize under the protection of the bankruptcy court. The Company charged-off $569 in the fourth quarter of 2003 as it began to liquidate collateral to satisfy the debtor’s obligation.
Other income increased by $63 from a year ago, as fees for customer services increased primarily due to a new deposit product first offered to customers late in the third quarter of 2003. Investment securities gains of $378 were realized in 2004, compared to $259 realized in the fourth quarter of 2003. The net gain on loans sold during the quarter amounted to $13, compared to $21 a year ago. Gains on trading account securities were $92 in the fourth quarter of 2003 with no activity recorded in 2004.
Total other non-interest expenses in the fourth quarter were $2,999 in 2004 compared to $2,940 in 2003, an increase of $59 or 2.0%. Salaries and benefits constituted a $35 increase, or 2.1%. Occupancy and equipment, office supplies and marketing expenses decreased by $40 or 6.4%. State and local tax assessments decreased by $13 or 10.3%. Bank exam and audit fees increased by $50 or 47.2% mainly due to the expense associated with the implementation of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Other expenses increased by $27 or 6.7%.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Income before income tax during the fourth quarter amounted to $1,605 in 2004 compared to $1,660 in 2003. Income tax expense for the fourth quarter of 2004 was $300 as compared to $320 in 2003. Fourth quarter net income was $1,305 in 2004 compared to $1,340 in 2003, representing a decrease of $35, or 2.6%.
Earnings per share for the fourth quarter, adjusted for the 3% stock dividend paid January 1, 2005, were $0.31 in 2004 and $0.32 in 2003.
Fourth Quarter of 2004 Compared to 2003
(Unaudited)

	Three Months
	Ended Dec. 31,

	2004	2003

Interest Income	$5,660	$5,609
Interest Expense	2,046	1,977

Net Interest Income	3,614	3,632
Loan Loss Provision	(140)	(80)
Net security gains	378	259
Net gain on loans	13	21
Trading securities gains		92
Other Income	739	676
Other Expenses	(2,999)	(2,940)

Income Before Tax	1,605	1,660
Federal Income Tax	300	320

Net Income	$1,305	$1,340

Net Income Per Share	$0.31	$0.32
Core earnings (earnings before gains on loans sold, investment securities sold or called and certain other non recurring items) decreased by 9.4% in the fourth quarter of 2004 compared to 2003. Core earnings for the fourth quarter of 2004 were $1.047 million compared to last year’s $1.155 million. Core earnings per share were $0.25 in 2004 and $0.28 in 2003. The following is a reconciliation between core earnings and earnings under generally accepted accounting principles in the United States (GAAP earnings):

	Three Months Ended
	December 31,

	2004	2003

GAAP Earnings	$1,305	$1,340
Investment security gains	(378)	(259)
Gain on sale of loans	(13)	(21)
Tax effect of adjustments	133	95

Core Earnings	$1,047	$1,155

Realized gains or losses on securities are based on net proceeds and the adjusted carrying amount of the securities, using the specific identification method. The table below sets forth the proceeds, gains and losses realized on securities sold or called for the period ended:

	Three	Twelve
	Months	Months
	December 31,	December 31,
	2004	2004

Proceeds on securities sold or called	$14,933	$43,339
Gross realized gains	390	1,074
Gross realized losses	12	22

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

ASSET-LIABILITY MANAGEMENT
The Company’s executive management and Board of Directors routinely review the Company’s balance sheet structure for stability, liquidity, and capital adequacy. The Company has defined a set of key control parameters which provide various measures of the Company’s exposure to changes in interest rates. The Company’s asset-liability management goal is to produce a net interest margin that is relatively stable despite interest rate volatility while maintaining an acceptable level of earnings. Net Interest Margin is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The Net Interest Margin Ratio expresses this difference as a percentage of average earning assets. In the past five years, the net interest margin ratio has averaged 4.10% ranging between 3.74% and 4.39%.
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
GAP TABLE
December 31, 2004

	Maturity or Repricing Interval

				Non Rate
				Sensitive
	3 Months	3 to 12	1 to 5	or >5
	or Less	Months	Years	Years	Total

Interest-Earning Assets
Investments	$46,867	$49,604	$96,233	$33,137	$225,841
Loans & Leases	67,116	39,447	65,453	19,761	191,777
Federal Fund Sold	3,500				3,500

Total Earning Assets	117,483	89,051	161,686	52,898	421,118
Other Assets				25,275	25,275

Total Assets	$117,483	$89,051	$161,686	$78,173	$446,393

Interest-Bearing Liabilities
Interest-bearing Checking	$28,723	$	$	$	$28,723
Money Market Accounts	18,971				18,971
Passbook Savings	90,432				90,432
Time Deposits< 100,000	23,851	35,255	35,661	18,755	113,522
Time Deposits≥ 100,000	8,755	9,249	10,304	6,569	34,877
Repurchase Agreements	2,675				2,675
U.S. Treasury Demand	1,214				1,214
Other Borrowings			21,000	23,000	44,000

Total Interest-Bearing Liabilities	174,621	44,504	66,965	48,324	334,414
Demand Deposits				58,394	58,394
Other Liabilities				4,187	4,187
Shareholders’ Equity				49,398	49,398

Total Liabilities & Equity	$174,621	$44,504	$66,965	$160,303	$446,393

Rate Sensitivity Gap	$(57,138)	$44,547	$94,721	$4,574
Cumulative Gap	$(57,138)	$(12,591)	$82,130	$86,704
Cumulative Gap to Total Assets	(12.8)%	(2.8)%	18.4%	19.4%

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
During 2004, the effective maturities of earning assets tended to remain short as interest rates in the credit markets remained low by historical standards. Federal Reserve policy makers did increase short-term interest rates five times during the year, from 1.00% to 2.25% in an attempt to avoid an unwelcome rise in inflation. With longer term credit market rates remaining low and even falling throughout the year, the volume of investment securities eligible to be called remained high, while prepayments on loans and mortgage-backed securities similarly remained high by historical measures, causing the effective maturities of existing earning assets to shorten. Accordingly, management sought to maintain duration by investing excess overnight funds (federal funds sold balances) and by increasing the convexity of reinvested funds, along with an increased allocation towards hybrid adjustable rate mortgage-backed securities and corporate bonds that remain fixed for an initial period of time and then convert to an adjustable or floating rate product.
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
The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company’s interest sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company’s net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. In fact, as previously noted, the Company’s net interest margin has remained relatively stable in the range of 3.74% to 4.39% over the past five years, despite significant shifts in the mix of earning assets and the direction and level of interest rates.
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
Cash and cash equivalents, which includes federal funds sold increased by $3,150 compared to year-end 2003. Anticipated principal repayments on mortgage-backed securities along with investment securities maturing, repricing, or expected to be called in one year or less amounted to $96,471 at

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

December 31, 2004, representing 42.7% of the total combined portfolio, as compared to $60,533 or 27.2% of the portfolio a year ago.
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
Operating activities provided cash of $7,382 in 2004, $7,048 in 2003 and $5,338 in 2002. Key differences stem mainly from 1) a decrease in net income of $641 between 2004 and 2003 and $258 between 2003 and 2002; 2) there were no loans held for sale at December 31, 2004, $103 at December 31, 2003, as compared to $2,022 at December 31, 2002 which favorably impacts the proceeds and gains on loans realized in 2003; 3) the purchase of an additional $2.5 million insurance contracts on the lives of the participants in the supplemental post retirement benefit plan in 2003 compared to $0.5 million in 2004 and none in 2002; 4) $1,052 and $946 gains on the sale of investments in 2004 and 2003 respectively, as compared to $215 in 2002; 5) the increase in amortization on securities of $1,546 in 2004, and $1,644 in 2003 compared to $487 in 2002; 6) and, in 2004 there was a liability for securities purchased yet to settle of $1,270. Refer to the Consolidated Statements of Cash Flows for a summary of the sources and uses of cash in 2004, 2003 and 2002.
CONTRACTUAL OBLIGATIONS AND COMMITMENTS
The Corporation has various obligations, including contractual obligations and commitments that may require future cash payments.
Contractual Obligations: The following table presents, as of December 31, 2004, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

		Contractual Obligations
		as of December 31, 2004

		Payments Due in

		One	One to	Three	Over
	See	Year	Three	to Five	Five
	Note	or Less	Years	Years	Years	Total

Non-interest bearing deposits		$58,394	$	$	$	$58,394
Interest bearing deposits(a)	6	138,126				138,126
Average Rate(b)		0.45%				0.45%
Certificates of deposit(a)	6	69,349	39,614	13,723	25,713	148,399
Average Rate(b)		3.00%	3.40%	4.29%	4.88%	3.55%
Federal funds purchased and security repurchase agreements(a)	7	2,675				2,675
Average Rate(b)		1.54%				1.54%
U.S. Treasury interest-bearing demand note(a)	7	1,214				1,214
Average Rate(b)		1.87%				1.87%
Federal Home Loan Bank advances(a)	7		6,000	15,000	23,000	44,000
Average Rate(b)			4.04%	5.32%	5.52%	5.25%
Operating leases	8	192	271	27		490

(a)	Excludes present and future accrued interest.

(b)	Variable rate obligations reflect interest rates in effect at December 31, 2004.
The Corporation’s operating lease obligations represent short and long-term lease and rental payments for the subsidiary bank’s branch facilities.
The Corporation also has obligations under its supplemental retirement plans as described in Note 9 to the consolidated financial statements. The postretirement benefit payments represent ac-

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

tuarially determined future benefit payments to eligible plan participants. The Corporation does not have any commitments or obligations to the defined contribution retirement plan (401(k) plan) at December 31, 2004 due to the funded status of the plan. (See further discussion in Note 9.)
Commitments: The table below details the amounts and expected maturities of significant commitments as of December 31, 2004. (Further discussion of these commitments is included in Note 8 to the consolidated financial statements.)

	Expected Maturities of Commitments
	as of December 31, 2004

	One	One to	Three	Over
	Year	Three	to Five	Five
	or Less	Years	Years	Years	Total

Commitments to extend credit:
Commercial	$17,912	$3,124	$2	$189	$21,227
Residential real estate	753				753
Revolving home equity	9,300				9,300
Other	626				626
Standby letters of credit	1,455				1,455
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
The following graph, which is not “risk-adjusted,” depicts Tier 1 capital as a percentage of total average assets over the past several years. This measure of capital adequacy is known as the “leverage ratio.” The ratio decreased from 10.94% in 2003 to 10.88% in 2004, but remains well above regulatory minimums.
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
The table on the following page illustrates the Company’s risk-weighted capital ratios at December 31, 2004 and 2003. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and total risk-based capital well

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

in excess of the required regulatory minimum ratios.

Risk-Based Capital

	December 31,	December 31,
	2004	2003

Tier 1 Capital	$48,129	$47,433
Tier 2 Capital	2,664	2,408

QUALIFYING CAPITAL	$50,793	$49,841

Risk-Adjusted Total Assets(*)	$230,133	$231,034

Tier 1 Risk-Based Capital Ratio	20.91%	20.53%
Total Risk-Based Capital Ratio	22.07%	21.57%
Total Leverage Capital Ratio	10.88%	10.94%
(*) Includes off-balance sheet exposures
In management’s opinion, as supported by the data in the table below, the Company met all capital adequacy requirements to which it was subject as of December 31, 2004 and December 31, 2003. As of those dates, the Company was “well capitalized” under regulatory prompt corrective action provisions.

	Actual Regulatory		Regulatory Capital Ratio
	Capital Ratios as of:		requirements to be:

	Dec. 31,	Dec. 31,	Well	Adequately
	2004	2003	Capitalized	Capitalized

Total risk-based capital to risk-weighted assets	22.07%	21.57%	10.00%	8.00%
Tier I capital to risk-weighted assets	20.91%	20.53%	6.00%	4.00%
Tier I capital to average assets	10.88%	10.94%	5.00%	4.00%
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
REGULATORY MATTERS
On March 13, 2000, the Board of Governors of the Federal Reserve System approved the Company’s application to become a financial holding company. As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2004, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and well managed, in management’s opinion.
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
The following table shows the Company’s current estimate of interest rate sensitivity based on the composition of its balance sheet at December 31, 2004. For purposes of this analysis, short term interest rates as measured by the federal funds rate and the prime lending rate are assumed to increase (decrease) gradually over the next twelve months reaching a level 300 basis points higher (lower) than the rates in effect at December 31, 2004. Under both the rising rate scenario and the falling rate scenario, the yield curve is assumed to exhibit a parallel shift.
During 2004, the Federal Reserve increased its target rate for overnight federal funds by 125 basis points. At year end December 31, 2004, the difference between the yield on the ten year Treasury and the three month Treasury had decreased to a positive 202 basis points from the positive 332 basis points that existed at December 31, 2003, indicating that the yield curve was “flattening.” The yield curve remains positively sloping, as interest rates continue to increase with a lengthening of maturities, with rates peaking at the long-end of the Treasury yield curve.
The base case against which interest rate sensitivity is measured assumes no change in short term rates. The base case also assumes no growth in assets and liabilities and no change in asset or liability mix. Under these simulated conditions, the base case projects net interest income of $15,767 for the year ending December 31, 2005.

Simulated Net Interest Income Sensitivity
For the Twelve Months Ending December 31, 2005
	Net Interest
Change in Interest Rates	Income	$ Change	% Change

Graduated increase of +300 basis points	$16,018	$251	1.6%
Short term rates unchanged (base case)	15,767
Graduated decrease of -300 basis points	14,896	(871)	(5.5)%
The level of interest rate risk indicated is within limits that management considers acceptable. However, given that interest rate movements can be sudden and unanticipated, and are increasingly influenced by global events and circumstances beyond the purview of the Federal Reserve, no assurances can be made that interest rate movements will not impact key assumptions and param-

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

eters in a manner not presently embodied by the model.
It is management’s opinion that hedging instruments currently available are not a cost effective means of controlling interest rate risk for the Company. Accordingly, the Company does not currently use financial derivatives, such as interest rate options, swaps, caps, floors or other similar instruments.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. The most significant accounting policies followed by the Company are presented in “Notes to Consolidated Financial Statements — Summary of Significant Accounting Policies.” Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. Some of these policies and related methodologies are more critical than others. The Company has identified its policy on the allowance for loan losses as being critical because it requires management to make particularly difficult, subjective and/or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or by using different assumptions.
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
While management’s evaluation of the allowance for loan losses as of December 31, 2004 has determined the allowance to be adequate, under adversely different conditions or assumptions, the Company would most likely need to increase the allowance. The assumptions and estimates used by the Company in its internal review of non-performing loans and potential problem loans, as well as the associated evaluation of the related collateral coverage for these loans, can have a significant impact on the overall assessment of the adequacy of the allowance for loan losses. While management has concluded that the current valuation of loan collateral is reasonable under present circumstances, if collateral valuations were significantly reduced due to either new information or other changing circumstances, additional provisions to the allowance for loan losses would most likely be necessary.
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

INFORMATION AS TO STOCK PRICES AND DIVIDENDS OF CORTLAND BANCORP

OTHER INFORMATION
The Company files quarterly reports, (Forms 10-Q, an annual report (Form 10-K), current reports on Form 8-K and all amendments to those reports with the Securities and Exchange Commission (SEC) pursuant to section 13(a) or (15)d of the Exchange Act. In 2005 the quarterly reports will be filed within 40 days of the end of each quarter, while the annual report is filed within 75 days of the end of the year. Any individual requesting copies of such reports may obtain these free of charge, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC by visiting our web site at www.cortland-banks.com or by writing to:
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
The Company’s stock trades on the NASDAQ OTC market under the symbol CLDB. The following brokerage firms are known to be relatively active in trading the Company’s stock:
Community Banc Investments, Inc.
Columbus, Ohio
Contact: Greig A. McDonald
Telephone: 1-800-224-1013
McDonald & Company Securities, Inc.
6575 Seville Drive
2nd Floor
P.O. Box 119
Canfield, Ohio 44406
Telephone: 1-330-746-2993
Smith Barney Citigroup, Inc.
5048 Belmont Ave.
Youngstown, Ohio 44505
Telephone: 1-800-535-0017
Stifel, Nicholas & Co., Inc.
655 Metro Place South
Suite 200
Dublin, Ohio 43017
Telephone: 1-877-875-9352
UBS Financial Services
3701 Boardman Canfield Rd
P.O. Box 100
Canfield, Ohio 44406
Telephone: 330-533-7191
The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 3% stock dividend paid as of January 1, 2005, 2004 and 2003. The Company currently has approximately 1,759 shareholders.

HIGH OR LOW TRADING PRICE PER QUARTER
	Price Per Share
			Cash
			Dividends
	High	Low	Per Share

2004
Fourth Quarter	$24.27	$21.02	$0.44
Third Quarter	24.03	20.54	0.21
Second Quarter	26.46	21.36	0.21
First Quarter	29.62	25.25	0.21

2003
Fourth Quarter	$29.69	$28.16	$0.44
Third Quarter	31.59	28.52	0.20
Second Quarter	30.88	25.46	0.20
First Quarter	25.69	23.90	0.20

2002
Fourth Quarter	$24.03	$22.12	$0.44
Third Quarter	25.17	22.66	0.19
Second Quarter	24.94	19.67	0.19
First Quarter	20.36	18.31	0.19
For the convenience of shareholders, the Company has established a plan whereby shareholders may have their dividends automatically reinvested in the common stock of Cortland Bancorp. Participation in the plan is completely voluntary and shareholders may withdraw at any time.
For current stock prices you may access our home page at www.cortland-banks.com.
For more information on the dividend reinvestment plan, you may contact Deborah L. Eazor at the following telephone number: (330) 637-8040 Ext. 130 or E-mail address DLEAZOR@cortland-banks.com.

CORTLAND BANCORP
BOARD OF DIRECTORS
RODGER W. PLATT
Chairman
JERRY A. CARLETON
DAVID C. COLE
LAWRENCE A. FANTAUZZI
GEORGE E. GESSNER
JAMES E. HOFFMAN III
NEIL J. KABACK
K. RAY MAHAN
RICHARD B. THOMPSON
TIMOTHY K. WOOFTER
OFFICERS
RODGER W. PLATT
Chairman and President
LAWRENCE A. FANTAUZZI
Senior Vice President
Controller
Chief Financial Officer
and Secretary-Treasurer
JAMES M. GASIOR
Senior Vice President
Chief of Administration and Lending

THE CORTLAND SAVINGS AND BANKING COMPANY
BOARD OF DIRECTORS
JERRY A. CARLETON
President, Carleton Enterprises Inc.
DAVID C. COLE
Partner and President
Cole Valley Motor Company
LAWRENCE A. FANTAUZZI
Senior Vice President
GEORGE E. GESSNER
Attorney
JAMES E. HOFFMAN III
Attorney
NEIL J. KABACK
Partner, Cohen & Company
K. RAY MAHAN
President, Mahan Packing Co.
RODGER W. PLATT
President and Chairman
RICHARD B. THOMPSON
Executive, Therm-O-Link, Inc.
TIMOTHY K. WOOFTER
President, Stan-Wade Metal Products
*  *  *  *  *
PAUL C. BOWERS
Director Emeritus
WILLIAM A. HAGOOD
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
MARK S. LUKE
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
Assistant Vice President
BARBARA McKENZIE
Assistant Vice President
STEVE J. MACK
Assistant Vice President
JAMES HUGHES
Assistant Vice President
WILLIAM J. HOLLAND
Assistant Vice President
MATTHEW LAUTHER
Assistant Vice President
LANA MUIR
Assistant Secretary-Treasurer
KAREN MILLER
Assistant Secretary
PATRICK J. McELHANEY
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

Printed in USA - Cortland Bancorp - 305/Bow