Form 10-K, Exhibit 13
period 2005-12-31
CORTLAND BANCORP INC
filed 2006-03-16
CIK 774569

CONTENTS

Chairman’s Message

2

Brief Description of the Business

4

Report on Management’s Assessment of
Internal Control Over Financial Reporting

5

Report of Packer Thomas Independent
Registered Public Accounting Firm

6

Consolidated Statements of Income

7

Consolidated Balance Sheets

8

Consolidated Statements of
Shareholders’ Equity

9

Consolidated Statements of Cash Flows

10

Notes to the Consolidated Financial Statements

11

Selected Financial Data

31

Three Year Summary
Average Balance Sheet, Yields and Rates

32

Management’s Discussion and Analysis

34

Information as to Stock Prices and Dividends of
Cortland Bancorp

61

Cortland Bancorp
Directors and Officers

62

Cortland Savings & Banking
Directors and Officers

63

Offices and Locations

64

CHAIRMAN’S MESSAGE
BRIEF DESCRIPTION OF THE BUSINESS
REPORT ON MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING
REPORT OF PACKER THOMAS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SELECTED FINANCIAL DATA
THREE YEAR SUMMARY AVERAGE BALANCE SHEET, YIELDS AND RATES
MANAGEMENT’S DISCUSSION AND ANALYSIS
INFORMATION AS TO STOCK PRICES AND DIVIDENDS OF CORTLAND BANCORP
CORTLAND BANCORP BOARD OF DIRECTORS
THE CORTLAND SAVINGS AND BANKING COMPANY BOARD OF DIRECTORS
CORTLAND BANKS OFFICES AND LOCATIONS

CHAIRMAN’S MESSAGE

TO OUR SHAREHOLDERS
AND CUSTOMERS:
This section of the annual report has long been reserved for the letter from the Company’s President and Chief Executive Officer Rodger W. Platt. After forty-two years of employment with the Cortland Savings and Banking Company, over twenty-seven as Company President and Chief Executive Officer, Rodger W. Platt completed his service with the Company retiring November 1, 2005.
During his tenure, the Company has experienced many successes and has led the charge through a number of challenging periods. As Bank President, Rodger has committed himself to the Company, its employees, customers and shareholders. In fact, many employees, customers and shareholders alike have known Rodger to be much more than the Company President — he has been a mentor to some, a counselor to others and a friend to many. On behalf of the directors, officers and employees of the Company and the banking subsidiary, we congratulate Rodger on his retirement and wish him good health and prosperity as he begins a new chapter in his life.
As is spoken many times — life shall go on and the business at hand continues. As such, a new chapter in the Company’s annals begins. With this Chairman’s letter I am at the beginning of my term as Chairman of the Board. I would like to take this opportunity to thank the full board for their vote of confidence in nominating me to this position.
Joining me in the transition is a new Bank President and Chief Executive Officer. After eighteen years as the Company’s Chief Financial Officer, Treasurer and Corporate Secretary, the Board of Directors appointed Lawrence A. Fantauzzi as its new President and Chief Executive Officer. As Board Chairman, I am looking forward to working with Mr. Fantauzzi as he takes on his new responsibilities with the Company. Having had the opportunity to work with Larry as a fellow board member over the last several years, I can assure our customers and shareholders that he will approach the responsibilities and challenges he faces with the same dedication and commitment as Rodger did.
Joining Mr. Fantauzzi on the management team is James M. Gasior, a Certified Public Accountant, who has been with the Company since 1990, most recently as Senior Vice President and Chief Lending Officer. Mr. Gasior will be assuming the responsibilities of Chief Financial Officer and Corporate Secretary and has been appointed by the Board of Directors to fill the Director vacancy created by Mr. Platt’s retirement.
One of the immediate challenges that the Company faces is the challenge of managing the net interest margin. The Company’s net interest margin, which is the difference between what it earns on its loans and investments and what it pays for its deposits and borrowings, improved slightly in the past year increasing from 3.74% to 3.83%. Despite the improvement, the Company’s margins continue to be affected by short term and long term interest rate pricing decisions of the Federal Reserve Board, the aggressive pricing strategies among our competitors and the continued lag in economic recovery throughout the geographic areas of Northeast Ohio in which our branches operate.
Another challenge that the Company continues to face is an increase in compliance requirements associated with provisions of the Sarbanes-Oxley Act. Although there has been recent discussion that the compliance requirements of Sarbanes-Oxley may be limited or eliminated for smaller public companies in the future, additional expenses were recorded in 2005 as a result of an increase in professional service fees to perform the compliance examinations. Despite these increases, non-interest expenses have been particularly well controlled during the last several years. Excluding certain management transition costs, non-interest expenses increased by less than 1.00% in 2005. Over the last five years non-interest expenses increased at a compounded annual growth rate of less than 1.50%.
The Company’s asset quality measures remain in a range that management considers acceptable. However, adverse trends in delinquency, foreclosure and bankruptcies have impacted the Company’s loan portfolio. Additional provisions of $545,000 were made to the allowance for loan losses to reflect management’s evaluation of specific portfolio risks and probable loss experience on existing credits in the months ahead. The provisions, which are charged against income, represent an increase of $130,000 over the previous year. The allowance now stands at $2.168 million or 1.15% of total loans. Prior to the charge off of several problem credits in 2005, the allowance had been $2.629 million or 1.37% of total loans in 2004.
Net Income for 2005 was $4.334 million or $1.00 per share. The Company earned $4.843 million or $1.13 per share in 2004. Return on average assets was 0.98% and return on average equity was 8.73%.

As of December 31, 2005 total assets are $459 million as compared to $446 million at December 31, 2004. Total loans decreased year-over-year by $3.6 million or 1.9% while deposits increased by $5.5 million or 1.6%.
Total shareholders’ equity at December 31, 2005 is $48.3 million, which is below the $49.4 million recorded at December 31, 2004. This decrease has primarily resulted from the $0.85 per share cash dividends, the $0.22 per share special dividend and the 3% stock dividend.
The overall outlook of the local economy, the compression of the interest margin, increases in employee healthcare costs and other operational issues were considered as factors when preparing our annual performance budgets. As such, the actual 2005 operating results were not significantly different from the expectations established at the beginning of the year. Many of these same factors will continue to affect our operating results in 2006. Faced with the challenge of addressing these and other issues, the Board of Directors and the Company’s management team is, nonetheless, committed to improving upon the profit results realized in 2005.
As planning for 2006 begins, management and the board have begun to focus on implementing short term and long term strategic initiatives. Eventually these initiatives will be incorporated into a comprehensive corporate strategic plan. Integral to the plan will be specific initiatives to grow loan and deposit portfolios, maximize core earnings and enhance shareholder value.
Among the strategic initiatives are product enhancement strategies targeting loan and deposit growth. In regard to product enhancements in the lending area, a 10 year fixed rate commercial real estate product designed to attract new customers and to build portfolio balances is currently being marketed through the subsidiary bank. Initial lender field reports indicate that there is considerable interest in this product. The mortgage area of the bank will also continue to promote the Welcome Home program, a down payment assistance program offered through the Federal Home Loan Bank of Cincinnati. Additional enhancements to loan products will also be considered for the home equity and consumer loan areas.
In terms of branching strategies, management and the board are performing an assessment of each branching location. For some branch locations, tangible improvements are being made to existing facilities so that the offices are aesthetically appealing and promote an invitation to bank with the Cortland Savings and Banking Company. For other branch locations, construction of more modern facilities is being considered. Finally, opportunities to expand to new communities is also under consideration.
Cash dividends, as adjusted to give retroactive effect to the 3% stock dividend, of $1.07 per share in 2005 represents a 5.26% yield. In 2004, cash dividends, again adjusted to give retroactive effect to the 3% stock dividend, were $1.04 per share, representing a 4.45% yield. Through the years, shareholder value has been enhanced through favorable dividend payouts including a special dividend paid in each of the last 12 years. Although the special dividend was never intended to be a permanent dividend, it has become popular with shareholders, nonetheless. Although dividends for future periods will obviously be affected by company performance, we anticipate that the dividends paid to our shareholders will be among some of the better payouts for banks in our area. And of course, to add value, shareholders will continue to have the option to have their dividends automatically reinvested in the common stock of the Company.
Whether the objective be to improve products, service or shareholder value, management and the board will continue to evaluate and implement those initiatives that meet the short term and long term performance goals of the Company. It is our intent to develop a comprehensive strategic plan which defines the Company’s mission as a community bank and which will lead to prosperity in 2006 and for years to come. On behalf of the Board of Directors, I thank you for your continued confidence and support.
Sincerely,
Karl R. Mahan
Chairman

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
The Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2005, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and, in management’s opinion, well managed. Cortland Bancorp owns no property. Operations are conducted at 194 West Main Street, Cortland, Ohio.
The business of the Company and the Bank is not seasonal to any significant extent and is not dependent on any single customer or group of customers.
NEW RESOURCES LEASING COMPANY
New Resources Leasing Company was formed in December 1988 as a separate entity to handle the function of commercial and consumer lending. The wholly owned subsidiary has been inactive since incorporation.
THE CORTLAND SAVINGS
AND BANKING COMPANY
The Cortland Savings and Banking Company is a full service state bank engaged in commercial and retail banking and trust services. The Bank’s services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, night depository, automated teller services, safe deposit boxes and other miscellaneous services normally offered by commercial banks. Cortland Banks also offers a variety of Internet Banking products as well as discount brokerage services.
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
COMPETITION
Cortland Banks actively competes with state and national banks located in Northeast Ohio and Western Pennsylvania. It also competes for deposits, loans and other service business with a large number of other financial institutions, such as savings and loan associations, credit unions, insurance companies, consumer finance companies and commercial finance companies. Also, money market mutual funds, brokerage houses and similar institutions provide in a relatively unregulated environment many of the financial services offered by banks. In the opinion of management, the principal methods of competition are the rates of interest charged on loans, the rates of interest paid on deposit funds, the fees charged for services, and the convenience, availability, timeliness and quality of the customer services offered.
EMPLOYEES
As of December 31, 2005 the Company through its subsidiary bank, employed 144 full-time and 30 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.

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
Management assessed the Company’s system of internal control over financial reporting as of December 31, 2005, in relation to criteria for effective internal control over financial reporting as described in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2005, its system of internal control over financial reporting is effective and meets the criteria of the Internal Control-Integrated Framework. Packer Thomas, independent registered public accounting firm, has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting.

Rodger W. Platt Interim President and Chief Executive Officer	James M. Gasior Secretary Chief Financial Officer

Cortland, Ohio February 3, 2006

REPORT OF PACKER THOMAS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SHAREHOLDERS AND BOARD OF DIRECTORS
Cortland Bancorp
We have audited the accompanying consolidated balance sheets of Cortland Bancorp and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. We also have audited management’s assessment, included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting, that Cortland Bancorp and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Cortland Bancorp’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cortland Bancorp and subsidiaries as of December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, management’s assessment that Cortland Bancorp and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005 is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, Cortland Bancorp and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Packer Thomas
Youngstown, Ohio
February 3, 2006

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2005, 2004 and 2003

(Amounts in thousands except per share data)

	2005	2004	2003

Interest income
Interest and fees on loans	$12,941	$12,383	$13,039
Interest and dividends on investment securities:
Taxable interest	4,387	3,501	3,068
Nontaxable interest	2,162	2,553	2,473
Dividends	167	135	132
Interest on mortgage-backed securities	3,810	3,633	4,009
Interest on trading account securities			69
Other interest income	119	83	117

Total interest income	23,586	22,288	22,907

Interest expense
Deposits	6,159	5,787	5,819
Borrowed funds	2,506	2,223	2,313

Total interest expense	8,665	8,010	8,132

Net interest income	14,921	14,278	14,775
Provision for loan losses (Note 4)	545	415	240

Net interest income after provision for loan losses	14,376	13,863	14,535

Other income
Fees for other customer services	2,254	2,327	1,636
Investment securities gains - net	308	1,052	946
Trading securities gains - net			265
Gain on sale of loans - net	89	54	470
Other real estate losses - net	(3)	(171)
Other non-interest income	467	569	532

Total other income	3,115	3,831	3,849

Other expenses
Salaries and employee benefits	7,052	6,722	6,586
Net occupancy and equipment expense	1,870	1,853	1,963
State and local taxes	548	544	524
Office supplies	338	346	347
Legal and litigation expense (Note 16)	119	103	152
Bank exam and audit expense	427	515	349
Marketing expense	245	182	177
Other operating expenses	1,601	1,596	1,431

Total other expenses	12,200	11,861	11,529

Income before federal income taxes	5,291	5,833	6,855
Federal income taxes (Note 10)	957	990	1,371

Net income	$4,334	$4,843	$5,484

Net income per share, both basic and diluted (Note 1)	$1.00	$1.13	$1.26

Dividends declared per share	$1.07	$1.04	$1.01

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2005 and 2004

(Amounts in thousands except per share data)

	2005	2004

ASSETS
Cash and due from banks	$14,587	$9,397
Federal funds sold	4,650	3,500

Total cash and cash equivalents	19,237	12,897

Investment securities available for sale (Note 2)	113,247	121,348
Investment securities held to maturity (approximate market value of $121,395 in 2005 and $106,210 in 2004) (Note 2)	121,405	104,493
Total loans (Note 3)	188,202	191,777
Less allowance for loan losses (Note 4)	(2,168)	(2,629)

Net loans	186,034	189,148

Premises and equipment (Note 5)	4,088	4,369
Other assets	15,690	14,138

Total assets	$459,701	$446,393

LIABILITIES
Noninterest-bearing deposits	$61,782	$58,394
Interest-bearing deposits (Note 6)	288,593	286,525

Total deposits	350,375	344,919

Federal Home Loan Bank advances and other borrowings (Note 7)	58,111	47,889
Other liabilities	2,890	4,187

Total liabilities	411,376	396,995

Commitments and contingent liabilities (Notes 8 and 16)

SHAREHOLDERS’ EQUITY
Common stock - $5.00 stated value - authorized 20,000,000 shares; issued 4,504,576 shares in 2005 and 4,373,735 shares in 2004 (Note 1)	22,523	21,869
Additional paid-in capital (Note 1)	20,211	18,531
Retained earnings	10,310	13,131
Accumulated other comprehensive (loss) income (Note 1)	(877)	1,061
Treasury stock, at cost, 155,945 shares in 2005 and 204,635 shares in 2004	(3,842)	(5,194)

Total shareholders’ equity (Notes 15 and 17)	48,325	49,398

Total liabilities and shareholders’ equity	$459,701	$446,393

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended December 31, 2005, 2004 and 2003

(Amounts in thousands except per share data)

				Accumulated		Total
		Additional		Other		Share-
	Common	Paid-In	Retained	Comprehensive	Treasury	holders
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity

Balance at December 31, 2002	$20,617	$13,323	$17,810	$3,165	$(2,876)	$52,039
Comprehensive Income:
Net income			5,484			5,484
Other comprehensive income, net of tax:
Unrealized losses on available for sale securities, net of reclassification adjustment				(962)		(962)

Total comprehensive income						4,522

Common Stock Transactions:
Treasury shares repurchased net of shares reissued		230			(2,550)	(2,320)
Cash dividends declared ($.79 per share)			(3,485)			(3,485)
Special cash dividend ($.22 per share)			(864)			(864)
3% stock dividend	617	2,916	(3,533)
Cash paid in lieu of fractional shares			(11)			(11)

Balance at December 31, 2003	21,234	16,469	15,401	2,203	(5,426)	49,881
Comprehensive Income:
Net income			4,843			4,843
Other comprehensive income, net of tax:
Unrealized losses on available for sale securities, net of reclassification adjustment				(1,142)		(1,142)

Total comprehensive income						3,701

Common Stock Transactions:
Treasury shares reissued net of shares repurchased		30			232	262
Cash dividends declared ($.82 per share)			(3,547)			(3,547)
Special cash dividend ($.22 per share)			(890)			(890)
3% stock dividend	635	2,032	(2,667)
Cash paid in lieu of fractional shares			(9)			(9)

Balance at December 31, 2004	21,869	18,531	13,131	1,061	(5,194)	49,398
Comprehensive Income:
Net income			4,334			4,334
Other comprehensive income, net of tax:
Unrealized losses on available for sale securities, net of reclassification adjustment				(1,938)		(1,938)

Total comprehensive income						2,396

Common Stock Transactions:
Treasury shares reissued net of shares repurchased		(184)			1,352	1,168
Cash dividends declared ($.85 per share)			(3,701)			(3,701)
Special cash dividend ($.22 per share)			(929)			(929)
3% stock dividend	654	1,864	(2,518)
Cash paid in lieu of fractional shares			(7)			(7)

Balance at December 31, 2005	$22,523	$20,211	$10,310	$(877)	$(3,842)	$48,325

DISCLOSURE OF RECLASSIFICATION FOR AVAILABLE
FOR SALE SECURITY GAINS AND LOSSES:

	2005	2004	2003

Unrealized holding (losses) on available for sale securities arising during the period net of tax of $(894), $(231), and $(174)	$(1,735)	$(448)	$(338)
Less: Reclassification adjustment for gains realized in net income, net of tax of $105, $358, and $322,	203	694	624

Net unrealized (losses) on available for sale securities, net of tax	$(1,938)	$(1,142)	$(962)

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2005, 2004 and 2003

(Amounts in thousands)

	2005	2004	2003

Cash flows from operating activities
Net income	$4,334	$4,843	$5,484
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and accretion	1,469	2,176	2,382
Provision for loan loss	545	415	240
Deferred tax expense (benefit)	50	(129)	135
Investment securities gains	(308)	(1,052)	(946)
Gains on sales of loans	(89)	(54)	(470)
Other real estate losses	3	171
Loans originated for sale	(6,618)	(3,993)	(25,757)
Proceeds from sale of loans originated for sale	6,707	4,150	28,146
Changes in:
Interest and fees receivable	(341)	148	131
Interest payable	(30)	(111)	49
Other assets and liabilities	(1,447)	818	(2,346)

Net cash flows from operating activities	4,275	7,382	7,048

Cash flows from investing activities
Purchases of securities available for sale	(19,593)	(68,146)	(64,960)
Purchases of securities held to maturity	(47,280)	(43,601)	(62,165)
Proceeds from sales of securities available for sale	1,479	32,523	8,114
Proceeds from call, maturity and principal payments on securities	53,082	73,934	93,982
Net decrease (increase) in loans made to customers	2,462	(2,812)	(866)
Proceeds from disposition of other real estate	22	815	21
Purchases of premises and equipment	(316)	(127)	(333)

Net cash flows from investing activities	(10,144)	(7,414)	(26,207)

Cash flows from financing activities
Net increase (decrease) in deposit accounts	5,456	7,363	1,798
Net increase (decrease) in borrowings	10,222	3	1,217
Dividends paid	(4,637)	(4,446)	(4,360)
Purchases of treasury stock	(3)	(1,032)	(3,641)
Treasury shares reissued	1,171	1,294	1,321

Net cash flows from financing activities	12,209	3,182	(3,665)

Net change in cash and cash equivalents	6,340	3,150	(22,824)

Cash and cash equivalents
Beginning of year	12,897	9,747	32,571

End of year	$19,237	$12,897	$9,747

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

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
The Company paid interest of $8,695,000, $8,121,000, and $8,083,000 in 2005, 2004 and 2003, respectively. Cash paid for income taxes was $993,000 in 2005, $1,005,000 in 2004 and $1,320,000 in 2003. Transfers of loans to other real estate were, $107,000 in 2005, $196,000 in 2003 and none in 2004.
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
Unrealized losses on corporate bonds have not been recognized into income. Management has the intent and ability to hold these securities for the foreseeable future. The fair value is expected to recover as the bonds approach their maturity date and/or market conditions become more favorable to the bonds’ intrinsic value.
Trading Securities: Trading securities are principally held with the intention of selling in the near term and are carried at market value. Realized and unrealized gains and losses on trading account securities are recognized in the Statement of Income as they occur. The Company did not hold any trading securities at December 31, 2005 or 2004. During 2003, trading activity produced purchases of $23,680,000 and sales of $23,945,000, resulting in a net gain of $265,000. There was no trading activity in 2005 or 2004.
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
Years ended December 31, 2005, 2004 and 2003

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
Loans Held for Sale: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. For the majority of loan sales, the Company concurrently sells the rights to service the related loans. In addition, the Company may periodically identify other loans which may be sold. These loans are classified as loans held for sale, and carried, in the aggregate, at the lower of cost or estimated market value based on secondary market prices. To mitigate interest rate risk, the Company may obtain fixed commitments to sell such loans at the time loans are originated or identified as being held for sale. Such a commitment would be referred to as a derivative loan commitment if the loan that will result from exercise of the commitment will be held for sale upon funding under Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities, as amended by Statement of Financial Accounting Standards No. 149 (“SFAS 149”), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. No such commitments existed as of December 31, 2005.
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
Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated. Management evaluates the portfolio in light of economic conditions, changes in the nature and volume of the portfolio, industry standards and other relevant factors. Specific factors considered by management in determining the amounts charged to operations include previous loss experience; the status of past due interest and principal payments; the quality of financial information supplied by customers; the cash flow coverage and trends evidenced by financial information supplied by customers; the nature and estimated value of any collateral supporting specific loan credits; risk classifications determined

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
by the Company’s loan review systems or as the result of regulatory examination process; and general economic conditions in the lending area of the Company’s bank subsidiary. Key risk factors and assumptions are dynamically updated to reflect actual experience and changing circumstances. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available for any charge-offs that occur.
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
Intangible Asset: A core deposit intangible asset resulting from a branch acquisition is being amortized over a 15 year period. The intangible asset, net of accumulated amortization, was $171,000 and $208,000 at December 31, 2005 and 2004, respectively, and is included in other assets. The annual expense was $37,000 at December 31, 2005, 2004 and 2003. The estimated aggregate amortization expense for the next four years is $37,000 per year, and $23,000 in the fifth year.
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
Years ended December 31, 2005, 2004 and 2003

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
Per Share Amounts: The Board of Directors declared 3% common stock dividends payable as of January 1, 2006, 2005 and 2004. The 3% common stock dividend issued on January 1, 2006 resulted in the issuance of 130,841 shares of common stock, which have been included in the 4,504,576 shares reported as issued at December 31, 2005.
Basic and diluted earnings per share are based on weighted average shares outstanding. Average shares outstanding and per share amounts have been restated to give retroactive effect to the 3% common stock dividend of January 1, 2006. Average shares outstanding and per share amounts similarly reflect the impact of the Company’s stock repurchase program (see Note 17).
The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

	Years Ended December 31,

	2005	2004	2003

Net income ($000 omitted)	$4,334	$4,843	$5,484
Weighted average common shares outstanding	4,330,483	4,278,628	4,337,472
Basic earnings per share	$1.00	$1.13	$1.26
Diluted earnings per share	$1.00	$1.13	$1.26
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
Reclassifications: Certain items in the financial statements for 2004 and 2003 have been reclassified to conform to the 2005 presentation.
New Accounting Standards: In November 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) 115-and 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. This FSP provides guidance on when an investment in a debt or equity security should be considered impaired, when that impairment should be considered other-than-temporary, and measurement of the impairment loss. An investment is considered impaired if the fair value of the investment is less than its cost. If, after consideration of all available evidence to evaluate the realizable value of the investment, impairment is determined to be other-than-temporary, then an impairment loss should be recognized equal to the difference between the investment’s cost and its fair value. The guidance also clarifies that an impairment loss should be recognized no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. This FSP nullifies certain provisions of Emerging Issues Task Force (EITF) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” while retaining the disclosure

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
requirements of EITF 03-1 which were adopted in 2003. FSP 115-1 and 124-1 is effective for reporting periods beginning after December 15, 2005. The Company applied the guidance in this FSP in 2005.
In May 2005, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154 “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 applies to all voluntary changes in accounting principle and changes the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company does not believe there will be any material impact on its earnings, cash flows and/or financial position upon adoption of SFAS No. 154.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 2 - INVESTMENT SECURITIES
The following is a summary of investment securities:
(Amounts in thousands)

		Gross	Gross		Estimated
	Amortized	Unrealized	Unrealized		Fair
	Cost	Gains	Losses		Value

December 31, 2005 Investment securities available for sale
U.S. Government agencies and corporations	$14,010	$34		$196	$13,848
Obligations of states and political subdivisions	11,372	506		6	11,872
Mortgage-backed and related securities	61,494	314		1,174	60,634
Corporate securities	24,307	50		857	23,500

Total debt securities	111,183	904		2,233	109,854
Other securities	3,393				3,393

Total available for sale	$114,576	$904		$2,233	$113,247

Investment securities held to maturity
U.S. Treasury securities	$148	$2	$		$150
U.S. Government agencies and corporations	66,057	5		943	65,119
Obligations of states and political subdivisions	32,842	1,307		23	34,126
Mortgage-backed and related securities	22,358	14		372	22,000

Total held to maturity	$121,405	$1,328		$1,338	$121,395

December 31, 2004 Investment securities available for sale
U.S. Treasury securities	$1,192	$254	$		$1,446
U.S. Government agencies and corporations	21,687	215		40	21,862
Obligations of states and political subdivisions	10,900	741			11,641
Mortgage-backed and related securities	66,643	802		302	67,143
Corporate securities	16,081	22		87	16,016

Total debt securities	116,503	2,034		429	118,108
Other securities	3,240				3,240

Total available for sale	$119,743	$2,034		$429	$121,348

Investment securities held to maturity
U.S. Treasury securities	$152	$5	$		$157
U.S. Government agencies and corporations	46,210	172		192	46,190
Obligations of states and political subdivisions	34,048	1,870		21	35,897
Mortgage-backed and related securities	24,083	103		220	23,966

Total held to maturity	$104,493	$2,150		$433	$106,210

At December 31, 2005 and 2004, other securities consisted of $3,167,000 and $3,014,000 in Federal Home Loan Bank (FHLB) stock, respectively, and $226,000 in Federal Reserve Board (FED) stock. Each investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 2 - INVESTMENT SECURITIES (Continued)
The amortized cost and estimated market value of debt securities at December 31, 2005, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
(Amounts in thousands)

	December 31, 2005

	Amortized	Estimated
	Cost	Fair Value

Investment securities available for sale
Due in one year or less	$	$
Due after one year through five years	11,082	11,001
Due after five years through ten years	3,381	2,690
Due after ten years	35,226	35,529

Subtotal	49,689	49,220
Mortgage-backed securities	61,494	60,634

Total	$111,183	$109,854

Investment securities held to maturity
Due in one year or less	$48	$47
Due after one year through five years	3,217	3,145
Due after five years through ten years	34,453	34,256
Due after ten years	61,329	61,947

Subtotal	99,047	99,395
Mortgage-backed securities	22,358	22,000

Total	$121,405	$121,395

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:
(Amounts in thousands)

	2005	2004	2003

Proceeds	$13,563	$43,339	$20,115
Gross realized gains	308	1,074	948
Gross realized losses		22	2
Investment securities with a carrying value of approximately $64,082,000 at December 31, 2005 and $48,114,000 at December 31, 2004 were pledged to secure deposits and for other purposes.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 2 - INVESTMENT SECURITIES (Continued)
The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2005:
(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies and corporations	$53,229	$734	$19,359	$405	$72,588	$1,139
Obligations of states and political subdivisions	893	8	857	21	1,750	29
Mortgage-backed and related securities	33,976	522	32,556	1,024	66,532	1,546
Corporate securities	9,928	840	2,996	17	12,924	857

	$98,026	$2,104	$55,768	$1,467	$153,794	$3,571

The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2004:
(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies and corporations	$14,692	$135	$8,099	$97	$22,791	$232
Obligations of states and political subdivisions			859	21	859	21
Mortgage-backed and related securities	27,317	247	19,591	275	46,908	522
Corporate securities	7,004	61	2,000	26	9,004	87

	$49,013	$443	$30,549	$419	$79,562	$862

The above table represents 207 investment securities where the current value is less than the related amortized cost.
The unrealized losses on the Bank’s investment in mortgage-backed and related securities were caused by interest rate increases. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Bank’s investment because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity. The Bank does not consider those investments to be other than temporarily impaired at December 31, 2005.
The Bank’s unrealized loss on investments in corporate securities relates to a $2,350,000 investment in the General Motors Corporation. The unrealized loss was primarily caused by (a) a recent decrease in profitability and profit forecasts by industry analysts resulting from intense competitive pressure in the automotive industry and (b) recent sector downgrade by industry analysts. The contractual terms of those investments do not permit General Motors Corporation to settle the security at a price less than the

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 2 - INVESTMENT SECURITIES (Continued)
amortized cost of the investment. While the General Motors Corporation credit rating has decreased from A3 to B1 (Moodys), the Bank believes it is probable that it will be able to collect all amounts due according to the contractual terms of the investment. Therefore, it is expected that the bonds would not be settled at a price less than the amortized cost of the investment. Because the Bank has the ability and intent to hold the investments until a recovery of fair value, which may be maturity, it does not consider the investment in the General Motors Corporate notes to be other-than-temporarily impaired at December 31, 2005.
NOTE 3 - LOANS RECEIVABLE
The following is a summary of loans:
(Amounts in thousands)

	December 31,

	2005	2004

1-4 family residential mortgage loans	$59,910	$61,238
Commercial mortgage loans	90,983	94,019
Consumer loans	6,714	6,087
Commercial loans	19,767	19,188
Home equity loans	10,828	11,245

Total loans	$188,202	$191,777

NOTE 4 - ALLOWANCE FOR LOAN LOSSES
The following is an analysis of changes in the allowance for loan losses for the year ended:
(Amounts in thousands)

	December 31,

	2005	2004	2003

Balance at beginning of year	$2,629	$2,408	$3,134
Loan charge-offs	(1,119)	(264)	(1,120)
Recoveries	113	70	154

Net loan charge-offs	(1,006)	(194)	(966)
Provision charged to operations	545	415	240

Balance at end of year	$2,168	$2,629	$2,408

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $3,746,000, $3,395,000 and $2,067,000 at December 31, 2005, 2004 and 2003, respectively. Interest income on these loans, if accrued, would have increased pretax income by approximately $266,000, $195,000 and $135,000 for 2005, 2004 and 2003, respectively.
Impaired loans are generally included in nonaccrual loans. Management does not individually evaluate certain smaller balance loans for impairment as such loans are evaluated on an aggregate basis. These loans generally include 1-4 family, consumer and home equity loans. Impaired loans are generally evaluated using the fair value of collateral as the measurement method. At December 31, 2005, December 31, 2004 and

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)
December 31, 2003, the recorded investment in impaired loans was $1,857,000, $2,985,000 and $871,000 while the allocated portion of the allowance for loan losses for such loans was $714,000, $1,355,000 and $177,000, respectively. Interest income recognized on impaired loans using the cash basis was $51,000 for 2005, $100,000 for 2004 and $42,000 for 2003.
There were no renegotiated loans for which interest has been reduced and that are still accruing interest at December 31, 2005, December 31, 2004 and December 31, 2003.
As of December 31, 2005, 2004 and 2003, there were $5,304,000, $5,622,000 and $2,113,000 in loans that were neither classified as nonaccrual nor considered impaired, but which can be considered potential problem loans.
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
NOTE 5 - PREMISES AND EQUIPMENT
The following is a summary of premises and equipment:
(Amounts in thousands)

	December 31,

	2005	2004

Land	$703	$692
Premises	5,668	5,550
Equipment	9,430	9,263
Leasehold improvements	281	281

	16,082	15,786
Less accumulated depreciation	11,994	11,417

Net book value	$4,088	$4,369

Depreciation expense was $597,000 for 2005, $630,000 for 2004 and $737,000 for 2003.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 6 - DEPOSITS
The following is a summary of interest-bearing deposits:
(Amounts in thousands)

	December 31,

	2005	2004

Demand	$29,677	$28,723
Money Market	17,866	18,971
Savings	86,359	90,432
Time:
In denominations under $100,000	109,488	113,522
In denominations of $100,000 or more	45,203	34,877

Total	$288,593	$286,525

The following is a summary of time deposits of $100,000 or more by remaining maturities:
(Amounts in thousands)

	December 31,

	2005			2004

	Certificates	Other Time		Certificates	Other Time
	of Deposit	Deposits	Total	of Deposit	Deposits	Total

Three months or less	$10,760	$100	$10,860	$7,480	$805	$8,285
Three to six months	11,521	334	11,855	4,397	263	4,660
Six to twelve months	6,428	350	6,778	4,490	100	4,590
One through five years	7,195	1,647	8,842	9,250	1,523	10,773
Over five years	1,829	5,039	6,868	1,899	4,670	6,569

Total	$37,733	$7,470	$45,203	$27,516	$7,361	$34,877

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS
The following is a summary of total Federal Home Loan Bank advances and other borrowings:
(Amounts in thousands)

	Weighted
	Average	December 31,
	Interest
	Rate	2005	2004

Federal Home Loan Bank advances
Variable rate Prime based Federal Home Loan Bank advances, with monthly interest payments:
Due in 2007	4.6000%	$5,000	$
Fixed rate and convertible fixed rate Federal Home Loan Bank advances, with monthly interest payments:
Due in 2006	4.6600%	2,000
Due in 2007	4.2580%	10,000		6,000
Due in 2008	5.6340%	5,000		5,000
Due in 2009	5.1600%	10,000		10,000
Due in 2010	5.9293%	13,500		13,500
Due in 2011	4.9553%	9,500		9,500

Total Federal Home Loan Bank advances	5.1235%	55,000		44,000
Other borrowings
Securities sold under repurchase agreements	2.9570%	2,336		2,675
U.S. Treasury interest-bearing demand note	3.9520%	775		1,214

Total other borrowings	3.2049%	3,111		3,889

Total Federal Home Loan Bank advances and other borrowings	5.0207%	$58,111		$47,889

Securities sold under repurchase agreements represent arrangements that the Bank has entered into with certain deposit customers within its local market areas. These borrowings are collateralized with securities. There are $6.8 million in securities, allocated for this purpose, owned by the Bank and held in safekeeping accounts at independent correspondent banks.
Federal Home Loan Bank (FHLB) advances are collateralized by the FHLB stock owned by the Bank, which had a carrying value of $3,167,200 at December 31, 2005, and a blanket lien against the Bank’s qualified mortgage loan portfolio, $17,097,000 in collateralized mortgage obligations and $5,415,000 in Federal Agency Securities. Maximum borrowing capacity from the FHLB totaled $60,814,000 at December 31, 2005.
As of both December 31, 2005 and 2004, $38,000,000 of the FHLB fixed rate advances are convertible to quarterly LIBOR floating rate advances on or after certain specified dates at the option of the FHLB. Should the FHLB elect to convert, the Company acquires the right to prepay any or all of the borrowing at the time of conversion and on any interest payment due date, thereafter, without penalty.
NOTE 8 - COMMITMENTS
The Bank occupies office facilities under operating leases extending to 2008. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Rental and lease expense was

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 8 - COMMITMENTS (Continued)
$295,000 for 2005, $287,000 for 2004, and $286,000 for 2003. The following is a summary of remaining future minimum lease payments under current noncancelable operating leases for office facilities:
(Amounts in thousands)

Years ending:
December 31, 2006	$188
December 31, 2007	83
December 31, 2008	27

Total	$298

At December 31, 2005, the Bank was required to maintain aggregate cash reserves amounting to $5,296,000 in order to satisfy federal regulatory requirements. These amounts do not earn interest.
The Bank grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers in Northeast Ohio and Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions. Approximately 3.31% of total loans are unsecured at December 31, 2005, compared to 2.84% at December 31, 2004.
The Company currently does not enter into derivative financial instruments including futures, forwards, interest rate risk swaps, option contracts, or other financial instruments with similar characteristics. The Company also does not participate in any partnerships or other special purpose entities that might give rise to off-balance sheet liabilities.
The Company, through its subsidiary bank, is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Such instruments involve, to varying degrees elements of credit risk in excess of the amount recognized on the balance sheet. The contract or notional amounts or those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
In the event of nonperformance by the other party, the Company’s exposure to credit loss on these financial instruments is represented by the contract or notional amount of the instrument. The Company uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the balance sheet. The amount and nature of collateral obtained, if any, is based on management’s credit evaluation.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 8 - COMMITMENTS (Continued)
The following is a summary of such contractual commitments:
(Amounts in thousands)

	December 31,

	2005	2004

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit
Fixed rate	$2,101	$1,506
Variable rate	39,180	30,400
Standby letters of credit	1,195	1,455
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Generally these financial arrangements have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.
The Company’s subsidiary bank also offers limited overdraft protection as a non-contractual courtesy which is available to individually/jointly owned accounts in good standing for personal or household use. The Company reserves the right to discontinue this service without prior notice. The available amount of overdraft protection on depositors’ accounts at December 31, 2005, totaled $6,191,000. The total average daily balance of overdrafts used in 2005 was $126,000, or approximately 2% of the total aggregate overdraft protection available to depositors.
NOTE 9 - BENEFIT PLANS
The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $224,000 for 2005, $215,000 for 2004 and $211,000 for 2003. The Bank matches participants’ voluntary contributions up to 5% of gross pay. Participants may make voluntary contributions to the plan up to a maximum of 15% of gross wages or $14,000, whichever is less. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.
The Bank and Bancorp provide supplemental retirement benefit plans for the benefit of certain officers and non officer directors. The plan for officers is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years after retirement. The amount of each officer’s benefit is determined by their salary at retirement as well as their other sources of retirement income. Director Retirement Agreements provide for a benefit of $10,000 annually on or after the director reaches normal retirement age, which is based on a combination of age and years of service. Director retirement benefits are paid over a period of 10 years

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 9 - BENEFIT PLANS (Continued)
following retirement. The Bank and Bancorp accrue the cost of these post-retirement benefits during the working careers of the officers and directors. At December 31, 2005, the cumulative expense accrued for these benefits totaled $1,283,000, with $1,052,000 accrued for the officers’ plan and $231,000 for the directors’ plan.
The Bank has purchased insurance contracts on the lives of the participants in the supplemental retirement benefit plan and has named the Bank as the beneficiary. Similarly, the Bancorp has purchased insurance contracts on the lives of the directors with the Bancorp as beneficiary. While no direct linkage exists between the supplemental retirement benefit plan and the life insurance contracts, it is management’s current intent that the revenue from the insurance contracts be used as a funding source for the plan. At December 31, 2005, the cumulative income accrued on these contracts totaled $1,681,000 on a tax equivalent basis, with $1,166,000 accrued on the officers’ contracts and $515,000 on the directors’ contracts.
NOTE 10 - FEDERAL INCOME TAXES
The composition of income tax expense is as follows:
(Amounts in thousands)

	Years Ended
	December 31,

	2005	2004	2003

Current	$907	$1,119	$1,236
Deferred	50	(129)	135

Total	$957	$990	$1,371

The following is a summary of net deferred taxes included in other assets (liabilities):
(Amounts in thousands)

	December 31,

	2005	2004	2003

Gross deferred tax assets:
Provision for loan and other real estate losses	$413	$570	$495
AMT credit	29	29
Other items	641	494	386
Loan origination cost - net	28	6	(2)
Unrealized loss (gain) on available for sale securities	452	(547)	(1,135)
Gross deferred tax liabilities:
Depreciation	(387)	(389)	(343)
Other items	(498)	(434)	(389)

Net deferred tax asset (liability)	$678	$(271)	$(988)

The Company has an alternative minimum tax credit which can be carried forward indefinitely.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 10 - FEDERAL INCOME TAXES (Continued)
The following is a reconciliation between tax expense using the statutory tax rate of 34% and the income tax provision:
(Amounts in thousands)

	Years Ended
	December 31,

	2005	2004	2003

Statutory tax	$1,798	$1,983	$2,331
Effect of non-taxable income	(921)	(1,084)	(1,052)
Effect of non-deductible expense	80	91	92

Total income taxes	$957	$990	$1,371

The related income tax expense on investment securities gains and losses amounted to $105,000 for 2005, $358,000 for 2004 and $321,000 for 2003, and is included in the total federal income tax provision.
NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:
(Amounts in thousands)

	December 31, 2005		December 31, 2004

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

ASSETS:
Cash and cash equivalents	$14,587	$14,587	$9,397	$9,397
Federal Funds sold	4,650	4,650	3,500	3,500
Investment securities	234,652	234,642	225,841	227,558
Loans, net of allowance for loan losses	186,034	184,389	189,148	188,508
LIABILITIES:
Demand and savings deposits	$195,684	$195,684	$196,520	$196,520
Time deposits	154,691	154,608	148,399	150,362
FHLB advances	55,000	54,957	44,000	44,305
Other borrowings	3,111	3,111	3,889	3,889
For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2005 and 2004. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities when specific quoted prices are not available. Carrying value is considered to approximate fair value for loans, FHLB advances and other borrowings that reprice frequently and for deposit liabilities subject to immediate withdrawal. The fair values of loans, FHLB advances and other borrowings and time deposits that reprice less frequently are approximated by a discount rate

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)
valuation technique utilizing estimated market interest rates as of December 31, 2005 and 2004. The fair value of unrecorded commitments at December 31, 2005 and 2004, is not material.
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

	(Amounts in thousands)
	December 31,		December 31,
	2005		2004

	Amount	Ratio	Amount	Ratio

Total Risk-Based Capital	$51,220		$50,793
Ratio to Risk-Weighted Assets		21.16%		22.07%
Tier I Risk-Based Capital	$49,031		$48,129
Ratio to Risk-Weighted Assets		20.25%		20.91%
Ratio to Average Assets		11.05%		10.88%
Tier I risk-based capital is shareholders’ equity less intangibles and the unrealized market value adjustment of investment securities available for sale. Total risk-based capital is Tier I risk-based capital plus the qualifying portion of the allowance for loan losses. Assets and certain off balance sheet items adjusted in

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 12 - REGULATORY MATTERS (Continued)
accordance with risk classification comprise risk-weighted assets of $242,106,000 and $230,133,000 as of December 31, 2005 and 2004, respectively. Assets less intangibles and the net unrealized market value adjustment of investment securities available for sale averaged $443,677,000 and $442,428,000 for the years ended December 31, 2005 and 2004, respectively.
NOTE 13 - RELATED PARTY TRANSACTIONS
Certain directors, executive officers and companies with which they are affiliated were loan customers during 2005. The following is an analysis of such loans:
(Amounts in thousands)

Total loans at December 31, 2004	$630
New loans	1,335
Repayments or other	(115)

Total loans at December 31, 2005	$1,850

NOTE 14 - CONDENSED FINANCIAL INFORMATION
Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the parent’s investment in subsidiaries is stated at cost, including equity in the undistributed earnings of the subsidiaries since inception, adjusted for any unrealized gains or losses on available for sale securities.
BALANCE SHEETS
(Amounts in thousands)

	December 31,

	2005	2004

Assets:
Cash	$3,102	$3,201
Investment securities available for sale	587	836
Investment in bank subsidiary	42,435	43,368
Investment in non-bank subsidiary	15	15
Other assets	2,447	2,336

	$48,586	$49,756

Liabilities:
Other liabilities	$261	$358

Shareholders’ equity:
Common stock (Note 1)	22,523	21,869
Additional paid-in capital (Note 1)	20,211	18,531
Retained earnings	10,310	13,131
Accumulated other comprehensive income	(877)	1,061
Treasury stock	(3,842)	(5,194)

Total shareholders’ equity	48,325	49,398

	$48,586	$49,756

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 14 - CONDENSED FINANCIAL INFORMATION (Continued)
STATEMENTS OF INCOME
(Amounts in thousands)

	Years ended December 31,

	2005	2004	2003

Dividends from bank subsidiary	$3,500	$3,500	$4,000
Interest and dividend income	56	166	180
Investment securities gains	0	88	192
Other income	70	81	77
Other expenses	(270)	(299)	(184)

Income before income tax and equity in undistributed net income of subsidiaries	3,356	3,536	4,265
Income tax benefit (expense)	72	12	(63)
Equity in undistributed net income of subsidiaries	906	1,295	1,282

Net income	$4,334	$4,843	$5,484

STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years ended December 31,

	2005	2004	2003

Cash flows from operating activities
Net income	$4,334	$4,843	$5,484
Adjustments to reconcile net income to net cash flows from operating activities:
Equity in undistributed net income of subsidiaries	(906)	(1,295)	(1,282)
Investment securities gains		(88)	(192)
Accretion on securities	3	38	31
Deferred tax benefit	(7)	(7)	(24)
Change in other assets and liabilities	(148)	(570)	95

Net cash flows from operating activities	3,276	2,921	4,112

Cash flows from investing activities
Purchases of investment securities available for sale	(356)		(3,007)
Purchases of investment securities held to maturity
Proceeds from sales of securities available for sale		2,295	1,204
Proceeds from call, maturity and principal payments on securities	450		1,305

Net cash flows from investing activities	94	2,295	(498)

Cash flows from financing activities
Dividends paid	(4,637)	(4,446)	(4,360)
Net treasury shares (repurchased) reissued	1,168	262	(2,320)

Net cash flows from financing activities	(3,469)	(4,184)	(6,680)

Net change in cash	(99)	1,032	(3,066)
Cash
Beginning of year	3,201	2,169	5,235

End of year	$3,102	$3,201	$2,169

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2005, 2004 and 2003

NOTE 15 - DIVIDEND RESTRICTIONS
The Bank is subject to regulations of the Ohio Division of Banks which restrict dividends to retained earnings (as defined by statute) of the current and prior two years. Under this restriction, at December 31, 2005, approximately $3,482,000 is available for the payment of dividends by the Bank without seeking prior regulatory approval. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines.
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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

	Years Ended December 31,

SUMMARY OF OPERATIONS	2005	2004	2003	2002	2001

Total Interest Income	$23,586	$22,288	$22,907	$26,911	$29,799
Total Interest Expense	8,665	8,010	8,132	10,004	13,823

NET INTEREST INCOME (NII)	14,921	14,278	14,775	16,907	15,976
Provision for Loan Losses	545	415	240	460	220

NII After Loss Provision	14,376	13,863	14,535	16,447	15,756
Security gains (losses)	308	1,052	946	215	386
Gain on sale of loans	89	54	470	318	269
Total Other Income	2,718	2,725	2,433	2,167	2,068

INCOME BEFORE EXPENSE	17,491	17,694	18,384	19,147	18,479
Total Other Expenses	12,200	11,861	11,529	11,826	11,205

INCOME BEFORE TAX	5,291	5,833	6,855	7,321	7,274
Federal Income Tax	957	990	1,371	1,579	1,728

NET INCOME	$4,334	$4,843	$5,484	$5,742	$5,546

BALANCE SHEET DATA
Assets	$459,701	$446,393	$438,392	$437,598	$439,921
Investments	234,652	225,841	222,775	199,903	193,424
Total Loans	188,202	191,777	189,262	191,477	206,255
Allowance for loan losses	2,168	2,629	2,408	3,134	2,998
Deposits	350,375	344,919	337,556	335,758	337,661
Borrowings	58,111	47,889	47,886	46,669	49,362
Shareholders’ Equity	48,325	49,398	49,881	52,039	50,524

AVERAGE BALANCES
Assets	$444,487	$444,275	$436,239	$439,730	$434,830
Investments	221,844	216,560	204,599	197,679	189,672
Net Loans	190,329	191,428	188,360	198,049	205,585
Deposits	341,575	343,969	335,133	336,792	331,449
Borrowings	49,932	46,093	44,905	47,518	49,646
Shareholders’ Equity	49,665	49,828	51,807	51,797	50,000

PER COMMON SHARE DATA (1)
Net Income, both Basic and Diluted	$1.00	$1.13	$1.26	$1.30	$1.25
Cash Dividends Declared	1.07	1.04	1.01	0.98	0.88
Book Value	11.11	11.50	11.65	11.92	11.45

ASSET QUALITY RATIOS
Loans 30 days or more beyond their contractual due date as a percent of total loans	2.95%	2.45%	1.77%	1.89%	1.38%
Underperforming Assets as a Percentage of:
Total Assets	0.83	0.76	0.70	0.51	0.26
Equity plus Allowance for Loan Losses	7.58	6.52	5.84	4.07	2.12
Tier I Capital	7.81	7.05	6.44	4.62	2.34

FINANCIAL RATIOS
Return on Average Equity	8.73%	9.72%	10.59%	11.09%	11.09%
Return on Average Assets	0.98	1.09	1.26	1.31	1.28
Effective Tax Rate	18.09	16.97	20.00	21.56	23.76
Average Equity to Average Assets	11.17	11.22	11.88	11.78	11.50
Equity to Asset Ratio	10.51	11.07	11.38	11.89	11.48
Tangible Equity to Tangible Asset Ratio	10.48	11.02	11.33	11.84	11.42
Cash Dividend Payout Ratio	107.00	91.45	79.85	74.83	70.92
Net Interest Margin Ratio	3.83	3.74	3.94	4.39	4.14
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
(Fully taxable equivalent basis in thousands of dollars)

	2005

	Average	Interest	Yield
	Balance	Earned	or
	Outstanding	or Paid	Rate

Interest-earning assets:
Federal funds sold and other money markets	$3,619	$119	3.3%
Investment securities:
U.S. Treasury and other U.S. Government agencies and corporations	67,402	3,259	4.8%
U.S. Government mortgage-backed pass through certificates	84,928	3,810	4.5%
States of the U.S. and political subdivisions (Note 1, 2, 3)	44,756	3,184	7.1%
Other securities	24,758	1,294	5.2%

TOTAL INVESTMENT SECURITIES	221,844	11,547	5.2%
Loans (Note 2, 3, 4)	192,873	13,040	6.8%
Trading Account Securities

TOTAL INTEREST-EARNING ASSETS	418,336	$24,706	5.9%

Non interest-earning assets:
Cash and due from banks	9,417
Premises and equipment	4,316
Other	12,418

TOTAL ASSETS	$444,487

Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$49,355	$389	0.8%
Savings	89,107	647	0.7%
Time	144,793	5,123	3.5%

TOTAL INTEREST-BEARING DEPOSITS	283,255	6,159	2.2%

Borrowings:
Federal funds purchased	428	15	3.5%
Securities sold under agreement to repurchase	2,540	59	2.3%
Other borrowings under one year	599	21	3.5%
Other borrowings over one year	46,365	2,411	5.2%

TOTAL BORROWINGS	49,932	2,506	5.0%

TOTAL INTEREST-BEARING LIABILITIES	333,187	$8,665	2.6%

Non interest-bearing liabilities:
Demand deposits	58,320
Other liabilities	3,315
Shareholders equity	49,665

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$444,487

Net interest income		$16,041

Net interest rate spread (Note 5)			3.3%

Net interest margin (Note 6)			3.8%

Note 1 –	Includes both taxable and tax exempt securities.

Note 2 –	The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 2005, 2004 and 2003, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets. Tax-free income from states of the U.S. and political subdivisions, and loans amounted to $2,156 and $209 for 2005, $2,545 and $193 for 2004 and $2,466 and $214 for 2003, respectively.

Note 3 –	Average balance outstanding includes the average amount outstanding of all nonaccrual investment securities and loans. States and political subdivisions consist of average total principal adjusted for amortization of premium and accretion of discount less average allowance for estimated losses, and include both taxable and tax exempt securities. Loans consist of average total loans less average unearned income.

(Fully taxable equivalent basis in thousands of dollars)

2004			2003

Average	Interest	Yield	Average	Interest	Yield
Balance	Earned	or	Balance	Earned	or
Outstanding	or Paid	Rate	Outstanding	or Paid	Rate

$5,623	$83	1.5%	$10,338	$118	1.1%
62,418	2,920	4.7%	52,587	2,640	5.0%
85,357	3,634	4.3%	89,652	4,009	4.5%
53,832	3,764	7.0%	51,363	3,649	7.1%
14,953	716	4.8%	10,997	559	5.1%

216,560	11,034	5.1%	204,599	10,857	5.3%
193,927	12,474	6.4%	191,392	13,141	6.9%
			1,190	68	5.7%

416,110	$23,591	5.7%	407,519	$24,184	5.9%

9,276			10,140
4,637			5,119
14,252			13,461

$444,275			$436,239

$48,945	$263	0.5%	$50,714	$249	0.5%
90,584	501	0.6%	88,953	540	0.6%
147,662	5,023	3.4%	139,568	5,030	3.6%

287,191	5,787	2.0%	279,235	5,819	2.1%

289	4	1.4%	57	1	1.8%
2,698	26	1.0%	1,999	17	0.9%
2,781	37	1.3%	3,671	160	4.4%
40,325	2,156	5.3%	39,178	2,135	5.4%

46,093	2,223	4.8%	44,905	2,313	5.2%

333,284	$8,010	2.4%	324,140	$8,132	2.5%

56,778			55,898
4,385			4,394
49,828			51,807

$444,275			$436,239

	$15,581			$16,052

		3.3%			3.4%

		3.7%			3.9%

Note 4 –	Interest earned on loans includes net loan fees of $242 in 2005, $203 in 2004 and $241 in 2003.

Note 5 –	Net interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

Note 6 –	Net interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

FINANCIAL REVIEW
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
CERTAIN NON GAAP MEASURES
Certain financial information has been determined by methods other than Generally Accepted Accounting Principles (GAAP). Specifically, certain financial measures are based on core earnings rather than net income. Core earnings exclude income, expense, gains and losses that either are not reflective of ongoing operations or that are not expected to reoccur with any regularity or reoccur with a high degree of uncertainty and volatility. Such information may be useful to both investors and management, and can aid them in understanding the Company’s current performance trends and financial condition. Core earnings are a supplemental tool for analysis and not a substitute for GAAP net income. Reconciliation from GAAP net income to the non GAAP measure of core earnings is shown as part of management’s discussion and analysis of quarterly and year-to-date financial results of operations.
OVERVIEW and OUTLOOK
Net income for 2005 was $4,334. The performance represented a decrease of $509 from the $4,843 earned in 2004. Earnings per share measured $1.00, down $0.13 or 11.5% from $1.13 in 2004.
Core earnings, which exclude the net gains on loans sold and investment securities either sold or called, loss on other real estate, and certain other non recurring items, were $4.234 million in 2005, compared to the $4.238 million earned in 2004. Core earnings per share were $0.98 in 2005 and $0.99 in 2004, down $0.01 or 1.0%.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following is a reconciliation between core earnings and earnings under generally accepted accounting principles in the United States (GAAP earnings):

	Years Ended
	December 31,

	2005	2004

GAAP earnings	$4,334	$4,843
Investment security gains	(308)	(1,052)
Gain on sale of loans	(89)	(54)
Other real estate loss	3	171
Other non-recurring items*	243	19
Tax effect of adjustments	51	311

Core earnings	$4,234	$4,238

*	Includes one-time cash bonus declared in recognition of the Bank’s performance under the retiring C.E.O.
The Company did experience a moderate improvement in its net interest margin in 2005. The Company’s net interest margin, on a fully taxable equivalent basis, increased by $460,000 from the proceeding year, as the net interest margin ratio improved from 3.74% to 3.83%.
Thus far however, the yield remains relatively flat as long-term rates have not followed the same course as short term rates which increased from 1.00% to 4.25% over the eighteen month period ending December 31, 2005. As a result of the sustained flattening of the yield curve, the Company anticipates that continued pressure on the net interest margin will continue into 2006.
As of December 31, 2005, the ratio of equity capital to total assets remained well above regulatory minimums at 10.51%, but down from 11.07% a year ago, primarily due to a decline in the amount of the unrealized gain in available-for-sale securities. Risk-based capital measured 21.16% compared to 22.07% at December 31, 2004. All capital ratios continue to register well in excess of required regulatory minimums.
Return on average equity was 8.73% in 2005 compared to 9.72% in 2004, while the return on average assets decreased from 1.09% to 0.98%. Book value per share decreased by $0.39 to $11.11. The price of the Company’s common stock decreased during the year, trading in a range between a fourth quarter low of $17.50 and a first quarter high of $22.58, closing the year at $18.25 per share. The Company continued its aggressive cash dividend policy, paying out 107.0% of 2005 earnings in cash dividends, compared to 91.5% in the prior year. Dividends per share increased by 2.9%, reflecting the effect of the annual stock dividend.
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
The Check Clearing for the 21st Century Act, or “Check 21” as it is commonly known, became effective October 28, 2004. Check 21 facilitates check collection by creating a new negotiable in-

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

strument called a “substitute check,” which permits, but does not require, banks to replace original checks with substitute checks or information from the original check and process check information electronically. Banks that do use substitute checks must comply with certain notice and recredit rights. Check 21 is expected to cut the time and cost involved in physically transporting paper items and reduce float, i.e., the time between the deposit of a check in a bank and its actual payment, in those cases where items are not already being delivered same-day or overnight. The Company intends to utilize the Check 21 authority and expects to incur additional costs for technology necessary to process check information electronically.
BALANCE SHEET COMPOSITION
The following table illustrates, during the years presented, the mix of the Company’s funding sources and the assets in which those funds are invested as a percentage of the Company’s average total assets for the period indicated. Average assets totaled $444,487 in 2005 compared to $444,275 in 2004 and $436,239 in 2003.

	2005	2004	2003

Sources of Funds:
Deposits:
Non-interest-bearing	13.1%	12.8%	12.8%
Interest-bearing	63.7	64.6	64.0
Federal funds purchased and repurchase agreements	0.7	0.7	0.5
Long-term debt and other borrowings	10.6	9.7	9.8
Other non-interest-bearing liabilities	0.7	1.0	1.0
Equity capital	11.2	11.2	11.9

Total	100.0%	100.0%	100.0%

Uses of Funds:
Loans	43.4%	43.7%	43.9%
Securities	49.9	48.7	47.1
Federal funds sold, and other money market instruments	0.8	1.3	2.4
Bank owned life insurance	2.5	2.3	1.9
Other non-interest-earning assets	3.4	4.0	4.7

Total	100.0%	100.0%	100.0%
Deposits continue to be the Company’s primary source of funding. During 2005, the relative mix of deposits has remained steady with interest-bearing being the main source. However, the Company has been able to increase its non-interest bearing demand deposits. Average non-interest bearing deposits totaled 17.1% of total average deposits in 2005 compared to 16.5% in 2004 and 16.7% in 2003. (Also see section captioned “Deposits” included elsewhere in this discussion).
The Company primarily invests funds in loans and securities. Securities have been the largest component of the Company’s mix of invested assets since 2003. During 2005 average securities increased by $5,284 or 2.4%, while average loans decreased by $1,054 or 0.5%.
The Company has also purchased bank owned life insurance policies on the lives of directors, certain employees and key members of management in conjunction with the Company’s benefit plans. The average balance increased from $8,366 in 2003 to $11,145 in 2005, reflecting the purchase of additional policies and the buildup of cash surrender value. (See additional information regarding the Company’s loan and securities portfolio in the sections captioned “Loan Portfolio” and “Investment Securities” included elsewhere in this discussion.)
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

	2005	2004	2003	2002	2001

Nonaccrual loans:
1-4 residential mortgages	$719	$661	$529	$474	$293
Commercial mortgages	2,472	2,734	1,538	600	368
Commercial loans	210			327	129
Consumer loans	41			5	32
Home equity loans	304				7

Total Nonaccrual Loans	3,746	3,395	2,067	1,406	829
Other real estate owned	82		986	811	170

Nonperforming Assets	3,828	3,395	3,053	2,217	999
Loans ninety days past due and still accruing interest
Restructured loans				26	134

Underperforming Assets	$3,828	$3,395	$3,053	$2,243	$1,133
The following table provides a number of asset quality ratios based on this data. Overall, asset quality reflected the cumulative effects of general economic weakness evidenced since 2001 in the local area markets where the Company operates, but remained within limits that management considers acceptable.

	2005	2004	2003	2002	2001

Nonperforming loans as a percentage of total loans	1.99%	1.77%	1.09%	0.73%	0.40%
Nonperforming assets as a percentage of total assets	0.83%	0.76%	0.70%	0.51%	0.23%
Underperforming assets as a percentage of total assets	0.83%	0.76%	0.70%	0.51%	0.26%
Underperforming assets as a percentage of equity capital plus allowance for loan losses	7.58%	6.52%	5.84%	4.07%	2.12%
Gross income that would have been recorded in 2005 on these loans, had they been in compliance with their original terms, was $321,000. Interest income that actually was included in income on these loans amounted to $55,000.
Additionally, as part of the Company’s loan review process, management seeks to identify loans which, although not classified as either nonperforming or underperforming assets, contain inherent weaknesses that suggest that they can be considered potential problem loans. The amount of such loans totalled $5,304 as of December 31, 2005 compared to $5,622 as of December 31, 2004.
RESULTS OF OPERATIONS
Common comparative ratios for results of operations are the return on average equity and the return on average assets. The return on average equity amounted to 8.7%, 9.7% and 10.6% for 2005, 2004 and 2003, respectively. The return on average assets amounted to 1.0% in 2005, 1.1% in 2004 and 1.3% in 2003.
Net interest income, the principal source of the Company’s earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. The net interest margin ratio registered 3.8% in 2005, 3.7% in 2004 and 3.9% in 2003.
Compression in the Company’s net interest margin during 2005 and 2004 resulted from the increased levels of nonperforming assets which has occurred over the past three years and a sustained flattening of the yield curve. The significant increase in refinancing activity considerably accelerated the rate at which the Company’s earning assets repriced. Meanwhile, interest bearing liabilities bumped up against a natural limit in their ability to reprice as short term rates approached zero.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

	NET INTEREST MARGIN FOR YEAR ENDED

	December 31, 2005			December 31, 2004

	Average		Average	Average		Average
	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate

INTEREST-EARNING ASSETS
Federal funds sold and other money market funds	$3,619	$119	3.3%	$5,623	$83	1.5%
Investment securities(1)(2)	221,844	11,547	5.2%	216,560	11,034	5.1%
Loans(2)(3)	192,873	13,040	6.8%	193,927	12,474	6.4%

Total interest-earning assets	$418,336	$24,706	5.9%	$416,110	$23,591	5.7%

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits	$49,355	$389	0.8%	$48,945	$263	0.5%
Savings	89,107	647	0.7%	90,584	501	0.6%
Time	144,793	5,123	3.5%	147,662	5,023	3.4%

Total interest-bearing deposits	283,255	6,159	2.2%	287,191	5,787	2.0%
Federal funds purchased	428	15	3.5%	289	4	1.4%
Other borrowings	49,504	2,491	5.0%	45,804	2,219	4.8%

Total interest-bearing liabilities	$333,187	$8,665	2.6%	$333,284	$8,010	2.4%

Net interest income		$16,041			$15,581

Net interest rate spread(4)			3.3%			3.3%

Net interest margin(5)			3.8%			3.7%

(1) Includes both taxable and tax exempt securities.

(2)	Tax exempt interest is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

(3)	Includes loan origination and commitment fees.

(4)	Interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

(5)	Interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.
The increase in net interest income was the product of a 0.5% year-over-year increase in average earning assets and a 24 basis point increase in interest rates earned.
The average rate paid on interest sensitive liabilities increased by 20 basis points year-over-year. The average balance of interest sensitive liabilities decreased by only $97. Compared to last year, average borrowings increased by $3,839 while the average rate paid on borrowings increased by 20 basis points.
Average interest-bearing demand deposits and money market accounts increased by $410, while savings decreased by $1,477. The average rate paid on these products increased by 20 basis points in the aggregate. The average balance on time deposit products decreased by $2,869, as the average rate paid increased by 14 basis points, from 3.4% to 3.5%.
Interest and dividend income on securities registered an increase of $704, or 7.2%, during the year ended December 31, 2005 when compared to 2004. On a fully tax equivalent basis, income on investment securities increased by $513, or 4.6%. The average invested balances increased by $5,284 from the levels of a year ago. The increase in the average balance of investment securities was accompanied by a 11 basis point increase in the tax equivalent yield of the portfolio.
Interest and fees on loans increased by $566 on a fully tax equivalent basis, or 4.5%, for the twelve months of 2005 compared to 2004. A $1,054 decrease in the average balance of the loan portfolio, or 0.5%, was accompanied by a 33 basis point increase in the portfolio’s tax equivalent yield.
Other interest income increased by $36 from the same period a year ago. The average balance of Federal Funds sold and other money market funds decreased by $2,004, or 35.6%. The yield increased by 181 basis points during 2005 compared to 2004.

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
Analysis of Net Interest Income Changes (Taxable Equivalent Basis)

	2005 Compared to 2004			2004 Compared to 2003
	Volume	Rate	Total	Volume	Rate	Total

Increase (Decrease) in Interest Income:
Federal funds sold and other money markets	$(38)	$74	$36	$(64)	$29	$(35)
Investment Securities
U.S. Treasury and other U.S. Government agencies and corporations	239	100	339	469	(189)	280
U.S. Government mortgage-backed pass-through certificates	(18)	194	176	(188)	(187)	(375)
States of the U.S. and political subdivisions	(645)	65	(580)	173	(58)	115
Other securities	507	71	578	191	(34)	157
Trading account securities				(68)		(68)
Loans	(68)	634	566	172	(839)	(667)

Total Interest Income Change	(23)	1,138	1,115	685	(1,278)	(593)

Increase (Decrease) in Interest Expense:
Interest-bearing demand deposits	2	124	126	(9)	23	14
Savings deposits	(8)	154	146	10	(49)	(39)
Time deposits	(99)	199	100	283	(290)	(7)
Federal funds purchased	3	8	11	3		3
Securities sold under agreements to repurchase	(1)	34	33	7	2	9
Other borrowings under one year	(44)	28	(16)	(32)	(91)	(123)
Other borrowings over one year	315	(60)	255	62	(41)	21

Total Interest Expense Change	168	487	655	324	(446)	(122)

Increase (Decrease) in Net Interest Income on a Taxable Equivalent Basis	$(191)	$651	$460	$361	$(832)	$(471)

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Total other income for 2005 decreased $716, or 18.7% compared to a decrease of $18, or 3.7% in 2004. Fees for customer services decreased by $73 or 3.1% compared to an increase of $691 in the prior year, which was primarily due to the introduction of a new deposit product first offered to customers late in the third quarter of 2003. This years decrease is primarily due to a decline in service charge income.
Loans originated for sale in the secondary market showed gains of $89 in 2005, compared to $54 and $470 in 2004 and 2003, respectively. In 2003 gains on the sale of trading securities amounted to $265, with no activity in 2005 or 2004. The early call of held to maturity securities, and transactions involving available for sale securities, combined to produce net gains of $308 in 2005, $1,052 in 2004 and $946 in 2003.
Other real estate losses amounted to $3 in 2005 and $171 in 2004 with no losses on other real estate recorded in 2003. Other non-interest income decreased by $102 during 2005 following a $37 increase in 2004. This income category is subject to fluctuation due to nonrecurring items, but the difference in 2005 is due mainly to a $103 decrease in non-taxable income on bank owned life insurance policies.

Other Income
	2005	2004	2003

Fees for other customer services	$2,254	$2,327	$1,636
Gain on sale of loans	89	54	470
Gain on sale of trading securities			265
Other real estate losses	(3)	(171)
Other operating income	467	569	532

	2,807	2,779	2,903
Investment securities net gains	308	1,052	946

Total other income	$3,115	$3,831	$3,849
Total other expenses increased by $339 or 2.9% in 2005. This compares to an increase of $332 or 2.9% in 2004. Full time equivalent employment averaged 162 employees in 2005. During 2005, expenditures for salaries and employee benefits increased by $330 or 4.9%. This increase is a combination of regular staff salary and benefit increases and a one-time cash bonus of $243 awarded to the retiring President and CEO in recognition of 42 years of service to the bank and the growth and profitability achieved by the bank under his leadership. Occupancy and equipment expense increased by $17 or 0.9% during 2005.
Legal and litigation expense in 2005 increased by $16 compared to a decrease of $49 in 2004. State and local taxes increased $4. Bank exam and audit expense decreased by $88 or 17.1% compared to an increase of $166 in 2004 primarily due to expenses associated with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Marketing expense increased by $63 or 34.6%, primarily due to an increase in expenses related to a customer testimonial advertising campaign initiated mid year. All other categories of non-interest expense decreased by $3 in 2005 or 0.1% in the aggregate. This expense category is subject to fluctuation due to non-recurring items.

Non-Interest Expense
	2005	2004	2003

Salaries and benefits	$7,052	$6,722	$6,586
Net occupancy and equipment expense	1,870	1,853	1,963
State and local taxes	548	544	524
Office supplies	338	346	347
Marketing expense	245	182	177
Legal and litigation	119	103	152
Bank exam and audit	427	515	349
Other operating expense	1,601	1,596	1,431

Total other expenses	$12,200	$11,861	$11,529

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Salaries and employee benefits represented 57.8% of all non-interest expenses in 2005. Salaries and employee benefits increased by $330 in 2005 following an increase of $136 in 2004. The following details components of these increases:

	Analysis of Changes in Salaries & Benefits
	Amounts				Percent

	2005	2004	2003	2005	2004	2003

Salaries	$317	$(28)	$67	6.1%	(1.14)%	1.3%
Benefits	(29)	85	112	(1.7)	5.2	7.3
Profit Sharing			(336)			(100.0)

	288	57	(157)	4.2	0.8	(2.2)
Def’d Loan Origination	42	79	(55)	23.3	30.5	27.0

	$330	$136	$(212)	4.9%	2.1%	(3.1%)
Wage and salary expense per employee averaged $33,942 in 2005, $31,981 in 2004 and $31,192 in 2003. Excluding the $243 bonus, the average would be $32,444 in 2005. Full-time equivalent employment averaged 162 employees in 2005 and 2004 and 167 employees in 2003. Average earning assets per employee measured $2,582 in 2005, $2,569 in 2004 and $2,440 in 2003.
Income before income tax expense amounted to $5,291 for the year ended 2005 compared to $5,833 and $6,855 for the similar periods of 2004 and 2003 respectively. The effective tax rate was 18.1% in 2005 compared to 17.0% and 20.0% in 2004 and 2003 respectively, resulting in income tax expenses of $957, $990 and $1,371, respectively. The provision for income taxes differs from the amount of income tax determined applying the applicable U.S. statutory federal income tax rate to pre-tax income as a result of the following differences:

	December 31,

	2005	2004	2003

Provision at statutory rate	$1,798	$1,983	$2,331
Add (Deduct):
Tax effect of non-taxable income	(921)	(1,084)	(1,052)
Tax effect of non-deductible expense	80	91	92

Federal income taxes	$957	$990	$1,371
Net income registered $4,334 in 2005 compared to $4,843 in 2004 and $5,484 in 2003, representing per share amounts of $1.00 in 2005, $1.13 in 2004 and $1.26 in 2003. Dividends declared per share were $1.07 in 2005, $1.04 in 2004 and $1.01 in 2003. Per share amounts have been restated to give retroactive effect to the 3% common stock dividends of January 1, 2006.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table shows financial results by quarter for the years ending December 31, 2005 and 2004:
FINANCIAL RESULTS BY QUARTER
(Unaudited)

	2005				2004

	For the Quarter Ended				For the Quarter Ended

	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31

Interest Income	$6,212	$5,884	$5,829	$5,661	$5,660	$5,649	$5,439	$5,540
Interest Expense	2,439	2,197	2,024	2,005	2,046	2,024	1,974	1,966

Net Interest Income	3,773	3,687	3,805	3,656	3,614	3,625	3,465	3,574
Loan Loss Provision	(135)	(160)	(138)	(112)	(140)	(175)	(25)	(75)
Net Security Gains			2	302	378	366	76	232
Trading Securities Gain		4
Net Gain on Loans	30	28	22	9	13	18	12	11
Other real estate losses	(3)					(3)	(52)	(116)
Other Income	665	700	677	679	739	762	704	691
Other Expenses	(2,990)	(3,288)	(2,972)	(2,950)	(2,999)	(2,986)	(2,919)	(2,957)

Income Before Tax	1,340	971	1,396	1,584	1,605	1,607	1,261	1,360
Federal Income Tax	247	120	264	326	300	292	179	219

Net Income	$1,093	$851	$1,132	$1,258	$1,305	$1,315	$1,082	$1,141
Net Income Per Share	$0.25	$0.20	$0.26	$0.29	$0.30	$0.31	$0.25	$0.27
Net Core Income	$1,075	$990	$1,116	$1,053	$1,047	$1,064	$1,058	$1,057
Net Core Income Per Share	$0.25	$0.23	$0.26	$0.24	$0.25	$0.24	$0.25	$0.25
Net Interest Income (tax equivalent basis)	$4,049	$3,964	$4,088	$3,939	$3,936	$3,960	$3,793	$3,892
Net Interest Rate Spread	3.3%	3.3%	3.4%	3.2%	3.3%	3.3%	3.2%	3.3%
Net Interest Margin	3.8%	3.8%	3.9%	3.8%	3.7%	3.8%	3.6%	3.8%
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

	2005	2004	2003	2002	2001

Balance at beginning of year	$2,629	$2,408	$3,134	$2,998	$2,974
Loan losses:
1-4 family residential mortgages	(87)	(80)	(101)	(97)	(10)
Commercial mortgages	(734)	(108)	(589)
Consumer and other loans	(203)	(66)	(160)	(157)	(168)
Commercial loans	(89)	(10)	(270)	(187)	(94)
Home equity loans	(6)				(3)

	(1,119)	(264)	(1,120)	(441)	(275)

Recoveries on previous loan losses:
1-4 family residential mortgages					5
Commercial mortgages			40
Consumer and other loans	100	65	108	93	69
Commercial loans	13	5	6	24	3
Home equity loans					2

	113	70	154	117	79

Net loan losses	(1,006)	(194)	(966)	(324)	(196)

Provision charged to operations	545	415	240	460	220

Balance at end of year	$2,168	$2,629	$2,408	$3,134	$2,998

Ratio of net loan losses to average net loans outstanding	0.53%	0.10%	0.51%	0.16%	0.10%

Ratio of loan loss allowance to total loans	1.15%	1.37%	1.27%	1.64%	1.45%

The spike in charge-offs during 2005 and 2003 primarily reflected certain impaired commercial loan credits for which specific loss reserves had previously been established. Based on its analysis and review of all known factors, management has determined the current level of the allowance to be adequate.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following is an allocation of the allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

	2005	2004	2003	2002	2001

Types of Loans
1-4 family residential mortgages	$203	$238	$217	$338	$407
Commercial mortgages	1,173	1,623	1,740	2,047	1,927
Consumer loans	149	42	48	100	162
Commercial loans	322	475	144	359	312
Home equity loans	3	1	1	21	20
Unallocated portion	318	250	258	269	170

	$2,168	$2,629	$2,408	$3,134	$2,998

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

LOAN PORTFOLIO
The following table represents the composition of the loan portfolio as of December 31, for the years indicated:

	2005		2004		2003		2002		2001

	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Types of Loans
1-4 family residential mortgages	$59,910	31.8	$61,238	31.9	$57,854	30.6	$62,365	32.6	$77,478	37.6
Commercial mortgages	90,983	48.3	94,019	49.0	92,822	49.0	86,929	45.4	83,753	40.6
Consumer loans	6,714	3.6	6,087	3.2	7,231	3.8	9,792	5.1	14,850	7.2
Commercial loans	19,767	10.5	19,188	10.0	21,711	11.5	22,016	11.5	22,230	10.8
Home equity loans	10,828	5.8	11,245	5.9	9,541	5.0	8,353	4.4	7,944	3.8
1-4 family residential loans held for sale					103	0.1	2,022	1.0

Total loans	$188,202		$191,777		$189,262		$191,477		$206,255

The following schedule sets forth maturities based on remaining scheduled repayments of principal or next repricing opportunity for loans (excluding mortgage and consumer loans) as of December 31, 2005:

	1 Year	1 to	Over
	or Less	5 Years	5 Years	Total

Types of Loans
Commercial loans	$12,416	$5,550	$1,801	$19,767
Home Equity	10,828			10,828

Total loans (excluding mortgage and consumer loans)	$23,244	$5,550	$1,801	$30,595

The following schedule sets forth loans as of December 31, 2005 based on next repricing opportunity for floating and adjustable interest rate products, and by remaining scheduled principal payments for loan products with fixed rates of interest. Mortgage and consumer loans have again been excluded.

	1 Year	Over
	or Less	1 Year	Total

Types of Loans
Floating or adjustable rates of interest	$21,063	$3,192	$24,255
Fixed rates of interest	1,166	5,174	6,340

Total loans	$22,229	$8,366	$30,595

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company recorded a decrease of $3,575 in the loan portfolio from the level of $191,777 recorded at December 31, 2004.
Between 2004 and 2005, the balance of residential mortgage loans remained relatively unchanged. 1-4 family residential mortgages represent 31.8% of total loans in the loan portfolio compared to 31.9% in 2004. The portion of the loan portfolio represented by commercial loans (including commercial real estate) decreased from 59.0% to 58.8%. Consumer loans (including home equity loans) increased from 9.1% to 9.4%.
Real estate loans which include residential loans and commercial loans continue to comprise the largest share of the Company’s loan portfolio. At the end of 2005, residential loans and commercial loans comprised a combined 90.6% of the portfolio, compared to 87.7% five years ago. Home equity loans at 5.8% and consumer installment at 3.6% comprise the remainder of the portfolio in 2005. Five years ago in 2000, home equity loans comprised 3.6% of the overall loan portfolio, while consumer installment loans comprised 8.7%.
During 2005, approximately $14.2 million in new mortgage loans were originated by the Company, an increase of $2.2 million from 2004. The Company’s product offerings continue to include a service release sales program, which permits the Company to offer competitive long-term fixed interest rates without incurring additional credit or interest rate risk.
The following shows the disposition of mortgage loans originated during 2005 and 2004 (in millions):

	2005	2004

Retained in Portfolio	$7.6	$8.0
Loans Sold to Investors with Servicing Rights Released	$6.6	$4.0
During 2005, the Company originated and retained in portfolio a larger percentage of residential mortgage loans than it sold in the secondary market. These retained loans met the Company’s asset quality criteria. Although management anticipates that secondary market originations will continue as an important aspect of loan administration, loans which are retained by the Bank portfolio will become more predominant as portfolio lending strategies are developed to enhance overall customer relationships.
The Bank is also active in home equity financing. Home Equity term loans and credit lines remain popular with consumers wishing to finance home improvements, educational costs, vacations and consumer good purchases at favorable interest rates.
In order to improve customer retention and provide better overall balance, management also will continue to revamp and reposition the Company’s In-Portfolio product offerings during 2006.
The balance of the commercial loan portfolio as of December 31, 2005 was $110,750, a decrease of $2,457 from the balance of $113,207 recorded at December 31, 2004. Short term, asset based, commercial loans including lines of credit increased by $579. Commercial real estate loans decreased by $3,036 during the same period. The competitive interest rate environment had a direct effect on commercial loan financing products, particularly on commercial real estate loans.
Management is expanding commercial real estate product offerings in an effort to establish new business relationships and capture more of the market share. Loan personnel will continue to aggressively pursue both commercial and small business opportunities supported by product incentives and marketing efforts. The Bank’s lending

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

function continues to provide business services to a wide array of medium and small businesses, including but not limited to commercial and residential real estate builders, automobile dealers, manufacturers, trucking companies, nursing homes, physicians and medical groups, funeral homes, general contractors, service contractors, restaurants, hotels/motels, retailers, wholesalers, as well as area educational institutions and other political subdivisions. For those businesses electing to finance business assets through a lease instrument the Bank also offers lease financing through a third party vendor.
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
Commercial Loan Concentrations

	2005		2004

		% of		% of
Sector	Balances	Portfolio	Balances	Portfolio

Hotels/Motels	$15,005	13.65%	$16,043	14.2%
Eating Places	5,669	5.16%	5,818	5.1%
Steel Related Industries	5,317	4.84%	7,183	6.3%
Nursing Home & Personal Care	3,721	3.38%	4,370	3.9%
Medical Doctors	1,747	1.59%	3,699	3.3%
New/Used Car Dealers	1,366	1.24%	1,898	1.7%
Funeral Services	135	0.12%	2,623	2.3%
The single largest customer balance at year end had a balance of $4.5 million in 2005 compared to $4.7 million in 2004. This balance represented approximately 4.1% of the total commercial portfolio, compared to 4.2% in 2004.
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
The following table shows the book value of investment securities by type of obligation at the dates indicated:

	December 31,

	2005	2004	2003

U.S. Treasury and other U.S. Government agencies and corporations	$80,053	$69,670	$62,524
U.S. Government mortgage-backed pass-through certificates	82,992	91,226	92,499
States of the U.S. and political subdivisions	44,714	45,689	53,503
Other securities	26,893	19,256	14,249

	$234,652	$225,841	$222,775

A summary of securities held at December 31, 2005, classified according to the earlier of next repricing or the maturity date and the weighted average yield for each range of maturities, is set forth below. Fixed rate mortgage-backed securities are classified by their estimated contractual cash flow, adjusted for current prepayment assumptions. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2005

	Book	Weighted
Type and Maturity Grouping	Value	Average Yield(1)

U.S. Treasury and other U.S. Government agencies and corporations:
Maturing within one year	$2,048	3.670%
Maturing after one year but within five years	17,021	4.421
Maturing after five years but within ten years	26,895	5.382
Maturing after ten years	34,089	5.842

Total U.S. Treasury and other U.S. Government agencies and corporations	$80,053	5.330%

U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s:
Maturing within one year	$49,272	4.716%
Maturing after one year but within five years	30,940	4.759
Maturing after five years but within ten years	1,430	4.620
Maturing after ten years	1,350	4.520

Total U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s	$82,992	4.727%

States of the U.S. and political subdivisions:
Maturing within one year	$47	8.178%
Maturing after one year but within five years	932	7.845
Maturing after five years but within ten years	5,108	7.376
Maturing after ten years	38,627	7.270

Total States of the U.S. and political subdivisions	$44,714	7.295%

Other securities:
Maturing within one year	$13,946	5.885%
Maturing after one year but within five years	8,007	5.344
Maturing after five years but within ten years	1,547	7.182
Maturing after ten years	3,393	5.809

Total other securities	$26,893	5.789%

(1)	The weighted average yield has been computed by dividing the total interest income adjusted for amortization of premium or accretion of discount over the life of the security by the amortized cost of the securities outstanding. The weighted average yield of tax-exempt obligations of states of the U.S. and political subdivisions has been calculated on a fully taxable equivalent basis. The amounts of adjustments to interest which are based on the statutory tax rate of 34% were $1, $23, $118 and $862 for the four ranges of maturities.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

As of December 31, 2005, there were $2,017 in callable U.S. Government Agencies, $6,273 in callable obligations of states and political subdivisions that given current and expected interest rate environments are likely to be called within the one year time horizon. These securities are categorized according to their contractual maturities, with $3,620 classified as maturing after five years but within ten years, and $4,670 classified as maturing after 10 years.
Additionally, as of December 31, 2005, there were $17,122 in callable U.S. Government Agencies and $26,326 in callable obligations of states and political subdivisions that given current and expected interest rate environments are likely to be called within the time frame defined as after one year but within five years. These securities are categorized according to their contractual maturities, with $5,864 maturing after five years but within ten years and $37,584 maturing after 10 years.
As of December 31, 2005, the carrying value of all investment securities, both available for sale and held to maturity, tallied $234,652, an increase of $8,811 or 3.90% from the prior year. The allocation between single maturity investment securities and mortgage-backed securities shifted to a 64/36 split versus the 59/41 division of the previous year, as mortgage-backed securities decreased by $8,234, or 9.0%.
Holdings of obligations of states and political subdivisions showed a decrease of $975 or 2.1%.
The Company decreased its holdings of U.S. Treasury securities by approximately $1,450, or 90.7%, as a U.S. Treasury Security was sold during the year to reduce the portfolio’s duration in response to shifting monetary policy. The proceeds on this sale totaled $1,478. Investments in U.S. government agencies and sponsored corporations increased by approximately $11,833, or 17.4%. The Company also purchased $8,275 in corporate debt securities during 2005 to take advantage of the floating rate repricing characteristics of some of the securities and the high yield that was obtained on three General Motors Corporate issues. The purchases were partially offset by an $808 unrealized loss on the General Motors bonds at December 31, 2005. The net result was an increase in the corporate portfolio of $7,484.
Holdings of other securities increased by $153 primarily reflecting stock dividends received from the Federal Home Loan Bank of Cincinnati.
The mix of mortgage-backed securities remained weighted in favor of fixed rate securities in 2005, although at a reduced level. The portion of the mortgage-backed portfolio allocated to fixed rate securities fell to 64% in 2005 versus 69% in 2004. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed rate securities perform better in periods of stable to slightly declining interest rates. Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $20,554 and $22,963 at December 31, 2005 and 2004, respectively. No collateralized mortgage obligations were sold in 2005.
At December 31, 2005, a net unrealized loss of $877, net of tax, was included in shareholders’ equity as a component of Other Comprehensive Income, as compared to a net unrealized gain of $1,061, net of tax, as of December 31, 2004. This $1,938 decrease reflects the decreased market value of debt securities resulting from rising short and intermediate term interest rates over most of the year, as well as the credit quality concerns of the General Motors issues. Lower interest rates generally translate into more favorable market prices for debt securities; conversely rising interest rates generally result in a depreciation in the market value of debt securities.
The Company had $8,680 in investments considered to be structured notes as of December 31, 2005. The Company had no investments in inverse floating rate securities or other derivative products.
Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

DEPOSITS
The Company’s deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited an increase of 1.6% to $350,375 at December 31, 2005, as compared to $344,919 at December 31, 2004.
The Company’s deposit base consists of demand deposits, savings, money market and time deposit accounts. Average noninterest-bearing deposits increased 2.7% during 2005, while average interest-bearing deposits decreased by 1.4%.
During 2005, noninterest-bearing deposits averaged $58,320 or 17.1% of total average deposits as compared to $56,778 or 16.5% of total deposits in 2004. Core deposits averaged $306,626 for the year ended December 31, 2005, a decrease of $4,674 from the average level of 2004. During 2004, core deposits had averaged $311,300, an increase of $3,028 from the preceding year.
Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 89.8% of average total deposits in 2005 compared to 90.5% in 2004 and 92.0% in 2003.
Over the past five years, the Company has successfully increased the share of deposits represented by noninterest-bearing and NOW checking accounts. These products now comprise 25.8% of total deposits compared to 23.4% five years ago. The following depicts how the deposit mix has shifted during this five-year time frame.
Additional information regarding interest-bearing deposits is presented in the Notes to the Consolidated Financial Statements (NOTE 6).
FOURTH QUARTER 2005 AS
COMPARED TO FOURTH QUARTER 2004
Tax equivalent net interest income for the Company during the fourth quarter of 2005 increased by $113, a 2.9% increase from the fourth quarter of 2004. The yield on earning assets increased by 38 basis points while fourth quarter average earning assets increased by 1.4%, or $6 million, when compared to a year ago. The result was an increase in tax equivalent interest income of $506. The rate paid on interest-bearing liabilities increased by 41 basis points, while fourth quarter average interest-bearing liabilities increased by $5.3 million when compared to a year ago, resulting in an increase in total interest expense of $393. The net interest margin for the quarter registered 3.79%, up 5 basis points from the same quarter a year ago.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

	NET INTEREST MARGIN FOR QUARTER ENDED

	December 31, 2005			December 31, 2004

	Average		Average	Average		Average
	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate
(Unaudited)
INTEREST-EARNING ASSETS
Federal funds sold and other money market funds	$4,409	$44	3.9%	$10,159	$48	1.9%
Investment securities(1)(2)	232,498	3,104	5.3%	218,495	2,805	5.2%
Loans(2)(3)	190,592	3,340	7.0%	192,851	3,129	6.4%

Total interest-earning assets	$427,499	$6,488	6.1%	$421,505	$5,982	5.7%

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits	$50,587	$136	1.1%	$51,625	$84	0.6%
Savings	86,974	209	1.0%	91,001	127	0.6%
Time	148,925	1,398	3.7%	149,395	1,274	3.4%

Total interest-bearing deposits	286,486	1,743	2.4%	292,021	1,485	2.0%

Federal funds purchased	644	7	4.2%
Other borrowings	54,642	689	5.0%	44,419	561	5.0%

Total interest-bearing liabilities	$341,772	$2,439	2.8%	$336,440	$2,046	2.4%

Net interest income		$4,049			$3,936

Net interest rate spread(4)			3.3%			3.3%

Net interest margin(5)			3.8%			3.7%

(1)	Includes both taxable and tax exempt securities.

(2)	Tax exempt interest is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

(3)	Includes loan origination and commitment fees.

(4)	Interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

(5)	Interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.
Loan charge-offs during the quarter were $185 in 2005 compared to $135 in 2004, while the recovery of previously charged-off loans amounted to $14 during the fourth quarter of 2005 compared to $16 in the same period of 2004. The Company’s provision for loan losses during the quarter was $135 compared to $140 a year ago.
Other income decreased by $74 from a year ago, due primarily to a decline in service charge income of $52 and a $22 decrease in non-taxable income on bank owned life insurance policies, reflecting declines in the investment yields associated with these policies. Investment securities gains of $378 were realized in 2004, compared to none realized in the fourth quarter of 2005. The net gain on loans sold during the quarter amounted to $30, compared to $13 a year ago.
Total other non-interest expenses in the fourth quarter were $2,990 in 2005 compared to $2,999 in 2004, a decrease of $9 or 0.3%. Salaries and benefits constituted an $11 increase, or 0.6%. Occupancy and equipment, office supplies and marketing expenses decreased by $16 or 2.7%. State and local tax assessments increased by $21 or 18.6%. Bank exam and audit fees decreased by $21 or 13.5% mainly due to the expense associated with the implementation of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in 2004. Other expenses decreased by $4 or 0.9%.
Income before income tax during the fourth quarter amounted to $1,340 in 2005 compared to $1,605 in 2004. Income tax expense for the fourth quarter of 2005 was $247 as compared to $300 in 2004. Fourth quarter net income was $1,093 in 2005 compared to $1,305 in 2004, representing a decrease of $212, or 16.2%.
Earnings per share for the fourth quarter, adjusted for the 3% stock dividend paid January 1, 2006, were $0.25 in 2005 and $0.30 in 2004.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Fourth Quarter of 2005 Compared to 2004
(Unaudited)

	Three Months
	Ended Dec. 31,

	2005	2004

Interest Income	$6,212	$5,660
Interest Expense	2,439	2,046

Net Interest Income	3,773	3,614
Loan Loss Provision	(135)	(140)
Net security gains		378
Net gain on loans	30	13
Other real estate loss	(3)
Other Income	665	739
Other Expenses	(2,990)	(2,999)

Income Before Tax	1,340	1,605
Federal Income Tax	247	300

Net Income	$1,093	$1,305

Net Income Per Share	$0.25	$0.30
Core earnings (earnings before gains on loans sold, investment securities sold or called and certain other non recurring items) increased by 2.7% in the fourth quarter of 2005 compared to 2004. Core earnings for the fourth quarter of 2005 were $1.075 million compared to last year’s $1.047 mil-lion. Core earnings per share were $0.25 in 2005 and 2004. The following is a reconciliation between core earnings and earnings under generally accepted accounting principles in the United States (GAAP earnings):

	Three Months Ended
	December 31,

	2005	2004

GAAP Earnings	$1,093	$1,305
Investment security gains		(378)
Gain on sale of loans	(30)	(13)
Other real estate loss	3
Tax effect of adjustments	9	133

Core Earnings	$1,075	$1,047

Realized gains or losses on securities are based on net proceeds and the adjusted carrying amount of the securities, using the specific identification method. The table below sets forth the proceeds, gains and losses realized on securities sold or called for the period ended:

	Three	Twelve
	Months	Months
	December 31,	December 31,
	2005	2005

Proceeds on securities sold or called	$34	$13,563
Gross realized gains		308
Gross realized losses

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

ASSET-LIABILITY MANAGEMENT
The Company’s executive management and Board of Directors routinely review the Company’s balance sheet structure for stability, liquidity and capital adequacy. The Company has defined a set of key control parameters which provide various measures of the Company’s exposure to changes in interest rates. The Company’s asset-liability management goal is to produce a net interest margin that is relatively stable despite interest rate volatility while maintaining an acceptable level of earnings. Net Interest Margin is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The Net Interest Margin Ratio expresses this difference as a percentage of average earning assets. In the past five years, the net interest margin ratio has averaged 4.01% ranging between 3.74% and 4.39%.
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
GAP TABLE
December 31, 2005

	Maturity or Repricing Interval

				Non Rate
				Sensitive
	3 Months	3 to 12	1 to 5	or >5
	or Less	Months	Years	Years	Total

Interest-Earning Assets
Investments	$38,991	$34,612	$100,348	$60,701	$234,652
Loans & Leases	64,554	31,478	70,717	21,453	188,202
Federal Fund Sold	4,650				4,650

Total Earning Assets	108,195	66,090	171,065	82,154	427,504
Other Assets				32,197	32,197

Total Assets	$108,195	$66,090	$171,065	$114,351	$459,701

Interest-Bearing Liabilities
Interest-bearing Checking	$29,677	$	$	$	$29,677
Money Market Accounts	17,866				17,866
Passbook Savings	86,359				86,359
Time Deposits <100,000	21,390	34,150	33,941	20,007	109,488
Time Deposits ≥100,000	11,338	18,633	8,364	6,868	45,203
Repurchase Agreements	2,336				2,336
U.S. Treasury Demand	775				775
Other Borrowings	5,000	2,000	38,500	9,500	55,000

Total Interest-Bearing Liabilities	174,741	54,783	80,805	36,375	346,704
Demand Deposits				61,782	61,782
Other Liabilities				2,890	2,890
Shareholders’ Equity				48,325	48,325

Total Liabilities & Equity	$174,741	$54,783	$80,805	$149,372	$459,701

Rate Sensitivity Gap	$(66,546)	$11,307	$90,260	$45,779
Cumulative Gap	$(66,546)	$(55,239)	$35,021	$80,800
Cumulative Gap to Total Assets	(14.5)%	(12.0)%	7.6%	17.6%

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
During 2005, the effective maturities of earning assets tended to lengthen as short and intermediate rates in the credit markets rose sharply. Federal Reserve policy makers increased short-term interest rates eight times during the year, from 2.25% to 4.25% in an attempt to avoid an unwelcome rise in inflation. With rates rising throughout the year, the volume of investment securities eligible to be called decreased significantly, while prepayments on loans and mortgage-backed securities similarly decreased, causing the effective maturities of existing earning assets to lengthen. Accordingly, in order to maintain duration, management invested excess overnight funds (federal funds sold balances), and increased the allocation towards hybrid adjustable rate mortgage-backed securities, adjustable rate corporate bonds and U.S. Government agencies purchased at a discount that contain a lock-out period prior to the first call date.
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
Cash and cash equivalents, which includes federal funds sold increased by $6,340 compared to year-end 2004. Anticipated principal repayments on mortgage-backed securities along with investment securities maturing, repricing, or expected to be called in one year or less amounted to $73,603 at December 31, 2005, representing 31.4% of the total combined portfolio, as compared to $96,471 or 42.7% of the portfolio a year ago.
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
Cash and cash equivalents increased from $9,747 in 2003, $12,897 in 2004 to $19,237 in 2005 as the Company increased its level of Federal Funds Sold. Operating activities provided cash of $4,275 in 2005, $7,382 in 2004 and $7,048 in 2003. Key differences stem mainly from: 1) a decrease in net income of $509 between 2005 and 2004 and $641 between 2004 and 2003; 2) there were no loans held for sale at December 31, 2005 and 2004, $103 at 2003 and $2,022 at December 31, 2002, which favorably impacts the proceeds and gains on loans realized in 2004 by $103 and 2003 by $1,919; 3) gains on the sale of investments was $308 at December 31, 2005, compared to $1,052 at December 31, 2004 and $946 at December 31, 2003; 4) amortization on securities was $872 in December 31, 2005 compared to $1,546 in 2004 and $1,644 in 2003; 5) loss on the sale of other real estate totaled $171 in 2004 compared to $3 in 2005 and none in 2003; 6) the purchase of an additional $2.5 million insurance contracts on the lives of the participants in the supplemental post retirement benefit plan in 2003 compared to $0.5 million in 2004 and none in 2005; 7) a liability for securities purchased yet to settle totaled $1,270 at December 31, 2004, with none at December 31, 2005 or 2003. Refer to the Consolidated Statements of Cash Flows for a summary of the sources and uses of cash for 2005, 2004 and 2003, and the following table which details the cash flows from operating activities.

	December 31,

	2005	2004	2003

Net income	$4,334	$4,843	$5,484
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and accretion	1,469	2,176	2,382
Provision for loan loss	545	415	240
Investment securities gains	(308)	(1,052)	(946)
Other real estate losses	3	171
Impact of loans held for sale		103	1,919
Changes in:
Securities to settle and securities sold to settle	(1,270)	1,270
Purchase of insurance contracts		(500)	(2,500)
Other assets and liabilities	(498)	(44)	469

Net cash flows from operating activities	$4,275	$7,382	$7,048

CONTRACTUAL OBLIGATIONS AND COMMITMENTS
The Corporation has various obligations, including contractual obligations and commitments that may require future cash payments.
Contractual Obligations: The following table presents, as of December 31, 2005, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

		Contractual Obligations
		as of December 31, 2005

		Payments Due in

		One	One to	Three	Over
	See	Year	Three	to Five	Five
	Note	or Less	Years	Years	Years	Total

Non-interest bearing deposits		$61,782	$	$	$	$61,782
Interest bearing deposits(a)	6	133,902				133,902
Average Rate(b)		1.16%				1.16%
Certificates of deposit(a)	6	76,857	40,739	9,698	27,397	154,691
Average Rate(b)		3.44%	4.02%	4.35%	4.84%	3.90%
Federal funds purchased and security repurchase agreements(a)	7	2,336				2,336
Average Rate(b)		2.96%				2.96%
U.S. Treasury interest-bearing demand note(a)	7	775				775
Average Rate(b)		3.95%				3.95%
Federal Home Loan Bank advances(a)	7	2,000	20,000	23,500	9,500	55,000
Average Rate(b)		4.66%	4.69%	5.60%	4.96%	5.12%
Operating leases	8	188	110			298

(a)	Excludes present and future accrued interest.

(b)	Variable rate obligations reflect interest rates in effect at December 31, 2005.
The Corporation’s operating lease obligations represent short and long-term lease and rental payments for the subsidiary bank’s branch facilities.
The Corporation also has obligations under its supplemental retirement plans as described in Note 9 to the consolidated financial statements. The postretirement benefit payments represent actuarially determined future benefit payments to eligible plan participants. The Corporation does not have any commitments or obligations to the defined contribution retirement plan (401(k) plan) at December 31, 2005 due to the funded status of the plan. (See further discussion in Note 9.)
Commitments: The following table details the amounts and expected maturities of significant commitments as of December 31, 2005. (Further discussion of these commitments is included in Note 8 to the consolidated financial statements.)

	Expected Maturities of Commitments
	as of December 31, 2005

	One	One to	Three	Over
	Year	Three	to Five	Five
	or Less	Years	Years	Years	Total

Commitments to extend credit:
Commercial	$28,473	$1,024	$10	$1,799	$31,306
Residential real estate	306				306
Revolving home equity	9,102				9,102
Overdraft protection	6,191				6,191
Other	567				567
Standby letters of credit	1,195				1,195
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
The following graph, which is not “risk-adjusted,” depicts Tier 1 capital as a percentage of total average assets over the past several years. This measure of capital adequacy is known as the “leverage ratio.” The ratio increased from 10.88% in 2004 to 11.05% in 2005, and remains well above regulatory minimums.
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
The following table illustrates the Company’s risk-weighted capital ratios at December 31, 2005 and 2004. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and total risk-based capital well in excess of the required regulatory minimum ratios.

Risk-Based Capital

	December 31,	December 31,
	2005	2004

Tier 1 Capital	$49,031	$48,129
Tier 2 Capital	2,189	2,664

QUALIFYING CAPITAL	$51,220	$50,793

Risk-Adjusted Total Assets(*)	$242,106	$230,133

Tier 1 Risk-Based Capital Ratio	20.25%	20.91%
Total Risk-Based Capital Ratio	21.16%	22.07%
Total Leverage Capital Ratio	11.05%	10.88%
(*) Includes off-balance sheet exposures
In management’s opinion, as supported by the data in the table below, the Company met all capital adequacy requirements to which it was subject as of December 31, 2005 and December 31, 2004. As of those dates, the Company was “well capitalized” under regulatory prompt corrective action provisions.

	Actual Regulatory		Regulatory Capital Ratio
	Capital Ratios as of:		requirements to be:

	Dec. 31,	Dec. 31,	Well	Adequately
	2005	2004	Capitalized	Capitalized

Total risk-based capital to risk-weighted assets	21.16%	22.07%	10.00%	8.00%
Tier I capital to risk-weighted assets	20.25%	20.91%	6.00%	4.00%
Tier I capital to average assets	11.05%	10.88%	5.00%	4.00%
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
REGULATORY MATTERS
On March 13, 2000, the Board of Governors of the Federal Reserve System approved the Company’s application to become a financial holding company. As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2005, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and well managed, in management’s opinion.
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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table shows the Company’s current estimate of interest rate sensitivity based on the composition of its balance sheet at December 31, 2005. For purposes of this analysis, short term interest rates as measured by the federal funds rate and the prime lending rate are assumed to increase (decrease) gradually over the next twelve months reaching a level 300 basis points higher (lower) than the rates in effect at December 31, 2005. Under both the rising rate scenario and the falling rate scenario, the yield curve is assumed to exhibit a parallel shift.
During 2005, the Federal Reserve increased its target rate for overnight federal funds by 200 basis points. At year end December 31, 2005, the difference between the yield on the ten year Treasury and the three month Treasury had decreased to a positive 31 basis points from the positive 202 basis points that existed at December 31, 2004, indicating that the yield curve was “flattening.” At December 31, 2005, the yield curve was inverted, as interest rate yields for three years through ten years were below those of the two year yield. However, rates did peak at the long-end of the Treasury yield curve.
The base case against which interest rate sensitivity is measured assumes no change in short term rates. The base case also assumes no growth in assets and liabilities and no change in asset or liability mix. Under these simulated conditions, the base case projects net interest income of $15,377 for the year ending December 31, 2006.

Simulated Net Interest Income Sensitivity
For the Twelve Months Ending December 31, 2006
	Net Interest
Change in Interest Rates	Income	$ Change	% Change

Graduated increase of +300 basis points	$15,385	$8	0.1%
Short term rates unchanged (base case)	15,377
Graduated decrease of -300 basis points	14,643	(734)	(4.8)%
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
While management’s evaluation of the allowance for loan losses as of December 31, 2005 has determined the allowance to be adequate, under adversely different conditions or assumptions, the Company would most likely need to increase the allowance. The assumptions and estimates used by the Company in its internal review of non-performing loans and potential problem loans, as well as the associated evaluation of the related collateral coverage for these loans, can have a significant impact on the overall assessment of the adequacy of the allowance for loan losses. While management has concluded that the current valuation of loan collateral is reasonable under present circumstances, if collateral valuations were significantly reduced due to either new information or other changing circumstances, additional provisions to the allowance for loan losses would most likely be necessary.
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

INFORMATION AS TO STOCK PRICES AND DIVIDENDS OF CORTLAND BANCORP

OTHER INFORMATION
The Company files quarterly reports, (Forms 10-Q, an annual report (Form 10-K), current reports on Form 8-K and all amendments to those reports with the Securities and Exchange Commission (SEC) pursuant to section 13(a) or (15)d of the Exchange Act. In 2006, the quarterly reports will be filed within 40 days of the end of each quarter, while the annual report is filed within 75 days of the end of the year. Any individual requesting copies of such reports may obtain these free of charge, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC by visiting our web site at www.cortland-banks.com or by writing to:
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
The Company’s stock trades on the NASDAQ OTC market under the symbol CLDB. The following brokerage firms are known to be relatively active in trading the Company’s stock:
Community Banc Investments, Inc.
Columbus, Ohio
Contact: Greig A. McDonald
Telephone: 1-800-224-1013
McDonald & Company Securities, Inc.
6575 Seville Drive
2nd Floor
P.O. Box 119
Canfield, Ohio 44406
Telephone: 1-330-746-2993
Smith Barney Citigroup, Inc.
5048 Belmont Ave.
Youngstown, Ohio 44505
Telephone: 1-800-535-0017
Stifel, Nicholas & Co., Inc.
655 Metro Place South
Suite 200
Dublin, Ohio 43017
Telephone: 1-877-875-9352
UBS Financial Services
3701 Boardman Canfield Rd
P.O. Box 100
Canfield, Ohio 44406
Telephone: 330-533-7191
The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 3% stock dividend paid as of January 1, 2006, 2005 and 2004. The Company currently has approximately 1,733 shareholders.

HIGH OR LOW TRADING PRICE PER QUARTER
	Price Per Share
			Cash
			Dividends
	High	Low	Per Share

2005
Fourth Quarter	$20.39	$17.50	$0.44
Third Quarter	20.39	18.45	0.21
Second Quarter	21.75	19.42	0.21
First Quarter	22.58	20.58	0.21

2004
Fourth Quarter	$23.57	$20.41	$0.44
Third Quarter	23.33	19.94	0.20
Second Quarter	25.69	20.74	0.20
First Quarter	28.76	24.52	0.20

2003
Fourth Quarter	$28.83	$27.34	$0.44
Third Quarter	30.67	27.69	0.19
Second Quarter	29.98	24.72	0.19
First Quarter	24.94	23.21	0.19
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

CORTLAND BANCORP
BOARD OF DIRECTORS
K. RAY MAHAN
Chairman
JERRY A. CARLETON
DAVID C. COLE
LAWRENCE A. FANTAUZZI
JAMES M. GASIOR
GEORGE E. GESSNER
JAMES E. HOFFMAN III
NEIL J. KABACK
RICHARD B. THOMPSON
TIMOTHY K. WOOFTER
WILLIAM A. HAGOOD
Director Emeritus
RODGER W. PLATT
Director Emeritus
OFFICERS
LAWRENCE A. FANTAUZZI
President and
Chief Executive Officer
JAMES M. GASIOR
Senior Vice President
Chief Financial Officer and
Corporate Secretary
CRAIG M. PHYTHYON
Senior Vice President
Chief Investment Officer
and Treasurer

THE CORTLAND SAVINGS AND BANKING COMPANY
BOARD OF DIRECTORS
JERRY A. CARLETON
President, Carleton Enterprises Inc.
DAVID C. COLE
Partner and President
Cole Valley Motor Company
LAWRENCE A. FANTAUZZI
President and Chief Executive Officer
JAMES M. GASIOR
Senior Vice President, Chief Financial Officer
and Secretary
GEORGE E. GESSNER
Attorney
JAMES E. HOFFMAN III
Attorney
NEIL J. KABACK
Partner, Cohen & Company
K. RAY MAHAN
President, Mahan Packing Co.
and Chairman of the Board
RICHARD B. THOMPSON
Executive, Therm-O-Link, Inc.
TIMOTHY K. WOOFTER
President, Stan-Wade Metal Products
*  *  *  *  *
WILLIAM A. HAGOOD
Director Emeritus
RODGER W. PLATT
Director Emeritus
*  *  *  *  *
OFFICERS
LAWRENCE A. FANTAUZZI
President and Chief Executive Officer
JAMES M. GASIOR
Senior Vice President, Chief Financial Officer
and Secretary
STEPHEN A. TELEGO, SR.
Senior Vice President and Director of Human Resources and Corporate Administration
TIMOTHY CARNEY
Senior Vice President & Chief Operations Officer
CRAIG M. PHYTHYON
Senior Vice President, Chief Investment Officer and Treasurer
DANNY L. WHITE
Senior Vice President and Chief Lending Officer
CHARLES J. COMMONS
Vice President
GERALD L. THOMPSON
Vice President
MARLENE LENIO
Vice President
EMMA JEAN WOLLAM
Vice President
ROBERT J. HORVATH
Vice President
JUDY RUSSELL
Vice President
JAMES DUFF
Vice President
KEITH MROZEK
Vice President
DEBORAH L. EAZOR
Vice President
KAREN CLOWER
Vice President
ROBERT A. COGGESHALL
Vice President
GREG YURCO
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
JAMES HUGHES
Assistant Vice President
WILLIAM J. HOLLAND
Assistant Vice President
JENNIFER HANIGOSKY
Assistant Vice President
PATRICK J. McELHANEY
Assistant Vice President
LANA MUIR
Assistant Secretary-Treasurer
HEATHER J. BOWSER
Assistant Secretary-Treasurer
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

