Form 10-K, Exhibit 13
period 2006-12-31
CORTLAND BANCORP INC
filed 2007-03-15
CIK 774569

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
The Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2006, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and, in management’s opinion, well managed. Cortland Bancorp owns no property. Operations are conducted at 194 West Main Street, Cortland, Ohio.
The business of the Company and the Bank is not seasonal to any significant extent and is not dependent on any single customer or group of customers.
NEW RESOURCES LEASING COMPANY
New Resources Leasing Company was formed in December 1988 as a separate entity to handle the function of commercial and consumer leasing. The wholly owned subsidiary has been inactive since incorporation.
THE CORTLAND SAVINGS
AND BANKING COMPANY
The Cortland Savings and Banking Company is a full service state chartered bank engaged in commercial and retail banking and trust services. The Bank’s services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, night depository, automated teller services, safe deposit boxes and other miscellaneous services normally offered by commercial banks. Cortland Banks also offers a variety of Internet Banking products as well as discount brokerage services.
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
The Bank, as a state chartered banking organization and member of the Federal Reserve System, is subject to periodic examination and regulation by both the Federal Reserve Bank of Cleveland and the State of Ohio Division of Financial Institutions. These examinations, which include such areas as capital, liquidity, asset quality, management practices and other aspects of the Bank’s operations, are primarily for the protection of the Bank’s depositors. In addition to these regular examinations, the Bank must furnish periodic reports to regulatory authorities containing a full and accurate statement of its affairs. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to the statutory limit of $100,000 per customer. Individual Retirement Account deposits are insured by the FDIC to $250,000 per customer.
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
EMPLOYEES
As of December 31, 2006 the Company through its subsidiary bank, employed 144 full-time and 41 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.

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
Management assessed the Company’s system of internal control over financial reporting as of December 31, 2006, in relation to criteria for effective internal control over financial reporting as described in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2006, its system of internal control over financial reporting is effective and meets the criteria of the Internal Control-Integrated Framework. Packer Thomas, independent registered public accounting firm, has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting.

Lawrence A. Fantauzzi President and Chief Executive Officer	James M. Gasior Secretary Chief Financial Officer

Cortland, Ohio March 7, 2007

REPORT OF PACKER THOMAS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SHAREHOLDERS AND BOARD OF DIRECTORS
Cortland Bancorp
We have audited the accompanying consolidated balance sheets of Cortland Bancorp and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. We also have audited management’s assessment, included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting, that Cortland Bancorp and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Cortland Bancorp’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cortland Bancorp and subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, management’s assessment that Cortland Bancorp and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, Cortland Bancorp and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Packer Thomas
Youngstown, Ohio
March 7, 2007

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2006, 2005 and 2004

(Amounts in thousands except per share data)

	2006	2005	2004

Interest income
Interest and fees on loans	$14,291	$12,941	$12,383
Interest and dividends on investment securities:
Taxable interest	5,943	4,387	3,501
Nontaxable interest	2,051	2,162	2,553
Dividends	202	167	135
Interest on mortgage-backed securities	3,795	3,810	3,633
Other interest income	215	119	83

Total interest income	26,497	23,586	22,288

Interest expense
Deposits	8,509	6,159	5,787
Borrowed funds	3,073	2,506	2,223

Total interest expense	11,582	8,665	8,010

Net interest income	14,915	14,921	14,278
Provision for loan losses (Note 4)	225	545	415

Net interest income after provision for loan losses	14,690	14,376	13,863

Other income
Fees for other customer services	2,239	2,254	2,327
Investment securities gains - net	18	308	1,052
Gain on sale of loans - net	106	89	54
Other real estate losses - net	(47)	(3)	(171)
Earnings on bank owned life insurance	433	341	444
Other non-interest income	86	126	125

Total other income	2,835	3,115	3,831

Other expenses
Salaries and employee benefits	6,776	7,052	6,722
Net occupancy and equipment expense	1,811	1,870	1,853
State and local taxes	552	548	544
Office supplies	367	338	346
Bank exam and audit expense	486	427	515
Other operating expenses	2,029	1,965	1,881

Total other expenses	12,021	12,200	11,861

Income before federal income taxes	5,504	5,291	5,833
Federal income taxes (Note 10)	928	957	990

Net income	$4,576	$4,334	$4,843

Net income per share, both basic and diluted (Note 1)	$1.02	$0.98	$1.11

Dividends declared per share	$0.86	$1.05	$1.02

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2006 and 2005

(Amounts in thousands except per share data)

	2006	2005

ASSETS
Cash and due from banks	$10,100	$14,587
Federal funds sold	4,275	4,650

Total cash and cash equivalents	14,375	19,237

Investment securities available for sale (Note 2)	108,484	113,247
Investment securities held to maturity (approximate market value of $124,136 in 2006 and $121,395 in 2005) (Note 2)	124,619	121,405
Total loans (Note 3)	205,208	188,202
Less allowance for loan losses (Note 4)	(2,211)	(2,168)

Net loans	202,997	186,034

Premises and equipment (Note 5)	4,780	4,088
Other assets	16,496	15,690

Total assets	$471,751	$459,701

LIABILITIES
Noninterest-bearing deposits	$60,983	$61,782
Interest-bearing deposits (Note 6)	294,835	288,593

Total deposits	355,818	350,375

Federal Home Loan Bank advances and other borrowings (Note 7)	62,015	58,111
Other liabilities	3,326	2,890

Total liabilities	421,159	411,376

Commitments and contingent liabilities (Notes 8 and 16)

SHAREHOLDERS’ EQUITY
Common stock - $5.00 stated value - authorized 20,000,000 shares; issued 4,594,344 shares in 2006 and 4,504,576 shares in 2005 (Note 1)	22,972	22,523
Additional paid-in capital (Note 1)	20,835	20,211
Retained earnings	9,553	10,310
Accumulated other comprehensive (loss) income (Note 1)	(455)	(877)
Treasury stock, at cost, 95,809 shares in 2006 and 155,945 shares in 2005	(2,313)	(3,842)

Total shareholders’ equity (Note 15)	50,592	48,325

Total liabilities and shareholders’ equity	$471,751	$459,701

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended December 31, 2006, 2005 and 2004

(Amounts in thousands except per share data)

				Accumulated		Total
		Additional		Other		Share-
	Common	Paid-In	Retained	Comprehensive	Treasury	holders
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity

Balance at December 31, 2003	$21,234	$16,469	$15,401	$2,203	$(5,426)	$49,881
Comprehensive Income:
Net income			4,843			4,843
Other comprehensive income, net of tax:
Unrealized losses on available for sale securities, net of reclassification adjustment				(1,142)		(1,142)

Total comprehensive income						3,701

Common Stock Transactions:
Treasury shares reissued net of shares repurchased		30			232	262
Cash dividends declared ($0.81 per share)			(3,547)			(3,547)
Special cash dividend ($0.21 per share)			(890)			(890)
3% stock dividend	635	2,032	(2,667)
Cash paid in lieu of fractional shares			(9)			(9)

Balance at December 31, 2004	21,869	18,531	13,131	1,061	(5,194)	49,398
Comprehensive Income:
Net income			4,334			4,334
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				(1,938)		(1,938)

Total comprehensive income						2,396

Common Stock Transactions:
Treasury shares reissued net of shares repurchased		(184)			1,352	1,168
Cash dividends declared ($0.84 per share)			(3,701)			(3,701)
Special cash dividend ($0.21 per share)			(929)			(929)
3% stock dividend	654	1,864	(2,518)
Cash paid in lieu of fractional shares			(7)			(7)

Balance at December 31, 2005	22,523	20,211	10,310	(877)	(3,842)	48,325
Comprehensive Income:
Net income			4,576			4,576
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				422		422

Total comprehensive income						4,998

Common Stock Transactions:
Treasury shares reissued net of shares repurchased		(390)			1,529	1,139
Cash dividends declared ($0.86 per share)			(3,865)			(3,865)
2% stock dividend	449	1,014	(1,463)
Cash paid in lieu of fractional shares			(5)			(5)

Balance at December 31, 2006	$22,972	$20,835	$9,553	$(455)	$(2,313)	$50,592

DISCLOSURE OF RECLASSIFICATION FOR AVAILABLE
FOR SALE SECURITY GAINS AND LOSSES:

	2006	2005	2004

Unrealized holding gains (losses) on available for sale securities arising during the period net of tax of $224, $(894), and $(231)	$434	$(1,735)	$(448)
Less: Reclassification adjustment for gains realized in net income, net of tax of $6, $105, and $358,	12	203	694

Net unrealized gains (losses) on available for sale securities, net of tax	$422	$(1,938)	$(1,142)

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2006, 2005 and 2004

(Amounts in thousands)

	2006	2005	2004

Cash flows from operating activities
Net income	$4,576	$4,334	$4,843
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and accretion	991	1,469	2,176
Provision for loan loss	225	545	415
Deferred tax (benefit) expense	(205)	50	(129)
Investment securities gains	(18)	(308)	(1,052)
Gains on sales of loans	(106)	(89)	(54)
Loss on the sale or disposal of fixed assets	3
Other real estate losses	47	3	171
Loans originated for sale	(6,978)	(6,618)	(3,993)
Proceeds from sale of loans originated for sale	6,975	6,707	4,150
Changes in:
Interest and fees receivable	(245)	(341)	148
Interest payable	185	(30)	(111)
Other assets and liabilities	(368)	(1,447)	818

Net cash flows from operating activities	5,082	4,275	7,382

Cash flows from investing activities
Purchases of securities available for sale	(13,339)	(19,593)	(68,146)
Purchases of securities held to maturity	(12,017)	(47,280)	(43,601)
Proceeds from sales of securities available for sale	1,006	1,479	32,523
Proceeds from call, maturity and principal payments on securities	26,050	53,082	73,934
Net(increase) decrease in loans made to customers	(17,223)	2,462	(2,812)
Proceeds from disposition of other real estate	143	22	815
Purchases of premises and equipment	(1,180)	(316)	(127)

Net cash flows from investing activities	(16,560)	(10,144)	(7,414)

Cash flows from financing activities
Net increase in deposit accounts	5,443	5,456	7,363
Net increase in borrowings	3,904	10,222	3
Dividends paid	(3,870)	(4,637)	(4,446)
Purchases of treasury stock		(3)	(1,032)
Treasury shares reissued	1,139	1,171	1,294

Net cash flows from financing activities	6,616	12,209	3,182

Net change in cash and cash equivalents	(4,862)	6,340	3,150

Cash and cash equivalents
Beginning of year	19,237	12,897	9,747

End of year	$14,375	$19,237	$12,897

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

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
The Company paid interest of $11,397,000, $8,695,000 and $8,121,000 in 2006, 2005 and 2004, respectively. Cash paid for income taxes was $1,120,000 in 2006, $993,000 in 2005 and $1,005,000 in 2004. Transfers of loans to other real estate were, $144,000 in 2006, $107,000 in 2005 and none in 2004.
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
Trading Securities: Trading securities are principally held with the intention of selling in the near term and are carried at market value. Realized and unrealized gains and losses on trading account securities are recognized in the Statement of Income as they occur. The Company did not hold any trading securities at December 31, 2006, 2005 or 2004. There was no trading activity in 2006, 2005 or 2004.
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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
Loans Held for Sale: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. For the majority of loan sales, the Company concurrently sells the rights to service the related loans. In addition, the Company may periodically identify other loans which may be sold. These loans are classified as loans held for sale, and carried, in the aggregate, at the lower of cost or estimated market value based on secondary market prices. To mitigate interest rate risk, the Company may obtain fixed commitments to sell such loans at the time loans are originated or identified as being held for sale. Such a commitment would be referred to as a derivative loan commitment if the loan that will result from exercise of the commitment will be held for sale upon funding under Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities, as amended by Statement of Financial Accounting Standards No. 149 (“SFAS 149”), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. Loans held for sale was $109,000 at December 31, 2006, and none at December 31, 2005.
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
Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated. Management evaluates the portfolio in light of economic conditions, changes in the nature and volume of the portfolio, industry standards and other relevant factors. Specific factors considered by management in determining the amounts charged to operations include previous loss experience; the status of past due interest and principal payments; the quality of financial information supplied by customers; the cash flow coverage and trends evidenced by financial information supplied by customers; the nature and estimated value of any collateral supporting specific loan credits; risk classifications determined by the Company’s loan review systems or as the result of regulatory examination process; and general economic conditions in the lending area of the Company’s bank subsidiary. Key risk factors and assumptions are dynamically updated to reflect actual experience and changing circumstances. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available for any charge-offs that occur.
The Company maintains an allowance for losses on unfunded commercial lending commitments to provide for the risk of loss inherent in these arrangements. The allowance is computed using a methodology similar

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

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
Intangible Asset: A core deposit intangible asset resulting from a branch acquisition is being amortized over a 15 year period. The intangible asset, net of accumulated amortization, was $134,000 and $171,000 at December 31, 2006 and 2005, respectively, and is included in other assets. The annual expense was $37,000 at December 31, 2006, 2005 and 2004. The estimated aggregate amortization expense for the next three years is $37,000 per year, and $23,000 in the fourth year.
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
Per Share Amounts: The Board of Directors declared 2% common stock dividends payable as of January 1, 2007, and 3% common stock dividends payable January 1, 2006 and 2005. The common stock dividend

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
issued on January 1, 2007 resulted in the issuance of 89,768 shares of common stock, which have been included in the 4,594,344 shares reported as issued at December 31, 2006.
Basic and diluted earnings per share are based on weighted average shares outstanding. Average shares outstanding and per share amounts have been restated to give retroactive effect to the 2% common stock dividend of January 1, 2007. Average shares outstanding and per share amounts similarly reflect the impact of the Company’s stock repurchase program.
The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

	Years Ended December 31,

	2006	2005	2004

Net income ($000 omitted)	$4,576	$4,334	$4,843
Weighted average common shares outstanding	4,478,165	4,416,776	4,363,888
Basic earnings per share	$1.02	$0.98	$1.11
Diluted earnings per share	$1.02	$0.98	$1.11
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
Reclassifications: Certain items in the financial statements for 2005 and 2004 have been reclassified to conform to the 2006 presentation.
New Accounting Standards
In May 2005, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154 “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 applies to all voluntary changes in accounting principle and changes the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company’s adoption of SFAS No. 154 did not have a material impact on its earnings, cash flows and/or financial position.
In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes”, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company, has determined there will be no impact of adopting this interpretation.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company believes that the adoption of SFAS No. 157 will not have a material impact on the financial statements.
In October 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” SFAS No. 158 requires an employer to recognize the funded status of each of its defined pension and postretirement benefit plans in the balance sheet, to recognize changes in the funded status in the year in which changes occur through comprehensive income, and to measure the funded status as of the balance sheet date. The requirement to recognize the funded status of benefit plans and the disclosure requirements are effective for fiscal years ending after December 15, 2006. The requirement to measure the funded status as of the date of the balance sheet is effective for fiscal years ending after December 15, 2008. The Company has determined that its adoption of SFAS No. 158 will not have a material impact on its earnings, cash flows and financial position.
In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (SAB) No. 108 which provides interpretative guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB No. 108, companies used either the income statement or balance sheet approach to evaluate the materiality of financial statement misstatements. The income statement approach focused on current year misstatements while the balance sheet approach focused on the cumulative amount of misstatement present in the balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach and not be corrected. SAB No. 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company has analyzed SAB No. 108 and determined that its adoption will have no impact on the reported results of operations or financial condition.
In September 2006, the Emerging Issues Task Force (EITF) reached a final consensus on Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”. The consensus stipulates that an agreement by an employer to share a portion of the proceeds of a life insurance policy with an employee during the postretirement period is a postretirement benefit arrangement required to be accounted for under SFAS No. 106 (postretirement benefit plans) or APB No. 12 (deferred compensation plan). The consensus concludes that the purchase of a split-dollar life insurance policy does not constitute a settlement, therefore, a liability should be recognized for future benefits. Issue 06-4 is effective for years beginning after December 15, 2007. Management is currently in the process of evaluating the impact of adoption of Issue 06-4.
In September 2006, the Emerging Issues Task Force (EITF) ratified the consensus on Issue 06-5, “Accounting for Purchases of Life Insurance — Determining the Amount that Could be Realized in Accordance with FASB Technical Bulletin No. 85-4”. The consensus stipulates that the policy owner should consider the cash surrender value as well as any additional amounts included in the contractual terms of the policy in determining the amount recognized as an asset pursuant to FASB Technical Bulletin No. 85-4. The consensus in this Issue is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of adoption of Issue 06-5.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 2 - INVESTMENT SECURITIES
The following is a summary of investment securities:
(Amounts in thousands)

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2006 Investment securities available for sale
U.S. Government agencies and corporations	$12,919	$13	$136	$12,796
Obligations of states and political subdivisions	9,451	348	1	9,798
Mortgage-backed and related securities	55,062	192	1,057	54,197
Corporate securities	28,160	101	149	28,112

Total debt securities	105,592	654	1,343	104,903
Other securities	3,581			3,581

Total available for sale	$109,173	$654	$1,343	$108,484

Investment securities held to maturity
U.S. Treasury securities	$143	$	$	$143
U.S. Government agencies and corporations	73,743		1,239	72,504
Obligations of states and political subdivisions	31,009	1,067	13	32,063
Mortgage-backed and related securities	19,724		298	19,426

Total held to maturity	$124,619	$1,067	$1,550	$124,136

December 31, 2005 Investment securities available for sale
U.S. Government agencies and corporations	$14,010	$34	$196	$13,848
Obligations of states and political subdivisions	11,372	506	6	11,872
Mortgage-backed and related securities	61,494	314	1,174	60,634
Corporate securities	24,307	50	857	23,500

Total debt securities	111,183	904	2,233	109,854
Other securities	3,393			3,393

Total available for sale	$114,576	$904	$2,233	$113,247

Investment securities held to maturity
U.S. Treasury securities	$148	$2	$	$150
U.S. Government agencies and corporations	66,057	5	943	65,119
Obligations of states and political subdivisions	32,842	1,307	23	34,126
Mortgage-backed and related securities	22,358	14	372	22,000

Total held to maturity	$121,405	$1,328	$1,338	$121,395

At December 31, 2006 and 2005, other securities consisted of $3,355,000 and $3,167,000 in Federal Home Loan Bank (FHLB) stock, respectively, and $226,000 in Federal Reserve Board (FED) stock. Each investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 2 - INVESTMENT SECURITIES (Continued)
The amortized cost and estimated market value of debt securities at December 31, 2005, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
(Amounts in thousands)

	December 31, 2006

	Amortized	Estimated
	Cost	Fair Value

Investment securities available for sale
Due in one year or less	$2,584	$2,574
Due after one year through five years	7,491	7,407
Due after five years through ten years	4,174	4,043
Due after ten years	36,281	36,682

Subtotal	50,530	50,706
Mortgage-backed securities	55,062	54,197

Total	$105,592	$104,903

Investment securities held to maturity
Due in one year or less	$905	$910
Due after one year through five years	4,432	4,386
Due after five years through ten years	34,949	34,651
Due after ten years	64,609	64,763

Subtotal	104,895	104,710
Mortgage-backed securities	19,724	19,426

Total	$124,619	$124,136

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:
(Amounts in thousands)

	2006	2005	2004

Proceeds	$1,526	$13,563	$43,339
Gross realized gains	18	308	1,074
Gross realized losses			22
Investment securities with a carrying value of approximately $75,489,000 at December 31, 2006 and $64,082,000 at December 31, 2005 were pledged to secure deposits and for other purposes.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 2 - INVESTMENT SECURITIES (Continued)
The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2006:
(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies and corporations	$11,716	$125	$69,233	$1,250	$80,949	$1,375
Obligations of states and political subdivisions			1,043	14	1,043	14
Mortgage-backed and related securities	10,812	159	52,351	1,196	63,163	1,355
Corporate securities	2,012	6	4,215	143	6,227	149

	$24,540	$290	$126,842	$2,603	$151,382	$2,893

The above table represents 201 investment securities where the current value is less than the related amortized cost.
The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2005:
(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies and corporations	$53,229	$734	$19,359	$405	$72,588	$1,139
Obligations of states and political subdivisions	893	8	857	21	1,750	29
Mortgage-backed and related securities	33,976	522	32,556	1,024	66,532	1,546
Corporate securities	9,928	840	2,996	17	12,924	857

	$98,026	$2,104	$55,768	$1,467	$153,794	$3,571

The above table represents 207 investment securities where the current value is less than the related amortized cost.
The unrealized losses on the Bank’s investment in U.S. Government agencies and corporations, obligations of states and political subdivisions, and mortgage-backed and related securities were caused by interest rate increases. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Bank’s investment because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity. The Bank does not consider those investments to be other than temporarily impaired at December 31, 2006.
The Bank’s unrealized loss on investments in corporate securities relates to a $2,350,000 investment in the General Motors Corporation. The unrealized loss was primarily caused by (a) the decrease in profitability and profit forecasts by industry analysts resulting from intense competitive pressure in the automotive

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 2 - INVESTMENT SECURITIES (Continued)
industry and (b) a sector downgrade by industry analysts. The contractual terms of those investments do not permit General Motors Corporation to settle the security at a price less than the amortized cost of the investment. While the General Motors Corporation credit rating has decreased from A3 to Caa1 (Moodys), the Bank believes it is probable that it will be able to collect all amounts due according to the contractual terms of the investment. Therefore, it is expected that the bonds would not be settled at a price less than the amortized cost of the investment. Because the Bank has the ability and intent to hold the investments until a recovery of fair value, which may be maturity, it does not consider the investment in the General Motors Corporate notes to be other-than-temporarily impaired at December 31, 2006.
NOTE 3 - LOANS RECEIVABLE
The following is a summary of loans:
(Amounts in thousands)

	December 31,

	2006	2005

1-4 family residential mortgage loans	$62,882	$59,910
1-4 family residential mortgage loans held for sale	109
Commercial mortgage loans	106,160	90,983
Consumer loans	7,745	6,714
Commercial loans	17,505	19,767
Home equity loans	10,807	10,828

Total loans	$205,208	$188,202

NOTE 4 - ALLOWANCE FOR LOAN LOSSES
The following is an analysis of changes in the allowance for loan losses for the year ended:
(Amounts in thousands)

	December 31,

	2006	2005	2004

Balance at beginning of year	$2,168	$2,629	$2,408
Loan charge-offs	(288)	(1,119)	(264)
Recoveries	106	113	70

Net loan charge-offs	(182)	(1,006)	(194)
Provision charged to operations	225	545	415

Balance at end of year	$2,211	$2,168	$2,629

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $3,923,000, $3,746,000 and $3,395,000 at December 31, 2006, 2005 and 2004, respectively. Interest income on these loans, if accrued, would have increased pretax income by approximately $315,000, $266,000 and $195,000 for 2006, 2005 and 2004, respectively.
Impaired loans are generally included in nonaccrual loans. Management does not individually evaluate certain smaller balance loans for impairment as such loans are evaluated on an aggregate basis. These loans generally include 1-4 family, consumer and home equity loans. Impaired loans are generally evaluated using

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)
the fair value of collateral as the measurement method. At December 31, 2006, December 31, 2005 and December 31, 2004, the recorded investment in impaired loans was $1,939,000, $1,857,000 and $2,985,000 while the allocated portion of the allowance for loan losses for such loans was $815,000, $714,000 and $1,355,000, respectively. Interest income recognized on impaired loans using the cash basis was $44,000 for 2006, $51,000 for 2005 and $100,000 for 2004.
There were no renegotiated loans for which interest has been reduced and that are still accruing interest at December 31, 2006, December 31, 2005 and December 31, 2004.
As of December 31, 2006, 2005 and 2004, there were $13,765,000, $5,304,000 and $5,622,000 in loans that were neither classified as nonaccrual nor considered impaired, but which can be considered potential problem loans.
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
NOTE 5 - PREMISES AND EQUIPMENT
The following is a summary of premises and equipment:
(Amounts in thousands)

	December 31,

	2006	2005

Land	$877	$703
Premises	5,720	5,668
Equipment	7,488	9,430
Leasehold improvements	291	281
Construction in progress	349

	14,725	16,082
Less accumulated depreciation	9,945	11,994

Net book value	$4,780	$4,088

Depreciation expense was $485,000 in 2006, $597,000 for 2005 and $630,000 for 2004.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 6 - DEPOSITS
The following is a summary of interest-bearing deposits:
(Amounts in thousands)

	December 31,

	2006	2005

Demand	$27,136	$29,677
Money Market	19,117	17,866
Savings	79,585	86,359
Time:
In denominations under $100,000	114,052	109,488
In denominations of $100,000 or more	54,945	45,203

Total	$294,835	$288,593

The following is a summary of time deposits of $100,000 or more by remaining maturities:
(Amounts in thousands)

	December 31,

	2006			2005

	Certificates	Other Time		Certificates	Other Time
	of Deposit	Deposits	Total	of Deposit	Deposits	Total

Three months or less	$17,997	$	$17,997	$10,760	$100	$10,860
Three to six months	7,775	543	8,318	11,521	334	11,855
Six to twelve months	11,786	749	12,535	6,428	350	6,778
One through five years	8,219	2,087	10,306	7,195	1,647	8,842
Over five years	1,529	4,260	5,789	1,829	5,039	6,868

Total	$47,306	$7,639	$54,945	$37,733	$7,470	$45,203

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS
The following is a summary of total Federal Home Loan Bank advances and other borrowings:
(Amounts in thousands)

	Weighted
	Average	December 31,
	Interest
	Rate	2006	2005

Federal Home Loan Bank advances
Variable rate Prime based Federal Home Loan Bank advances, with monthly interest payments:
Due in 2007	5.6000%	$5,000	$5,000
Variable rate LIBOR based Federal Home Loan Bank advances, with monthly interest payments:
Due 2009	5.3747%	5,000
Due 2011	5.3719%	3,000
Fixed rate payable and convertible fixed rate Federal Home Loan Bank advances, with monthly interest payments:
Due in 2006			2,000
Due in 2007	4.3952%	11,500	10,000
Due in 2008	5.6340%	5,000	5,000
Due in 2009	5.5600%	5,000	10,000
Due in 2010	5.9293%	13,500	13,500
Due in 2011	5.1850%	5,000	9,500
Due in 2016	4.0700%	2,000

Total Federal Home Loan Bank advances	5.3021%	55,000	55,000
Other borrowings
Securities sold under repurchase agreements	4.3420%	5,862	2,336
U.S. Treasury interest-bearing demand note	5.0440%	1,153	775

Total other borrowings	4.4574%	7,015	3,111

Total Federal Home Loan Bank advances and other borrowings	5.2065%	$62,015	$58,111

Securities sold under repurchase agreements represent arrangements that the Bank has entered into with certain deposit customers within its local market areas. These borrowings are collateralized with securities. There are $10.7 million in securities, allocated for this purpose, owned by the Bank and held in safekeeping accounts at independent correspondent banks.
Federal Home Loan Bank (FHLB) advances are collateralized by the FHLB stock owned by the Bank, which had a carrying value of $3,355,000 at December 31, 2006, and a blanket lien against the Bank’s qualified mortgage loan portfolio, $12,413,000 in collateralized mortgage obligations and $10,415,000 in Federal Agency Securities. Maximum borrowing capacity from the FHLB totaled $59,942,000 at December 31, 2006.
As of December 31, 2006 and 2005, $28,500,000 and $38,000,000 of the FHLB fixed rate advances are convertible to quarterly LIBOR floating rate advances on or after certain specified dates at the option of the FHLB. Should the FHLB elect to convert, the Company acquires the right to prepay any or all of the borrowing at the time of conversion and on any interest payment due date, thereafter, without penalty.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (Continued)
As of December 31, 2006, $2,000,000 of the FHLB fixed rate advances are putable on or after certain specified dates at the option of the FHLB. Should the FHLB elect to exercise the put, the Company is required to pay the advance off on that date without penalty.
NOTE 8 - COMMITMENTS
The Bank occupies office facilities under operating leases extending to 2011. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Rental and lease expense was $299,000 for 2006, $295,000 for 2005 and $287,000 for 2004. The following is a summary of remaining future minimum lease payments under current noncancelable operating leases for office facilities:
(Amounts in thousands)

Years ending:
December 31, 2007	$182
December 31, 2008	131
December 31, 2009	84
December 31, 2010	84
December 31, 2011	44

Total	$525

At December 31, 2006, the Bank was required to maintain aggregate cash reserves amounting to $4,962,000 in order to satisfy federal regulatory requirements. These amounts do not earn interest.
The Bank grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers in Northeast Ohio and Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions. Approximately 1.94% of total loans are unsecured at December 31, 2006, compared to 3.31% at December 31, 2005.
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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 8 - COMMITMENTS (Continued)
The following is a summary of such contractual commitments:
(Amounts in thousands)

	December 31,

	2006	2005

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit
Fixed rate	$3,102	$2,101
Variable rate	44,422	39,180
Standby letters of credit	1,810	1,195
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
The Company’s subsidiary bank also offers limited overdraft protection as a non-contractual courtesy which is available to businesses as well as individually/jointly owned accounts in good standing for personal or household use. The Company reserves the right to discontinue this service without prior notice. The available amount of overdraft protection on depositors’ accounts at December 31, 2006, totaled $9,827,000. The total average daily balance of overdrafts used in 2006 was $151,000, or less than 2% of the total aggregate overdraft protection available to depositors.
NOTE 9 - BENEFIT PLANS
The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $229,000 for 2006, $224,000 for 2005 and $215,000 for 2004. The Bank matches participants’ voluntary contributions up to 5% of gross pay. Participants may make voluntary contributions to the plan up to a maximum of $15,000 with an additional $5,000 catchup deferral for plan participants over the age of 50. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.
The Bank and Bancorp provide supplemental retirement benefit plans for the benefit of certain officers and non officer directors. The plan for officers is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years after retirement. The amount of each officer’s benefit is determined by their salary at retirement as well as their other sources of retirement income. Director Retirement Agreements provide for a benefit of $10,000 annually on or after the director reaches normal retirement age, which is based on a combination of age and years of service. Director retirement benefits are paid over a period of 10 years following retirement. The Bank and Bancorp accrue the cost of these post-retirement benefits during the

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 9 - BENEFIT PLANS (Continued)
working careers of the officers and directors. At December 31, 2006, the cumulative expense accrued for these benefits totaled $1,484,000, with $1,214,000 accrued for the officers’ plan and $270,000 for the directors’ plan.
The following table reconciles the accumulated liability for the benefit obligation of these agreements:
(Amounts in thousands)

	Years Ended
	December 31,

	2006	2005

Beginning balance	$1,283	$996
Benefit expense	263	303
Benefit payments	(62)	(16)

Ending balance	$1,484	$1,283

Supplemental executive retirement agreements are unfunded plans and have no plan assets. The benefit obligation represents the vested net present value of future payments to individuals under the agreements. The benefit expense, as specified in the agreements for the entire year 2007, is expected to be under $300,000. The benefits expected to be paid in the next year is $62,000.
The Bank has purchased insurance contracts on the lives of the participants in the supplemental retirement benefit plan and has named the Bank as the beneficiary. Similarly, the Bancorp has purchased insurance contracts on the lives of the directors with the Bancorp as beneficiary. While no direct linkage exists between the supplemental retirement benefit plan and the life insurance contracts, it is management’s current intent that the revenue from the insurance contracts be used as a funding source for the plan. At December 31, 2006, the cumulative income accrued on these contracts totaled $2,079,000 on a tax equivalent basis, with $1,441,000 accrued on the officers’ contracts and $638,000 on the directors’ contracts.
NOTE 10 - FEDERAL INCOME TAXES
The composition of income tax expense is as follows:
(Amounts in thousands)

	Years Ended
	December 31,

	2006	2005	2004

Current	$1,133	$907	$1,119
Deferred	(205)	50	(129)

Total	$928	$957	$990

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 10 - FEDERAL INCOME TAXES (Continued)
The following is a summary of net deferred taxes included in other assets (liabilities):
(Amounts in thousands)

	December 31,

	2006	2005	2004

Gross deferred tax assets:
Provision for loan and other real estate losses	$428	$413	$570
AMT credit*	47	29	29
Other items	764	641	494
Loan origination cost - net	103	28	6
Unrealized loss (gain) on available for sale securities	235	452	(547)
Gross deferred tax liabilities:
Depreciation	(350)	(387)	(389)
Other items	(561)	(498)	(434)

Net deferred tax asset (liability)	$666	$678	$(271)

*	Represents the Company’s cumulative alternative minimum tax credit which can be carried forward indefinitely.
The following is a reconciliation between tax expense using the statutory tax rate of 34% and the income tax provision:
(Amounts in thousands)

	Years Ended
	December 31,

	2006	2005	2004

Statutory tax	$1,871	$1,798	$1,983
Tax effect of non-taxable income	(909)	(921)	(1,084)
Tax effect of non-deductible expense	111	80	91
Tax effect of change in estimate*	(145)

Total income taxes	$928	$957	$990

*	A one time adjustment to tax accrual estimate was recorded in the first quarter of 2006.
The related income tax expense on investment securities gains and losses amounted to $6,000 for 2006 $105,000 for 2005 and $358,000 for 2004, and is included in the total federal income tax provision.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:
(Amounts in thousands)

	December 31, 2006		December 31, 2005

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

ASSETS:
Cash and cash equivalents	$10,100	$10,100	$14,587	$14,587
Federal Funds sold	4,275	4,275	4,650	4,650
Investment securities	233,792	232,620	234,652	234,642
Loans, net of allowance for loan losses	202,997	201,269	186,034	184,389
LIABILITIES:
Demand and savings deposits	$186,821	$186,821	$195,684	$195,684
Time deposits	168,997	169,113	154,691	154,608
FHLB advances	55,000	54,917	55,000	54,957
Other borrowings	7,015	7,015	3,111	3,111
For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2006 and 2005. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities when specific quoted prices are not available. Carrying value is considered to approximate fair value for loans, FHLB advances and other borrowings that reprice frequently and for deposit liabilities subject to immediate withdrawal. The fair values of loans, FHLB advances and other borrowings and time deposits that reprice less frequently are approximated by a discount rate valuation technique utilizing estimated market interest rates as of December 31, 2006 and 2005. The fair value of unrecorded commitments at December 31, 2006 and 2005, is not material.
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
Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain: (1) a minimum ratio of 4% both for total Tier I risk-based capital to risk-weighted assets and for

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 12 - REGULATORY MATTERS (Continued)
Tier I risk-based capital to average assets, and (2) a minimum ratio of 8% for total risk-based capital to risk-weighted assets.
Under the regulatory framework for prompt corrective action, the Company is categorized as well capitalized, which requires minimum capital ratios of 10% for total risk-based capital to risk-weighted assets, 6% for Tier I risk-based capital to risk-weighted assets, and 5% for Tier I risk-based capital to average assets (also known as the leverage ratio). There are no conditions or events since the most recent communication from regulators that management believes would change the Company’s capital classification.

	(Amounts in thousands)
	December 31,		December 31,
	2006		2005

	Amount	Ratio	Amount	Ratio

Total Risk-Based Capital	$53,151		$51,220
Ratio to Risk-Weighted Assets		19.93%		21.16%
Tier I Risk-Based Capital	$50,913		$49,031
Ratio to Risk-Weighted Assets		19.09%		20.25%
Ratio to Average Assets		11.04%		11.05%
Tier I risk-based capital is shareholders’ equity less intangibles and the unrealized market value adjustment of investment securities available for sale. Total risk-based capital is Tier I risk-based capital plus the qualifying portion of the allowance for loan losses. Assets and certain off balance sheet items adjusted in accordance with risk classification comprise risk-weighted assets of $266,686,000 and $242,106,000 as of December 31, 2006 and 2005, respectively. Assets less intangibles and the net unrealized market value adjustment of investment securities available for sale averaged $461,215,000 and $443,677,000 for the years ended December 31, 2006 and 2005, respectively.
NOTE 13 - RELATED PARTY TRANSACTIONS
Certain directors, executive officers and companies with which they are affiliated were loan customers during 2006. The following is an analysis of such loans:
(Amounts in thousands)

Total related-party loans at December 31, 2005	$1,850
New related-party loans	148
Repayments or other	350

Total related-party loans at December 31, 2006	$1,648

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 14 - CONDENSED FINANCIAL INFORMATION
Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the parent’s investment in subsidiaries is stated at cost, including equity in the undistributed earnings of the subsidiaries since inception, adjusted for any unrealized gains or losses on available for sale securities.
BALANCE SHEETS
(Amounts in thousands)

	December 31,

	2006	2005

Assets:
Cash	$2,949	$3,102
Investment securities available for sale	684	587
Investment in bank subsidiary	44,638	42,435
Investment in non-bank subsidiary	15	15
Other assets	2,507	2,447

	$50,793	$48,586

Liabilities:
Other liabilities	$201	$261

Shareholders’ equity:
Common stock (Note 1)	22,972	22,523
Additional paid-in capital (Note 1)	20,835	20,211
Retained earnings	9,553	10,310
Accumulated other comprehensive income	(455)	(877)
Treasury stock	(2,313)	(3,842)

Total shareholders’ equity	50,592	48,325

	$50,793	$48,586

STATEMENTS OF INCOME
(Amounts in thousands)

	Years ended December 31,

	2006	2005	2004

Dividends from bank subsidiary	$2,800	$3,500	$3,500
Interest and dividend income	46	56	166
Investment securities gains			88
Other income	89	70	81
Other expenses	(283)	(270)	(299)

Income before income tax and equity in undistributed net income of subsidiaries	2,652	3,356	3,536
Income tax benefit (expense)	78	72	12
Equity in undistributed net income of subsidiaries	1,846	906	1,295

Net income	$4,576	$4,334	$4,843

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2006, 2005 and 2004

NOTE 14 - CONDENSED FINANCIAL INFORMATION (Continued)
STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years ended December 31,

	2006	2005	2004

Cash flows from operating activities
Net income	$4,576	$4,334	$4,843
Adjustments to reconcile net income to net cash flows from operating activities:
Equity in undistributed net income of subsidiaries	(1,846)	(906)	(1,295)
Investment securities gains			(88)
Accretion on securities	2	3	38
Deferred tax benefit	(13)	(7)	(7)
Change in other assets and liabilities	(141)	(148)	(570)

Net cash flows from operating activities	2,578	3,276	2,921

Cash flows from investing activities
Purchases of investment securities available for sale		(356)
Purchases of investment securities held to maturity
Proceeds from sales of securities available for sale			2,295
Proceeds from call, maturity and principal payments on securities		450

Net cash flows from investing activities		94	2,295

Cash flows from financing activities
Dividends paid	(3,870)	(4,637)	(4,446)
Net treasury shares (repurchased) reissued	1,139	1,168	262

Net cash flows from financing activities	(2,731)	(3,469)	(4,184)

Net change in cash	(153)	(99)	1,032
Cash
Beginning of year	3,102	3,201	2,169

End of year	$2,949	$3,102	$3,201

NOTE 15 - DIVIDEND RESTRICTIONS
The Bank is subject to regulations of the Ohio Division of Banks which restrict dividends to retained earnings (as defined by statute) of the current and prior two years. Under this restriction, at December 31, 2006, approximately $4,046,000 is available for the payment of dividends by the Bank without seeking prior regulatory approval. In addition, regulations specify that dividend payments may not reduce capital levels below minimum regulatory guidelines.
NOTE 16 - LITIGATION
The Bank is involved in legal actions arising in the ordinary course of business. In the opinion of management, the outcomes from these other matters, either individually or in the aggregate, are not expected to have any material effect on the Company.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

	Years Ended December 31,

SUMMARY OF OPERATIONS	2006	2005	2004	2003	2002

Total Interest Income	$26,497	$23,586	$22,288	$22,907	$26,911
Total Interest Expense	11,582	8,665	8,010	8,132	10,004

NET INTEREST INCOME (NII)	14,915	14,921	14,278	14,775	16,907
Provision for Loan Losses	225	545	415	240	460

NII After Loss Provision	14,690	14,376	13,863	14,535	16,447
Security gains (losses)	18	308	1,052	946	215
Gain on sale of loans	106	89	54	470	318
Total Other Income	2,711	2,718	2,725	2,433	2,167

INCOME BEFORE EXPENSE	17,525	17,491	17,694	18,384	19,147
Total Other Expenses	12,021	12,200	11,861	11,529	11,826

INCOME BEFORE TAX	5,504	5,291	5,833	6,855	7,321
Federal Income Tax	928	957	990	1,371	1,579

NET INCOME	$4,576	$4,334	$4,843	$5,484	$5,742

BALANCE SHEET DATA
Assets	$471,751	$459,701	$446,393	$438,392	$437,598
Investments	233,103	234,652	225,841	222,775	199,903
Total Loans	205,208	188,202	191,777	189,262	191,477
Allowance for loan losses	2,211	2,168	2,629	2,408	3,134
Deposits	355,818	350,375	344,919	337,556	335,758
Borrowings	62,015	58,111	47,889	47,886	46,669
Shareholders’ Equity	50,592	48,325	49,398	49,881	52,039

AVERAGE BALANCES
Assets	$460,359	$444,487	$444,275	$436,239	$439,730
Investments	234,969	221,844	216,560	204,599	197,679
Net Loans	193,648	190,329	191,428	188,360	198,049
Deposits	348,581	341,575	343,969	335,133	336,792
Borrowings	59,251	49,932	46,093	44,905	47,518
Shareholders’ Equity	49,313	49,665	49,828	51,807	51,797

PER COMMON SHARE DATA (1)
Net Income, both Basic and Diluted	$1.02	$0.98	$1.11	$1.24	$1.27
Cash Dividends Declared	0.86	1.05	1.02	0.99	0.96
Book Value	11.25	10.89	11.28	11.42	11.69

ASSET QUALITY RATIOS
Loans 30 days or more beyond their contractual due date as a percent of total loans	2.26%	2.95%	2.45%	1.77%	1.89%
Underperforming Assets as a Percentage of:
Total Assets	0.84	0.83	0.76	0.70	0.51
Equity plus Allowance for Loan Losses	7.50	7.58	6.52	5.84	4.07
Tier I Capital	7.78	7.81	7.05	6.44	4.62

FINANCIAL RATIOS
Return on Average Equity	9.28%	8.73%	9.72%	10.59%	11.09%
Return on Average Assets	0.99	0.98	1.09	1.26	1.31
Effective Tax Rate	16.86	18.09	16.97	20.00	21.56
Average Equity to Average Assets	10.71	11.17	11.22	11.88	11.78
Equity to Asset Ratio	10.72	10.51	11.07	11.38	11.89
Tangible Equity to Tangible Asset Ratio	10.70	10.48	11.02	11.33	11.84
Cash Dividend Payout Ratio	84.31	107.00	91.45	79.85	74.83
Net Interest Margin Ratio	3.67	3.83	3.74	3.94	4.39
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
(Fully taxable equivalent basis in thousands of dollars)

	2006

	Average	Interest	Yield
	Balance	Earned	or
	Outstanding	or Paid	Rate

Interest-earning assets:
Federal funds sold and other money markets	$4,228	$215	5.1%
Investment securities:
U.S. Treasury and other U.S. Government agencies and corporations	83,615	4,257	5.1%
U.S. Government mortgage-backed pass through certificates	79,317	3,795	4.8%
States of the U.S. and political subdivisions (Note 1, 2, 3)	42,409	2,995	7.1%
Other securities	29,628	1,888	6.4%

TOTAL INVESTMENT SECURITIES	234,969	12,935	5.5%
Loans (Note 2, 3, 4)	195,838	14,381	7.4%

TOTAL INTEREST-EARNING ASSETS	435,035	$27,531	6.3%

Non interest-earning assets:
Cash and due from banks	8,733
Premises and equipment	4,226
Other	12,365

TOTAL ASSETS	$460,359

Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$47,415	$752	1.6%
Savings	82,845	850	1.0%
Time	161,050	6,907	4.3%

TOTAL INTEREST-BEARING DEPOSITS	291,310	8,509	2.9%

Borrowings:
Federal funds purchased	478	25	5.3%
Securities sold under agreement to repurchase	3,991	158	4.0%
Other borrowings under one year	7,924	365	4.6%
Other borrowings over one year	46,858	2,525	5.4%

TOTAL BORROWINGS	59,251	3,073	5.2%

TOTAL INTEREST-BEARING LIABILITIES	350,561	$11,582	3.3%

Non interest-bearing liabilities:
Demand deposits	57,271
Other liabilities	3,214
Shareholders equity	49,313

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$460,359

Net interest income		$15,949

Net interest rate spread (Note 5)			3.0%

Net interest margin (Note 6)			3.7%

Note 1 –	Includes both taxable and tax exempt securities.

Note 2 –	The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 2006, 2005 and 2004, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets. Tax-free income from states of the U.S. and political subdivisions, and loans amounted to $2,045 and $192 for 2006, $2,156 and $209 for 2005, and $2,545 and $193 for 2004, respectively.

Note 3 –	Average balance outstanding includes the average amount outstanding of all nonaccrual investment securities and loans. States and political subdivisions consist of average total principal adjusted for amortization of premium and accretion of discount less average allowance for estimated losses, and include both taxable and tax exempt securities. Loans consist of average total loans less average unearned income.

(Fully taxable equivalent basis in thousands of dollars)

2005			2004

Average	Interest	Yield	Average	Interest	Yield
Balance	Earned	or	Balance	Earned	or
Outstanding	or Paid	Rate	Outstanding	or Paid	Rate

$3,619	$119	3.3%	$5,623	$83	1.5%

67,402	3,259	4.8%	62,418	2,920	4.7%

84,928	3,810	4.5%	85,357	3,634	4.3%

44,756	3,184	7.1%	53,832	3,764	7.0%
24,758	1,294	5.2%	14,953	716	4.8%

221,844	11,547	5.2%	216,560	11,034	5.1%
192,873	13,040	6.8%	193,927	12,474	6.4%

418,336	$24,706	5.9%	416,110	$23,591	5.7%

9,417			9,276
4,316			4,637
12,418			14,252

$444,487			$444,275

$49,355	$389	0.8%	$48,945	$263	0.5%
89,107	647	0.7%	90,584	501	0.6%
144,793	5,123	3.5%	147,662	5,023	3.4%

283,255	6,159	2.2%	287,191	5,787	2.0%

428	15	3.5%	289	4	1.4%
2,540	59	2.3%	2,698	26	1.0%
599	21	3.5%	2,781	37	1.3%
46,365	2,411	5.2%	40,325	2,156	5.3%

49,932	2,506	5.0%	46,093	2,223	4.8%

333,187	$8,665	2.6%	333,284	$8,010	2.4%

58,320			56,778
3,315			4,385
49,665			49,828

$444,487			$444,275

	$16,041			$15,581

		3.3%			3.3%

		3.8%			3.7%

Note 4 –	Interest earned on loans includes net loan fees of $291 in 2006, $242 in 2005 and $203 in 2004.

Note 5 –	Net interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

Note 6 –	Net interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

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
OVERVIEW and OUTLOOK
Net income for 2006 was $4,576. The performance represented an increase of $242 from the $4,334 earned in 2005. Earnings per share measured $1.02, up $0.04 or 4.1% from $0.98 in 2005.
Core earnings, which exclude the net gains on loans sold and investment securities either sold or called, loss on other real estate, and certain other non recurring items, were $4.382 million in 2006, compared to the $4.234 million earned in 2005. Core earnings per share were $0.98 in 2006 and $0.96 in 2005, up $0.02 or 2.0%.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following is a reconciliation between core earnings and earnings under generally accepted accounting principles in the United States (GAAP earnings):

	Years Ended
	December 31,

	2006	2005

GAAP earnings	$4,576	$4,334
Investment security gains	(18)	(308)
Gain on sale of loans	(106)	(89)
Other real estate loss	47	3
Other non-recurring items*	(142)	243
Tax effect of adjustments	25	51

Core earnings	$4,382	$4,234

*	Includes a one-time change in tax accrual estimate made in the first quarter of 2006, and a one-time cash bonus declared in the third quarter of 2005 in recognition of the Bank’s performance under the retiring C.E.O.
The Company’s net interest margin continues to be affected by a sustained flattening and subsequent inversion of the yield curve as represented by the difference between long and short term interest rates. The Company’s net interest margin, on a fully taxable equivalent basis, decreased by $92 from the preceding year, with the net interest margin ratio declining from 3.83% to 3.67%.
To mitigate the effect of this net interest margin compression the Company has continued its practice of cost containment over non-interest related expenses. Total non-interest expense decreased from $12,200 in 2005 to $12,021 in 2006, a decrease of approximately 1.47%.
As of December 31, 2006, the ratio of equity capital to total assets remained well above regulatory minimums at 10.72%, up from 10.51% a year ago. Risk-based capital measured 19.93% compared to 21.16% at December 31, 2005. All capital ratios continue to register well in excess of required regulatory minimums.
Return on average equity was 9.28% in 2006 compared to 8.73% in 2005, while the year-over-year return on average assets improved from 0.98% to 0.99%. Book value per share increased by $0.36 to $11.25. The price of the Company’s common stock traded in a range between a low of $15.74 and a high of $19.36, closing the year at $18.25 per share. Although a special cash dividend was not paid in 2006, as it had been in prior years, the Company’s dividend payout remained aggressive at 84.3% of 2006 earnings in cash dividends compared to 107.0% in the prior year. Dividends per share were $0.86 compared to $1.05 per share in 2005, which included a $0.21 per share special cash dividend.
The Company is committed to an on-going investment in technology, assuring an infrastructure that effectively delivers to consumers and small-to-medium-sized business owners leading edge financial products and services. The Company’s integrated approach to technology includes internet banking services; an Integrated Voice Response system that provides customers with remote access to banking services; platform products that enhance both productivity and customer service; and check and document-imaging products, which further capitalize on the Company’s Internet banking cash management initiative. Technology is a core ingredient for the Company, enabling it to extend services to customers beyond geographic boundaries, while increasing employee productivity. These flexible and robust product solutions also offer customers capabilities which enable them to streamline their own operations and to bank around the clock.
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
The Check Clearing for the 21st Century Act, or “Check 21” as it is commonly known, became

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

effective October 28, 2004. Check 21 facilitates check collection by creating a new negotiable instrument called a “substitute check,” which permits, but does not require, banks to replace original checks with substitute checks or information from the original check and process check information electronically. Banks that do use substitute checks must comply with certain notice and recredit rights. Check 21 is expected to cut the time and cost involved in physically transporting paper items and reduce float, i.e., the time between the deposit of a check in a bank and its actual payment, in those cases where items are not already being delivered same-day or overnight. The Company is utilizing the Check 21 authority, and expects to incur additional costs for technology necessary to fully realize the potential of processing check information electronically.
During 2006, the Company acquired property in the Village of Windham and is in the process of constructing a 2,500 square foot banking facility. The banking office will replace an existing leased bank location. Construction of the full service office, which is located at the intersection of Maple Grove Road and East Center Street, is expected to be completed in the Spring of 2007.
During 2006, the Company engaged a consultant to assist management and the Board of Directors in developing a Strategic Plan. The Strategic Plan, which covers the period 2007-2010, was completed in October 2006. It establishes the Company’s Mission Statement, which is “to earn the enthusiastic, long-term loyalty of customers by being responsive to their needs for products, convenience and personal service in a manner that routinely exceeds expectations.” Several strategic initiatives are expected to be implemented during 2007, and will require a relentless focus on identifying and meeting the wants and needs of our customers, shareholders and the communities in which we operate. Incremental noninterest expenses in 2007 will be required to implement these strategic initiatives, with benefits accruing primarily to subsequent years.
BALANCE SHEET COMPOSITION
The following table illustrates, during the years presented, the mix of the Company’s funding sources and the assets in which those funds are invested as a percentage of the Company’s average total assets for the period indicated. Average assets totaled $460,359 in 2006 compared to $444,487 in 2005 and $444,275 in 2004.

	2006	2005	2004

Sources of Funds:
Deposits:
Non-interest-bearing	12.4%	13.1%	12.8%
Interest-bearing	63.3	63.7	64.6
Federal funds purchased and repurchase agreements	1.0	0.7	0.7
Long-term debt and other borrowings	11.9	10.6	9.7
Other non-interest-bearing liabilities	0.7	0.7	1.0
Equity capital	10.7	11.2	11.2

Total	100.0%	100.0%	100.0%

Uses of Funds:
Loans	42.6%	43.4%	43.7%
Securities	51.0	49.9	48.7
Federal funds sold, and other money market instruments	0.9	0.8	1.3
Bank owned life insurance	2.5	2.5	2.3
Other non-interest-earning assets	3.0	3.4	4.0

Total	100%	100.0%	100.0%
Deposits continue to be the Company’s primary source of funding. During 2006, the relative mix of deposits has remained steady with interest-bearing being the main source. Average non-interest bearing deposits totaled 16.4% of total average deposits in 2006 compared to 17.1% in 2005 and 16.5% in 2004. (Also see section captioned “Deposits” included elsewhere in this discussion.)
The Company primarily invests funds in loans and securities. Securities have been the largest component of the Company’s mix of invested assets. During 2006 average securities increased by $13,125 or 5.9%, while average loans increased by $2,965 or 1.5%.
The Company has also purchased bank owned life insurance policies on the lives of directors, certain employees and key members of management in conjunction with the Company’s benefit plans. The average balance increased from $10,336 in 2004 to $11,500 in 2006, reflecting the purchase of additional policies and the buildup of cash surrender

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

value. (See additional information regarding the Company’s loan and securities portfolio in the sections captioned “Loan Portfolio” and “Investment Securities” included elsewhere in this discussion.)
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

	2006	2005	2004	2003	2002

Nonaccrual loans:
1-4 residential mortgages	$887	$719	$661	$529	$474
Commercial mortgages	2,497	2,472	2,734	1,538	600
Commercial loans	188	210			327
Consumer loans	129	41			5
Home equity loans	222	304

Total Nonaccrual Loans	3,923	3,746	3,395	2,067	1,406
Other real estate owned	35	82		986	811

Nonperforming Assets	3,958	3,828	3,395	3,053	2,217
Restructured loans					26

Underperforming Assets	$3,958	$3,828	$3,395	$3,053	$2,243
The following table provides a number of asset quality ratios based on this data. Overall, asset quality reflected the cumulative effects of a general economic weakness evidenced since 2002 in the local area markets where the Company operates, but remained within limits that management considers acceptable.

	2006	2005	2004	2003	2002

Nonperforming loans as a percentage of total loans	1.91%	1.99%	1.77%	1.09%	0.73%
Nonperforming assets as a percentage of total assets	0.84%	0.83%	0.76%	0.70%	0.51%
Underperforming assets as a percentage of total assets	0.84%	0.83%	0.76%	0.70%	0.51%
Underperforming assets as a percentage of equity capital plus allowance for loan losses	7.50%	7.58%	6.52%	5.84%	4.07%
Gross income that would have been recorded in 2006 on these loans, had they been in compliance with their original terms, was $398. Interest income that actually was included in income on these loans amounted to $83.
Additionally, as part of the Company’s loan review process, management seeks to evaluate potential risks which could potentially affect the ability to collect loan balances in their entirety. Reviews of individual credits as well as any concentration of credits in particular industries are subject to a detailed loan review.
RESULTS OF OPERATIONS
     Analysis of Net Interest Income Years Ended December 31, 2006 and 2005
Net interest income, the principal source of the Company’s earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. The net interest margin ratio registered 3.67% in 2006, 3.83% in 2005, and 3.74% in 2004.
Compression in the Company’s net interest margin resulted from a sustained flattening and subsequent inversion of the yield curve and, in part, from an increased level of nonperforming assets which has occurred over the past three years.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

	NET INTEREST MARGIN FOR YEAR ENDED

	December 31, 2006			December 31, 2005

	Average		Average	Average		Average
	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate

INTEREST-EARNING ASSETS
Federal funds sold and other money market funds	$4,228	$215	5.1%	$3,619	$119	3.3%
Investment securities(1)(2)	234,969	12,935	5.5%	221,844	11,547	5.2%
Loans(2)(3)	195,838	14,381	7.4%	192,873	13,040	6.8%

Total interest-earning assets	$435,035	$27,531	6.3%	$418,336	$24,706	5.9%

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits	$47,415	$752	1.6%	$49,355	$389	0.8%
Savings	82,845	850	1.0%	89,107	647	0.7%
Time	161,050	6,907	4.3%	144,793	5,123	3.5%

Total interest-bearing deposits	291,310	8,509	2.9%	283,255	6,159	2.2%
Federal funds purchased	478	25	5.3%	428	15	3.5%
Other borrowings	58,773	3,048	5.2%	49,504	2,491	5.0%

Total interest-bearing liabilities	$350,561	$11,582	3.3%	$333,187	$8,665	2.6%

Net interest income		$15,949			$16,041

Net interest rate spread(4)			3.0%			3.3%

Net interest margin(5)			3.7%			3.8%

(1) Includes both taxable and tax exempt securities.

(2)	Tax exempt interest is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

(3)	Includes loan origination and commitment fees.

(4)	Interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

(5)	Interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.
The increase in interest income was the product of a 4.0% year-over-year increase in average earning assets and a 43 basis point increase in interest rates earned, while the increase in interest expense was a product of a 5.2% increase in interest-bearing liabilities and a 70 basis point increase in rates paid. The net result was a 0.6% decrease in net interest income on a fully tax equivalent basis and a 16 basis point decrease in the net interest margin.
Interest and dividend income on securities registered an increase of $1,465, or 13.9%, during the year ended December 31, 2006 when compared to 2005. On a fully tax equivalent basis, income on investment securities increased by $1,388, or 12.0%. The average invested balances increased by $13,125 from the levels of a year ago. The increase in the average balance of investment securities was accompanied by a 30 basis point increase in the tax equivalent yield of the portfolio.
Interest and fees on loans increased by $1,341 on a fully tax equivalent basis, or 10.3%, for the twelve months of 2006 compared to 2005. A $2,965 increase in the average balance of the loan portfolio, or 1.5%, was accompanied by a 60 basis point increase in the portfolio’s tax equivalent yield. Also contributing to the increase in loan income in 2006 was $185 in back interest and loan fees collected on three loans which had been in foreclosure.
Other interest income increased by $96 from the same period a year ago. The average balance of federal funds sold and other money market funds increased by $609, or 16.8%. The yield increased by 180 basis points during 2006 compared to 2005.
Average interest-bearing demand deposits and money market accounts decreased by $1,940, and savings decreased by $6,262. The average rate paid on these products increased by 48 basis points in the aggregate. The average balance on time deposit products increased by $16,257, as the average rate paid increased by 75 basis points, from 3.5% to 4.3%.
Compared to last year, average borrowings and federal funds purchased increased by $9,319 while the average rate paid on borrowings increased by 17 basis points.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

     Analysis of Net Interest Income — Years Ended December 31, 2005 and 2004

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
Interest and dividend income on securities registered an increase of $704, or 7.2%, during the year ended December 31, 2005 when compared to 2004. On a fully tax equivalent basis, income on investment securities increased by $513, or 4.6%. The average invested balances increased by $5,284 from the levels of a year ago. The increase in the average balance of investment securities was accompanied by an 11 basis point increase in the tax equivalent yield of the portfolio.
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
Analysis of Net Interest Income Changes (Taxable Equivalent Basis)

	2006 Compared to 2005			2005 Compared to 2004
	Volume	Rate	Total	Volume	Rate	Total

Increase (Decrease) in Interest Income:
Federal funds sold and other money markets	$23	$73	$96	$(38)	$74	$36
Investment Securities
U.S. Treasury and other U.S. Government agencies and corporations	818	180	998	239	100	339
U.S. Government mortgage-backed pass-through certificates	(260)	245	(15)	(18)	194	176
States of the U.S. and political subdivisions	(166)	(23)	(189)	(645)	65	(580)
Other securities	281	313	594	507	71	578
Loans	203	1,138	1,341	(68)	634	566

Total Interest Income Change	899	1,926	2,825	(23)	1,138	1,115

Increase (Decrease) in Interest Expense:
Interest-bearing demand deposits	(16)	379	363	2	124	126
Savings deposits	(48)	251	203	(8)	154	146
Time deposits	617	1,167	1,784	(99)	199	100
Federal funds purchased	2	8	10	3	8	11
Securities sold under agreements to repurchase	44	55	99	(1)	34	33
Other borrowings under one year	335	9	344	(44)	28	(16)
Other borrowings over one year	26	88	114	315	(60)	255

Total Interest Expense Change	960	1,957	2,917	168	487	655

Increase (Decrease) in Net Interest Income on a Taxable Equivalent Basis	$(61)	$(31)	$(92)	$(191)	$651	$460

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Analysis of Other Income, Other Expense and Federal Income Tax
Total other income for 2006 decreased $280, or 9.0% compared to a decrease of $716, or 18.7% in 2005. Fees for customer services decreased by $15, or 0.7%, compared to a decrease of $73 in the prior year. The decrease is primarily due to a decline in service charge income.
Loans originated for sale in the secondary market showed gains of $106 in 2006, compared to $89 and $54 in 2005 and 2004, respectively. The early call of held to maturity securities, and transactions involving available for sale securities, combined to produce net gains of $18 in 2006, $308 in 2005 and $1,052 in 2004.
Other real estate losses amounted to $47 in 2006, $3 in 2005 and $171 in 2004. Earnings on bank owned life insurance showed an increase of $92 in 2006 compared to a decrease of $103 in 2005. Other non-interest income decreased by $40 during 2006 following a $1 increase in 2005. This income category is subject to fluctuation due to nonrecurring items.

Other Income
	2006	2005	2004

Fees for other customer services	$2,239	$2,254	$2,327
Gain on sale of loans	106	89	54
Other real estate losses	(47)	(3)	(171)
Earnings on bank owned life insurance	433	341	444
Other operating income	86	126	125

	2,817	2,807	2,779
Investment securities net gains	18	308	1,052

Total other income	$2,835	$3,115	$3,831
Total other expenses decreased by $179 or 1.5% in 2006. This compares to an increase of $339 or 2.9% in 2005. During 2006, expenditures for salaries and employee benefits decreased by $276 or 3.9%, compared to an increase of $330 or 4.9% in 2005. This is due mainly to a one time cash bonus of $243 awarded to the retiring President and CEO in 2005. Occupancy and equipment expense decreased by $59, or 3.2%, during 2006 and increased by $17, or 0.9%, in 2005. The decrease in 2006 is due mainly to a $112 decrease in depreciation expense as some assets became fully depreciated, and a $36 increase in equipment and building maintenance.
State and local taxes stayed fairly consistent from 2004 to 2006. Bank exam and audit expense increased by $59 or 13.8% in 2006 following a decrease of $88 or 17.1% in 2005 primarily due to expenses associated with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. All other categories of non-interest expense increased by $93 in 2006 following an increase of $76 in 2005. This expense category is subject to fluctuation due to non-recurring items. The increase in 2006 is due partly to an increase in collection and foreclosure expense of $41, a one-time sundry charge-off of $22, and a $29 increase in office supplies expense.

Non-Interest Expense
	2006	2005	2004

Salaries and benefits	$6,776	$7,052	$6,722
Net occupancy and equipment expense	1,811	1,870	1,853
State and local taxes	552	548	544
Office supplies	367	338	346
Bank exam and audit	486	427	515
Other operating expense	2,029	1,965	1,881

Total other expenses	$12,021	$12,200	$11,861

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Salaries and employee benefits represented 56.4% of all non-interest expenses in 2006, 57.8% in 2005 and 56.7% in 2004. Salaries and employee benefits decreased by $276 in 2006 following an increase of $330 in 2005. The following details components of these increases:

	Analysis of Changes in Salaries & Benefits
	Amounts				Percent

	2006	2005	2004	2006	2005	2004

Salaries	$(176)	$317	$(28)	(3.2)%	6.1%	(1.14)%
Benefits	(77)	(29)	85	(4.6)	(1.7)	5.2

	(253)	288	57	(3.5)	4.2	0.8
Def’d Loan Origination	(23)	42	79	(16.7)	23.3	30.5

	$(276)	$330	$136	(3.9)	4.9%	2.1%
Wage and salary expense per employee averaged $33,063 in 2006, $33,942 in 2005 and $31,981 in 2004. Excluding the one-time retirement bonus, the average per employee would have been $32,444 in 2005. Full-time equivalent employment averaged 161 employees in 2006 and 162 employees in 2005 and 2004. Average earning assets per employee measured $2,702 in 2006 and $2,582 in 2005, $2,569 in 2004.
Income before income tax expense amounted to $5,504 for the year ended 2006 compared to $5,291 and $5,833 for the similar periods of 2005 and 2004, respectively. The effective tax rate was 16.9% in 2006 compared to 18.1% and 17.0% in 2005 and 2004, respectively, resulting in income tax expenses of $928, $957 and $990, respectively. The decrease in the effective tax rate reflects a one time adjustment to tax expense of $145 due to a change in tax accrual estimate. The effective tax rate before the $145 adjustment was 19.5%. This would be an increase from prior years because of a reduction in tax free income. The provision for income taxes differs from the amount of income tax determined applying the applicable U.S. statutory federal income tax rate to pre-tax income as a result of the following differences:

	December 31,

	2006	2005	2004

Provision at statutory rate	$1,871	$1,798	$1,983
Add (Deduct):
Tax effect of non-taxable income	(909)	(921)	(1,084)
Tax effect of non-deductible expense	111	80	91
Tax effect of change in estimate*	(145)

Federal income taxes	$928	$957	$990

*	One time adjustment to tax accrual estimate
Net income registered $4,576 in 2006 compared to $4,334 in 2005 and $4,843 in 2004, representing per share amounts of $1.02 in 2006, $0.98 in 2005 and $1.11 in 2004. Dividends declared per share were $0.86 in 2006, $1.05 in 2005 and $1.02 in 2004. The decrease in 2006 is due to elimination of the special dividend. Per share amounts have been restated to give retroactive effect to the 2% common stock dividend of January 1, 2007.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

FOURTH QUARTER 2006 AS
COMPARED TO FOURTH QUARTER 2005

	NET INTEREST MARGIN FOR QUARTER ENDED

	December 31, 2006			December 31, 2005

	Average		Average	Average		Average
	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate
(Unaudited)
INTEREST-EARNING ASSETS
Federal funds sold and other money market funds	$9,882	$132	5.3%	$4,409	$44	3.9%
Investment securities(1)(2)	231,009	3,231	5.6%	232,498	3,104	5.3%
Loans(2)(3)	202,709	3,773	7.3%	190,592	3,340	7.0%

Total interest-earning assets	$443,600	$7,136	6.4%	$427,499	$6,488	6.1%

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits	$48,286	$225	1.9%	$50,587	$136	1.1%
Savings	80,207	207	1.0%	86,974	209	1.0%
Time	169,222	1,942	4.6%	148,925	1,398	3.7%

Total interest-bearing deposits	297,715	2,374	3.2%	286,486	1,743	2.4%

Federal funds purchased			%	644	7	4.2%
Other borrowings	59,795	792	5.2%	54,642	689	5.0%

Total interest-bearing liabilities	$357,510	$3,166	3.5%	$341,772	$2,439	2.8%

Net interest income		$3,970			$4,049

Net interest rate spread(4)			2.9%			3.3%

Net interest margin(5)			3.5%			3.8%

(1)	Includes both taxable and tax exempt securities.

(2)	Tax exempt interest is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

(3)	Includes loan origination and commitment fees.

(4)	Interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

(5)	Interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.
Tax equivalent net interest income for the Company during the fourth quarter of 2006 decreased by $79, a 2.0% decrease from the fourth quarter of 2005. The yield on earning assets increased by 33 basis points while fourth quarter average earning assets increased by 3.8%, or $16,101, when compared to a year ago. This was due partly to $60 in back interest realized in the fourth quarter of 2006 on a loan which had been in foreclosure. The result was an increase in tax equivalent interest income of $648. The rate paid on interest-bearing liabilities increased by 68 basis points, while fourth quarter average interest-bearing liabilities increased by $15,738 when compared to a year ago, resulting in an increase in total interest expense of $727. The net interest margin for the quarter registered 3.55%, down 24 basis points from the same quarter a year ago.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table shows financial results by quarter for the years ending December 31, 2006 and 2005:
FINANCIAL RESULTS BY QUARTER
(Unaudited)

	2006				2005

	For the Quarter Ended				For the Quarter Ended

	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31

Interest Income	$6,889	$6,796	$6,493	$6,319	$6,212	$5,884	$5,829	$5,661
Interest Expense	3,166	2,980	2,783	2,653	2,439	2,197	2,024	2,005

Net Interest Income	3,723	3,816	3,710	3,666	3,773	3,687	3,805	3,656
Loan Loss Provision	(50)	(45)	(64)	(66)	(135)	(160)	(138)	(112)
Net Security Gains			18			4	2	302
Net Gain on Loans	37	13	42	14	30	28	22	9
Other real estate losses	(12)	(7)	(28)		(3)
Other Income	747	703	700	608	665	700	677	679
Other Expenses	(2,962)	(3,041)	(3,049)	(2,969)	(2,990)	(3,288)	(2,972)	(2,950)

Income Before Tax	1,483	1,439	1,329	1,253	1,340	971	1,396	1,584
Federal Income Tax	301	296	253	78	247	120	264	326

Net Income	$1,182	$1,143	$1,076	$1,175	$1,093	$851	$1,132	$1,258
Net Income Per Share	$0.26	$0.26	$0.24	$0.26	$0.25	$0.19	$0.26	$0.28
Net Core Income	$1,166	$1,139	$1,057	$1,020	$1,075	$990	$1,116	$1,053
Net Core Income Per Share	$0.26	$0.25	$0.24	$0.23	$0.24	$0.22	$0.26	$0.24
Net Interest Income (fully taxable equivalent basis)	$3,970	$4,067	$3,973	$3,939	$4,049	$3,964	$4,088	$3,940
Net Interest Rate Spread	2.9%	3.1%	3.0%	3.1%	3.3%	3.3%	3.4%	3.2%
Net Interest Margin	3.5%	3.7%	3.7%	3.7%	3.8%	3.8%	3.9%	3.8%
Loan charge-offs during the quarter were $67 in 2006 compared to $185 in 2005, while the recovery of previously charged-off loans amounted to $19 during the fourth quarter of 2006 compared to $14 in the same period of 2005. The Company’s provision for loan losses during the quarter was $50 compared to $135 a year ago.
Other income increased by $82 from a year ago, due primarily to an increase in service charge income of $32 and a $55 increase in non-taxable income on bank owned life insurance policies, reflecting increases in the investment yields associated with these policies. The net gain on loans sold during the quarter amounted to $37, compared to $30 a year ago. Loss on the sale of other real estate increased from $3 in 2005 to $12 in 2006.
Total other non-interest expenses in the fourth quarter were $2,962 in 2006 compared to $2,990 in 2005, a decrease of $28 or 0.9%. Salaries and benefits constituted a $34 decrease, or 2.0%. Bank exam and audit fees decreased by $14 or 10.4% mainly due to the timing of expenses associated with the implementation of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Other expenses increased by $20 or 1.8%.
Income before income tax during the fourth quarter amounted to $1,483 in 2006 compared to $1,340 in 2005. Income tax expense for the fourth quarter of 2006 was $301 as compared to $247 in 2005. Fourth quarter net income was $1,182 in 2006 compared to $1,093 in 2005, representing an increase of $89, or 8.1%.
Earnings per share for the fourth quarter, adjusted for the 2% stock dividend paid January 1, 2007, were $0.26 in 2006 and $0.25 in 2005.
Core earnings (earnings before gains on loans sold, investment securities sold or called and certain other non recurring items) increased by 8.5% in the fourth quarter of 2006 compared to 2005. Core earnings for the fourth quarter of 2006 were $1,166 compared to last year’s $1,075. Core earnings per share were $0.26 in 2006 and $0.24 in 2005. The

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

following is a reconciliation between core earnings and earnings under generally accepted accounting principles in the United States (GAAP earnings):

	Three Months Ended
	December 31,

	2006	2005

GAAP Earnings	$1,182	$1,093
Gain on sale of loans	(37)	(30)
Other real estate loss	12	3
Tax effect of adjustments	9	9

Core Earnings	$1,166	$1,075

Realized gains or losses on securities are based on net proceeds and the adjusted carrying amount of the securities, using the specific identification method. The table below sets forth the proceeds, gains and losses realized on securities sold or called for the period ended:

	Three	Twelve
	Months	Months
	December 31,	December 31,
	2006	2006

Proceeds on securities sold or called	$40	$1,526
Gross realized gains		18
Gross realized losses
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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

	2006	2005	2004	2003	2002

Balance at beginning of year	$2,168	$2,629	$2,408	$3,134	$2,998
Loan losses:
1-4 family residential mortgages	(29)	(87)	(80)	(101)	(97)
Commercial mortgages	(20)	(734)	(108)	(589)
Consumer and other loans	(199)	(203)	(66)	(160)	(157)
Commercial loans	(40)	(89)	(10)	(270)	(187)
Home equity loans		(6)

	(288)	(1,119)	(264)	(1,120)	(441)

Recoveries on previous loan losses:
1-4 family residential mortgages
Commercial mortgages				40
Consumer and other loans	99	100	65	108	93
Commercial loans	7	13	5	6	24
Home equity loans

	106	113	70	154	117

Net loan losses	(182)	(1,006)	(194)	(966)	(324)

Provision charged to operations	225	545	415	240	460

Balance at end of year	$2,211	$2,168	$2,629	$2,408	$3,134

Ratio of net loan losses to average net loans outstanding	0.09%	0.53%	0.10%	0.51%	0.16%

Ratio of loan loss allowance to total loans	1.08%	1.15%	1.37%	1.27%	1.64%

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
The following is an allocation of the allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

	2006	2005	2004	2003	2002

Types of Loans
1-4 family residential mortgages	$209	$243	$265	$241	$370
Commercial mortgages	1,441	1,397	1,808	1,932	2,239
Consumer loans	183	160	50	58	109
Commercial loans	376	364	505	176	393
Home equity loans	2	4	1	1	23

	$2,211	$2,168	$2,629	$2,408	$3,134

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

LOAN PORTFOLIO
The following table represents the composition of the loan portfolio as of December 31, for the years indicated:

	2006		2005		2004		2003		2002

	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Types of Loans
1-4 family residential mortgages	$62,882	30.6	$59,910	31.8	$61,238	31.9	$57,854	30.6	$62,365	32.6
Commercial mortgages	106,160	51.7	90,983	48.3	94,019	49.0	92,822	49.0	86,929	45.4
Consumer loans	7,745	3.8	6,714	3.6	6,087	3.2	7,231	3.8	9,792	5.1
Commercial loans	17,505	8.5	19,767	10.5	19,188	10.0	21,711	11.5	22,016	11.5
Home equity loans	10,807	5.3	10,828	5.8	11,245	5.9	9,541	5.0	8,353	4.4
1-4 family residential loans held for sale	109	0.1					103	0.1	2,022	1.0

Total loans	$205,208		$188,202		$191,777		$189,262		$191,477

The following schedule sets forth maturities based on remaining scheduled repayments of principal or next repricing opportunity for loans (excluding mortgage and consumer loans) as of December 31, 2006:

	1 Year	1 to	Over
	or Less	5 Years	5 Years	Total

Types of Loans
Commercial loans	$6,834	$4,753	$5,918	$17,505
Home Equity	10,807			10,807

Total loans (excluding mortgage and consumer loans)	$17,641	$4,753	$5,918	$28,312

The following schedule sets forth loans as of December 31, 2006 based on next repricing opportunity for floating and adjustable interest rate products, and by remaining scheduled principal payments for loan products with fixed rates of interest. Mortgage and consumer loans have again been excluded.

	1 Year	Over
	or Less	1 Year	Total

Types of Loans
Floating or adjustable rates of interest	$17,077	$730	$17,807
Fixed rates of interest	564	9,941	10,505

Total loans	$17,641	$10,671	$28,312

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company recorded an increase of $17,006 in the loan portfolio from the level of $188,202 recorded at December 31, 2005.
Between 2005 and 2006, the balance of residential mortgage loans remained relatively unchanged. 1-4 family residential mortgages represent 30.7% of total loans in the loan portfolio compared to 31.8% in 2005. The portion of the loan portfolio represented by commercial loans (including commercial real estate) increased from 58.8% in 2005 to 60.2%. Consumer loans (including home equity loans) decreased from 9.4% in 2005 to 9.1%.
Real estate loans which include residential loans and commercial loans continue to comprise the largest share of the Company’s loan portfolio. At the end of 2006, residential loans and commercial loans comprised a combined 90.9% of the portfolio, compared to 89.0% five years ago. Home equity loans at 5.3% and consumer installment at 3.8% comprise the remainder of the portfolio in 2006. Five years ago in 2001, home equity loans comprised 3.8% of the overall loan portfolio, while consumer installment loans comprised 7.2%.
During 2006, approximately $15,200 in new mortgage loans were originated by the Company, an increase of $1,000 from 2005. The Company’s product offerings continue to include a service release sales program, which permits the Company to offer competitive long-term fixed interest rates without incurring additional credit or interest rate risk.
The following shows the disposition of mortgage loans originated during 2006 and 2005 (in millions):

	2006	2005

Retained in Portfolio	$8.3	$7.6
Loans Sold to Investors with Servicing Rights Released	$6.9	$6.6
During 2006, the Company originated and retained in portfolio a larger percentage of residential mortgage loans than it sold in the secondary market. These retained loans met the Company’s asset quality criteria. Although management anticipates that secondary market originations will continue as an important aspect of loan administration, loans which are retained by the Bank portfolio will become more predominant as portfolio lending strategies are developed to enhance overall customer relationships.
The Bank is also active in home equity financing. Home Equity term loans and credit lines remain popular with consumers wishing to finance home improvements, educational costs, vacations and consumer goods purchased at favorable interest rates.
In order to improve customer retention and provide better overall balance, management also will continue to revamp and reposition the Company’s In-Portfolio product offerings during 2007.
The balance of the commercial loan portfolio as of December 31, 2006 was $123,700, an increase of $12,900 from the balance of $110,800 recorded at December 31, 2005. Short term, asset based, commercial loans including lines of credit decreased by $2,300. Commercial real estate loans increased by $15,200 during the same period. The increase in these loans has primarily resulted from a marketing campaign designed to increase market share for commercial and small business loans secured by real estate.
Management is expanding commercial real estate product offerings in an effort to establish new business relationships and capture additional market share. Loan personnel will continue to aggressively pursue both commercial and small business opportunities supported by product incentives and

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

marketing efforts. The Bank’s lending function continues to provide business services to a wide array of medium and small businesses, including but not limited to commercial and residential real estate builders, automobile dealers, manufacturers, trucking companies, nursing homes, physicians and medical groups, funeral homes, general contractors, service contractors, restaurants, hotels/motels, retailers, wholesalers, as well as area educational institutions and other political subdivisions. For those businesses electing to finance business assets through a lease instrument the Bank also offers lease financing through a third party vendor.
Small business loans are originated by loan personnel assigned to the Community Bank offices. These loans are processed in accordance with established business loan underwriting standards and practices.
The following table provides an overview of commercial loans by various business sectors reflecting the areas of largest concentration. It should be noted that these are open balances and do not reflect existing commitments that may be currently outstanding but unfunded.
Commercial Loan Concentrations

	2006		2005

		% of		% of
Sector	Balances	Portfolio	Balances	Portfolio

Non Residential Building/ Apartment Building	$17.963	14.82%	$8,534	7.76%
Hotels/Motels	12,374	10.21%	15,005	13.65%
Real Property Lessors	8,315	6.86%	8,155	7.42%
Eating Places	7,575	6.25%	5,669	5.16%
Steel Related Industries	5,200	4.29%	5,317	4.84%
Trucking and Courier Services	4,722	3.90%	3,506	3.19%
The single largest customer balance at year end had a balance of $4,900 in 2006 compared to $4,500 in 2005. This balance represented approximately 4.0% of the total commercial portfolio, compared to 4.1% in 2005.
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
The following table shows the book value of investment securities by type of obligation at the dates indicated:

	December 31,

	2006	2005	2004

U.S. Treasury and other U.S. Government agencies and corporations	$86,682	$80,053	$69,670
U.S. Government mortgage-backed pass-through certificates	73,921	82,992	91,226
States of the U.S. and political subdivisions	40,807	44,714	45,689
Other securities	31,693	26,893	19,256

	$233,103	$234,652	$225,841

A summary of securities held at December 31, 2006, classified according to the earlier of next repricing or the maturity date and the weighted average yield for each range of maturities, is set forth below. Fixed rate mortgage-backed securities are classified by their estimated contractual cash flow, adjusted for current prepayment assumptions. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2006

	Book	Weighted
Type and Maturity or Repricing Grouping	Value	Average Yield(1)

U.S. Treasury and other U.S. Government agencies and corporations:
Maturing or repricing within one year	$2,050	4.545%
Maturing or repricing after one year but within five years	11,301	4.512
Maturing or repricing after five years but within ten years	29,614	5.439
Maturing or repricing after ten years	43,717	6.033

Total U.S. Treasury and other U.S. Government agencies and corporations	$86,682	5.596%

U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s:
Maturing or repricing within one year	$28,359	5.137%
Maturing or repricing after one year but within five years	39,000	4.777
Maturing or repricing after five years but within ten years	5,413	4.763
Maturing or repricing after ten years	1,149	4.880

Total U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s	$73,921	4.916%

States of the U.S. and political subdivisions:
Maturing or repricing within one year	$2,097	7.370%
Maturing or repricing after one year but within five years	538	7.712
Maturing or repricing after five years but within ten years	7,099	7.307
Maturing or repricing after ten years	31,073	7.325

Total States of the U.S. and political subdivisions	$40,807	7.329%

Other securities:
Maturing or repricing within one year	$18,379	7.136%
Maturing or repricing after one year but within five years	7,518	5.501
Maturing or repricing after five years but within ten years	2,215	7.183
Maturing or repricing after ten years	3,581	6.000

Total other securities	$31,693	6.623%

(1)	The weighted average yield has been computed by dividing the total interest income adjusted for amortization of premium or accretion of discount over the life of the security by the amortized cost of the securities outstanding. The weighted average yield of tax-exempt obligations of states of the U.S. and political subdivisions has been calculated on a fully taxable equivalent basis. The amounts of adjustments to interest which are based on the statutory tax rate of 34% were $50, $13, $162 and $711 for the four ranges of maturities.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

As of December 31, 2006, there were $20,154 in callable U.S. Government Agencies, $6,424 in callable obligations of states and political subdivisions that given current and expected interest rate environments are likely to be called within the one year time horizon. These securities are categorized according to their contractual maturities, with $201 classified as maturing after one year but within five years, $5,159 classified as maturing after five years but within ten years, and $21,218 classified as maturing after 10 years.
Additionally, as of December 31, 2006, there were $11,343 in callable U.S. Government Agencies and $23,902 in callable obligations of states and political subdivisions that given current and expected interest rate environments are likely to be called within the time frame defined as after one year but within five years. These securities are categorized according to their contractual maturities, with $7,693 maturing after five years but within ten years and $27,552 maturing after 10 years.
As of December 31, 2006, the carrying value of all investment securities, both available for sale and held to maturity, tallied $233,103, a decrease of $1,549 or 0.66% from the prior year. The allocation between single maturity investment securities and mortgage-backed securities shifted to a 68/32 split versus the 64/36 division of the previous year, as mortgage-backed securities decreased by $9,071, or 10.9%.
Holdings of obligations of states and political subdivisions showed a decrease of $3,907, or 8.7%, as several bonds were called during the year.
Amortization of purchase premium resulted in the decrease of holdings of U.S. Treasury securities by approximately $5, or 3.4%. Investments in U.S. government agencies and sponsored corporations increased by approximately $6,634, or 8.3%. The Company also purchased $6,026 in corporate debt securities during 2006 primarily to take advantage of floating rate repricing characteristics. The purchases were partially offset by $1,125 in debt securities that were called and $1,006 that were sold during 2006. Additionally, a $668 reversal in unrealized losses on General Motors bonds was reflected at December 31, 2006. The net result was an increase in the corporate portfolio of $4,612
Holdings of other securities increased by $188, primarily reflecting stock dividends received from the Federal Home Loan Bank of Cincinnati.
The mix of mortgage-backed securities remained weighted in favor of fixed rate securities in 2006. The portion of the mortgage-backed portfolio allocated to fixed rate securities rose to 67% in 2006 versus 64% in 2005. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed rate securities perform better in periods of stable to slightly declining interest rates. Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $18,184 and $20,554 at December 31, 2006 and 2005, respectively. No collateralized mortgage obligations were sold in 2006.
At December 31, 2006, a net unrealized loss of $455, net of tax, was included in shareholders’ equity as a component of Other Comprehensive Income, as compared to a net unrealized loss of $877, net of tax, as of December 31, 2005. This $422 improvement reflects the increased market value of debt securities resulting from changes in the shape of the yield curve and the level of interest rates that occurred during the year, as well as improvement in the perceived credit quality of the General Motors issues. Lower interest rates generally translate into more favorable market prices for debt securities; conversely rising interest rates generally result in a depreciation in the market value of debt securities.
The Company had $8,715 in investments considered to be structured notes as of December 31, 2006, an increase of $35, or 0.40%. The Company had no investments in inverse floating rate securities or other derivative products.
Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

DEPOSITS
The Company’s deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited an increase of 1.6% to $355,818 at December 31, 2006, as compared to $350,375 at December 31, 2005.
The Company’s deposit base consists of demand deposits, savings, money market and time deposit accounts. Average noninterest-bearing deposits decreased 1.8% during 2006, while average interest-bearing deposits increased by 2.8%.
During 2006, noninterest-bearing deposits averaged $57,271 or 16.4% of total average deposits as compared to $58,320 or 17.1% of total deposits in 2005. Core deposits averaged $299,749 for the year ended December 31, 2006, a decrease of $6,877 from the average level of 2005. During 2005, core deposits had averaged $306,626, a decrease of $4,674 from the preceding year.
Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 86.0% of average total deposits in 2006 compared to 89.8% in 2005 and 90.3% in 2004. Non core deposits are represented by Jumbo CD’s, certificates of deposit in the amount of $100 or more. The Company’s portfolio of Jumbo CD’s are sourced primarily from customers in the subsidiary bank’s immediate market area, and does not include any brokered deposits.
Over the past five years, the Company has successfully increased the share of deposits represented by noninterest-bearing and NOW checking accounts. These products now comprise 24.4% of total deposits compared to 23.1% five years ago. The following depicts how the deposit mix has shifted during this five-year time frame.
Additional information regarding interest-bearing deposits is presented in the Notes to the Consolidated Financial Statements (NOTE 6).

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

ASSET-LIABILITY MANAGEMENT
The Company’s executive management and Board of Directors routinely review the Company’s balance sheet structure for stability, liquidity and capital adequacy. The Company has defined a set of key control parameters which provide various measures of the Company’s exposure to changes in interest rates. The Company’s asset-liability management goal is to produce a net interest margin that is relatively stable despite interest rate volatility while maintaining an acceptable level of earnings. Net Interest Margin is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The Net Interest Margin Ratio expresses this difference as a percentage of average earning assets. In the past five years, the net interest margin ratio has averaged 3.91% ranging between 3.67% and 4.39%.
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
GAP TABLE
December 31, 2006

	Maturity or Repricing Interval

						Non Rate
						Sensitive
	3 Months	3 to 12		1 to 5		or >5
	or Less	Months		Years		Years	Total

Interest-Earning Assets
Interest-Bearing Balance from Depository Institution	$24	$		$		$	$24
Investments	33,741		43,722		93,401	62,239	233,103
Loans & Leases	51,604		37,076		88,084	28,444	205,208
Federal Fund Sold	4,275						4,275

Total Earning Assets	89,644		80,798		181,485	90,683	442,610
Other Assets						29,141	29,141

Total Assets	$89,644		$80,798		$181,485	$119,824	$471,751

Interest-Bearing Liabilities
Interest-bearing Checking	$27,136	$		$		$	$27,136
Money Market Accounts	19,117						19,117
Passbook Savings	79,585						79,585
Time Deposits ≥100,000	18,602		20,460		10,093	5,790	54,945
Time Deposits <100,000	22,152		41,826		32,011	18,063	114,052
Repurchase Agreements	5,862						5,862
U.S. Treasury Demand	1,153						1,153
Other Borrowings	13,000		11,500		28,500	2,000	55,000

Total Interest-Bearing Liabilities	186,607		73,786		70,604	25,853	356,850
Demand Deposits						60,983	60,983
Other Liabilities						3,326	3,326
Shareholders’ Equity						50,592	50,592

Total Liabilities & Equity	$186,607		$73,786		$70,604	$140,754	$471,751

Rate Sensitivity Gap	$(96,963)		$7,012		$110,881	$64,830
Cumulative Gap	$(96,963)		$(89,951)		$20,930	$85,760
Cumulative Gap to Total Assets	(20.6)%		(19.1)%		4.4%	18.2%

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
During 2006, the effective maturities of earning assets tended to lengthen as short and intermediate rates in the credit markets rose sharply. Federal Reserve policy makers increased short-term interest rates four times during the year, from 4.25% to 5.25% in an attempt to avoid an unwelcome rise in inflation. With rates rising during the year, the volume of investment securities eligible to be called decreased, while prepayments on loans and mortgage-backed securities similarly decreased, causing the effective maturities of existing earning assets to lengthen. Management invested excess overnight funds (federal funds sold balances), with an increased allocation towards adjustable and floating rate corporate bonds, and U.S. Government agencies purchased at a discount that contain a lock-out period prior to the first call date.
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
The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company’s interest sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company’s net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. As previously noted, the Company’s net interest margin has remained in the range of 3.67% to 4.39% over the past five years, a period characterized by significant shifts in the mix of earning assets and the direction and level of interest rates. The targeted federal funds rate during that period ranged from 1.00% to 5.25%, as Federal Reserve monetary policy turned from guarding against deflation to warding off inflationary threats.
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
Anticipated principal repayments on mortgage-backed securities along with investment securities maturing, repricing, or expected to be called in one year or less amounted to $77,463 at December 31, 2006, representing 33.2% of the total combined portfolio, as compared to $73,603 or 31.4% of the portfolio a year ago.
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
Cash and cash equivalents increased from $12,897 in 2004 to $19,237 in 2005, then subsided to $14,375 in 2006. Operating activities provided cash of $5,082 in 2006, $4,275 in 2005 and $7,382 in 2004. Key differences stem mainly from: 1) a decrease in net income of $509 between 2005 and 2004 and a $242 increase between 2005 and 2006; 2) there were no loans held for sale at December 31, 2005 and 2004 and $109 at 2006; 3) gains on the sale of investments was $308 at December 31, 2005, $1,052 at December 31, 2004 and $18 in 2006; 4) amortization on securities was $506 in 2006 compared to $872 in 2005 and $1,546 in 2004; 5) loss on the sale of other real estate totaled $47 in 2006 and $171 in 2004 compared to $3 in 2005; 6) the purchase of an additional $500 of insurance contracts on the lives of participants in the supplemental post retirement benefit plan in 2004 compared to $128 in 2006 and none in 2005; 7) a liability for securities purchased yet to settle totaled $1,270 at December 31, 2004, with none at December 31, 2005 or 2006. Refer to the Consolidated Statements of Cash Flows for a summary of the sources and uses of cash for 2006, 2005 and 2004. The following table details the cash flows from operating activities.

	December 31,

	2006	2005	2004

Net income	$4,576	$4,334	$4,843
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and accretion	991	1,469	2,176
Provision for loan loss	225	545	415
Investment securities gains	(18)	(308)	(1,052)
Other real estate losses	47	3	171
Impact of loans held for sale	(109)		103
Changes in:
Securities to settle and securities sold to settle		(1,270)	1,270
Purchase of insurance contracts	(128)		(500)
Other assets and liabilities	(502)	(498)	(44)

Net cash flows from operating activities	$5,082	$4,275	$7,382

CONTRACTUAL OBLIGATIONS AND COMMITMENTS
The Corporation has various obligations, including contractual obligations and commitments that may require future cash payments.
Contractual Obligations: The following table presents, as of December 31, 2006, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

		Contractual Obligations
		as of December 31, 2006

		Payments Due in

		One	One to	Three	Over
	See	Year	Three	to Five	Five
	Note	or Less	Years	Years	Years	Total

Non-interest bearing deposits		$60,983	$	$	$	$60,983
Interest bearing deposits(a)	6	125,838				125,838
Average Rate(b)		1.29%				1.29%
Certificates of deposit(a)	6	94,999	38,638	10,797	24,563	168,997
Average Rate(b)		4.54%	4.57%	4.80%	4.82%	4.61%
Federal funds purchased and security repurchase agreements(a)	7	5,862				5,862
Average Rate(b)		4.34%				4.34%
U.S. Treasury interest-bearing demand note(a)	7	1,153				1,153
Average Rate(b)		5.04%				5.04%
Federal Home Loan Bank advances(a)	7	16,500	15,000	21,500	2,000	55,000
Average Rate(b)		4.76%	5.52%	5.68%	4.07%	5.30%
Operating leases	8	182	215	128		525

(a)	Excludes present and future accrued interest.

(b)	Variable rate obligations reflect interest rates in effect at December 31, 2006.
The Corporation’s operating lease obligations represent short and long-term lease and rental payments for the subsidiary bank’s branch facilities.
The Corporation also has obligations under its supplemental retirement plans as described in Note 9 to the consolidated financial statements. The postretirement benefit payments represent actuarially determined future benefit payments to eligible plan participants. The Corporation does not have any commitments or obligations to the defined contribution retirement plan (401(k) plan) at December 31, 2006 due to the funded status of the plan. (See further discussion in Note 9.)
Commitments: The following table details the amounts and expected maturities of significant commitments as of December 31, 2006. (Further discussion of these commitments is included in Note 8 to the consolidated financial statements.)

	Expected Maturities of Commitments
	as of December 31, 2006

	One	One to	Three	Over
	Year	Three	to Five	Five
	or Less	Years	Years	Years	Total

Commitments to extend credit:
Commercial	$22,466	$2,459	$687	$11,167	$36,779
Residential real estate	280				280
Revolving home equity	9,939				9,939
Overdraft protection	9,827				9,827
Other	526				526
Standby letters of credit	1,810				1,810
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
The following graph, which is not “risk-adjusted,” depicts Tier 1 capital as a percentage of total average assets over the past several years. This measure of capital adequacy is known as the “leverage ratio.” The ratio was 11.05% in 2005 and 11.04% in 2006, and remains well above regulatory minimums.
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
The following table illustrates the Company’s risk-weighted capital ratios at December 31, 2006 and 2005. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and total risk-based capital well in excess of the required regulatory minimum ratios.

Risk-Based Capital

	December 31,	December 31,
	2006	2005

Tier 1 Capital	$50,913	$49,031
Tier 2 Capital	2,238	2,189

QUALIFYING CAPITAL	$53,151	$51,220

Risk-Adjusted Total Assets(*)	$266,686	$242,106

Tier 1 Risk-Based Capital Ratio	19.09%	20.25%
Total Risk-Based Capital Ratio	19.93%	21.16%
Total Leverage Capital Ratio	11.04%	11.05%
(*) Includes off-balance sheet exposures
In management’s opinion, as supported by the data in the table below, the Company met all capital adequacy requirements to which it was subject as of December 31, 2006 and December 31, 2005. As of those dates, the Company was “well capitalized” under regulatory prompt corrective action provisions.

	Actual Regulatory		Regulatory Capital Ratio
	Capital Ratios as of:		requirements to be:

	Dec. 31,	Dec. 31,	Well	Adequately
	2006	2005	Capitalized	Capitalized

Total risk-based capital to risk-weighted assets	19.93%	21.16%	10.00%	8.00%
Tier I capital to risk-weighted assets	19.09%	20.25%	6.00%	4.00%
Tier I capital to average assets	11.04%	11.05%	5.00%	4.00%
SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” requires that investments designated as available for sale be marked-to-market with corresponding entries to the deferred tax account and shareholders’ equity. Regulatory agencies, however, exclude these ad-

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

justments in computing risk-based capital, as their inclusion would tend to increase the volatility of this important measure of capital adequacy. Additional information regarding regulatory matters can be found in the Notes to the Consolidated Financial Statements (NOTE 12.)
REGULATORY MATTERS
On March 13, 2000, the Board of Governors of the Federal Reserve System approved the Company’s application to become a financial holding company. As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2006, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and well managed, in management’s opinion.
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
Run off rate assumptions are obtained from a service that provides forecasted prepayment speeds based on the median forecast of 11 dealer firms for various mortgage types. Repricing characteristics are based upon actual information obtained from the Bank’s information system data and other related programs. Actual results may differ from simulated results not only due to the timing, magnitude and frequency of interest rate changes, but also due to changes in general economic conditions, changes in customer preferences and behavior, and changes in strategies by both existing and potential competitors.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table shows the Company’s current estimate of interest rate sensitivity based on the composition of its balance sheet at December 31, 2006. For purposes of this analysis, short term interest rates as measured by the federal funds rate and the prime lending rate are assumed to increase (decrease) gradually over the next twelve months reaching a level 300 basis points higher (lower) than the rates in effect at December 31, 2006. Under both the rising rate scenario and the falling rate scenario, the yield curve is assumed to exhibit a parallel shift.
During 2006, the Federal Reserve increased its target rate for overnight federal funds by 100 basis points. At year end December 31, 2006, the difference between the yield on the ten-year Treasury and the three-month Treasury had decreased to a negative 31 basis points from the positive 31 basis points that existed at December 31, 2005, indicating that the yield curve had inverted. At December 31, 2006, rates peaked at the six-month point on the Treasury yield curve. Interest rate yields for one year through thirty years were all below the maximum reached at the six-month point.
The base case against which interest rate sensitivity is measured assumes no change in short term rates. The base case also assumes no growth in assets and liabilities and no change in asset or liability mix. Under these simulated conditions, the base case projects net interest income of $15,354 for the year ending December 31, 2007.

Simulated Net Interest Income Sensitivity
For the Twelve Months Ending December 31, 2007
	Net Interest
Change in Interest Rates	Income	$ Change	% Change

Graduated increase of +300 basis points	$15,357	$3	0.0%
Short term rates unchanged (base case)	15,354
Graduated decrease of -300 basis points	15,391	37	0.3%
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
While management’s evaluation of the allowance for loan losses as of December 31, 2006 has determined the allowance to be adequate, under adversely different conditions or assumptions, the Company would most likely need to increase the allowance. The assumptions and estimates used by the Company in its internal review of non-performing loans and potential problem loans, as well as the associated evaluation of the related collateral coverage for these loans, can have a significant impact on the overall assessment of the adequacy of the allowance for loan losses. While management has concluded that the current valuation of loan collateral is reasonable under present circumstances, if collateral valuations were significantly reduced due to either new information or other changing circumstances, additional provisions to the allowance for loan losses would most likely be necessary.
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

INFORMATION AS TO STOCK PRICES AND DIVIDENDS OF CORTLAND BANCORP

OTHER INFORMATION
The Company files quarterly reports, (Forms 10-Q), an annual report (Form 10-K), current reports on Form 8-K and proxy statements, as well as any amendments to those reports with the Securities and Exchange Commission (SEC) pursuant to section 13(a) or (15)d of the Exchange Act. In 2007, the quarterly reports will be filed within 40 days of the end of each quarter, while the annual report is filed within 75 days of the end of the year. Any individual requesting copies of such reports may obtain these free of charge, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC by visiting our web site at www.cortland-banks.com or by writing to:
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
The Company’s stock trades on the NASDAQ OTC market under the symbol CLDB. The following brokerage firms are known to be relatively active in trading the Company’s stock:
Community Banc Investments, Inc.
Columbus, Ohio
Contact: Greig A. McDonald
Telephone: 1-800-224-1013
Ferris Baker Watts, Incorporated
655 Metro Place South
Metro Center V, Suite 330
Dublin Ohio 43017
Telephone: 1-866-313-4803
Smith Barney Citigroup, Inc.
5048 Belmont Ave.
Youngstown, Ohio 44505
Telephone: 1-800-535-0017
Stifel, Nicholas & Co., Inc.
655 Metro Place South
Suite 200
Dublin, Ohio 43017
Telephone: 1-877-875-9352
UBS Financial Services
3701 Boardman Canfield Rd
P.O. Box 100
Canfield, Ohio 44406
Telephone: 330-533-7191
The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 2% stock dividend paid as of January 1, 2007 and the 3% stock dividend paid January 1, 2006 and 2005. The Company currently has approximately 1,696 shareholders.

HIGH OR LOW TRADING PRICE PER QUARTER
	Price Per Share
			Cash
			Dividends
	High	Low	Per Share

2006
Fourth Quarter	$18.25	$15.74	$0.22
Third Quarter	17.89	15.74	0.22
Second Quarter	18.38	17.35	0.21
First Quarter	19.36	17.65	0.21

2005
Fourth Quarter	$19.99	$17.16	$0.42
Third Quarter	19.99	18.09	0.21
Second Quarter	21.33	19.04	0.21
First Quarter	22.14	20.18	0.21

2004
Fourth Quarter	$23.11	$20.01	$0.42
Third Quarter	22.87	19.55	0.20
Second Quarter	25.19	20.33	0.20
First Quarter	28.20	24.04	0.20
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
ROBERT A. COGGESHALL
Vice President
GREG YURCO
Vice President
JOAN M. FRANGIAMORE
Vice President
BARBARA R. SANDROCK
Vice President
WILLIAM J. HOLLAND
Vice President
MICHAEL MATTOCKS
Vice President
DEAN S. EVANS
Vice President
MARCEL P. ARNAL
Assistant Vice President
GRACE J. BACOT
Assistant Vice President
SHIRLEY F. ROOT
Assistant Vice President
DARLENE MACK
Assistant Vice President
and Trust Officer
JANET K. HOUSER
Assistant Vice President
RUSSELL E. TAYLOR
Assistant Vice President
BARBARA McKENZIE
Assistant Vice President
JAMES HUGHES
Assistant Vice President
SHIRLEY A. WADE
Assistant Vice President
DESIREE SORBER
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

