Form 10-K, Exhibit 13
period 2007-12-31
CORTLAND BANCORP INC
filed 2008-03-17
CIK 774569

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

The Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2007, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and, in management’s opinion, well managed. Cortland Bancorp owns no property. Operations are conducted at 194 West Main Street, Cortland, Ohio.

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

Cortland Bank’s main office (as described in its charter) is located at 194 West Main Street, Cortland, Ohio. Administrative offices are located at the main office. The Brookfield, Hubbard, Niles Park Plaza and both Boardman offices are leased, while all of the other offices are owned by Cortland Banks.

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

EMPLOYEES

As of December 31, 2007 the Company through its subsidiary bank, employed 143 full-time and 34 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.

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

Management assessed the Company’s system of internal control over financial reporting as of December 31, 2007, in relation to criteria for effective internal control over financial reporting as described in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2007, its system of internal control over financial reporting is effective and meets the criteria of the Internal Control-Integrated Framework. Packer Thomas, independent registered public accounting firm, has issued an attestation report on the Company’s internal control over financial reporting.

Lawrence A. Fantauzzi President and Chief Executive Officer	James M. Gasior Secretary Chief Financial Officer

Cortland, Ohio February 29, 2008

REPORT OF PACKER THOMAS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SHAREHOLDERS AND BOARD OF DIRECTORS
Cortland Bancorp

We have audited the accompanying consolidated balance sheets of Cortland Bancorp and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. We also have audited Cortland Bancorp and subsidiaries internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Cortland Bancorp’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, and an opinion on the company’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cortland Bancorp and subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In our opinion, Cortland Bancorp and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Packer Thomas
Youngstown, Ohio
February 29, 2008

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2007, 2006 and 2005

(Amounts in thousands except per share data)

	2007	2006	2005

Interest income
Interest and fees on loans	$15,784	$14,291	$12,941
Interest and dividends on investment securities:
Taxable interest	6,788	5,943	4,387
Nontaxable interest	1,811	2,051	2,162
Dividends	235	202	167
Interest on mortgage-backed securities	4,008	3,795	3,810
Other interest income	366	215	119

Total interest income	28,992	26,497	23,586

Interest expense
Deposits	10,456	8,509	6,159
Borrowed funds	3,375	3,073	2,506
Subordinated debt	154

Total interest expense	13,985	11,582	8,665

Net interest income	15,007	14,915	14,921
Provision for loan losses (Note 4)	40	225	545

Net interest income after provision for loan losses	14,967	14,690	14,376

Other income
Fees for other customer services	2,307	2,239	2,254
Investment securities gains - net	77	18	308
Gain on sale of loans - net	88	106	89
Other real estate losses - net	(1)	(47)	(3)
Earnings on bank owned life insurance	521	433	341
Other non-interest income	97	86	126

Total other income	3,089	2,835	3,115

Other expenses
Salaries and employee benefits	7,199	6,776	7,052
Net occupancy and equipment expense	1,871	1,811	1,870
State and local taxes	580	552	548
Office supplies	396	367	338
Bank exam and audit expense	443	486	427
Other operating expenses	2,106	2,029	1,965

Total other expenses	12,595	12,021	12,200

Income before federal income taxes	5,461	5,504	5,291
Federal income taxes (Note 11)	1,111	928	957

Net income	$4,350	$4,576	$4,334

Net income per share, both basic and diluted (Note 1)	$0.97	$1.01	$0.97

Dividends declared per share	$0.87	$0.85	$1.04

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2007 and 2006

(Amounts in thousands except per share data)

	2007	2006

ASSETS
Cash and due from banks	$9,441	$10,100
Federal funds sold		4,275

Total cash and cash equivalents	9,441	14,375

Investment securities available for sale (Note 2)	126,507	108,484
Investment securities held to maturity (approximate market value of $113,087 in 2007 and $124,136 in 2006) (Note 2)	112,115	124,619
Total loans (Note 3)	223,109	205,208
Less allowance for loan losses (Note 4)	(1,621)	(2,211)

Net loans	221,488	202,997

Premises and equipment (Note 5)	6,206	4,780
Other assets	16,937	16,496

Total assets	$492,694	$471,751

LIABILITIES
Noninterest-bearing deposits	$58,224	$60,983
Interest-bearing deposits (Note 6)	306,564	294,835

Total deposits	364,788	355,818

Federal Home Loan Bank advances and other borrowings (Note 7)	70,413	62,015
Subordinated debt (Note 8)	5,155
Other liabilities	3,514	3,326

Total liabilities	443,870	421,159

Commitments and contingent liabilities (Notes 9 and 17)

SHAREHOLDERS’ EQUITY
Common stock - $5.00 stated value - authorized 20,000,000 shares; issued 4,639,973 shares in 2007 and 4,594,344 shares in 2006 (Note 1)	23,200	22,972
Additional paid-in capital (Note 1)	20,976	20,835
Retained earnings	9,386	9,553
Accumulated other comprehensive (loss) income (Note 1)	(94)	(455)
Treasury stock, at cost, 250,545 shares in 2007 and 95,809 shares in 2006	(4,644)	(2,313)

Total shareholders’ equity (Note 16)	48,824	50,592

Total liabilities and shareholders’ equity	$492,694	$471,751

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended December 31, 2007, 2006 and 2005
(Amounts in thousands except per share data)

				Accumulated		Total
		Additional		Other		Share-
	Common	Paid-In	Retained	Comprehensive	Treasury	holders
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity
Balance at December 31, 2004	$21,869	$18,531	$13,131	$1,061	$(5,194)	$49,398
Comprehensive Income:
Net income			4,334			4,334
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				(1,938)		(1,938)

Total comprehensive income						2,396

Common Stock Transactions:
Treasury shares reissued net of shares repurchased		(184)			1,352	1,168
Cash dividends declared ($0.83 per share)			(3,701)			(3,701)
Special cash dividend ($0.21 per share)			(929)			(929)
3% stock dividend	654	1,864	(2,518)
Cash paid in lieu of fractional shares			(7)			(7)

Balance at December 31, 2005	22,523	20,211	10,310	(877)	(3,842)	48,325
Comprehensive Income:
Net income			4,576			4,576
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				422		422

Total comprehensive income						4,998

Common Stock Transactions:
Treasury shares reissued net of shares repurchased		(390)			1,529	1,139
Cash dividends declared ($0.85 per share)			(3,865)			(3,865)
2% stock dividend	449	1,014	(1,463)
Cash paid in lieu of fractional shares			(5)			(5)

Balance at December 31, 2006	22,972	20,835	9,553	(455)	(2,313)	50,592
Comprehensive Income:
Net income			4,350			4,350
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				361		361

Total comprehensive income						4,711

Common Stock Transactions:
Treasury shares reissued		(249)			1,195	946
Treasury shares purchased					(3,526)	(3,526)
Cash dividends declared ($0.87 per share)			(3,895)			(3,895)
1% stock dividend	228	390	(618)
Cash paid in lieu of fractional shares			(4)			(4)

Balance at December 31, 2007	$23,200	$20,976	$9,386	$(94)	$(4,644)	$48,824

DISCLOSURE OF RECLASSIFICATION FOR AVAILABLE
FOR SALE SECURITY GAINS AND LOSSES:

	2007	2006	2005
Unrealized holding gains (losses) on available for sale securities arising during the period net of tax of $212, $224 and $(894)	$412	$434	$(1,735)
Less: Reclassification adjustment for gains realized in net income, net of tax of $26, $6 and $105	51	12	203

Net unrealized gains (losses) on available for sale securities, net of tax	$361	$422	$(1,938)

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2007, 2006 and 2005

(Amounts in thousands)

	2007	2006	2005

Cash flows from operating activities
Net income	$4,350	$4,576	$4,334
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and accretion	775	991	1,469
Provision for loan loss	40	225	545
Deferred tax expense (benefit)	189	(205)	50
Investment securities gains	(77)	(18)	(308)
Gains on sales of loans	(88)	(106)	(89)
Loss on the sale or disposal of fixed assets	4	3
Other real estate losses	1	47	3
Loans originated for sale	(6,199)	(6,978)	(6,618)
Proceeds from sale of loans originated for sale	6,396	6,975	6,707
Changes in:
Interest and fees receivable	(59)	(245)	(341)
Interest payable	174	185	(30)
Other assets and liabilities	(497)	(368)	(1,447)

Net cash flows from operating activities	5,009	5,082	4,275

Cash flows from investing activities
Purchases of securities available for sale	(13,502)	(13,339)	(19,593)
Purchases of securities held to maturity	(36,283)	(12,017)	(47,280)
Proceeds from sales of securities available for sale		1,006	1,479
Proceeds from call, maturity and principal payments on securities	44,692	26,050	53,082
Net (increase) decrease in loans made to customers	(18,922)	(17,223)	2,462
Proceeds from disposition of other real estate	34	143	22
Purchases of premises and equipment	(2,006)	(1,180)	(316)

Net cash flows from investing activities	(25,987)	(16,560)	(10,144)

Cash flows from financing activities
Net increase in deposit accounts	8,970	5,443	5,456
Net increase in borrowings	8,398	3,904	10,222
Proceeds from subordinated debt issuance	5,155
Dividends paid	(3,899)	(3,870)	(4,637)
Purchases of treasury stock	(3,526)		(3)
Treasury shares reissued	946	1,139	1,171

Net cash flows from financing activities	16,044	6,616	12,209

Net change in cash and cash equivalents	(4,934)	(4,862)	6,340

Cash and cash equivalents
Beginning of year	14,375	19,237	12,897

End of year	$9,441	$14,375	$19,237

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Cortland Bancorp, and its bank subsidiary, Cortland Savings and Banking Co., reflect banking industry practices and conform to U.S. generally accepted accounting principles. A summary of the significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements is set forth below.

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

The Company paid interest of $13,810,000, $11,397,000 and $8,695,000 in 2007, 2006 and 2005, respectively. Cash paid for income taxes was $950,000 in 2007, $1,120,000 in 2006 and $993,000 in 2005. Transfers of loans to other real estate were $282,000 in 2007, $144,000 in 2006 and $107,000 in 2005.

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

Trading Securities:  Trading securities are principally held with the intention of selling in the near term and are carried at market value. Realized and unrealized gains and losses on trading account securities are recognized in the Statement of Income as they occur. The Company did not hold any trading securities at December 31, 2007, 2006 or 2005. There was no trading activity in 2007, 2006 or 2005.

Loans: Loans are stated at the principal amount outstanding net of the unamortized balance of deferred loan origination fees and costs. Deferred loan origination fees and costs are amortized as an adjustment to the related

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Loans Held for Sale: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. For the majority of loan sales, the Company concurrently sells the rights to service the related loans. In addition, the Company may periodically identify other loans which may be sold. These loans are classified as loans held for sale, and carried, in the aggregate, at the lower of cost or estimated market value based on secondary market prices. To mitigate interest rate risk, the Company may obtain fixed commitments to sell such loans at the time loans are originated or identified as being held for sale. Such a commitment would be referred to as a derivative loan commitment if the loan that will result from exercise of the commitment will be held for sale upon funding under Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities, as amended by Statement of Financial Accounting Standards No. 149 (“SFAS 149”), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. Loans held for sale was $109,000 at December 31, 2006, and none at December 31, 2007.

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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Intangible Asset: A core deposit intangible asset resulting from a branch acquisition is being amortized over a 15 year period. The intangible asset, net of accumulated amortization, was $98,000 and $134,000 at December 31, 2007 and 2006, respectively, and is included in other assets. The annual expense was $37,000 at December 31, 2007, 2006 and 2005. The estimated aggregate amortization expense for the next two years is $37,000 per year, and $24,000 in the third year.

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
Years ended December 31, 2007, 2006 and 2005

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

Per Share Amounts: The Board of Directors declared 1% common stock dividends payable as of January 1, 2008, 2% common stock dividends payable January 1, 2007 and 3% payable January 1, 2006. The common stock dividend issued on January 1, 2008 resulted in the issuance of 45,628 shares of common stock, which have been included in the 4,639,973 shares reported as issued at December 31, 2007.

Basic and diluted earnings per share are based on weighted average shares outstanding. Average shares outstanding and per share amounts have been restated to give retroactive effect to the 1% common stock dividend of January 1, 2008. Average shares outstanding and per share amounts similarly reflect the impact of the Company’s stock repurchase program.

The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

	Years Ended December 31,
	2007	2006	2005

Net income ($000 omitted)	$4,350	$4,576	$4,334
Weighted average common shares outstanding	4,494,216	4,522,683	4,460,685
Basic earnings per share	$0.97	$1.01	$0.97
Diluted earnings per share	$0.97	$1.01	$0.97

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

Reclassifications: Certain items in the financial statements for 2005 and 2006 have been reclassified to conform to the 2007 presentation.

New Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company believes that the adoption of SFAS No. 157 will not have a material impact on the financial statements.

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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

funded status as of the date of the balance sheet is effective for fiscal years ending after December 15, 2008. The Company has determined that its adoption of SFAS No. 158 will not have a material impact on its earnings, cash flows and financial position.

In September 2006, the Emerging Issues Task Force (EITF) reached a final consensus on Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”. The consensus stipulates that an agreement by an employer to share a portion of the proceeds of a life insurance policy with an employee during the postretirement period is a postretirement benefit arrangement required to be accounted for under SFAS No. 106 (postretirement benefit plans) or APB No. 12 (deferred compensation plan). The consensus concludes that the purchase of a split-dollar life insurance policy does not constitute a settlement, therefore, a liability should be recognized for future benefits. Issue 06-4 is effective for years beginning after December 15, 2007. The Company has determined that its adoption will not have a material impact on its earnings, cash flow and financial position.

In September 2006, the Emerging Issues Task Force (EITF) ratified the consensus on Issue 06-5, “Accounting for Purchases of Life Insurance — Determining the Amount that Could be Realized in Accordance with FASB Technical Bulletin No. 85-4”. The consensus stipulates that the policy owner should consider the cash surrender value as well as any additional amounts included in the contractual terms of the policy in determining the amount recognized as an asset pursuant to FASB Technical Bulletin No. 85-4. The consensus in this Issue is effective for fiscal years beginning after December 15, 2006. The Company’s adoption of this consensus did not have an impact on its earnings, cash flow or financial position.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 would allow the Company an irrevocable election to measure certain financial assets and liabilities at fair value, with unrealized gains and losses on the elected items recognized in earnings at each reporting period. The fair value option may only be elected at the time of initial recognition of a financial asset or financial liability or upon the occurrence of certain specified events. The election is applied on an instrument by instrument basis, with a few exceptions, and is applied only to entire instruments and not to portions of instruments. SFAS 159 also provides expanded disclosure requirements regarding the effects of electing the fair value option on the financial statements. SFAS 159 is effective prospectively for fiscal years beginning after November 15, 2007. The Company is currently evaluating this statement and has not yet determined the financial assets and liabilities, if any, for which the fair value option would be elected or the potential impact on the consolidated financial statements, if such election were made.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 2 - INVESTMENT SECURITIES

The following is a summary of investment securities:

(Amounts in thousands)

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2007 Investment securities available for sale
U.S. Government agencies and corporations	$12,365	$314	$2	$12,677
Obligations of states and political subdivisions	8,428	344		8,772
Mortgage-backed and related securities	66,508	607	268	66,847
Corporate securities	35,769	36	1,175	34,630

Total debt securities	123,070	1,301	1,445	122,926
Other securities	3,581			3,581

Total available for sale	$126,651	$1,301	$1,445	$126,507

Investment securities held to maturity
U.S. Treasury securities	$139	$7	$	$146
U.S. Government agencies and corporations	71,179	361	24	71,516
Obligations of states and political subdivisions	23,990	886	7	24,869
Mortgage-backed and related securities	16,807	63	314	16,556

Total held to maturity	$112,115	$1,317	$345	$113,087

December 31, 2006 Investment securities available for sale
U.S. Government agencies and corporations	$12,919	$13	$136	$12,796
Obligations of states and political subdivisions	9,451	348	1	9,798
Mortgage-backed and related securities	55,062	192	1,057	54,197
Corporate securities	28,160	101	149	28,112

Total debt securities	105,592	654	1,343	104,903
Other securities	3,581			3,581

Total available for sale	$109,173	$654	$1,343	$108,484

Investment securities held to maturity
U.S. Treasury securities	$143	$	$	$143
U.S. Government agencies and corporations	73,743		1,239	72,504
Obligations of states and political subdivisions	31,009	1,067	13	32,063
Mortgage-backed and related securities	19,724		298	19,426

Total held to maturity	$124,619	$1,067	$1,550	$124,136

At December 31, 2007 and 2006, other securities consisted of $3,355,000 in Federal Home Loan Bank (FHLB) stock and $226,000 in Federal Reserve Bank (FED) stock. Each investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 2 - INVESTMENT SECURITIES (Continued)

The amortized cost and estimated market value of debt securities at December 31, 2007, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Amounts in thousands)

	December 31, 2007
	Amortized	Estimated
	Cost	Fair Value

Investment securities available for sale
Due in one year or less	$3,447	$3,459
Due after one year through five years	4,048	4,110
Due after five years through ten years	4,506	4,282
Due after ten years	44,561	44,228

Subtotal	56,562	56,079
Mortgage-backed securities	66,508	66,847

Total	$123,070	$122,926

Investment securities held to maturity
Due in one year or less	$17,780	$17,784
Due after one year through five years	4,443	4,473
Due after five years through ten years	22,048	22,213
Due after ten years	51,037	52,061

Subtotal	95,308	96,531
Mortgage-backed securities	16,807	16,556

Total	$112,115	$113,087

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:

(Amounts in thousands)

	2007	2006	2005

Proceeds	$9,991	$1,526	$13,563
Gross realized gains	77	18	308
Gross realized losses

Investment securities with a carrying value of approximately $95,137,000 at December 31, 2007 and $75,489,000 at December 31, 2006 were pledged to secure deposits and for other purposes.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 2 - INVESTMENT SECURITIES (Continued)

The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2007:

(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies and corporations	$3,466	$23	$2,741	$3	$6,207	$26
Obligations of states and political subdivisions			391	7	391	7
Mortgage-backed and related securities	105	1	29,695	581	29,800	582
Corporate securities	24,930	761	5,949	414	30,879	1,175

	$28,501	$785	$38,776	$1,005	$67,277	$1,790

The above table represents 123 investment securities where the current value is less than the related amortized cost.

The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2006:

(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies and corporations	$11,716	$125	$69,233	$1,250	$80,949	$1,375
Obligations of states and political subdivisions			1,043	14	1,043	14
Mortgage-backed and related securities	10,812	159	52,351	1,196	63,163	1,355
Corporate securities	2,012	6	4,215	143	6,227	149

	$24,540	$290	$126,842	$2,603	$151,382	$2,893

The above table represents 201 investment securities where the current value is less than the related amortized cost.

The unrealized losses on the Bank’s investment in U.S. Government agencies and corporations, obligations of states and political subdivisions, and mortgage-backed and related securities were caused by interest rate increases. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Bank’s investment because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity. The Bank does not consider those investments to be other than temporarily impaired at December 31, 2007.

The Bank’s unrealized loss on investments in corporate securities relates to a $2,350,000 investment in the General Motors Corporation. The unrealized loss was primarily caused by (a) the decrease in profitability and

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 2 - INVESTMENT SECURITIES (Continued)

profit forecasts by industry analysts resulting from intense competitive pressure in the automotive industry and (b) a sector downgrade by industry analysts. The contractual terms of those investments do not permit General Motors Corporation to settle the security at a price less than the amortized cost of the investment. While the General Motors Corporation credit rating has decreased from A3 to Caa1 (Moodys), the Bank believes it is probable that it will be able to collect all amounts due according to the contractual terms of the investment. Therefore, it is expected that the bonds would not be settled at a price less than the amortized cost of the investment. Because the Bank has the ability and intent to hold the investments until a recovery of fair value, which may be maturity, it does not consider the investment in the General Motors Corporate notes to be other-than-temporarily impaired at December 31, 2007.

The remaining loss on investments in corporate securities relates to a $31,410,000 investment at December 31, 2007, in Collateralized Debt Obligations, (CDO’s), representing pools of trust preferred debt. The credit ratings on the securities range from Aa3 to Baa3 at Moody’s, with none of the securities experiencing downgrades at December 31, 2007.

NOTE 3 - LOANS RECEIVABLE

The following is a summary of loans:
(Amounts in thousands)

	December 31,
	2007	2006

1-4 family residential mortgage loans	$68,135	$62,882
1-4 family residential mortgage loans held for sale		109
Commercial mortgage loans	120,950	106,160
Consumer loans	8,484	7,745
Commercial loans	14,981	17,505
Home equity loans	10,559	10,807

Total loans	$223,109	$205,208

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following is an analysis of changes in the allowance for loan losses for the year ended:

(Amounts in thousands)

	December 31,
	2007	2006	2005

Balance at beginning of year	$2,211	$2,168	$2,629
Loan charge-offs	(728)	(288)	(1,119)
Recoveries	98	106	113

Net loan charge-offs	(630)	(182)	(1,006)
Provision charged to operations	40	225	545

Balance at end of year	$1,621	$2,211	$2,168

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $2,285,000, $3,923,000 and $3,746,000 at December 31, 2007, 2006 and 2005,

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

respectively. Interest income on these loans, if accrued, would have increased pretax income by approximately $188,000, $315,000 and $266,000 for 2007, 2006 and 2005, respectively.

Impaired loans are generally included in nonaccrual loans. Management does not individually evaluate certain smaller balance loans for impairment as such loans are evaluated on an aggregate basis. These loans generally include 1-4 family, consumer and home equity loans. Impaired loans are generally evaluated using the fair value of collateral as the measurement method. At December 31, 2007, December 31, 2006 and December 31, 2005, the recorded investment in impaired loans was $2,274,000, $1,939,000 and $1,857,000 while the allocated portion of the allowance for loan losses for such loans was $716,000, $815,000 and $714,000, respectively. Interest income recognized on impaired loans using the cash basis was $68,000 for 2007, $44,000 for 2006 and $51,000 for 2005.

There were $546,000 in renegotiated loans at December 31, 2007 and none at December 31, 2006 and 2005. The total interest recognized on these loans was $12,000 at December 31, 2007.

There were no renegotiated loans for which interest has been reduced at December 31, 2007, December 31, 2006 and December 31, 2005.

As of December 31, 2007, 2006 and 2005, there were $14,691,000, $13,765,000 and $5,304,000 in loans that were neither classified as nonaccrual nor considered impaired, but which can be considered potential problem loans.

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

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

(Amounts in thousands)

	December 31,
	2007	2006

Land	$1,384	$877
Premises	6,522	5,720
Equipment	7,789	7,488
Leasehold improvements	275	291
Construction in progress	280	349

	16,250	14,725
Less accumulated depreciation	10,044	9,945

Net book value	$6,206	$4,780

Depreciation expense was $576,000 in 2007, $485,000 in 2006 and $597,000 for 2005.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 6 - DEPOSITS

The following is a summary of interest-bearing deposits:

(Amounts in thousands)

	December 31,
	2007	2006

Demand	$23,460	$27,136
Money Market	19,698	19,117
Savings	74,024	79,585
Time:
In denominations under $100,000	120,864	114,052
In denominations of $100,000 or more	68,518	54,945

Total	$306,564	$294,835

The following is a summary of time deposits of $100,000 or more by remaining maturities:

(Amounts in thousands)

	December 31,
	2007			2006
	Certificates	Other Time		Certificates	Other Time
	of Deposit	Deposits	Total	of Deposit	Deposits	Total

Three months or less	$17,572	$435	$18,007	$17,997	$	$17,997
Three to six months	12,811	288	13,099	7,775	543	8,318
Six to twelve months	24,193	340	24,533	11,786	749	12,535
One through five years	4,668	5,316	9,984	8,219	2,087	10,306
Over five years	1,381	1,514	2,895	1,529	4,260	5,789

Total	$60,625	$7,893	$68,518	$47,306	$7,639	$54,945

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 6 - DEPOSITS (Continued)

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The following is a summary of total Federal Home Loan Bank advances and other borrowings:

(Amounts in thousands)

	Weighted
	Average
	Interest	December 31,
	Rate	2007		2006

Federal Home Loan Bank advances
Variable rate Prime based Federal Home Loan Bank advances, with monthly interest payments:
Due in 2007		$		$5,000
Variable rate LIBOR based Federal Home Loan Bank advances, with monthly interest payments:
Due 2009	4.9838%		2,500	5,000
Due 2011	5.2475%		3,000	3,000
Fixed rate payable and convertible fixed rate Federal Home Loan Bank advances, with monthly interest payments:
Due in 2007				11,500
Due in 2008	5.2442%		6,000	5,000
Due in 2009	5.3033%		6,000	5,000
Due in 2010	5.6635%		15,500	13,500
Due in 2011	5.1850%		5,000	5,000
Due in 2012	4.4500%		1,500
Due in 2014	4.1585%		6,500
Due in 2016	4.0700%		2,000	2,000
Due in 2017	4.1216%		16,000

Total Federal Home Loan Bank advances	4.8904%		64,000	55,000
Other borrowings
Securities sold under repurchase agreements	3.6248%		4,644	5,862
U.S. Treasury interest-bearing demand note	3.5880%		594	1,153
Federal Funds Purchased	4.5000%		1,175

Total other borrowings	3.7818%		6,413	7,015

Total Federal Home Loan Bank advances and other borrowings	4.7895%		$70,413	$62,015

Securities sold under repurchase agreements represent arrangements that the Bank has entered into with certain deposit customers within its local market areas. These borrowings are collateralized with securities. There are $11.3 million in securities, allocated for this purpose, owned by the Bank and held in safekeeping accounts at independent correspondent banks.

Federal Home Loan Bank (FHLB) advances are collateralized by the FHLB stock owned by the Bank, which had a carrying value of $3,355,000 at December 31, 2007, and a blanket lien against the Bank’s qualified mortgage loan portfolio, $9,135,000 in collateralized mortgage obligations $20,670,000 in Federal Agency Securities and $4,082,000 in mortgage-backed securities. Maximum borrowing capacity from the FHLB totaled $73,669,082 at December 31, 2007.

As of December 31, 2007 and 2006, $27,000,000 and $28,500,000 of the FHLB fixed rate advances are convertible to quarterly LIBOR floating rate advances on or after certain specified dates at the option of the FHLB. Should the FHLB elect to convert, the Company acquires the right to prepay any or all of the borrowing at the time of conversion and on any interest payment due date, thereafter, without penalty.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (Continued)

As of December 31, 2007 and 2006, $26,000,000 and $2,000,000 of the FHLB fixed rate advances are putable on or after certain specified dates at the option of the FHLB. Should the FHLB elect to exercise the put, the Company is required to pay the advance off on that date without penalty.

NOTE 8 - SUBORDINATED DEBT

In July 2007 a trust formed by the Company issued $5,000,000 of floating rate trust preferred securities as part of a pooled offering of such securities due December 2037. The Bancorp owns all $155,000 of the common securities. The securities bear interest at the 3-month LIBOR rate plus 1.45%. The Company issued subordinated debentures to the trust in exchange for the proceeds of the trust preferred offering. The $5.155 million in debentures represent the sole assets of this trust. The Company may redeem the subordinated debentures, in whole or in part, at a premium declining ratably to par in September 2012.

In accordance with FASB Interpretation NO. 46, as revised in December 2003, the trust is not consolidated with the Company’s financial statements. Accordingly, the Company does not report the securities issued by the trust as liabilities, but instead reports as liabilities the subordinated debentures issued by the Company and held by the trust. The subordinated debentures qualify as Tier 1 capital for regulatory purposes in determining and evaluating the Company’s capital adequacy.

NOTE 9 - COMMITMENTS

The Bank occupies office facilities under operating leases extending to 2011. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. Rental and lease expense was $265,000 for 2007, $299,000 for 2006 and $295,000 for 2005. The following is a summary of remaining future minimum lease payments under current noncancelable operating leases for office facilities:

(Amounts in thousands)

Years ending:
December 31, 2008	$131
December 31, 2009	84
December 31, 2010	84
December 31, 2011	45

Total	$344

At December 31, 2007, the Bank was required to maintain aggregate cash reserves amounting to $4,771,000 in order to satisfy federal regulatory requirements. These amounts do not earn interest.

The Bank grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers in Northeast Ohio and Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions. Approximately 1.04% of total loans are unsecured at December 31, 2007, compared to 1.94% at December 31, 2006.

The Company currently does not enter into derivative financial instruments including futures, forwards, interest rate risk swaps, option contracts, or other financial instruments with similar characteristics. The Company also

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 9 - COMMITMENTS (Continued)

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

The following is a summary of such contractual commitments:

(Amounts in thousands)

	December 31,
	2007	2006

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit
Fixed rate	$2,125	$3,102
Variable rate	36,576	44,422
Standby letters of credit	1,179	1,810

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

The Company’s subsidiary bank also offers limited overdraft protection as a non-contractual courtesy which is available to businesses as well as individually/jointly owned accounts in good standing for personal or household use. The Company reserves the right to discontinue this service without prior notice. The available amount of overdraft protection on depositors’ accounts at December 31, 2007, totaled $11,698,000. The total average daily balance of overdrafts used in 2007 was $153,000, or less than 2% of the total aggregate overdraft protection available to depositors.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 10 - BENEFIT PLANS

The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $244,000 for 2007, $229,000 for 2006 and $224,000 for 2005. The Bank matches participants’ voluntary contributions up to 5% of gross pay. Participants may make voluntary contributions to the plan up to a maximum of $15,500 with an additional $5,000 catchup deferral for plan participants over the age of 50. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.

The Bank and Bancorp provide supplemental retirement benefit plans for the benefit of certain officers and non officer directors. The plan for officers is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years after retirement. The amount of each officer’s benefit is determined by their salary at retirement as well as their other sources of retirement income. Director Retirement Agreements provide for a benefit of $10,000 annually on or after the director reaches normal retirement age, which is based on a combination of age and years of service. Director retirement benefits are paid over a period of 10 years following retirement. The Bank and Bancorp accrue the cost of these post-retirement benefits during the working careers of the officers and directors. At December 31, 2007, the cumulative expense accrued for these benefits totaled $1,689,000, with $1,386,000 accrued for the officers’ plan and $303,000 for the directors’ plan.

The following table reconciles the accumulated liability for the benefit obligation of these agreements:

(Amounts in thousands)

	Years Ended
	December 31,
	2007	2006

Beginning balance	$1,484	$1,283
Benefit expense	275	263
Benefit payments	(70)	(62)

Ending balance	$1,689	$1,484

Supplemental executive retirement agreements are unfunded plans and have no plan assets. The benefit obligation represents the vested net present value of future payments to individuals under the agreements. The benefit expense, as specified in the agreements for the entire year 2007, is expected to be under $300,000. The benefits expected to be paid in the next year is $70,000.

The Bank has purchased insurance contracts on the lives of the participants in the supplemental retirement benefit plan and has named the Bank as the beneficiary. Similarly, the Bancorp has purchased insurance contracts on the lives of the directors with the Bancorp as beneficiary. While no direct linkage exists between the supplemental retirement benefit plan and the life insurance contracts, it is management’s current intent that the revenue from the insurance contracts be used as a funding source for the plan. At December 31, 2007, the cumulative income accrued on these contracts totaled $2,542,000 on a tax equivalent basis, with $1,750,000 accrued on the officers’ contracts and $792,000 on the directors’ contracts.

In accordance with the Emerging Issues Task Force issue 06-04 “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” the Bank and the Bancorp will begin to accrue for the monthly benefit expense of postretirement cost of insurance for split-dollar life insurance coverage. The accrual for the year ended December 31, 2008 is expected to be under $50,000. Also,

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 10 - BENEFIT PLANS (Continued)

as of January 1, 2008, the Bank and Bancorp will record the cumulative effect of a change in accounting principle for recognizing a liability for the death benefit promised under a split-dollar life insurance arrangement. The total liability will be $539,000 with the offset to retained earnings.

NOTE 11 - FEDERAL INCOME TAXES

The composition of income tax expense is as follows:

(Amounts in thousands)

	Years Ended December 31,
	2007	2006	2005

Current	$922	$1,133	$907
Deferred	189	(205)	50

Total	$1,111	$928	$957

The following is a summary of net deferred taxes included in other assets:

(Amounts in thousands)

	December 31,
	2007	2006	2005

Gross deferred tax assets:
Provision for loan and other real estate losses	$227	$428	$413
AMT credit*		47	29
Other items	776	764	641
Loan origination cost - net	141	103	28
Unrealized loss (gain) on available for sale securities	49	235	452
Gross deferred tax liabilities:
Depreciation	(330)	(350)	(387)
Other items	(572)	(561)	(498)

Net deferred tax asset (liability)	$291	$666	$678

*	Represents the Company’s cumulative alternative minimum tax credit which was used in 2007.

The following is a reconciliation between tax expense using the statutory tax rate of 34% and the income tax provision:

(Amounts in thousands)

	Years Ended December 31,
	2007	2006	2005
Statutory tax	$1,857	$1,871	$1,798
Tax effect of non-taxable income	(846)	(909)	(921)
Tax effect of non-deductible expense	100	111	80
Tax effect of change in estimate*		(145)

Total income taxes	$1,111	$928	$957

*	A one time adjustment to tax accrual estimate was recorded in the first quarter of 2006.

The related income tax expense on investment securities gains and losses amounted to $26,000 for 2007, $6,000 for 2006 and $105,000 for 2005, and is included in the total federal income tax provision.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

(Amounts in thousands)

	December 31, 2007		December 31, 2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

ASSETS:
Cash and cash equivalents	$9,441	$9,441	$10,100	$10,100
Federal Funds sold			4,275	4,275
Investment securities	238,766	239,594	233,792	232,620
Loans, net of allowance for loan losses	221,488	220,692	202,997	201,269
LIABILITIES:
Demand and savings deposits	$175,406	$175,406	$186,821	$186,821
Time deposits	189,382	190,656	168,997	169,113
FHLB advances	64,000	64,952	55,000	54,917
Other borrowings	6,413	6,413	7,015	7,015
Subordinated Debt	5,155	5,155

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2007 and 2006. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for individual securities or for equivalent securities when specific quoted prices are not available. Carrying value is considered to approximate fair value for loans, FHLB advances and other borrowings that reprice frequently and for deposit liabilities subject to immediate withdrawal. The fair values of loans, FHLB advances and other borrowings and time deposits that reprice less frequently are approximated by a discount rate valuation technique utilizing estimated market interest rates as of December 31, 2007 and 2006. The fair value of unrecorded commitments at December 31, 2007 and 2006, is not material.

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
Years ended December 31, 2007, 2006 and 2005

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

	(Amounts in thousands)
	December 31,		December 31,
	2007		2006
	Amount	Ratio	Amount	Ratio

Total Risk-Based Capital	$55,455		$53,151
Ratio to Risk-Weighted Assets		19.18%		19.93%
Tier I Risk-Based Capital	$53,820		$50,913
Ratio to Risk-Weighted Assets		18.62%		19.09%
Ratio to Average Assets		10.99%		11.04%

Tier I risk-based capital is shareholders’ equity, noncumulative and cumulative perpetual preferred stock, qualifying trust preferred securities and minority interests less intangibles and the unrealized market value adjustment of investment securities available for sale. Total risk-based capital is Tier I risk-based capital plus the qualifying portion of the allowance for loan losses. Assets and certain off balance sheet items adjusted in accordance with risk classification comprise risk-weighted assets of $289,081,000 and $266,686,000 as of December 31, 2007 and 2006, respectively. Assets less intangibles and the net unrealized market value adjustment of investment securities available for sale averaged $489,443,000 and $461,215,000 for the years ended December 31, 2007 and 2006, respectively.

NOTE 14 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2007. The following is an analysis of such loans:

(Amounts in thousands)

Total related-party loans at December 31, 2006	$1,648
New related-party loans	858
Repayments or other	121

Total related-party loans at December 31, 2007	$2,385

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 15 - CONDENSED FINANCIAL INFORMATION

Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the parent’s investment in subsidiaries is stated at cost, including equity in the undistributed earnings of the subsidiaries since inception, adjusted for any unrealized gains or losses on available for sale securities.

BALANCE SHEETS

(Amounts in thousands)

	December 31,
	2007	2006

Assets:
Cash	$2,293	$2,949
Investment securities available for sale	650	684
Investment in bank subsidiary	42,500	44,638
Investment in non-bank subsidiary	15	15
Subordinated note from subsidiary bank	6,000
Other assets	2,837	2,507

	$54,295	$50,793

Liabilities:
Other liabilities	$316	$201
Subordinated debt	5,155

Shareholders’ equity:
Common stock (Note 1)	23,200	22,972
Additional paid-in capital (Note 1)	20,976	20,835
Retained earnings	9,386	9,553
Accumulated other comprehensive income	(94)	(455)
Treasury stock	(4,644)	(2,313)

Total shareholders’ equity	48,824	50,592

	$54,295	$50,793

STATEMENTS OF INCOME

(Amounts in thousands)

	Years ended December 31,
	2007	2006	2005
Dividends from bank subsidiary	$7,000	$2,800	$3,500
Interest and dividend income	51	46	56
Other income	110	89	70
Interest on subordinated debt	(154)
Other expenses	(257)	(283)	(270)

Income before income tax and equity in undistributed net income of subsidiaries	6,750	2,652	3,356
Income tax benefit (expense)	120	78	72
Equity in undistributed net income of subsidiaries	(2,520)	1,846	906

Net income	$4,350	$4,576	$4,334

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 15 - CONDENSED FINANCIAL INFORMATION (Continued)

STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years ended December 31,
	2007	2006	2005

Cash flows from operating activities
Net income	$4,350	$4,576	$4,334
Adjustments to reconcile net income to net cash flows from operating activities:
Equity in undistributed net income of subsidiaries	2,520	(1,846)	(906)
Accretion on securities	2	2	3
Deferred tax benefit	(12)	(13)	(7)
Change in other assets and liabilities	(192)	(141)	(148)

Net cash flows from operating activities	6,668	2,578	3,276

Cash flows from investing activities
Purchases of investment securities available for sale			(356)
Purchases of investment securities held to maturity
Proceeds from sales of securities available for sale
Proceeds from call, maturity and principal payments on securities			450
Purchase of subordinated note from subsidiary bank	(6,000)

Net cash flows from investing activities	(6,000)		94

Cash flows from financing activities
Proceeds from subordinated debt	5,155
Dividends paid	(3,899)	(3,870)	(4,637)
Net treasury shares (repurchased) reissued	(2,580)	1,139	1,168

Net cash flows from financing activities	(1,324)	(2,731)	(3,469)

Net change in cash	(656)	(153)	(99)
Cash
Beginning of year	2,949	3,102	3,201

End of year	$2,293	$2,949	$3,102

NOTE 16 - DIVIDEND RESTRICTIONS

The Bank is subject to regulations of the Ohio Division of Banks which restrict dividends to retained earnings (as defined by statute) of the current and prior two years. Under this restriction, at December 31, 2007, approximately $232,000 is available for the payment of dividends by the Bank without seeking prior regulatory approval. In addition, regulations specify that dividend payments may not reduce capital levels below minimum regulatory guidelines.

NOTE 17 - LITIGATION

The Bank is involved in legal actions arising in the ordinary course of business. In the opinion of management, the outcomes from these other matters, either individually or in the aggregate, are not expected to have any material effect on the Company.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2007, 2006 and 2005

NOTE 18 - STOCK REPURCHASE PROGRAM

On February 27, 2007, the Company’s Board of Directors approved a Stock Repurchase Program which permitted the Company to repurchase up to 100,000 shares of its outstanding common shares in the over-the-counter market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. Based on the value of the Company’s stock on February 27, 2007, the commitment to repurchase the stock over the program was approximately $1,715,000. Subsequently, on August 14, 2007, the Company’s Board of Directors authorized the repurchase of up to an additional 100,000 shares of its outstanding common shares in over-the-counter market or in privately negotiated transactions. Based on the value of the Company’s stock on August 14, 2007, the commitment to repurchase these additional shares over the program was approximately $1,635,000. Once again, on November 27, 2007, the Company’s Board of Directors increased to 300,000 shares the size of its current stock buyback program by authorizing the repurchase of up to an additional 100,000 of its outstanding common shares in the over-the-counter market or in privately negotiated transactions. Based on the value of the Company’s stock on November 27, 2007, the commitment to repurchase these additional shares over the program was approximately $1,375,000. The repurchase program will terminate on February 28, 2009 or upon the purchase of 300,000 shares, if earlier. Repurchased shares are designated as treasury shares, available for general corporate purposes, including possible use in connection with the Company’s dividend reinvestment program, employee benefit plans, acquisitions or other distributions. Under the program the Company has repurchased 205,986 shares. The Company has also reissued 53,670 shares to existing shareholders through its dividend reinvestment program during 2007, net of repurchased fractional shares. The 1% common stock dividend paid January 1, 2008 increased treasury shares by an additional 2,420 shares. Based on the price of the Company’s stock at December 31, 2007, the remaining commitment to repurchase the 94,014 remaining shares of stock was approximately $1,170,000.

The following table shows information relating to the repurchase of shares of the Company’s common stock during 2007:

			Total Number	Maximum
			of Shares	Number
			Purchased as	of Shares
			Part of Publicly	That May Yet Be
	Total Number	Average	Announced	Purchased Under
	of Shares	Price Paid	Plans or	the Plans or
	Purchased	Per Share	Programs	Programs

October	22,000	$15.40	22,000	25,857
November	25,843	15.12	25,843	100,014
December	6,000	15.00	6,000	94,014

Fourth Quarter	53,843	$15.22	53,843	94,014

Third Quarter	66,929	$16.90	66,929	47,857

Second Quarter	85,214	$18.47	85,214	14,786

First Quarter	NONE	NONE	NONE	NONE

TOTAL	205,986	$17.11	205,986	94,014

FIVE YEAR SUMMARY
AVERAGE BALANCE SHEET, YIELDS AND RATES

The following schedules show average balances of interest-earning and non interest-earning assets and liabilities, and Shareholders’ equity for the years indicated. Also shown are the related amounts of interest earned or paid and the related average yields or interest rates paid for the years indicated. The averages are based on daily balances.

(Fully taxable equivalent basis in thousands of dollars)

	2007			2006
	Average	Interest	Yield	Average	Interest	Yield
	Balance	Earned	or	Balance	Earned	or
	Outstanding	or Paid	Rate	Outstanding	or Paid	Rate
Interest-earning assets:
Federal funds sold and other money markets	$6,950	$366	5.3%	$4,228	$215	5.1%
Investment securities:
U.S. Treasury and other U.S. Government agencies and corporations	87,867	4,772	5.4%	83,615	4,257	5.1%
U.S. Government mortgage-backed pass through certificates	80,689	4,008	5.0%	79,317	3,795	4.8%
States of the U.S. and political subdivisions (Note 1, 2, 3)	37,488	2,633	7.0%	42,409	2,995	7.1%
Other securities	32,860	2,251	6.9%	29,628	1,888	6.4%

TOTAL INVESTMENT SECURITIES	238,904	13,664	5.7%	234,969	12,935	5.5%
Loans (Note 2, 3, 4)	215,496	15,856	7.4%	195,838	14,381	7.4%
Trading account securities

TOTAL INTEREST-EARNING ASSETS	461,350	$29,886	6.5%	435,035	$27,531	6.3%

Non interest-earning assets:
Cash and due from banks	8,220			8,733
Premises and equipment	5,374			4,226
Other	14,103			12,365

TOTAL ASSETS	$489,047			$460,359

Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$46,508	$888	1.9%	$47,415	$752	1.6%
Savings	78,072	799	1.0%	82,845	850	1.0%
Time	184,586	8,769	4.8%	161,050	6,907	4.3%

TOTAL INTEREST-BEARING DEPOSITS	309,166	10,456	3.4%	291,310	8,509	2.9%

Borrowings:
Federal funds purchased	605	29	4.8%	478	25	5.3%
Securities sold under agreement to repurchase	5,764	243	4.2%	3,991	158	4.0%
Subordinated debt	2,175	154	7.1%
Other borrowings under one year	13,963	715	5.1%	7,924	365	4.6%
Other borrowings over one year	45,843	2,388	5.2%	46,858	2,525	5.4%

TOTAL BORROWINGS	68,350	3,529	5.2%	59,251	3,073	5.2%

TOTAL INTEREST-BEARING LIABILITIES	377,516	$13,985	3.7%	350,561	$11,582	3.3%

Non interest-bearing liabilities:
Demand deposits	57,668			57,271
Other liabilities	3,775			3,214
Shareholders equity	50,088			49,313

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$489,047			$460,359

Net interest income		$15,901			$15,949

Net interest rate spread (Note 5)			2.8%			3.0%

Net interest margin (Note 6)			3.5%			3.7%

Note 1 –	Includes both taxable and tax exempt securities.

Note 2 –	The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 2007, 2006, 2005, 2004 and 2003, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets. Tax-free income from states of the U.S. and political subdivisions, and loans amounted to $1,809 and $155 for 2007, $2,045 and $192 for 2006, $2,156 and $209 for 2005, $2,545 and $193 for 2004 and $2,466 and $214 for 2003, respectively.

Note 3 –	Average balance outstanding includes the average amount outstanding of all nonaccrual investment securities and loans. States and political subdivisions consist of average total principal adjusted for amortization of premium and accretion of discount less average allowance for estimated losses, and include both taxable and tax exempt securities. Loans consist of average total loans less average unearned income.

(Fully taxable equivalent basis in thousands of dollars)

2005			2004			2003
Average	Interest	Yield	Average	Interest	Yield	Average	Interest	Yield
Balance	Earned	or	Balance	Earned	or	Balance	Earned	or
Outstanding	or Paid	Rate	Outstanding	or Paid	Rate	Outstanding	or Paid	Rate

$3,619	$119	3.3%	$5,623	$83	1.5%	$10,338	$118	1.1%

67,402	3,259	4.8%	62,418	2,920	4.7%	52,587	2,640	5.0%

84,928	3,810	4.5%	85,357	3,634	4.3%	89,652	4,009	4.5%

44,756	3,184	7.1%	53,832	3,764	7.0%	51,363	3,649	7.1%
24,758	1,294	5.2%	14,953	716	4.8%	10,997	559	5.1%

221,844	11,547	5.2%	216,560	11,034	5.1%	204,599	10,857	5.3%
192,873	13,040	6.8%	193,927	12,474	6.4%	191,392	13,141	6.9%
						1,190	68	5.7%

418,336	$24,706	5.9%	416,110	$23,591	5.7%	407,519	$24,184	5.9%

9,417			9,276			10,140
4,316			4,637			5,119
12,418			14,252			13,461

$444,487			$444,275			$436,239

$49,355	$389	0.8%	$48,945	$263	0.5%	$50,714	$249	0.5%
89,107	647	0.7%	90,584	501	0.6%	88,953	540	0.6%
144,793	5,123	3.5%	147,662	5,023	3.4%	139,568	5,030	3.6%

283,255	6,159	2.2%	287,191	5,787	2.0%	279,235	5,819	2.1%

428	15	3.5%	289	4	1.4%	57	1	1.8%
2,540	59	2.3%	2,698	26	1.0%	1,999	17	0.9%

599	21	3.5%	2,781	37	1.3%	3,671	160	4.4%
46,365	2,411	5.2%	40,325	2,156	5.3%	39,178	2,135	5.4%

49,932	2,506	5.0%	46,093	2,223	4.8%	44,905	2,313	5.2%

333,187	$8,665	2.6%	333,284	$8,010	2.4%	324,140	$8,132	2.5%

58,320			56,778			55,898
3,315			4,385			4,394
49,665			49,828			51,807

$444,487			$444,275			$436,239

	$16,041			$15,581			$16,052

		3.3%			3.3%			3.4%

		3.8%			3.7%			3.9%

Note 4 –	Interest earned on loans includes net loan fees of $219 in 2007, $291 in 2006, $242 in 2005, $203 in 2004 and $241 in 2003.

Note 5 –	Net interest rate spread represents the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.

Note 6 –	Net interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

	Years Ended December 31,
SUMMARY OF OPERATIONS	2007	2006	2005	2004	2003

Total Interest Income	$28,992	$26,497	$23,586	$22,288	$22,907
Total Interest Expense	13,985	11,582	8,665	8,010	8,132

NET INTEREST INCOME (NII)	15,007	14,915	14,921	14,278	14,775
Provision for Loan Losses	40	225	545	415	240

NII After Loss Provision	14,967	14,690	14,376	13,863	14,535
Security Gains (losses)	77	18	308	1,052	946
Gain on Sale of Loans	88	106	89	54	470
Total Other Income	2,924	2,711	2,718	2,725	2,433

INCOME BEFORE EXPENSE	18,056	17,525	17,491	17,694	18,384
Total Other Expenses	12,595	12,021	12,200	11,861	11,529

INCOME BEFORE TAX	5,461	5,504	5,291	5,833	6,855
Federal Income Tax	1,111	928	957	990	1,371

NET INCOME	$4,350	$4,576	$4,334	$4,843	$5,484

BALANCE SHEET DATA

Assets	$492,694	$471,751	$459,701	$446,393	$438,392
Investments	238,622	233,103	234,652	225,841	222,775
Total Loans	223,109	205,208	188,202	191,777	189,262
Allowance for Loan losses	1,621	2,211	2,168	2,629	2,408
Deposits	364,788	355,818	350,375	344,919	337,556
Borrowings	70,413	62,015	58,111	47,889	47,886
Subordinated Debt	5,155
Shareholders’ Equity	48,824	50,592	48,325	49,398	49,881

AVERAGE BALANCES
Assets	$489,047	$460,359	$444,487	$444,275	$436,239
Investments	238,904	234,969	221,844	216,560	204,599
Net Loans	213,568	193,648	190,329	191,428	188,360
Deposits	366,834	348,581	341,575	343,969	335,133
Subordinated Debt	2,175
Borrowings	66,175	59,251	49,932	46,093	44,905
Shareholders’ Equity	50,088	49,313	49,665	49,828	51,807

PER COMMON SHARE DATA (1)
Net Income, both Basic and Diluted	$0.97	$1.01	$0.97	$1.10	$1.23
Cash Dividends Declared	0.87	0.85	1.04	1.01	0.98
Book Value	11.12	11.14	10.78	11.17	11.31

ASSET QUALITY RATIOS
Loans 30 days or more beyond their contractual due date as a percent of total loans	1.32%	2.26%	2.95%	2.45%	1.77%
Underperforming Assets as a Percentage of:
Total Assets	0.63	0.84	0.83	0.76	0.70
Equity plus Allowance for Loan Losses	6.17	7.50	7.58	6.52	5.84
Tier I Capital	6.38	7.78	7.81	7.05	6.44

FINANCIAL RATIOS
Return on Average Equity	8.68%	9.28%	8.73%	9.72%	10.59%
Return on Average Assets	0.89	0.99	0.98	1.09	1.26
Effective Tax Rate	20.34	16.86	18.09	16.97	20.00
Average Equity to Average Assets	10.24	10.71	11.17	11.22	11.88
Equity to Asset Ratio	9.91	10.72	10.51	11.07	11.38
Tangible Equity to Tangible Asset Ratio	9.89	10.70	10.48	11.02	11.33
Cash Dividend Payout Ratio	89.69	84.31	107.00	91.45	79.85
Net Interest Margin Ratio	3.45	3.67	3.83	3.74	3.94

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

OVERVIEW and OUTLOOK

Net income for 2007 was $4,350. The performance represented a decrease of $226 from the $4,576 earned in 2006. Earnings per share measured $0.97, down $0.04 or 4.0% from $1.01 in 2006.

Core earnings, which exclude the net gains on loans sold and investment securities either sold or called, loss on other real estate, and certain other non recurring items, were $4.244 million in 2007, compared to the $4.382 million earned in 2006. Core earnings per share were $0.94 in 2007 and $0.97 in 2006, down $0.03 or 3.0%.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following is a reconciliation between core earnings and earnings under generally accepted accounting principles in the United States (GAAP earnings):

	Years Ended
	December 31,
	2007	2006	2005	2004	2003

GAAP earnings	$4,350	$4,576	$4,334	$4,843	$5,484
Investment security gains	(77)	(18)	(308)	(1,052)	(946)
Gain on sale of loans	(88)	(106)	(89)	(54)	(470)
Other real estate loss	1	47	3	171
Other non-recurring items*	4	(142)	243	19	43
Tax effect of adjustments	54	25	51	311	467

Core earnings	$4,244	$4,382	$4,234	$4,238	$4,578

*	Includes a one-time change in tax accrual estimate made in the first quarter of 2006, and a one-time cash bonus declared in the third quarter of 2005 paid to the retiring C.E.O.

The Company’s net interest margin continues to be affected by a sustained flattening and subsequent inversion of the yield curve as represented by the difference between long and short term interest rates. The Company’s net interest margin, on a fully taxable equivalent basis, decreased by $48 from the preceding year, with the net interest margin ratio declining from 3.67% to 3.45%.

Financial results also reflect an increase in expenses associated with the Company’s strategic growth plans. These expenses include costs for professional consulting, information system software licensing and maintenance, personnel and educational training program for the Company’s employees. While these strategic outlays can be expected to contribute to performance over the long term, they represent a drag on current period profitability.

As of December 31, 2007, the ratio of equity capital to total assets remained well above regulatory minimums at 9.91%, down from 10.72% a year ago. Risk-based capital measured 19.18% compared to 19.93% at December 31, 2006. All capital ratios continue to register well in excess of required regulatory minimums.

Return on average equity was 8.68% in 2007 compared to 9.28% in 2006, while the year-over-year return on average assets measured 0.89% compared to 0.99% in 2006. Book value per share decreased by $0.02 to $11.12. The price of the Company’s common stock traded in a range between a low of $11.20 and a high of $19.06, closing the year at $12.05 per share. Although a special cash dividend was not paid in 2007 or 2006, as it had been in prior years, the Company’s dividend payout remained aggressive as 89.7% of 2007 earnings were paid as cash dividends compared to 84.3% in the prior year. Dividends per share were $0.87 compared to $0.85 per share in 2006.

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

To accommodate growing demand, while preserving responsive and personalized service, a customer relationship management (CRM) platform was installed in late 2007. Selected was an internet-based “relationship management” solution, enabling personnel to better match customer needs with products and services, facilitate opportunities to extend or increase credit for business-related accounts, monitor financial covenants, and process applications and underwrite credit in an efficient manner.

As an internet-based solution, an account officer can access account information (including property appraisals, notes and loan documents, insurance policies and account history) at any location having internet capability. This affords the account officer great flexibility in meeting with customers: from branch office, to place of business or even internet cafe. The Bank’s core processing systems update the CRM daily, so when officer and customer meet account information is always the most currently available.

Remote Merchant Capture is another of the Bank’s strategic infrastructure investments. During 2007 a pilot program was developed, with plans for broad-scale introduction in the second quarter of 2008. Merchant capture is a relatively new technology enabling Bank customers to scan checks and remit deposits electronically. This technology will be particularly beneficial to commercial customers, providing both operational efficiency and convenience, especially for those who lack a Cortland Banks’ facility in close proximity. Cortland Banks uses this same technology for its own account, transmitting and receiving all Federal Reserve items electronically. During 2007, Cortland Banks converted all branches to electronic delivery, eliminating the need to physically transport paper checks.

During 2007, the Company completed construction and opened a new 2,500 square foot full service office, located at the intersection of Maple Grove Road and East Center Street, in the village of Windham.

This spring a fourteenth office will open in Middlefield, Ohio. The Brookfield office will relocate to a newly-built facility early this summer just across the street from its current location. The Bank will also relocate an office to North Lima, Ohio by early fall.

BALANCE SHEET COMPOSITION

The following table illustrates, during the years presented, the mix of the Company’s funding sources and the assets in which those funds are invested as a percentage of the Company’s average total assets for the period indicated. Average assets totaled $489,047 in 2007 compared to $460,359 in 2006 and $444,487 in 2005.

	2007	2006	2005	2004	2003
Sources of Funds:
Deposits:
Non-interest-bearing	11.8%	12.4%	13.1%	12.8%	12.8%
Interest-bearing	63.2	63.3	63.7	64.6	64.0
Federal funds purchased and repurchase agreements	1.3	1.0	0.7	0.7	0.5
Long-term debt and other borrowings	12.2	11.9	10.6	9.7	9.8
Subordinated debt	0.5
Other non-interest-bearing liabilities	0.8	0.7	0.7	1.0	1.0
Equity capital	10.2	10.7	11.2	11.2	11.9

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Uses of Funds:
Loans	44.1%	42.6%	43.4%	43.7%	43.9%
Securities	48.9	51.0	49.9	48.7	47.1
Federal funds sold, and other money market instruments	1.4	0.9	0.8	1.3	2.4
Bank owned life insurance	2.4	2.5	2.5	2.3	1.9
Other non-interest-earning assets	3.2	3.0	3.4	4.0	4.7

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Deposits continue to be the Company’s primary source of funding. During 2007, the relative mix of deposits has remained steady with interest-bearing being the main source. Average non-interest bearing deposits totaled 15.7% of total average deposits in 2007 compared to 16.4% in 2006 and 17.1% in 2005. (Also see section captioned “Deposits” included elsewhere in this discussion.)

The Company primarily invests funds in loans and securities. Securities have been the largest

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

component of the Company’s mix of invested assets. During 2007 average securities increased by $3,935 or 1.7%, while average loans increased by $19,658 or 10.0%.

The Company has also purchased bank owned life insurance policies on the lives of directors, certain employees and key members of management in conjunction with the Company’s benefit plans. The average balance increased from $11,145 in 2005 to $12,024 in 2007, reflecting the purchase of additional policies and the buildup of cash surrender value. (See additional information regarding the Company’s loan and securities portfolio in the sections captioned “Loan Portfolio” and “Investment Securities” included elsewhere in this discussion.)

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

Additionally, as part of the Company’s loan review process, management routinely evaluates risks which could potentially affect the ability to collect loan balances in their entirety. Reviews of individual credits as well as any concentration of credits in particular industries are subject to a detailed loan review.

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

	2007	2006	2005	2004	2003
Nonaccrual loans:
1-4 residential mortgages	$499	$887	$719	$661	$529
Commercial mortgages	1,572	2,497	2,472	2,734	1,538
Commercial loans	146	188	210
Consumer loans	17	129	41
Home equity loans	51	222	304

Total Nonaccrual Loans	2,285	3,923	3,746	3,395	2,067
Other real estate owned	282	35	82		986

Nonperforming Assets	2,567	3,958	3,828	3,395	3,053
Restructured loans	546

Underperforming Assets	$3,113	$3,958	$3,828	$3,395	$3,053

The following table provides a number of asset quality ratios based on this data. Overall, asset quality reflected the cumulative effects of a general economic weakness evidenced since 2003 in the local area markets where the Company operates, but remained within limits that management considers acceptable.

	2007	2006	2005	2004	2003
Nonperforming loans as a percentage of total loans	1.02%	1.91%	1.99%	1.77%	1.09%
Nonperforming assets as a percentage of total assets	0.52%	0.84%	0.83%	0.76%	0.70%
Underperforming assets as a percentage of total assets	0.63%	0.84%	0.83%	0.76%	0.70%
Underperforming assets as a percentage of equity capital plus allowance for loan losses	6.17%	7.50%	7.58%	6.52%	5.84%

Gross income that would have been recorded in 2007 on these loans, had they been in compliance with their original terms, was $267. Interest income that actually was included in income on these loans amounted to $79.

RESULTS OF OPERATIONS

  Analysis of Net Interest Income Years Ended December 31, 2007 and 2006

Net interest income, the principal source of the Company’s earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. During the recent reporting period the net interest margin ratio registered 3.45% in 2007, 3.67% in 2006, and 3.83% in 2005.

The narrowing of the company’s net interest margin ratio can be attributed in part, to the Federal Reserve’s monetary policy efforts directed at containing inflation.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

	NET INTEREST MARGIN FOR YEAR ENDED
	December 31, 2007			December 31, 2006
	Average		Average	Average		Average
	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate
INTEREST-EARNING ASSETS
Federal funds sold and other money market funds	$6,950	$366	5.3%	$4,228	$215	5.1%
Investment securities(1)(2)	238,904	13,664	5.7%	234,969	12,935	5.5%
Loans(2)(3)	215,496	15,856	7.4%	195,838	14,381	7.4%

Total interest-earning assets	$461,350	$29,886	6.5%	$435,035	$27,531	6.3%

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits	$46,508	$888	1.9%	$47,415	$752	1.6%
Savings	78,072	799	1.0%	82,845	850	1.0%
Time	184,586	8,769	4.8%	161,050	6,907	4.3%

Total interest-bearing deposits	309,166	10,456	3.4%	291,310	8,509	2.9%
Federal funds purchased	605	29	4.8%	478	25	5.3%
Other borrowings	65,570	3,346	5.1%	58,773	3,048	5.2%
Subordinated debt	2,175	154	7.1%

Total interest-bearing liabilities	$377,516	$13,985	3.7%	$350,561	$11,582	3.3%

Net interest income		$15,901			$15,949

Net interest rate spread(4)			2.8%			3.0%

Net interest margin(5)			3.5%			3.7%

(1) Includes both taxable and tax exempt securities.

(2)	Tax exempt interest is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

(3)	Includes loan origination and commitment fees.

(4)	Interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

(5)	Interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

The increase in fully tax equivalent interest income was the product of a 6.0% year-over-year increase in average earning assets and a 14 basis point increase in interest rates earned, while the increase in interest expense was a product of a 7.7% increase in interest-bearing liabilities and a 40 basis point increase in rates paid. The net result was a 0.3% decrease in net interest income on a fully tax equivalent basis and a 22 basis point decrease in the net interest margin.

Interest and dividend income on securities registered an increase of $851, or 7.1%, during the year ended December 31, 2007 when compared to 2006. On a fully tax equivalent basis, income on investment securities increased by $729, or 5.6%. The average invested balances increased by $3,935 from the levels of a year ago. The increase in the average balance of investment securities was accompanied by a 21 basis point increase in the tax equivalent yield of the portfolio.

Interest and fees on loans increased by $1,475 on a fully tax equivalent basis, or 10.3%, for the twelve months of 2007 compared to 2006. A $19,658 increase in the average balance of the loan portfolio, or 10.0%, was accompanied by no basis point change in the portfolio’s tax equivalent yield. This increase in the average loan portfolio balance is a direct result of strategic initiatives designed to increase the company’s market share.

Other interest income increased by $151 from the same period a year ago. The average balance of federal funds sold and other money market funds increased by $2,722, or 64.4%. The yield increased by 18 basis points during 2007 compared to 2006.

Average interest-bearing demand deposits and money market accounts decreased by $907, and savings decreased by $4,773. The average rate paid on these products increased by 12 basis points in the aggregate. The average balance on time deposit products increased by $23,536, as the average rate paid increased by 46 basis points, from 4.3% to 4.8%.

Compared to last year, average borrowings, federal funds purchased and subordinated debt increased by $9,099 while the average rate paid on borrowings decreased by 2 basis points. (See Notes 7 and 8 for information regarding borrowings and subordinated debt.)

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

  Analysis of Net Interest Income — Years Ended December 31, 2006 and 2005

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

Analysis of Net Interest Income Changes (Taxable Equivalent Basis)

	2007 Compared to 2006			2006 Compared to 2005
	Volume	Rate	Total	Volume	Rate	Total

Increase (Decrease) in Interest Income:
Federal funds sold and other money markets	$143	$8	$151	$23	$73	$96
Investment Securities
U.S. Treasury and other U.S. Government agencies and corporations	223	292	515	818	180	998
U.S. Government mortgage-backed pass-through certificates	66	147	213	(260)	245	(15)
States of the U.S. and political subdivisions	(346)	(16)	(362)	(166)	(23)	(189)
Other securities	215	148	363	281	313	594
Loans	1,446	29	1,475	203	1,138	1,341

Total Interest Income Change	1,747	608	2,355	899	1,926	2,825

Increase (Decrease) in Interest Expense:
Interest-bearing demand deposits	(14)	150	136	(16)	379	363
Savings deposits	(49)	(2)	(51)	(48)	251	203
Time deposits	1,072	790	1,862	617	1,167	1,784
Federal funds purchased	6	(2)	4	2	8	10
Securities sold under agreements to repurchase	74	11	85	44	55	99
Other borrowings under one year	305	45	350	335	9	344
Other borrowings over one year	(54)	(83)	(137)	26	88	114
Subordinated debt	154		154

Total Interest Expense Change	1,494	909	2,403	960	1,957	2,917

Increase (Decrease) in Net Interest Income on a Taxable Equivalent Basis	$253	$(301)	$(48)	$(61)	$(31)	$(92)

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Analysis of Other Income, Other Expense and Federal Income Tax

Total other income for 2007 increased $254, or 9.0% compared to a decrease of $280, or 9.0% in 2006. Fees for customer services increased by $68, or 3.0%, compared to a decrease of $15 or 0.7% in the prior year. The increase is primarily due to an increase in service charge income.

Loans originated for sale in the secondary market showed gains of $88 in 2007, compared to $106 and $89 in 2006 and 2005, respectively. The early call of held to maturity securities, and transactions involving available for sale securities, combined to produce net gains of $77 in 2007, $18 in 2006 and $308 in 2005.

Other real estate losses amounted to $1 in 2007, $47 in 2006 and $3 in 2005. Earnings on bank owned life insurance showed an increase of $88 in 2007 compared to an increase of $92 in 2006. Other non-interest income increased by $11 during 2007 following a $40 decrease in 2006. This income category is subject to fluctuation due to nonrecurring items.

Other Income

	2007	2006	2005	2004	2003

Fees for other customer services	$2,307	$2,239	$2,254	$2,327	$1,636
Gain on sale of loans	88	106	89	54	470
Other real estate losses	(1)	(47)	(3)	(171)
Gain on sale of trading Securities					265
Earnings on bank owned life insurance	521	433	341	444	409
Other operating income	97	86	126	125	123

	3,012	2,817	2,807	2,779	2,903
Investment securities net gains	77	18	308	1,052	946

Total other income	$3,089	$2,835	$3,115	$3,831	$3,849

Total other expenses increased by $574 or 4.8% in 2007. This compares to a decrease of $179 or 1.5% in 2006. During 2007, expenditures for salaries and employee benefits increased by $423 or 6.2%. This increase is a combination of regular staff salary and benefit increases. In 2006 these expenditures decreased by $276 or 3.9%. This is due mainly to a one time cash bonus of $243 awarded to the retiring President and CEO in 2005. Occupancy and equipment expense increased by $60, or 3.3%, during 2007 and decreased by $59, or 3.2%, in 2006. The increase in 2007 is due in part to construction of a banking facility to replace an existing leased bank location. The decrease in 2006 is due mainly to a $112 decrease in depreciation expense as some assets became fully depreciated, and a $36 increase in equipment and building maintenance.

State and local taxes stayed fairly consistent from 2005 to 2007. Bank exam and audit expense decreased by $43 or 8.8% in 2007 following an increase of $59 or 13.8% in 2006 primarily due to expenses associated with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. All other categories of non-interest expense increased by $106 in 2007 following an increase of $93 in 2006. This expense category is subject to fluctuation due to non-recurring items. The increase in 2007 is due in part to expenses associated with the Company’s Strategic Growth Plan. These expenses include costs for professional consulting, information system software licensing and maintenance and educational programs for the Company’s employees. The increase in 2006 is due partly to an increase in collection and foreclosure expense of $41, a one-time sundry charge-off of $22, and a $29 increase in office supplies expense.

Non-Interest Expense

	2007	2006	2005	2004	2003

Salaries and benefits	$7,199	$6,776	$7,052	$6,722	$6,586
Net occupancy and equipment expense	1,871	1,811	1,870	1853	1,963
State and local taxes	580	552	548	544	524
Office supplies	396	367	338	346	347
Bank exam and audit	443	486	427	515	349
Other operating expense	2,106	2,029	1,965	1,881	1,760

Total other expenses	$12,595	$12,021	$12,200	$11,861	$11,529

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Salaries and employee benefits represented 57.2% of all non-interest expenses in 2007, 56.4% in 2006 and 57.8% in 2005. Salaries and employee benefits decreased by $276 in 2006 followed by an increase of $423 in 2007. The following details components of these increases:

	Analysis of Changes in Salaries & Benefits
	Amounts					Percent
	2007	2006	2005	2004	2003	2007	2006	2005	2004	2003

Salaries	$252	$(176)	$317	$(28)	$67	4.7%	(3.2)%	6.1%	(1.14)%	1.3%
Benefits	145	(77)	(29)	85	112	9.0	(4.6)	(1.7)	5.2	7.3
Profit Sharing					(336)					(100.0)

	397	(253)	288	57	(157)	5.7	(3.5)	4.2	0.8	(2.2)
Def’d Loan Origination	26	(23)	42	79	(55)	16.1	(16.7)	23.3	30.5	(27.0)

	$423	$(276)	$330	$136	($212)	6.2%	(3.9)%	4.9%	2.1%	(3.1%)

Wage and salary expense per employee averaged $33,994 in 2007, $33,063 in 2006, and $33,942 in 2005. Excluding the one-time retirement bonus, the average per employee would have been $32,444 in 2005. Full-time equivalent employment averaged 164 employees in 2007, 161 employees in 2006 and 162 employees in 2005. Average earning assets per employee measured $2,813 in 2007, $2,702 in 2006 and $2,582 in 2005.

Income before income tax expense amounted to $5,461 for the year ended 2007 compared to $5,504 and $5,291 for the similar periods of 2006 and 2005, respectively. The effective tax rate was 20.3% in 2007, 16.9% in 2006 and 18.1% in 2005, resulting in income tax of $1,111, $928 and $957, respectively. The decrease in the effective tax rate in 2006 reflects a one time adjustment to tax expense of $145 due to a change in tax accrual estimate. The effective tax rate before the $145 adjustment was 19.5%. The increase in 2007 is an increase from prior years because of a reduction in tax free income. The provision for income taxes differs from the amount of income tax determined applying the applicable U.S. statutory federal income tax rate to pre-tax income as a result of the following differences:

	December 31,
	2007	2006	2005	2004	2003
Provision at statutory rate	$1,857	$1,871	$1,798	$1,983	$2,331
Add (Deduct):
Tax effect of non-taxable income	(846)	(909)	(921)	(1,084)	(1,052)
Tax effect of non-deductible expense	100	111	80	91	92
Tax effect of change in estimate*		(145)

Federal income taxes	$1,111	$928	$957	$990	$1,371

*	One time adjustment to tax accrual estimate

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Net income registered $4,350 in 2007, $4,576 in 2006 and $4,334 in 2005 representing per share amounts of $0.97 in 2007, $1.01 in 2006 and $0.97 in 2005. Dividends declared per share were $0.87 in 2007, $0.85 in 2006 and $1.04 in 2005. The decrease in 2007 and 2006 is due to elimination of the special dividend. Per share amounts have been restated to give retroactive effect to the 1% common stock dividend of January 1, 2008.

FOURTH QUARTER 2007 AS
COMPARED TO FOURTH QUARTER 2006

	NET INTEREST MARGIN FOR QUARTER ENDED
	December 31, 2007			December 31, 2006
	Average		Average	Average		Average
(Unaudited)	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate
INTEREST-EARNING ASSETS
Federal funds sold and other money market funds	$951	$13	5.2%	$9,882	$132	5.3%
Investment securities(1)(2)	242,596	3,541	5.8%	231,009	3,231	5.6%
Loans(2)(3)	222,208	4,125	7.4%	202,709	3,773	7.3%

Total interest-earning assets	$465,755	$7,679	6.6%	$443,600	$7,136	6.4%

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits	$47,497	$235	2.0%	$48,286	$225	1.9%
Savings	75,332	197	1.0%	80,207	207	1.0%
Time	185,152	2,220	4.8%	169,222	1,942	4.6%

Total interest-bearing deposits	307,981	2,652	3.4%	297,715	2,374	3.2%
Federal funds purchased	2,374	29	4.8%
Other borrowings	68,589	849	4.9%	59,795	792	5.2%
Subordinated debt	5,155	93	7.0%

Total interest-bearing liabilities	$384,099	$3,623	3.7%	$357,510	$3,166	3.5%

Net interest income		$4,056			$3,970

Net interest rate spread(4)			2.9%			2.9%

Net interest margin(5)			3.5%			3.5%

(1)	Includes both taxable and tax exempt securities.

(2)	Tax exempt interest is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

(3)	Includes loan origination and commitment fees.

(4)	Interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

(5)	Interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

Tax equivalent net interest income for the Company during the fourth quarter of 2007 increased by $86, a 2.2% increase from the fourth quarter of 2006. The yield on earning assets increased by 19 basis points while fourth quarter average earning assets increased by 5.0%, or $22,155, when compared to a year ago. The result was an increase in tax equivalent interest income of $543. The rate paid on interest-bearing liabilities increased by 23 basis points, while fourth quarter average interest-bearing liabilities increased by $26,589 when compared to a year ago, resulting in an increase in total interest expense of $457. The net interest margin for the quarter registered 3.49%, down 6 basis points from the same quarter a year ago.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table shows financial results by quarter for the years ending December 31, 2007 and 2006:

FINANCIAL RESULTS BY QUARTER
(Unaudited)

	2007				2006
	For the Quarter Ended				For the Quarter Ended
	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31
Interest Income	$7,467	$7,344	$7,251	$6,930	$6,889	$6,796	$6,493	$6,319
Interest Expense	3,623	3,651	3,495	3,216	3,166	2,980	2,783	2,653

Net Interest Income	3,844	3,693	3,756	3,714	3,723	3,816	3,710	3,666
Loan Loss Provision	(40)				(50)	(45)	(64)	(66)
Net Security Gains	40	5	20	12			18
Net Gain on Loans	10	35	27	16	37	13	42	14
Other real estate losses			(1)		(12)	(7)	(28)
Other Income	761	749	719	696	747	703	700	608
Other Expenses	(3,194)	(3,132)	(3,206)	(3,063)	(2,962)	(3,041)	(3,049)	(2,969)

Income Before Tax	1,421	1,350	1,315	1,375	1,483	1,439	1,329	1,253
Federal Income Tax	305	275	258	273	301	296	253	78

Net Income	$1,116	$1,075	$1,057	$1,102	$1,182	$1,143	$1,076	$1,175
Net Income Per Share	$0.25	$0.24	$0.24	$0.24	$0.26	$0.25	$0.24	$0.26
Net Core Income	$1,083	$1,048	$1,027	$1,086	$1,166	$1,139	$1,057	$1,020
Net Core Income Per Share	$0.24	$0.23	$0.23	$0.24	$0.26	$0.25	$0.24	$0.23
Net Interest Income (fully taxable equivalent basis)	$4,056	$3,911	$3,984	$3,950	$3,970	$4,067	$3,973	$3,939
Net Interest Rate Spread	2.9%	2.7%	2.7%	2.8%	2.9%	3.1%	3.0%	3.1%
Net Interest Margin	3.5%	3.4%	3.5%	3.5%	3.5%	3.7%	3.7%	3.7%

Loan charge-offs during the quarter were $191 in 2007 compared to $67 in 2006, while the recovery of previously charged-off loans amounted to $28 during the fourth quarter of 2007 compared to $19 in the same period of 2006. The Company’s provision for loan losses during the quarter was $40 compared to $50 a year ago.

Other income increased by $14 or 1.9% from a year ago. The net gain on loans sold during the quarter amounted to $10, compared to $37 a year ago. Loss on the sale of other real estate decreased from $12 in 2006 to none in 2007. The early call of held to maturity securities, and transactions involving available for sale securities produced gains of $40 in the fourth quarter of 2007 compared to none in the same quarter of 2006.

Total other non-interest expenses in the fourth quarter were $3,194 in 2007 compared to $2,962 in 2006, an increase of $232 or 7.8%. Salaries and benefits constituted a $72 increase, or 4.3%. Bank exam and audit fees increased by $14 or 11.6% mainly due to the timing of expenses associated with the implementation of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Other expenses increased by $146 or 12.7%. The increase is due in part to expenses associated with the Company’s Strategic Growth Plan. These expenses include costs for professional consulting, information system software licensing and maintenance and educational programs for Company’s employees.

Income before income tax during the fourth quarter amounted to $1,421 in 2007 compared to $1,483 in 2006. Income tax expense for the fourth quarter of 2007 was $305 as compared to $301 in 2006. Fourth quarter net income was $1,116 in 2007 compared to $1,182 in 2006, representing a decrease of $66, or 5.6%.

Earnings per share for the fourth quarter, adjusted for the 1% stock dividend paid January 1, 2008, were $0.25 in 2007 and $0.26 in 2006.

Core earnings (earnings before gains on loans sold, investment securities sold or called and certain other non recurring items) decreased by 7.1% in the fourth quarter of 2007 compared to 2006. Core earnings for the fourth quarter of 2007 were $1,083 compared to

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

last year’s $1,166. Core earnings per share were $0.25 in 2007 and $0.26 in 2006. The following is a reconciliation between core earnings and earnings under generally accepted accounting principles in the United States (GAAP earnings):

	Three Months Ended
	December 31,
	2007	2006	2005	2004	2003

GAAP earnings	$1,116	$1,182	$1,093	$1,305	$1,340
Gain on sale of loans	(10)	(37)	(30)	(13)	(21)
Investment gains	(40)			(378)	(259)
Other real estate loss		12	3
Tax effect of adjustments	17	9	9	133	95

Core earnings	$1,083	$1,166	$1,075	$1,047	$1,155

Realized gains or losses on securities are based on net proceeds and the adjusted carrying amount of the securities, using the specific identification method. The table below sets forth the proceeds, gains and losses realized on securities sold or called for the period ended:

	Three	Twelve
	Months	Months
	December 31,	December 31,
	2007	2007

Proceeds on securities sold or called	$6,990	$9,991
Gross realized gains	40	77
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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

	2007	2006	2005	2004	2003
Balance at beginning of year	$2,211	$2,168	$2,629	$2,408	$3,134
Loan losses:
1-4 family residential mortgages	(92)	(29)	(87)	(80)	(101)
Commercial mortgages	(395)	(20)	(734)	(108)	(589)
Consumer and other loans	(232)	(199)	(203)	(66)	(160)
Commercial loans	(1)	(40)	(89)	(10)	(270)
Home equity loans	(8)		(6)

	(728)	(288)	(1,119)	(264)	(1,120)

Recoveries on previous loan losses:
1-4 family residential mortgages
Commercial mortgages	5				40
Consumer and other loans	92	99	100	65	108
Commercial loans	1	7	13	5	6
Home equity loans

	98	106	113	70	154

Net loan losses	(630)	(182)	(1,006)	(194)	(966)

Provision charged to operations	40	225	545	415	240

Balance at end of year	$1,621	$2,211	$2,168	$2,629	$2,408

Ratio of net loan losses to average net loans outstanding	0.29%	0.09%	0.53%	0.10%	0.51%

Ratio of loan loss allowance to total loans	0.73%	1.08%	1.15%	1.37%	1.27%

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

The following is an allocation of the allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

	2007	2006	2005	2004	2003
Types of Loans
1-4 family residential mortgages	$258	$209	$243	$265	$241
Commercial mortgages	954	1,441	1,397	1,808	1,932
Consumer loans	214	183	160	50	58
Commercial loans	194	376	364	505	176
Home equity loans	1	2	4	1	1

	$1,621	$2,211	$2,168	$2,629	$2,408

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

LOAN PORTFOLIO

The following table represents the composition of the loan portfolio as of December 31, for the years indicated:

	2007		2006		2005		2004		2003
Types of Loans
1-4 family residential mortgages	$68,135	30.5	$62,882	30.6	$59,910	31.8	$61,238	31.9	$57,854	30.6
Commercial mortgages	120,950	54.3	106,160	51.7	90,983	48.3	94,019	49.0	92,822	49.0
Consumer loans	8,484	3.8	7,745	3.8	6,714	3.6	6,087	3.2	7,231	3.8
Commercial loans	14,981	6.7	17,505	8.5	19,767	10.5	19,188	10.0	21,711	11.5
Home equity loans	10,559	4.7	10,807	5.3	10,828	5.8	11,245	5.9	9,541	5.0
1-4 family residential loans held for sale			109	0.1					103	0.1

Total loans	$223,109		$205,208		$188,202		$191,777		$189,262

The following schedule sets forth maturities based on remaining scheduled repayments of principal or next repricing opportunity for loans (excluding mortgage and consumer loans) as of December 31, 2007:

	1 Year	1 to	Over
	or Less	5 Years	5 Years	Total
Types of Loans
Commercial loans	$4,737	$4,560	$5,684	$14,981
Home equity	10,559			10,559

Total loans (excluding mortgage and consumer loans)	$15,296	$4,560	$5,684	$25,540

The following schedule sets forth loans as of December 31, 2007 based on next repricing opportunity for floating and adjustable interest rate products, and by remaining scheduled principal payments for loan products with fixed rates of interest. Mortgage and consumer loans have again been excluded.

	1 Year	Over
	or Less	1 Year	Total
Types of Loans
Floating or adjustable rates of interest	$14,962	$1,243	$16,205
Fixed rates of interest	334	9,001	9,335

Total loans (excluding mortgage and consumer loans)	$15,296	$10,244	$25,540

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company recorded an increase of $17,901 in the loan portfolio from the level of $205,208 recorded at December 31, 2006.

Between 2006 and 2007, the balance of residential mortgage loans remained relatively unchanged. 1-4 family residential mortgages represent 30.5% of total loans in the loan portfolio compared to 30.7% in 2006. The portion of the loan portfolio represented by commercial loans (including commercial real estate) increased from 60.2% in 2006 to 61.0% in 2007. Consumer loans (including home equity loans) decreased from 9.1% in 2006 to 8.5% in 2007.

Real estate loans which include residential loans and commercial loans continue to comprise the largest share of the Company’s loan portfolio. At the end of 2007, residential loans and commercial loans comprised a combined 91.5% of the portfolio, compared to 90.5% five years ago. Home equity loans at 4.7% and consumer installment at 3.8% comprise the remainder of the portfolio in 2007.

During 2007, approximately $16,300 in new mortgage loans were originated by the Company, an increase of approximately $1,100 from 2006.

The following shows the disposition of mortgage loans originated during 2003 to 2007 (in millions):

	2007	2006	2005	2004	2003

Retained in Portfolio	$10.1	$8.3	$7.6	$8.0	$11.6
Loans Sold to Investors with Servicing Rights Released	$6.2	$6.9	$6.6	$4.0	$27.3

The Company’s product offerings continue to include a service release sales program, which permits the Company to offer competitive long-term fixed interest rates without incurring additional credit or interest rate risk.

During 2007, the Company sold fewer residential mortgage loans under the service release sales program but originated and retained approximately $1.5 million more in portfolio loans in comparision to 2006 totals. Mortgage loan originations are typically qualified for sale to investors in the secondary market, but are occasionally retained in portfolio when requested by a customer or to enhance account relationship for certain customers. The mix of portfolio retained to those sold to investors will vary from year to year.

The Bank is also active in home equity financing. Home Equity term loans and credit lines remain popular with consumers wishing to finance home improvements, educational costs, vacations and consumer goods purchased at favorable interest rates.

In order to improve customer retention and provide better overall balance, management also will continue to revamp and reposition the Company’s In-Portfolio product offerings during 2008.

The balance of the commercial loan portfolio as of December 31, 2007 was $135,931, an increase of $12,266 from the balance of $123,665 recorded at December 31, 2006. Short term, asset based commercial loans including lines of credit decreased by $2,524. Commercial real estate loans increased by $14,790 during the same period. The increase in these loans has primarily resulted from a marketing campaign and an aggressive calling program designed to increase market share for commercial and small business loans secured by real estate.

Management in recent years has offered longer term fixed rate commercial real estate products to qualifying customers in an effort to establish new business relationships and capture additional market share. Loan personnel will continue to aggressively pursue both commercial and small business opportunities supported by product incentives and

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

marketing efforts. The Bank’s lending function continues to provide business services to a wide array of medium and small businesses, including but not limited to commercial and residential real estate builders, automobile dealers, manufacturers, trucking companies, nursing homes, physicians and medical groups, funeral homes, general contractors, service contractors, restaurants, hotels/motels, retailers, wholesalers, as well as area educational institutions and other political subdivisions.

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
Commercial Loan Concentrations

	2007		2006
		% of		% of
Sector	Balances	Portfolio	Balances	Portfolio
Non Residential Building/ Apartment Building	$25,879	19.36%	$17.963	14.82%
Hotels/Motels	23,608	17.66%	12,374	10.21%
Real Property Lessors	7.175	5.37%	8,315	6.86%
Eating Places	6,925	5.18%	7,575	6.25%
Steel Related Industries	5,268	3.94%	5,200	4.29%

The single largest customer balance at year end had a balance of $7,047 in 2007 compared to $4,900 in 2006. This balance represented approximately 5.2% of the total commercial portfolio, compared to 4.0% in 2006.

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table shows the book value of investment securities by type of obligation at the dates indicated:

	December 31,
	2007	2006	2005	2004	2003
U.S. Treasury and other U.S. Government agencies and corporations	$83,995	$86,682	$80,053	$69,670	$62,524
U.S. Government mortgage-backed pass-through certificates	83,654	73,921	82,992	91,226	92,499
States of the U.S. and political subdivisions	32,762	40,807	44,714	45,689	53,503
Other securities	38,211	31,693	26,893	19,256	14,249

	$238,622	$233,103	$234,652	$225,841	$222,775

A summary of securities held at December 31, 2007, classified according to the earlier of next repricing or the maturity date and the weighted average yield for each range of maturities, is set forth below. Fixed rate mortgage-backed securities are classified by their estimated contractual cash flow, adjusted for current prepayment assumptions. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2007
	Book	Weighted
Type and Maturity or Repricing Grouping	Value	Average Yield(1)

U.S. Treasury and other U.S. Government agencies and corporations:
Maturing or repricing within one year	$21,084	5.484%
Maturing or repricing after one year but within five years	8,108	4.581
Maturing or repricing after five years but within ten years	19,114	5.305
Maturing or repricing after ten years	35,689	6.104

Total U.S. Treasury and other U.S. Government agencies and corporations	$83,995	5.620%

U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s:
Maturing or repricing within one year	$48,570	5.271%
Maturing or repricing after one year but within five years	33,670	4.963
Maturing or repricing after five years but within ten years	1,414	4.713
Maturing or repricing after ten years

Total U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s	$83,654	5.138%

States of the U.S. and political subdivisions:
Maturing or repricing within one year	$155	8.376%
Maturing or repricing after one year but within five years	445	7.525
Maturing or repricing after five years but within ten years	5,185	6.998
Maturing or repricing after ten years	26,977	7.234

Total States of the U.S. and political subdivisions	$32,762	7.206%

Other securities:
Maturing or repricing within one year	$28,192	6.953%
Maturing or repricing after one year but within five years	2,403	5.733
Maturing or repricing after five years but within ten years	2,031	7.182
Maturing or repricing after ten years	5,585	7.629

Total other securities	$38,211	6.987%

(1)	The weighted average yield has been computed by dividing the total interest income adjusted for amortization of premium or accretion of discount over the life of the security by the amortized cost of the securities outstanding. The weighted average yield of tax-exempt obligations of states of the U.S. and political subdivisions has been calculated on a fully taxable equivalent basis. The amounts of adjustments to interest which are based on the statutory tax rate of 34% were $5, $10, $111 and $585 for the four ranges of maturities.

As of December 31, 2007, there were $42,156 in callable U.S. Government Agencies, $9,591 in callable obligations of states and political subdivisions that given current and expected interest rate

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

environments are likely to be called within the one year time horizon. These securities are categorized according to their contractual maturities, with $2,199 classified as maturing after one year but within five years, $20,549 classified as maturing after five years but within ten years and $28,999 classified as maturing after 10 years.

Additionally, as of December 31, 2007, there were $14,506 in callable U.S. Government Agencies, $19,874 in callable obligations of states and political subdivisions and $2,004 in callable other securities that given current and expected interest rate environments are likely to be called within the time frame defined as after one year but within five years. These securities are categorized according to their contractual maturities, with $3,035 maturing after five years but within ten years and $33,349 maturing after 10 years.

As of December 31, 2007, the carrying value of all investment securities, both available for sale and held to maturity, totaled $238,622, an increase of $5,519 or 2.37% from the prior year. The allocation between single maturity investment securities and mortgage-backed securities shifted to a 64/36 split versus the 68/32 division of the previous year, as mortgage-backed securities increased by $9,733, or 13.2%.

Holdings of obligations of states and political subdivisions showed a decrease of $8,045 or 19.7%, as numerous bonds were called during the year.

Amortization of purchase premium resulted in the decrease of holdings of U.S. Treasury securities by approximately $4, or 2.8%. Investments in U.S. government agencies and sponsored corporations decreased by approximately $2,683, or 3.1%. The Company also purchased $10,417 in corporate debt securities during 2007 primarily to take advantage of floating rate repricing characteristics. The purchases were partially offset by $2,794 in debt securities that were called during 2007. Additionally, a $183 increase in unrealized losses on General Motors bonds was reflected at December 31, 2007. The net result was an increase in the corporate portfolio of $6,518.

Holdings of other securities were unchanged in 2007.

The mix of mortgage-backed securities remained weighted in favor of fixed rate securities in 2007. The portion of the mortgage-backed portfolio allocated to fixed rate securities rose to 76% in 2007 versus 67% in 2006. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed rate securities perform better in periods of stable to slightly declining interest rates. Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $13,792 and $18,184 at December 31, 2007 and 2006, respectively. No collateralized mortgage obligations were sold in 2007.

At December 31, 2007, a net unrealized loss of $94, net of tax, was included in shareholders’ equity as a component of Other Comprehensive Income, as compared to a net unrealized loss of $455, net of tax, as of December 31, 2006. This $361 improvement reflects the increased market value of debt securities resulting from changes in the shape of the yield curve and the level of interest rates that occurred during the year. Lower interest rates generally translate into more favorable market prices for debt securities; conversely rising interest rates generally result in a depreciation in the market value of debt securities.

The Company had $11,222 in investments considered to be structured notes as of December 31, 2007, an increase of $2,507, or 28.8%. The Company had no investments in inverse floating rate securities or other derivative products.

Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).

DEPOSITS

The Company’s deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited an increase of 2.5% to $364,788 at December 31, 2007, as compared to $355,818 at December 31, 2006.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company’s deposit base consists of demand deposits, savings, money market and time deposit accounts. Average noninterest-bearing deposits increased 0.7% during 2007, while average interest-bearing deposits increased by 6.1%.

During 2007, noninterest-bearing deposits averaged $57,668 or 15.7% of total average deposits as compared to $57,271 or 16.4% of total deposits in 2006. Core deposits averaged $301,327 for the year ended December 31, 2007, an increase of $1,578 from the average level of 2006. During 2006, core deposits had averaged $299,749 a decrease of $6,877 from the preceding year.

Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 82.2% of average total deposits in 2007 compared to 86.0% in 2006 and 89.8% in 2005. Non core deposits are represented by Jumbo CD’s, certificates of deposit in the amount of $100 or more.

The Company’s portfolio of Jumbo CD’s are sourced primarily from customers in the subsidiary bank’s immediate market area, and does not include any brokered deposits.

Over the past five years, the Company has decreased the share of deposits represented by noninterest-bearing and interest bearing checking accounts. These products now comprise 22.5% of total deposits compared to 24.6% five years ago. The following depicts how the deposit mix has shifted during this five-year time frame.

Additional information regarding interest-bearing deposits is presented in the Notes to the Consolidated Financial Statements (NOTE 6).

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

ASSET-LIABILITY MANAGEMENT

The Company’s executive management and Board of Directors routinely review the Company’s balance sheet structure for stability, liquidity and capital adequacy. The Company has defined a set of key control parameters which provide various measures of the Company’s exposure to changes in interest rates. The Company’s asset-liability management goal is to produce a net interest margin that is relatively stable despite interest rate volatility while maintaining an acceptable level of earnings. Net interest margin is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The net interest margin ratio expresses this difference as a percentage of average earning assets. In the past five years, the net interest margin ratio has averaged 3.73% ranging between 3.45% and 3.94%.

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

GAP TABLE
December 31, 2007

	Maturity or Repricing Interval
						Non Rate
						Sensitive
	3 Months	3 to 12		1 to 5		or >5
	or Less	Months		Years		Years	Total
Interest-Earning Assets
Interest-Bearing Balance from Depository Institution	$76	$		$		$	$76
Investments	91,432		58,316		78,811	10,063	238,622
Loans & Leases	65,819		56,225		89,847	11,218	223,109
Investment in Nonconsolidated Subsidiary	155						155

Total Earning Assets	157,482		114,541		168,658	21,281	461,962
Other Assets						30,732	30,732

Total Assets	$157,482		$114,541		$168,658	$52,013	$492,694

Interest-Bearing Liabilities
Interest-bearing Checking	$23,460	$		$		$	$23,460
Money Market Accounts	19,698						19,698
Passbook Savings	74,024						74,024
Time Deposits ≥100,000	18,522		37,527		9,574	2,895	68,518
Time Deposits <100,000	26,729		49,914		32,047	12,174	120,864
Repurchase Agreements	4,644						4,644
U.S. Treasury Demand	594						594
Federal Funds Purchased	1,175						1,175
Subordinated Debt	5,155						5,155
Other Borrowings	5,500		6,000		28,000	24,500	64,000

Total Interest-Bearing Liabilities	179,501		93,441		69,621	39,569	382,132
Demand Deposits						58,224	58,224
Other Liabilities						3,514	3,514
Shareholders’ Equity						48,824	48,824

Total Liabilities & Equity	$179,501		$93,441		$69,621	$150,131	$492,694

Rate Sensitivity Gap	$(22,019)		$21,100		$99,037	($18,288)
Cumulative Gap	($22,019)		($919)		$98,118	$79,830
Cumulative Gap to Total Assets	(4.5)%		(0.2)%		19.9%	16.2%

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

During 2007, the effective maturities of earning assets tended to shorten as rates in the credit markets fell sharply. Federal Reserve policy makers decreased short-term interest rates three times during the year, from 5.25% to 4.25% in an attempt to ease strains in the financial market, soften the effects of the housing correction and to help avoid a recession. With rates falling during the year, the volume of investment securities eligible to be called increased, while prepayments on loans and mortgage-backed securities similarly increased, causing the effective maturities of existing earning assets to shorten. Management invested excess overnight funds (federal funds sold balances), with an increased allocation towards adjustable and floating rate corporate bonds, and U.S. Government agencies purchased at a discount that contain a lock-out period prior to the first call date and mortgage-backed securities.

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

The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company’s interest sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company’s net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. As previously noted, the Company’s net interest margin has remained in the range of 3.45% to 3.94% over the past five years, a period characterized by significant shifts in the mix of earning assets and the direction and level of interest rates. The targeted federal funds rate during that period ranged from 1.00% to 5.25%, as Federal Reserve monetary policy turned from guarding against deflation to warding off inflationary threats and now back to attempting to avoid a recession.

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

Anticipated principal repayments on mortgage-backed securities along with investment securities maturing, repricing, or expected to be called in one year or less amounted to $149.748 at December 31, 2007, representing 62.8% of the total combined portfolio, as compared to $77,463 or 33.2% of the portfolio a year ago.

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

Cash and cash equivalents decreased from $19,237 in 2005 to $14,375 in 2006, then to $9,441 in 2007. Operating activities provided cash of $5,009 in 2007, $5,082 in 2006 and $4,275 in 2005. Key differences stem mainly from: 1) a decrease in net income of $226 between 2007 and 2006 and a $242 increase between 2005 and 2006; 2) there were no loans held for sale at December 31, 2007 and 2005 and $109 at 2006; 3) gains on the sale of investments, was $308 at December 31, 2005, $18 at December 31, 2006 and $77 in 2007; 4) amortization on securities was $199 in 2007 compared to $506 in 2006 and $872 in 2005 ; 5) loss on the sale of other real estate totaled $47 in 2006 and $3 in 2005 compared to $1 in 2007; 6) the purchase of an additional $128 of insurance contracts on the lives of participants in the supplemental post retirement benefit plan in 2006 and none in 2007 or 2005; 7) a liability for securities purchased yet to settle totaled $1,270 at December 31, 2004, with none at December 31, 2005, 2006 or 2007. Refer to the Consolidated Statements of Cash Flows for a summary of the sources and uses of cash for 2007, 2006 and 2005. The following table details the cash flows from operating activities.

	December 31,
	2007	2006	2005	2004	2003
Net income	$4,350	$4,576	$4,334	$4,843	$5,484
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and accretion	775	991	1,469	2,176	2,382
Provision for loan loss	40	225	545	415	240
Investment securities gains	(77)	(18)	(308)	(1,052)	(946)
Other real estate losses	1	47	3	171
Impact of loans held for sale	109	(109)		103	1,919
Changes in:
Securities to settle and securities sold to settle			(1,270)	1,270
Purchase of insurance contracts		(128)		(500)	(2,500)
Other assets and liabilities	(189)	(502)	(498)	(44)	469

Net cash flows from operating activities	$5,009	$5,082	$4,275	$7,382	$7,048

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The Corporation has various obligations, including contractual obligations and commitments that may require future cash payments.

Contractual Obligations: The following table presents, as of December 31, 2007, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

		Contractual Obligations
		as of December 31, 2007
		Payments Due in
		One	One	Three
		Year	to	to	Over
	See	or	Three	Five	Five
	Note	Less	Years	Years	Years	Total
Non-interest bearing deposits		$58,224	$	$	$	$58,224
Interest bearing deposits(a)	6	117,182				117,182
Average Rate(b)		1.33%				1.33%
Certificates of deposit(a)	6	124,637	29,772	18,989	15,984	189,382
Average Rate(b)		4.69%	4.63%	5.01%	4.63%	4.71%
Federal funds purchased and security repurchase agreements(a)	7	5,819				5,819
Average Rate(b)		3.80%				3.80%
U.S. Treasury interest-bearing demand note(a)	7	594				594
Average Rate(b)		3.59%				3.59%
Federal Home Loan Bank advances(a)	7	6,000	24,000	9,500	24,500	64,000
Average Rate(b)		5.24%	5.50%	5.09%	4.13%	4.89%
Subordinated debt	8				5,155	5,155
Average Rate(b)					6.44%	6.44%
Operating leases	9	131	168	45		344

(a)	Excludes present and future accrued interest.

(b)	Variable rate obligations reflect interest rates in effect at December 31, 2007.

The Corporation’s operating lease obligations represent short and long-term lease and rental payments for the subsidiary bank’s branch facilities.

The Corporation also has obligations under its supplemental retirement plans as described in Note 10 to the consolidated financial statements. The postretirement benefit payments represent actuarially determined future benefit payments to eligible plan participants. The Corporation does not have any commitments or obligations to the defined contribution retirement plan (401(k) plan) at December 31, 2007 due to the funded status of the plan. (See further discussion in Note 10.)

Commitments: The following table details the amounts and expected maturities of significant commitments as of December 31, 2007. (Further discussion of these commitments is included in Note 9 to the consolidated financial statements.)

	Expected Maturities of Commitments
	as of December 31, 2007
	One	One	Three
	Year	to	to	Over
	or	Three	Five	Five
	Less	Years	Years	Years	Total
Commitments to extend credit:
Commercial	$8,672	$1,522	$348	$16,007	$26,549
Residential real estate	224				224
Revolving home equity	11,468				11,468
Overdraft protection	11,698				11,698
Other	460				460
Standby letters of credit	1,179				1,179

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

The risk-based standards classify capital into two tiers. Tier 1 capital consists of common shareholders’ equity, noncumulative and cumulative perpetual preferred stock, qualifying trust preferred securities and minority interests less intangibles and the unrealized market value adjustment of investment securities available for sale. Tier 2 capital consists of a limited amount of the allowance for loan and lease losses, perpetual preferred stock (not included in Tier 1), hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock.

The following graph, which is not “risk-adjusted,” depicts Tier 1 capital as a percentage of total average assets over the past several years. This measure of capital adequacy is known as the “leverage ratio.” The ratio was 11.04% in 2006 and 10.99% in 2007, and remains well above regulatory minimums.

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

The following table illustrates the Company’s risk-weighted capital ratios at December 31, 2007 and 2006. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and total risk-based capital well in excess of the required regulatory minimum ratios.

Risk-Based Capital
	December 31,	December 31,
	2007	2006
Tier 1 Capital	$ 53,820	$ 50,913
Tier 2 Capital	1,635	2,238

QUALIFYING CAPITAL	$ 55,455	$ 53,151

Risk-Adjusted Total Assets(*)	$289,081	$266,686

Tier 1 Risk-Based Capital Ratio	18.62%	19.09%
Total Risk-Based Capital Ratio	19.18%	19.93%
Total Leverage Capital Ratio	10.99%	11.04%

(*) Includes off-balance sheet exposures

In management’s opinion, as supported by the data in the following table, the Company met all capital adequacy requirements to which it was subject as of December 31, 2007 and December 31, 2006. As of

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

those dates, the Company was “well capitalized”under regulatory prompt corrective action provisions.

	Actual Regulatory Capital Ratios as of:		Regulatory Capital Ratio requirements to be:
	Dec. 31,	Dec. 31,	Well	Adequately
	2007	2006	Capitalized	Capitalized
Total risk-based capital to risk-weighted assets	19.18%	19.93%	10.00%	8.00%
Tier I capital to risk-weighted assets	18.62%	19.09%	6.00%	4.00%
Tier I capital to average assets	10.99%	11.04%	5.00%	4.00%

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

REGULATORY MATTERS

On March 13, 2000, the Board of Governors of the Federal Reserve System approved the Company’s application to become a financial holding company. As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2007, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and well managed, in management’s opinion.

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

The following table shows the Company’s current estimate of interest rate sensitivity based on the composition of its balance sheet at December 31, 2007. For purposes of this analysis, short term interest rates as measured by the federal funds rate and the prime lending rate are assumed to increase (decrease) gradually over the next twelve months reaching a level 300 basis points higher (lower) than the rates in effect at December 31, 2007. Under both the rising rate scenario and the falling rate scenario, the yield curve is assumed to exhibit a parallel shift.

During 2007, the Federal Reserve increased its target rate for overnight federal funds by 100 basis points. At year end December 31, 2007, the difference between the yield on the ten-year Treasury and the three-month Treasury had increased to a positive 68 basis points from the negative 31 basis points that existed at December 31, 2006, indicating that the yield curve had become upward sloping. At December 31, 2007, rates peaked at the 20-year point on the Treasury yield curve. The yield curve remains positively sloping as interest rates continue to increase with a lengthening of maturities, with rates peaking at the long-end of the Treasury yield curve.

The base case against which interest rate sensitivity is measured assumes no change in short term rates. The base case also assumes no growth in assets and liabilities and no change in asset or liability mix. Under these simulated conditions, the base case projects net interest income of $15,231 for the year ending December 31, 2008.

Simulated Net Interest Income Sensitivity
For the Twelve Months Ending December 31, 2008
	Net Interest
Change in Interest Rates	Income	$ Change	% Change
Graduated increase of +300 basis points	$ 15,250	$ 19	0.1%
Short term rates unchanged (base case)	15,231
Graduated decrease of –300 basis points	14,952	(279)	(1.8%)

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

While management’s evaluation of the allowance for loan losses as of December 31, 2007 has determined the allowance to be adequate, under adversely different conditions or assumptions, the Company would most likely need to increase the allowance. The assumptions and estimates used by the Company in its internal review of non-performing loans and potential problem loans, as well as the associated evaluation of the related collateral coverage for these loans, can have a significant impact on the overall assessment of the adequacy of the allowance for loan losses. While management has concluded that the current valuation of loan collateral is reasonable under present circumstances, if collateral valuations were significantly reduced due to either new information or other changing circumstances, additional provisions to the allowance for loan losses would most likely be necessary.

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

INFORMATION AS TO STOCK PRICES AND DIVIDENDS OF CORTLAND BANCORP

OTHER INFORMATION

The Company files quarterly reports, (Forms 10-Q), an annual report (Form 10-K), current reports on Form 8-K and proxy statements, as well as any amendments to those reports with the Securities and Exchange Commission (SEC) pursuant to section 13(a) or (15)d of the Exchange Act. In 2008, the quarterly reports will be filed within 40 days of the end of each quarter, while the annual report is filed within 75 days of the end of the year. Any individual requesting copies of such reports may obtain these free of charge, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC by visiting our web site at www.cortland-banks.com or by writing to:

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

The Company’s stock trades on the NASDAQ OTC market under the symbol CLDB. The following brokerage firms are known to be relatively active in trading the Company’s stock:

Community Banc Investments, Inc.
26 East Main Street
New Concord, Ohio 43762
Telephone: 1-800-224-1013

Ferris Baker Watts, Incorporated
655 Metro Place South
Metro Center V, Suite 330
Dublin Ohio 43017
Telephone: 1-866-313-4803

Hill Thompson Magid and Co., Inc.
15 Exchange Place Suite 800
Jersey City, New Jersey 07302
Telephone: 1-201-434-6900

Smith Barney Citigroup, Inc.
5048 Belmont Ave.
Youngstown, Ohio 44505
Telephone: 1-800-535-0017

Stifel, Nicholas & Co., Inc.
655 Metro Place South
Suite 200
Dublin, Ohio 43017
Telephone: 1-877-875-9352

UBS Financial Services
3701 Boardman Canfield Rd
P.O. Box 100
Canfield, Ohio 44406
Telephone: 330-533-7191

The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 1% stock dividend paid as of January 1, 2008 the 2% stock dividend paid as of January 1, 2007 and the 3% stock dividend paid January 1, 2006. The Company currently has approximately 1,661 shareholders.

HIGH OR LOW TRADING PRICE PER QUARTER
			Cash
	Price Per Share		Dividends
	High	Low	Per Share

2007
Fourth Quarter	$16.33	$11.20	$0.22
Third Quarter	17.77	14.95	0.21
Second Quarter	19.06	17.38	0.22
First Quarter	18.81	16.83	0.21

2006
Fourth Quarter	$18.07	$15.59	$0.22
Third Quarter	17.71	15.59	0.21
Second Quarter	18.20	17.18	0.21
First Quarter	19.17	17.48	0.21

2005
Fourth Quarter	$19.79	$16.99	$0.41
Third Quarter	19.79	17.91	0.21
Second Quarter	21.12	18.85	0.21
First Quarter	21.92	19.98	0.21

For the convenience of shareholders, the Company has established a plan whereby shareholders may have their dividends automatically reinvested in the common stock of Cortland Bancorp. Participation in the plan is completely voluntary and shareholders may withdraw at any time.

For current stock prices you may access our home page at www.cortland-banks.com.

For more information on the dividend reinvestment plan, you may contact Deborah L. Eazor at the following telephone number: (330) 637-8040 Ext. 118 or E-mail address DLEAZOR@cortland-banks.com.

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

GREG YURCO
Group-Vice President

JOAN M. FRANGIAMORE
Vice President

BARBARA R. SANDROCK
Vice President

WILLIAM J. HOLLAND
Group-Vice President

MICHAEL MATTOCKS
Group-Vice President

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

CHRISTOPHER MADURA
Assistant Vice President

MICHELE LEE
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
8950 Maple Grove Road
Windham, Ohio 44288
330-326-2340

Member
Federal Reserve System
and
Federal Deposit Insurance Corporation

Visit us at our home page on the world wide web at
www.cortland-banks.com
or e-mail us at cbinfo@cortland-banks.com