Form 10-K, Exhibit 13
period 2008-12-31
CORTLAND BANCORP INC
filed 2009-03-16
CIK 774569

Exhibit 13

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

The Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2008, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and, in management’s opinion, well managed. Cortland Bancorp owns no property. Operations are conducted at 194 West Main Street, Cortland, Ohio.

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

Business is conducted at a total of fourteen offices, eight of which are located in Trumbull County, Ohio. Two offices are located in the communities of Windham and Mantua, in Portage County, Ohio. One office is located in the community of Williamsfield, Ashtabula County, Ohio, two are located in the communities of Boardman and North Lima in Mahoning County, Ohio and one in Middlefield which is in Geauga County, Ohio.

Cortland Bank’s main office (as described in its charter) is located at 194 West Main Street, Cortland, Ohio. Administrative offices are located at the main office. The Hubbard, Niles Park Plaza, Victor Hills and Middlefield offices are leased, while all of the other offices are owned by Cortland Banks.

The Bank, as a state chartered banking organization and member of the Federal Reserve System, is subject to periodic examination and regulation by both the Federal Reserve Bank of Cleveland and the State of Ohio Division of Financial Institutions. These examinations, which include such areas as capital, liquidity, asset quality, management practices and other aspects of the Bank’s operations, are primarily for the protection of the Bank’s depositors. In addition to these regular examinations, the Bank must furnish periodic reports to regulatory authorities containing a full and accurate statement of its affairs. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank along with the Company elected to participate in the FDIC’s Temporary Liquidity Guarantee Program (TLG Program). The TLG Program consists of two components: a temporary guarantee of newly issued senior unsecured debt (the Debt Guarantee Program) and a temporary unlimited guarantee of funds in non-interest bearing transaction accounts (the Transaction Guarantee Program). The TLG Program, announced by the FDIC on October 14, 2008, is intended to strengthen confidence and facilitate liquidity in the banking system.

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

EMPLOYEES

As of December 31, 2008 the Company through its subsidiary bank, employed 141 full-time and 34 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.

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

Management assessed the Company’s system of internal control over financial reporting as of December 31, 2008, in relation to criteria for effective internal control over financial reporting as described in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, management concludes that, as of December 31, 2008, its system of internal control over financial reporting is effective and meets the criteria of the Internal Control-Integrated Framework. S.R. Snodgrass A.C., independent registered public accounting firm, has issued an attestation report on the Company’s internal control over financial reporting.

Lawrence A. Fantauzzi President and Chief Executive Officer	James M. Gasior Secretary Chief Financial Officer

Cortland, Ohio March 16, 2009

REPORT OF PACKER THOMAS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors
Cortland Bancorp

We have audited the accompanying consolidated balance sheet of Cortland Bancorp and Subsidiaries as of December 31, 2007 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cortland Bancorp and Subsidiaries as of December 31, 2007 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

PACKER THOMAS

Youngstown, Ohio
February 29, 2008

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Board of Directors and Shareholders
Cortland Bancorp

We have audited Cortland Bancorp and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Cortland Bancorp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, Cortland Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Cortland Bancorp as of December 31, 2008 and the related consolidated statements of income, shareholder’s equity, and cash flows for the year then ended, and our report dated March 16, 2009, expressed an unqualified opinion.

-s- S.R. Snodgrass A.C.
S.R. Snodgrass A.C.

Wexford, Pennsylvania
March 16, 2009

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM ON FINANCIAL STATEMENTS

Board of Directors and Shareholders
Cortland Bancorp

We have audited the accompanying consolidated balance sheet of Cortland Bancorp, Inc. (the “Company”) and subsidiaries as of December 31, 2008, and the related consolidated statements of income, shareholder’s equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Cortland Bancorp and subsidiaries for the years ended December 31, 2007 and 2006 were audited by other auditors whose report, dated February 29, 2008, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Cortland Bancorp and subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2008, the Company adopted Emerging Issues Task Force No. 06-4, Accounting for Deferred Compensation and Post-retirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements. Also, as discussed in Note 12 to the consolidated financial statements, effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Cortland Bancorp and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 16, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

-s- S.R. Snodgrass A.C.
S.R. Snodgrass A.C.

Wexford, Pennsylvania
March 16, 2009

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2008, 2007 and 2006

(Amounts in thousands except per share data)

	2008	2007	2006

Interest income
Interest and fees on loans	$15,481	$15,784	$14,291
Interest and dividends on investment securities:
Taxable interest	5,302	6,788	5,943
Nontaxable interest	1,530	1,811	2,051
Dividends	194	235	202
Interest on mortgage-backed securities	4,852	4,008	3,795
Other interest income	200	366	215

Total interest income	27,559	28,992	26,497

Interest expense
Deposits	8,816	10,456	8,509
Borrowed funds	3,117	3,375	3,073
Subordinated debt	244	154

Total interest expense	12,177	13,985	11,582

Net interest income	15,382	15,007	14,915
Provision for loan losses (Note 4)	1,785	40	225

Net interest income after provision for loan losses	13,597	14,967	14,690

Other income
Fees for other customer services	2,314	2,307	2,239
Investment securities gains (losses) - net	(1,112)	77	18
Gain on sale of loans - net	30	88	106
Other real estate gains (losses) - net	43	(1)	(47)
Earnings on bank owned life insurance	537	521	433
Other non-interest income	47	97	86

Total other income	1,859	3,089	2,835

Other expenses
Salaries and employee benefits	7,156	7,199	6,776
Net occupancy and equipment expense	1,957	1,871	1,811
State and local taxes	552	580	552
Office supplies	368	396	367
Bank exam and audit expense	460	443	486
Marketing expense	345	256	194
Other operating expenses	1,977	1,850	1,835

Total other expenses	12,815	12,595	12,021

Income before federal income taxes	2,641	5,461	5,504
Federal income taxes (Note 11)	288	1,111	928

Net income	$2,353	$4,350	$4,576

Net income per share, both basic and diluted (Note 1)	$0.52	$0.95	$0.99

Dividends declared per share	$0.86	$0.85	$0.84

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007

(Amounts in thousands except per share data)

	2008	2007

ASSETS
Cash and due from banks	$8,394	$9,375
Interest-bearing deposits	18,449	66

Total cash and cash equivalents	26,843	9,441

Investment securities available for sale (Note 2)	121,348	126,507
Investment securities held to maturity (approximate fair value of $71,210 in 2008 and $113,087 in 2007) (Note 2)	70,406	112,115
Total loans (Note 3)	246,017	223,109
Less allowance for loan losses (Note 4)	(2,470)	(1,621)

Net loans	243,547	221,488

Premises and equipment (Note 5)	7,571	6,206
Other assets	23,650	16,937

Total assets	$493,365	$492,694

LIABILITIES
Noninterest-bearing deposits	$58,635	$58,224
Interest-bearing deposits (Note 6)	321,318	306,564

Total deposits	379,953	364,788

Federal Home Loan Bank advances (Note 7)	62,500	64,000
Other short term borrowings	5,648	6,413
Subordinated debt (Note 8)	5,155	5,155
Other liabilities	4,081	3,514

Total liabilities	457,337	443,870

Commitments and contingent liabilities (Notes 9 and 17)

SHAREHOLDERS’ EQUITY
Common stock - $5.00 stated value - authorized 20,000,000 shares; issued 4,728,267 shares in 2008 and 4,639,973 shares in 2007 (Note 1)	23,641	23,200
Additional paid-in capital (Note 1)	21,078	20,976
Retained earnings	6,480	9,386
Accumulated other comprehensive loss (Note 1)	(11,078)	(94)
Treasury stock, at cost, 230,800 shares in 2008 and 250,545 shares in 2007	(4,093)	(4,644)

Total shareholders’ equity (Note 16)	36,028	48,824

Total liabilities and shareholders’ equity	$493,365	$492,694

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended December 31, 2008, 2007 and 2006
(Amounts in thousands except per share data)

				Accumulated		Total
		Additional		Other		Share-
	Common	Paid-In	Retained	Comprehensive	Treasury	holders
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity
Balance at December 31, 2005	$22,523	$20,211	$10,310	$(877)	$(3,842)	$48,325
Comprehensive Income:
Net income			4,576			4,576
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				422		422

Total comprehensive income						4,998

Common Stock Transactions:
Treasury shares reissued net of shares repurchased - 60,137 shares		(390)			1,529	1,139
Cash dividends declared ($0.84 per share)			(3,865)			(3,865)
2% stock dividend	449	1,014	(1,463)
Cash paid in lieu of fractional shares			(5)			(5)

Balance at December 31, 2006	22,972	20,835	9,553	(455)	(2,313)	50,592
Comprehensive Income:
Net income			4,350			4,350
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				361		361

Total comprehensive income						4,711

Common Stock Transactions:
Treasury shares reissued - 53,670 shares		(249)			1,195	946
Treasury shares purchased - 205,986 shares					(3,526)	(3,526)
Cash dividends declared ($0.85 per share)			(3,895)			(3,895)
1% stock dividend	228	390	(618)
Cash paid in lieu of fractional shares			(4)			(4)

Balance at December 31, 2007	23,200	20,976	9,386	(94)	(4,644)	48,824
Cumulative effect of adjustment from adoption of Emerging Issues Task Force issue 06-04 (Note 1)			(539)			(539)

Balance after cumulative effects of adjustment	23,200	20,976	8,847	(94)	(4,644)	48,285
Comprehensive loss:
Net Income			2,353			2,353
Other comprehensive losses, net of tax:
Unrealized losses on available for sale securities, net of reclassification adjustment				(10,984)		(10,984)

Total comprehensive loss						(8,631)

Common Stock Transactions:
Treasury shares reissued - 71,562 shares		(300)			1,298	998
Treasury shares purchased - 51,817 shares					(747)	(747)
Cash dividends declared ($0.86 per share)			(3,874)			(3,874)
Stock Dividends - Note 1	441	402	(843)
Cash paid in lieu of fractional shares			(3)			(3)

Balance at December 31, 2008	$23,641	$21,078	$6,480	$(11,078)	$(4,093)	$36,028

DISCLOSURE OF RECLASSIFICATION FOR AVAILABLE
FOR SALE SECURITY GAINS AND LOSSES:

	2008	2007	2006
Unrealized holding gains (losses) on available for sale securities arising during the period net of tax of $(6,037), $212 and $224	$(11,718)	$412	$434
Less: Reclassification adjustment for (losses) gains recognized in net income, net of tax of $(378), $26 and $6	(734)	51	12

Net unrealized gains (losses) on available for sale securities, net of tax	$(10,984)	$361	$422

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2008, 2007 and 2006

(Amounts in thousands)

	2008	2007	2006

Cash flows from operating activities
Net income	$2,353	$4,350	$4,576
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and accretion	758	775	991
Provision for loan loss	1,785	40	225
Deferred tax expense (benefit)	(507)	189	(205)
Investment securities (gains) losses	1,112	(77)	(18)
Gains on sales of loans	(30)	(88)	(106)
Loss on the sale or disposal of fixed assets	68	4	3
Other real estate (gains) losses	(43)	1	47
Loans originated for sale	(2,277)	(6,199)	(6,978)
Proceeds from sale of loans originated for sale	2,071	6,396	6,975
Earnings on bank owned life insurance	(537)	(521)	(433)
Changes in:
Interest and fees receivable	461	(59)	(245)
Interest payable	(313)	174	185
Other assets and liabilities	396	24	65

Net cash flows from operating activities	5,297	5,009	5,082

Cash flows from investing activities
Purchases of securities available for sale	(30,518)	(13,502)	(13,339)
Purchases of securities held to maturity	(11,908)	(36,283)	(12,017)
Proceeds from sales of securities available for sale			1,006
Proceeds from call, maturity and principal payments on securities	71,463	44,692	26,050
Net increase in loans made to customers	(24,615)	(18,922)	(17,223)
Proceeds from disposition of other real estate	523	34	143
Purchases of premises and equipment	(2,114)	(2,006)	(1,180)

Net cash flows from investing activities	2,831	(25,987)	(16,560)

Cash flows from financing activities
Net increase in deposit accounts	15,165	8,970	5,443
Proceeds from Federal Home Loan Bank Advances	10,000	29,500
Pay down of Federal Home Loan Bank borrowings	(11,500)	(20,500)
Net increase (decrease) in short term borrowings	(765)	(602)	3,904
Proceeds from subordinated debt issuance		5,155
Dividends paid	(3,877)	(3,899)	(3,870)
Purchases of treasury stock	(747)	(3,526)
Treasury shares reissued	998	946	1,139

Net cash flows from financing activities	9,274	16,044	6,616

Net change in cash and cash equivalents	17,402	(4,934)	(4,862)

Cash and cash equivalents
Beginning of year	9,441	14,375	19,237

End of year	$26,843	$9,441	$14,375

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

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

Cash Flow: Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold and purchased for one-day periods. The Company reports net cash flows for customer loan transactions, deposit transactions and deposits made with other financial institutions.

The Company paid interest of $12,490,000, $13,810,000 and $11,397,000 in 2008, 2007 and 2006, respectively. Cash paid for income taxes was $910,000 in 2008, $950,000 in 2007 and $1,120,000 in 2006. Transfers of loans to other real estate were $1,007,000 in 2008, $282,000 in 2007 and $144,000 in 2006.

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

Other-than-Temporary Investment Security Impairment. Securities are evaluated periodically to determine whether a decline in their value is other-than-temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospect for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

decline in value is determined to be other-than-temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

Trading Securities:  Trading securities are principally held with the intention of selling in the near term and are carried at market value. Realized and unrealized gains and losses on trading account securities are recognized in the Statement of Income as they occur. The Company did not hold any trading securities at December 31, 2008, 2007 or 2006. There was no trading activity in 2008, 2007 or 2006.

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

Loans Held for Sale: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. For the majority of loan sales, the Company concurrently sells the rights to service the related loans. In addition, the Company may periodically identify other loans which may be sold. These loans are classified as loans held for sale, and carried, in the aggregate, at the lower of cost or estimated fair value based on secondary market prices. To mitigate interest rate risk, the Company may obtain fixed commitments to sell such loans at the time loans are originated or identified as being held for sale. Such a commitment would be referred to as a derivative loan commitment if the loan that will result from exercise of the commitment will be held for sale upon funding under Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities, as amended by Statement of Financial Accounting Standards No. 149 (“SFAS 149”), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. Loans held for sale was $236,000 at December 31, 2008, $109,000 at December 31, 2006 and none at December 31, 2007.

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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method over the estimated useful lives (5 to 40 years) of the various assets. Maintenance and repairs are expensed and major improvements are capitalized.

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

Intangible Asset: A core deposit intangible asset resulting from a branch acquisition is being amortized over a 15 year period. The intangible asset, net of accumulated amortization, was $61,000 and $98,000 at December 31, 2008 and 2007, respectively, and is included in other assets. The annual expense was $37,000 at December 31, 2008, 2007 and 2006. The estimated aggregate amortization expense for the next year is $37,000, and $24,000 in the following year.

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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

with any individual carrier is limited to 15% of Tier I Capital. The Company has purchased BOLI to provide a long-term asset to offset long-term benefit liabilities, while generating competitive investment yields.

Endorsement Split-Dollar Life Insurance Arrangement: On January 1, 2008, the Company changed its accounting policy and recognized a cumulative-effect adjustment to retained earnings totaling $539,000 related to accounting for certain endorsement split-dollar life insurance arrangements in connection with the adoption of Emerging Issues Task Force Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

Per Share Amounts: The Board of Directors declared 1% common stock dividends payable as of January 1, 2009 and 2008 and a 2% common stock dividends payable January 1, 2007. The board also declared a 1% stock dividend on March 9, 2009. The common stock dividend declared on March 9, 2009 will result in the issuance of 44,508 shares and the common stock dividend issued on January 1, 2009 resulted in the issuance of 43,786 shares of common stock, which have been included in the 4,728,267 shares reported as issued at December 31, 2008.

Basic and diluted earnings per share are based on weighted average shares outstanding. Average shares outstanding and per share amounts have been restated to give retroactive effect to the 1% common stock dividend of January 1, 2009 and March 9, 2009. Average shares outstanding and per share amounts similarly reflect the impact of the Company’s stock repurchase program.

The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

	Years Ended December 31,
	2008	2007	2006

Net income ($000 omitted)	$2,353	$4,350	$4,576
Weighted average common shares outstanding	4,492,237	4,583,921	4,612,964
Basic earnings per share	$0.52	$0.95	$0.99
Diluted earnings per share	$0.52	$0.95	$0.99

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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications: Certain items in the financial statements for 2006 and 2007 have been reclassified to conform to the 2008 presentation.

New Accounting Standards

In October 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. This FSP clarifies the application of FAS Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP shall be effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application shall be accounted for as a change in accounting estimate (FAS Statement No. 154, Accounting Changes and Error Corrections. The disclosure provisions of Statement 154 for a change in accounting estimate are not required for revisions resulting from a change in valuation technique or its application.)

NOTE 2 - INVESTMENT SECURITIES

The following is a summary of investment securities:

(Amounts in thousands)

		Gross	Gross		Estimated
	Amortized	Unrealized	Unrealized		Fair
	Cost	Gains	Losses		Value

December 31, 2008 Investment securities available for sale
U.S. Government agencies and corporations	$11,314	$561	$		$11,875
Obligations of states and political subdivisions	7,293	289		84	7,498
Mortgage-backed and related securities	80,073	2,067		162	81,978
Corporate securities	35,702	6		19,460	16,248

Total debt securities	134,382	2,923		19,706	117,599
Other securities	3,749				3,749

Total available for sale	$138,131	$2,923		$19,706	$121,348

Investment securities held to maturity
U.S. Treasury securities	$134	$18	$		$152
U.S. Government agencies and corporations	32,894	407		50	33,251
Obligations of states and political subdivisions	22,626	726		49	23,303
Mortgage-backed and related securities	14,752	265		513	14,504

Total held to maturity	$70,406	$1,416		$612	$71,210

December 31, 2007 Investment securities available for sale
U.S. Government agencies and corporations	$12,365	$314		$2	$12,677
Obligations of states and political subdivisions	8,428	344			8,772
Mortgage-backed and related securities	66,508	607		268	66,847
Corporate securities	35,769	36		1,175	34,630

Total debt securities	123,070	1,301		1,445	122,926
Other securities	3,581				3,581

Total available for sale	$126,651	$1,301		$1,445	$126,507

Investment securities held to maturity
U.S. Treasury securities	$139	$7	$		$146
U.S. Government agencies and corporations	71,179	361		24	71,516
Obligations of states and political subdivisions	23,990	886		7	24,869
Mortgage-backed and related securities	16,807	63		314	16,556

Total held to maturity	$112,115	$1,317		$345	$113,087

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 2 - INVESTMENT SECURITIES (Continued)

At December 31, 2008 other securities consisted of $3,523,000 in Federal Home Loan Bank (FHLB) stock and $226,000 in Federal Reserve Bank (FED) stock. At December 31, 2007 the FHLB stock was $3,355,000 and $226,000 in FED stock. Each investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.

The amortized cost and estimated market value of debt securities at December 31, 2008, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Amounts in thousands)

	December 31, 2008
	Amortized	Estimated
	Cost	Fair Value

Investment securities available for sale
Due in one year or less	$1,000	$1,012
Due after one year through five years	4,140	4,291
Due after five years through ten years	2,387	2,522
Due after ten years	46,782	27,796

Subtotal	54,309	35,621
Mortgage-backed securities	80,073	81,978

Total	$134,382	$117,599

Investment securities held to maturity
Due in one year or less	$6,297	$6,306
Due after one year through five years	2,458	2,563
Due after five years through ten years	13,087	13,315
Due after ten years	33,812	34,522

Subtotal	55,654	56,706
Mortgage-backed securities	14,752	14,504

Total	$70,406	$71,210

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:

(Amounts in thousands)

	2008	2007	2006

Proceeds	$42,325	$9,991	$1,526
Gross realized gains	139	77	18
Gross realized losses

Investment securities with a carrying value of approximately $104,162,000 at December 31, 2008 and $95,137,000 at December 31, 2007 were pledged to secure deposits and for other purposes.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 2 - INVESTMENT SECURITIES (Continued)

The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2008:

(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies and corporations	$3,947	$50	$	$	$3,947	$50
Obligations of states and political subdivisions	2,906	105	370	28	3,276	133
Mortgage-backed and related securities	7,046	526	12,098	149	19,144	675
Corporate securities	2,737	1,944	12,199	17,516	14,936	19,460

	$16,636	$2,625	$24,667	$17,693	$41,303	$20,318

The above table represents 135 investment securities where the current value is less than the related amortized cost.

The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2007:

(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies and corporations	$3,466	$23	$2,741	$3	$6,207	$26
Obligations of states and political subdivisions			391	7	391	7
Mortgage-backed and related securities	105	1	29,695	581	29,800	582
Corporate securities	24,930	761	5,949	414	30,879	1,175

	$28,501	$785	$38,776	$1,005	$67,277	$1,790

The above table represents 123 investment securities where the current value is less than the related amortized cost.

The unrealized losses on the Company’s investment in U.S. Government agencies and corporations, obligations, of states and political subdivisions, and mortgage-backed and related securities were caused by changes in market rates and related spreads, as well as reflecting current distressed conditions in the credit markets and the market’s on-going reassessment of appropriate liquidity and risk premiums. It is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment because the decline in market value is attributable to changes in interest rates and relative spreads and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be at maturity. The Company does not consider those investments to be other-than-temporarily impaired at December 31, 2008.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 2 - INVESTMENT SECURITIES (Continued)

At December 31, 2008, the Company recognized $1,251,000 of other-than-temporary losses attributable to its General Motors Corporation Corporate Securities with a cost basis of $2,354,000. The impairment charges were recognized in light of (a) the decrease in profitability and profit forecasts by industry analysts resulting from intense competitive pressures in the automotive industry, and (b) a sector downgrade by industry analysts, dysfunctional credit markets and the resultant adverse sales trends.

The remaining unrealized loss on investments in corporate securities relates to Collateralized Debt Obligations, (CDO’S), representing pools of trust preferred debt primarily issued by bank holding companies and insurance companies. The net unrealized loss on these securities at December 31, 2008 was $19,454,000 as compared to an $817,000 net loss at December 31, 2007. All available cash flows for the cash flow portion of the Other Than Temporary Impairment (“OTTI”) test under EITF 99-20 indicate that there has been no adverse effect on projected cash flows as of December 31, 2008. As the Company has the ability and intent to hold the investments until a recovery of fair value, which may be at maturity, it does not consider the investments to be other-than-temporarily impaired at December 31, 2008.

During September 2008, the U.S. government placed mortgage finance companies Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC), under conservatorship, giving management control to their regulator, the Federal Housing Finance Agency, or FHFA, and providing both companies with access to credit from the U.S. Treasury. Debt obligations now provide an explicit guarantee of the full faith and credit of the United States government to existing and future debt holders of Fannie Mae and Freddie Mac limited to the period under which they are under conservatorship.

In response to the takeover, the Federal Deposit Insurance Corporation tentatively approved a rule, proposed by all four federal bank regulators, that eases capital requirements for federally insured depository institutions that hold FNMA and FHLMC corporate debt, subordinated debt, mortgage guarantees and derivatives. The so-called risk weighting for banks on FNMA and FHLMC’s credit claims was cut to 10 percent from 20 percent. The change has the effect of increasing the risk-based capital ratios of financial institutions holding such obligations, providing additional capacity for lending and asset growth.

Adversely affected by these actions were the value of the common stock and preferred stock of both FNMA and FHLMC. Neither the Company nor its bank subsidiary owned any common or preferred shares of either FNMA or FHLMC.

NOTE 3 - LOANS RECEIVABLE

The following is a summary of loans:
(Amounts in thousands)

	December 31,
	2008	2007

1-4 family residential mortgage loans	$68,985	$68,135
1-4 family residential mortgage loans held for sale	236
Commercial mortgage loans	128,705	120,950
Consumer loans	8,162	8,484
Commercial loans	27,750	14,981
Home equity loans	12,179	10,559

Total loans	$246,017	$223,109

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following is an analysis of changes in the allowance for loan losses for the year ended:

(Amounts in thousands)

	December 31,
	2008	2007	2006

Balance at beginning of year	$1,621	$2,211	$2,168
Loan charge-offs	(1,100)	(728)	(288)
Recoveries	164	98	106

Net loan charge-offs	(936)	(630)	(182)
Provision charged to operations	1,785	40	225

Balance at end of year	$2,470	$1,621	$2,211

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $858,000, $2,285,000 and $3,923,000 at December 31, 2008, 2007 and 2006, respectively. Interest income on these loans, if accrued, would have increased pretax income by approximately $79,000, $188,000 and $315,000 for 2008, 2007 and 2006, respectively. There were no loans outstanding at past due 90 days or more and still accruing interest for 2008, 2007 and 2006.

Impaired loans are generally included in nonaccrual loans. Management does not individually evaluate certain smaller balance loans for impairment as such loans are evaluated on an aggregate basis. These loans generally include 1-4 family, consumer and home equity loans. Impaired loans are generally evaluated using the fair value of collateral as the measurement method. At December 31, 2008, December 31, 2007 and December 31, 2006, the recorded investment in impaired loans was $924,000, $2,274,000 and $1,939,000 with an average balance during the year of $1,489,000, $1,832,000 and $1,671,000, while the allocated portion of the allowance for loan losses for such loans was $262,000, $716,000 and $815,000, respectively. There were $483,000 in 2008 and $516,000 in 2007 of impaired loans that did not have any allowance for loss recorded. In 2006 all impaired loans had a reserve assigned to them. Interest income recognized on impaired loans using the cash basis was $37,000 for 2008, $68,000 for 2007 and $44,000 for 2006.

There were $550,000 in renegotiated loans at December 31, 2008, $546,000 at December 31, 2007 and none at December 31, 2006. The total interest recognized on these loans was $21,000 at December 31, 2008 and $12,000 at December 31, 2007.

There were no renegotiated loans for which interest has been reduced at December 31, 2008, December 31, 2007 and December 31, 2006.

As of December 31, 2008, 2007 and 2006, there were $27,499,000, $14,691,000 and $13,765,000 in loans that were neither classified as nonaccrual nor considered impaired, but which can be considered potential problem loans.

Any loans classified for regulatory purposes as loss, doubtful, substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

(Amounts in thousands)

	December 31,
	2008	2007

Land	$1,387	$1,384
Premises	7,974	6,522
Equipment	7,142	7,789
Leasehold improvements	254	275
Construction in progress		280

	16,757	16,250
Less accumulated depreciation	9,186	10,044

Net book value	$7,571	$6,206

Depreciation expense was $681,000 in 2008, $576,000 in 2007 and $485,000 in 2006.

NOTE 6 - DEPOSITS

The following is a summary of interest-bearing deposits:

(Amounts in thousands)

	December 31,
	2008	2007

Demand	$25,033	$23,460
Money Market	40,106	19,698
Savings	79,908	74,024
Time:
In denominations under $100,000	110,645	120,864
In denominations of $100,000 or more	65,626	68,518

Total	$321,318	$306,564

At December 31, 2008, stated maturities of time deposits were as follows:

(Amounts in thousands)

2009	$108,325
2010	24,074
2011	10,327
2012	13,397
2013	10,650
2014 and beyond	9,498

Total	$176,271

The following is a summary of time deposits of $100,000 or more by remaining maturities:

(Amounts in thousands)

	December 31,
	2008			2007
	Certificates	Other Time		Certificates	Other Time
	of Deposit	Deposits	Total	of Deposit	Deposits	Total

Three months or less	$8,464	$964	$9,428	$17,572	$435	$18,007
Three to six months	10,507	492	10,999	12,811	288	13,099
Six to twelve months	22,092	—	22,092	24,193	340	24,533
One through five years	15,094	6,132	21,226	4,668	5,316	9,984
Over five years	1,051	830	1,881	1,381	1,514	2,895

Total	$57,208	$8,418	$65,626	$60,625	$7,893	$68,518

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 6 - DEPOSITS (Continued)

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The following is a summary of total Federal Home Loan Bank advances and other borrowings:

(Amounts in thousands)

	Weighted
	Average
	Interest	December 31,
	Rate	2008		2007

Federal Home Loan Bank advances
Variable rate LIBOR based Federal Home Loan Bank advances, with monthly interest payments:
Due 2009		$		$2,500
Due 2011				3,000
Fixed rate payable and convertible fixed rate Federal Home Loan Bank advances, with monthly interest payments:
Due in 2008				6,000
Due in 2009	5.3033%		6,000	6,000
Due in 2010	5.6635%		15,500	15,500
Due in 2011	4.4641%		8,500	5,000
Due in 2012	4.4500%		1,500	1,500
Due in 2013	2.9140%		2,500
Due in 2014	4.1585%		6,500	6,500
Due in 2015	2.9300%		4,000
Due in 2016	4.0700%		2,000	2,000
Due in 2017	4.1216%		16,000	16,000

Total Federal Home Loan Bank advances	4.5495%		62,500	64,000
Other borrowings
Securities sold under repurchase agreements	0.3112%		4,743	4,644
U.S. Treasury interest-bearing demand note	0.0000%		905	594
Federal Funds Purchased				1,175

Total other borrowings	0.2613%		5,648	6,413

Total Federal Home Loan Bank advances and other borrowings	4.1941%		$68,148	$70,413

Securities sold under repurchase agreements represent arrangements that the Bank has entered into with certain deposit customers within its local market areas. These borrowings are collateralized with securities. There are $10.0 million in securities, allocated for this purpose, owned by the Bank and held in safekeeping accounts at independent correspondent banks.

Federal Home Loan Bank (FHLB) advances are collateralized by the FHLB stock owned by the Bank, which had a carrying value of $3,523,000 at December 31, 2008, and a blanket lien against the Bank’s qualified mortgage loan portfolio, $8,039,000 in collateralized mortgage obligations, $1,992,000 in Federal Agency Securities and $23,871,000 in mortgage-backed securities. Maximum borrowing capacity from the FHLB totaled $71,416,000 at December 31, 2008.

As of December 31, 2008 and 2007, $23,500,000 and $27,000,000 of the FHLB fixed rate advances are convertible to quarterly LIBOR floating rate advances on or after certain specified dates at the option of the FHLB. Should the FHLB elect to convert, the Company acquires the right to prepay any or all of the borrowing at the time of conversion and on any interest payment due date, thereafter, without penalty.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (Continued)

As of December 31, 2008 and 2007, $32,500,000 and $26,000,000 of the FHLB fixed rate advances are putable on or after certain specified dates at the option of the FHLB. Should the FHLB elect to exercise the put, the Company is required to pay the advance off on that date without penalty.

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

NOTE 9 - COMMITMENTS

The Bank occupies office facilities under operating leases extending to 2018. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. In 2008 two of the leased facilities were replaced by Bank owned facilities and one new leased facility was opened. Rental and lease expense was $242,000 for 2008, $265,000 for 2007 and $299,000 for 2006. The following is a summary of remaining future minimum lease payments under current noncancelable operating leases for office facilities:

(Amounts in thousands)

Years ending:
December 31, 2009	$134
December 31, 2010	134
December 31, 2011	100
December 31, 2012	56
December 21, 2013	56
Later years	258

Total	$738

At December 31, 2008, the Bank was required to maintain aggregate cash reserves amounting to $4,569,000 in order to satisfy federal regulatory requirements. These amounts earn interest.

The Bank grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers in Northeast Ohio and Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions. Approximately 2.02% of total loans are unsecured at December 31, 2008, compared to 1.04% at December 31, 2007.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 9 - COMMITMENTS (Continued)

The Company currently does not enter into derivative financial instruments including futures, forwards, interest rate risk swaps, option contracts, or other financial instruments with similar characteristics. The Company also does not participate in any partnerships or other special purpose entities that might give rise to off-balance sheet liabilities.

The Company, through its subsidiary bank, is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Such instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheet. The contract or notional amounts or those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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

The following is a summary of such contractual commitments:

(Amounts in thousands)

	December 31,
	2008	2007

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit
Fixed rate	$1,301	$2,125
Variable rate	35,699	36,576
Standby letters of credit	850	1,179

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

The Company’s subsidiary bank also offers limited overdraft protection as a non-contractual courtesy which is available to businesses as well as individually/jointly owned accounts in good standing for personal or household use. The Company reserves the right to discontinue this service without prior notice. The available amount of overdraft protection on depositors’ accounts at December 31, 2008, totaled $11,536,000. The total average daily balance of overdrafts used in 2008 was $161,000, or less than 2% of the total aggregate overdraft protection available to depositors.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 10 - BENEFIT PLANS

The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $237,000 for 2008, $244,000 for 2007 and $229,000 for 2006. The Bank matches participants’ voluntary contributions up to 5% of gross pay. Participants may make voluntary contributions to the plan up to a maximum of $15,500 with an additional $5,000 catchup deferral for plan participants over the age of 50. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.

The Bank and Bancorp provide supplemental retirement benefit plans for the benefit of certain officers and non officer directors. The plan for officers is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years after retirement. Director Retirement Agreements provide for a benefit of $10,000 annually on or after the director reaches normal retirement age, which is based on a combination of age and years of service. Director retirement benefits are paid over a period of 10 years following retirement. The Bank and Bancorp accrue the cost of these post-retirement benefits during the working careers of the officers and directors. At December 31, 2008, the cumulative expense accrued for these benefits totaled $1,900,000, with $1,562,000 accrued for the officers’ plan and $338,000 for the directors’ plan.

The following table reconciles the accumulated liability for the benefit obligation of these agreements:

(Amounts in thousands)

	Years Ended
	December 31,
	2008	2007

Beginning balance	$1,689	$1,484
Benefit expense	281	275
Benefit payments	(70)	(70)

Ending balance	$1,900	$1,689

Supplemental executive retirement agreements are unfunded plans and have no plan assets. The benefit obligation represents the vested net present value of future payments to individuals under the agreements. The benefit expense, as specified in the agreements for the entire year 2009, is expected to be under $300,000. The benefits expected to be paid in the next year are $70,000.

The Bank has purchased insurance contracts on the lives of the participants in the supplemental retirement benefit plan and has named the Bank as the beneficiary. Similarly, the Bancorp has purchased insurance contracts on the lives of the directors with the Bancorp as beneficiary. While no direct linkage exists between the supplemental retirement benefit plan and the life insurance contracts, it is management’s current intent that the revenue from the insurance contracts be used as a funding source for the plan. At December 31, 2008, the cumulative income accrued on these contracts totaled $3,002,000 on a tax equivalent basis, with $2,058,000 accrued on the officers’ contracts and $944,000 on the directors’ contracts.

In accordance with the Emerging Issues Task Force issue 06-04 “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” the Bank and the Bancorp began to accrue for the monthly benefit expense of postretirement cost of insurance for split-dollar life insurance coverage. At January 1, 2008, the Bank and Bancorp recorded the cumulative effect of a change in accounting principle for recognizing a liability for the death benefit promised under a split-dollar life insurance

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 10 - BENEFIT PLANS (Continued)

arrangement. The total liability was $539,000 with the offset to retained earnings. Total net amount expensed for the year ended December 31, 2008 was $46,000. The accumulated liability at December 31, 2008 is $585,000. The accrual for the year ended December 31, 2009 is expected to be under $50,000.

NOTE 11 - FEDERAL INCOME TAXES

The composition of income tax expense is as follows:

(Amounts in thousands)

	Years Ended December 31,
	2008	2007	2006

Current	$795	$922	$1,133
Deferred	(507)	189	(205)

Total	$288	$1,111	$928

The following is a summary of net deferred taxes included in other assets:

(Amounts in thousands)

	December 31,
	2008	2007	2006

Gross deferred tax assets:
Provision for loan and other real estate losses	$516	$227	$428
AMT credit*			47
Other items	748	776	764
Loan origination cost - net	148	141	103
Impairment loss on securities	425
Unrealized loss on available for sale securities	5,707	49	235

Total gross deferred tax assets	7,544	1,193	1,577
Valuation allowance	(63)

Total net deferred tax assets	7,481	1,193	1,577

Gross deferred tax liabilities:
Depreciation	(431)	(330)	(350)
Other items	(594)	(572)	(561)

Total net deferred tax liabilities	(1,025)	(902)	(911)

Net deferred tax asset	$6,456	$291	$666

*	Represents the Company’s cumulative alternative minimum tax credit which was used in 2007.

The following is a reconciliation between tax expense using the statutory tax rate of 34% and the income tax provision:

(Amounts in thousands)

	Years Ended December 31,
	2008	2007	2006
Statutory tax	$898	$1,857	$1,871
Tax effect of non-taxable income	(695)	(846)	(909)
Tax effect of non-deductible expense	85	100	111
Tax effect of change in estimate*			(145)

Total income taxes	$288	$1,111	$928

*	A one time adjustment to tax accrual estimate was recorded in the first quarter of 2006.

The related income tax (benefit) expense on investment securities gains and losses amounted to $(315,000) for 2008, $26,000 for 2007 and $6,000 for 2006, and is included in the total federal income tax provision.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

The Company adopted the provisions of FIN No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of FASB Statement 109, effective January 1, 2007. FIN No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN No. 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. Adoption of FIN No. 48 did not have a significant impact on the Company’s financial statements. In accordance with FIN No. 48 interest or penalties incurred for income taxes will be recorded as a component of income tax expense.

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 2008, the Company adopted the provisions of FAS No. 157, Fair Value Measurements, for financial assets and financial liabilities. FAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. The FASB issued Staff Position No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13, which removed leasing transactions accounted for under FAS No. 13 and related guidance from the scope of FAS No. 157. The FASB also issued Staff Position No. 157-2, Partial Deferral of the Effective Date of Statement 157, which deferred the effective date of FAS No. 157 for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008.

FAS No. 157 establishes a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring assets and liabilities at fair value. The three broad levels defined by FAS No. 157 hierarchy are as follows:

Level 1:  Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2:  Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities include items for which quoted prices are available but which trade less frequently, and items that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3:  Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where inputs into the determination of fair value require significant management judgment or estimation.

The following table presents the assets reported on the consolidated balance sheet at their fair value as of December 31, 2008 by level within the fair value hierarchy. As required by SFAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Fair Value Measurements at 12/31/08 Using
(In thousands)
Quoted Prices in
		Active Markets for	Significant Other	Significant
(Amounts in thousands)		Identical Assets	Observable Inputs	Unobservable Inputs
Description	12/31/08	(Level 1)	(Level 2)	(Level 3)

Available for Sale Securities	$117,599	None	$101,351	$16,248

The following table presents the changes in the Level 3 fair-value category for the twelve months ended December 31, 2008. The Company classifies financial instruments in Level 3 of the fair-value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable either directly or indirectly.

							Net unrealized losses
		Net realized/ unrealized gains (losses)		Transfers	Purchases		included in net income
		included in		in and/or	issuances		for the period relating
	January 1,	Noninterest	Other	out of	and	December 31,	to assets held at
(Amounts in thousands)	2008	income	comprehensive income	level 3	settlements	2008	December 31, 2008

Assets
Securities Available for sale	$	$(1,251)	$(12,710)	$30,209	$	$16,248	$(1,251)

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

On September 30, 2008, the Company changed its valuation technique for pooled trust preferred holdings available-for-sale. Previously, the Company relied on prices compiled by third party vendors using observable market data (Level 2) to determine the values of these securities. However, FAS 157 assumes that fair values of financial assets are determined in an orderly transaction and not a forced liquidation or distressed sale at the measurement date. Based on financial market conditions at September 30, 2008, the Company concluded that the fair values obtained from third party vendors reflected forced liquidation or distressed sales for these trust preferred securities. Therefore, the Company estimated fair value based on a discounted cash flow methodology using appropriately adjusted discount rates reflecting nonperformance and liquidity risks. The change in the valuation technique for these trust preferred securities resulted in a transfer of $16,248 into Level 3 financial assets.

The Company conducts other-than-temporary impairment analysis on a quarterly basis. The initial indication of other-than-temporary impairment for both debt and equity securities is a decline in the market value below the amount recorded for an investment. A decline in value that is considered to be other-than-temporary is recorded as a loss within non-interest income in the consolidated statement of income. In determining whether an impairment is other than temporary, the Company considers a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, recent events specific to the issuer, including investment downgrades by rating agencies and economic conditions of its industry, and the Company’s intent and ability to retain the security for a period of time sufficient to allow for a recovery in market value or maturity. Among the factors that are considered in determining the Company’s intent and ability is a review of its capital adequacy, interest rate risk position and liquidity.

The Company also considers the issuer’s financial condition, capital strength and near-term prospects. In addition, for debt securities and perpetual preferred securities that are treated as debt securities for the purpose of other-than-temporary analysis, the Company considers the cause of the price decline (general level of interest rates and industry- and issuer-specific factors), current ability to make future payments in a timely manner and the issuer’s ability to service debt. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and the Company’s intent and ability to retain the security require considerable judgment.

Certain of the corporate debt securities are accounted for under EITF 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests that Continue to Be Held by a Transferor in Securitized Financial Assets.” For investments within the scope of EITF 99-20 at acquisition, the Company evaluates current available information in estimating the future cash flows of these securities and determines whether there have been favorable or adverse changes in estimated cash flows from the cash flows previously projected. The Company considers the structure and term of the pool and the financial condition of the underlying issuers. Specifically, the evaluation incorporates factors such as interest rates and appropriate risk premiums, the timing and amount of interest and principal payments and the allocation of payments to the various note classes. Current estimates of cash flows are based on the most recent trustee reports, announcements of deferrals or defaults, expected future default rates and other relevant market information. At December 31, 2008, the Company concluded that no adverse change in cash flows occurred during the fourth quarter.

The Company analyzed the cash flow characteristics of these securities. Based on this analysis and because the Company has the intent and ability to hold these securities until recovery of fair value, which may be at maturity; and, for investments within the scope of EITF 99-20, determined that there was no adverse change in the cash flows as viewed by a market participant, the Company does not consider the investments in these assets to be other-than-temporarily impaired at December 31, 2008. However, there is a risk that this review could result in recognition of other-than-temporary impairment charges in the future. As of December 31, 2008, management does not believe any unrealized loss represents an other-than-temporary impairment. The unrealized losses at December 31, 2008 were primarily interest rate-related. The Company owns 32 collateralized debt obligation securities totaling $34,988,000 (par value) that are backed by trust preferred securities issued by banks, thrifts, and insurance companies (TRUP CDOs). The market for these securities at December 31, 2008 is not active and markets for similar securities are also not active. The inactivity was evidenced first by a significant widening of the bid-ask spread in the brokered markets in which TRUP CDOs trade and then by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive as no new TRUP CDOs have been issued since 2007. There are currently very few market participants who are willing and or able to transact for these securities. The market values for these securities (and any securities other than those issued or guaranteed by the US Treasury) are very depressed relative to historical levels. For example, the yield spreads for the broad market of investment grade and high yield corporate bonds reached all time wide levels versus Treasuries at the end of November and remain near those levels today. Thus in today’s market, a low market price for a particular bond may only provide evidence of stress in the credit markets in general versus being an indicator of credit problems with a particular issuer.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Given conditions in the debt markets today and the absence of observable transactions in the secondary and new issue markets, we determined:

•	The few observable transactions and market quotations that are available are not reliable for purposes of determining fair value at December 31, 2008,

•	An income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs will be equally or more representative of fair value than the market approach valuation technique used at prior measurement dates and

•	The TRUP CDOs will be classified within Level 3 of the fair value hierarchy because the Company determined that significant adjustments are required to determine fair value at the measurement date.

The TRUP CDO valuations were prepared by an independent third party. Their approach to determining fair value involved these steps:

1. The credit quality of the collateral is estimated using average probability of default values for each issuer (adjusted for rating levels).

2. The default probabilities also considered the potential for correlation among issuers within the same industry (e.g. banks with other banks).

3. The loss given default was assumed to be 95% (i.e. a 5% recovery).

4. The cash flows were forecast for the underlying collateral and applied to each CDO tranche to determine the resulting distribution among the securities.

5. The expected cash flows were discounted to calculate the present value of the security.

6. The calculations were modeled in several thousand scenarios using a Monte Carlo engine and the average price was used for valuation purposes.

7. The effective discount rates on an overall basis generally range from 3.91% to 24.72% and are highly dependent upon the credit quality of the collateral, the relative position of the tranche in the capital structure of the CDO and the prepayment assumptions.

The following table presents the assets measured on a nonrecurring basis on the consolidated statements of financial condition at their fair value as of December 31, 2008, by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loan include: quoted market prices for identical assets classified as Level 1 inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level 2 inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level 3 inputs.

	December 31, 2008
(Amounts in thousands)	Level 1	Level 2	Level 3	Total

Assets Measured on a Nonrecurring Basis:
Impaired loans	$	$179	$	$179

Impaired Loans — A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (both interest and principal) according to the contractual terms of the loan agreement. Impaired loans are measured, as a practical expedient, at the loan’s observable market price or the fair market value of the collateral if the loan is collateral dependent. At December 31, 2008, the recorded investment in impaired loans was $441,000 with a related reserve of $262,000 resulting in a net balance of $179,000.

Statement of Financial Accounting Standard No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other estimation techniques. Those techniques are significantly affected by the assumptions used, including the

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

discount rate and estimates of future cash flows. Such techniques and assumptions, as they apply to individual categories of the financial instruments, are as follows:

Cash and cash equivalents — The carrying amounts for cash and cash equivalents are a reasonable estimate of those assets’ fair value.

Interest-bearing deposits — The carrying amounts for interest-bearing deposits are a reasonable estimate of those assets’ fair value.

Investment securities — Fair value is reported utilizing Level 2 and Level 3 inputs. Securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices for similar securities or estimates from independent pricing services.

Loans, net of allowance for loan loss — The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality.

Demand and savings deposits — Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end.

Accrued interest receivable — The carrying amount is a reasonable estimate of these assets fair value.

Time deposits — The fair values of certificates of deposit based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities.

FHLB advances — The fair value for fixed rate advances is estimated by discounting the future cash flows using rates at which advances would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value for the fixed rate advances that are convertible to quarterly LIBOR floating rate advances on or after certain specified dates at the option of the FHLB and the FHLB fixed rate advances that are putable on or after certain specified dates at the option of the FHLB are priced using the FHLB of Cincinnati’s model.

Other borrowings — Other borrowings generally have an original term to maturity of one week or less. Consequently, their carrying value is a reasonable estimate of fair value.

Subordinated debt — The carrying amount for the subordinated debt is a reasonable estimate of the debts’ fair value due to the fact the debt floats based on LIBOR and resets quarterly.

Accrued interest payable — The carrying amount is a reasonable estimate of these liabilities fair value.

The fair value of unrecorded commitments at December 31, 2008 and 2007, is not material.

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the trained work force, customer goodwill and similar items. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

(Amounts in thousands)

	December 31, 2008		December 31, 2007
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

ASSETS:
Cash and due from banks	$8,394	$8,394	$9,441	$9,441
Interest-bearing deposits	18,449	18,449
Investment securities	191,754	192,558	238,622	239,594
Loans, net of allowance for loan losses	243,547	248,267	221,488	220,692
Accrued interest receivable	2,637	2,637	3,100	3,100
LIABILITIES:
Demand and savings deposits	$203,682	$203,682	$175,406	$175,406
Time deposits	176,271	180,431	189,382	190,656
FHLB advances	62,500	67,889	64,000	64,952
Other borrowings	5,648	5,648	6,413	6,413
Subordinated Debt	5,155	5,155	5,155	5,155
Accrued interest payable	967	967	1,265	1,265

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 13 - REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain: (1) a minimum ratio of 4% both for total Tier I risk-based capital to risk-weighted assets and for Tier I risk-based capital to average assets, and (2) a minimum ratio of 8% for total risk-based capital to risk-weighted assets.

Under the regulatory framework for prompt corrective action, the Company is categorized as well capitalized, which requires minimum capital ratios of 10% for total risk-based capital to risk-weighted assets, 6% for Tier I risk-based capital to risk-weighted assets and 5% for Tier I risk-based capital to average assets (also known as the leverage ratio). There are no conditions or events since the most recent communication from regulators that management believes would change the Company’s capital classification.

	(Amounts in thousands)
	December 31,		December 31,
	2008		2007
	Amount	Ratio	Amount	Ratio

Total Risk-Based Capital	$54,521		$55,455
Ratio to Risk-Weighted Assets		17.15%		19.18%
Tier I Risk-Based Capital	$52,045		$53,820
Ratio to Risk-Weighted Assets		16.37%		18.62%
Ratio to Average Assets		10.58%		10.99%

Tier I risk-based capital is shareholders’ equity, noncumulative and cumulative perpetual preferred stock, qualifying trust preferred securities and minority interests less intangibles and the unrealized market value adjustment of investment securities available for sale. Total risk-based capital is Tier I risk-based capital plus the qualifying portion of the allowance for loan losses. Assets and certain off balance sheet items adjusted in accordance with risk classification comprise risk-weighted assets of $317,861,000 and $289,081,000 as of December 31, 2008 and 2007, respectively. Assets less intangibles and the net unrealized market value adjustment of investment securities available for sale averaged $492,033,000 and $489,443,000 for the years ended December 31, 2008 and 2007, respectively.

NOTE 14 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated were loan customers during 2008. The following is an analysis of such loans:

(Amounts in thousands)

Total related-party loans at December 31, 2007	$2,385
New related-party loans	601
Repayments or other	338

Total related-party loans at December 31, 2008	$2,648

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 15 - CONDENSED FINANCIAL INFORMATION

Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the parent’s investment in subsidiaries is stated at cost, including equity in the undistributed earnings of the subsidiaries since inception, adjusted for any unrealized gains or losses on available for sale securities.

BALANCE SHEETS

(Amounts in thousands)

	December 31,
	2008	2007

Assets:
Cash	$631	$2,293
Investment securities available for sale	166	650
Investment in bank subsidiary	31,934	42,500
Investment in non-bank subsidiary	15	15
Subordinated note from subsidiary bank	6,000	6,000
Other assets	2,977	2,837

	$41,723	$54,295

Liabilities:
Other liabilities	$540	$316
Subordinated debt	5,155	5,155

Shareholders’ equity:
Common stock (Note 1)	23,641	23,200
Additional paid-in capital (Note 1)	21,078	20,976
Retained earnings	6,480	9,386
Accumulated other comprehensive loss	(11,078)	(94)
Treasury stock	(4,093)	(4,644)

Total shareholders’ equity	36,028	48,824

	$41,723	$54,295

STATEMENTS OF INCOME

(Amounts in thousands)

	Years ended December 31,
	2008	2007	2006
Dividends from bank subsidiary	$1,750	$7,000	$2,800
Interest and dividend income	319	51	46
Investment securities losses	(188)
Other income	117	110	89
Interest on subordinated debt	(244)	(154)
Other expenses	(272)	(257)	(283)

Income before income tax and equity in undistributed earnings of subsidiaries	1,482	6,750	2,652
Income tax benefit	56	120	78
Equity in undistributed earnings of subsidiaries	815	(2,520)	1,846

Net income	$2,353	$4,350	$4,576

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

NOTE 15 - CONDENSED FINANCIAL INFORMATION (Continued)

STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years ended December 31,
	2008	2007	2006

Cash flows from operating activities
Net income	$2,353	$4,350	$4,576
Adjustments to reconcile net income to net cash flows from operating activities:
Equity in undistributed net income of subsidiaries	(815)	2,520	(1,846)
Accretion on securities	1	2	2
Deferred tax benefit	(12)	(12)	(13)
Investment securities losses	188
Change in other assets and liabilities	(101)	(192)	(141)

Net cash flows from operating activities	1,614	6,668	2,578

Cash flows from investing activities
Proceeds from call, maturity and principal payments on securities	350
Purchase of subordinated note from subsidiary bank		(6,000)

Net cash flows from investing activities	350	(6,000)

Cash flows from financing activities
Proceeds from subordinated debt		5,155
Dividends paid	(3,877)	(3,899)	(3,870)
Purchases of treasury stock	(747)	(3,526)
Treasury shares reissued	998	946	1,139

Net cash flows from financing activities	(3,626)	(1,324)	(2,731)

Net change in cash	(1,662)	(656)	(153)
Cash
Beginning of year	2,293	2,949	3,102

End of year	$631	$2,293	$2,949

NOTE 16 - DIVIDEND RESTRICTIONS

The Bank is subject to regulations of the Ohio Division of Financial Institutions which restrict dividends to retained earnings (as defined by statute) of the current and prior two years. Under this restriction, at December 31, 2008, approximately $473,000 is available for the payment of dividends by the Bank without seeking prior regulatory approval. In addition, regulations specify that dividend payments may not reduce capital levels below minimum regulatory guidelines.

NOTE 17 - LITIGATION

The Bank is involved in legal actions arising in the ordinary course of business. In the opinion of management, the outcomes from these other matters, either individually or in the aggregate, are not expected to have any material effect on the Company.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2008, 2007 and 2006

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

On November 27, 2007, the Company’s Board of Directors increased to 300,000 shares the size of its current stock buyback program by authorizing the repurchase of up to an additional 100,000 shares of its outstanding common shares in the over-the-counter market or in privately negotiated transactions. Based on the value of the Company’s stock on November 27, 2007, the commitment to repurchase these additional shares over the program was approximately $1,375,000.

The repurchase program terminates on February 28, 2009 or upon the purchase of 300,000 shares, if earlier. Repurchased shares are designated as treasury shares, available for general corporate purposes, including possible use in connection with the Company’s dividend reinvestment program, employee benefit plans, acquisitions or other distributions. Under the program the Company repurchased 205,986 shares in 2007 and 51,817 shares in 2008, for a total of 257,803 shares. The Company also reissued 71,562 shares to existing shareholders through its dividend reinvestment program during 2008, net of repurchased fractional shares. Based on the price of the Company’s stock at December 31, 2008, the remaining commitment to repurchase the 42,197 remaining shares of stock was approximately $401,000 at December 31, 2008.

The following table shows information relating to the repurchase of shares of the Company’s common stock during 2008:

			Total Number	Maximum
			of Shares	Number
			Purchased as	of Shares
			Part of Publicly	That May Yet Be
	Total Number	Average	Announced	Purchased Under
	of Shares	Price Paid	Plans or	the Plans or
	Purchased	Per Share	Programs	Programs

October	NONE	$ NONE	NONE	42,197
November	NONE	NONE	NONE	42,197
December	NONE	NONE	NONE	42,197

Fourth Quarter	NONE	$ NONE	NONE	42,197

Third Quarter	15,000	$13.42	15,000	42,197

Second Quarter	25,045	$15.82	25,045	57,197

First Quarter	11,772	$12.61	11,772	82,242

TOTAL	51,817	$14.40	51,817	42,197

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

(Fully taxable equivalent basis in thousands of dollars)

	2008			2007
	Average	Interest	Yield	Average	Interest	Yield
	Balance	Earned	or	Balance	Earned	or
	Outstanding	or Paid	Rate	Outstanding	or Paid	Rate
Interest-earning assets:
Federal funds sold and other earning assets	$11,462	$200	1.8%	$6,950	$366	5.3%
Investment securities:
U.S. Treasury and other U.S. Government agencies and corporations	55,048	3,102	5.6%	87,867	4,772	5.4%
U.S. Government mortgage-backed pass through certificates	95,737	4,852	5.1%	80,689	4,008	5.0%
States of the U.S. and political subdivisions (Note 1, 2, 3)	31,827	2,235	7.0%	37,488	2,633	7.0%
Other securities	40,465	2,394	5.9%	32,860	2,251	6.9%

TOTAL INVESTMENT SECURITIES	223,077	12,583	5.6%	238,904	13,664	5.7%
Loans (Note 2, 3, 4)	228,440	15,557	6.8%	215,496	15,856	7.4%

TOTAL INTEREST-EARNING ASSETS	462,979	$28,340	6.1%	461,350	$29,886	6.5%

Non interest-earning assets:
Cash and due from banks	6,791			8,220
Premises and equipment	7,055			5,374
Other	11,546			14,103

TOTAL ASSETS	$488,371			$489,047

Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$49,653	$706	1.4%	$46,508	$888	1.9%
Savings	77,401	851	1.1%	78,072	799	1.0%
Time	178,372	7,259	4.1%	184,586	8,769	4.8%

TOTAL INTEREST-BEARING DEPOSITS	305,426	8,816	2.9%	309,166	10,456	3.4%

Borrowings:
Federal funds purchased	154	7	4.5%	605	29	4.8%
Securities sold under agreement to repurchase	4,759	92	1.9%	5,764	243	4.2%
Subordinated debt	5,155	244	4.7%	2,175	154	7.1%
Other borrowings under one year	4,946	228	4.6%	13,963	715	5.1%
Other borrowings over one year	61,102	2,790	4.6%	45,843	2,388	5.2%

TOTAL BORROWINGS	76,116	3,361	4.4%	68,350	3,529	5.2%

TOTAL INTEREST-BEARING LIABILITIES	381,542	$12,177	3.2%	377,516	$13,985	3.7%

Non interest-bearing liabilities:
Demand deposits	56,496			57,668
Other liabilities	5,214			3,775
Shareholders equity	45,119			50,088

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$488,371			$489,047

Net interest income		$16,163			$15,901

Net interest rate spread (Note 5)			2.9%			2.8%

Net interest margin (Note 6)			3.5%			3.5%

Note 1 –	Includes both taxable and tax exempt securities.

Note 2 –	The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34% in 2008, 2007, 2006 and 2005, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets. Tax-free income from states of the U.S. and political subdivisions, and loans amounted to $1,528 and $166 for 2008, $1,809 and $155 for 2007, $2,045 and $192 for 2006, $2,156 and $209 for 2005 and $2,545 and $193 for 2004 respectively.

Note 3 –	Average balance outstanding includes the average amount outstanding of all nonaccrual investment securities and loans. States and political subdivisions consist of average total principal adjusted for amortization of premium and accretion of discount less average allowance for estimated losses, and include both taxable and tax exempt securities. Loans consist of average total loans less average unearned income.

(Fully taxable equivalent basis in thousands of dollars)

2006			2005			2004
Average	Interest	Yield	Average	Interest	Yield	Average	Interest	Yield
Balance	Earned	or	Balance	Earned	or	Balance	Earned	or
Outstanding	or Paid	Rate	Outstanding	or Paid	Rate	Outstanding	or Paid	Rate

$4,228	$215	5.1%	$3,619	$119	3.3%	$5,623	$83	1.5%

83,615	4,257	5.1%	67,402	3,259	4.8%	62,418	2,920	4.7%
79,317	3,795	4.8%
			84,928	3,810	4.5%	85,357	3,634	4.3%

42,409	2,995	7.1%	44,756	3,184	7.1%	53,832	3,764	7.0%
29,628	1,888	6.4%	24,758	1,294	5.2%	14,953	716	4.8%

234,969	12,935	5.5%	221,844	11,547	5.2%	216,560	11,034	5.1%
195,838	14,381	7.4%	192,873	13,040	6.8%	193,927	12,474	6.4%

435,035	$27,531	6.3%	418,336	$24,706	5.9%	416,110	$23,591	5.7%

8,733			9,417			9,276
4,226			4,316			4,637
12,365			12,418			14,252

$460,359			$444,487			$444,275

$47,415	$752	1.6%	$49,355	$389	0.8%	$48,945	$263	0.5%
82,845	850	1.0%	89,107	647	0.7%	90,584	501	0.6%
161,050	6,907	4.3%	144,793	5,123	3.5%	147,662	5,023	3.4%

291,310	8,509	2.9%	283,255	6,159	2.2%	287,191	5,787	2.0%

478	25	5.3%
3,991	158	4.0%	428	15	3.5%	289	4	1.4%
			2,540	59	2.3%	2,698	26	1.0%
7,924	365	4.6%
			599	21	3.5%	2,781	37	1.3%
46,858	2,525	5.4%	46,365	2,411	5.2%	40,325	2,156	5.3%

59,251	3,073	5.2%	49,932	2,506	5.0%	46,093	2,223	4.8%

350,561	$11,582	3.3%	333,187	$8,665	2.6%	333,284	$8,010	2.4%

57,271			58,320			56,778
3,214			3,315			4,385
49,313			49,665			49,828

$460,359			$444,487			$444,275

	$15,949			$16,041			$15,581

		3.0%			3.3%			3.3%

		3.7%			3.8%			3.7%

Note 4 –	Interest earned on loans includes net loan fees of $263 in 2008, $219 in 2007, $291 in 2006, $242 in 2005 and $203 in 2004.

Note 5 –	Net interest rate spread represents the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.

Note 6 –	Net interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

	Years Ended December 31,
SUMMARY OF OPERATIONS	2008	2007	2006	2005	2004

Total Interest Income	$27,559	$28,992	$26,497	$23,586	$22,288
Total Interest Expense	12,177	13,985	11,582	8,665	8,010

NET INTEREST INCOME (NII)	15,382	15,007	14,915	14,921	14,278
Provision for Loan Losses	1,785	40	225	545	415

NII After Loss Provision	13,597	14,967	14,690	14,376	13,863
Security Gains (Losses)	(1,112)	77	18	308	1,052
Gain on Sale of Loans	30	88	106	89	54
Total Other Income	2,941	2,924	2,711	2,718	2,725

INCOME BEFORE EXPENSE	15,456	18,056	17,525	17,491	17,694
Total Other Expenses	12,815	12,595	12,021	12,200	11,861

INCOME BEFORE TAX	2,641	5,461	5,504	5,291	5,833
Federal Income Tax	288	1,111	928	957	990

NET INCOME	$2,353	$4,350	$4,576	$4,334	$4,843

BALANCE SHEET DATA

Assets	$493,365	$492,694	$471,751	$459,701	$446,393
Investments	191,754	238,622	233,103	234,652	225,841
Total Loans	246,017	223,109	205,208	188,202	191,777
Allowance for Loan Losses	2,470	1,621	2,211	2,168	2,629
Deposits	379,953	364,788	355,818	350,375	344,919
Borrowings	68,148	70,413	62,015	58,111	47,889
Subordinated Debt	5,155	5,155
Shareholders’ Equity	36,028	48,824	50,592	48,325	49,398

AVERAGE BALANCES
Assets	$488,371	$489,047	$460,359	$444,487	$444,275
Investments	223,077	238,904	234,969	221,844	216,560
Net Loans	226,907	213,568	193,648	190,329	191,428
Deposits	361,922	366,834	348,581	341,575	343,969
Subordinated Debt	5,155	2,175
Borrowings	70,961	66,175	59,251	49,932	46,093
Shareholders’ Equity	45,119	50,088	49,313	49,665	49,828

PER COMMON SHARE DATA (1)
Net Income, both Basic and Diluted	$0.52	$0.95	$0.99	$0.95	$1.79
Cash Dividends Declared	0.86	0.85	0.84	1.02	0.99
Book Value	8.01	10.90	10.92	10.57	10.95

ASSET QUALITY RATIOS
Loans 30 days or more beyond their contractual due date as a percent of total loans	0.57%	1.32%	2.26%	2.95%	2.45%
Underperforming Assets as a Percentage of:
Total Assets	0.43	0.63	0.84	0.83	0.76
Equity plus Allowance for Loan Losses	5.45	6.17	7.50	7.58	6.52
Tier I Capital	4.03	6.38	7.78	7.81	7.05

FINANCIAL RATIOS
Return on Average Equity	5.22%	8.68%	9.28%	8.73%	9.72%
Return on Average Assets	0.48	0.89	0.99	0.98	1.09
Effective Tax Rate	10.90	20.34	16.86	18.09	16.97
Average Equity to Average Assets	9.24	10.24	10.71	11.17	11.22
Equity to Asset Ratio	7.30	9.91	10.72	10.51	11.07
Tangible Equity to Tangible Asset Ratio	7.29	9.89	10.70	10.48	11.02
Cash Dividend Payout Ratio	165.38	89.69	84.31	107.00	91.45
Net Interest Margin Ratio	3.49	3.45	3.67	3.83	3.74

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of our financial condition and results of operation are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities at the date of our consolidated financial statements, Actual results may differ from these estimates under different assumptions or conditions.

Certain accounting policies involve significant judgments and assumption by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances.

Management believes the following are critical accounting policies that require the most significant judgments and estimates used in the preparation of its consolidated financial statements;

Accounting for the Allowance for loan Losses

The determination of the amount of the provision for loan losses charged to operations reflects management’s current judgment about the credit quality of the loan portfolio and takes into consideration changes in lending policies and procedures. changes in economic and business conditions, changes in the nature and volume of the portfolio and in the terms of loans, changes in the experience, ability and depth of lending management, changes in the volume and severity of past due nonaccrual and adversely classified or graded loans, changes in the quality of the

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

loan review system, changes in the value of underlying collateral for collateral-dependent loans, the existence and effect of any concentrations of credit and the effect of competition, legal and regulatory requirements and other external factors. The nature of the process by which we determine the appropriate allowance for loan losses requires the exercise of considerable judgment. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance in dependent upon a variety of factors beyond our control , including the performance of our loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications. The allowance is increased by the provision for loan losses and decreased by charge-offs when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any are credited to the allowance. A weakening of the economy or other factors that adversely affect asset quality could result in an increase in the number of delinquencies, bankruptcies or defaults and a higher level of non-performing assets, net charge offs, and provision for loan losses in future periods.

The Company’s allowance for loan losses methodology consists of three elements (i) specific valuation allowances determined in accordance with SFAS 114 based on probable losses on specific loans; (ii) historical valuation allowances determined in accordance with SFAS based on historical loan loss experience for similar loans with similar characteristics and trends; and (iii) general valuation allowances determined in accordance with SFAS based on general economic conditions and other qualitative risk factors both internal and external to the Company. These elements support the basis for determining allocations between the various loan categories and the overall adequacy of our allowance to provide for probable losses inherent in the loan portfolio. These elements further supported by additional analysis of relevant factors such as the historical losses in the portfolio, trends in the non-performing/non-accrual loans, loan delinquencies, the volume of the portfolio, peer group comparisons and federal regulatory policy for loan and lease losses. Other significant factors of portfolio analysis include changes in lending policies/underwriting standards, trends in volume and terms, portfolio composition and concentrations of credit, and trends in the national and local economy.

With these methodologies, a general allowance is established for each loan type based on historical losses for each loan type in the portfolio. Additionally, management allocates a specific allowance for “Impaired Credits,” in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The level of the general allowance is established to provide coverage for management’s estimate of the credit risk in the loan portfolio by various loan segments not covered by the specific allowance. The allowance for credit losses is discussed in more detail in Note 4 Allowance for Loan Losses and in Management Discussion and Analysis “Allowance for Loan Losses.”

Investment Securities

The classification and accounting for investment securities are discussed in detail in Note 1 of the consolidated Financial Statements presented elsewhere herein. Under SFAS No 115, Accounting for Certain Investments in Debt and Equity Securities, investment securities must be classified as held-to-maturity, available-for-sale, or trading. The appropriate classification is based partially on our ability to hold the securities to maturity and largely on management’s intentions, if any, with respect to either holding or selling the securities. The classification of investment securities is significant since it directly impacts the accounting for unrealized gains and losses on securities. Unrealized gains and losses on trading securities, if any, flow directly through earnings during the periods in which they arise, whereas available-for-sale securities are recorded as a separate component of shareholder’s equity (accumulated other comprehensive income or loss) and do not affect earnings until realized. The fair values of our investment securities are generally determined by reference to quoted market prices and reliable independent sources. At each reporting date, we assess whether there is an “other-than-temporary” impairment to our investment securities. Such impairment must be recognized in current earnings rather than in other comprehensive income (loss).

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Investment securities are discussed in more detail in Note 2 and Note 12 to the Consolidated Financial Statements and in Management Discussion and Analysis on “Investment Securities” presented elsewhere herein.

Income Taxes

The provision for income taxes is based on income reported for financial statement purposes and differs from the amount of taxes currently payable, since certain income and expense items are reported for financial statement purposes in different periods than those for tax reporting purposes. Taxes are discussed in more detail in Note 11 to the Consolidated Financial Statements presented elsewhere herein. Accrued taxes represent the net estimated amount due or to be received from taxing authorities. In estimating accrued taxes, we assess the relative merits and risks of the appropriate tax treatment of transactions taking into account statutory, judicial and regulatory guidance in the context of our tax position.

We account for income taxes using the asset and liability approach, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of our assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

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

CORPORATE PROFILE

Cortland Bancorp (the “Company”) is a bank holding company headquartered in Cortland, Ohio whose principle activity is to own, manage and supervise the Cortland Savings and Banking Company (“Cortland Banks” or the “Bank”).

Cortland Banks with total assets of $490.2 million at December 31, 2008, is a state charter bank engaged in commercial and retail banking services. The Bank offers a full range of financial services to our local communities with an ongoing strategic focus on commercial banking relationships.

The Bank’s results of operations depend primarily on net interest income, which in part, is a direct result of the market interest rate environment. Net interest income is the difference between the interest income earned on interest bearing assets, and the interest paid on interest bearing liabilities. Net interest income is affected by the shape of the market yield curve, the re-pricing of interest earning assets and interest bearing liabilities and the pre-payment rate of mortgage related assets. Our results of operation may be affected significantly by general and local economic conditions, particularly those with respect to changes in market interest rates, credit quality, governmental policies and actions of regulatory authority.

SIGNIFICANT DEVELOPMENTS

As a result of a continued deterioration of the residential real estate market, which began in 2007 with problems in the subprime mortgage market, the national economy continued to falter through 2008, significantly impacting the financial service industry as a whole. The faltering economy has been marked by contractions in the availability of credit to consumers and business, increases in borrowing rates, falling home prices, increasing home foreclosures and escalating unemployment rates.

Deterioration of the housing market has been accompanied by overall disruption and volatility in the financial and capital markets. As national and global markets ceased to function effectively during the

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

year, financial companies across the spectrum have been affected by a lack of liquidity and continued credit deterioration.

Concerns for the stability of the banking and financial systems reached a magnitude which resulted in unprecedented government intervention. On October 3, 2008, the President of the United States signed the Emergency Stabilization Act of 2008 (“EESA”) into law, creating the Troubled Asset Relief Program (“TARP”). The Act provides the U.S. Secretary of the Treasury with broad authority to implement certain actions and to help restore stability and liquidity to U.S. Markets.

Then, on October 14, 2008, the Treasury, the Board of Governors of the Federal Reserve System (the “FRB”), and the Federal Deposit Insurance Corporation (the “FDIC”) issued a joint statement announcing additional steps aimed at stabilizing the financial markets. First, the Treasury announced a $250 billion voluntary Capital Purchase Program (the “CPP”) that allows qualifying financial institutions to sell preferred shares to the Treasury. Second the FDIC announced the Temporary Liquidity Guarantee Program (the “TLGP”). The temporary guarantee component of the program enables the FDIC to temporarily guarantee the senior debt of all FDIC-insured institutions and certain holding companies, while the transaction guarantee component fully insures all deposits in non-interest bearing transaction accounts. Third, to further increase access to funding for businesses in all sectors of the economy, the FRB announced further details of its Commercial Funding Facility program (the “CPFF”) which provides a broad backstop for the commercial paper market.

These actions were intended to restore confidence in the banking system, ease liquidity concerns and stabilize the rapidly deteriorating economy. Institutions not wanting to participate in one or both parts of the TLGP were required to notify the FDIC of their election to opt out on or before December 31, 2008. Institutions electing to participate are subject to a fee of 75 basis points per annum based on the amount of senior unsecured debt issued under the temporary guarantee component and a ten basis point surcharge will be added to the institutions current FDIC insurance assessment for balances in non-interest bearing transaction accounts that exceed the $250,000 insurance limits.

During 2008, the Company and its banking subsidiary, the Cortland Savings and Banking Company elected to participate in the TLGP. The Company was eligible but did not participate in the federal governments Capital Purchase Program. This decision was made based on the overall strong capital and liquidity position. The Company meets regulatory requirements as a well capitalized institution.

2008 OVERVIEW

Net Income for 2008 was $2,353 or $0.52 per share, representing a decrease of 45.3% from the $0.95 per share earned in 2007.

The Company’s financial results for 2008 were affected by two notable specific factors. Loan loss reserves were bolstered by $1,290 in provision expense during the fourth quarter giving recognition to the current economic recession and expectations for continued deterioration in credit quality arising from the faltering economy. Total provisions for loan loss were $1,785 in 2008, significantly higher than provisions for loan loss of $40 recorded in 2007.

The increase in the loan loss provision was mostly related to managements assessment of the increased credit risk in the commercial real estate and commercial loan portfolios and the current economic environment.

While non-accrual loans and past due loans decreased during 2008, loans charged off, net of recoveries increased from $163 thousand in the fourth quarter of 2007 to $414 thousand during the same three month period of 2008. Net charge-offs for the year were $630 thousand in 2007 as compared to $936 thousand in 2008. The increase in net charge offs was mostly related to commercial real estate loans. As a result of the increase in loan loss provision, our allowance for loan losses as a percentage of total loans is now 1.00% at December 31, 2008, increasing from 0.73% at the end of 2007.

An other-than-temporary-impairment charge of $1.251 million relates to an investment in General

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Motors Corporation (“GM”) Senior notes. General Motors, faced with the prospect of running out of cash, received emergency bailout funds from the federal government in December and recently submitted a restructuring plan to the federal government. GM credit ratings which had been rated as below investment grade prior to receipt of government bailout funds continued to decline through the end of 2008 and the company is considering a possible negotiation with bondholders which would effectively cut outstanding corporate debt by up to two-thirds. In light of the possibility of a negotiated settlement with GM bondholders, rating agency downgrades, an inactive market for the debt securities and the financial instability of the domestic auto maker in these turbulent economic times, it was determined that the value of this particular corporate security is other-than-temporary, requiring a charge to income in the fourth quarter.

Core earnings, which exclude the other-than-temporary impairment charge, net gains on loans sold and investment securities gains or losses, loss on other real estate, and certain other non recurring items, were $3.083 million in 2008, compared to the $4.244 million earned in 2007. The largest difference between core income in 2008 and 2007 relates to the increase of $1,745 in provision for loan loss as explained above. Core earnings per share were $0.69 in 2008 and $0.93 in 2007, down $0.24 or 25.8%.

The following is a reconciliation between core earnings and earnings under generally accepted accounting principles in the United States (GAAP earnings):

	Years Ended
	December 31,
	2008	2007	2006	2005	2004

GAAP earnings	$2,353	$4,350	$4,576	$4,334	$4,843
Investment security losses (gains)	1,112	(77)	(18)	(308)	(1,052)
Gain on sale of loans	(30)	(88)	(106)	(89)	(54)
Other real estate (gain) loss	(43)	1	47	3	171
Other non-recurring items*	67	4	(142)	243	19
Tax effect of adjustments	(376)	54	25	51	311

Core earnings	$3,083	$4,244	$4,382	$4,234	$4,238

*	Includes a one-time change in tax accrual estimate made in the first quarter of 2006, and a one-time cash bonus in the third quarter of 2005 paid to the retiring C.E.O.

The Company’s net interest margin continues to be affected by a sustained flattening and subsequent inversion of the yield curve as represented by the difference between long and short term interest rates. The Company’s net interest income, on a fully taxable equivalent basis, did reflect a modest increase of $262 from the preceding year, with the net interest margin ratio improving to 3.49% from 3.45%.

Financial results also reflect an increase in expenses associated with the Company’s strategic growth plans. These expenses include costs for professional consulting, information system software licensing and maintenance, personnel and educational training program for the Company’s employees.

Total shareholder’s equity at December 31 2008 was $36,028 representing a ratio of equity capital to total assets of 7.30%. On a comparable basis, shareholders equity was $48,824 at December 31, 2007 representing a ratio of equity capital to total assets of 9.91%.

A component of shareholders equity is accumulated other comprehensive income or loss. The accumulated other comprehensive income or loss component, includes the net after-tax impact of unrealized gains or losses on investment securities classified as available for sale. Net unrealized losses on available-for-sale investment securities were $11,078 as compared with net unrealized losses of $94 at December 31, 2007. Such unrealized losses represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities classified as available for sale. The increase in net unrealized losses resulted primarily from pre-tax net unrealized losses of $19.5 million on $34.6 million of collateralized debt obligations at December 31, 2008.

Due to the severe disruption in the credit markets during the second half of 2008, trading activity for collateralized debt obligations was significantly reduced. In estimating values for such securities, the Company was significantly restricted in the level of market observable assumptions used in the valuation of its collateralized debt obligation securities portfolio. Because of the inactivity and the lack of observable

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

valuation inputs, the Company transferred $29.1 million of its collateralized debt obligation security portfolio from Level 2 to Level 3 valuations in the third quarter of 2008. Investment Securities are discussed in more detail in Note 2 and Note 12 to the Consolidated Financial Statements and in the Management Discussion and Analysis relative to Investment Securities prescribed elsewhere herein.

Cash dividends paid in 2008 on the Company’s common stock totaled $3,877 compared with $3,899 in 2007. The Company maintained a $0.22 per share cash dividend for 2007 and 2008. Dividends per common share totaled $0.87 in 2008 and $0.86 in 2007.

Under a stock repurchase program, the Company repurchased 51,817 shares of its common stock in 2008 and 205,986 shares in 2007 at a cost of $747 and $3,526, respectively. The current repurchase program terminates on February 28, 2009. The Company does not intend on renewing the stock repurchase program after this date.

Risk-based capital measured 17.15% at December 31, 2008 compared to 19.18% at December 31, 2007. All capital ratios continue to register well in excess of required regulatory minimums.

Return on average equity was 5.2% in 2008 compared to 8.7% in 2007, while the year-over-year return on average assets measured 0.48% compared to 0.89% in 2007. Book value per share decreased by $2.89 to $8.01. The price of the Company’s common stock traded in a range between a low of $8.56 and a high of $15.93, closing the year at $9.42 per share. Although a special cash dividend was not paid in 2008 or 2007, as it had been in prior years, the Company’s dividend payout remained aggressive as 165.38% of 2008 earnings were paid as cash dividends compared to 89.69% in the prior year.

BALANCE SHEET COMPOSITION

The following table illustrates, during the years presented, the mix of the Company’s funding sources and the assets in which those funds are invested as a percentage of the Company’s average total assets for the period indicated. Average assets totaled $488,371 in 2008 compared to $489,047 in 2007 and $460,359 in 2006.

	2008	2007	2006	2005	2004
Sources of Funds:
Deposits:
Non-interest-bearing	11.6%	11.8%	12.4%	13.1%	12.8%
Interest-bearing	62.5	63.2	63.3	63.7	64.6
Federal funds purchased and repurchase agreements	1.0	1.3	1.0	0.7	0.7
Long-term debt and other borrowings	13.5	12.2	11.9	10.6	9.7
Subordinated debt	1.1	0.5
Other non-interest-bearing liabilities	1.1	0.8	0.7	0.7	1.0
Equity capital	9.2	10.2	10.7	11.2	11.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Uses of Funds:
Loans	46.8%	44.1%	42.6%	43.4%	43.7%
Securities	45.7	48.9	51.0	49.9	48.7
Federal funds sold, and other earning assets	2.3	1.4	0.9	0.8	1.3
Bank owned life insurance	2.6	2.4	2.5	2.5	2.3
Other non-interest-earning assets	2.6	3.2	3.0	3.4	4.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Deposits continue to be the Company’s primary source of funding. During 2008, the relative mix of deposits has remained steady with interest-bearing being the main source. Average non-interest bearing deposits totaled 15.6% of total average deposits in 2008 compared to 15.7% in 2007 and 16.4% in 2006. (Also see section captioned “Deposits” included elsewhere in the Management Discussion and Analysis.)

The Company primarily invests funds in loans and securities. Securities had been the largest component of the Company’s mix of invested assets but in 2008 loans became the largest component. During 2008 average securities decreased by $15,827 or 6.6%, while average loans increased by $12,944 or 6.0%.

The Company has also purchased bank owned life insurance policies on the lives of directors, certain employees and key members of management in conjunction with the Company’s benefit plans. The average balance increased from $12,024 in 2007 to $12,490 in 2008, reflecting the buildup of cash surrender value.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

ASSET QUALITY

The Company’s management regularly monitors and evaluates trends in asset quality. Loan review practices and procedures and require detailed monthly analysis of delinquencies, nonperforming assets and other sensitive credits. Mortgage, commercial and consumer loans are moved to nonaccrual status once they reach 90 days past due or when analysis of a borrower’s creditworthiness indicates the collection of interest and principal is in doubt.

Additionally, as part of the Company’s loan review process, management routinely evaluates risks which could potentially affect the ability to collect loan balances in their entirety. Reviews of individual credits, aggregate account relationships or any concentration of credits in particular industries are subject to a detailed loan review.

In addition to nonperforming loans, total nonperforming assets include nonperforming investment securities and real estate acquired in satisfaction of debts previously contracted. Underperforming asset totals are comprised of nonperforming assets as well as loans which have been restructured to provide for a reduction of interest or principal because of a deterioration in the financial condition of the borrower. Also included as underperforming assets are loans which are more than 89 days past due that continue to accrue interest income. Gross income that would have been recorded in 2008 on these nonperforming loans, had they been in compliance with their original terms, was $127. Interest income that actually was included in income on these loans amounted to $48. The following table depicts the trend in these potentially problematic asset categories.

	2008	2007	2006	2005	2004
Nonaccrual loans:
1-4 residential mortgages	$237	$499	$887	$719	$661
Commercial mortgages	469	1,572	2,497	2,472	2,734
Commercial loans	140	146	188	210
Consumer loans	12	17	129	41
Home equity loans		51	222	304

Total Nonaccrual Loans	858	2,285	3,923	3,746	3,395
Other real estate owned	809	282	35	82

Nonperforming Assets	1,667	2,567	3,958	3,828	3,395
Restructured loans	432	546

Underperforming Assets	$2,099	$3,113	$3,958	$3,828	$3,395

The following table provides a number of asset quality ratios based on this data. Contrary to general financial industry trends, the Company reported positive trends in certain areas of asset quality through 2008. Problem loans accounted for on a non accrual basis, which had been $2.285 million at December 31, 2007, decreased to $858 at December 31, 2008. The ratio of non accrual loans to total loans, which was 1.02% at year end 2007, improved to 0.35% at year end 2008. The total of all loans past due more than 30 days, which were in excess of $2.943 million or 1.32% of loan balances at December 31, 2007, declined to $1.393 million or 0.57% at December 31, 2008. While non-accrual loans and past due loans decreased during 2008, loans charged off, net of recoveries increased from $163 in the fourth quarter of 2007 to $414 thousand during the same three month period of 2008. Net charge-offs for the year were $630 in 2007 as compared to $936 in 2008. The increase in net charge-offs was mostly related to commercial real estate loans.

Despite improving trends in certain asset quality areas, the Company recognizes that an extraordinary amount of uncertainty currently exists regarding credit quality as a result of the rapid deterioration of the U.S. economy during the final quarter of 2008. Regionally, the housing market continues to be negatively impacted by a high level of bankruptcy filings and home foreclosures, while unemployment levels continue to rise and business failures are now being reported on a more routine basis. Accordingly, loan loss reserves were bolstered to account for charge-offs against the allowance and to give recognition to the economy’s steep slide into a serious and likely long lasting recession, with expectations for deterioration on credit quality arising from faltering economic and financial conditions. (See additional information regarding the Company’s loans in the sections captioned “Results of Operation”’ and “Allowance for Loan Losses”’).

	2008	2007	2006	2005	2004
Nonperforming loans as a percentage of total loans	0.35%	1.02%	1.91%	1.99%	1.77%
Nonperforming assets as a percentage of total assets	0.34%	0.52%	0.84%	0.83%	0.76%
Underperforming assets as a percentage of total assets	0.43%	0.63%	0.84%	0.83%	0.76%
Underperforming assets as a percentage of equity capital plus allowance for loan losses	5.45%	6.17%	7.50%	7.58%	6.52%

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

RESULTS OF OPERATIONS

  Analysis of Net Interest Income Years Ended December 31, 2008 and 2007

	NET INTEREST MARGIN FOR YEAR ENDED
	December 31, 2008			December 31, 2007
	Average		Average	Average		Average
	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate
INTEREST-EARNING ASSETS
Federal funds sold and other earning assets	$11,462	$200	1.8%	$6,950	$366	5.3%
Investment securities(1)(2)	223,077	12,583	5.6%	238,904	13,664	5.7%
Loans(2)(3)	228,440	15,557	6.8%	215,496	15,856	7.4%

Total interest-earning assets	$462,979	$28,340	6.1%	$461,350	$29,886	6.5%

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits	$49,653	$706	1.4%	$46,508	$888	1.9%
Savings	77,401	851	1.1%	78,072	799	1.0%
Time	178,372	7,259	4.1%	184,586	8,769	4.8%

Total interest-bearing deposits	305,426	8,816	2.9%	309,166	10,456	3.4%
Federal funds purchased	154	7	4.5%	605	29	4.8%
Other borrowings	70,807	3,110	4.4%	65,570	3,346	5.1%
Subordinated debt	5,155	244	4.7%	2,175	154	7.1%

Total interest-bearing liabilities	$381,542	$12,177	3.2%	$377,516	$13,985	3.7%

Net interest income		$16,163			$15,901

Net interest rate spread(4)			2.9%			2.8%

Net interest margin(5)			3.5%			3.5%

(1) Includes both taxable and tax exempt securities.

(2)	Tax exempt interest is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

(3)	Includes loan origination and commitment fees.

(4)	Interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

(5)	Interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

Net interest income, the principal source of the Company’s earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. During the recent reporting period the net interest margin ratio registered 3.49% in 2008, 3.45% in 2007 and 3.67% in 2006.

The increase in the net interest margin ratio from the previous year can be attributed in part, to the decrease in cost of funds exceeding the decrease in loan yield during the year.

The decrease in fully tax equivalent interest income of $1,546 was the product of a 0.4% year-over-year increase in average earning assets and a 36 basis point decrease in interest rates earned, while the decrease in interest expense was a product of a 1.1% increase in interest-bearing liabilities and a 51 basis point decrease in rates paid. The net result was a 1.6% increase in net interest income on a fully tax equivalent basis and a 4 basis point increase in the Company’s net interest margin.

Interest and dividend income on securities registered a decrease of $964, or 7.5%, during the year ended December 31, 2008 when compared to 2007. On a fully tax equivalent basis, income on investment securities decreased by $1,081, or 7.9%. The average invested balances decreased by $15,827 from the levels of a year ago. The decrease in the average balance of investment securities was accompanied by an 8 basis point decrease in the tax equivalent yield of the portfolio. The decrease in the average balance of investment securities resulted from a management decision to not reinvest all of the proceeds from called securities that were realized in 2008. (See Notes to the Consolidated Financial Statements Note 2, and Management Discussion and Analysis on INVESTMENT SECURITIES).

Interest and fees on loans decreased by $299 on a fully tax equivalent basis, or 1.9%, for the twelve months of 2008 compared to 2007. A $12,944 increase in the average balance of the loan portfolio, or 6.0%, was offset slightly by a 55 basis point decrease in the portfolio’s tax equivalent yield. This

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

increase in the average loan portfolio balance is a direct result of an aggressive call program designed to increase market share. The Company has also benefited from new loan referrals from existing customers as well as from a customer testimonial advertising and marketing campaign which has generated interest in the Company’s line of products and services. (See Notes to the Consolidated Financial Statements, Note 3 and the section captioned “Loan Portfolio” included elsewhere in the Management Discussion and Analysis).

Other interest income decreased by $166 from the same period a year ago. The average balance of federal funds sold and other earning assets increased by $4,512, or 64.9%. The yield decreased by 351 basis points during 2008 compared to 2007.

Average interest-bearing demand deposits and money market accounts increased by $3,145, and savings decreased by $671. The average rate paid on these products decreased by 13 basis points in the aggregate. The average balance on time deposit products decreased by $6,214, as the average rate paid decreased by 68 basis points, from 4.8% to 4.1%. (See Notes to the Consolidated Financial Statements Note 6, Deposits and the section captioned “Deposits” included elsewhere in the Management Discussion and Analysis).

Compared to last year, average borrowings, federal funds purchased and subordinated debt increased by $7,766 while the average rate paid on borrowings decreased by 75 basis points. (See Notes to the Consolidated Financial Statements, Notes 7 and 8 for information regarding borrowings and subordinated debt).

Net interest income was reduced by provisions for loan losses of $1,785 booked in 2008 as compared to $40 booked for the same period in 2007. The amount charged to operations as a provision for loan loss in the year ended December 31, 2008 was made to account for charge-offs against the allowance, and to also account for managements assessment of the increased credit risk in the commercial real estate and commercial loan portfolios and the current economic environment. (See section captioned Allowance for Loan Loss included elsewhere in the Management Discussion and Analysis).

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

  Analysis of Net Interest Income — Years Ended December 31, 2007 and 2006

	NET INTEREST MARGIN FOR YEAR ENDED
	December 31, 2007			December 31, 2006
	Average		Average	Average		Average
	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate

INTEREST-EARNING ASSETS
Federal funds sold and other earning assets	$6,950	$366	5.3%	$4,228	$215	5.1%
Investment securities(1)(2)	238,904	13,664	5.7%	234,969	12,935	5.5%
Loans(2)(3)	215,496	15,856	7.4%	195,838	14,381	7.4%

Total interest-earning assets	$461,350	$29,886	6.5%	$435,035	$27,531	6.3%

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits	$46,508	$888	1.9%	$47,415	$752	1.6%
Savings	78,072	799	1.0%	82,845	850	1.0%
Time	184,586	8,769	4.8%	161,050	6,907	4.3%

Total interest-bearing deposits	309,166	10,456	3.4%	291,310	8,509	2.9%
Federal funds purchased	605	29	4.8%	478	25	5.3%
Other borrowings	65,570	3,346	5.1%	58,773	3,048	5.2%
Subordinated debt	2,175	154	7.1%

Total interest-bearing liabilities	$377,516	$13,985	3.7%	$350,561	$11,582	3.3%

Net interest income		$15,901			$15,949

Net interest rate spread(4)			2.8%			3.0%

Net interest margin(5)			3.5%			3.7%

(1) Includes both taxable and tax exempt securities.

(2)	Tax exempt interest is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

(3)	Includes loan origination and commitment fees.

(4)	Interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

(5)	Interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

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

Interest and fees on loans increased by $1,475 on a fully tax equivalent basis, or 10.3%, for the twelve months of 2007 compared to 2006. The portfolio’s tax equivalent yield remained consistent between 2007 and 2006, however, the average balance of the loan portfolio increased by $19,658 or 10% between periods. This increase in the average loan portfolio balance is a direct result of an aggressive call program designed to increase market share. The Company has also benefited from new loan referrals from existing customers as well as from a customer testimonial advertising and marketing campaign which has generated interest in the Company’s line of products and services.

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

Analysis of Net Interest Income Changes (Taxable Equivalent Basis)

	2008 Compared to 2007			2007 Compared to 2006
	Volume	Rate	Total	Volume	Rate	Total

Increase (Decrease) in Interest Income:
Federal funds sold and other money markets	$159	$(325)	$(166)	$143	$8	$151
Investment Securities
U.S. Treasury and other U.S. Government agencies and corporations	(1,843)	173	(1,670)	223	292	515
U.S. Government mortgage-backed pass-through certificates	761	83	844	66	147	213
States of the U.S. and political subdivisions	(398)		(398)	(346)	(16)	(362)
Other securities	476	(333)	143	215	148	363
Loans	921	(1,220)	(299)	1,446	29	1,475

Total Interest Income Change	76	(1,622)	(1,546)	1,747	608	2,355

Increase (Decrease) in Interest Expense:
Interest-bearing demand deposits	57	(239)	(182)	(14)	150	136
Savings deposits	(7)	59	52	(49)	(2)	(51)
Time deposits	(287)	(1,223)	(1,510)	1,072	790	1,862
Federal funds purchased	(21)	(1)	(22)	6	(2)	4
Securities sold under agreements to repurchase	(36)	(115)	(151)	74	11	85
Other borrowings under one year	(422)	(65)	(487)	305	45	350
Other borrowings over one year	723	(321)	402	(54)	(83)	(137)
Subordinated debt	155	(65)	90	154		154

Total Interest Expense Change	162	(1,970)	(1,808)	1,494	909	2,403

Increase (Decrease) in Net Interest Income on a Taxable Equivalent Basis	$(86)	$348	$262	$253	$(301)	$(48)

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Analysis of Other Income, Other Expense and Federal Income Tax

Total other income for 2008 decreased $1,230, or 39.8% compared to an increase of $254, or 9.0% in 2007. Fees for customer services increased by $7, or 0.3%, compared to an increase of $68 or 3.0% in the prior year.

Loans originated for sale in the secondary market showed gains of $30 in 2008, compared to $88 and $106 in 2007 and 2006, respectively. The early call of held to maturity securities, and transactions involving available for sale securities, combined to produce net gains of $139 in 2008, $77 in 2007 and $18 in 2006. 2008 gains were offset by a $1,251 other-than temporary impairment loss attributable to its General Motor Corporation investment in bonds.

With rates falling, U.S. Government agencies and corporations elected to call an increasing number of issues. The Bank held several of these issues at a discount and thus recognized a gain when they were called.

A gain of $43 was recorded in 2008 on property owned as Other Real Estate (OREO). This gain resulted from the sale of one property that was held in OREO since 2007. Losses of $1 and $47 where recorded on other real estate in 2007 and 2006 respectively. Earnings on bank owned life insurance showed an increase of $16 in 2008 compared to an increase of $88 in 2007. Other non-interest income decreased by $50 during 2008 following an $11 increase in 2007. This income category is subject to fluctuation due to the nonrecurring nature of transactions recorded in the non interest income category. In 2008 other income was reduced by a $67 loss on disposition of fixed assets in connection with the relocation of two branch locations which had been operating in leased facilities, to newly constructed bank owned facilities.

Other Income

	2008	2007	2006	2005	2004

Fees for other customer services	$2,314	$2,307	$2,239	$2,254	$2,327
Gain on sale of loans	30	88	106	89	54
Other real estate gains (losses)	43	(1)	(47)	(3)	(171)
Earnings on bank owned life insurance	537	521	433	341	444
Other operating income	47	97	86	126	125

	2,971	3,012	2,817	2,807	2,779
Investment securities net gains (losses)	(1,112)	77	18	308	1,052

Total other income	$1,859	$3,089	$2,835	$3,115	$3,831

Total other expenses increased by $220 or 1.7% in 2008. This compares to an increase of $574 or 4.8% in 2007. During 2008, expenditures for salaries and employee benefits decreased by $43 or 0.6%. This decrease is a combination of regular staff salary and benefit increases and a decrease in full-time equivalent employment, which averaged 161 in 2008 compared to 164 in 2007. In 2007 these expenditures increased by $423 or 6.2%. This was also due to salary and benefit increases and an increase in full-time equivalent employees from 161 in 2006 to 164 in 2007. Occupancy and equipment expense increased by $86, or 4.5%, during 2008 and increased by $60, or 3.3%, in 2007. The increase in 2008 is due to the opening of a new leased facility and the relocation of two branch locations which had been operating in leased facilities to newly constructed Bank owned facilities. The increase in 2007 was due, in part, to construction of a banking facility to house a branch that previously operated out of a leased location.

State and local taxes stayed fairly consistent from year to year. Bank exam and audit expense increased by $17 or 3.8% in 2008 following a decrease of $43 or 8.8% in 2007. All other categories of non-interest expense increased by $188 in 2008 following an increase of $106 in 2007. This expense category is subject to fluctuation due to non-recurring items. The increase in 2008 is due in part to expenses associated with the Company’s Strategic Growth Plan initiated in mid 2007. These expenses include costs for professional consulting, information system software licensing and maintenance and educational programs for the Company’s employees. The increase is also due to an $89 increase in marketing expense, which is due, in part, to the new branch opening, graphical and content redesign of the bank home page and production and media costs relating to a customer testimonial marketing campaign.

Non-Interest Expense

	2008	2007	2006	2005	2004

Salaries and benefits	$7,156	$7,199	$6,776	$7,052	$6,722
Net occupancy and equipment expense	1,957	1,871	1,811	1,870	1853
State and local taxes	552	580	552	548	544
Office supplies	368	396	367	338	346
Bank exam and audit	460	443	486	427	515
Other operating expense	2,322	2,106	2,029	1,965	1,881

Total other expenses	$12,815	$12,595	$12,021	$12,200	$11,861

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Salaries and employee benefits represented 55.8% of all non-interest expenses in 2008, 57.2% in 2007 and 56.4% in 2006. Salaries and employee benefits decreased by $276 in 2006 followed by an increase of $423 in 2007 and a decrease of $43 in 2008. The following details components of these increases or decreases:

	Analysis of Changes in Salaries & Benefits
	Amounts					Percent
	2008	2007	2006	2005	2004	2008	2007	2006	2005	2004

Salaries	$(148)	$252	$(176)	$317	$(28)	(2.7)%	4.7%	(3.2)%	6.1%	(1.14)%
Benefits	115	145	(77)	(29)	85	6.5	9.0	(4.6)	(1.7)	5.2

	(33)	397	(253)	288	57	(0.4)	5.7	(3.5)	4.2	0.8
Def’d Loan Origination	(10)	26	(23)	42	79	(7.4)	16.1	(16.7)	23.3	30.5

	$(43)	$423	$(276)	$330	$136	(0.6)%	6.2%	(3.9)%	4.9%	2.1%

Wage and salary expense per employee averaged $33,708 in 2008 $33,994 in 2007 and $33,063 in 2006. Full-time equivalent employment averaged 161 employees in 2008, 164 employees in 2007 and 161 employees in 2006. Average earning assets per employee measured $2,876 in 2008, $2,813 in 2007 and $2,702 in 2006.

Income before income tax expense amounted to $2,641 for the year ended 2008 compared to $5,461 and $5,504 for the similar periods of 2007 and 2006, respectively. The effective tax rate was 10.9% in 2008, 20.3% in 2007 and 16.9% in 2006, resulting in income tax of $288, $1,111 and $928, respectively. The decrease in the effective tax rate in 2006 reflects a one time adjustment to tax expense of $145 due to a change in tax accrual estimate. The effective tax rate before the $145 adjustment was 19.5%. The increase in 2007 resulted from a reduction in tax free income. While the provision for income taxes for 2008 differs from the amount of income tax determined applying the applicable U.S. statutory federal income tax rate to pre-tax income as a result of the $1,785 provision for loan loss expense and the other-than-temporary impairment loss of $1,251 in 2008 which are discussed in the section captioned “Significant Developments” included elsewhere in the Management Discussion and Analysis.

	December 31,
	2008	2007	2006	2005	2004
Provision at statutory rate	$898	$1,857	$1,871	$1,798	$1,983
Add (Deduct):
Tax effect of non-taxable income	(695)	(846)	(909)	(921)	(1,084)
Tax effect of non-deductible expense	85	100	111	80	91
Tax effect of change in estimate*			(145)

Federal income taxes	$288	$1,111	$928	$957	$990

*	One time adjustment to tax accrual estimate

Net income registered $2,353 in 2008, $4,350 in 2007 and $4,576 in 2006 representing per share amounts of $0.52 in 2008, $0.95 in 2007 and $0.99 in 2006. Net income for 2008 prior to the other-than-temporary impairment charge and the increase in loan loss allowance was $4,036 or $0.91 per share. Dividends declared per share were $0.86 in 2008, $0.85 in 2007 and $0.84 in 2006. Per share amounts have been restated to give retroactive effect to the 1% common stock dividend of January 1, 2009, and the 1% stock dividend declared on March 9, 2009.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

FOURTH QUARTER 2008 AS
COMPARED TO FOURTH QUARTER 2007

	NET INTEREST MARGIN FOR QUARTER ENDED
	December 31, 2008			December 31, 2007
	Average		Average	Average		Average
(Unaudited)	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate
INTEREST-EARNING ASSETS
Federal funds sold and other money market funds	$12,363	$21	0.7%	$951	$13	5.2%
Investment securities(1)(2)	216,557	3,074	5.7%	242,596	3,541	5.8%
Loans(2)(3)	234,495	3,897	6.6%	222,208	4,125	7.4%

Total interest-earning assets	$463,415	$6,992	6.0%	$465,755	$7,679	6.6%

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits	$53,686	$195	1.4%	$47,497	$235	2.0%
Savings	79,102	231	1.3%	75,332	197	1.0%
Time	175,378	1,599	3.6%	185,152	2,220	4.8%

Total interest-bearing deposits	308,166	2,025	2.6%	307,981	2,652	3.4%
Federal funds purchased				2,374	29	4.8%
Other borrowings	68,625	737	4.3%	68,589	849	4.9%
Subordinated debt	5,155	54	4.1%	5,155	93	7.0%

Total interest-bearing liabilities	$381,946	$2,816	2.9%	$384,099	$3,623	3.7%

Net interest income		$4,176			$4,056

Net interest rate spread(4)			3.1%			2.9%

Net interest margin(5)			3.6%			3.5%

(1)	Includes both taxable and tax exempt securities.

(2)	Tax exempt interest is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

(3)	Includes loan origination and commitment fees.

(4)	Interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

(5)	Interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

Tax equivalent net interest income for the Company during the fourth quarter of 2008 increased by $120, a 3.0% increase from the fourth quarter of 2007. The yield on earning assets decreased by 55 basis points while fourth quarter average earning assets decreased 0.5%, or $2,340, when compared to a year ago. The result was a decrease in tax equivalent interest income of $687. The rate paid on interest-bearing liabilities decreased by 81 basis points, while fourth quarter average interest-bearing liabilities decreased by $2,153 when compared to a year ago, resulting in a decrease in total interest expense of $807. The net interest margin for the quarter registered 3.61%, up 12 basis points from the same quarter a year ago.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table shows financial results by quarter for the years ending December 31, 2008 and 2007:

FINANCIAL RESULTS BY QUARTER
(Unaudited)

	2008				2007
	For the Quarter Ended				For the Quarter Ended
	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31

Interest Income	$6,800	$6,849	$6,844	$7,066	$7,467	$7,344	$7,251	$6,930
Interest Expense	2,816	2,921	3,051	3,389	3,623	3,651	3,495	3,216

Net Interest Income	3,984	3,928	3,793	3,677	3,844	3,693	3,756	3,714
Loan Loss Provision	(1,290)	(105)	(315)	(75)	(40)
Net Security Gains (losses)	(1,228)	34	9	73	40	5	20	12
Net Gain on Loans	5	4	11	10	10	35	27	16
Other real estate (losses) gains	(6)	(2)	—	51			(1)
Other Income	671	762	728	737	761	749	719	696
Other Expenses	(3,143)	(3,258)	(3,257)	(3,157)	(3,194)	(3,132)	(3,206)	(3,063)

Income (loss) Before Tax	(1,007)	1,363	969	1,316	1,421	1,350	1,315	1,375
Federal Income Tax (benefit)	(443)	285	164	282	305	275	258	273

Net Income (loss)	$(564)	$1,078	$805	$1,034	$1,116	$1,075	$1,057	$1,102
Net Income (loss) Per Share	$(0.13)	$0.24	$0.18	$0.23	$0.25	$0.23	$0.23	$0.24
Net Core Income	$286	$1,058	$793	$946	$1,083	$1,048	$1,027	$1,086
Net Core Income Per Share	$0.06	$0.24	$0.18	$0.21	$0.24	$0.23	$0.22	$0.24
Net Interest Income (fully taxable equivalent basis)	$4,176	$4,123	$8,990	$3,874	$4,056	$3,911	$3,984	$3,950
Net Interest Rate Spread	3.1%	3.1%	2.9%	2.7%	2.9%	2.7%	2.7%	2.8%
Net Interest Margin	3.6%	3.6%	3.4%	3.3%	3.5%	3.4%	3.5%	3.5%

Loan charge-offs during the quarter were $445 in 2008 compared to $191 in 2007, while the recovery of previously charged-off loans amounted to $31 during the fourth quarter of 2008 compared to $28 in the same period of 2007. The Company’s provision for loan losses during the quarter was $1,290 compared to $40 a year ago. Charge offs of specific problem loans, as well as for smaller balance homogeneous loans, are recorded periodically during the year. The number of loan accounts and the amount of charge-off associated with account balances vary from period to period as loans are deemed uncollectible by management. The balance of the allowance for loan loss and provisions to the loan loss allowance are based on an assessment and the risk of loss and the amount of loss on loans within the portfolio. The amount charged to operations as a provision for loan loss in the quarter ended December 31, 2008 was made to account for charge-offs against the allowance and to account for; managements assessment of the increased credit risk, specifically in the commercial real estate and commercial loan portfolios, and a rapidly deteriorating economic environment.

All categories of non-interest income decreased by $1,369 or 168.8% from a year ago. The net gain on loans sold during the quarter amounted to $5, compared to $10 a year ago. Loss on the sale of other real estate decreased to $(6) in 2008 with none in 2007. The early call of held to maturity securities, and transactions involving available for sale securities produced gains of $23 in the fourth quarter of 2008 compared to $40 in the same quarter of 2007. Gains on investments were offset by a $1,251 other-than-temporary loss attributable to its investment in General Motor Corporation bonds. Fees for customer services decreased by $26. Non taxable earnings on bank owned life insurance policies increased by $2. Other income decreased by $66. This decrease is due in part to a $59 loss on the disposition of assets relating to the relocation of a branch office in Mahoning County.

Total other non-interest expenses in the fourth quarter were $3,143 in 2008 compared to $3,194 in 2007, a decrease of $51 or 1.6%. Salaries and benefits constituted a $21 increase, or 1.8%. Bank exam and audit fees decreased by $12 or 8.8% mainly due to the timing of expenses associated with the implementation of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Other expenses decreased by $60 or 4.6%.

Income before income tax during the fourth quarter amounted to $(1,007) in 2008 compared to $1,421 in 2007. Income tax expense for the fourth quarter of 2008 was $(443) as compared to $305 in 2007. Fourth quarter net loss was $(564) in 2008 compared to net income of $1,116 in 2007, representing a decrease of $1,680. Earnings in the fourth quarter of 2008, prior to the other-than-temporary impairment charge and the increase in loan loss allowance provision was $1,119 or $0.25 per share.

Earnings per share for the fourth quarter, adjusted for the 1% stock dividend paid January 1, 2009 and the 1% stock

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

dividend declared March 9, 2009, were $(0.13) in 2008 and $0.25 in 2007.

Core earnings (earnings before gains on loans sold, investment securities sold or called and certain other non recurring items) decreased by $797 in the fourth quarter of 2008 compared to 2007. Core earnings for the fourth quarter of 2008 were $286 compared to last year’s $1,083. The largest difference between core income in 2008 and 2007 relates to the increase of $1,250 in provisions for loan losses in the quarter. Core earnings per share were $0.06 in 2008 and $0.24 in 2007. The following is a reconciliation between core earnings and earnings under generally accepted accounting principles in the United States (GAAP earnings):

	Three Months Ended
	December 31,
	2008	2007	2006	2005	2004

GAAP earnings	$(564)	$1,116	$1,182	$1,093	$1,305
Gain on sale of loans	(5)	(10)	(37)	(30)	(13)
Investment losses (gains)	1,228	(40)			(378)
Other real estate loss	6		12	3
Loss on fixed assets	59
Tax effect of adjustments	(438)	17	9	9	133

Core earnings	$286	$1,083	$1,166	$1,075	$1,047

Realized gains or losses on securities are based on net proceeds and the adjusted carrying amount of the securities, using the specific identification method. The table below sets forth the proceeds, gains and losses realized on securities sold or called for the period ended:

	Three	Twelve
	Months	Months
	December 31,	December 31,
	2008	2008

Proceeds on securities sold or called	$5,802	$42,325
Gross realized gains	23	139
Gross realized losses

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses on risks inherent in the loan portfolio. The Company’s allowance for loan loss methodology is based on guidance provided to SEC Staff Accounting Bulletin No. 102, “Selected Loan Loss Allowance Methodology and Documentation Issues” and includes allowance allocations calculated in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS 118, and allowance allocations calculated in accordance with SFAS No. 5, “Accounting for Contingencies.” Accordingly, the methodology is based on historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools, and specific loss allocations, with adjustments for current events and conditions. The Company’s process for determining the appropriate level of the allowance for loan losses is designed to account for credit deterioration as it occurs.

The Company’s allowance for loan loss methodology consists of three elements: (i) specific valuation allowances determined in accordance with SFAS 114 based on probable losses on specific loans; (ii) historical valuation allowances determined in accordance with SFAS 5 based on historical loan loss experience for similar loans with similar characteristics and trends; and (iii) general valuation allowances determined in accordance with SFAS 5 based on general economic conditions and other qualitative risk factors both internal and external to the Company.

The allowances established for probable losses on specific loans are based on a regular analysis and evaluation of classified loans. Loans are categorized into risk grade classifications based on an internal credit risk grading process that evaluates, among other things: (i) the obligor’s ability to repay; (ii) the underlying collateral, if any;

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

and (iii) the economic environment and industry in which the borrower operates. Once a loan is assigned a risk grade of classified, the loan review officer assesses whether the loan is to be evaluated for impairment under SFAS 114 based on the Company policy. A portion of the allowance for loan loss is specifically allocated to those loans which are evaluated for impairment and determined to be impaired. Specific valuation allowances are determined by analyzing the borrower’s ability to repay amounts owed, collateral deficiencies, the relative risk grade of the loan and economic conditions affecting the borrower’s industry, among other things.

If after review, a specific valuation allowance is not assigned to the loan, and the loan is not considered to be impaired, the loan is included with a pool of similar loans that is assigned a valuation allowance calculated based on the historical loss experience of the pool type. The valuation allowance is calculated in accordance with SFAS 5 based on the historical loss experience of specific types of classified loans. The Company calculates historical loss ratios for pools of loans with similar characteristics based on the proportion of actual charge-offs experienced to the total population of loans in the pool. The historical loss ratios are periodically updated based on actual charge-off experience.

A general valuation allowance is established for pools of homogeneous loans based upon the product of the historical loss ratio adjusted for qualitative factors and the total dollar amount of the loans in the pool. Specific qualitative factors considered by management include trends in volume or terms, changes in lending policy, trends in delinquent and non-accrual loans, concentrations of credit and local and national economic factors. The Company’s pools of similar loans include similarly risk-graded groups of commercial and industrial loans, commercial real estate loans, consumer loans and 1-4 family residential mortgages.

Loans identified as losses by management, internal loan review and/or bank examiners are charged-off. Furthermore, consumer loan accounts are charged-off in accordance with regulatory requirements.

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

Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including the performance of the Company’s loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

Although we believe we use the best information available to make loan loss allowance determinations, future adjustments could be necessary if circumstances or economic conditions differ substantially from the assumptions used in making our initial determinations. Continued levels of job loss and high unemployment, home foreclosures and business failures could result in increased levels of nonperforming assets and charge-offs, increased loan loss provisions and reductions in income. Additionally, as an integral part of their examination process, bank regulatory agencies periodically review our allowance for loan losses. The banking agencies could require the recognition of additions to the loan less allowance based on their judgment of information available to them at the time of their examination.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

	2008	2007	2006	2005	2004
Balance at beginning of year	$1,621	$2,211	$2,168	$2,629	$2,408
Loan losses:
1-4 family residential mortgages	(184)	(92)	(29)	(87)	(80)
Commercial mortgages	(624)	(395)	(20)	(734)	(108)
Consumer and other loans	(255)	(232)	(199)	(203)	(66)
Commercial loans	(20)	(1)	(40)	(89)	(10)
Home equity loans	(17)	(8)		(6)

	(1,100)	(728)	(288)	(1,119)	(264)

Recoveries on previous loan losses:
1-4 family residential mortgages
Commercial mortgages	3	5
Consumer and other loans	126	92	99	100	65
Commercial loans	35	1	7	13	5
Home equity loans

	164	98	106	113	70

Net loan losses	(936)	(630)	(182)	(1,006)	(194)

Provision charged to operations	1,785	40	225	545	415

Balance at end of year	$2,470	$1,621	$2,211	$2,168	$2,629

Ratio of net loan losses to average net loans outstanding	0.42%	0.29%	0.09%	0.53%	0.10%

Ratio of loan loss allowance to total loans	1.00%	0.73%	1.08%	1.15%	1.37%

The spike in charge-offs during 2005 and 2008 primarily reflected certain impaired commercial loan credits for which specific loss reserves had been established.

The following is an allocation of the year end allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

	2008	2007	2006	2005	2004
Types of Loans
1-4 family residential mortgages	$287	$258	$209	$243	$265
Commercial mortgages	1,663	954	1,441	1,397	1,808
Consumer and other loans	226	214	183	160	50
Commercial loans	257	194	376	364	505
Home equity loans	37	1	2	4	1

	$2,470	$1,621	$2,211	$2,168	$2,629

During 2008, the reserve allocated to all categories of loans increased compared to 2007, particularly on commercial mortgages and commercial loans primarily due in part to an increase in net charge-offs in 2008 and an increase in provision expense on non impaired loan balances to give recognition to management’s assessment of the increased credit risk in the commercial real estate and commercial loan portfolios and a rapidly deteriorating economic environment.

The allocations of the allowance as shown in the table above should not be interpreted as an indication that future loan losses will occur in the same proportions or that the allocations indicate future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is applicable to the entire portfolio, and allocation at a portion of the allowance to one category of loans does not preclude availability to absorb losses in other categories.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

LOAN PORTFOLIO

The following table represents the composition of the loan portfolio as of December 31, for the years indicated:

	2008		2007		2006		2005		2004
	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%

Types of Loans
1-4 family residential mortgages	$68,985	28.0	$68,135	30.5	$62,882	30.6	$59,910	31.8	$61,238	31.9
Commercial mortgages	128,705	52.3	120,950	54.3	106,160	51.7	90,983	48.3	94,019	49.0
Consumer loans	8,162	3.3	8,484	3.8	7,745	3.8	6,714	3.6	6,087	3.2
Commercial loans	27,750	11.3	14,981	6.7	17,505	8.5	19,767	10.5	19,188	10.0
Home equity loans	12,179	5.0	10,559	4.7	10,807	5.3	10,828	5.8	11,245	5.9
1-4 family residential loans held for sale	236	0.1			109	0.1

Total loans	$246,017		$223,109		$205,208		$188,202		$191,777

The following schedule sets forth maturities based on remaining scheduled repayments of principal or next repricing opportunity for loans (excluding 1-4 family and consumer loans) as of December 31, 2008:

	1 Year	1 to	Over
	or Less	5 Years	5 Years	Total
Types of Loans
Commercial loans	$14,613	$7,405	$5,732	$27,750
Commercial mortgages	31,362	69,641	27,702	128,705
Home equity	12,179			12,179

Total loans (excluding 1-4 family mortgage and consumer loans)	$58,154	$77,046	$33,434	$168,634

The following schedule sets forth loans as of December 31, 2008 based on next repricing opportunity for floating and adjustable interest rate products, and by remaining scheduled principal payments for loan products with fixed rates of interest. 1-4 family and consumer loans have again been excluded.

	1 Year	Over
	or Less	1 Year	Total
Types of Loans
Floating or adjustable rates of interest	$56,354	$86,986	$143,340
Fixed rates of interest	1,800	23,494	25,294

Total loans (excluding 1-4 family mortgage and consumer loans)	$58,154	$110,480	$168,634

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company recorded an increase of $22,908 in the loan portfolio from the level of $223,109 recorded at December 31, 2007. Gross loans as a percentage of earning assets stood at 53.9% as of December 31, 2008 and 48.3% at December 31, 2007. The loan to deposit ratio at the end of 2008 was 64.7% as compared to 61.2% for the same period a year ago. The increase in loans has primarily resulted from an aggressive call program designed to increase market share. The Company has also benefited from new loan referrals from existing customers as well as from a customer testimonial advertising and marketing campaign which has generated interest in the Company’s line of products and services. At December 31, 2008 the loan loss allowance of $2,470 represented approximately 1.0% of outstanding loans, and at December 31, 2007, the loan loss allowance of $1,621 represented approximately 0.7% of outstanding loans.

Between 2007 and 2008, the balance of residential mortgage loans remained relatively unchanged. However, 1-4 family residential mortgages represent 28.1% of total loans in the loan portfolio compared to 30.5% in 2007. The portion of the loan portfolio represented by commercial loans (including commercial real estate) increased from 61.0% in 2007 to 63.6% in 2008. Consumer loans (including home equity loans) decreased from 8.5% in 2007 to 8.3% in 2008.

Commercial real estate and 1-4 residential loans continue to comprise the largest share of the Company’s loan portfolio. At the end of 2008, residential loans and commercial loans comprised a combined 91.7% of the portfolio, compared to 91.2% five years ago. Home equity loans at 5.0% and consumer installment at 3.3% comprise the remainder of the portfolio in 2008.

For fiscal year ended 2008, approximately $8,200 in new mortgage loans were originated by the Company, a decrease of approximately $8,100 from 2007 originations.

The following shows the disposition of mortgage loans originated during 2004 to 2008 (in millions):

	2008	2007	2006	2005	2004

Retained in Portfolio	$6.2	$10.1	$8.3	$7.6	$8.0
Loans Sold to Investors with Servicing Rights Released	$2.0	$6.2	$6.9	$6.6	$4.0

The Company’s product offerings continue to include a service release sales program, which permits the Company the ability to offer competitive long-term fixed interest rates without incurring additional credit or interest rate risk.

During 2008, the Company sold fewer residential mortgage loans under the service release sales program and retained fewer portfolio loans in comparison to 2007 totals. Mortgage loan originations are typically qualified for sale to investors in the secondary market, but are occasionally retained in the portfolio when requested by a customer or to enhance account relationships for certain customers. The mix of portfolio retained to those sold to investors will vary from year to year. In 2008, Community Bank managers assumed responsibilities for mortgage originations. Mortgage originators were previously responsible for originations but these positions were eliminated during the year as part of a branch restructuring plan. The decrease in mortgage originations during 2008 was not specifically related to the branch restructuring. Rather, the decline resulted from a

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

combination of decreased demand, tighter underwriting standards, and a concerted focus on asset quality. Originations were down in 2008 compared to 2007.

The Bank continues to be active in home equity financing. Home Equity term loans and credit lines (HELOC’s) remain popular with consumers wishing to finance home improvement costs, education expenses, vacations and consumer goods purchased at favorable interest rates.

In order to improve customer retention and provide better overall balance, management will continue to evaluate and reposition the Company’s portfolio product offerings during 2009.

The balance of the commercial loan portfolio as of December 31, 2008 was $156,455, an increase of $20,524 from the balance of $135,931 recorded at December 31, 2007. Short term, asset based commercial loans including lines of credit increased during the year. This was a direct result of commercial customers utilizing their commercial lines of credit more during 2008 and as a result of a single 90 day term commercial loan that was closed in December for $7,755 that was fully secured by a segregated deposit account with the Bank. Commercial real estate loans also increased during the same period by $7,545. The increase in these loans has primarily resulted from an aggressive call program designed to increase market share. The Company has also benefited from new loan referrals from existing customers as well as from a customer testimonial advertising and marketing campaign which has generated interest in the Company’s line of products and services.

Loan personnel will continue to aggressively pursue both commercial and small business opportunities supported by product incentives and marketing efforts. When necessary, management will continue to offer competitive fixed rate commercial real estate products to qualifying customers in an effort to establish new business relationships, retain existing relationships, and capture additional market share. The Bank’s lending function continues to provide business services to a wide array of medium and small businesses, including but not limited to commercial and residential real estate builders, health care facilities, grocery stores, manufactures, trucking companies, physicians and medical groups, service contractors, restaurants, hospitality industry companies, retailers, wholesalers, as well as educational institutions and other political subdivisions.

Commercial and small business loans are originated by loan personnel assigned to the Community Banking offices and various geographical regions. These loans are all processed in accordance with established business loan underwriting standards and practices.

The following table provides an overview of commercial loans by various business sectors reflecting the areas of largest concentration. It should be noted that these are open balances and do not reflect existing commitments that may be currently outstanding but unfunded.
Commercial Loan Concentrations

	2008		2007
		% of		% of
Sector	Balances	Portfolio	Balances	Portfolio
Hotels/Motels	$19,130	12.26%	$23,608	17.66%
Eating Places	13,825	8.86%	6,925	5.18%
Steel Related Industries	12,276	7.87%	5,268	3.94%
Non Residential Bldg/Apt Bldg	11,371	7.29%	25,879	19.36%

The single largest customer relationship had an aggregate balance at year end of $11,124 compared to $7,047 in 2007. This balance represented approximately 7.1% of the total commercial portfolio compared to 5.2% in 2007. It is important to note that within this relationship, there is one short term 90 day note for $7,500 that is fully secured by a segregated deposit account with the Bank.

In the consumer lending area, the Company provides financing for a variety of consumer purchases; fixed rate amortizing mortgage products that consumers utilize for home improvements; the purchase of consumer goods of all types; education, travel and other personal expenditures. The consolidation of credit card balances and other existing debt into term payouts continue to remain a popular financing option among consumers.

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

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

held to maturity, available for sale and trading. Each portfolio type has its own method of accounting.

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

The following table shows the book value of investment securities by type of obligation at the dates indicated:

	December 31,
	2008	2007	2006	2005	2004
U.S. Treasury and other U.S. Government agencies and corporations	$44,903	$83,995	$86,682	$80,053	$69,670
U.S. Government mortgage-backed pass-through certificates	96,730	83,654	73,921	82,992	91,226
States of the U.S. and political subdivisions	30,124	32,762	40,807	44,714	45,689
Other securities	19,997	38,211	31,693	26,893	19,256

	$191,754	$238,622	$233,103	$234,652	$225,841

Impairment Analysis of Investment Securities

The Company conducts other-than-temporary impairment analysis on a quarterly basis. The initial indication of other-than-temporary impairment for both debt and equity securities is a decline in the market value below the amount recorded for an investment. A decline in value that is considered to be other-than-temporary is recorded as a loss within non-interest income in the consolidated statement of income.

In determining whether an impairment is other than temporary, the Company considers a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, recent events specific to the issuer, including investment downgrades by rating agencies and economic conditions of its industry, and the Company’s intent and ability to retain the security for a period of time sufficient to allow for a recovery in market value or maturity. Among the factors that are considered in determining the Company’s intent and ability is a review of its capital adequacy, interest rate risk position and liquidity.

The Company also considers the issuer’s financial condition, capital strength and near-term prospects. In addition, for debt securities and perpetual preferred securities that are treated as debt securities for the purpose of other-than-temporary analysis, the Company considers the cause of the price decline (general level of interest

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

rates and industry- and issuer-specific factors), current ability to make future payments in a timely manner and the issuer’s ability to service debt. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and the Company’s intent and ability to retain the security require considerable judgment.

Certain of the corporate debt securities are accounted for under EITF 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests that Continue to Be Held by a Transferor in Securitized Financial Assets. For investments within the scope of EITF 99-20 at acquisition, the Company evaluates current available information in estimating the future cash flows of these securities and determines whether there have been favorable or adverse changes in estimated cash flows from the cash flows previously projected. The Company considers the structure and term of the pool and the financial condition of the underlying issuers. Specifically, the evaluation incorporates factors such as interest rates and appropriate risk premiums, the timing and amount of interest and principal payments and the allocation of payments to the various note classes. Current estimates of cash flows are based on the most recent trustee reports, announcements of deferrals or defaults, expected future default rates and other relevant market information. At December 31, 2008, the Company concluded that no adverse change in cash flows occurred during the fourth quarter.

The Company analyzed the cash flow characteristics of these securities. Based on this analysis and because the Company has the intent and ability to hold these securities until recovery of fair value, which may be at maturity; and, for investments within the scope of EITF 99-20, determined that there was no adverse change in the cash flows as viewed by a market participant, the Company does not consider the investments in these assets to be other-than-temporarily impaired at December 31, 2008. However, there is a risk that this review could result in recognition of other-than-temporary impairment charges in the future.

As of December 31, 2008, Management does not believe any unrealized loss represents an other-than-temporary-impairment. The unrealized losses at December 31, 2008 were primarily interest rate related.

Fair Value

The Company owns 32 collateralized debt obligation securities totaling $34,988 (par value) that are backed by trust preferred securities issued by banks, thrifts, and insurance companies (TRUP CDOs). The market for these securities at December 31, 2008 is not active and markets for similar securities are also not active. Given conditions in the debt markets today and the absence of observable transactions in the secondary and new issue markets, the Company determined the few observable transactions and market quotations that are available are not reliable for purposes of determining fair value at December 31, 2008. It was decided that an income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs would be more representative of fair value than the market approach valuation technique used at prior measurement dates.

The TRUP CDO valuations were prepared by an independent third party. Their approach to determining fair value involved these steps:

1. The credit quality of the collateral is estimated using average probability of default values for each issuer (adjusted for rating levels).

2. The default probabilities also considered the potential for correlation among issuers within the same industry (e.g. banks with other banks).

3. The loss given default was assumed to be 95% (i.e. a 5% recovery).

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

4. The cash flows were forecast for the underlying collateral and applied to each CDO tranche to determine the resulting distribution among the securities.

5. The expected cash flows were discounted to calculate the present value of the security.

6. The calculations were modeled in several thousand scenarios using a Monte Carlo engine and the average price was used for valuation purposes.

7. The effective discount rates on an overall basis generally range from 3.91% to 24.72% and are highly dependent upon the credit quality of the collateral, the relative position of the tranche in the capital structure of the CDO and the prepayment assumptions.

Based upon the results of the analysis, the Company currently believes that a weighted average price of approximately $0.43 per $1.00 of par value is representative of the fair value of the 32 trust preferred securities.

A summary of securities held at December 31, 2008, classified according to the earlier of next repricing or the maturity date and the weighted average yield for each range of maturities, is set forth below. Fixed rate mortgage-backed securities are classified by their estimated contractual cash flow, adjusted for current prepayment assumptions. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2008
	Book	Weighted
Type and Maturity or Repricing Grouping	Value	Average Yield(1)

U.S. Treasury and other U.S. Government agencies and corporations:
Maturing or repricing within one year	$5,997	6.026%
Maturing or repricing after one year but within five years	5,194	4.506
Maturing or repricing after five years but within ten years	6,094	5.529
Maturing or repricing after ten years	27,618	5.957

Total U.S. Treasury and other U.S. Government agencies and corporations	$44,903	5.740%

U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s:
Maturing or repricing within one year	$37,811	5.178%
Maturing or repricing after one year but within five years	48,284	5.195
Maturing or repricing after five years but within ten years	8,696	5.304
Maturing or repricing after ten years	1,939	4.533

Total U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s	$96,730	5.184%

States of the U.S. and political subdivisions:
Maturing or repricing within one year	$1,311	7.068%
Maturing or repricing after one year but within five years	618	6.954
Maturing or repricing after five years but within ten years	9,350	7.135
Maturing or repricing after ten years	18,845	7.354

Total States of the U.S. and political subdivisions	$30,124	7.265%

Other securities:
Maturing or repricing within one year	$12,427	4.762%
Maturing or repricing after one year but within five years	1,357	6.690
Maturing or repricing after five years but within ten years	166	7.514
Maturing or repricing after ten years	6,047	6.671

Total other securities	$19,997	5.493%

(1)	The weighted average yield has been computed by dividing the total interest income adjusted for amortization of premium or accretion of discount over the life of the security by the amortized cost of the securities outstanding. The weighted average yield of tax-exempt obligations of states of the U.S. and political subdivisions has been calculated on a fully taxable equivalent basis. The amounts of adjustments to interest which are based on the statutory tax rate of 34% were $32, $13, $205 and $416 for the four ranges of maturities.

As of December 31, 2008, there were $22,929 in callable U.S. Government Agencies, and $11,169 in callable obligations of states and political subdivisions that given current and expected interest rate environments are likely to be called within the one year time horizon. These securities are categorized according to their

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

contractual maturities, with $200 classified as maturing after one year but within five years, $11,227 classified as maturing after five years but within ten years and $22,671 classified as maturing after 10 years.

Additionally, as of December 31, 2008, there were $8,264 in callable U.S. Government Agencies, $15,912 in callable obligations of states and political subdivisions that given current and expected interest rate environments are likely to be called within the time frame defined as after one year but within five years. These securities are categorized according to their contractual maturities, with $3,662 maturing after five years but within ten years and $20,514 maturing after 10 years.

As of December 31, 2008, the carrying value of all investment securities, both available for sale and held to maturity, totaled $191,754, a decrease of $46,868 or 19.6% from the prior year. The Bank’s management elected not to reinvest all of the proceeds from called securities that were realized during the twelve months ended December 31, 2008. Instead, a portion was used to lower the level of public fund jumbo certificates of deposit, pay off FHLB of Cincinnati advances, increase Federal Reserve Bank balances and fund commercial loans. The investment portfolio represented 50.5% of each deposit dollar, down from 65.4% of year end levels. The allocation between single maturity investment securities and mortgage-backed securities shifted to a 49/51 split versus the 64/36 division of the previous year, as mortgage-backed securities increased by $13,076 or 15.6%.

Holdings of obligations of states and political subdivisions showed a decrease of 2,638 or 8.1%, as numerous bonds were called during the year.

Amortization of purchase premium resulted in the decrease of holdings of U.S. Treasury securities by approximately $5, or 3.6%. Investments in U.S. government agencies and sponsored corporations decreased by approximately $39,087, or 46.6%. The Company also purchased $1,319 in corporate debt securities during 2008 primarily to take advantage of floating rate repricing characteristics. The purchases were partially offset by $213 in debt securities that were called during 2008 and $91 in interest payments that were capitalized and added back to the par balance. Additionally, the Company recognized $1,251 of other-than-temporary losses on its General Motors Corporation Corporate Securities with a cost basis of $2,354. Finally, the unrealized loss on the corporate securities relating to Collateralized Debt Obligations increased by $18,637. The net result was a decrease in the corporate portfolio of $18,382.

Holdings of other securities increased $168 as the Company purchased $31 in FHLB of Cincinnati stock for membership purposes and also received $137 in stock dividends through the year.

The mix of mortgage-backed securities remained weighted in favor of fixed rate securities in 2008. The portion of the mortgage-backed portfolio allocated to fixed rate securities rose to 83% in 2008 versus 76% in 2007. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed rate securities perform better in periods of stable to slightly declining interest rates. Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totalled $11,855 and $13,792 at December 31, 2008 and 2007, respectively. No collateralized mortgage obligations were sold in 2008.

At December 31, 2008, a net unrealized loss of $11,078, net of tax, was included in shareholders’ equity as a component of Other Comprehensive Income, as compared to a net unrealized loss of $94, net of tax, as of December 31, 2007. This $10,984 increase reflects the decreased market value of collateralized debt obligation resulting from the illiquidity in the credit markets and the widening market spreads in the sector. Lower interest rates generally translate into more favorable market prices for debt securities; conversely rising interest rates generally result in a depreciation in the market value of debt securities.

The Company had $4,051 in investments considered to be structured notes as of December 31, 2008, a decrease of $7,171, or 63.9%. The Company had no investments in inverse floating rate securities or other derivative products.

Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).

DEPOSITS

The Company’s deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited an increase of 4.2% to $379,953 at December 31, 2008, as compared to $364,788 at December 31, 2007.

The Company’s deposit base consists of demand deposits, savings, money market and time deposit accounts. Average noninterest-bearing deposits decreased 2.0% during 2008, while average interest-bearing deposits decreased by 1.2%.

During 2008, noninterest-bearing deposits averaged $56,496 or 15.6% of total average deposits as compared to $57,668 or 15.7% of total deposits in 2007. Core deposits averaged $299,398 for the year ended December 31, 2008, a decrease of $1,929 from the average

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

level of 2007. During 2007, core deposits had averaged $301,327 an increase of $1,578 from the preceding year.

Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 82.7% of average total deposits in 2008 compared to 82.2% in 2007 and 86.0% in 2006. Non core deposits are represented by Jumbo CD’s, certificates of deposit in the amount of $100 or more.

The Company’s portfolio of Jumbo CD’s are sourced primarily from customers in the subsidiary bank’s immediate market area, and does not include any brokered deposits.

Over the past five years, the Company has decreased the share of deposits represented by noninterest-bearing and interest bearing checking accounts. These products now comprise 22.4% of total deposits compared to 25.4% five years ago. The following depicts how the deposit mix has shifted during this five-year time frame.

Additional information regarding interest-bearing deposits is presented in the Notes to the Consolidated Financial Statements (NOTE 6).

OTHER ASSETS AND LIABILITIES

Cash and cash equivalents increased to $26,843 at December 31, 2008 from $9,441 at December 31, 2007 and $14,275 in 2006. The increase in 2008 is due to a $17,399 increase in funds held at the Federal Reserve Bank which are now interest-bearing. The Bank’s management has elected to employ a higher level in this account to meet short-term liquidity needs to support loan demands.

Premises and equipment increased to $7,571 at year end 2008 from $6,206 at December 31, 2007 and $4,780 in 2006. This is mainly due to the following: (1) renovation at a new branch in Middlefield, Ohio which opened in May 2008; (2) purchase of property and construction of a new banking office in Brookfield, Ohio. This branch opened June of 2008, and replaced an existing leased banking location; and (3) purchase and renovation of property for a new banking office in North Lima, Ohio. This branch opened in November 2008, and also replaced an existing leased banking branch office.

Other assets increased to $23,650 at December 31, 2008 from $16,937 at December 31, 2007 and $16,496 at December 31, 2006. Other real estate increased to $809 at year end 2008 compared to $242 at December 31, 2007 and $282 at December 31, 2006. resulting from increased foreclosure activity. Net deferred tax assets measured $6,456 at December 31, 2008 compared to $291 at December 31, 2007 and $666 at December 31, 2006, primarily reflecting an increase in deferred tax benefits arising from unrealized losses on available-for-sale investment securities, the increase in provision for loan loss, and an other-than-temporary impairment loss on corporate securities. Included in other assets is bank owned life insurance with a cash surrender value of $12,748 at December 31, 2008, $12,283 at December 31, 2007 and $11,814 at December 31, 2006.

Federal Home Loan Bank advances and other short term borrowing and subordinated debt decreased $2,265 from the December 31, 2007 balance of $75,568 to the December 31, 2008 balance of $73,303, but increased from the December 31, 2006 balance which stood at $62,015. The increase from 2006 was due to $5,155 of subordinated debt issued in July 2007, the proceeds of which are for general corporate purposes including the repurchase of treasury shares. Also, Federal Home Loan Bank advances increased by $7,500 from 2006 as the Company was able to obtain advances at competitive rates to assist in funding loan growth.

Other liabilities remained fairly consistent measuring $4,081 at December 31, 2008, $3,514 at December 31, 2007 and $3,326 at December 31, 2006. The major components are accrued interest on deposits and borrowings which measured $967, $1,265 and $1,104 in 2008, 2007 and 2006 respectively. The other item is accrued expenses which measured $2,489, $1,820 and $1,711 in 2008, 2007 and 2006 respectively. The increase in accrued expenses is due to $585 accrued in 2008 for the expense of post retirement cost of insurance for split-dollar life insurance coverage, in accordance with the Emerging Issues Task Force Issue 06-04 “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

ASSET-LIABILITY MANAGEMENT

The Company’s executive management and Board of Directors routinely review the Company’s balance sheet structure for stability, liquidity and capital adequacy. The Company has defined a set of key control parameters which provide various measures of the Company’s exposure to changes in interest rates. The Company’s asset-liability management goal is to produce a net interest margin that is relatively stable despite interest rate volatility while maintaining an acceptable level of earnings. Net interest margin is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The net interest margin ratio expresses this difference as a percentage of average earning assets. In the past five years, the net interest margin ratio has averaged 3.64% ranging between 3.45% and 3.83%.

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

GAP TABLE
December 31, 2008

	Maturity or Repricing Interval
						Non Rate
						Sensitive
	3 Months	3 to 12		1 to 5		or >5
	or Less	Months		Years		Years	Total
Interest-Earning Assets
Interest-Bearing Balance from Depository Institution	$18,449	$		$		$	$18,449
Investments	41,453		50,191		79,429	20,681	191,754
Loans & Leases	52,651		62,939		95,158	35,269	246,017
Investment in Nonconsolidated Subsidiary	155						155

Total Earning Assets	112,708		113,130		174,587	55,950	456,375
Other Assets						36,990	36,990

Total Assets	$112,708		$113,130		$174,587	$92,940	$493,365

Interest-Bearing Liabilities
Interest-bearing Checking	$25,033	$		$		$	$25,033
Money Market Accounts	40,106						40,106
Passbook Savings	79,908						79,908
Time Deposits ≥100,000	9,972		33,191		20,583	1,880	65,626
Time Deposits <100,000	24,282		43,620		35,125	7,618	110,645
Repurchase Agreements	4,743						4,743
U.S. Treasury Demand	905						905
Subordinated Debt	5,155						5,155
Other Borrowings			6,000		28,000	28,500	62,500

Total Interest-Bearing Liabilities	190,104		82,811		83,708	37,998	394,621
Demand Deposits						58,635	58,635
Other Liabilities						4,081	4,081
Shareholders’ Equity						36,028	36,028

Total Liabilities & Equity	$190,104		$82,811		$83,708	$136,742	$493,365

Rate Sensitivity Gap	$(77,396)		$30,319		$90,879	$17,952
Cumulative Gap	(77,396)		(47,077)		43,802	61,754
Cumulative Gap to Total Assets	(15.7)%		(9.5)%		8.9%	12.5%

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

During 2008, the effective maturities of earning assets tended to shorten as rates in the credit markets fell sharply. Federal Reserve policy makers decreased short-term interest rates three times during the year to the range of 0.00% to 0.25% from 4.25% at December 31, 2007, in an attempt to ease strains in the financial market, soften the effects of the housing correction and to help avoid a recession. With rates falling during the year, the volume of investment securities eligible to be called increased, while prepayments on loans and mortgage-backed securities similarly increased, causing the effective maturities of existing earning assets to shorten. Management, in the first half of the year, invested excess overnight funds (federal funds sold balances), with an allocation towards U.S. Government agencies purchased at a discount that contain a lock-out period prior to the first call date and mortgage-backed securities. In the second half of the year, proceeds were allowed to build up in the Federal Funds sold account.

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

The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company’s interest sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company’s net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. As previously noted, the Company’s net interest margin has remained in the range of 3.45% to 3.83% over the past five years, a period characterized by significant shifts in the mix of earning assets and the direction and level of interest rates. The targeted federal funds rate during that period ranged from a low of 0.00% to 5.25%, as Federal Reserve monetary policy turned from guarding against deflation to warding off inflationary threats and now back to attempting to avoid a recession.

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

Anticipated principal repayments on mortgage-backed securities along with investment securities maturing, repricing, or expected to be called in one year or less amounted to $91,644 at December 31, 2008, representing 47.8% of the total combined portfolio, as compared to $149,748 or 62.8% of the portfolio a year ago.

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

Cash and cash equivalents increased from $9,441 in 2007 and $14,375 in 2006, to $26,843 in 2008. The decrease from 2006 to 2007 is due to a reduction in federal funds sold. In 2006 $4,275 was recorded in federal funds sold, with none at December 31, 2007 or 2008. The increase in 2008 is due to a $17,399 increase in the balance at the Federal Reserve Bank. These deposits became interest-bearing late in the third quarter of 2008. The bank management has elected to employ a higher level in this account to achieve a higher level of short-term liquidity needed to support increased loan demand, and compensate for poorly functioning credit markets. Operating activities provided cash of $5,297 in 2008, $5,009 in 2007 and $5,082 in 2006. Key differences stem mainly from: 1) a decrease in net income of $1,997 between 2008 and 2007 and a $226 decrease between 2006 and 2007; 2) there were no loans held for sale at December 31, 2007 and 2005 and $236 at 2008; 3) gains on the sale of investments, was $(1,112) at December 31, 2008, $77 at December 31, 2007 and $18 in 2008; 4) amortization on securities was $77 in 2008 compared to $199 in 2007 and $506 in 2006; 5) loss on the sale of other real estate totaled $47 in 2006, $1 in 2007 and a gain of $43 in 2008; 6) the purchase of an additional $128 of insurance contracts on the lives of participants in the supplemental post retirement benefit plan in 2006 and none in 2008 or 2007; 7) the increase in liabilities is due to $585 accrual for post retirement cost of insurance for split-dollar life insurance as coverage. Refer to the Consolidated Statements of Cash Flows for a summary of the sources and uses of cash for 2008, 2007 and 2006. The following table details the cash flows from operating activities.

	December 31,
	2008	2007	2006	2005	2004
Net income	$2,353	$4,350	$4,576	$4,334	$4,843
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and accretion	758	775	991	1,469	2,176
Provision for loan loss	1,785	40	225	545	415
Investment securities losses (gains)	1,112	(77)	(18)	(308)	(1,052)
Other real estate (gains) losses	(43)	1	47	3	171
Impact of loans held for sale	(236)	109	(109)		103
Changes in:
Securities to settle and securities sold to settle				(1,270)	1,270
Purchase of insurance contracts			(128)		(500)
Other assets and liabilities	(432)	(189)	(502)	(498)	(44)

Net cash flows from operating activities	$5,297	$5,009	$5,082	$4,275	$7,382

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The Corporation has various obligations, including contractual obligations and commitments that may require future cash payments.

Contractual Obligations: The following table presents, as of December 31, 2008, significant fixed and determinable contractual obligations to third

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

		Contractual Obligations
		as of December 31, 2008
		Payments Due in
		One	One	Three
		Year	to	to	Over
	See	or	Three	Five	Five
	Note	Less	Years	Years	Years	Total
Non-interest bearing deposits		$58,635	$	$	$	$58,635
Interest bearing deposits(a)	6	145,047				145,047
Average Rate(b)		1.35%				1.35%
Certificates of deposit(a)	6	101,639	40,045	24,130	10,457	176,271
Average Rate(b)		3.15%	3.18%	4.66%	4.43%	3.43%
Federal funds purchased and security repurchase agreements(a)	7	4,743				4,743
Average Rate(b)		0.31%				0.31%
U.S. Treasury interest-bearing demand note(a)	7	905				905
Average Rate(b)		0.0%				0.0%
Federal Home Loan Bank advances(a)	7	6,000	24,000	4,000	28,500	62,500
Average Rate(b)		5.30%	5.24%	3.49%	3.96%	4.55%
Subordinated debt	8				5,155	5,155
Average Rate(b)					3.45%	3.45%
Operating leases	10	134	234	112	258	738

(a)	Excludes present and future accrued interest.

(b)	Variable rate obligations reflect interest rates in effect at December 31, 2008.

The Corporation’s operating lease obligations represent short and long-term lease and rental payments for the subsidiary bank’s branch facilities.

The Corporation also has obligations under its supplemental retirement plans as described in Note 10 to the consolidated financial statements. The postretirement benefit payments represent actuarially determined future benefit payments to eligible plan participants. The Corporation does not have any commitments or obligations to the defined contribution retirement plan (401(k) plan) at December 31, 2008 due to the funded status of the plan. (See further discussion in Note 10.)

Commitments: The following table details the amounts and expected maturities of significant commitments as of December 31, 2008. (Further discussion of these commitments is included in Note 9 to the consolidated financial statements.)

	Expected Maturities of Commitments
	as of December 31, 2008
	One	One	Three
	Year	to	to	Over
	or	Three	Five	Five
	Less	Years	Years	Years	Total
Commitments to extend credit:
Commercial	$4,511	$41	$1	$18,687	$23,240
Residential real estate	88			554	642
Revolving home equity	12,512				12,512
Overdraft protection	11,536				11,536
Other	606				606
Standby letters of credit	850				850

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

The following graph, which is not “risk-adjusted,” depicts Tier 1 capital as a percentage of total average assets over the past several years. This measure of capital adequacy is known as the “leverage ratio.” The ratio which was 10.99% in 2007 declined slightly to 10.58% in 2008, but remains well above regulatory minimums.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required banking regulatory agencies to revise risk-based capital standards to ensure that they take adequate account of interest rate risk. Accordingly, regulators subjectively consider an institution’s exposure to declines in the economic value of its capital, due to changes in interest rates, in evaluating capital adequacy.

The following table illustrates the Company’s risk-weighted capital ratios at December 31, 2008 and 2007. Banks are required to maintain a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets. The Tier 1 capital ratio must be at least 4%. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. As the table indicates, the Company maintains both Tier 1 and total risk-based capital well in excess of the required regulatory minimum ratios.

	Risk-Based Capital
	December 31,	December 31,
	2008	2007
Tier 1 Capital	$52,045	$53,820
Tier 2 Capital	2,476	1,635

QUALIFYING CAPITAL	$54,521	$55,455

Risk-Adjusted Total Assets(*)	$317,861	$289,081

Tier 1 Risk- Based Capital Ratio	16.37%	18.62%
Total Risk- Based Capital Ratio	17.15%	19.18%
Total Leverage Capital Ratio	10.58%	10.99%

(*) Includes off-balance sheet exposures

In management’s opinion, as supported by the data in the following table, the Company met all capital adequacy requirements to which it was subject as of December 31, 2008 and December 31, 2007. As of

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

those dates, the Company was “well capitalized”under regulatory prompt corrective action provisions.

	Actual Regulatory Capital Ratios as of:		Regulatory Capital Ratio requirements to be:
	Dec. 31,	Dec. 31,	Well	Adequately
	2008	2007	Capitalized	Capitalized
Total risk-based capital to risk-weighted assets	17.15%	19.18%	10.00%	8.00%
Tier I capital to risk-weighted assets	16.37%	18.62%	6.00%	4.00%
Tier I capital to average assets	10.58%	10.99%	5.00%	4.00%

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

REGULATORY MATTERS

On March 13, 2000, the Board of Governors of the Federal Reserve System approved the Company’s application to become a financial holding company. As a financial holding company, the Company may engage in activities that are financial in nature or incidental to a financial activity, as authorized by the Gramm-Leach-Bliley Act of 1999 (The Financial Services Reform Act). Under the Financial Services Reform Act, the Company may continue to claim the benefits of financial holding company status as long as each depository institution that it controls remains well capitalized and well managed. The Company is required to provide notice to the Board of Governors of the Federal Reserve System when it becomes aware that any depository institution controlled by the Company ceases to be well capitalized or well managed. Furthermore, current regulation specifies that prior to initiating or engaging in any new activities that are authorized for financial holding companies, the Company’s insured depository institutions must be rated “satisfactory” or better under the Community Reinvestment Act (CRA). As of December 31, 2008, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and well managed, in management’s opinion.

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

Run off rate assumptions are obtained from a service that provides forecasted prepayment speeds based on the median forecast of eleven dealer firms for various mortgage types. Repricing characteristics are based upon actual information obtained from the Bank’s information system data and other related programs. Actual results may differ from simulated results not only due to the timing, magnitude and frequency of interest rate changes, but also due to changes in general economic conditions, changes in customer preferences and behavior, and changes in strategies by both existing and potential competitors.

The following table shows the Company’s current estimate of interest rate sensitivity based on the composition of its balance sheet at December 31, 2008. For purposes of this analysis, short term interest rates as measured by the federal funds rate and the prime lending rate are assumed to increase (decrease) gradually over the next twelve months reaching a level 300 basis points higher (lower) than the rates in effect at December 31, 2008. Under both the rising rate scenario and the falling rate scenario, the yield curve is assumed to exhibit a parallel shift.

During 2008, the Federal Reserve decreased its target rate for overnight federal funds by 425 basis points. At year end December 31, 2008, the difference between the yield on the ten-year Treasury and the three-month Treasury had increased to a positive 214 from the positive 68 basis points that existed at December 31, 2007, indicating that the yield curve had become more steeply upward sloping. At December 31, 2008, rates peaked at the 20-year point on the Treasury yield curve. The yield curve remains positively sloping as interest rates continue to increase with a lengthening of maturities, with rates peaking at the long-end of the Treasury yield curve.

The base case against which interest rate sensitivity is measured assumes no change in short term rates. The base case also assumes no growth in assets and liabilities and no change in asset or liability mix. Under these simulated conditions, the base case projects net interest income of $15,464 for the year ending December 31, 2008.

Simulated Net Interest Income Sensitivity
For the Twelve Months Ending December 31, 2009
	Net Interest
Change in Interest Rates	Income	$ Change	% Change
Graduated increase of +300 basis points	$15,380	$(84)	(0.5%)
Short term rates unchanged (base case)	15,464
Graduated decrease of –300 basis points	15,333	(131)	(0.8%)

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

INFORMATION AS TO STOCK PRICES AND DIVIDENDS OF CORTLAND BANCORP

OTHER INFORMATION

The Company files quarterly reports, (Forms 10-Q), an annual report (Form 10-K), current reports on Form 8-K and proxy statements, as well as any amendments to those reports with the Securities and Exchange Commission (SEC) pursuant to section 13(a) or (15)d of the Exchange Act. In 2009, the quarterly reports will be filed within 40 days of the end of each quarter, while the annual report is filed within 75 days of the end of the year. Any individual requesting copies of such reports may obtain these free of charge, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC by visiting our web site at www.cortland-banks.com or by writing to:

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

The Company’s stock trades on the NASDAQ OTC market under the symbol CLDB. The following brokerage firms are known to be relatively active in trading the Company’s stock:

Community Banc Investments, Inc.
26 East Main Street
New Concord, Ohio 43762
Telephone: 1-800-224-1013

Ferris Baker Watts, Incorporated
655 Metro Place South
Metro Center V, Suite 330
Dublin Ohio 43017
Telephone: 1-866-313-4803

Hill Thompson Magid and Co., Inc.
15 Exchange Place Suite 800
Jersey City, New Jersey 07302
Telephone: 1-201-434-6900

Smith Barney Citigroup, Inc.
5048 Belmont Ave.
Youngstown, Ohio 44505
Telephone: 1-800-535-0017

UBS Financial Services
3701 Boardman Canfield Rd
P.O. Box 100
Canfield, Ohio 44406
Telephone: 330-533-7191

The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data provided by brokers based on limited trading. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 1% stock dividend paid as of January 1, 2009 and January 1, 2008 and the 2% stock dividend paid as of January 1, 2007 and the 1% stock dividend declared March 9, 2009. The Company currently has approximately 1,641 shareholders of record.

HIGH OR LOW TRADING PRICE PER QUARTER
			Cash
	Price Per Share		Dividends
	High	Low	Per Share

2008
Fourth Quarter	$12.73	$8.56	$0.22
Third Quarter	13.97	11.77	0.21
Second Quarter	15.93	12.11	0.22
First Quarter	13.24	10.78	0.21

2007
Fourth Quarter	$16.01	$10.98	$0.22
Third Quarter	17.42	14.66	0.21
Second Quarter	18.69	17.04	0.21
First Quarter	18.44	16.50	0.21

2006
Fourth Quarter	$17.72	$15.28	$0.21
Third Quarter	17.36	15.28	0.21
Second Quarter	17.84	16.84	0.21
First Quarter	18.79	17.14	0.21

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

TIMOTHY CARNEY
Senior Vice President
Chief Operations Officer

DANNY L. WHITE
Senior Vice President
Chief Lending Officer

STEPHEN A. TELEGO
Senior Vice President
Director of Human Resources

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

JAMES HUGHES
Assistant Vice President

SHIRLEY A. WADE
Assistant Vice President

MICHELE LEE
Assistant Vice President

MICHAEL ANNICHINE
Assistant Vice President

CARRIE CMIL
Assistant Vice President

PEGGY BAILEY
Assistant Vice President

HEATHER J. BOWSER
Assistant Secretary-Treasurer

KAREN MILLER
Assistant Secretary

CORTLAND BANKS OFFICES AND LOCATIONS

Fourteen Offices Serving Five Counties

BOARDMAN
Victor Hills Plaza
6538 South Avenue
Boardman, Ohio 44512
330-629-9151

BRISTOL
6090 State Route 45
Bristolville, Ohio 44402
330-889-3062

BROOKFIELD
7202 Warren-Sharon Road
Brookfield, Ohio 44403
330-448-6814

CORTLAND
194 West Main Street
Cortland, Ohio 44410
330-637-8040

HUBBARD
890 West Liberty Street
Hubbard, Ohio 44425
330-534-2265

MANTUA
11661 State Route 44
Mantua, Ohio 44255
330-274-3111

MIDDLEFIELD
15561 West High Street
Middlefield, OH 44062
440-632-0099

NILES PARK PLAZA
815 Youngstown-Warren Road
Suite 1
Niles, Ohio 44446
330-652-8700

NORTH BLOOMFIELD
8837 State Route 45
North Bloomfield, Ohio 44450
440-685-4731

NORTH LIMA
9001 Market Street
North Lima, Ohio 4445
330-758-5884

VIENNA
4434 Warren-Sharon Road
Vienna, Ohio 44473
330-394-1438

WARREN
2935 Elm Road
Warren, Ohio 44483
330-372-1520

WILLIAMSFIELD
5917 U.S. Route 322
Williamsfield, Ohio 44093
440-293-7502

WINDHAM
8950 Maple Grove Road
Windham, Ohio 44288
330-326-2340

Member
Federal Reserve System
and
Federal Deposit Insurance Corporation

Please visit us online at:
www.cortland-banks.com
or please e-mail us at:
cbinfo@cortland-banks.com