Form 10-K, Exhibit 13
period 2009-12-31
CORTLAND BANCORP INC
filed 2010-03-31
CIK 774569

Exhibit 13

CONTENTS
President’s Letter to Shareholders

2

Brief Description of the Business

4

Management’s Annual Report on
Internal Control Over Financial
Reporting

5

Reports of Independent
Registered Public Accounting Firms

6

Consolidated Balance Sheets

7

Consolidated Statements of Income

8

Consolidated Statements of
Shareholders’ Equity

9

Consolidated Statements of Cash
Flows

10

Notes to the Consolidated
Financial Statements

11

Selected Financial Data

43

Five Year Summary
Average Balance Sheet, Yields and Rates

44

Management’s Discussion and
Analysis

46

Information as to Stock Prices and Dividends of
Cortland Bancorp

81

Cortland Bancorp
Directors and Officers

82

Cortland Savings & Banking
Directors and Officers

83

Offices and Locations

84

PRESIDENT’S LETTER TO SHAREHOLDERS
To Our Shareholders:

2009 was a year of challenge and change for our Company. The most notable challenges to our operations and to the quality of earnings arose from external factors. External factors relate primarily to the environment in which our business operates, and pertain to conditions that are substantially beyond our control. First, the Federal Deposit Insurance Corporation (FDIC) dramatically raised assessment charges that banks must pay to fund the FDIC, which has been hard hit by the more than 160 bank failures throughout the country in 2008 and 2009. The additional assessments resulted in a charge to our Company’s expense of $962 thousand, an increase of more than $900 thousand from FDIC assessment expense totals recorded in each of the previous two years.

Developments in the credit markets also had a material impact on earnings for 2009. Specifically, as the credit crisis developed which began with deteriorating performance of securities exposed to subprime residential mortgages, investors became less willing to buy a range of structured credit products. The result was a massive spread-widening across a range of credit instruments including the Collateralized Debt Obligation (CDO) issues held by Cortland Banks. As the market for CDO’s effectively disappeared, valuation of the credit instruments in accordance with “Fair Value Measurement and Disclosures” accounting became more challenging. The Company, which previously relied on quoted prices available in the open market, had to change valuation techniques for these CDO instruments and had to estimate fair value based on a discounted cash flow methodology using appropriately adjusted discount rates reflecting nonperforming and liquidity risks. As a result, the Company recorded quarterly impairment charges for each of the first three quarterly periods and by year end had recorded pre-tax impairment losses of $14.5 million on these CDO issues for the year.

Soon after reporting the first quarter results of operation, which included the initial impairment charge on the CDO issues, we revised our annual earnings forecast, based on our assessment that additional impairment would most likely be recognized on the CDO issues over the remainder of the year and to provide for additional special assessment expenses (as were being considered by the FDIC at the time). As we reviewed the revised earnings forecast, we took note of the projected earnings erosion and the estimated impact to capital and to the capital adequacy ratios. Fueled by a regulatory directive to take actions necessary to manage capital within well capitalized regulatory guidelines, we began to initiate important measures as part of an overall plan of corrective action.

By mid-year, we had completed a focused review of banking operations and had completed the initial draft of a three year Strategic Plan, the mission of which is simply stated to be, “to restore the Company to a position of strength and profitability”. In addition to specific initiatives aimed at improving efficiencies and generating additional profits, a detailed Investment Plan was prepared to improve the risk exposures within the Company’s investment portfolio as was a Capital Plan outlining initiatives to maintain a satisfactory capital position.

With the newly adopted Strategic Plan, Investment Plan and Capital Plan ( the “plans” ) in place, plan initiatives were transforming into plan results. Earnings forecast updates and regulatory capital calculations were starting to reflect moderate improvement and with each passing day, we became increasingly optimistic that, perhaps the worst was behind us.

Our optimism was briefly suppressed when then President and Chief Executive Officer Lawrence Fantauzzi announced that, effective October 2, 2009 he was retiring as an Officer and Director of the Company and The Bank. The Board of Directors acted quickly to fill the vacancy left by Mr. Fantauzzi, appointing retired President Rodger Platt as interim president, while elevating the Company’s Chief Financial Officer and Chief Operating Officer into expanded leadership positions with emphasis on carrying out additional organization restructuring plans and providing oversight to the recently enacted Strategic Plan, Investment Plan and Capital Plan.

The Board of Directors serving as a search committee, soon undertook steps to hire a new President and Chief Executive Officer. Search efforts were completed by the end of October and on November 2, 2009, the Company’s new leadership was named.

With the announcement of a new President and a new Executive Vice President, Rodger Platt completed his term as interim President. Sadly, only a few months removed from his most recent term as interim President, Rodger unexpectedly passed away.

Rodger left us, sooner than anyone expected — but in his final days leading the Company he was optimistic that this “old girl”, as he often referred to the bank, was poised to return to profitability, again emerging as a safe and sound community financial institution.

As the new Company President, I too am optimistic about our Company’s future, and in this, my initial address to the Shareholders, I share with you some insight on the financial stability of our Company and on our leadership team which I am excited to be a part of.

ASSET QUALITY — LOANS

Regionally, the housing market continues to be negatively impacted by high levels of bankruptcy filings and home foreclosures, while unemployment levels remain in the double digits. Despite the market conditions, to date, the Company’s loan portfolio has not experienced any notable deterioration in credit quality. The balance of impaired loans was $1.3 million at December 31, 2009 as compared to $1.0 million at December 31, 2008, and are primarily comprised of collateral-dependent commercial loans. The ratio of non-accrual loans to total loans, which was 0.35% and 0.50% at year end 2008 and 2009 respectively are substantially lower than the 1.83% and 2.91% for banks within our peer group for the same year end periods. Loan charge offs, net of recoveries, decreased from $936,000 in 2008 to $460,000 for 2009. The ratio of net charge offs to loans, over the annual period, improved from 0.38% during 2008 to 0.19% during 2009. For the year ended December 31, 2009, provisions for loan loss were $427,000 as compared to loan loss provisions of $1,785,000 for 2008. The allowance for loan loss to total loan ratio was 0.98% at year end 2009 and 1.0% at year end 2008, remaining relatively unchanged. During this same period, the allowance for loan loss to total loan ratio for banks within our peer group increased from 1.43% to 1.82%.

We attribute our strong loan quality to fundamentally sound risk management practices, comprehensive credit underwriting practices and a philosophy of lending on the basis of quality versus quantity. As we continue to look for opportunities to grow our loan portfolio and to lend to consumers and businesses in our community, we will do so with a continued focus on credit quality.

CAPITAL

As a result of the decline in the quality of the trust preferred CDO securities, the Company is required to maintain higher levels of regulatory risk based capital for these securities due to the greater perceived risk of default by the underlying bank and insurance company issuers. Specifically, regulatory guidance requires the Company to apply a higher “risk weighting formula” for these securities to calculate its regulatory capital ratios. Despite these stringent capital rules and the impairment expense recognized through year end, the Company remains well capitalized under all regulatory risk based capital measures.

At December 31, 2009, the Company’s Tier 1 leverage ratio was 9.09%, while the Tier 1 risk-based capital ratio and total risk based capital ratios were 12.54% and 13.22% respectively. The “well capitalized” regulatory thresholds are 5.0% (leverage capital), 6.0% (Tier 1 capital) and 10.0% (total risk-based capital). In monetary measures, the Company’s total risk-based capital exceeds the required threshold by more than $11.0 million.

As regulatory bodies stress to us and to banks across the country the need to strengthen capital in order to raise their resilience to current economic and financial stress, our Company looks to improve the level of core earnings and bolster capital. Until that time, cash and stock dividends will remain suspended. The Board, however, remains firmly committed to the principle that dividends are an essential means of returning value to shareholders, and as such will be poised to reinstitute dividends as soon as reasonably practical.

EFFICIENCY

The efficiency ratio, a ratio that is typically applied to banks, is defined as expenses as a percentage of revenue. At December 31, 2009 the efficiency ratio for the Company’s operating subsidiary measured 75.10% while the five year average efficiency ratio measures approximately 66.4%. Based on peer performance analysis, an efficiency ratio below 70% is characteristic of a moderate to strong performing institution.

FDIC premium assessments, which as noted, increased by more than $900,000 from the previous year end, resulted in higher expenses and a slightly higher efficiency ratio than in previous years. The efficiency ratio however remains in line with the average efficiency ratio of banks within the defined peer group reported in our uniform bank performance report, measuring 70.90% at December 31, 2009 and an average of 63.90% over the five year period 2005-2009.

Although FDIC premiums are expected to increase to as much as $1.1 million for 2010, the Company expects that this increase will be offset by anticipated expense reductions in other areas resulting in an efficiency ratio comparable to that recorded in 2009, thus maintaining an efficiency ratio characteristic for a moderate to strong performing institution.

CORE EARNINGS

Core earnings, which exclude the other-than-temporary impairment charges and other non-recurring items such as the FDIC special assessment paid in 2009, were $3.463 million as compared to $3.179 million in 2008.

Core earnings, in fact, have exceeded $3.0 million in each of the last five years representing a return on average assets of 0.8% over this period of time. Specific initiatives involving repayment of borrowed funds, improved staff efficiencies, and restructuring of the management leadership team are being carried out under the Strategic Plan to reduce interest expenses, provide additional net interest margin, improve operational efficiencies and generate additional core profits.

Since there is a continued risk that future valuations of the individual trust preferred securities could result in recognition of additional impairment charges, our efforts to improve core earnings will help to ensure that the Company can overcome additional impairment recognition charges if necessary, while providing sufficient returns from core operations to build capital reserves and maintain appropriate “well capitalized” risk based capital ratios.

As we start the 2010 calendar year, our Board realizes upcoming challenges are great. None-the-less, we see a Company that is fundamentally sound and which has great opportunity to return to profitability. A transformation of our management team, which began with the announcement of a new President and new Executive Vice President, was completed recently with the appointment of a new Chief Financial Officer and new Chief Lending Officer. The newest additions to the management team bring considerable financial, lending and risk management experience. In addition, the Company has hired a new risk officer who will oversee key aspects of the risk management function. I can assure you that this management team with guidance from an active, engaged and committed board is poised to lead our company through one of the more challenging periods in the Company’s history and return Cortland Banks to prosperity and profitability.

I conclude this address to the shareholders, by asking you to join our Board of Directors, management and employees in recognizing the contributions of our outgoing director and board chairman, K. Ray Mahan. Ray has served as a director of our Company for 34 years and has been instrumental in providing direction and leadership to all of us at the Company. His commitment to maintaining Cortland Banks as an independent community bank is greatly appreciated. Ray, we thank you. Finally, I want to express my appreciation to you, our Shareholders, for the support you have provided to us as we managed through one of the more difficult times in our 117 year history, and ask for your continued support and loyalty in 2010.

Jim Gasior
President and Chief Executive Officer

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

The Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). As of December 31, 2009, the Company’s bank subsidiary was rated “satisfactory” for CRA purposes, and remained well capitalized and, in management’s opinion, well managed. Cortland Bancorp owns no property. Operations are conducted at 194 West Main Street, Cortland, Ohio.

The Company has been, until recently, entitled to engage in the expanded range of activities in which a financial holding company, as defined in Federal Reserve Board rules, may engage. However, the Company had not taken advantage of that expanded authority and has elected to rescind its financial holding company status. The Company is now entitled to engage in the activities deemed permissible to a bank holding company, as defined by Federal Reserve Board rules and the applicable laws of the United States.

The business of the Company and the Bank is not seasonal to any significant extent and is not dependent on any single customer or group of customers. The Company operates as a single line of business.

NEW RESOURCES LEASING COMPANY

New Resources Leasing Company was formed in December 1988 as a separate entity to handle the function of commercial and consumer leasing. The wholly owned subsidiary has been inactive since incorporation.

THE CORTLAND SAVINGS
AND BANKING COMPANY

The Cortland Savings and Banking Company is a full service state chartered bank engaged in commercial and retail banking. The Bank’s services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, night depository, automated teller services, safe deposit boxes and other miscellaneous services normally offered by commercial banks. Cortland Banks also offers a variety of Internet Banking products.

Business is conducted at a total of fourteen offices, eight of which are located in Trumbull County, Ohio. Two offices are located in the communities of Windham and Mantua, in Portage County, Ohio. One office is located in the community of Williamsfield, Ashtabula County, Ohio; two are located in the communities of Boardman and North Lima in Mahoning County, Ohio and one in Middlefield which is in Geauga County, Ohio.

Cortland Bank’s main office (as described in its charter) is located at 194 West Main Street, Cortland, Ohio. Administrative offices are located at the main office. The Hubbard, Niles Park Plaza, Victor Hills and Middlefield offices are leased, while all of the other offices are owned by Cortland Banks.

The Bank, as a state chartered banking organization and member of the Federal Reserve System, is subject to periodic examination and regulation by both the Federal Reserve Bank of Cleveland and the State of Ohio Division of Financial Institutions. These examinations, which include such areas as capital, liquidity, asset quality, management practices and other aspects of the Bank’s operations, are primarily for the protection of the Bank’s depositors. In addition to these regular examinations, the Bank must furnish periodic reports to regulatory authorities containing a full and accurate statement of its affairs. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank along with the Company elected to participate in the FDIC’s Temporary Liquidity Guarantee Program (TLG Program). The TLG Program consists of two components: a temporary guarantee of newly issued senior unsecured debt (the Debt Guarantee Program) and a temporary unlimited guarantee of funds in non-interest bearing transaction accounts (the Transaction Guarantee Program). The TLG Program, announced by the FDIC on October 14, 2008, is intended to strengthen confidence and facilitate liquidity in the banking system. The Debt Guarantee Program expired on October 31, 2009.

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

EMPLOYEES

As of December 31, 2009, the Company through Cortland Banks, employed 137 full-time and 25 part-time employees. The Company provides its employees with a full range of benefit plans, and considers its relations with its employees to be satisfactory.

MANAGEMENT’S ANNUAL REPORT ON INTERNAL
CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a significant deficiency (as defined in Public Company Accounting Oversight Board Auditing Standard No. 2), or a combination of significant deficiencies, that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by management or employees in the normal course of performing their assigned functions.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on this assessment, management believes that, as of December 31, 2009, the Company’s internal control over financial reporting was effective.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

James M. Gasior President and Chief Executive Officer Cortland, Ohio March 29, 2010	David J. Lucido Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Cortland Bancorp

We have audited the consolidated balance sheets of Cortland Bancorp (the “Company”) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Cortland Bancorp and subsidiaries for the year ended December 31, 2007, were audited by other auditors whose report, dated February 29, 2008, expressed an unqualified opinion on those statements.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cortland Bancorp and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2008, the Company adopted Emerging Issues Task Force No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements. This guidance was subsequently codified into Financial Accounting Standards Board ASC Topic 715-60, Compensation — Retirement Benefits.

We were not engaged to examine management’s assertion about the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting and, accordingly, we do not express an opinion thereon.

S.R. Snodgrass A.C.

Wexford, Pennsylvania
March 29, 2010

REPORT OF PACKER THOMAS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors
Cortland Bancorp

We have audited the accompanying consolidated statements of income, shareholders’ equity and cash flows for the year ended December 31, 2007. These consolidated financial statement are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects of their operations for the year ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

PACKER THOMAS

Youngstown, Ohio
February 29, 2008

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2009 and 2008

(Amounts in thousands except per share data)

	2009	2008

ASSETS
Cash and due from banks	$8,212	$8,394
Interest-bearing deposits	36,611	18,449

Total cash and cash equivalents	44,823	26,843

Investment securities available for sale (Note 2)	141,273	121,348
Investment securities held to maturity (estimated fair value of $31,490 in 2009 and $71,210 in 2008) (Note 2)	30,651	70,406
Total loans (Note 3)	248,248	246,017
Less allowance for loan losses (Note 4)	(2,437)	(2,470)

Net loans	245,811	243,547

Premises and equipment (Note 5)	7,127	7,571
Bank owned life insurance	13,211	12,748
Other assets	14,403	10,902

Total assets	$497,299	$493,365

LIABILITIES
Noninterest-bearing deposits	$60,173	$58,635
Interest-bearing deposits (Note 6)	327,322	321,318

Total deposits	387,495	379,953

Federal Home Loan Bank advances (Note 7)	56,500	62,500
Other short term borrowings	6,866	5,648
Subordinated debt (Note 8)	5,155	5,155
Other liabilities	4,375	4,081

Total liabilities	460,391	457,337

Commitments and contingent liabilities (Notes 9 and 17)

SHAREHOLDERS’ EQUITY
Common stock - $5.00 stated value - authorized 20,000,000 shares; issued 4,728,267 shares in 2009 and 2008; outstanding shares, 4,525,551 in 2009 and 4,497,467 in 2008 (Note 1)	23,641	23,641
Additional paid-in capital (Note 1)	20,850	21,078
Retained earnings	142	6,480
Accumulated other comprehensive loss (Note 1)	(4,131)	(11,078)
Treasury stock, at cost, 202,716 shares in 2009 and 230,800 shares in 2008 (Note 18)	(3,594)	(4,093)

Total shareholders’ equity (Note 16)	36,908	36,028

Total liabilities and shareholders’ equity	$497,299	$493,365

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2009, 2008 and 2007

(Amounts in thousands except per share data)

	2009	2008	2007

Interest income
Interest and fees on loans	$15,147	$15,481	$15,784
Interest and dividends on investment securities:
Taxable interest	6,789	10,154	10,796
Nontaxable interest	1,356	1,530	1,811
Dividends	176	194	235
Other interest income	155	200	366

Total interest income	23,623	27,559	28,992

Interest expense
Deposits	6,294	8,816	10,456
Other short-term borrowings	9	105	272
FHLB advances	2,804	3,012	3,103
Subordinated debt	127	244	154

Total interest expense	9,234	12,177	13,985

Net interest income	14,389	15,382	15,007
Provision for loan losses (Note 4)	427	1,785	40

Net interest income after provision for loan losses	13,962	13,597	14,967

Other income
Fees for customer services	2,298	2,314	2,307
Investment securities gains - net	432	139	77
Impairment losses on investment securities:
Impairment losses on investment securities	(18,904)	(1,251)	—
Non credit-related losses on securities and not expected to be sold recognized in other comprehensive income before tax	4,402	—	—

Net impairment losses on investment securities	(14,502)	(1,251)	—
Gain on sale of loans - net	265	30	88
Other real estate gains (losses) - net	15	43	(1)
Earnings on bank owned life insurance	553	537	521
Other non-interest income	135	47	97

Total other income	(10,804)	1,859	3,089
Other expenses
Salaries and employee benefits	7,434	7,156	7,199
Net occupancy and equipment expense	1,849	1,957	1,871
State and local taxes	415	552	580
FDIC expense	962	51	42
Office supplies	357	368	396
Bank exam and audit expense	458	460	443
Marketing expense	195	345	256
Other operating expenses	1,978	1,926	1,808

Total other expenses	13,648	12,815	12,595

Income (loss) before federal income tax (benefit)	(10,490)	2,641	5,461
Federal income tax expense (benefit) (Note 11)	(4,155)	288	1,111

Net income (loss)	$(6,335)	$2,353	$4,350

Earnings (loss) per share, both basic and diluted (Note 1)	$(1.40)	$0.52	$0.95

Cash dividends declared per share	$—	$0.86	$0.85

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended December 31, 2009, 2008 and 2007
(Amounts in thousands except per share data)

				Accumulated		Total
		Additional		Other		Share-
	Common	Paid-In	Retained	Comprehensive	Treasury	holders
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity

Balance at December 31, 2006	$22,972	$20,835	$9,553	$(455)	$(2,313)	$50,592
Comprehensive Income:
Net income			4,350			4,350
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities, net of reclassification adjustment				361		361

Total comprehensive income						4,711
Common Stock Transactions:
Treasury shares reissued - 53,670 shares		(249)			1,195	946
Treasury shares purchased - 205,986 shares					(3,526)	(3,526)
Cash dividends declared ($0.85 per share)			(3,895)			(3,895)
1% stock dividend	228	390	(618)
Cash paid in lieu of fractional shares			(4)			(4)

Balance at December 31, 2007	23,200	20,976	9,386	(94)	(4,644)	48,824
Cumulative effect of adjustment from adoption of ASC Topic 715-60, Compensation-retirement benefits			(539)			(539)

Balance after cumulative effect of adjustment	23,200	20,976	8,847	(94)	(4,644)	48,285
Comprehensive loss:
Net income			2,353			2,353
Other comprehensive losses, net of tax (benefit)
Unrealized losses on available for sale securities, net of reclassification adjustment				(11,810)		(11,810)
Other comprehensive loss related to securities for which other than temporary impairment has been recognized in earnings net of tax benefit				826		826

Total comprehensive loss						(8,631)
Common Stock Transactions:
Treasury shares reissued - 71,562 shares		(300)			1,298	998
Treasury shares purchased - 51,817 shares					(747)	(747)
Cash dividends declared ($0.86 per share)			(3,874)			(3,874)
Stock dividends - Note 1	441	402	(843)
Cash paid in lieu of fractional shares			(3)			(3)

Balance at December 31, 2008	23,641	21,078	6,480	(11,078)	(4,093)	36,028
Comprehensive income:
Net loss			(6,335)			(6,335)
Other comprehensive income, net of tax:
Unrealized losses on available for sale securities, net of reclassification adjustment				(2,624)		(2,624)
Other comprehensive loss related to securities for which other than temporary impairment has been recognized in earnings net of tax benefit				9,571		9,571

Total comprehensive income						612
Common Stock Transactions:
Treasury shares reissued - 28,172 shares		(228)			500	272
Treasury shares purchased - 88 shares					(1)	(1)
Cash paid in lieu of fractional shares			(3)			(3)

Balance at December 31, 2009	$23,641	$20,850	$142	$(4,131)	$(3,594)	$36,908

COMPONENTS OF OTHER COMPREHENSIVE INCOME (LOSS)

	2009	2008	2007
Net unrealized holding gains (losses) on available-for-sale securities arising during the period, net of tax	$(2,339)	$(11,718)	$412
Reclassification adjustment for net gains realized in net income, net of tax	(285)	(92)	(51)
Reclassification adjustment for other than temporary impairment losses on debt securities, net of tax	9,571	826

Net unrealized gains (losses) on available- for-sale securities, net of tax	$6,947	$(10,984)	$361

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2009, 2008 and 2007

(Amounts in thousands)

	2009	2008	2007

Cash flows from operating activities
Net income (loss)	$(6,335)	$2,353	$4,350
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation, amortization and accretion	808	758	775
Provision for loan loss	427	1,785	40
Deferred tax expense (benefit)	(5,016)	(507)	189
Investment securities gains	(432)	(139)	(77)
Impairment losses	14,502	1,251
Gains on sales of loans	(265)	(30)	(88)
Loss on the sale or disposal of fixed assets		68	4
Other real estate (gains) losses	(15)	(43)	1
Loans originated for sale	(15,054)	(2,277)	(6,199)
Proceeds from sale of loans originated for sale	15,555	2,071	6,396
Earnings on bank owned life insurance	(553)	(537)	(521)
Changes in:
Interest and fees receivable	525	461	(59)
Interest payable	(246)	(313)	174
Prepaid FDIC assessment	(2,915)
Other assets and liabilities	834	396	24

Net cash flows from operating activities	1,820	5,297	5,009

Cash flows from investing activities
Purchases of securities available for sale	(49,422)	(30,518)	(13,502)
Purchases of securities held to maturity	(2,040)	(11,908)	(36,283)
Proceeds from sales of securities available for sale	3,734
Proceeds from call, maturity and principal payments on securities	63,872	71,463	44,692
Net increase in loans made to customers	(3,277)	(24,615)	(18,922)
Proceeds from disposition of other real estate	487	523	34
Purchases of premises and equipment	(222)	(2,114)	(2,006)

Net cash flows from investing activities	13,132	2,831	(25,987)

Cash flows from financing activities
Net increase in deposit accounts	7,542	15,165	8,970
Proceeds from Federal Home Loan Bank advances		10,000	29,500
Pay down of Federal Home Loan Bank advances	(6,000)	(11,500)	(20,500)
Net increase (decrease) in other short term borrowings	1,218	(765)	(602)
Proceeds from subordinated debt issuance			5,155
Dividends paid	(3)	(3,877)	(3,899)
Purchases of treasury stock	(1)	(747)	(3,526)
Treasury shares reissued	272	998	946

Net cash flows from financing activities	3,028	9,274	16,044

Net change in cash and cash equivalents	17,980	17,402	(4,934)

Cash and cash equivalents
Beginning of year	26,843	9,441	14,375

End of year	$44,823	$26,843	$9,441

Supplemental disclosures:
Cash paid during the period for:
Income taxes	$810	$910	$950
Interest	$9,475	$12,490	$13,810
Transfer of loans to OREO	$350	$1,007	$282

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Cortland Bancorp, and its bank subsidiary, Cortland Savings and Banking Company, reflect banking industry practices and conform to U.S. generally accepted accounting principles. A summary of the significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements is set forth below.

The Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 105 Generally Accepted Accounting Principles became effective on July 1, 2009. At that date, the ASC became FASB’s officially recognized source of authoritative U.S. generally accepted accounting principles (GAAP) applicable to all public and non-public non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF) and related literature. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The conversion to the ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

Principles of Consolidation: The consolidated financial statements include the accounts of Cortland Bancorp (the Company) and its wholly-owned subsidiaries, Cortland Savings and Banking Company (the Bank) and New Resources Leasing Co. All significant intercompany balances and transactions have been eliminated.

Industry Segment Information: The Company and its subsidiaries operate in the domestic banking industry which accounts for substantially all of the Company’s assets, revenues and operating income. The Company, through its subsidiary bank, grants residential, consumer, and commercial loans and offers a variety of saving plans to customers located primarily in the Northeastern Ohio and Western Pennsylvania area. ASC Topic 280 Segment Reporting requires that an enterprise report selected information about operating segments in its financial reports issued to its shareholders. Based on the analysis performed by the Company, management has determined that the Company only has one operating segment, which is commercial banking. The chief operating decision-makers use consolidated results to make operating and strategic decisions, and therefore, are not required to disclose any additional segment information.

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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

effects. Realized gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method. Interest on securities is accrued and credited to operations based on the principal balance outstanding, adjusted for amortization of premiums and accretion of discounts.

Unrealized losses on investments have not been recognized into income. Management has considered whether the present value of cash flow expected to be collected are less than the security’s amortized cost basis (the difference defined as the credit loss), the magnitude and duration of the decline, the reasons underlying the decline and the Company’s intent to sell the security or whether it is more likely than not that the Company would be required to sell the security before its anticipated recovery in market value, to determine whether the loss in value is other-than-temporary.

Other-than-Temporary Investment Security Impairment (OTTI): Securities are evaluated periodically to determine whether a decline in value is other-than-temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospect for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other-than-temporary, the credit related OTTI is recognized in earnings while the non-credit related OTTI on securities not expected to be sold is recognized in other comprehensive income (loss).

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

Loans Held for Sale: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. For the majority of loan sales, the Company concurrently sells the rights to service the related loans. In addition, the Company may periodically identify other loans which may be sold. These loans are classified as loans held for sale, and carried, in the aggregate, at the lower of cost or estimated fair value based on secondary market prices. To mitigate interest rate risk, the Company may obtain fixed commitments to sell such loans at the time loans are originated or identified as being held for sale. Such a commitment would be referred to as a derivative loan commitment if the loan that will result from exercise of the commitment will be held for sale upon funding. There were no loans held for sale at December 31, 2009 and $236,000 held for sale at December 31, 2008.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (ALLL) and Allowance for Losses on Lending Related Commitments: Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance consist of provisions for loan losses charged to expense and recoveries of previously charged-off loans. Reductions to the allowance result from the charge-off of loans deemed uncollectable by management. After a loan is charged-off, collection efforts continue and future recoveries may occur.

A loan is considered impaired when it appears probable that all principal and interest amounts will not be collected according to the loan contract. Impaired loans are generally classified as nonaccrual loans and therefore follow the income recognition policy for non-accrual loans. Allowances for loan losses on impaired loans are determined using the estimated future cash flows of the loan, discounted to their present value using the loan’s effective interest rate. Allowances for loan losses for impaired loans that are collateral dependent are generally determined based on the estimated fair value of the underlying collateral. Smaller balance homogeneous loans are evaluated for impairment in the aggregate. Such loans include one-to-four family residential, home equity and consumer loans. Commercial loans and commercial mortgage loans are evaluated individually for impairment if they are over $50,000 or in litigation.

Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated. Estimates of credit losses should reflect consideration of all significant factors that affect collectability of the portfolio. While historical loss experience provides a reasonable starting point, historical losses, or even recent trends in losses are not, by themselves, a sufficient basis to determine the appropriate level for the ALLL. Management will also consider any factors that are likely to cause estimated credit losses associated with the Bank’s current portfolio to differ from historical loss experience.

These factors include but are not limited to changes in lending policies and procedures, including underwriting standards and collection, charge-offs, and recovery practices; changes in economic trends; changes in the nature and volume of the portfolio; changes in the experience and ability of lending management and the depth of staff; changes in the trend, volume and severity of past-due and classified loans, and trends in the volume of non-accrual loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; levels and trends in classification; declining trends in performance; structure and lack of performance measures and migration between risk classifications.

Key risk factors and assumptions are dynamically updated to reflect actual experience and changing circumstances. While management may periodically allocate portions of the allowance for specific problem loans, the entire allowance is available for any charge-offs that occur.

Certain collateral dependent loans are evaluated individually for impairment, based on management’s best estimate of discounted cash repayments and the anticipated proceeds from liquidating collateral. The actual timing and amount of repayments and the ultimate realizable value of the collateral may differ from management’s estimates.

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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Intangible Asset: A core deposit intangible asset resulting from a branch acquisition is being amortized over a 15 year period. The intangible asset, net of accumulated amortization, was $24,000 and $61,000 at December 31, 2009 and 2008, respectively, and is included in other assets. The annual expense was $37,000 at December 31, 2009, 2008 and 2007. The estimated aggregate amortization expense for the next year is $24,000.

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

Endorsement Split-Dollar Life Insurance Arrangement: On January 1, 2008, the Company changed its accounting policy and recognized a cumulative-effect adjustment to retained earnings totaling $539,000 related to accounting for certain endorsement split-dollar life insurance arrangements. The liability is recognized for the death benefit promised under a split-dollar life insurance arrangement.

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
Years ended December 31, 2009, 2008 and 2007

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

Per Share Amounts: The Board of Directors declared a 1% common stock dividends payable as of January 1, 2009 and 2008. The board also declared a 1% stock dividend on March 9, 2009. The common stock dividend declared on March 9, 2009 resulted in the issuance of 44,508 shares and the common stock dividend issued on January 1, 2009 resulted in the issuance of 43,786 shares of common stock, which have been included in the 4,728,267 shares reported as issued at December 31, 2009 and December 31, 2008.

Basic and diluted earnings per common share are based on weighted average shares outstanding. Average shares outstanding and per share amounts have been restated to give retroactive effect to the 1% common stock dividend of January 1, 2009 and 2008 and March 9, 2009. Average shares outstanding and per share amounts similarly reflect the impact of the Company’s stock repurchase program.

The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

	Years Ended December 31,
	2009	2008	2007

Net income (loss) ($000 omitted)	$(6,335)	$2,353	$4,350
Weighted average common shares outstanding	4,525,516	4,492,237	4,583,921
Basic earnings (loss) per common share	$(1.40)	$0.52	$0.95
Diluted earnings (loss) per common share	$(1.40)	$0.52	$0.95

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

Reclassifications: Certain items in the financial statements for 2007 and 2008 have been reclassified to conform to the 2009 presentation.

Authoritative Accounting Guidance

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-01, Topic 105 — Generally Accepted Accounting Principles — FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles. The Codification is the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP). The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. The Company adopted this standard in 2009. The adoption of this standard did not have a material impact on the Company’s results of operations or financial position.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2006, the FASB issued an accounting standard related to fair value measurements, which was effective for the Company on January 1, 2008. This standard defined fair value, established a framework for measuring fair value, and expanded disclosure requirements about fair value measurements. On January 1, 2008, the Company adopted this accounting standard related to fair value measurements for the Company’s financial assets and financial liabilities. The Company deferred adoption of this accounting standard related to fair value measurements for the Company’s nonfinancial assets and nonfinancial liabilities, except for those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. The adoption of this accounting standard related to fair value measurements for the Company’s nonfinancial assets and nonfinancial liabilities did not have a material impact on the Company’s statements of income and condition. This accounting standard was subsequently codified into ASC Topic 820, Fair Value Measurements and Disclosures.

In April 2009, the FASB issued new guidance impacting ASC Topic 820, Fair Value Measurements and Disclosures. This ASC provides additional guidance in determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The adoption of this new guidance did not have a material effect on the Company’s results of operations or financial position.

In April 2009, the FASB issued new guidance impacting ASC 320-10, Investments — Debt and Equity Securities, which provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. This guidance is effective for interim and annual periods ending after June 15, 2009. The Company has presented the necessary disclosures in Note (2) herein.

In August 2009, the FASB issued ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value. This ASU provides amendments for fair value measurements of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques. ASU 2009-05 also clarifies that when estimating a fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance or fourth quarter 2009. The adoption of this guidance did not have a material effect on the Company’s results of operation or financial position.

In April 2009, the FASB issued new guidance impacting ASC 825-10-50, Financial Instruments, which relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. This guidance amended existing GAAP to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This guidance is effective for interim and annual periods ending after June 15, 2009. The Company has presented the necessary disclosures in Note (12) herein.

NOTE 2 - INVESTMENT SECURITIES

Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts, with such amortization or accretion included in interest income.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 2 - INVESTMENT SECURITIES (Continued)

Securities classified as available for sale are those that could be sold for liquidity, investment management, or similar reasons even though management has no present intentions to do so. Securities available for sale are carried at fair value. Changes in the unrealized gains and losses on available for sale securities are recorded net of tax effect as a component of comprehensive income (loss).

The following is a summary of investment securities:

(Amounts in thousands)

		Gross	Gross		Estimated
	Amortized	Unrealized	Unrealized		Fair
	Cost	Gains	Losses		Value

December 31, 2009
Investment securities available for sale
U.S. Government agencies and corporations	$20,465	$315		$227	$20,553
Obligations of states and political subdivisions	12,351	230		83	12,498
Mortgage-backed and related securities	89,613	2,729		280	92,062
Trust preferred pools/collateralized debt obligations	21,068			8,944	12,124
Corporate securities	287				287

Total debt securities	143,784	3,274		9,534	137,524
Regulatory stock	3,749				3,749

Total available for sale	$147,533	$3,274		$9,534	$141,273

Investment securities held to maturity
U.S. Treasury securities	$130	$11	$		$141
U.S. Government agencies and corporations	5,990	134			6,124
Obligations of states and political subdivisions	16,097	631		15	16,713
Mortgage-backed and related securities	8,434	326		248	8,512

Total held to maturity	$30,651	$1,102		$263	$31,490

December 31, 2008
Investment securities available for sale
U.S. Government agencies and corporations	$11,314	$561	$		$11,875
Obligations of states and political subdivisions	7,293	289		84	7,498
Mortgage-backed and related securities	80,073	2,067		162	81,978
Trust preferred pools/collateralized debt obligations	34,600	6		19,460	15,146
Corporate securities	1,102				1,102

Total debt securities	134,382	2,923		19,706	117,599
Regulatory stock	3,749				3,749

Total available for sale	$138,131	$2,923		$19,706	$121,348

Investment securities held to maturity
U.S. Treasury securities	$134	$18	$		$152
U.S. Government agencies and corporations	32,894	407		50	33,251
Obligations of states and political subdivisions	22,626	726		49	23,303
Mortgage-backed and related securities	14,752	265		513	14,504

Total held to maturity	$70,406	$1,416		$612	$71,210

At December 31, 2009 and 2008 regulatory stock consisted of $3,523,000 in Federal Home Loan Bank (FHLB) stock and $226,000 in Federal Reserve Bank (FED) stock. Each investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.

The FHLB of Cincinnati’s financial condition remained strong despite the economic recession and the FHLB of Cincinnati continued to fulfill its role as an important provider of reliable and attractively priced wholesale funding, with a competitive dividend paid to the Bank in each of the four quarters of 2009.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 2 - INVESTMENT SECURITIES (Continued)

The amortized cost and fair value of debt securities at December 31, 2009, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Amounts in thousands)

	December 31, 2009
	Amortized	Estimated
	Cost	Fair Value

Investment securities available for sale
Due in one year or less	$3,399	$3,442
Due after one year through five years	527	548
Due after five years through ten years	16,062	15,987
Due after ten years	34,183	25,485

Subtotal	54,171	45,462
Mortgage-backed securities	89,613	92,062

Total	$143,784	$137,524

Investment securities held to maturity
Due in one year or less	$2,309	$2,353
Due after one year through five years	722	763
Due after five years through ten years	6,703	6,863
Due after ten years	12,483	12,999

Subtotal	22,217	22,978
Mortgage-backed securities	8,434	8,512

Total	$30,651	$31,490

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:
(Amounts in thousands)

	2009	2008	2007

Proceeds	$31,518	$42,325	$9,991
Gross realized gains	432	139	77
Gross realized losses	—	—	—

Securities available for sale, carried at fair value, totaled $141,273,000 at December 31, 2009 and $121,348,000 at December 31, 2008 representing 82.2% and 63.3%, respectively, of all investment securities. These levels provide an adequate level of liquidity in management’s opinion.

Investment securities with a carrying value of approximately $87,678,000 at December 31, 2009 and $104,162,000 at December 31, 2008 were pledged to secure deposits and for other purposes.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 2 - INVESTMENT SECURITIES (Continued)

The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2009:

(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies and corporations	$11,111	$227	$	$	$11,111	$227
Obligations of states and political subdivisions	4,019	69	1,705	29	5,724	98
Mortgage-backed and related securities	32,696	272	2,130	256	34,826	528
Trust preferred pools/ collateralized debt obligations			11,932	8,944	11,932	8,944

	$47,826	$568	$15,767	$9,229	$63,593	$9,797

The above table represents 66 investment securities where the fair value is less than the related amortized cost.

The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2008:

(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies and corporations	$3,947	$50	$	$	$3,947	$50
Obligations of states and political subdivisions	2,906	105	370	28	3,276	133
Mortgage-backed and related securities	7,046	526	12,098	149	19,144	675
Trust preferred pools/ collateralized debt obligations	2,737	1,944	12,199	17,516	14,936	19,460

	$16,636	$2,625	$24,667	$17,693	$41,303	$20,318

The above table represents 135 investment securities where the current value is less than the related amortized cost.

The unrealized loss on Collateralized Debt Obligations (CDO’S) represents pools of trust preferred debt primarily issued by bank holding companies and insurance companies. The unrealized loss on these securities at December 31, 2009 was $8,944,000 as compared to a $19,460,000 loss at December 31, 2008.

The unrealized losses on the Company’s investment in U.S. Government agencies and corporations, obligations of states and political subdivisions, and mortgage-backed and related securities were caused by changes in market rates and related spreads, as well as reflecting current distressed conditions in the credit markets and the

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 2 - INVESTMENT SECURITIES (Continued)

market’s on-going reassessment of appropriate liquidity and risk premiums. It is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment because the decline in market value is attributable to changes in interest rates and relative spreads and not credit quality, and because the Company does not intend to sell those investments and it is not more likely than not that the Company will be required to sell the investments before recovery of its amortized cost basis less any current period credit loss. The Company does not consider those investments to be other-than-temporarily impaired at December 31, 2009.

During September 2008, the U.S. government placed mortgage finance companies Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC), under conservatorship, giving management control to their regulator, the Federal Housing Finance Agency, or FHFA, and providing both companies with access to credit from the U.S. Treasury. Debt obligations now provide an explicit guarantee of the full faith and credit of the United States government to existing and future debt holders of Fannie Mae and Freddie Mac limited to the period under which they are under conservatorship. The Company’s investment in FNMA and FHLMC is $2,013,000 and $5,992,000 respectively.

In response to the takeover, the Federal Deposit Insurance Corporation tentatively approved a rule, proposed by all four federal bank regulators, that eases capital requirements for federally insured depository institutions that hold FNMA and FHLMC corporate debt, subordinated debt, mortgage guarantees and derivatives.

Securities Deemed to be Other-Than-Temporarily Impaired

The Company reviews investment debt securities on an ongoing basis for the presence of other-than- temporary impairment (OTTI) with formal reviews performed quarterly. OTTI losses on individual investment securities were recognized during 2009 in accordance with FASB ASC Topic 320, Investments — Debt and Equity Securities. The purpose of this ASC was to provide greater clarity to investors about the credit and noncredit component of an other-than-temporary impairment event and to communicate more effectively when an other-than-temporary impairment event has occurred. This ASC amends the other-than-temporary impairment guidance in GAAP for debt securities and improves the presentation and disclosure of other-than-temporary impairment on investment securities and changes the calculation of the other-than-temporary impairment recognized in earnings in the financial statements. This ASC does not amend existing recognition and measurement guidance related to other-than-temporary impairment of equity securities.

For debt securities, ASC Topic 320 requires an entity to assess whether (a) it has the intent to sell the debt security, or (b) it is more likely than not that it will be required to sell the debt security before its anticipated recovery. If either of these conditions is met, an other-than-temporary impairment on the security must be recognized.

In instances in which a determination is made that a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) exists but the entity does not intend to sell the debt security and it is not more likely than not that the entity will be required to sell the debt security before the anticipated recovery of its remaining amortized cost basis (i.e., the amortized cost basis less any current-period credit loss), ASC Topic 320 changes the presentation and amount of the other-than-temporary impairment recognized in the income statement.

In these instances, the impairment is separated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total impairment

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 2 - INVESTMENT SECURITIES (Continued)

related to all other factors is recognized in other comprehensive income (loss). The total other-than-temporary impairment is presented in the income statement with an offset for the amount of the total other-than-temporary impairment that is recognized in other comprehensive income (loss). Previously, in all cases, if an impairment was determined to be other-than-temporary, an impairment loss was recognized in earnings in an amount equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date of the reporting period for which the assessment was made. The new presentation provides additional information about the amounts that the Company does not expect to collect related to a debt security.

Through the impairment assessment process, the Company determined that the investments discussed below were other-than-temporarily impaired at December 31, 2009. The Company recorded impairment credit losses in earnings on available-for-sale securities of $14,502,000 for the year ended December 31, 2009. The $4,402,000 non-credit portion of impairment recognized during the year ended December 31, 2009 was recorded in Other Comprehensive Income (loss). At December 31, 2008 the Company recorded impairment credit losses of $1,251,000.

	TWELVE MONTHS ENDED
	December 31,
	2009	2008

Impaired Losses Recognized in Income on Other-Than-Temporarily Impaired Securities
Collateralized debt obligations	$13,687	$
General Motors Corporate Securities	815		1,251

Total	$14,502		$1,251

At December 31, 2009, the Company recognized $815,000 of other-than-temporary losses attributable to its General Motors Corporation Corporate Securities with a cost basis of $2,353,000. Previously, at December 31, 2008, $1,251,000 of other-than-temporary losses attributable to General Motors Corporate Securities was recognized. The impairment charges were recognized due to the fact that General Motors filed for government-assisted Chapter 11 bankruptcy protection on June 1, 2009. Pursuant to the reorganization, secured creditors of the newly emerged company were granted priority in the liability settlement process. Unsecured creditors, such as the Company’s position in these corporate bonds, are subject to much more restrictive settlement options still to be determined. Under this scenario, the market has priced these securities well below the par values. The Company does not expect the value to recover from this pricing level, thus has recognized other- than-temporary impairment.

For the year ended December 31, 2009, the Company recognized OTTI of $13,687,000 attributable to eighteen CDO’s with a cost basis of $21,860,000. The impairment charges were recognized after determining the likely future cash flows of these securities had been adversely impacted.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 3 - LOANS RECEIVABLE

The following is a summary of loans:

(Amounts in thousands)

	December 31,
	2009	2008

1-4 family residential mortgage loans	$60,904	$68,985
1-4 family residential mortgage loans held for sale		236
Commercial mortgage loans	126,507	128,705
Consumer loans	7,770	8,162
Commercial loans	38,498	27,750
Home equity loans	14,569	12,179

Total loans	$248,248	$246,017

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following is an analysis of changes in the allowance for loan losses for the year ended:

(Amounts in thousands)

	December 31,
	2009	2008	2007

Balance at beginning of year	$2,470	$1,621	$2,211
Loan charge-offs	(620)	(1,100)	(728)
Recoveries	160	164	98

Net loan charge-offs	(460)	(936)	(630)
Provision charged to operations	427	1,785	40

Balance at end of year	$2,437	$2,470	$1,621

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. If a loan is impaired, a specific valuation allowance is allocated, if necessary. Impaired loans are generally included in non-accrual loans. Management does not individually evaluate certain smaller balance loans for impairment as such loans are evaluated on an aggregate basis. These loans include 1-4 family, consumer and home equity loans. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Impaired loans were as follows:

(Amounts in thousands)

	December 31,	December 31,
	2009	2008

Balance of impaired loans with no allocated allowance	$855	$483
Balance of impaired loans with an allocated allowance	401	441

Total recorded investment in impaired loans	$1,256	$924
Amount of the allowance allocated to impaired loans	$156	$262

Average balance of impaired loans	$1,078	$1,489

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

The impaired loans included in the table on the previous page were primarily comprised of collateral dependent commercial loans. Interest income recognized on these loans subsequent to their classification as impaired was $52,000 for the year ended December 31, 2009 and $37,000 for the year ended December 31, 2008.

Loans on which the accrual of interest has been discontinued because circumstances indicate that collection is questionable amounted to $1,230,000, $858,000 and $2,285,000 at December 31, 2009, 2008 and 2007, respectively. Interest income on these loans, if accrued, would have increased pretax income by approximately $66,000, $79,000 and $188,000 for 2009, 2008 and 2007, respectively. There were no loans outstanding at past due 90 days or more and still accruing interest for 2009, 2008 and 2007.

There were $920,000 in renegotiated loans at December 31, 2009, $550,000 at December 31, 2008 and $546,000 at December 31, 2007. The total interest recognized on these loans was $64,000 at December 31, 2009, $21,000 at December 31, 2008 and $12,000 at December 31, 2007.

There were no renegotiated loans for which interest has been reduced at December 31, 2008 and December 31, 2007. At December 31, 2009, interest, if it had not been renegotiated, would have increased pretax income by $26,000.

As of December 31, 2009, 2008 and 2007, there were $16,354,000, $13,962,000 and $14,691,000 in loans that were neither classified as nonaccrual nor considered impaired, but which can be considered potential problem loans.

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

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

(Amounts in thousands)

	December 31,
	2009	2008

Land	$1,387	$1,387
Premises	8,043	7,974
Equipment	7,288	7,142
Leasehold improvements	261	254

	16,979	16,757
Less accumulated depreciation	9,852	9,186

Net book value	$7,127	$7,571

Depreciation expense was $666,000 in 2009, $681,000 in 2008 and $576,000 in 2007.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 6 - DEPOSITS

The following is a summary of interest-bearing deposits:
(Amounts in thousands)

	December 31,
	2009	2008

Demand	$25,639	$25,033
Money Market	50,098	40,106
Savings	86,794	79,908
Time:
In denominations under $100,000	102,072	110,645
In denominations of $100,000 or more	62,719	65,626

Total	$327,322	$321,318

December 31, 2009 stated maturities of time deposits were as follows:

(Amounts in thousands)

2009

2010	$98,352
2011	22,836
2012	18,318
2013	11,007
2014	6,649
2015 and beyond	7,629

Total	$164,791

The following is a summary of time deposits of $100,000 or more by remaining maturities:

(Amounts in thousands)

	December 31,
	2009			2008
	Certificates	Other Time		Certificates	Other Time
	of Deposit	Deposits	Total	of Deposit	Deposits	Total

Three months or less	$9,183	$2,434	$11,617	$8,464	$964	$9,428
Three to six months	10,975	331	11,306	10,507	492	10,999
Six to twelve months	19,491		19,491	22,092		22,092
One through five years	12,240	6,269	18,509	15,094	6,132	21,226
Over five years	704	1,092	1,796	1,051	830	1,881

Total	$52,593	$10,126	$62,719	$57,208	$8,418	$65,626

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The following is a summary of total Federal Home Loan Bank advances and other borrowings:

(Amounts in thousands)

	Weighted
	Average
	Interest	December 31,
	Rate	2009		2008

Federal Home Loan Bank advances
Fixed rate payable and convertible fixed rate Federal Home Loan Bank advances, with monthly interest payments:
Due in 2009	5.3033%	$		$6,000
Due in 2010	5.6635%		15,500	15,500
Due in 2011	4.4641%		8,500	8,500
Due in 2012	4.4500%		1,500	1,500
Due in 2013	2.9140%		2,500	2,500
Due in 2014	4.1585%		6,500	6,500
Due in 2015	2.9300%		4,000	4,000
Due in 2016	4.0700%		2,000	2,000
Due in 2017	4.1216%		16,000	16,000

Total Federal Home Loan Bank advances	4.4695%		56,500	62,500
Other short term borrowings
Securities sold under repurchase agreements	0.1027%		6,638	4,743
U.S. Treasury interest-bearing demand note	0.0000%		228	905

Total other short term borrowings	0.0993%		6,866	5,648

Total Federal Home Loan Bank advances and other short term borrowings	3.9960%		$63,366	$68,148

Securities sold under repurchase agreements represent arrangements that the Bank has entered into with certain deposit customers within its local market areas. These borrowings are collateralized with securities. There is $11,760,000 in securities, allocated for this purpose, owned by the Bank and held in safekeeping accounts at independent correspondent banks.

Federal Home Loan Bank (FHLB) advances are collateralized by the FHLB stock owned by the Bank, which had a carrying value of $3,523,000 at December 31, 2009, and a blanket lien against the Bank’s qualified mortgage loan portfolio of $44,775,000 at December 31, 2009, $2,667,000 in collateralized mortgage obligations, $1,932,000 in Federal Agency Securities and $20,397,000 in mortgage-backed securities. Maximum borrowing capacity from the FHLB totaled $59,487,000 at December 31, 2009.

As of December 31, 2009 and 2008, $18,500,000 and $23,500,000 of the FHLB fixed rate advances are convertible to quarterly LIBOR floating rate advances on or after certain specified dates at the option of the FHLB. Should the FHLB elect to convert, the Company acquires the right to prepay any or all of the borrowing at the time of conversion and on any interest payment due date, thereafter, without penalty.

As of both December 31, 2009 and 2008, $32,500,000 of the FHLB fixed rate advances are putable on or after certain specified dates at the option of the FHLB. Should the FHLB elect to exercise the put, the Company is required to pay the advance off on that date without penalty.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 8 - SUBORDINATED DEBT

In July 2007 a trust formed by the Company issued $5,000,000 of floating rate trust preferred securities as part of a pooled offering of such securities due December 2037. The Bancorp owns all $155,000 of the common securities issued by the trust. The securities bear interest at the 3-month LIBOR rate plus 1.45%. The rate at December 31, 2009 was 1.70%. The Company issued subordinated debentures to the trust in exchange for the proceeds of the trust preferred offering. The debentures represent the sole assets of this trust. The Company may redeem the subordinated debentures, in whole or in part, at a premium declining ratably to par in September 2012.

In accordance with FASB ASC, Topic 942, Financial Services — Depository and Lending the trust is not consolidated with the Company’s financial statements. Accordingly, the Company does not report the securities issued by the trust as liabilities, but instead reports as liabilities the subordinated debentures issued by the Company and held by the trust. The subordinated debentures qualify as Tier 1 capital for regulatory purposes in determining and evaluating the Company’s capital adequacy.

NOTE 9 - COMMITMENTS

The Bank occupies office facilities under operating leases extending to 2018. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. In 2008 two of the leased facilities were replaced by Bank owned facilities and one new leased facility was opened. Rental and lease expense was $187,000 for 2009, $242,000 for 2008 and $265,000 for 2007. The following is a summary of remaining future minimum lease payments under current non-cancelable operating leases for office facilities:

(Amounts in thousands)

Years ending:
December 31, 2010	$141
December 31, 2011	100
December 31, 2012	56
December 31, 2013	56
December 21, 2014	56
Later years	201

Total	$610

At December 31, 2009, the Bank was required to maintain aggregate cash reserves amounting to $4,237,000 in order to satisfy federal regulatory requirements. These amounts earn interest.

The Bank grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers in Northeast Ohio and Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions. Approximately 1.56% of total loans are unsecured at December 31, 2009, compared to 2.02% at December 31, 2008.

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
Years ended December 31, 2009, 2008 and 2007

NOTE 9 - COMMITMENTS (Continued)

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

The following is a summary of such contractual commitments:

(Amounts in thousands)

	December 31,
	2009	2008

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit
Fixed rate	$933	$1,301
Variable rate	33,959	35,699
Standby letters of credit	703	850

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

The Company’s subsidiary bank also offers limited overdraft protection as a non-contractual courtesy which is available to businesses as well as individually/jointly owned accounts in good standing for personal or household use. The Company reserves the right to discontinue this service without prior notice. The available amount of overdraft protection on depositors’ accounts at December 31, 2009, totaled $10,553,000. The total average daily balance of overdrafts used in 2009 was $139,000, or less than 2% of the total aggregate overdraft protection available to depositors. The balance at December 31, 2009 of all deposit overdrafts included in total loans was $129,000, and the balance at December 31, 2008 was $170,000.

NOTE 10 - BENEFIT PLANS

The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $226,000 for 2009, $237,000 for 2008 and $244,000 for 2007. The Bank matches participants’ voluntary contributions up to 5% of gross pay. Participants may make voluntary

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 10 - BENEFIT PLANS (Continued)

contributions to the plan up to a maximum of $16,500 with an additional $5,500 catch-up deferral for plan participants over the age of 50. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.

The Company provides supplemental retirement benefit plans for the benefit of certain officers and non officer directors. The plan for officers is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years after retirement. Director Retirement Agreements provide for a benefit of $10,000 annually on or after the director reaches normal retirement age, which is based on a combination of age and years of service. Director retirement benefits are paid over a period of 10 years following retirement. The Company accrues the cost of these post-retirement benefits during the working careers of the officers and directors. At December 31, 2009, the accumulated liability for these benefits totaled $2,127,000, with $1,754,000 accrued for the officers’ plan and $373,000 for the directors’ plan.

The following table reconciles the accumulated liability for the benefit obligation of these agreements:

(Amounts in thousands)

	Years Ended
	December 31,
	2009	2008

Beginning balance	$1,900	$1,689
Benefit expense	297	281
Benefit payments	(70)	(70)

Ending balance	$2,127	$1,900

Supplemental executive retirement agreements are unfunded plans and have no plan assets. The benefit obligation represents the vested net present value of future payments to individuals under the agreements. The benefit expense, as specified in the agreements for the entire year 2010, is expected to be under $300,000. The benefits expected to be paid in the next year are $132,000.

The Bank has purchased insurance contracts on the lives of the participants in the supplemental retirement benefit plan and has named the Bank as the beneficiary. Similarly, the Bancorp has purchased insurance contracts on the lives of the directors with the Bancorp as beneficiary. While no direct linkage exists between the supplemental retirement benefit plan and the life insurance contracts, it is management’s current intent that the revenue from the insurance contracts be used as a funding source for the plan. At December 31, 2009, the cumulative income accrued on these contracts totaled $3,459,000 on a tax equivalent basis, with $2,364,000 accrued on the officers’ contracts and $1,095,000 on the directors’ contracts.

The Company accrues for the monthly benefit expense of postretirement cost of insurance for split-dollar life insurance coverage. At January 1, 2008, the Company recorded the cumulative effect of a change in accounting principle for recognizing a liability for the death benefit promised under a split-dollar life insurance arrangement. The total liability was $539,000 with the offset to retained earnings. Total net amount expensed for the year ended December 31, 2009 was $42,000 and at December 31, 2008 was $46,000. The accumulated liability at December 31, 2009 is $627,000. The accrual for the year ended December 31, 2010 is expected to be under $50,000.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 11 - FEDERAL INCOME TAXES

The composition of income tax expense (benefit) is as follows:

(Amounts in thousands)

	Years Ended December 31,
	2009	2008	2007

Current	$861	$795	$922
Deferred	(5,016)	(507)	189

Total	$(4,155)	$288	$1,111

The following is a summary of net deferred taxes included in other assets:

(Amounts in thousands)

	December 31,
	2009	2008	2007

Gross deferred tax assets:
Provision for loan and other real estate losses	$505	$516	$227
Loan origination cost - net	140	148	141
Impairment loss on securities	5,438	425
Unrealized loss on available for sale securities	2,128	5,707	49
Other items	837	748	776

Total gross deferred tax assets	9,048	7,544	1,193
Valuation allowance	(106)	(63)

Total net deferred tax assets	8,942	7,481	1,193

Gross deferred tax liabilities:
Depreciation	(464)	(431)	(330)
Other items	(585)	(594)	(572)

Total net deferred tax liabilities	(1,049)	(1,025)	(902)

Net deferred tax asset	$7,893	$6,456	$291

At December 31, 2009, the Company assessed its earnings history and trend over the prior two years, its estimate of future earnings, and the expiration dates of its net operating loss carry-forwards. Based on this assessment, the Company determined that it was more likely than not that the deferred tax assets will be realized before their expiration. The Company has determined that the realization of the deferred tax assets continue to be more likely than not and no additional valuation allowance is recorded.

The following is a reconciliation between tax (benefit) expense using the statutory tax rate of 34% and the income tax provision:

(Amounts in thousands)

	Years Ended December 31,
	2009	2008	2007

Statutory tax expense (benefit)	$(3,567)	$898	$1,857
Tax effect of non-taxable income	(655)	(695)	(846)
Tax effect of non-deductible expense	67	85	100

Total income tax expense (benefit)	$(4,155)	$288	$1,111

The related income tax expense on investment securities gains and losses amounted to $147,000 for 2009, $47,000 for 2008 and $26,000 for 2007, and is included in the total federal income tax provision.

The Company adopted the provisions of ASC Topic 740, Accounting for Uncertainty in Income Taxes, which prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 11 - FEDERAL INCOME TAXES (Continued)

upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The provision also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. There was no significant unrecognized tax benefits at December 31, 2009 and the Company does not expect any significant increase in unrecognized tax benefits in the next twelve months. No interest or penalties were incurred for income taxes which would have been recorded as a component of income tax expense.

NOTE 12 - FAIR VALUE

Measurements

Accounting guidance under ASC Topic 820, Fair Value Measurements and Disclosures, affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence.

The Company groups assets and liabilities recorded at fair value into three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement (with level 1 considered highest and level 3 considered lowest). A brief description of each level follows:

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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 12 - FAIR VALUE (Continued)

The following table presents the assets reported on the consolidated balance sheets at their fair value as of December 31 2009 and December 31, 2008 by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

		Fair Value Measurements at 12/31/09 Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant
(Amounts in thousands)		Identical Assets	Observable	Unobservable
Description	12/31/09	(Level 1)	Inputs (Level 2)	Inputs (Level 3)

U.S. Government agencies and corporations	$20,553	$	$20,553	$
Obligations of states and political subdivisions	12,498		12,498
Mortgage-backed and related securities	92,062		92,062
Trust preferred pools/collateralized debt obligations	12,124			12,124
Corporate securities	287		287

Total	$137,524	$	$125,400	$12,124

		Fair Value Measurements at 12/31/08 Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant
(Amounts in thousands)		Identical Assets	Observable	Unobservable
Description	12/31/08	(Level 1)	Inputs (Level 2)	Inputs (Level 3)

U.S. Government agencies and corporations	$11,875	$	$11,875	$
Obligations of states and political subdivisions	7,498		7,498
Mortgage-backed and related securities	81,978		81,978
Trust preferred pools/collateralized debt obligations	15,146			15,146
Corporate securities	1,102			1,102

Total	$117,599	$	$101,351	$16,248

The following tables present the changes in the Level 3 fair value category for the years ended December 31, 2009 and 2008. The Company classifies financial instruments in Level 3 of the fair-value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable either directly or indirectly.

							Losses included
		Net realized/					in net income
		Unrealized gains/					for the period
		(losses) included in		Transfers	Purchases		relating to
			Other	in and/or	issuances		assets held at
(Amounts in thousands)	January 1,	Noninterest	Comprehensive	out of	and	December 31,	December 31,
Net unrealized	2009	Income	Income	Level 3	settlements	2009	2009

Trust preferred pools/CDO’s	$15,146	$(13,687)	$10,510	$	$155	$12,124	$(13,687)
Corporate securities	1,102	(815)		(287)			(815)

							Net unrealized
							Losses included
		Net realized/					in net income
		Unrealized gains/					for the period
		(losses) included in		Transfers	Purchases		relating to
			Other	in and/or	issuances		assets held at
	January 1,	Noninterest	Comprehensive	out of	and	December 31,	December 31,
(Amounts in thousands)	2008	Income	Income	Level 3	settlements	2008	2008

Trust preferred pools/CDO’s	$	$	$(12,710)	$27,856	$	$15,146	$
Corporate Securities		(1,251)		2,353		1,102	(1,251)

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 12 - FAIR VALUE (Continued)

On September 30, 2008, the Company changed its valuation technique for pooled trust preferred holdings available-for-sale. Previously, the Company relied on prices compiled by third party vendors using observable market data (Level 2) to determine the values of these securities. Based on financial market conditions at September 30, 2008, the Company concluded that the fair values obtained from third party vendors reflected forced liquidation or distressed sales for these trust preferred securities. Therefore, the Company estimated fair value based on a discounted cash flow methodology using appropriately adjusted discount rates reflecting nonperformance and liquidity risks. The change in the valuation technique for these trust preferred securities resulted in a transfer of these securities into Level 3 financial assets.

The Company conducts other-than-temporary impairment analysis on a quarterly basis. The initial indication of other-than-temporary impairment for both debt and equity securities is a decline in the market value below the amount recorded for an investment. A decline in value that is considered to be other-than-temporary is recorded as a loss within non-interest income in the consolidated statements of income. In determining whether an impairment is other than temporary, the Company considers a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, recent events specific to the issuer, including investment downgrades by rating agencies and economic conditions of its industry, and a determination that the Company does not intend to sell those investments and it is not more likely than not that the Company will be required to sell the investments before recovery of its amortized cost basis less any current period credit loss. Among the factors that are considered in determining the Company’s intent and ability is a review of its capital adequacy, interest rate risk position and liquidity.

The Company also considers the issuer’s financial condition, capital strength and near-term prospects. In addition, for debt securities the Company considers the cause of the price decline (general level of interest rates and industry- and issuer-specific factors), current ability to make future payments in a timely manner and the issuer’s ability to service debt, the assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and the Company’s intent and ability to retain the security require considerable judgment.

Collateralized debt obligations are accounted for under FASB ASC Topic 325 Investments Other. The Company evaluates current available information in estimating the future cash flows of securities and determines whether there have been favorable or adverse changes in estimated cash flows from the cash flows previously projected. The Company considers the structure and term of the pool and the financial condition of the underlying issuers. Specifically, the evaluation incorporates factors such as interest rates and appropriate risk premiums, the timing and amount of interest and principal payments and the allocation of payments to the various note classes. Current estimates of cash flows are based on the most recent trustee reports, announcements of deferrals or defaults, expected future default rates and other relevant market information.

The Company owns 32 collateralized debt obligation securities (CDO) totaling $35,143,000 (par value) that are backed by trust preferred securities issued by banks, thrifts, insurance companies and real estate investment trusts. These securities were all rated investment grade at inception. During the second half of 2008 and through 2009, factors outside the Company’s control impacted the fair value of these securities and will likely continue to do so for the foreseeable future. These factors include, but are not limited to: guidance on fair value accounting, issuer credit deterioration, issuer deferral and default rates, potential failure or government seizure of underlying financial institutions or insurance companies, ratings agency actions, or regulatory actions. As a result of changes in these and various other factors during 2009, Moody’s Investors Service, Fitch Ratings and Standards and Poors downgraded multiple CDO securities, including securities held by the Company. Thirty-one of the CDO

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 12 - FAIR VALUE (Continued)

securities held by the Company are now considered to be below investment grade, with one security still rated investment grade. The deteriorating economic, credit and financial conditions experienced in 2008 and 2009 have resulted in illiquid and inactive financial markets and severely depressed prices for these securities. The Company analyzed the cash flow characteristics of these securities. The Company determined that for fourteen of these securities, it does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of its amortized cost basis. It was determined that there was no adverse change in the cash flows for these fourteen securities. The Company does not consider the investment in these assets to be other-than-temporarily impaired at December 31, 2009. However, there is a risk that subsequent evaluations could result in recognition of other-than-temporary impairment charges in the future. Upon completion of the December 31, 2009 analysis, our model indicated other-than-temporary impairment on the remaining eighteen securities, all of which experienced additional defaults or deferrals during the period. These eighteen securities had impairment losses of $18.1 million, of which $13.7 million was recorded as expense and $4.4 million was recorded in other comprehensive income (loss). These eighteen securities remained classified as available for sale at December 31, 2009, and together, the 32 securities subjected to FASB ASC Topic 320 accounted for the entire $8.9 million of gross unrealized losses in the trust preferred pools/collateralized debt obligations category at December 31, 2009.

The following table details the eighteen debt securities with other-than-temporary impairment, their credit ratings at December 31, 2009 and the related losses recognized in earnings:

(Amounts in thousands)

	Amount of		Amount of
	other-than-temporary		other-than-temporary
	impairment related		impairment related
	to credit loss at		to credit loss at
	January 1, 2009	Addition	December 31, 2009

PreTSL II Mezzanine Moody’s Rated Ca	$—	$816	$816
PreTSL VIII B-3 Moody’s Rated C	—	1,390	1,390
PreTSL XVI D Fitch Rated C	—	518	518
PreTSL XVI D Fitch Rated C	—	991	991
Alesco Preferred Funding VIII Class E
Notes 1 Moody’s Rated Ca	—	1,500	1,500
Tropic CDO V Class B-1L Moody’s Rated C	—	4,425	4,425
MM Community Funding III Class B
Moody’s Rated Baa3	—	6	6
PreTSL IX Class B-2 Moody’s Rated Ca	—	247	247
PreTSL XVII Class D Fitch Rated C	—	930	930
PreTSL XXV Class D Fitch Rated C	—	1,001	1,001
PreTSL XXVI Class D Fitch Rated C	—	464	464
PreTSL XVIII Class D Fitch Rated C	—	513	513
Trapeza CDO II Class C-1 Moody’s Rated Ca	—	317	317
PreTSL XVII Class C Moody’s Rated Ca	—	94	94
PreTSL XV Class B-3 Moody’s Rated Ca	—	84	84
PreTSL XXIII Class C-FP Moody’s Rated C	—	204	204
PreTSL I Mezzanine Moody’s Rated Caa1	—	103	103
PreTSL XV Class B-2 Moody’s Rated Ca	—	84	84

Total	$—	$13,687	$13,687

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 12 - FAIR VALUE (Continued)

The following table provides additional information related to our entire pooled trust preferred collateralized debt obligations as of December 31, 2009 used to evaluate other-than-temporary impairments.

Pooled Trust Preferred Security Detail
(dollars in thousands)

								Excess
							Deferrals	Subordination
						Number of	and Defaults	as a % of
				Unrealized	Moody’s	Issuers	as % of	Current
				Gain	Fitch	Currently	Current	Performing
Deal	Class	Book Value	Fair Value	Loss	Rating	Performing	Collateral	Collateral

PreTSL I	Mezzanine	$842	$697	$(145)	Caal/C	26	19.46%	0.00%
PreTSL II	Mezzanine	1,299	818	(481)	Ca/C	22	31.10	0.00
PreTSL IV	Mezzanine	183	138	(45)	Ca/CCC	4	27.07	19.00
PreTSL V	Mezzanine	276	187	(89)	Ba3/C	2	43.12	0.00
PreTSL VIII	B-3	610	208	(402)	C/C	23	43.67	0.00
PreTSL IX	B-2	753	326	(427)	Ca/C	36	28.11	0.00
PreTSL XV	B-2	417	119	(298)	Ca/C	58	23.58	0.00
PreTSL XV	B-3	419	120	(299)	Ca/C	58	23.58	0.00
PreTSL XVI	D	0	0	0	NR/C	42	31.67	0.00
PreTSL XVI	D	0	0	0	NR/C	42	31.67	0.00
PreTSL XVII	C	884	126	(758)	Ca/C	45	19.91	0.00
PreTSL XVII	D	0	0	0	NR/C	45	19.91	0.00
PreTSL XVIII	D	0	0	0	NR/C	62	19.91	0.00
PreTSL XXIII	C-2	1,011	242	(769)	C/C	105	19.49	0.00
PreTSL XXIII	C-FP	1,550	475	(1,075)	C/C	105	19.49	0.00
PreTSL XXV	D	0	0	0	NR/C	53	30.96	0.00
PreTSL XXVI	D	0	0	0	NR/C	55	24.99	0.00
I-PreTSL I	B-1	984	738	(246)	NR/BB	16	9.04	7.78
I-PreTSL I	B-2	1,000	710	(290)	NR/BB	16	9.04	7.78
I-PreTSL I	B-3	1,000	708	(292)	NR/BB	16	9.04	7.78
I-PreTSL II	B-3	2,990	2,388	(602)	NR/BB	29	0.00	14.33
I-PreTSL III	B-2	1,000	692	(308)	B2/BB	24	5.81	9.05
I-PreTSL III	C	1,000	537	(463)	NR/B	24	5.81	1.49
I-PreTSL IV	B-1	1,000	677	(323)	Ba2/B	31	5.81	8.30
I-PreTSL IV	B-2	1,000	677	(323)	Ba2/B	31	4.16	8.30
I-PreTSL IV	C	500	225	(275)	Caa1/CCC	31	4.16	4.15
Alesco VIII	E	0	0	0	Ca/C	59	51.22	0.00
MM Community Funding III	B	462	391	(71)	Baa3/B	8	29.35	9.99
MM Community Funding II	B	192	192	0	Baa2/BB	6	36.96	14.21
Tropic V	B-1L	0	0	0	C/C	60	52.87	0.00
Trapeza II	C-1	696	248	(448)	Ca/C	25	52.21	0.00
Trapeza IX	B-1	1,000	485	(515)	Caa3/CCC	42	12.25	12.18

Total		$21,068	$12,124	$(8,944)

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 12 - FAIR VALUE (Continued)

The market for these securities at December 31, 2009 is not active and markets for similar securities are also not active. The inactivity was evidenced first by a significant widening of the bid-ask spread in the brokered markets in which CDOs trade and then by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive as no new pooled trust preferred CDOs have been issued since 2007. There are currently very few market participants who are willing and or able to transact for these securities. The pooled market value for these securities remains very depressed relative to historical levels. Although there has been marked improvement in the credit spread premium in the corporate bond space, no such improvement has been noted in the market for trust preferred CDO’s. Given conditions in the debt markets today and the absence of observable transactions in the secondary and the new issue markets, we determined:

•	The few observable transactions and market quotations that are available are not reliable for purposes of determining fair value at December 31, 2009;

•	An income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs will be equally or more representative of fair value than the market approach valuation technique used at prior measurement dates; and

•	The CDOs will be classified within Level 3 of the fair value hierarchy because the Company determined that significant adjustments are required to determine fair value at the measurement date.

The Company enlisted the aid of an independent third party to perform the TRUP CDO valuations. The approach to determining fair value involved the following process:

1.	Estimate the credit quality of the collateral using average probability of default values for each issuer (adjusted for rating levels).

2.	Consider the potential for correlation among issuers within the same industry for default probabilities (e.g. banks with other banks).

3.	Forecast the cash flows for the underlying collateral and apply to each CDO tranche to determine the resulting distribution among the securities.

4.	Discount the expected cash flows to calculate the present value of the security.

5.	The effective discount rates on an overall basis generally range from 9.84% to 63.91% and are highly dependent upon the credit quality of the collateral, the relative position of the tranche in the capital structure of the CDO and the prepayment assumptions.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 12 - FAIR VALUE (Continued)

The following table presents the assets measured on a nonrecurring basis on the consolidated balance sheets at their fair value as of December 31, 2009 and December 31, 2008, by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loans include: quoted market prices for identical assets classified as Level 1 inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level 2 inputs. In cases where valuation techniques include inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level 3 inputs.

	December 31, 2009
(Amounts in thousands)	Level 1	Level 2	Level 3	Total

Assets Measured on a Nonrecurring Basis:
Impaired Loans	$	$1,100	$	$1,100
Other Real Estate Owned		687		687

	December 31, 2008
(Amounts in thousands)	Level 1	Level 2	Level 3	Total

Assets Measured on a Nonrecurring Basis:
Impaired Loans	$	$662	$	$662
Other Real Estate Owned		809		809

Impaired Loans:  A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (both interest and principal) according to the contractual terms of the loan agreement. Impaired loans are measured, as a practical expedient, at the loan’s observable market price or the fair market value of the collateral if the loan is collateral dependent. At December 31, 2009, the recorded investment in impaired loans was $1,256,000 with a related reserve of $156,000 resulting in a net balance of $1,100,000. At December 31, 2008, the recorded investment in impaired loans was $924,000 with a related reserve of $262,000 resulting in a net balance of $662,000.

Other Real Estate Owned (OREO):  Real Estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at fair value less estimated costs to sell. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair market value is reflected as a valuation allowance through a charge to income. Costs of significant property improvements are capitalized, whereas costs, relating to holding and maintaining the property, are charged to expense. At December 31 2009 the recorded investment in OREO was $697,000 with a valuation allowance of $10,000 resulting in a net balance of $687,000. At December 31, 2008, the recorded investment in OREO was $819,000 with a valuation allowance of $10,000 resulting in a net balance of $809,000.

Financial Instruments

The FASB ASC Topic 825, Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Balance Sheet, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other estimation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 12 - FAIR VALUE (Continued)

Such techniques and assumptions, as they apply to individual categories of the financial instruments, are as follows:

Cash and cash equivalents — The carrying amounts for cash and cash equivalents are a reasonable estimate of those assets’ fair value.

Investment securities — Fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. Prices on trust preferred securities were calculated using a discounted cash-flow technique. Cash flows were estimated based on credit and prepayment assumptions. The present value of the projected cash flows was calculated using a discount rate equal to the current yield used to accrete the beneficial interest.

Loans, net of allowance for loan loss — Market quotations are generally not available for loan portfolios. The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality.

Accrued interest receivable — The carrying amount is a reasonable estimate of these assets fair value.

Demand and savings deposits — Demand, savings, and money market deposit accounts are valued at the amount payable on demand.

Time deposits — The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rates are estimated using market rates currently offered for similar instruments with similar remaining maturities.

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

Other short term borrowings — Other short term borrowings generally have an original term to maturity of one year or less. Consequently, their carrying value is a reasonable estimate of fair value.

Subordinated debt — The carrying amount for the subordinated debt is a reasonable estimate of the debts’ fair value due to the fact the debt floats based on LIBOR and resets quarterly.

Accrued interest payable — The carrying amount is a reasonable estimate of these liabilities fair value.

The fair value of unrecorded commitments at December 31, 2009 and December 31, 2008 is not material.

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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 12 - FAIR VALUE (Continued)

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

(Amounts in thousands)

	December 31, 2009		December 31, 2008
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

ASSETS:
Cash and cash equivalents	$44,823	$44,823	$26,843	$26,843
Investment securities available for sale	141,273	141,273	121,348	121,348
Investment securities held to maturity	30,651	31,490	70,406	71,210
Loans, net of allowance for loan losses	245,811	250,913	243,547	248,267
Accrued interest receivable	2,112	2,112	2,637	2,637
LIABILITIES
Demand and savings deposits	$122,704	$122,704	$203,682	$203,682
Time deposits	164,791	168,947	176,271	180,431
FHLB advances	56,500	59,805	62,500	67,889
Other short term borrowings	6,866	6,866	5,648	5,648
Subordinated debt	5,155	5,155	5,155	5,155
Accrued interest payable	725	725	967	967

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
Years ended December 31, 2009, 2008 and 2007

NOTE 13 - REGULATORY MATTERS (Continued)

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

(Amounts in thousands)

	December 31,		December 31,
	2009		2008
	Amount	Ratio	Amount	Ratio

Total Risk-Based Capital	$48,526		$54,521
Ratio to Risk-Weighted Assets		13.22%		17.15%
Tier I Risk-Based Capital	$46,015		$52,045
Ratio to Risk-Weighted Assets		12.54%		16.37%
Ratio to Average Assets		9.09%		10.58%

Tier I risk-based capital is shareholders’ equity, noncumulative and cumulative perpetual preferred stock, qualifying trust preferred securities and non-controlling interests less intangibles and the unrealized market value adjustment of investment securities available for sale. Total risk-based capital is Tier I risk-based capital plus the qualifying portion of the allowance for loan losses. Assets and certain off balance sheet items adjusted in accordance with risk classification comprise risk-weighted assets of $367,083,000 and $317,861,000 as of December 31, 2009 and 2008, respectively. Assets less intangibles and the net unrealized market value adjustment of investment securities available for sale averaged $506,376,000 and $492,033,000 for the years ended December 31, 2009 and 2008, respectively.

NOTE 14 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with whom they are affiliated were loan customers during 2009. The following is an analysis of such loans:

(Amounts in thousands)

Total related-party loans at December 31, 2008	$2,648
New related-party loans	742
Repayments or other	(549)

Total related-party loans at December 31, 2009	$2,841

Deposits from executive officers, directors, and their affiliates at year-end 2009 and 2008 were $3.393 million and $3.402 million respectively.

The banking relationships were made in the ordinary course of business with the Bank.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 15 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY

Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the parent’s investment in subsidiaries is stated at cost, including equity in the undistributed earnings of the subsidiaries since inception, adjusted for any unrealized gains or losses on available for sale securities.

BALANCE SHEETS

(Amounts in thousands)

	December 31,
	2009	2008

Assets:
Cash	$790	$631
Investment securities available for sale	42	166
Investment in bank subsidiary	32,754	31,934
Investment in non-bank subsidiary	15	15
Subordinated note from subsidiary bank	6,000	6,000
Other assets	3,059	2,977

	$42,660	$41,723

Liabilities:
Other liabilities	$597	$540
Subordinated debt	5,155	5,155
Shareholders’ equity:
Common stock (Note 1)	23,641	23,641
Additional paid-in capital (Note 1)	20,850	21,078
Retained earnings	142	6,480
Accumulated other comprehensive loss	(4,131)	(11,078)
Treasury stock	(3,594)	(4,093)

Total shareholders’ equity	36,908	36,028

	$42,660	$41,723

STATEMENTS OF INCOME

(Amounts in thousands)

	Years ended December 31,
	2009		2008	2007

Dividends from bank subsidiary	$		$1,750	$7,000
Interest and dividend income		148	319	51
Investment securities losses		(124)	(188)
Other income		120	117	110
Interest on subordinated debt		(127)	(244)	(154)
Other expenses		(314)	(272)	(257)

Income (loss) before income tax and equity in undistributed earnings (loss) of subsidiaries		(297)	1,482	6,750
Income tax benefit		89	56	120
Equity in undistributed earnings (loss) of subsidiaries		(6,127)	815	(2,520)

Net income (loss)		$(6,335)	$2,353	$4,350

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

NOTE 15 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY (Continued)

STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years ended December 31,
	2009	2008	2007

Cash flows from operating activities
Net income (loss)	$(6,335)	$2,353	$4,350
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Equity in undistributed net (income) loss of subsidiaries	6,127	(815)	2,520
Accretion on securities		1	2
Deferred tax benefit	(12)	(12)	(12)
Investment securities losses	124	188
Change in other assets and liabilities	(13)	(101)	(192)

Net cash flows from operating activities	(109)	1,614	6,668

Cash flows from investing activities
Proceeds from call, maturity and principal payments on securities		350
Purchase of subordinated note from subsidiary bank			(6,000)

Net cash flows from investing activities		350	(6,000)

Cash flows from financing activities
Proceeds from subordinated debt			5,155
Dividends paid	(3)	(3,877)	(3,899)
Purchases of treasury stock	(1)	(747)	(3,526)
Treasury shares reissued	272	998	946

Net cash flows from financing activities	268	(3,626)	(1,324)

Net change in cash	159	(1,662)	(656)
Cash
Beginning of year	631	2,293	2,949

End of year	$790	$631	$2,293

NOTE 16 - DIVIDEND RESTRICTIONS

The Bank is subject to regulations of the Ohio Division of Financial Institutions which restrict dividends to retained earnings (as defined by statute) of the current and prior two years. Under this restriction, at December 31, 2009, there would be no funds available for the payment of dividends by the Bank without seeking prior regulatory approval. In addition, regulations specify that dividend payments may not reduce capital levels below minimum regulatory guidelines. Under the Memorandum of Understanding (discussed in Note 19), the Bank must obtain the approval of the Federal Reserve prior to paying any dividends.

NOTE 17 - LITIGATION

The Bank is involved in legal actions arising in the ordinary course of business. In the opinion of management, the outcomes from these other matters, either individually or in the aggregate, are not expected to have any material effect on the Company.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2009, 2008 and 2007

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

The repurchase program terminated on February 28, 2009. Repurchased shares are designated as treasury shares, available for general corporate purposes, including possible use in connection with the Company’s dividend reinvestment program, employee benefit plans, acquisitions or other distributions. Under the program the Company repurchased 205,986 shares in 2007, 51,817 shares in 2008 and none in 2009. The Company reissued 28,084 shares to existing shareholders through its dividend reinvestment program during 2009, net of repurchased fractional shares.

NOTE 19 - MEMORANDUM OF UNDERSTANDING

As disclosed under Item 5 of the Form 10Q filing for the quarter ended March 31, 2009, Cortland Bancorp and the Cortland Savings and Banking Company, in May 2009, were presented with an informal memorandum of understanding.

On May 26, 2009, the Board of Directors of Cortland Bancorp and Cortland Banks, adopted resolutions authorizing its President and Chief Executive Officer to enter into the Memorandum of Understanding (MOU) with the Federal Reserve. The MOU, was executed June 1, 2009. The Division of Financial Institutions, State of Ohio, became a party to the MOU in December 2009, when the agreement was revised. The revised MOU was executed December 31, 2009. The MOU requires the Company and Cortland Banks to obtain the Federal Reserve’s approval prior to: (i) incurring any debt; (ii) repurchasing any of its stock; or (iii) paying any dividends.

The MOU also required Cortland Banks, within specified timeframes, to submit the following plans to the Federal Reserve for its approval: (i) a plan to strengthen and improve management of the overall risk exposure of the investment portfolio; (ii) a plan to maintain an adequate capital position; (iii) a plan to strengthen board oversight of the management and operations of the Bank and (iv) a plan for 2010 to improve the Bank’s earnings and overall condition.

The provisions of the MOU shall remain effective and enforceable until stayed, modified, terminated or suspended by the Federal Reserve. The Company is substantially in compliance with the provisions of the MOU as of December 31, 2009.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

	Years Ended December 31,
SUMMARY OF OPERATIONS	2009	2008	2007	2006	2005

Total Interest Income	$23,623	$27,559	$28,992	$26,497	$23,586
Total Interest Expense	9,234	12,177	13,985	11,582	8,665

NET INTEREST INCOME (NII)	14,389	15,382	15,007	14,915	14,921
Provision for Loan Losses	(427)	(1,785)	(40)	(225)	(545)

NII After Loss Provision	13,962	13,597	14,967	14,690	14,376
Security Gains (Losses) including impairment losses	(14,070)	(1,112)	77	18	308
Gain on Sale of Loans	265	30	88	106	89
Total Other Income	3,001	2,941	2,924	2,711	2,718

INCOME BEFORE EXPENSE	3,158	15,456	18,056	17,525	17,491
Total Other Expenses	13,648	12,815	12,595	12,021	12,200

INCOME (LOSS) BEFORE TAX	(10,490)	2,641	5,461	5,504	5,291
Federal Income Tax Expense (Benefit)	(4,155)	288	1,111	928	957

NET INCOME (LOSS)	$(6,335)	$2,353	$4,350	$4,576	$4,334

BALANCE SHEET DATA

Assets	$497,299	$493,365	$492,694	$471,751	$459,701
Investments	171,924	191,754	238,622	233,103	234,652
Total Loans	248,248	246,017	223,109	205,208	188,202
Allowance for Loan Losses	2,437	2,470	1,621	2,211	2,168
Deposits	387,495	379,953	364,788	355,818	350,375
Borrowings	63,366	68,148	70,413	62,015	58,111
Subordinated Debt	5,155	5,155	5,155	—	—
Shareholders’ Equity	36,908	36,028	48,824	50,592	48,325

AVERAGE BALANCES
Assets	$498,250	$488,371	$489,047	$460,359	$444,487
Investments	176,524	223,077	238,904	234,969	221,844
Net Loans	235,803	226,907	213,568	193,648	190,329
Deposits	383,858	361,922	366,834	348,581	341,575
Subordinated Debt	5,155	5,155	2,175	—	—
Borrowings	68,307	70,961	66,175	59,251	49,932
Shareholders’ Equity	36,073	45,119	50,088	49,313	49,665

PER COMMON SHARE DATA (1)
Net Income (loss), both Basic and Diluted	$(1.40)	$0.52	$0.95	$0.99	$0.95
Cash Dividends Declared	—	0.86	0.85	0.84	1.02
Book Value	8.16	8.01	10.90	10.92	10.57

ASSET QUALITY RATIOS
Loans 30 days or more beyond their contractual due date as a percent of total loans	0.80%	0.57%	1.32%	2.26%	2.95%
Nonperforming Assets as a Percentage of:
Total Assets	0.98	0.43	0.63	0.84	0.83
Equity plus Allowance for Loan Losses	12.39	5.45	6.17	7.50	7.58
Tier I Capital	10.59	4.03	6.38	7.78	7.81

FINANCIAL RATIOS
Return on Average Equity	(17.56)%	5.22%	8.68%	9.28%	8.73%
Return on Average Assets	(1.27)	0.48	0.89	0.99	0.98
Effective Tax Rate	(39.61)	10.90	20.34	16.86	18.09
Average Equity to Average Assets	7.24	9.24	10.24	10.71	11.17
Equity to Asset Ratio	7.42	7.30	9.91	10.72	10.51
Tangible Equity to Tangible Asset Ratio	7.42	7.29	9.89	10.70	10.48
Cash Dividend Payout Ratio	—	165.38	89.69	84.31	107.00
Net Interest Margin	3.19	3.49	3.45	3.67	3.83

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

(Fully taxable equivalent basis in thousands of dollars)

	2009			2008
	Average	Interest	Yield	Average	Interest	Yield
	Balance	Earned	or	Balance	Earned	or
	Outstanding	or Paid	Rate	Outstanding	or Paid	Rate
Interest-earning assets:
Federal funds sold and other earning assets	$59,923	$155	0.3%	$11,462	$200	1.8%
Investment securities:
U.S. Treasury and other U.S. Government agencies and corporations	26,069	1,410	5.4%	55,048	3,102	5.6%
U.S. Government mortgage-backed pass through certificates	89,715	4,407	4.9%	95,737	4,852	5.1%
States of the U.S. and political subdivisions (Note 1, 2, 3)	28,569	2,000	7.0%	31,827	2,235	7.0%
Other securities	32,171	1,148	3.6%	40,465	2,394	5.9%

TOTAL INVESTMENT SECURITIES	176,524	8,965	5.1%	223,077	12,583	5.6%
Loans (Note 2, 3, 4)	238,290	15,229	6.4%	228,440	15,557	6.8%

TOTAL INTEREST-EARNING ASSETS	474,737	$24,349	5.1%	462,979	$28,340	6.1%

Non interest-earning assets:
Cash and due from banks	6,661			6,791
Premises and equipment	7,392			7,055
Other	9,460			11,546

TOTAL ASSETS	$498,250			$488,371

Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$65,266	$436	0.7%	$49,653	$706	1.4%
Savings	84,933	516	0.6%	77,401	851	1.1%
Time	175,153	5,342	3.1%	178,372	7,259	4.1%

TOTAL INTEREST-BEARING DEPOSITS	325,352	6,294	1.9%	305,426	8,816	2.9%
Borrowings:
Federal funds purchased				154	7	4.5%
Securities sold under agreement to repurchase	6,218	9	0.1%	4,759	92	1.9%
Subordinated debt	5,155	127	2.5%	5,155	244	4.7%
Other borrowings under one year	11,285	620	5.5%	4,946	228	4.6%
Other borrowings over one year	50,804	2,184	4.3%	61,102	2,790	4.6%

TOTAL BORROWINGS	73,462	2,940	4.0%	76,116	3,361	4.4%

TOTAL INTEREST-BEARING LIABILITIES	398,814	$9,234	2.3%	381,542	$12,177	3.2%

Non interest-bearing liabilities:
Demand deposits	58,506			56,496
Other liabilities	4,857			5,214
Shareholders equity	36,073			45,119

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$498,250			$488,371

Net interest income		$15,115			$16,163

Net interest rate spread (Note 5)			2.8%			2.9%

Net interest margin (Note 6)			3.2%			3.5%

Note 1 –	Includes both taxable and tax exempt securities.

Note 2 –	The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34%, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax exempt assets. Tax-free income from states of the U.S. and political subdivisions, and loans amounted to $166 and $1,356 for 2009, $1,530 and $166 for 2008, $1,811 and $155 for 2007, $2,045 and $192 for 2006 and $2,156 and $209 for 2005 respectively.

Note 3 –	Average balance outstanding includes the average amount outstanding of all nonaccrual investment securities and loans. States and political subdivisions consist of average total principal adjusted for amortization of premium and accretion of discount less average allowance for estimated losses, and include both taxable and tax exempt securities. Loans consist of average total loans less average unearned income.

(Fully taxable equivalent basis in thousands of dollars)

2007			2006			2005
Average	Interest	Yield	Average	Interest	Yield	Average	Interest	Yield
Balance	Earned	or	Balance	Earned	or	Balance	Earned	or
Outstanding	or Paid	Rate	Outstanding	or Paid	Rate	Outstanding	or Paid	Rate

$6,950	$366	5.3%	$4,228	$215	5.1%	$3,619	$119	3.3%

87,867	4,772	5.4%	83,615	4,257	5.1%	67,402	3,259	4.8%

80,689	4,008	5.0%	79,317	3,795	4.8%	84,928	3,810	4.5%
37,488	2,633	7.0%	42,409	2,995	7.1%	44,756	3,184	7.1%
32,860	2,251	6.9%	29,628	1,888	6.4%	24,758	1,294	5.2%

238,904	13,664	5.7%	234,969	12,935	5.5%	221,844	11,547	5.2%
215,496	15,856	7.4%	195,838	14,381	7.4%	192,873	13,040	6.8%

461,350	$29,886	6.5%	435,035	$27,531	6.3%	418,336	$24,706	5.9%

8,220			8,733			9,417
5,374			4,226			4,316
14,103			12,365			12,418

$489,047			$460,359			$444,487

$46,508	$888	1.9%	$47,415	$752	1.6%	$49,355	$389	0.8%
78,072	799	1.0%	82,845	850	1.0%	89,107	647	0.7%
184,586	8,769	4.8%	161,050	6,907	4.3%	144,793	5,123	3.5%

309,166	10,456	3.4%	291,310	8,509	2.9%	283,255	6,159	2.2%

605	29	4.8%	478	25	5.3%	428	15	3.5%
5,764	243	4.2%	3,991	158	4.0%	2,540	59	2.3%
2,175	154	7.1%
13,963	715	5.1%	7,924	365	4.6%	599	21	3.5%
45,843	2,388	5.2%	46,858	2,525	5.4%	46,365	2,411	5.2%

68,350	3,529	5.2%	59,251	3,073	5.2%	49,932	2,506	5.0%

377,516	$13,985	3.7%	350,561	$11,582	3.3%	333,187	$8,665	2.6%

57,668			57,271			58,320
3,775			3,214			3,315
50,088			49,313			49,665

$489,047			$460,359			$444,487

	$15,901			$15,949			$16,041

		2.8%			3.0%			3.3%

		3.5%			3.7%			3.8%

Note 4 –	Interest earned on loans includes net loan fees of $245 in 2009, $263 in 2008, $219 in 2007, $291 in 2006 and $242 in 2005.

Note 5 –	Net interest rate spread represents the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.

Note 6 –	Net interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

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

Economic circumstances, the Company’s operations and actual results could differ significantly from those discussed in any forward-looking statements. Some of the factors that could cause or contribute to such differences are changes in the economy and interest rates either nationally or in the Company’s market area, including the impact of the impairment of securities; changes in customer preferences and consumer behavior; increased competitive pressures or changes in either the nature or composition of competitors; changes in the legal and regulatory environment; changes in factors influencing liquidity such as expectations regarding the rate of inflation or deflation, currency exchange rates, and other factors influencing market volatility; unforeseen risks associated with other global economic, political and financial factors.

While actual results may differ significantly from the results discussed in the forward-looking statements, the Company undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of our financial condition and results of operation are based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities at the date of our consolidated financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Certain accounting policies involve significant judgments and assumptions by management which has a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances.

Management believes the following are critical accounting policies that require the most significant judgments and estimates used in the preparation of its consolidated financial statements.

Accounting for the Allowance for Loan Losses

The determination of the allowance for loan losses and the resulting amount of the provision for loan losses charged to operations reflects management’s current judgment about the credit quality of the loan portfolio and takes into consideration changes in lending policies and procedures, changes in economic and business conditions, changes in the nature and volume of the portfolio and in the terms of loans, changes in the experience, ability and depth of

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

lending management, changes in the volume and severity of past due nonaccrual and adversely classified or graded loans, changes in the quality of the loan review system, changes in the value of underlying collateral for collateral-dependent loans, the existence and effect of any concentrations of credit and the effect of competition, legal and regulatory requirements and other external factors. The nature of the process by which we determine the appropriate allowance for loan losses requires the exercise of considerable judgment. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond our control, including the performance of the loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications. The allowance is increased by the provision for loan losses and decreased by charge-offs when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any are credited to the allowance. A weakening of the economy or other factors that adversely affect asset quality could result in an increase in the number of delinquencies, bankruptcies or defaults and a higher level of non-performing assets, net charge offs, and provision for loan losses in future periods.

The Company’s allowance for loan losses methodology consists of three elements (i) specific valuation allowances based on probable losses on specific loans; (ii) valuation allowances based on historical loan loss experience for similar loans with similar characteristics and trends; and (iii) general valuation allowances based on general economic conditions and other qualitative risk factors both internal and external to the Company. These elements support the basis for determining allocations between the various loan categories and the overall adequacy of our allowance to provide for probable losses inherent in the loan portfolio. These elements are further supported by additional analysis of relevant factors such as the historical losses in the portfolio, trends in the non-performing/non-accrual loans, loan delinquencies, the volume of the portfolio, peer group comparisons and federal regulatory policy for loan and lease losses. Other significant factors of portfolio analysis include changes in lending policies/underwriting standards, trends in volume and terms, portfolio composition and concentrations of credit, and trends in the national and local economy.

With these methodologies, a general allowance is established for each loan type based on historical losses for each loan type in the portfolio. Additionally, management allocates a specific allowance for “Impaired Credits”, which based on current information and events, it is probable the Company will not collect all amounts due according to the original contractual terms of the loan agreement. The level of the general allowance is established to provide coverage for management’s estimate of the credit risk in the loan portfolio by various loan segments not covered by the specific allowance. The allowance for credit losses is discussed in more detail in Note 4 Allowance for Loan Losses and in Management Discussion and Analysis “Allowance for Loan Losses.”

Investment Securities and Impairment

The classification and accounting for investment securities are discussed in detail in Note 1 of the Consolidated Financial Statements presented elsewhere herein. Investment securities must be classified as held-to-maturity, available-for-sale, or trading. The appropriate classification is based partially on our ability to hold the securities to maturity and largely on management’s intentions, if any, with respect to either holding or selling the securities. The classification of investment securities is significant since it directly impacts the accounting for unrealized gains and losses on securities. Unrealized gains and losses on trading securities, if any, flow directly through earnings during the periods in which they arise, whereas available-for-sale securities are recorded as a separate component of shareholder’s equity (accumulated other comprehensive income or loss) and do not affect earnings until realized. The fair values of our investment securities are generally determined by reference to quoted market prices and reliable independent sources. At each reporting date, we assess whether there is an “other-than-temporary” impairment to our investment securities. Such impairment must be recognized in current

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

earnings rather than in other comprehensive income (loss).

The Company reviews investment debt securities on an ongoing basis for the presence of other-than-temporary impairment (OTTI) with formal reviews performed quarterly. OTTI losses on individual investment securities were recognized during 2009 in accordance with FASB ASC Topic 320, Investments — Debt and Equity Securities. The purpose of this ASC was to provide greater clarity to investors about the credit and noncredit component of an other-than-temporary impairment event and to communicate more effectively when an other-than-temporary impairment event has occurred. This ASC amends the other-than-temporary impairment guidance in GAAP for debt securities and improves the presentation and disclosure of other-than-temporary impairment on investment securities and changes the calculation of the other-than-temporary impairment recognized in earnings in the financial statements. This ASC does not amend existing recognition and measurement guidance related to other-than-temporary impairment of equity securities.

For debt securities, ASC Topic 320 requires an entity to assess whether (a) it has the intent to sell the debt security, or (b) it is more likely than not that it will be required to sell the debt security before its anticipated recovery. If either of these conditions is met, an other-than-temporary impairment on the security must be recognized.

In instances in which a determination is made that a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) exists but the entity does not intend to sell the debt security and it is not more likely than not that the entity will be required to sell the debt security before the anticipated recovery of its remaining amortized cost basis (i.e., the amortized cost basis less any current-period credit loss), ASC Topic 320 changes the presentation and amount of the other-than-temporary impairment recognized in the income statement.

In these instances, the impairment is separated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total impairment related to all other factors is recognized in other comprehensive income (loss). The total other-than-temporary impairment is presented in the income statement with an offset for the amount of the total other-than-temporary impairment that is recognized in other comprehensive income (loss). Previously, in all cases, if an impairment was determined to be other-than-temporary, an impairment loss was recognized in earnings in an amount equal to the entire difference between the security’s amortized cost basis and its fair value at the balance sheet date of the reporting period for which the assessment was made. The new presentation provides additional information about the amounts that the Company does not expect to collect related to a debt security.

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

CERTAIN NON GAAP MEASURES

Certain financial information has been determined by methods other than Generally Accepted Accounting Principles (GAAP). Specifically, certain financial measures are based on core earnings rather than net income. Core earnings exclude income, expense, gains and losses that either are not reflective of ongoing operations or that are not expected to reoccur with any regularity or reoccur with a high degree of uncertainty and volatility. Such information may be useful to both investors and management, and can aid them in understanding the Company’s current performance trends and financial condition. Core earnings are a supplemental tool for analysis and not a substitute for GAAP net income. Reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown as part of management’s discussion and analysis of quarterly and year-to-date financial results of operations.

CORPORATE PROFILE

Cortland Bancorp (the “Company”) is a bank holding company headquartered in Cortland, Ohio whose principle activity is to manage, supervise and otherwise serve as a source of strength to its banking subsidiary, the Cortland Savings and Banking Company (“Cortland Banks” or the “Bank”).

Cortland Banks with total assets of just under $500 million at December 31, 2009, is a state chartered bank engaged in commercial and retail banking services. The Bank offers a full range of financial services to our local communities with an ongoing strategic focus on commercial banking relationships.

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

2009 OVERVIEW

Net loss for 2009 was $6,335 or $(1.40) per share, representing a decrease of $1.92 from the $0.52 per share earned in 2008.

The Company’s financial results for 2009 were affected by these notable specific factors:

•	At December 31, 2009, the Company recognized $815 of other-than-temporary impairment (“OTTI”) attributable to its General Motors Corporation Corporate Securities with a cost basis of $2,353. Previously, at December 31, 2008, $1,251 of OTTI attributable to General Motors Corporate Securities was recognized. The impairment charges were recognized due to the fact that General Motors filed for government-assisted Chapter 11 bankruptcy protection on June 1, 2009. Pursuant to the reorganization, secured creditors of the newly emerged company were granted priority in the liability settlement process. Unsecured creditors, such as the Company’s position in these corporate bonds, are subject to much more restrictive settlement options still to be determined. Under this scenario, the market has priced these securities well below the par values. The Company does not expect the value to recover from this pricing level, thus it has recognized other- than-temporary impairment.

•	For the twelve month period ended December 31, 2009, the Company recognized OTTI of $13,687 attributable to eighteen Collateralized Debt Obligations (CDO’s) with a cost basis of $21,068. The impairment charges were recognized after determining the likely future cash flows of these securities had been adversely impacted from previous periods.

•	Insurance premiums paid to the Federal Deposit Insurance Corporation (FDIC) increased by $911. The increase is primarily due to the increase in the

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

rates banks pay for deposit insurance. Deposits are insured by the FDIC up to a maximum amount, which is generally $250 (in effect until December 31, 2013) per depositor subject to aggregation rules. As an FDIC insured institution, the Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC adopted a Restoration Plan to restore the reserve ratio of the Deposit Insurance Fund (DIF) to 1.15%. Effective April 1, 2009, the Restoration plan provided base assessment rate adjustments. In addition, under an interim rule, the FDIC imposed a five basis point emergency special assessment on insured depository institutions on June 30, 2009. The special assessment of $224 was paid in September 2009.

•	Loan loss reserves were bolstered at year end 2008 to account for charge-offs against the allowance and to give recognition to the economy’s steep slide into a serious and likely long lasting recession, with expectations for deterioration on credit quality arising from faltering economic and financial conditions. During 2009, we recorded an additional provision expense of $447. Loans considered as potential problem loans increased from $13,962 at December 31, 2008 to $16,354 at December 31, 2009. Non accrual loans however, increased from $858 at December 31, 2008 to $1,230 at December 31, 2009. As a percent of total loans, the allowance was 0.98% at December 31, 2009 and 1.0% at December 31, 2008. Net charge-offs decreased from $936 at December 31, 2008 to $460 at December 31, 2009. Net charge-offs were 0.19% of average loans at December 31, 2009 compared to 0.41% year-over-year.

Core earnings, which exclude the other-than-temporary impairment charge, FDIC special assessment and certain other non recurring items, were $3,463 in 2009, compared to the $3,179 earned in 2008. Core earnings per share were $0.77 in 2009, $0.71 in 2008 and $0.95 in 2007.

The following is a reconciliation between core earnings and earnings (loss) under generally accepted accounting principles in the United States (GAAP earnings):

	Years Ended
	December 31,
	2009	2008	2007	2006	2005

GAAP (loss) earnings	$(6,335)	$2,353	$4,350	$4,576	$4,334
Impairment losses on investment securities	14,502	1,251
FDIC special assessment	224
Other non-recurring items*	120			(142)	243
Tax effect of adjustments	(5,048)	(425)		48	(83)

Core earnings	$3,463	$3,179	$4,350	$4,482	$4,494

Core earnings per share	$0.77	$0.71	$0.95	$0.99	$1.02

*	Includes a one-time accrual for severance for former president & CEO in 2009, a one time change in tax accrual estimate made in the first quarter of 2006, and a one-time cash bonus in the third quarter of 2005 paid to the retiring CEO.

Net interest margin for 2009 was 3.2% compared to 3.5% for year ended 2008. The margin decreased in 2009 compared to the same period a year ago as the yields on earning assets decreased. Trends in the mix of earning assets have resulted in a shift to a more asset sensitive balance sheet, or a balance sheet in which assets re-price more quickly than funding costs.

Financial results also reflect an increase in expenses associated with the Company’s strategic growth plans. These expenses include costs for professional consulting, information system software licensing and maintenance, personnel and educational training program for the Company’s employees.

Total shareholder’s equity at December 31, 2009 was $36,908 representing a ratio of equity capital to total assets of 7.4%. On a comparable basis, total shareholders equity was $36,028 at December 31, 2008 representing a ratio of equity capital to total assets of 7.3%.

A component of shareholders equity is accumulated other comprehensive income or loss, which includes the net after-tax impact of unrealized gains or losses on investment securities classified as available for sale. Net unrealized losses on available-for-sale

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

investment securities were $4,131 at December 31, 2009 as compared with net unrealized losses of $11,078 at December 31, 2008. Such unrealized losses represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities classified as available for sale. The decrease in net unrealized losses resulted primarily from recognizing pre-tax net other-than-temporary losses of $14.5 million on collateralized debt obligations and corporate securities at December 31, 2009. Investment Securities are discussed in more detail in Note 2 and Note 12 to the Consolidated Financial Statements and in the Management Discussion and Analysis relative to Investment Securities presented elsewhere herein.

No cash dividends were paid in 2009 on the Company’s common stock compared with $3,877 in 2008. Dividends per common share totaled $0.86 in 2008 and $0.85 in 2007.

Total risk-based capital measured 13.22% at December 31, 2009 compared to 17.15% at December 31, 2008. All capital ratios continue to register well in excess of required regulatory minimums.

Return on average equity was (17.6%) in 2009 compared to 5.2% in 2008, while the year-over-year return on average assets measured (1.27)% compared to 0.48% in 2008. Book value per share increased by $0.15 to $8.16 from December 31, 2008 to December 31, 2009. The price of the Company’s common stock traded in a range between a low of $3.00 and a high of $12.38, closing the year at $4.25 per share.

RECENT DEVELOPMENTS

The Current Economic Environment.  We are operating in a challenging and uncertain economic environment, including generally uncertain national conditions and local conditions in our markets. The capital and credit markets have been experiencing volatility and disruption for more than 24 months. The risks associated with our business become more acute in periods of a slowing economy or slow growth. Financial institutions continue to be affected by sharp declines in the real estate market and constrained financial markets. While we are taking steps to decrease and limit our exposure to problem loans, we nonetheless retain direct exposure to the residential and commercial real estate markets, and we are affected by these events.

BALANCE SHEET COMPOSITION

The following table illustrates, during the years presented, the mix of the Company’s funding sources and the assets in which those funds are invested as a percentage of the Company’s average total assets for the period indicated. Average assets totaled $498,250 in 2009 compared to $488,371 in 2008 and $489,047 in 2007.

	2009	2008	2007	2006	2005
Sources of Funds:
Deposits:
Non-interest-bearing	11.8%	11.6%	11.8%	12.4%	13.1%
Interest-bearing	65.3	62.5	63.2	63.3	63.7
Federal funds purchased and repurchase agreements		1.0	1.3	1.0	0.7
Long-term debt and other borrowings	13.7	13.5	12.2	11.9	10.6
Subordinated debt	1.0	1.1	0.5
Other non-interest-bearing liabilities	1.0	1.1	0.8	0.7	0.7
Equity capital	7.2	9.2	10.2	10.7	11.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Uses of Funds:
Loans	47.8%	46.8%	44.1%	42.6%	43.4%
Securities	35.4	45.7	48.9	51.0	49.9
Federal funds sold, and other earning assets	12.0	2.3	1.4	0.9	0.8
Bank owned life insurance	2.6	2.6	2.4	2.5	2.5
Other non-interest-earning assets	2.2	2.6	3.2	3.0	3.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Deposits continue to be the Company’s primary source of funding. During 2009, the relative mix of deposits has remained steady with interest-bearing being the main source. Average non-interest bearing deposits totaled 15.2% of total average deposits in 2009 compared to 15.6% in 2008 and 15.7% in 2007. (Also see section captioned “Deposits” included elsewhere in the Management Discussion and Analysis.)

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company primarily invests funds in loans and securities. Securities had been the largest component of the Company’s mix of invested assets but in 2008 loans became the largest component and continued to be an even larger component in 2009. During 2009 average securities decreased by $46,553 or 20.9%, while average loans increased by $9,850 or 4.3%. Federal Funds sold and other earning assets components of the Company’s mix of assets increased in 2009 from 2.3% to 12.0%. The average balance increased from $11,462 to $59,923. Bank management has elected to employ a higher level of deposits at the Federal Reserve Bank which are now interest bearing to achieve a higher level of short term liquidity needed to support loan demand and compensate for poorly functioning credit markets. As interest rates normalize and the economy and markets stabilize, the Company plans to re-employ the liquidity into investments and loans.

ASSET QUALITY

The Company’s management regularly monitors and evaluates trends in asset quality. Loan review practices and procedures require detailed monthly analysis of delinquencies, nonperforming assets and other sensitive credits. Mortgage, commercial and consumer loans are moved to nonaccrual status once they reach 90 days past due or when analysis of a borrower’s creditworthiness indicates the collection of interest and principal is in doubt.

Additionally, as part of the Company’s loan review process, management routinely evaluates risks which could potentially affect the ability to collect loan balances in their entirety. Reviews of individual credits, aggregate account relationships or any concentration of credits in particular industries are subject to a detailed loan review.

In addition to nonperforming loans, nonperforming assets include nonperforming investment securities, restructured loans and real estate acquired in satisfaction of debts previously contracted. Gross income that would have been recorded in 2009 on these nonperforming loans, had they been in compliance with their original terms, was $207. Interest income that actually was included in income on these loans amounted to $115. Gross income that would have been recorded in 2009 on nonperforming investments, had they been in compliance with their original terms was $1,528. Income that actually was included in income on these investments amounted to $967. The following table depicts the trend in these potentially problematic asset categories.

	2009	2008	2007	2006	2005
Nonaccrual loans:
1-4 residential mortgages	$718	$237	$499	$887	$719
Commercial mortgages	350	469	1,572	2,497	2,472
Commercial loans	116	140	146	188	210
Consumer loans	46	12	17	129	41
Home equity loans			51	222	304

Total Nonaccrual Loans	1,230	858	2,285	3,923	3,746
Investment securities	2,154
Other real estate owned	687	809	282	35	82
Restructured loans	804	432	546

Nonperforming Assets	$4,875	$2,099	$3,113	$3,958	$3,828

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The table below provides a number of asset quality ratios based on this data. Problem loans accounted for on a non accrual basis, which had been $2.285 million at December 31, 2007, decreased to $858 at December 31, 2008 and then increased to $1,230 at December 31, 2009. The ratio of non accrual loans to total loans, which was 1.02% at year end 2007, improved to 0.35% at year end 2008 and then declined to 0.50% at December 31, 2009. The total of all loans past due more than 30 days, which were in excess of $2.943 million or 1.32% of loan balances at December 31, 2007, declined to $1.393 million or 0.57% at December 31, 2008 and increased to $1,976 or 0.80% at December 31, 2009. While non-accrual loans and past due loans increased during 2009, loans charged off, net of recoveries decreased from $630 in 2007 as compared to $936 in 2008 and $460 at December 31, 2009. The increase in net charge-offs was mostly related to commercial real estate loans.

Despite improving trends in certain asset quality areas, the Company recognizes that an extraordinary amount of uncertainty currently exists regarding credit quality as a result of the rapid deterioration of the U.S. economy beginning in the final quarter of 2008. Regionally, the housing market continues to be negatively impacted by a high level of bankruptcy filings and home foreclosures, while unemployment levels continue to rise and business failures are now being reported on a more routine basis. Accordingly, loan loss reserves were bolstered in both 2009 and 2008 to account for charge-offs against the allowance and to give recognition to the economy’s steep slide into a serious and likely long lasting recession, with expectations for deterioration on credit quality arising from faltering economic and financial conditions. (See additional information regarding the Company’s loans in the sections captioned “Results of Operation” and “Allowance for Loan Losses”).

At December 31, 2009, there were $2,154 of investment securities considered to be in non-accrual status. This included the remaining book value of the Company’s investment in General Motors Corporate Securities of $287 and $1,867 of the Company’s holdings in Trust Preferred Securities. As of December 31, 2009, the Bancorp’s management was notified that the quarterly interest payments for 19 of its thirty two investments in trust preferred securities have been placed in “payment in kind” status. Payment in kind status results in a temporary delay in the payment of interest. As a result of a delay in the collection of the interest payments, management placed these securities in non-accrual status. Current estimates indicate that the interest payment delays may exceed ten years. All the other trust preferred securities remain in accrual status. Because of this, the total of nonperforming assets more than doubled resulting in higher ratios involving nonperforming assets.

	2009	2008	2007	2006	2005
Nonaccrual loans as a percentage of total loans	0.50%	0.35%	1.02%	1.91%	1.99%
Nonperforming assets as a percentage of total assets	0.98%	0.43%	0.63%	0.84%	0.83%
Nonperforming assets as a percentage of equity capital plus allowance for loan losses	12.39%	5.45%	6.17%	7.50%	7.58%

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

RESULTS OF OPERATIONS

  Analysis of Net Interest Income — Years Ended December 31, 2009 and 2008

	NET INTEREST MARGIN FOR YEAR ENDED
	December 31, 2009			December 31, 2008
	Average		Average	Average		Average
	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate
INTEREST-EARNING ASSETS
Federal funds sold and other earning assets	$59,923	$155	0.3%	$11,462	$200	1.8%
Investment securities(1)(2)	176,524	8,965	5.1%	223,077	12,583	5.6%
Loans(1)(2)(3)	238,290	15,229	6.4%	228,440	15,557	6.8%

Total interest-earning assets	$474,737	$24,349	5.1%	$462,979	$28,340	6.1%

INTEREST-BEARING LIABILITIES
Interest-bearing demand and money market deposits	$65,266	$436	0.7%	$49,653	$706	1.4%
Savings	84,933	516	0.6%	77,401	851	1.1%
Time	175,153	5,342	3.1%	178,372	7,259	4.1%

Total interest-bearing deposits	325,352	6,294	1.9%	305,426	8,816	2.9%
Federal funds purchased				154	7	4.5%
Other borrowings	68,307	2,813	4.1%	70,807	3,110	4.4%
Subordinated debt	5,155	127	2.5%	5,155	244	4.7%

Total interest-bearing liabilities	$398,814	$9,234	2.3%	$381,542	$12,177	3.2%

Net interest income		$15,115			$16,163

Net interest rate spread(4)			2.8%			2.9%

Net interest margin(5)			3.2%			3.5%

(1) Includes both taxable and tax exempt loans or securities.

(2)	Tax exempt interest is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.

(3)	Includes loan origination and commitment fees.

(4)	Interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.

(5)	Interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

Net interest income, the principal source of the Company’s earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. Net interest income measured $15,115 in the year ended 2009 and $16,163 in the year ended 2008. During the recent reporting periods the net interest margin registered 3.19% in 2009 and 3.49% in 2008.

The decrease in interest income, on a fully taxable equivalent basis, of $3,991 was the product of a 2.5% year-over-year increase in average earning assets and a 99 basis point decrease in interest rates earned. The decrease in interest expense was a product of a 4.5% increase in interest-bearing liabilities and an 88 basis point decrease in rates paid. The net result was a 6.5% decrease in net interest income on a fully tax equivalent basis and a 30 basis point decrease in the Company’s net interest margin.

Interest and dividend income on securities registered a decrease of $3,557, or 29.9%, during the year ended December 31, 2009 when compared to 2008. On a fully tax equivalent basis income on investment securities decreased by $3,618, or 28.8%. The average invested balances decreased by $46,553 from the levels of a year ago. The decrease in the average balance of investment securities was accompanied by a 56 basis point decrease in the tax equivalent yield of the portfolio. The decrease in the average balance of investment securities resulted from a management decision to not reinvest all of the proceeds from called securities that were realized in 2008 and the first half of 2009. At that time management decided to start investing a portion of the liquid funds into short term investment grade securities. During the

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

year ended December 31, 2009, $51,462 in investment securities were purchased while $63,872 were called by the issuer or matured and during the year ended December 31, 2008, $42,426 in investment securities were purchased while $71,463 were called by the issuer or matured. There were $3,734 in securities sold in 2009 and none in 2008. (See Notes to the Consolidated Financial Statements Note 2, and Management Discussion and Analysis on INVESTMENT SECURITIES).

Interest and fees on loans decreased by $328 on a fully tax equivalent basis, or 2.1%, for the twelve months of 2009 compared to 2008. A $9,850 increase in the average balance of the loan portfolio, or 4.3%, was offset slightly by a 42 basis point decrease in the portfolio’s tax equivalent yield. This increase in the average loan portfolio balance is a direct result of efforts to increase market share. The Company has benefited from new loan referrals from existing customers as well as from a customer testimonial advertising and marketing campaign which has generated interest in the Company’s line of products and services in 2008 and into 2009. (See Notes to the Consolidated Financial Statements, Note 3 and the section captioned “Loan Portfolio” included elsewhere in the Management Discussion and Analysis).

Other interest income decreased by $45 from the same period a year ago. The average balance of federal funds sold and other earning assets increased by $48,461, or 422.8%. The yield decreased by 148 basis points during 2009 compared to 2008.

Average interest-bearing demand deposits and money market accounts increased by $15,613, and savings increased by $7,532. The average rate paid on these products decreased by 59 basis points in the aggregate. The average balance of time deposit products decreased by $3,219, as the average rate paid decreased by 102 basis points, from 4.1% to 3.1%. Total interest paid on these products was $5,342, a $1,917 decrease from a year ago. (See Notes to the Consolidated Financial Statements Note 6, Deposits and the section captioned “Deposits” included elsewhere in the Management Discussion and Analysis).

Average borrowings, federal funds purchased and subordinated debt decreased by $2,654 while the average rate paid on borrowings decreased by 42 basis points. $6,000 in Federal Home Loan Bank borrowings were paid off at their due dates in the last two months of 2009. Management plans to pay down individual borrowings at their respective due dates in the future using current liquidity. (See Notes to the Consolidated Financial Statements, Notes 7 and 8 for information regarding borrowings and subordinated debt).

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

  Analysis of Net Interest Income — Years Ended December 31, 2008 and 2007

	NET INTEREST MARGIN FOR YEAR ENDED
	December 31, 2008			December 31, 2007
	Average		Average	Average		Average
	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate

INTEREST-EARNING ASSETS
Federal funds sold and other earning assets	$11,462	$200	1.8%	$6,950	$366	5.3%
Investment securities(1)(2)	223,077	12,583	5.6%	238,904	13,664	5.7%
Loans(1)(2)(3)	228,440	15,557	6.8%	215,496	15,856	7.4%

Total interest-earning assets	$462,979	$28,340	6.1%	$461,350	$29,886	6.5%

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits	$49,653	$706	1.4%	$46,508	$888	1.9%
Savings	77,401	851	1.1%	78,072	799	1.0%
Time	178,372	7,259	4.1%	184,586	8,769	4.8%

Total interest-bearing deposits	305,426	8,816	2.9%	309,166	10,456	3.4%
Federal funds purchased	154	7	4.5%	605	29	4.8%
Other borrowings	70,807	3,110	4.4%	65,570	3,346	5.1%
Subordinated debt	5,155	244	4.7%	2,175	154	7.1%

Total interest-bearing liabilities	$381,542	$12,177	3.2%	$377,516	$13,985	3.7%

Net interest income		$16,163			$15,901

Net interest rate spread(4)			2.9%			2.8%

Net interest margin(5)			3.5%			3.5%

(1)	Includes both taxable and tax exempt loans or securities.
(2)	Tax exempt interest is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 34%.
(3)	Includes loan origination and commitment fees.
(4)	Interest rate spread represents the difference between the yield on earning assets and the rate paid on interest bearing liabilities.
(5)	Interest margin is calculated by dividing the difference between total interest earned and total interest expensed by total interest-earning assets.

Net interest income, the principal source of the Company’s earnings, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. During the recent reporting period the net interest margin registered 3.49% in 2008, 3.45% in 2007 and 3.67% in 2006.

The increase in the net interest margin from the previous year can be attributed in part, to the decrease in cost of funds exceeding the decrease in loan yield during the year.

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

Other interest income decreased by $166 from the same period a year ago. The average balance of federal funds sold and other earning assets increased by $4,512, or 64.9%. The yield decreased by 351 basis points during 2009 compared to 2008.

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

Analysis of Net Interest Income Changes (Tax Equivalent Basis)

	2009 Compared to 2008			2008 Compared to 2007
	Volume	Rate	Total	volume	Rate	Total

Increase (Decrease) in Interest Income:
Federal funds sold and other money markets	$246	$(291)	$(45)	$159	$(325)	$(166)
Investment Securities
U.S. Treasury and other U.S. Government agencies and corporations	(1,572)	(120)	(1,692)	(1,843)	173	(1,670)
U.S. Government mortgage-backed pass-through certificates	(299)	(146)	(445)	761	83	844
States of the U.S. and political subdivisions	(228)	(7)	(235)	(398)		(398)
Other securities	(407)	(839)	(1,246)	476	(333)	143
Loans	654	(982)	(328)	921	(1,220)	(299)

Total Interest Income Change	(1,606)	(2,385)	(3,991)	76	(1,622)	(1,546)

Increase (Decrease) in Interest Expense:
Interest-bearing demand deposits	178	(448)	(270)	57	(239)	(182)
Savings deposits	76	(411)	(335)	(7)	59	52
Time deposits	(129)	(1,788)	(1,917)	(287)	(1,223)	(1,510)
Federal funds purchased	(3)	(4)	(7)	(21)	(1)	(22)
Securities sold under agreements to repurchase	22	(105)	(83)	(36)	(115)	(151)
Other borrowings under one year	341	51	392	(422)	(65)	(487)
Other borrowings over one year	(450)	(156)	(606)	723	(321)	402
Subordinated debt	0	(117)	(117)	155	(65)	90

Total Interest Expense Change	35	(2,978)	(2,943)	162	(1,970)	(1,808)

Increase (Decrease) in Net Interest Income on a Taxable Equivalent Basis	$(1,641)	$593	$(1,048)	$(86)	$348	$262

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Analysis of Other Income, Other Expense and Federal Income Tax

Other Income

	2009	2008	2007	2006	2005

Fees for other customer services	$2,298	$2,314	$2,307	$2,239	$2,254
Gain on sale of loans	265	30	88	106	89
Other real estate gains (losses)	15	43	(1)	(47)	(3)
Earnings on bank owned life insurance	553	537	521	433	341
Other operating income	135	47	97	86	126

Other income excluding investment (losses) gains	3,266	2,971	3,012	2,817	2,807
Investment securities net gains (losses)	432	139	77	18	308
Impairment losses on investment securities	(14,502)	(1,251)

Total other income (loss)	$(10,804)	$1,859	$3,089	$2,835	$3,115

Total other income, excluding investment gains or losses increased by $295 or 9.9% for 2009 compared to a decrease of $41 for 2008. After impairment losses and gains on investment securities, other income decreased by $12,663 in 2009 compared to a decrease of $1,230 in 2008.

Fees for customer services decreased by $16, or 0.7%, compared to an increase of $7 or 0.3% in the prior year. In November 2009, the Federal Reserve Board issued a final rule that, effective July 1, 2010, prohibits financial institutions from charging consumers fees for paying overdrafts on automated teller machine and one-time debit card transactions, unless a consumer consents, or opts in, to the overdraft service for those types of transactions. Consumers must be provided a notice that explains the financial institution’s overdraft services, including the fees associated with the service, and the consumer’s choices. Because the Banks’ customers must provide advance consent to the overdraft service for automated teller machine and one-time debit card transactions, the Company cannot provide any assurance as to the ultimate impact of this rule on the amount of overdraft/insufficient funds charges reported in future periods. Loans originated for sale in the secondary market showed gains of $265 in 2009, compared to $30 and $88 in 2008 and 2007, respectively. This increase in loan sales activity for the year ended 2009 as compared to 2008 is attributable to the significant decline in mortgage interest rates during the fourth quarter of 2008 and 2009.

Gains on securities called and net gains on the sale of available for sale investment securities increased by $293 from year ago levels compared to an increase of $62 in 2008. With rates falling, the U.S. Government agencies and corporations elected to call an increasing number of issues. Gains in 2009 were offset by a $14,502 impairment loss attributable to Collateralized Debt Obligations (CDO’s), representing pools of trust preferred debt primarily issued by bank holding companies, and insurance companies and General Motors bonds. (See Note 2 — Investment Securities).

Non-Interest Expense

	2009	2008	2007	2006	2005

Salaries and benefits	$7,434	$7,156	$7,199	$6,776	$7,052
Net occupancy and equipment expense	1,849	1,957	1,871	1,811	1,870
State and local taxes	415	552	580	552	548
FDIC expense	962	51	42	43	46
Office supplies	357	368	396	367	338
Bank exam and audit	458	460	443	486	427
Other operating expense	2,173	2,271	2,064	1,986	1,919

Total other expenses	$13,648	$12,815	$12,595	$12,021	$12,200

Total other expenses increased by $833 or 6.5% in 2009. This compares to an increase of $220 or 1.7% in 2008. During 2009, expenditures for salaries and employee benefits increased by $278 or 3.9%. This increase is a combination of regular staff salary and benefit increases and a one time accrual of $120 for cash severance to the former President and Chief Executive Officer. Full-time equivalent employment averaged 160 in 2009 compared to 161 in 2008. In 2008 these expenditures decreased by $43 or 0.6%. This was also due to salary and benefit increases and a decrease in full-time equivalent employees from 164 in 2007 to 161 in 2008.

Insurance premiums paid to the FDIC increased by $911. The increase is primarily due to the increase in the rates banks pay for deposit insurance. Deposits are insured by the FDIC up to a maximum amount, which is generally $250 (in effect until December 31, 2013) per depositor subject to aggregation rules. As an FDIC-insured institution, the Bank is required to

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

pay deposit insurance premium assessments to the FDIC. The FDIC adopted a Restoration Plan to restore the reserve ratio of the Deposit Insurance Fund (DIF) to 1.15%. Effective April 1, 2009, the Restoration Plan provides base assessment rate adjustments. In addition, under an interim rule, the FDIC imposed a five basis point emergency special assessment on insured depository institutions on June 30, 2009. The special assessment of $224 was payable on September 30, 2009. The Company anticipates its FDIC insurance expense will continue to adversely impact operating expenses in future years.

Salaries and employee benefits represented 54.5% of all non-interest expenses in 2009, 55.8% in 2008 and 57.2% in 2007. Salaries and employee benefits increased by $423 in 2007 followed by a decrease of $43 in 2008 and an increase of $278 in 2009. The following details components of these increases or decreases:

	Analysis of Changes in Salaries & Benefits
	Amounts					Percent
	2009	2008	2007	2006	2005	2009	2008	2007	2006	2005

Salaries	$135	$(148)	$252	$(176)	$317	2.5%	(2.7)%	4.7%	(3.2)%	6.1%
Benefits	109	115	145	(77)	(29)	5.8	6.5	9.0	(4.6)	(1.7)

	244	(33)	397	(253)	288	3.3	(0.4)	5.7	(3.5)	4.2
Deferred Loan Origination Fees	34	(10)	26	(23)	42	23.4	(7.4)	16.1	(16.7)	23.3

	$278	$(43)	$423	$(276)	$330	3.9%	(0.6)%	6.2%	(3.9)%	4.9%

Wage and salary expense per employee averaged $34,762 in 2009 $33,708 in 2008 and $33,994 in 2007. Full-time equivalent employment averaged 160 employees in 2009, 161 employees in 2008 and 164 employees in 2007. Average earning assets per employee measured $2,967 in 2009, $2,876 in 2008 and $2,813 in 2007.

Income (loss) before income tax expense amounted to $(10,490) for the year ended 2009 compared to $2,641 and $5,461 for the similar periods of 2008 and 2007, respectively. The effective tax rate was (39.6%) in 2009, 10.9% in 2008 and 20.3% in 2007, resulting in income tax expense (benefit) of $(4,155), $288 and $1,111, respectively. The variation in the effective tax rate occurs as a result of the declining income without any substantial change in non-taxable income.

	December 31,
	2009	2008	2007	2006	2005
Provision at statutory rate	$(3,567)	$898	$1,857	$1,871	$1,798
Add (Deduct):
Tax effect of non-taxable income	(655)	(695)	(846)	(909)	(921)
Tax effect of non-deductible expense	67	85	100	111	80
Tax effect of change in estimate*				(145)

Federal income taxes	$(4,155)	$288	$1,111	$928	$957

*	One time adjustment to tax accrual estimate

Net (loss) income registered $(6,335) in 2009, $2,353 in 2008 and $4,350 in 2007 representing per share amounts of $(1.40) in 2009, $0.52 in 2008 and $0.95 in 2007. Dividends declared per share were $0.86 in 2008, $0.85 in 2007 and none paid in 2009. Per share amounts have been restated to give retroactive effect to the 1% common stock dividend of January 1, 2009, and the 1% stock dividend declared on March 9, 2009.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table shows financial results by quarter for the years ending December 31, 2009 and 2008:

FINANCIAL RESULTS BY QUARTER
(Unaudited)

	2009				2008
	For the Quarter Ended				For the Quarter Ended
	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31

Interest Income	$5,681	$5,701	$5,821	$6,420	$6,800	$6,849	$6,844	$7,066
Interest Expense	1,973	2,248	2,432	2,581	2,816	2,921	3,051	3,389

Net Interest Income	3,708	3,453	3,389	3,839	3,984	3,928	3,793	3,677
Loan Loss Provision	(90)	(121)	(65)	(151)	(1,290)	(105)	(315)	(75)
Net Security Gains	255	8	82	87	23	34	9	73
Impairment losses	(512)	(2,471)	(7,852)	(3,667)	(1,251)
Net Gain on Loans	32	43	119	71	5	4	11	10
Other real estate (losses) gains			29	(14)	(6)	(2)	—	51
Other Income	771	752	707	756	671	762	728	737
Other Expenses	(3,428)	(3,383)	(3,557)	(3,280)	(3,143)	(3,258)	(3,257)	(3,157)

Income (loss) Before Tax	736	(1,719)	(7,148)	(2,359)	(1,007)	1,363	969	1,316
Federal Income Tax expense (benefit)	93	(736)	(2,550)	(962)	(443)	285	164	282

Net Income (loss)	$643	$(983)	$(4,598)	$(1,397)	$(564)	$1,078	$805	$1,034

Net Income (loss) Per Share	$0.14	$(0.22)	$(1.01)	$(0.31)	$(0.13)	$0.24	$0.18	$0.23
Net Interest Income (fully taxable equivalent basis)	$3,895	$3,628	$3,566	$4,026	$4,176	$4,123	$3,990	$3,874
Net Interest Rate Spread	3.1%	2.8%	2.7%	3.0%	3.1%	3.1%	2.9%	2.7%
Net Interest Margin	3.3%	3.1%	3.0%	3.4%	3.6%	3.6%	3.4%	3.3%

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

The Company’s allowance for loan loss methodology consists of three elements: (i) specific valuation allowances on probable losses on specific loans; (ii) historical valuation allowances based on historical loan loss experience for similar loans with similar characteristics and trends; and (iii) general valuation allowances based on general economic conditions and other qualitative risk factors both internal and external to the Company.

The allowances established for probable losses on specific loans are based on a recurring analyses and evaluations of classified loans. Loans are categorized into risk grade classifications based on an internal credit risk grading process that evaluates, among other things: (i) the obligor’s ability to repay; (ii) the underlying collateral, if any; and (iii) the economic environment and industry in which the borrower operates. The Bank currently breaks the loan and lease portfolio into the following major categories. 1) Pooled Loans with similar risk characteristics; 2) Substandard Loans defined as being inadequately protected by current sound net worth, paying capacity of the borrower, or pledged collateral; 3) Special Mention defined as having potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects for the credit or the Bank’s credit position; 4) Loss or doubtful loans have all the weaknesses of a classified loan, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values highly questionable and improbable; 5) Impaired Loans which generally include non-accrual loans. Once

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

a loan is assigned a risk grade of classified, the loan review officer assesses whether the loan is to be evaluated for impairment based on the Company policy. A portion of the allowance for loan loss is specifically allocated to those loans which are evaluated for impairment and determined to be impaired. Specific valuation allowances are determined by analyzing the borrower’s ability to repay amounts owed, collateral deficiencies, the relative risk grade of the loan and economic conditions affecting the borrower’s industry, among other things. If after review, the loan is not considered to be impaired, the loan is included with a pool of similar loans that is assigned a valuation allowance calculated based on the historical loss experience of the pool type. The valuation allowance is calculated based on the historical loss experience of specific types of classified loans. The Company calculates historical loss ratios for pools of loans with similar characteristics based on the proportion of actual charge-offs experienced to the total population of loans in the pool. The historical loss ratios are periodically updated based on actual charge-off experience.

A general valuation allowance is established for pools of homogeneous loans based upon the product of the historical loss ratio adjusted for qualitative factors and the total dollar amount of the loans in the pool. Specific qualitative factors considered by management include trends in volume or terms, changes in lending policy levels and trends in charge-offs, classification and non-accrual loans, concentrations of credit and local and national economic factors. The Company’s pools of similar loans include similarly risk-graded groups of commercial and industrial loans, commercial real estate loans, consumer loans and 1-4 family residential mortgages. Additional factors are used on pools of loans considered special mention; specifically, levels and trends in classification, declining trends in financial performance, structure and lack of performance measures and migration from special mention to substandard. For loans graded as substandard, a separate historical loss is calculated as a percent of charge-offs net of recoveries to the balance of substandard loans, which results in a significantly higher historical loss factor. This is also adjusted for the qualitative factors discussed previously.

Loans identified as losses by management, internal loan review and/or bank examiners are charged-off. Furthermore, consumer loan accounts are charged-off in accordance with regulatory requirements.

The Company maintains an allowance for losses on unfunded commercial lending commitments to provide for the risk of loss inherent in these arrangements. The allowance is computed using a methodology similar to that used to determine the allowance for loan losses. This allowance is reported as a liability on the balance sheet within accrued expenses and other liabilities, while the corresponding provision for these losses is recorded as a component of other expense. At December 31, 2009 the allowance was set at $74.

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

Although we believe we use the best information available to make loan loss allowance determinations, future adjustments could be necessary if circumstances or economic conditions differ substantially from the assumptions used in making our initial determinations. Continued levels of job loss and high unemployment, home foreclosures and business failures could result in increased levels of nonperforming assets and charge-offs, increased loan loss provisions and reductions in income. Additionally, as an integral part of their examination process, bank regulatory agencies periodically review our allowance for loan losses. The banking agencies could require the recognition of additions to the loan loss allowance based on their judgment of information available to them at the time of their examination.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

	2009	2008	2007	2006	2005

Balance at beginning of year	$2,470	$1,621	$2,211	$2,168	$2,629
Loan losses:
1-4 family residential mortgages	(87)	(184)	(92)	(29)	(87)
Commercial mortgages	(233)	(624)	(395)	(20)	(734)
Consumer and other loans	(198)	(255)	(232)	(199)	(203)
Commercial loans	(5)	(20)	(1)	(40)	(89)
Home equity loans	(97)	(17)	(8)		(6)

	(620)	(1,100)	(728)	(288)	(1,119)

Recoveries on previous loan losses:
1-4 family residential mortgages	1
Commercial mortgages	55	3	5
Consumer and other loans	100	126	92	99	100
Commercial loans	4	35	1	7	13

	160	164	98	106	113

Net loan losses	(460)	(936)	(630)	(182)	(1,006)

Provision charged to operations	427	1,785	40	225	545

Balance at end of year	$2,437	$2,470	$1,621	$2,211	$2,168

Ratio of net loan losses to average net loans outstanding	0.20%	0.42%	0.29%	0.09%	0.53%

Ratio of loan loss allowance to total loans	0.98%	1.00%	0.73%	1.08%	1.15%

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

The following is an allocation of the year end allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31, for the years indicated:

	2009	2008	2007	2006	2005

Types of Loans
1-4 family residential mortgages	$215	$287	$258	$209	$243
Commercial mortgages	1,659	1,663	954	1,441	1,397
Consumer and other loans	163	226	214	183	160
Commercial loans	329	257	194	376	364
Home equity loans	71	37	1	2	4

	$2,437	$2,470	$1,621	$2,211	$2,168

The allocation of allowance for loan was fairly consistent from 2008 to 2009. During 2008, the reserve allocated to all categories of loans increased compared to 2007, particularly on commercial mortgages and commercial loans primarily due in part to an increase in net charge-offs in 2008 and an increase in provision expense on non impaired loan balances to give recognition to management’s assessment of the increased credit risk in the commercial real estate and commercial loan portfolios and a rapidly deteriorating economic environment.

The allocations of the allowance as shown in the table above should not be interpreted as an indication that future loan losses will occur in the same proportions or that the allocations indicate future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is applicable to the entire portfolio, and allocation of a portion of the allowance to one category of loans does not preclude availability to absorb losses in other categories.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

LOAN PORTFOLIO

The following table represents the composition of the loan portfolio as of December 31, for the years indicated:

	2009		2008		2007		2006		2005
	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%

Types of Loans
1-4 family residential mortgages	$60,904	24.5	$68,985	28.0	$68,135	30.5	$62,882	30.6	$59,910	31.8
Commercial mortgages	126,507	51.0	128,705	52.3	120,950	54.3	106,160	51.7	90,983	48.3
Consumer loans	7,770	3.1	8,162	3.3	8,484	3.8	7,745	3.8	6,714	3.6
Commercial loans	38,498	15.5	27,750	11.3	14,981	6.7	17,505	8.5	19,767	10.5
Home equity loans	14,569	5.9	12,179	5.0	10,559	4.7	10,807	5.3	10,828	5.8
1-4 family residential loans held for sale			236	0.1			109	0.1

Total loans	$248,248		$246,017		$223,109		$205,208		$188,202

The following schedule sets forth maturities based on remaining scheduled repayments of principal or next repricing opportunity for loans (excluding 1-4 family and consumer loans) as of December 31, 2009:

	1 Year	1 to	Over
	or Less	5 Years	5 Years	Total

Types of Loans
Commercial loans	$24,136	$10,356	$4,006	$38,498
Commercial mortgages	21,345	77,838	27,324	126,507
Home equity	14,569			14,569

Total loans (excluding 1-4 family mortgage and consumer loans)	$60,050	$88,194	$31,330	$179,574

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following schedule sets forth loans as of December 31, 2009 based on next re-pricing opportunity for floating and adjustable interest rate products, and by remaining scheduled principal payments for loan products with fixed rates of interest. 1-4 family and consumer loans have again been excluded.

	1 Year	Over
	or Less	1 Year	Total

Types of Loans
Floating or adjustable rates of interest	$46,391	$95,820	$142,211
Fixed rates of interest	13,659	23,704	37,363

Total loans (excluding 1-4 family mortgage and consumer loans)	$60,050	$119,524	$179,574

The Company recorded an increase of $2,231 in the loan portfolio from the level of $246,017 recorded at December 31, 2008. Gross loans as a percentage of earning assets stood at 54.3% as of December 31, 2009 and 53.9% at December 31, 2008. The loan to deposit ratio at the end of 2009 was 64.1% as compared to 64.7% for the same period a year ago. The increase in loans has primarily resulted from efforts designed to increase market share. The Company has benefited from new loan referrals from existing customers as well as from a customer testimonial advertising and marketing campaign which has generated interest in the Company’s line of products and services. At December 31, 2009 the loan loss allowance of $2,437 represented approximately 1.0% of outstanding loans, and at December 31, 2008, the loan loss allowance of $2,470 also represented approximately 1.0% of outstanding loans.

Between 2008 and 2009, the balance of 1-4 family residential mortgage loans declined from 28.0% to 24.5% of the loan portfolio. The portion of the loan portfolio represented by commercial loans (including commercial real estate) increased from 63.6% in 2008 to 66.5% in 2009. Consumer loans (including home equity loans) increased from 8.3% in 2008 to 9.0% in 2009.

Commercial real estate and 1-4 residential loans continue to comprise the largest share of the Company’s loan portfolio. At the end of 2009, residential loans and commercial loans comprised a combined 91.0% of the portfolio, compared to 90.9% five years ago. Home equity loans at 5.9% and consumer installment at 3.1% comprise the remainder of the portfolio in 2009.

For fiscal year ended 2009, approximately $19,300 in new mortgage loans were originated by the Company, an increase of approximately $11,100 from 2008 originations.

The following shows the disposition of mortgage loans originated during 2005 to 2009 (in millions):

	2009	2008	2007	2006	2005

Retained in Portfolio	$4.2	$6.2	$10.1	$8.3	$7.6
Loans Sold to Investors with Servicing Rights Released	$15.1	$2.0	$6.2	$6.9	$6.6

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company’s product offerings continue to include a service released sales program, which extends the Company the ability to offer competitive long-term fixed interest rates without incurring additional credit or interest rate risk.

During 2009, the Company sold more residential mortgage loans under the service release sales program and retained fewer portfolio loans in comparison to 2008 totals. This increase in loan sales activity in 2009 is attributable to a significant decline in mortgage interest rates. Mortgage loan originations are typically qualified for sale to investors in the secondary market, but are occasionally retained in the portfolio when requested by a customer or to enhance account relationships for certain customers. The mix of portfolio retained to those sold to investors will vary from year to year.

The Bank continues to be active in home equity financing. Home Equity term loans and credit lines (HELOC’s) remain popular with consumers wishing to finance home improvement costs, education expenses, vacations and consumer goods purchased at favorable interest rates.

In order to improve customer retention and provide better overall balance, management will continue to evaluate and reposition the Company’s portfolio product offerings during 2010.

The balance of the commercial loan portfolio, which includes commercial mortgages, as of December 31, 2009 was $165,005, an increase of $8,550 from the balance of $156,455 recorded at December 31, 2008. Short term, asset based commercial loans including lines of credit increased during the year. This was a direct result of commercial customers utilizing their commercial lines of credit more during 2009 and as a result of a single 90 day term commercial loan that was closed in December 2008 for $7,755 that was fully secured by a segregated deposit account with the Bank and two short term 60 day commercial loans closed in December 2009 totaling $12,500 that were also fully secured by segregated deposit accounts with the Bank. The increase also resulted from a program designed to increase market share. The Company has also benefited from new loan referrals from existing customers as well as from a customer testimonial advertising and marketing campaign which has generated interest in the Company’s line of products and services.

Loan personnel will continue to aggressively pursue both commercial and small business opportunities supported by product incentives and marketing efforts. When necessary, management will continue to offer competitive fixed rate commercial real estate products to qualifying customers in an effort to establish new business relationships, retain existing relationships, and capture additional market share. The Bank’s lending function continues to provide business services to a wide array of medium and small businesses, including but not limited to commercial and residential real estate builders, health care facilities, grocery stores, manufacturers, trucking companies, physicians and medical groups, service contractors, restaurants, hospitality industry companies, retailers, wholesalers, as well as educational institutions and other political subdivisions.

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
Commercial Loan Concentrations

	2009		2008
		% of		% of
Sector	Balances	Portfolio	Balances	Portfolio

Hotels/Motels	$20,805	12.61%	$19,130	12.26%
Eating Establishments	14,519	8.80%	13,825	8.86%
Non Residential Bldg/Apt Bldg	14,594	8.84%	11,371	7.29%
Steel Related Industries	11,726	7.11%	12,276	7.87%

The single largest customer relationship had an aggregate balance at year end of $12,191 compared

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

to $11,124 in 2008. This balance represented approximately 7.4% of the total commercial portfolio compared to 7.1% in 2008. It is important to note that within this relationship, there is a short term 90 day note for $7,500 in 2008 and a short term 60 day note for $8,650 in 2009, that are fully secured by segregated deposit accounts with the Bank.

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

INVESTMENT SECURITIES

Investment securities are segregated into three separate portfolios: held to maturity, available for sale and trading. Each portfolio type has its own method of accounting. The Company currently does not maintain a trading portfolio.

Held to maturity securities are recorded at historical cost, adjusted for amortization of premiums and accretion of discounts. Securities designated by the Company as held to maturity tend to be higher yielding but less liquid either due to maturity, size or other characteristics of the issue. The Company must have both the intent and the ability to hold such securities to maturity.

Securities classified as available for sale are those that could be sold for liquidity, investment management, or similar reasons even though management has no present intentions to do so. Securities available for sale are carried at fair value using the specific identification method. Changes in the unrealized gains and losses on available for sale securities are recorded net of tax effect as a component of comprehensive income.

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

Securities are evaluated periodically to determine whether a decline in their value is other-than-temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospect for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be an other-than-temporary impairment (OTTI), the credit related OTTI is recognized in earnings while the non-credit related OTTI on securities not expected to be sold is recognized in other comprehensive income (loss).

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table shows the book value of investment securities by type of obligation at the dates indicated:

	December 31,
	2009	2008	2007	2006	2005

U.S. Treasury and other U.S. Government agencies and corporations	$26,673	$44,903	$83,995	$86,682	$80,053
U.S. Government mortgage-backed pass-through certificates	100,496	96,730	83,654	73,921	82,992
States of the U.S. and political subdivisions	28,595	30,124	32,762	40,807	44,714
Trust preferred pool/collateralized debt obligations	12,124	15,146	32,598	25,897	21,953
Corporate securities	287	1,102	2,032	2,215	1,547
Regulatory stock	3,749	3,749	3,581	3,581	3,393

	$171,924	$191,754	$238,622	$233,103	$234,652

Impairment Analysis of Investment Securities

Note 2 in the Notes to the Consolidated Financial Statements contains the accounting and disclosures for securities impairment pursuant to FASB ASC Topic 320, Investments — Debt and Equity Securities.

Fair Value

The Company owns 32 collateralized debt obligation securities totaling $35,143 (par value) that are backed by trust preferred securities issued by banks, thrifts, insurance companies and real estate investment trusts, (TRUP CDOs). The market for these securities at December 31, 2009 is not active and markets for similar securities are also not active. Given conditions in the debt markets today and the absence of observable transactions in the secondary and new issue markets, the Company determined the few observable transactions and market quotations that are available are not reliable for purposes of determining fair value at December 31, 2009. It was decided that an income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs would be more representative of fair value than the market approach valuation technique used at prior measurement dates.

The Company enlisted the aid of an independent third party to perform the TRUP CDO valuations. The approach to determining fair value involved the following process:

1.	Estimate the credit quality of the collateral using average probability of default values for each issuer (adjusted for rating levels).

2.	Consider the potential for correlation among issuers within the same industry for default probabilities (e.g. banks with other banks).

3.	Forecast the cash flows for the underlying collateral and apply to each CDO tranche to determine the resulting distribution among the securities.

4.	Discount the expected cash flows to calculate the present value of the security.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

5.	The effective discount rates on an overall basis generally range from 9.84% to 63.91% and are highly dependent upon the credit quality of the collateral, the relative position of the tranche in the capital structure of the CDO and the prepayment assumptions.

Based upon the results of the analysis, the Company currently believes that a weighted average price of approximately $0.34 per $1.00 of par value is representative of the fair value of the 32 trust preferred securities.

The Company considered all information available as of December 31, 2009 to estimate the impairment and resulting fair value of the CDO’S. The CDO’S are supported by a number of banks and insurance companies located throughout the country. The FDIC has recently indicated that there are many institutions still considered troubled banks even after the numerous failures in 2009. If the conditions of the underlying banks in the CDO’S worsen, there may be additional impairment to recognize in 2010 or later.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

A summary of securities held at December 31, 2009, classified according to the earlier of next re-pricing or the maturity date and the weighted average yield for each range of maturities, is set forth below. Fixed rate mortgage-backed securities are classified by their estimated contractual cash flow, adjusted for current prepayment assumptions. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2009
	Book	Weighted
Type and Maturity or Re-pricing Grouping	Value	Average Yield(1)

U.S. Treasury and other U.S. Government agencies and corporations:
Maturing or repricing within one year	$5,096	4.505%
Maturing or repricing after one year but within five years	—	—
Maturing or repricing after five years but within ten years	12,306	4.584
Maturing or repricing after ten years	9,271	5.791

Total U.S. Treasury and other U.S. Government agencies and corporations	$26,673	4.988%

U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s:
Maturing or repricing within one year	$32,710	4.397%
Maturing or repricing after one year but within five years	51,302	4.552
Maturing or repricing after five years but within ten years	13,757	4.446
Maturing or repricing after ten years	2,727	4.380

Total U.S. Government mortgage-backed pass-through certificates, REMICS & CMO’s	$100,496	4.482%

States of the U.S. and political subdivisions:
Maturing or repricing within one year	$655	8.097%
Maturing or repricing after one year but within five years	1,024	6.673
Maturing or repricing after five years but within ten years	10,343	7.005
Maturing or repricing after ten years	16,573	7.117

Total States of the U.S. and political subdivisions	$28,595	7.083%

Other securities:
Maturing or repricing within one year	$10,367	2.002%
Maturing or repricing after one year but within five years	487	0.000
Maturing or repricing after five years but within ten years	42	0.000
Maturing or repricing after ten years	5,264	3.269

Total other securities	$16,160	2.349%

(1)	The weighted average yield has been computed by dividing the total interest income adjusted for amortization of premium or accretion of discount over the life of the security by the amortized cost of the securities outstanding. The weighted average yield of tax-exempt obligations of states of the U.S. and political subdivisions has been calculated on a fully taxable equivalent basis. The amounts of adjustments to interest which are based on the statutory tax rate of 34% were $18, $21, $222 and $354 for the four ranges of maturities, respectively.

As of December 31, 2009, there were $6,015 in callable U.S. Government Agencies, and $13,023 in callable obligations of states and political subdivisions that given current and expected interest rate environments are likely to be called within the one year time horizon. These securities are categorized according to their contractual maturities, with $370 classified as maturing after one year but within five years, $8,226 classified as maturing after five years but within ten years and $10,442 classified as maturing after 10 years.

Additionally, as of December 31, 2009, there were $13,324 in callable U.S. Government Agencies, $9,412 in callable obligations of states and political subdivisions that given current and expected interest

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

rate environments having the possibility of being called within the time frame defined as after one year but within five years. These securities are categorized according to their contractual maturities, with $12,944 maturing after five years but within ten years and $9,692 maturing after 10 years.

As of December 31, 2009, the carrying value of all investment securities, both available for sale and held to maturity, totaled $171,924, a decrease of $19,830 or 10.3% from the prior year. The Bank’s management elected not to reinvest all of the proceeds from called securities that were realized during the twelve months ended December 31, 2009. Instead, a portion was used to lower the level of public fund jumbo certificates of deposit, pay off FHLB of Cincinnati advances, increase Federal Reserve Bank balances and fund commercial loans. The investment portfolio represented 44.4% of each deposit dollar, down from 50.5% of year end levels. The allocation between single maturity investment securities and mortgage-backed securities shifted to a 40/60 split versus the 49/51 division of the previous year, as mortgage-backed securities increased by $3,766 or 3.9%.

Holdings of obligations of states and political subdivisions showed a decrease of 1,529 or 5.1%, as numerous bonds were called during the year.

Amortization of purchase premium resulted in the decrease of holdings of U.S. Treasury securities by approximately $4, or 3.0%. Investments in U.S. government agencies and sponsored corporations decreased by approximately $18,226 or 40.7%. Holdings of Corporate securities decreased by $815 comprised entirely of other-than-temporary losses on General Motors Corporation Corporate securities with a cost basis of $1,102.

Holdings of Trust preferred pool/collateralized debt obligations decreased by $3,022. The Company recognized $13,687 of other-than-temporary losses on its trust preferred pool/collateralized debt obligations that flowed through non-interest income. The change in losses recorded in other comprehensive income decreased by $10,510.

Holdings of other securities remained flat during the year.

The mix of mortgage-backed securities remained weighted in favor of fixed rate securities in 2009. The portion of the mortgage-backed portfolio allocated to fixed rate securities rose to 87% in 2009 versus 83% in 2008. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed rate securities perform better in periods of stable to slightly declining interest rates. Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations which totaled $5,976 and $11,855 at December 31, 2009 and 2008, respectively. No collateralized mortgage obligations were sold in 2009.

At December 31, 2009, a net unrealized loss of $4,131, net of tax, was included in shareholders’ equity as a component of Other Comprehensive Income, as compared to a net unrealized loss of $11,078, net of tax, as of December 31, 2008. This $6,947 reflects the increased market value of the collateralized debt obligation resulting from the $13,687 other-than-temporary impairment charges. Lower interest rates generally translate into more favorable market prices for debt securities, conversely rising interest rates generally result in a depreciation in the market value of debt securities.

The Company had $3,482 in investments considered to be structured notes as of December 31, 2009, a decrease of $569, or 14.0%. The Company had no investments in inverse floating rate securities or other derivative products.

Additional information regarding investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).

DEPOSITS

The Company’s deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited an increase of 2.0% to $387,495 at December 31, 2009, as compared to $379,953 at December 31, 2008.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company’s deposit base consists of demand deposits, savings, money market and time deposit accounts. Average noninterest-bearing deposits increased 3.6% during 2009, while average interest-bearing deposits increased by 6.5%.

During 2009, noninterest-bearing deposits averaged $58,506 or 15.2% of total average deposits as compared to $56,496 or 15.6% of total deposits in 2008. Core deposits averaged $319,068 for the year ended December 31, 2009, an increase of $19,670 from the average level of 2008. During 2008, core deposits had averaged $299,398 a decrease of $1,929 from the preceding year.

Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represented 83.1% of average total deposits in 2009 compared to 82.7% in 2008 and 82.2% in 2007. Non core deposits are represented by Jumbo CD’s, certificates of deposit in the amount of $100 or more.

The Company’s portfolio of Jumbo CD’s are sourced primarily from customers in the subsidiary bank’s immediate market area, and does not include any brokered deposits.

Over the past five years, the Company has decreased the share of deposits represented by noninterest-bearing and interest bearing checking accounts. These products now comprise 21.8% of total deposits compared to 24.9% five years ago. The following depicts how the deposit mix has shifted during this five-year time frame.

Additional information regarding interest-bearing deposits is presented in the Notes to the Consolidated Financial Statements (NOTE 6).

OTHER ASSETS AND LIABILITIES

Our earning assets are comprised of investment securities, loans and loans held for sale, deposits at financial institutions, mainly the Federal Reserve Bank and Federal Funds. Earning assets were $456,783 at December 31, 2009, an increase of 0.1% from December 31, 2008. See discussion on LOANS and INVESTMENT SECURITIES and NOTES 2 AND 3.

Cash and cash equivalents increased to $44,823 at December 31, 2009 from $26,843 at December 31, 2008. The increase in 2009 is due to an increase in funds held at the Federal Reserve Bank which are now interest-bearing. The balance of funds at the Federal Reserve Bank was $35,545 and $18,402 at 2009 and 2008, respectively. The Bank’s management has elected to employ a higher level in this account to meet short-term liquidity needs and to support loan demands.

Premises and equipment stood at $7,127 at year end 2009, a decrease of $444 from $7,571 at December 31, 2008. The increase in 2008 is mainly due to the following: (1) renovation at a new branch in Middlefield, Ohio which opened in May 2008; (2) purchase of property and construction of a new banking office in Brookfield, Ohio. This branch opened June of 2008, and replaced an existing leased banking location; and (3) purchase and renovation of property for a new banking office in North Lima, Ohio. This branch opened in November 2008, and also replaced an existing leased banking branch office.

Other assets increased to $27,614 at December 31, 2009 from $23,650 at December 31, 2008. Other real estate decreased to $687 at year end 2009 compared to $809 at December 31, 2008 resulting from increased foreclosure activity in 2008 and 2009. Net deferred tax assets measured $7,893 at December 31, 2009 compared to $6,456 at December 31, 2008 primarily reflecting an increase in deferred tax

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

benefits arising from unrealized losses on available-for-sale investment securities, the increase in provision for loan loss, and an other-than-temporary impairment loss on corporate securities. Included in other assets is bank owned life insurance with a cash surrender value of $13,211 at December 31, 2009 and $12,748 at December 31, 2008. Also included in other assets at December 31, 2009, is $2,915 which is a prepaid assessment paid to the FDIC in December of 2009. This prepayment is the estimate, based on projected assessment rates and assessment base, made by the FDIC of premiums due until December 31, 2012. On a quarterly basis this prepayment will be reduced, and at that time expensed, until the prepayment is depleted.

Federal Home Loan Bank (FHLB) advances , other short term borrowing and subordinated debt decreased $4,782 from the December 31, 2008 balance of $73,303. The decrease occurred as a result of not replacing $6,000 in FHLB Borrowings maturing in the last two months of 2009. Management expects to continue this practice in 2010.

Other liabilities remained fairly consistent measuring $4,375 at December 31, 2009 and $4,081 at December 31, 2008. The major components are accrued interest on deposits and borrowings which measured $721 and $967 in 2009 and 2008. The other item is accrued expenses which measured $2,854 and $2,489 in 2009 and 2008 respectively. The increase in accrued expenses in 2008 is due to $585 accrued in 2008 for the expense of post retirement cost of insurance for split-dollar life insurance coverage. The largest accrued expense item is accrued expense for post retirement benefits.

ASSET-LIABILITY MANAGEMENT

The Company’s executive management and Board of Directors routinely review the Company’s balance sheet structure for stability, liquidity and capital adequacy. The Company has defined a set of key control parameters which provide various measures of the Company’s exposure to changes in interest rates. The Company’s asset-liability management goal is to produce a net interest margin that is relatively stable despite interest rate volatility while maintaining an acceptable level of earnings. Net interest income is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The net interest margin ratio expresses this difference as a percentage of average earning assets. In the past five years, the net interest margin has averaged 3.54% ranging between 3.19% and 3.83%.

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

During 2009, the effective maturities of earning assets tended to shorten as rates in the credit markets fell sharply. Federal Reserve policy makers kept the short-term rates in the range of 0.00% to 0.25% during all of 2009 in an attempt to ease strains in the financial market, soften the effects of the housing correction and to help avoid a recession. With rates low during the year, prepayments on loans and mortgage-backed securities similarly remained high causing the effective maturities of existing earning assets to shorten.

Management, in the first half of the year, allowed proceeds to build up in interest-bearing deposit accounts. In the second half of the year, management invested a portion of the excess overnight funds (federal funds sold balances), with an allocation towards U.S. Government agencies, municipal bonds and mortgage-backed securities.

The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company’s interest sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company’s net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. As previously noted, the Company’s net interest

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

margin has remained in the range of 3.24% to 3.83% over the past five years, a period characterized by significant shifts in the mix of earning assets and the direction and level of interest rates. The targeted federal funds rate during that period ranged from a low of 0.00% to 5.25%, as Federal Reserve monetary policy turned from guarding against deflation to warding off inflationary threats and now back to attempting to avoid a recession and softening the effects of the housing correction.

LIQUIDITY

The central role of the Company’s liquidity management is to (1) ensure sufficient liquid funds to meet the normal transaction requirements of its customers, (2) take advantage of market opportunities requiring flexibility and speed, and (3) provide a cushion against unforeseen liquidity needs.

Liquidity risk arises from the possibility that we may not be able to satisfy current or future financial commitments, or may become unduly reliant on alternative funding sources. The objective of liquidity management is to ensure we have the ability to fund balance sheet growth and meet deposit and debt obligations in a timely and cost-effective manner. Management monitors liquidity through a regular review of asset and liability maturities, funding sources, and loan and deposit forecasts. We maintain strategic and contingency liquidity plans to ensure sufficient available funding to satisfy requirements for balance sheet growth, properly manage capital markets’ funding sources and to address unexpected liquidity requirements.

Principal sources of liquidity for the Company include assets considered relatively liquid, such as interest-bearing deposits in other banks, federal funds sold, cash and due from banks, as well as cash flows from maturities and repayments of loans, investment securities and mortgage-backed securities.

Anticipated principal repayments on mortgage-backed securities along with investment securities maturing, re-pricing, or expected to be called in one year or less amounted to $67,866 at December 31, 2009, representing 39.5% of the total combined portfolio, as compared to $91,644 or 47.8% of the portfolio a year ago.

Concerns over deposit fluctuations with respect to the overall banking industry were addressed by the FDIC in September and October 2008. The FDIC temporarily increased the individual account deposit insurance from $100 per account to $250 per account through December 31, 2009, which has subsequently been extended through December 31, 2013. The FDIC also implemented a Temporary Liquidity Guarantee Program (TLGP), which provides for full FDIC coverage for transaction accounts, regardless of dollar amounts. The Company elected to opt-in to this program, thus, our customers receive full coverage for transaction accounts under the program. The TLGP was originally set to expire December 31, 2009, but the FDIC has extended the program through June 30, 2010. The Company elected to continue participation in this program. Concerns regarding the overall banking industry or the Company could have an adverse effect on future deposit levels.

In order to address the concern of FDIC insurance of larger depositors, the Bank became a member of the Certificate of Deposit Account Registry Service (CDARS®) program late in 2009. Through CDARS®, the Bank’s customers can increase their FDIC insurance by up to $50 million through reciprocal certificate of deposit accounts. This is accomplished by the Bank entering into reciprocal depository relationships with other member banks. The individual customer’s large deposit is broken into amounts below the $100 amount (or $250 if the time deposit matures

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

prior to December 31, 2013) and placed with other banks that are members of the network. The reciprocal member bank issues certificate of deposits in amounts that ensure that the entire deposit is eligible for FDIC insurance. At December 31, 2009, the Bank did not have any deposits in the CDARS® program. For regulatory purposes, CDARS® is considered a brokered deposit even though reciprocal deposits are generally from customers in the local market.

Along with its liquid assets, the Company has other sources of liquidity available to it which help to ensure that adequate funds are available as needed. These other sources include, but are not limited to, the ability to obtain deposits through the adjustment of interest rates, the purchasing of federal funds, and access to the Federal Reserve Discount Window. The Company is also a member of the Federal Home Loan Bank of Cincinnati, which provides yet another source of liquidity. At December 31, 2009, the Bank had approximately $3.0 million available of collateral based borrowing capacity at FHLB of Cincinnati, $24.9 million in cash management lines of credit with FHLB of Cincinnati and $369 of availability with the Federal Reserve Discount window. Additionally, at December 31, 2009, agreements were in place that gave the Company access to approximately 10% of total assets in brokered certificates of deposit that could be used as an additional source of liquidity. At that date there was no outstanding balance in brokered certificates of deposit.

Cash and cash equivalents increased from $26,843 in 2008 and $9,441 in 2007, to $44,823 in 2009. The increase in 2009 is due to a $17,143 increase in the balance at the Federal Reserve Bank. These deposits became interest-bearing late in the third quarter of 2008. The bank management has elected to employ a higher level in this account to achieve a higher level of short-term liquidity needed to support increased loan demand, and compensate for poorly functioning credit markets. The following table details the cash flows from operating activities for years ended 2009, 2008, 2007, 2006 and 2005. Unpledged securities of $68,086 are also available for borrowing under repurchase agreements or as additional collateral for FHLB lines of credit.

	December 31,
	2009	2008	2007	2006	2005

Net income	$(6,335)	$2,353	$4,350	$4,576	$4,334
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and accretion	808	758	775	991	1,469
Provision for loan loss	427	1,785	40	225	545
Investment securities gains	(432)	(139)	(77)	(18)	(308)
Impairment losses	14,502	1,251
Other real estate (gains) losses	(15)	(43)	1	47	3
Impact of loans held for sale	236	(236)	109	(109)
Changes in:
Securities to settle and securities sold to settle					(1,270)
Purchase of insurance contracts				(128)
Deferred tax (benefit) expense	(5,016)	(507)	189	(205)	50
Prepaid FDIC Assessment	(2,915)
Other assets and liabilities	560	75	(378)	(297)	(548)

Net cash flows from operating activities	$1,820	$5,297	$5,009	$5,082	$4,275

Key differences stem from: 1) Impairment losses of $14,502 were recognized in 2009 compared to $1,251 in 2008 and none in other years. This also accounts for the increase of deferred tax benefit to $(5,016) at December 31, 2009 from $(507) for 2008 and $189 for 2007; 2) Provisions for loan loss was $427 at December 31, 2009 compared to $1,785 at December 31, 2008 and $40 at December 31, 2007; 3) A prepaid assessment of $2,915 was paid to the FDIC in December 2009; and 4) The increase in liabilities in 2008 from 2007 is due to $585 accrual for post retirement cost of insurance for split-dollar life insurance as coverage. Refer to the Consolidated Statements of Cash Flows for a summary of the sources and uses of cash for 2009, 2008 and 2007.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The Corporation has various obligations, including contractual obligations and commitments that may require future cash payments.

Contractual Obligations: The following table presents, as of December 31, 2009, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

		Contractual Obligations
		as of December 31, 2009
		Payments Due in
		One	One	Three
		Year	to	to	Over
	See	or	Three	Five	Five
	Note	Less	Years	Years	Years	Total
Non-interest bearing deposits		$60,173	$	$	$	$60,173
Interest bearing deposits(a)	6	162,531				162,531
Average Rate(b)		0.41%				0.41%
Certificates of deposit(a)	6	98,352	41,154	17,656	7,629	164,791
Average Rate(b)		1.74%	3.38%	4.29%	4.07%	2.55%
Federal funds purchased and security repurchase agreements(a)	7	6,638				6,638
Average Rate(b)		0.10%				0.10%
U.S. Treasury interest-bearing demand note(a)	7	228				228
Average Rate(b)		0.0%				0.0%
Federal Home Loan Bank advances(a)	7	15,500	10,000	9,000	22,000	56,500
Average Rate(b)		5.66%	4.46%	3.81%	3.90%	4.47%
Subordinated debt	8				5,155	5,155
Average Rate(b)					1.71%	1.71%
Operating leases	9	141	156	112	201	610

(a)	Excludes present and future accrued interest.

(b)	Variable rate obligations reflect interest rates in effect at December 31, 2009.

The Corporation’s operating lease obligations represent short and long-term lease and rental payments for the subsidiary bank’s branch facilities.

The Corporation also has obligations under its supplemental retirement plans as described in Note 10 to the consolidated financial statements. The postretirement benefit payments represent actuarially determined future benefit payments to eligible plan participants. The Corporation does not have any commitments or obligations to the defined contribution retirement plan (401(k) plan) at December 31, 2009 due to the funded status of the plan. (See further discussion in Note 10.)

Commitments: The following table details the amounts and expected maturities of significant commitments as of December 31, 2009. (Further discussion of these commitments is included in Note 9 to the consolidated financial statements.)

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

	Expected Maturities of Commitments
	as of December 31, 2009
	One	One	Three
	Year	to	to	Over
	or	Three	Five	Five
	Less	Years	Years	Years	Total

Commitments to extend credit:
Commercial including commercial mortgages	$8,490	$41	$37	$14,426	$22,994
Revolving home equity	11,348				11,348
Overdraft protection	10,553				10,553
Other	550				550
Standby letters of credit	503	200			703

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

In April 2009, the FFIEC issued additional instructions for reporting of direct credit substitutions that have been downgraded below investment grade. Included in the definition of a direct credit substitute are mezzanine and subordinated tranches of collateralized debt obligations and non agency Collateralized Mortgage Obligations. Adopting these instructions for the 2009 period results in an increase in total risk weighted assets with an attendant decrease in the risk-based capital and Tier 1 risk based capital ratios.

As a result of the decline in value of our trust preferred CDO securities the regulatory capital levels of the Bank have come under significant pressure. As a result of investment downgrades by the rating agencies during 2009, 31 of the 32 trust preferred CDO and the General Motors corporate securities were rated as “highly speculative grade” debt securities. As a consequence, the Bank is required to maintain higher levels of regulatory risk-based capital for these securities due to the greater perceived risk of default by the underlying bank and insurance company issuers. Specifically, regulatory guidance requires the Bank to apply a higher “risk weighting formula” for these securities to calculate its regulatory capital ratios. The result of that calculation increased the Bank’s risk-weighted assets for these securities to $98.5 million, well above the $37.3 million in amortized cost of these securities as of December 31, 2009, thereby significantly diluting the regulatory capital ratios

In management’s opinion, as supported by the data in the following table, the Company met all capital adequacy requirements to which it was subject as of December 31, 2009 and December 31, 2008. As of those dates, the Company was “well capitalized” under regulatory prompt corrective action provisions.

	Actual Regulatory		Regulatory Capital Ratio
	Capital Ratios as of:		requirements to be:
	Dec. 31,	Dec. 31,	Well	Adequately
	2009	2008	Capitalized	Capitalized

Total risk-based capital to risk-weighted assets	13.22%	17.15%	10.00%	8.00%
Tier I capital to risk-weighted assets	12.54%	16.37%	6.00%	4.00%
Tier I capital to average assets	9.09%	10.58%	5.00%	4.00%

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Risk based capital standards require a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets with at least 4% constituting Tier 1 capital. Capital qualifying as Tier 2 capital is limited to 100% of Tier 1 capital. All banks and bank holding companies are also required to maintain a minimum leverage capital ratio (Tier 1 capital to total average assets) in the range of 3% to 4%, subject to regulatory guidelines. Capital ratios remained within regulatory minimums for “well capitalized” financial institutions.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required banking regulatory agencies to revise risk-based capital standards to ensure that they adequately account for the following additional risks: interest rate, concentration of credit, and non traditional activities. Accordingly, regulators will subjectively consider an institution’s exposure to declines in the economic value of its capital due to changes in interest rates in evaluating capital adequacy. The table below illustrates the Company’s risk weighted capital ratios at December 31, 2009 and December 31, 2008.

	Risk-Based Capital
	December 31,	December 31,
	2009	2008
Tier 1 Capital	$46,015	$52,045
Tier 2 Capital	2,511	2,476

QUALIFYING CAPITAL	$48,526	$54,521

Risk-Adjusted Total Assets(*)	$367,083	$317,861

Tier 1 Risk- Based Capital Ratio	12.54%	16.37%
Total Risk- Based Capital Ratio	13.22%	17.15%
Total Leverage Capital Ratio	9.09%	10.58%

(*) Includes off-balance sheet exposures

Average total assets for leverage capital purposes is calculated as average assets, less intangibles and the net unrealized market value adjustment of year end December 31, 2009 investment securities available for sale, which averaged $506,376 and $492,033 for the year ended December 31, 2009 and December 31, 2008, respectively.

The Company’s Board of Directors declared a quarterly stock dividend of 1% payable on April 1, 2009 to shareholders of record as of March 9, 2009. The Board also eliminated the quarterly cash dividend which most recently had been paid at the rate of $0.22 per share.

Regulations require that Investments designated as available for sale are marked-to-market with corresponding entries to the deferred tax account and shareholders’ equity. Regulatory agencies, however, exclude these adjustments in computing risk-based capital, as their inclusion would tend to increase the volatility of this important measure of capital adequacy. Additional information regarding regulatory matters can be found in the Notes to the Consolidated Financial Statements (NOTE 13.)

REGULATORY MATTERS

On May 26, 2009, the Board of Directors of Cortland Bancorp and Cortland Bank adopted a resolution authorizing its President and Chief Executive Officer to enter into the Memorandum of Understanding (MOU) with the Federal Reserve Bank. The MOU, requires the Company and Cortland Banks to obtain the Federal Reserve’s approval prior to paying any dividends, incurring any debt and repurchasing any of its stock. (See NOTE 19)

INTEREST RATE RISK

Interest rate risk is measured as the impact of interest rate changes on the Company’s net interest income. Components of interest rate risk comprise re-pricing risk, basis risk and yield curve risk. Re-pricing risk arises due to timing differences in the re-pricing of assets and liabilities as interest rate changes occur. Basis risk occurs when re-pricing assets and liabilities reference different key rates. Yield curve risk arises when a shift occurs in the relationship among key rates across the maturity spectrum.

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

The simulation model allows management to test and evaluate alternative responses to a changing interest rate environment. Typically when confronted with a heightened risk of rising interest rates, the Company will evaluate strategies that shorten investment and loan re-pricing intervals and maturities, emphasize the acquisition of floating rate over fixed rate assets, and lengthen the maturities of liability funding sources. When the risk of falling rates is perceived, management will consider strategies that shorten the maturities of funding sources, lengthen the re-pricing intervals and maturities of investments and loans, and emphasize the acquisition of fixed rate assets over floating rate assets.

Run off rate assumptions for loans are based on the consensus speeds for the various loan types. Investment speeds are based on the characteristics of each individual investment. Re-pricing characteristics are based upon actual information obtained from the Bank’s information system data and other related programs. Actual results may differ from simulated results not only due to the timing, magnitude and frequency of interest rate changes, but also due to changes in general economic conditions, changes in customer preferences and behavior, and changes in strategies by both existing and potential competitors.

The following table shows the Company’s current estimate of interest rate sensitivity based on the composition of its balance sheet at December 31, 2009. For purposes of this analysis, short term interest rates as measured by the federal funds rate and the prime lending rate are assumed to increase (decrease) gradually over the next twelve months reaching a level 300 basis points higher (lower) than the rates in effect at December 31, 2009. Under both the rising rate scenario and the falling rate scenario, the yield curve is assumed to exhibit a parallel shift.

During 2009, the Federal Reserve kept its target rate for overnight federal funds constant. At year end December 31, 2009, the difference between the yield on the ten-year Treasury and the three-month Treasury had increased to a positive 379 from the positive 214 basis points that existed at December 31, 2008, indicating that the yield curve had become more steeply upward sloping. At December 31, 2009, rates peaked at the 30-year point on the Treasury yield curve. The yield curve remains positively sloping as interest rates continue to increase with a lengthening of maturities, with rates peaking at the long-end of the Treasury yield curve.

The base case against which interest rate sensitivity is measured assumes no change in short term rates. The base case also assumes no growth in assets and liabilities and no change in asset or liability mix. Under these simulated conditions, the base case projects net interest income of $16,795 for the year ending December 31, 2010.

Simulated Net Interest Income Sensitivity
For the Twelve Months Ending December 31, 2010
	Net Interest
Change in Interest Rates	Income	$ Change	% Change
Graduated increase of +300 basis points	$18,093	$1,298	7.7%
Short term rates unchanged (base case)	16,795
Graduated decrease of -300 basis points	15,040	(1,755)	(10.4%)

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

IMPACT OF INFLATION

Consolidated financial information included herein has been prepared in accordance with generally accepted accounting principles, which require the Company to measure financial position and operating results in terms of historical dollars. Changes in the relative value of money due to inflation are generally not considered. Neither the price, timing nor the magnitude of changes directly coincides with changes in interest rates.

INFORMATION AS TO STOCK PRICES AND DIVIDENDS OF CORTLAND BANCORP

OTHER INFORMATION

The Company files quarterly reports, (Forms 10-Q), an annual report (Form 10-K), current reports on Form 8-K and proxy statements, as well as any amendments to those reports with the Securities and Exchange Commission (SEC) pursuant to section 13(a) or (15)d of the Exchange Act. In 2010, the quarterly reports will be filed within 45 days of the end of each quarter, while the annual report is filed within 90 days of the end of the year. Any individual requesting copies of such reports may obtain these free of charge, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC by visiting our web site at www.cortland-banks.com or by writing to:

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

The Company’s stock trades on the NASDAQ OTC market under the symbol CLDB. The following brokerage firms are known to be relatively active in trading the Company’s stock:

Community Banc Investments, Inc.
26 East Main Street
New Concord, Ohio 43762
Telephone: 1-800-224-1013

Boenning & Scattergood
9916 Brewster Lane
Powell, OH 43065
Telephone: 866-326-3113

Morgan Stanley Citigroup, Inc.
5048 Belmont Ave.
Youngstown, Ohio 44505
Telephone: 330-759-6725

The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data available through Yahoo Finance, Historical Prices. Also shown in the table are the dividends per share on the outstanding common stock. All figures shown have been adjusted to give retroactive effect to the 1% stock dividend paid as of April 1, 2009, January 1, 2009 and January 1, 2008. The Company currently has approximately 1,618 shareholders of record.

HIGH OR LOW TRADING PRICE PER QUARTER
			Cash
	Price Per Share		Dividends
	High	Low	Per Share

2009
Fourth Quarter	$4.70	$4.00	$—
Third Quarter	5.90	3.60	—
Second Quarter	6.95	4.10	—
First Quarter	12.38	3.00	—
2008
Fourth Quarter	$12.73	$8.56	$0.22
Third Quarter	13.97	11.77	0.21
Second Quarter	15.93	12.11	0.22
First Quarter	13.24	10.78	0.21
2007
Fourth Quarter	$16.01	$10.98	$0.22
Third Quarter	17.42	14.66	0.21
Second Quarter	18.69	17.04	0.21
First Quarter	18.44	16.50	0.21

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

TIMOTHY CARNEY

DAVID C. COLE

JAMES M. GASIOR

GEORGE E. GESSNER

JAMES E. HOFFMAN III

NEIL J. KABACK

RICHARD B. THOMPSON

TIMOTHY K. WOOFTER

WILLIAM A. HAGOOD
Director Emeritus

OFFICERS

JAMES M. GASIOR
President and
Chief Executive Officer

TIMOTHY CARNEY
Executive Vice President
Chief Operating Officer and
Secretary

DAVID J. LUCIDO
Senior Vice President and
Chief Financial Officer

STANLEY P. FERET
Senior Vice President and
Chief Lending Officer

THE CORTLAND SAVINGS AND BANKING COMPANY

BOARD OF DIRECTORS

JERRY A. CARLETON
President, Carleton Enterprises Inc.

TIMOTHY CARNEY
Executive Vice President,
Chief Operations Officer and
And Corporate Secretary

DAVID C. COLE
Partner and President
Cole Valley Pontiac-Cadillac

JAMES M. GASIOR
President and Chief Executive Officer

GEORGE E. GESSNER
Attorney

JAMES E. HOFFMAN III
Attorney

NEIL J. KABACK
Partner, Cohen & Company

K. RAY MAHAN
President, Mahan Packing Co.
and Chairman of the Board

RICHARD B. THOMPSON
Executive, Therm-O-Link, Inc.

TIMOTHY K. WOOFTER
President, Stan-Wade Metal Products

*  *  *  *  *

WILLIAM A. HAGOOD
Director Emeritus

*  *  *  *  *

OFFICERS

JAMES M. GASIOR
President and Chief Executive Officer

TIMOTHY CARNEY
Executive Vice President,
Chief Operating Officer
and Corporate Secretary

DAVID J. LUCIDO
Senior Vice President and
Chief Financial Officer

STANLEY P. FERET
Senior Vice President and
Chief Lending Officer

CRAIG M. PHYTHYON
Vice President

CHARLES J. COMMONS
Vice President

MARLENE LENIO
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

SHIRLEY A. WADE
Assistant Vice President

MICHELE LEE
Assistant Vice President

PEGGY BAILEY
Assistant Vice President

NICOLE WHITSEL
Assistant Vice President

JOHN HEWITT
Assistant Vice President

HEATHER J. BOWSER
Assistant Vice President

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
North Lima, Ohio 44452
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