Form 10-K, Exhibit 13
period 2010-12-31
CORTLAND BANCORP INC
filed 2011-03-31
CIK 774569

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

The Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). As of December 31, 2010, the Bank was rated “satisfactory” for Community Reinvestment Act (CRA) purposes, and remained well capitalized. Cortland Bancorp owns no property. Operations are conducted at 194 West Main Street, Cortland, Ohio.

The Company had been, until recently, entitled to engage in the expanded range of activities in which a financial holding company, as defined in Federal Reserve Board rules, may engage. However, the Company had not taken advantage of that expanded authority and elected to rescind its financial holding company status. The Company is now entitled to engage in the activities deemed permissible to a bank holding company, as defined by Federal Reserve Board rules and the applicable laws of the United States.

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

The Cortland Savings and Banking Company is a full service state chartered bank engaged in commercial and retail banking. The Bank’s services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, night depository, automated teller services, safe deposit boxes and other miscellaneous services normally offered by commercial banks. Commercial lending includes commercial, financial and agricultural loans, real estate construction and development loans, commercial real estate loans, small business lending and trade financing. Consumer lending includes residential real estate, home equity and installment lending. Cortland Banks also offers a variety of Internet Banking options.

Business is conducted at a total of fourteen offices, eight of which are located in Trumbull County, Ohio. Two offices are located in the communities of Windham and Mantua, in Portage County, Ohio. One office is located in the community of Williamsfield, Ashtabula County, Ohio; two are located in the communities of Boardman and North Lima in Mahoning County, Ohio and one in Middlefield, which is in Geauga County, Ohio.

The Bank’s main office is located at 194 West Main Street, Cortland, Ohio. Administrative offices are located at the main office. The Hubbard, Niles Park Plaza, Victor Hills and Middlefield offices are leased, while all of the other offices are owned by Cortland Banks.

The Bank, as a state chartered banking organization and member of the Federal Reserve System, is subject to periodic examination and regulation by both the Federal Reserve Bank of Cleveland and the State of Ohio Division of Financial Institutions. These examinations, which include such areas as capital, liquidity, asset quality, management practices and other aspects of the Bank’s operations, are primarily for the protection of the Bank’s depositors. In addition to these regular examinations, the Bank must furnish periodic reports to regulatory authorities containing a full and accurate statement of its affairs. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The FDIC announced that effective December 31, 2010, it will insure all non-interest bearing transaction accounts through December 31, 2012. Insured depository institutions can no longer opt-out of this coverage. This coverage is in addition to, and separate from, the coverage of at least $250,000 available to depositors under the FDIC’s general deposit insurance rules.

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

EMPLOYEES

As of December 31, 2010, the Company, through Cortland Banks, employed 132 full-time and 24 part-time employees. The Company provides its employees with a full range of benefit plans and considers its relations with its employees to be satisfactory.

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

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on this assessment, management believes that, as of December 31, 2010, the Company’s internal control over financial reporting was effective.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to a provision of the Dodd-Frank Act which eliminates such requirements for “smaller reporting companies” as defined by the Securities and Exchange Commission regulations.

James M. Gasior President and Chief Executive Officer Cortland, Ohio March 29, 2011	David J. Lucido Senior Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Cortland Bancorp
Cortland, Ohio

We have audited the accompanying consolidated balance sheets of Cortland Bancorp (the “Company”) and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Cortland Bancorp and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

S.R. Snodgrass, A.C.
Wexford, Pennsylvania
March 29, 2011

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2010 and 2009

(Amounts in thousands except per share data)

	2010	2009

ASSETS
Cash and due from banks	$6,894	$8,212
Interest-earning deposits and other earning assets	8,910	36,611

Total cash and cash equivalents	15,804	44,823

Investment securities available-for-sale (Note 2)	168,158	141,273
Investment securities held-to-maturity (estimated fair value of $20,941 in 2010 and $31,490 in 2009) (Note 2)	20,300	30,651
Total loans (Note 3)	265,441	248,248
Less allowance for loan losses (Note 4)	(2,501)	(2,437)

Net loans	262,940	245,811

Premises and equipment (Note 5)	6,720	7,127
Bank-owned life insurance	12,491	13,211
Other assets	13,860	14,403

Total assets	$500,273	$497,299

LIABILITIES
Noninterest-bearing deposits	$61,362	$60,173
Interest-bearing deposits (Note 6)	330,147	327,322

Total deposits	391,509	387,495

Federal Home Loan Bank advances (Note 7)	53,000	56,500
Other short-term borrowings	4,901	6,866
Subordinated debt (Note 8)	5,155	5,155
Other liabilities	3,856	4,375

Total liabilities	458,421	460,391

Commitments and contingent liabilities (Notes 9 and 17)

SHAREHOLDERS’ EQUITY
Common stock — $5.00 stated value — authorized 20,000,000 shares; issued 4,728,267 shares in 2010 and 2009; outstanding shares, 4,525,541 in 2010 and 4,525,550 in 2009 (Note 1)	23,641	23,641
Additional paid-in capital (Note 1)	20,850	20,850
Retained earnings	3,413	142
Accumulated other comprehensive loss (Note 1)	(2,458)	(4,131)
Treasury stock, at cost, 202,726 shares in 2010 and 202,717 shares in 2009 (Note 18)	(3,594)	(3,594)

Total shareholders’ equity (Note 16)	41,852	36,908

Total liabilities and shareholders’ equity	$500,273	$497,299

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2010, 2009 and 2008

(Amounts in thousands except per share data)

	2010	2009	2008

Interest income
Interest and fees on loans	$14,706	$15,147	$15,481
Interest and dividends on investment securities:
Taxable interest	5,397	6,789	10,154
Nontaxable interest	1,517	1,356	1,530
Dividends	160	176	194
Other interest income	92	155	200

Total interest income	21,872	23,623	27,559

Interest expense
Deposits	4,079	6,294	8,816
Other short-term borrowings	10	9	105
Federal Home Loan Bank advances	2,185	2,804	3,012
Subordinated debt	93	127	244

Total interest expense	6,367	9,234	12,177

Net interest income	15,505	14,389	15,382
Provision for loan losses (Note 4)	505	427	1,785

Net interest income after provision for loan losses	15,000	13,962	13,597

Other income
Fees for customer services	2,234	2,298	2,314
Investment securities gains	1,018	432	139
Impairment losses on investment securities:
Total other-than-temporary impairment losses	(43)	(18,904)	(1,251)
Portion of (gains) losses recognized in other comprehensive income (before taxes)	(2,669)	4,402	—

Net impairment losses recognized in earnings	(2,712)	(14,502)	(1,251)
Gain on sale of loans — net	236	265	30
Other real estate (losses) gains — net	(55)	15	43
Earnings on bank-owned life insurance	525	553	537
Other non-interest income	87	135	47

Total other income (loss)	1,333	(10,804)	1,859
Other expenses
Salaries and employee benefits	6,389	7,434	7,156
Net occupancy and equipment expense	1,801	1,849	1,957
State and local taxes	430	415	552
FDIC insurance expense	867	962	51
Office supplies	344	357	368
Bank exam and audit expense	439	458	460
Marketing expense	77	195	345
Other operating expenses	2,094	1,978	1,926

Total other expenses	12,441	13,648	12,815

Income (loss) before federal income tax (benefit)	3,892	(10,490)	2,641
Federal income tax expense (benefit) (Note 11)	621	(4,155)	288

Net income (loss)	$3,271	$(6,335)	$2,353

Earnings per share, both basic and diluted (Note 1)	$0.72	$(1.40)	$0.52

Cash dividends declared per share	$—	$—	$0.86

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2010, 2009 and 2008
(Amounts in thousands except per share data)

				Accumulated		Total
		Additional		Other		Share-
	Common	Paid-In	Retained	Comprehensive	Treasury	holders
	Stock	Capital	Earnings	Loss	Stock	Equity

Balance at December 31, 2007	$23,200	$20,976	$9,386	$(94)	$(4,644)	$48,824
Cumulative effect of adjustment from adoption of ASC Topic 715-60, Compensation-retirement benefits			(539)			(539)

Balance after cumulative effect of adjustment	23,200	20,976	8,847	(94)	(4,644)	48,285
Comprehensive loss:
Net income			2,353			2,353
Other comprehensive losses, net of tax benefit:
Unrealized losses on available-for-sale securities, net of reclassification adjustment				(11,810)		(11,810)
Other comprehensive gain related to securities for which other-than-temporary impairment has been recognized in earnings, net of tax benefit				826		826

Total comprehensive loss						(8,631)
Common Stock Transactions:
Treasury shares reissued — 71,562 shares		(300)			1,298	998
Treasury shares purchased — 51,817 shares					(747)	(747)
Cash dividends declared ($0.86 per share)			(3,874)			(3,874)
Stock dividends — Note 1	441	402	(843)
Cash paid in lieu of fractional shares			(3)			(3)

Balance at December 31, 2008	23,641	21,078	6,480	(11,078)	(4,093)	36,028
Comprehensive income:
Net loss			(6,335)			(6,335)
Other comprehensive income, net of tax:
Unrealized losses on available-for-sale securities, net of reclassification adjustment				(2,624)		(2,624)
Other comprehensive gain related to securities for which other-than-temporary impairment has been recognize in earnings, net of tax benefit				9,571		9,571

Total comprehensive income						612
Common Stock Transactions:
Treasury shares reissued — 28,172 shares		(228)			500	272
Treasury shares purchased — 88 shares					(1)	(1)
Cash paid in lieu of fractional shares			(3)			(3)

Balance at December 31, 2009	23,641	20,850	142	(4,131)	(3,594)	36,908
Comprehensive income:
Net income			3,271			3,271
Other comprehensive income, net of tax:
Unrealized losses on available-for-sale securities, net of reclassification adjustment				(117)		(117)
Other comprehensive gain related to securities which other-than-temporary impairment has been recognized in earnings, net of tax benefit				1,790		1,790

Total comprehensive income						4,944

Balance at December 31, 2010	$23,641	$20,850	$3,413	$(2,458)	$(3,594)	$41,852

COMPONENTS OF OTHER COMPREHENSIVE INCOME (LOSS)

	2010	2009	2008
Net unrealized holding gains (losses) on available-for-sale securities arising during the period, net of taxes of $286, $1,205 and $6,037, respectively	$555	$(2,339)	$(11,718)
Reclassification adjustment for net gains realized in net income, net of taxes of $346, $147 and $47, respectively	(672)	(285)	(92)
Reclassification adjustment for other-than-temporary impairment losses on debt securities, net of taxes of $922, $4,931 and $425, respectively	1,790	9,571	826

Net unrealized gains (losses) on available-for-sale securities, net of tax	1,673	6,947	(10,984)
Net income (loss)	3,271	(6,335)	2,353

Total comprehensive income (loss)	$4,944	$612	$(8,631)

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2010, 2009 and 2008

(Amounts in thousands)

	2010	2009	2008

Cash flows from operating activities
Net income (loss)	$3,271	$(6,335)	$2,353
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation, amortization and accretion	1,807	808	758
Provision for loan loss	505	427	1,785
Deferred tax benefit	766	(5,016)	(507)
Investment securities gains	(1,018)	(432)	(139)
Impairment losses	2,712	14,502	1,251
Loss on the sale or disposal of fixed assets	—	—	68
Other real estate losses (gains)	55	(15)	(43)
Loans originated for sale	(11,856)	(15,054)	(2,277)
Proceeds from sale of loans originated for sale	11,830	15,555	2,071
Gains on sales of loans	(236)	(265)	(30)
Earnings on bank-owned life insurance	(525)	(553)	(537)
Changes in:
Interest receivable	(12)	525	461
Interest payable	(190)	(246)	(313)
Prepaid FDIC assessment	809	(2,915)	—
Other assets and liabilities	(1,943)	834	396

Net cash flows from operating activities	5,975	1,820	5,297

Cash (deficit) flows from investing activities
Purchases of available-for-sale securities	(85,753)	(49,422)	(30,518)
Purchases of held-to-maturity securities	—	(2,040)	(11,908)
Proceeds from sales of available-for-sale securities	15,153	3,734	—
Proceeds from call, maturity and principal payments on securities	53,682	63,872	71,463
Net increase in loans made to customers	(17,737)	(3,277)	(24,615)
Proceeds from disposition of other real estate	149	487	523
Purchases of premises and equipment	(175)	(222)	(2,114)
Proceeds from bank-owned life insurance	1,138	—	—

Net cash (deficit) flows from investing activities	(33,543)	13,132	2,831

Cash (deficit) flows from financing activities
Net increase in deposit accounts	4,014	7,542	15,165
Proceeds from Federal Home Loan Bank advances	12,000	—	10,000
Repayments of Federal Home Loan Bank advances	(15,500)	(6,000)	(11,500)
Net (decrease) increase in other short-term borrowings	(1,965)	1,218	(765)
Dividends paid	—	(3)	(3,877)
Purchases of treasury stock	—	(1)	(747)
Treasury shares reissued	—	272	998

Net cash (deficit) flows from financing activities	(1,451)	3,028	9,274

Net change in cash and cash equivalents	(29,019)	17,980	17,402

Cash and cash equivalents
Beginning of year	44,823	26,843	9,441

End of year	$15,804	$44,823	$26,843

Supplemental disclosures:
Cash paid during the period for:
Income taxes	$1,395	$810	$910
Interest	$6,557	$9,475	$12,490
Transfer of loans to other real estate owned	$365	$350	$1,007

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and financial reporting policies of Cortland Bancorp, and its bank subsidiary, Cortland Savings and Banking Company, reflect banking industry practices and conform to U.S. generally accepted accounting principles. A summary of the significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements is set forth below.

Principles of Consolidation: The consolidated financial statements include the accounts of Cortland Bancorp (the Company) and its wholly-owned subsidiaries, Cortland Savings and Banking Company (the Bank) and New Resources Leasing Co. All significant intercompany balances and transactions have been eliminated.

Industry Segment Information: The Company and its subsidiaries operate in the domestic banking industry which accounts for substantially all of the Company’s assets, revenues and operating income. The Company, through the Bank, grants residential, consumer, and commercial loans and offers a variety of saving plans to customers located primarily in the Northeastern Ohio and Western Pennsylvania area. ASC Topic 280 Segment Reporting requires that an enterprise report selected information about operating segments in its financial reports issued to its shareholders. Based on the analysis performed by the Company, management has determined that the Company only has one operating segment, which is commercial banking. The chief operating decision-makers use consolidated results to make operating and strategic decisions, and therefore, are not required to disclose any additional segment information.

Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash Flow: Cash and cash equivalents include cash on hand and amounts due from banks, both interest and non-interest bearing. The Company reports net cash flows for customer loan transactions, deposit transactions and deposits made with other financial institutions.

Investment Securities: Investments in debt and equity securities are classified as held-to-maturity, available-for-sale or trading. Securities classified as held-to-maturity are those that management has the positive intent and ability to hold to maturity. Securities classified as available-for-sale are those that could be sold for liquidity, investment management, or similar reasons, even though management has no present intentions to do so. The Company currently has no securities classified as trading.

Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts, with such amortization or accretion included in interest income. Available-for-sale securities are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders’ equity, net of tax effects. Realized gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method. Interest income includes amortization of purchase premium or discount premiums. Discounts on securities are amortized on the level-yield method without anticipating payments, except for both U.S. Government and Private-label mortgage-backed and related securities where prepayments are anticipated.

Other-than-Temporary Investment Security Impairment (OTTI): Securities are evaluated periodically to determine whether a decline in value is other-than-temporary. Management utilizes criteria such as the magnitude and duration of the decline, along with the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The term “other-than-temporary” is not intended to indicate that the decline in value is

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

permanent, but indicates that the prospect for a near-term recovery of value is not necessarily favorable and that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Unrealized losses on investments have not been recognized into income. However, once a decline in value is determined to be other-than-temporary, the credit related OTTI is recognized in earnings while the non-credit related OTTI on securities not expected to be sold is recognized in other comprehensive income (loss).

Loans: Loans are stated at the principal amount outstanding net of the unamortized balance of deferred loan origination fees and costs. Deferred loan origination fees and costs are amortized as an adjustment to the related loan yield over the contractual life using the level-yield method. Interest income on loans is accrued over the term of the loans based on the amount of principal outstanding. The accrual of interest is discontinued on a loan when management determines that the collection of interest is doubtful. Generally a loan is placed on non-accrual status once the borrower is 90 days past due on payments, or whenever sufficient information is received to question the collectability of the loan or any time legal proceedings are initiated involving a loan. Interest income accrued up to the date a loan is placed on non-accrual is reversed through interest income. Cash payments received while a loan is classified as non-accrual are recorded as a reduction to principal or reported as interest income according to management’s judgment as to the collectability of principal. A loan is returned to accrual status when either all of the principal and interest amounts contractually due are brought current and future payments are, in management’s judgment, collectable, or when it otherwise becomes well secured and in the process of collection. When a loan is charged-off, any interest accrued but not collected on the loan is charged against earnings. The same treatment is applied to impaired loans.

Loans Held for Sale: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. For the majority of loan sales, the Company concurrently sells the rights to service the related loans. In addition, the Company may periodically identify other loans which may be sold. These loans are classified as loans held for sale, and carried, in the aggregate, at the lower of cost or estimated fair value based on secondary market prices. To mitigate interest rate risk, the Company may obtain fixed commitments to sell such loans at the time loans are originated or identified as being held for sale. Such a commitment would be referred to as a derivative loan commitment if the loan that will result from exercise of the commitment will be held for sale upon funding. There were $262,000 loans held for sale at December 31, 2010 and no loans held for sale at December 31, 2009.

Allowance for Loan Losses (ALLL) and Allowance for Losses on Lending Related Commitments: Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. Commercial loans and commercial real estate loans are reviewed on a regular basis with a focus on larger loans, along with loans which have experienced past payment or financial deficiencies. Larger commercial loans and commercial real estate loans are evaluated for impairment in accordance with the Bank’s loan review policy. These loans are analyzed to determine if they are “impaired,” which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. All loans that are delinquent 90 days and are placed on non-accrual status are evaluated on an individual basis. Allowances for loan losses on impaired loans are determined using the estimated future cash flows of the loan, discounted to their present value using the loan’s effective interest rate, or in most cases, the estimated fair value of the underlying collateral. If the analysis indicates a collection shortfall, a specific reserve is allocated to loans on an individual basis which are reviewed for impairment. The remaining loans are evaluated and classified as groups of loans with similar risk characteristics.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated. Estimates of credit losses should reflect consideration of all significant factors that affect collectability of the portfolio. While historical loss experience provides a reasonable starting point, historical losses, or even recent trends in losses are not, by themselves, a sufficient basis to determine the appropriate level for the ALLL. Management will also consider any factors that are likely to cause estimated credit losses associated with the Bank’s current portfolio to differ from historical loss experience. Factors include, but are not limited to, changes in lending policies and procedures, including underwriting standards and collection, charge-offs, and recovery practices; changes in economic trends; changes in the nature and volume of the portfolio; changes in the experience and ability of lending management and the depth of staff; changes in the trend, volume and severity of past-due and classified loans, and trends in the volume of non-accrual loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; levels and trends in classification; declining trends in performance; structure and lack of performance measures and migration between risk classifications.

Key risk factors and assumptions are updated to reflect actual experience and changing circumstances. While management may periodically allocate portions of the ALLL for specific problem loans, the entire ALLL is available for any charge-offs that occur.

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

The Company maintains an allowance for losses on unfunded commercial lending commitments to provide for the risk of loss inherent in these arrangements. The allowance is computed using a methodology similar to that used to determine the allowance for loan losses. This allowance is reported as a liability on the consolidated balance sheet within accrued expenses and other liabilities, while the corresponding provision for these losses is recorded as a component of other expense.

Loan Charge-off Policies: Consumer loans are generally fully or partially charged down to the fair value of collateral securing the asset prior to the loan becoming 180 days past due, unless the loan is well secured and in the process of collection. All other loans are generally charged down to the net realizable value when the loan is 90 days past due.

Troubled Debt Restructurings (TDR): A loan is classified as a troubled debt restructure when management grants a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, except in situations of economic difficulties. Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches non-accrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans. In addition to the allowance for the pooled portfolios, management has developed a separate allowance for loans that are identified as impaired through a troubled debt restructuring. These loans are excluded from pooled loss forecasts and a separate reserve is provided under the accounting guidance for loan impairment.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method over the estimated useful lives (5 to 40 years) of the various assets. Maintenance and repairs are expensed and major improvements are capitalized.

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets on the consolidated balance sheets. Such real estate is carried at the lower of cost or fair value less estimated costs to sell. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair market value is reflected as a valuation allowance through a charge to income. Costs of significant property improvements are capitalized, whereas costs relating to holding and maintaining the property are charged to expense.

Intangible Asset: A core deposit intangible asset resulting from a branch acquisition is being amortized over a 15 year period. The intangible asset was fully amortized at December 31, 2010 and was $24,000 at December 31, 2009, and was included in other assets on the consolidated balance sheets. The annual expense was $24,000 in 2010 and $37,000 in 2009 and 2008.

Cash Surrender Value of Life Insurance:  Bank-owned life insurance (“BOLI”) represents life insurance on the lives of certain Company employees, officers and directors who have provided positive consent allowing the Company to be the co-beneficiary of such policies. Since the Company is the owner of the insurance policies, increases in the cash value of the policies, as well as its share of insurance proceeds received, are recorded in other noninterest income, and are not subject to income taxes. The cash value of the policies is included on the consolidated balance sheets. The Company reviews the financial strength of the insurance carriers prior to the purchase of BOLI and quarterly thereafter. The amount of BOLI with any individual carrier is limited to 15% of Tier I Capital. The Company has purchased BOLI to provide a long-term asset to offset long-term benefit liabilities, while generating competitive investment yields.

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
Years ended December 31, 2010, 2009 and 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes: A deferred tax liability or asset is determined at each balance sheet date. It is measured by applying currently enacted tax laws to future amounts that result from differences in the financial statement and tax bases of assets and liabilities.

Other Comprehensive Income: Accumulated other comprehensive income for the Company is comprised solely of unrealized holding gains (losses) on available-for-sale securities, net of tax.

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

The following table sets forth the computation of basic earnings per common share and diluted earnings per common share:

	Years Ended December 31,
	2010	2009	2008

Net income (loss) (amounts in thousands)	$3,271	$(6,335)	$2,353
Weighted average common shares outstanding	4,525,546	4,525,516	4,492,237
Basic earnings per common share	$0.72	$(1.40)	$0.52
Diluted earnings per common share	$0.72	$(1.40)	$0.52

Off-Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Reclassifications: Certain items in the financial statements for 2009 and 2008 have been reclassified to conform to the 2010 presentation.

Authoritative Accounting Guidance: In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Company has presented the necessary disclosures in Note 12 herein. The Company does not expect the adoption of the remaining provisions of this ASU to have a material impact on the Company’s consolidated financial statements.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 is intended to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The amendments in ASU 2010-20 encourage, but do not require, comparative disclosures for earlier reporting periods that ended before initial adoption. However, an entity should provide comparative disclosures for those reporting periods ending after initial adoption. Refer to Note 4.

In August 2010, the FASB issued ASU 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules. This ASU amends various SEC paragraphs pursuant to the issuance of Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules, and Codification of Financial Reporting Policies and is not expected to have significant impact on the Company’s financial statements.

In August 2010, the FASB issued ASU 2010-22, Technical Corrections to SEC Paragraphs — An announcement made by the staff of the U.S. Securities and Exchange Commission. This ASU amends various SEC paragraphs based on external comments received and the issuance of SAB 112, which amends or rescinds portions of certain SAB topics and is not expected to have a significant impact on the Company’s financial statements.

In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. The amendments in this Update temporarily delay the effective date of the disclosures about troubled debt restructurings in Update 2010-20, enabling public-entity creditors to provide those disclosures after the FASB clarifies the guidance for determining what constitutes a troubled debt restructuring. The deferral in this Update will result in more consistent disclosures about troubled debt restructurings. This amendment does not defer the effective date of the other disclosure requirements in Update 2010-20. In the proposed Update for determining what constitutes a troubled debt restructuring, the FASB proposed that the clarifications would be effective for interim and annual periods ending after June 15, 2011. For the new disclosures about troubled debt restructurings in Update 2010-20, those clarifications would be applied retrospectively to the beginning of the fiscal year in which the proposal is adopted. The adoption of this guidance is not expected to have a significant impact on the Company’s financial statements.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 2 - INVESTMENT SECURITIES

The following is a summary of investment securities:

(Amounts in thousands)

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2010
Investment securities available-for-sale
U.S. Government agencies and corporations	$28,913	$541	$—	$29,454
Obligations of states and political subdivisions	27,332	42	1,485	25,889
U.S. Government-sponsored mortgage-backed and related securities	93,956	2,752	222	96,486
Private-label mortgage-backed and related securities	208	6	—	214
Trust preferred securities	18,137	101	5,459	12,779
Corporate securities	287	—	—	287

Total debt securities	168,833	3,442	7,166	165,109
Regulatory stock	3,049	—	—	3,049

Total available-for-sale	$171,882	$3,442	$7,166	$168,158

Investment securities held-to-maturity
U.S. Treasury securities	$124	$15	$—	$139
U.S. Government agencies and corporations	1,993	107	—	2,100
Obligations of states and political subdivisions	12,607	385	10	12.982
U.S. Government-sponsored mortgage-backed and related securities	5,010	338	1	5,347
Private-label mortgage-backed and related securities	566	—	193	373

Total held-to-maturity	$20,300	$845	$204	$20,941

December 31, 2009
Investment securities available-for-sale
U.S. Government agencies and corporations	$20,465	$315	$227	$20,553
Obligations of states and political subdivisions	12,351	230	83	12,498
U.S. Government-sponsored mortgage-backed and related securities	89,252	2,729	276	91,705
Private-label mortgage-backed and related securities	361	—	4	357
Trust preferred securities	21,068	—	8,944	12,124
Corporate securities	287	—	—	287

Total debt securities	143,784	3,274	9,534	137,524
Regulatory stock	3,749	—	—	3,749

Total available-for-sale	$147,533	$3,274	$9,534	$141,273

Investment securities held-to-maturity
U.S. Treasury securities	$130	$11	$—	$141
U.S. Government agencies and corporations	5,990	134	—	6,124
Obligations of states and political subdivisions	16,097	631	15	16,713
U.S. Government-sponsored mortgage-backed and related securities	7,788	326	4	8,110
Private-label mortgage-backed and related securities	646	—	244	402

Total held-to-maturity	$30,651	$1,102	$263	$31,490

At December 31, 2010 and 2009, regulatory stock consisted of $2,823,000 and $3,523,000, respectively, in Federal Home Loan Bank (FHLB) stock and $226,000 in Federal Reserve Bank (FED) stock for both years. Each investment is carried at cost, and the Company is required to hold such investments as a condition of membership in order to transact business with the FHLB and the FED.

The Bank is a member of the FHLB of Cincinnati and as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 2 - INVESTMENT SECURITIES (Continued)

as such is classified as restricted stock, carried at cost and evaluated for by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB and (d) the liquidity position of the FHLB.

While the FHLBs have been negatively impacted by the current economic conditions, the FHLB of Cincinnati has reported profits for 2010, remains in compliance with regulatory capital and liquidity requirements, continues to pay dividends on stock and makes redemptions at par value. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2010 or 2009.

The amortized cost and fair value of debt securities at December 31, 2010, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Amounts in thousands)

	December 31, 2010
	Amortized	Estimated
	Cost	Fair Value

Investment securities available-for-sale
Due in one year or less	$—	$—
Due after one year through five years	4,291	4,307
Due after five years through ten years	27,217	27,692
Due after ten years	43,161	36,410

Subtotal	74,669	68,409
U.S. Government-sponsored mortgage-backed and related securities	93,956	96,486
Private-label mortgage-backed and related securities	208	214

Total	$168,833	$165,109

Investment securities held-to-maturity
Due in one year or less	$937	$952
Due after one year through five years	465	526
Due after five years through ten years	6,497	6,638
Due after ten years	6,825	7,105

Subtotal	14,724	15,221
U.S. Government-sponsored mortgage-backed and related securities	5,010	5,347
Private-label mortgage-backed and related securities	566	373

Total	$20,300	$20,941

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 2 - INVESTMENT SECURITIES (Continued)

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:
(Amounts in thousands)

	2010	2009	2008

Proceeds	$23,067	$31,518	$42,325
Gross realized gains	1,018	432	139
Gross realized losses	—	—	—

Available-for-sale securities, carried at fair value, totaled $168,158,000 at December 31, 2010 and $141,273,000 at December 31, 2009. These securities represent 89.2% and 82.2% of all investment securities in 2010 and 2009, respectively. In management’s opinion, these percentages provide an adequate level of liquidity.

Investment securities with a carrying value of approximately $108,473,000 at December 31, 2010 and $87,678,000 at December 31, 2009 were pledged to secure deposits and for other purposes.

The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2010:

(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Obligations of states and political subdivisions	$20,075	$1,351	$4,290	$144	$24,365	$1,495
U.S. Government-sponsored mortgage-backed and related securities	26,538	222	33	1	26,571	223
Private-label mortgage-backed and related securities	—	—	373	193	373	193
Trust preferred securities	—	—	11,997	5,459	11,997	5,459

Total	$46,613	$1,573	$16,693	$5,797	$63,306	$7,370

The above table represents 89 investment securities where the fair value is less than the related amortized cost.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 2 - INVESTMENT SECURITIES (Continued)

The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2009:

(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies and corporations	$11,111	$227	$—	$—	$11,111	$227
Obligations of states and political subdivisions	4,019	69	1,705	29	5,724	98
U.S. Government-sponsored mortgage-backed and related securities	32,696	272	1,374	8	34,070	280
Private-label mortgage-backed and related securities	—	—	756	248	756	248
Trust preferred securities	—	—	11,932	8,944	11,932	8,944

Total	$47,826	$568	$15,767	$9,229	$63,593	$9,797

The above table represents 66 investment securities where the current value is less than the related amortized cost.

The unrealized loss on trust preferred securities represents pools of trust preferred debt primarily issued by bank holding companies and insurance companies. The unrealized loss on these securities at December 31, 2010 was $5,459,000, compared to a $8,944,000 loss at December 31, 2009.

The unrealized losses on the Company’s investment in U.S. Government agencies and corporations, obligations of states and political subdivisions, U.S. Government-sponsored mortgage-backed and related securities and private-label mortgage-backed and related securities were caused by changes in market rates and related spreads, as well as reflecting current distressed conditions in the credit markets and the market’s on-going reassessment of appropriate liquidity and risk premiums. It is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment because the decline in market value is attributable to changes in interest rates and relative spreads and not credit quality. Also, the Company does not intend to sell those investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of its amortized cost basis less any current period credit loss. The Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010.

In November of 2010, the portfolio of obligations of states and political subdivisions began a decline in market value. The decline can be attributed to a number of external factors and was market wide. Among the factors are the expiration and nonrenewal of the Build America Bonds, the expiration of numerous tax credits (renewed just before year end), and a general uneasiness with the future financial prospects of several state governments. With the uncertainty created by these factors, substantial sums were withdrawn from mutual funds which invest primarily in obligations of states and political subdivisions. This selloff created the large price declines in this arena. The Company experienced value declines in the aggregate of $882,000 and $725,000 in November and December 2010, representing 2.0% and 1.6% of book value, respectively. There were four securities with

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 2 - INVESTMENT SECURITIES (Continued)

unrealized depreciation greater than 10% (10.7% to 13.5%), all of which recovered to less than 9% in late February. Each of the four securities is Ohio based and rated well within investment grade. In fact, the portfolio of obligations of states and political subdivisions recovered in the aggregate by $775,000 as of February 28, 2010. Based upon substantial recovery to date and the absence of any credit related origin of the decline, the Company does not consider these investments to be other-than-temporarily impaired as of December 31, 2010.

Among the Company’s numerous mortgage-backed securities is one privately-issued variable rate collateralized mortgage obligation (CMO). The security was valued on December 31, 2010 at $0.66 on a dollar and is scheduled to reprice in February of 2011. The Company had the security tested by a third party for subprime mortgage containment and none was found. As government intervention takes hold and the market in general somewhat settles, the CMO market has begun a slow recovery. At March 31, 2009, this security priced at $0.39 on a dollar and at December 31, 2009 at $0.62 on a dollar. The sizable increase in the value since March 2009 provides evidence that the impairment is temporary. General market liquidity has been improving, even with the government phasing out of its many assertive programs. The security carries a credit rating of “A” indicating little probability of default. Also, as a variable rate security, interest resets have been bringing the rate down, thus reducing the value. As interest rates rise in the next nine to twelve months (as some economists predict), and the rate resets higher, the price of the security should also recover relative to book value. The security’s underlying delinquency rate is 7.47%. A current analysis of this security indicates at the current delinquency and default rates, no loss is projected on this security through its maturity. This CMO is in the held-to-maturity portfolio and it is not more-likely-than-not that the Company will be required to sell the debt security before its anticipated recovery. As a result of all the facts presented, the Company does not consider this investment to be other-than-temporarily impaired.

During September 2008, the U.S. government placed mortgage finance companies Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC), under conservatorship, giving management control to their regulator, the Federal Housing Finance Agency (FHFA) and providing both companies with access to credit from the U.S. Treasury. Debt obligations now provide an explicit guarantee of the full faith and credit of the United States government to existing and future debt holders of Fannie Mae and Freddie Mac limited to the period under which they are under conservatorship. The Company’s investment in FNMA and FHLMC is $7,619,000 and $1,993,000, respectively.

In response to the takeover, the Federal Deposit Insurance Corporation (FDIC) tentatively approved a rule, proposed by all four federal bank regulators, that eases capital requirements for federally insured depository institutions that hold FNMA and FHLMC corporate debt, subordinated debt, mortgage guarantees and derivatives.

Securities Deemed to be Other-Than-Temporarily Impaired

The Company reviews investment debt securities on an ongoing basis for the presence of other-than-temporary impairment (OTTI) with formal reviews performed quarterly. OTTI losses on individual investment securities were recognized during 2010 and 2009 in accordance with FASB ASC topic 320, Investments — Debt and Equity Securities. The purpose of this ASC is to provide greater clarity to investors about the credit and noncredit component of an other-than-temporary impairment event and to communicate more effectively when an other-than-temporary impairment event has occurred. This ASC amends the other-than-temporary impairment guidance in GAAP for debt securities and improves the presentation and disclosure of other-than-temporary

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 2 - INVESTMENT SECURITIES (Continued)

impairment on investment securities, as well as changes the calculation of the other-than-temporary impairment recognized in earnings in the financial statements. This ASC does not amend existing recognition and measurement guidance related to other-than-temporary impairment of equity securities.

For debt securities, ASC topic 320 requires an entity to assess whether (a) it has the intent to sell the debt security, or (b) it is more-likely-than-not that it will be required to sell the debt security before its anticipated recovery. If either of these conditions is met, an other-than-temporary impairment on the security must be recognized.

In instances in which a determination is made that a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) exists but the entity does not intend to sell the debt security and it is not more-likely-than-not that the entity will be required to sell the debt security before the anticipated recovery of its remaining amortized cost basis (i.e., the amortized cost basis less any current-period credit loss), ASC topic 320 changes the presentation and amount of the other-than-temporary impairment recognized in the income statement.

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

As more fully disclosed in Note 12, the Company assessed the impairment of certain securities currently in an illiquid market. Through the impairment assessment process, the Company determined that the investments discussed below were other-than-temporarily impaired at December 31, 2010 and 2009. The Company recorded impairment credit losses in earnings on available-for-sale securities of $2,712,000 and $14,502,000 for the years ended December 31, 2010 and 2009, respectively. The $2,669,000 and $4,402,000 non-credit portion of impairment recognized during the years ended December 31, 2010 and 2009, respectively, was recorded in other comprehensive income (loss).

(Amounts in thousands)

	December 31,
	2010	2009

Impaired Losses Recognized in Income on OTTI Securities:
Trust preferred securities	$2,712	$13,687
General Motors corporate securities	—	815

Total	$2,712	$14,502

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 2 - INVESTMENT SECURITIES (Continued)

At September 30, 2009, the Company recognized $815,000 of other-than-temporary losses attributable to its General Motors Corporation (GM) corporate securities with a cost basis of $2,354,000. This was in addition to the similar charges of $1,251,000 in response to the deteriorating condition of GM during 2008. The impairment charges were recognized due to the fact that GM filed for government-assisted Chapter 11 bankruptcy protection on June 1, 2009. On July 10, 2009, a new entity, NGMCO, Inc. purchased the ongoing operations and trademarks from GM. The purchasing company in turn changed its name from NGMCO, Inc. to General Motors Company, marking the emergence of a new operation from the “pre-packaged” Chapter 11 reorganization. Pursuant to the reorganization, secured creditors of the newly emerged company were granted priority in the liability settlement process. Unsecured creditors, such as the Company’s position in these corporate bonds, are subject to much more restrictive settlement options still to be determined. Under this scenario, the market has priced these securities well below the par values. The Company did not expect the value to recover from this pricing level, thus recognized other-than-temporary impairment. During 2010, limited trading of the bond occurred between the $0.26 and $0.38 level (versus the $0.12 revalued basis). However, the trades appeared to be sporadic and prearranged, indicating little liquidity in the security ($2 million daily average). More recently, we have learned that the current bonds will be swapped to an equity position in the newly-organized GM. It is difficult to gauge the potential value of these ‘to be issued’ securities. Given the limited information available post-reorganization, the Company will continue to value this security at the previously determined fair value as of the last impairment date.

As of December 31, 2010, the Company recognized cumulative OTTI of $16,399,000 attributable to twenty trust preferred securities with a cost basis of $22,702,000. As of December 31, 2009, the Company recognized OTTI of $13,687,000 attributable to 18 trust preferred securities with a cost basis of $21,860,000. The impairment charges were recognized after determining the likely future cash flows of these securities had been adversely impacted. Refer to Note 12 for additional discussion of trust preferred securities impairment.

At December 31, 2010, there was $3,767,000 of investment securities considered to be in non-accrual status. This included the remaining book value of the Company’s investment in General Motors corporate securities of $287,000 and $3,480,000 of the Company’s holding in trust preferred securities. As of December 31, 2010, the quarterly interest payments for 21 of its 32 investments in trust preferred securities have been placed in “payment in kind” status, which results in a temporary delay in the payment of interest. As a result of the delay in the collection of interest payments, management placed these securities in non-accrual status. Current estimates indicate that the interest payment delays may exceed ten years. All other trust preferred securities remain in accrual status.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 3 - LOANS RECEIVABLE

The following is a summary of loans:

(Amounts in thousands)

	December 31,
	2010		2009

Commercial real estate	$146,389	55.1%	$126,507	51.0%
Commercial loans	42,349	16.0%	38,498	15.5%
Residential real estate	52,262	19.7%	60,904	24.5%
Residential real estate held for sale	262	0.1%	—	—
Consumer loans:
Consumer	7,216	2.7%	7,770	3.1%
Home equity	16,963	6.4%	14,569	5.9%

Total loans	$265,441	100.0%	$248,248	100.0%

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Company has segmented loans in the portfolio by product type. Loans are segmented into the following pools: commercial loans, commercial real estate loans, residential real estate loans, and consumer loans. The Company also sub-segments the consumer loan portfolio into the following two classes: home equity loans and other consumer loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over multiple periods for all portfolio segments. Management evaluates these results and utilizes the most reflective period in the calculation. Certain qualitative factors are then added to the historical allocation percentage to get the adjusted factor. These factors include, but are not limited to, the following:

Factor Considered:	Risk Trend:

Levels of and trends in charge-offs, classifications and non-accruals	Increase
Trends in volume and terms	Stable
Changes in lending policies and procedures	Stable
Experience, depth and ability of management	Stable
Economic trends	Decrease
Concentrations of credit	Increase

The following factors are analyzed and applied to loans internally graded with higher risk credit in addition to the above factors for non-classified loans:

Factor Considered:	Risk Trend:

Levels and trends in classification	Stable
Declining trends in financial performance	Increase
Structure and lack of performance measures	Stable
Migration between risk categories	Decrease

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following is an analysis of changes in the allowance for loan losses for December 31:

	2010	2009	2008

Balance at beginning of year	$2,437	$2,470	$1,621
Loan charge-offs	(616)	(620)	(1,100)
Recoveries	175	160	164

Net loan charge-offs	(441)	(460)	(936)
Provision charged to operations	505	427	1,785

Balance at end of year	$2,501	$2,437	$2,470

The total allowance of $2,501,000 reflects management’s estimate of loan losses inherent in the loan portfolio at the consolidated balance sheet date. The following table presents a full breakdown by portfolio segment, the changes in the allowance for loan losses and the recorded investment in loans for the year ended December 31, 2010:

(Amounts in thousands)

		Commercial
	Commercial	Real Estate	Consumer	Residential	Total

2010
Allowance for credit losses:
Beginning balance	$209	$1,666	$247	$315	$2,437
Charge-offs	(1)	(204)	(182)	(229)	(616)
Recoveries	—	58	99	18	175
Provision and Reallocation	41	91	59	314	505

Ending Balance	$249	$1,611	$223	$418	$2,501

Individually evaluated for impairment	$103	$94	$—	$—	$197
Collectively evaluated for impairment	146	1,517	223	418	2,304
Loan Portfolio:
Ending Balance	$42,349	$146,389	$24,179	$52,524	$265,441

Individually evaluated for impairment	$155	$1,738	$—	$—	$1,893
Collectively evaluated for impairment	42,194	144,651	24,179	52,524	263,548

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents a full breakdown by portfolio segment, the changes in the allowance for loan losses and the recorded investment in loans for the year ended December 31, 2009:

2009
Allowance for credit losses:
Beginning balance	$257	$1,679	$247	$287	$2,470
Charge-offs	(5)	(233)	(295)	(87)	(620)
Recoveries	4	55	100	1	160
Provision and Reallocations	(47)	165	195	114	427

Ending Balance	$209	$1,666	$247	$315	$2,437

Individually evaluated for impairment	$107	$28	$—	$—	$135
Collectively evaluated for impairment	102	1,638	247	315	2,302
Loan Portfolio:
Ending Balance	$38,498	$126,507	$22,339	$60,904	$248,248

Individually evaluated for impairment	$142	$350	$—	$—	$492
Collectively evaluated for impairment	38,356	126,157	22,339	60,904	247,756

The following tables represent credit exposures by internally assigned grades for years ended December 31, 2010 and 2009, respectively. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

•	Pass — loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. Within this category, there are grades of exceptional, quality, acceptable and pass monitor.

•	Special Mention — loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

•	Substandard — loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•	Doubtful — loans classified as doubtful have all the weaknesses inherent in a substandard asset but with the severity which make collection in full highly questionable and improbable, based on existing circumstances.

•	Loss — loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted. This rating does not mean that the assets have no recovery or salvage value but rather that the assets should be charged off now, even though partial or full recovery may be possible in the future.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following is a summary of credit quality indicators by internally assigned grade as of December 31:

(Amounts in thousands)

		Commercial
	Commercial	Real Estate	Total

2010
Pass	$41,159	$125,904	$167,063
Special Mention	873	12,257	13,130
Substandard	317	8,228	8,545
Doubtful/Loss	—	—	—

Ending Balance	$42,349	$146,389	$188,738

2009
Pass	$34,879	$100,720	$135,599
Special Mention	1,384	12,186	13,570
Substandard	2,235	13,601	15,836
Doubtful/Loss	—	—	—

Ending Balance	$38,498	$126,507	$165,005

The Bank evaluates the classification of consumer, home equity and residential loans primarily on a pooled basis. If the Bank becomes aware that adverse or distressed conditions exist that may affect a particular loan, the loan is downgraded following the above definitions of special mention and substandard. If the above conditions exist, the loan is considered nonperforming. If not, the pooled loan is not graded.

Loans are considered to be nonperforming when they become 90 days past due and interest is non-accrual, though the Company may be receiving partial payments of interest and partial repayments of principals on such loans. When a loan is placed in non-accrual status, previously accrued but unpaid interest is deducted from interest income. Loans that were previously 90 days past due and are now current are also considered nonperforming until they show a six month history of being current. Loans in foreclosure are considered nonperforming.

Nonperforming loans also include certain loans that have been modified in TDRs where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

There were $1,334,000 in renegotiated loans at December 31, 2010, $920,000 at December 31, 2009 and $550,000 at December 31, 2008. The total interest recognized on these loans was $90,000, $64,000 and $21,000 at December 31, 2010, 2009 and 2008, respectively. Had the loans at December 31, 2010 not been negotiated, interest would have increased pretax income by $12,000.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

The following is a summary of consumer credit exposure as of December 31:

(Amounts in thousands)

	Consumer	Other
	Home Equity	Consumer	Residential

2010
Performing	$16,762	$6,130	$51,395
Nonperforming	201	1,086	1,129

Total	$16,963	$7,216	$52,524

2009
Performing	$14,569	$7,724	$60,062
Nonperforming	—	46	842

Total	$14,569	$7,770	$60,904

The following is an aging analysis of the recorded investment of past due loans as of December 31:

(Amounts in thousands)

							Recorded
							Investment
	31-59	60-89	90				> 90 Days
	Days	Days Past	Days Or	Total			and
	Past Due	Due	Greater	Past Due	Current	Total Loans	Accruing

2010
Commercial real estate	$418	$55	$102	$575	$145,814	$146,389	$—
Commercial	—	—	132	132	42,217	42,349	—
Residential	41	282	902	1,225	51,299	52,524	—
Consumer
Consumer — home equity	169	—	47	216	16,747	16,963	—
Consumer — other	69	4	1,047	1,120	6,096	7,216	—

Total	$697	$341	$2,230	$3,268	$262,173	$265,441	$—

2009
Commercial real estate	$63	$—	$350	$413	$126,094	$126,507	$—
Commercial	—	—	116	116	38,382	38,498	—
Residential	132	318	718	1,168	59,736	60,904	—
Consumer
Consumer — home equity	126	15	—	141	14,428	14,569	—
Consumer — other	56	36	46	138	7,632	7,770	—

Total	$377	$369	$1,230	$1,976	$246,272	$248,248	$—

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

An impaired loan is a loan on which, based on current information and events, it is probable that a creditor will be unable to collect all amounts due (including both interest and principal) according to the contractual terms of the loan agreement. However, an insignificant delay or insignificant shortfall in amount of payments on a loan does not mean that the loan is impaired.

When a loan is determined to be impaired, impairment should be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. However, as a practical expedient, the bank will measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

The following are the criteria for selecting individual loans/relationships for impairment analysis. Non-homogenous loans which meet the criteria below are evaluated quarterly.

•	All borrowers whose loans are classified doubtful by examiners and internal loan review.

•	All loans on non-accrual status

•	Any loan in foreclosure

•	Any loan with a specific reserve

•	Any loan determined to be collateral dependent for repayment

•	Loans classified as troubled debt restructuring

Any loan evaluated for impairment is excluded from the general pool of loans in the ALLL calculation regardless if a specific reserve was determined.

If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

The table on the following page presents the recorded investment and unpaid principal balances for impaired loans, excluding homogenous loans for which impaired analyses are not necessarily performed, with the associated allowance amount, if applicable, at December 31, 2010 and 2009. Also presented are the average recorded investments in the impaired balances and interest income recognized after impairment. The average balances are calculated based on the quarter-end balances of the loans of the period reported.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

(Amounts in thousands)

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

2010
With no related allowance recorded:
Commercial real estate	$501	$501	$—	$233	$2
Commercial	45	45	—	18	—
With an allowance recorded:				2
Commercial real estate	$1,237	$1,237	$94	$364	$2
Commercial	110	110	103	128	3
Total:
Commercial real estate	$1,738	$1,738	$94	$597	$4
Commercial	155	155	103	146	3
2009
With no related allowance recorded:
Commercial real estate	$174	$197	$—	$403
Commercial	—	—	—	—
With an allowance recorded:
Commercial real estate	$176	$176	$28	$292
Commercial	142	142	107	155
Total:
Commercial real estate	$350	$373	$28	$695
Commercial	142	142	107	155

Interest recognized during the period the loans were impaired was $52,000 at December 31, 2009.

The following is a summary of classes of loans on non-accrual status as of December 31:

(Amounts in thousands)

	2010	2009

Commercial real estate	$307	$350
Commercial	132	116
Residential	1,040	718
Consumer
Consumer — home equity	47	—
Consumer — other	1,085	46

Total	$2,611	$1,230

As of December 31, 2010 and 2009, there were $6,845,000 and $16,354,000, respectively, in loans that were neither classified as non-accrual or considered impaired but which can be considered potential problem loans.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

(Amounts in thousands)

	December 31,
	2010	2009

Land	$1,387	$1,387
Premises	8,065	8,043
Equipment	7,402	7,288
Leasehold improvements	261	261

	17,115	16,979
Less accumulated depreciation	10,395	9,852

Net book value	$6,720	$7,127

Depreciation expense was $582,000 in 2010, $666,000 in 2009 and $681,000 in 2008.

NOTE 6 -	DEPOSITS

The following is a summary of interest-bearing deposits:
(Amounts in thousands)

	December 31,
	2010	2009

Demand	$31,165	$25,639
Money Market	51,991	50,098
Savings	90,358	86,794
Time:
In denominations under $100,000	93,500	102,072
In denominations of $100,000 or more	63,133	62,719

Total	$330,147	$327,322

Stated maturities of time deposits were as follows:

(Amounts in thousands)

2010

2011	$89,610
2012	27,375
2013	16,798
2014	6,962
2015	5,438
2016 and beyond	10,450

Total	$156,633

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 6 -	DEPOSITS (Continued)

The following is a summary of time deposits of $100,000 or more by remaining maturities:

(Amounts in thousands)

	December 31,
	2010			2009
	Certificates	Other Time		Certificates	Other Time
	of Deposit	Deposits	Total	of Deposit	Deposits	Total

Three months or less	$12,862	$2,364	$15,226	$9,183	$2,434	$11,617
Three to six months	9,202	477	9,679	10,975	331	11,306
Six to twelve months	14,498	586	15,084	19,491	—	19,491
One through five years	13,955	5,789	19,744	12,240	6,269	18,509
Over five years	2,265	1,135	3,400	704	1,092	1,796

Total	$52,782	$10,351	$63,133	$52,593	$10,126	$62,719

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The following is a summary of FHLB advances and other borrowings:

(Amounts in thousands)

	Weighted
	Average
	Interest	December 31,
	Rate	2010	2009

Federal Home Loan Bank Advances
Fixed rate payable and convertible fixed rate FHLB advances, with monthly interest payments:
Due in 2010	5.6635%	$—	$15,500
Due in 2011	4.4641%	8,500	8,500
Due in 2012	4.4500%	1,500	1,500
Due in 2013	2.9140%	2,500	2,500
Due in 2014	4.1585%	6,500	6,500
Due in 2015	2.9300%	4,000	4,000
Thereafter	4.1159%	18,000	18,000

Subtotal	4.0180%	41,000	56,500
Federal Home Loan Bank Cash Management Advance	0.1200%	12,000	—

Total FHLB advances	3.1355%	53,000	56,500
Other short-term borrowings
Securities sold under repurchase agreements	0.1546%	4,344	6,638
U.S. Treasury interest-bearing demand note	0.0000%	557	228

Total other short-term borrowings	0.1370%	4,901	6,866

Total FHLB advances and other short-term borrowings	2.8817%	$57,901	$63,366

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (Continued)

The following is a summary of other short-term borrowings:

(Amounts in thousands)

	2010	2009

Average balance during the year	$7,214	$6,527
Average interest rate during the year	0.1356%	0.1346%
Maximum month-end balance during the year	$8,515	$9,301
Weighted average interest rate at year end	0.1370%	0.0993%

Securities sold under repurchase agreements represent arrangements the Bank has entered into with certain deposit customers within its local market areas. These borrowings are collateralized with securities. At December 31, 2010 and 2009, securities allocated for this purpose, owned by the Bank and held in safekeeping accounts at independent correspondent banks amounted to $10,214,000 and $11,760,000, respectively.

At December 31, 2010, FHLB advances were collateralized by FHLB stock owned by the Bank with a carrying value of $2,823,000, a blanket lien against the Bank’s qualified mortgage loan portfolio of $34,352,000, $4,309,000 in collateralized mortgage obligations, $13,201,000 in Federal Agency Securities and $15,280,000 in mortgage-backed securities. In comparison, FHLB advances at December 31, 2009 were collateralized by FHLB stock owned by the Bank with a carrying value of $3,523,000, a blanket lien against the Bank’s qualified mortgage loan portfolio of $44,775,000, $2,667,000 in collateralized mortgage obligations, $1,932,000 in Federal Agency Securities and $20,397,000 in mortgage-backed securities. Maximum borrowing capacities from FHLB totaled $56,445,000 and $59,487,000 at December 31, 2010 and 2009, respectively.

As of December 31, 2010 and 2009, $5,000,000 and $18,500,000, respectively, of the FHLB fixed rate advances are convertible to quarterly LIBOR floating rate advances on or after certain specified dates at the option of the FHLB. Should the FHLB elect to convert, the Company acquires the right to prepay any or all of the borrowing at the time of conversion and on any interest payment due date, thereafter, without penalty.

As of both December 31, 2010 and 2009, $32,500,000 of the FHLB fixed rate advances are putable on or after certain specified dates at the option of the FHLB. Should the FHLB elect to exercise the put, the Company is required to pay the advance off on that date without penalty.

NOTE 8 - SUBORDINATED DEBT

In July 2007 a trust formed by the Company issued $5,000,000 of floating rate trust preferred securities as part of a pooled offering of such securities due December 2037. The Bancorp owns all $155,000 of the common securities issued by the trust. The securities bear interest at the 3-month LIBOR rate plus 1.45%. The rates at December 31, 2010 and 2009 were 1.75% and 1.70%, respectively. The Company issued subordinated debentures to the trust in exchange for the proceeds of the trust preferred offering. The debentures represent the sole assets of this trust. The Company may redeem the subordinated debentures, in whole or in part, at a premium declining ratably to par in September 2012.

In accordance with FASB ASC, Topic 942, Financial Services — Depository and Lending the trust is not consolidated with the Company’s financial statements. Accordingly, the Company does not report the securities issued by the trust as liabilities, but instead reports as liabilities the subordinated debentures issued by the

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 8 - SUBORDINATED DEBT (Continued)

Company and held by the trust. The subordinated debentures qualify as Tier 1 capital for regulatory purposes in determining and evaluating the Company’s capital adequacy.

NOTE 9 - COMMITMENTS

The Bank occupies office facilities under operating leases extending to 2018. Most of these leases contain an option to renew at the then fair rental value for periods of five and ten years. These options enable the Bank to retain use of facilities in desirable operating areas. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. In 2008, two of the leased facilities were replaced by Bank-owned facilities and one new leased facility was opened. Rental and lease expense was $187,000 for 2010 and 2009 and $242,000 for 2008. The following is a summary of remaining future minimum lease payments under current non-cancelable operating leases for office facilities:

(Amounts in thousands)

Years ending:
December 31, 2011	$139
December 31, 2012	99
December 31, 2013	99
December 31, 2014	99
December 21, 2015	99
Later years	148

Total	$683

At December 31, 2010, the Bank was required to maintain aggregate cash reserves amounting to $4,943,000 in order to satisfy federal regulatory requirements. The reserves are held in useable vault cash and interest-earning balances at the Federal Reserve Bank of Cleveland.

The Bank grants commercial and industrial loans, commercial and residential mortgages, and consumer loans to customers in Northeast Ohio and Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions. Approximately 0.87% of total loans are unsecured at December 31, 2010 compared to 1.56% at December 31, 2009.

The Company currently does not enter into derivative financial instruments including futures, forwards, interest rate risk swaps, option contracts, or other financial instruments with similar characteristics. The Company also does not participate in any partnerships or other special purpose entities that might give rise to off-balance sheet liabilities.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Such instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets. The contract or notional amounts or those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

In the event of nonperformance by the other party, the Company’s exposure to credit loss on these financial instruments is represented by the contract or notional amount of the instrument. The Company uses the same

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 9 - COMMITMENTS (Continued)

credit policies in making commitments and conditional obligations as it does for instruments recorded on the balance sheet. The amount and nature of collateral obtained, if any, is based on management’s credit evaluation.

The following is a summary of such contractual commitments:

(Amounts in thousands)

	December 31,
	2010	2009

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit
Fixed rate	$7,395	$933
Variable rate	36,717	33,959
Standby letters of credit	444	703

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

The Bank also offers limited overdraft protection as a non-contractual courtesy which is available to businesses as well as individually/jointly owned accounts in good standing for personal or household use. The Bank reserves the right to discontinue this service without prior notice. The available amount of overdraft protection on depositors’ accounts at December 31, 2010, totaled $10,333,000. The total average daily balance of overdrafts used in 2010 was $126,000, or less than 2% of the total aggregate overdraft protection available to depositors. The balance at December 31, 2010 of all deposit overdrafts included in total loans was $147,000, and the balance at December 31, 2009 was $129,000.

NOTE 10 - BENEFIT PLANS

The Bank has a contributory defined contribution retirement plan (a 401(k) plan) which covers substantially all employees. Total expense under the plan was $212,000 for 2010, $226,000 for 2009 and $237,000 for 2008. The Bank matches participants’ voluntary contributions up to 5% of gross pay. Participants may make voluntary contributions to the plan up to a maximum of $16,500 with an additional $5,500 catch-up deferral for plan participants over the age of 50. The Bank makes monthly contributions to this plan equal to amounts accrued for plan expense.

The Company provides supplemental retirement benefit plans for the benefit of certain officers and non officer directors. The plan for officers is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 10 - BENEFIT PLANS (Continued)

after retirement. Director Retirement Agreements provide for a benefit of $10,000 annually on or after the director reaches normal retirement age, which is based on a combination of age and years of service. Director retirement benefits are paid over a period of 10 years following retirement. The Company accrues the cost of these post-retirement benefits during the working careers of the officers and directors. At December 31, 2010, the accumulated liability for these benefits totaled $1,897,000, with $1,482,000 accrued for the officers’ plan and $415,000 for the directors’ plan.

The following table reconciles the accumulated liability for the benefit obligation of these agreements:

(Amounts in thousands)

	Years Ended December 31,
	2010	2009

Beginning balance	$2,127	$1,900
Benefit expense	259	297
Benefit payments	(132)	(70)
Benefit reductions — due to reorganization	(357)	—

Ending balance	$1,897	$2,127

Supplemental executive retirement agreements are unfunded plans and have no plan assets. The benefit obligation represents the vested net present value of future payments to individuals under the agreements. The benefit expense, as specified in the agreements for the entire year 2011, is expected to be under $300,000. The benefits expected to be paid in the next year are approximately $124,000.

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

The Company accrues for the monthly benefit expense of postretirement cost of insurance for split-dollar life insurance coverage. At January 1, 2008, the Company recorded the cumulative effect of a change in accounting principle for recognizing a liability for the death benefit promised under split-dollar life insurance arrangements. The total liability was $539,000 with the offset to retained earnings. Total net amount expensed for the year ended December 31, 2010 was $46,000 and at December 31, 2009 was $42,000. The accumulated liability at December 31, 2010 is $487,000. The expense for the year ended December 31, 2011 is expected to be under $50,000.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 11 - FEDERAL INCOME TAXES

The composition of income tax expense (benefit) is as follows:

(Amounts in thousands)

	Years Ended December 31,
	2010	2009	2008

Current	$(145)	$861	$795
Deferred	766	(5,016)	(507)

Total	$621	$(4,155)	$288

The following is a summary of net deferred taxes included in other assets:

(Amounts in thousands)

	December 31,
	2010	2009	2008

Gross deferred tax assets:
Provision for loan and other real estate losses	$527	$505	$516
Loan origination cost — net	154	140	148
Impairment loss on securities	4,263	5,438	425
Unrealized loss on available-for-sale securities	1,266	2,128	5,707
AMT credit carryforward	387	—	—
Other items	825	837	748

Total gross deferred tax assets	7,422	9,048	7,544
Valuation allowance	(106)	(106)	(63)

Total net deferred tax assets	7,316	8,942	7,481

Gross deferred tax liabilities:
Depreciation	(482)	(464)	(431)
Other items	(569)	(585)	(594)

Total net deferred tax liabilities	(1,051)	(1,049)	(1,025)

Net deferred tax asset	$6,265	$7,893	$6,456

At December 31, 2010, the Company assessed its earnings history and trend over the prior two years, its estimate of future earnings, and the expiration dates of its potential net operating loss carry-forwards. Based on this assessment, the Company determined that it was more-likely-than-not that the deferred tax assets will be realized before their expiration. A valuation allowance is recorded in the Parent Company relating to impaired losses incurred therein. Because of the Parent Company’s inability to generate taxable income, realization of the deferred tax asset is not probable.

The following is a reconciliation between tax (benefit) expense using the statutory tax rate of 34% and the income tax provision:

(Amounts in thousands)

	Years Ended December 31,
	2010	2009	2008

Statutory tax expense (benefit)	$1,323	$(3,567)	$898
Tax effect of non-taxable income	(619)	(467)	(512)
Tax effect of earnings on bank-owned life insurance-net	(142)	(157)	(159)
Tax effect of non-deductible expenses	59	36	61

Federal income tax expense (benefit)	$621	$(4,155)	$288

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 11 - FEDERAL INCOME TAXES (Continued)

The related income tax expense on investment securities gains amounted to $346,000 for 2010, $147,000 for 2009 and $47,000 for 2008, and is included in the Federal income tax expense (benefit).

The Company adopted the provisions of ASC Topic 740, Accounting for Uncertainty in Income Taxes, which prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more-likely-than-not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The provision also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. There were no significant unrecognized tax benefits at December 31, 2010 and the Company does not expect any significant increase in unrecognized tax benefits in the next twelve months. No interest or penalties were incurred for income taxes which would have been recorded as a component of income tax expense.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company’s federal and state income tax returns for taxable years through 2006 have been closed for purposes of examination by the Internal Revenue Service and the Ohio Department of Revenue.

NOTE 12 - FAIR VALUE

Measurements:

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
Years ended December 31, 2010, 2009 and 2008

NOTE 12 - FAIR VALUE (Continued)

Level 3:  Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where inputs into the determination of fair value require significant management judgment or estimation.

The following table presents the assets reported on the consolidated balance sheets at their fair value as of December 31, 2010 and December 31, 2009 by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

		Fair Value Measurements at 12/31/10 Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant
(Amounts in thousands)		Identical Assets	Observable	Unobservable
Description	12/31/10	(Level 1)	Inputs (Level 2)	Inputs (Level 3)

U.S. Government agencies and corporations	$29,454	$—	$29,454	$—
Obligations of states and political subdivisions	25,889	—	25,889	—
U.S. Government-sponsored mortgage-backed and related securities	96,486	—	96,486	—
Private-label mortgage-backed and related securities	214	—	214	—
Trust preferred securities	12,779	—	—	12,779
Corporate securities	287	—	287	—

Total	$165,109	$—	$152,330	$12,779

		Fair Value Measurements at 12/31/09 Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant
(Amounts in thousands)		Identical Assets	Observable	Unobservable
Description	12/31/09	(Level 1)	Inputs (Level 2)	Inputs (Level 3)

U.S. Government agencies and corporations	$20,553	$—	$20,553	$—
Obligations of states and political subdivisions	12,498	—	12,498	—
U.S. Government-sponsored mortgage-backed and related securities	91,705	—	91,705	—
Private-label mortgage-backed and related securities	357	—	357	—
Trust preferred securities	12,124	—	—	12,124
Corporate securities	287	—	287	—

Total	$137,524	$—	$125,400	$12,124

The following tables present the changes in the Level 3 fair value category for the years ended December 31, 2010 and 2009. The Company classifies financial instruments in Level 3 of the fair-value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable either directly or indirectly.

Losses included
		Net realized/					in net income
		unrealized gains/					for the period
		(losses) included in		Transfers	Purchases,		relating to
			Other	in and/or	issuances		assets held at
(Amounts in thousands)	January 1,	Noninterest	comprehensive	out of	and	December 31,	December 31,
Net Unrealized	2010	income	income	Level 3	settlements	2010	2010

Trust preferred securities	$12,124	$(2,712)	$3,586	$—	$(219)	$12,779	$(2,712)

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 12 - FAIR VALUE (Continued)

							Losses included
		Net realized/					in net income
		unrealized gains/					for the period
		(losses) included in		Transfers	Purchases,		relating to
			Other	in and/or	issuances		assets held at
(Amounts in thousands)	January 1,	Noninterest	comprehensive	out of	and	December 31,	December 31,
Net Unrealized	2009	income	income	Level 3	settlements	2009	2009

Trust preferred securities	$15,146	$(13,687)	$10,510	$—	$155	$12,124	$(13,687)
Corporate securities	1,102	(815)	—	(287)	—	—	(815)

The Company conducts other-than-temporary impairment analysis on a quarterly basis. The initial indication of other-than-temporary impairment for both debt and equity securities is a decline in the market value below the amount recorded for an investment. A decline in value that is considered to be other-than-temporary is recorded as a loss within non-interest income in the consolidated statements of income. In determining whether an impairment is other than temporary, the Company considers a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, recent events specific to the issuer, including investment downgrades by rating agencies and economic conditions of its industry, and a determination that the Company does not intend to sell those investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of its amortized cost basis less any current period credit loss. Among the factors that are considered in determining the Company’s intent and ability is a review of its capital adequacy, interest rate risk position and liquidity.

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

Trust Preferred Securities:

Trust preferred securities are accounted for under FASB ASC Topic 325 Investments Other. The Company evaluates current available information in estimating the future cash flows of securities and determines whether there have been favorable or adverse changes in estimated cash flows from the cash flows previously projected. The Company considers the structure and term of the pool and the financial condition of the underlying issuers. Specifically, the evaluation incorporates factors such as interest rates and appropriate risk premiums, the timing and amount of interest and principal payments and the allocation of payments to the various note classes. Current estimates of cash flows are based on the most recent trustee reports, announcements of deferrals or defaults, expected future default rates and other relevant market information.

The Company owns 32 trust preferred securities totaling $34,926,000 (par value) that are backed by pooled trust preferred debt issued by banks, thrifts, insurance companies and real estate investment trusts. These securities were all rated investment grade at inception. Beginning during the second half of 2008 and through 2010, factors outside the Company’s control impacted the fair value of these securities and will likely continue to do so for the foreseeable future. These factors include, but are not limited to, the following: guidance on fair value accounting, issuer credit deterioration, issuer deferral and default rates, potential failure or government seizure of underlying financial institutions or insurance companies, ratings agency actions, or regulatory actions. As a result of changes in these and various other factors during 2009 and 2010, Moody’s Investors Service, Fitch Ratings and Standards

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 12 - FAIR VALUE (Continued)

and Poors downgraded multiple trust preferred securities, including securities held by the Company. All 32 of the trust preferred securities held by the Company are now considered to be below investment grade. The deteriorating economic, credit and financial conditions experienced in 2008 and through 2010 have resulted in illiquid and inactive financial markets and severely depressed prices for these securities. The Company analyzed the cash flow characteristics of these securities and determined that for 12 of these securities, it does not consider the investment in these assets to be other-than-temporarily impaired at December 31, 2010. The Company does not intend to sell the securities and it is more-likely-than-not that the Company will be required to sell the securities before recovery of its amortized cost basis. There was no adverse change in the cash flows. Although the Company does not consider the investment in these assets to be other-than-temporarily impaired at December 31, 2010, there is a risk that subsequent evaluations could result in recognition of OTTI charges in the future. Upon completion of the December 31, 2010 analysis, the model indicated OTTI on the remaining 20 securities, 14 of which experienced additional defaults or deferrals during the period. These 20 securities had life-to-date impairment losses of $18.7 million, of which $16.4 million was recorded as expense and $2.3 million was recorded in other comprehensive loss. These 20 securities remained classified as available-for-sale at December 31, 2010, and together, the 32 securities subjected to FASB ASC Topic 320 accounted for the entire $5.5 million of gross unrealized losses in the trust preferred securities category at December 31, 2010.

The following table details the 20 debt securities with OTTI, their credit ratings at December 31, 2010 and the related losses recognized in earnings:

(Amounts in thousands)

							Amount of
		Amount of					OTTI related to
	Moody’s/	OTTI related to	Addition	Addition	Addition	Addition	credit loss at
	Fitch	credit loss at	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec 31,
	Rating	Jan. 1, 2010	2010	2010	2010	2010	2010

Alesco Preferred Funding VIII Class E Notes 1	C/C	$1,500	$—	$—	$—	$—	$1,500
MM Community Funding III Class B	Ba1/CC	6	5	—	—	—	11
PreTSL I Mezzanine	Ca/C	103	1	77	249	—	430
PreTSL II Mezzanine	Ca/C	816	364	94	—	—	1,274
PreTSL V Mezzanine	Ba3/D	—	—	—	96	1	97
PreTSL VIII B-3	C/C	1,390	—	—	165	80	1,635
PreTSL IX Class B-2	Ca/C	247	—	27	—	—	274
PreTSL XV Class B-2	C/C	84	39	—	144	—	267
PreTSL XV Class B-3	C/C	84	40	—	145	—	269
PreTSL XVI D	NR/C	518	—	—	—	—	518
PreTSL XVI D	NR/C	991	—	—	—	—	991
PreTSL XVII Class C	Ca/C	94	56	196	632	—	978
PreTSL XVII Class D	NR/C	930	—	—	—	—	930
PreTSL XVIII Class D	NR/C	513	—	—	—	—	513
PreTSL XXIII Class C-FP	C/C	204	7	—	—	—	211
PreTSL XXV Class D	NR/C	1,001	—	—	—	—	1,001
PreTSL XXVI Class D	NR/C	464	—	1	—	—	465
Trapeza CDO II Class C-1	Ca/C	317	31	218	32	—	598
Tropic CDO V Class B-1L	C/C	4,425	1	—	1	—	4,427
Trapeza IX B-1	Ca/CC	—	—	—	—	10	10

Total		$13,687	$544	$613	$1,464	$91	$16,399

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 12 - FAIR VALUE (Continued)

The following table provides additional information related to the Company’s trust preferred securities as of December 31, 2010 used to evaluate other-than-temporary impairments:

(Amounts in thousands)

								Excess
							Deferrals	Subordination
						Number of	and Defaults	as a % of
				Unrealized	Moody’s	Issuers	as % of	Current
				Gain	Fitch	Currently	Current	Performing
Deal	Class	Book Value	Fair Value	(Loss)	Rating	Performing	Collateral	Collateral

PreTSL I	Mezzanine	$515	$617	$102	Ca/C	21	36.22%	—%
PreTSL II	Mezzanine	835	664	(171)	Ca/C	23	37.71	—
PreTSL IV	Mezzanine	183	136	(47)	Ca/CCC	4	27.07	19.28
PreTSL V	Mezzanine	22	14	(8)	Ba3/D	—	100.00	—
PreTSL VIII	B-3	365	120	(245)	C/C	22	44.82	—
PreTSL IX	B-2	722	437	(285)	Ca/C	34	30.33	—
PreTSL XV	B-2	234	49	(185)	C/C	52	23.58	—
PreTSL XV	B-3	234	49	(185)	C/C	52	35.01	—
PreTSL XVI	D	—	—	—	NR/C	36	41.87	—
PreTSL XVI	D	—	—	—	NR/C	36	41.87	—
PreTSL XVII	C	—	—	—	Ca/C	38	31.46	—
PreTSL XVII	D	—	—	—	NR/C	38	31.46	—
PreTSL XVIII	D	—	—	—	NR/C	54	24.57	—
PreTSL XXIII	C-2	1,011	198	(813)	C/C	93	27.05	—
PreTSL XXIII	C-FP	1,546	746	(800)	C/C	93	27.05	—
PreTSL XXV	D	—	—	—	NR/C	49	35.86	—
PreTSL XXVI	D	—	—	—	NR/C	50	30.23	—
I-PreTSL I	B-1	985	829	(156)	NR/CCC	16	9.04	9.11
I-PreTSL I	B-2	1,000	829	(171)	NR/CCC	16	9.04	9.11
I-PreTSL I	B-3	1,000	829	(171)	NR/CCC	16	9.04	9.11
I-PreTSL II	B-3	2,990	2,973	(17)	NR/B	29	—	14.33
I-PreTSL III	B-2	1,000	820	(180)	B2/CCC	24	5.81	10.75
I-PreTSL III	C	1,000	614	(386)	NR/CCC	24	5.81	3.19
I-PreTSL IV	B-1	1,000	608	(392)	Ba2/CCC	29	11.58	2.82
I-PreTSL IV	B-2	1,000	608	(392)	Ba2/CCC	29	11.58	2.82
I-PreTSL IV	C	500	202	(298)	Caa1/CC	29	11.58	—
Alesco VIII	E	—	—	—	C/C	56	35.62	—
MM Community Funding III	B	426	420	(6)	Ba1/CC	7	32.17	0.77
MM Community Funding II	B	165	165	—	Baa2/BB	5	29.31	17.32
Tropic V	B-1L	—	—	—	C/C	53	39.68	—
Trapeza II	C-1	414	384	(30)	Ca/C	23	37.04	—
Trapeza IX	B-1	990	468	(522)	Ca/CC	41	10.96	21.82

Total		$18,137	$12,779	$(5,358)

The market for these securities at December 31, 2010 is not active and markets for similar securities are also not active. The inactivity was evidenced first by a significant widening of the bid-ask spread in the brokered markets in which trust preferred securities trade and then by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive as no new trust preferred securities have been issued since 2007. There are currently very few market participants who are willing and or able to transact for these securities.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 12 - FAIR VALUE (Continued)

The pooled market value for these securities remains very depressed relative to historical levels. Although there has been marked improvement in the credit spread premium in the corporate bond space, no such improvement has been noted in the market for trust preferred securities.

Given conditions in the debt markets today and the absence of observable transactions in the secondary and the new issue markets, the Company determined the following:

•	The few observable transactions and market quotations that are available are not reliable for purposes of determining fair value at December 31, 2010;

•	An income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs will be equally or more representative of fair value than the market approach valuation technique used at measurement dates prior to 2008; and

•	The trust preferred securities will be classified within Level 3 of the fair value hierarchy because the Company determined that significant judgments are required to determine fair value at the measurement date.

The Company enlisted the aid of an independent third party to perform the trust preferred security valuations. The approach to determining fair value involved the following process:

1.	Estimate the credit quality of the collateral using average probability of default values for each issuer (adjusted for rating levels).

2.	Consider the potential for correlation among issuers within the same industry for default probabilities (e.g. banks with other banks).

3.	Forecast the cash flows for the underlying collateral and apply to each trust preferred security tranche to determine the resulting distribution among the securities.

4.	Discount the expected cash flows to calculate the present value of the security.

The effective discount rates on an overall basis generally range from 25.18% to 64.38% and are highly dependent upon the credit quality of the collateral, the relative position of the tranche in the capital structure of the trust preferred security and the prepayment assumptions.

With the passage of the Dodd-Frank Act, trust preferred securities issued by institutions with assets greater than $15 billion will no longer be included in Tier 1 capital after 2013. As a result, prepayment assumptions were adjusted to include early redemptions by all institutions meeting this criteria. As the vast majority of institutions in the trust preferred securities collateral base fall below this threshold, the revised assumption did not materially impact the valuation results.

The Company also monitored default and deferral activity since December 31, 2010 for valuation consideration. There were no material unexpected results to consider.

The following table presents the assets measured on a nonrecurring basis on the consolidated balance sheets at their fair value as of December 31, 2010 and December 31, 2009, by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loans include: quoted market prices for identical assets classified as Level 1 inputs; observable inputs, employed by certified appraisers, for similar assets

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 12 - FAIR VALUE (Continued)

classified as Level 2 inputs. In cases where valuation techniques include inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level 3 inputs.

	December 31, 2010
(Amounts in thousands)	Level 1	Level 2	Level 3	Total

Assets Measured on a nonrecurring basis:
Impaired loans	$—	$3,903	$—	$3,903
Other real estate owned	—	848	—	848

	December 31, 2009
(Amounts in thousands)	Level 1	Level 2	Level 3	Total

Assets Measured on a nonrecurring basis:
Impaired loans	$—	$1,100	$—	$1,100
Other real estate owned	—	687	—	687

Impaired Loans:  A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (both interest and principal) according to the contractual terms of the loan agreement. Impaired loans are measured, as a practical expedient, at the loan’s observable market price or the fair market value of the collateral if the loan is collateral dependent. At December 31, 2010, the recorded investment in impaired loans was $4,100,000 with a related reserve of $197,000 resulting in a net balance of $3,903,000. At December 31, 2009, the recorded investment in impaired loans was $1,256,000 with a related reserve of $156,000 resulting in a net balance of $1,100,000.

Other Real Estate Owned (OREO):  Real Estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets. Such real estate is carried at fair value less estimated costs to sell. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair market value is reflected as a valuation allowance through a charge to income. Costs of significant property improvements are capitalized, whereas costs, relating to holding and maintaining the property, are charged to expense. At December 31 2010, the recorded investment in OREO was $883,000 with a valuation allowance of $35,000 resulting in a net balance of $848,000. At December 31, 2009, the recorded investment in OREO was $697,000 with a valuation allowance of $10,000 resulting in a net balance of $687,000.

Financial Instruments:

The FASB ASC Topic 825, Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Balance Sheets, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other estimation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

Such techniques and assumptions, as they apply to individual categories of the financial instruments, are as follows:

Cash and cash equivalents — The carrying amounts for cash and cash equivalents are a reasonable estimate of those assets’ fair value.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 12 - FAIR VALUE (Continued)

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

Loans held for sale — Loans held for sale are carried, in aggregate, at the lower of cost or fair value.

Accrued interest receivable — The carrying amount is a reasonable estimate of these assets’ fair value.

Demand, savings and money market deposits — Demand, savings, and money market deposit accounts are valued at the amount payable on demand.

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

Other short-term borrowings — Other short-term borrowings generally have an original term to maturity of one year or less. Consequently, their carrying value is a reasonable estimate of fair value.

Subordinated debt — The floating issuances curves to maturity are averaged to obtain an index. The spread between BBB-rated bank debt and 25-year swap rates is determined to calculate the spread on outstanding trust preferred securities. The discount margin is then added to the index to arrive at a discount rate, which determines the present value of projected cash flows.

Accrued interest payable — The carrying amount is a reasonable estimate of these liabilities fair value.

The fair value of unrecorded commitments at December 31, 2010 and December 31, 2009 is not material.

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

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 12 - FAIR VALUE (Continued)

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

(Amounts in thousands)

	December 31, 2010		December 31, 2009
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

ASSETS:
Cash and cash equivalents	$15,804	$15,804	$44,823	$44,823
Investment securities available-for-sale	168,158	168,158	141,273	141,273
Investment securities held-to-maturity	20,300	20,941	30,651	31,490
Loans, net of allowance for loan losses	262,940	268,557	245,811	250,913
Accrued interest receivable	2,124	2,124	2,112	2,112
LIABILITIES
Demand, savings and money market deposits	$173,514	$173,514	$162,531	$162,531
Time deposits	156,633	160,750	164,791	168,947
FHLB advances	53,000	56,216	56,500	59,805
Other short-term borrowings	4,901	4,901	6,866	6,866
Subordinated debt	5,155	3,962	5,155	3,432
Accrued interest payable	535	535	725	725

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

Under the regulatory framework for prompt corrective action, the Company is categorized as well capitalized, which requires minimum capital ratios of 10% for total risk-based capital to risk-weighted assets, 6% for Tier I risk-based capital to risk-weighted assets and 5% for Tier I risk-based capital to average assets (also known as the leverage ratio). There are no conditions or events since the most recent communication from regulators that

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 13 - REGULATORY MATTERS (Continued)

management believes would change the Company’s capital classification. Management believes as of December 31, 2010, the Company meets all capital adequacy requirements to which it is subject.

(Amounts in thousands)

	December 31,
	2010		2009
	Amount	Ratio	Amount	Ratio

Total Risk-Based Capital	$49,372		$48,526
Ratio to Risk-Weighted Assets		13.42%		13.22%
Tier I Risk-Based Capital	$46,787		$46,015
Ratio to Risk-Weighted Assets		12.72%		12.54%
Ratio to Average Assets		9.59%		9.09%

Tier I risk-based capital is shareholders’ equity, noncumulative and cumulative perpetual preferred stock, qualifying trust preferred securities and non-controlling interests less intangibles, disallowed deferred tax assets and the unrealized market value adjustment of investment securities available-for-sale. Total risk-based capital is Tier I risk-based capital plus the qualifying portion of the allowance for loan losses.

NOTE 14 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with whom they are affiliated were loan customers during 2010. The following is an analysis of such loans:

(Amounts in thousands)

Total related-party loans at December 31, 2009	$2,841
New related-party loans	1,375
Repayments or other	(983)

Total related-party loans at December 31, 2010	$3,233

Deposits from executive officers, directors, and their affiliates at December 31, 2010 and 2009 were $2.931 million and $3.393 million, respectively.

The banking relationships were made in the ordinary course of business with the Bank.

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 15 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY

Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the Parent’s investment in subsidiaries is stated at cost, including equity in the undistributed earnings of the subsidiaries, adjusted for any unrealized gains or losses on available-for-sale securities.

BALANCE SHEETS

(Amounts in thousands)

	December 31,
	2010	2009

Assets
Cash	$599	$790
Investment securities available-for-sale (Note 2)	42	42
Investment in bank subsidiary	37,766	32,754
Investment in non-bank subsidiary	15	15
Subordinated note from subsidiary bank	6,000	6,000
Other assets	3,234	3,059

Total assets	$47,656	$42,660

Liabilities
Other liabilities	$649	$597
Subordinated debt (Note 8)	5,155	5,155

Total liabilities	5,804	5,752

Shareholders’ Equity
Common stock (Note 1)	23,641	23,641
Additional paid-in capital (Note 1)	20,850	20,850
Retained earnings	3,413	142
Accumulated other comprehensive loss	(2,458)	(4,131)
Treasury stock (Note 18)	(3,594)	(3,594)

Total shareholders’ equity	41,852	36,908

Total liabilities & shareholders’ equity	$47,656	$42,660

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 15 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY (Continued)

STATEMENTS OF INCOME

(Amounts in thousands)

	Years Ended December 31,
	2010	2009	2008

Dividends from bank subsidiary	$—	$—	$1,750
Interest and dividend income	100	148	319
Investment securities losses	—	(124)	(188)
Other income	125	120	117
Interest on subordinated debt	(93)	(127)	(244)
Other expenses	(279)	(314)	(272)

(Loss) income before income tax and equity in undistributed earnings (loss) of subsidiaries	(147)	(297)	1,482
Income tax benefit	79	89	56
Equity in undistributed earnings (loss) of subsidiaries	3,339	(6,127)	815

Net income (loss)	$3,271	$(6,335)	$2,353

STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years Ended December 31,
	2010	2009	2008

Cash (deficit) flows from operating activities
Net income (loss)	$3,271	$(6,335)	$2,353
Adjustments to reconcile net income (loss) to net cash (deficit) flows from operating activities:
Equity in undistributed net (income) loss of subsidiaries	(3,339)	6,127	(815)
Accretion on securities	—	—	1
Deferred tax benefit	(14)	(12)	(12)
Investment securities losses	—	124	188
Change in other assets and liabilities	(109)	(13)	(101)

Net cash (deficit) flows from operating activities	(191)	(109)	1,614

Cash flows from investing activities
Proceeds from call, maturity and principal payments on securities	—	—	350

Net cash flows from investing activities	—	—	350

Cash flows (deficit) from financing activities
Dividends paid	—	(3)	(3,877)
Purchases of treasury stock	—	(1)	(747)
Treasury shares reissued	—	272	998

Net cash flows (deficit) from financing activities	—	268	(3,626)

Net change in cash	—	159	(1,662)
Cash
Beginning of year	790	631	2,293

End of year	$599	$790	$631

(Continued)

CORTLAND BANCORP AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2010, 2009 and 2008

NOTE 16 - DIVIDEND RESTRICTIONS

The Bank is subject to regulations of the Ohio Division which restrict dividends to retained earnings (as defined by statute) of the current and prior two years. Under this restriction, at December 31, 2010, there would be no funds available for the payment of dividends by the Bank without seeking prior regulatory approval. In addition, regulations specify that dividend payments may not reduce capital levels below minimum regulatory guidelines. Under the Memorandum of Understanding (MOU), discussed in Note 19, the Bank must obtain the approval of the Federal Reserve prior to paying any dividends.

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

The repurchase program terminated on February 28, 2009. Repurchased shares are designated as treasury shares, available for general corporate purposes, including possible use in connection with the Company’s dividend reinvestment program, employee benefit plans, acquisitions or other distributions. Under the programs the Company repurchased 205,986 shares in 2007, 51,817 shares in 2008 and none in 2009. The Company reissued 28,084 shares to existing shareholders through its dividend reinvestment program during 2009, net of repurchased fractional shares. Under the MOU, the Company is prohibited from repurchasing shares without the Federal Reserve’s prior approval.

NOTE 19 - MEMORANDUM OF UNDERSTANDING

On May 26, 2009, the Board of Directors of the Company and Cortland Banks adopted resolutions authorizing its President and Chief Executive Officer to enter into the Memorandum of Understanding (MOU) with the Federal Reserve. The MOU was executed June 1, 2009. The Ohio Division became a party to the MOU in December 2009 when the agreement was revised. The revised MOU was executed December 31, 2009. The MOU requires the Company and Cortland Banks to obtain the Federal Reserve’s and the Ohio Division’s approval prior to: (i) incurring any debt; (ii) repurchasing any of its stock; or (iii) paying any dividends.

The MOU also required, within specified timeframes, submission of the following plans to the Federal Reserve for its approval: (i) Cortland Banks — a plan to strengthen and improve management of the overall risk exposure of the investment portfolio; (ii) the Company and Cortland Banks — a plan to maintain an adequate capital position, (iii) the Company and Cortland Banks — a plan to strengthen board oversight of the management and operations and (iv) Cortland Banks — a plan for 2010 to improve the Bank’s earnings and overall condition.

The provisions of the MOU shall remain effective and enforceable until stayed, modified, terminated or suspended by the Federal Reserve. The Company is substantially in compliance with the provisions of the MOU as of December 31, 2010 and 2009.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

	Years Ended December 31,
SUMMARY OF OPERATIONS	2010	2009	2008	2007	2006

Total Interest Income	$21,872	$23,623	$27,559	$28,992	$26,497
Total Interest Expense	6,367	9,234	12,177	13,985	11,582

NET INTEREST INCOME (NII)	15,505	14,389	15,382	15,007	14,915
Provision for Loan Losses	505	427	1,785	40	225

NII After Loss Provision	15,000	13,962	13,597	14,967	14,690
Security Gains (Losses) including impairment losses	(1,694)	(14,070)	(1,112)	77	18
Gain on Sale of Loans	236	265	30	88	106
Other Income	2,791	3,001	2,941	2,924	2,711

INCOME BEFORE EXPENSE	16,333	3,158	15,456	18,056	17,525
Total Other Expenses	12,441	13,648	12,815	12,595	12,021

INCOME (LOSS) BEFORE TAX	3,892	(10,490)	2,641	5,461	5,504
Federal Income Tax Expense (Benefit)	621	(4,155)	288	1,111	928

NET INCOME (LOSS)	$3,271	$(6,335)	$2,353	$4,350	$4,576

BALANCE SHEET DATA

Assets	$500,273	$497,299	$493,365	$492,694	$471,751
Investments	188,458	171,924	191,754	238,622	233,103
Total Loans	265,441	248,248	246,017	223,109	205,208
Allowance for Loan Losses	2,501	2,437	2,470	1,621	2,211
Deposits	391,509	387,495	379,953	364,788	355,818
Borrowings	57,901	63,366	68,148	70,413	62,015
Subordinated Debt	5,155	5,155	5,155	5,155	—
Shareholders’ Equity	41,852	36,908	36,028	48,824	50,592

AVERAGE BALANCES
Assets	$486,588	$498,250	$488,371	$489,047	$460,359
Investments	191,546	176,524	223,077	238,904	234,969
Net Loans	235,148	235,803	226,907	213,568	193,648
Deposits	378,242	383,858	361,922	366,834	348,581
Borrowings	58,317	68,307	70,961	66,175	59,251
Subordinated Debt	5,155	5,155	5,155	2,175	—
Shareholders’ Equity	39,480	36,073	45,119	50,088	49,313

PER COMMON SHARE DATA (1)
Net Income (loss), both Basic and Diluted	$0.72	$(1.40)	$0.52	$0.95	$0.99
Cash Dividends Declared	—	—	0.86	0.85	0.84
Book Value	9.25	8.16	8.01	10.90	10.92

ASSET QUALITY RATIOS
Loans 30+ days delinquent as a percent of total loans	1.37%	0.80%	0.57%	1.32%	2.26%
Nonperforming loans	$3,858	$2,034	$1,290	$2,831	$3,923
Nonperforming securities	3,767	2,154	—	—	—
Other real estate owned	848	687	809	282	35

Total nonperforming assets	$8,473	$4,875	$2,099	$3,113	$3,958

Nonperforming Assets as a Percentage of:
Total Assets	1.69%	0.98%	0.43%	0.63%	0.84%
Equity plus Allowance for Loan Losses	19.07	12.37	5.45	6.17	7.50
Tier I Capital	18.11	10.59	4.03	6.38	7.78

FINANCIAL RATIOS
Return on Average Equity	8.29%	(17.56)%	5.22%	8.68%	9.28%
Return on Average Assets	0.67	(1.27)	0.48	0.89	0.99
Effective Tax Rate	15.96	(39.61)	10.90	20.34	16.86
Equity to Asset Ratio	8.11	7.24	9.24	10.24	10.71
Tangible Equity to Tangible Asset Ratio	8.11	7.23	9.22	10.22	10.68
Cash Dividend Payout Ratio	—	—	165.38	89.69	84.31
Net Interest Margin	3.59	3.19	3.49	3.45	3.67

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

(Fully taxable equivalent basis in thousands of dollars)

	2010			2009
	Average	Interest	Yield	Average	Interest	Yield
	Balance	Earned	or	Balance	Earned	or
	Outstanding	or Paid	Rate	Outstanding	or Paid	Rate

Interest-earning assets:
Interest-earning deposits and other earning assets	$24,898	$92	0.36%	$59,923	$155	0.27%
Investment securities:
U.S. Treasury and other U.S. Government agencies and corporations	34,610	1,228	3.55%	26,069	1,410	5.41%
U.S. Government mortgage-backed pass through certificates	98,657	3,824	3.88%	89,715	4,407	4.91%
States of the U.S. and political subdivisions (Note 1, 2, 3)	34,687	2,250	6.49%	28,569	2,000	7.00%
Other securities	23,592	505	2.14%	32,171	1,148	3.57%

TOTAL INVESTMENT SECURITIES	191,546	7,807	4.08%	176,524	8,965	5.08%
Loans (Note 2, 3, 4)	237,624	14,765	6.21%	238,290	15,229	6.39%

TOTAL INTEREST-EARNING ASSETS	454,068	$22,664	4.99%	474,737	$24,349	5.13%

Non interest-earning assets:
Cash and due from banks	6,570			6,661
Premises and equipment	6,918			7,392
Other	19,032			9,460

TOTAL ASSETS	$486,588			$498,250

Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$69,295	$256	0.37%	$65,266	$436	0.67%
Savings	89,049	212	0.24%	84,933	516	0.61%
Time	158,578	3,611	2.28%	175,153	5,342	3.05%

TOTAL INTEREST-BEARING DEPOSITS	316,922	4,079	1.29%	325,352	6,294	1.93%
Borrowings:
Federal funds purchased	—	—	—	—	—	—
Securities sold under agreement to repurchase	6,924	10	0.14%	6,218	9	0.14%
Subordinated debt	5,155	93	1.81%	5,155	127	2.46%
Other borrowings under one year	17,134	847	4.94%	11,285	620	5.49%
Other borrowings over one year	34,259	1,338	3.91%	50,804	2,184	4.30%

TOTAL BORROWINGS	63,472	2,288	3.60%	73,462	2,940	4.00%

TOTAL INTEREST-BEARING LIABILITIES	380,394	$6,367	1.67%	398,814	$9,234	2.32%

Non interest-bearing liabilities:
Demand deposits	61,320			58,506
Other liabilities	5,394			4,857
Shareholders equity	39,480			36,073

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$486,588			$498,250

Net interest income		$16,297			$15,115

Net interest rate spread (Note 5)			3.32%			2.81%

Net interest margin (Note 6)			3.59%			3.19%

Note 1 –	Includes both taxable and tax exempt securities.

Note 2 –	The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34%, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax-exempt assets. Tax-free income from states of the U.S. and political subdivisions and loans amounted to $1,516 and $121 for 2010, $1,356 and $166 for 2009, $1,530 and $166 for 2008, $1,811 and $155 for 2007 and $2,045 and $192 for 2006, respectively.

(Fully taxable equivalent basis in thousands of dollars)

2008			2007			2006
Average	Interest	Yield	Average	Interest	Yield	Average	Interest	Yield
Balance	Earned	or	Balance	Earned	or	Balance	Earned	or
Outstanding	or Paid	Rate	Outstanding	or Paid	Rate	Outstanding	or Paid	Rate

$11,462	$200	1.74%	$6,950	$366	5.27%	$4,228	$215	5.09%

55,048	3,102	5.64%	87,867	4,772	5.43%	83,615	4,257	5.09%

95,737	4,852	5.07%	80,689	4,008	4.97%	79,317	3,795	4.78%
31,827	2,235	7.02%	37,488	2,633	7.02%	42,409	2,995	7.06%
40,465	2,394	5.92%	32,860	2,251	6.85%	29,628	1,888	6.37%

223,077	12,583	5.64%	238,904	13,664	5.72%	234,969	12,935	5.50%
228,440	15,557	6.81%	215,496	15,856	7.36%	195,838	14,381	7.34%

462,979	$28,340	6.12%	461,350	$29,886	6.48%	435,035	$27,531	6.33%

6,791			8,220			8,733
7,055			5,374			4,226
11,546			14,103			12,365

$488,371			$489,047			$460,359

$49,653	$706	1.42%	$46,508	$888	1.91%	$47,415	$752	1.59%
77,401	851	1.10%	78,072	799	1.02%	82,845	850	1.03%
178,372	7,259	4.07%	184,586	8,769	4.75%	161,050	6,907	4.29%

305,426	8,816	2.89%	309,166	10,456	3.38%	291,310	8,509	2.92%

154	7	4.55%	605	29	4.79%	478	25	5.23%
4,759	92	1.93%	5,764	243	4.22%	3,991	158	3.96%
5,155	244	4.73%	2,175	154	7.08%
4,946	228	4.61%	13,963	715	5.12%	7,924	365	4.61%
61,102	2,790	4.57%	45,843	2,388	5.21%	46,858	2,525	5.39%

76,116	3,361	4.42%	68,350	3,529	5.16%	59,251	3,073	5.19%

381,542	$12,177	3.19%	377,516	$13,985	3.70%	350,561	$11,582	3.30%

56,496			57,668			57,271
5,214			3,775			3,214
45,119			50,088			49,313

$488,371			$489,047			$460,359

	$16,163			$15,901			$15,949

		2.93%			2.77%			3.02%

		3.49%			3.45%			3.67%

Note 3 –	Average balance outstanding includes the average amount outstanding of all non-accrual investment securities and loans. Investment securities consist of average total principal adjusted for amortization of premium and accretion of discount and include both taxable and tax-exempt securities. Loans consist of average total loans less average unearned income.

Note 4 –	Interest earned on loans includes net loan fees of $264 in 2010, $245 in 2009, $263 in 2008, $219 in 2007 and $291 in 2006.

Note 5 –	Net interest rate spread represents the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.

Note 6 –	Net interest margin is calculated by dividing the net interest income by total interest-earning assets.

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

Economic circumstances, the Company’s operations and actual results could differ significantly from those discussed in any forward-looking statements. Some of the factors that could cause or contribute to such differences are changes in the economy and interest rates either nationally or in the Company’s market area, including the impact of the impairment of securities; changes in customer preferences and consumer behavior; increased competitive pressures or changes in either the nature or composition of competitors; changes in the legal and regulatory environment; changes in factors influencing liquidity, such as expectations regarding the rate of inflation or deflation, currency exchange rates, and other factors influencing market volatility; and unforeseen risks associated with other global economic, political and financial factors.

While actual results may differ significantly from the results discussed in the forward-looking statements, the Company undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of the Company’s financial condition and results of operation are based upon the Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities at the date of our consolidated financial statements. Actual results may differ from these estimates under different assumptions or conditions.

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

Management believes the following are critical accounting policies that require the most significant judgments and estimates used in the preparation of the Company’s consolidated financial statements.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Accounting for the Allowance for Loan Losses

The determination of the allowance for loan losses and the resulting amount of the provision for loan losses charged to operations reflects management’s current judgment about the credit quality of the loan portfolio and takes into consideration changes in lending policies and procedures, changes in economic and business conditions, changes in the nature and volume of the portfolio and, in the terms of loans, changes in the experience, ability and depth of lending management, changes in the volume and severity of past due, non-accrual and adversely classified or graded loans, changes in the quality of the loan review system, changes in the value of underlying collateral for collateral-dependent loans, the existence and effect of any concentrations of credit and the effect of competition, legal and regulatory requirements and other external factors. The nature of the process by which we determine the appropriate allowance for loan losses requires the exercise of considerable judgment. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond our control, including the performance of the loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications. The allowance is increased by the provision for loan losses and decreased by charge-offs when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance. A weakening of the economy or other factors that adversely affect asset quality could result in an increase in the number of delinquencies, bankruptcies or defaults and a higher level of non-performing assets, net charge offs, and provision for loan losses in future periods.

The Company’s allowance for loan losses methodology consists of three elements: (i) specific valuation allowances based on probable losses on specific loans; (ii) valuation allowances based on historical loan loss experience for similar loans with similar characteristics and trends; and (iii) general valuation allowances based on general economic conditions and other qualitative risk factors both internal and external to the Company. These elements support the basis for determining allocations between the various loan categories and the overall adequacy of our allowance to provide for probable losses inherent in the loan portfolio.

With these methodologies, a general allowance is established for each loan type based on historical losses for each loan type in the portfolio. Additionally, management allocates a specific allowance for “Impaired Credits,” which based on current information and events, it is probable the Company will not collect all amounts due according to the original contractual terms of the loan agreement. The level of the general allowance is established to provide coverage for management’s estimate of the credit risk in the loan portfolio by various loan segments not covered by the specific allowance. Additional information regarding allowance for credit losses can be found in the Notes to the Consolidated Financial Statements (NOTE 4) and further more in Management’s Discussion and Analysis.

Investment Securities and Impairment

The classification and accounting for investment securities is discussed in detail in Notes 1 and 2 of the Consolidated Financial Statements. Investment securities must be classified as held-to-maturity, available-for-sale, or trading. The appropriate classification is based partially on our ability to hold the securities to maturity and largely on management’s intentions, if any, with respect to either holding or selling the securities. The classification of investment securities is significant since it directly impacts the accounting for unrealized gains and losses on securities. Unrealized gains and losses on trading securities, if any, flow directly through earnings during the periods in which they arise, whereas available-for-sale securities are recorded as a separate component of shareholders’ equity (accumulated other comprehensive income or loss) and do not affect earnings until realized. The fair values of our investment securities are generally determined by reference to quoted market

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

prices and reliable independent sources. At each reporting date, we assess whether there is an “other-than-temporary” impairment to our investment securities. Such impairment must be recognized in current earnings rather than in other comprehensive income (loss).

The Company reviews investment debt securities on an ongoing basis for the presence of other-than-temporary impairment (OTTI) with formal reviews performed quarterly. OTTI losses on individual investment securities were recognized during 2010 in accordance with FASB ASC topic 320, Investments — Debt and Equity Securities. The purpose of this ASC is to provide greater clarity to investors about the credit and noncredit component of an OTTI event and to communicate more effectively when an OTTI event has occurred. This ASC amends the OTTI guidance in GAAP for debt securities, improves the presentation and disclosure of OTTI on investment securities and changes the calculation of the OTTI recognized in earnings in the financial statements. This ASC does not amend existing recognition and measurement guidance related to OTTI of equity securities.

For debt securities, ASC topic 320 requires an entity to assess whether it has the intent to sell the debt security or it is more-likely-than-not that it will be required to sell the debt security before its anticipated recovery. If either of these conditions is met, an OTTI on the security must be recognized.

In instances in which a determination is made that a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) exists but the entity does not intend to sell the debt security and it is not more-likely-than-not that the entity will be required to sell the debt security before the anticipated recovery of its remaining amortized cost basis (i.e., the amortized cost basis less any current-period credit loss), ASC topic 320 changes the presentation and amount of the OTTI recognized in the income statement.

In these instances, the impairment is separated into the amount of the total impairment related to the credit loss and the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total impairment related to all other factors is recognized in other comprehensive income (loss). The total OTTI is presented in the income statement with an offset for the amount of the total OTTI that is recognized in other comprehensive income (loss). In determining the amount of impairment related to credit loss, the Company uses a third party discounted cash flow model, several inputs for which require estimation and judgment. Among these inputs are projected deferral and default rates and estimated recovery rates. Realization of events different than that projected could result in a large variance in the values of the securities.

Additional information regarding investment securities can be found in the Notes to the Consolidated Financial Statements (NOTES 2 and 12) and further more in Management’s Discussion and Analysis.

Income Taxes

The provision for income taxes is based on income reported for financial statement purposes and differs from the amount of taxes currently payable, since certain income and expense items are reported for financial statement purposes in different periods than those for tax reporting purposes. Taxes are discussed in more detail in Note 11, Federal Income Taxes, of the Consolidated Financial Statements. Accrued taxes represent the net estimated amount due or to be received from taxing authorities. In estimating accrued taxes, we assess the relative merits and risks of the appropriate tax treatment of transactions taking into account statutory, judicial and regulatory guidance in the context of our tax position.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

We account for income taxes using the asset and liability approach, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of our assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. We conduct periodic assessments of deferred tax assets to determine if it is more-likely-than-not that they will be realized. In making these assessments, we consider taxable income in prior periods, projected future taxable income, potential tax planning strategies and projected future reversals of deferred tax items. These assessments involve a certain degree of subjectivity which may change significantly depending on the related circumstances.

CORPORATE PROFILE

Cortland Bancorp (the “Company”) is a bank holding company headquartered in Cortland, Ohio whose principle activity is to manage, supervise and otherwise serve as a source of strength to its banking subsidiary, the Cortland Savings and Banking Company (“Cortland Banks” or the “Bank”).

Cortland Banks, with total assets of just over $500 million at December 31, 2010, is a state chartered bank engaged in commercial and retail banking services. The Bank offers a full range of financial services to its local communities with an ongoing strategic focus on commercial banking relationships.

The Bank’s results of operations depend primarily on net interest income, which in part, is a direct result of the market interest rate environment. Net interest income is the difference between the interest income earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is affected by the shape of the market yield curve, the repricing of interest-earning assets and interest-bearing liabilities and the prepayment rate of mortgage related assets. Results of operations may be affected significantly by general and local economic conditions, particularly those with respect to changes in market interest rates, credit quality, governmental policies and actions of regulatory authority.

2010 OVERVIEW

Net income for 2010 was $3,271, or $0.72 per share, representing an increase of $2.12 from the $(1.40) per share in 2009.

The Company’s financial results for 2010 were affected by these notable specific factors:

•	Core earnings for the year which exclude non-recurring items such as impairment loss and gain on securities sales were $4.2 million compared to $3.5 million for 2009, an increase of 20%.

•	The Company’s recognition of pre-tax OTTI losses on investment securities fell dramatically in 2010 to $2.7 million versus $14.5 million in 2009.

•	Net interest margin for the full year 2010 was 3.59%, or 40 basis points higher than the 3.19% in 2009. The Company continues to optimally manage its balance sheet in this historically low interest rate environment.

•	The Company continues to excel in managing risks in the loan portfolio as asset quality measures are among the best for banks with similar asset totals. Net loan charge-offs were .19% of average loans in both 2010 and 2009 and the allowance for loan loss (ALLL) to total loans ratio was .94% and .98% at the 2010 and 2009 year end, respectively.

Loan loss reserves were bolstered at year end 2008 to account for charge-offs against the allowance and to give recognition to the economy’s steep slide into a serious and likely long lasting recession, with expectations for

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

deterioration on credit quality arising from faltering economic and financial conditions. Regionally, unemployment levels have shown modest improvement, however, the housing market continues to be negatively impacted by a high level of home foreclosures. Despite the market conditions, the Company, to date, has not experienced notable deterioration in credit quality. Loans considered as potential problem loans decreased from $16,354 at December 31, 2009 to $6,845 at December 31, 2010. Non-accrual loans increased from $1,230 at December 31, 2009 to $2,611 at December 31, 2010. Included in the 2010 total is a single loan for $1.1 million fully secured by collateral for which no loss is expected to be incurred. For the years ending December 31, 2010 and 2009 provisions for loan loss were $505 and $427 respectively, more than covering the net charge-offs for the periods. The allowance is considered adequate, giving recognition to the risk inherent in the loan portfolio and the expectation of a slow economic recovery.

In the midst of earnings pressures brought on by the economic downturn, interest rate compression and investment impairment issues, the Company devoted substantial attention to profit improvement measures, balance sheet restructuring and reorganization of its management structure. The Company’s management team continues to focus on measures designed to enhance capital and to provide adequate liquidity for lending and business development purposes. New strategies are being pursued to improve market penetration and product expansion with the objective of increasing both the interest income and non-interest income revenue base. Financial results also reflect an increase in expenses associated with the Company’s strategic growth plans. These expenses include costs for professional consulting, information system software licensing and maintenance, and personnel and educational training programs for the Company’s employees.

Total shareholders’ equity at December 31, 2010 was $41,852, representing a ratio of equity capital to total assets of 8.37%. In comparison, total shareholders’ equity was $36,908 at December 31, 2009, representing a ratio of equity capital to total assets of 7.42%. A component of shareholders’ equity is accumulated other comprehensive income or loss, which includes the net after-tax impact of unrealized gains or losses on investment securities classified as available-for-sale. Net unrealized losses on available-for-sale investment securities were $2,458 at December 31, 2010 as compared with net unrealized losses of $4,131 at December 31, 2009. Such unrealized losses represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities classified as available-for-sale. The decrease in net unrealized losses resulted primarily from recognizing pre-tax other-than-temporary losses of $2.7 million on trust preferred securities at December 31, 2010.

Additional information regarding investment securities can be found in the Notes to the Consolidated Financial Statements (NOTES 2 and 12) and further more in Management’s Discussion and Analysis.

No cash dividends on the Company’s common stock were paid in 2010 or 2009.

Total risk-based capital measured 13.42% at December 31, 2010 compared to 13.22% at December 31, 2009. All capital ratios continue to register well in excess of required regulatory minimums and above the well-capitalized categories.

Return on average equity was 8.3% in 2010 compared to (17.6%) in 2009, while return on average assets measured 0.7% compared to (1.3%) in 2009. Book value per share increased by $1.09 to $9.25 at December 31, 2010 from $8.16 at December 31, 2009. The price of the Company’s common stock traded in a range between a low of $4.10 and a high of $6.35, closing the year at $5.30 per share.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

CERTAIN NON-GAAP MEASURES

Certain financial information has been determined by methods other than U.S. Generally Accepted Accounting Principles (GAAP). Specifically, certain financial measures are based on core earnings rather than net income. Core earnings exclude income, expense, gains and losses that either are not reflective of ongoing operations or that are not expected to reoccur with any regularity or reoccur with a high degree of uncertainty and volatility. Such information may be useful to both investors and management and can aid them in understanding the Company’s current performance trends and financial condition. Core earnings are a supplemental tool for analysis and not a substitute for GAAP net income. Reconciliation from GAAP net income to the non-GAAP measure of core earnings is referenced as part of management’s discussion and analysis of quarterly and year-to-date financial results of operations.

Core earnings, which exclude the other-than-temporary impairment charge, FDIC special assessment and certain other non-recurring items, were $4,152 in 2010 compared to $3,463 earned in 2009. Core earnings per share were $0.92 in 2010, $0.77 in 2009 and $0.71 in 2008.

The following is a reconciliation between core earnings and earnings (loss) under GAAP:

	Years Ended December 31,
	2010	2009	2008	2007	2006

GAAP earnings (loss)	$3,271	$(6,335)	$2,353	$4,350	$4,576
Impairment losses on investment securities	2,712	14,502	1,251	—	—
Investment gains on risk reduction strategy	(920)	—	—	—	—
FDIC special assessment	—	224	—	—	—
Other non-recurring items*	(457)	120	—	—	(142)
Tax effect of adjustments	(454)	(5,048)	(425)	—	—

Core earnings	$4,152	$3,463	$3,179	$4,350	$4,434

Core earnings per share	$0.92	$0.77	$0.71	$0.95	$0.98

*	Includes net credits relating to reorganization in 2010, a one-time accrual for severance for former president & CEO in 2009 and a one time change in tax accrual estimate made in the first quarter of 2006.

RECENT MARKET AND INDUSTRY DEVELOPMENTS

The economic turmoil that began in the middle of 2007 and continued through 2008 and 2009 has now settled into a slow economic recovery in 2010 and 2011. At this time, the recovery has somewhat uncertain prospects. The risks associated with the Company’s business become more acute in periods of a slowing economy or slow growth. Financial institutions continue to be affected by declines in the real estate market and constrained financial markets. While the Company is taking steps to decrease and limit exposure to problem loans, it nonetheless retains direct exposure to the residential and commercial real estate markets, and is affected by these events. This has been accompanied by dramatic changes in the competitive landscape of the financial services industry and a wholesale reformation of the legislative and regulatory landscape with the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), which was signed into law by President Obama on July 21, 2010.

The Dodd-Frank Act is extensive, complex and comprehensive legislation that impacts many aspects of banking organizations. Certain provisions of the Dodd-Frank Act are expected to have a near-term impact on the Company. Effective one year after the date of enactment is a provision of the Dodd-Frank Act that eliminates the federal

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

prohibitions on paying interest on demand deposits, thus allowing businesses to have interest-bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse impact on the Company’s net interest margin. The Dodd-Frank Act also broadens the base for FDIC insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution. The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250 thousand per depositor and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2012.

The Dodd-Frank Act creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.

Until such time as the regulatory agencies issue proposed and final regulations implementing the numerous provisions of Dodd-Frank, a process that will extend at least over the next twelve months and may last several years, management will not be able to fully assess the impact the legislation will have on its business.

BALANCE SHEET COMPOSITION

The following table illustrates, during the years presented, the mix of the Company’s funding sources and the assets in which those funds are invested as a percentage of the Company’s average total assets for the period indicated. Average assets totaled $486,588 in 2010 compared to $498,250 in 2009 and $488,371 in 2008.

	2010	2009	2008	2007	2006

Sources of Funds:
Deposits:
Non-interest bearing	12.6%	11.8%	11.6%	11.8%	12.4%
Interest bearing	65.1	65.3	62.5	63.2	63.3
Federal funds purchased and repurchase agreements	—	—	1.0	1.3	1.0
Long-term debt and other borrowings	12.0	13.7	13.5	12.2	11.9
Subordinated debt	1.1	1.0	1.1	0.5	—
Other non-interest bearing liabilities	1.1	1.0	1.1	0.8	0.7
Equity capital	8.1	7.2	9.2	10.2	10.7

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Uses of Funds:
Loans	48.8%	47.8%	46.8%	44.1%	42.6%
Securities	39.4	35.4	45.7	48.9	51.0
Interest-earning deposits and other assets	5.1	12.0	2.3	1.4	0.9
Bank-owned life insurance	2.6	2.6	2.6	2.4	2.5
Other non-interest earning assets	4.1	2.2	2.6	3.2	3.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Deposits continue to be the Company’s primary source of funding. During 2010, the relative mix of deposits has remained steady with interest-bearing being the main source. Average non-interest bearing deposits totaled 16.2% of total average deposits in 2010, compared to 15.2% in 2009 and 15.6% in 2008. Additional information regarding deposits can be found in the Notes to the Consolidated Financial Statements (NOTE 6) and further more in Management’s Discussion and Analysis.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The Company primarily invests funds in loans and securities. Prior to 2008, securities were the largest component of the Company’s mix of invested assets. Since then, loans have become the largest component. Average securities increased $15,022, or 8.5%, to $191,546 during 2010 from $176,524 in 2009, while average loans decreased by $666, or 0.3%, to $237,624 during 2010 from $238,290 in 2009. Interest-earning deposits and other earning asset components decreased in 2010 to 5.1% from 12.0% in 2009. The average balance decreased to $24,898 in 2010 from $59,923 in 2009. Bank management had elected to employ a higher level of deposits at the Federal Reserve Bank which are now interest bearing to achieve a higher level of short-term liquidity needed to support loan demand and compensate for poorly functioning credit markets. Beginning in June 2009, management began investing a portion of liquid funds into short-term investment grade securities.

ASSET QUALITY

The Company’s management regularly monitors and evaluates trends in asset quality. Loan review practices and procedures require detailed monthly analysis of delinquencies, nonperforming assets and other sensitive credits. Mortgage, commercial and consumer loans are moved to non-accrual status once they reach 90 days past due or when analysis of a borrower’s creditworthiness indicates the collection of interest and principal is in doubt.

Additionally, as part of the Company’s loan review process, management routinely evaluates risks which could potentially affect the ability to collect loan balances in their entirety. Reviews of individual credits, aggregate account relationships or any concentration of credits in particular industries are subject to a detailed loan review.

In addition to nonperforming loans, nonperforming assets include nonperforming investment securities, restructured loans and real estate acquired in satisfaction of debts previously contracted. Gross income that would have been recorded in 2010 on these nonperforming loans, had they been in compliance with their original terms, was $268. Interest income that actually was included in income on these loans amounted to $161. Gross income that would have been recorded in 2010 on nonperforming investments, had they been in compliance with their original terms was $1,301. Income that actually was included in income on these investments amounted to $344. The following table depicts the trend in these potentially problematic asset categories.

	2010	2009	2008	2007	2006

Non-accrual loans:
Commercial real estate	$307	$350	$469	$1,572	$2,497
Commercial loans	132	116	140	146	188
Residential real estate	1,040	718	237	499	887
Consumer loans	1,085	46	12	17	129
Home equity loans	47	—	—	51	222

Total Non-accrual Loans	2,611	1,230	858	2,285	3,923
Investment securities	3,767	2,154	—	—	—
Other real estate owned	848	687	809	282	35
Restructured loans	1,247	804	432	546	—

Nonperforming Assets	$8,473	$4,875	$2,099	$3,113	$3,958

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The table below provides a number of asset quality ratios based on this data. Problem loans accounted for on a non-accrual basis ranged from a high of $3,923 in 2006 to a low of $858 in 2008. The total for non-accrual loans in 2010 of $2,611 is slightly higher than the average of the five years, which is $2,181. The increase from 2009 is a single loan in the consumer loan category for $1.1 million fully secured by collateral for which no loss is expected to be incurred. The ratio of non-accrual loans to total loans, which was 1.02% at December 31, 2007, improved to 0.35% at December 31, 2008, then increased to 0.50% at December 31, 2009 and further increased to 0.98% at December 31, 2010. The total of all loans past due more than 30 days were in excess of $2.943 million, or 1.32%, of loan balances at December 31, 2007, then declined to $1.393 million, or 0.57%, at December 31, 2008, increased to $1,976, or 0.80%, at December 31, 2009 and further increased to $3,268 million, or 1.37%, at December 31, 2010. While non-accrual loans and past due loans increased during 2010, loans charged-off, net of recoveries, decreased to $441 for 2010, compared to $630 for 2007, $936 for 2008 and $460 for 2009.

Despite improving trends in certain asset quality areas, the Company recognizes that an extraordinary amount of uncertainty currently exists regarding credit quality as a result of the rapid deterioration of the U.S. economy beginning in the final quarter of 2008. Regionally, the housing market continues to be negatively impacted by a high level of bankruptcy filings and home foreclosures, while unemployment levels have shown little improvement and business failures are now being reported on a more routine basis. Accordingly, loan loss reserves were increased by $1,785 in 2008 to account for charge-offs against the allowance and to give recognition to the economy’s steep slide into a serious and likely long lasting recession, with expectations for deterioration on credit quality arising from faltering economic and financial conditions. In 2010 and 2009, the loan loss reserve was further increased by $505 and $427, respectively. Additional information regarding loans can be found in the Notes to the Consolidated Financial Statements (NOTES 3 and 4) and further more in Management’s Discussion and Analysis.

At December 31, 2010, there was $3,767 of investment securities considered to be in non-accrual status. This included the remaining book value of the Company’s investment in General Motors corporate securities of $287 and $3,480 of the Company’s holdings in trust preferred securities. Through December 31, 2010, the Company’s management was notified that the quarterly interest payments for 20 of its 32 investments in trust preferred securities had been placed in “payment in kind” status. Payment in kind status results in a temporary delay in the payment of interest. As a result of a delay in the collection of the interest payments, management placed these securities in non-accrual status. Current estimates indicate that the interest payment delays may exceed ten years. All the other trust preferred securities remain in accrual status.

	2010	2009	2008	2007	2006

Non-accrual loans as a percentage of total loans	0.98%	0.50%	0.35%	1.02%	1.91%
Nonperforming assets as a percentage of total assets	1.69%	0.98%	0.43%	0.63%	0.84%
Nonperforming assets as a percentage of equity capital plus allowance for loan losses	19.07%	12.37%	5.45%	6.17%	7.50%

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

RESULTS OF OPERATIONS

  Analysis of Net Interest Income — Years Ended December 31, 2010 and 2009

	NET INTEREST MARGIN FOR YEARS ENDED
	December 31, 2010			December 31, 2009
	Average		Average	Average		Average
	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate

INTEREST-EARNING ASSETS
Interest-earning deposits and other earning assets	$24,898	$92	0.36%	$59,923	$155	0.27%
Investment securities(1)(2)	191,546	7,807	4.08%	176,524	8,965	5.08%
Loans(1)(2)(3)	237,624	14,765	6.21%	238,290	15,229	6.39%

Total interest-earning assets	$454,068	$22,664	4.99%	$474,737	$24,349	5.13%

INTEREST-BEARING LIABILITIES
Interest-bearing demand and money market deposits	$69,295	$256	0.37%	$65,266	$436	0.67%
Savings	89,049	212	0.24%	84,933	516	0.61%
Time	158,578	3,611	2.28%	175,153	5,342	3.05%

Total interest-bearing deposits	316,922	4,079	1.29%	325,352	6,294	1.93%
Securities sold under agreement to repurchase	6,924	10	0.14%	6,218	9	0.14%
Other borrowings	51,393	2,185	4.25%	62,089	2,804	4.52%
Subordinated debt	5,155	93	1.81%	5,155	127	2.46%

Total interest-bearing liabilities	$380,394	$6,367	1.67%	$398,814	$9,234	2.32%

Net interest income		$16,297			$15,115

Net interest rate spread(4)			3.32%			2.81%

Net interest margin(5)			3.59%			3.19%

(1) Includes both taxable and tax exempt securities.

(2)	The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34%, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax-exempt assets. Tax-free income from states of the U.S. and political subdivisions and loans amounted to $1,516 and $121 for 2010 and $1,356 and $166 for 2009, respectively.

(3)	Average balance outstanding includes the average amount outstanding of all non-accrual investment securities and loans. Investment securities consist of average total principal adjusted for amortization of premium and accretion of discount and include both taxable and tax-exempt securities. Loans consist of average total loans less average unearned income.

(4)	Interest earned on loans includes net loan fees of $264 in 2010 and $245 in 2009.

(5)	Net interest rate spread represents the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net interest margin is calculated by dividing the net interest income by total interest-earning assets.

Net interest income, which continued to be the principal source of the Company’s earnings in 2010, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. Net interest income provides the core earnings base for the Company and increased 7.6% to $15,500 in 2010 versus $14,389 in 2009. During this extended period of historically low interest rates, the repricing of deposits initially trailed the pace of declining rates on assets. As liabilities continue to mature and reprice at lower rates, the net interest margin has, and is expected to continue to improve. Net interest income on a fully tax-equivalent basis measured $16,297 in the year ended 2010 and $15,115 in the year ended 2009, generating a net interest margin of 3.59% in 2010 and 3.19% in 2009.

The decrease in interest income, on a fully taxable equivalent basis, of $1,685 was the product of a 4.4% year-over-year decrease in average earning assets and a 14 basis point decrease in interest rates earned. The decrease in interest expense of $2,867 was a product of a 4.6% decrease in interest-bearing liabilities and a 64 basis point decrease in rates paid. The net result was a 7.8% increase in net interest income on a fully tax-equivalent basis and a 40 basis point increase in the Company’s net interest margin.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

On a fully tax-equivalent basis, income on investment securities decreased by $1,157, or 12.9%. The average invested balances increased by $15,022 from the levels of a year ago. The increase in the average balance of investment securities was accompanied by a 101 basis point decrease in the tax-equivalent yield of the portfolio. The increase in the average balance of investment securities resulted from a management decision to steadily invest liquid funds into short-term investment grade securities beginning in the second half of 2009. During the year ended December 31, 2010, $85,753 in investment securities were purchased while $53,682 were called by the issuer or matured. During the year ended December 31, 2009, $51,462 in investment securities were purchased while $63,872 were called by the issuer or matured. As the Company managed its balance sheet for asset growth, asset mix and liquidity, as well as current interest rates and interest rate forecasts, several securities in the investment portfolio were sold for $15,153 in mid-2010. The sale was intended to reduce the interest rate risk in the portfolio given the eventual interest rate increases expected post-economic recovery. Sales of $3,734 were made late in 2009. The Company expects to continue re-deployment of liquidity into loans and investments. Additional information regarding investment securities can be found in the Notes to the Consolidated Financial Statements (NOTES 2 and 12) and further more in Management’s Discussion and Analysis.

Interest and fees on loans decreased by $464 on a fully tax-equivalent basis, or 3.0%, for the twelve months of 2010 compared to 2009. A $666 decrease in the average balance of the loan portfolio, or 0.3%, was accompanied by an 18 basis point decrease in the portfolio’s tax equivalent yield. Additional information regarding loans can be found in the Notes to the Consolidated Financial Statements (NOTES 3 and 4) and further more in Management’s Discussion and Analysis.

Other interest income decreased by $63 from the same period a year ago. The average balance of interest-earning deposits and other earning assets decreased by $35,025, or 58.5%, reflecting the re-deployment of liquidity held during the recession. The yield increased by 9 basis points during 2010 compared to 2009.

Average interest-bearing demand deposits and money market accounts increased by $4,029, and savings increased by $4,116. The average rate paid on these products decreased by 34 basis points in the aggregate. The average balance of time deposit products decreased by $16,575, as the average rate paid decreased by 77 basis points, from 3.05% to 2.28%. Total interest paid on these products was $3,611, a $1,731 decrease from a year ago. Additional information regarding deposits can be found in the Notes to the Consolidated Financial Statements (NOTE 6) and further more in Management’s Discussion and Analysis.

Average borrowings, federal funds purchased and subordinated debt decreased by $9,990 while the average rate paid on borrowings decreased by 40 basis points. FHLB borrowings of $15,500 were paid off at their due dates in 2010. In the fourth quarter of 2010, the Bank borrowed $12,000 in short-term FHLB borrowings to assist in funding the high commercial loan demand at year end. Management plans to pay down individual borrowings at their respective due dates in the future using current liquidity. Additional information regarding FHLB Advances and Other Borrowings and Subordinated Debt can be found in the Notes to the Consolidated Financial Statements (NOTES 7 and 8) and further more in Management’s Discussion and Analysis.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

  Analysis of Net Interest Income — Years Ended December 31, 2009 and 2008

	NET INTEREST MARGIN FOR YEARS ENDED
	December 31, 2009			December 31, 2008
	Average		Average	Average		Average
	Balance(1)	Interest	Rate	Balance(1)	Interest	Rate

INTEREST-EARNING ASSETS
Interest-earning deposits and other earning assets	$59,923	$155	0.27%	$11,462	$200	1.74%
Investment securities(1)(2)	176,524	8,965	5.08%	223,077	12,583	5.64%
Loans(1)(2)(3)	238,290	15,229	6.39%	228,440	15,557	6.81%

Total interest-earning assets	$474,737	$24,349	5.13%	$462,979	$28,340	6.12%

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits	$65,266	$436	0.67%	$49,653	$706	1.42%
Savings	84,933	516	0.61%	77,401	851	1.10%
Time	175,153	5,342	3.05%	178,372	7,259	4.07%

Total interest-bearing deposits	325,352	6,294	1.93%	305,426	8,816	2.89%
Federal funds purchased	—	—	—	154	7	4.55%
Securities sold under agreement to repurchase	6,218	9	0.14%	4,759	92	0.19%
Other borrowings	62,089	2,804	4.52%	66,048	3,018	4.57%
Subordinated debt	5,155	127	2.46%	5,155	244	4.73%

Total interest-bearing liabilities	$398,814	$9,234	2.32%	$381,542	$12,177	3.19%

Net interest income		$15,115			$16,163

Net interest rate spread(4)			2.81%			2.93%

Net interest margin(5)			3.19%			3.49%

(1)	Includes both taxable and tax exempt securities.
(2)	The amounts are presented on a fully taxable equivalent basis using the statutory tax rate of 34%, and have been adjusted to reflect the effect of disallowed interest expense related to carrying tax-exempt assets. Tax-free income from states of the U.S. and political subdivisions and loans amounted to $1,356 and $166 for 2009 and $1,530 and $166 for 2008, respectively.
(3)	Average balance outstanding includes the average amount outstanding of all non-accrual investment securities and loans. Investment securities consist of average total principal adjusted for amortization of premium and accretion of discount and include both taxable and tax-exempt securities. Loans consist of average total loans less average unearned income.
(4)	Interest earned on loans includes net loan fees of $245 in 2009 and $263 in 2008.
(5)	Net interest rate spread represents the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.
(6)	Net interest margin is calculated by dividing the net interest income by total interest-earning assets.

Net interest income, the principal source of the Company’s earnings in 2009, is the amount by which interest and fees generated by interest-earning assets, primarily loans and investment securities, exceed the interest cost of deposits and borrowed funds. Net interest income measured $15,115 in the year ended 2009 and $16,163 in the year ended 2008, generating a net interest margin of 3.19% in 2009 and 3.49% in 2008.

The decrease in interest income, on a fully tax-equivalent basis, of $3,991 was the product of a 2.5% year-over-year increase in average earning assets and a 99 basis point decrease in interest rates earned. The decrease in interest expense was a product of a 4.5% increase in interest-bearing liabilities and an 88 basis point decrease in rates paid. The net result was a 6.5% decrease in net interest income on a fully tax-equivalent basis and a 31 basis point decrease in the Company’s net interest margin.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Interest and dividend income on securities registered a decrease of $3,557, or 29.9%, during the year ended December 31, 2009 when compared to 2008. On a fully tax-equivalent basis, income on investment securities decreased by $3,618, or 28.8%. The average invested balances decreased by $46,553 from the levels of a year ago. The decrease in the average balance of investment securities was accompanied by a 56 basis point decrease in the tax-equivalent yield of the portfolio. The decrease in the average balance of investment securities resulted from a management decision to not reinvest all of the proceeds from called securities that were realized in 2008 and the first half of 2009. At that time, management began investing a portion of the liquid funds into short-term investment grade securities. During the year ended December 31, 2009, $51,462 in investment securities were purchased while $63,872 were called by the issuer or matured. During the year ended December 31, 2008, $42,426 in investment securities were purchased while $71,463 were called by the issuer or matured. There were $3,734 in securities sold in 2009 and none in 2008. Additional information regarding investment securities can be found in the Notes to the Consolidated Financial Statements (NOTES 2 and 12) and further more in Management’s Discussion and Analysis.

Interest and fees on loans decreased by $328 on a fully tax-equivalent basis, or 2.1%, for the twelve months of 2009 compared to 2008. A $9,850 increase in the average balance of the loan portfolio, or 4.3%, was offset by a 42 basis point decrease in the portfolio’s tax-equivalent yield. This increase in the average loan portfolio balance is a direct result of efforts to increase market share.

Other interest income decreased by $45 from the same period a year ago. The average balance of federal funds sold and other earning assets increased by $48,461, or 422.8%. The yield decreased by 148 basis points during 2009 compared to 2008.

Average interest-bearing demand deposits and money market accounts increased by $15,613, and savings increased by $7,532. The average rate paid on these products decreased by 59 basis points in the aggregate. The average balance of time deposit products decreased by $3,219, as the average rate paid decreased by 102 basis points, from 4.07% to 3.05%. Total interest paid on these products was $5,342, a $1,917 decrease from 2008.

Average borrowings, federal funds purchased and subordinated debt decreased by $2,654, while the average rate paid on borrowings decreased by 42 basis points. FHLB borrowings of $6,000 were paid off at their due dates in the last two months of 2009. Management plans to pay down individual borrowings at their respective due dates in the future using current liquidity. Additional information regarding FHLB Advances and Other Borrowings and Subordinated Debt can be found in the Notes to the Consolidated Financial Statements (NOTES 7 and 8) and further more in Management’s Discussion and Analysis.

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

Analysis of Net Interest Income Changes (Tax Equivalent Basis)

	2010 Compared to 2009			2009 Compared to 2008
	Volume	Rate	Total	Volume	Rate	Total

Increase (decrease) in interest income:
Interest-earning deposits and other money markets	$(113)	$50	$(63)	$246	$(291)	$(45)
Investment securities
U.S. Government agencies and corporations	384	(566)	(182)	(1,572)	(120)	(1,692)
Mortgage-backed and related securities	410	(993)	(583)	(299)	(146)	(445)
Obligations of states and political subdivisions	405	(155)	250	(228)	(7)	(235)
Other securities	(257)	(386)	(643)	(407)	(839)	(1,246)
Loans	(43)	(421)	(464)	654	(982)	(328)

Total interest income change	786	(2,471)	(1,685)	(1,606)	(2,385)	(3,991)

Increase (decrease) in interest expense:
Interest-bearing demand deposits	25	(205)	(180)	178	(448)	(270)
Savings deposits	24	(328)	(304)	76	(411)	(335)
Time deposits	(471)	(1,260)	(1,731)	(129)	(1,788)	(1,917)
Federal funds purchased	—	—	—	(3)	(4)	(7)
Securities sold under agreements to repurchase	1	—	1	22	(105)	(83)
Other borrowings under one year	294	(67)	227	341	51	392
Other borrowings over one year	(660)	(186)	(846)	(450)	(156)	(606)
Subordinated debt	—	(34)	(34)	—	(117)	(117)

Total interest expense change	(787)	(2,080)	(2,867)	35	(2,978)	(2,943)

Increase (decrease) in net interest income on a taxable equivalent basis	$1,573	$(391)	$1,182	$(1,641)	$593	$(1,048)

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Analysis of Other Income, Other Expense and Federal Income Tax

	2010	2009	2008	2007	2006

Fees for other customer services	$2,234	$2,298	$2,314	$2,307	$2,239
Gain on sale of loans	236	265	30	88	106
Other real estate (losses) gains	(55)	15	43	(1)	(47)
Earnings on bank-owned life insurance	525	553	537	521	433
Other operating income	87	135	47	97	86

Other income, excluding investment gains	3,027	3,266	2,971	3,012	2,817
Investment securities net gains	1,018	432	139	77	18
Impairment losses on investment securities	(2,712)	(14,502)	(1,251)	—	—

Total other income (loss)	$1,333	$(10,804)	$1,859	$3,089	$2,835

Total other income, excluding investment gains or losses, decreased by $239 or 7.3% for 2010 compared to an increase of $295, or 9.9%, for 2009. After impairment losses and gains on investment securities, other income increased by $12,137 in 2010 compared to a decrease of $12,663 in 2009.

Fees for customer services decreased by $64, or 2.8%, compared to a decrease of $16, or 0.7%, in the prior year. In November 2009, the Federal Reserve Board issued a final rule that, effective July 1, 2010, prohibits financial institutions from charging consumers fees for paying overdrafts on automated teller machine and one-time debit card transactions, unless a consumer consents, or opts in, to the overdraft service for those types of transactions. Consumers were provided a notice that explains the financial institution’s overdraft services, including the fees associated with the service, and the consumer’s choices. Because the Bank’s customers had to provide advance consent to the overdraft service for automated teller machine and one-time debit card transactions, the Company cannot provide any assurance as to the ultimate impact of this rule on the amount of overdraft/insufficient funds charges reported in future periods. Loans originated for sale in the secondary market showed gains of $236 in 2010, compared to $265 and $30 in 2009 and 2008, respectively. This increase in loan sales activity for the years ended 2010 and 2009, as compared to 2008, is attributable to the significant decline in mortgage interest rates beginning the fourth quarter of 2008 and throughout 2009 and 2010.

Gains on securities called and net gains on the sale of available-for-sale investment securities increased by $586 from 2009 levels compared to an increase of $293 in 2009. As the Company manages its balance sheet for asset growth, asset mix and liquidity, and for current interest rates and interest rate forecasts, several securities in the investment portfolio were sold mainly in the second quarter of 2010, along with calls and maturities, resulting in a gain of $1,018 in 2010 compared to $432 in 2009. Gains in 2010 and 2009 were offset by impairment losses of $2,712 and $14,502, respectively. These losses are attributable to trust preferred securities, primarily issued by bank holding companies and insurance companies, as well as General Motors corporate securities. Additional information regarding investment securities can be found in the Notes to the Consolidated Financial Statements (NOTES 2 and 12) and further more in Management’s Discussion and Analysis.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Non-Interest Expense

	2010	2009	2008	2007	2006

Salaries and benefits	$6,389	$7,434	$7,156	$7,199	$6,776
Net occupancy and equipment expense	1,801	1,849	1,957	1,871	1,811
State and local taxes	430	415	552	580	552
FDIC insurance expense	867	962	51	42	43
Office supplies	344	357	368	396	367
Bank exam and audit	439	458	460	443	486
Other operating expense	2,171	2,173	2,271	2,064	1,986

Total other expenses	$12,441	$13,648	$12,815	$12,595	$12,021

Total other expenses decreased by $1,207, or 8.8%, in 2010. This compares to an increase of $883, or 6.5%, in 2009. During 2010, expenditures for salaries and employee benefits decreased by $1,045, or 14.1%. The Company completed its management reorganization during 2010 and recorded credits of $457 related to various compensation plans, net of severance costs. In comparison, expenditures for salaries and employee benefits in 2009 increased by $278, or 3.9%; in 2009, this increase was a combination of regular staff salary and benefit increases and a one time accrual of $120 for cash severance to the former President and Chief Executive Officer. Full-time equivalent employment averaged 147 in 2010 compared to 160 in 2009.

Salaries and employee benefits represent 51.4% of all non-interest expenses in 2010, 54.5% in 2009 and 55.8% in 2008. The following details components of these increases or decreases:

	Analysis of Changes in Salaries and Benefits
	Amounts					Percentage
	2010	2009	2008	2007	2006	2010	2009	2008	2007	2006

Salaries	$(254)	$135	$(148)	$252	$(176)	(4.5)%	2.5%	(2.7)%	4.7%	(3.2)%
Benefits	(782)	109	115	145	(77)	(40.7)	5.8	6.5	9.0	(4.6)

	(1,036)	244	(33)	397	(253)	(13.7)	3.3	(0.4)	5.7	(3.5)
Deferred Loan Origination Fees	(9)	34	(10)	26	(23)	8.1	23.4	(7.4)	16.1	(16.7)

	$(1,045)	$278	$(43)	$423	$(276)	(14.1)%	3.9%	(0.6)%	6.2%	(3.9)%

Wage and salary expense per employee averaged $36,517 in 2010, $34,762 in 2009 and $33,708 in 2008. Full-time equivalent employment averaged 147 employees in 2010, 160 employees in 2009 and 161 employees in 2008. Average earning assets per employee measured $3,089 in 2010, $2,967 in 2009 and $2,876 in 2008.

Insurance premiums paid to the FDIC decreased by $95. Deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to a maximum amount, which is generally $250 per depositor subject to aggregation rules. As an FDIC-insured institution, the Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC adopted a Restoration Plan to restore the reserve ratio of the Deposit Insurance Fund to 1.15%. Effective April 1, 2009, the Restoration Plan provides base assessment rate adjustments. In addition, under an interim rule, the FDIC imposed a five basis point emergency special assessment on insured depository institutions on June 30, 2009, which was $224. The special assessment was payable on September 30, 2009. Pursuant to a final rule adopted by the FDIC in November 2009, the Bank was required to prepay its estimated quarterly risk-based assessments to the FDIC for the fourth quarter 2009 and for all of 2010, 2011 and 2012. The Bank prepaid the amount of $2,974 in December 2009 and had a remaining balance of $2,106 at December 31, 2010. The prepaid assessment amounts are included in other assets on the Consolidated Balance Sheets of the

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Company. The Bank will be assessed quarterly premiums by the FDIC, and such assessments will be charged against the prepaid asset until such time as the prepaid asset has been fully expensed, at which point the Bank will resume paying premiums to the FDIC. The Company anticipates its FDIC insurance expense will continue to adversely impact operating expenses for the year ended December 31, 2011.

Income (loss) before income tax expense amounted to $3,892 for the year ended 2010 compared to $(10,490) and $2,641 for the similar periods of 2009 and 2008, respectively. The effective tax rate was 15.96% in 2010, (39.61%) in 2009 and 10.90% in 2008, resulting in income tax expense (benefit) of $621, $(4,155) and $288, respectively.

	December 31,
	2010	2009	2008	2007	2006

Provision at statutory rate	34.00%	(34.00)%	34.00%	34.00%	34.00%
Add (Deduct):
Tax effect of earnings on bank-owned life insurance-net	(3.65)	(1.50)	(6.02)	(2.99)	(2.40)
Tax effect of other non-taxable income	(15.91)	(4.45)	(19.39)	(12.23)	(13.84)
Tax effect of non-deductible expense	1.52	0.34	2.31	1.56	1.74
Tax effect of change in estimate*	—	—	—	—	(2.64)

Federal income taxes	15.96%	(39.61)%	10.90%	20.34%	16.86%

*	One time adjustment to tax accrual estimate

Net income (loss) registered $3,271 in 2010, $(6,335) in 2009 and $2,353 in 2008, representing per share amounts of $0.72 in 2010, $(1.40) in 2009 and $0.52 in 2008. There were no dividends in 2010 and 2009 compared to dividends declared per share of $0.86 in 2008. Per share amounts have been restated to give retroactive effect to the 1% common stock dividend of January 1, 2009, and the 1% stock dividend declared on March 9, 2009.

The following table shows unaudited financial results by quarter for the years ending December 31:

	2010				2009
	For the Quarter Ended				For the Quarter Ended
	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31

Interest income	$5,334	$5,370	$5,619	$5,549	$5,681	$5,701	$5,821	$6,420
Interest expense	1,416	1,567	1,624	1,760	1,973	2,248	2,432	2,581

Net interest income	3,918	3,803	3,995	3,789	3,708	3,453	3,389	3,839
Loan loss provision	180	30	120	175	90	121	65	151
Net security gains	10	45	963	—	255	8	82	87
Impairment losses	(91)	(1,464)	(613)	(544)	(512)	(2,471)	(7,852)	(3,667)
Net gain on loans	131	63	38	4	32	43	119	71
Other real estate (losses) gains	5	(56)	—	(4)	—	—	29	(14)
Other income	711	701	726	708	771	752	707	756
Other expenses	3,205	3,287	3,210	2,739	3,428	3,383	3,557	3,280

Income (loss) before tax	1,299	(225)	1,779	1,039	736	(1,719)	(7,148)	(2,359)
Federal income tax expense (benefit)	263	(242)	455	145	93	(736)	(2,550)	(962)

Net income (loss)	$1,036	$17	$1,324	$894	$643	$(983)	$(4,598)	$(1,397)

Net income (loss) per share	$0.23	$—	$0.29	$0.20	$0.14	$(0.22)	$(1.01)	$(0.31)
Net interest income (fully tax-equivalent basis)	$4,148	$4,011	$4,180	$3,958	$3,895	$3,628	$3,566	$4,026
Net interest rate spread	3.42%	3.24%	3.41%	3.19%	3.08%	2.77%	2.65%	2.99%
Net interest margin	3.67%	3.52%	3.68%	3.47%	3.34%	3.06%	2.98%	3.38%

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses on risks inherent in the loan portfolio. Accordingly, the methodology to establish the amount of the allowance is based on historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools, and specific loss allocations, with adjustments for current events and conditions. The Company’s process for determining the appropriate level of the allowance for loan losses is designed to account for credit deterioration as it occurs.

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

The allowances established for probable losses on specific loans are based on recurring analyses and evaluations of classified loans. Loans are categorized into risk grade classifications based on an internal credit risk grading process that evaluates, among other things: (i) the obligor’s ability to repay; (ii) the underlying collateral, if any; and (iii) the economic environment and industry in which the borrower operates. The Bank currently divides the loan and lease portfolio into the following major categories: 1) Pooled Loans (unclassified) with similar risk characteristics; 2) Substandard Loans (classified) defined as being inadequately protected by current sound net worth, paying capacity of the borrower, or pledged collateral; 3) Special Mention (classified) defined as having potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects for the credit or the Bank’s credit position; 4) Loss or doubtful loans (classified) have all the weaknesses of the previous classifications, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values highly questionable and improbable; 5) Impaired Loans which generally include non-accrual loans. Once a loan is assigned a risk grade of classified, the loan review officer assesses whether the loan is to be evaluated for impairment based on the Company policy. A portion of the allowance for loan loss is specifically allocated to those loans which are evaluated for impairment and determined to be impaired. Specific valuation allowances are determined by analyzing the borrower’s ability to repay amounts owed, collateral deficiencies, the relative risk grade of the loan and economic conditions affecting the borrower’s industry, among other things. If after review, the loan is not considered to be impaired, the loan is included with a pool of similar loans that is assigned a valuation allowance calculated based on the historical loss experience of the pool type. The valuation allowance is calculated based on the historical loss experience of specific types of classified loans. The Company calculates historical loss ratios for pools of loans with similar characteristics based on the proportion of actual charge-offs experienced to the total population of loans in the pool. The historical loss ratios are periodically updated based on actual charge-off experience.

A general valuation allowance is established for pools of homogeneous loans based upon the product of the historical loss ratio adjusted for qualitative factors and the total dollar amount of the loans in the pool. Specific qualitative factors considered by management include trends in volume or terms, changes in lending policy levels and trends in charge-offs, classification and non-accrual loans, concentrations of credit and local and national economic factors. The Company’s pools of similar loans include similarly risk-graded groups of commercial and industrial loans, commercial real estate loans, consumer loans and 1-4 family residential mortgages. Additional factors are used on pools of loans considered special mention; specifically, levels and trends in classification, declining trends in financial performance, structure and lack of performance measures and migration from

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

special mention to substandard. For loans graded as substandard, a separate historical loss rate is calculated as a percent of charge-offs net of recoveries to the balance of substandard loans, which results in a significantly higher historical loss factor. This is also adjusted for the qualitative factors discussed previously.

Loans identified as losses by management, internal loan review and/or bank examiners are charged-off. Furthermore, consumer loan accounts are charged-off in accordance with regulatory requirements.

The Company maintains an allowance for losses on unfunded commercial lending commitments to provide for the risk of loss inherent in these arrangements. The allowance is computed using a methodology similar to that used to determine the allowance for loan losses. This allowance is reported as a liability on the balance sheet within accrued expenses and other liabilities, while the corresponding provision for these losses is recorded as a component of other expense. At December 31, 2010 and 2009, this allowance was $84 and $74, respectively.

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

	2010	2009	2008	2007	2006

Balance at beginning of year	$2,437	$2,470	$1,621	$2,211	$2,168
Loan losses:
Commercial real estate	(204)	(233)	(624)	(395)	(20)
Commercial loans	(1)	(5)	(20)	(1)	(40)
Residential real estate	(229)	(87)	(184)	(92)	(29)
Consumer and other loans	(168)	(198)	(255)	(232)	(199)
Home equity loans	(14)	(97)	(17)	(8)	—

Total	(616)	(620)	(1,100)	(728)	(288)

Recoveries on previous loan losses:
Commercial real estate	58	55	3	5	—
Commercial loans	—	4	35	1	7
Residential real estate	18	1	—	—	—
Consumer and other loans	99	100	126	92	99

Total	175	160	164	98	106

Net loan losses	(441)	(460)	(936)	(630)	(182)
Provision charged to operations	505	427	1,785	40	225

Balance at end of year	$2,501	$2,437	$2,470	$1,621	$2,211

Ratio of net loan losses to average net loans outstanding	0.19%	0.20%	0.42%	0.29%	0.09%

Ratio of loan loss allowance to total loans	0.94%	0.98%	1.00%	0.73%	1.08%

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The spike in charge-offs during 2008 primarily reflected certain impaired commercial loan credits for which specific loss reserves had been established.

The following is an allocation of the year end allowance for loan losses. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans as of December 31:

	2010	2009	2008	2007	2006

Commercial real estate	$1,611	$1,666	$1,663	$954	$1,441
Commercial loans	249	209	257	194	376
Residential real estate	418	315	287	258	209
Consumer and other loans	112	176	226	214	183
Home equity loans	111	71	37	1	2

Total	$2,501	$2,437	$2,470	$1,621	$2,211

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

LOAN PORTFOLIO

The following table represents the composition of the loan portfolio as of December 31:

	2010		2009		2008		2007		2006
	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%

Commercial real estate	$146,389	55.1	$126,507	51.0	$128,705	52.3	$120,950	54.3	$106,160	51.7
Commercial loans	42,349	16.0	38,498	15.5	27,750	11.3	14,981	6.7	17,505	8.5
Residential real estate	52,262	19.7	60,904	24.5	68,985	28.0	68,135	30.5	62,882	30.6
Residential real estate held for sale	262	0.1	—	—	236	0.1	—	—	109	0.1
Consumer loans	7,216	2.7	7,770	3.1	8,162	3.3	8,484	3.8	7,745	3.8
Home equity loans	16,963	6.4	14,569	5.9	12,179	5.0	10,559	4.7	10,807	5.3

Total loans .	$265,441		$248,248		$246,017		$223,109		$205,208

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following schedule sets forth maturities based on remaining scheduled repayments of principal or next re-pricing opportunity for loans (excluding residential real estate and consumer loans) as of December 31, 2010:

	1 Year	1 to	Over
	or Less	5 Years	5 Years	Total

Commercial real estate	$45,433	$74,714	$26,242	$146,389
Commercial loans	26,866	11,352	4,131	42,349
Home equity	16,963	—	—	16,963

Total loans (excluding residential real estate and consumer loans)	$89,262	$86,066	$30,373	$205,701

The following schedule sets forth loans as of December 31, 2010 based on next re-pricing opportunity for floating and adjustable interest rate products, and by remaining scheduled principal payments for loan products with fixed rates of interest. Residential real estate and consumer loans have again been excluded.

	1 Year	Over
	or Less	1 Year	Total

Floating or adjustable rates of interest	$81,082	$92,164	$173,246
Fixed rates of interest	8,180	24,275	32,455

Total loans (excluding residential real estate and consumer loans)	$89,262	$116,439	$205,701

The Company recorded an increase of $17,193 in the loan portfolio from the level of $248,248 recorded at December 31, 2009. Gross loans as a percentage of earning assets stood at 57.4% as of December 31, 2010 and 54.3% at December 31, 2009. The loan to deposit ratio at the end of 2010 was 67.8% as compared to 64.1% at the end of 2009. The increase in loans has primarily resulted from efforts designed to increase market share. The Company substantially restructured and expanded its commercial lending staff in the second half of the year with the specific objective of growing loans while maintaining credit quality. Despite the slow economic recovery in the region, Cortland Banks posted year over year growth not only in commercial loans but in total portfolio loans. As the balance sheet is adequately structured to accommodate additional loan growth, management remains committed to fulfilling the credit needs of creditworthy customers. The increase is also due to short-term, 60-day loans closed in 2010 for $16,915, compared to $13,080 in 2009. At December 31, 2010 the loan loss allowance of $2,501 represented approximately 1.0% of outstanding loans, and at December 31, 2009, the loan loss allowance of $2,437 also represented approximately 1.0% of outstanding loans.

Between 2009 and 2010, the balance of residential real estate loans declined from 24.5% to 20.7% of the loan portfolio as borrowers look to the secondary market in order to take advantage of historically low interest rates. The portion of the loan portfolio represented by commercial loans (including commercial real estate) increased from 66.5% in 2009 to 71.1% in 2010. Consumer loans (including home equity loans) increased from 9.0% in 2009 to 9.1% in 2010.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Commercial, commercial real estate and residential real estate loans continue to comprise the largest share of the Company’s loan portfolio. At the end of 2010, commercial and residential real estate loans comprised a combined 90.9% of the portfolio compared to 90.6% at December 31, 2005. The portfolio at December 31, 2010 also included home equity loans at 6.4% and consumer installment loans at 2.7%. These percentages compare to home equity loans at 5.8% and consumer installment loans at 3.6% on December 31, 2005.

For fiscal year ended 2010, approximately $15,300 in new residential real estate loans were originated by the Company, a decrease of approximately $4,000 from 2009 originations.

The following shows the disposition of real estate loans originated during 2006 to 2010 (in millions):

	2010	2009	2008	2007	2006

Retained in portfolio	$3.7	$4.2	$6.2	$10.1	$8.3
Loans sold to investors with servicing rights released	$11.6	$15.1	$2.0	$6.2	$6.9

The Company’s product offerings continue to include a service released sales program, which extends the Company the ability to offer competitive long-term fixed interest rates without incurring additional credit or interest rate risk.

During 2010, the Company sold less residential real estate loans under the service release sales program and retained fewer portfolio loans in comparison to 2009 totals. Real estate loan originations are typically qualified for sale to investors in the secondary market, but are occasionally retained in the portfolio when requested by a customer or to enhance account relationships for certain customers. The mix of portfolio retained to those sold to investors will vary from year to year.

The Bank continues to be active in home equity financing. Home equity term loans and credit lines (HELOCs) remain popular with consumers wishing to finance home improvement costs, education expenses, vacations and consumer goods purchased at favorable interest rates.

In order to improve customer retention and provide better overall balance, management will continue to evaluate and reposition the Company’s portfolio product offerings during 2011.

The balance of the commercial loan portfolio, which includes commercial mortgages, is $188,738 at December 31, 2010, an increase of $23,733 from the balance of $165,005 recorded at December 31, 2009 and represents a 14.4% growth. Short-term, asset-based commercial loans, including lines of credit, increased during the year. This was a direct result of increased focus on commercial and industrial customers, commercial customers utilizing their commercial lines of credit and an increase in 60-day commercial loans closed in December 2010 totaling $16,915 and in December 2009 totaling $13,080, which were fully secured by

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

segregated deposit accounts with the Bank. As previously stated, the Company expanded its commercial lending staff in 2010 with the specific objective of growing loans.

Loan personnel will continue to aggressively pursue both commercial and small business opportunities supported by product incentives and marketing efforts. When necessary, management will continue to offer competitive fixed rate commercial real estate products to qualifying customers in an effort to establish new business relationships, retain existing relationships, and capture additional market share. The Bank’s lending function continues to provide business services to a wide array of medium and small businesses, including but not limited to, commercial and industrial accounts such as health care facilities, grocery stores, manufacturers, trucking companies, physicians and medical groups, service contractors, restaurants, hospitality industry companies, retailers, wholesalers, educational institutions and other political subdivisions as well as commercial and residential real estate builders.

Commercial and small business loans are originated by commercial loan personnel and other loan personnel assigned to the Bank’s offices within various geographical regions. These loans are all processed in accordance with established business loan underwriting standards and practices.

The following table provides an overview of commercial loans by various business sectors reflecting the areas of largest concentration. It should be noted that these are open balances and do not reflect existing commitments that may be currently outstanding but unfunded.

	2010		2009
		% of		% of
Sector	Balances	Portfolio	Balances	Portfolio

Skilled nursing	$22,039	11.68%	$7,743	4.69%
Non-residential building/apartment building	21,036	11.15%	14,594	8.84%
Hotels/motels	18,057	9.57%	20,805	12.61%
Eating establishments	16,463	8.72%	14,519	8.80%
Steel-related industries	7,702	4.08%	11,726	7.11%

The single largest customer relationship had an aggregate balance at year end 2010 of $11,654 compared to $12,191 in 2009. This balance represented approximately 6.2% of the total commercial portfolio compared to 7.4% in 2009. It is important to note that within this relationship, there is a 60-day note for $8,200 in 2010 and $8,650 in 2009, which are fully secured by segregated deposit accounts with the Bank.

In the consumer lending area, the Company provides financing for a variety of consumer purchases, such as: fixed rate amortizing mortgage products that consumers utilize for home improvements; the purchase of consumer goods of all types; education, travel and other personal expenditures. The consolidation of credit card balances and other existing debt into term payouts continues to remain a popular financing option among consumers.

Additional information regarding the loan portfolio can be found in the Notes to the Consolidated Financial Statements (NOTES 1, 3, 9, 12 and 14).

INVESTMENT SECURITIES

Investment securities are segregated into three separate portfolios: held-to-maturity, available-for-sale and trading. Each portfolio type has its own method of accounting. The Company currently does not maintain a trading portfolio.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Held-to-maturity securities are recorded at historical cost and adjusted for amortization of premiums and accretion of discounts. Securities designated by the Company as held-to-maturity tend to be higher yielding but less liquid either due to maturity, size or other characteristics of the issue. The Company must have both the intent and the ability to hold such securities to maturity.

Securities classified as available-for-sale are those that could be sold for liquidity, investment management, or similar reasons even though management has no present intentions to do so. Securities available-for-sale are carried at fair value using the specific identification method. Changes in the unrealized gains and losses on available-for-sale securities are recorded net of tax effect as a component of comprehensive income.

Securities the Company has designated as available-for-sale may be sold prior to maturity in order to fund loan demand, to adjust for interest rate sensitivity, to reallocate bank resources or to reposition the portfolio to reflect changing economic conditions and shifts in the relative values of market sectors. Available-for-sale securities tend to be more liquid investments and generally exhibit less price volatility as interest rates fluctuate.

Securities are evaluated periodically to determine whether a decline in their value is other-than-temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospect for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be an OTTI, the credit-related OTTI is recognized in earnings while the non-credit related OTTI on securities not expected to be sold is recognized in other comprehensive income (loss).

The following table shows the book value of investment securities by type of obligation at December 31:

	2010	2009	2008	2007	2006

U.S. Government agencies and corporations	$31,571	$26,673	$44,903	$83,995	$86,682
U.S. Government mortgage-backed and related securities	101,496	99,493	95,443	82,133	72,181
Private-label mortgage-backed and related securities	780	1,003	1,287	1,521	1,740
Obligations of states and political subdivisions	38,496	28,595	30,124	32,762	40,807
Trust preferred securities	12,779	12,124	15,146	32,598	25,897
Corporate securities	287	287	1,102	2,032	2,215
Regulatory stock	3,049	3,749	3,749	3,581	3,581

Totals	$188,458	$171,924	$191,754	$238,622	$233,103

Impairment Analysis of Investment Securities

Note 2 in the Notes to the Consolidated Financial Statements contains the accounting and disclosures for securities impairment pursuant to FASB ASC Topic 320, Investments — Debt and Equity Securities.

Fair Value

The Company owns 32 trust preferred securities totaling $34,926 (par value) issued by banks, thrifts, insurance companies and real estate investment trusts. The market for these securities at December 31, 2010 is not active

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

and markets for similar securities are also not active. Given conditions in the debt markets today and the absence of observable transactions in the secondary and new issue markets, the Company determined the few observable transactions and market quotations that are available are not reliable for purposes of determining fair value at December 31, 2010. It was decided that an income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs would be more representative of fair value than the market approach valuation technique used at measurement dates prior to 2008.

The Company enlisted the aid of an independent third party to perform the trust preferred securities valuations. The approach to determining fair value involved the following process:

1.	Estimate the credit quality of the collateral using average probability of default values for each issuer (adjusted for rating levels).

2.	Consider the potential for correlation among issuers within the same industry for default probabilities (e.g. banks with other banks).

3.	Forecast the cash flows for the underlying collateral and apply to each trust preferred security tranche to determine the resulting distribution among the securities.

4.	Discount the expected cash flows to calculate the present value of the security.

The effective discount rates on an overall basis generally range from 25.18% to 64.38% and are highly dependent upon the credit quality of the collateral, the relative position of the tranche in the capital structure of the trust preferred securities and the prepayment assumptions.

Based upon the results of the analysis, the Company currently believes that a weighted average price of approximately $0.37 per $1.00 of par value is representative of the fair value of the 32 trust preferred securities.

The Company considered all information available as of December 31, 2010 to estimate the impairment and resulting fair value of the trust preferred securities. These securities are supported by a number of banks and insurance companies located throughout the country. The FDIC has recently indicated that there are many financial institutions still considered troubled banks even after the numerous failures in 2010. If the conditions of the underlying banks in the trust preferred securities worsen, there may be additional impairment to recognize in 2011 or later.

A summary of securities held at December 31, 2010, classified according to the earlier of next re-pricing or the maturity date and the weighted average yield for each range of maturities, is set forth below. Fixed-rate mortgage-backed securities are classified by their estimated contractual cash flow, adjusted for current prepayment assumptions. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

	December 31, 2010
	Book	Weighted
Type and Maturity or Repricing Grouping	Value	Average Yield(1)

U.S. Government agencies and corporations:
Maturing or repricing within one year	$—	—%
Maturing or repricing after one year but within five years	3,134	1.419
Maturing or repricing after five years but within ten years	25,366	3.873
Maturing or repricing after ten years	3,071	5.773

Total U.S. Government agencies and corporations	$31,571	3.814%

U.S. Government mortgage-backed and related securities:
Maturing or repricing within one year	$47,611	3.499%
Maturing or repricing after one year but within five years	35,598	3.433
Maturing or repricing after five years but within ten years	15,332	3.701
Maturing or repricing after ten years	2,955	4.059

Total U.S. Government mortgage-backed and related securities	$101,496	3.523%

Private-label mortgage-backed and related securities:
Maturing or repricing within one year	$660	3.091%
Maturing or repricing after one year but within five years	111	4.668
Maturing or repricing after five years but within ten years	9	4.668
Maturing or repricing after ten years	—	—

Total private-label mortgage-backed and related securities	$780	3.334%

Obligations of states and political subdivisions:
Maturing or repricing within one year	$937	8.077%
Maturing or repricing after one year but within five years	1,392	4.474
Maturing or repricing after five years but within ten years	9,087	6.874
Maturing or repricing after ten years	27,080	6.031

Total obligations of states and political subdivisions	$38,496	6.223%

Other securities(2):
Maturing or repricing within one year	$11,498	1.928%
Maturing or repricing after one year but within five years	245	—
Maturing or repricing after five years but within ten years	42	—
Maturing or repricing after ten years	4,330	2.921

Total other securities	$16,115	2.160%

(1)	The weighted-average yield has been computed by dividing the total interest income adjusted for amortization of premium or accretion of discount over the life of the security by the amortized cost of the securities outstanding. The weighted-average yield of tax-exempt obligations of states and political subdivisions has been calculated on a fully taxable equivalent basis. The amounts of adjustments to interest, which are based on the statutory tax rate of 34%, were $26, $19, $192 and $490 for the four ranges of maturities, respectively.

(2)	Regulatory stock is included in the maturing or repricing after ten years maturity bucket.

As of December 31, 2010, there are $12,593 in callable U.S. Government agencies and $8,915 in callable obligations of states and political subdivisions that given current and expected interest rate environments, are likely to be called within the one year time horizon. These securities are categorized according to their contractual maturities, with $3,010 classified as maturing after one year but within five years, $15,499 classified as maturing after five years but within ten years and $2,999 classified as maturing after 10 years.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

As of December 31, 2010, there are $18,854 in callable U.S. Government agencies, $7,984 in callable obligations of states and political subdivisions that given current and expected interest rate environments having the possibility of being called within the time frame defined as after one year but within five years. These securities are categorized according to their contractual maturities, with $18,641 maturing after five years but within ten years and $8,197 maturing after 10 years.

As of December 31, 2010, the carrying value of all investment securities, both available-for-sale and held-to-maturity, totaled $188,458, an increase of $16,534, or 9.6%, from the prior year. The Bank’s management elected to reinvest the majority of the called and paid-down securities that were realized during the twelve months ended December 31, 2010. Additionally, by utilizing the Federal Reserve Bank balance, the Bank was able to pay off FHLB of Cincinnati advances and fund commercial loans. The investment portfolio represents 48.1% of each deposit dollar, up from 44.4% of year end levels. The allocation between single maturity investment securities and mortgage-backed securities shifted to a 45/55 split versus the 40/60 division of the previous year, as mortgage-backed securities increased by $1,780, or 1.8%.

Holdings of obligations of states and political subdivisions showed an increase of $9,901, or 34.6%, as numerous bonds were purchased during the year. Amortization of purchase premiums resulted in the decrease of holdings of U.S. Treasury securities by approximately $6, or 4.6%. Investments in U.S. government agencies and corporations increased by approximately $4,904, or 18.5%. Holdings of corporate securities remained flat.

Holdings of trust preferred securities increased by $655, as the fair value increased during the year. The Company recognized $2,712 of other-than-temporary losses on its trust preferred securities that flowed through non-interest income. The change in losses recorded in other comprehensive income decreased by $3,586.

Holdings of other securities decreased during the year, as the Bank redeemed $700 in excess FHLB of Cincinnati stock.

The mix of mortgage-backed securities remained weighted in favor of fixed rate securities in 2010. The portion of the mortgage-backed portfolio allocated to fixed-rate securities rose to 90% in 2010 versus 87% in 2009. Floating rate and adjustable rate mortgage-backed securities provide some degree of protection against rising interest rates, while fixed-rate securities perform better in periods of stable-to-slightly declining interest rates. Included in the mortgage-backed securities portfolio are investments in collateralized mortgage obligations, which totaled $19,276 and $5,976 at December 31, 2010 and 2009, respectively. No collateralized mortgage obligations were sold in 2010 or 2009.

At December 31, 2010, a net unrealized loss of $2,458, net of tax, was included in shareholders’ equity as a component of other comprehensive loss, as compared to a net unrealized loss of $4,131, net of tax, as of December 31, 2009. This $1,673 reflects the increased market value of the trust preferred securities resulting from the $2,712 OTTI charges. Lower interest rates generally translate into more favorable market prices for debt securities; conversely, rising interest rates generally result in depreciation in the market value of debt securities. As these securities are in an illiquid market, the valuation is driven by a discounted cash flow model.

The Company has $3,040 in investments considered to be structured notes as of December 31, 2010, a decrease of $442, or 12.7%. The Company has no investments in inverse floating rate securities or other derivative products.

Additional information regarding securities investments can be found in the Notes to the Consolidated Financial Statements (NOTES 1 and 2).

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

DEPOSITS

The Company’s deposits are derived from the individuals and businesses located in its primary market area. Total deposits at year-end exhibited an increase of 1.0% to $391,509 at December 31, 2010, as compared to $387,495 at December 31, 2009.

The Company’s deposit base consists of demand deposits, savings, money market and time deposit accounts. Average noninterest-bearing deposits increased 4.8% during 2010, while average interest-bearing deposits decreased by 2.6%.

During 2010, noninterest-bearing deposits averaged $61,320, or 16.2%, of total average deposits compared to $58,506, or 15.2%, of total deposits in 2009. Core deposits averaged $317,669 for the year ended December 31, 2010, a decrease of $1,399 from the average level in 2009. During 2009, core deposits had averaged $319,068, an increase of $19,670 from the preceding year.

Historically, the deposit base of the Company has been characterized by a significant aggregate amount of core deposits. Core deposits represents 84.0% of average total deposits in 2010 compared to 83.1% in 2009. Non core deposits consist of Jumbo CDs, which are certificates of deposit in the amount of $100 or more.

The Company’s portfolio of certificates of deposit is sourced primarily from customers in the Bank’s immediate market area and does not include brokered deposits.

Over the past five years, noninterest-bearing and interest-bearing checking accounts have trended slightly downward as a percentage of total deposits. These products now comprise 24.1% of total deposits compared to 25.8% five years ago. The following graph depicts how the deposit mix has shifted during this five-year time frame.

Additional information regarding interest-bearing deposits can be found in the Notes to the Consolidated Financial Statements (NOTE 6).

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

OTHER ASSETS AND OTHER LIABILITIES

Premises and equipment totaled $6,720 at December 31, 2010, a decrease of $407 from $7,127 at December 31, 2009. Bank-owned life insurance had a cash surrender value of $12,491 at December 31, 2010 and $13,211 at December 31, 2009. The decrease is due to death benefit proceeds of $1,138 received in the second quarter of 2010. Other assets decreased to $13,860 at December 31, 2010 from $14,403 at December 31, 2009. Included in other assets is a prepaid assessment paid to the FDIC in December of 2009. This prepayment is the estimate, based on projected assessment rates and assessment base, made by the FDIC of premiums due until December 31, 2012. On a quarterly basis, this prepayment will be reduced, and at that time expensed, until the prepayment is depleted. The balance is $2,106 at December 31, 2010 and $2,915 at December 31, 2009. Other real estate increased to $848 at December 31, 2010 compared to $687 at December 31, 2009. Net deferred tax assets measured $6,265 at December 31, 2010 compared to $7,893 at December 31, 2009. This decrease was due to $6.0 million of impaired securities expense considered permanent for tax purposes. This resulted in a $1.6 million shift from deferred tax assets to a receivable of $1.6 million representing refundable taxes.

Other liabilities remain fairly consistent measuring $3,856 at December 31, 2010 and $4,375 at December 31, 2009. The major components are accrued interest on deposits and borrowings which measured $535 and $721 in 2010 and 2009. Accrued expenses measure $2,469 and $2,854 at December 31, 2010 and 2009, respectively. Post-retirement benefits is the largest accrued expense item. Completion of reorganization in 2010 resulted in a reduction in the accrual for post-retirement of $542.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

ASSET-LIABILITY MANAGEMENT

The Company’s executive management and Board of Directors routinely review the Company’s balance sheet structure for stability, liquidity and capital adequacy. The Company has defined a set of key control parameters which provide various measures of the Company’s exposure to changes in interest rates. The Company’s asset-liability management goal is to produce a net interest margin that is relatively stable despite interest rate volatility, while maintaining an acceptable level of earnings. Net interest income is the difference between total interest earned on a fully taxable equivalent basis and total interest expensed. The net interest margin ratio expresses this difference as a percentage of average earning assets. In the past five years, the net interest margin has averaged 3.48% ranging between 3.19% and 3.67% as depicted in the following graph.

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

During 2010, the effective maturities of earning assets tended to shorten as rates in the credit markets remained extremely low. Federal Reserve policy makers kept the short-term rates in the range of 0.00% to 0.25% during all of 2010 in an attempt to ease strains in the financial market, soften the effects of the housing correction and help avoid a recession. With rates low during the year, prepayments on loans and mortgage-backed securities remained high, causing the effective maturities of existing earning assets to shorten during 2010. In the second half of the year, management invested a portion of the excess overnight funds (federal funds sold balances), with an allocation towards U.S. Government agencies, municipal bonds and mortgage-backed securities.

The computerized simulation techniques utilized by management provide a more sophisticated measure of the degree to which the Company’s interest sensitive assets and liabilities may be impacted by changes in the general level of interest rates. These analyses show the Company’s net interest income remaining relatively neutral within the economic and interest rate scenarios anticipated by management. As previously noted, the Company’s net interest margin has remained in the range of 3.19% to 3.67% over the past five years, a period characterized by significant shifts in the mix of earning assets and the direction and level of interest rates. The targeted federal funds rate during that period ranged from a low of 0.00% to 5.25%, as Federal Reserve monetary policy turned from guarding against deflation to warding off inflationary threats to attempting to recover from a recession and softening the effects of the housing correction.

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

Liquidity risk arises from the possibility that the Company may not be able to satisfy current or future financial commitments or may become unduly reliant on alternative funding sources. The objective of liquidity management is to ensure we have the ability to fund balance sheet growth and meet deposit and debt obligations in a timely and cost-effective manner. Management monitors liquidity through a regular review of asset and liability maturities, funding sources, and loan and deposit forecasts. The Company maintains strategic and contingency liquidity plans to ensure sufficient available funding to satisfy requirements for balance sheet growth, proper management of capital markets funding sources and addressing unexpected liquidity requirements.

Principal sources of liquidity for the Company include assets considered relatively liquid, such as interest-bearing deposits in other banks, federal funds sold, cash and due from banks, as well as cash flows from maturities and repayments of loans, investment securities and mortgage-backed securities.

Anticipated principal repayments on mortgage-backed securities along with investment securities maturing, re-pricing, or expected to be called in one year or less amounted to $82,214 at December 31, 2010, representing 43.6% of the total combined portfolio, compared to $67,866, or 39.5%, of the portfolio a year ago.

Concerns over deposit fluctuations with respect to the overall banking industry were addressed by the FDIC in September and October 2008. The FDIC temporarily increased the individual account deposit insurance from $100 per account to $250 per account through December 31, 2009, which has subsequently been made permanent. The FDIC also implemented the Transaction Account Guarantee Program (TAGP), which provides for full FDIC coverage for transaction accounts, regardless of dollar amounts. The Company elected to opt-in to this program, thus, customers received full coverage for transaction accounts under the program. The TAGP expired December 31, 2010. It was replaced by a final rule to implement the section of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) that provides temporary unlimited coverage for non-interest bearing transaction accounts at all FDIC-insured depository institutions. The separate coverage for non-interest bearing transaction accounts became effective on December 31, 2010 and terminates on December 31, 2012. This provision is similar to the TAGP, except it does not include low-interest Negotiable Order of Withdrawal (NOW) accounts. The Dodd-Frank provision also differs significantly from the TAGP in that it applies to all FDIC-insured depository institutions with qualifying deposits. Concerns regarding the overall banking industry or the Company could have an adverse effect on future deposit levels.

In order to address the concern of FDIC insurance of larger depositors, the Bank became a member of the Certificate of Deposit Account Registry Service (CDARS®) program late in 2009. Through CDARS®, the Bank’s customers can increase their FDIC insurance by up to $50 million through reciprocal certificate of deposit accounts. This is accomplished by the Bank entering into reciprocal depository relationships with other member banks. The individual customer’s large deposit is broken into amounts below $250 and placed with other banks that are members of the network. The reciprocal member bank issues certificate of deposits in amounts that ensure that the entire deposit is eligible for FDIC insurance. At December 31, 2010, the Bank did not have any deposits in the CDARS® program. For regulatory purposes, CDARS® is considered a brokered deposit even though reciprocal deposits are generally from customers in the local market.

Along with its liquid assets, the Bank has other sources of liquidity available to it which help to ensure that adequate funds are available as needed. These other sources include, but are not limited to, the ability to obtain

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

deposits through the adjustment of interest rates, the purchasing of federal funds, correspondent bank lines of credit and access to the Federal Reserve Discount Window. The Bank is also a member of the Federal Home Loan Bank of Cincinnati, which provides yet another source of liquidity. At December 31, 2010, the Bank had approximately $3.4 million available of collateral-based borrowing capacity at FHLB of Cincinnati $2.6 million of availability with the Federal Reserve Discount window. The FHLB has committed to a cash management line subject to posting additional collateral. Additionally, the FHLB has committed a $23.8 million cash management line subject to posting additional collateral. The Bank has access to approximately 10% of total assets in brokered certificates of deposit that could be used as an additional source of liquidity. At December 31, 2010, there was no outstanding balance in brokered certificates of deposit. The Company was also granted a total of $8.5 million in unsecured, discretionary Federal Funds lines of credit with no funds drawn upon as of December 31, 2010. Unpledged securities of $63,870 are also available for borrowing under repurchase agreements or as additional collateral for FHLB lines of credit.

The Company has other more limited sources of liquidity. In addition to its existing liquid assets, it can raise funds in the securities market through debt or equity offerings or it can receive dividends from its bank subsidiary. Generally, the Bank may pay dividends without prior approval as long as the dividend is not more than the total of the current calendar year-to-date earnings plus any earnings from the previous two years not already paid out in dividends, as long as the Bank remains well-capitalized after the dividend payment. As of December 31, 2010, the Bank can pay no dividends to the Company without regulatory approval. Future dividend payments by the Bank to the Company are based upon future earnings and the approval of the regulators. The Company has cash of $599 at December 31, 2010 available to meet cash needs. It also holds a $6 million note receivable, the cash flow from which approximates the debt service on the Junior Subordinated Debentures. Cash is generally used by the Company to pay quarterly interest payment on the debentures, pay dividends to common shareholders and to fund operating expenses. Currently, any debt offerings or cash dividends to shareholders require prior approval of the regulators.

Cash and cash equivalents decreased from $44,823 in 2009 to $15,804 in 2010. The decrease in 2010 is due to a $29,893 decrease in the balance at the Federal Reserve Bank. The bank management had elected to employ a higher level of short-term liquidity needed to support increased loan demand, and compensate for poorly functioning credit markets. Beginning in June 2009, management started investing a portion of the liquid funds into short-term investment grade securities.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

The following table details the cash flows from operating activities for years ended 2010, 2009, 2008, 2007 and 2006.

	December 31,
	2010	2009	2008	2007	2006

Net income	$3,271	$(6,335)	$2,353	$4,350	$4,576
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, amortization and accretion	1,807	808	758	775	991
Provision for loan loss	505	427	1,785	40	225
Investment securities gains	(1,018)	(432)	(139)	(77)	(18)
Impairment losses	2,712	14,502	1,251	—	—
Other real estate (gains) losses	55	(15)	(43)	1	47
Impact of loans held for sale	(262)	236	(236)	109	(109)
Changes in:
Purchase of insurance contracts	—	—	—	—	(128)
Deferred tax (benefit) expense	766	(5,016)	(507)	189	(205)
Prepaid FDIC assessment	809	(2,915)	—	—	—
Other assets and liabilities	(2,670)	560	75	(378)	(297)

Net cash flows from operating activities	$5,975	$1,820	$5,297	$5,009	$5,082

Key variations stem from: 1) Impairment losses of $2,712 were recognized in 2010 compared to $14,502 in 2009 and $1,251 in 2008. This also accounts for the change in deferred tax benefit to $766 at December 31, 2010 from $(5,016) at December 31, 2009 and $(507) for 2008. In 2010, $6.0 million of total impairment losses were considered permanent for tax purposes. This accounted for part of the reduction in deferred tax included in other assets in the Consolidated Financial Statements. This was offset by the $1.6 million increase in refundable taxes, which accounts for much of the change in other assets and liabilities in 2010.; 2) Provisions for loan loss were $505 at December 31, 2010 compared to $427 at December 31, 2009 and $1,785 at December 31, 2008; 3) A prepaid assessment of $2,915 was paid to the FDIC in December 2009 and $809 of it was expensed in 2010. Refer to the Consolidated Statements of Cash Flows for a summary of the sources and uses of cash for 2010, 2009 and 2008.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The Corporation has various obligations, including contractual obligations and commitments that may require future cash payments.

Contractual Obligations: The following table presents, as of December 31, 2010, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced Notes to the Consolidated Financial Statements.

		Payments Due in:
		One	One	Three
		Year	to	to	Over
	See	or	Three	Five	Five
	Note	Less	Years	Years	Years	Total
Non-interest bearing deposits		$61,362	$—	$—	$—	$61,362
Interest bearing deposits(a)	6	173,514				173,514
Average Rate(b)		0.22%				0.22%
Certificates of deposit(a)	6	89,610	44,173	12,400	10,450	156,633
Average Rate(b)		1.09%	3.15%	3.66%	3.73%	2.05%
Federal funds purchased and security repurchase agreements(a)	7	4,344				4,344
Average Rate(b)		0.15%				0.15%
U.S. Treasury interest-bearing demand note(a)	7	557				557
Average Rate(b)		0.0%				0.0%
FHLB advances	7	20,500	4,000	10,500	18,000	53,000
Average Rate(b)		1.92%	3.49%	3.69%	4.12%	3.14%
Subordinated debt	8				5,155	5,155
Average Rate(b)					1.75%	1.75%
Operating leases	9	139	198	198	148	683

(a)	Excludes present and future accrued interest.

(b)	Variable rate obligations reflect interest rates in effect at December 31, 2010.

The Company’s operating lease obligations represent short and long-term lease and rental payments for the Bank’s branch facilities.

The Company also has obligations under its supplemental retirement plans as described in Note 10 to the Consolidated Financial Statements. The postretirement benefit payments represent actuarially-determined future benefit payments to eligible plan participants. The Corporation does not have any commitments or obligations to the defined contribution retirement plan (401(k) plan) at December 31, 2010 due to the funded status of the plan. Additional information regarding benefit plans can be found in the Notes to the Consolidated Financial Statements (NOTE 10).

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Commitments: The following table details the amounts and expected maturities of significant off balance sheet commitments as of December 31, 2010. Additional information regarding commitments can be found in the Notes to the Consolidated Financial Statements (NOTE 9).

		One to	Three
	One Year	Three	To Five	Over Five
	Or Less	Years	Years	Years	Total

Commitments to extend credit:
Commercial (including commercial real estate)	$15,230	$87	$1	$15,473	$30,791
Revolving home equity	12,653	—	—	—	12,653
Overdraft protection	10,333	—	—	—	10,333
Other	635	—	—	33	668
Standby letters of credit	408	—	36	—	444

Commitments to extend credit, including loan commitments, standby letters of credit, and commercial letters of credit do not necessarily represent future cash requirements since these commitments often expire without being drawn upon.

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

The risk-based standards classify capital into two tiers. Tier 1 capital consists of common shareholders’ equity, noncumulative and cumulative perpetual preferred stock, qualifying trust preferred securities and minority interests less intangibles, disallowed deferred tax assets and the unrealized market value adjustment of investment securities available-for-sale. Tier 2 capital consists of a limited amount of the allowance for loan and lease losses, perpetual preferred stock (not included in Tier 1), hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock.

In April 2009, the FFIEC issued additional instructions for reporting of direct credit substitutions that have been downgraded below investment grade. Included in the definition of a direct credit substitute are mezzanine and subordinated tranches of trust preferred securities and non-agency collateralized mortgage obligations. Adopting these instructions for the 2009 period results in an increase in total risk-weighted assets with an attendant decrease in the risk-based capital and Tier 1 risk-based capital ratios.

As a result of the decline in the value of the Bank’s trust preferred securities, the regulatory capital levels of the Bank have declined. As a result of investment downgrades by the rating agencies during 2010, all of the 32 trust preferred securities and the General Motors corporate securities were rated as “highly speculative grade” debt securities. As a consequence, the Bank is required to maintain higher levels of regulatory risk-based capital for these securities due to the greater perceived risk of default by the underlying bank and insurance company issuers. Specifically, regulatory guidance requires the Bank to apply a higher “risk weighting formula” for these securities to calculate its regulatory capital ratios. The result of that calculation increases the Bank’s risk-weighted assets for these securities to $84.8 million, well above the $36.9 million in amortized cost of these securities as of December 31, 2010, thereby significantly diluting the regulatory capital ratios.

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

Regardless of the trust preferred securities risk weighting, the Company met all capital adequacy requirements to which it was subject as of December 31, 2010 and December 31, 2009, as supported by the data in the following table. As of those dates, the Company was “well capitalized” under regulatory prompt corrective action provisions.

	Actual Regulatory		Regulatory Capital Ratio
	Capital Ratios as of:		requirements to be:
	Dec. 31,	Dec. 31,	Well	Adequately
	2010	2009	Capitalized	Capitalized

Total risk-based capital to risk-weighted assets	13.42%	13.22%	10.00%	8.00%
Tier I capital to risk-weighted assets	12.72%	12.54%	6.00%	4.00%
Tier I capital to average assets	9.59%	9.09%	5.00%	4.00%

Risk based capital standards require a minimum ratio of 8.00% of qualifying total capital to risk-adjusted total assets with at least 4.00% constituting Tier 1 capital. Capital qualifying as Tier 2 capital is limited to 100.00% of Tier 1 capital. All banks and bank holding companies are also required to maintain a minimum leverage capital ratio (Tier 1 capital to total average assets) in the range of 3.00% to 4.00%, subject to regulatory guidelines. Capital ratios remain within regulatory minimums for “well capitalized” financial institutions.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) require banking regulatory agencies to revise risk-based capital standards to ensure that they adequately account for the following additional risks: interest rate, concentration of credit, and non traditional activities. Accordingly, regulators will subjectively consider an institution’s exposure to declines in the economic value of its capital due to changes in interest rates in evaluating capital adequacy. The following table illustrates the Company’s components of risk weighted capital ratios and the excess over amounts considered well-capitalized at December 31:

	2010	2009
Tier 1 capital	$46,787	$46,015
Tier 2 capital	2,585	2,511

QUALIFYING CAPITAL	$49,372	$48,526

Risk-adjusted total assets(*)	$367,798	$367,083

Tier 1 risk- based capital excess	$24,719	$23,990
Total risk- based capital excess	12,592	11,818
Total leverage capital excess	22,406	20,696

(*) Includes off-balance sheet exposures

Average total assets for leverage capital purposes is calculated as average assets less intangibles, disallowed deferred tax assets and the net unrealized market value adjustment of year end investment securities available-for-sale, which averaged $487,620 and $506,376 for the years ended December 31, 2010 and December 31, 2009, respectively.

The Company’s Board of Directors declared a quarterly stock dividend of 1% payable on April 1, 2009 to shareholders of record as of March 9, 2009. The Board also opted to for go the quarterly cash dividend at that time, which most recently had been paid at the rate of $0.22 per share.

Regulations require that investments designated as available-for-sale are marked-to-market with corresponding entries to the deferred tax account and shareholders’ equity. Regulatory agencies, however, exclude these

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

adjustments in computing risk-based capital, as their inclusion would tend to increase the volatility of this important measure of capital adequacy. Additional information regarding regulatory matters can be found in the Notes to the Consolidated Financial Statements (NOTE 13).

REGULATORY MATTERS

On May 26, 2009, the Board of Directors of the Company and Cortland Banks adopted a resolution authorizing its President and Chief Executive Officer to enter into the Memorandum of Understanding (MOU) with the Federal Reserve Bank. The MOU, requires the Company and Cortland Banks to obtain the Federal Reserve’s approval prior to paying any dividends, incurring any debt and repurchasing any of its stock. Additional information regarding the MOU can be found in the Notes to the Consolidated Financial Statements (NOTE 19).

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

The following table shows the Company’s current estimate of interest rate sensitivity based on the composition of its balance sheet at December 31, 2010. For purposes of this analysis, short-term interest rates as measured by the federal funds rate and the prime lending rate are assumed to increase (decrease) gradually over the next twelve

CORTLAND BANCORP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS
(In thousands of dollars, except for per share amounts)

months reaching a level 300 basis points higher (lower) than the rates in effect at December 31, 2010. Under both the rising rate scenario and the falling rate scenario, the yield curve is assumed to exhibit a parallel shift.

During 2010, the Federal Reserve kept its target rate for overnight federal funds constant. At December 31, 2010, the difference between the yield on the ten-year Treasury and the three-month Treasury had decreased to a positive 318 from the positive 379 basis points that existed at December 31, 2009, indicating that the yield curve had become less steeply upward sloping. At December 31, 2010, rates peaked at the 30-year point on the Treasury yield curve. The yield curve remains positively sloping as interest rates continue to increase with a lengthening of maturities, with rates peaking at the long-end of the Treasury yield curve.

The base case against which interest rate sensitivity is measured assumes no change in short-term rates. The base case also assumes no growth in assets and liabilities and no change in asset or liability mix. Under these simulated conditions, the base case projects net interest income of $15,133 for the year ending December 31, 2011.

Simulated Net Interest Income Sensitivity
For the Twelve Months Ending December 31, 2011
	Net Interest
Change in Interest Rates	Income	$ Change	% Change
Graduated increase of +300 basis points	$16,610	$1,477	9.8%
Short-term rates unchanged (base case)	15,133
Graduated decrease of -300 basis points	12,642	(2,491)	(16.5)%

The level of interest rate risk indicated is within limits that management considers acceptable. However, given that interest rate movements can be sudden and unanticipated and are increasingly influenced by global events and circumstances beyond the purview of the Federal Reserve, no assurances can be made that interest rate movements will not impact key assumptions and parameters in a manner not presently embodied by the model.

It is management’s opinion that hedging instruments currently available are not a cost effective means of controlling interest rate risk for the Company. Accordingly, the Company does not currently use financial derivatives, such as interest rate options, swaps, caps, floors or other similar instruments.

IMPACT OF INFLATION

Consolidated financial information included herein has been prepared in accordance with U.S. Generally Accepted Accounting Principles, which require the Company to measure financial position and operating results in terms of historical dollars. Changes in the relative value of money due to inflation are generally not considered. Neither the price, timing or the magnitude of changes directly coincides with changes in interest rates.

INFORMATION AS TO STOCK PRICES AND DIVIDENDS OF CORTLAND BANCORP

OTHER INFORMATION

The Company files quarterly reports, (Forms 10-Q), an annual report (Form 10-K), current reports on Form 8-K and proxy statements, as well as any amendments to those reports with the Securities and Exchange Commission (SEC) pursuant to section 13(a) or (15)d of the Exchange Act. In 2011, the quarterly reports will be filed within 45 days of the end of each quarter, while the annual report is filed within 90 days of the end of the year. Any individual requesting copies of such reports may obtain these free of charge, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC by visiting our web site at www.cortland-banks.com or by writing to:

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

The Company’s stock trades on the NASDAQ OTC market under the symbol CLDB. The following brokerage firms are known to be relatively active in trading the Company’s stock:

Community Banc Investments, Inc.
26 East Main Street
New Concord, Ohio 43762
Telephone: 1-800-224-1013

Boenning & Scattergood
9916 Brewster Lane
Powell, OH 43065
Telephone: 866-326-3113

Morgan Stanley Smith Barney
5048 Belmont Ave.
Youngstown, Ohio 44505
Telephone: 330-759-6725

INFORMATION AS TO STOCK PRICES AND DIVIDENDS OF CORTLAND BANCORP

The following table shows the prices at which the common stock of the Company has actually been purchased and sold in market transactions during the periods indicated. The range of market price is compiled from data available through Yahoo Finance, Historical Prices. Also shown in the table are the dividends per share on the outstanding common stock. Figures shown for 2009 and 2008 have been adjusted to give retroactive effect to the 1% stock dividend paid as of April l, 2009 and January 1, 2009. As of March 22, 2011, the Company had approximately 1,618 shareholders of record.

HIGH OR LOW TRADING PRICE PER QUARTER
			Cash
	Price Per Share		Dividends
	High	Low	Per Share

2010

Fourth Quarter	$5.65	$5.01	$—
Third Quarter	5.25	4.55	—
Second Quarter	6.35	4.51	—
First Quarter	6.12	4.10	—
2009
Fourth Quarter	$4.70	$4.00	$—
Third Quarter	5.90	3.60	—
Second Quarter	6.95	4.10	—
First Quarter	12.38	3.00	—
2008
Fourth Quarter	$12.73	$8.56	$0.22
Third Quarter	13.97	11.77	0.21
Second Quarter	15.93	12.11	0.22
First Quarter	13.24	10.78	0.21

The Company did not pay a dividend in 2010.

For the convenience of shareholders, the Company has established a plan whereby shareholders may have their dividends automatically reinvested in the common stock of Cortland Bancorp. Participation in the plan is completely voluntary and shareholders may withdraw at any time.

For current stock prices you may access our home page at www.cortland-banks.com.

Stockholder and General Inquiries	Transfer Agent

Cortland Bancorp 194 West Main Street Cortland, Ohio 44410 (330) 637-8040 Attention: Deborah L. Eazor Vice President DLEazor@cortland-banks.com	Illinois Stock Transfer Shareholder Services (IST) 209 West Jackson Boulevard, Suite 903 Chicago, Illinois 60606 (312) 427-2953

Please contact our transfer agent directly for assistance in changing your address, elimination of duplicate mailings, transferring stock or replacing lost, stolen or destroyed stock certificates.

CORTLAND BANCORP

BOARD OF DIRECTORS

TIMOTHY K. WOOFTER
Chairman

JERRY A. CARLETON

TIMOTHY CARNEY

DAVID C. COLE

JAMES M. GASIOR

GEORGE E. GESSNER

JAMES E. HOFFMAN III

NEIL J. KABACK

JOSEPH E. KOCH

K. RAY MAHAN

RICHARD B. THOMPSON

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
Chief Operating Officer and
Corporate Secretary

DAVID C. COLE
Partner and President,
Cole Valley Pontiac-Cadillac

JAMES M. GASIOR
President and Chief Executive Officer

GEORGE E. GESSNER
Attorney

JAMES E. HOFFMAN III
Attorney

NEIL J. KABACK
Partner, Cohen & Company

JOSEPH E. KOCH
President, Joe Koch Construction

K. RAY MAHAN
President, Mahan Packing Co.

RICHARD B. THOMPSON
Executive, Therm-O-Link, Inc.

TIMOTHY K. WOOFTER
President, Stan-Wade Metal Products
and Chairman of the Board

*  *  *  *  *

WILLIAM A. HAGOOD
Director Emeritus

*  *  *  *  *

OFFICERS

JAMES M. GASIOR
President and Chief Executive Officer

TIMOTHY CARNEY
Executive Vice President,
Chief Operating Officer
and Corporate Secretary

DAVID J. LUCIDO
Senior Vice President and
Chief Financial Officer

STANLEY P. FERET
Senior Vice President and
Chief Lending Officer

STEVE TELEGO
Vice President

CRAIG M. PHYTHYON
Vice President

CHARLES J. COMMONS
Vice President

MARLENE LENIO
Vice President

JUDY RUSSELL
Vice President

KEITH MROZEK
Vice President

DEBORAH L. EAZOR
Vice President

JOAN M. FRANGIAMORE
Vice President

BARBARA R. SANDROCK
Vice President

WILLIAM J. HOLLAND
Vice President

DEAN S. EVANS
Vice President

NICHOLAS P. BERARDINO
Vice President

JOSEPH A. MARINO
Vice President

STANLEY MAGIELSKI
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
Middlefield, Ohio 44062
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